As filed with the Securities and Exchange Commission on July 22, 2021

Registration No. 333-256228

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RENEW ENERGY GLOBAL PLC

(Exact Name of Registrant as Specified in Its Charter)

United Kingdom	4911	98-1607117
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

C/O Vistra (UK) Ltd

3rd Floor

11-12 St James’s Square

London SW17 4LB

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street,

18th floor

New York, New York 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sharon Lau Rajiv Gupta Latham & Watkins LLP 9 Raffles Place #42-02 Republic Plaza Singapore 048619 +65 6536-1161	Ryan J. Maierson Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400	Scott V. Simpson Lorenzo Corte Skadden, Arps, Slate, Meagher & Flom (UK) LLP 40 Bank Street London E14 5DS +44 20 7519 7040

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the share offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per unit(3)	Proposed maximum aggregate offering price	Amount of registration fee(4)
ReNew Global Class A Shares(5)	34,500,000	$9.88	$340,860,000	$37,187.83
RMG II Adjusted Warrants to purchase ReNew Global Class A Shares(6)	11,500,000
ReNew Global Class A shares issuable on exercise of RMG II Adjusted Warrants(7)	12,555,227	$11.87	$149,074,000.49	$16,263.97
ReNew Global Class A Shares issuable under the 2021 Incentive Award Plan(8)
—Series 1	796,197	$1.33	$1,058,942.01	$115.53
—Series 2	653,844	$1.75	$1,144,227.00	$124.84
—Series 3	823,463	$2.73	$2,248,053.99	$245.26
—Series 4	7,715,402	$4.53	$34,950,771.06	$3,813.13
—Series 5	1,160,460	$5.33	$6,185,251.80	$674.81
—Series 6	248,670	$5.33	$1,325,411.10	$144.60
—Series 7	506,210	$5.53	$2,799,341.30	$305.41
—Series 8	91,179	$5.56	$506,955.24	$55.31
—Series 9	29,012	$10.00	$290,120.00	$31.65
—Series 10	53,007,223	$10.00	$530,072,230.00	$57,830.88
Total	123,586,887		$1,070,515,303.99	$116,793.22(9)

(1)

The number of Class A ordinary shares, nominal value of $0.0001, or “ReNew Global Class A Shares,” of ReNew Energy Global plc, or “ReNew Global” and warrants, or “RMG II Adjusted Warrants,” to purchase ReNew Global Class A Shares being registered is based upon an estimate of the maximum number of Class A ordinary shares, par value $0.0001, or “RMG II Class A Shares,” of RMG Acquisition Corporation II, or “RMG II,” that will be outstanding immediately prior to the Business Combination (as defined herein) and exchanged for one ReNew Global Class A Share.

(2)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

In accordance with Rule 457(f)(1) and Rule 457(c), as applicable, based on (i) in respect of ReNew Global Class A Shares issued to RMG II security holders, the average of the high ($9.91) and low ($9.85) prices of the shares of ReNew Global Class A Shares on the Nasdaq Capital Market, or “Nasdaq,” on May 12, 2021, and (ii) in respect of RMG II Adjusted Warrants, the sum of (a) the average of the high ($1.39) and low ($1.29) prices for the warrants of RMG II, or the “RMG II Warrants,” on Nasdaq on May 12, 2021 and (b) $11.50, the exercise price of the RMG II Warrants, divided by 1.0917589, the number of ReNew Global Class A Shares to be issued in exchange for the exercise of an RMG II Adjusted Warrant, resulting in a combined maximum offering price per warrant of $11.90. The maximum number of RMG II Adjusted Warrants and ReNew Global Class A Shares issuable upon exercise of the RMG II Adjusted Warrants are being simultaneously registered hereunder. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the RMG II Adjusted Warrants has been allocated to the underlying ReNew Global Class A Shares and those ReNew Global Class A Shares are included in the registration fee.

(4)	Calculated pursuant to Rule 457 of the Securities Act of 1933, as amended, or the “Securities Act” by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0001091.
(5)

Consists of ReNew Global Class A Shares issuable in exchange for outstanding RMG II Class A Shares, including RMG II Class A Ordinary Shares included in the outstanding units of RMG II, or “RMG II Units,” each RMG II Unit consisting of one RMG II Class A Share and one-third of one warrant of RMG II, each whole warrant to purchase one RMG II Class A Share at an exercise price of $11.50 per share, or “RMG II Warrants.”

(6)	Consists of RMG II Adjusted Warrants held by those entities other than RMG Sponsor II, LLC, or “RMG Sponsor II.”
(7)

Consists of the ReNew Global Class A Shares issuable upon exercise of the RMG II Adjusted Warrants held by those entities other than RMG Sponsor II. Each such RMG II Adjusted Warrant will entitle the warrant holder to purchase 1.0917589 ReNew Global Class A Shares at a price of $11.50 per 1.0917589 shares (subject to adjustment).

(8)

Consists of ReNew Global Class A Shares issuable under the 2021 Incentive Award Plan. For more details on the plan see “Management of ReNew Global Following the Business Combination—2021 Incentive Award Plan.”

(9)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED             , 2021

LETTER TO SHAREHOLDERS OF RMG ACQUISITION CORPORATION II

RMG Acquisition Corporation II

57 Ocean, Suite 403

5775 Collins Avenue

Miami Beach, Florida 33140

Dear RMG Acquisition Corporation II Shareholder:

You are cordially invited to attend an extraordinary general meeting of RMG Acquisition Corporation II, a Cayman Islands exempted company, or “RMG II,” which will be held on August 16, 2021 at 9:00 a.m., Eastern time, at https://www.cstproxy.com/rmgii/2021 and at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at One Manhattan West, New York, New York 10001-8602, or the “RMG II General Meeting,” In light of ongoing developments related to coronavirus, or “COVID-19”, after careful consideration, RMG II has determined that the meeting will be a hybrid virtual meeting conducted via live webcast in order to facilitate shareholder attendance and participation while safeguarding the health and safety of RMG II’s shareholders, directors and management team. For the purposes of Cayman Islands law and the amended and restated memorandum and articles of association of RMG II, the physical location of the meeting shall be at the offices of Skadden, Arps, Slate, Meagher & Flom LLP at One Manhattan West, New York, New York 10001-8602.

On February 24, 2021, RMG II, ReNew Power Private Limited, a company with limited liability incorporated under the laws of India, or “ReNew India,” Philip Kassin, solely in the capacity as the representative for the shareholders of RMG II, or the “RMG II Representative,” ReNew Energy Global plc (formerly known as ReNew Energy Global Limited), a public limited company registered in England and Wales with registered number 13220321, or “ReNew Global,” ReNew Power Global Merger Sub, a Cayman Islands exempted company, which is a wholly-owned subsidiary of ReNew Global, or “ Merger Sub,” and certain shareholders of ReNew India, or the “Major Shareholders,” entered into a Business Combination Agreement, or as amended from time to time, the “Business Combination Agreement,” pursuant to which several transactions will occur, and in connection therewith, ReNew Global will be the ultimate parent company of ReNew India and RMG II, or the “Business Combination.”

At the RMG II General Meeting, RMG II shareholders will be asked to consider and vote upon a proposal, as an ordinary resolution, to adopt the Business Combination Agreement and approve the terms thereto, or the “Business Combination Proposal” or “Proposal No. 1,” a copy of which is attached to the accompanying proxy statement/prospectus as Annex A.

In addition to the Business Combination Proposal, RMG II shareholders will be asked to consider and vote upon a proposal, as a special resolution, to approve the Merger and the plan of merger between RMG II and Merger Sub in the form tabled at the RMG II General Meeting, or the “Merger Proposal” or “Proposal No. 2,” which will be substantially in the form attached to the accompanying proxy statement/prospectus as Annex B, or the “Plan of Merger.”

In addition to the Business Combination Proposal and the Merger Proposal, RMG II shareholders are being asked to consider and vote on a proposal, as a special resolution, to approve the form of the amended and restated memorandum and articles of association of RMG II, a copy of which is attached as an exhibit to the accompanying proxy statement/prospectus as Annex C, or the “Memorandum and Articles of Association Proposal” or “Proposal No. 3.” The amended and restated memorandum and articles of association present no material change from the current amended and restated memorandum and articles of association of RMG II. The approval of the Business Combination Proposal and the Merger Proposal is a condition to the adoption of the Amended and Restated Memorandum and Articles of Association Proposal. Accordingly, if the Business Combination Proposal and the Merger Proposal are not approved, the Amended and Restated Memorandum and Articles of Association Proposal will not be presented at the RMG II General Meeting.

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, upon consummation of the Business Combination, among other things:

•	RMG II will merge with and into Merger Sub, or the “Merger,” with RMG II as the surviving company in the merger and RMG II will become a wholly owned subsidiary of ReNew Global;

•

in connection with the Merger, (a) each outstanding RMG II Class B ordinary share, par value $0.0001 per share, or “RMG II Class B Share,” will be converted to an RMG II Class A ordinary share, par value $0.0001 per share, or “RMG II Class A Shares” and together with the RMG II Class B Shares, the “RMG II Ordinary Shares,” (b) each outstanding RMG II Class A ordinary share will be automatically exchanged for one ReNew Global Class A Share, or “ReNew Global Class A Shares,” (b) each outstanding warrant of RMG II will remain outstanding and will be automatically adjusted to entitle the holder to purchase 1.0917589 ReNew Global Class A Shares at a price of $11.50 per 1.0917589 ReNew Global Class A Shares, or “RMG II Adjusted Warrant”; and

•

following the Merger, subject to the terms and conditions set forth in the Business Combination Agreement, each Major Shareholder will transfer their ReNew India Ordinary Shares to ReNew Global in exchange for a certain number and class of shares in ReNew Global and/or cash consideration, as described in the Business Combination Agreement.

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, RMG II and ReNew Global entered into Subscription Agreements, or the “Subscription Agreements,” with certain investors, or the “PIPE Investors,” pursuant to which the PIPE Investors agreed to subscribe for and purchase, and ReNew Global agreed to issue and sell to such PIPE Investors, an aggregate of 85,500,000 ReNew Global Class A Shares at $10.00 per share for gross proceeds of $855,000,000, or the “PIPE Subscription,” on the date of the Merger. The ReNew Global Class A Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. ReNew Global will grant the PIPE Investors certain registration rights in connection with the PIPE Subscription. The PIPE Subscription is contingent upon, among other things, the closing of the Business Combination.

In addition to the Business Combination Proposal, the Merger Proposal and the Memorandum and Articles of Association Proposal, RMG II shareholders are being asked to consider and vote on a proposal, as an ordinary resolution, to adjourn the RMG II General Meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to RMG II shareholders or, if as of the time for which the RMG II General Meeting is scheduled, there are insufficient RMG II Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the RMG II General Meeting, (B) in order to solicit additional proxies from RMG II shareholders in favor of the Business Combination Proposal, or (C) if RMG II shareholders redeem an amount of RMG II Class A ordinary shares such that the condition, or the “Minimum Cash Condition,” to each party’s obligation to consummate the Business Combination that the amount of cash in the Trust Account (net of the aggregate amount of cash required to satisfy any exercise by RMG II shareholders of their right to have RMG II redeem their RMG II Class A Shares in connection with the Business Combination, or the “Cash Redemption Amount”) together with the proceeds from the PIPE Subscription, or the “PIPE Investment Amount,” (net of any unpaid RMG II Expenses as defined in the Business Combination Agreement) is not at least $650,000,000, or the “Adjournment Proposal” or “Proposal No. 4.” The Adjournment Proposal will only be presented to RMG II shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, or in the event that RMG II shareholders redeem an amount of RMG II Class A Shares such that the Minimum Cash Condition would not be satisfied. Each of these proposals is more fully described in this proxy statement/prospectus, which each shareholder is encouraged to read carefully.

The RMG II Class A Shares, RMG II Units and RMG II public warrants are currently listed on the Nasdaq Capital Market, or “Nasdaq,” under the symbols “RMGB,” “RMGBU” and “RMGBW,” respectively. Upon the closing of the Business Combination, the RMG II securities will be delisted from Nasdaq. ReNew Global intends to apply to list the ReNew Global Class A Shares and RMG II Adjusted Warrants on Nasdaq under the symbols

“RNW” and “RNWW,” respectively, upon the closing of the Business Combination. RMG II cannot assure you that the ReNew Global Class A Shares or RMG II Adjusted Warrants will be approved for listing on Nasdaq.

Investing in ReNew Global’s securities involves a high degree of risk. See “Risk Factors” beginning on page 64 of the accompanying proxy statement/prospectus for a discussion of information that should be considered in connection with an investment in ReNew Global’s securities.

With respect to RMG II and the holders of the RMG II Ordinary Shares, the accompanying proxy statement/prospectus serves as a:

•

proxy statement for the extraordinary general meeting of RMG II shareholders being held on August 16, 2021, where RMG II shareholders will vote on, among other things, a proposal to adopt the Business Combination Agreement and approve the Business Combination and the Merger; and

•	prospectus for the ReNew Global Class A Shares and RMG II Adjusted Warrants that RMG II shareholders and public warrant holders will receive in the Business Combination.

Pursuant to the RMG II amended and restated memorandum and articles of association, RMG II is providing its public shareholders with the opportunity to redeem, upon the closing of the Business Combination, the RMG II Class A Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the Trust Account that holds the proceeds (including interest accrued thereon, which shall be net of taxes payable, expenses relating to the administration of the trust account and limited withdrawals for working capital), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any) of the RMG II IPO and certain of the proceeds of the sale of the Private Placement Warrants. Redemptions referred to herein will take effect as repurchases under the RMG II amended and restated memorandum and articles of association. The per-share amount RMG II will distribute to investors who properly redeem their RMG II Class A Shares will not be reduced by the aggregate deferred underwriting commission of $12,075,000 that RMG II will pay to the underwriters of the RMG II IPO or transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $345,011,212.31 as of July 20, 2021, the estimated per RMG II Class A Share redemption price would have been approximately $10.00. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental Stock Transfer & Trust, or the “RMG II Transfer Agent,” in order to validly redeem its shares. Public shareholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the outstanding RMG II Class A Shares (i.e., in excess of 5,175,000 RMG II Class A Shares). RMG II has no specified maximum redemption threshold under its amended and restated memorandum and articles of association, other than the aforementioned 15% threshold, but we are not permitted to redeem RMG II Class A Shares in an amount that would result in RMG II’s failure to have net tangible assets of at least $5,000,001. Each redemption of RMG II Class A Shares by RMG II’s public shareholders will reduce the amount in the Trust Account. The Business Combination Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (net of the Cash Redemption Amount) together with the proceeds from the PIPE Subscription (net of any unpaid RMG II Expenses as defined in the Business Combination Agreement) being at least $650,000,000.

The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of RMG II Class A Shares by RMG II’s public shareholders, the Minimum Cash Condition is not met or is not waived, then each of ReNew India and the Major Shareholders may elect not to consummate the Business Combination. In addition, in no event will RMG II redeem the RMG II Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in the RMG II amended and restated memorandum and articles of association. Holders of outstanding RMG II public warrants do not have redemption rights in connection with the Business

Combination. Unless otherwise specified, the information in the accompanying proxy statement/prospectus assumes that none of RMG II’s public shareholders exercise their redemption rights with respect to their RMG II Class A Shares. For more information about the factors that affect the assumptions above, please see the section entitled “Beneficial Ownership of Securities.”

RMG II is providing the accompanying proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the RMG II General Meeting and at any adjournments or postponements of the RMG II General Meeting. Information about the RMG II General Meeting, the Business Combination and other related business to be considered by the RMG II shareholders at the RMG II General Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the RMG II General Meeting, all RMG II shareholders are urged to read carefully the accompanying proxy statement/prospectus, including the Annexes and the accompanying financial statements of ReNew Global, RMG II and ReNew India carefully and in their entirety. In particular, you are urged to read carefully the section entitled “Risk Factors” beginning on page 63 of the accompanying proxy statement/prospectus.

After careful consideration, the RMG II Board has approved the Business Combination Agreement and the Business Combination, and recommends that RMG II shareholders vote “FOR” adoption of the Business Combination Agreement and approval of the Business Combination and the Merger, and “FOR” all other proposals presented to RMG II shareholders in the accompanying proxy statement/prospectus. When you consider the RMG II Board’s recommendation of these proposals, you should keep in mind that certain RMG II’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. Please see the section entitled “The Business Combination—Interests of Certain Persons in the Business Combination” in the accompanying proxy statement/prospectus for additional information.

Approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the RMG II Ordinary Shares that are entitled to vote and are voted at the RMG II General Meeting. Approval of the Merger Proposal requires the affirmative vote of holders of at least two-thirds of the RMG II Ordinary Shares that are entitled to vote and are voted at the RMG II General Meeting. Approval of the Memorandum and Articles of Association Proposal requires the affirmative vote of holders of at least two-thirds of the RMG II Ordinary Shares that are entitled to vote and are voted at the RMG II General Meeting. Approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the RMG II Ordinary Shares that are entitled to vote and are voted at the RMG II General Meeting.

Your vote is very important. Whether or not you plan to attend the RMG II General Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to ensure that your shares are represented at the RMG II General Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the RMG II General Meeting. The transactions contemplated by the Business Combination Agreement will be consummated only if the Business Combination Proposal, the Merger Proposal and the Memorandum and Articles of Association Proposal are approved at the RMG II General Meeting. The closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal, the Merger Proposal and the Memorandum and Articles of Association Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the RMG II General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the RMG II General Meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the RMG II General Meeting. If you are a shareholder of record and you attend the RMG II General Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT RMG II REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO THE RMG II TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE INITIALLY SCHEDULED VOTE AT THE RMG II GENERAL MEETING. THE REDEMPTION RIGHTS INCLUDE THE REQUIREMENT THAT A HOLDER MUST IDENTIFY HIMSELF, HERSELF OR ITSELF IN WRITING AS A BENEFICIAL HOLDER AND PROVIDE HIS, HER OR ITS LEGAL NAME, PHONE NUMBER AND ADDRESS TO THE RMG II TRANSFER AGENT IN ORDER TO VALIDLY REDEEM HIS, HER OR ITS SHARES. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE RMG II TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of the RMG II Board, I would like to thank you for your support of RMG Acquisition Corporation II and look forward to a successful completion of the Business Combination.

Sincerely,

Robert S. Mancini
Chairman of the Board of Directors

                , 2021

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated                 , 2021, and is expected to be first mailed or otherwise delivered to RMG II shareholders on or about                , 2021.

ADDITIONAL INFORMATION

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by ReNew Global, RMG II or ReNew India. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of ReNew Global, RMG II or ReNew India since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

NOTICE OF EXTRAORDINARY GENERAL MEETING

OF RMG ACQUISITION CORPORATION II

TO BE HELD AUGUST 16, 2021

To the Shareholders of RMG Acquisition Corporation II:

NOTICE IS HEREBY GIVEN that the extraordinary general meeting of RMG Acquisition Corporation II, a Cayman Islands exempted company, or “RMG II,” which will be held on August 16, 2021 at 9:00 a.m., Eastern time, at https://www.cstproxy.com/rmgii/2021 and at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at One Manhattan West, New York, New York 10001-8602, or the “RMG II General Meeting.” In light of ongoing developments related to coronavirus, or “COVID-19,” after careful consideration, RMG II has determined that the meeting will be a hybrid virtual meeting conducted via live webcast in order to facilitate shareholder attendance and participating while safeguarding the health and safety of RMG II’s shareholders, directors and management team. For the purposes of Cayman Islands law and the amended and restated memorandum and articles of association of RMG II, the physical location of the meeting shall be at the offices of Skadden, Arps, Slate, Meagher & Flom LLP at One Manhattan West, New York, New York 10001-8602. You are cordially invited to attend the RMG II General Meeting to conduct the following items of business and/or consider, and if thought fit, approve the following resolutions:

1.

Business Combination Proposal—RESOLVED, as an ordinary resolution, or the “Business Combination Proposal” or “Proposal No. 1,” that the Business Combination Agreement, dated as of February 24, 2021, as it may be amended from time to time, the “Business Combination Agreement,” a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, by and among RMG II, ReNew Power Private Limited, a company with limited liability incorporated under the laws of India, or “ReNew India,” Philip Kassin, solely in the capacity as the representative for the shareholders of RMG II, or the “RMG II Representative,” ReNew Energy Global plc (formerly known as ReNew Energy Global Limited), a public limited company registered in England and Wales with registered number 13220321, or “ReNew Global,” ReNew India Power Global Merger Sub, a Cayman Islands exempted company, or “Merger Sub,” and certain shareholders of ReNew India, or the “Major Shareholders,” pursuant to which several transactions will occur, and in connection therewith, ReNew Global will be the ultimate parent company of ReNew India and RMG II, or the “Business Combination,” and RMG II’s entry into the Business Combination Agreement and transactions contemplated thereby be confirmed, ratified and approved in all respects.

2.

The Merger Proposal—RESOLVED, as a special resolution, or the “Merger Proposal” or “Proposal No. 2,” that (i) RMG II be authorized to merge with Merger Sub with RMG II surviving, and all the undertakings, property and liabilities of Merger Sub vest in RMG II by virtue of the merger by virtue of the merger pursuant to the Companies Act (As Revised) of the Cayman Islands, (ii) the Plan of Merger in the form annexed to the proxy statement/prospectus in respect of the RMG II General Meeting as Annex B, or the “Plan of Merger,” be authorized, approved and confirmed in all respects and RMG II be authorized to enter into the Plan of Merger, (iii) the Plan of Merger be executed by any director of RMG II for and on behalf of RMG II and any director of RMG II or Maples, on behalf of Maples Corporate Services Limited, be authorized to submit the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands, and (iv) all actions taken and any documents or agreements executed, signed or delivered prior to or after the date hereof by any director or officer of RMG II in connection with the Transactions be approved, ratified and confirmed in all respects.

3.

Memorandum and Articles of Association Proposal—RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of RMG II currently in effect be amended and restated substantially in the form of amended and restated memorandum and articles of association of RMG II, which is attached as an exhibit to the accompanying proxy statement/prospectus as Annex C, or the “Memorandum and Articles of Association Proposal” or “Proposal No. 3.” The amended and restated memorandum and articles of association present no material change from the current amended and restated memorandum and articles of association of RMG II.

4.

Adjournment Proposal—RESOLVED, as an ordinary resolution, to adjourn the RMG II General Meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to RMG II shareholders or, if as of the time for which the RMG II General Meeting is scheduled, there are insufficient RMG II Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the RMG II General Meeting, (B) in order to solicit additional proxies from RMG II shareholders in favor of the Business Combination Proposal, or (C) if RMG II shareholders redeem an amount of RMG II Class A Shares such that the condition, or the “Minimum Cash Condition,” to each party’s obligation to consummate the Business Combination that the amount of cash in the Trust Account (net of the aggregate amount of cash required to satisfy any exercise by RMG II shareholders of their right to have RMG II redeem their RMG II Class A Shares in connection with the Business Combination, or the “Cash Redemption Amount”) together with the proceeds from the PIPE Subscription, or the “PIPE Investment Amount,” (net of any unpaid RMG II Expenses as defined in the Business Combination Agreement) is not at least $650,000,000, or the “Adjournment Proposal” or “Proposal No. 4.”

The record date for the RMG II General Meeting for RMG II shareholders that hold their shares in “street name” is July 20, 2021. For RMG II shareholders holding their shares in “street name,” only shareholders at the close of business on that date may vote at the RMG II General Meeting or any adjournment thereof. For the avoidance of doubt, the record date does not apply to RMG II shareholders that hold their shares in registered form and are registered as shareholders in RMG II’s register of members. RMG II shareholders that hold their shares in registered form are entitled to one vote on each proposal presented at the RMG II General Meeting for each RMG II Ordinary Share held on the date of the RMG II General Meeting.

As further described in this proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, upon consummation of the Business Combination, among other things:

•	RMG II will merge with and into Merger Sub, or the “Merger,” with RMG II as the surviving company in the merger and RMG II will become a wholly owned subsidiary of ReNew Global;

•

in connection with the Merger, (a) each RMG II Class A ordinary share and RMG II Class B ordinary share, or “RMG II Class A Shares” and “RMG II Class B Shares,” respectively and collectively, the “RMG II Ordinary Shares,” will be automatically exchanged for one ReNew Global Class A Share, or “ReNew Global Class A Shares,” (b) each outstanding warrant of RMG II will remain outstanding and will be automatically adjusted to entitle the holder to purchase 1.0917589 ReNew Global Class A Shares at a price of $11.50 per 1.0917589 shares, or “RMG II Adjusted Warrant”; and

•

following the Merger, subject to the terms and conditions set forth in the Business Combination Agreement, each Major Shareholder shall transfer their ReNew India Ordinary Shares to ReNew Global in exchange for a certain number and class of shares in ReNew Global, or the “Share Exchange,” as described in the Business Combination Agreement.

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, RMG II and ReNew Global entered into Subscription Agreements, or the “Subscription Agreements,” with certain investors, or the “PIPE Investors,” pursuant to which the PIPE Investors agreed to subscribe for and purchase, and ReNew Global agreed to issue and sell to such PIPE Investors, an aggregate of 85,500,000 ReNew Global Class A Shares at $10.00 per share for gross proceeds of $855,000,000, or the “PIPE Subscription,” on the date of the Merger. The ReNew Global Class A Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. ReNew Global will grant the PIPE Investors certain registration rights in connection with the PIPE Subscription. The PIPE Subscription is contingent upon, among other things, the closing of the Business Combination.

The above matters are more fully described in this proxy statement/prospectus, which also includes, as Annex A, a copy of the Business Combination Agreement. You are urged to read carefully this proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements of ReNew Global, RMG II and ReNew India.

Pursuant to the RMG II amended and restated memorandum and articles of association, RMG II is providing its public shareholders with the opportunity to redeem, upon the closing of the Business Combination, RMG II

Class A Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the Trust Account that holds the proceeds (including interest accrued thereon, which shall be net of taxes payable, expenses relating to the administration of the trust account and limited withdrawals for working capital), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any) of the RMG II IPO and certain of the proceeds of the sale of the Private Placement Warrants. Redemptions referred to herein will take effect as repurchases under the RMG II amended and restated memorandum and articles of association. The per-share amount RMG II will distribute to investors who properly redeem their RMG II Class A Shares will not be reduced by the aggregate deferred underwriting commission of $12,075,000 that RMG II will pay to the underwriters of the RMG II IPO or transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $345,011,212.31 as of July 20, 2021, the estimated per RMG II Class A Share redemption price would have been approximately $10.00. The redemption rights include the requirement that a holder must identify himself, herself or itself in writing as a beneficial holder and provide his, her or its legal name, phone number and address to the RMG II Transfer Agent in order to validly redeem his, her or its shares. Public shareholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public shareholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the outstanding RMG II Class A Shares (i.e., in excess of 5,175,000 RMG II Class A Shares). RMG II has no specified maximum redemption threshold under its amended and restated memorandum and articles of association, other than the aforementioned 15% threshold, but we are not permitted to redeem RMG II Class A Shares in an amount that would result in RMG II’s failure to have net tangible assets of at least $5,000,001. Each redemption of RMG II Class A Shares by RMG II’s public shareholders will reduce the amount in the Trust Account. The Business Combination Agreement provides that each party’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (net of the Cash Redemption Amount) together with the Aggregate PIPE Proceeds (net of any unpaid RMG II Expenses as defined in the Business Combination Agreement) being at least $650,000,000.

The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of RMG II Class A Shares by RMG II’s public shareholders, the Minimum Cash Condition is not met or is not waived, then each of ReNew India and the Major Shareholders may elect not to consummate the Business Combination. In addition, in no event will RMG II redeem the RMG II Class A Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as provided in the RMG II amended and restated memorandum and articles of association. Holders of outstanding RMG II public warrants do not have redemption rights in connection with the Business Combination. Unless otherwise specified, the information in the accompanying proxy statement/prospectus assumes that none of RMG II’s public shareholders exercise their redemption rights with respect to their RMG II Class A Shares. For more information about the factors that affect the assumptions above, please see the section entitled “Beneficial Ownership of Securities.”

The closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal, the Merger Proposal and the Memorandum and Articles of Association Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

Approval of the Merger Proposal and the Memorandum and Articles of Association Proposal requires the affirmative vote of holders of at least two-thirds of the RMG II Ordinary Shares that are entitled to vote and are voted at the RMG II General Meeting. Approval of the Business Combination Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the RMG II Ordinary Shares that are entitled to vote and are voted at the RMG II General Meeting. The RMG II Board recommends that you vote “FOR” each of these proposals.

By Order of the Board of Directors

Robert S. Mancini
Chairman of the Board of Directors

New York, New York

                , 2021

i

ANNEXES

ii

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission, or the “SEC,” by ReNew Energy Global plc, or “ReNew Global,” which constitutes a prospectus of ReNew Global under Section 5 of the U.S. Securities Act of 1933, as amended, or the “Securities Act,” with respect to the ReNew Global Shares to be issued to RMG shareholders, the RMG II Adjusted Warrants to be issued to RMG II Warrant holders and the ReNew Global Shares underlying such RMG II Adjusted Warrants if the Business Combination described herein is consummated. This document also constitutes a notice of the extraordinary general meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, or the “Exchange Act,” with respect to the extraordinary general meeting of RMG at which RMG shareholders will be asked to consider and vote upon a proposal to approve the Business Combination by the adoption of the Business Combination Agreement, among other matters.

Unless otherwise indicated, references to a particular “fiscal year” are to ReNew India’s fiscal year ended March 31 of that year. ReNew India’s fiscal quarters end on June 30, September 30 and December 31. After the Business Combination, ReNew Global’s financial year will end on March 31 each year and its fiscal quarters will be on June 30, September 30 and December 31.

References to a year other than a “Fiscal” or “fiscal year” are to the calendar year ended December 31. References to “U.S. Dollars” and “$” in this proxy statement/prospectus are to United States dollars, the legal currency of the United States. References to “Indian Rupee,” “INR” and “Rs.” in this proxy statement/prospectus are to the Indian Rupee, the legal currency of India. References to “Euro” or “€” and “Pound Sterling” or “£” in this proxy statement/prospectus, are to each of the legal currency of the European Union, or the “EU,” and the United Kingdom, respectively. Any discrepancies in any table between totals and sums of the amounts listed are due to rounding. Certain amounts and percentages have been rounded; consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100% due to rounding. In particular and without limitation, amounts expressed in millions contained in this prospectus have been rounded to a single decimal place for the convenience of readers.

FINANCIAL STATEMENT PRESENTATION

RMG II

The historical financial statements of RMG II were prepared in accordance with U.S. GAAP and are denominated in U.S. Dollars.

ReNew India

ReNew India’s audited consolidated financial statements as of and for the years ended March 31, 2019, 2020 and 2021 included in this proxy statement/prospectus have been prepared in accordance with International Financial Reporting Standards, or “IFRS,” as issued by the International Accounting Standards Board, or “IASB,” and are reported in Indian Rupees.

ReNew India refers in various places in this proxy statement/prospectus to non-IFRS financial measures, EBITDA and EBITDA margin which are more fully explained in “Selected Historical Financial Information—Other Financial Data”. The presentation of the non-IFRS information is not meant to be considered in isolation or as a substitute for ReNew India’s audited consolidated financial results prepared in accordance with IFRS.

ReNew Global

ReNew Global was incorporated on February 23, 2021 for the purpose of effectuating the transactions described herein. ReNew Global has no material assets and does not operate any businesses. Accordingly, no financial statements of ReNew Global have been included in this proxy statement/prospectus.

The Business Combination is made up of the series of transactions within the Business Combination Agreement as described elsewhere within this proxy statement/prospectus. The transactions will be accounted for as a reverse recapitalization, and acquisition accounting does not apply. Consequently, there will be no goodwill or other intangible assets recorded, in accordance with IFRS. Under reverse recapitalization, ReNew Global and RMG II will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the transactions will be treated as the equivalent of ReNew India issuing ordinary shares for the net assets of ReNew Global and RMG II at fair value, accompanied by a recapitalization.

Following the Business Combination, ReNew Global will qualify as a Foreign Private Issuer and will prepare its financial statements in accordance with IFRS as issued by IASB denominated in Indian Rupees. Accordingly, the unaudited pro forma condensed combined financial information and the comparative per share information that will be presented in this proxy statement/prospectus will be prepared in accordance with Article 11 of Regulation S-X and denominated in Indian Rupees.

EXCHANGE RATE PRESENTATION

ReNew India reports its financial results in Indian Rupees and its functional currency is also Indian Rupees. Solely for the convenience of the reader, this proxy statement/prospectus contains translations of certain Indian Rupee amounts into U.S. Dollars at specified rates. Except as otherwise stated in this proxy statement/prospectus, all translations from Indian Rupees to U.S. Dollars are based on the rates of Rs. 73.5047 per $1.00 being the closing exchange rate published by the Reserve Bank of India as of March 31, 2021. No representation is made that the Indian Rupee amounts referred to in this proxy statement/prospectus could have been or could be converted into U.S. Dollars at such rates or any other rates.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this proxy statement/prospectus concerning ReNew India’s industry and the regions in which it operates, including ReNew India’s general expectations and market position, market opportunity, market share and other management estimates, is based on information obtained from various independent publicly available sources and reports provided to ReNew India (including reports from IHS Markit (defined below)). ReNew India commissioned IHS Markit to prepare and provide information relating to its industry, which has been extracted and included in this prospectus. ReNew India has not independently verified the accuracy or completeness of any third-party information. Similarly, internal surveys, industry forecasts and market research, which ReNew India believes to be reliable based upon its management’s knowledge of the industry, have not been independently verified. While ReNew India believes that the market data, industry forecasts and similar information included in this proxy statement/prospectus are generally reliable, such information is inherently imprecise. Forecasts and other forward-looking information obtained from third parties are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. In addition, assumptions and estimates of ReNew India’s future performance and growth objectives and the future performance of its industry and the markets in which it operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of ReNew India’s Financial Condition and Results of Operations” in this proxy statement/prospectus.

The IHS Markit reports, data and information referenced herein, or the “IHS Markit Materials,” are the copyrighted property of IHS Markit Ltd., and its subsidiaries, or “IHS Markit,” and represent data, research, opinions or viewpoints published by IHS Markit, and are not representations of fact. The IHS Markit Materials speaks as of the original publication date thereof and not as of the date of this document. The information and opinions expressed in the IHS Markit Materials are subject to change without notice and IHS Markit has no duty or responsibility to update the IHS Markit Materials. Moreover, while the IHS Markit Materials reproduced herein are from sources considered reliable, the accuracy and completeness thereof are not warranted, nor are the opinions and analyses which are based upon it. IHS Markit is a trademark of IHS Markit. Other trademarks appearing in the IHS Markit Materials are the property of IHS Markit or their respective owners.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

ReNew India and its respective subsidiaries own or have rights to trademarks and trade names that they use in connection with the operation of their business. In addition, their names, logos and website names and addresses are their trademarks. All other trademarks or trade names appearing in this proxy statement/prospectus are, to ReNew Global’s knowledge, the property of their respective owners. Solely for convenience, in some cases, the trademarks and trade names referred to in this proxy statement/prospectus are listed without the applicable ™ and symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks and trade names.

FREQUENTLY USED TERMS

In this proxy statement/prospectus:

“2020 Electricity Rules” means the Electricity (Rights to Consumers) Rules, 2020.

“2022 Masala Bonds” refers to the 10.629% Senior Secured Bonds due February 8, 2022, in an aggregate principal amount of Rs. 31,800,000,000 issued on February 17, 2017, and entered in to by ReNew Solar Energy (Karnataka) Private Limited, ReNew Solar Energy (TN) Private Limited, ReNew Wind Energy (Karnataka) Private Limited, ReNew Wind Energy (MP Two) Private Limited, ReNew Wind Energy (Rajkot) Private Limited, ReNew Wind Energy (Shivpur) Private Limited and ReNew Wind Energy (Welturi) Private Limited.

“2022 Notes” refers to the 6.45% Senior Secured Notes due September 27, 2022, in an aggregate principal amount of $300,000,000 issued on September 12, 2019.

“2024 Notes” refers to the 6.67% Senior Secured Notes due March 12, 2024, in an aggregate principal amount of $525,000,000 issued on March 12, 2019, March 26, 2019 and October 3, 2019, and entered in to by Kanak Renewables Limited, Rajat Renewables Limited, ReNew Clean Energy Private Limited, ReNew Saur Urja Private Limited, ReNew Solar Energy (Telangana) Private Limited, ReNew Wind Energy (Budh 3) Private Limited, ReNew Wind Energy (Devgarh) Private Limited and ReNew Wind Energy (Rajasthan 3) Private Limited.

“2027 Notes” refers to the 5.875% Senior Secured Notes due March 5, 2027, in an aggregate principal amount of $450,000,000 issued on January 29, 2020.

“2028 Notes” refers to the 4.50% Senior Secured Notes due July 14, 2028, in an aggregate principal amount of US$585,000,000 issued on April 14, 2021.

“Adjournment Proposal” means the proposal by the RMG II Board to adjourn the RMG II General Meeting to a later date or dates, as specified under the section titled “The Adjournment Proposal.”

“ADIA” means the Abu Dhabi Investment Authority.

“Amended and Restated Warrant Agreement” means the amended and restated warrant agreement to be entered into by and between ReNew Global and Computershare in connection with Closing.

“Amendment Bill” means the Electricity Act (Amendment) Bill, 2020.

“AP Forecasting Regulations” means The Andhra Pradesh Electricity Regulatory Commission Forecasting, Scheduling and Deviation Settlement of Solar and Wind Generation Regulations, 2017.

“AP Solar Policy 2018” means the Andhra Pradesh Solar Power Policy, 2018.

“AP Wind Policy” means the Andhra Pradesh Wind Power Policy, 2018.

“APERC” means the Andhra Pradesh Electricity Regulatory Commission.

“Approved Stock Exchange” means Nasdaq Stock Market.

“APSLDC” means Andhra Pradesh State Load Dispatch Centre.

“APSPDCL” means the Southern Power Distribution Company of Andhra Pradesh Limited.

“APTEL” means the Appellate Tribunal for Electricity in India.

“APTRANSCO” means Transmission Corporation of Andhra Pradesh Limited.

“As-Converted Basis” means that, to the extent that there are any CCPS in issue at the relevant time, the calculation of equity capital and voting rights is to be made assuming that all outstanding CCPSs have been converted into ReNew India Ordinary Shares applying the ratio of 0.90427 ReNew India Ordinary Shares for each CCPS;

“AVVNL” means Ajmer Vidyut Vitran Nigam Ltd.

“Barclays” means Barclays Capital, Inc.

“BESCOM” means Bangalore Electricity Supply Company Limited.

“BESS” means Battery Energy Storage Systems.

“BG Petition” means a petition before APTEL, as further specified under the section titled “ReNew India’s Business—Legal Proceedings—Actions involving regulatory and statutory authorities.”

“BofA Securities” means BofA Securities, Inc.

“Business Combination” means the Merger, the Exchange and the other transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of February 24, 2021, as it may be amended from time to time, by and among RMG II, the RMG II Representative, ReNew Global, Merger Sub, ReNew and the Major Shareholders.

“Business Combination Agreement Parties” means RMG II, the RMG II Representative, ReNew Global, Merger Sub, ReNew and the Major Shareholders as defined in the Business Combination Agreement.

“Business Combination Proposal” means the proposal by the RMG II Board to the RMG II Shareholders to approve the Business Combination and the Business Combination Agreement, as specified under the section titled “The Business Combination Proposal.”

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in London (United Kingdom), New York (New York), Cayman Islands, Delhi (India) and Gurugram (India) are authorized or required by law to close.

“Catch-Up Right” has the meaning specified under the section titled “Certain Relationships And Related Person Transactions—ReNew India related party transactions—Registration Rights, Coordination and Put Option Agreement—Registration Rights.”

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“CCPS” means the Series A compulsorily and fully convertible preference shares of ReNew India having a par value of Rs. 425 per preference share of ReNew India.

“CERC” means the Central Electricity Regulatory Commission in India.

“CERC Connectivity & Access Regulations” means the Central Electricity Regulatory Commission (Grant of Connectivity, Long-term Access and Medium-term Open Access in inter-State Transmission and related matters) Regulations, 2009.

“CERC Open Access Regulations” means the CERC (Open Access in Inter-State Transmission) Regulations, 2008.

“CERC Review Petition” means a review filed by RSPPL before the CERC, as specified in the section titled “ReNew India’s Business—Legal Proceedings—Actions involving regulatory and statutory authorities.”

“CERC Transmission Charges Regulations 2020” means the Central Electricity Regulatory Commission (Sharing of Inter-State Transmission Charges and Losses) Regulations, 2020.

“CESCOM” means Chamundeshwari Electricity Supply Corporation Limited.

“Cleary” means Cleary Gottlieb Steen & Hamilton LLP.

“Closing” means the consummation of the Transactions contemplated by the Business Combination Agreement.

“Closing Date” means the date of closing of the Transactions as contemplated by the Business Combination Agreement.

“Cognisa” means Cognisa Investment, a partnership firm established under the laws of India.

“Commissioned Projects” or “Commissioned capacity” means projects for which a commissioning certificate has been issued and which have already started commercial operations and/or supply power to offtakers.

“Committed Projects” or “Committed capacity” means projects for which a PPA has been signed for project development, or projects for which the bid has been won and a letter of award has been received.

“Company” or “ReNew India” means ReNew Power Private Limited, a company with limited liability incorporated under the laws of India, and its subsidiaries, unless the context suggests otherwise.

“Computershare” means Computershare Inc. and Computershare Trust Company, N.A.

“CPCB” means The Central Pollution Control Board of India.

“CPP Investments” means Canada Pension Plan Investment Board, a Canadian crown corporation organized and validly existing under the Canada Pension Plan Investment Board Act, 1997, c.40.

“CTU” means Central Transmission Utility.

“Date of Adoption” has the meaning specified under the section titled “Description of ReNew Global Securities”.

“Default PFIC Regime” has the meaning specified under the section titled “United States Federal Income Tax Considerations—Passive Foreign Investment Company Considerations of the Ownership of ReNew Global Securities—Application of PFIC Rules to ReNew Global Shares and RMG II Adjusted Warrants.”

“Distributions” has the meaning specified under the section titled “Description of ReNew Global Securities”.

“Dodd-Frank Act” means the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“DTAA” means the Double Tax Convention between the U.K. and India, as amended by the MLI.

“DTC” means the Depository Trust Company.

“Effective Interest” means, with respect to a Shareholders Agreement Investor or a Significant Shareholder, as applicable, at a particular time of determination, the percentage equal to (a) (i) the total number of ReNew Global Class A Shares and ReNew Global Class C Shares, if any, held by such Shareholders Agreement Investor and its affiliates or such Significant Shareholders and its affiliates, as applicable, at such time, plus (ii) the number of

ReNew Global Class A Shares that would have been issued to such Shareholders Agreement Investor and its affiliates or such Significant Shareholder and its affiliates, as applicable, had they exchanged the ReNew India Ordinary Shares, if any, that they continue to hold at such time for ReNew Global Class A Shares at the exchange ratio under the Business Combination Agreement (as proportionally adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganization or recapitalization effected with respect to ReNew Global Shares or ReNew India Ordinary Shares after the Closing), divided by (b) the ReNew Global Shares Deemed Outstanding at such time.

“Electricity Act” means The Electricity Act, 2003.

“Electricity Rules” means the Electricity Rules, 2005.

“EPC” means engineering, procurement and construction.

“ESG” means environmental, social and corporate governance.

“ESMS” means Environmental and Social Management System.

“EU” means the European Union.

“Exchange” means the series of transactions immediately following the Merger by which the Major Shareholders will transfer ReNew India Ordinary Shares in exchange for the issuance by ReNew Global of ReNew Global Shares and/or the payment of cash pursuant to the terms of the Business Combination Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“F&S Regulations” means the Central Electricity Regulatory Commission (Deviation settlement Mechanism and related matters) Regulations, 2014.

“FCPA” means the Foreign Corrupt Practices Act.

“First PFIC Holding Year” has the meaning specified under the section titled “United States Federal Income Tax Considerations—Passive Foreign Investment Company Considerations of the Ownership of ReNew Global Securities—Application of PFIC Rules to ReNew Global Shares and RMG II Adjusted Warrants.”

“FiT” means feed-in tariff.

“Founder” means Mr. Sumant Sinha.

“Founder Investors” means, collectively, the Founder, Cognisa and Wisemore.

“Founder Investor Put Financing Issuance” has the meaning specified in the section titled “Certain Relationships And Related Person Transactions—ReNew India related party transactions—Registration Rights, Coordination and Put Option Agreement.”

“Founder Investors Ordinary Put Option” has the meaning specified in the section titled “Certain Relationships And Related Person Transactions—ReNew India related party transactions—Registration Rights, Coordination and Put Option Agreement—Founder Investors’ Put Options.”

“Founder Investor Put Options” has the meaning specified in the section titled “Certain Relationships And Related Person Transactions—ReNew India related party transactions—Registration Rights, Coordination and Put Option Agreement—Founder Investors’ Put Options.”

“Founder Registrable Securities” has the meaning specified in the section titled “Certain Relationships And Related Person Transactions—ReNew India related party transactions—Registration Rights, Coordination and Put Option Agreement.”

“Fried Frank” means Fried, Frank, Harris, Shriver & Jacobson LLP.

“GAAR” means General Anti-Avoidance Rules of the ITA

“GBI Scheme” means Generation Based Incentive Scheme.

“GESCOM” means Gulbarga Electricity Supply Company Limited.

“Goldman Sachs India” means Goldman Sachs (India) Securities Private Limited, together with its subsidiaries and affiliates.

“Grid Code” means the Central Electricity Regulatory Commission (Indian Electricity Grid Code) Regulations, 2010.

“GSW” means GS Wyvern Holdings Limited, a company organized under the laws of Mauritius.

“GSW Investors” means, collectively, GS Capital Partners VI Fund, L.P., GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI Parallel, L.P., GS Capital Partners VI GmbH & Co. KG, MBD 2011 Holdings, L.P., Bridge Street 2011, L.P., Bridge Street 2011 Offshore, L.P., West Street Energy Partners, L.P., West Street Energy Partners Offshore Holding-B, L.P., West Street Energy Partners Offshore, L.P., MBD 2013, L.P. and MBD 2013 Offshore, L.P.

“GSW Priority Offering” has the meaning specified under the section titled “Registration Rights, Coordination and Put Option Agreement—ReNew India related party transactions—Certain Relationships And Related Person Transactions.”

“GSW Priority Offering Right” has the meaning specified under the section titled “Registration Rights, Coordination and Put Option Agreement—ReNew India related party transactions—Certain Relationships And Related Person Transactions.”

“GSW Total Equity Interest” shall mean, with respect to GSW at a particular time of determination, the percentage equal to (a) the sum of (i) the number of ReNew India Ordinary Shares held by GSW at such time multiplied by 0.8289 (as proportionally adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganization or recapitalization effected with respect to the ReNew Global Shares or the ReNew India Ordinary Shares after the Closing), plus (ii) the number of ReNew Global Class A Shares and ReNew Global Class C Shares held by GSW at such time, divided by (b) the sum of (i) the number calculated pursuant to (a) above, plus (ii) the number of issued and outstanding ReNew Global Class A Shares as of such time that are held by persons other than GSW or any of its affiliates, plus (iii) the number of issued and outstanding ReNew Global Class C Shares as of such time, if any, that are held by persons other than GSW or any of its affiliates.

“GUVNL” means Gujarat Urja Vikas Nigam Limited.

“HESCOM” means Hubli Electricity Supply Company Limited.

“HLNC” means High Level Negotiation Committee.

“Hybrid Policy” means the National Wind-Solar Hybrid Policy.

“Hybrid Projects Guidelines” means Guidelines for Tariff Based Competitive Bidding Process for procurement of power from Grid Connected Wind Solar Hybrid Projects, 2020.

“IASB” means the International Accounting Standards Board.

“IFC” means the International Finance Corporation.

“IFRS” means the International Financial Reporting Standards, as issued by the IASB.

“IHS Markit” means IHS Markit Ltd., and its subsidiaries.

“IHS Markit Materials” means the IHS Markit reports, data and information referenced herein.

“INR” or “Rs.” or “Indian Rupees” means the lawful currency in India.

“Interim Period” means the period between the date of the Business Combination Agreement and the earlier of (i) the Closing Date and (ii) termination of the Business Combination Agreement.

“Investors” means, collectively, ReNew Global, Cognisa, the Founder, Wisemore, GSW, CPP Investments, Platinum Cactus, JERA and RMG Sponsor II.

“ISTS” means inter-state transmission system.

“ITA” means the Indian Income Tax Act, 1961.

“JERA” means JERA Power RN B.V., a company organized under the laws of the Netherlands.

“JUVNL” Jaipur Vidyut Vitran Nigam Limited.

“Karnataka Solar Policy” means the Karnataka Solar Policy 2014-2021.

“KERC” means the Karnataka Electricity Regulatory Commission.

“Khaitan” means Khaitan & Co LLP.

“KPMG” means KPMG India Services LLP.

“KREDL” means The Karnataka Renewable Energy Development Limited.

“Land Acquisition Act” means the Land Acquisition, Rehabilitation and Resettlement Act, 2013.

“Latham” means Latham & Watkins LLP.

“LOA” means Letter of Award.

“LTA Petition” means a petition filed against the SECI and others before the CERC by ReNew Wind Energy (TN) Private Limited, as specified under the section titled “Actions involving regulatory and statutory authorities—Legal Proceedings—ReNew India’s Business.”

“Maples” means Maples and Calder (Cayman) LLP.

“Major Shareholders” means GSW, CPP Investments, Platinum Cactus, SACEF, JERA, Wisemore, Cognisa and the Founder.

“Major Shareholders Representatives” means each of GSW, CPP Investments, Platinum Cactus and the Founder.

“MAT” means the minimum alternate tax under the Income Tax Act, 1961.

“Material Adverse Effect” has the meaning specified under the section titled “Material Adverse Effect—The Business Combination Agreement—The Business Combination Proposal.”

“McGriff” means McGriff Insurance Services, Inc.

“MERC” means Maharashtra Electricity Regulatory Commission, Mumbai.

“Merger” means the merger pursuant to the terms of the Business Combination Agreement and the Plan of Merger whereby Merger Sub will merge into RMG II, with RMG II continuing as the surviving entity.

“Merger Sub” means ReNew Power Global Merger Sub, a Cayman Islands exempted company.

“MESCOM” means Mangalore Electricity Supply Company Limited.

“Minimum Cash Condition” means the condition that the amount of cash in the Trust Account together with the PIPE Investment Amount be at least $650,000,000 in order for ReNew and the Major Shareholders to be obliged to consummate the Business Combination.

“MLI” means measures relating to the tax treatment of multinationals proposed by the Organization for Economic Co-operation and Development, some of which are implemented by amending double tax treaties through the multilateral convention to implement tax treaty related measures to prevent base erosion and profit shifting.

“MNRE Guidelines” means the Guidelines for Development of Onshore Wind Power Projects, 2016.

“MoEF&CC” means the Ministry of Environment, Forest and Climate Change.

“Morgan Stanley” means Morgan Stanley & Co. LLC, Morgan Stanley India Company Private Limited and their affiliates.

“Morrow Sodali” means Morrow Sodali LLC, proxy solicitor to RMG II.

“MPERC Forecasting Regulations” means The Madhya Pradesh Electricity Regulatory Commission (Forecasting, Scheduling, Deviation Settlement Mechanism and Related Matters of Solar and Wind Generating stations) Regulations, 2018.

“MPPMCL” means Madhya Pradesh Power Management Company Limited.

“MP Wind Policy” means the Wind Power Project Policy, 2012, as amended, adopted by the Government of Madhya Pradesh.

“MSEDCL” means Maharashtra State Electricity Distribution Company Limited.

“MSLDC” means Maharashtra State Load Dispatch Centre.

“NAPCC” means the National Action Plan on Climate Change.

“NDA” means Nishith Desai Associates.

“NEP” means the National Electricity Policy.

“Non-UK Holders” means the holders of ReNew Global Shares and/or RMG II Adjusted Warrants that are not residents of the UK for tax purposes, as further specified under the section titled “Material Tax Considerations—Material United Kingdom Tax Considerations.”

“NSM” means the National Solar Mission.

“NTP 2016” means National Tariff Policy, 2016.

“NTPC” means NTPC Limited (formerly National Thermal Power Corporation Limited).

“O&M” means Operations and Maintenance.

“OAPL” means Ostro Anantapur Private Limited.

“OEM” means Original Equipment Manufacturer.

“Petition” has the meaning assigned to it in each separate instance in the section titled “ReNew India’s Business—Legal Proceedings.”

“PFIC” means passive foreign investment company.

“PGCIL” means Power Grid Corporation of India Limited.

“PIPE Investment” means the issuance and sale by ReNew Global, to the PIPE Investors, of an aggregate of 85,500,000 ReNew Global Class A Shares at $10.00 per share for gross proceeds of $855,000,000.

“PIPE Investment Amount” means the aggregate of gross proceeds, $855,000,000, from the PIPE Investment.

“PIPE Investor” means those certain investors who entered into Subscription Agreements with ReNew Global and RMG II.

“Plan of Merger” means the Plan of Merger in the form annexed to the proxy statement/prospectus in respect of the general meeting as Annex B.

“Platinum Cactus” means Platinum Cactus A 2019 Trust, a trust established under the laws of the Abu Dhabi Global Market.

“POEM” means Place of Effective Management.

“POSOCO” means Power System Operation Corporation Limited.

“PPA” means Power Purchase Agreement.

“Project” has the meaning assigned to it in each separate instance in the section titled “ReNew India’s Business—Legal Proceedings.”

“PTC” means PTC India Limited.

“Put Shares” has the meaning specified in the section titled “Founder Investors’ Put Options—Registration Rights, Coordination and Put Option Agreement—ReNew India related party transactions—Certain Relationships And Related Person Transactions.”

“QCAs” means Qualified Coordinating Agencies.

“QEF” means Qualified Electing Fund.

“QEF Election” means a qualified electing fund election under Section 1295 of the U.S. Internal Revenue Code.

“RBI” means the Reserve Bank of India.

“REC” means Renewable Energy Certificate.

“REC Regulations” means the Central Electricity Regulatory Commission (Terms and Conditions for Recognition and Issuance of Renewable Energy Certificate for Renewable Energy Generation) Regulations, 2010.

“Redemption Price” means a per-share redemption price payable in cash equal to the aggregate amount then on deposit in the Trust Account divided by the total number of then issued and outstanding RMG II Class A Shares, calculated as of two business days prior to the consummation of the Business Combination in accordance with the RMG II’s memorandum and articles of association dated December 9, 2020.

“Registrable Securities” means the Founder Registrable Securities and the Significant Shareholder Registrable Securities together.

“Registration Rights, Coordination and Put Option Agreement” means the registration rights, coordination and put option agreement contemplated by the Business Combination Agreement, and entered into by ReNew Global, the Significant Shareholders, the Founder Investors and ReNew India at Closing.

“Related Agreements” means certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, as specified in the section titled “Related Agreements—The Business Combination Proposal.”

“ReNew Global” means ReNew Energy Global plc (formerly known as ReNew Energy Global Limited), a public limited company registered in England and Wales with registered number 13220321.

“ReNew Global Board” means the board of directors of ReNew Global.

“ReNew Global A&R Articles” means the amended and restated memorandum and articles of association of ReNew Global to be submitted to ReNew Global’s shareholders and adopted prior to, and effective as of, the Closing.

“ReNew Global Cash Consideration” means the amount in cash paid by ReNew Global to certain Major Shareholders in exchange for the transfer of certain ReNew India Ordinary Shares as further specified in the section titled “The Business Combination Proposal—The Business Combination Agreement—General Description of the Transactions—The Exchange.”

“ReNew Global Class A Shares” means the Class A ordinary shares of ReNew Global, having the conditions and rights set out in the ReNew Global Shareholders Agreement.

“ReNew Global Class B Shares” means the Class B ordinary shares of ReNew Global, having the conditions and rights set out in the ReNew Global Shareholders Agreement.

“ReNew Global Class C Shares” means the Class C ordinary shares of ReNew Global, having the conditions and rights set out in the ReNew Global Shareholders Agreement.

“ReNew Global Class D Shares” means the Class D ordinary shares of ReNew Global, having the conditions and rights set out in the ReNew Global Shareholders Agreement.

“ReNew Global Shareholders Agreement” means the shareholders agreement relating to ReNew Global to be entered into among ReNew Global and each Investor on the Closing Date.

“ReNew Global Shares” means, collectively, ReNew Global Class A Shares, ReNew Global Class B Shares, ReNew Global Class C Shares and ReNew Global Class D Shares.

“ReNew Global Shares Deemed Outstanding” means, at a particular time of determination, (a) the total number of ReNew Global Class A Shares and ReNew Global Class C Shares issued and outstanding at such time, plus (b) the total number of ReNew Global Class A Shares that would have been issued to the Founder Investors, GSW and CPP Investments and their respective affiliates if the Founder Investors, GSW and CPP Investments and their respective affiliates had exchanged the ReNew India Ordinary Shares that they continue to hold at such time for ReNew Global Class A Shares at the exchange ratio under the Business Combination Agreement (as proportionally adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganization or recapitalization effected with respect to ReNew Global Shares or ReNew India Ordinary Shares after the Closing).

“ReNew India” means ReNew Power Private Limited and its subsidiaries, unless the context otherwise requires.

“ReNew India Distributions” has the meaning specified under the section titled “Description of ReNew Global Securities”.

“ReNew India Exchanged Conversion Shares” means the ReNew India Ordinary Shares to be issued upon conversion of the CPPS.

“ReNew India Ordinary Shares” means the equity shares in the issued, subscribed and paid-up share capital of the Company having a par value of Rs. 10 each.

“Restricted CPP Investments Group” means the investment group within CPP Investments administratively referred to, as of the date of the Business Combination Agreement, as the ‘Fundamental Equities Asia’ group of CPP Investments (but not including its direct or indirect portfolio companies, investee entities, investee funds or other investments). For the avoidance of doubt, the Restricted CPP Investments Group will not include any other investment group of CPP Investments (including the “Credit Investments” group or its credit investments).

“Riverside” means Riverside Management Group, LLC.

“RMG Sponsor II” means RMG Sponsor II, LLC.

“RMG II” means RMG Acquisition Corporation II, a Cayman Islands exempted company.

“RMG II A&R Articles” means the amended and restated articles of association of RMG II, substantially in the form attached as Exhibit F of the Business Combination Agreement.

“RMG II Adjusted Warrant” means a warrant to purchase 1.0917589 whole ReNew Global Class A Shares.

“RMG II Board” means the board of directors of RMG II.

“RMG II Class A Shares” means the Class A ordinary shares of RMG II, par value $0.0001 per share.

“RMG II Class B Shares” means the Class B ordinary shares of RMG II, par value $0.0001 per share.

“RMG II Founder Shares” means an aggregate of 8,625,000 RMG II Class B Shares subscribed to by RMG Sponsor II, as specified under the section title “Introduction—Information Related To RMG II.”

“RMG II General Meeting” means the extraordinary general meeting of shareholders of RMG II to be held for the purpose of approving the proposals set out in this proxy statement/prospectus.

“RMG II Private Warrant” means a warrant entitling RMG Sponsor II to purchase one RMG II Class A Share per warrant, pursuant to the terms of the Sponsor Warrant Purchase Agreement.

“RMG II Public Warrant” means a warrant entitling the holder to purchase one RMG II Class A Share per warrant, pursuant to the terms of the Warrant Agreement.

“RMG II Representative” means Mr. Philip Kassin.

“RMG II Securities” means, collectively, the RMG II Shares and the RMG II Warrants.

“RMG II Shareholder Approval” means (i) with respect to the Merger Proposal and the Memorandum and Articles of Association Proposal, both special resolutions under Cayman Islands law, being the affirmative vote of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the RMG II General Meeting; (ii) with respect to the Business Combination Proposal and the Adjournment Proposal, both ordinary resolutions under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the RMG II General Meeting; and (iii) with respect to any other Proposals proposed to the shareholders of RMG II, the requisite approval required under the organizational documents of RMG II, the Cayman Companies Act or other applicable law.

“RMG II Shareholders” means the holders of RMG II Shares.

“RMG II Shares” means, collectively, the RMG II Class A Shares and RMG II Class B Shares.

“RMG II Transfer Agent” means Continental Stock Transfer & Trust Company.

“RMG II Units” means the units issued by RMG II, each consisting of one share of RMG II Class A Shares and one-third of one RMG II Public Warrant.

“RMG II Warrants” means, collectively, the RMG II Public Warrants and RMG II Private Warrants.

“Ropes” means Ropes & Gray LLP.

“RPO” means Renewable Purchase Order.

“RREC” means Rajasthan Renewable Energy Corporation Limited.

“RSPPL” means ReNew Solar Power Private Limited, a subsidiary of the Company.

“SACEF” means GEF SACEF India, a private company limited by shares incorporated under the laws of Mauritius.

“SCADA” means supervisory control and data acquisition.

“SDRT” means Stamp Duty Reserve Tax.

“SECI” means Solar Energy Corporation of India Ltd.

“SECI Annuity Petitions” has the meaning specified in the section titled “ReNew India’s Business—Legal Proceedings—Actions involving regulatory and statutory authorities.”

“Second Anniversary Date” means the date that is two years following the Closing Date.

“SERC” means State Electricity Regulatory Commission.

“Shareholders Agreement” means the shareholders agreement to be entered into at the Closing, by and among ReNew Global and each Shareholders Agreement Investor, pursuant to, and on the terms and subject to the conditions of, which such parties will regulate their relationship with respect to each other following the Closing, in connection with ReNew Global.

“Shareholders Agreement Investors” means each of the Founder Investors, GSW, CPP Investments, Platinum Cactus, JERA and RMG Sponsor II.

“Significant Shareholder Registrable Securities” has the meaning specified in the section titled “Registration Rights, Coordination and Put Option Agreement—ReNew India related party transactions—Certain Relationships And Related Person Transactions.”

“Significant Shareholders” means each of GSW, CPP Investments, Platinum Cactus, JERA, SACEF and RMG II.

“Skadden” means Skadden, Arps, Slate, Meagher & Flom LLP.

“SPAC” means special purpose acquisition company.

“Sponsor Warrant Purchase Agreement” means that certain Sponsor Warrants Purchase Agreement, dated as of December 9, 2020, among RMG II and RMG Sponsor II.

“Subsidiary” means, with respect to any person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Takeover Code” means the U.K. City Code on Takeovers and Mergers.

“Takeover Panel” means the Panel on Takeovers and Mergers.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with respect to taxes, including any schedule or attachment thereto and including any amendments thereof.

“TANGEDCO” means Tamil Nadu Generation and Distribution Corporation.

“Tariff 2006” means the Tariff Policy on January 6, 2006.

“Tariff Regulations 2017” means the Central Electricity Regulatory Commission (Terms and Conditions for Tariff Determination from Renewable Energy Sources) Regulations, 2017.

“Tariff Regulations 2020” means the Central Electricity Regulatory Commission (Terms and Conditions of Tariff Determination from Renewable Energy Sources) Regulations, 2020

“Transactions” means the series of transactions contemplated by the Business Combination Agreement, including the Merger and the Exchange.

“Transfer Agent” means Computershare Trust Company, N.A.

“Trust Account” means the U.S.-based trust account maintained by the Trustee pursuant to the Investment Management Trust Agreement, dated December 9, 2020, by and between RMG II and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company.

“TSNPDCL” means The Northern Power Distribution Company of Telangana Limited.

“TSSPDL” means Telangana State Southern Power Distribution Company Limited.

“TUV” means TUV Rheinlander India Pvt. Ltd.

“UDAY” means Ujwal Discom Assurance Yojana.

“UK” means the United Kingdom.

“U.K. Companies Act” means The U.K. Companies Act 2006.

“US” means the United States of America.

“U.S. GAAP” means United States generally accepted accounting principles or Indian generally accepted accounting principles, consistently applied.

“U.S. Holder” means a beneficial owner of RMG II Shares or RMG II Warrants who or that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,

•

a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

“VAT” means Value Added Tax.

“Voting Agreement” means the voting agreement contemplated by the Business Combination Agreement and entered into by ReNew Global, ReNew India, GSW, CPP Investments and the Founder Investors at the Closing.

“Warrant Agreement” means that certain Warrant Agreement, dated as of December 9, 2020, between RMG II and the Trustee.

“Wind Power Guidelines” means the Revised Guidelines for Wind Power Projects.

“Wisemore” means Wisemore Advisory Private Limited.

“$” or “U.S. Dollar” means the lawful currency of the United States of America.

SUMMARY OF THE MATERIAL TERMS OF THE BUSINESS COMBINATION

Parties to the Business Combination

RMG II, the RMG II Representative, ReNew India, ReNew Global, Merger Sub and the Major Shareholders are parties to the Business Combination Agreement.

The Business Combination

Prior to the completion of the transactions contemplated by the Business Combination Agreement, (i) Merger Sub shall be a wholly-owned subsidiary of ReNew Global and (ii) ReNew Global shall be an independent entity wholly-owned by a third party. At Closing, pursuant to the terms of the Business Combination Agreement, (i) Merger Sub will merge with and into RMG II, with RMG II surviving, or the “Merger,” and (ii) immediately after the Merger, the Major Shareholders will transfer, and ReNew Global will acquire, ReNew India Ordinary Shares in exchange for the issuance of ReNew Global Shares and/or the payment of cash to the Major Shareholders, or the “Exchange.” See “The Business Combination Proposal—The Business Combination Agreement—General Description of the Transactions.”

The Merger

As a result of the Merger, at the Merger Effective Time (i) all the assets and liabilities of RMG II and Merger Sub shall vest in and become the assets and liabilities of RMG II as the surviving company, and RMG II shall thereafter exist as a wholly-owned subsidiary of ReNew Global, (ii) each share of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and shall cease to exist, (iii) the board of directors and executive officers of Merger Sub shall resign, and the board of directors and executive officers of RMG II shall be as determined among RMG II, ReNew India and ReNew Global, (iv) RMG II’s memorandum and articles of association shall be amended and restated to read in their entirety in the form attached to this proxy statement/prospectus as Annex B and (v) each issued and outstanding RMG II Security immediately prior to the Merger Effective Time shall be cancelled in exchange for, among other things, the issuance of certain ReNew Global Shares as set out below. In consideration for the Merger, (i) each RMG II Unit issued and outstanding immediately prior to the Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one RMG II Class A Share and one-third of an RMG II Warrant, subject to certain conditions and (ii) immediately following the separation of each RMG II Unit each (a) RMG II Class A Share issued and outstanding immediately prior to the Merger Effective Time shall be cancelled in exchange for the issuance of one ReNew Global Class A Share and (b) RMG II Class B Share issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one RMG II Class A Share pursuant to RMG II’s organizational documents and cancelled in exchange for the issuance of one ReNew Global Class A Share, and, in each case, the allotment by ReNew Global of ReNew Global Class A Shares and ReNew Global Class C Shares to holders of ReNew India Ordinary Shares, and (c) immediately following such cancellation, RMG II shall issue 43,125,000 RMG II Class A Shares to ReNew Global in consideration for the ReNew Global Class A Shares issued by ReNew Global and (d) each RMG II Warrant shall remain outstanding, but shall be automatically adjusted to become a warrant to purchase 1.0917589 whole ReNew Global Class A Shares, each, a “RMG II Adjusted Warrant,” which shall be subject to the terms and conditions set forth in the Amended and Restated Warrant Agreement to be executed in connection with the Business Combination (including any repurchase rights and cashless exercise provisions), which shall provide that each RMG II Adjusted Warrant will be exercisable (or will become exercisable in accordance with its terms) for 1.0917589 ReNew Global Class A Shares.

Immediately following the Merger Effective Time but before the Closing Date, RMG II shall extend a loan to ReNew Global in an aggregate principal amount equal to the value of substantially all of RMG II’s assets on such terms to be agreed between ReNew Global and RMG II, with the prior written consent of ReNew India.

The Exchange

Following the Merger, subject to the terms and conditions set forth in the Business Combination Agreement, each Major Shareholder shall transfer their ReNew India Ordinary Shares to ReNew Global as consideration and in exchange for (i) the issuance of a certain number and class of ReNew Global Shares and/or (ii) the payment by ReNew Global to certain Major Shareholders of the ReNew Global Cash Consideration, as set out below.

	Number of ReNew India Ordinary Shares to be Transferred on the Closing Date		ReNew Global Shares to be issued on the Closing Date					Number of ReNew India Ordinary Shares to be Transferred after the Closing Date	ReNew Global Shares to be issued post-Closing Date				ReNew Global Cash Consideration (US$)	Exchange Ratio: No. of ReNew Global Shares per ReNew India Ordinary Shares	Exchange Ratio: No. of ReNew Global Shares per ReNew India Ordinary Shares
Investor			ReNew Global Class A Shares		ReNew Global Class B Shares	ReNew Global Class C Shares	ReNew Global Class D Shares		ReNew Global Class A Shares	ReNew Global Class B Shares	ReNew Global Class C Shares	ReNew Global Class D Shares
GSW(3)	184,709,600		21,766,529		—	105,441,472	—	14,825,749	—	—	12,289,241	—	242,000,000	0.8197	0.8289
CPP Investments	61,608,099		41,867,691		—	—	1	14,893,835	12,345,678	—	—	—	92,000,000	0.8289	0.8289
Platinum Cactus	75,244,318	(1)	53,370,916	(2)	—	—	—	—	—	—	—	—	90,000,000	0.8289	0.8289
JERA	34,411,682		28,524,255		—	—	—	—	—	—	—	—	—	0.8289	Not applicable
Founder Investors	7,479,685		—		1	—	—	—	—	—	—	—	62,000,000	Not applicable	Not applicable
RMG	Not applicable		8,625,000		—	—	—	—	—	—	—	—	—	Not applicable	Not applicable
SACEF	12,375,767		8,858,421		0	0	0	—	—	—	—	—	14,000,000	0.8289	Not applicable
Total			163,012,812		1	105,441,472	1		12,345,678	—	12,289,241	—	500,000,000

(1)

This includes 14,756,514 ReNew India Ordinary Shares from the conversion of 16,318,729 CCPS, and assumes that Platinum Cactus will have converted all 16,318,729 CCPS into ReNew India Ordinary Shares on or before the Closing Date.

(2)	This assumes that Platinum Cactus will have converted all 16,318,729 CCPS into ReNew India Ordinary Shares on or before the Closing Date.
(3)	Under the Business Combination Agreement, GSW jas the right to elect the class of ReNew Global shares it will receive by providing a notice up to two business days prior to Closing.

Conditions to Closing

In addition, unless waived by the parties to the Business Combination Agreement, the Closing of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement. See the section titled “The Business Combination Proposal—The Business Combination Agreement—Conditions to Closing.”

Termination of the Business Combination Agreement

The Business Combination Agreement may be terminated and the transactions contemplated therein may be abandoned under certain customary and limited circumstances at any time prior to Closing: (i) by written consent of ReNew India, RMG II and each of the Major Shareholders Representatives, (ii) by RMG II if there is a Terminating Company Breach (as defined in the Business Combination Agreement), subject to a cure period, (iii) by ReNew India and each of the Major Shareholders Representatives if there is a Terminating RMG II Breach (as defined in the Business Combination Agreement), subject to a cure period, (iv) by RMG II or by ReNew India and each of the Major Shareholders Representatives if consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or a statute, rule or regulation (provided that the terminating party shall not have been the primary cause of thereof), or (v) by any party if the Business Combination Agreement fails to receive the RMG II Shareholder Approval at the RMG II General Meeting. In addition, the Business Combination Agreement shall automatically terminate if Closing has not occurred on or before August 31, 2021 (or such later date as agreed to in writing between RMG II and the holders of not less than 85% of the aggregate of ReNew India Ordinary Shares and CCPS (prior to the amendment thereof pursuant to Business Combination Agreement and assuming a conversion ratio of 1:1) on a fully diluted basis as of the date of the Business Combination Agreement). See the section titled “The Business Combination Proposal—The Business Combination Agreement—Termination.”

Amendment to the Business Combination Agreement

On May 17, 2021, the parties to the Business Combination Agreement agreed to amend certain terms of the Business Combination Agreement. Such terms included (i) certain exchange mechanics relating to the RMG II Shares, (ii) certain amendments to the HMRC and DTC confirmation and clearance procedures as a joint covenant between the parties and a condition to Closing, (iii) the conversion ratio for the ReNew Global Class C Shares exchanged post-Closing, (iv) the removal of SACEF as a party to the Shareholders Agreement and (v) the notification by ReNew Global and RMG II pre-Closing as to updated estimates of transaction expenses. Please see the section titled “The Business Combination Proposal – The Business Combination Agreement – Amendment to the Business Combination Agreement.”

The ReNew Global Board Structure

During the period commencing on the Closing Date until the Second Anniversary Date, the board of directors of ReNew Global shall be composed of up to 11 directors, six of whom shall be independent directors (including at least two female independent directors). On or following the Closing Date, pursuant to the terms and conditions of the ReNew Global Shareholders Agreement, each of the Founder Investors, GSW, Platinum Cactus, CPP Investments and RMG II shall be entitled to appoint one director. See “Management of ReNew Global Following the Business Combination.”

Organizational Structure

See the section titled “The Business Combination Proposal—Organizational Structure” for an illustration of the ownership structure of ReNew India and RMG II immediately prior to the consummation of the Business Combination and the ownership structure of ReNew Global immediately following the consummation of the Business Combination.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE RMG II GENERAL MEETING

Q. Why am I receiving this proxy statement/ prospectus?	A. RMG II, ReNew India, ReNew Global and other parties have agreed to the Business Combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. The Business Combination Agreement provides that, among other things, in connection with the Closing, the parties thereto will undertake a series of Transactions pursuant to which (i) Merger Sub will merge with and into RMG II, with RMG II surviving, pursuant to the Merger and (ii) immediately after, the Major Shareholders will transfer, and ReNew Global will acquire, ReNew India Ordinary Shares in exchange for the issuance of ReNew Global Shares and/or the payment of the ReNew Global Cash Consideration to the Major Shareholders, pursuant to the Exchange.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the RMG II General Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Q. What is being voted on at the RMG II General Meeting?	A. The RMG II Shareholders are being asked to vote to adopt the Business Combination Agreement and the Plan of Merger and approve the Transactions contemplated thereby. See the sections titled “The Business Combination Proposal” and “The Merger Proposal”.

The RMG II Shareholders are also being asked to vote to change the authorized share capital of RMG II as a result of the Merger and adopt the RMG II A&R Articles substantially in the form attached as Annex B to this proxy statement/prospectus. See the section titled “Amended and Restated Memorandum and Articles of Association Proposal”.

The RMG II Shareholders may also be asked to consider and vote upon a proposal to adjourn the meeting to a later date or dates to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes to authorize RMG II to consummate the Business Combination and each other matter to be considered at the RMG II General Meeting or if holders of the RMG II Class A Shares have elected to redeem an amount of RMG II Class A Shares such that the Minimum Cash Condition would not be satisfied. See the section entitled “The Adjournment Proposal.”

RMG II will hold the RMG II General Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the RMG II General Meeting. RMG II Shareholders should read it carefully.

The vote of the RMG II Shareholders is important. The RMG II Shareholders are encouraged to submit their completed proxy card as soon as possible after carefully reviewing this proxy statement/prospectus.

Q. Why is RMG II proposing the Business Combination?	A. RMG II was incorporated on July 28, 2020 in order to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. In evaluating potential business combination opportunities, RMG II generally looked for potential business combination targets that had compelling growth potential and a combination of certain characteristics described in “The Business Combination Proposal—Background of the Business Combination”.

On December 14, 2020, RMG II consummated its Initial Public Offering of 34,500,000 RMG II Units (including the full exercise of the underwriters’ over-allotment option), with each RMG II Unit consisting of one RMG II Class A Share and one-third of one RMG II Public Warrant to purchase one RMG II Class A Share at a price of $11.50 commencing on the later of (i) 30 days after completion of an initial business combination or (ii) 12 months from the closing of the Initial Public Offering. The RMG II Units from the Initial Public Offering (including the over-allotment option) were sold at an offering price of $10.00 per unit, generating total gross proceeds of $345 million. Simultaneously with the consummation of its Initial Public Offering and the exercise of the underwriters’ over-allotment option, RMG II consummated the private placement of 7,026,807 RMG II Private Warrants at $1.50 per warrant generating gross proceeds of $10,540,211. A total of $345 million was deposited into the trust account, and the remaining proceeds, net of underwriting discounts and commissions and other costs and expenses, became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. Since the Initial Public Offering, RMG II’s activity has been limited to the evaluation of business combination candidates.

ReNew India is the largest utility-scale renewable energy solutions provider in India in terms of total commissioned capacity. It operates wind and solar energy projects in India and, as of March 31, 2021, had a total commissioned capacity of 5.60 GW and an additional 4.26 GW of committed capacity which is expected to be commissioned by the year ending March 31, 2023. ReNew India was founded in 2011 and are committed to drive a change in India’s energy portfolio by delivering cleaner and smarter energy solutions. ReNew India commenced operations in 2012 and its portfolio has grown from a 25.20 MW wind energy project in the state of Gujarat in India to more than 100 wind and solar energy projects with a commissioned and committed capacity of 9.86 GW across nine states in India.

In evaluating the Business Combination, RMG II’s Board consulted with RMG II’s management and legal and financial advisors. RMG II’s Board reviewed various industry and financial data in order to determine that the consideration to be paid was reasonable and that the Business Combination was in the best interests of the RMG II Shareholders. The financial data reviewed included the historical and projected consolidated financial statements of ReNew India, comparable publicly traded company multiple analyses prepared by management, a discounted cash flow analysis and a run-rate multiples analysis based on a March 2023 fiscal year-end, fully built-out portfolio prepared by management. The RMG II Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to approve the entry into the Business Combination Agreement and the Transactions contemplated thereby, including but not limited to, the material factors described in the section entitled “The Business Combination—RMG II Board’s Reasons for the Business Combination”.

Q. What will happen in the Business Combination?	Prior to the completion of the transactions contemplated by the Business Combination Agreement, (i) Merger Sub shall be a wholly-owned subsidiary of ReNew Global and (ii) ReNew Global shall be an independent entity wholly-owned by a third-party. At Closing, pursuant to the terms of the Business Combination Agreement, (i) Merger Sub will merge with and into RMG II, with RMG II surviving and (ii) immediately after the Merger, the Major Shareholders will transfer, and ReNew Global will acquire, ReNew India Ordinary Shares in exchange for the issuance of ReNew Global Shares and/or the payment of ReNew Global Cash Consideration.

As a result of the Merger, at the Merger Effective Time (i) all the assets and liabilities of RMG II and Merger Sub shall vest in and become the assets and liabilities of RMG II as the surviving company, and RMG II shall thereafter exist as a wholly-owned subsidiary of ReNew Global, (ii) each share of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and shall cease to exist, (iii) the board of directors and executive officers of Merger Sub shall resign, and the board of directors and executive officers of RMG II shall be as determined among RMG II, ReNew India and ReNew Global, (iv) RMG II’s memorandum and articles of association shall be amended and restated to read in their entirety in the form attached to this proxy statement/prospectus as Annex C and (v) each issued and outstanding RMG II Security immediately prior to the Merger Effective Time shall be cancelled in exchange for the issuance of certain ReNew Global Shares as set out below.

In consideration for the Merger, (i) each RMG II Unit issued and outstanding immediately prior to the Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one RMG II Class A Share and one-third of an RMG II Warrant, subject to certain conditions and (ii) immediately following the separation of each RMG II Unit:

•	each RMG II Class A Share issued and outstanding immediately prior to the Merger Effective Time shall be cancelled in exchange for the issuance of one ReNew Global Class A Share;

•	each RMG II Class B Share issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one RMG II Class A Share pursuant to RMG II’s organizational documents and cancelled in exchange for the issuance of one ReNew Global Class A Share and, in each case, the allotment by ReNew Global of ReNew Global Class A Shares and ReNew Global Class C Shares to holders of ReNew India Ordinary Shares;

•	immediately following such cancellation, RMG II shall issue 43,125,000 RMG II Class A Shares to ReNew Global in consideration for the ReNew Global Class A Shares issued by ReNew Global; and

•	each RMG II Warrant shall remain outstanding, but shall be automatically adjusted to become an RMG II Adjusted Warrant (i.e., a warrant to purchase 1.0917589 whole ReNew Global Class A Shares).

Following the Merger, subject to the terms and conditions set forth in the Business Combination Agreement, including ReNew Global having obtained a report in relation to the issuance of any ReNew Global Shares pursuant to the Exchange if required to comply with section 593 of the U.K. Companies Act, each Major Shareholder shall transfer their ReNew India Ordinary Shares to ReNew Global as consideration and in exchange for (i) the issuance of a certain number and class of ReNew Global Shares and/or (ii) the payment by ReNew Global to certain Major Shareholders of the ReNew Global Cash Consideration, in each case as set out in the Business Combination Agreement.

See “Summary of the Material Terms of the Business Combination—The Exchange” for further details.

Q. Will the management of ReNew India change in the Business Combination?	The current executive officers of ReNew India, Mr. Sumant Sinha. Mr. Balram Mehta, Mr. D Muthukumaran, Mr. Mayank Bansal and Mr. Sanjay Varghese, are expected to continue to serve as ReNew Global’s executive officers upon consummation of the Business Combination.

During the period commencing on the Closing Date until the Second Anniversary Date and pursuant to the Shareholders Agreement, the number of directors of ReNew Global will be up to 11 persons, six of whom shall be independent directors (including at least two female independent directors) who, as of the Closing Date, shall be Ms. Vanitha Narayanan, Mr. Sumant Sinha, Mr. Anuj Girotra, Mr. Manoj Singh, Ms. Michelle Robyn Grew, Mr. Michael Bruun, Sir Sumantra Chakrabarti, Mr. Ram Charan, Mr. Robert S. Mancini and Mr. Projesh Banerjea.

On or following the Closing Date, pursuant to the terms and conditions of the ReNew Global Shareholders Agreement, each of the Founder Investors (acting together), GSW, Platinum Cactus, CPP Investments and RMG II will be entitled to appoint one director to the ReNew Global Board.

See “Management of Renew Global Following the Business Combination” for further details.

Q. What will be the relative equity stakes of the RMG II Shareholders, ReNew India and the Investors in ReNew Global upon completion of the Business Combination?	A. Upon consummation of the Business Combination, ReNew Global will become a new publicly listed company and each of RMG II and ReNew India will become subsidiaries of ReNew Global. Following the Merger and the Exchange, the RMG II Shareholders, the PIPE Investors and the Major Shareholders will each hold equity ownership stakes in ReNew Global. Assuming that no holder of RMG II Class A Shares exercises its redemption rights in connection with the Business Combination, the share ownership immediately post-Closing in respect of ReNew Global shares would be as follows:

	ReNew Global Shares Ownership (%)	Voting rights
Founder Shareholder	3.7%	5.0%
GSW	30.6%	7.0%
CPP Investments	13.0%	17.4%
Platinum Cactus	12.8%	17.2%
JERA	6.9%	9.2%
SACEF	2.1%	2.8%
PIPE Investors	20.5%	27.5%
Holders of RMG II Class B Shares	2.1%	2.8%
Holders of RMG II Class A Shares	8.3%	11.1%

Assumes:

(1)	at Closing, ReNew Global issues and allots one ReNew Global Class A Share for each outstanding RMG II Class A Share;

(2)	at Closing, the PIPE Investors purchase ReNew Global Class A Shares pursuant to the Subscription Agreement in connection with the PIPE Investment;

(3)

at Closing, ReNew Global issues and allots ReNew Global Class A shares to CPP Investments, Platinum Cactus, JERA and SACEF in exchange for the transfer to ReNew Global of certain ReNew India Ordinary Shares they hold;

(4)

at Closing, ReNew Global issues and allots ReNew Global Class A and ReNew Global Class C Shares to GSW in exchange for the transfer to ReNew Global of certain ReNew India Ordinary Shares they hold. Under the Business Combination Agreement, GSW has the right to elect the class of ReNew Global shares it will receive by providing a notice of up to two business days prior to Closing. Accordingly, this may result in a change in the voting rights of the shareholders set out in the table above. Assuming that GSW elects to receive only ReNew Global Class A Shares at Closing, the voting rights of the shareholders immediately post-Closing will be (1) 3.7% for the Founder Shareholder; (2) 30.6% for GSW; (3) 13.0% for CPP Investments; (4) 12.8% for Platinum Cactus; (5) 6.9% for JERA; (6) 2.1% for SACEF; (7) 20.5% for the PIPE Investors; (8) 2.1% for the Holders of RMG II Class B Shares; and (9) 8.3% for Holders of RMG II Class A Shares;

(5)	at Closing, ReNew Global issues and allots one ReNew Global Class D Share to CPP Investments; and

(6)	at Closing, ReNew Global issues and allots one ReNew Global Class B Share to the Founder Investors.

Assuming maximum redemptions, the public shareholders of RMG II would exercise their redemption rights in respect of 30,316,882 RMG II Class A Shares in connection with the Business Combination, the share ownership in respect of ReNew Global shares immediately post Closing would be as follows:

	ReNew Global Shares Ownership (%)	Voting rights
Founder Shareholder	3.7%	5.0%
GSW	34.6%	12.4%
CPP Investments	14.5%	19.5%
Platinum Cactus	14.3%	19.2%
JERA	6.9%	9.2%
SACEF	2.4%	3.2%
PIPE Investors	20.5%	27.5%
Holders of RMG II Class B Shares	2.1%	2.8%
Holders of RMG II Class A Shares	1.0%	1.3%

Assumes:

(1)	at Closing, ReNew Global issues and allots one ReNew Global Class A Share for each outstanding RMG II Class A Share;

(2)	at Closing, the PIPE Investors purchase ReNew Global Class A Shares pursuant to the Subscription Agreement in connection with the PIPE Investment;

(3)

at Closing, ReNew Global issues and allots ReNew Global Class A shares to CPP Investments, Platinum Cactus, JERA and SACEF in exchange for the transfer to ReNew Global of certain ReNew India Ordinary Shares they hold;

(4)

at Closing, ReNew Global issues and allots ReNew Global Class A and ReNew Global Class C Shares to GSW in exchange for the transfer to ReNew Global of certain ReNew India Ordinary Shares they hold Under the Business Combination Agreement, GSW has the right to elect the class of ReNew Global shares it will receive by providing a notice of up to two business days prior to Closing. Accordingly, this may result in a change in the voting rights of the shareholders set out in the table above. Assuming that GSW elects to receive only ReNew Global Class A Shares at Closing, the voting rights of the shareholders immediately post-Closing will be (1) 3.7% for the Founder Shareholder; (2) 34.6% for GSW; (3) 14.5% for CPP Investments; (4) 14.3% for Platinum Cactus; (5) 6.9% for JERA; (6) 2.4% for SACEF; (7) 20.5% for PIPE Investors; (8) 2.1% for Holders of RMG II Class B Shares; and (9) 1.0% for Holders of RMG II Class A Shares;

(5)	at Closing, ReNew Global issues and allots one ReNew Global Class D Share to CPP Investments; and

(6)	at Closing, ReNew Global issues and allots one ReNew Global Class B Share to the Founder Investors.

In addition, subject to certain terms and conditions, the Business Combination Agreement provides for the following to occur at Closing or post-Closing:

•

following the conversion of its CCPS into ReNew India Exchanged Conversion Shares, GSW shall be entitled to transfer to ReNew Global all of its ReNew India Exchanged Conversion Shares in exchange for the issuance of 0.8289 ReNew Global Class C Shares per ReNew India Exchanged Conversion Share on such date after the Closing Date as may be notified in writing to ReNew Global by GSW, subject to certain conditions; and

•

following the conversion of its CCPS into ReNew India Exchanged Conversion Shares, CPP Investments shall be entitled to transfer to ReNew Global all of its ReNew India Exchanged Conversion Shares in exchange for the issuance of 0.8289 ReNew Global Class A Shares per ReNew India Exchanged Conversion Share on such date after the Closing Date as may be notified in writing to ReNew Global by CPP Investments, subject to certain conditions.

Q. What are the U.S. federal income tax consequences of the Business Combination to U.S. holders of RMG II Shares and/or RMG II Warrants?	Subject to the limitations and qualifications described in “Material Tax Considerations—United States Federal Income Tax Considerations” below, the exchange by a U.S. Holder of RMG II Shares for ReNew Global Shares pursuant to the Merger, or “Merger Share Exchange,” will qualify as a tax-free transaction described in Section 351 of the Code, and, provided that Merger Share Exchange so qualifies, a U.S. Holder will generally not recognize gain or loss with respect to the Merger Share Exchange and such U.S. Holder’s (i) tax basis in its ReNew Global Shares received in the Merger Share Exchange will generally equal the adjusted tax basis of the RMG II Shares surrendered in exchange therefor and (ii) holding period for the ReNew Global Shares will generally include the period during which such U.S. Holder held RMG II Shares. Notwithstanding the foregoing, to the extent that U.S. Holders exercise redemption rights with respect to their RMG II Shares, such U.S. Holders will be subject to tax consequences.

Although the obligations of the parties to the Business Combination Agreement to complete the Merger are not conditioned on the receipt of an opinion from either Latham or Skadden regarding the Merger Share Exchange’s qualification as tax-free pursuant to Section 351 of the Code, Skadden has delivered an opinion that the Merger Share Exchange will qualify as tax-free pursuant to Section 351 of the Code.

The U.S. federal income tax treatment of the exchange of RMG II Warrants for RMG II Adjusted Warrants pursuant to the Merger is unclear. Although not free from doubt, it is expected that the exchange of RMG II Warrants for RMG II Adjusted Warrants pursuant to the Merger would generally be a taxable transaction for U.S. federal income tax purposes. Provided that such exchange is taxable, and subject to the limitations and qualifications described in “Material Tax Considerations—United States Federal Income Tax Considerations” below, a U.S. Holder of RMG II Warrants will generally recognize capital gain or loss equal to the difference between the fair market value of the RMG II Adjusted Warrants and such U.S. Holder’s adjusted tax basis in the RMG II Warrants exchanged therefor. Under tax law currently in effect, long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a reduced rate of tax. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the RMG II Warrants exceeds one year. The deductibility of capital losses is subject to various limitations.

In the event that a U.S. Holder exchanges both (i) RMG II Shares for ReNew Global Shares and (ii) RMG II Warrants for RMG II Adjusted Warrants, pursuant to the Merger, then the calculation of gain or loss on each exchange would likely be treated as described above, respectively. However, the law is unclear on this point and alternative characterizations are possible, including, for example, the treatment of RMG II Adjusted Warrants received by such U.S. Holder as boot. Under such alternative treatment, such U.S. Holder would generally be treated as transferring each of (i) the RMG II Shares and (ii) the RMG II Warrants in exchange for a combination of ReNew Global Shares and RMG II Adjusted Warrants received by such U.S. Holder in the Merger. The boot received by such U.S. Holder in the Merger would generally be allocated ratably between such RMG II Shares and RMG II Warrants in proportion to their relative fair market values and such U.S. Holder would generally recognize gain (but not loss) with respect to each of such RMG II Shares and RMG II Warrants equal to the lesser of (i) the amount of the respective allocated boot and (ii) the amount by which the fair market value of such RMG II Shares or RMG II Warrants, as the case may be, exceeds such U.S. Holder’s tax basis in such securities.

Additionally, if RMG II is a passive foreign investment company, or “PFIC,” for U.S. federal income tax purposes for any taxable year, U.S. Holders of RMG II Shares or RMG II Warrants may be subject to adverse U.S. federal income tax consequences with respect to dispositions of, including the exchange of RMG II Shares for ReNew Global Shares, and distributions with respect to RMG II Shares, including the exchange of RMG II Shares for ReNew Global Shares, and may be subject to additional reporting requirements.

The tax consequences of the Business Combination are complex and will depend on your particular circumstances. For a more complete discussion of the U.S. federal income tax considerations of the Business Combination, including the application of Section 351 of the Code and PFIC rules, see the section titled “Material Tax

Considerations—United States Federal Income Tax Considerations”. If you are a U.S. holder exchanging RMG II Shares or RMG II Warrants in the Business Combination, you are urged to consult your tax advisor to determine the tax consequences thereof.

Q. What are the U.S. federal income tax consequences of exercising my redemption rights?	The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. See the section titled “Material Tax Considerations—Material U.S. Federal Income Tax Considerations to U.S. Holders”. If you are a U.S. Holder of RMG II Shares contemplating exercise of your redemption rights, you are urged to consult your tax advisor to determine the tax consequences thereof.

Q. What conditions must be satisfied to complete the Business Combination?	In addition to the approval of the Business Combination Proposal, unless waived by the parties to the Business Combination Agreement, the closing of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement. For more information about the closing conditions to the Business Combination, see the section titled “The Business Combination Proposal—The Business Combination Agreement—Conditions to Closing.”

Q. How many votes do I have at the RMG II General Meeting?	RMG II Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. RMG II Warrants do not have voting rights. As of the close of business on the record date, there were 43,125,000 ordinary shares issued and outstanding, of which 34,500,000 were issued and outstanding Class A ordinary shares.

Q. What vote is required to approve the proposals presented at the RMG II General Meeting?	The approval of the Business Combination Proposal and the Adjournment Proposal (if presented) will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the RMG II General Meeting. The failure of a shareholder to vote on the Business Combination Proposal will have no effect on the outcome of any vote on the Business Combination Proposal.

The approval of the Merger Proposal and the Amended and Restated Memorandum and Articles of Association Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the RMG II General Meeting.

The approval of the Business Combination Proposal and the Merger Proposal is a condition to the adoption of the Amended and Restated Memorandum and Articles of Association Proposal. Accordingly, if the Business Combination Proposal and the Merger Proposal are not

approved, the Amended and Restated Memorandum and Articles of Association Proposal will not be presented at the RMG II General Meeting.

Q. What constitutes a quorum at the RMG II General Meeting?	A quorum of a majority of RMG II Shareholders is necessary to hold a valid meeting. A quorum will be present at the RMG II General Meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the RMG II General Meeting are represented in person or by proxy. As of the record date for the RMG II General Meeting, 21,562,501 ordinary shares would be required to achieve a quorum.

Q. How do the insiders of RMG II intend to vote on the proposals?	RMG Sponsor II and the officers and directors of RMG II together beneficially own and are entitled to vote an aggregate of 20% of the outstanding shares of RMG II. These parties are required by certain agreements to vote their securities in favor of the Business Combination Proposal, and in favor of the Adjournment Proposal, if presented at the meeting.

Q. Do I have redemption rights?	If you are a holder of RMG II Class A Shares, you have the right to demand that RMG II redeem such shares for a pro rata portion of the cash held in RMG II’s Trust Account, including interest earned on the trust account. RMG II sometimes refers to these rights to demand redemption of the RMG II Class A Shares as “redemption rights.”

Notwithstanding the foregoing, a holder of RMG II Class A Shares, together with any affiliate or any other person with whom he or she is acting in concert or as a partnership, syndicate, or other group, will be restricted from seeking redemption with respect to more than 15% of the issued and outstanding RMG II Class A Shares. Accordingly, all RMG II Class A Shares in excess of 15% held by a shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed.

Under the current articles of association of RMG II, the Business Combination may be consummated only if RMG II has at least $5,000,001 of net tangible assets after giving effect to all redemptions of RMG II Class A Shares. If redemptions exceed the maximum redemption scenario described herein, RMG II will need to seek additional debt or equity financing, which may only be obtained with the prior written consent of the parties to the Business Combination Agreement.

Q. Will how I vote affect my ability to exercise redemption rights?

No. You may exercise your redemption rights irrespective of whether you vote your RMG II Class A Shares for or against the Business Combination Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by shareholders who will redeem their RMG II Class A Shares and no longer remain shareholders, leaving shareholders who choose not to redeem their RMG II Class A Shares holding shares in a company with a less liquid trading market, fewer shareholders, less cash and the potential inability to meet the listing standards of Nasdaq.

Q. How do I exercise my redemption rights?	If you are a holder of RMG II Class A Shares or units and wish to exercise your redemption rights, you must (i) if you hold your RMG II Class A Shares through units, elect to separate your units into the underlying RMG II Class A Shares and RMG II Warrants and (ii) prior to 9:00 a.m., Eastern time, on August 14, 2021, (a) submit a written request to Continental Stock Transfer & Trust Company, RMG II’s transfer agent, that RMG II redeem your RMG II Class A Shares for cash and (b) deliver your RMG II Class A Shares to Continental Stock Transfer & Trust Company, RMG II’s transfer agent, physically or electronically using the Depository Trust Company’s, or “DTC,” DWAC (Deposit and Withdrawal at Custodian) System. Any holder of RMG II Class A Shares will be entitled to demand that such holder’s RMG II Class A Shares be redeemed for a full pro rata portion of the amount then in the trust account, including interest earned on the trust account (which, for illustrative purposes, was approximately $345,011,212.31, or $10.00 per public share, as of July 20, 2021). Such amount, less any owed but unpaid taxes on the funds in the trust account, will be paid promptly upon consummation of the Business Combination.

Any request for redemption, once made by a holder of RMG II Class A Shares, may be withdrawn at any time up to the deadline for submitting redemption requests and thereafter, with RMG II’s consent, until the Closing. If you deliver your RMG II Class A Shares for redemption to Continental Stock Transfer & Trust Company, RMG II’s transfer agent, and later decide to withdraw such request prior to the deadline for submitting redemption requests, you may request that Continental Stock Transfer & Trust Company, RMG II’s transfer agent, return the shares (physically or electronically). You may make such request by contacting Continental Stock Transfer & Trust Company, RMG II’s transfer agent, at the address listed at the end of this section.

Any corrected or changed proxy card or written demand of redemption rights must be received by Continental Stock Transfer & Trust Company, RMG II’s transfer agent, prior to the vote taken on the Business Combination Proposal at the RMG II General Meeting. No demand for redemption will be honored unless the holder’s RMG II Class A Shares have been delivered (either physically or electronically) to Continental Stock Transfer & Trust Company, RMG II’s transfer agent, prior to the deadline for submitting redemption requests.

If the redemption demand is properly made as described above, then, if the Business Combination is consummated, RMG II will redeem these RMG II Class A Shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your RMG II Class A Shares for cash and will not be entitled to ordinary shares of ReNew Global upon consummation of the Business Combination.

If you are a holder of RMG II Class A Shares and you exercise your redemption rights, it will not result in the loss of any warrants that you may hold. Your warrants will become exercisable to purchase 1.0917589 ReNew Global Class A Shares in lieu of one RMG II Class A Share for a purchase price of $11.50 upon consummation of the Business Combination.

Q. If I am a RMG II Warrant holder, can I exercise redemption rights with respect to my RMG II Warrants?	No. The holders of Warrants have no redemption rights with respect to such securities.

Q. If I am a RMG II Unit holder, can I exercise redemption rights with respect to my RMG II Units?	No. Holders of outstanding RMG II Units must separate the underlying shares of RMG II Class A Shares and RMG II Public Warrants prior to exercising redemption rights with respect to the RMG II Class A Shares.

If you hold RMG II Units registered in your own name, you must deliver the certificate for such RMG II Units to Continental Stock Transfer & Trust Company, RMG II’s transfer agent, with written instructions to separate such Units into RMG II Class A Shares and RMG II Public Warrants. This must be completed far enough in advance to permit the mailing of the RMG II Class A Share certificates back to you so that you may then exercise your redemption rights upon the separation of the RMG II Class A Shares from the RMG II Units. See “How do I exercise my redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

If a broker, bank, or other nominee holds your RMG II Units, you must instruct such broker, bank or nominee to separate your RMG II Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, RMG II’s transfer agent. Such written instructions must include the number of RMG II Units to be split and the nominee holding such RMG II Units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant RMG II Units and a deposit of the number of RMG II Class A Shares and RMG II Public Warrants represented by such RMG II Units. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the RMG II Class A Shares from the RMG II Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your RMG II Class A Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q. Do I have appraisal rights if I object to the proposed Business Combination?

Statutory appraisal, or “dissenter,” rights may be available to holders of RMG II Ordinary Shares who comply with the applicable requirements of Section 238 of the Cayman Companies Act. These statutory appraisal rights are described in the section titled

“Extraordinary General Meeting of RMG II Shareholders—Statutory Appraisal Rights under the Companies Act of the Cayman Islands.” Such statutory appraisal rights under Section 238 of the Companies Act are distinct from the right of holders of RMG II to elect to have their shares redeemed for cash at the applicable Redemption Price in accordance with the RMG II Articles as described herein.

None of the holders of RMG II Units or RMG II Warrants have appraisal rights in connection with the Business Combination under Section 238 of the Cayman Companies Act in respect of their RMG II Units and RMG II Warrants.

Q. I am a RMG II Warrant holder. Why am I receiving this proxy statement/prospectus?	Upon consummation of the Business Combination, the RMG II Warrants will remain outstanding and will be automatically adjusted to entitle the holder to purchase 1.0917589 ReNew Global Class A Shares at a price of $11.50 per 1.0917589 ReNew Global Class A Shares. This proxy statement/prospectus includes important information about ReNew Global and the business of ReNew Global and its subsidiaries following consummation of the Business Combination. RMG II urges you to read the information contained in this proxy statement/prospectus carefully.

Q. What happens to the funds deposited in the Trust Account after consummation of the Business Combination?	Upon consummation of the IPO, RMG II deposited $345,000,000 in the Trust Account. Upon consummation of the Business Combination, the funds in the trust account will be used to pay holders of the RMG II Class A Shares who properly exercise redemption rights, to pay the ReNew Global Cash Consideration and fees and expenses incurred in connection with the Business Combination (including $12,075,000 in deferred underwriting commissions). Any remaining cash will be used for ReNew Global’s working capital and general corporate purposes.

Q. What happens if a substantial number of RMG II Class A Shares vote in favor of the Business Combination and exercise their redemption rights?	RMG II’s public shareholders may vote in favor of the business combination and still exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public shareholders are substantially reduced as a result of redemptions by public shareholders. With fewer RMG II Class A Shares and public shareholders, the trading market for the ReNew Global Class A Shares may be less liquid than the market for RMG II Class A Shares was prior to the Business Combination and ReNew Global may not be able to meet the listing standards for Nasdaq. If the amount available from the Trust Account and the funds received from the PIPE Investment together total less than $650 million then the Founder Investors and the Major Shareholders will not be obligated to consummate the Business Combination. In addition, with fewer funds available from the Trust Account, the working capital infusion from the Trust Account into ReNew India’s business will be reduced. See “Risk Factors” for more details.

Q. What happens if the Business Combination is not consummated?	If RMG II does not complete the Business Combination for whatever reason, RMG II would search for another target business with which to complete a business combination. If RMG II does not complete an initial business combination by December 14, 2022 (or such later date as may be approved by the RMG II Shareholders), RMG II must redeem 100% of the outstanding RMG II Class A Shares, at a per-share price, payable in cash, equal to the amount then held in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to RMG II (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable, expenses relating to the administration of the Trust Account and limited withdrawals for working capital) divided by the number of outstanding RMG II Class A Shares. RMG Sponsor II and RMG II’s other initial shareholders have no redemption rights in respect of their RMG II Class B Shares in the event a business combination is not effected in the required time period, and, accordingly, such shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to RMG II’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q. When do you expect the Business Combination to be completed?	The Business Combination will be consummated ten business days following the satisfaction, or waiver, of the conditions precedent to Closing set forth in the Business Combination Agreement, including the approval of the Business Combination Proposal by the RMG II Shareholders. For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Proposal—The Business Combination Agreement—Conditions to Closing.”

Q. What do I need to do now?	RMG II urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder and/or warrant holder of RMG II. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q. How do I vote?	If you are a holder of record of RMG II Class A Shares on the record date, you may vote in person at the meeting or by submitting a proxy for the meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. Any shareholder wishing to attend the hybrid virtual meeting should register for the meeting by August 14, 2021.

To register for the meeting, please follow these instructions as applicable to the nature of your ownership of Ordinary Shares:

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If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the hybrid virtual meeting, go to https://www.cstproxy.com/rmgii/2021, enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•

Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the hybrid virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the hybrid virtual meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the hybrid virtual meeting. Beneficial shareholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the meeting date in order to ensure access.

Q. If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?	No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee.

RMG II believes that all of the proposals presented to the shareholders at this RMG II General Meeting will be considered non-discretionary and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction on any of the proposals presented at the RMG II General Meeting. If you do not provide instructions with your proxy card, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares. This indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the RMG II General Meeting. Your broker, bank or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker, bank or other nominee to vote your shares in accordance with directions you provide.

Q. May I change my vote after I have mailed my signed proxy card?	Yes. You may change your vote by sending a later-dated, signed proxy card to RMG II’s secretary at the address listed below so that it is received by RMG II’s secretary prior to the RMG II General Meeting or attend the RMG II General Meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to RMG II’s secretary, which must be received by RMG II’s secretary prior to the RMG II General Meeting.

Q. What happens if I fail to take any action with respect to the RMG II General Meeting?	If you fail to take any action with respect to the RMG II General Meeting and the Business Combination is approved by shareholders and consummated, you will become a shareholder of ReNew Global and/or your RMG II warrants will become exercisable to purchase 1.0917589 ReNew Global Class A Shares in lieu of one RMG II Class A Share for a purchase price of $11.50 upon consummation of the Business Combination. If you fail to take any action with respect to the meeting and the Business Combination Proposal is not approved, you will continue to be a shareholder and/or warrant holder of RMG II.

Q. What should I do if I receive more than one set of voting materials?	Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your RMG II Class A Shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold RMG II Class A Shares. If you are a holder of record and your RMG II Class A Shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your RMG II Class A Shares.

Q. What happens if I sell my RMG II Shares before the RMG II General Meeting?	The record date for the RMG II General Meeting for RMG II shareholders that hold their shares in “street name” is earlier than the date that the Business Combination is expected to be completed. If you transfer your RMG II Class A Shares after the record date for RMG II shareholders that hold their shares in “street name,” but before the RMG II General Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the RMG II General Meeting. However, you will not be able to seek redemption of your RMG II Class A Shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your RMG II Class A Shares prior to the record date for RMG II shareholders that hold their shares in “street name,” you will have no right to vote those shares at the RMG II General Meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q. Who can help answer my questions?	If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

RMG Acquisition Corporation II

57 Ocean, Suite 403

5775 Collins Avenue

Miami Beach, Florida 33140

(212) 785-2579

Attention: Philip Kassin, President & Chief Operating Officer

Email: pkassin@rmginvestments.com

You may also contact the proxy solicitor for RMG II at:

Morrow Sodali LLC

470 West Avenue, 3rd Floor

Stamford, Connecticut 06902

Individuals call toll-free: (800) 662-5200

Banks and Brokerage Firms, please call: (203) 658-9400

Email: RMGII.info@investor.morrowsodali.com

To obtain timely delivery, RMG II shareholders must request the materials no later than August 11, 2021, or five business days prior to the RMG II General Meeting.

You may also obtain additional information about RMG II from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your RMG II Class A Shares, you will need to send a letter demanding redemption and deliver your RMG II Class A Shares (either physically or electronically) to the Transfer Agent prior to the RMG II General Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your RMG II Class A Shares, please contact the Transfer Agent:

Continental Stock Transfer & Trust Company

1 State Street

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that may be important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting of shareholders, you should read this entire document carefully, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Transactions that will be undertaken. It is also described in detail in this proxy statement/prospectus in the section titled “The Business Combination Proposal—The Business Combination Agreement.”

Parties to the Business Combination

RMG II

RMG II is a blank check company formed in order to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. RMG II was incorporated as a Cayman Islands exempted company on July 28, 2020.

On December 14, 2020, RMG II consummated its Initial Public Offering of 34,500,000 RMG II Units (including the full exercise of the underwriters’ over-allotment option), with each RMG II Unit consisting of one RMG II Class A Share and one-third of one RMG II Public Warrant to purchase one RMG II Class A Share at a price of $11.50 commencing on the later of (i) 30 days after completion of an initial business combination or (ii) 12 months from the closing of the Initial Public Offering. The RMG II Units from the Initial Public Offering (including the over-allotment option) were sold at an offering price of $10.00 per unit, generating total gross proceeds of $345 million. Simultaneously with the consummation of its Initial Public Offering and the exercise of the underwriters’ over-allotment option, RMG II consummated the private placement of 7,026,807 RMG II Private Warrants at $1.50 per warrant generating gross proceeds of $10,540,211. A total of $345 million was deposited into the trust account, and the remaining proceeds, net of underwriting discounts and commissions and other costs and expenses, became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The Initial Public Offering was conducted pursuant to a registration statement on Form S-1 (Reg. No. 333-249342 and 333-251244). As of July 20, 2021, the record date, there was approximately $345,011,212.31 held in the trust account.

The RMG II Units, the RMG II Class A Shares and RMG II Warrants are listed on Nasdaq under the symbols RMGBU, RMGB and RMGBW, respectively.

The mailing address of RMG II’s principal executive office is 57 Ocean, Suite 403 5775 Collins Avenue, Miami Beach, Florida 33140, and its telephone number is (212) 785-2579. After the consummation of the Business Combination, RMG II will become a wholly-owned subsidiary of ReNew Global.

ReNew India

ReNew India is the largest utility-scale renewable energy solutions provider in India in terms of total commissioned capacity, according to IHS Markit. It operates wind and solar energy projects in India and as of March 31, 2021 it had a total commissioned capacity of 5.60 GW and an additional 4.26 GW of committed capacity which is expected to be commissioned by the year ended March 31, 2023. ReNew India was founded in 2011 and is committed to drive a change in India’s energy portfolio by delivering cleaner and smarter energy solutions. ReNew India commenced operations in 2012 and its portfolio has grown from a 25.20 MW wind energy project in the state of Gujarat in India to more than 100 wind and solar energy projects with a commissioned and committed capacity of 9.86 GW across nine states in India.

ReNew India has strategically focused on developing a pan-India portfolio of utility-scale wind energy projects, utility-scale solar energy projects, utility-scale firm power projects and distributed solar energy projects. Utility-scale projects refer to power generation facilities that generate power and feed that power into the grid, supplying a utility or offtaker with energy. Every utility-scale facility has a PPA with an offtaker, guaranteeing a market for its energy for a fixed period of time. Distributed solar energy projects are small-scale energy generation units that operate locally and are indirectly connected to larger power grids at the distribution level.

ReNew India is a company with limited liability incorporated under the laws of India on January 19, 2011. The mailing address of ReNew India’s principal executive office is ReNew Power, Commercial Block-1, Zone 6, Golf Course Road, DLF City Phase-V, Gurugram-122009, Haryana, India , and its phone number is (+91) 124 489 6670. ReNew India’s corporate website address is https://renewpower.in/. After the consummation of the Transactions, ReNew India will become an entity controlled by ReNew Global. The information contained on ReNew India’s website does not form part of this proxy statement/prospectus.

ReNew Global

ReNew Global is considered a foreign private issuer as defined in Rule 3b-4 under the Exchange Act. ReNew Global was incorporated on February 23, 2021 solely for the purpose of effectuating the Business Combination described herein. ReNew Global was incorporated as a private limited company in the United Kingdom on February 23, 2021 and re-registered as a public limited company in the United Kingdom on May 12, 2021. ReNew Global owns no material assets and does not operate any business.

As of the consummation of the Business Combination, the number of directors of ReNew Global will be increased to up to 10, six of whom shall be independent directors (including at least two female independent directors). On, or following, the Closing Date, pursuant to the terms and conditions of the ReNew Global Shareholders Agreement, each of Platinum Cactus, CPP Investments, the Founder Investors (acting together), GSW and RMG II shall be entitled to appoint one director.

The mailing address of ReNew Global’s registered address is C/O Vistra (UK) Ltd, 3rd Floor, 11-12 St James’s Square, London SW1Y 4LB, United Kingdom. After the consummation of the Transactions, ReNew Global will become the continuing public company.

Merger Sub

Merger Sub is a wholly-owned subsidiary of ReNew Global formed solely for the purpose of effectuating the Merger described herein. Merger Sub was incorporated as a Cayman Islands exempted company on February 18, 2021. Merger Sub owns no material assets and does not operate any business.

The mailing address of Merger Sub’s registered address is offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands, and its telephone number is (212) 785-2579. After the consummation of the Transactions, Merger Sub will cease to exist.

Major Shareholders

Major Shareholders comprise GSW, CPP Investments, Platinum Cactus, SACEF, JERA, Wisemore, Cognisa and the Founder.

The Business Combination Proposal

On February 24, 2021, RMG II, the RMG II Representative, ReNew Global, Merger Sub, ReNew India and the Major Shareholders entered into the Business Combination Agreement, pursuant to which, subject to the terms and conditions set forth therein, (i) Merger Sub will merge with and into RMG II, with RMG II surviving and (ii) immediately after, the Major Shareholders will transfer, and ReNew Global will acquire, ReNew India Ordinary Shares in exchange for the issuance of ReNew Global Shares and/or the payment of the ReNew Global Cash Consideration to the Major Shareholders.

The Merger

As a result of the Merger, at the Merger Effective Time (i) all the assets and liabilities of RMG II and Merger Sub shall vest in and become the assets and liabilities of RMG II as the surviving company, and RMG II shall thereafter exist as a wholly-owned subsidiary of ReNew Global, (ii) each share of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and shall cease to exist, (iii) the board of directors and executive officers of Merger Sub shall resign, and the board of directors and executive officers of RMG II shall be as determined among RMG II, ReNew India and ReNew Global, (iv) RMG II’s memorandum and articles of association shall be amended and restated to read in their entirety in the form attached to this proxy statement/prospectus as Annex C and (v) each issued and outstanding RMG II Security immediately prior to the Merger Effective Time shall be cancelled in exchange for the issuance of certain ReNew Global Shares.

Subject to the terms and conditions of the Business Combination Agreement, in consideration for the Merger:

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each RMG II Unit issued and outstanding immediately prior to the Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one RMG II Class A Share and one-third of one RMG II Public Warrant;

•

immediately following the separation of each RMG II Unit, (a) each RMG II Class A Share issued and outstanding immediately prior to the Merger Effective Time shall be cancelled in exchange for the issuance by ReNew Global of one ReNew Global Class A Share, and (b) each RMG II Class B Share issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one RMG II Class A Share pursuant to RMG II’s organizational documents and cancelled in exchange for the issuance by ReNew Global of one ReNew Global Class A Share and, in each case, the allotment by ReNew Global of ReNew Global Class A Shares and ReNew Global Class C Shares to holders of ReNew India Ordinary Shares;

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immediately following the cancellation of the RMG II Class A Shares and the RMG II Class B Shares, RMG II shall issue 43,125,000 RMG II Class A Shares to ReNew Global in consideration for the ReNew Global Class A Shares issued by ReNew Global; and

•

each RMG II Warrant shall remain outstanding, but shall be automatically adjusted to become an RMG II Adjusted Warrant, which shall be subject to the terms and conditions set forth in the Amended and Restated Warrant Agreement to be executed in connection with the Business Combination (including any repurchase rights and cashless exercise provisions), which shall provide that each RMG II Adjusted Warrant will be exercisable (or will become exercisable in accordance with its terms) for 1.0917589 ReNew Global Class A Shares.

Immediately following the Merger Effective Time but before the closing date, RMG II shall extend a loan to ReNew Global in an aggregate principal amount equal to the value of substantially all of RMG II’s assets on such terms to be agreed between ReNew Global and RMG II, with the prior written consent of ReNew.

For more information on the Merger and the Merger Proposal, see the sections titled “The Business Combination Proposal—General Description of the Transactions—The Merger” and “The Merger Proposal”.

The Exchange

Following the Merger, subject to the terms and conditions set forth in the Business Combination Agreement, each Major Shareholder shall transfer their ReNew India Ordinary Shares to ReNew Global as consideration and in exchange for (i) the issuance of a certain number and class of ReNew Global Shares and/or (ii) the payment by ReNew Global to certain Major Shareholders of the ReNew Global Cash Consideration as set out in the section titled “Summary of the Material Terms of the Business Combination—The Exchange”.

In addition, the Business Combination Agreement provides for certain adjustment mechanisms to the Exchange, including (i) subject to certain conditions, the transfer, on or after the closing date, by Platinum Cactus of all of its ReNew India Exchanged Conversion Shares in exchange for the issuance of a certain number of ReNew Global Class A Shares, (ii) the transfer, after the closing date, by GSW of all of its ReNew India Exchanged Conversion Shares in exchange for the issuance of a certain number of ReNew Global Class C Shares, (iii) the issuance of one ReNew Global Class D Share to CPP Investments for cash consideration in an amount equal to $100.00 on the Closing Date, and the transfer after the Closing Date by CPP Investments of all of its ReNew India Exchanged Conversion Shares to ReNew Global in consideration for a number of ReNew Global Class A Shares and (iv) the subscription on the Closing Date by one of the founder investors of one ReNew Global Class B Share for cash consideration in an amount equal to $100.00.

For more information on the Exchange, see the section titled “The Business Combination Proposal—General Description of the Transactions—The Exchange”.

Conditions to Closing

In addition to the approval of the Business Combination Proposal, unless waived by the parties to the Business Combination Agreement, the closing of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement. For more information about the closing conditions to the Business Combination, see the section titled “The Business Combination Proposal—The Business Combination Agreement—Conditions to Closing.”

Related Agreements

Registration Rights, Coordination and Put Option Agreement

The Business Combination Agreement contemplates that, at the Closing, ReNew Global, the Significant Shareholders, the Founder Investors and ReNew India will enter into the Registration Rights, Coordination and Put Option Agreement, pursuant to which, among other things, (i) the Significant Shareholders will be entitled to certain registration rights in respect of the resale, pursuant to Rule 415 under the Securities Act, of Significant Shareholder Registrable Securities, (ii) the Significant Shareholders (other than SACEF and RMG Sponsor II (for so long as it is not an affiliate of ReNew Global)) will agree certain obligations to coordinate transfers and sales of Significant Shareholder Registrable Securities, (iii) the Founder Investors will be entitled to require ReNew Global to purchase certain ReNew India Ordinary Shares held by the Founder Investors and ReNew Global will agree to register the Founder Registrable Securities subject to certain conditions and (iv) the Significant Shareholders (other than SACEF) and the Founder Investors will agree to certain post-Closing transfer restrictions in respect of ReNew Global Shares held by them. See the section entitled “Certain Relationships and Related Person Transactions—Renew India related party transactions—Registration Rights, Coordination and Put Option Agreement” for further detail.

ReNew Global Shareholders Agreement

The Business Combination Agreement contemplates that, at the Closing, ReNew Global will enter into the ReNew Global Shareholders Agreement with the Shareholders Agreement Investors, pursuant to which, among other things, the Shareholders Agreement Investors will agree on the composition of the ReNew Global Board and certain committees. See the section entitled “Certain Relationships and Related Person Transactions—Renew India related party transactions—Shareholders Agreement” for further detail.

Subscription Agreements

ReNew Global and RMG II entered into Subscription Agreements with the PIPE Investors concurrently with the execution of the Business Combination Agreement on February 24, 2021. Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and ReNew Global agreed to issue and sell, to the PIPE Investors an aggregate of 85,500,000 shares of ordinary shares of ReNew Global for a purchase price of $10.00 per share, or an aggregate of approximately $855 million, in a private placement. The closing of the private placement will occur on the date of and immediately prior to the consummation of the Transactions and is conditioned thereon and on other customary closing conditions. The ordinary shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. See the section entitled “The Business Combination Proposal—Related Agreements—Subscription Agreements” for further detail.

RMG II Board of Directors’ Reasons for the Approval of the Business Combination

RMG II was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses. The RMG II Board sought to do this by utilizing its networks and industry experience to identify, acquire and operate one or more businesses. In considering the Business Combination, the RMG II Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to approve the entry into the Business Combination Agreement and the Transactions contemplated thereby, including but not limited to, the following material factors:

•	ReNew India’s large and fast-growing market;

•	ReNew India’s leading market position and committed growth;

•	ReNew India’s efficient business model and pioneering energy solutions;

•	ReNew India’s experienced management team and marquee investor base;

•	The attractive valuation and financial analysis of the Business Combination;

•	The Business Combination being the best available opportunity;

•	The investments by top-tier third party investors;

•	The results of the due diligence review;

•	The terms of the Business Combination Agreement; and

•	The role of RMG II’s independent directors.

The RMG II Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including the following:

•	The potential inability to complete the Business Combination;

•	The potential risks associated with ReNew India’s business;

•	The limitations of the due diligence review;

•	The possibility of litigation challenging the Business Combination;

•	The fees and expenses associated with completing the Business Combination; and

•	The potential for diversion of RMG II’s management and employees during the process.

For more information about the RMG II Board’s decision-making process concerning the Business Combination, please see the section entitled “The Business Combination—The RMG II Board’s Reasons for Approval of the Business Combination.”

The Merger Proposal

As part of the Business Combination, pursuant to the terms and conditions of the Business Combination Agreement and the Plan of Merger, at the Merger Effective Time, Merger Sub will merge with and into RMG II in accordance with the merger provisions set out in the Cayman Companies Act (As Revised), with RMG II continuing as the surviving entity. See the section titled “The Merger Proposal” for further detail.

The Amended and Restated Memorandum and Articles Of Association Proposal

In connection with the Merger and the execution of the Business Combination Agreement, RMG II shall amend its memorandum and articles of association to read as the RMG II A&R Articles, substantially in the form attached as Annex C to this proxy statement/prospectus, which, as so amended and restated, will become effective at the Merger Effective Time. See the section titled “RMG II Amended and Restated Memorandum and Articles of Association Proposal” for further detail.

The Adjournment Proposal

The Adjournment Proposal allows the RMG II Board to submit a proposal to adjourn the RMG II General Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes to authorize RMG II to consummate the Business Combination and each other matter to be considered at the RMG II General Meeting or if holders of the RMG II Class A Shares have elected to redeem an amount of RMG II Class A Shares such that the Minimum Cash Condition would not be satisfied. See the section titled “The Adjournment Proposal” for further detail.

The RMG II General Meeting

Date, Time and Place

The extraordinary general meeting of RMG II Shareholders will be held on August 16, 2021, at 9:00 a.m., New York City time, at https://www.cstproxy.com/rmgii/2021 and at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at One Manhattan West, New York, New York 10001-8602.

In light of ongoing developments related to COVID-19, RMG II has determined that the meeting will be a hybrid virtual meeting conducted via live webcast in order to facilitate shareholder attendance and participation while safeguarding the health and safety of RMG II’s shareholders, directors and management team. Shareholders may attend the meeting online and vote at the meeting by visiting https://www.cstproxy.com/rmgii/2021 and entering your 12-digit control number, which is either included on the proxy card you received or obtained through Continental Stock Transfer & Trust Company. RMG II will announce any updates to this plan on its proxy website https://www.cstproxy.com/rmgii/2021, and encourages you to check this website prior to the meeting if you plan to attend.

Proposals

At the RMG II General Meeting, the RMG II Shareholders will be asked to consider and vote on:

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The Business Combination Proposal—to adopt the Business Combination Agreement and approve the Business Combination and the other transactions contemplated by the Business Combination Agreement and the terms thereto (See the section titled “The Business Combination Proposal”);

•	The Merger Proposal—to approve the Plan of Merger (See the section titled “The Merger Proposal”);

•

The Amended and Restated Memorandum and Articles of Association Proposal—to approve the RMG II A&R Articles (See the section titled “Amended and Restated Memorandum and Articles of Association Proposal”); and

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Adjournment Proposal—to adjourn the RMG II General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated votes at the time of the RMG II General Meeting, there are not sufficient votes to authorize RMG II to consummate the Business Combination and each other matter to be considered at the RMG II General Meeting or if holders of the public shares of RMG II have elected to redeem an amount of public shares of RMG II such that the Minimum Cash Condition would not be satisfied (See the section titled “The Adjournment Proposal”).

Record Date; Who is Entitled to Vote

RMG II Shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on July 20, 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. RMG II Warrants do not have voting rights. As of the close of business on the record date, there were 43,125,000 ordinary shares issued and outstanding, of which 34,500,000 were issued and outstanding Class A ordinary shares.

RMG Sponsor II and each director of RMG II have agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by RMG Sponsor II will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, RMG Sponsor II (including RMG II’s independent directors) owns 20.0% of the issued and outstanding ordinary shares.

Quorum and Required Vote for Proposals at the RMG II General Meeting

The approval of the Business Combination Proposal requires the affirmative vote of holders a majority of the RMG II Shares that are entitled to vote and are voted at the RMG II General Meeting. Accordingly, an RMG II shareholder’s failure to vote by proxy or to vote in person at the RMG II General Meeting will not be counted towards the number of RMG II Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Business Combination Proposal. Broker non-votes and abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Business Combination Proposal. The holders of RMG II Class B Shares have agreed to vote their RMG II Class B Shares in favor of the Business Combination Proposal.

The approval of the Merger Proposal and the Amended and Restated Memorandum and Articles of Association Proposal both require a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the RMG II Shares represented in person or by proxy and entitled to vote thereon and who vote at the RMG II General Meeting.

The approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the RMG II Shares that are entitled to vote and are voted at the RMG II General Meeting. Accordingly, an RMG II shareholder’s failure to vote by proxy or to vote in person at the RMG II General Meeting will not be counted towards the number of RMG II Shares required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Adjournment Proposal. Broker non-votes and abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Adjournment Proposal.

A quorum of RMG II Shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, 21,562,501 ordinary shares would be required to achieve a quorum. Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to RMG II but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. RMG II believes all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.

The closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal, the Merger Proposal and the Amended and Restated Memorandum and Articles of Association Proposal.

The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

It is important for you to note that, in the event that the Business Combination Proposal does not receive the requisite vote for approval, RMG II will not consummate the Business Combination. If RMG II does not consummate the Business Combination and fails to complete an initial business combination within 24 months after the closing of the Initial Public Offering, RMG II will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the public shareholders.

Recommendation to RMG II Shareholders

The RMG II Board believes that the Business Combination Agreement Proposal and the other proposals to be presented at the RMG II General Meeting are in the best interest of RMG II Shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Amended and Restated Memorandum and Articles of Association Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the RMG II General Meeting.

Interests of RMG Sponsor II and RMG II’s Directors and Officers in the Business Combination

In considering the recommendation of RMG II Board to vote in favor of approval of the Business Combination Proposal, the Merger Proposal, the Amended and Restated Memorandum and Articles of Association Proposal and the Adjournment Proposal, you should keep in mind that the RMG Sponsor II (which is affiliated with certain of RMG II’s officers and directors) and RMG II’s directors and officers have interests in such proposals that are different from, or in addition to, your interests as a stockholder or warrant holder. These interests include, among other things:

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If the Business Combination with ReNew India or another business combination is not consummated by December 14, 2022 (or such later date as may be approved by the RMG II Shareholders), RMG II will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 8,625,000 Founder Shares held by RMG Sponsor II, which were acquired for a purchase price of approximately $0.003 per share prior to the Initial Public Offering, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $85,301,250 based upon the closing price of $9.89 per share on Nasdaq on July 20, 2021, the record date.

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RMG Sponsor II, which is affiliated with certain of RMG II’s directors and officers, purchased an aggregate of 7,026,807 private warrants from RMG II for an aggregate purchase price of approximately $10.54 million (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the Initial Public Offering. The private placement warrants will become worthless if RMG II does not consummate a business combination by December 14, 2022 (or such later date as may be approved by the RMG II Shareholders in an amendment to its amended and restated memorandum and articles of association).

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The ReNew Global Shareholders Agreement contemplated by the Business Combination Agreement provides that RMG II will be entitled to appoint one director of ReNew Global after the consummation of the Business Combination. As such, in the future such director will receive any cash fees, stock options or stock awards that ReNew Global’s board of directors determines to pay to its non-executive directors.

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If RMG II is unable to complete a business combination within the required time period, or upon the exercise of a redemption right in connection with the Business Combination, RMG II will be required to provide for payment of claims of creditors that were not waived that may be brought against RMG II within the ten years following such redemption. In order to protect the amounts held in RMG II’s trust account, RMG Sponsor II has agreed that it will be liable to RMG II if and to the extent any claims by a third party (other than RMG II’s independent auditors) for services rendered or products sold to RMG II, or a prospective target business with which RMG II has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, expenses relating to the administration of the trust account and limited withdrawals for working capital, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of RMG II’s IPO against certain liabilities, including liabilities under the Securities Act.

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RMG Sponsor II and RMG II’s officers, directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on RMG II’s behalf, such as identifying and investigating possible business targets and business combinations. However, if RMG II fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, RMG II may not be able to reimburse these expenses if the Business Combination with ReNew India or another business combination is not completed by December 14, 2022 (or such later date as may be approved by the RMG II Shareholders in an amendment to its amended and restated memorandum and articles of association). As of July 20, 2021, the record date, RMG Sponsor II and RMG II’s officers, directors and their affiliates had incurred approximately $16,500 of unpaid reimbursable expenses.

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The Business Combination Agreement provides for the indemnification of RMG II’s current directors and officers and the continuation of directors and officers liability insurance covering RMG II’s current directors and officers for a period of three years from the Closing Date.

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RMG II’s officers and directors (or their affiliates) may make loans from time to time to RMG II to fund certain capital requirements. As of the date of this proxy statement/consent solicitation statement/prospectus, no such loans have been made, but loans may be made after the date of this proxy statement/consent solicitation statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to RMG II outside of the trust account.

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The PIPE Investors have entered into Subscription Agreements with RMG II, pursuant to which the PIPE Investors will purchase an aggregate of 85,500,000 shares of Class A ordinary shares of ReNew Global for a purchase price of $10.00 per share.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding RMG II or its securities, RMG Sponsor II, RMG II’s officers and directors, ReNew India or ReNew India’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of RMG II common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the shares entitled to vote at the special meeting to approve the business combination proposal vote in its favor and that RMG II has in excess of the required dollar amount to consummate the Business Combination under the Business Combination Agreement, where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/consent solicitation statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the initial shareholders of RMG II for nominal value.

Entering into any such arrangements may have a depressive effect on RMG II common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or it owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the business combination proposal and the other proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that RMG II will have in excess of the required amount of cash available to consummate the Business Combination as described above.

As of the date of this proxy statement/consent solicitation statement/prospectus, no agreements dealing with the above have been entered into. RMG II will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Redemption Rights

Pursuant to the articles of association of RMG II, a holder of RMG II Class A Shares may demand that RMG II redeem such shares for cash if the Business Combination is consummated. Holders of RMG II Class A Shares will be entitled to receive cash for their shares and demand that RMG II redeem their shares no later than 9:00 a.m. Eastern Time on August 14, 2021 (two (2) business days prior to the vote at the RMG II General Meeting) by (A) submitting your request in writing to Mark Zimkind of Continental Stock Transfer & Trust Company and (B) delivering their shares to the Transfer Agent physically or electronically using The Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System. If the Business Combination is not approved or completed for any reason, then RMG II’s public shareholders who elected to exercise their redemption rights will not be entitled to convert their shares into a full pro rata portion of the Trust Account, as applicable. In such case, RMG II will promptly return any shares delivered by holder of RMG II Class A Shares for redemption and such holders may only share in the assets of the Trust Account upon the liquidation of RMG II. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised their redemption rights in connection therewith due to potential claims of creditors. If a holder of RMG II Class A Shares properly demands redemption, RMG II will redeem each RMG II Class A Share for a full pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination in accordance with the articles of association of RMG II. As of the record date, this would amount to approximately $10.00 per share. If a holder of RMG II Class A Shares exercises its redemption rights, then it will be exchanging its RMG II Class A Shares for cash and will no longer own the shares. See the section titled “Extraordinary General Meeting of RMG II Shareholders—Redemption Rights” for a detailed description of the procedures to be followed if RMG II Shareholders wish to redeem their shares for cash.

The Business Combination will not be consummated (i) if RMG II has net tangible assets of less than $5,000,001 after taking into account holders of RMG II Class A Shares that have properly demanded redemption of their shares upon the consummation of the Business Combination or (ii) if the Minimum Cash Condition is not satisfied.

Holders of RMG II Public Warrants will not have redemption rights with respect to such securities.

Certain Information Relating to ReNew Global and RMG II

ReNew Global Listing

ReNew Global has applied for listing, to be effective at the time of the Closing of the Business Combination, of the ReNew Global Class A Shares and the RMG II Adjusted Warrants on an Approved Stock Exchange, and obtain clearance by the DTC as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date.

Delisting and Deregistration of RMG II

The parties to the Business Combination Agreement will cause the RMG II Units and RMG II Class A Shares to be delisted from Nasdaq (or be succeeded by the ReNew Global Shares) and to terminate their registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by ReNew Global) as of Closing Date.

Foreign Private Issuer

As a “foreign private issuer,” ReNew Global will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that ReNew Global must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. ReNew Global will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” ReNew Global’s officers and directors and holders of more than 10% of the issued and outstanding ReNew Global Shares, will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of ordinary shares as well as from Section 16 short swing profit reporting and liability.

Material Tax Consequences

Holders of RMG II Shares and RMG II Warrants should read carefully the information included under the section entitled “Material Tax Considerations” for a detailed discussion of material U.S. federal and Cayman Islands tax consequences of the Business Combination, including the receipt of cash pursuant to the exercise of redemption rights, and the material U.S. federal, U.K. and India tax consequences of the ownership and disposition of ReNew Global Shares and ReNew Global Warrants after the Business Combination. Holders of RMG II Shares and RMG II Warrants are urged to consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Business Combination, and prospective holders of ReNew Global Shares and ReNew Global Warrants are urged to consult their tax advisors to determine the tax consequences (including the application and effect of any state, local or other income and other tax laws) of any acquisition, holding, redemption and disposal of ReNew Global Shares or acquisition, holding, exercise or disposal of ReNew Global Warrants.

Anticipated Accounting Treatment

The Business Combination is made up of the series of transactions within the Business Combination Agreement as described elsewhere within this proxy statement/prospectus. The transactions will be accounted for as a reverse recapitalization, and acquisition accounting does not apply. Consequently, there will be no goodwill or other intangible assets recorded, in accordance with IFRS. Under reverse recapitalization, ReNew Global and RMG II will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the transactions will be treated as the equivalent of ReNew India issuing ordinary shares for the net assets of ReNew Global and RMG II at fair value, accompanied by a recapitalization.

Appraisal Rights

Holders of RMG II Units and RMG II Warrants do not have appraisal rights in respect to their RMG II Units and RMG II Warrants in connection with the Business Combination under the Companies Act.

Holders of RMG II Ordinary Shares who comply with the applicable requirements of Section 238 of the Companies Act may have the right, under certain circumstances, to object to the Merger and exercise statutory appraisal, or “dissenter,” rights, including rights to seek payment of the fair value of their RMG II Ordinary Shares. Shareholders need not vote against any of the proposals at the extraordinary general meeting in order to exercise their statutory dissenter rights under the Companies Act. Shareholders who do wish to exercise dissenter rights, if applicable, will be required to deliver notice to RMG II prior to the RMG II General Meeting and follow the process prescribed in Section 238 of the Companies Act.

After the Merger, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 238 of the Companies Act.

In the event that any holder of RMG II Ordinary Shares delivers notice of their intention to exercise Dissent Rights, if any, RMG II shall have the right and may at its sole discretion delay the consummation of the Business Combination in order to invoke the limitation on dissenter rights under Section 239 of the Companies Act. Accordingly, RMG II Shareholders are not expected to ultimately have any appraisal or dissent rights in respect of their RMG II Ordinary Shares in connection with the Merger or Business Combination.

For a more detailed description on Appraisal Rights, please see the section titled “Statutory Appraisal Rights under the Companies Act of the Cayman Islands—Extraordinary General Meeting of RMG II Shareholders”.

Proxy Solicitation

Proxies may be solicited by mail, via telephone or via e-mail or other electronic correspondence. RMG II has engaged Morrow Sodali LLC, or “Morrow Sodali,” to assist in the solicitation of proxies.

If an RMG II shareholder grants a proxy, such shareholder may still vote its shares in person if it revokes its proxy before the RMG II General Meeting. An RMG II shareholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “Extraordinary General Meeting of RMG II Shareholders—Revoking Your Proxy.”

Risk Factor Summary

In evaluating the proposals to be presented at the RMG II General Meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section titled “Risk Factors.”

The consummation of the Business Combination and the business and financial condition of ReNew Global subsequent to the Closing are subject to numerous risks and uncertainties, including those highlighted in the section title “Risk Factors.” The occurrence of one or more of the events or circumstances described below, alone or in combination with other events or circumstances, may adversely affect RMG II’s ability to effect the Business Combination, and may have an adverse effect on the business, cash flows, financial condition and results of operations of RMG II prior to the Business Combination and that of ReNew Global subsequent to the Business Combination. Such risks include, but are not limited to:

•	The COVID-19 pandemic has impacted and may adversely impact ReNew India’s business, financial position, results of operations.

•	There are a limited number of purchasers of utility-scale quantities of electricity, which exposes ReNew India and its solar and wind energy projects to risks.

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A substantial portion of ReNew India’s income is derived from the sale of electricity based on the tariffs specified in ReNew India’s PPAs. Changes in tariff regulation and structuring could impact ReNew India’s financial condition and results of operations.

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The development and construction of wind and solar energy projects involve numerous risks and uncertainties and require extensive research, planning and due diligence. Before ReNew India determines whether a solar or wind energy project is economically, technologically or otherwise feasible, it may be required to incur significant capital expenditure for land and interconnection rights, regulatory approvals, preliminary engineering, equipment procurement, legal and other work.

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Restrictions on solar equipment imports may increase ReNew India’s business costs. Any restrictions or additional duties on imports imposed the Government of India may adversely affect ReNew India’s business, results of operations and prospects.

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The design, construction and operation of ReNew India’s projects are highly regulated, require various governmental approvals and permits, and may be subject to conditions that may be stipulated by relevant government authorities which vary from state to state. There can be no assurance that all permits required for a given project will be granted in time or at all. Delays in obtaining, or a failure to maintain, governmental approvals and permits required to construct and operate ReNew India’s projects may adversely affect the development, construction and operation of ReNew India’s projects.

•	ReNew India’s business has grown rapidly since its inception, and it may not be able to sustain its rate of growth.

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Implementing ReNew India’s growth strategy requires significant capital expenditure and will depend on ReNew India’s ability to maintain ReNew India’s access to multiple funding sources on acceptable terms.

•	As a “foreign private issuer” under the rules and regulations of the SEC, ReNew Global is permitted to, and may, file less or different information with the SEC than a company incorporated in the

United States or otherwise not filing as a “foreign private issuer,” and will follow certain home country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.

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This proxy statement/prospectus contains projections and forecasts prepared by ReNew India. None of the projections and forecasts included in this proxy statement/prospectus have been prepared with a view toward public disclosure other than to certain parties involved in the Business Combination or toward complying with SEC guidelines or IFRS. The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the transaction or ReNew India’s future results.

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RMG II did not obtain an opinion from an independent investment banking or accounting firm, and consequently, you have no assurance from an independent source that the price RMG II is paying in connection with the Business Combination is fair to RMG II from a financial point of view.

•	RMG II’s current directors and executive officers and their affiliates own ordinary shares and private placement warrants that will be worthless if the Business Combination is not approved.

•	The Business Combination remains subject to conditions that RMG II cannot control and if such conditions are not satisfied or waived, the Business Combination may not be consummated.

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Subsequent to the completion of the Business Combination, ReNew Global may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the price of ReNew Global securities, which could cause RMG II Shareholders to lose some or all of their investment.

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Future resales of the ReNew Global Class A Shares issued in connection with the Transactions and the PIPE Investment may cause the market price of the ReNew Global Class A Shares to drop significantly, even if ReNew Global’s business is doing well.

Recent Developments

On April 14, 2021, certain subsidiaries of ReNew India issued $585,000,000 in aggregate principal amount of 4.50% Senior Secured Notes due 2028. Further, as of the date hereof, all of the 2022 Masala Bonds (as defined below) have been redeemed and none of the 2022 Masala Bonds remain outstanding. For more details, see “Description of ReNew India’s Material Indebtedness.”

During the quarter ended June 30, 2021, wind resource availability was below the levels that ReNew India expected for such period, which resulted in lower than expected plant load factors and energy generation at several of ReNew India’s projects. Operating results for wind and solar energy projects vary significantly depending on natural variations from season to season and from quarter to quarter and year to year. In some shorter periods, the wind or solar conditions may not be within the averages expected for such a period, but still be within ReNew India’s long-term estimates. See “Risk Factors — Risks Relating to ReNew India — If environmental conditions at ReNew India’s wind and solar energy projects are unfavorable, its electricity production, and therefore its revenue from operations may be substantially below expectations.”

In July 2021, ReNew India won a 200 MW solar energy project in an auction conducted by the Maharashtra State Electricity Distribution Company Limited at a tariff of Rs. 2.43/kWh. ReNew India expects to receive a letter of award for this project and then sign a PPA with Maharashtra State Electricity Distribution Company Limited for a term of 25 years.

ReNew India’s Summary Financial Information

ReNew India is providing the following summary historical financial information to assist you in your analysis of the financial aspects of ReNew India.

ReNew India’s balance sheet data as of March 31, 2019, 2020 and 2021 are derived from ReNew India’s audited financial statements, included elsewhere in this proxy statement/prospectus.

The information is only a summary and should be read in conjunction with ReNew India’s audited and reviewed financial statements and related notes, and the section titled “Management’s Discussion and Analysis of ReNew India’s Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of ReNew India. Certain amounts that appear in this section may not sum due to rounding. All translations of Indian Rupees into U.S. Dollars for data in the following selected historical financial information were made at the exchange rate of Rs. 73.5047 to $1.00 as of March 31, 2021.

	As of March 31,
	2020	2021	2021
	(Rs. in millions)		($ in millions)
Property, plant and equipment	340,645	342,036	4,653
Cash and cash equivalents	13,089	20,679	281
Bank balances other than cash and cash equivalents(1)	31,203	26,506	361
Total equity(2)	78,848	64,745	881
Long-term interest-bearing loans and borrowings(3)	320,610	335,136	4,559
Short-term interest-bearing loans and borrowings	12,148	10,643	145

(1)	Certain bank balances of Rs. 142 million as of March 31, 2020, and Rs. 2,999 million as of March 31, 2021 are recorded under non-current financial assets.
(2)	Includes issued capital, share premium, hedge reserve, share based payment reserve, retained earnings other components of equity and Non-controlling interests.
(3)

Includes CCPS of Rs. 23,200 million as of March 31, 2020 and Rs. 26,697 million as of March 31, 2021 and excludes current maturities of long-term interest-bearing loans and borrowings of Rs. 22,926 million as of March 31, 2020 and Rs. 30,454 million as of March 31, 2021 which are disclosed under other current financial liabilities.

RMG II’S SELECTED HISTORICAL FINANCIAL INFORMATION

RMG II is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

RMG II’s balance sheet data as of and for the three months ended March 31, 2021 and as of December 31, 2020 and statement of operations data for the three months ended March 31, 2021 and from July 28, 2020 (inception) through December 31, 2020 are derived from RMG II’s financial statements, included elsewhere in this proxy statement/prospectus. RMG II’s financial statements have been prepared in accordance with U.S. GAAP.

The selected historical information in this section should be read in conjunction with each of RMG II’s financial statements and related notes and “RMG II’s Management’s Discussion and Analysis of Financial Condition and Results of Operation” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of RMG II following the Business Combination.

RMG ACQUISITION CORPORATION II

CONDENSED BALANCE SHEET

	March 31, 2021	December 31, 2020
	(unaudited)
Assets:
Current assets:
Cash	$1,691,425	$3,334,227
Prepaid expenses	884,231	1,220,558

Total current assets	2,575,656	4,554,785
Cash held in Trust Account	345,006,059	345,000,963

Total Assets	$347,581,715	$349,555,748

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$15,036	$1,301,044
Accrued expenses	226,256	146,000
Accrued expenses - related party	18,000	18,000

Total current liabilities	259,292	1,465,044
Deferred legal fees	400,000	400,000
Deferred underwriting commissions	12,075,000	12,075,000
Derivative warrant liabilities	26,678,600	31,866,110

Total liabilities	39,412,892	45,806,154
Commitments and Contingencies
Class A ordinary shares; 30,316,882 and 29,874,959 shares subject to possible redemption at $10.00 per share at March 31, 2021 and December 31, 2020, respectively	303,168,820	298,749,590
Shareholders’ Equity:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 4,183,118 and 4,625,041 shares issued and outstanding (excluding 30,316,882 and 29,874,959 shares subject to possible redemption) at March 31, 2021 and December 31, 2020	418	463
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 8,625,000 shares issued and outstanding at March 31, 2021 and December 31, 2020	863	863
Additional paid-in capital	11,579,960	15,999,145
Accumulated deficit	(6,581,238)	(11,000,467)

Total shareholders’ equity	5,000,003	5,000,004

Total Liabilities and Shareholders’ Equity	$347,581,715	$349,555,748

The accompanying notes are an integral part of these financial statements.

RMG ACQUISITION CORPORATION II

UNAUDITED CONDENSED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

Operating expenses
General and administrative expenses	$773,426

Loss from operations	(773,426)
Other income (expense)
Change in fair value of derivative warrant liabilities	5,187,510
Interest income	48
Unrealized gain on investments held in Trust Account	5,097

Total other income (expense)	5,192,655

Net income	$4,419,229

Weighted average shares outstanding of common stock subject to redemption, basic and diluted	30,049,323

Basic and diluted net income per share, common stock subject to redemption	$—

Weighted average shares outstanding of common stock, basic and diluted	13,245,131

Basic and diluted net income per share, common stock	$0.33

The accompanying notes are an integral part of these financial statements.

RENEW INDIA’S SELECTED HISTORICAL FINANCIAL INFORMATION

The following tables present ReNew India’s selected consolidated financial and other data. The consolidated statements of profit or loss for the years ended March 31, 2019, 2020 and 2021 and consolidated statements of financial position as of March 31, 2019, 2020 and 2021 have been derived from ReNew India’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Management’s Discussion and Analysis of ReNew India’s Financial Condition and Results of Operations” and the audited and reviewed consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus. ReNew India’s consolidated financial statements are prepared and presented in accordance with IFRS as issued by IASB. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of ReNew India following the Business Combination.

All translations of Indian Rupees into U.S. Dollars for data in the following selected historical financial information were made at the exchange rate of Rs. 73.5047 to $1.00 as of March 31, 2021. ReNew India makes no representation that any Indian Rupee or U.S. Dollar amounts could have been, or could be, converted into U.S. Dollars or Indian Rupees, as the case may be, at any particular rate, the rates stated below, or at all.

Consolidated Statement of Profit or Loss

	For the year ended March 31,
	2019	2020	2021	2021
	(Rs. in millions)			($ in millions)
Consolidated Statement of Profit or Loss
Income
Revenue from contracts with customers	43,144	48,412	48,187	656
Other operating income	176	78	80	1
Finance income	1,471	2,179	3,354	46
Other income	3,111	2,634	2,870	39

Total income	47,902	53,303	54,491	741

Expenses
Raw materials and consumables used	81	530	426	6
Employee benefits expense	1,008	951	1,259	17
Depreciation and amortization	9,496	11,240	12,026	164
Other expenses	4,804	5,665	7,582	103
Finance costs	27,538	35,487	38,281	521

Total expenses	42,927	53,873	59,574	810

Profit/(loss) before share of profit of jointly controlled entities and tax	4,975	(570)	(5,083)	(69)
Share in loss of jointly controlled entities	(40)	(53)	(45)	(1)

Profit/(loss) before tax	4,935	(623)	(5,128)	(70)

Income tax expense
Current tax	1,186	486	785	11
Deferred tax	634	1,714	2,091	28
Adjustment of current tax relating to earlier years	(19)	(42)	28	0

Profit/(loss) for the year	3,134	(2,781)	(8,032)	(109)

Consolidated Statement of Financial Position

	As of March 31,
	2020	2021	2021
	(Rs. in millions)		($ in millions)
Consolidated Statement of Financial Position
Assets
Non-current assets
Property, plant and equipment	340,645	342,036	4,653
Intangible assets	35,970	36,410	495
Right of use assets	4,655	4,264	58
Investment in jointly controlled entities	524	—	—
Financial assets
Investments	624	—	—
Trade Receivables	—	1,178	16
Loans	126	140	2
Others	142	2,999	41
Deferred tax assets (net)	1,465	1,611	22
Prepayments	1,205	679	9
Non-current tax assets (net)	3,620	2,702	37
Other non-current assets	5,662	7,715	105

Total non-current assets	394,638	399,734	5,438
Current assets
Inventories	609	833	11
Financial assets
Derivative instruments	8,718	2,691	37
Trade receivables	25,914	34,802	473
Cash and cash equivalents	13,089	20,679	281
Bank balances other than cash and cash equivalents	31,203	26,506	361
Loans	10	56	1
Others	2,718	3,697	50
Prepayments	849	592	8
Other current assets	1,808	2,464	34

Total current assets	84,918	92,320	1,256

Total assets	479,556	492,054	6,694

Equity and liabilities
Equity
Issued capital	3,799	3,799	52
Share premium	67,165	67,165	914
Hedge reserve	(1,086)	(5,224)	(71)
Share based payment reserve	1,161	1,165	16
Retained earnings / (losses)	1,207	(6,489)	(88)
Other components of equity	2,279	1,661	23

Equity attributable to equity holders of the parent	74,525	62,077	845
Non-controlling interests	4,323	2,668	36

Total equity	78,848	64,745	881

	As of March 31,
	2020	2021	2021
	(Rs. in millions)		($ in millions)
Non-current liabilities
Financial liabilities
Interest-bearing loans and borrowings	320,610	335,136	4,559
Lease liabilities	1,387	1,782	24
Others		132	2
Deferred government grant	810	719	10
Employee benefit liabilities	103	143	2
Contract liabilities	—	1,364	19
Provisions	11,950	13,686	186
Deferred tax liabilities (net)	10,166	10,808	147
Other non-current liabilities	2,952	2,747	37

Total non-current liabilities	347,978	366,517	4,986

Current liabilities
Financial liabilities
Interest-bearing loans and borrowings	12,148	10,643	145
Lease liabilities	259	330	4
Trade payables	3,733	3,245	44
Derivative instruments	—	1,070	15
Other current financial liabilities	34,296	42,622	580
Deferred government grant	38	39	1
Employee benefit liabilities	89	252	3
Contract liabilities	1	61	1
Provisions	4	—	—
Other current liabilities	2,054	2,266	31
Current tax liabilities (net)	108	264	4

Total current liabilities	52,730	60,792	827

Total liabilities	400,708	427,309	5,813

Total equity and liabilities	479,556	492,054	6,694

Consolidated Statement of Cash Flows

	For the year ended March 31,
	2019	2020	2021	2021
	(Rs. in millions)			($in millions)
Consolidated Statement of Cash Flows
Net cash generated from operating activities	30,000	35,088	32,081	436
Net cash used in investing activities	(53,408)	(53,724)	(17,412)	(237)
Net cash generated from/(used in) financing activities	19,609	21,610	(7,079)	(96)
Net (decrease)/increase in cash and cash equivalents	(3,799)	2,974	7,590	103
Cash and cash equivalents at the beginning of the year	13,914	10,115	13,089	178
Cash and cash equivalents at the end of the year	10,115	13,089	20,679	281

Non-IFRS Financial Measures

In addition to ReNew India’s results determined in accordance with IFRS issued by the IASB, ReNew India believes that EBITDA and EBITDA margin are useful to investors in evaluating its operating performance. ReNew India uses this non-IFRS financial information to evaluate its ongoing operations and for internal planning and forecasting purposes. ReNew India believes that non-IFRS financial information, when taken collectively with financial measures prepared in accordance with IFRS, may be helpful to investors because it provides an additional tool for investors to use in evaluating its ongoing operating results and trends and in comparing its financial results with other renewable companies because it provides consistency and comparability with past financial performance. However, its management does not consider non-IFRS measures in isolation or as an alternative to financial measures determined in accordance with IFRS.

Non-IFRS financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with IFRS. Non-IFRS financial information may be different from similarly-titled non-IFRS measures used by other companies. The principal limitation of these non-IFRS financial measures is that they exclude significant expenses and income that are required by IFRS to be recorded in ReNew India’s financial statements, as further detailed below. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses and income are excluded or included in determining these non-IFRS financial measures.

“EBITDA” is defined as loss/(profit) for the year before (a) income tax expense; (b) share in (profit)/loss of jointly controlled entities; (c) finance costs; and (d) depreciation and amortization.

ReNew India calculates “EBITDA margin” as EBITDA divided by its total income.

A reconciliation is provided below for EBITDA to the most directly comparable financial measure prepared in accordance with IFRS. Investors are encouraged to review the related IFRS financial measures and the reconciliation of non-IFRS financial measures to their most directly comparable IFRS financial measures included below and to not rely on any single financial measure to evaluate ReNew India’s business. The following tables present ReNew India’s profit/loss for the year margin and a reconciliation of EBITDA to profit/loss for the year, its most directly comparable financial measure calculated and presented in accordance with IFRS for the years/periods indicated:

	Year ended March 31,
	2019	2020	2021	2021
	(Rs. in millions)			($ in millions)(1)
Total
(Loss)/profit for the year/period	3,134	(2,781)	(8,032)	(109)
Add: income tax expense	1,801	2,158	2,904	40
Add: Share in (profit)/loss of jointly controlled entities	40	53	45	1
Add: depreciation and amortization	9,496	11,240	12,026	164
Add: finance costs	27,538	35,487	38,281	521
EBITDA	42,009	46,157	45,224	615
Total income	47,902	53,303	54,491	741
EBITDA margin	87.7%	86.6%	83.0%	83.0%

(1)

Translations of Indian Rupee amounts to U.S. Dollars are provided solely for the convenience of the reader and are not part of ReNew India’s financial statements. Translations were made at the exchange rate of Rs. 73.5047 per $1.00, being the closing exchange rate published by the Reserve Bank of India as of March 31, 2021.

COMPARATIVE PER SHARE DATA

The following table sets forth summary historical comparative share and unit information for RMG II and ReNew India and unaudited pro forma condensed combined per share information of RMG II after giving effect to the Transaction, assuming two redemption scenarios as follows:

•	Assuming No Redemptions: This presentation assumes that no RMG II public shareholder exercises redemption rights with respect to its RMG II Class A Shares.

•

Assuming Maximum Redemptions: This presentation assumes that RMG II public shareholders holding 30,316,882 of RMG II’s public shares exercise their redemption rights and that such shares are redeemed for their pro rata share ($10 per share as of March 31, 2021) of the funds in the Trust Account for aggregate redemption proceeds of $303,168,820. Furthermore, RMG II will only proceed with the Business Combination if it will have net tangible assets of at least $5,000,000 either immediately prior to or upon consummation of the Business Combination.

The unaudited pro forma condensed combined statement of financial position as of March 31, 2021 gives pro forma effect to the Business Combination as if it had been consummated as of that date. The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2021 present pro forma effect to the Transactions as if they had been completed on April 1, 2020.

This information is only a summary and should be read together with the summary historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of RMG II and ReNew India and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of RMG II and ReNew India is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/consent solicitation statement/prospectus.

The historical financial information of RMG II has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the IASB for the purposes of the combined unaudited pro forma financial information. No adjustments were required to convert RMG II financial statements from U.S. GAAP to IFRS for purposes of the combined unaudited pro forma financial information, except to classify RMG II common stock subject to redemption as non—   current liabilities under IFRS. The adjustments presented in the unaudited pro forma combined financial information have been identified and presented to provide relevant information necessary for an understanding of the combined company after giving effect to the Business Combination. Additionally, the historical financial information of RMG II was presented in U.S. Dollars. The balance sheet as of March 31, 2021 and the condensed statements of operations for the year ended March 31, 2021 were translated at the exchange rate of Rs. 73.5047 per $1.00, being the closing exchange rate published by the Reserve Bank of India.

The unaudited pro forma combined earnings per share information below does not purport to represent what the earnings per share would have been had the companies been combined during the periods presented, nor earnings per share for any future date or period.

	As of March 31, 2021
Earnings/(loss) per share	Assuming no redemption		Assuming maximum redemption
	Rs.	$	Rs.	$
Class A Basic, profit/(loss) attributable to ordinary equity holders of the parent	(46.02)	(0.63)	(44.77)	(0.61)
Class B Basic, profit/(loss) attributable to ordinary equity holders of the parent	(717,591,377.35)	(9,762,523.72)	(698,111,385.59)	(9,497,506.77)
Class C Basic, profit/(loss) attributable to ordinary equity holders of the parent	(46.02)	(0.63)	(44.77)	(0.61)
Class D Basic, profit/(loss) attributable to ordinary equity holders of the parent	(568,188,219.41)	(7,729,957.67)	(552,763,979.13)	(7,520,117.48)
Class A Diluted, profit/(loss) attributable to ordinary equity holders of the parent	(46.02)	(0.63)	(44.77)	(0.61)
Class B Diluted, profit/(loss) attributable to ordinary equity holders of the parent	(717,591,377.35)	(9,762,523.72)	(698,111,385.59)	(9,497,506.77)
Class C Diluted, profit/(loss) attributable to ordinary equity holders of the parent	(46.02)	(0.63)	(44.77)	(0.61)
Class D Diluted, profit/(loss) attributable to ordinary equity holders of the parent	(568,188,219.41)	(7,729,957.67)	(552,763,979.13)	(7,520,117.48)

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/ prospectus, before you decide whether to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/ prospectus. Certain of the following risk factors apply to the business and operations of ReNew India and will also apply to the business and operations of ReNew Global following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of ReNew Global following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by ReNew Global, RMG II and ReNew India which later may prove to be incorrect or incomplete. ReNew Global, RMG II and ReNew India may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, which may also impair their business or financial condition.

Risks Relating to ReNew India

The COVID-19 pandemic’s adverse impacts on ReNew India’s business, financial position, results of operations, and prospects could be significant.

The COVID-19 pandemic is creating extensive disruptions to the global economy and to the lives of individuals throughout the world. Governments, businesses, and the public are taking unprecedented actions to contain the spread of COVID-19 and to mitigate its effects, including quarantines, travel bans, shelter-in-place orders, closures of businesses and schools, fiscal stimulus, and other regulatory changes. A number of governments and organizations have revised gross domestic product, or “GDP” forecasts downward in response to the economic slowdown caused by the spread of COVID-19, and it is possible that the COVID-19 outbreak will cause a prolonged global economic crisis or recession. While the scope, duration and full effects of COVID-19 are rapidly evolving and not fully known, the pandemic and related efforts to contain it have disrupted global economic activity, adversely affected the functioning of financial markets, impacted interest rates, increased economic and market uncertainty, and disrupted trade and supply chains. Resurgence of the virus or a variant of the virus that causes a rapid increase in cases and deaths and if measures taken by governments fail or if vaccinations are not administered as planned, may cause significant economic disruption in India and in the rest of the world. If these effects continue for a prolonged period or result in sustained economic stress or recession, many of the risk factors identified in this prospectus could be exacerbated and such effects could have a material adverse impact on ReNew India.

For example, the Ministry of Power as well as various central and state government departments, in India have implemented restrictions to contain the spread of COVID-19. Accordingly, some of ReNew India’s subsidiaries have received notices from customers invoking force majeure provisions under their respective PPAs and claiming, among other things, additional time for making payments, as well as the right to curtail the demand of power, on grounds that the restrictions have impacted the liquidity of such customers and their contractual counterparties (which have also faced difficulties in collection of payments from customers), thereby reducing their ability to make timely payments under the PPAs. While ReNew India’s counterparties have agreed to make payments, such payments may not be received in time or at all. In addition, ReNew India may not be able to rely on force majeure clauses under its PPAs to terminate or amend the terms of the PPAs.

The Government of India imposed a nationwide lockdown in India on March 25, 2020 which continued until May 31, 2020, while gradually relaxing restrictions during the period. As a result, some of ReNew India’s projects that were under-construction or set to be commissioned were impacted. Accordingly, the scheduled commercial operation dates for those projects have been delayed. Similarly, because of the resurgence of the COVID-19 virus in India in April 2021, the scheduled commercial operation dates for ReNew India’s committed projects have been impacted. The Government of India has in the past extended the timeline for completing the construction of renewable energy projects as a result of the COVID-19 pandemic and has similarily extended the timeline for commissioning projects as a result of the second wave of the COVID-19 pandemic in India. Such extensions could increase costs which may not be recoverable from customers and its capital expenditure forecasts for those projects may be impacted. If ReNew India or any of its offtakers are not able to meet the obligations under the PPAs due to the impact of COVID-19, there could be an adverse effect on ReNew India’s business, results of operations and cash flows. See “Management’s Discussion and Analysis of ReNew India’s Financial Condition and Results of Operation—Impact of COVID-19” for more information on the impact of COVID-19.

There are a limited number of purchasers of utility-scale quantities of electricity, which exposes ReNew India and its solar and wind energy projects to risks.

ReNew India generated 80% of its total income from PPAs with central and state government-utility companies in the year ended March 31, 2021. Further, ReNew India had four customers that are state distribution companies, each of which accounted for over 10% of its total income in the year ended March 31, 2021. Since distribution of electricity is controlled by central and state government-utility companies in India, there is a concentrated pool of potential purchasers for grid connected, utility-scale electricity generated by solar and wind energy projects. Such concentration restricts ReNew India’s ability to find new offtakers. If any of ReNew India’s offtakers become unable or unwilling to fulfil their contractual obligations under the relevant PPA or refuses to accept power delivered under the PPAs or otherwise terminates such agreements prior to the expiration thereof, ReNew India’s assets, liabilities, business, financial condition, results of operations and cash flows could be materially and adversely affected. Furthermore, if the financial condition of these utilities or power purchasers deteriorate or other government policies to which they are currently subject to change, demand for electricity produced by ReNew India’s utility-scale wind and solar projects could be negatively impacted.

ReNew India’s revenues are exposed to fixed tariffs and changes in tariff regulation and structuring.

A substantial portion of ReNew India’s income is derived from the sale of electricity based on the tariffs specified in PPAs, which are mostly determined through the competitive bidding process. Tariffs for ReNew India’s commercial and industrial customers are based on bilateral negotiations. Any reductions in tariffs may adversely affect ReNew India’s financial condition. Further, there is no assurance that after ReNew India wins a bid, the definitive PPA will be signed as offtakers may withdraw their intention to sign the PPA with it even after issuing a letter of award, or “LOA,” to ReNew India or we may not be able to satisfy the conditions of the LOA.

Recently tariffs on recent bids have been lower than tariffs on bids for prior bidding rounds. As a result, offtakers may withdraw their intention to sign definitive PPAs and participate in new bids instead. As a result, the central and state government offtakers may not enter into definitive PPAs, even if the LOA has been granted, due to higher tariffs under such LOAs. For example, one of ReNew India’s subsidiaries received a letter of allotment to develop 200 MW capacity in the state of Gujarat, India at a bid price of Rs. 2.92 per unit. With the decrease in tariffs, the offtaker is planning to cancel existing LOAs awarded and has called for new bids. While ReNew India have filed petitions before the relevant forums challenging the new bids, an adverse outcome could impact ReNew India’s financial conditions and results of operations. For more details, see “ReNew India’s Business—Legal Proceedings.”

Under ReNew India’s long-term PPAs, it typically sells power generated from its projects to state distribution companies at pre-determined, fixed tariffs. Accordingly, if there is an industry-wide increase in tariffs or if it is seeking an extension of the term of the PPA, ReNew India may not be able to renegotiate the terms of the PPA to take advantage of the increased tariffs. In addition, in the event of increased operational costs, ReNew India may also not have the ability to reflect a corresponding increase in its tariffs, and pass through these costs to its offtakers. Therefore, the prices at which ReNew India supplies power generally have little or no relationship with the costs incurred in generating power. While some of ReNew India’s PPAs provide for tariff increase for “change in law,” any such increase in tariff requires regulatory approvals which can be time consuming and expensive. Some of the directives from the Government of India and orders passed by the judicial authorities in India could include directives for conservation of the environment or wildlife. For instance, a petition has been filed before the Supreme Court of India aimed at the conservation of two species of birds, the Great Indian Bustard and the Lesser Florican, which are protected species in the states of Rajasthan and Gujarat. These species of birds have been known to collide with overhead transmission lines and suffer injuries or die. The petitioner has sought directions to these states to ensure predator proof fencing, barring installation of overhead power lines, further construction of windmills and installation of solar infrastructure in priority and potential habitats. In an interim order in the proceedings, the Supreme Court has ordered for installation of diverters, as well as conversion of overhead power lines to underground lines, subject to technical evaluation of such conversion by a committee set up by the Supreme Court in this regard. The conversion of overhead cables into underground power lines, wherever considered feasible by such committee, is to take place within a period of one year. In line with the order, any costs incurred on account of such steps to protect the species of birds would be incurred by the respective state governments/ authorities, and any cost incurred by power generators could be passed on to the ultimate consumer, subject to approval of the competent regulatory authority.

ReNew India may face difficulties in recovering the costs of such corrective measures from the respective state governments/authorities in a timely manner, and may also face resistance from the regulators when they seek an increase in tariff rates. This may lead to disputes and impact ReNew India’s cash flows and results of operations.

While ReNew India analyzes potential costs before submitting a bid, any unexpected event could increase its estimated costs which it may not be able to recover from its offtakers. For instance, two subsidiaries of ReNew India were directed to pay approximately Rs. 27.21 million and Rs. 25.36 million in the form of entry tax for the supply of goods into the State of the Andhra Pradesh from other states in India. While ReNew India has challenged this before the courts in India, such events may result in an increase in costs. For details, see “ReNew India’s Business—Legal Proceedings.”

Further, ReNew India’s PPAs provide for a reduction of tariff if it fails to commission a project by the scheduled commission date. In certain cases, the term of ReNew India’s PPAs is less than the expected life of ReNew India’s projects, which may expose it to the risk of being unable to sell the power generated after the term of the PPA or sell power at less favorable tariffs and terms than originally stipulated under the original PPAs for such projects. Failure to enter into or renew PPAs in a timely manner and on terms that are acceptable to ReNew India could adversely affect its business, results of operations and cash flows. There could also be negative accounting consequences if ReNew India is unable to extend or replace expiring PPAs, including writing down the carrying value of assets at such power project.

Counterparties to ReNew India’s PPAs may not fulfill their obligations, which could result in a material adverse impact on ReNew India’s business, financial condition, results of operations and cash flows.

ReNew India generates a substantial portion of its income from the sale of power contracted under PPAs with central and state government-utility entities. Some of the offtakers may become subject to insolvency or liquidation proceedings during the term of the relevant contracts, and the credit support received from such offtakers may not be sufficient to cover ReNew India’s losses in the event of a failure to perform. In addition, external events, such as an economic downturn or failure to obtain regulatory approvals, could also impair the ability of some ReNew India’s offtakers to fulfil their obligations under the PPAs. For example, Chandigarh International Airport Limited or “CHIAL,” was unable to procure relevant approvals to source power from ReNew India’s power plants. While ReNew India received compensation up to 50% of the total loss suffered as per the terms of the PPAs and net metering was permitted subsequently enabling CHIAL to offtake all of the power from ReNew India’s power plants, such non-compliance of the PPAs by ReNew India’s offtakers could have a material adverse impact on its financial condition and results of operations.

There may also be delays associated with collection of receivables from offtakers because of their financial condition Government entities to which ReNew India sells power do not have credit ratings, so there are no credit ratings to consider. For example, Moody’s Investor Services Inc. and Standard and Poor’s Financial Services LLC have given a rating of Baa3 and BBB- to the Government of India. As a result, some of the state governments in India, if rated, would likely rate lower than the Government of India. While ReNew India is entitled to charge interest for delayed payments, the delay in recovering the amounts, including interest, due under these PPAs could adversely affect ReNew India’s operational cash flows. As of March 31, 2021, ReNew India had trade receivables of Rs. 35,980 million, of which receivables from government owned or controlled entities accounted for Rs. 34,238 million. Although the central and state governments in India have taken steps to improve the liquidity, financial condition and viability of state electricity distribution utility companies, there can be little or no assurance that these utility companies will have the resources to pay ReNew India on time or at all. For example, ReNew India’s government offtakers in the state of Andhra Pradesh, India filed a petition before the Andhra Pradesh Electricity Regulation Commission, or “APERC,” seeking a recalculation of tariffs payable by them under various PPAs with wind developers, including to ReNew India While the High Court of Andhra Pradesh dismissed the notices, ReNew India may continue to face difficulties in receiving the outstanding tariff receivables from its offtakers. As of March 31, 2021, receivables from such offtakers constituted 39% of ReNew India’s total trade receivables. Any failure to recover this amount could have an adverse impact on ReNew India’s financial condition and results of operations. For further details on this litigation, see “ReNew India’s Business—Legal Proceedings.”

Further, to the extent any of ReNew India’s offtakers are, or are controlled by, governmental entities, bringing actions against them to enforce their contractual obligations is often difficult. ReNew India’s facilities may also be subject to legislative or other political action that may impair their contractual performance.

ReNew India’s PPAs may be terminated by its counterparties upon the occurrence of certain events.

ReNew India’s profitability is largely a function of its ability to manage its costs during the terms of the PPAs and operate its power projects at optimal levels. If ReNew India is unable to manage its costs effectively or operate its power projects at optimal levels, its business and results of operations may be adversely affected. ReNew India’s PPAs typically allow an offtaker to terminate the agreement or demand penalties from ReNew India upon the occurrence of certain events, including the failure to comply with prescribed minimum shareholding requirements; complete project construction or connect to the transmission grid by a certain date; supply the minimum amount of power specified; comply with prescribed operation and maintenance requirements; obtain regulatory approvals and licenses; comply with technical parameters set forth in grid codes and regulations; and comply with other material terms of the relevant PPA. Furthermore, some of ReNew India’s PPAs allow termination for force majeure events, and lockdowns in response to COVID-19 may be considered a force majeure event by the Indian courts. If a PPA is terminated, ReNew India could be exposed to additional legal liability, reputational damage, and it might not be able to enter into a new PPA on favorable terms or at all. For example, in 2017, an offtaker, Madhya Pradesh Power Management Company Limited, Jabalpur terminated its PPA with ReNew India alleging delays on the by ReNew India in procuring land for the construction of the project. While the Supreme Court of India reinstated the PPA, ReNew India was directed to pay penalties of Rs. 119.6 million for the delay. In instances where ReNew India is entitled to receive termination payments from a counterparty, there can be no assurance that such counterparty will make such payments on time or at all. Further, it is unlikely that any such termination payment will be adequate to pay all the outstanding third-party debt that ReNew India has incurred for the project.

Certain of ReNew India’s PPAs allow its offtakers to purchase a portion of the relevant project from ReNew India under certain circumstances. Some of the PPAs also entitle ReNew India’s lenders to appoint another party as the operator of ReNew India’s projects, under certain circumstances, such as the creation of security contravening the terms of the relevant PPAs, bankruptcy, insolvency or winding up proceedings against a power generator, or a change in control event without the lender’s consent. If any such third party is not appointed within the stipulated time, the PPAs may be terminated by the offtakers and ReNew India may be required to acquire the project on mutually agreed terms in the relevant PPAs. If ReNew India is unable to acquire the project, the lenders may enforce their mortgage rights under the respective credit agreements. If such buy-outs or step-ins occur and ReNew India is unable to locate and acquire suitable replacement projects on time, ReNew India’s business, financial condition and results of operations may be materially and adversely affected.

During the years ended March 31, 2020 and March 31, 2021, ReNew India generated an operating loss and cannot assure you that it will regain profitability in the future.

ReNew India generated a loss of Rs. 2,781 million and Rs. 8,032 million in the years ended March 31, 2020 and 2021, respectively. The loss in the year ended March 31, 2020 was primarily due to interest expense on CCPS of Rs. 2,230 million and an increase in tax expenses of some of ReNew India’s subsidiaries which opted for a new taxation regime and had to write-off MAT credit of Rs. 938 million available before the transition to the new tax regime. The loss in the year ended March 31, 2021 was primarily due to a decrease in revenue from ReNew India’s wind power projects resulting from lower plant load factors at ReNew India’s wind power Projects and an increase in interest expense on CCPS of Rs. 1,131 million, increase in finance cost on projects getting operational during the year ended March 31, 2020 and March 31, 2021. Losses in the year ended March 31, 2020 and 2021 were on account of non-operational and operational reasons, and ReNew India might not be able to regain profitability and the negative trends in ReNew India’s financial condition might continue. See “Management’s Discussion and Analysis of ReNew India’s Financial Condition and Results of Operation—Results of Operations” for more information.

ReNew India faces risks and uncertainties when developing wind and solar energy projects.

The development and construction of wind and solar energy projects involve numerous risks and uncertainties and require extensive research, planning and due diligence. Before ReNew India determines whether a solar or wind energy project is economically, technologically or otherwise feasible, it may be required to incur significant capital expenditure for land and interconnection rights, regulatory approvals, preliminary engineering, equipment procurement, legal and other work. Success in developing a project depends on many factors, including:

•	securing appropriate land, with satisfactory land use permissions, on reasonable terms;

•	accurately assessing resources availability at levels deemed acceptable for project development and operations;

•	fluctuations on foreign exchange rates impacting equipment and supplier costs;

•	receiving critical components and equipment (that meet ReNew India’s design specifications) on schedule and on acceptable commercial terms;

•	securing necessary project approvals, licenses and permits in a timely manner;

•	availability of adequate grid infrastructure and obtaining rights to interconnect the project to the grid or to transmit energy;

•	obtaining financing on competitive terms;

•	completing construction on schedule without any unforeseeable delays; and

•	entering into PPAs or other offtake arrangements on acceptable terms.

Generally, ReNew India’s PPAs require that it brings its projects to commercial operation by certain dates. There may be delays or unexpected difficulties in completing its projects as a result of these or other factors. ReNew India may also reduce the size of some of its projects due to the occurrence of any of these factors. If ReNew India experiences such problems, its business, financial condition, results of operations and prospects could be materially and adversely affected. Additionally, these factors may adversely affect the demand for wind and solar energy projects in India, which could impair ReNew India’s business and prospects. For example, there have been delays in commissioning of certain projects in Karnataka and in particular, a portion of the 250 MW SECI II project. If ReNew India is unable to adhere to project timelines for reasons other than as specifically contemplated in the PPAs, it could result in the reduction in tariffs, or other penalties, including paying liquidated damages in proportion to the amount of power not supplied, or granting the offtaker the right to draw on performance bank guarantees provided by ReNew India, including in certain cases up to 100% of the bank guarantee, or termination of the PPAs. Further, ReNew India may also be subject to penalties in respect of failure to ensure transmission of electricity from the project to the grid and the respective offtaker, as agreed under the respective PPA and/or transmission agreements.

ReNew India is subject to credit and performance risk from third-party suppliers and contractors.

ReNew India enters into contracts with third-party suppliers of equipment, materials and other goods and services for the development, construction and operation of its projects as well as for other business operations. While ReNew India maintains a diversified set of vendors, it remains subject to the risk that vendors will not perform their obligations. If ReNew India’s vendors do not perform their obligations, or if they deliver any components that have a manufacturing defect or do not comply with the specified quality standards and technical specifications, it may result in a material breach of the relevant supply agreement. While ReNew India may be able to make a claim against the applicable warranty to cover all or a portion of the expense or losses associated with the defective product, such claims may not be sufficient to cover all of ReNew India’s expense and losses. In addition, these suppliers could cease operations and no longer honor the warranties, which would leave ReNew India to cover the expense and losses associated with the defective products. If ReNew India’s third-party providers are unable to perform their obligations, including due to bankruptcy, winding up or any injunction, it may incur additional costs in finding a replacement service provider or experience significant delays in performing its related obligations.

Contractors and suppliers in ReNew India’s projects are generally subject to liquidated damages for failures to achieve timely completion or for performance shortfalls. ReNew India’s O&M, contractors may fail to plan their operational strategy for the complete lifecycle of a given project, which could potentially create problems such as an inability to service turbines or solar modules over the project lifecycle, or failure to maintain the required site infrastructure or adequate resources at project sites. If ReNew India’s O&M contractors fail to perform as required under O&M agreements, affected projects may experience decreased performance, reduced useful life or shut downs, any of which may adversely affect ReNew India’s operational performance, financial condition and results of operations.

Liquidated damages payable under third-party EPC and O&M contracts are generally limited to a specified amount or a percentage of the contract price or the annual fees payable. As a result, the damages recovered from defaulting vendors may not be sufficient to cover ReNew India’s losses.

Restrictions on solar equipment imports, and other factors affecting the price or availability of solar equipment, may increase ReNew India’s business costs.

A substantial portion of ReNew India’s equipment, mainly solar module panels, are imported from China and certain other countries. Any restrictions or additional duties imposed by the governments of India or China, or of any other exporting countries could adversely affect ReNew India’s business, results of operations and prospects. For example, on July 29, 2020, the Government of India imposed safeguard duties on the import of solar module panels from certain countries including China. As a result, ReNew India was subject to investigations by government authorities for importing solar modules from China. While ReNew India challenged the investigations before the courts in India and no duties were eventually levied, there is no assurance that such duties will not be levied in the future. Such duties could result in an increase in ReNew India’s input costs for its solar business, especially if the costs cannot be passed on to its offtakers, which could have a material adverse impact on ReNew India’s business, financial condition and results of operations.

Furthermore, there have been recent press reports on studies claiming that the production of polysilicon, a key component of solar modules, relies on the use of forced labor in China’s Xinjiang province, which accounts for nearly 45% of global polysilicon production. If such claims are true and countries, including India, impose restrictions on the sourcing of solar equipment from China, the availability of such equipment may be adversely affected and their prices may rise. Further, in May 2021, the Directorate General of Trade Remedies in India initiated an investigation to determine the existence, degree and effect of any alleged dumping in respect of solar cells (whether or not assembled into modules or panels) originating in or exported from China, Thailand and Vietnam, and to recommend the amount of anti-dumping duty, which if levied, would be adequate to remove the injury to the domestic industry in India. This investigation is currently pending. These and other factors affecting the price or availability of solar equipment or the materials and components used therein could increase ReNew India’s business costs and adversely affect its results of operations.

Delays in obtaining, or a failure to maintain, governmental approvals and permits required to construct and operate ReNew India’s projects may adversely affect the development, construction and operation of ReNew India’s projects.

The design, construction and operation of ReNew India’s projects are highly regulated, require various governmental approvals and permits, and may be subject to conditions that may be stipulated by relevant government authorities which vary from state to state. There can be no assurance that all permits required for a given project will be granted in time or at all. If ReNew India fails to obtain or renew such licenses, approvals, registrations and permits in a timely manner, it may not be able to commence or continue operating its projects in accordance with its contracted schedules or at all, which could adversely affect its business and results of operations. An example of such delay is the approval required for “change in land use from agricultural to non-agricultural” in the state of Karnataka, India. Such approvals can take between six months to two years, which could impact ReNew India’s ability to meet the timelines under ReNew India’s PPAs. In such circumstances, ReNew India may have to begin the development of projects while the relevant approvals are pending. Further, since April 2021, there have been delays in getting government approvals in India as many government offices are shut because of a rise in COVID-19 infections in India which could impact ReNew India’s ability to commission its under-construction projects on time. ReNew India has also received notices from regulatory authorities on its compliance with certain wind and solar generation regulations and the billing rates with respect to power consumption, and ReNew India has filed petitions with regulatory authorities regarding the billing methodology. There is no assurance that relevant government authorities will not take any action in the future which may expose ReNew India to penalties or have a material adverse impact on its operations.

ReNew India’s business has grown rapidly since its inception, and it may not be able to sustain its rate of growth.

Given the size of ReNew India’s project portfolio has grown considerably since 2016, it may not be able to grow at similar rates in the future. Although ReNew India intends to continue to expand its business significantly with a number of new projects in both existing and new geographies in India, it may not be able to sustain its historical growth rate for various reasons. Success in executing ReNew India’s growth strategy is contingent upon, among others:

•	accurately prioritizing geographic markets for entry, including by making accurate estimates of addressable market demand;

•	identifying suitable sites for ReNew India’s projects;

•	participating in and winning renewable energy auctions on acceptable terms;

•	acquiring land rights and developing ReNew India’s projects on time, within budget and in compliance with regulatory requirements;

•	effectively tracking bid policies and bid updates;

•	obtaining cost effective financing needed to develop and construct projects;

•	efficiently sourcing components that meet its design specifications on schedule and;

•	negotiating favorable payment terms with suppliers and contractors;

•	continued availability of economic incentives along expected lines; and

•	signing PPAs or other offtake arrangements on commercially acceptable terms.

ReNew India’s existing operations, personnel and systems may not be adequate to support its growth and expansion plans and ReNew India may make additional investments in its business systems, operational procedures and business processes, and manage its employee base in order to expand its project development efforts. As ReNew India grows, it also expects to encounter additional challenges in relation to project selection, construction management and capital commitment processes, as well as ReNew India’s project financing capabilities. These factors may restrict ReNew India’s ability to take advantage of market opportunities, execute its business strategies successfully, respond to competitive pressures and maintain its historical growth rates.

Implementing ReNew India’s growth strategy requires significant capital expenditure and will depend on its ability to maintain access to multiple funding sources on acceptable terms.

ReNew India requires significant capital for the installation and development of ReNew India’s projects and to grow ReNew India’s business. ReNew India believes that it has benefitted from a well-balanced mix of equity, corporate debt and project financing that has contributed to the rapid growth of ReNew India’s business. It might not be able to continue financing or refinancing its projects with an effective combination of equity and debt as it has done in the past and the interest rates and the other terms of available financing might not remain attractive. Any changes to ReNew India’s growth strategy could impair ReNew India’s ability to grow its portfolio of wind and solar energy projects. In addition, rising interest rates could adversely affect ReNew India’s ability to secure financing on favorable terms and increase its cost of capital. ReNew India’s ability to obtain external financing on favorable terms is subject to a number of uncertainties, including, its financial condition, results of operations and cash flows; interest rates; its ability to comply with financial covenants in other financing arrangements; its credit rating and those of its project subsidiaries; the general conditions of the global equity and debt capital markets and the liquidity in the market. If ReNew India is unable to obtain financing on attractive terms or sustain the funding flexibility it has enjoyed in the past, its business, financial condition, results of operations and prospects may be materially and adversely affected.

The delay between making significant upfront investments in ReNew India’s wind and solar power projects and receiving revenue could materially and adversely affect its liquidity, business, results of operations and cash flows.

There are generally many months or even years between ReNew India’s initial bid in renewable energy auctions to build solar and wind energy projects and the date on which ReNew India begins to recognize revenue from the sale of electricity generated by such projects. ReNew India’s initial investments include, without limitation, legal, accounting and other third-party fees, costs associated with project analysis and feasibility studies, payments for land rights, payments for interconnection and grid connectivity arrangements, government permits, engineering and procurement of solar panels, modules, balance of system costs or other payments, which may be non-refundable. As such, projects may not be fully monetized for 25 years from commencement of commercial operations given the typical length of the PPAs, but ReNew India bears the costs of its initial investment upfront. Furthermore, ReNew India has historically relied on its own equity contribution and debt to pay for costs and expenses incurred during project development. ReNew India typically recognizes revenue from solar and wind energy projects only when they are operational and ReNew India commences supply of power to offtakers. There may be long delays from the initial bid to projects becoming shovel-ready, due to the timing of auctions, permits and the grid connectivity process. Between ReNew India’s initial investment in the development of permits for solar and wind energy projects and their connection to the transmission grid, there may be adverse developments, such as unfavorable environmental or geological conditions, labor strikes, panel shortages or monsoon weather. Furthermore, ReNew India may not be able to obtain all of the permits as anticipated, permits that were obtained may expire or become ineffective and it may not be able to obtain project level debt financing as anticipated. In addition, the timing gap between ReNew India’s upfront investments and actual generation of revenue, or any added delay in between due to unforeseen events, could put strains on ReNew India’s liquidity and resources, and materially and adversely affect its profitability, results of operations and cash flows.

ReNew India’s ability to deliver electricity to various counterparties requires the availability of and access to interconnection facilities and transmission systems, and it is exposed to the extent and reliability of the Indian power grid and its dispatch regime.

ReNew India’s ability to sell electricity is impacted by the availability of, and access to, relevant and adequate evacuation and transmission infrastructure required to deliver power to its contractual delivery point and the arrangements and facilities for interconnecting its generation projects to the transmission systems, which are owned and operated by third parties or state electricity boards. The operational failure of existing interconnection facilities or transmission facilities or the lack of adequate capacity of such interconnection or transmission facilities or evacuation infrastructure may adversely affect ReNew India’s ability to deliver electricity to its counterparties which may subject it to penalties under the PPAs.

India’s physical infrastructure, including its electricity grid, is less developed than that of many countries. As a result of grid constraints, such as grid congestion and restrictions on transmission capacity of the grid, the transmission and dispatch of the full output of ReNew India’s projects may be curtailed. ReNew India may have to stop producing electricity during periods when electricity cannot be transmitted—for instance, when the transmission grid malfunctions. Further, in certain cases, the interconnection approval to the grid is granted on a temporary basis. If interconnection approvals are not regularised, it may result in lack of evacuation facilities being available for projects. This may affect ReNew India’s ability to supply the contracted amount of power to the offtaker which may result in penalties being imposed on ReNew India under the PPAs. Furthermore, if construction of power projects in India, particularly in the states and regions that ReNew India operates in, outpaces transmission capacity of power grids, it may not be in a position to transmit all of its potential electricity to the power grid and therefore is dependent on the availability of the grid infrastructure.

If transmission infrastructure does not already exist, is inadequate or is otherwise unavailable, ReNew India is responsible for establishing a connection with the grid interconnection themselves. In such cases, ReNew India will be exposed to additional costs and risks associated with developing transmission lines and other related infrastructure, including the ability to obtain rights of way from land owners for the construction of transmission grids, which may delay or increase the cost of its projects.

Although the Government of India has accorded renewable energy “must-run” status (which means that any renewable power that is generated must always be accepted by the grid), power producers and government entities are required to undertake planned generation and drawing of power in order to maintain the safety of the power grid. The Government of India also imposes deviation charges for shortfall or excess in the generation of power in order to facilitate grid integration and stability of solar and wind power generating stations. In some cases, this may curtail ReNew India’s ability to transmit electricity into the power grid, which may adversely affect ReNew India’s financial condition and results of operations.

Technical problems may reduce energy production below ReNew India’s expectations.

ReNew India’s generation assets, including transmission lines and facilities that it constructs or owns, may not continue to perform due to equipment failure, wear and tear, latent defects, design error or operator error, early obsolescence or force majeure events, among other things, which may lead to unexpected maintenance needs, unplanned outages or other operational issues and have a material adverse effect on its projects, business, financial condition and results of operations. In addition, spare parts for wind and solar turbines and key pieces of electrical equipment may be hard to acquire, or may have significant sourcing lead time. Specifically, for wind turbines, ReNew India utilizes the proprietary technology of some of its vendors and any failure by that vendor in supplying the technology or providing periodic maintenance or upgrade in a timely basis could adversely impact ReNew India’s operations. Further, sources for some significant spare parts and other equipment are located outside of India. If there is a shortage of critical spare parts or replacement solar modules, ReNew India could incur significant delays in returning facilities to full operation.

Any mechanical failure or shutdown of equipment sourced from third parties could result in ReNew India having to shut down the entire project. Such events could materially and adversely impact ReNew India’s generating capacity. If any shutdowns continue for extended periods, this may give rise to contractual penalties or liabilities, loss of offtakers and damage to ReNew India’s reputation. Although ReNew India is entitled to be compensated by manufacturers for certain equipment failures and defects in certain cases, these arrangements may not be enough to cover all losses suffered. While manufacturing defects are typically covered under the warranty agreements, ReNew India may have to bear the costs of repairing the equipment for any damages not foreseeably covered under its supply agreements which could have a material adverse effect on ReNew India’s business, financial condition, results of operations and cash flows.

The growth of ReNew India’s business depends on developing and securing rights to sites suitable for the development of projects.

ReNew India’s ability to realize its business and growth plans is dependent on its ability to develop and secure rights to sites suitable for the development of projects. Suitable sites are determined on the basis of cost, wind and solar resource levels, topography, grid connection infrastructure and other relevant factors, which may not be available in all areas. Further, utility-scale wind and solar energy projects must be interconnected to the power grid in order to deliver electricity, which requires ReNew India to find suitable sites with adequate evacuation and transmission infrastructure. Utility-scale solar energy projects also require sufficient contiguous land for development, which may be difficult to procure on suitable terms. Land used for ReNew India’s projects are subject to other third-party rights such as right of passage and right to place cables and other equipment on the properties, which may interfere with ReNew India’s right to use the land and ultimately impair its operations.

ReNew India does not own all the land on which it operates.

Some of the land area ReNew India utilizes or intends to utilize for its projects is leased. Conditions under lease agreements typically include restrictions on leasehold interest or rights to use the land, continual operating requirements, and other obligations which include obtaining requisite approvals, payment of necessary statutory charges and giving preference to local workers for construction and maintenance. ReNew India is also exposed to the risk that these leases will not be extended or will be terminated by the relevant lessees. Some of ReNew India’s projects are located, or will be located, on revenue land that is owned by the state governments or on land acquired or to be acquired from private parties. The timeline for transfer of title in the land is dependent on the type of land on which the power projects are, or will be, located, and the policies of the relevant state government in which such land is located. In the case of land acquired from private parties, which is agricultural land, the transfer of such land from agriculturalists to non-agriculturalists such as ReNew India and the use of such land for non-agricultural purposes may require an order from the relevant state land or revenue authority allowing such transfer or use. For revenue land, ReNew India obtains a lease from the relevant government authority. In certain cases, the land leased for the development of renewable energy projects is obtained on a sub-lease from the relevant state governments, which in turn has leased such land from private parties. Such land may be subject to disputes on account of right of way, encroachment and other related issues.

There is no assurance that the outstanding approvals would be received in time, or that lease or sub-lease deeds would be executed in a timely manner, such that the operation of the projects will continue unaffected. In certain cases, any delay in the construction or commissioning of a project due to reasons beyond ReNew India’s control may result in termination of the lease. Further, the terms of lease and sub-lease agreements may also not be co-terminus with the lifetime of the power projects, taken together with the period of time required for construction and commissioning of the project. Accordingly, ReNew India will have to obtain extensions of the terms of such leases and sub-leases for the remainder of the terms of the corresponding PPAs. In the event that the relevant state authorities do not wish to renew the lease or sub-lease agreements, ReNew India may be forced to remove its equipment at the end of the lease and its business, results of operations, cash flows and financial condition could be adversely affected.

Growing the wind and solar energy project portfolio through acquisitions may subject ReNew India to additional risks that may adversely affect its business, financial condition, results of operations and prospects.

A principal component of ReNew India’s strategy is to continue to expand its operations by growing its wind and solar energy portfolio through the development of new projects and selective acquisitions of existing or committed projects, and adopting new technologies for peak power supply, round the clock supply and storage services. Successful integration of acquired projects will depend on ReNew India’s ability to effect any required changes in operations or personnel, and may require capital expenditure. ReNew India may encounter difficulties in integrating the acquired projects in a timely and cost-effective manner, difficulties in establishing effective management information and financial control systems, and unforeseen legal, regulatory, contractual or other issues. Any failure to successfully integrate the portfolio of wind and solar energy projects may limit ReNew India’s ability to grow its business.

While ReNew India evaluates acquisition opportunities based on its targeted return, operational scale and diversification criteria and on whether it considers these opportunities to be available at reasonable prices, acquisitions involve risks that could materially and adversely affect its business, including the failure of the new acquisitions or projects to achieve the expected investment results, risks related to the integration of the assets or businesses and integration or retention of personnel relating to the acquired assets or companies, adverse impact of purchase price adjustments, and the inability to achieve potential synergies in a profitable manner, risks associated with the diversion of ReNew India’s management’s attention from its existing business and risks associated with entering into any new markets. The discovery of any material liabilities subsequent to an acquisition, as well as the failure of a new acquisition to perform according to expectations, could adversely affect ReNew India’s business, financial condition, results of operations and prospects.

If environmental conditions at ReNew India’s wind and solar energy projects are unfavorable, its electricity production, and therefore its revenue from operations may be substantially below expectations.

The revenue generated by ReNew India’s projects are proportional to the amount of electricity generated, which in turn is dependent on prevailing environmental conditions. Operating results for wind and solar energy projects vary significantly depending on natural variations from season to season and from year to year, and may also change permanently because of climate change or other factors. In some periods, the wind or solar conditions may fall within ReNew India’s long-term estimates but not within the averages expected for such a period. In addition, the amount of electricity ReNew India’s projects produce is dependent in part on the amount of sunlight or radiation (in the case of solar power projects) and on actual wind conditions, including wind speed (in the case of wind power projects).

Wind energy is highly dependent on weather conditions and in particular on wind conditions, which can be highly variable, particularly during the monsoon season in India which lasts from May to September. The profitability of a wind energy project depends not only on observed wind conditions at the site, which are inherently variable, but also on whether observed wind conditions are consistent with assumptions made during the project development phase. Actual wind conditions at these sites, however, may not conform to the measured data in these studies and may be affected by variations in weather patterns, including any potential impact of climate change. For example, wind resource availability in recent years has generally been lower than projected, which has lowered the plant load factors and energy generation at several of ReNew India’s projects. In addition, climatic conditions may be adversely affected by nearby objects (such as buildings, other large-scale structures or wind turbines) developed later by third parties. Therefore, the electricity generated by ReNew India’s wind energy projects may not meet ReNew India’s anticipated production levels. If the wind resources at a particular site are below the levels ReNew India expects including in terms of quality, ReNew India’s rate of return for that project would be below ReNew India’s expectations. Specifically, unfavorable wind conditions during the monsoon season could adversely affect production levels and revenues.

ReNew India bases its investment decisions with respect to each project on the findings of related solar studies conducted on-site prior to construction. However, actual climatic conditions at a project site may not conform to the findings of these studies. Unfavorable weather and atmospheric conditions could impair the effectiveness of ReNew India’s projects or reduce their output to levels below their rated capacity. Furthermore, components of ReNew India’s systems, such as solar panels and inverters, could be damaged by severe weather conditions, such as hailstorms, tornadoes or lightning strikes or levels of pollution, dust and humidity. The operational performance of a particular solar energy project also depends on the contour of the land on which the project is situated. In case of highly variable contour land, the output of the solar farm situated on such a surface may be sub-optimal. ReNew India’s solar power projects are also affected by the monsoon season, which generally lasts from May through September.

A sustained decline in environmental and other conditions at ReNew India’s wind or solar energy projects could materially and adversely decrease the volume of electricity generated and it could also impact market demand for wind and solar projects. As a consequence, ReNew India’s business, financial condition, results of operations and prospects may be materially and adversely affected.

ReNew India has substantial indebtedness and is subject to restrictive and other covenants under ReNew India’s debt financing arrangements.

As of March 31, 2021, ReNew India had total borrowings (which consisted of long-term interest-bearing loans and borrowings including current maturities of long-term interest-bearing loans and borrowings and short-term interest bearing loans and borrowings) of Rs. 376,233 million (including CCPS of Rs. 26,697 million and compulsorily convertible debentures of Rs. 809 million). ReNew India expects to continue to finance a portion of its project development costs with debt financing. ReNew India’s ability to meet its payment obligations under its outstanding debt depends on its ability to generate significant cash flow. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond ReNew India’s control, such as, the general condition of global equity and debt capital markets, economic and political conditions and development of the renewable energy sector. If ReNew India is unable to generate sufficient cash flow to satisfy its debt obligations or other liquidity needs, ReNew India may have to undertake alternative financing plans, such as refinancing or restructuring its debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. There is no assurance that any refinancing would be possible, that any assets could be sold or, if sold, of the timing of the sales and the amount of proceeds that may be realized from those sales, or that additional financing could be obtained on acceptable terms, if at all. ReNew India’s inability to generate sufficient cash flows to satisfy its debt obligations, or to refinance its indebtedness on commercially reasonable terms, would materially and adversely affect its financial condition and results of operations.

ReNew India’s existing credit agreements contain a number of covenants that in certain cases could limit its ability and its subsidiaries’ ability to, among other things, effect changes in the control, management or capital structure of ReNew India, change or amend the constitution or articles and memorandum of association, transfer or dispose of assets, pay dividends or make distributions, incur additional indebtedness, create liens, make investments, loans and acquisitions, engage in transactions with affiliates, merge or consolidate with other companies or sell substantially all of its assets. If ReNew India is unable to comply with the terms of its credit agreements, its lenders may choose to accelerate ReNew India’s obligations under its credit agreement and foreclose upon the collateral, or ReNew India may be forced to sell assets, restructure ReNew India’s indebtedness, or seek additional equity capital, which would dilute its shareholders’ interests. ReNew India’s failure to comply with any covenant could result in an event of default under the agreement and the lenders (or any subsequent lender) could make the entire debt immediately due and payable. In the past, however, in the rare instance when such covenants have been breached, no lender has called an event of default and neither have they exercised their rights to accelerate the repayment of debt. In addition, in such instances, ReNew India’s payments of both principal and interest have been regular and as per the agreed timelines.

In the past, some of ReNew India’s subsidiaries have not been in compliance with certain financial ratios under their respective financing agreements. Moreover, some of ReNew India’s subsidiaries have not created security within specified timelines agreed with lenders in the relevant financing arrangements, typically due to reasons including delay in obtaining change in land use permissions from relevant authorities, which can be a time-consuming process in India. ReNew India has historically been able to cure some of these breaches, refinance the relevant facility or procure waivers or extensions in timelines from the relevant lenders. Further, certain breaches exist as on date of this proxy statement/prospectus for which ReNew India has made applications for seeking relevant waivers or extensions and in certain instances, such subsidiary is required to pay penal interest under the relevant facility. To date, however, none of ReNew India’s lenders have issued a notice of default or accelerated payment under such facilities on the basis of such breaches. There can be no assurance that lenders will not choose to enforce their rights or that ReNew India will be able to remedy such breaches in the same manner as was done in the past.

For details of ReNew India’s material indebtedness, please see “Description of ReNew India’s Material Indebtedness.”

The loss of any of ReNew India’s senior management or key employees may adversely affect its ability to conduct business and implement its strategy.

ReNew India depends on its management team and the loss of any key executives could negatively impact its business. It also depends on its ability to retain and motivate key employees and attract qualified new employees. Because the renewable energy industry is relatively new in India, there is a scarcity of skilled personnel with experience in the industry. If ReNew India loses a member of its management team or a key employee, it may not be able to replace him or her. Integrating new executives into ReNew India’s management team and training new employees with no prior experience in the renewable energy industry could prove disruptive to its operations, require a disproportionate amount of resources and management attention and may ultimately prove unsuccessful. An inability to attract and retain sufficient technical and managerial personnel could limit ReNew India’s ability to effectively manage its operational projects and complete its under development projects on schedule and within budget, which may adversely affect ReNew India’s business and strategy implementation.

ReNew India’s in-house EPC operations expose it to certain risks.

ReNew India undertakes EPC-related services for its solar energy projects and has recently started to undertake such services for its wind energy projects in-house, which exposes it to certain risks that would ordinarily be borne by third parties. For example, entering into third-party EPC contracts on the basis of fixed price contracts would insulate ReNew India from adverse price fluctuations for the equipment and materials it uses for constructing power projects. As a result, ReNew India is exposed to construction cost risks that could be caused by various factors, including:

•	increases in the price and availability of labor, equipment and materials;

•	inaccuracies of drawings and technical information;

•	delays in the delivery of equipment and materials to project sites;

•	unanticipated increases in equipment costs;

•	delays caused by local and seasonal weather conditions; and

•	any other unforeseen design and engineering issues, or physical, site and geological conditions that may result in delays.

Additionally, ReNew India is primarily responsible for all equipment and construction defects, potentially adding to the cost of construction of its projects. Although ReNew India generally obtains warranties from its equipment suppliers, it cannot assure that ReNew India will be successful with any warranty claims against its suppliers.

ReNew India faces competition from conventional and other renewable energy producers.

ReNew India’s primary competitors include domestic and foreign conventional and renewable energy project developers, independent power producers and utilities. ReNew India competes with renewable energy project developers in India on many factors including, the success of other alternative energy generation technologies (such as fuel cells, nuclear and biomass), site selection, access to vendors, access to project land, efficiency and reliability in project development and operation and auction bid terms. Through the competitive bidding process, ReNew India competes for project based on many factors including, pricing, technical and engineering expertise, financial conditions, including specified minimum net worth criteria, financing capabilities and track record. Submitting a competitive bid at a wind or solar power project auction requires extensive research, planning, due diligence and a willingness to operate with lower operating margins for sustained periods of time. If ReNew India miscalculates its tariff rates and incorrectly factors costs for construction, development, land acquisition and price of components (including due to increase in duties and other levies), the economics of ReNew India’s bid may be affected and the project may become economically unviable.

Further, ReNew India competes with both conventional and renewable energy companies for the financing needed to develop and construct projects. It also competes for the limited pool of qualified engineers and personnel with requisite industry knowledge and experience, equipment supplies, permits and land to develop new projects. ReNew India’s operational projects may compete on price if it sells electricity into power markets at wholesale market prices. ReNew India may also compete with other conventional energy (whose tariffs may be more competitive) and renewable energy generators when it bids on, negotiates or renegotiates a long-term PPA. Additionally, some state utilities may have a preference for entering into PPAs with conventional energy suppliers.

Some of ReNew India’s competitors may have greater financial, marketing, personnel and other resources than it does and may be in a position to acquire renewable energy projects by paying a significant premium or otherwise seek to grow their business more aggressively. A reduction in demand for energy from renewable energy sources or ReNew India’s failure to successfully acquire new renewable energy projects may adversely affect ReNew India’s business and financial condition. Furthermore, technological progress in conventional forms of electricity generation or the discovery of large new deposits of conventional fuels could reduce the cost of electricity generated from those sources or make them more environmentally friendly, and as a consequence reduce the demand for electricity from renewable energy sources or render ReNew India’s projects uncompetitive which may affect ReNew India’s business, financial condition and prospects. Demand for renewable energy may also be adversely impacted by public perceptions of the direct and indirect benefits of adopting renewable energy technology as compared against using conventional forms of electricity generation.

Further, certain of ReNew India’s competitors may also grow through corporate reorganizations or alliances with other competitors. Any growth in the scale of ReNew India’s competitors may result in the establishment of advanced in-house engineering, EPC, and O&M capabilities, which may offset any current advantage ReNew India may have over them. These competitors may also decide to enter into new business avenues such as round-the-clock projects and firm power projects which directly compete with ReNew India’s current position. Moreover, any merger of ReNew India’s suppliers or contractors with any of ReNew India’s competitors may limit ReNew India’s choices of suppliers or contractors and reduce ReNew India’s overall project execution capabilities. In addition, ReNew India’s competitors may have greater financial resources and more localized business presence. Increased competition may result in price reductions, reduced margins and a loss of ReNew India’s market share, any of which may adversely affect ReNew India’s business, financial condition and prospects.

ReNew India is required to comply with anti-corruption laws and regulations of the United States government, United Kingdom and India. The implementation of compliance procedures and related controls may be time consuming and expensive and possibly not effective, and ReNew India’s past non-compliance or ReNew India’s future failure to comply, if any, may subject it and ReNew Global to civil or criminal penalties and other remedial measures.

ReNew Global is a recently incorporated holding company with no business operations. Upon completion of the Business Combination, ReNew India and its subsidiaries, will become subsidiaries of ReNew Global. In addition to the Prevention of Corruption Act, 1988 in India, ReNew India will be exposed to a number of anti corruption laws, including the Foreign Corrupt Practices Act, or “FCPA,” in the United States and the UK Bribery Act 2010, or “Bribery Act,” in the United Kingdom. The failure to comply with anti-corruption laws applicable to ReNew Global and ReNew India could result in fines, penalties, criminal sanctions on ReNew Global’s officers, disgorgement of profits and prohibitions on doing business, which could harm ReNew India’s reputation and harm ReNew India’s business, financial condition, results of operations and prospects. Any violations of these laws, regulations and procedures by ReNew India’s personnel (which include ReNew India’s vendors) and agents could expose ReNew India and ReNew Global to administrative, civil or criminal penalties, fines or restrictions on export activities (including other U.S. laws and regulations as well as foreign and local laws) and would adversely affect ReNew India’s reputation and the market for ReNew India’s ordinary shares and may require certain of ReNew India’s investors to disclose their investment in ReNew India and ReNew Global under certain state laws. If ReNew India is not in compliance with export restrictions, U.S. or international economic sanctions or other laws and regulations that apply to ReNew India’s operations, ReNew India may be subject to civil or criminal penalties and other remedial measures. Any determination that ReNew India has violated the FCPA or other international anti-corruption laws (whether directly or through acts of others, intentionally or through inadvertence) could result in penalties, both financial and non-financial, that could materially and adversely affect ReNew India’s business.

For example, ReNew India has received a notice from the Anti-Corruption Bureau, Government of Telangana alleging that ReNew India paid a bribe to a land revenue officer to reflect the change in legal ownership of land parcels in the records for land purchased in the village of Ananthasagar, Kondapur Mandal. ReNew India has responded to the notice stating that ReNew India and its subsidiaries or any of its employees/agents have not been involved in such activities and ReNew India has not heard further from the authorities on the matter. For more information see “ReNew India’s Business—Legal Proceedings.”

ReNew India is involved in various tax and legal proceedings that may cause it to incur significant fees, costs and expenses and may result in unfavorable outcomes.

ReNew India is involved in various tax and legal proceedings that involve claims for various amounts of money or which involve how it conducts its business. As of March 31, 2021, ReNew India had disputes concerning income tax, service tax and value added tax. ReNew India was also involved in certain disputes with offtakers, including in relation to the recovery of overdue payments from ReNew India’s offtakers and delay in setting up of projects and supply of electricity. While most of these have been settled, ReNew India has ongoing disputes with certain of its offtakers in connection with claims for increased tariffs due to “change in law,” force majeure events and others. See “ReNew India’s Business—Legal Proceedings.”

Additionally, claims may be brought against or by ReNew India from time to time regarding, for example, defective or incomplete work, defective products, accidents or deaths, damage to or destruction of property, breach of warranty, late completion of work, delayed payments or regulatory compliance, and may subject ReNew India to litigation, arbitration and other legal proceedings, which may be expensive, lengthy, and occasionally disrupt normal business operations and require significant attention from ReNew India’s management. Unfavorable outcomes or developments relating to these proceedings, could have a material adverse effect on the Issuer’s business, financial condition and results of operations. See “ReNew India’s Business—Legal Proceedings”

If ReNew India is unable to maintain an effective system of internal controls and compliances, its business and reputation could be adversely affected.

While ReNew India manages regulatory compliance by monitoring and evaluating its internal controls to ensure that it is in compliance with all relevant statutory and regulatory requirements, there can be no assurance that deficiencies in its internal controls and compliances will not arise, or that it will be able to implement, and continue to maintain, adequate measures to rectify or mitigate any such deficiencies in its internal controls, in a timely manner or at all. As ReNew India continues to grow, there can be no assurance that there will be no other instances of such inadvertent non-compliances with statutory requirements, which may subject ReNew India to regulatory action, including monetary penalties, which may adversely affect its business and reputation.

The government may exercise rights of compulsory acquisition in respect of any land owned by ReNew India and compensation for such acquisition paid by the government to ReNew India may be inadequate.

ReNew India is subject to the risk that governmental agencies in India may exercise rights of compulsory purchase of lands. The Right to Fair Compensation and Transparency in Land Acquisition, Rehabilitation and Resettlement Act, 2013, or the “Land Acquisition Act” in India allows the central and state governments to exercise rights of compulsory purchase of land if such acquisition is for a “public purpose,” which, if used in respect of ReNew India’s land, could require it to relinquish land. Further, compensation paid for acquiring ReNew India’s land may not be adequate to compensate it for the loss of the property. The likelihood of such actions may increase as the central and state governments seek to acquire land for the development of infrastructure projects such as roads, airports and railways in India. Additionally, the provisions of the Land Acquisition Act cover various aspects related to the acquisition of land which may affect ReNew India, including provisions stipulating: (i) restrictions on acquisition of certain types of agricultural land; and (ii) compensation, rehabilitation and resettlement of affected people residing on such acquired land. Further, ReNew India may face difficulties in complying with the Land Acquisition Act as it is a relatively recent statute with limited case-law interpreting its provisions. Any action under the Land Acquisition Act in respect of any of ReNew India’s major current or proposed developments could adversely affect ReNew India’s business, financial condition, results of operations, cash flows or prospects.

If ReNew India incurs an uninsured loss or a loss that significantly exceeds the limits of ReNew India’s insurance policies, the resulting costs may adversely affect ReNew India’s financial condition.

ReNew India’s main assets include wind turbine generators and solar panels. Operating these assets involves risks and hazards that may adversely affect ReNew India’s operations, including equipment failures, natural disasters, environmental hazards and industrial accidents. These and other hazards can cause or result in personal injury or death, severe damage to and destruction of property, plant and equipment and suspension of operations. For instance, in January 2018, a contract worker had a fatal accident at one of ReNew India’s solar energy project sites in Karnataka. The third-party contractor made payments to the worker’s family, and no claims were made against ReNew India, nor does it anticipate any further claims or investigations into this incident.

ReNew India may also face contractual or civil liabilities or fines in the ordinary course of business as a result of damages suffered by PPA counterparties or third parties, which may require ReNew India to make indemnification or other damage payments under contract or otherwise in accordance with law, and ReNew India’s contracts may not have adequate limitations of liability for direct or indirect damage.

ReNew India’s insurance coverage may not be sufficient to cover all losses and its insurance coverage is subject to deductibles, caps, exclusions and other limitations. A loss for which ReNew India is not fully insured could have a material adverse effect on ReNew India’s business, financial condition, results of operations or cash flows. Further, due to rising insurance costs and changes in the insurance markets, there is no assurance that ReNew India’s insurance coverage will continue to be available at all or at rates or on terms similar to those presently available. Any losses not covered by insurance could have a material adverse effect on ReNew India’s business, financial condition, results of operations and cash flows.

Changes in technology may render ReNew India’s technologies obsolete or require it to make substantial capital investments.

Although ReNew India attempts to maintain the latest international technology standards, the technology requirements for businesses in the wind and solar energy sectors are subject to continuing change and development. Some of ReNew India’s existing technologies and processes in the wind and solar energy business may become obsolete or perform less efficiently compared to newer and better technologies and processes.

The cost of upgrading or implementing new technologies, upgrading ReNew India’s existing equipment or expanding capacity could be significant and may adversely affect its results of operations if it is unable to pass on such costs to its offtakers. Failure to respond to technological changes effectively and timely may adversely affect its business and results of operations.

ReNew India may not be able to adequately protect its intellectual property rights, including the use of the “ReNew” name and the associated logo, which could harm its competitiveness.

ReNew India has obtained the trademark registration for the “ReNew” marks and logo under various classes in India. ReNew India has also applied for the trademark “ReNew” under certain other classes. ReNew India believes that the use of its name and logo is vital to its competitiveness and success and for it to attract and retain its customers and business partners. Any improper use or infringement by any party could adversely affect ReNew India’s business, financial condition and results of operations. Furthermore, some of ReNew India’s applications for the registration of trademarks under various classes have been refused in the past. There is no assurance that the measures ReNew India has taken will be sufficient to prevent any misappropriation of its intellectual property.

Enforcement of any intellectual property rights could be time consuming and costly. ReNew India may not be able to establish its rights to such intellectual property in the absence of relevant registrations and accordingly may not be able to take appropriate action or prevent the use of such name or logo by third parties. If the measures ReNew India takes do not adequately safeguard its intellectual property rights, it could suffer losses due to competing offerings of services that exploit its name and logo. ReNew India may also be subject to claims for breach of intellectual property by third parties if it is unable to secure adequate protection in relation to its name and logo.

ReNew India has entered into a number of related party transactions and may continue to enter into related party transactions in the future.

In the ordinary course of its business, ReNew India has entered into transactions with related parties. There can be no assurance that ReNew India could not have achieved more favorable terms if such transactions had not been entered into with related parties. Furthermore, it is likely that ReNew India will continue to enter into related party transactions in the future. There can be no assurance that these or any future related party transactions that ReNew India may enter into, individually or in the aggregate, will not have an adverse effect on its business, financial condition and results of operations. Further, the transactions with ReNew India’s related parties may potentially involve conflicts of interest. Additionally, there can be no assurance that any dispute that may arise between ReNew India and related parties will be resolved in ReNew India’s favor. See “Certain Relationships and Related Party Transactions—ReNew India Related Party Transactions.”

During the interim period, ReNew India is prohibited from entering into certain transactions that might otherwise be beneficial to ReNew India or its shareholders.

Until the earlier of consummation of the Business Combination or termination of the Business Combination Agreement, ReNew India is subject to certain limitations on the operations of its business, as summarized under the “The Business Combination Proposal—The Business Combination Agreement.” The limitations on ReNew

India’s conduct of its business during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.

ReNew India’s results of operations could be adversely affected by strikes, work stoppages or increased wage demands by its employees or any other kind of disputes with its employees.

As at March 31, 2021, ReNew India had 1,219 full-time employees. While ReNew India has not had any instances of strikes or lock-outs since ReNew India commenced operations, it may experience disruptions in its operations due to disputes or other problems with its workforce, and efforts by its employees to modify compensation and other terms of employment may divert management’s attention and increase operating expenses. From time to time, ReNew India also enters into contracts with independent contractors to complete specific assignments and these contractors are required to provide the labor necessary to complete such assignments. Although ReNew India does not engage these laborers directly, it may be held responsible for wage payments to laborers engaged by contractors should the contractors default on wage payments. The occurrence of such events could materially adversely affect ReNew India’s business, prospects, financial condition and results of operations.

Industry data, projections and estimates contained in this proxy statement/prospectus are inherently uncertain and subject to interpretation.

Certain facts, forecasts and other statistics relating to ReNew India’s industry in which it competes contained in this proxy statement/prospectus have been derived from various public sources and commissioned third-party industry information. In particular, in connection with this offering, ReNew India commissioned IHS Markit to prepare and provide information relating to its industry, which has been extracted and included in this prospectus. Industry data, projections and estimates are subject to inherent uncertainty as they necessarily require certain assumptions and judgments. Such data may be subject to interpretation, and any discrepancy in the interpretation thereof could lead to different data, measurements, projections and estimates and result in errors and inaccuracies.

The United Kingdom’s withdrawal from the European Union may have a negative effect on global economic conditions, financial markets and ReNew India’s business, which could reduce the price of the ReNew Global Class A Shares.

ReNew Global, is a UK incorporated company. Following a national referendum and enactment of legislation by the government of the United Kingdom, the United Kingdom formally withdrew from the European Union and ratified a trade and cooperation agreement governing its future relationship with the European Union. The agreement, which is being applied provisionally from January 1, 2021 until it is ratified by the European Parliament and the Council of the European Union, addresses trade, economic arrangements, law enforcement, judicial cooperation and a governance framework including procedures for dispute resolution, among other things. Because the agreement merely sets forth a framework in many respects and will require complex additional bilateral negotiations between the United Kingdom and the European Union as both parties continue to work on the rules for implementation, significant political and economic uncertainty remains about how the precise terms of the relationship between the parties will differ from the terms before withdrawal.

These developments, or the perception that any related developments could occur, have had and may continue to have a material adverse effect on global economic conditions and financial markets, and could significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets. Asset valuations, currency exchange rates and credit ratings have been and may continue to be subject to increased market volatility. Lack of clarity about future United Kingdom laws and regulations as the United Kingdom determines which European Union laws to replace or replicate could depress economic activity and restrict ReNew India’s access to capital. Any of these factors could have a material adverse effect on ReNew

India’s business, financial condition and results of operations and reduce the price of the ReNew Global Class A Shares.

Fluctuations in foreign currency exchange rates may negatively affect ReNew India’s capital expenditures and could result in exchange losses.

ReNew India’s functional currency is the Indian Rupee and ReNew India’s revenue and operating expenses are denominated primarily in Indian Rupees. However, some of ReNew India’s capital expenditures, particularly those for equipment imported from international suppliers, such as solar module panels, are denominated in foreign currencies, particularly the U.S. Dollar, and some of ReNew India’s other obligations, including ReNew India’s external commercial borrowings, are also denominated in U.S. Dollars. To the extent that ReNew India is unable to match revenue received in ReNew India’s functional currency with costs paid in foreign currencies, exchange rate fluctuations could adversely affect ReNew India’s profitability. Substantially all of ReNew India’s cash flows are generated in Indian Rupees and, therefore, significant changes in the value of the Indian Rupee relative to foreign currencies could adversely affect ReNew India’s financial condition. ReNew India expects its capital expenditures for proposed expansion plans to include significant expenditure in foreign currencies for imported equipment and machinery.

While ReNew India has hedged its external commercial borrowings and its capital expenditure costs denominated in U.S. Dollars against foreign currency fluctuations, changes in exchange rates may still adversely affect ReNew India’s results of operations and financial condition. Any amounts spent to hedge the risks to ReNew India’s business due to fluctuations in currencies may not adequately hedge against any losses it incurs due to such fluctuations. There is no assurance that ReNew India will be able to reduce its foreign currency risk exposure, through the hedging transactions it has already entered into or will enter into, in an effective manner, at reasonable costs, or at all.

Natural and catastrophic events and terrorist attacks may reduce energy production below ReNew India’s expectations.

A natural disaster, severe weather conditions or an accident that damages or otherwise adversely affects any of ReNew India’s operations could materially and adversely affect its business, financial condition and results of operations. Severe floods, lightning strikes, earthquakes, extreme wind conditions, severe storms, wildfires, adverse monsoons and other unfavorable weather conditions (including those from climate change) or natural disasters could damage ReNew India’s property and assets or require it to shut down its turbines, solar panels or related equipment and facilities, impeding its ability to maintain and operate its projects and decreasing electricity production levels and revenues from operations. In addition, catastrophic events such as explosions, terrorist acts or other similar occurrences could result in similar consequences or in personal injury, loss of life, environmental danger or severe damage to or destruction of the projects or suspension of operations, in each case, adversely affecting its ability to maintain and operate the projects and decreasing electricity production levels and revenues from operations. Any of these events could adversely affect ReNew India’s business, financial condition, results of operations and prospects.

In addition, India, the United States or other countries from where ReNew India import equipment may enter into armed conflict or war with other countries or extend preexisting hostilities. South Asia has, from time to time, experienced instances of civil unrest and hostilities among neighboring countries. Military activity or terrorist attacks or concerns regarding regional stability could adversely affect the economy by, for instance, disrupting communications and making travel more difficult. Such events could also create a perception that investments in companies involve a higher degree of risk. This, in turn, could adversely affect customer confidence in the economy, which could have an adverse impact on the economies of countries, on the markets for ReNew India’s solutions and on ReNew India’s business.

The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the transaction or ReNew India’s future results.

This proxy statement/prospectus contains projections and forecasts prepared by ReNew India. None of the projections and forecasts included in this proxy statement/prospectus have been prepared with a view toward public disclosure other than to certain parties involved in the Business Combination or toward complying with SEC guidelines or IFRS. The projections and forecasts were prepared based on numerous variables and assumptions which are inherently uncertain and may be beyond the control of ReNew India and RMG II and exclude, among other things, transaction-related expenses. Important factors that may affect actual results and results of ReNew India’s operations following the Business Combination, or could lead to such projections and forecasts not being achieved include, but are not limited to: evolving competitive landscape, the impact of the COVID-19 pandemic or similar pandemic, rapid technological change, margin shifts in the industry, regulatory changes in a highly regulated environment, inability to retain management and retention of key personnel, unexpected expenses and general economic conditions. For example, due to the resurgence of the COVID-19 infections in India in April 2021, ReNew India expects delays in the commissioning of its committed projects on account of (a) the imposition of lockdowns by the various state governments in India to curb the spread of the virus; (b) delays in obtaining the required government and regulatory approvals for the projects; and (c) delays in the supply of raw materials to the project sites. Even though the Government of India has extended the timeline for commissioning projects that were scheduled to be commissioned after April 1, 2021 as a result of the COVID-19 pandemic, ReNew India’s management has considered the effects of these developments on its business, particularly with regard to the commissioning of new capacity at its committed projects, and has concluded that it would be prudent to reduce the original forecast installed capacity for ReNew India’s committed projects for the year ending March 31, 2022 to 7.3 GW. As such, these projections and forecasts may be inaccurate and should not be relied upon as an indicator of actual past or future results.

ReNew India’s business could be negatively affected by security threats, including cybersecurity threats.

As renewable energy utility company, ReNew India faces could face security threats, including cybersecurity threats to gain unauthorized access to sensitive information, to misappropriate financial assets or to render data or systems unusable; threats to the security of its facilities and infrastructure or third party facilities and infrastructure, such as evacuation grids and interconnection facilities. The potential for such security threats has subjected ReNew India’s operations to increased risks that could have a material adverse effect on its business. In particular, its implementation of various procedures and controls to monitor and mitigate security threats and to increase security for information, facilities and infrastructure may result in increased capital and operating costs. Moreover, there can be no assurance that such procedures and controls will be sufficient to prevent security breaches from occurring. If any of these security breaches were to occur, they could lead to losses of financial assets, sensitive information, critical infrastructure or capabilities essential to our operations and could have a material adverse effect on our reputation, financial position, results of operations or cash flows. Cybersecurity attacks in particular are becoming more sophisticated and include, but are not limited to, malicious software, attempts to gain unauthorized access to data and systems, and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information, and corruption of data. These events could lead to financial losses from remedial actions, loss of business or potential liability and may even lead to our projects coming to a complete standstill.

Risks Relating to India

A substantial portion of ReNew India’s business and operations are located in India and it is subject to regulatory, economic, social and political uncertainties in India.

A substantial portion of ReNew India’s business and employees are located in India, and it intends to continue to develop and expand its business in India. Consequently, ReNew India’s financial performance and the price of the Class A Shares will be affected by changes in exchange rates and controls, interest rates, changes in government policies, including taxation policies, social and civil unrest and other political, social and economic developments in or affecting India.

The Government of India has exercised and continues to exercise significant influence over many aspects of the Indian economy. Since 1991, successive Indian governments have generally pursued policies of economic liberalization and financial sector reforms, including by significantly relaxing restrictions on the private sector. Nevertheless, the role of the Indian central and state governments in the Indian economy as producers, consumers and regulators has remained significant and there is no assurance that such liberalization policies will continue. India has a mixed economy with a large public sector and an extensively regulated private sector. The Government of India and the state governments play a significant role in the Indian economy and the effect on producers, consumers, service providers and regulators over the years. The Government of India has in the past, among other things, imposed controls on the prices of a broad range of goods and services, restricted the ability of businesses to expand existing capacity and reduce the number of their employees, determined the allocation to businesses of raw materials and foreign exchange and reversed their policies of economic liberalization. ReNew India may not be able to react to such changes promptly or in a cost-effective manner. Increased regulation or changes in existing regulations may require ReNew India to change its business policies and practices and may increase the cost of providing services to ReNew India’s customers which would have an adverse effect on its operations and its financial condition and results of operations. On March 27, 2020, the Reserve Bank of India permitted specified financial institutions to allow a moratorium of three months on term loan installments and interest on certain working capital facilities due for repayment during that period of the lockdown in India. The RBI further extended the moratorium for three months which ended on August 31, 2020. Some of ReNew India’s subsidiaries availed these benefits; however, as of September 30, 2020, the deferred amounts (including the interest thereon) due to the lenders were added to the outstanding loan amount under the respective facilities. The Government of India had also announced a set of restrictive measures after the nationwide lockdown was imposed in order to contain the spread of the COVID-19.

Further, as per the Electricity Act, the state distribution companies in India are required to procure minimum prescribed energy from renewable energy sources in the form of renewable purchase obligation. However, in the past, most of the states have been in non-compliance with the obligation to purchase such minimum amount of energy produced from renewable energy sources, on account of low penalties currently associated with such non compliance. Accordingly, there may be an adverse impact on ReNew India’s profitability due to resultant lower procurement of renewable energy.

There is no assurance that ReNew India would be able to comply with all of the measures on a timely and cost effective basis and ReNew India may be subjected to regulatory actions for not adhering to all of the preventive measures. The rate of economic liberalization could change, and specific laws and policies affecting travel service companies, foreign investments, currency exchange rates and other matters affecting investments in India could change as well. A significant change in India’s policy of economic liberalization and deregulation or any social or political uncertainties could adversely affect business and economic conditions in India generally and ReNew India’s business and prospects.

ReNew India’s business is dependent on the regulatory and policy environment affecting the renewable energy sector in India.

The regulatory and policy environment in which ReNew India operates is evolving and subject to periodic change, and its business and financial performance could be adversely affected by any unfavorable changes in or interpretations of existing laws, or implementation of new laws. There can be no assurance that the Government in India will not implement new regulations and policies which will require ReNew India to obtain additional approvals and licenses from regulatory bodies or impose onerous requirements and conditions on their operations, which could result in increased compliance costs as well as divert significant management time and other resources.

Further, ReNew India depends in part on government policies that support renewable energy and enhance the economic feasibility of developing renewable wind and solar energy projects. The Government of India and several of the states in which ReNew India operates or plans to operate provide incentives that support the generation and sale of renewable energy, and additional legislation is regularly being considered that could enhance the demand for renewable energy and obligations to use renewable energy sources. In addition, regulatory policies in each state in India currently provide a favorable framework for securing attractive returns on capital invested. If any of these incentives or policies are adversely amended, eliminated or not extended beyond their current expiration dates, or if funding for these incentives is reduced, or if governmental support of renewable energy development, particularly wind and solar energy, is discontinued or reduced, it could adversely affect ReNew India’s ability to obtain financing, the viability of new renewable energy projects constructed based on current tariff and cost assumptions or the profitability of ReNew India’s existing projects. The Government of India has accorded renewable energy “must-run” status, which means that any renewable power that is generated must always be accepted by the grid. However, certain state utilities may order the curtailment of renewable energy generation despite this status and there have been instances of such orders citing grid safety and stability issues being introduced in the past. This may occur as a result of the state electricity boards purchasing cheaper power from other sources or transmission congestion owing to a mismatch between generation and transmission capacities. There can be no assurance that the Government of India will continue to maintain the “must-run” status for renewable energy or that the state electricity boards will not make any orders to curtail the generation of renewable energy.

The Government of India had also removed the upper ceiling on tariffs for solar power bids to facilitate greater participation. Further, pursuant to its priority sector lending scheme, the Reserve Bank of India increased the cap of Rs. 150 million to Rs. 300 million for generators of solar, biomass, wind and micro-hydel power in 2020 which would bring more liquidity to renewable energy sector. In order to boost the Indian economy, the Government of India also proposed the production linked incentive scheme through which ten critical sectors would benefit from incentives to enhance manufacturing capabilities and exports. Out of these 10 sectors, some of these critical sectors include high-efficiency solar photovoltaic modules, advanced chemistry cell batteries, automobiles, and auto components which may boost ReNew India’s business prospects. However, there is no assurance that Government of India or the state governments will give effect to such incentives in future which may, in turn, materially and adversely affect ReNew India’s business, financial condition, results of operations and prospects.

Further, the Government has also extended the existing prevailing safeguard duties until July 29, 2021 on imports from countries including China. Further, in March 2021, the Government announced a basic customs duty of 40% on solar modules and 25% on solar cells. While ReNew India believes this will classify as “change in law” for its utility-scale projects that are in the pipeline, upfront capital expenditure will be required to be borne by ReNew India until the same is approved by the regulatory commission and PPAs are amended for the compensation. Since 2019, the Government of India has prepared a list of approved module suppliers that will be eligible to supply modules to project developers that get selected to develop solar projects in the competitive bidding process. As a result, renewable energy companies, such as ReNew India, can only import modules from suppliers that are on the list approved for bids. As a result of these initiatives, ReNew India’s cost of imports may increase, which may in turn, materially and adversely affect its business, financial condition, results of operations and prospects.

ReNew India benefit from a number of other government incentives, including, preferential tariffs for wind and solar power assets under long-term PPAs; preferential charges on transmission, wheeling and banking facilities; generation based incentives schemes for certain wind power assets; tax holidays; and availability of accelerated depreciation for wind and solar power assets. There is no assurance that the Government of India and state governments will continue to provide incentives and allow favorable policies to be applicable to us, and these incentives may be available for limited period.

For instance, the Ministry of Power has currently waived inter-state transmission charges until June 30, 2023. However, ReNew India may face a drop in the incentives for wind and solar projects once such waiver is lifted. See “ReNew India’s Business—Government Regulations.” Changes to government policies curtailing renewable energy generation may adversely affect ReNew India’s business. If governmental authorities stop supporting, or reduce or eliminate their support for, the development of renewable energy projects, it may become more difficult to obtain financing, ReNew India’s economic return on certain projects may be reduced and its financing costs may increase. A delay or failure by governmental authorities to administer incentive programs in a timely and efficient manner could also adversely affect ReNew India’s ability to obtain financing for its projects. These may, in turn, materially and adversely affect ReNew India’s business, financial condition, results of operations and prospects.

ReNew India faces uncertainty of title to its lands. If ReNew India is unable to identify or cure any defects or irregularities with respect to title to such lands, ReNew India’s business and operations may be adversely affected.

There is no central title registry for real property in India and the method of documentation of land records in India has not been fully computerized. Property records in India are generally maintained at the state and district level and are updated manually through physical records of all land related documents and may not be available online for inspection or updated in a timely manner. This could result in investigations into property records taking a significant amount of time or being inaccurate in certain respects, which may impact the ability to rely on them. Land records are often handwritten, in local languages and not legible, which makes it difficult to ascertain the content. In addition, land records are often in poor condition and are at times untraceable, which materially impedes the title investigation process. In certain instances, there may be a discrepancy between the extent of the areas stated in the land records and the areas stated in the title deeds, and the actual physical area of some of lands on which the projects are constructed or proposed to be constructed. Further, improperly executed, unregistered or insufficiently stamped conveyance instruments in a property’s chain of title, unregistered encumbrances in favor of third parties, rights of adverse possessors, ownership claims of family members of prior owners or third parties, or other defects that a purchaser may not be aware of, can affect the title to a property. Any misrepresentation with respect to title by third parties from whom ReNew India purchases land may render such land liable to confiscation and action by other parties who may claim ownership of such land. As a result, potential disputes or claims over title to the land on which the projects are developed or used for operations or will be constructed may arise.

While ReNew India carries out due diligence before acquiring land in connection with any project, all risks, onerous obligations and liabilities associated with the land for each project may not be fully assessed or identified, which could include the nature of faulty or disputed title, unregistered encumbrances, adverse possession rights, claims by third parties or potential expropriation by Government of India, which could have an adverse impact on ReNew India’s operations.

ReNew India is subject to various labor laws, regulations and standards in India. Non-compliance with and changes in such laws may adversely affect ReNew India’s business, results of operations and financial condition.

ReNew India is required to comply with various labor and industrial laws in India, which include the Factories Act, 1948, the Industrial Disputes Act, 1947, the Employees State Insurance Act, 1948, the Employees’ Provident Funds and Miscellaneous Provisions Act, 1952, the Minimum Wages Act, 1948, the Payment of Bonus Act, 1965, the Workmen Compensation Act, 1923, the Payment of Gratuity Act, 1972, the Contract Labor (Regulation and Abolition) Act, 1970 and the Payment of Wages Act, 1936 in India. The Parliament of India has recently proposed the enactment of the Social Security Code 2020, the Occupational Safety, Health and Working Conditions Code 2020 and the Industrial Relations Code 2020. The three new codes have been enacted to abridge, rationalize and consolidate Indian central labor laws. The Government of India has also proposed implementing the Code on Wages, 2019 alongside the three new labor codes. The new codes, if implemented, will introduce several new changes, such as introducing a single registration and license for Indian companies, increasing threshold for applicability of certain laws for factories, increase in threshold for engaging contract workers, and government approval for retrenchment (termination) of workers. There is no assurance that ReNew India’s costs of complying with current and future labor laws and other regulations will not adversely affect its business, results of operations or financial condition. There is a risk that ReNew India may fail to comply with such regulations, which could result in it being exposed to sanctions and fines, and may lead ReNew India to stop operations which could have an adverse impact on its operations.

Recent global economic conditions have been challenging and continue to affect the Indian market, which may adversely affect ReNew India’s business, financial condition, results of operations and prospects.

The Indian economy and its securities markets are influenced by economic developments and volatility in securities markets in other countries. Investors’ reactions to developments in one country may adversely affect the market price of securities of companies located in other countries, including India. For instance, the economic downturn in the U.S. and several European countries during 2008 and 2009 adversely affected market prices in the global securities markets, including India. Negative economic developments, such as rising fiscal or trade deficits, or a default on national debt, in other emerging market countries may also affect investor confidence and cause increased volatility in Indian securities markets and indirectly affect the Indian economy in general. Furthermore, global events like the COVID-19 pandemic or the decline in global oil prices in 2020 can materially impact the global economic conditions and reduce the flow of funds through equity or debt in India. Any worldwide financial instability could also have a negative impact on the Indian economy, including the movement of exchange rates and interest rates in India and could then adversely affect ReNew India’s business and financial performance. Any other global economic developments or the perception that any of them could occur may adversely affect global economic conditions and the stability of global financial markets, and may significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets. Any of these factors could depress economic activity and restrict ReNew India’s access to capital, which could have an adverse effect on its business, financial condition and results of operations.

As the domestic Indian market constitutes a significant source of ReNew India’s revenue, a slowdown in the economic growth in India could cause its business to suffer.

Slowdown in the growth of the Indian economy could adversely affect ReNew India’s business. The growth rate of India’s GDP was 6.8% and 4.2% during fiscal years ended March 31, 2019 and 2020. India’s GDP growth in the year ended March 31, 2021 has been adversely affected by the COVID-19 pandemic. During the year there was also a decline in electricity demand as a result of the nationwide lockdown to contain the spread of COVID-19 in India. The performance and growth of ReNew India’s business are necessarily dependent on economic conditions prevalent in India, which may be adversely affected by such economic slowdown and global crisis. Notwithstanding the Reserve Bank of India’s policy initiatives, the course of market interest rates continues to be uncertain due to the high inflation, the increase in the fiscal deficit and the Government of India’s borrowing program. Any continued or future inflation because of increases in prices of commodities such as crude oil or otherwise, may result in a tightening of monetary policy and could materially and adversely affect ReNew India’s business, financial condition and results of operations. Any increase in interest rates or reduction in liquidity could adversely impact ReNew India’s business.

Any downgrading of India’s sovereign debt rating by an international rating agency could negatively impact ReNew India’s business and results of operations.

India’s sovereign rating is Baa3 with a “positive” outlook (Moody’s), BBB- with a “stable” outlook (S&P) and BBB-with a “stable” outlook (Fitch). Any adverse revisions to India’s credit ratings by international rating agencies may adversely affect ReNew India’s ratings, terms on which it is able to finance capital expenditure or refinance any existing indebtedness. This could adversely affect ReNew India’s business, financial condition, results of operations and prospects.

A decline in India’s foreign exchange reserves may adversely affect liquidity and interest rates in the Indian economy.

As of March 31, 2021, India’s foreign exchange reserves were Rs. 42,006,680 million. A sharp decline in these reserves could result in reduced liquidity and higher interest rates in the Indian economy. Reduced liquidity or an increase in interest rates in the economy following a decline in foreign exchange reserves could have a material adverse effect on ReNew India’s financial performance and ability to obtain financing to fund its growth on favorable terms or at all.

Changes in the taxation system in India could adversely affect ReNew India’s business.

The operations, profitability and cash flows of ReNew India could be adversely affected by any unfavorable changes in central and state-level statutory or regulatory requirements in connection with direct and indirect taxes and duties, including income tax, goods and service tax, or “GST” in India, or by any unfavorable interpretation taken by the relevant taxation authorities or courts in India. Any amendments to Indian tax laws could adversely affect ReNew India’s operations, profitability and cash flows.

For example, the Government of India levied GST on renewable energy devices as well as on service of construction for solar power plant and wind operated electricity generators.

Under Indian tax laws, generally a domestic company is liable to corporate tax rate of 30% (plus applicable surcharge and cess). However, a lower corporate tax rate of 25% (plus applicable surcharge and cess) is applicable for domestic companies in the year ending March 31, 2022 whose annual turnover or gross receipts does not exceed Rs. 4 billion in the year ended March 31, 2019. Additionally, the Income Tax Act, 1961 provides for a minimum alternate tax, or “MAT,” of 15% (plus applicable surcharge and cess) on the book profits of the companies computed in the prescribed manner, if the normal corporate tax liability of the company is less than 15% of such book profits.

The Indian tax laws also provide an option to the domestic companies to pay a reduced statutory corporate income tax of 22% plus applicable surcharge and cess (15% plus surcharge and cess for newly set up domestic manufacturing companies subject to certain conditions), provided such companies do not claim certain specified deduction or exemptions. Further, where a company has opted to pay the reduced corporate tax rate of 15% or 22% plus applicable surcharge and cess, the MAT provisions would not be applicable. Thus, ReNew India and its subsidiaries operating in India may choose not to claim the specified deductions or exemptions and claim the lower corporate tax, in which case, the MAT provisions would not be applicable. Alternatively, ReNew India and its subsidiaries may choose to pay the higher of corporate tax, i.e., 30% or 25%, as the case may be, plus applicable surcharge and cess, after claiming the applicable deductions and exemptions or the MAT at the rate of 15% plus applicable surcharge and cess. Considering the impact of these provisions may vary from company to company and the option exercised, there is no certainty on the impact that these amendments may have on ReNew India’s business and operations or on the industry in which it operates.

Dividends distributed by domestic companies are taxable in the hands of its shareholders with effect from fiscal year starting April 1, 2020. Domestic companies are required to withhold tax at applicable rates. Until fiscal year ending March 31, 2020, the domestic company distributing dividend was liable to pay dividend distribution tax at a rate of 15% plus surcharge and cess on grossed up amount and such dividend was exempt in the hands of the shareholders.

Further, as per Income Tax Act, 1961, a company incorporated outside India is to be treated as a resident in India if its place of effective management, or “POEM” is in India. POEM has been defined to mean a place where key management and commercial decisions that are necessary for the conduct of business of an entity as a whole are, in substance, made. If a company incorporated outside India is treated as a resident in India, global income of such company would be taxable in India at the rate of 40% (plus applicable surcharge and cess). Further, any dividend which is distributed by such company, shall be treated as dividend distributed by a domestic company and such dividends shall be taxable in the hands of the shareholders with effect from fiscal year starting April 1, 2020.

Separately, if a foreign company carries on any of its business activities in India through its employees or agent or any other personnel, such foreign company could be deemed to have taxable presence (Permanent

Establishment or Business Connection) in India, in which case, income of the foreign company attributable to its India presence would be taxed on net basis in India at 40% plus applicable surcharge and cess, subject to benefit, if any, under applicable double taxation avoidance agreements.

Capital gain arising on transfer of unlisted shares in an Indian company is taxable in the hands of foreign company at 10% (plus surcharge and cess) if such shares have been held for a period of more than 24 months, otherwise at 40% (plus surcharge and cess), subject to benefit, if any, under applicable double taxation avoidance agreements. Indexation of cost of acquisition may not allowed to such foreign shareholders. Any further upstreaming of funds by the foreign company to its shareholders by way of dividend in cash should not be subject to tax in India.

If the non-resident shareholders of the foreign company exit by way of redemption of the shares held by them in the foreign company or by selling the shares in foreign company, such non-resident shareholders could be taxed in India where the foreign company derives substantial value from India subject to shareholders being either entitled to small shareholder exemption available under Income Tax Act, 1961 or a benefit under the applicable double taxation avoidance agreement.

Indian resident shareholders exiting from a foreign company either by way of redemption or sale of shares would be liable to capital gains tax at 20% (plus surcharge and cess) where the shares have been held for a period of more than 24 months, otherwise at the tax rate ranging from 22% to 30% (plus surcharge and cess), as applicable to the relevant resident shareholder.

India has signed and ratified the Multilateral Instrument, or “MLI,” which modifies the existing bilateral tax treaty, to implement tax treaty related measures to prevent Base Erosion and Profit Shifting or “BEPS.” As a result, MLI has entered into force for India on October 1, 2019 and its provisions have effect on India’s tax treaties, including tax rates specified therein, from financial year 2020-21 onwards where the other country has also deposited its instrument of ratification with Organization of Economic Co-operation and Development or “OECD” and both countries have notified the relevant tax treaty as a Covered Tax Agreement.

The General Anti-Avoidance Rules, or “GAAR” under Indian tax law seeks to deny the tax benefit claimed in “impermissible avoidance arrangements.” An impermissible avoidance arrangement is defined under Indian tax laws as any arrangement, the main purpose of which is to obtain a tax benefit, subject to satisfaction of certain tests. If GAAR provisions are invoked, then the tax authorities have wide powers, including the denial of tax benefit or the denial of a benefit under a tax treaty. In the absence of sufficient judicial precedents interpreting GAAR provisions, the consequential effects on ReNew India cannot be determined yet and there can be no assurance that such effects would not adversely affect ReNew India’s business, future financial performance.

There is no assurance that any of the aforementioned provisions in Indian tax law and amendments thereto in the future would not adversely affect ReNew India’s business, prospects, financial condition, results of operations and cash flows.

Risks Relating to RMG II and the Business Combination

The Business Combination remains subject to conditions that RMG II cannot control and if such conditions are not satisfied or waived, the Business Combination may not be consummated.

The Business Combination is subject to a number of conditions, including applicable approvals from the Competition Commission of India, there being no legal prohibition against consummation of the Business Combination, approval by the RMG II Shareholders of the Business Combination proposals, approval for registration on an Approved Stock Exchange of the ReNew Global Class A Shares and the RMG II Adjusted Warrants, the execution and delivery of the Amended and Restated Warrant Agreement, where applicable, the obtainment of a valid s593 Report if required and the condition that the amount of cash in the Trust Account together with the PIPE Investment Amount be at least $650,000,000 in order for ReNew India and the Major Shareholders to be obliged to consummate the Business Combination, or the “Minimum Cash Condition.” There are no assurances that all conditions to the Business Combination will be satisfied or that the conditions will be satisfied in the time frame expected. If the conditions to the Business Combination are not met (and are not waived, to the extent waivable), then either RMG II or ReNew India may, subject to the terms and conditions of the Business Combination Agreement, terminate the Business Combination Agreement or amend the Termination Date. See the section of this proxy statement/prospectus titled “The Business Combination Proposal.”

Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.

Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, RMG II expects. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially adversely affect the benefits that RMG II expects to achieve from the acquisition of ReNew India’s business.

The exercise of RMG II’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in RMG II’s shareholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require RMG II to agree to amend the Business Combination Agreement, to consent to certain actions taken by ReNew India or to waive rights that RMG II is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of ReNew India’s business, a request by ReNew India to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on ReNew India’s business and would entitle RMG II to terminate the Business Combination Agreement. In any of such circumstances, it would be at RMG II’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the risk factors may result in a conflict of interest on the part of one or more of the directors between what they may believe is best for RMG II and what they may believe is best for themselves in determining whether or not to take the requested action. There can be no assurance that if such conflict of interest arises, the decisions or actions taken by such directors would be in the best interests of RMG II. While certain changes could be made without further shareholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the shareholders, RMG II will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit RMG II’s shareholders with respect to the Business Combination Proposal.

RMG II and ReNew Global will incur significant transaction and transition costs in connection with the Business Combination.

RMG II and ReNew Global have incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination. All expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs. RMG II’s transaction expenses as a result of the Business Combination are currently estimated at approximately $68,000,000, which includes $12,075,000 in deferred underwriting commissions to the underwriters of the RMG II IPO.

During the interim period, RMG II is prohibited from entering into certain transactions that might otherwise be beneficial to RMG II or its shareholders.

Until the earlier of consummation of the Business Combination or termination of the Business Combination Agreement, RMG II is subject to certain limitations on the operations of its business, as summarized under the “The Business Combination Proposal—The Business Combination Agreement.” The limitations on RMG II’s conduct of its business during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.

The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, either RMG II or ReNew India can refuse to complete the Business Combination if there is a material adverse effect affecting the other party between the signing date of the Business Combination Agreement and the planned closing. However, certain types of changes do not permit either party to refuse to complete the Business Combination, even if such change could be said to have a material adverse effect on ReNew India, including the following events:

•	changes generally affecting the economy, financial or securities markets, including the COVID-19 pandemic;

•	the outbreak or escalation of war or any act of terrorism, civil unrest or natural disasters;

•	changes (including changes in law) or general conditions in the industry in which the party operates;

•	changes in IFRS, or the authoritative interpretation of IFRS; or

•

changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers, employees and any federal, state, or local government entities).

Furthermore, RMG II or ReNew India may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still complete the Business Combination, RMG II’s share price may suffer.

RMG II may not have sufficient funds to consummate the Business Combination.

As of July 20, 2021, RMG II had approximately $797,984 available to it outside the Trust Account to fund its working capital requirements and a working capital deficiency of approximately $1,100,000. If RMG II is required to seek additional capital, it may need to borrow funds from its sponsors, initial shareholders, management team or other third parties to operate or may be forced to liquidate. None of RMG II’s sponsors, initial shareholders, members of its management team, nor any of their affiliates is under any obligation to advance funds to RMG II in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to RMG II upon completion of the Business Combination. If RMG II is unable to consummate the Business Combination because it does not have sufficient funds available, RMG II will be forced to cease operations and liquidate the Trust Account. Consequently, RMG II’s public shareholders may only receive $10.00 per share, without taking into account, interest, if any, earned on the Trust Account and their warrants will expire worthless.

If RMG II is unable to complete this Business Combination, or another business combination, within the prescribed time frame, RMG II would cease all operations except for the purpose of winding up and redeem its public shares and liquidate, in which case RMG II’s public shareholders may receive only $10.00 per share, or less than such amount in certain circumstances, and RMG II’s warrants will expire worthless.

RMG II’s sponsor, officers and directors have agreed that it must complete its initial business combination by December 14, 2022. If RMG II has not completed this Business Combination, or another business combination, within such time period, RMG II will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable, expenses relating to the administration of the Trust Account and limited withdrawals for working capital), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of RMG II’s remaining shareholders and RMG II’s Board, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, RMG II’s public shareholders may receive only $10.00 per share, or less than $10.00 per share, on the redemption of their shares, and its warrants will expire worthless.

Additionally, if RMG II is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if RMG II otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, RMG II may not be able to return to its public shareholders at least $10.00 per share.

If the Business Combination is not completed, potential target businesses may have leverage over RMG II in negotiating a business combination and RMG II’s ability to conduct due diligence on a business combination as it approaches its dissolution deadline may decrease, which could undermine RMG II’s ability to complete a business combination on terms that would produce value for RMG II’s shareholders.

Any potential target business with which RMG II enters into negotiations concerning a business combination will be aware that RMG II must complete an initial business combination by December 14, 2022. Consequently, if RMG II is unable to complete this Business Combination, a potential target may obtain leverage over RMG II in negotiating a business combination, knowing that RMG II may be unable to complete a business combination with another target business by December 14, 2022. This risk will increase as RMG II gets closer to the timeframe described above. In addition, RMG II may have limited time to conduct due diligence and may enter into a business combination on terms that RMG II would have rejected upon a more comprehensive investigation.

Subsequent to the completion of the Business Combination, ReNew Global may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the price of ReNew Global securities, which could cause RMG II Shareholders to lose some or all of their investment.

Although RMG II has conducted due diligence on ReNew India, RMG II cannot assure you that this diligence identified all material issues that may be present with the business of ReNew India or that factors outside of ReNew India’s business and outside of ReNew Global’s control will not later arise. As a result of these factors, ReNew Global may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that could result in its reporting losses. Even if RMG II’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with RMG II’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on its liquidity, the fact that ReNew Global reports charges of this nature could contribute to negative market perceptions about the post-combination company or its securities. In addition, charges of this nature may cause ReNew Global to be unable to obtain future financing on favorable terms or at all.

If an Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, RMG II’s board of directors will not have the ability to adjourn the RMG II General Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

RMG II’s board of directors may seek approval to adjourn the RMG II General Meeting to a later date or dates if, at the RMG II General Meeting, based upon the tabulated votes, there are insufficient votes to approve the consummation of the Business Combination. If the Adjournment Proposal is not approved, RMG II’s board will not have the ability to adjourn the RMG II General Meeting to a later date and, therefore, will not have more time to solicit votes to approve the consummation of the Business Combination. In such event, if the required approval at the RMG II General Meeting is not obtained, the Business Combination would not be completed.

RMG II did not obtain an opinion from an independent investment banking or accounting firm, and consequently, you have no assurance from an independent source that the price RMG II is paying in connection with the Business Combination is fair to RMG II from a financial point of view.

RMG II is not required to obtain an opinion from an independent investment banking or accounting firm that the price RMG II is paying in connection with the Business Combination is fair to RMG II from a financial point of view. RMG II’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Its officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and have concluded that their experience and backgrounds, together with the experience and sector expertise of its financial advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination with ReNew India. Accordingly, investors will be relying solely on the judgment of RMG II’s board of directors in valuing ReNew India’s business, and assuming the risk that the board of directors may not have properly valued the Business Combination.

If third parties bring claims against RMG II, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share.

RMG II’s placing of funds in the Trust Account may not protect those funds from third-party claims against RMG II. Although RMG II will seek to have all vendors, service providers (other than RMG II’s independent auditors), prospective target businesses or other entities with which RMG II does business execute agreements with RMG II waiving any right, title, interest or claim of any kind in or to any funds held in the Trust Account for the benefit of RMG II’s public shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against RMG II’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the funds held in the Trust Account, RMG II’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to RMG II than any alternative.

RMG Sponsor II has agreed that it will be liable to RMG II if and to the extent any claims by a vendor for services rendered or products sold to RMG II, or a prospective target business with which RMG II has discussed entering into a business combination agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under RMG II’s indemnity of the underwriters of the RMG II IPO against certain liabilities, including liabilities under the Securities Act.

Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, RMG Sponsor II will not be responsible to the extent of any liability for such third-party claims. RMG II has not independently verified whether RMG Sponsor II has sufficient funds to satisfy its indemnity obligations and believes that RMG Sponsor II’s only assets are securities of RMG II. RMG Sponsor II may not have sufficient funds available to satisfy those obligations. RMG II has not asked RMG Sponsor II to reserve for such eventuality, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for a business combination and redemptions could be reduced to less than $10.00 per public share. In such event, RMG II may not be able to complete a business combination, and RMG II Shareholders would receive such lesser amount per share in connection with any redemption of public shares.

If RMG II is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by RMG II’s shareholders. Furthermore, because RMG II intends to distribute the proceeds held in the Trust Account to its public shareholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to Public Shareholders over any potential creditors with respect to access to or distributions from its assets. In addition, RMG II’s board may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposed itself and the company to claims of punitive damages, by paying its public shareholders from the Trust Account prior to addressing the claims of creditors. RMG II cannot assure you that claims will not be brought against it for these reasons.

RMG II’s shareholders may be held liable for claims by third parties against RMG II to the extent of distributions received by them upon redemption of their shares.

If RMG II is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, RMG II was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by RMG II’s shareholders. Furthermore, RMG II’s directors may be viewed as having breached their fiduciary duties to RMG II or RMG II’s creditors and/or may have acted in bad faith, and thereby exposing themselves and RMG II to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. RMG II cannot assure you that claims will not be brought against RMG II for these reasons. RMG II and RMG II’s officers and directors who knowingly and willfully authorized or permitted any distribution to be paid out of RMG II’s share premium account while RMG II was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offense and may be liable for a fine of up to approximately $18,300 and to imprisonment for up to five years in the Cayman Islands.

RMG II’s current directors and executive officers and their affiliates own ordinary shares and private placement warrants that will be worthless if the Business Combination is not approved.

RMG II’s officers and directors and/or their affiliates beneficially own or have a pecuniary interest in shares that they purchased prior to, or simultaneously with, RMG II’s IPO. RMG II’s executive officers and directors and their affiliates have no redemption rights with respect to these securities in the event a business combination is not effected in the required time period. Therefore, if the Business Combination with ReNew India or another business combination is not approved within the required time period, such securities held by such persons will be worthless. Such securities had an aggregate market value of approximately $85,301,250 million based upon the closing prices of the RMG II Class A Shares and Units on the Nasdaq on July 20, 2021. These financial interests may have influenced the decision of RMG II’s directors to approve the Business Combination with ReNew India and to continue to pursue the Business Combination. In considering the recommendations of RMG II’s board of directors to vote for the Business Combination Proposal and other proposals, RMG II’s Public Shareholders should consider these interests.

RMG Sponsor II and each of RMG II’s officers and directors have agreed to vote in favor of the Business Combination, regardless of how RMG II’s public shareholders vote.

Unlike other blank check companies in which the founders agree to vote their RMG II Founder Shares and any public shares purchased by them during or after such company’s initial public offering in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, RMG Sponsor II and each of RMG II’s officers and directors agreed, and their permitted transferees will agree, pursuant to the terms of letter agreements entered into with RMG II, to vote any RMG II Founder Shares held by them, as well as any public shares owned by them, in favor the Business Combination. As of the record date for RMG II Shareholders holding their shares in “street name,” RMG Sponsor II, and through it RMG II’s officers and directors, owned 20% of the issued and outstanding RMG II Ordinary Shares, including all of the RMG II Founder Shares, and will be able to vote all of such shares at the RMG II General Meeting. Accordingly, regardless of how RMG II’s public shareholders vote in respect of the Business Combination Proposal, the Business Combination is more likely to receive the necessary shareholder approval than would be the case if RMG Sponsor II and each of RMG II’s officers and directors had agreed to vote their RMG II Ordinary Shares in accordance with the majority of the votes cast by RMG II’s public shareholders.

RMG Sponsor II or RMG II’s other directors, executive officers, advisors and their affiliates may elect to purchase shares from RMG II public shareholders, which may influence a vote on the Business Combination.

RMG Sponsor II or RMG II’s other directors, executive officers, advisors or their affiliates may purchase Class A Shares in privately negotiated transactions or in the open market prior to the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of the Class A Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that RMG Sponsor II or RMG II’s other directors, executive officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases would be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination. This may result in the completion of the Business Combination that may not otherwise have been possible.

RMG II’s warrants are accounted for as liabilities and the changes in value of its warrants could have a material effect on its financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)”, or the “SEC Statement”. Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing RMG II’s warrants. As a result of the SEC Statement, RMG II reevaluated the accounting treatment of its 11,500,000 public warrants and 7,026,807 private placement warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value for each period reported in earnings.

As a result, included on RMG II’s consolidated balance sheets as of December 31, 2020 and March 31, 2021 and contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within RMG II’s warrants. Accounting Standards Codification 815, Derivatives and Hedging, or “ASC 815”, provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, RMG II’s consolidated financial statements and results of operations may fluctuate quarterly, based on factors which are outside of RMG II’s control. Due to the recurring fair value measurement, RMG II expects that it will recognize non-cash gains or losses on its warrants each reporting period and that the amount of such gains or losses could be material.

RMG II has identified a material weakness in its internal control over financial reporting as of December 31, 2020. If RMG II is unable to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in RMG II and materially and adversely affect its business and operating results.

Following the issuance of the SEC Statement, on April 22, 2021, after consultation with its independent registered public accounting firm, RMG II’s management and its audit committee concluded that, in light of the SEC Statement, it was appropriate to restate RMG II’s previously issued audited financial statements as of and for the period ended December 31, 2020, or the “Restatement”. See “—RMG II’s warrants are accounted for as liabilities and the changes in value of its warrants could have a material effect on its financial results.” As part of such process, RMG II identified a material weakness in its internal controls over financial reporting.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

Effective internal controls are necessary for RMG II to provide reliable financial reports and prevent fraud. RMG II continues to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If RMG II identifies any new material weaknesses in the future, any such newly identified material weakness could limit its ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such case, RMG II may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in its financial reporting and its stock price may decline as a result. RMG II cannot assure you that the measures it has taken to date, or any measures RMG II may take in the future, will be sufficient to avoid potential future material weaknesses. If the Business Combination is consummated, RMG II can provide no assurance that ReNew Global’s internal controls and procedures over financial reporting of the post-Business Combination Company will be effective.

RMG II and, following the Business Combination, ReNew Global, may face litigation and other risks as a result of the material weakness in RMG II’s internal control over financial reporting.

As a result of the identified material weakness in RMG II’s material controls, the Restatement, the change in accounting for the warrants, and other matters raised or that may in the future be raised by the SEC, we and, following the Business Combination, ReNew Global, face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the Restatement and material weaknesses in RMG II’s internal control over financial reporting and the preparation of its financial statements. As of the date of this proxy statement/prospectus, RMG II has no knowledge of any such litigation or dispute. However, RMG II can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on RMG II’s business, results of operations and financial condition or its ability to complete the Business Combination and related transactions.

RMG II shareholders may have limited remedies if their shares suffer a reduction in value following the Business Combination.

Any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value, unless they are able to successfully claim that the reduction was due to the breach by RMG II’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy statement relating to the Business Combination contained an actionable material misstatement or material omission.

The Amended and Restated Warrant Agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of RMG II Adjusted Warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with ReNew Global.

The Amended and Restated Warrant Agreement will provide that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the Amended and Restated Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that ReNew Global irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. ReNew Global will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Amended and Restated Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of ReNew Global’s warrants shall be deemed to have notice of and to have consented to the forum provisions in the Amended and Restated Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Amended and Restated Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with ReNew Global, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Amended and Restated Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, ReNew Global may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect ReNew Global’s business, financial condition and results of operations and result in a diversion of the time and resources of ReNew Global’s management and board of directors.

Because RMG II is incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

RMG II is an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for RMG II public shareholders to effect service of process within the United States upon RMG II’s directors or executive officers, or enforce judgments obtained in the United States courts against RMG II’s directors or officers.

RMG II’s corporate affairs are governed by its amended and restated memorandum and articles of association, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of RMG II’s directors to RMG II under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of RMG II’s shareholders and the fiduciary responsibilities of RMG II’s directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, shareholders of Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like RMG II have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of the register of members of these companies. RMG II’s directors have discretion under its amended and restated memorandum and articles of association to determine whether or not, and under what conditions, its corporate records may be inspected by its shareholders, but are not obliged to make them available to its shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against RMG II judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state, and (ii) in original actions brought in the Cayman Islands, to impose liabilities against RMG II predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, RMG II public shareholders may have more difficulty in protecting their interests in the face of actions taken by RMG II management, members of the RMG II Board or controlling shareholders of RMG II than they would as public shareholders of a United States company.

RMG II public shareholders will experience substantial dilution as a consequence of, among other transactions, the Business Combination and the PIPE Investment. Having a minority share position will reduce the influence that RMG II public shareholders have on the management of ReNew Global relative to the current RMG II public shareholders’ influence on the management of RMG II.

It is anticipated that, assuming no redemption of RMG II Ordinary Shares and certain other assumptions as set out in the section entitled “Beneficial Ownership of Securities”, (A) the concentration of ownership in ReNew Global immediately following the consummation of the Business Combination will be as follows: (i) RMG II public shareholders will own approximately 8.3%; (ii) RMG Sponsor will own approximately 2.1%; (iii) the PIPE Investors will own approximately 20.5%; and (iv) the Major Shareholders will own approximately 69.2%, and (B) the ownership of voting shares in ReNew Global immediately following the consummation of the Business Combination will be as follows: (i) RMG II public shareholders will own shares representing approximately 11.1% of the voting power in ReNew Global shares; (ii) RMG Sponsor will own approximately

2.8%; (iii) the PIPE Investors will own approximately 27.5%; and (iv) the Major Shareholders will own approximately 58.6%.

If the actual facts are different than these assumptions (in particular, if there are any redemptions of RMG II Ordinary Shares, which they are likely to be), the ownership percentages set forth above will change and be different, including the RMG II public shareholders percentage ownership of ReNew Global’s voting shares. Having a minority ownership of ReNew Global’s voting shares will reduce the influence that RMG II public shareholders have on the management of ReNew Global relative to the current RMG II public shareholders’ influence on the management of RMG II.

If RMG II is or was a passive foreign investment company for United States federal income tax purposes for any taxable year, U.S. holders of RMG II Shares and RMG II Warrants could be subject to adverse United States federal income tax consequences with respect to the Business Combination.

If RMG II is or was a PFIC, within the meaning of Section 1297 of the Code for any taxable year during which a U.S. Holder (as defined in “The Business Combination Proposal—Tax Considerations—U.S. Federal Income Tax Considerations—U.S. Holders”) holds or held RMG II Shares or RMG II Warrants, certain adverse U.S. federal income tax consequences may apply to such U.S. Holder with respect to the Business Combination, such as taxation at the highest marginal ordinary income tax rates on capital gains, interest charges on certain taxes treated as deferred, and additional reporting requirements. Because RMG II is a blank check company, with no current active business, it likely met the PFIC asset or income test (each as described in further detail below under “The Business Combination Proposal—Tax Considerations—U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Considerations of Ownership ReNew Global Shares and RMG II Adjusted Warrants—Passive Foreign Investment Company Considerations of the Ownership of ReNew Global Securities”) for its first and most recent taxable year ended on March 31, 2021. Accordingly, RMG II would likely be treated as a PFIC in such taxable year. Although RMG II’s PFIC determination will be made annually, a determination that RMG II is a PFIC will generally apply for subsequent years to a U.S. Holder who held RMG II Shares while RMG II was a PFIC, whether or not RMG II is a PFIC in those subsequent years (unless the holder makes a valid QEF election or mark-to-market election for such holder’s First PFIC Holding Year (as described in further detail below under “The Business Combination Proposal—Tax Considerations—U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Considerations of Ownership ReNew Global Shares and RMG II Adjusted Warrants—Passive Foreign Investment Company Considerations of the Ownership of ReNew Global Securities”)).

For further details, see “The Business Combination Proposal—Tax Considerations—U.S. Federal Income Tax Considerations—Effects of the Business Combination—Passive Foreign Investment Company Considerations of the Merger.”

Risks Relating to Redemptions of RMG II Ordinary Shares

The ability of RMG II’s public shareholders to exercise redemption rights with respect to a large number of RMG II’s shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your shares.

The obligations of ReNew India and the Major Shareholders under the Business Combination Agreement are subject to the Minimum Cash Condition being met. Therefore, the probability that the Business Combination will be unsuccessful increases with the amount of RMG II shareholder Redemptions. If the Business Combination is not completed in the required time set forth in the Business Combination Agreement and RMG II is unable to complete an initial business combination by December 14, 2022, you would not receive your pro rata portion of the Trust Account until the Trust Account is liquidated. If you are in need of immediate liquidity, you could attempt to sell your shares in the open market; however, at such time RMG II shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with the redemption until RMG II liquidates or you are able to sell your shares in the open market. See the risk factor titled “The Business Combination remains subject to conditions that RMG II cannot control and if such conditions are not satisfied or waived, the Business Combination may not be consummated.”

RMG II does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for RMG II to complete a business combination in relation to which a substantial majority of its shareholders have elected to redeem their shares.

RMG II’s amended and restated memorandum and articles of association does not provide a specified maximum redemption threshold, except that in no event will RMG II redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001, such that RMG II is not subject to the SEC’s “penny stock” rules. This minimum net tangible asset amount is also required as an obligation to each party’s obligation to consummate the Business Combination under the Business Combination Agreement. In addition, see “If the minimum cash condition, as specified in the Business Combination Agreement, is not met, then the Business Combination Agreement may be terminated.” If the Business Combination is not consummated, RMG II will not redeem any shares, all RMG II ordinary shares submitted for redemption will be returned to the holders thereof, and RMG II instead may search for an alternate business combination.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the RMG II Class A Shares issued in the RMG II IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Class A Shares issued in the RMG II IPO.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Class A Shares included in the units sold in the RMG II IPO. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, RMG II will require each public shareholder seeking to exercise redemption rights to certify to RMG II whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to share ownership available to RMG II at that time, such as Schedule 13D, Schedule 13G and Section 16 filings under the Exchange Act, will be the sole basis on which RMG II makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over RMG II’s ability to consummate the Business Combination and you could suffer a material loss on your investment in RMG II if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if RMG II consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the shares sold in the RMG II IPO and, in order to dispose of such excess shares, would be required to sell your Class A Shares in open market transactions, potentially at a loss. There is no assurance that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the Class A Shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge RMG II’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, RMG II’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

There is no assurance as to the price at which an RMG II Shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination.

Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the share price, and may result in a lower value realized now than a shareholder of RMG II might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Shareholders of RMG II who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption, which may make it difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Class A Shares for a pro rata portion of the funds held in the Trust Account.

RMG II public shareholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things (i) submit a request in writing and (ii) tender their certificates to the Transfer Agent or deliver their shares to the Transfer Agent electronically through the DWAC system at least two business days prior to the RMG II General Meeting. In order to obtain a physical stock certificate, a shareholder’s broker and/or clearing broker, DTC and the Transfer Agent will need to act to facilitate this request. Shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, because RMG II does not have any control over this process or over the brokers, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, shareholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

Shareholders electing to redeem their shares will receive their pro rata portion of the Trust Account less franchise and income taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. Please see the section entitled “Extraordinary General Meeting of RMG II Shareholders—Redemption Rights” for additional information on how to exercise your redemption rights.

If a public shareholder fails to receive notice of RMG II’s offer to redeem its public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

RMG II will comply with the proxy rules when conducting redemptions in connection with the Business Combination. Despite RMG II’s compliance with these rules, if a public shareholder fails to receive RMG II’s tender offer or proxy materials, as applicable, such shareholder may not become aware of the opportunity to redeem its shares. In addition, the proxy materials, as applicable, that RMG II will furnish to holders of its public shares in connection with the Business Combination will describe the various procedures that must be complied with in order to validly redeem public shares. In the event that a shareholder fails to comply with these procedures, its shares may not be redeemed.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to redeem or sell your Public Shares or Warrants, potentially at a loss.

RMG II public shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) RMG II’s completion of the Business Combination, and then only in connection with those shares of RMG II ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein, and (ii) the redemption of RMG II’s public shares if RMG II is unable to complete a business combination by December 14, 2022, subject to applicable law and as further described herein. In addition, if

RMG II plans to redeem its Public Shares because RMG II is unable to complete a business combination by December 14, 2022, for any reason, compliance with Cayman Islands law may require that RMG II submit a plan of liquidation to RMG II’s then-existing shareholders for approval prior to the distribution of the proceeds held in RMG II’s Trust Account. In that case, Public Shareholders may be forced to wait beyond December 14, 2022, before they receive funds from the Trust Account. In no other circumstances will public shareholders have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or Warrants, potentially at a loss.

The grant and future exercise of registration rights may adversely affect the market price of ReNew Global’s shares upon consummation of the Business Combination.

Pursuant to the Registration Rights, Coordination and Put Option Agreement to be entered into in connection with the Business Combination and which is described elsewhere in this proxy statement/prospectus, GSW, CPP Investments, Platinum Cactus, JERA, SACEF, RMG and the Founder Investors can each demand that ReNew Global register their registrable securities under certain circumstances and will each also have piggyback registration rights for these securities in connection with certain registrations of securities that ReNew Global undertakes. In addition, following the consummation of the Business Combination, ReNew Global is required to file and maintain an effective registration statement under the Securities Act covering such securities and certain other securities of ReNew Global. Subject to the terms of the Business Combination Agreement, there are 248,512,812 ReNew Global Class A Shares and 105,441,472 ReNew Global Class C Shares subject to registration rights immediately following the Business Combination, including through the Registration Rights, Coordination and Put Option Agreement and the Subscription Agreement. Assuming the RMG II Adjusted Warrants are exercised, stock options exercisable within 60 days are exercised and the India Ordinary Shares received by CPP Investments and GSW for their CCPS are transferred in exchange for ReNew Global shares, there will be 388,902,938 ReNew Global shares that will be subject to registration rights, including through the Registration Rights, Coordination and Put Option Agreement and the Subscription Agreement.

The registration of these securities will permit the public sale of such securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of ReNew Global’s shares post-Business Combination.

RMG II and ReNew Global have no history operating as a combined company. The unaudited pro forma condensed combined financial information may not be an indication of ReNew Global’s financial condition or results of operations following the Business Combination, and accordingly, you have limited financial information on which to evaluate ReNew Global and your investment decision.

ReNew Global and RMG II have no prior history as a combined entity and their operations have not been previously managed on a combined basis. The unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus has been prepared using the consolidated historical financial statements of RMG II and ReNew Global, and is presented for illustrative purposes only and should not be considered to be an indication of the results of operations including, without limitation, future revenue or financial condition of RMG II following the Business Combination. Certain adjustments and assumptions have been made regarding RMG II after giving effect to the Business Combination. ReNew Global and RMG II believe these assumptions are reasonable, however, the information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments are difficult to make with accuracy. These assumptions may not prove to be accurate, and other factors may affect RMG II’s results of operations or financial condition following the consummation of the Business Combination. For these and other reasons, the historical and pro forma condensed combined financial information included in this proxy statement/prospectus does not necessarily reflect ReNew Global’s results of operations and financial condition and the actual financial condition and results of operations of ReNew Global following the Business Combination may not be consistent with, or evident from, this pro forma financial information.

Risks related to ReNew Global

There will be material differences between your current rights as a holder of RMG II securities and the rights one can expect as a holder of ReNew Global securities, some of which may adversely affect you.

Upon completion of the Business Combination, RMG II Shareholders will no longer be shareholders of RMG II, an exempted company incorporated under the laws of the Cayman Islands, but will be shareholders of ReNew Global, which will be a public limited company incorporated under the laws of England and Wales. There will be material differences between the current rights of RMG II Shareholders and the rights you can expect to have as a holder of the ReNew Global Class A Shares and Warrants, some of which may adversely affect you. For a more detailed discussion of the differences in the rights of RMG II Shareholders and the ReNew Global shareholders, see the section of this proxy statement/prospectus titled “Comparison of Shareholder’s Rights.”

The ReNew Global Class A Shares and/or RMG II Adjusted Warrants may not be listed on a national securities exchange after the Business Combination, which could limit investors’ ability to make transactions in such securities, subject ReNew Global to additional trading restrictions, and subject ReNew Global’s security holders to U.K. stamp duty upon securities transfers.

ReNew Global has applied to have the ReNew Global Class A Shares and RMG II Adjusted Warrants listed on Nasdaq after the consummation of the Business Combination. ReNew Global will be required to meet the initial listing requirements to be listed. ReNew Global may not be able to meet those initial listing requirements. Even if the ReNew Global Class A Shares and RMG II Adjusted Warrants are so listed, ReNew Global may be unable to maintain the listing of the such securities in the future. If ReNew Global fails to meet the initial listing requirements and Nasdaq does not list the ReNew Global Class A Shares and/or RMG II Adjusted Warrants, there could be significant material adverse consequences, including:

•	a limited availability of market quotations for the ReNew Global Class A Shares and/or RMG II Adjusted Warrants;

•	a reduced level of trading activity in the secondary trading market for the ReNew Global Class A Shares and/or RMG II Adjusted Warrants;

•	a limited amount of news and analyst coverage for ReNew Global;

•	a decreased ability to issue additional securities or obtain additional financing in the future; and

•	stamp duty may be chargeable on transfers of or agreements to transfer ReNew Global Class A Shares and/or RMG II Adjusted Warrants.

Upon completion of the Business Combination, RMG II Shareholders will become ReNew Global shareholders, RMG II warrant holders will become holders of RMG II Adjusted Warrants and the market price for the ReNew Global Class A Shares may be affected by factors different from those that historically have affected RMG II.

Upon completion of the Business Combination, RMG II Shareholders will become ReNew Global shareholders and RMG II warrant holders will become holders of RMG II Adjusted Warrants, which may be exercised to acquire ReNew Global Class A Shares. ReNew Global’s business differs from that of RMG II, and, accordingly, the results of operations of ReNew Global will be affected by some factors that are different from those currently affecting the results of operations of RMG II. RMG II is a special purpose acquisition company incorporated in the Cayman Islands that is not engaged in any operating activity, directly or indirectly. ReNew Global is a holding company and its ReNew India subsidiary is engaged in renewable energy production in India. ReNew Global’s business and results of operations will be affected by regional, country, and industry risks and operating risks to which RMG II was not exposed. For a discussion of the business of ReNew Global, including the business currently conducted and proposed to be conducted by ReNew India, see the section of this proxy statement/prospectus titled “ReNew India’s Business.”

Fluctuations in operating results, quarter-to-quarter earnings and other factors, including incidents involving ReNew India’s customers and negative media coverage, may result in significant decreases or fluctuations in the price of ReNew Global securities post-Business Combination.

The stock markets experience volatility that is often unrelated to operating performance. These broad market fluctuations may adversely affect the trading price of ReNew Global’s shares post-Business Combination and, as a result, there may be significant volatility in the market price of ReNew Global’s shares post-Business Combination. Separately, if ReNew Global is unable to operate as profitably as investors expect, the market price of ReNew Global’s shares post-Business Combination will likely decline when it becomes apparent that the market expectations may not be realized. In addition to operating results, many economic and seasonal factors outside of ReNew Global’s control could have an adverse effect on the price of ReNew Global’s shares post Business Combination and increase fluctuations in its earnings. These factors include certain of the risks discussed herein, operating results of other companies in the same industry, changes in financial estimates or recommendations of securities analysts post-Business Combination, speculation in the press or investment community, negative media coverage or risk of proceedings or government investigation, change in government regulation, foreign currency fluctuations and uncertainty in tax policies, the possible effects of war, terrorist and other hostilities, other factors affecting general conditions in the economy or the financial markets or other developments affecting the renewable energy industry.

A market for ReNew Global’s shares may not develop, which would adversely affect the liquidity and price of ReNew Global’s shares.

An active trading market for ReNew Global’s shares may never develop or, if developed, it may not be sustained. You may be unable to sell your ReNew Global’s shares unless a market can be established and sustained. This risk will be exacerbated if there is a high level of redemptions of RMG II public shares in connection with the Closing of the Business Combination.

ReNew Global is a holding company. ReNew Global’s sole material assets after the Business Combination will be its equity interest in ReNew India and its other direct and indirect subsidiaries and it is accordingly dependent upon distributions from such subsidiaries to pay taxes and cover its corporate and other overhead expenses.

ReNew Global is a holding company and will have no material assets other than its equity interest in ReNew India and its other direct and indirect subsidiaries. ReNew Global has no independent means of generating revenue. To the extent any subsidiary has available cash, ReNew Global intends to cause the subsidiary to make non-pro rata payments to ReNew Global to reimburse it for its corporate and other overhead expenses. To the extent that ReNew Global need funds and a subsidiary is restricted from making such distributions or payment under applicable law or regulation or under the terms of any financing arrangements due to restrictive covenants or otherwise, or are otherwise unable to provide such funds, ReNew Global’s liquidity and financial condition could be materially adversely affected.

ReNew Global may issue additional shares or other securities without shareholder approval in certain circumstances, which would dilute existing ownership interests and may depress the market price of its shares.

ReNew Global may issue additional shares or other equity securities of equal or senior rank in the future in connection with, among other things, ReNew Global’s equity incentive plan or in connection with a founder investors put financing issuance under the terms of the Registration Rights, Coordination and Put Option Agreement (for details, see “Certain Relationships and Related Person Transactions—ReNew India related party transactions—Registration Rights, Coordination and Put Option Agreement”) without further shareholder approval, in a number of circumstances. Pursuant to a founder investors put financing issuance, ReNew Global may issue up to 15,591,932 additional ReNew Global Class A Shares which represents the ReNew India Ordinary Shares held by the Founder Investors in ReNew India at Closing.

ReNew Global’s issuance of additional shares or other equity securities of equal or senior rank would have the following effects:

•	ReNew Global’s existing shareholders’ proportionate ownership interest in ReNew Global may decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding shares may be diminished; and

•	the market price of shares may decline.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about ReNew Global, its share price and trading volume could decline significantly.

The market for ReNew Global’s shares will depend in part on the research and reports that securities or industry analysts publish about ReNew Global or its business. Securities and industry analysts do not currently, and may never, publish research on ReNew Global. If no securities or industry analysts commence coverage of ReNew Global, the market price and liquidity for ReNew Global Shares could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover ReNew Global downgrade their opinions about ReNew Global’s shares, publish inaccurate or unfavorable research about ReNew Global, or cease publishing about ReNew Global regularly, demand for ReNew Global’s shares could decrease, which might cause its share price and trading volume to decline significantly.

Future resales of the ReNew Global Class A Shares issued in connection with the Transactions and the PIPE Investment may cause the market price of the ReNew Global Class A Shares to drop significantly, even if ReNew Global’s business is doing well.

Under the Business Combination Agreement, the parties thereto, or the “Business Combination Agreement Parties,” will receive, among other things, a significant amount of ReNew Global’s shares. Pursuant to the Registration Rights, Coordination and Put Option Agreement, certain parties will be restricted from selling any of the ReNew Global securities that they receive as a result of the share exchange for a minimum of 180 days after the closing date of the Business Combination, subject to certain exceptions including, but not limited to, that SACEF will not be subject to such lock-up and GSW will be entitled to sell certain of its ReNew Global’s securities during such lock-up period. See the section of this proxy statement/prospectus titled “The Business Combination Proposals.”

Upon expiration or waiver of the applicable lock-up periods, and upon effectiveness of the registration statement ReNew Global files pursuant to the Registration Rights, Coordination and Put Option Agreement or upon satisfaction of the requirements of Rule 144 under the Securities Act, the Business Combination Agreement Parties, PIPE investors and certain other significant shareholders may sell large amounts of ReNew Global securities in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in ReNew Global’s share price or putting significant downward pressure on the price of the ReNew Global’s shares.

Upon expiration of the applicable lock-up periods and upon the effectiveness of any registration statement ReNew Global files pursuant to the above-referenced Registration Rights, Coordination and Put Option Agreement, or as required under the subscription agreements with the PIPE Investors, in a registered offering of securities pursuant to the Securities Act, or otherwise in accordance with Rule 144 under the Securities Act, the Business Combination Agreement Parties and the PIPE Investors may sell large amounts of ReNew Global Class A Shares and/or warrants to purchase ReNew Global Class A Shares in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the trading price of the ReNew Global Class A Shares and/or the RMG II Adjusted Warrants or putting significant downward pressure on the price of the ReNew Global Class A Shares and/or the RMG II Adjusted Warrants.

ReNew Global cannot predict the size of future issuances of ReNew Global Class A Shares or warrants to purchase ReNew Global Class A Shares or the effect, if any, that future issuances and sales of shares of ReNew Global Class A Shares and/or warrants will have on the market price of the ReNew Global Class A Shares or the RMG II Adjusted Warrants. Sales of substantial amounts of ReNew Global Class A Shares (including those issued in connection with the Business Combination), or the perception that such sales could occur, may adversely affect prevailing market prices of ReNew Global Class A Shares and/or RMG II Adjusted Warrants.

ReNew Global will incur higher costs post-Business Combination as a result of being a public company.

ReNew Global will incur additional legal, accounting, insurance and other expenses, including costs associated with public company reporting requirements following completion of the Business Combination. ReNew Global will incur higher costs associated with complying with the requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the “Dodd-Frank Act,” and related rules implemented by the SEC and the Nasdaq, as well as similar legislation in applicable jurisdictions such as the U.K. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. ReNew Global expects these laws and regulations to increase its legal and financial compliance costs after the Business Combination and to render some activities more time-consuming and costly, although ReNew Global is currently unable to estimate these costs with any degree of certainty. ReNew Global may need to hire more employees post-Business Combination or engage outside consultants to comply with these requirements, which will increase its post-Business Combination costs and expenses. These laws and regulations could make it more difficult or costly for ReNew Global to obtain certain types of insurance, including director and officer liability insurance, and ReNew Global may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for ReNew Global to attract and retain qualified persons to serve on the ReNew Global Board, board committees or as executive officers. Furthermore, if ReNew Global’s shares are listed on the Nasdaq and ReNew Global is unable to satisfy its obligations as a public company, it could be subject to delisting of ReNew Global’s shares, fines, sanctions and other regulatory action and potentially civil litigation.

As a “foreign private issuer” under the rules and regulations of the SEC, ReNew Global is permitted to, and may, file less or different information with the SEC than a company incorporated in the United States or otherwise not filing as a “foreign private issuer,” and will follow certain home country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.

ReNew Global is, and will after the consummation of the Business Combination be, considered a “foreign private issuer” under the Exchange Act and is therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, ReNew Global is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act. ReNew Global currently prepares its financial statements in accordance with IFRS. ReNew Global will not be required to file financial statements prepared in accordance with or reconciled to U.S. GAAP so long as its financial statements are prepared in accordance with IFRS as issued by the International Accounting Standards Board. ReNew Global is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, ReNew Global’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of ReNew Global’s securities. Accordingly, after the Business Combination, if you continue to hold ReNew Global’s securities, you may receive less or different information about ReNew Global than you currently receive about RMG II or that you would receive about a U.S. domestic public company.

In addition, as a “foreign private issuer” whose shares are intended to be listed on the Nasdaq, ReNew Global is permitted to follow certain home country corporate governance practices in lieu of certain Nasdaq requirements. A foreign private issuer must disclose in its annual reports filed with the SEC each Nasdaq requirement with which it does not comply, followed by a description of its applicable home country practice. ReNew Global currently intends to follow the corporate governance requirements of the Nasdaq. However, ReNew Global cannot make any assurances that it will continue to follow such corporate governance requirements in the future, and may therefore in the future, rely on available Nasdaq exemptions that would allow ReNew Global to follow its home country practice.

ReNew Global could lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of ReNew Global’s outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of ReNew Global’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of ReNew Global’s assets are located in the United States; or (iii) ReNew Global’s business is administered principally in the United States. If ReNew Global loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, ReNew Global would likely incur substantial costs in fulfilling these additional regulatory requirements and members of ReNew Global’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

If ReNew Global fails to maintain an effective system of internal control over financial reporting, ReNew Global may not be able to accurately report its financial results or prevent fraud. As a result, shareholders could lose confidence in ReNew Global’s financial and other public reporting, which is likely to negatively affect ReNew Global’s business and the market price of ReNew Global Shares.

Effective internal control over financial reporting is necessary for ReNew Global to provide reliable financial reports and prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in ReNew Global’s implementation could cause ReNew Global to fail to meet its reporting obligations. In addition, any testing conducted by ReNew Global, or any testing conducted by ReNew Global’s independent registered public accounting firm, may reveal deficiencies in ReNew Global’s internal control over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to ReNew Global’s financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in ReNew Global’s reported financial information, which is likely to negatively affect ReNew Global’s business and the market price of ReNew Global Shares.

As ReNew Global will be an English public limited company, certain capital structure decisions will require shareholder approval, which may limit ReNew Global’s flexibility to manage its capital structure.

ReNew Global is a public limited company incorporated under the laws of England and Wales. The U.K. Companies Act 2006, or “U.K. Companies Act,” provides that a board of directors may only allot shares (or grant rights to subscribe for or to convert any security into shares) with the prior authorization of shareholders, either pursuant to an ordinary resolution or as set out in the articles of association adopted from time to time with the approval of ReNew Global’s shareholders. This authorization must state the aggregate nominal amount of shares that it covers, can be valid up to a maximum period of five years and can be varied, renewed or revoked by shareholders.

Subject to certain limited exceptions, the U.K. Companies Act generally provides shareholders with preemptive rights when new shares are issued for cash. However, it is possible for the Articles, or for shareholders to pass a special resolution at a general meeting, being a resolution passed by at least 75% of the votes cast, to disapply preemptive rights. Such a disapplication of preemptive rights may be for a maximum period of up to five years from the date of adoption of the Articles, if the disapplication is contained in the Articles, but not longer than the duration of the authority to allot shares to which this disapplication relates or from the date of the shareholder special resolution, if the disapplication is by shareholder special resolution. In either case, this disapplication would need to be renewed by ReNew Global’s shareholders upon its expiration (i.e., at least every five years).

Subject to certain limited exceptions, the U.K. Companies Act generally prohibits a public limited company from repurchasing its own shares without the prior approval of its shareholders by ordinary resolution, being a resolution passed by a simple majority of votes cast, and other formalities. Such approval may be provided for a maximum period of up to five years.

There can be no assurance that circumstances will not arise that would cause such shareholder approvals in respect of the authorization of the allotment of shares, disapplication of pre-emption rights, or repurchase of shares, not to be obtained, which would affect ReNew Global’s capital management.

English law will require that ReNew Global meet certain additional financial requirements before it can declare dividends or repurchase shares following the mergers.

Under English law, ReNew Global will be able to declare dividends, make distributions or repurchase only out of profits available for distribution, being its accumulated, realized profits, to the extent not previously utilized by distribution or capitalization, less its accumulated, realized losses, to the extent not previously written off in a reduction or reorganization of capital duly made. Immediately following the Business Combination, ReNew Global will not have profits available for distribution.

ReNew Global currently has only ordinary shares on issue of a nominal amount of $0.01 per share and 50,000 redeemable preference shares of a nominal amount of £1 per share. Prior to Closing of the Business Combination, Neerg Energy Ltd, as the current sole shareholder of ReNew Global, will pass a resolution to reduce the capital of ReNew Global by cancelling the share premium accruing to the Class A Ordinary Shares following the closing of the Business Combination, to allow the creation of profits available for distribution. As soon as practicable following Closing, ReNew Global will seek to obtain the approval of the English Companies Court through a customary process, which is required for the creation of profits available for distribution to be effective. The approval of the English Companies Court is expected to be received within six weeks after Closing of the Business Combination. Prior to the receipt of the approval, ReNew Global will not be able to declare dividends or make any share repurchases.

ReNew Global’s Articles of Association will provide that the courts of England and Wales will be the exclusive forum for the resolution of all shareholder complaints other than complaints asserting a cause of action arising under the Securities Act or the Exchange Act, and that the United States District Court for the Southern District of New York will be the exclusive forum for the resolution of any shareholder complaint asserting a cause of action arising under the Securities Act or the Exchange Act.

ReNew Global’s Articles of Association will provide that the courts of England and Wales will be the exclusive forum for resolving all shareholder complaints other than shareholder complaints asserting a cause of action arising under the Securities Act or the Exchange Act, and that the United States District Court for the Southern District of New York will be the exclusive forum for resolving any shareholder complaint asserting a cause of action arising under the Securities Act and the Exchange Act. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with ReNew Global or its directors, officers or other employees, which may discourage such lawsuits. If a court were to find either choice of forum provision contained in ReNew Global’s Articles of Association to be inapplicable or unenforceable in an action, ReNew Global may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect ReNew Global’s results of operations and financial condition.

U.S. investors may have difficulty enforcing civil liabilities against ReNew Global, its directors or members of senior management and the experts named herein.

ReNew Global is incorporated under the laws of England and Wales with its registered office in England and its subsidiaries are incorporated in various jurisdictions outside the United States. A substantial portion of ReNew

Global’s assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on ReNew Global in the United States or to enforce in the United States judgments obtained in U.S. courts against ReNew Global based on the civil liability provisions of the U.S. securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of England and Wales (or any other applicable jurisdiction) may render you unable to enforce a judgment against ReNew Global’s assets or the assets of its directors and executive officers. In addition, it is doubtful whether English courts would enforce certain civil liabilities under U.S. securities laws in original actions or judgments of U.S. courts based upon these civil liability provisions. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in the United Kingdom. An award for monetary damages under the U.S. securities laws would likely be considered punitive if it does not seek to compensate the claimant for loss or damage suffered and is intended to punish the defendant. The enforceability of any judgment in the United Kingdom will depend on the particular facts of the case as well as the laws and treaties in effect at the time. The United States and the United Kingdom do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. As a result of the above, public holders of ReNew Global Class A Shares may have more difficulty in protecting their interest through actions against ReNew Global’s management, directors or major shareholders than they would as shareholders of a U.S. public company.

The rights of ReNew Global shareholders may differ from the rights typically offered to shareholders of a U.S. corporation and the rights of shareholders in RMG II, and these differences may make ReNew Global Class A Shares less attractive to investors.

ReNew Global is a public limited company incorporated under the laws of England and Wales. The rights of holders of ReNew Global Class A Shares are governed by English law, including the provisions of the U.K. Companies Act, and by ReNew Global’s Articles of Association. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations, as well as RMG II, which is an exempted company incorporated under the laws of the Cayman Islands, and these differences may make ReNew Global Class A Shares less attractive to investors.

The City Code on Takeovers and Mergers, or the “Takeover Code,” applies, among other things, to an offer for a public limited company whose registered office is in the United Kingdom (or the Channel Islands or the Isle of Man) and whose securities are not admitted to trading on a regulated market in the United Kingdom (or the Channel Islands or the Isle of Man) if the company is considered by the Panel on Takeovers and Mergers, or the “Takeover Panel,” to have its place of central management and control in the United Kingdom (or the Channel Islands or the Isle of Man). This is known as the “residency test.” The test for central management and control under the Takeover Code is different from that used by the U.K. tax authorities. Under the Takeover Code, the Takeover Panel will determine whether ReNew Global has its place of central management and control in the United Kingdom by looking at, in the first instance, whether a majority of the members of ReNew Global’s Board are resident in the United Kingdom, the Channel Islands and the Isle of Man. If a majority of the directors are so resident, then the “residency test” will normally be satisfied ReNew Global.

Given that ReNew Global’s central management and control is currently not situated within, and ReNew Global’s current intention is not to have it in the future situated within the United Kingdom (or the Channel Islands or the Isle of Man), ReNew Global does not currently envisage that the Takeover Code will apply to an offer for it.

If at the time of a takeover offer, the Takeover Panel determines that ReNew Global has its place of central management and control in the United Kingdom, ReNew Global would be subject to a number of rules and restrictions, including but not limited to the following: (i) ReNew Global’s ability to enter into deal protection arrangements with a bidder would be extremely limited; (ii) ReNew Global might not, without the approval of its shareholders, be able to perform certain actions that could have the effect of frustrating an offer, such as issuing shares or carrying out acquisitions or disposals; and (iii) ReNew Global would be obliged to provide equality of information to all bona fide competing bidders.

Under English law, and whether or not ReNew Global is subject to the Takeover Code, an offeror for ReNew Global that has acquired (i) 90% in value of; and (ii) 90% of the voting rights carried by the shares to which the offer relates may exercise statutory squeeze-out rights to compulsorily acquire the shares of the non-assenting minority. However, if an offer for ReNew Global is conducted by way of a scheme of arrangement the threshold for the offeror obtaining 100% of Company shares comprises two components: (i) approval by a majority in number of each class of Company shareholders present and voting at the shareholder meeting; and (ii) approval of ReNew Global shareholders representing 75% or more in value of each class of ReNew Global shareholders present and voting at that meeting.

Risks Related to the Tax Treatment of the Business Combination and ReNew Global

If ReNew Global were a passive foreign investment company for United States federal income tax purposes for any taxable year, U.S. Holders of ReNew Global’s shares and RMG II Adjusted Warrants could be subject to adverse United States federal income tax consequences.

If ReNew Global is or becomes a “passive foreign investment company,” or a PFIC, within the meaning of Section 1297 of the Code for any taxable year during which a U.S. Holder (as defined in “The Business Combination Proposal—Tax Considerations—U.S. Federal Income Tax Considerations—U.S. Holders”) holds ReNew Global’s shares or RMG II Adjusted Warrants, certain adverse U.S. federal income tax consequences may apply to such U.S. Holder. ReNew India does not believe that it was a PFIC for its prior taxable year and does not expect ReNew Global to be a PFIC for U.S. federal income tax purposes for the current taxable year. However, PFIC status depends on the composition of a company’s income and assets and the fair market value of its assets (including goodwill) from time to time, as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. Accordingly, there can be no assurance that ReNew Global will not be treated as a PFIC for any taxable year.

If ReNew Global were treated as a PFIC, a U.S. Holder of ReNew Global’s shares or RMG II Adjusted Warrants may be subject to adverse U.S. federal income tax consequences, such as taxation at the highest marginal ordinary income tax rates on capital gains and on certain actual or deemed distributions, interest charges on certain taxes treated as deferred, and additional reporting requirements. See “The Business Combination Proposal—Tax Considerations—U.S. Federal Income Tax Considerations—U.S. Holders—Passive Foreign Investment Company Rules.”

If ReNew Global Class A Shares or the RMG II Adjusted Warrants are not eligible for deposit and clearing within the facilities of DTC, then transactions in the ReNew Global Class A Shares or the RMG II Adjusted Warrants may be disrupted.

The facilities of the Depository Trust Company, or “DTC,” are a widely used mechanism that allow for rapid electronic transfers of securities between the participants in the DTC system, which include many large banks and brokerage firms. ReNew Global expects that the ReNew Global Class A Shares and the RMG II Adjusted Warrants will be eligible for deposit and clearing within the DTC system. ReNew Global expects to enter into arrangements with DTC whereby it will agree to indemnify DTC for any U.K. stamp duty or SDRT that may be assessed upon it as a result of its service as a depository and clearing agency for the ReNew Global Class A Shares and the RMG II Adjusted Warrants. ReNew Global expects these actions, among others, will result in DTC agreeing to accept the ReNew Global Class A Shares and the RMG II Adjusted Warrants for deposit and clearing within its facilities. One of these actions includes seeking a non-statutory, pre-transaction clearance from HMRC to confirm, among other things, that no U.K. stamp duty or SDRT will be chargeable in respect of the issue of ReNew Global Class A Shares or RMG II Adjusted Warrants into the facilities of DTC.

DTC is not obligated to accept the ReNew Global Class A Shares or the RMG II Adjusted Warrants for deposit and clearing within its facilities in connection with the Listing and, even if DTC does initially accept the ReNew Global Class A Shares and the RMG II Adjusted Warrants, it will generally have discretion to cease to act as a depository and clearing agency for the ReNew Global Class A Shares or the RMG II Adjusted Warrants, including to the extent that any changes in English law (including changes to retained EU law following the U.K.’s withdrawal from the EU, which could affect the stamp duty or SDRT position as further discussed in the section entitled “Material Tax Considerations—Material U.K. Tax Considerations” of this F-4) change the stamp duty or SDRT position in relation to the ReNew Global Class A Shares or the RMG II Adjusted Warrants.

If DTC determine prior to the completion of the Business Combination that the ReNew Global Class A Shares and/or the RMG II Adjusted Warrants are not eligible for clearance within the DTC system, then ReNew Global would not expect to complete the Business Combination and the Listing contemplated by this F-4 in its current form. However, if DTC determined at any time after the completion of the Business Combination and the Listing that the ReNew Global Class A Shares or the RMG II Adjusted Warrants were not eligible for continued deposit and clearance within its facilities, then ReNew Global believes the ReNew Global Class A Shares and the RMG II Adjusted Warrants would not be eligible for continued listing on a U.S. securities exchange and trading in the shares would be disrupted. While ReNew Global would pursue alternative arrangements to preserve its listing and maintain trading, any such disruption could have a material adverse effect on the market price of its ReNew Global Class A Shares or the RMG II Adjusted Warrants.

Transfers of ReNew Global Class A Shares and/or RMG II Adjusted Warrants outside DTC may be subject to U.K. stamp duty or stamp duty reserve tax or SDRT, which would increase the cost of dealing in ReNew Global Class A Shares and/or RMG II Adjusted Warrants.

On completion of the Business Combination and the Listing, it is anticipated that the new ReNew Global Class A Shares and/or RMG II Adjusted Warrants will be issued to DTC, or a nominee for DTC, and corresponding book-entry interests credited in the facilities of DTC. You are strongly encouraged to hold your ReNew Global Class A Shares in book-entry form through the facilities of DTC. A non-statutory, pre-transaction clearance is being sought from HMRC to confirm, among other things, that no stamp duty or SDRT will be chargeable in respect of the issue of ReNew Global Class A Shares and RMG II Adjusted Warrants into the facilities of DTC. If DTC determines prior to the completion of the Business Combination that the ReNew Global Class A Shares and/or the RMG II Adjusted Warrants are not eligible for clearance within the DTC system, then ReNew Global would not expect to complete the Business Combination and the Listing contemplated by this F-4 in its current form.

A transfer of title in the ReNew Global Class A Shares or RMG II Adjusted Warrants from within the DTC system to a purchaser out of DTC and any subsequent transfers that occur entirely outside the DTC system, will generally result in a charge to U.K. stamp duty at a rate of 0.5% (rounded up to the nearest £5) or SDRT at a rate of 0.5% of any consideration, which is normally paid by the transferee of the ReNew Global Class A Shares or RMG II Adjusted Warrants. Any such duty must be paid (and the relevant transfer document, if any, stamped by HM Revenue & Customs, or HMRC) before the transfer can be registered in ReNew Global’s company books. However, if those ReNew Global Class A Shares or RMG II Adjusted Warrants are redeposited into DTC, the redeposit will generally attract stamp duty and/or SDRT at the rate of 1.5% to be paid by the transferor.

A change in ReNew Global’s tax residency could have a negative effect on its future profitability, and may trigger taxes on dividends or exit charges.

Under current U.K. legislation, a company that is incorporated in the U.K. is regarded as resident in the U.K. for taxation purposes unless it is treated as resident in another jurisdiction pursuant to any appropriate double tax treaty with the U.K. Other jurisdictions such as India may also seek to assert taxing jurisdiction over ReNew Global.

The Organization for Economic Co-operation and Development proposed a number of measures relating to the tax treatment of multinationals, some of which are implemented by amending double tax treaties through the multilateral convention to implement tax treaty related measures to prevent base erosion and profit shifting, or the “MLI.” The MLI has now entered into force for a number of countries, including the U.K. and India.

Under the Double Tax Convention between the U.K. and India, as amended by the MLI, or the “DTAA,” the residence tie-breaker provides that a company will remain dual resident with no access to the benefits of the DTAA unless there is a determination otherwise by the tax authorities of the two contracting states.

ReNew Global intends to conduct its affairs such that it will be treated as solely resident in the U.K. for tax purposes. However, as certain members of the ReNew Global Board are likely to be tax residents or citizens of India, there is a risk that, even if ReNew Global is managed and controlled from the U.K., ReNew Global may be considered to be tax resident in, or have a permanent establishment in, India.

If ReNew Global were to be treated as resident in more than one jurisdiction or to have a permanent establishment in another jurisdiction, ReNew Global could be subject to taxation in multiple jurisdictions. If, ReNew Global were considered to be a tax resident of India, ReNew Global could become liable for Indian income tax on its worldwide income. Further, in such circumstance any dividend declared by ReNew Global to its shareholders would (subject to treaty relief) be subject to Indian income tax in the hands of the shareholders and consequent withholding of taxes by ReNew Global. If ReNew Global were found to be solely resident in India based on a mutual agreement between tax authorities, ReNew Global would be similarly liable for Indian taxes and withholding taxes. Alternatively, if ReNew Global were to be treated as having a permanent establishment in India but not be a tax resident in India, its income attributable to such permanent establishment would be taxed in India.

It is possible that in the future, whether as a result of a “change in law” or the practice of any relevant tax authority or as a result of any change in the conduct of ReNew Global’s affairs, ReNew Global could become, or be regarded as having become, resident in a jurisdiction other than the U.K. If ReNew Global ceases to be resident in the U.K. and becomes a resident in another jurisdiction, ReNew Global may be subject to U.K. exit charges, and could become liable for additional tax charges in the other jurisdiction (including corporate income tax charges).

ReNew Global may encounter difficulties in obtaining lower rates of Indian withholding income tax envisaged by the DTAA for dividends distributed from India.

Under the Indian Income Tax Act, 1961, any dividend distribution by an Indian company to a shareholder who is not tax resident in India is subject to withholding of tax at 20% (plus applicable surcharge and cess), which rate can be reduced for such non-resident shareholders who are eligible for a reduced rate under the applicable DTAA.

If ReNew Global satisfies certain conditions, it can benefit from the provisions of the DTAA between the UK and India, such as a reduced rate of 10% for Indian withholding tax from dividend distributions received from ReNew India. The conditions that ReNew Global must satisfy to benefit from the provisions of the DTAA include, but are not limited to, ReNew Global being the beneficial owner of any such distributed dividend income, ReNew Global not having a permanent establishment in India, ReNew Global having a valid tax residency certificate issued by the U.K. authorities, ReNew Global meeting the test of substance in the UK and the existence of a commercial rationale for setting up the ReNew Global in UK as required by the anti-abuse provisions under the DTAA and General Anti-Avoidance Rules, or “GAAR,” under Indian Income Tax Act, 1961.

Although ReNew Global will seek to claim protection under the DTAA on dividends distributed to it from ReNew India, there is a risk that the applicability of the reduced rate of 10% may be challenged by the Indian tax authorities. As a result, there can be no assurance that ReNew Global would be able to avail itself of the reduced withholding tax rate in practice and it may not get any credit for this withholding tax and thereby any additional withholding tax could reduce its after-tax profits.

ReNew Global shareholders may be subject to Indian taxes on income arising through the sale of their ReNew Global shares

Under the Indian Income Tax Act, 1961, income arising directly or indirectly through the sale of a capital asset, including shares of a company incorporated outside of India, will be subject to tax in India, if such shares derive, directly or indirectly, their value substantially from assets located in India, whether or not the seller of such shares has a residence, place of business, business connection, or any other presence in India. Such shares shall be deemed to derive their value substantially from assets located in India if, on the specified date, the value of such assets (i) represents at least 50% of the value of all assets owned by the company or entity, and (ii) exceeds the amount of 100 million rupees.

If the Indian tax authorities determine that ReNew Global Class A Shares derive their value substantially from assets located in India, shareholders in ReNew Global may be subject to Indian income taxes on the income arising, directly or indirectly, through the sale by holders of ReNew Global Class A Shares. However, an exception is available under the Indian Income Tax Act, 1961 for shareholders who neither hold more than 5% of voting power of share capital in the company nor holds any right of management or control in the company, at any time in 12 months preceding the date of transfer. Similarly, the impact of the above indirect transfer provisions would need to be separately evaluated under the tax treaty scenario of the country of which the shareholder is a tax resident.

Additionally, under the provisions of GAAR in the Indian Income Tax Act, 1961, the Indian tax authorities may declare an arrangement as an impermissible avoidance arrangement if such arrangement (i) is not entered at arm’s length, (ii) results in misuse or abuse of provisions of Indian Income Tax Act, 1961, (iii) lacks commercial substance or (iv) the purpose of arrangement is obtaining a tax benefit. The tax consequences of the GAAR provisions, if applied to an arrangement or a transaction, could result in, but are not limited to, the denial of tax benefits under the Indian Income Tax Act, 1961 and/or under a DTAA.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes statements that express RMG II’s, ReNew Global’s and the ReNew India’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results of operations or financial condition and therefore are, or may be deemed to be, “forward looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this proxy statement/prospectus and include statements regarding RMG II’s, ReNew Global’s and ReNew India’s intentions, beliefs or current expectations concerning, among other things, the Transactions, the benefits and synergies of the Transactions, including anticipated cost savings, results of operations, financial condition, liquidity, prospects, growth, strategies, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, the markets in which ReNew India operates as well as any information concerning possible or assumed future results of operations of the combined company after giving effect to the Transactions. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting RMG II, ReNew India and ReNew Global. Factors that may impact such forward-looking statements include:

•	the number of RMG II’s shareholders voting against the Business Combination proposals and/or seeking redemption;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•	the ability to maintain the listing of the ReNew Global Class A Shares on a national securities exchange following the Business Combination;

•	ReNew India’s management of its business strategy and plans;

•	changes adversely affecting the renewable energy industry;

•	the impact of COVID-19 or other adverse public health developments on ReNew India’s business;

•

the outcome of any legal proceedings that may be instituted against RMG II, ReNew India or ReNew Global following the announcement of the Business Combination and the Transactions contemplated thereby;

•	the risk that the Business Combination disrupts current plans and operations of ReNew India as a result of the announcement and consummation of the Transactions described herein;

•	changes in applicable laws or regulations;

•	general economic conditions; and

•	ReNew India’s estimates of its expenses, ongoing losses, future revenue, capital requirements and needs for or ability to obtain additional financing.

The forward-looking statements contained in this proxy statement/prospectus are based on RMG II’s, ReNew India’s and the ReNew Global’s current expectations and beliefs concerning future developments and their potential effects on the Transactions and ReNew Global. There can be no assurance that future developments affecting RMG II, ReNew Global and/or ReNew India will be those that RMG II, ReNew India or ReNew Global has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond either RMG II’s, ReNew Global’s or the ReNew India’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. RMG II, ReNew India and ReNew Global will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before a shareholder grants its proxy or instructs how its vote should be cast or vote on the Business Combination Proposal, the Merger Proposal, the Amended and Restated Memorandum and Articles of Association Proposal or the Adjournment Proposal, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect RMG II, ReNew Global and/or ReNew India.

EXTRAORDINARY GENERAL MEETING OF RMG II SHAREHOLDERS

General

RMG II is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by its board of directors for use at the extraordinary general meeting of RMG II to be held on August 16, 2021, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to its shareholders on or about                 , 2021 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides its shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.

Date, Time and Place

The extraordinary general meeting, or the “RMG II General Meeting,” will be held on August 16, 2021, at 9:00 a.m., Eastern Time, live webcast at https://www.cstproxy.com/rmgii/2021, or at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at One Manhattan West, New York, New York 10001-8602, or such other date, time and place to which such meeting may be adjourned or virtually postponed, to consider and vote upon the proposals. RMG II has determined that the meeting will be a hybrid virtual meeting conducted via live webcast in order to facilitate shareholder attendance and participation while safeguarding the health and safety of RMG II’s shareholders, directors and management team. Shareholders may attend the meeting online and vote at the meeting by visiting https://www.cstproxy.com/rmgii/2021 and entering your 12-digit control number, which is either included on the proxy card you received or obtained through Continental Stock Transfer & Trust Company.

Purpose of the RMG II General Meeting

At the RMG II General Meeting, RMG II is asking holders of ordinary shares of RMG II to:

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consider and vote upon a proposal to adopt the Business Combination Agreement and approve the Business Combination and the other transactions contemplated by the Business Combination Agreement and the terms thereto, or the “Business Combination Proposal”;

•	consider and vote upon a proposal to approve the Plan of Merger, or the “Merger Proposal”;

•	consider and vote upon a proposal to approve the amended and restated memorandum and articles of association of RMG II, or the “Memorandum and Articles of Association Proposal”; and

•

consider and vote upon a proposal to adjourn the RMG II General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated votes at the time of the RMG II General Meeting, there are not sufficient votes to authorize RMG II to consummate the Business Combination and each other matter to be considered at the RMG II General Meeting or if holders of the public shares of RMG II have elected to redeem an amount of public shares of RMG II such that the Minimum Cash Condition would not be satisfied, or the “Adjournment Proposal.”

Recommendation of RMG II Board of Directors

RMG II’s board of directors believes that the Business Combination Agreement Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of RMG II’s shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Memorandum and Articles of Association Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of RMG II’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of RMG II and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RMG II’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal-Interests of RMG Sponsor II and RMG II’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

RMG II Shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on July 20, 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. RMG II Warrants do not have voting rights. As of the close of business on the record date, there were 43,125,000 ordinary shares issued and outstanding, of which 34,500,000 were issued and outstanding public shares.

RMG Sponsor II and each director of RMG II have agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by RMG Sponsor II will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, RMG Sponsor II (including RMG II’s independent directors) owns 20.0% of the issued and outstanding ordinary shares.

Quorum

A quorum of RMG II Shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, 21,562,501 ordinary shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to RMG II but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. RMG II believes all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.

Vote Required for Approval

The approval of the Business Combination Proposal and the Adjournment Proposal (if presented) will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The approval of the Merger Proposal and the Memorandum and Articles of Association Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Voting Your Shares

Each RMG II ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your ordinary shares at the extraordinary general meeting:

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You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by RMG II’s board “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Memorandum and Articles of Association Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

•

You can attend the extraordinary general meeting and vote in person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way RMG II can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are an RMG II Shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify RMG II’s Secretary in writing before the extraordinary general meeting that you have revoked your proxy; or

•	you may attend the extraordinary general meeting, revoke your proxy, and vote online, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow Sodali, RMG II’s proxy solicitor, by calling (800) 658-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing RMGII.info@investor.morrowsodali.com.

Redemption Rights

Public shareholders may require that RMG II redeem their shares, regardless of whether they vote for or against the Business Combination Proposal. Any public shareholder holding ordinary shares as of the record date may demand that RMG II redeem such shares for a full pro rata portion of the Trust Account (which was approximately $10.00 per share as of the record date), calculated as of two business days prior to the consummation of the Business Combination in accordance with the RMG II Articles. If a holder properly seeks Redemption as described in this section and the Business Combination is consummated, RMG II will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

RMG II’s Sponsor, officers and directors will not have redemption rights with respect to any ordinary shares of RMG II owned by them, directly or indirectly.

RMG II public shareholders who seek to redeem their ordinary shares are required to vote either for or against the Business Combination Proposal in order to exercise their redemption rights. In addition to voting on the Business Combination Proposal, holders demanding Redemption are also required to demand that RMG II redeem their shares no later than 9:00 a.m. Eastern Time on August 14, 2021 (two (2) business days prior to the extraordinary general meeting) by (A) submitting their request in writing to Mark Zimkind of Continental Stock

Transfer & Trust Company, RMG II’s transfer agent, at the addresses listed in this proxy statement/prospectus and (B) delivering their shares, either physically or electronically using The Depository Trust Company’s DWAC System. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker and it would be up to the broker whether or not to pass this cost on to the converting shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request to convert such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a public shareholder of an RMG II’s ordinary shares delivered its certificate in connection with an election of its Redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the Transfer Agent return the certificate (physically or electronically). A public shareholder of RMG II ordinary shares who has submitted a Redemption request may make a return request by contacting the Transfer Agent at the phone number or address listed in this proxy statement/prospectus.

If the Business Combination is not approved or completed for any reason, then RMG II’s public shareholders who elected to exercise their redemption rights will not be entitled to convert their shares into a full pro rata portion of the Trust Account, as applicable. RMG II will thereafter promptly return any shares delivered by public shareholders. In such case, public shareholders may only share in the assets of the Trust Account upon the liquidation of RMG II. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised redemption rights in connection therewith due to potential claims of creditors. If RMG II would be left with less than $5,000,001 of net tangible assets as a result of the holders of Public Shares properly demanding Redemption of their shares, or if the Minimum Cash Condition is not satisfied RMG II will not be able to consummate the Business Combination.

The closing price of an RMG II Class A ordinary share on the record date was $9.89. The cash held in the Trust Account on such date was approximately $345,011,212.31 (approximately $10.00 per Public Share). Prior to exercising redemption rights, shareholders should verify the market price of RMG II Class A ordinary shares as they may receive higher proceeds from the sale of their RMG II Class A ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. RMG II cannot assure its shareholders that they will be able to sell their RMG II Class A ordinary shares in the open market, even if the market price per share is higher than the Redemption Price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If an RMG II public shareholder exercises its redemption rights, then it will be exchanging its RMG II Class A ordinary shares for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand Redemption and deliver your share certificate (either physically or electronically) to the Transfer Agent no later than 9:00 a.m. Eastern Time on August 14, 2021 (two (2) business days prior to the extraordinary general meeting), and the Business Combination is consummated.

If an RMG II public shareholder exercises its redemption rights, it will not result in the loss of any RMG II Warrants that it may hold and, upon consummation of the Business Combination, each RMG II Warrant will become exercisable to purchase 1.0917589 ReNew Global Class A Shares in lieu of one RMG II Class A ordinary share for a purchase price of $11.50 per share.

Statutory Appraisal Rights under the Companies Act of the Cayman Islands

Holders of RMG II Units and RMG II Warrants do not have appraisal rights in respect to their RMG II Units and RMG II Warrants in connection with the Business Combination under the Companies Act.

Holders of RMG II Ordinary Shares who comply with the applicable requirements of Section 238 of the Companies Act may have the right, under certain circumstances, to object to the Merger and exercise statutory appraisal, or “dissenter,” rights, including rights to seek payment of the fair value of their RMG II Ordinary Shares. These statutory appraisal rights are separate to the right of public shareholders to elect to have their shares redeemed for cash at the applicable Redemption Price in accordance with the RMG II Articles. It is possible that, if RMG II Shareholders exercise their statutory dissenter rights, the fair value of the RMG II Ordinary Shares determined under Section 238 of the Companies Act could be more than, the same as, or less than shareholders would obtain if they exercise their redemption rights as described herein. However, it is RMG II’s view that such fair market value would equal the amount which RMG II Shareholders would obtain if they exercise their redemption rights as described herein. Shareholders need not vote against any of the proposals at the extraordinary general meeting in order to exercise their statutory dissenter rights under the Companies Act.

Shareholders who do wish to exercise dissenter rights, if applicable, will be required to deliver notice to RMG II prior to the extraordinary general meeting and follow the process prescribed in Section 238 of the Companies Act. This is a separate process with different deadline requirements to the process which shareholders must follow if they wish to exercise their redemption rights in accordance with the RMG II Articles.

After the Merger, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 238 of the Companies Act. Notwithstanding the foregoing, if any such holder shall have failed to perfect or prosecute or shall have otherwise waived, effectively withdrawn or lost his, her or its rights under Section 238 of the Companies Act or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Companies Act, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 238 of the Companies Act shall cease and such RMG II Ordinary Shares shall no longer be considered Dissenting Shares for purposes hereof and such holder’s RMG II Ordinary Shares shall thereupon be deemed to have been converted as of the Merger into the right to receive one ReNew Global A Share.

In the event that any holder of RMG II Ordinary Shares delivers notice of their intention to exercise Dissent Rights, if any, RMG II shall have the right and may at its sole discretion delay the consummation of the Business Combination in order to invoke the limitation on dissenter rights under Section 239 of the Companies Act. In such circumstances where the exception under Section 239 of the Companies Act is invoked, no Dissent Rights shall be available to RMG II Shareholders, including those RMG II Shareholders who have delivered a written objection to the Merger prior to the extraordinary general meeting and followed the process prescribed in Section 238 of the Companies Act, and each such holder’s RMG II Ordinary Shares shall thereupon be deemed to have been converted as of the Merger into the right to receive one ReNew Global Class A Share. Accordingly, RMG II Shareholders are not expected to ultimately have any appraisal or dissent rights in respect of their RMG II Ordinary Shares in connection with the Merger or Business Combination.

Proxy Solicitation Costs

RMG II is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. RMG II and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. RMG II will bear the cost of the solicitation.

RMG II has hired Morrow Sodali to assist in the proxy solicitation process. RMG II will pay that firm a fee of $35,000 plus disbursements. Such fee will be paid with non-trust account funds.

RMG II will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. RMG II will reimburse them for their reasonable expenses.

RMG II’s Initial Shareholders

As of the date of this proxy statement/prospectus, RMG Sponsor II and RMG II’s officers and directors held of record and were entitled to vote an aggregate of 8,625,000 RMG II Ordinary Shares. The RMG II Ordinary Shares held by RMG Sponsor II and RMG II’s officers and directors currently constitute approximately 20% of the outstanding Ordinary Shares. RMG Sponsor II and RMG II’s officers and directors have agreed to vote any RMG II Ordinary Shares held by them as of the record date in favor of the Business Combination. As a result, if all outstanding RMG II Ordinary Shares are voted, in addition to the RMG II Ordinary Shares held by RMG Sponsor II and RMG II’s officers and directors, RMG II needs 12,937,501, or approximately 37.5% of the 34,500,000 outstanding public shares, to be voted in favor of the Business Combination Proposal and the Adjournment Proposal (assuming all outstanding RMG II Ordinary Shares are voted) in order to have them approved. Additionally, RMG II needs 20,125,001, or approximately 58.3% of the 34,500,000 outstanding public shares, to be voted in favor of the Merger Proposal and the Memorandum and Articles of Association Proposal (assuming all outstanding RMG II Ordinary Shares are voted) in order to have them approved. In order for a quorum to be present at the RMG II General Meeting, the holders of a majority of RMG II Ordinary Shares, being 21,562,501 RMG II Ordinary Shares, must be present in person or by proxy. If the minimum number of outstanding RMG II Ordinary Shares required to create a quorum are present and voted, in addition to the RMG II Ordinary Shares held by RMG Sponsor II and RMG II’s officers and directors, RMG II needs 2,156,251, or approximately 16.7% of the 12,937,500 public shares required to meet the minimum quorum requirement, to be voted in favor of the Business Combination Proposal and the Adjournment Proposal (assuming all outstanding RMG II Ordinary Shares are voted) in order to have them approved, and RMG II needs 5,750,001, or approximately 44.4% of the 12,937,500 public shares required to meet the quorum requirement, to be voted in favor of the Merger Proposal and the Memorandum and Articles of Association Proposal (assuming all outstanding RMG II Ordinary Shares are voted) in order to have them approved.

RMG Sponsor II and RMG II’s officers and directors have agreed to (i) waive their redemption rights with respect to their RMG II Ordinary Shares in connection with the completion of RMG II’s initial business combination, (ii) waive their redemption rights with respect to their RMG II Ordinary Shares in connection with a shareholder vote to approve an amendment to the RMG II Articles to modify the substance or timing of RMG II’s obligation to provide for the redemption of the public shares in connection with an initial business combination or to redeem 100% of the public shares if RMG II has not consummated an initial business combination by December 14, 2022 and (iii) waive their rights to liquidating distributions from the trust account with respect to their RMG II Class B ordinary shares if RMG II fails to complete its initial business combination by December 14, 2022, although they will be entitled to liquidating distributions from the trust account with respect to any RMG II Class A ordinary shares sold in the IPO they hold if RMG II fails to complete its initial business combination within the prescribed time frame. If RMG II does not complete its initial business combination within such applicable time period, the private placement warrants will expire worthless.

In connection with the Business Combination, each RMG II Class A ordinary share and each RMG II Class B ordinary share will be converted into one ReNew Global Class A Share, and such shares will not be transferable, assignable or salable (except to RMG II’s officers and directors and other persons or entities affiliated with RMG Sponsor II, each of whom will be subject to the same transfer restrictions) until the earlier of (i) one year after the completion of the Business Combination or earlier if, subsequent to the Business Combination, the closing price of the Holdco Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (ii) the date on which ReNew Global completes a liquidation, merger, share exchange or other similar transaction that results in all of ReNew Global’s shareholders having the right to exchange their shares for cash, securities or other property. The private placement warrants are not transferable, assignable or salable until 30 days after the Business Combination, subject to certain exceptions.

At any time prior to the meeting, during a period when they are not then aware of any material non-public information regarding RMG II or its securities, RMG Sponsor II and RMG II’s officers and directors and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire RMG II Ordinary Shares or vote their RMG II Ordinary Shares in favor of the Business Combination Proposal. The purpose of such purchases and other transactions would be to increase the likelihood that the Business Combination Proposal is approved. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their RMG II Class A ordinary shares, including the granting of put options and, with the Company’s consent, the transfer to such investors or holders of RMG II Class A ordinary shares or warrants owned by RMG Sponsor II and RMG II’s officers and directors for nominal value.

Entering into any such arrangements may have a depressive effect on the RMG II Class A ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase RMG II Class A ordinary shares at a price lower than market and may therefore be more likely to sell the RMG II Class A ordinary shares he owns, either prior to or immediately after the meeting.

If such transactions are effected, the consequence could be to cause the Business Combination Proposal to be approved in circumstances where such approval could not otherwise be obtained. Purchases of RMG II Class A ordinary shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals to be presented at the meeting and would likely increase the chances that such proposals would be approved.

As of the date of this proxy statement/prospectus, no agreements dealing with the above have been entered into by RMG Sponsor II and RMG II’s officers and directors or any of their respective affiliates. RMG II will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

THE BUSINESS COMBINATION PROPOSAL

General

Holders of RMG II Shares are being asked to adopt the Business Combination Agreement, approve the terms thereto and approve the Transactions contemplated thereby, including the Merger and the Exchange. The shareholders of RMG II should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “—The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Subject to the approval of the Merger Proposal and the Memorandum and Articles of Association Proposal, RMG II may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the RMG II General Meeting.

The Business Combination Agreement

The subsections that follow this subsection describe the material provisions of the Business Combination Agreement, but do not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto. The shareholders of RMG II and other interested parties are urged to read the Business Combination Agreement carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates, which may be updated prior to Closing. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules referred to therein which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. RMG II, ReNew India, the Major Shareholders and ReNew Global do not believe that the disclosure schedules contain information that is material to an investment decision. Moreover, certain representations and warranties in the Business Combination Agreement may, may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about ReNew Global, RMG II, ReNew India, the Major Shareholders or any other matter.

Capitalized terms in this section not otherwise defined in this proxy statement/prospectus shall have the meanings ascribed to them in the Business Combination Agreement.

General Description of the Transactions

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the parties to the Business Combination Agreement have agreed that, in connection with the Closing, the parties will undertake a series of transactions pursuant to which (i) Merger Sub will merge with and into RMG II, with RMG II surviving and (ii) immediately after, the Major Shareholders will transfer, and ReNew Global will acquire, ReNew India Ordinary Shares in exchange for the issuance of ReNew Global Shares and/or the payment of the ReNew Global Cash Consideration to the Major Shareholders. The merger described in (i) is referred to as the “Merger” and the share exchange in (ii) is referred to as the “Exchange.” The Merger, the Exchange and the other transactions contemplated by the Business Combination Agreement are referred to as the “Business Combination.”

The Merger

As a result of the Merger, at the Merger Effective Time (i) all the assets and liabilities of RMG II and Merger Sub shall vest in and become the assets and liabilities of RMG II as the surviving company, and RMG II shall thereafter exist as a wholly-owned subsidiary of ReNew Global, (ii) each share of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and shall cease to exist, (iii) the board of directors and executive officers of Merger Sub shall resign, and the board of directors and executive officers of RMG II shall be as determined among RMG II, ReNew India and ReNew Global, (iv) RMG II’s memorandum and articles of association shall be amended and restated to read in their entirety in the form attached to this proxy statement/prospectus as Annex B and (v) each issued and outstanding RMG II Security immediately prior to the Merger Effective Time shall be cancelled in exchange for the issuance of certain ReNew Global Shares as set out in the section titled “—The Exchange” below.

Subject to the terms and conditions of the Business Combination Agreement, in consideration for the Merger:

•

each RMG II Unit issued and outstanding immediately prior to the Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one RMG II Class A Share and one-third of an RMG II Warrant;

•

immediately following the separation of each RMG II Unit, each (a) RMG II Class A Share issued and outstanding immediately prior to the Merger Effective Time shall be cancelled in exchange for the issuance by ReNew Global of one ReNew Global Class A Share, and (b) RMG II Class B Share issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one RMG II Class A Share pursuant to RMG II’s organizational documents and cancelled in exchange for the issuance of one ReNew Global Class A Share and, in each case, the allotment by ReNew Global of ReNew Global Class A Shares and ReNew Global Class C Shares to holders of ReNew India Ordinary Shares;

•

immediately following the cancellation of the RMG II Class A Shares and the RMG II Class B Shares, RMG II shall issue 43,125,000 RMG II Class A Shares to ReNew Global in consideration for the ReNew Global Class A Shares issued by ReNew Global; and

•

each RMG II Warrant shall remain outstanding, but shall be automatically adjusted to become an RMG II Adjusted Warrant, which shall be subject to the terms and conditions set forth in the Amended and Restated Warrant Agreement to be executed in connection with the Business Combination (including any repurchase rights and cashless exercise provisions), which shall provide that each RMG II Adjusted Warrant will be exercisable (or will become exercisable in accordance with its terms) for 1.0917589 ReNew Global Class A Shares.

RMG II Upstream

Immediately following the Merger Effective Time but before the Closing Date, RMG II shall extend a loan to ReNew Global in an aggregate principal amount equal to the value of substantially all of RMG II’s assets on such terms to be agreed between ReNew Global and RMG II, with the prior written consent of ReNew India.

The Exchange

Following the Merger, subject to the terms and conditions set forth in the Business Combination Agreement, including ReNew Global having obtained a report in relation to the issuance of any ReNew Global Shares pursuant to the Exchange as required to comply with section 593 of the U.K. Companies Act, each Major Shareholder shall transfer their ReNew India Ordinary Shares to ReNew Global as set out below. In consideration for such transfer of ReNew India Ordinary Shares, ReNew Global shall (i) issue the number and class of ReNew Global Shares set out below, and/or (ii) pay the ReNew Global Cash Consideration set out below to certain Major Shareholders.

	Number of ReNew India Ordinary Shares to be Transferred on the Closing Date		ReNew Global Shares to be issued on the Closing Date					Number of ReNew India Ordinary Shares to be Transferred after the Closing Date	ReNew Global Shares to be issued post-Closing Date				ReNew Global Cash Consideration (US$)	Exchange Ratio: No. of ReNew Global Shares per ReNew India Ordinary Shares	Exchange Ratio: No. of ReNew Global Shares per ReNew India Ordinary Shares
Investor			ReNew Global Class A Shares		ReNew Global Class B Shares	ReNew Global Class C Shares	ReNew Global Class D Shares		ReNew Global Class A Shares	ReNew Global Class B Shares	ReNew Global Class C Shares	ReNew Global Class D Shares
GSW(3)	184,709,600		21,766,529		—	105,441,472	—	14,825,749	—	—	12,289,241	—	242,000,000	0.8197	0.8289
CPP Investments	61,608,099		41,867,691		—	—	1	14,893,835	12,345,678	—	—	—	92,000,000	0.8289	0.8289
Platinum Cactus	75,244,318	(1)	53,370,916	(2)	—	—	—	—	—	—	—	—	90,000,000	0.8289	0.8289
JERA	34,411,682		28,524,255		—	—	—	—	—	—	—	—	—	0.8289	Not applicable
Founder Investors	7,479,685		—		1	—	—	—	—	—	—	—	62,000,000	Not applicable	Not applicable
RMG	Not applicable		8,625,000		—	—	—	—	—	—	—	—	—	Not applicable	Not applicable
SACEF	12,375,767		8,858,421		0	0	0	—	—	—	—	—	14,000,000	0.8289	Not applicable
Total			163,012,812		1	105,441,472	1		12,345,678	—	12,289,241	—	500,000,000

(1)

This includes 14,756,514 ReNew India Ordinary Shares from the conversion of 16,318,729 CCPS, and assumes that Platinum Cactus will have converted all 16,318,729 CCPS into ReNew India Ordinary Shares on or before the Closing Date.

(2)	This assumes that Platinum Cactus will have converted all 16,318,729 CCPS into ReNew India Ordinary Shares on or before the Closing Date.
(3)	Under the Business Combination Agreement, GSW has the right to elect the class of ReNew Global shares it will receive by providing a notice up to two business days prior to Closing.

The transfer of ReNew India Ordinary Shares described in the preceding paragraph and table above is subject to (i) ReNew being entitled to amend, with the prior written consent of the affected Major Shareholder, the number of ReNew Global Shares to be issued to a Major Shareholder and the ReNew Global Cash Consideration to be paid to a Major Shareholder, and (ii) GSW being entitled to elect the class of ReNew Global Shares it shall receive; in each by giving notice in writing to ReNew Global no later than two Business Days prior to the Closing Date, provided that:

•	such amendments shall not result in any increase in the aggregate number of ReNew Global Shares and aggregate amount of ReNew Global Cash Consideration as set out in the above table;

•

if there are any redemptions of RMG II Shares, the Major Shareholders agree that (a) the ReNew Global Cash Consideration payable to the Founder as set out in the above table shall not be decreased and (b) the ReNew Global Cash Consideration payable to the Major Shareholders other than the Founder as set out in the above table shall be decreased pro rata to the ReNew Global Cash Consideration payable as between such other Major Shareholders as set out above; and

•	the foregoing amendments and elections do not adversely affect or delay the consummation of the Transactions.

In addition, the Business Combination Agreement provides for the following, subject to the terms and conditions set forth therein:

•

following the satisfaction or waiver of the conditions to Closing set forth in Article XI of the Business Combination Agreement, each of ReNew India, Platinum Cactus, GSW and CPP Investments will take such steps as may be required to convert all of the CCPS held by Platinum Cactus, GSW and CPP Investments into ReNew India Ordinary Shares, or “ReNew India Exchanged Conversion Shares,” in accordance with the terms of the CCPS, and each of ReNew India, Platinum Cactus, GSW and CPP Investments shall use their respective reasonable best efforts to ensure that such CCPS shall be converted into ReNew India Exchanged Conversion Shares by no later than the date falling eight Business Days after the satisfaction or waiver of such conditions;

•

Platinum Cactus shall transfer to ReNew Global all of its ReNew India Exchanged Conversion Shares in exchange for the issuance of 0.8289 ReNew Global Class A Shares per ReNew India Exchanged Conversion Share on the Closing Date or, if the conversion of the CCPS held by Platinum Cactus has not completed by two Business Days prior to the Closing Date, on such date after the Closing Date as may be notified in writing to ReNew Global by Platinum Cactus (provided such date shall be as soon as practicable after the Closing Date);

•

GSW shall transfer to ReNew Global all of its ReNew India Exchanged Conversion Shares in exchange for the issuance of 0.8289 ReNew Global Class C Shares per ReNew India Exchanged Conversion Share on such date after the Closing Date as may be notified in writing to ReNew Global by GSW, provided such date falls no later than the later of (a) August 1, 2021 and (b) the date on which (x) the aggregate number of ReNew Global Class A Shares then held by GSW or any of its affiliates does not exceed 4.9% of the aggregate number of issued and outstanding ReNew Global Class A Shares, ReNew Global Class B Shares and ReNew Global Class D Shares and (y) the GSW Total Equity Interest does not exceed 33%;

•	ReNew Global shall issue to CPP Investments one ReNew Global Class D Share for cash consideration in an amount equal to $100.00 on the Closing Date;

•

CPP Investments shall transfer to ReNew Global all of its ReNew India Exchanged Conversion Shares in consideration for 0.8289 ReNew Global Class A Shares per ReNew India Exchanged Conversion Share on such date after the Closing Date as may be determined and notified in writing by CPP Investments to ReNew Global; and

•	ReNew Global shall issue to the Founder one ReNew Global Class B Share for cash consideration in an amount equal to $100.00 on the Closing Date.

Closing

The Closing will take place virtually on the earlier of (a) the tenth (10th) Business Day after all the conditions to Closing set forth in Article XI of the Business Combination Agreement have been satisfied or waived (other than the conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions) and (b) the second (2nd) Business Day after the conversion of the CCPS, or at such other date, time or place as RMG II, ReNew India and each of the Major Shareholder Representatives may agree in writing.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of ReNew India, RMG II, ReNew Global, Merger Sub and each Major Shareholder, made solely for the benefit of (i) in the case of ReNew India, RMG II, (ii) in the case of RMG II, ReNew India and each Major Shareholder, (iii) in the case of each of ReNew Global and Merger Sub, ReNew India and each Major Shareholder and (iv) in the case of each Major Shareholder, RMG II and ReNew Global. The representations and warranties are, in certain cases, subject to specified exceptions and materiality, Material Adverse Effect (see “—Material Adverse Effect” below), knowledge and other qualifications contained in the Business Combination Agreement and may be further modified and limited by the disclosure schedules to the Business Combination Agreement and, in the case of RMG II, by certain information set forth in the SEC reports filed or furnished before the signing date of the Business Combination Agreement, excluding any disclosures in such SEC reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and any other disclosures that are predictive, cautionary or forward-looking in nature (it being understood that nothing disclosed in such SEC reports is deemed to modify or qualify the representations and warranties relating to litigation and proceedings, financial ability and Trust Account, tax matters and capitalization).

The Business Combination Agreement contains representations and warranties of ReNew India relating to, among other things, due organization and qualification; subsidiaries; due authorization and approvals, performance and enforceability against ReNew India of the Business Combination Agreement; absence of conflicts; the consent, approval or authorization of governmental authorities; pre-transaction capitalization; financial statements; absence of undisclosed liabilities; litigation and proceedings; compliance with laws; intellectual property, data protection, cybersecurity and information technology matters; contracts and absence of defaults; benefit plans; labor matters; tax matters; brokers’ fees; insurance; assets and real property; environmental matters; absence of certain changes or events; transactions with affiliates; internal controls; anti bribery and corruption; permits; customers and suppliers; and statements made in the Proxy Statement/Prospectus.

The Business Combination Agreement contains representations and warranties of RMG II relating to, among other things, due organization and qualification; due authorization and approvals, performance and enforceability against RMG II of the Business Combination Agreement; absence of conflicts; litigation and proceedings; the consent, approval or authorization of governmental authorities; financial ability and trust account; brokers’ fees; SEC reports and financial statements; business activities and the absence of certain changes or events; statements made in the Proxy Statement/Prospectus; no outside reliance; tax matters; capitalization; and Nasdaq stock market quotation.

The Business Combination Agreement contains representations and warranties of each of ReNew Global and Merger Sub relating to, among other things, due organization and qualification; due authorization and approvals, performance and enforceability against ReNew Global and Merger Sub of the Business Combination Agreement; absence of conflicts; the consent, approval or authorization of governmental authorities; brokers’ fees; business activities and the absence of certain changes or events; capitalization; Investment Company Act; statements made in the Proxy Statement/Prospectus; and independent investigation.

The Business Combination Agreement contains representations and warranties of each Major Shareholder relating to, among other things, due organization and standing (to the extent applicable); due authorization and approvals, performance and enforceability against each Major Shareholder of the Business Combination Agreement; title ownership; absence of conflicts; the consent, approval or authorization of governmental authorities; brokers’ fees; litigation and proceedings; certain statements made in this proxy statement/prospectus; independent investigation; tax matters; and intended tax treatment.

Material Adverse Effect

“Material Adverse Effect” as used in the Business Combination Agreement means, with respect to ReNew India, any fact, event, change, effect, circumstance or condition that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets, liabilities, results of operations or financial condition of ReNew India and its Subsidiaries, taken as a whole or (ii) the ability of ReNew India to consummate the Transactions in accordance with the terms of the Business Combination Agreement; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” under the foregoing clause (i):

(a)

any change or effect resulting from the execution of the Business Combination Agreement or the Transactions (including the announcements thereof) or the pendency or the consummation of the Transactions, including the impact of any of the foregoing on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, service providers and employees;

(b)

any proposal, enactment or change in interpretation of, or other change in, applicable laws, U.S. GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which ReNew India and its Subsidiaries principally operate;

(c)	changes in interest rates or the financial or securities markets or economic or political conditions generally;

(d)	any change generally affecting any of the industries or markets in which ReNew India and its Subsidiaries principally operate or the economy as a whole;

(e)	the taking of any action required or contemplated by the Business Combination Agreement or taken with the prior written consent of RMG II;

(f)

any pandemic, epidemic, disease outbreak or other public health emergency (including the COVID-19 or any similar or related disease caused by the SARS-CoV-2 virus or any mutation or evolution thereof), any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God;

(g)

any national or international political or social conditions in countries or the geographic region in which ReNew India and its Subsidiaries operate, including the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack therein; or

(h)	any failure of ReNew India and its Subsidiaries to meet any projections, forecasts or budgets;

(it being understood that the underlying facts giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect if such facts are not otherwise excluded under the definition), provided, further, that any event, occurrence, fact, condition, or change referred to in clauses (b), (c) (d), (f) and (g) above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on ReNew India and its Subsidiaries, taken as a whole, compared to other participants in the industry and geographic locations in which ReNew India and its Subsidiaries primarily conduct business.

Covenants of the Parties

Covenants of ReNew India and the Major Shareholders

ReNew India and the Major Shareholders made certain covenants under the Business Combination Agreement (subject to the terms and conditions set forth therein), including, among others, the following:

•

Subject to certain exceptions, during the Interim Period, ReNew India shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct and operate its business in the ordinary course consistent with past practice and comply in all material respects with all applicable laws applicable to it and its Subsidiaries and their respective businesses, assets and employees.

•	Subject to certain exceptions, ReNew India shall not, and ReNew India shall cause its Subsidiaries not to, do any of the following during the Interim Period without RMG II’s prior written consent;

•	change or amend the memorandum and articles of association, bylaws or other organizational documents of ReNew India or any of its Subsidiaries;

•

make, declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any capital stock or other equity interests in any of ReNew India or its Subsidiaries;

•	effect any recapitalization, reclassification, split or other change in their capitalization;

•

authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of the capital stock of ReNew India or its Subsidiaries, or securities convertible into or exchangeable for shares of their capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option or other commitment for the issuance of shares of their capital stock, or split, combine or reclassify any shares of their capital stock (except in each case in relation to the repayment, prepayment or refinancing of or the enforcement of any security in respect of any Indebtedness secured by ReNew India Ordinary Shares held by the SS Group);

•	repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of ReNew India or any Subsidiary or other equity interests;

•	enter into, assume, assign, partially or completely amend or modify any material term of or terminate certain material contracts;

•	sell, transfer, lease, pledge or otherwise encumber, abandon, cancel or convey or dispose of any assets, properties or business of ReNew India or any of its Subsidiaries;

•	grant any material increase in compensation, benefits or severance to any key employee or manager of ReNew India or its Subsidiaries with annual base compensation of more than $150,000;

•	adopt, enter into or materially amend any benefit plan;

•	grant or provide any material bonus, severance or termination payments or benefits to any employee or director of ReNew India or its Subsidiaries;

•

hire any employee of ReNew India or any of its Subsidiaries, or any other individual who is providing or will provide services to ReNew India or any of its Subsidiaries, other than any employee with annual base compensation of less than $1,000,000;

•

fail to maintain existence of ReNew India or any of its Subsidiaries, enter into a new material line of business, purchase or otherwise acquire any business or any corporation, partnership, association, joint venture or other business organization or division thereof, or acquire any assets, business, equity interests or other properties or incur any liability or obligation in excess of $1,000,000 individually or $2,500,000 in the aggregate;

•

sell, transfer, license, assign, fail to maintain or otherwise dispose of or encumber any of the material assets or material intellectual property pertaining to the business of ReNew India or any of its Subsidiaries with a value in excess of $1,000,000;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of ReNew India or any of its Subsidiaries;

•	make any capital expenditures (or commitment to make any capital expenditures) in excess of $1,000,000 (individually for any project (or set of related projects) or $5,000,000 in the aggregate);

•	make any loans, advances or capital contributions to, or investments in, any other Person;

•

amend in a manner materially detrimental to ReNew India or any of its Subsidiaries, terminate, cancel, surrender, permit to lapse or fail to renew or maintain any material authorization from a Governmental Authority or material Permit required for the conduct of the business, or otherwise terminate its relationships with any Governmental Authority, customers, suppliers, contractors and other Persons with which it has material business relations;

•

make or change any material Tax election or adopt or change any material Tax accounting method, file any material amendment to any income Tax Return or other material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any claim or assessment in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of a material amount of Taxes, or enter into any Tax sharing or similar agreement, in each case subject to certain conditions;

•	enter into any agreement that restricts the ability of ReNew or any of its Subsidiaries to engage or compete in any line of business, or enter into a new line of business;

•	waive, release, compromise, settle or satisfy any pending or threatened Action or compromise or settle any liability or commence any Action in excess of $10,000,000 in the aggregate;

•

incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material Indebtedness or amend, restate or modify any terms of or any agreement with respect to any outstanding material Indebtedness;

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make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of ReNew India or any of its Subsidiaries;

•	fail to maintain, cancel or materially change coverage under any insurance policy;

•	fail in a material manner to manage its working capital in the ordinary course of business consistent with past practice; or

•	authorize or commit or agree to do any of the foregoing actions.

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Subject to certain exceptions, ReNew India shall, and shall cause its Subsidiaries to, afford to RMG II and its Representatives reasonable access during the Interim Period to all of their respective properties, books, Contracts, commitments, Tax Returns, records projections, plans, systems and appropriate officers and employees of ReNew India and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of ReNew India and its Subsidiaries in each case for the purpose of effecting the Transactions.

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Subject to certain exceptions, ReNew India shall exercise its reasonable best efforts to obtain any required consents or approvals pursuant to any applicable Antitrust Laws, and prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order that would prohibit, make unlawful or delay the consummation of the Transactions (and if such Governmental Order, cause such Governmental Order to be lifted).

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Subject to certain exceptions, neither the Major Shareholders (other than CPP Investments and GSW), ReNew, nor any of their respective Subsidiaries or controlling Affiliates shall, directly or indirectly, engage in any transactions involving securities of RMG II without the prior consent of RMG II.

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CPP Investments shall use reasonable best efforts to procure that the Restricted CPP Investments Group shall not engage in any transactions involving securities of RMG II, and GSW shall use reasonable best efforts to procure that the merchant banking area of the asset management division of Goldman Sachs shall not engage in any transactions involving securities of RMG II, in each case without the prior consent of RMG II.

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Neither a Major Shareholder (other than CPP Investments) nor any person or entity acting on its behalf, shall, directly or indirectly, engage in any hedging activities or execute any Short Sales with respect to securities of RMG II prior to the Closing or the earlier termination of the Business Combination Agreement in accordance with its terms.

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Neither the Restricted CPP Investments Group nor any person or entity acting on its behalf shall, directly or indirectly, engage in any hedging activities or execute any Short Sales with respect to securities of RMG II prior to the Closing or the earlier termination of the Business Combination Agreement in accordance with its terms.

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ReNew India and the Major Shareholders waive any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and RMG II to collect from the Trust Account any monies that may be owed to them by RMG II or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever.

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ReNew India shall use reasonable best efforts to provide RMG II and ReNew Global, as soon as reasonably practicable, audited and unaudited financial statements as are required to be included in this proxy statement/prospectus, respond in a timely manner to comments on the proxy statement/prospectus from the SEC, and cooperate with RMG II in connection with the preparation for inclusion in the proxy statement/prospectus of pro forma financial statements. From and after the date on which the Proxy Statement/Prospectus is mailed to the RMG II Shareholders, ReNew India shall give RMG II prompt written notice of any action or any development that would cause the proxy statement/prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, subject to certain conditions and exceptions.

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ReNew India shall reasonably cooperate and provide information reasonably requested by RMG II in connection with the PIPE Investment and RMG II shall provide to ReNew India and the Major Shareholders a copy of any transaction documents in connection with the PIPE Investment.

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None of ReNew Global or RMG II or their respective Affiliates or Subsidiaries shall enter into or consummate any transaction documents in connection with the PIPE Investment without the prior written consent of ReNew India and each of the Major Shareholder Representatives (such consent not to be unreasonably withheld, conditioned or delayed).

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As of the Closing, the Company Benefit Plan shall terminate and the Company Stock Options issued thereunder shall, to the extent then outstanding and unexercised as of the Closing Date shall automatically, be deemed forfeited. The Business Combination Agreement provides for a mechanism under which Ex-Employees holding vested Company Stock Options may exercise, during the Minority Option Period, all (and not some only) of the vested Company Stock Options held by such person and receive ReNew India Ordinary Shares pursuant to such exercise after, but by no later than five (5) Business Days of, the Closing Date and, immediately following the exercise of such option, sell to ReNew Global all such ReNew India Ordinary Shares held by such person at a certain price and subject to certain conditions, such sale to be completed after, but by no later than two (2) Business Days of, the date of such exercise. Additionally, during the Minority Option Period, each Ex-Employee may sell to ReNew Global all such ReNew India Ordinary Shares held by such holder in exchange for (i) cash, at a certain price per ReNew India Ordinary Share, such sale to complete on the Closing Date or (ii) the issue to such Ex-Employee of 0.8289 ReNew Global Class A Shares or 0.8289 ReNew Global Class C Shares (as elected by such Ex-Employee) per ReNew India Ordinary Share. Further, during the Minority Option Period, each employee of ReNew India or its Subsidiaries (other than the Founder and his Affiliates) may sell to ReNew Global all such ReNew India Ordinary Shares held by such holder in exchange for (i) cash, at a certain price per ReNew India Ordinary Share, such sale to complete on the Closing Date, and the issuance by ReNew Global of certain ReNew Global Share Entitlements in accordance with the terms of the Business Combination Agreement, or (ii) the issue to such employee of 0.8289 ReNew Global Class A Shares or 0.8289 ReNew Global Class C Shares (as elected by such employee) per ReNew India Ordinary Share.

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ReNew India, ReNew Global, RMG II and the Major Shareholders shall use their respective reasonable best efforts to cause the Founder to enter into a new employment agreement with ReNew Global and/or ReNew India on or prior to the Closing Date.

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ReNew India shall use reasonable best efforts to procure that, on the Closing Date, those directors of ReNew, as determined by ReNew India and RMG II, shall have executed and delivered to RMG II letters of resignation resigning from their positions as directors of ReNew India.

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ReNew and the Major Shareholders shall amend the terms of the CCPS before the Closing Date, take such other steps as may be required to reflect the amended terms in ReNew India’s Organizational Documents, and make the required filings and obtain the necessary consents as may be required in respect of such amendments.

•	ReNew India and the Major Shareholders shall agree the form of the amendments to be made to the articles of association of ReNew India.

•	ReNew India will use its reasonable best efforts to procure certain waivers, consents, licenses and trademark applications before Closing.

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Each of the Major Shareholders irrevocably and unconditionally agrees that, until the Closing Date has occurred, it shall vote or cause to be voted all of the shares of ReNew India Ordinary Shares owned by such Major Shareholder in favor of the Transactions.

•	Subject to certain terms and conditions, each Major Shareholder shall undertake, before the Closing Date, certain actions in respect of various Tax Matters in connection with the Transactions.

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ReNew India and the Major Shareholders shall intend that the central management and control and effective management of ReNew Global for tax purposes will be located solely in the United Kingdom, such that it shall remain solely a tax resident of the United Kingdom.

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Each of ReNew India and the Founder Investors shall, and shall use reasonable best efforts to procure that the Subsidiaries shall, by no later than the Closing Date, release or otherwise discharge any and all loans, guarantees and other credit support provided by ReNew India or any of its Subsidiaries for any Indebtedness incurred by the Founder Investors (and each of ReNew India and the Founder Investors shall be permitted to enter into such documents or instruments and take such actions as may be required to effect the foregoing).

Covenants of RMG II, ReNew Global and Merger Sub

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Subject to certain exceptions, RMG II, ReNew Global and Merger Sub shall exercise their reasonable best efforts to obtain any required consents or approvals pursuant to any applicable Antitrust Laws, and prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order that would prohibit, make unlawful or delay the consummation of the Transactions (and if such Governmental Order, cause such Governmental Order to be lifted).

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Subject to certain exceptions, RMG II, ReNew Global and Merger Sub shall not, and shall not permit any of their respective Subsidiaries to, do any of the following during the Interim Period without ReNew India’s prior written consent:

•	change, modify or amend the Trust Agreement or their respective Organizational Documents;

•	make, declare, set aside or pay any dividend or distribution in respect of any outstanding capital stock;

•	split, combine or reclassify any capital stock;

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other than in connection with the Transactions or as otherwise required by their respective Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or other equity interests;

•	enter into, renew or amend any transaction or Contract with an Affiliate of RMG II;

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make or change any material Tax election or adopt or change any material Tax accounting method, file any material amendment to any income Tax Return or other material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes;

•	waive, release, compromise, settle or satisfy any pending or threatened material Action or compromise or settle any material liability;

•	incur, guarantee or otherwise become liable for any material Indebtedness;

•	incur, guarantee or otherwise become liable for any material liabilities, debts or obligations; or

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offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests.

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RMG II, ReNew Global and Merger Sub shall comply with and continuing performing under, as applicable, its Organizational Documents, the Trust Agreement and all other agreements or Contracts to which it is a party as of the date of the Business Combination Agreement and conduct and operate its business in the ordinary course.

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ReNew Global shall apply for, and shall use reasonable best efforts to cause, the ReNew Global Class A Shares to be issued in connection with the Transactions and the RMG II Adjusted Warrants to be approved for listing on an Approved Stock Exchange and accepted for clearance by the DTC.

•	ReNew Global shall approve and adopt the ReNew Global Equity Plan.

•	ReNew Global shall adopt new articles of association to incorporate the terms of the ReNew Global Shareholders Agreement.

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ReNew Global shall not withhold or deduct any Indian Tax from the consideration payable to (i) JERA, SACEF, Platinum Cactus and GSW in relation to the sale of Company Exchanged Stock, and (ii) Platinum Cactus in relation to sale of ReNew India Exchanged Conversion Shares, subject to certain conditions.

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ReNew Global shall intend that the central management and control and effective management of ReNew Global for tax purposes will be located solely in the United Kingdom, such that it shall remain solely a tax resident of the United Kingdom.

•	ReNew Global shall take all actions as required by the CA 2006 to re-register as a public limited company by no later than two (2) Business Days before the Closing Date.

•	ReNew Global shall use commercially reasonable efforts to file a registration statement on Form F-1 covering all Registrable Securities within 30 days after the Closing Date.

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ReNew Global shall use reasonable best efforts to obtain a s593 Report in respect of any issuances of ReNew Global Shares by it contemplated pursuant to the Business Combination Agreement where such report is required under section 593 of CA 2006.

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ReNew Global and RMG II shall, on terms to be approved in writing by ReNew, (i) enter into an assignment and assumption agreement pursuant to which RMG II will assign to ReNew Global all of its rights, interests, and obligations in and under the Warrant Agreement and (ii) enter into the Amended and Restated Warrant Agreement.

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From (and including) the Closing Date, ReNew Global shall issue such number ReNew Global Share Entitlements to employees of ReNew Global, ReNew India or their respective Subsidiaries, and on such terms and conditions as may be determined in accordance with the principles set out in the Business Combination Agreement, subject to certain conditions.

Joint covenants

The Business Combination Agreement also contains certain other covenants and agreements among the various parties, including, among others, that each of ReNew Global, ReNew India, RMG II, Merger Sub and the Major Shareholders will use reasonable best efforts to:

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assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions; and

•	obtain all material consents and approvals of third parties that are required to consummate the Transactions.

Further, the Business Combination Agreement also contains additional covenants and agreements among the parties thereto in respect of, among other matters:

•	preparing, filing and distributing this proxy statement/prospectus on Form F-4 (including any amendments or supplements thereto);

•	exclusivity with respect to the Transactions contemplated by the Business Combination Agreement;

•	tax matters, including with respect to Transfer Taxes incurred in connection with the Transactions and the Intended Tax Treatment;

•	confidentiality and public announcements and other commutations regarding the Business Combination Agreement and the Transactions and other documents contemplated thereby;

•	indemnification of present and former directors and officers of ReNew India, Merger Sub, ReNew Global and RMG II;

•	maintaining in effect liability insurances covering those Persons who are currently covered by RMG II’s or ReNew India’s or its Subsidiaries’ directors’ and officers’ liability insurance policies;

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indemnification by each Major Shareholder (other than the Founder Investors) (severally and neither jointly nor jointly and severally) in favor of ReNew Global, its Affiliates and each present and former director and officer of ReNew Global, against any damages or liabilities incurred as a result of any order under the IT Act in relation to Transaction Tax in respect of such Major Shareholder;

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preparing and filing any information as may be reasonably necessary to obtain confirmation from DTC that the ReNew Global Class A Shares, the ReNew Global Class C Shares and the RMG II Adjusted Warrants are eligible for clearing through DTC, including customary clearances from HMRC required by DTC and such confirmation or agreement from any other depository or clearance service as may reasonably be required to enable the ReNew Global Class A Shares, the ReNew Global Class C Shares and the RMG II Adjusted Warrants to be accepted for clearing through DTC and the ReNew Global Class A Shares and RMG II Adjusted Warrants to be approved for listing on an Approved Stock Exchange;

•	representation and warranty insurance policy and related matters;

•	post-closing cooperation among the parties;

•	delisting and deregistration of the RMG II Units and RMG II Class A Shares from Nasdaq;

•	entering into the ReNew Global Shareholders Agreement, the Registration Rights, Coordination and Put Option Agreement and a voting agreement in respect of the ReNew India Ordinary Shares;

•	satisfying the conditions of the PIPE Investors’ closing obligations contained in the Subscription Agreements and consummating the transactions contemplated thereby; and

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causing the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and the net proceeds of the PIPE Investment to be applied pursuant to the terms of the Business Combination Agreement.

Conditions to Closing

Mutual Conditions

Each party’s obligation to consummate the Transactions contemplated by the Business Combination Agreement is conditioned upon, among other things:

•	approval from the Competition Commission of India;

•	no Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the transactions contemplated by the Business Combination Agreement;

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this proxy statement/prospectus on Form F-4 having become effective in accordance with the provisions of the Securities Act, no stop order having been issued by the SEC that remains in effect with respect to the Form S-4, and no proceeding seeking such a stop order having been threatened or initiated by the SEC that remains pending;

•	approval of the transactions contemplated by the Business Combination Agreement by the RMG II Shareholders;

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the ReNew Global Class A Shares and the RMG II Adjusted Warrants having been approved for clearing through the DTC, subject to DTC’s customary eligibility criteria, and approved for listing on an Approved Stock Exchange, subject only to notice of issuance;

•	the Amended and Restated Warrant Agreement having been executed and delivered and being in full force and effect; and

•	ReNew Global having obtained a valid s593 Report in respect of the issuance of ReNew Global Shares where required under section 593 of CA 2006.

RMG II’s, ReNew Global’s and Merger Sub’s Conditions

The obligations of RMG II, ReNew Global and Merger Sub to consummate the Transactions contemplated by the Business Combination Agreement is conditioned upon, among other things:

•	accuracy of the representations and warranties of ReNew India (subject to certain bring-down standards);

•	performance of covenants by ReNew India and the Major Shareholders in all material respects as of or prior to the closing; and

•	delivery to RMG II of a certificate signed by an officer of ReNew India, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the other conditions have been fulfilled.

ReNew India’s and Major Shareholders’ Conditions

The obligations of ReNew India and the Major Shareholders to consummate the Transactions contemplated by the Business Combination Agreement is conditioned upon, among other things:

•	accuracy of the representations and warranties of RMG II, ReNew Global and Merger Sub (subject to certain bring-down standards);

•	performance of covenants by RMG II and the RMG II Representative in all material respects as of or prior to the closing;

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no change, effect, circumstance or condition with respect to RMG II, ReNew Global or Merger Sub or their respective Subsidiaries which could reasonably be expected to have a material adverse effect on the ability of RMG II, ReNew Global or Merger Sub to enter into and perform their respective obligations under the Business Combination Agreement since the date of the Business Combination Agreement;

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the amount of cash in the Trust Account together with the PIPE Investment Amount shall not be less than $650 million in aggregate prior to or as of Closing, also known as the Minimum Cash Condition; and

•	delivery to RMG II of a certificate signed by an officer of ReNew India, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the other conditions have been fulfilled.

Termination

The Business Combination Agreement may be terminated and the transactions contemplated therein may be abandoned at any time prior to Closing:

•	by written consent of ReNew India, RMG II and each of the Major Shareholders Representatives;

•	by RMG II if there is a Terminating Company Breach (subject to the Company Cure Period);

•	by ReNew India and each of the Major Shareholders Representatives if there is a Terminating RMG II Breach (subject to the RMG II Cure Period);

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by RMG II or by ReNew India and each of the Major Shareholders Representatives if consummation of the transactions contemplated by the Business Combination Agreement is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided that the terminating party shall not have been the primary cause of thereof; or

•	by any party if the Business Combination Agreement fails to receive the RMG II Shareholder Approval at the RMG II Meeting.

The Business Combination Agreement shall automatically terminate if the Closing has not occurred on or before August 31, 2021 (or such later date as agreed to in writing between RMG II and the holders of not less than 85% of the aggregate of ReNew India Ordinary Shares and CCPS (prior to the amendment thereof pursuant to Business Combination Agreement and assuming a conversion ratio of 1:1) on a fully diluted basis as of the date of the Business Combination Agreement).

Specific Performance

Each party is entitled under the Business Combination Agreement to an injunction, specific performance, or other equitable relief to prevent any other parties from committing a breach of the Business Combination Agreement or the related documents, or to seek to compel specific performance of the obligations of any other party, without proof of damages in addition to any other remedy to which they are entitled at law or in equity.

No Recourse

All actions that are based upon, arising out of, or related to the Business Combination Agreement or the Transactions contemplated therein may be made only against the entities expressly named as parties to the Business Combination Agreement, and then only with respect to the specific obligations set forth therein with respect to such party. Further, unless a named party to the Business Combination Agreement, and then only to the extent of the specific obligations undertaken by such named party under the Business Combination Agreement, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative, affiliate of a named party to the Business Combination Agreement or affiliate of any of the foregoing will have any liability for any representations, warranties, covenants, agreements or other obligations or liabilities of any other party for any claim based on, arising out of, or related to the Business Combination Agreement or the Transactions contemplated thereby. Nothing in the Business Combination Agreement is intended to limit any party’s liability for such party’s Fraud (as defined in the Business Combination Agreement).

Non-survival of Representations, Warranties and Covenants

None of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement, or in any related document or instrument delivered pursuant to the Business Combination Agreement, will survive the Closing except for (i) any covenants and agreements contained therein that expressly by their terms apply either in part or in whole after the Closing and (ii) the miscellaneous provisions thereof, which include, among others, waiver, notice, assignment, third-party rights, expense allocation, governing law and jurisdiction, severability and enforcement provisions.

Governing Law and Jurisdiction

The Business Combination Agreement is governed by Delaware law. Any action based upon, arising out of or related to the Business Combination Agreement or the Transactions contemplated thereby shall be brought in federal and state courts located in the State of Delaware. Each party has waived its rights to trial by jury in any action based upon, arising out of or related to the Business Combination Agreement or the Transactions contemplated thereby.

Representation and Warranty Insurance

The Business Combination Agreement contemplates that, prior to the Closing, RMG II may, in its sole discretion and at its sole cost and expense, obtain a representation and warranty insurance policy with respect to the representations and warranties of ReNew India under the Business Combination Agreement. ReNew India has agreed to, and will cause its affiliates and representatives to, use commercially reasonable efforts to cooperate with, and provide assistance to, RMG II as it may reasonably request in its efforts to obtain such insurance policy.

Amendment to the Business Combination Agreement

On May 17 2021, the parties to the Business Combination Agreement agreed to amend certain terms of the Business Combination Agreement, to reflect the following terms, among others:

•	RMG II Shares. Immediately following the separation of each RMG II Security, each (A) RMG II Class A Share issued and outstanding immediately prior to the Merger Effective Time shall be cancelled in exchange for the issuance by ReNew Global of one ReNew Global Class A Share and (B) RMG II Class B Share issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one RMG II Class A Share pursuant to RMG II’s organizational documents and cancelled in exchange for the issuance by ReNew Global of one ReNew Global Class A Share and, in each case, the allotment of ReNew Global Class A Shares and ReNew Global Class C Shares to holders of ReNew India Ordinary Shares. Immediately following such cancellation, RMG II shall issue 43,125,000 RMG II Class A Shares to ReNew Global in consideration for such issuance by ReNew Global of ReNew Global Class A Shares.

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HMRC and DTC Cooperation. ReNew Global, Merger Sub, the Company, the Major Shareholders and RMG II shall each use reasonable best efforts to cooperate in the assembly, preparation and filing of any information necessary to obtain (a) confirmation from the DTC that the ReNew Global Class A Shares, the ReNew Global Class C Shares and the RMG II Adjusted Warrants are eligible for clearing through DTC and agreement from the DTC to accept the ReNew Global Class A Shares, the ReNew Global Class C Shares and the RMG II Adjusted Warrants for clearing or deposit in connection with the Transactions and such future transactions as may be reasonably foreseeable; (b) customary clearances from HMRC required by the DTC in connection with the admission of the ReNew Global Class A Shares, the ReNew Global Class C Shares and the RMG II Adjusted Warrants for clearing through DTC; and (c) such confirmation or agreement from any other depositary or clearance service as may reasonably be required to enable the ReNew Global Class A Shares, the ReNew Global Class C Shares and the RMG II Adjusted Warrants to be accepted for clearing through DTC and the ReNew Global Class A Shares and the RMG II Adjusted Warrants to be approved for listing on an Approved Stock Exchange.

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Listing. The obligations of the parties to the Business Combination Agreement to consummate the Transactions is conditioned upon the ReNew Global Class A Shares and the RMG II Adjusted Warrants being approved for clearing through DTC (subject to the DTC’s customary eligibility criteria) and listing on an Approved Stock Exchange (subject only to notice of issuance).

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Consideration Schedule. Schedule 2.02 was replaced by a schedule containing the number of ReNew Global Class A and ReNew Global Class C Shares that CPP Investments and GSW will receive, respectively, in exchange their ReNew India Shares post-Closing and a revised conversion ratio to be applied to conversion of the shares of ReNew India held by GSW and exchanged post Closing.

•	Shareholders Agreement Parties. Schedule 10.12(b) was amended to remove SACEF from the list of entities that are party to the Shareholders Agreement.

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Transaction Expenses. Each of ReNew Global and RMG II shall provide an updated estimate of transaction expenses at least two (2) business days prior to the Closing Date. Additionally, Schedule 13.08(a) was deleted and replaced by a schedule showing an updated estimate of the transaction expenses of RMG II as at signing.

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Minority options. During the Minority Option Period, each Ex-Employee and employee of ReNew India holding ReNew India Ordinary Shares shall be entitled, subject to applicable law, either to require ReNew Global to purchase all of the holder’s stock at $8.29 per share or issue to such holder 0.8289 ReNew Global Class A Shares or 0.8289 ReNew Global Class C Shares per ReNew India Ordinary Share.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, or the “Related Agreements,” but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements, and other interested parties are urged to read such Related Agreements in their entirety.

Registration Rights, Coordination and Put Option Agreement

The Business Combination Agreement contemplates that on, or prior to, the Closing, ReNew Global, the Significant Shareholders, the Founder Investors and ReNew India will enter into a registration rights, coordination and put option agreement, or the “Registration Rights, Coordination and Put Option Agreement,” pursuant to which, among other things, (i) the Significant Shareholders will be entitled to certain registration rights in respect of the resale, pursuant to Rule 415 under the Securities Act, of the ReNew Global Class A Shares and the ReNew Global Class C Shares to be received by or issued or issuable to such parties in connection with the Business Combination pursuant to the terms of the Business Combination Agreement, or the “Significant Shareholder Registrable Securities,” (ii) the Significant Shareholders (other than SACEF and RMG Sponsor II (for so long as it is not an affiliate of ReNew Global)) will agree certain obligations to coordinate transfers and sales of Significant Shareholder Registrable Securities, (iii) the Founder Investors will be entitled to require ReNew Global to purchase certain ReNew India Ordinary Shares held by the Founder Investors and ReNew Global will agree to register for issuance ReNew Global Class A Shares, or the “Founder Registrable Securities,” and, together with the Significant Shareholder Registrable Securities, the “Registrable Securities,” to the extent required to be issued for purposes of financing and facilitating such purchase of ReNew India Ordinary Shares pursuant to a Founder Investor Ordinary Put Option (as described below), or a “Founder Investor Put Financing Issuance,” and (iv) the Significant Shareholders (other than SACEF) and the Founder Investors will agree to certain post-Closing transfer restrictions in respect of ReNew Global Shares held by them. Please see the section entitled “Certain Relationships and Related Person Transactions—ReNew India related party transactions—Registration Rights, Coordination and Put Option Agreement.”

ReNew Global Shareholders Agreement

The Business Combination Agreement contemplates that, at the Closing, ReNew Global will enter into the ReNew Global Shareholders Agreement with the Shareholders Agreement Investors, pursuant to which, among other things, the Shareholders Agreement Investors will agree on (i) the composition of ReNew Global’s board of directors, or the “ReNew Global Board,” and (ii) the composition of certain committees that will be established by the ReNew Global Board. Please see the section entitled “Certain Relationships and Related Person Transactions—ReNew India related party transactions—Shareholders Agreement.”

Subscription Agreements

In connection with the execution of the Business Combination Agreement, ReNew Global and RMG II entered into Subscription Agreements with certain accredited investors or qualified institutional buyers, collectively, the “PIPE Investors,” concurrently with the execution of the Business Combination Agreement on February 24, 2021. Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and ReNew Global agreed to issue and sell, to the PIPE Investors an aggregate of 85,500,000 shares of ordinary shares of ReNew Global for a purchase price of $10.00 per share, or an aggregate of approximately $855 million, in a private placement.

The closing of the private placement will occur on the date of and immediately prior to the consummation of the Transactions and is conditioned thereon and on other customary closing conditions. The ordinary shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Subscription Agreements will terminate and be void and of no further force or effect upon the earlier to occur of: (a) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms, (b) upon the mutual written consent of each of the parties to each such Subscription Agreement, (c) ReNew Global’s notification to the Subscriber Investor in writing that it has abandoned its plans to move forward with the Transactions, (d) if the conditions to closing set forth in the Subscription Agreement are not satisfied on or prior to the closing date and, as a result thereof, the transactions contemplated by the Subscription Agreement are not consummated at the closing or (e) at the election of Subscriber, on or after the date that is 270 days after the date hereof if the closing has not occurred on or prior to such date.

Amendment to the CCPS Agreement

ReNew India issued compulsorily convertible preference shares, or “CCPS” to certain shareholders at a face value of Rs. 425. As per the terms of the CCPS allotment, each CCPS was scheduled to automatically convert into ordinary shares of ReNew India within specified timeline, upon the occurrence of specified events, and the conversion ratio of CCPS was to be determined (upon occurrence of specified events, each such event a “Conversion Ratio Trigger Event”) pursuant to a set formula, wherein the ceiling price and the trigger price was to be determined basis the event and the time of such trigger event. The allotment terms included ‘Qualifying Consolidation’ as a conversion event, which includes a share swap involving the acquisition of ReNew India by another company, provided that such acquisition results in the shareholders of the other company immediately after the acquisition being completed holding, on a Fully Diluted Basis, 10% (ten per cent) or more of the equity share capital of ReNew India. The applicable trigger price in case of such Qualifying Consolidation was to be determined by valuers and a specified base discount rate was prescribed in case of occurrence of a Qualifying Consolidation, to determine the conversion ratio.

The aforementioned terms of CCPS have been amended to clarify the timeline of CCPS conversion triggered pursuant to a Qualifying Consolidation. Pursuant to the amended terms of the CCPS, each CCPS will automatically convert into the ordinary shares of ReNew India prior to the occurrence of a qualifying consolidation, amongst other events and the conversion ratio will be determined basis occurrence of certain events, or the “Conversion Ratio Trigger Event”. Qualifying consolidation includes a share swap involving the acquisition of ReNew India by another company, provided that the acquirer holds more than 10% (ten per cent) or more of the equity share capital of ReNew India. The Exchange will qualify as a qualifying consolidation and the execution of the Business Combination Agreement qualifies as a Conversion Ratio Trigger Event. Upon completion of the Business Combination, the CCPS will convert into equity shares of ReNew India at a pre determined conversion ratio of 0.9042.

Organizational Structure

The following simplified diagram illustrates the ownership structure of ReNew India immediately prior to the consummation of the Business Combination:

The following simplified diagram illustrates the ownership structure of RMG II immediately prior to the consummation of the Business Combination:

The following simplified diagrams illustrate the ownership structure of ReNew Global immediately following the consummation of the Business Combination assuming no exercise of redemption rights by public holders of RMG II Class A Shares:

(1)	ReNew Global shareholding assumes that redemption rights by public holders of RMG II Class A Shares have not been exercised.
(2)

ReNew India shareholding assumes (i) the conversion by Platinum Cactus of its CCPS and the transfer by Platinum Cactus of its ReNew India Ordinary Shares received pursuant to such conversion to ReNew Global; (ii) the conversion by GSW and CPP Investments of their CCPS into ReNew India Ordinary Shares and GSW and CPP Investments continuing to hold such shares; (iii) the transfer by all employees (other than the Founder Investor) and non-employee holders of ReNew India Ordinary Shares to ReNew Global; and (iv) the cancellation of all employee share options under ReNew India’s employee share option plan at Closing.

(3)	Primarily comprises the Founder Investors, GSW and CPP Investments.

The following simplified diagrams illustrate the ownership structure of ReNew Global immediately following the consummation of the Business Combination assuming maximum exercise of redemption rights by public holders of RMG II Class A Shares:

(1)	ReNew Global shareholding assumes maximum exercise of redemption rights by public holders of RMG II Class A Shares.
(2)

ReNew India shareholding assumes (i) the conversion by Platinum Cactus of its CCPS and the transfer by Platinum Cactus of its ReNew India Ordinary Shares received pursuant to such conversion to ReNew Global; (ii) the conversion by GSW and CPP Investments of their CCPS into ReNew India Ordinary Shares and GSW and CPP Investments continuing to hold such shares; (iii) the transfer by all employee (other than the Founder Investor) and non-employee holders of ReNew India Ordinary Shares to ReNew Global; and (iv) the cancellation of all employee share options under ReNew India’s employee share option plan at Closing.

(3)	Primarily comprises the Founder Investors, GSW and CPP Investment.

Charter Documents of ReNew Global Following the Business Combination

Pursuant to the Business Combination Agreement, upon the closing of the Business Combination, ReNew Global’s articles of association will be amended. See “Description of ReNew Global Securities,” for a description of ReNew Global’s amended articles of association and a comparison to the provisions of RMG II’s Organizational Documents.

Headquarters; Stock Symbols

After completion of the Transactions contemplated by the Business Combination Agreement:

•	the corporate headquarters and principal executive offices of ReNew Global will be located at Commercial Block 1, Zone 6, Golf Course Road, DLF City Phase V, Gurugram 122 009, Haryana, India;

•	ReNew Global expects the ReNew Global Class A Shares will be traded on Nasdaq under the symbol “RNW”; and

•	the RMG II Adjusted Warrants will trade under the symbol “RNWW.”

Background of the Business Combination

The following is a discussion of RMG II’s formation, the background of RMG II’s efforts to effect a Business Combination, its negotiations with ReNew India and the Major Shareholders, its evaluation of ReNew India, the Business Combination Agreement and related matters.

RMG II is a blank check company that was incorporated as a Cayman Islands exempted company on July 28, 2020, for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses.

On December 14, 2020, RMG II consummated its IPO of 34,500,000 RMG II Units (including 4,500,000 RMG II Units pursuant to the exercise in full of the underwriters’ over-allotment option), with each Unit consisting of one share of RMG II Class A Shares and one-third of one RMG II Warrant. Each whole RMG II Warrant entitles the holder to acquire one share of RMG II Class A Shares at a price of $11.50. The RMG II Units from the IPO (including the over-allotment option) were sold at an offering price of $10.00 per unit, generating total gross proceeds of $345,000,000. Simultaneously with the consummation of the IPO and the exercise of the underwriters’ over-allotment option, RMG II consummated the private placement of 7,026,807 RMG II Warrants to RMG Sponsor II, at a price of $1.50 per RMG II Warrant for an aggregate purchase price of $10,540,211. RMG II funded the Trust Account with $345,000,000 of the cash proceeds from the IPO, including $12,075,000 of deferred underwriter fees, and the related private placement.

Prior to the consummation of RMG II’s IPO, neither RMG II, nor anyone on behalf of RMG II, had any substantive discussions, formal or otherwise, with respect to a business combination with any target.

Following the IPO, RMG II’s management team commenced a comprehensive search for a target business. In connection with this search process, representatives of RMG II contacted and were contacted by a number of individuals and entities with respect to business combination opportunities. In evaluating potential business combination opportunities, RMG II, generally looked for potential business combination targets that had compelling growth potential and a combination of, among others, the following characteristics:

•	Large and growing market. Targets in industry segments that RMG II believed demonstrated attractive long-term growth prospects and reasonable overall size or potential;

•	Attractive, profitable business. Targets that RMG II believed possessed not only attractive and sound business models but sustainable competitive advantages as well;

•	Strong management teams. Targets with a strong leadership and personnel;

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Unrecognized value. Targets that RMG II believed exhibited unrecognized value, desirable returns on capital, and a need for capital to achieve their growth strategy, or that RMG II believed had been misevaluated by the marketplace based on RMG II’s analysis and due diligence;

•	ESG and Sustainability. Targets with a strong focus on environmental, social and corporate governance, or “ESG,” and sustainability;

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Network utilization. Targets that could utilize and leverage the extensive networks and insights that RMG II and its Board and Advisory Board members and Riverside Management Group have built across a broad range of industries and sectors;

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Value creation opportunities. Targets that RMG II believed were stable but at an inflection point and would benefit from RMG II’s additional management expertise, ability to drive operational improvements, capital structure optimization, including by assisting the target company in accessing the capital markets and any other financing sources; and

•	Differentiated products or services. Targets whose products or services were differentiated or where RMG II saw an opportunity to create value by implementing best practices.

The Business Combination is the result of an extensive search for potential target businesses using the network, operating and transactional experience of RMG II’s management team and Board of Directors, and with the assistance of professional service providers, including consultants and investment bankers, acting on information from RMG II as to its structure as a special purpose acquisition company, or “SPAC,” and its criteria for a Business Combination. RMG II also responded to inquiries from investment bankers and other similar professionals who represented companies engaged in a sale or financing process. On a regular basis, RMG II’s Board was updated with respect to the status of the Business Combination search. Input received from RMG II’s Board was material to the management’s evaluation of a potential business combination. During the course of this search process, RMG II:

•	developed a list of 46 of the most attractive potential companies fitting RMG II’s acquisition selection criteria set out above; and

•	had teleconference, telephonic or email discussions with 27 of such companies (including ReNew India).

These discussions were exploratory in nature with several of the potential targets to gauge their interest in entering into a de-SPACing process and in some cases proceeded to cover various aspects of potential business combinations, such as target business operations, potential deal structures and other commercial considerations.

Following its IPO, RMG II signed 10 NDAs with certain of the aforementioned companies and began the evaluation of such companies’ financial information and other written and verbal confidential information received thereunder. After further discussions and consideration of the suitability of each potential target, RMG II ultimately executed a letter of intent, or “LOI,” with ReNew India on January 19, 2021 and determined to abandon each of its other potential acquisition opportunities because (i) the potential target pursued an alternative transaction or strategy, (ii) RMG II did not meet the valuation expectations of the potential target, (iii) RMG II concluded that the target business would not be a suitable business combination opportunity for RMG II based on, among other factors, further due diligence indicating that the target business did not meet the criteria RMG II had established and the terms on which the potential target would be willing to consider a potential transaction or (iv) RMG II concluded that, although a specific target business may be an attractive business combination opportunity for RMG II, ReNew India, being a mature company with a large EBITDA and projections that were supported by long-term PPAs, was determined to be a superior candidate on a comparative basis, mainly based on the following characteristics of ReNew India:

•	addressable renewable market opportunity with substantial growth potential;

•	one of the largest clean energy companies globally, with leadership position in India;

•	stable, contracted and diversified portfolio of assets;

•	fully integrated execution model with extensive in-house engineering, land acquisition, EPC, operations and maintenance, and asset management capabilities;

•	track record of disciplined underwriting with strong focus on risk-adjusted returns;

•	robust sustainability and governance culture; and

•	high quality and experienced management team with a long-term track record of success.

ReNew India’s board regularly evaluates and engages in discussions with third parties with respect to various strategic alternatives, including transactions to fund operations and growth initiatives (for example, through acquisitions and product and/or geographic expansions). In September 2020, in light of ReNew India’s growth strategy and capital management requirements, ReNew India’s board determined to explore various strategic options for the business, including raising capital through an initial public offering in London or New York, a potential business combination with a SPAC or an issuance of primary shares to existing and new strategic and financial investors, which would provide ReNew India with the required financing to fund operations and growth initiatives, as well as enhanced ongoing access to capital and liquidity for ReNew India’s stockholders as a publicly listed company. Over the following months, ReNew India’s board oversaw such process, which was conducted by ReNew India’s management team with the assistance of Goldman Sachs (India) Securities Private Limited, together with its subsidiaries and affiliates, or “Goldman Sachs India,” and Morgan Stanley India Company Private Limited ReNew India’s joint financial advisors. As part of this process, ReNew India’s management evaluated interest and negotiated proposals with respect to a strategic transaction from a number of potential counterparties, including RMG II (as described below). Based on a careful evaluation of the proposals by ReNew India and its joint financial advisors, ReNew India determined to proceed with negotiations with respect to a business combination with RMG II based on a variety of factors, including the amount of funding available, credibility, experience and track record of RMG II’s management, valuation and execution risk.

The terms of the Business Combination Agreement are the result of arm’s length negotiations among representatives of RMG II, ReNew India and the Major Shareholders, in consultation with their respective financial, tax and legal advisors, following RMG II’s IPO. The following is a brief description of the background of these negotiations and the resulting proposed Business Combination.

Between mid-November and the end of December 2020, certain representatives of RMG II, namely D. James Carpenter, RMG II’s Chairman, Robert S. Mancini, RMG II’s Chief Executive Officer, and Philip Kassin, RMG II’s President and Chief Operating Officer, approached ReNew India and certain ReNew India stakeholders, and such parties met various times by videoconference to discuss generally the benefits, timeline and key steps of a business combination with a SPAC, as compared with a traditional IPO process.

On November 17, 2020, Mr. Carpenter had an informational call with representatives of Platinum Cactus, one of the Major Shareholders, where representatives of Platinum Cactus provided a brief background on ReNew India. In that meeting, Mr. Carpenter provided Platinum Cactus with a short summary on RMG II and general information about RMG II as a SPAC platform.

On November 23, 2020, Riverside Management Group LLC, an entity of which the Chairman of RMG II is the founder, entered into a non-disclosure agreement with ReNew India (which did not contain any standstill or exclusivity provision).

On December 14, 2020, RMG II informed Skadden, Arps, Slate, Meagher & Flom LLP, or “Skadden,” about the preliminary meetings held with ReNew India.

On December 20, 2020, representatives of RMG II and BofA Securities, Inc., or “BofA Securities,” participated in a preliminary, organizational meeting to brief and verbally retain BofA Securities as financial advisor to RMG II.

On December 23, 2020, RMG II provided ReNew India with preliminary discussion materials summarizing RMG II’s management and Board of Directors and the process and timing of effecting a potential business combination transaction with RMG II. On the same day, representatives of ReNew India, including Sumant Sinha, ReNew India’s Chairman and Managing Director, D. Muthukumaran, Chief Financial Officer at ReNew India, Anunay Shahi, Assistant VP Corporate Finance at ReNew India, Kailash Vaswani, President, Corporate Finance at ReNew India, and Nikunj Kathuria, Vice President Corporate Finance at ReNew India, representatives of GSW, and BofA Securities’ deal team held a teleconference to discuss valuation parameters, current market comparables and recent precedent transactions, and the PIPE Investment raising strategy. BofA Securities presented materials to RMG II which illustrated PIPE raises through more than 40 recent de-SPACing transactions between June 2020 and December 2020, specifically discussing the (i) size of PIPEs relative to the size of pro-forma equity value, (ii) jurisdiction of each target, and (iii) categories of potential PIPE investors based on recent transactions. Included in these materials was detail on recent de-SPACing precedents regarding cash paid to selling shareholders. BofA Securities and RMG II then held a detailed discussion on a potential timeline for the LOI, PIPE presentation materials, marketing, and announcement.

On December 28, 2020, RMG II’s Board met via teleconference. Mr. Mancini, Mr. Carpenter, Mr. Kassin, and Craig Broderick, W. Grant Gregory, Thaddeus Miller, and Catherine D. Rice, being all the directors of RMG II, participated in the meeting. Christina Alfandary, Jeffrey S. Bornstein, Banks Bourne, Steven P. Buffone, Jane P. Chwick, Randel A. Falco, Edward Forst, Steven J. Gilbert, Jeff Laborsky, Trae Stephens, J. Eric Smith and Eddy Zervigon, being all of the members of the Advisory Board of RMG II, also participated in the meeting. At this meeting, Mr. Mancini gave a background presentation on ReNew India, and the Board discussed the prospects of a potential business combination with RMG II. On the same day, BofA Securities shared views on technical consultants for a potential due diligence engagement with RMG II.

On December 29, 2020, RMG II sent to representatives of ReNew India an initial draft of the LOI, setting forth the proposed terms of a potential Business Combination, including governance, exclusivity, process and timeline, but without any proposed valuation range or comparable transactions analysis.

On January 5, 2021, representatives of KPMG, including Bhavik Damodar, Partner, and Jamil Sangoi, Director, and the technical consulting team at TUV Rheinlander India Pvt. Ltd., or “TUV,” held kickoff calls with RMG II and BofA Securities to discuss the scope of phase one of their due diligence engagement.

On January 6, 2021, RMG II provided representatives of ReNew India with updated discussion materials containing range of pro forma valuations and comparable transactions analysis.

On January 7, 2021, representatives of RMG II, ReNew India, GSW and BofA Securities met to discuss the strategy for the PIPE Investment process. In that meeting the parties agreed to bifurcate the PIPE process into small investor group meetings to gauge success of the PIPE Investment.

On January 8, 2021, representatives of RMG II, ReNew India, BofA Securities and Skadden held a teleconference to kick off structuring and process discussions.

On January 10, 2021, RMG II submitted a draft of the LOI to representatives of ReNew India with a preliminary valuation analysis and a summary of the PIPE Investment strategy.

On January 11, 2021, RMG II and BofA Securities entered into an engagement letter relating to the services rendered by BofA Securities as financial advisor to RMG II in connection with the Transactions.

On January 12, 2021, representatives of RMG II met with representatives of ReNew India and GSW to discuss generally the terms of the LOI.

From mid-January and up to the date of signing of the Business Combination Agreement, RMG II, with the assistance of TUV, KPMG India Services LLP, or “KPMG,” Skadden and Khaitan & Co LLP, or “Khaitan,” conducted technical, financial, tax, legal and insurance due diligence on ReNew India, including with respect to its projects, operations, and material contracts and financing arrangements. Over that period of time, representatives of RMG II and ReNew India, and their respective technical, financial, tax and legal advisors, continued to have general discussions about ReNew India’s business and background information to facilitate due diligence.

On January 13, 2021, representatives of RMG II, GSW and Cleary Gottlieb Steen & Hamilton LLP, or “Cleary,” counsel to GSW, met to discuss the terms of the ReNew Global non-voting shares structure for GSW. On the same day, RMG II and TUV entered into an engagement letter relating to the services rendered by TUV in connection with phase 1 of their technical due diligence.

On January 16, 2021, Mr. Sinha provided comments to the draft LOI, including on the exclusivity and board composition provisions. On the same day, representatives of RMG II, GSW, ReNew India, and their respective legal and financial advisors, met to discuss the content of and approach to the PIPE Investment marketing materials.

On January 18, 2021, ReNew India sent an updated draft of the LOI proposing certain changes to the exclusivity provision. On the same day, RMG II and BofA Securities entered into an engagement letter relating to the services to be rendered by BofA Securities as placement agent in the PIPE Investment.

Following the preliminary meetings and discussions described above and consideration of the suitability of each potential target, on January 18, 2021, RMG II sent an updated and signed version of the LOI to representatives of ReNew India addressing ReNew India’s comments on the exclusivity and board composition provisions. The LOI contained the following key terms:

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Exclusivity. ReNew India committed to a 50-day exclusivity period during which it would agree to forgo conversations with alternative sources of capital to work towards a Business Combination with RMG II. During the exclusivity period, ReNew India was permitted to prepare and finalize, but not confidentially submit or publicly file, any IPO documentation relating to ReNew India or any of its affiliates. RMG II committed to only entering into an exclusivity period that would begin upon the date on which ReNew India and RMG II agreed that the initial feedback from the exploratory meetings with the PIPE Investors indicated the likelihood of a successful PIPE Investment process (such date to be no later than February 2, 2021) and continuing until the expiration of ReNew India’s 50-day exclusivity period if so entered into.

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Lock-up. RMG II’s significant shareholders, officers and directors and RMG Sponsor II’s investors would be required to deliver lock-up agreements similar in form to a traditional IPO, restricting the transfer (and exercise, as applicable) of their RMG II Shares for a period of 180 days following closing of the transactions contemplated by the LOI or, if the volume-weighted average share price of RMG II Shares reaches at least $12.00 for 20 out of 30 consecutive trading days, for a lock-up period of 60 days after closing of the transactions contemplated by the LOI.

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Valuation. RMG II, along with it’s advisor BofA Securities, utilized three valuation methodologies to evaluate ReNew India: (i) comparable publicly traded company multiple analysis, (ii) discounted cash flow analysis and (iii) run-rate multiples on a March 2023 fiscal year-end, fully built-out portfolio (see the section titled “The Business Combination Proposal – Summary of RMG II Financial Analysis”). Subject to certain assumptions and conditions, RMG II valued the equity of ReNew India at approximately $3.75 billion on a pre-money basis, translating to a post-money equity value of approximately $4.961 billion and an enterprise value of approximately $8.65 billion. Subsequent to RMG II’s initial valuation analysis, ReNew India sold a 300 MW project, see “ReNew India’s Business — Our Projects” for further information and RMG II and ReNew India finalized the structure of the Transactions, including the cash consideration to be paid to the shareholders of ReNew India. After further analysis regarding the new information and discussion with advisors, RMG II determined that then current market conditions suggested a lower valuation would attract greater demand in the PIPE process. This resulted in a reduction of the post-money equity value of ReNew India to approximately $4.4 billion and a reduction in the enterprise value to approximately $7.85 billion. At closing of the transactions contemplated by the LOI, based on an RMG II Shares price of $10.00, the equity value to the existing ReNew India’s shareholders would be approximately $3.58 billion, comprising public equity in the form of shares to be issued and approximately $400 million cash consideration.

•	PIPE. A prospective PIPE Investment of $650 million.

The transaction structure ultimately pursued was determined based on tax considerations, including (i) the tax-free treatment of the share exchange from a U.S. perspective and (ii) Indian tax considerations.

On January 16 and 17, 2021, representatives of ReNew India, RMG II, BofA Securities, Goldman Sachs India and Morgan Stanley met to discuss the PIPE investor presentation.

On January 19, 2021, ReNew India sent a countersigned copy of the LOI. On the same day, representatives of RMG II, ReNew India, Morgan Stanley and GSW met to discuss the PIPE Investment marketing materials, and representatives of RMG II, KPMG, Skadden and BofA Securities met to discuss tax structuring implications.

On January 21, 2021, RMG II’s Board met via teleconference. The members of the Advisory Board of RMG II also participated in the meeting. At this meeting, the Board discussed valuation and the terms of the potential Business Combination with ReNew India. On the same day, Skadden, on behalf of RMG II, sent an extensive list of questions arising from a preliminary review of the documentation made available through the data room. Thereafter, Skadden circulated additional questions to ReNew India on a bi-weekly basis. ReNew India addressed these questions, provided responses and uploaded supporting materials to the data room on a rolling basis. Further, representatives of RMG II, BofA Securities, Skadden, KPMG, ReNew India, Latham & Watkins LLP, or “Latham,” counsel to ReNew India, and Nishith Desai Associates, or “NDA,” Indian counsel to ReNew India, held a teleconference to review the proposed structure for the Transactions, considering the need for an offshore holding company and the consequences of the Transactions for the shareholders in ReNew India.

On January 22, 2021, representatives of RMG II and KPMG met to discuss the terms of the engagement letter relating to KPMG’s services as financial and tax advisor to RMG II.

On January 24 and 25, 2021, representatives of RMG II, ReNew India, Morgan Stanley, GSW and BofA Securities met to conduct a PIPE presentation dry-run. On that day, Skadden, on behalf of RMG II, sent follow-up and additional questions arising from the legal due diligence review to ReNew India.

On January 25, 2021, RMG II and KPMG entered into the engagement letter relating to KPMG’s services as financial and tax advisor to RMG II in connection with the Transactions. On the same day, representatives of RMG II, ReNew India and KPMG met to discuss the tax and structuring steps plan in connection with the Transactions.

On January 26, 2021, RMG II initiated PIPE Investment meetings with prospective PIPE Investors. On the same day, representatives of RMG II, ReNew India, Skadden, BofA Securities and KPMG met to continue discussing the tax and structuring steps plan in connection with the Transactions. On the same day, representatives of Morgan Stanley, Goldman Sachs India, ReNew India and the Major Shareholders met to discuss and evaluate the potential Business Combination with RMG II.

On January 27, 2021, representatives of RMG II, ReNew India, Morgan Stanley, GSW and BofA Securities met to discuss the PIPE Investor outreach process. On the same day, Skadden, on behalf of RMG II, sent follow-up and additional questions arising from the legal due diligence review to representatives of ReNew India.

On January 28, 2021, representatives of KPMG and Skadden met to discuss the tax and structuring steps plan in connection with the Transactions, focusing on the anticipated U.K. taxation consequences to ReNew Global of ReNew Global becoming party to the RMG II Adjusted Warrants and the stamp duty and stamp duty reserve tax, or “SDRT,” consequences of transactions in the ReNew Global securities. On the same day, representatives of Morgan Stanley, Goldman Sachs India and ReNew India met to discuss next steps on PIPE investors outreach.

On January 29, 2021, given the success of and interest shown at the preliminary meetings with prospective PIPE Investors, RMG II and ReNew India reached an agreement that the exclusivity undertaking with respect to RMG II would commence from January 29, 2021, and continue up to the expiration of ReNew India’s exclusivity undertaking pursuant to the terms of the LOI. On the same day, Skadden, on behalf of RMG II, sent an initial draft of the form of the Subscription Agreement to counsel to the Placement Agents.

From January 29 to February 3, 2021, Skadden, on behalf of RMG II, and counsel to the Placement Agents for the PIPE Investment, revised and exchanged several drafts of the form Subscription Agreement.

On January 30, 2021, RMG II and KPMG entered into an amendment to their engagement letter to provide for additional U.K. tax and structuring services.

From the week commencing of January 28, 2021 until the announcement of the Business Combination on February 24, ReNew India, the Major Shareholders, and their respective financial, legal and tax advisors held multiple coordination calls on various work streams relating to the Transactions.

On February 1, 2021, representatives of RMG II, ReNew India, Morgan Stanley, GSW, BofA Securities, Skadden, Latham and other advisors held an all-parties meeting via teleconference to discuss next steps and timing.

On February 2, 2021, KPMG, on behalf of RMG II, sent the draft tax and structuring steps plan to representatives of ReNew India and its financial and tax advisors, and representatives of RMG II, ReNew India, Skadden, KPMG, BofA Securities and Khaitan held a teleconference to discuss the same. On the same day, Skadden, on behalf of RMG II, sent follow-up and additional questions arising from the legal due diligence review to representatives of ReNew India.

On February 3, 2021, representatives of RMG II and Skadden met to discuss tax implications of the transaction structure. On the same day, representatives of RMG II and McGriff Insurance Services, Inc., or “McGriff,” met to discuss the scope, process and timing of the insurance due diligence process.

On February 4, 2021, representatives of RMG II, ReNew India and GSW, and their respective tax and legal advisors, held a teleconference to discuss deal structuring issues. On the same day, Skadden, on behalf of RMG II, sent initial drafts of the Business Combination Agreement and Subscription Agreement to Latham, and representatives of Skadden and Latham held a teleconference, focusing on the anticipated U.K. stamp duty and SDRT consequences of transactions in the ReNew Global securities. Later on the same day, Skadden, on behalf of RMG II, sent follow-up and additional questions arising from the legal due diligence review to ReNew India.

On February 5, 2021, representatives of RMG II, BofA Securities, KPMG and Skadden held a teleconference to discuss the status and preliminary outcome of the financial and tax due diligence exercise conducted by KPMG.

On February 6, 2021, representatives of RMG II and TUV held a teleconference to discuss the terms and scope of the second phase of their technical due diligence.

On February 8, 2021, representatives of RMG II, Skadden and BofA Securities held a teleconference to discuss tax structuring alternatives that address GSW’s preference for tax-free treatment in the Transactions. An issue raised was that such alternatives could potentially cause holders of RMG II Warrants to recognize taxable gain from a U.S. federal income tax perspective on the exchange of RMG II Warrants for RMG II Adjusted Warrants pursuant to the Merger. As discussed below, the issue was ultimately resolved by an increase in the exchange ratio of RMG II Warrants.

On February 9, 2021, representatives of RMG II and McGriff met to discuss the status of the insurance due diligence process. On the same day, an initial version of the form Subscription Agreement was uploaded to the virtual data room for prospective PIPE Investors.

On February 10, 2021, RMG II and Morgan Stanley & Co. LLC, together with Morgan Stanley India Company Private Limited and their affiliates, “Morgan Stanley,” entered into a placement agent agreement to act as placement agent in the PIPE Investment. On the same day, Skadden, on behalf of RMG II, sent follow-up and additional questions arising from the legal due diligence review to representatives of ReNew India. Further, representatives of RMG II, Skadden and McGriff held a teleconference to preliminarily discuss the scope and nature of the representations and warranties insurance in connection with the Business Combination Agreement.

On February 12, 2021, representatives of RMG II, KPMG, BofA Securities and Skadden held a teleconference to discuss the status and outcome of KPMG’s financial and tax due diligence. On the same day, Latham, on behalf of ReNew India, shared an initial issues list relating to the draft Business Combination

Agreement with RMG II and Skadden. Immediately after, representatives of RMG II and Skadden held a teleconference to discuss major open issues with respect to the initial draft Business Combination Agreement.

On February 13, 2021, representatives of RMG II, ReNew India, Skadden, Latham and legal counsel to each Major Shareholder held a teleconference to discuss the Business Combination Agreement issues list shared by Latham. On the same day, representatives of RMG II, Skadden and BofA Securities met to discuss a proposal to increase the exchange ratio of RMG II Adjusted Warrants as consideration for GSW’s proposed alternative structure.

On February 15, 2021, Latham, on behalf of ReNew India and the Major Shareholders, sent a revised draft of the Business Combination Agreement to Skadden reflecting the outcome of the parties’ discussions on the issues list call held on February 13, 2021. On the same day, Skadden sent a first draft of the legal due diligence report to RMG II, summarizing preliminary findings arising from the documentation and information made available by ReNew India. Further, Skadden, Latham and KPMG held a teleconference to discuss the anticipated U.K. tax consequences to ReNew Global of ReNew Global becoming party to the RMG II Adjusted Warrants.

From February 15 to February 24, 2021, Skadden, on behalf of RMG II, Latham, on behalf of ReNew India, and various counsel representing the Major Shareholders, revised and exchanged several advanced drafts of the Business Combination Agreement and ancillary agreements thereto amongst each other, including the Subscription Agreements with each of the PIPE Investors and the exhibits thereto, the form ReNew Global Shareholders Agreement, the Registration Rights, Coordination and Put Option Agreement term sheet, the ReNew India voting agreement term sheet, the CCPS amendment term sheet, the ReNew Global equity incentive plan term sheet, and the Founder employment agreement term sheet. In these exchanges, the parties negotiated and agreed the following terms deviating from certain material commercial terms outlined in the LOI:

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Increase in RMG II Warrants’ Exchange Ratio. RMG II and Skadden raised a potential U.S. federal income tax issue regarding the treatment of the warrants in the transaction structure proposed by GSW and ReNew India. RMG II, GSW, Latham, Skadden, Cleary and Fried, Frank, Harris, Shriver & Jacobson LLP, or “Fried Frank,” counsel to the GSW Investors, discussed potential options to address this issue. Ultimately, the warrantholders negotiated for, and the parties agreed to, an increase in the exchange ratio of the warrants such that, following the Business Combination, each RMG II Adjusted Warrant would be exercisable for 1.0917589 ReNew Global Class A Shares rather than one ReNew Global Class A Share.

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Lock-up Extension. Representatives of RMG II, Skadden, ReNew India and Latham discussed lengthening the lock-up periods set out in the LOI. As a result of these discussions, the lock-up periods applicable to the Founder and the Major Shareholders, subject to certain exceptions, were lengthened to one year and 180 days from the date of Closing, respectively.

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Increase in ReNew Global Cash Consideration. In connection with the increase of the PIPE Investment from $650 million to $855 million, ReNew India, the Major Shareholders and RMG II agreed to increase the ReNew Global Cash Consideration from $400 million to $500 million.

On February 16, 2021, representatives of RMG II, ReNew India, Skadden, Latham, BofA Securities, Cleary and Fried Frank held a teleconference to continue discussing the tax and structuring steps plan in connection with the Transactions. On the same day, Latham, on behalf of ReNew India, sent an initial draft of the form ReNew Global Shareholders Agreement to representatives of the Major Shareholders and their respective counsels and to Skadden.

On February 17, 2021, Skadden and Khaitan, Indian counsel to RMG II, held a teleconference to discuss the Indian tax implications of the Transactions. On the same day, Skadden, KPMG and Maples, Cayman counsel to RMG II, held a videoconference to discuss the Merger and other implications of the tax and structuring steps plan.

On February 18, 2021, RMG II’s Board met via teleconference. The members of the Advisory Board of RMG II also participated in the meeting. Also participating by invitation were representatives of Skadden. At this meeting, Skadden gave a presentation on transaction structuring, due diligence and key provisions of the Business Combination Agreement.

On the same day, Latham held a teleconference with representatives of Morgan Stanley to discuss, among other things, the calculation of the voting rights of the ReNew Global Class B Share and the ReNew Global Class D Share under the form ReNew Global Shareholders Agreement. On the same day, Latham, on behalf of ReNew India, sent a revised draft of the form ReNew Global Shareholders Agreement to representatives of the Major Shareholders and their respective counsels and to Skadden. From February 18, 2021 to February 22, 2021, the respective counsels to the Major Shareholders, Latham, on behalf of ReNew India, and Skadden, on behalf of RMG II, revised and exchanged several drafts of form ReNew Global Shareholders Agreement.

From February 19 to February 22, 2021, Skadden and counsel representing the PIPE Investors negotiated the terms of the Subscription Agreement, exchanging multiple drafts thereof.

On February 19, 2021, RMG II entered into (i) an engagement letter with TUV relating to phase 2 of their technical due diligence, (ii) an engagement letter with Maples and Calder relating to their services as Cayman law counsel to RMG II in connection with the Transactions, and (iii) an engagement letter with Marcum LLP relating to their tax and accounting services in connection with the Transactions. On the same day, representatives of RMG II and Skadden held a teleconference to discuss the content and scope of RMG II’s disclosure schedules to the Business Combination Agreement and certain transaction structuring issues. On the same day, Skadden and Khaitan held a teleconference to discuss the anticipated Indian tax implications of the Transactions. Further, representatives of RMG II, Skadden, GSW, Cleary and Fried Frank held a teleconference to discuss certain issues with respect to the tax structuring of the Transactions, including the resolution of certain tax matters raised by RMG II, which included the increase in the exchange ratio of the RMG II Warrants.

On February 20, 2021, representatives of RMG II and Skadden held teleconferences on several occasions to discuss outstanding items of the Business Combination Agreement and other deal-related items. On the same day, RMG II and McGriff entered into an engagement letter relating to McGriff’s services as representations and warranties insurance broker in connection with the Transactions.

On February 20 and 21, 2021, representatives of RMG II, ReNew India, each Major Shareholder, Skadden, Latham, and other financial, tax and legal advisors to ReNew India and the Major Shareholders, held teleconferences to discuss key final issues raised by the parties to the Business Combination Agreement.

On February 21, 2021, as a result of strong demand from prospective PIPE Investors and the potential for ReNew Global to utilize additional investment after the Transactions, RMG II, ReNew India, in consultation with Morgan Stanley and BofA Securities determined to increase the number of shares to be offered in the PIPE Investment from 65 million to 85.5 million shares.

On February 22, 2021, representatives of RMG II, KPMG and BofA Securities held a teleconference to discuss the outcome of KPMG’s financial and tax due diligence. On the same day, representatives of RMG II and McGriff met to discuss scope and coverage of the representation and warranties discussion. Further, RMG II held teleconferences with representatives ReNew India and their respective financial and legal to discuss certain topics around the PIPE Investors and Subscription Agreements. Also on that day, an execution version of the Subscription Agreement was uploaded to the virtual data room for prospective PIPE Investors.

On February 22, 2021 through February 24, 2021, the parties finalized the outstanding transaction documents (or forms thereof) with respect to the Business Combination based on the terms agreed upon by the parties and approved by their respective board of directors, including the Business Combination Agreement and ancillary documents thereto, including the Subscription Agreements with each of the PIPE Investors and the exhibits thereto, the form ReNew Global Shareholders Agreement, the Registration Rights, Coordination and Put Option Agreement term sheet, the ReNew India voting agreement term sheet, the CCPS amendment term sheet, the ReNew Global equity incentive plan term sheet, and the Founder employment agreement term sheet. The terms of the form ReNew Global Shareholders Agreement, the Registration Rights Coordination and Put Option

Agreement term sheet and the other ancillary documents were negotiated in parallel with the Business Combination Agreement and reflect iterative input from the parties and their respective counsel. See section titled “The Business Combination Proposal – Related Agreements”.

On February 22, 2021, Latham, NDA, Morgan Stanley and Goldman Sachs India presented the Business Combination to the board of ReNew India for its consideration and approval.

On February 23, 2021, representatives of RMG II, BofA Securities and TUV held a teleconference to discuss identified underperforming assets arising from the technical due diligence. On the same day, representatives of RMG II and Barclays Capital, Inc., or “Barclays,” held a wall-cross meeting to discuss providing back-end support for investor outreach.

On February 24, 2021, Skadden issued and delivered the final version of its red-flags, legal due diligence report to RMG II.

On February 24, 2021, RMG II, ReNew India, the Major Shareholders and the other parties thereto executed the Business Combination Agreement. Concurrent with the execution of the Business Combination Agreement, RMG II and ReNew Global also entered into the Subscription Agreements. See “The Business Combination Proposal” for additional information. On the same day, RMG II and ReNew India issued a joint press release announcing the execution of the Business Combination Agreement, which RMG II filed with a Current Report on Form 8-K along with, among other ancillary documents, the investor presentation prepared by members of RMG II and ReNew India’s management team and representatives and used in connection with meetings with prospective PIPE Investors and other persons regarding ReNew India and the Business Combination.

On March 2, 2021, representatives of RMG II, Skadden, Latham and BofA Securities held a teleconference to discuss the timeline with respect to the filing of this proxy statement/prospectus on Form F-4.

RMG II’s Board of Directors’ Reasons for the Approval of the Business Combination

In evaluating the Business Combination, RMG II’s Board consulted with RMG II’s management and legal and financial advisors. RMG II’s Board reviewed various industry and financial data in order to determine that the consideration to be paid was reasonable and that the Business Combination was in the best interests of the RMG II Shareholders. The financial data reviewed included the historical and projected consolidated financial statements of ReNew India, comparable publicly traded company multiple analyses prepared by management, a discounted cash flow analysis and a run-rate multiples analysis based on a March 2023 fiscal year-end, fully built-out portfolio prepared by management.

RMG II’s management conducted a due diligence review of ReNew India that included an industry analysis, an analysis of the existing business model of ReNew India and historical and projected financial results. RMG II’s management, including its directors and advisors, has many years of experience in both operational management and investment and financial management and analysis and, in the opinion of RMG II’s Board, was suitably qualified to conduct the due diligence and other investigations and analyses required in connection with the search for a business combination partner. A detailed description of the experience of RMG II’s executive officers and directors is included in the section of this proxy statement/prospectus entitled “Other Information Related to RMG II—Directors and Executive Officers.”

In reaching its unanimous resolution on February 23, 2021 (i) that the terms and conditions of the Business Combination Agreement, including the proposed Business Combination, are advisable, fair to and in the best interests of RMG II and the RMG II Shareholders and (ii) to recommend that the RMG II Shareholders adopt and approve the Business Combination Agreement and approve the Business Combination contemplated therein, RMG II’s Board considered a range of factors, including but not limited to, the factors discussed below. In light of the number and wide variety of factors, RMG II’s Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination.

RMG II’s Board viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of RMG II’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this proxy statement/prospectus entitled “Risk Factors” and “Forward-Looking Statements.”

In considering the Business Combination, RMG II’s Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to approve the entry into the Business Combination Agreement and the Transactions contemplated thereby, including but not limited to, the following material factors:

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ReNew India’s Large and Fast-Growing Market. According the Ministry of Power of India and the Central Electricity Authority of India, there is strong underlying demand for electricity generation in India that has been steadily rising since 2015, with electricity generation reaching 1,389 billion units in 2020 and expected to double by 2030. According to Bloomberg NEF, the renewable energy market in India has been one of the largest renewable markets globally with an estimated of $282 billion in investments expected in the next decade. In addition, India has achieved a renewable energy capacity of around 90 GW as of November 2020 and an expected capacity of 450 GW by 2030, as per the Central Electricity Authority of India.

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ReNew India’s Leading Market Position and Committed Growth. With 9,863 MW of operational and committed projects as of December 2020, ReNew India is the largest renewable energy provider in India and one of the largest clean energy utilities globally. ReNew India has also shown a consistent track record of market share growth since the year 2012, with a 2.7 times growth in capacity since 2017 versus an industry growth of 1.5 times. ReNew India is also targeting 18.5 GW in capacity by 2025. ReNew India’s large scale and market position provides a competitive edge in this rapidly evolving market by enabling ReNew India to negotiate favorable terms from suppliers, to obtain complex bids with the help of its technical expertise and strong track record, to efficiently manage cost of capital which enhances cost competitiveness and to identify potential opportunities in Pan-India. In addition, ReNew India has stable and long-term contracted cash flows through its long-term PPAs with high quality counterparties and has a strong track record of disciplined bidding focused on profitable growth.

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ReNew India’s Efficient Business Model and Pioneering Energy Solutions. ReNew India’s business model provides a fully integrated platform for end-to-end project execution. ReNew India is also a pioneer in providing intelligent energy solutions on a large scale, such as flexible on-demand electricity, new storage solutions, B2B solutions and energy management services. ReNew India’s solutions are backed by state-of-the-art data analytics, digitalization and cost efficiency capabilities.

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Experienced Management Team and Marquee Investor Base. ReNew India has assembled a best-in-class management team with extensive experience in the international renewable energy sector. ReNew India’s current shareholders comprises several marquee institutional investors, including GSW, CPP Investments, Abu Dhabi Investment Authority, SACEF and JERA, who, in addition to the Founder Shareholders, will be “rolling over” approximately 85% of their existing equity in ReNew India into equity interests in ReNew Global, which will represent approximately 70% of the pro forma ownership of ReNew Global after the Closing.

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Attractive Valuation and Financial Analysis. ReNew Global will have an anticipated initial post transaction enterprise value of approximately $7.85 billion, and the transaction implies an equity value of ReNew India of approximately $4.4 billion. After the completion of the Business Combination, the majority of the net cash from the Trust Account and the PIPE Investment is expected to be held on ReNew Global balance sheet to fund operations and support continued growth. The RMG II Board considered this as a strong sign of anticipated confidence in ReNew Global following the Business Combination and the benefits to be realized thereafter.

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Best Available Opportunity. The RMG II Board determined, after a thorough review of other business combination opportunities reasonably available to RMG II, that the proposed Business Combination represents the best potential business combination for RMG II based upon the process utilized to evaluate and assess other potential acquisition targets, and the RMG II Board’s belief that such targets have not presented a better alternative.

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Investment by Third Parties. The RMG II Board considered that certain third parties, including top-tier institutional investors, are also investing an additional $855 million in the combined company pursuant to their participation in the PIPE Investment. The RMG II Board considered this another strong sign of confidence in ReNew India following the Business Combination and the benefits to be realized as a result of the Business Combination.

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Results of Due Diligence. The RMG II Board considered the scope of the due diligence investigation conducted by RMG II’s senior management and external advisors and evaluated the results thereof and information available to it related to ReNew India, including:

•	extensive meetings and calls with ReNew India’s representatives regarding its operations, projections and the proposed transaction; and

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review of materials related to ReNew India and its business, made available by ReNew India, including asset lists, business plans and budgets, capital and debt structuring, financial projections and historical financial and tax data, technical reports relating to performance metrics for wind and solar assets, reports from site visits, certain corporate documents relating to ReNew India and its Subsidiaries, material contracts and PPAs related to projects, material permits and licenses, benefit plans and employee stock options, employee compensation and labor matters, intellectual property matters, real property, litigation, anti-corruption and anti-bribery, privacy and personal data compliance, and other legal, business and operational diligence documentation.

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Terms of the Business Combination Agreement. The RMG II Board reviewed and considered the terms of the Business Combination Agreement and the related agreements including the parties’ conditions to their respective obligations to complete the Transactions and their ability to terminate such agreements under the circumstances described therein. See the section titled “The Business Combination Proposal” for detailed discussions of the terms and conditions of these agreements.

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The Role of the Independent Directors. In connection with the Business Combination, RMG II’s independent directors, Catherine D. Rice, Craig Broderick, W. Grant Gregory and W. Thaddeus Miller evaluated the proposed terms of the Business Combination, including the Business Combination Agreement and the related agreements, and unanimously approved, as members of the RMG II Board, the Business Combination Agreement and the related agreement and the Transactions contemplated thereby, including the Business Combination.

The RMG II Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including the following:

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Potential Inability to Complete the Business Combination. The RMG II Board considered the possibility that the Business Combination may not be completed and the potential adverse consequences to RMG II if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the Transactions. They considered the uncertainty related to the Closing, including due to closing conditions primarily outside of the control of the parties to the Transactions (such as the need for shareholder approval).

In addition, the RMG II Board considered the risk that the current shareholders of RMG II would redeem their RMG II Class A Shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to ReNew Global following the consummation of the Business Combination.

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ReNew India’s Business Risks. The RMG II Board considered that there were risks associated with successful implementation of ReNew India’s long-term business plan and strategy and ReNew India realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control, such as new regulatory requirements or changes to existing regulatory requirements in the renewable energy industry, and the potential negative impact of the COVID-19 pandemic and related macroeconomic uncertainty. The RMG II Board considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that RMG II Shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For additional description of these risks, please see the section titled “Risk Factors.”

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Limitations of Review. The RMG II Board considered that they were not obtaining an opinion from any independent investment banking or accounting firm that the price RMG II is paying to acquire ReNew India is fair to RMG II or its shareholders from a financial point of view.

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Litigation. The RMG II Board considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.

•	Fees and Expenses. The RMG II Board considered the fees and expenses associated with completing the Business Combination.

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Diversion of Management. The RMG II Board considered the potential for diversion of management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on ReNew India’s business.

In addition to considering the factors described above, the RMG II Board also considered that certain of the officers and directors of RMG II may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of RMG II’s shareholders (see “The Business Combination Proposal—Interests of RMG Sponsor II and RMG II’s Directors and Officers in the Business Combination”). RMG II’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the RMG II Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

The RMG II Board concluded that the potential benefits that it expects RMG II and its shareholders to achieve as a result of the Business Combination outweighs the potentially negative factors associated with the Business Combination. Accordingly, the RMG II Board determined that the Business Combination Agreement, the Business Combination and the Plan of Merger, were advisable, fair to, and in the best interests of, RMG II and its shareholders.

Summary of RMG II Financial Analysis

The following is a summary of the material financial analyses prepared and reviewed by the representatives of RMG II in connection with the valuation of ReNew India. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by RMG II nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by the RMG II Board. RMG II may have deemed various assumptions more or less probable than other assumptions, so the results of any particular portion of the analyses summarized below should not be taken to be RMG II’s view of the actual value of ReNew India. Considering the information below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying RMG II’s financial analyses and the RMG II Board’s recommendation.

In performing analyses, the representatives of RMG II made numerous material assumptions with respect to, among other things, the timing of receipt of regulatory approvals that may be needed, the timing of, and amounts of any payments due to third parties by ReNew India, the entry by ReNew India into power purchase agreements, or “PPAs,” market size, commercial efforts, industry performance, general business and economic conditions and numerous other matters, many of which are beyond the control of RMG II, ReNew India or any other parties to the

Business Combination. None of ReNew India, RMG II or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of ReNew India do not purport to be appraisals or reflect the prices at which ReNew India shares may actually be valued. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following information, to the extent that it is based on market data, is based on market data as it existed on or before January 8, 2021 and is not necessarily indicative of current market conditions.

Comparable Publicly Traded Company Multiple Analysis

Representatives of RMG II reviewed certain financial information of ReNew India and compared it to certain comparable publicly traded companies, selected based on the experience and the professional judgment of RMG II’s management team and advisors.

RMG II considered certain financial and operating data for publicly traded renewable companies in North America, Europe, Asia and India, in each case, that RMG II deemed relevant for the analysis. To prepare the information presented to the RMG II Board, RMG II reviewed a broad set of public companies, 17 in total, then further refined the comparable set to eight publicly traded companies across India, North America and Europe. The companies selected to be presented to the RMG II Board, among others, were:

•	Azure Power

•	EDP Renewables

•	Neoen

•	Scatec Solar

•	Nextera Energy Partners

•	Clearway

•	Brookfield Renewable Power

•	Encavis

These eight companies were selected based on a variety of quantitative and qualitative factors, including scale of business, operating metrics, industry focus, profitability, and growth trajectory. The eight companies selected to be presented to the RMG II Board differed from those selected to be presented to the PIPE Investors in that i) Encavis was included in the presentation to the RMG II Board and not to the PIPE Investors and ii) Orsted was presented to the PIPE Investors and not to the RMG II Board. Both Encavis and Orsted were included in the broad set of 17 companies noted above and the variation did not result in a material change to the results of the analysis. The public company analysis involved not just quantitative analysis, but also considerations concerning differences in the operating and financial characteristics of the selected companies, as well as other factors that could affect the public trading values of the companies reviewed, such as foreign exchange rate risk, geography, offtake tenor, terms and counterparties, and various other considerations. RMG II made qualitative judgments based on the experience of its management team, concerning differences between the financial and operating characteristics of ReNew India and the selected comparable companies to provide a context in which to consider the results of the quantitative analysis.

Company	Enterprise Value	Country	2021 EV / EBITDA Multiple	1 Year Avg. NTM EV / EBITDA Multiple	Revenue Growth CAGR ’20 – ‘23	EBITDA Growth CAGR ‘20 – ‘23	EBITDA Margin 2021
Brookfield Renewable Partners LP	$42,177mm	U.S.	19.1x	19.7x	6.6%	8.5%	56.0%
NextEra Energy Partners LP	$23,464.mm	U.S.	16.4x	14.2x	10.4%	8.4%	98.6%
Clearway Energy, Inc. Class C	$14,652mm	U.S.	12.4x	10.5x	3.8%	3.0%	87.4%
EDP Renovaveis SA	$36,549mm	Portugal	18.4x	10.6x	5.5%	7.2%	79.9%
Neoen S.A	$9,901mm	France	21.4x	18.6x	19.2%	20.4%	78.9%
Scatec ASA	$9,112mm	Norway	20.5x	13.6x	17.5%	21.0%	73.4%
Azure Power Global Ltd.	$3,643mm	India	16.4x	13.2x	29.7%	33.4%	76.7%
Encavis AG	$6,395mm	Germany	19.6x	14.0x	6.9%	6.5%	77.4%
Median			18.8x	13.8x	8.7%	8.5%	78.2%
ReNew India	$7,85mm	India	9.7x	9.7x	23.6%	23.2%	83.6%

Sources: public company filings and FactSet as of January 8, 2021

RMG II reviewed certain valuation metrics (including market capitalization, enterprise value, revenue growth, EBITDA growth, EBITDA margin and enterprise value to EBITDA multiples) of the comparable companies, which RMG II deemed relevant based on its professional judgment, experience and expertise, and compared the same to the pro forma enterprise value determined in accordance with RMG II’s internal valuation analysis. This comparable companies analysis supported the results of RMG II’s internal valuation analysis and supported the analysis that the enterprise value of the transaction agreed with ReNew India would be attractive to the shareholders of RMG II and potential PIPE investors because of the scope for a post-Closing increase in value based on the trading levels of comparable companies. RMG II believes that these multiples compare favorably to the initial market valuation of the post-Business Combination company reflected in the Business Combination Agreement and corresponding to an enterprise value / NTM EBITDA multiple of 9.7x. Such enterprise value / NTM EBITDA which is a discount to the 13.8x median 1 Year Avg. NTM EV / EBITDA multiple noted in the table above. Furthermore, current multiples, represented by the median 2021 EV / EBITDA multiples as of January 8, 2021, were approximately 36% greater than the median 1 Year Avg. NTM EV / EBITDA Multiple and resulted in an even more favorable comparison.

Other Considerations

In addition to the analysis described above, RMG II’s management team utilized a discounted cash flow analysis as well as a discounted future run-rate EBITDA multiple to calculate the pro forma enterprise value.

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Discounted Cash Flow Analysis: RMG II, along with its advisors at BofA Securities, ran a discounted cash flow analysis to calculate the pre-money equity value of ReNew India. The analysis bifurcated the business into various segments: i) operating assets, ii) under construction assets, iii) pipeline assets, iv) holding company debt and corporate expenses and v) existing cash balance. The discounted cash flow analysis assumed a cost of equity ranging from 11 – 13% for the various segments of the business which implied a valuation of 10.4x EV / FY2022 EBITDA. This is approximately 7% greater than the 9.7x EV / FY2022 EBITDA that RMG II utilized in reaching the initial market valuation post-Business Combination and thus RMG II believes that this analysis supports such initial market valuation post-Business Combination reflected in the Business Combination Agreement.

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Run-Rate Multiples on a March 2023 Fiscal Year-End, Fully Built-Out Portfolio: RMG II and BofA Securities calculated the fully distributed enterprise value and market capitalization based on a March 2023 fully built out portfolio and implied run-rate EBITDA, discounting the value to the current period. In comparing the run-rate multiple to Azure Power, ReNew’s closest publicly traded Indian renewable peer, RMG II and BofA triangulated the estimated Current Run-Rate, Contracted EV / EBITDA multiple to be roughly 14.5x and the 1 Year Avg. Run-Rate EV Contracted EV / EBITDA to be roughly 10.0x, based on a fully contracted portfolio of 3.1 GW and Azure Power financial disclosure. These multiples compared favorably to ReNew’s EV / FY2023 EBITDA multiple of 5.9x based on an estimated March 2023 fully built out portfolio, largely consisting of roughly 10 GW of operating and committed capacity and so this analysis supported the initial market valuation post-Business Combination reflected in the Business Combination Agreement.

The discounted cash flow and run-rate multiples analyses were used to assess the intrinsic value of ReNew India and provide additional support regarding valuation in the event of multiple compressions in the market. The results of these analyses confirmed the valuation determined by RMG II’s management team.

Satisfaction of the 80% Test

It is a requirement under RMG II’s current amended and restated memorandum and articles of association that any business acquired by RMG II have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions) at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analyses used to approve the Business Combination described herein, RMG II’s board of directors determined that this requirement was met. RMG II’s board of directors believes that the financial skills and background of its members qualify it to conclude that the acquisition met this requirement.

As of February 24, 2021, the date of the execution of the Business Combination Agreement, the balance of funds in the Trust Account was approximately $345,004,303 (excluding the deferred underwriting commission and tax payable on the interest earned) and 80% thereof was approximately $276,003,442. In determining whether the 80% requirement was met, rather than relying on any one factor, RMG II’s board of directors concluded that it was appropriate to base such valuation on qualitative factors such as management strength and depth, competitive positioning, customer relationships and technical skills as well as quantitative factors such as the historical growth rate and potential for future growth in revenues and profits of ReNew India as well as quantitative factors, such as the implied equity value of the combined company being approximately $4.4 billion. Accordingly, the value of ReNew India is significantly in excess of the threshold of approximately $276,003,442, representing 80% of the balance of the funds in the Trust Account (excluding deferred underwriting commission and tax payable on interest earned). On this basis, RMG II’s board of directors determined that the fair market value of ReNew India was substantially in excess of 80% of the funds in the Trust Account and that the 80% test was therefore satisfied.

Certain Projections provided to the RMG II Board

Please see “Prospective Operational and Unaudited Financial Information of ReNew India.”

Interests of RMG Sponsor II and RMG II’s Directors and Officers in the Business Combination

In considering the recommendation of RMG II’s board of directors to vote in favor of approval of the business combination proposal and the other proposals, you should keep in mind that RMG Sponsor II (which is affiliated with certain of RMG II’s officers and directors) and RMG II’s directors and officers have interests in such proposals that are different from, or in addition to, your interests as a stockholder or warrant holder. These interests include, among other things:

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If the Business Combination with ReNew India or another business combination is not consummated by December 14, 2022 (or such later date as may be approved by the RMG II Shareholders), RMG II will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 8,625,000 RMG II Founder Shares held by RMG Sponsor II, which were acquired for a purchase price of approximately $0.003 per share prior to the Initial Public Offering, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $85,301,250 based upon the closing price of $9.89 per share on Nasdaq on July 20, 2021, the record date.

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RMG Sponsor II, which is affiliated with certain of RMG II’s directors and officers, purchased an aggregate of 7,026,807 private warrants from RMG II for an aggregate purchase price of approximately $10.54 million (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the Initial Public Offering. Such warrants had an aggregate market value of approximately $10.47 million based upon the closing price of $1.49 per unit on Nasdaq on July 20, 2021, the record date. The private warrants will become worthless if RMG II does not consummate a business combination by December 14, 2022 (or such later date as may be approved by the RMG II Shareholders in an amendment to its amended and restated memorandum and articles of association).

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The ReNew Global Shareholders Agreement contemplated by the Business Combination Agreement provides that RMG II will be entitled to appoint one director of ReNew Global after the consummation of the Business Combination. As such, in the future such director will receive any cash fees, stock options or stock awards that ReNew Global’s board of directors determines to pay to its non-executive directors.

•

If RMG II is unable to complete a business combination within the required time period, or upon the exercise of a redemption right in connection with the Business Combination, RMG II will be required to provide for payment of claims of creditors that were not waived that may be brought against RMG II within the ten years following such redemption. In order to protect the amounts held in RMG II’s trust account, RMG Sponsor II has agreed that it will be liable to RMG II if and to the extent any claims by a third party (other than RMG II’s independent auditors) for services rendered or products sold to RMG II, or a prospective target business with which RMG II has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, expenses relating to the administration of the trust account and limited withdrawals for working capital, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of RMG II’s IPO against certain liabilities, including liabilities under the Securities Act.

•

RMG Sponsor II and RMG II’s officers, directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on RMG II’s behalf, such as identifying and investigating possible business targets and business combinations. However, if RMG II fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, RMG II may not be able to reimburse these expenses if the Business Combination with ReNew India or another business combination is not completed by December 14, 2022 (or such later date as may be approved by the RMG II Shareholders in an amendment to its amended and restated memorandum and articles of association). As of July 20, 2021, the record date, RMG Sponsor II and RMG II’s officers, directors and their affiliates had incurred approximately $16,500 of unpaid reimbursable expenses.

•

The Business Combination Agreement provides for the indemnification of RMG II’s current directors and officers and the continuation of directors and officers liability insurance covering RMG II’s current directors and officers for a period of three years from the Closing Date.

•

RMG II’s officers and directors (or their affiliates) may make loans from time to time to RMG II to fund certain capital requirements. As of the date of this proxy statement/consent solicitation statement/prospectus, no such loans have been made, but loans may be made after the date of this proxy statement/consent solicitation statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to RMG II outside of the trust account.

•

The PIPE Investors have entered into Subscription Agreements with RMG II, pursuant to which the PIPE Investors will purchase an aggregate of 85,500,000 shares of Class A ordinary shares of ReNew Global for a purchase price of $10.00 per share.

At any time prior to the RMG II General Meeting, during a period when they are not then aware of any material nonpublic information regarding RMG II or its securities, RMG Sponsor II, RMG II’s officers and directors, ReNew India or ReNew India’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of RMG II common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the shares entitled to vote at the RMG II General Meeting to approve the business combination proposal vote in its favor and that RMG II has in excess of the required dollar amount to consummate the Business Combination under the Business Combination Agreement, where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/consent solicitation statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the initial shareholders of RMG II for nominal value.

Entering into any such arrangements may have a depressive effect on RMG II common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or it owns, either prior to or immediately after the RMG II General Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the business combination proposal and the other proposals to be presented at the RMG II General Meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that RMG II will have in excess of the required amount of cash available to consummate the Business Combination as described above.

As of the date of this proxy statement/consent solicitation statement/prospectus, no agreements dealing with the above have been entered into. RMG II will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Certain Engagements in Connection with the Business Combination and Related Transactions

BofA Securities was engaged by RMG II to act as financial advisor to RMG II in connection with the Business Combination and will receive fees and expense reimbursement in connection therewith. RMG II also engaged BofA Securities to act as joint placement agent on its PIPE. BofA Securities will receive fees and expense reimbursement in connection therewith. Morgan Stanley India Private Limited was engaged by ReNew India to act as joint financial advisor to ReNew India in connection with the Business Combination and Morgan Stanley India Private Limited will receive compensation therewith. RMG II also engaged Morgan Stanley & Co. LLC to act as joint placement agent on its PIPE. Morgan Stanley & Co. LLC will receive fees and expense reimbursement in connection therewith. After carefully considering the potential benefits of engaging Morgan Stanley entities for both roles, ReNew India and RMG II each consented to Morgan Stanley India Company Private Limited’s role as joint financial advisor to ReNew India in connection with the Business Combination and Morgan Stanley & Co. LLC’s role as joint placement agent to RMG II in connection with the PIPE Investment and waived any potential conflicts in connection with such dual roles.

In addition, each of Morgan Stanley and BofA Securities (together with their respective affiliates) is a full service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, wealth management, investment research, principal investing, lending, financing, hedging, market making, brokerage and other financial and non-financial activities and services. From time to time, Morgan Stanley and its affiliates have provided various investment banking and other commercial dealings unrelated to the Business Combination or the PIPE to ReNew India and its affiliates and has received customary compensation in connection therewith. In addition, BofA Securities acted as joint underwriter in connection with the RMG II IPO and will be entitled to deferred underwriting commissions in connection therewith. In addition, each of Morgan Stanley and BofA Securities and their respective affiliates may provide investment banking and other commercial dealings to RMG II, ReNew India and their respective affiliates in the future, for which they would expect to receive customary compensation.

In addition, in the ordinary course of its business activities, each of Morgan Stanley and BofA Securities and their respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of RMG II, ReNew India, or their respective affiliates. Each of Morgan Stanley and BofA Securities and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Anticipated Accounting Treatment

The Business Combination is made up of the series of transactions within the Business Combination Agreement as described elsewhere within this proxy statement/prospectus. The transactions will be accounted for as a reverse recapitalization, and acquisition accounting does not apply. Consequently, there will be no goodwill or other intangible assets recorded, in accordance with IFRS. Under reverse recapitalization, ReNew Global and RMG II will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the transactions will be treated as the equivalent of ReNew India issuing ordinary shares for the net assets of ReNew Global and RMG II at fair value, accompanied by a recapitalization.

Regulatory Matters

The Business Combination and the Transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, except for filings with the Competition Commission of India and the Registrar of Companies of the Cayman Islands.

Full Text of the Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that RMG II’s entry into Business Combination Agreement, dated as of February 24, 2021 (as it may be amended from time to time) by and among RMG II, Philip Kassin, solely in the capacity as the representative for the shareholders of RMG II, ReNew Energy Global plc, a public limited company registered in England and Wales with registered number 13220321, or “ReNew Global,” ReNew Power Global Merger Sub, a Cayman Islands exempted company, ReNew Power Private Limited, a company with limited liability incorporated under the laws of India, or “ReNew India,” and certain shareholders of ReNew India, or the “Major Shareholders,” pursuant to which several transactions will occur, and in connection therewith, ReNew Global will be the ultimate parent company of ReNew India and RMG II be confirmed, ratified and approved in all respects.”

Vote Required for Approval

The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Recommendation of the Board

THE RMG II BOARD UNANIMOUSLY RECOMMENDS THAT RMG II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

THE MERGER PROPOSAL

Pursuant to the Business Combination Agreement and the Plan of Merger, subject to the terms and conditions set forth therein, at the Merger Effective Time, Merger Sub will merge with and into RMG II in accordance with the merger provisions set out in the Cayman Companies Act (As Revised), with RMG II continuing as the surviving entity.

See the section titled “The Business Combination Proposal—General Description of the Transactions—The Merger” for a description of the Merger, including consideration, effects and structure, as it relates to the Business Combination. You are urged to read carefully the Plan of Merger, a copy of which is attached as Annex B to this proxy statement/prospectus, in its entirety before voting on this proposal.

Full Text of the Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that:

(a) RMG II be authorized to merge with Merger Sub so that RMG II be the surviving company and all the undertakings, property and liabilities of Merger Sub vest in RMG II by virtue of the merger pursuant to the Companies Act (As Revised) of the Cayman Islands;

(b) the Plan of Merger in the form annexed to the proxy statement/prospectus in respect of the extraordinary general meeting as Annex B, or the “Plan of Merger,” be authorized, approved and confirmed in all respects and RMG II be authorized to enter into the Plan of Merger;

(c) the Plan of Merger be executed by any director of RMG II for and on behalf of RMG II and any director of RMG II or Maples and Calder (Cayman) LLP, on behalf of Maples Corporate Services Limited, be authorized to submit the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands; and

(d) all actions taken and any documents or agreements executed, signed or delivered prior to or after the date hereof by any director of RMG II or officer of RMG II in connection with the transactions contemplated hereby be and are hereby approved, ratified and confirmed in all respects.”

Vote Required for Approval

The approval of the Merger Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Recommendation of the Board

THE RMG II BOARD UNANIMOUSLY RECOMMENDS THAT RMG II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

MATERIAL TAX CONSIDERATIONS

United States Federal Income Tax Considerations

The following is a discussion of United States federal income tax considerations generally applicable to U.S. Holders (as defined below) of RMG II Shares and RMG II Warrants which are sometimes referred to herein as “securities,” that either (i) participate in the Business Combination, or (ii) elect to have their RMG II Shares redeemed for cash. This discussion addresses only those RMG II security holders that hold their securities as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).

This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more of RMG II voting shares or five percent or more of the total value of any class of RMG II shares;

•	persons that acquired RMG II securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold RMG II securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; or

•	persons whose functional currency is not the U.S. dollar.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

RMG II has not and does not intend to seek any rulings from the IRS regarding the Business Combination or an exercise of redemption rights. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold RMG II securities through such entities. If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds RMG II Shares or RMG II Warrants, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any RMG II Shares or RMG II Warrants and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Business Combination and an exercise of redemption rights to them.

EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE BUSINESS COMBINATION AND AN EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

As used herein, a “U.S. Holder” is a beneficial owner of RMG II Shares or RMG II Warrants who or that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,

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a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Effects of the Business Combination

The exchange by a U.S. Holder of RMG II Shares for ReNew Global Shares pursuant to the Merger, or “Merger Share Exchange”, will qualify as a tax-free transaction described in Section 351 of the Code. Although the obligations of the parties to the Business Combination Agreement to complete the Merger are not conditioned on the receipt of an opinion from either Latham or Skadden regarding the Merger Share Exchange’s qualification as tax-free pursuant to Section 351 of the Code, Skadden has delivered an opinion that the Merger Share Exchange will qualify as tax-free pursuant to Section 351 of the Code. Such opinion is filed by amendment as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus forms part and is based on customary assumptions, representations and covenants. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences of the Merger Share Exchange could differ from those described herein. An opinion of counsel is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge.

Subject to the discussion below under the heading “Passive Foreign Investment Company Considerations of the Merger,” provided that the Merger Share Exchange qualifies as tax-free pursuant to Section 351 of the Code, a U.S. Holder will generally not recognize gain or loss with respect to the Merger Share Exchange and such U.S. Holder’s (i) tax basis in its ReNew Global Shares received in the Merger Share Exchange will generally equal the adjusted tax basis of the RMG II Shares surrendered in exchange therefor and (ii) holding period for the ReNew Global Shares will generally include the period during which such U.S. Holder held RMG II Shares.

Notwithstanding the foregoing, if a U.S. Holder elects to participate in a redemption with respect to some but not all of its ReNew Global Shares, such redemption may be treated as integrated with the Merger rather than as a separate transaction. In such case, cash received by such U.S. Holder in a redemption may also be treated as taxable boot. In such case, such U.S. Holder may be required to recognize more gain than if the redemption of ReNew Global Shares were treated as a separate transaction from the exchange pursuant to the Merger, and would not be entitled to recognize any loss with respect to its redeemed ReNew Global Shares.

The U.S. federal income tax treatment of the exchange of RMG II Warrants for RMG II Adjusted Warrants pursuant to the Merger is unclear. Although not free from doubt, it is expected that the exchange of RMG II Warrants for RMG II Adjusted Warrants pursuant to the Merger would generally be a taxable transaction for U.S. federal income tax purposes. Provided that such exchange is taxable, and subject to the discussion below under the heading—Passive Foreign Investment Company Considerations of the Merger, a U.S. Holder of RMG II Warrants will generally recognize capital gain or loss equal to the difference between the fair market value of the RMG II Adjusted Warrants and such U.S. Holder’s adjusted tax basis in the RMG II Warrants exchanged therefor. Under tax law currently in effect, long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a reduced rate of tax. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the RMG II Warrants exceeds one year. The deductibility of capital losses is subject to various limitations.

In the event that a U.S. Holder exchanges both (i) RMG II Shares for ReNew Global Shares and (ii) RMG II Warrants for RMG II Adjusted Warrants, pursuant to the Merger, then the calculation of gain or loss on each exchange would likely be treated as described above, respectively. However, the law is unclear on this point and alternative characterizations are possible, including, for example, the treatment of RMG II Adjusted Warrants received by such U.S. Holder as boot. Under such alternative treatment, such U.S. Holder would generally be treated as transferring each of (i) the RMG II Shares and (ii) the RMG II Warrants in exchange for a combination of ReNew Global Shares and RMG II Adjusted Warrants received by such U.S. Holder in the Merger. The boot received by such U.S. Holder in the Merger would generally be allocated ratably between such RMG II Shares and RMG II Warrants in proportion to their relative fair market values and such U.S. Holder would generally recognize gain (but not loss) with respect to each of such RMG II Shares and RMG II Warrants equal to the lesser of (i) the amount of the respective allocated boot and (ii) the amount by which the fair market value of such RMG II Shares or RMG II Warrants, as the case may be, exceeds such U.S. Holder’s tax basis in such securities.

Passive Foreign Investment Company Considerations of the Merger

If RMG II is a passive foreign investment company, or “PFIC,” (as described in further detail below under—“U.S. Federal Income Tax Considerations of Ownership ReNew Global Shares and RMG II Adjusted Warrants—Passive Foreign Investment Company Considerations of the Ownership of ReNew Global Securities”) for any taxable year, U.S. Holders of RMG II Shares or Warrants may be subject to adverse U.S. federal income tax consequences with respect to dispositions of, and distributions with respect to RMG II Shares, and may be subject to additional reporting requirements.

Because RMG II is a blank check company, with no current active business, it likely met the PFIC asset or income test (each as described in further detail below under—“U.S. Federal Income Tax Considerations of Ownership ReNew Global Shares and RMG II Adjusted Warrants—Passive Foreign Investment Company Considerations of the Ownership of ReNew Global Securities”) for its first and most recent taxable year ended on March 31, 2021. Accordingly, RMG II would likely be treated as a PFIC in such taxable year. Although RMG II’s PFIC determination will be made annually, a determination that RMG II is a PFIC will generally apply for subsequent years to a U.S. Holder who held RMG II Shares while RMG II was a PFIC, whether or not RMG II is a PFIC in those subsequent years (unless the holder makes a valid QEF election or mark-to-market election for such holder’s First PFIC Holding Year (as described in further detail below under “U.S. Federal Income Tax Considerations of Ownership ReNew Global Shares and RMG II Adjusted Warrants—Passive Foreign Investment Company Considerations of the Ownership of ReNew Global Securities”)).

The PFIC rules provide that a U.S. person who disposes of stock of a PFIC recognizes gain (but not loss) notwithstanding any other provision of the Code. Proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of RMG II Shares to recognize gain (which would generally be subject to the special tax and interest charge discussed below) if (i) RMG II was classified as a PFIC at any time during such holder’s holding period of such shares; (ii) the U.S. Holder did not timely make a timely qualified electing fund, or “QEF,” election or mark-to-market election; and (iii) ReNew Global is not a PFIC in the taxable year that includes the day after the Merger.

The application of the PFIC rules to RMG II Warrants is unclear. A proposed Treasury Regulation generally treats an “option” (which would include RMG II Warrants) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation provides that the holder of an option is not entitled make the QEF election or the mark-to-market election. If the proposed Treasury Regulation were to apply to a U.S. Holder of RMG II Warrants, any gain recognized by a U.S. Holder on the exchange of RMG II Warrants for RMG II Adjusted Warrants could be subject to the special tax and interest charge (see discussion of the Default PFIC Regime under “U.S. Federal Income Tax Considerations of Ownership ReNew Global Shares and RMG II Adjusted Warrants—Passive Foreign Investment Company Considerations of the Ownership of ReNew Global Securities” for discussion of such special tax and interest charge).

It is difficult to predict if the proposed Treasury Regulations under the PFIC rules will be adopted, whether such proposed Treasury Regulations will be adopted in their current form, and whether any such Treasury Regulations, as finally adopted, would be retroactive to the date of the Business Combination.

The rules dealing with PFICs discussed above are very complex and are affected by various factors in addition to those described above. Accordingly, each U.S. Holder is urged to consult its tax advisor concerning the application of the PFIC rules to its exchange of RMG II Shares or Warrants under its particular circumstances, including as a result of PFIC Elections such U.S. Holders may have made (or may wish to make for the taxable year including the Business Combination).

ALL U.S. HOLDERS, INCLUDING THOSE CONSIDERING EXERCISING REDEMPTION RIGHTS WITH RESPECT TO THEIR RMG II CLASS A SHARES, ARE URGED TO CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO THE POTENTIAL TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING REGARDING THE EFFECTS OF THE PFIC RULES.

U.S. Federal Income Tax Considerations of Owning ReNew Global Shares and RMG II Adjusted Warrants

Taxation of Dividends and Other Distributions on ReNew Global Shares

Subject to the PFIC rules discussed below, if ReNew Global makes a distribution of cash or other property to a U.S. Holder of ReNew Global Shares, such distributions will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of ReNew Global’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.

Distributions in excess of such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its ReNew Global Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such ReNew Global Shares. Because ReNew Global does not intend to determine its earnings and profits on the basis of U.S. federal income tax principles, any distribution paid by ReNew Global will generally be reported as a dividend.

With respect to non-corporate U.S. Holders, dividends will generally be taxed at preferential long-term capital gains rates only if (i) ReNew Global Shares are readily tradable on an established securities market in the United States or (ii) if ReNew Global is eligible for the benefits of the income tax treaty between the United States and UK, in each case provided that ReNew Global is not treated as a PFIC at the time the dividend was paid or in the previous year and certain other requirements are met. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for any dividends paid with respect to ReNew Global’s shares.

Possible Constructive Distributions

The terms of each RMG II Adjusted Warrant provide for an adjustment to the number of ReNew Global Class A Shares for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed under the heading “Description of ReNew Global Securities.” An adjustment which has the effect of preventing dilution generally is not a taxable event. Nevertheless, a U.S. Holder of the RMG II Adjusted Warrants would be treated as receiving a constructive distribution from ReNew Global if, for example, the adjustment increases the warrant holders’ proportionate interest in ReNew Global assets or earnings and profits (e.g., through an increase in the number of ReNew Global Shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of ReNew Global Shares which is taxable to such holders as described under “Taxation of Dividends and Other Distributions on ReNew Global Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the RMG II Adjusted Warrants received a cash distribution from ReNew Global equal to the fair market value of such increased interest.

Taxation on the Disposition of Securities

Subject to the PFIC rules discussed below, upon a sale or other taxable disposition of ReNew Global securities, a U.S. Holder will generally recognize capital gain or loss. The amount of gain or loss recognized will generally be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its securities.

Under tax law currently in effect long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a reduced rate of tax. Capital gain or loss will constitute long term capital gain or loss if the U.S. Holder’s holding period for ReNew Global Shares or RMG II Adjusted Warrants exceeds one year. The deductibility of capital losses is subject to various limitations.

Acquisition of Ordinary Shares Pursuant to a Warrant

Subject to the PFIC rules discussed below, a U.S. Holder will generally not recognize gain or loss upon the exercise of a warrant for cash. A ReNew Global Share acquired pursuant to the exercise of a warrant for cash will generally have a tax basis equal to the U.S. Holder’s tax basis in the warrant, increased by the amount paid to exercise the warrant.

It is unclear whether a U.S. Holder’s holding period for the ReNew Global Share will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period will not include the period during which the U.S. Holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s tax basis in the warrant.

Because of the absence of authority specifically addressing the treatment of a cashless exercise of warrants under U.S. federal income tax law, the treatment of such a cashless exercise is unclear. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. Alternatively, a cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized.

In either tax-free situation, a U.S. Holder’s tax basis in the ReNew Global Shares received would generally equal the U.S. Holder’s tax basis in the warrants. If a cashless exercise is not treated as a realization event, it is unclear whether a U.S. Holder’s holding period for the ReNew Global Shares received on exercise will be treated as commencing on the date of exercise of the warrant or the following day. If a cashless exercise is treated as a recapitalization, the holding period of the ReNew Global Shares received will include the holding period of the warrants.

If a cashless exercise is treated as a taxable exchange, a U.S. Holder could be deemed to have surrendered warrants with an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. In this case, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered and the U.S. Holder’s tax basis in such warrants. A U.S. Holder’s tax basis in the ReNew Global Shares received would equal the sum of the U.S. Holder’s tax basis in the warrants exercised and the exercise price of such warrants. It is unclear whether a U.S. Holder’s holding period for the ReNew Global Shares would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant.

ReNew Global expects a U.S. Holder’s cashless exercise of warrants (including after ReNew Global provides notice of its intent to redeem warrants for cash) to be treated as a recapitalization for U.S. federal income tax purposes. However, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Subject to the PFIC rules described below, if ReNew Global redeems warrants for cash pursuant to the redemption provisions of the warrants or if ReNew Global purchases warrants in an open market transaction, such redemption or purchase will generally be treated as a taxable disposition to the U.S. Holder, taxed as described above under “Taxation on the Disposition of Securities.”

Passive Foreign Investment Company Considerations of the Ownership of ReNew Global Securities

Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year) are held for the production of, or produce, passive income. For this purpose, a corporation is generally treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which it owns, directly or indirectly, more than 25% (by value) of the stock. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, interest income earned by a corporation would be considered to be passive income and cash held by a corporation would be considered to be a passive asset.

Pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income, if (1) no predecessor of the foreign corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years.

PFIC Status of ReNew Global

Following the Merger, the asset and income tests will be applied based on the assets and activities of the combined business. Based on the anticipated income and assets of the combined company, it is not expected that ReNew Global will be classified as a PFIC for U.S. federal income tax purposes for the current taxable year. However, because PFIC status is based on income, assets and activities for the entire taxable year, taking into account the value of its goodwill throughout the year, it is not possible to determine PFIC status of ReNew Global for any taxable year until after the close of the taxable year. Accordingly, there can be no assurance that ReNew Global will not be considered a PFIC for any taxable year. For taxable year 2021, even if ReNew Global meets the income test or the asset test, it may still not be a PFIC under the start-up year exception described above, so long as it is not a PFIC for the two following years.

Application of PFIC Rules to ReNew Global Shares and RMG II Adjusted Warrants

If (i) ReNew Global is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder and (ii) in the case of ReNew Global Shares, the U.S. Holder did not make a timely and effective QEF election for RMG II’s or ReNew Global’s (as the case may be) first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) ordinary shares (whether RMG II Shares or ReNew Global Shares) (such taxable year as it relates to each U.S. Holder, the “First PFIC Holding Year”) or a “mark-to-market” election, each as described below under “QEF Election and Mark-to-Market Election,” then such holder will generally be subject to special rules, or the “Default PFIC Regime,” with respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of its ReNew Global Shares or RMG II Adjusted Warrants; and

•

any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of ReNew Global securities during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for such securities).

Under the Default PFIC Regime:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for its securities;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which ReNew Global is a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE REDEMPTION OF RENEW GLOBAL SHARES OR ON THE OWNERSHIP OR DISPOSITION OF RENEW GLOBAL SECURITIES, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

QEF Election and Mark-to-Market Election

In general, if ReNew Global is determined to be a PFIC, a U.S. Holder may avoid the Default PFIC Regime with respect to its ReNew Global Shares (but not RMG II Adjusted Warrants) by making a timely and effective “qualified electing fund” election under Section 1295 of the Code, or a “QEF Election,” for such holder’s First PFIC Holding Year. In order to comply with the requirements of a QEF election with respect to ReNew Global Shares, a U.S. Holder must receive certain information from ReNew Global. Because ReNew Global does not intend to provide such information, however, the QEF Election will not be available to U.S. Holders with respect to ReNew Global’s shares.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns (or is deemed to own) shares in a PFIC that are treated as marketable shares, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for such holder’s First PFIC Holding Year, such holder will generally not be subject to the Default PFIC Regime in respect to its ReNew Global Shares as long as such shares continue to be treated as marketable shares. Instead, in general, the U.S. Holder will include as ordinary income for each year that ReNew Global is treated as a PFIC the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its ReNew Global Shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its ReNew Global Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ReNew Global Shares in a taxable year in which ReNew Global is treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after such holder’s First PFIC Holding Year. Currently, a mark-to-market election may not be made with respect to RMG II Adjusted Warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the Nasdaq. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to ReNew Global Shares under their particular circumstances.

If ReNew Global is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, U.S. Holders would generally be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if ReNew Global receives a distribution from, or disposes of all or part of ReNew Global’s interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or market-to-market election is made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department. The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of ReNew Global securities should consult their own tax advisors concerning the application of the PFIC rules to ReNew Global securities under their particular circumstances.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, THE APPLICATION OF THE PFIC RULES TO WARRANTS, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Effects to U.S. Holders of Exercising Redemption Rights

Subject to the PFIC rules discussed above, the U.S. federal income tax consequences to a U.S. Holder of RMG II Shares (which were exchanged for ReNew Global Shares in the Merger) that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its ReNew Global Shares will depend on whether the redemption qualifies as a sale of ReNew Global Shares redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code, as well as on whether such holder has made a timely QEF Election or mark-to-market election (each as discussed above).

It is expected that a redeeming U.S. Holder will generally be treated as selling its ReNew Global Shares. The redemption of ReNew Global Shares will generally qualify as a sale of ReNew Global Shares that are redeemed if such redemption (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in ReNew Global or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

For purposes of such tests, a U.S. Holder takes into account not only ReNew Global Shares actually owned by such U.S. Holder, but also ReNew Global Shares that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to ReNew Global Shares owned directly, ReNew Global Shares owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any ReNew Global Shares such U.S. Holder has a right to acquire by exercise of an option, which would generally include ReNew Global Shares which could be acquired pursuant to the exercise of the RMG II Adjusted Warrants.

The redemption of ReNew Global Shares will generally be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of ReNew Global outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80% of the percentage of ReNew Global outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption. There will be a complete termination of such U.S. Holder’s interest if either (i) all ReNew Global Shares actually or constructively owned by such U.S. Holder are redeemed or (ii) all ReNew Global Shares actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of ReNew Global Shares owned by certain family members and such U.S. Holder does not constructively own any other ReNew Global Shares. The redemption of ReNew Global Shares will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in ReNew Global. Whether the redemption will result in a meaningful reduction in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the above tests is satisfied, a redemption will be treated as a distribution under Section 301 of the Code with respect to ReNew Global Shares, and the tax effects will be as described under “Taxation of Dividends and Other Distributions on ReNew Global Shares” above. After the application of those rules, any remaining tax basis a U.S. Holder has in the redeemed ReNew Global Shares will be added to the adjusted tax basis in such holder’s remaining ReNew Global Shares. If there are no remaining ReNew Global Shares, a U.S. Holder should consult its tax advisor as to the allocation of any remaining basis.

Certain U.S. Holders may be subject to special reporting requirements with respect to a redemption of ReNew Global Shares, and such holders should consult with their own tax advisors with respect to their reporting requirements.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR RENEW GLOBAL SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS, INCLUDING REGARDING THE POTENTIAL TAX CONSEQUENCES TO REDEEMING U.S. HOLDERS OF THE MERGER.

Material United Kingdom Tax Considerations

The following is a general summary of material UK tax considerations relating to the ownership and disposal of ReNew Global Shares and RMG II Adjusted Warrants. The comments set out below are based on current UK tax law as applied in England and Wales and HM Revenue & Customs, or HMRC, practice (which may not be binding on HMRC) as at the date of this summary, both of which are subject to change, possibly with retrospective effect. They are intended as a general guide and, save where expressly stated otherwise, apply only to absolute beneficial owners of the ReNew Global Shares or RMG II Adjusted Warrants who are (i) individuals not resident in the UK for UK tax purposes who do not hold ReNew Global Shares or RMG II Adjusted Warrants for the purposes of a trade, profession, or vocation which they carry on in the UK through a branch or agency or (ii) companies not resident in the UK for UK tax purposes which do not hold the ReNew Global Shares or

RMG II Adjusted Warrants for the purpose of a trade carried on in the UK through a permanent establishment in the UK, together, “non-UK Holders.”

This summary does not address all possible tax consequences relating to an investment in the ReNew Global Shares or RMG II Adjusted Warrants. Certain categories of holders, including those falling outside the category described above (such as those who are resident in the UK for UK tax purposes), those carrying on certain financial activities, those subject to specific tax regimes or benefitting from certain reliefs or exemptions, those connected with ReNew Global and those for whom the shares are employment-related securities may be subject to special rules and this summary does not apply to such holders and any general statements made in this disclosure do not take them into account.

This summary is for general information only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular investor. It does not address all of the tax considerations that may be relevant to specific investors in light of their particular circumstances or to investors subject to special treatment under UK tax law.

Potential investors should satisfy themselves prior to investing as to the overall tax consequences, including, specifically, the consequences under UK tax law and HMRC practice of the acquisition, ownership and disposal of the ReNew Global Shares or RMG II Adjusted Warrants in their own particular circumstances by consulting their own tax advisors.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSAL OF RENEW GLOBAL SHARES AND RMG II ADJUSTED WARRANTS, AND OF THE BUSINESS COMBINATION AND AN EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE EFFECTS OF UK TAX LAWS.

UK Taxation of Dividends

ReNew Global will not be required to withhold amounts on account of UK tax at source when paying a dividend in respect of ReNew Global Shares to a non-UK Holder.

Non-UK Holders who hold their ReNew Global Shares as an investment and not in connection with any trade carried on by them will not be subject to United Kingdom tax in respect of any dividends. There are certain exceptions from United Kingdom tax in respect of dividends on shares held in connection with a trade carried on in the UK for trades conducted in the UK through independent agents, such as some brokers and investment managers.

UK Taxation of Capital Gains

Effect of the Business Combination

An individual who is a non-UK Holder will generally not be liable to UK capital gains tax on capital gains (if any) realized on the disposal of his or her RMG II Shares.

A company that is a non-UK Holder will generally not be liable for UK corporation tax on chargeable gains realized (if any) on the disposal of its RMG II Shares.

An individual non-UK Holder who is only temporarily a non-UK resident for UK tax purposes may, in certain circumstances, become liable to UK tax on capital gains in respect of gains realized (if any) while he or she was not resident in the UK.

Acquisition of ReNew Global Shares on exercise of the RMG II Adjusted Warrants

An individual that is a non-UK Holder will generally not be liable to UK capital gains tax on capital gains realized (if any) on the exercise of RMG II Adjusted Warrants.

A company that is a non-UK Holder will generally not be liable to UK corporation tax on chargeable gains realized (if any) on the exercise of RMG II Adjusted Warrants.

An individual non-UK Holder who is only temporarily a non-UK resident for UK tax purposes, may, in certain circumstances, become liable to UK tax on capital gains in respect of gains realized (if any) while he or she was not resident in the UK.

Disposal of ReNew Global Shares or RMG II Adjusted Warrants

An individual who is a non-UK Holder will generally not be liable to UK capital gains tax on capital gains realized on the disposal of his or her ReNew Global Shares or RMG II Adjusted Warrants.

A company that is a non-UK Holder will generally not be liable for UK corporation tax on chargeable gains realized on the disposal of its ReNew Global Shares or RMG II Adjusted Warrants.

An individual non-UK Holder who is only temporarily a non-UK resident for UK tax purposes will, in certain circumstances, become liable to UK tax on capital gains in respect of gains realized while he or she was not resident in the UK.

Stamp Duty and Stamp Duty Reserve Tax

The stamp duty and stamp duty reserve tax, or SDRT, treatment of the issue and transfer of, and the agreement to transfer, ReNew Global Shares or RMG II Adjusted Warrants outside a depositary receipt system or a clearance service are discussed in the paragraphs under “General” below. The stamp duty and SDRT treatment of such transactions into and within such systems are discussed in the paragraphs under “Depositary Receipt Systems and Clearance Services” below. The discussion under the headings below applies to transactions undertaken by any holder of ReNew Global Shares or RMG II Adjusted Warrants (as the case may be).

Effect of the Business Combination on RMG II Shares and RMG II Warrants

The cancellation of the RMG II Shares as part of the Business Combination will not give rise to stamp duty or SDRT payable by holders of RMG II Shares. A non-statutory, pre-transaction clearance is being sought from HMRC to confirm that no stamp duty or SDRT arises on receipt of RMG II Adjusted Warrants by holders of RMG II Warrants as part of the Business Combination. However, there can be no assurances nor any guarantees that such non-statutory, pre-transaction clearance from HMRC will be obtained.

General

No stamp duty, or SDRT, will arise on the issue of ReNew Global Shares in registered form by ReNew Global (including on exercise of RMG II Adjusted Warrants).

An agreement to transfer ReNew Global Shares or RMG II Adjusted Warrants will normally give rise to a charge to SDRT at the rate of 0.5% of the amount or value of the consideration payable for the transfer (or, in certain circumstances and if it is higher, the market value of the ReNew Global Shares to be transferred in accordance with the relevant agreement). SDRT is, in general, payable by the purchaser.

Instruments transferring ReNew Global Shares or RMG II Adjusted Warrants will generally be subject to stamp duty at the rate of 0.5% of the consideration (or, in certain circumstances and if it is higher, the market value of the ReNew Global Shares transferred by way of the relevant instrument) given for the transfer (rounded up to the next £5). The purchaser normally pays the stamp duty.

If a duly stamped transfer completing an agreement to transfer is produced within six years of the date on which the agreement is made (or, if the agreement is conditional, the date on which the agreement becomes unconditional) any SDRT already paid is generally repayable, normally with interest, and any SDRT charge yet to be paid is cancelled.

Depositary Receipt Systems and Clearance Services

Where ReNew Global Shares or RMG II Adjusted Warrants are issued or transferred (i) to, or to a nominee or an agent for, a person whose business is or includes the provision of clearance services or (ii) to, or to a nominee or an agent for, a person whose business is or includes issuing depositary receipts, SDRT or stamp duty will, subject as described below, generally be payable at the higher rate of 1.5% of the amount or value of the consideration given or, in certain circumstances, the value of the shares.

Following the Court of Justice of the European Union’s decision in C-569/07 HSBC Holdings Plc, Vidacos Nominees Limited v The Commissioners of Her Majesty’s Revenue & Customs and the First-tier Tax Tribunal decision in HSBC Holdings Plc and The Bank of New York Mellon Corporation v. The Commissioners of Her Majesty’s Revenue & Customs, HMRC has published guidance stating that 1.5% SDRT is no longer payable when new shares are issued to a clearance service or depositary receipt system. HMRC’s published guidance confirms that this remains HMRC’s position following the transition period which expired on December 31, 2020 after the withdrawal of the UK from the European Union. In certain circumstances, there may also be no charge to stamp duty or SDRT on the transfer of ReNew Global Shares into a clearance service or depositary receipt system. Shareholders should accordingly seek their own advice before paying or accepting such charge.

Except in relation to transfers or agreements to transfer within clearance services that have made an election under Section 97A(1) of the Finance Act of 1986, no stamp duty or SDRT is payable in respect of transfers or agreements to transfer within clearance services or depositary receipt systems. Accordingly, no stamp duty or SDRT should, in practice, be required to be paid in respect of transfers or agreements to transfer ReNew Global Shares or the RMG II Adjusted Warrants within the facilities of The Depository Trust Company, or DTC.

Any liability for stamp duty or SDRT in respect of any transfer into a clearance service or depositary receipt system, or in respect of a transfer within any clearance service or depositary receipt system, which does arise will strictly be accountable by the clearance service or depositary receipt system operator or their nominee, as the case may be, but will, in practice, be payable by the participants in the clearance service or depositary receipt system.

A non-statutory, pre-transaction clearance is being sought from HMRC to confirm that no stamp duty or SDRT will be chargeable in respect of the issue of ReNew Global Shares (including on exercise of RMG II Adjusted Warrants) or RMG II Adjusted Warrants to a person whose business includes (i) the provision of clearance services or their nominee or agent, or (ii) issuing depositary receipts or their nominee or an agent, or the subsequent transfer of ReNew Global Shares or RMG II Adjusted Warrants between persons referred to in (i) and (ii) above, in each case in the context of the transactions contemplated as part of the Business Combination. However, there can be no assurance nor any guarantees that such non-statutory, pre-transaction clearance from HMRC will be obtained.

Material India Tax Considerations

The following is a summary of the material Indian income tax consequences of the purchase, ownership and disposal of the ReNew Global Shares for non-resident investors of the ReNew Global Shares. The summary only addresses the tax consequences for nonresident investors who hold the ReNew Global Shares as capital assets and does not address the tax consequences which may be relevant to other classes of non-resident investors, including dealers. The summary proceeds on the basis that the investor continues to remain a nonresident when the income by way of dividends and capital gains are earned. The summary is based on Indian Income Tax Act, 1961 (ITA) and relevant interpretations thereof as are in force as of the date of filing of this form.

This summary is not intended to constitute a complete analysis of all the tax consequences for a non-resident investor under Indian law in relation to the acquisition, ownership and disposal of the ReNew Global Shares and does not deal with all possible tax consequences relating to an investment in the ReNew Global Shares, such as the tax consequences under state, local and other (for example, non-Indian) tax laws.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE BUSINESS COMBINATION AND AN EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE EFFECTS OF INDIA TAX LAWS.

Residence

For the purpose of the ITA, an individual is considered to be a resident of India during fiscal year if he is in India for at least 182 days in a particular year or at least 60 days in a particular year and for a period or periods aggregating at least 365 days in the preceding four (4) years. However, the 60 days period shall be read as 182 days in the case of (i) a citizen of India who leaves India in the previous year for employment outside India, or (ii) a citizen of India or a person of Indian origin who being outside India visits India and does not have India sourced income of more than Rs. 1,500,000 in the relevant year. The 60 days period shall be read as 120 days in the case of a citizen of India or a person of India origin living who being outside India comes on visit to India and has India sourced income of more than Rs. 1,500,000 in the relevant year. A company is considered to be resident in India if (i) it is incorporated in India or (ii) its place of effective management is in India. Comprehensive guidelines for determination of place of effective management have been issued by the Indian Income Tax department, the Indian Income Tax department has further clarified that guidelines regarding the place of effective management shall not be applicable to companies having turnover or gross receipts of Rs. 500 million or less in a financial year. Individuals and companies who are not residents of India based on the above-mentioned criteria are treated as non-residents.

Taxation of Sale of the ReNew Global Shares

As per the provisions of the ITA, income arising to a non-resident in India through the transfer of a capital asset being shares or interest in a company or entity registered or incorporated outside India, is subject to tax in India, if such share or interest derives, directly or indirectly, its value substantially from the assets located in India. The share or interest in a company or entity registered or incorporated outside India is deemed to be deriving substantial value from the assets located in India if, on the specified date, the value of such assets (i) represents at least 50% of the value of all assets owned by the company or entity, and (ii) exceeds the amount of 100 million rupees. An exception is available under the ITA for shareholders who neither hold more than 5% of voting power or share capital or interest in the company or the entity as the case may be, nor hold any right of management or control in the company or the entity either individually or together with its associated enterprises (as defined under the ITA), at any time in 12 months preceding the date of transfer. Similarly, non-residents from a jurisdiction with whom India have a tax treaty may evaluate the benefit available under such tax treaty, if any.

Accordingly, the shareholders of ReNew Global who are non-residents of India will be subject to tax in India at the time of transfer of shares in ReNew Global if ReNew Global derives substantial value from the assets located in India unless the relevant shareholder is eligible for the exemption as discussed above under the ITA or the applicable tax treaty. As on the date of the Exchange, ReNew Global derives substantial value from India. ReNew Global Shares will be considered as long-term capital assets if they are held for a period of more than 24 months otherwise they will be considered as short-term capital assets. ITA provides that income by way of long term capital gains arising from the transfer of ReNew Global Shares by the nonresident shareholder is taxable at the rate of 10.0% plus applicable surcharge and education cess; short term capital gains on such a transfer is taxed at the rate of 30.0% (40.0% in case of a foreign company) plus applicable surcharge and education cess. The buyer of ReNew Global Shares would have an obligation to withhold applicable tax and deposit such tax with the Indian Income Tax treasury.

Taxation of Dividends

Dividend distributed by an Indian company is taxable in the hands of its shareholders. The Indian company is required to withhold tax at 10.0% prior to distribution of dividend to Indian resident shareholders and at 20.0% plus applicable surcharge and cess prior to distribution of dividend to non-Indian resident shareholders subject to benefit, if any, under applicable double taxation avoidance agreement. Accordingly, where ReNew Global receives dividend on equity shares held in the Indian company, ReNew Global will be subject to an Indian withholding tax of 20.0% (plus surcharge and cess) subject to ReNew Global being eligible to reduced rate of 10.0% under the India-UK double taxation avoidance agreement. Any dividend distribution by ReNew Global to its non-resident shareholders shall not be subject to tax in India.

Taxation of Sale of the Equity Shares

Sale of equity shares held by ReNew Global in an Indian company held as capital asset shall be subject to capital gains tax in India. Capital gains accruing to ReNew Global on the sale of unlisted equity shares, whether to an Indian resident or to a person resident outside India and whether in India or outside India, shall be taxed at the rate of 10.0% (plus surcharge and cess) where the shares have been held for a period of more than 24 months otherwise at the rate of 40.0% (plus surcharge and cess). The buyer of such shares would have an obligation to withhold applicable tax and deposit such tax with the Indian Income Tax treasury.

MAT

As per the ITA, if the tax payable by a corporate entity is less than 15.0% of its book profits, it shall be liable to pay MAT at the rate of 15.0% (plus applicable surcharge and cess) of such book profit.

The MAT provisions are not applicable to a foreign company if, (a) it is a resident of a country with which India has a tax treaty and it does not have a Permanent Establishment in India; or (b) it is a resident of a country with which India does not have a tax treaty and is not required to seek registration under the Indian corporate law.

Capital Losses

The losses arising from a transfer of a capital asset in India can only be set off against capital gains and not against any other income in accordance with the ITA. A long-term capital loss may be set off only against a long term capital gain. To the extent the losses are not absorbed in the year of transfer, they may be carried forward for a period of eight years immediately succeeding the year for which the loss was first computed and may be set off against the long-term capital gains assessable for such subsequent years. In order to get the benefit of set-off of the capital losses in this manner, the non-resident investor must file appropriate and timely tax returns in India.

Buy-Back of Securities

Indian companies buying back the shares are liable to pay tax on the distributed income at 20.0% (plus applicable surcharge and cess). Distributed income is computed as (i) consideration paid by the Indian company on buy back of shares reduced by the (b) amount that was received by the Indian company on issue of such shares. The shareholders shall be exempt from any further Indian tax on the buy-back of shares by the Indian company. Accordingly, ReNew Global on buy back of its shares held in the Indian company by the Indian company would be exempt from Indian tax whereas the Indian company would be liable to pay tax at 20.0% (plus applicable surcharge and cess). The tax on the distributed income by the Indian company shall be treated as the final payment of tax in respect of the said income and no further credit in India therefore shall be claimed in respect of the amount of tax so paid.

Effects of the Business Combination

The ITA provides that profits and gains arising from the transfer of a capital asset shall be charged to tax as income under the head capital gains in the year in which transfer takes place. Transfer has been defined, inter alia, to include sale or exchange of an asset. Transfer of shares of the Indian company to ReNew Global shall be subject to capital gains tax in the hands of the shareholders of the Indian company who will be transferring such shares under the provisions of the ITA. To the extent such shareholders are Indian residents, ReNew Global shall not be required to withhold tax on transfer of shares of the Indian Company to ReNew Global. In case of non-residents from an Indian perspective, ReNew Global shall have an obligation to withhold applicable tax and deposit such tax with the Indian Income Tax treasury. The above-mentioned capital gains tax implications in the hands of the non-resident shareholders under the ITA may be subject to tax treaty benefit, if any, under the relevant tax treaty between India and the country of residence of relevant non-resident shareholder transferring shares of such Indian company. Therefore, to the extent the non-resident shareholders transferring the shares in the Indian company are tax residents of a jurisdiction where under the applicable tax treaty, capital gains are not taxable in India, ReNew Global shall not be required to withhold taxes on the transfer of shares of the Indian company to ReNew Global.

Shares of the Indian company will be considered as long-term capital assets if they are held for a period of more than 24 months otherwise they will be considered as short-term capital assets. ITA provides that income by way of long-term capital gains arising from the transfer of such shares by non-residents shall be taxable at the rate of 10.0% (plus applicable surcharge and education cess); short term capital gains on such a transfer is taxed at the rate of 30.0% (40.0% in case of a foreign company) plus applicable surcharge and education cess.

General Anti Avoidance Rule

Under the General Anti Avoidance Rule, or “GAAR” of ITA, the Indian tax authority may declare an arrangement as an impermissible avoidance arrangement if the main purpose of such an arrangement is to obtain a tax benefit and the arrangement is not entered at arm’s length, results in misuse/abuse of provisions of ITA, lacks commercial substance or the is entered into by means or in a manner not ordinarily employed for bona fide business purpose. If any of the transactions are found to be ‘impermissible avoidance arrangements’ under GAAR, it could result in denial of tax benefit under the ITA and / or under the applicable double taxation avoidance agreement, amongst other consequences and the business may be affected.

Stamp Duty

An Indian company issuing equity shares is required to pay stamp duty in accordance with the applicable state/ union territory specific Indian stamp duty law. A sale of equity shares of an Indian company by a shareholder, either physically or in dematerialized mode, will be subject to Indian stamp duty at the rate of: (a) 0.015% of the market value of equity shares if the transfer of equity shares is on delivery basis; and (b) 0.003% of the market value of equity shares if the transfer of equity shares is on non-delivery basis. As per the Indian stamp duty law, such duty is required to be borne by the transferor of the equity shares.

Tax Credit

A non-resident investor may be entitled to a tax credit with respect to any withholding tax paid by the Indian company or any other person for such non-resident investor’s account in accordance with the applicable laws of the applicable jurisdiction.

Material Cayman Islands Tax Considerations

The following is a discussion on certain Cayman Islands income tax consequences of an investment in shares of a Cayman Islands company. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law. On this basis, the following discussion is the opinion of Maples, Cayman Islands counsel.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE BUSINESS COMBINATION AND AN EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE EFFECTS OF CAYMAN ISLANDS TAX LAWS.

Under Existing Cayman Islands Laws

Payments of dividends and capital in respect of RMG II Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporate tax.

The Cayman Islands currently has no income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of RMG II’s securities or on an instrument of transfer in respect of its securities.

RMG II has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and received an undertaking from the Financial Secretary of the Cayman Islands in the following form:

The Tax Concessions Law

(As Revised)

Undertaking as to Tax Concessions

In accordance with the provision of section 6 of The Tax Concessions Law (2018 Revision), the Financial Secretary undertakes with RMG Acquisition Corporation II, or “the company.”

1. That no law which is hereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the company or its operations; and

2. In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

2.1	on or in respect of the shares, debentures or other obligations of the company; or

2.2	by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Law (As Revised).

3.	These concessions shall be for a period of 20 years from the date of the certificate.

AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION PROPOSAL

The Amended and Restated Memorandum and Articles of Association Proposal, if approved, will approve the RMG II A&R Articles, substantially in the form attached as Exhibit F to the Business Combination Agreement, which, as so amended and restated, will become effective at the Merger Effective Time (as that term is defined in the Business Combination Agreement) and will be the memorandum and articles of association of RMG II, until thereafter amended in accordance with the terms thereof and the Companies Act (As Revised of the Cayman Islands).

The approval of the Business Combination Proposal and the Merger Proposal is a condition to the adoption of the Amended and Restated Memorandum and Articles of Association Proposal. Accordingly, if the Business Combination Proposal and the Merger Proposal are not approved, the Amended and Restated Memorandum and Articles of Association Proposal will not be presented at the RMG II General Meeting.

A copy of the proposed RMG II A&R Articles, as will be in effect assuming approval of the Amended and Restated Memorandum and Articles of Association Proposal and upon consummation of the Merger, is attached to this proxy statement/prospectus as Annex C.

Full Text of the Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that upon the Effective Date (as defined in the Plan of Merger):

(a) the authorized share capital of RMG II be changed as follows: from $55,500 divided into 500,000,000 Class A ordinary shares of a par value of $0.0001 each, 50,000,000 Class B ordinary shares of a par value of $0.0001 each and 5,000,000 preference shares of a par value of $0.0001 each to $50,000 divided into 500,000,000 shares of a par value of $0.0001 each by the re-designation of the 500,000,000 Class A ordinary shares of a par value of $0.0001 each into 500,000,000 ordinary shares of a par value of $0.0001 each, the cancellation of the 50,000,000 Class B ordinary shares of a par value of $0.0001 each and the cancellation of 5,000,000 preference shares of a par value of $0.0001 each; and

(b) the Amended and Restated Memorandum and Articles of Association of RMG II currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association annexed to the proxy statement/prospectus in respect of the extraordinary general meeting as Annex C.”

Vote Required for Approval

The approval of the Amended and Restated Memorandum and Articles of Association Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of the holders of two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Recommendation of the Board

THE RMG II BOARD UNANIMOUSLY RECOMMENDS THAT RMG II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION PROPOSAL.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the RMG II Board to submit a proposal to adjourn the RMG II General Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes to authorize RMG II to consummate the Business Combination and each other matter to be considered at the RMG II General Meeting or if holders of the RMG II Class A Shares have elected to redeem an amount of RMG II Class A Shares such that the Minimum Cash Condition would not be satisfied. In no event will RMG II solicit proxies to adjourn the RMG II General Meeting or consummate the Business Combination beyond the date by which it may properly do so under the RMG II articles of association and Cayman Islands law. The purpose of the Adjournment Proposal is to provide more time for the holders of RMG II Class B Shares, RMG II’s officers and directors, ReNew India or the Major Shareholders to make purchases of RMG II Class A Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the Business Combination Proposal and the other proposals to be voted upon at the RMG II General Meeting and to meet the requirements that are necessary to consummate the Business Combination. For the avoidance of doubt, even if the Adjournment Proposal is approved, neither ReNew India nor any of the Major Shareholders will be obligated to make any such purchases or other arrangements. See the section titled “The Business Combination Proposal—Interests of RMG Sponsor II and RMG II’s Directors and Officers in the Business Combination.”

In addition to an adjournment of the RMG II General Meeting upon approval of the Adjournment Proposal, the RMG II Board is empowered under Cayman Islands law to postpone the meeting at any time prior to the meeting being called to order. In such event, RMG II will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its shareholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If the Adjournment Proposal is presented to the RMG II General Meeting and is not approved by the shareholders, the RMG II Board may not be able to adjourn the RMG II General Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the RMG II General Meeting to approve the proposals. In such event, the Business Combination would not be completed.

Full Text of the Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates to be determined by the chairman of the general meeting, if necessary, to permit further solicitation and vote of proxies be confirmed, ratified and approved in all respects.”

Vote Required for Approval

The approval of the Adjournment Proposal (if presented) will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

THE RMG II BOARD UNANIMOUSLY RECOMMENDS THAT RMG II SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL, IF PROPOSED.

INFORMATION RELATED TO RENEW GLOBAL

ReNew Global is a public limited company incorporated under the laws of England and Wales (company number 13220321) and its affairs will be governed by the ReNew Global A&R Articles, the U.K. Companies Act 2006 and English law. ReNew Global was incorporated as a private limited company in the United Kingdom on February 23, 2021 and re-registered as a public limited company in the United Kingdom on May 12, 2021.

ReNew Global was incorporated with an aggregate share capital of $0.01 divided into one share of $0.01 per share. ReNew Global has since issued 50,000 redeemable preference shares of £1.00 each. These shares represent all ReNew Global shares that are currently issued and outstanding. For descriptions of ReNew Global securities after the Business Combination, please see the section titled “Description of ReNew Global Securities.”

ReNew Global was formed for the purpose of making acquisitions and investments, with the objective of acting as the publicly traded holding company for its investee entities in the areas of renewable energy.

As of the consummation of the Business Combination and pursuant to the Shareholders Agreement, the number of directors of ReNew Global will be 10 persons, six of whom shall be independent directors (including at least two female independent directors). On or following the Closing Date, pursuant to the terms and conditions of the ReNew Global Shareholders Agreement, each of the Founder Investors (acting together), GSW, Platinum Cactus, CPP Investments and RMG II shall be entitled to appoint one director to the ReNew Global Board.

The mailing address of ReNew Global’s registered office is C/O Vistra (UK) Ltd, 3rd Floor, 11-12 St James’s Square, London SW1Y 4LB, United Kingdom. After the consummation of the Business Combination, its principal executive office will be that of ReNew Power, Commercial Block-1, Zone 6, Golf Course Road, DLF City Phase-V, Gurugram-122009, Haryana, India , and its telephone number will be (+91) 124 489 6670.

INFORMATION RELATED TO RMG II

Introduction

RMG II was incorporated on July 28, 2020 in order to serve as a vehicle for the acquisition of a target business. RMG II’s efforts to identify a prospective target business were not limited to any particular industry or geographic region. Prior to executing the Business Combination Agreement with ReNew India, RMG II’s efforts were limited to organizational activities, completion of its IPO and the evaluation of possible business combinations.

In July 2020, RMG Sponsor II subscribed for an aggregate of 10,062,500 Class B ordinary shares, par value $0.0001 per share, or “RMG II Founder Shares,” for an aggregate purchase price of $25,000, or approximately $0.002 per share. On December 2, 2020, RMG Sponsor II effected a surrender of 2,875,000 RMG II Founder Shares to the Company for no consideration. On December 9, 2020, the Company effected a share split with respect to the RMG II Founder Shares, resulting in an aggregate increase in the total number of Class B ordinary shares outstanding to 8,625,000 shares.

Initial Public Offering

On December 14, 2020, RMG II consummated its IPO of 34,500,000 RMG II Units, each RMG II Unit consisting of one Class A ordinary share and one-third of one RMG II Warrant, each whole RMG II Warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, which included the full exercise by the underwriters of the over-allotment option. The RMG II Units were sold at an offering price of $10.00 per RMG II Unit, generating gross proceeds of $345,000,000. BofA Securities and Barclays Capital acted as the representatives of the underwriters for the IPO. The Class A ordinary shares and RMG II Warrants comprising the RMG II Units commenced separate trading on February 1, 2021.

Simultaneously with the consummation of the IPO, RMG II consummated a private placement of an aggregate of 7,026,807 warrants to RMG Sponsor II. The Private Placement Warrants were sold at an offering price of $1.50 per warrant, generating gross proceeds of $10,540,211. The Private Placement Warrants are identical to the RMG II Warrants sold in the IPO except that, so long as they are held by RMG Sponsor II or its permitted transferees, (1) they will not be redeemable by the Company; (2) they (including the shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by RMG Sponsor II until 30 days after the completion of RMG II’s initial business combination; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the shares issuable upon exercise of these warrants) are entitled to registration rights.

Offering Proceeds Held in Trust

The net proceeds from the IPO (including the exercise of the over-allotment option), plus the net proceeds from the private placement of Private Placement Warrants, or an aggregate of $345,000,000, were placed in a Trust Account at Citibank, N.A., with Continental Stock Transfer & Trust Company acting as trustee.

Except as described in the prospectus for RMG II’s IPO and in the section titled “RMG II’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination and RMG II’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the required time period.

Fair Market Value of Target Business

Nasdaq listing rules require that RMG II’s Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the trust account

(excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account). RMG II’s board of directors determined that this test was met in connection with the proposed Business Combination.

Shareholder Approval of Business Combination

RMG II is seeking shareholder approval of the Business Combination at the extraordinary general meeting, at which shareholders may elect to redeem their shares, regardless of if or how they vote in respect of the Business Combination Proposal, into their pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to RMG II (net of taxes payable, expenses relating to the administration of the trust account and limited withdrawals for working capital), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any). RMG II will consummate the Business Combination only if it has net tangible assets of at least $5,000,001 upon such consummation and the Minimum Cash Condition is met. Accordingly, in connection with the Business Combination with ReNew India, RMG II public shareholders may seek to have their RMG II Class A ordinary shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with the Meeting

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares without the prior consent of RMG II. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares held by them, then any such shares in excess of that 15% limit would not be redeemed for cash without the prior consent of RMG II.

RMG Sponsor II and each director and officer of RMG II have agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby and waive their redemption rights in connection with the consummation of the Business Combination with respect to any RMG II Founder Shares and ordinary shares held by them, subject to the terms and conditions contemplated in the letter agreement, dated as of December 9, 2020. The RMG II Founder Shares and any ordinary shares held by RMG Sponsor II (including RMG II’s directors and officers) will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, RMG Sponsor II (including RMG II’s directors and officers) owns 20% of the issued and outstanding ordinary shares. If RMG II is not able to complete the Business Combination with ReNew India or another business combination by December 14, 2022, then RMG Sponsor II and each director and officer of RMG II will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding RMG II or RMG II’s securities, RMG II or its directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Business Combination Proposal. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of RMG II’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that RMG Sponsor II or its directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Business Combination Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Merger Proposal and the Amended and Restated Memorandum and Articles of Association Proposal, (3) satisfaction of the requirement that the Minimum Cash Condition is satisfied, (4) otherwise limiting the number of public shares electing to redeem and (5) RMG II’s net tangible assets (as determined in accordance with Rule 3a5 1(g)(1) of the Exchange Act) being at least $5,000,001.

Sponsor Loan

RMG Sponsor II may make working capital loans to RMG II, of which up to $1,500,000 may be converted into warrants of RMG II, at the price of $1.50 per warrant at the option of RMG Sponsor II. RMG II may use a portion of working capital held outside the Trust Account to repay such loaned amounts to RMG Sponsor II or its affiliates in relation to the Business Combination.

Liquidation if No Business Combination

If RMG II has not completed the Business Combination with ReNew India by December 14, 2022 and has not completed another business combination by such date, in each case, as such date may be extended pursuant to RMG II’s Cayman Constitutional Documents, RMG II will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem all of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable, expenses relating to the administration of the trust account and limited withdrawals for working capital), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of RMG II’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

RMG Sponsor II has entered into a letter agreement with RMG II, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their RMG II Class B ordinary shares if RMG II fails to complete its business combination within the required time period. However, if RMG Sponsor II (including RMG II’s directors and officers) owns any public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if RMG II fails to complete its business combination within the allotted time period.

RMG Sponsor II and RMG II’s directors and officers have agreed, pursuant to a written agreement with RMG II, that they will not propose any amendment to the Cayman Constitutional Documents (A) to modify the substance or timing of RMG II’s obligation to allow for redemption in connection with RMG II’s initial business combination or to redeem 100% of its public shares if it does not complete its business combination by January 30, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless RMG II provides its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest will be net of taxes payable, expenses relating to the administration of the trust account and limited withdrawals for working capital), divided by the number of then outstanding public shares. However, RMG II may not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 following such redemptions.

RMG II expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the trust account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing RMG II’s plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, expenses relating to the administration of the trust account and limited withdrawals for working capital, RMG II may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

The proceeds deposited in the trust account could, however, become subject to the claims of RMG II’s creditors which would have higher priority than the claims of RMG II’s public shareholders. RMG II cannot assure you that the actual per-share redemption amount received by public shareholders will not be substantially less than $10.00. See “Risk Factors—Risks Relating to RMG II and the Business Combination—If third parties bring claims against RMG II, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share” and other risk factors contained herein. While RMG II intends to pay such amounts, if any, RMG II cannot assure you that RMG II will have funds sufficient to pay or provide for all creditors’ claims.

Although RMG II will seek to have all vendors, service providers (other than RMG II’s independent auditors), prospective target businesses and other entities with which RMG II does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of RMG II’s public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against RMG II’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, RMG II’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to RMG II than any alternative. Examples of possible instances where RMG II may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where RMG II is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with RMG II and will not seek recourse against the trust account for any reason. Upon redemption of RMG II’s public shares, if RMG II has not completed RMG II’s initial business combination within the required time period, or upon the exercise of a redemption right in connection with RMG II’s initial business combination, RMG II will be required to provide for payment of claims of creditors that were not waived that may be brought against RMG II within the 10 years following redemption. In order to protect the amounts held in the trust account, RMG Sponsor II has agreed that it will be liable to RMG II if and to the extent any claims by a third party (other than RMG II’s independent auditors) for services rendered or products sold to us, or a prospective target business with which RMG II has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, expenses relating to the administration of the trust account and limited withdrawals for working capital, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under RMG II’s indemnity of the underwriters of RMG II’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then RMG Sponsor II will not be responsible to the extent of any liability for such third-party claims. RMG II has not independently verified whether RMG Sponsor II has sufficient funds to satisfy its indemnity obligations and RMG II believes that RMG Sponsor II’s only assets are securities of RMG II and, therefore, RMG Sponsor II may not be able to satisfy those obligations. None of RMG II’s other directors or officers will indemnify it for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, expenses relating to the administration of the trust account and limited withdrawals for working capital, and RMG Sponsor II asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, RMG II’s independent directors would determine whether to take legal action against RMG Sponsor II to enforce its indemnification obligations. While RMG II currently expects that RMG II’s independent directors would take legal action on RMG II’s behalf against RMG Sponsor II to enforce its indemnification obligations to us, it is possible that RMG II’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, RMG II cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per share. See “Risk Factors—Risks Relating to RMG II and the Business Combination—If third parties bring claims against RMG II, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share” and other risk factors contained herein.

RMG II will seek to reduce the possibility that RMG Sponsor II will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than RMG II’s independent auditors), prospective target businesses and other entities with which RMG II does business execute agreements with RMG II waiving any right, title, interest or claim of any kind in or to monies held in the trust account. RMG Sponsor II will also not be liable as to any claims under RMG II’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act.

If RMG II files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against it that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in RMG II’s insolvency estate and subject to the claims of third parties with priority over the claims of RMG II’s shareholders. To the extent any insolvency claims deplete the trust account, RMG II cannot assure you RMG II will be able to return $10.00 per share to RMG II’s public shareholders. Additionally, if RMG II files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against RMG II that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a bankruptcy court could seek to recover some or all amounts received by RMG II’s shareholders. Furthermore, RMG II’s board of directors may be viewed as having breached its fiduciary duty to RMG II’s creditors or may have acted in bad faith, and thereby exposing itself and RMG II to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. RMG II cannot assure you that claims will not be brought against it for these reasons.

RMG II’s public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of: (1) RMG II’s completion of an initial business combination, and then only in connection with those RMG II Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein; (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of RMG II’s obligation to allow redemption in connection with RMG II’s initial business combination or to redeem 100% of the public shares if RMG II does not complete RMG II’s initial business combination by December 14, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (3) the redemption of the public shares if RMG II has not completed an initial business combination by December 14, 2022, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of RMG II Warrants will not have any right to the proceeds held in the trust account with respect to the RMG II Warrants.

Facilities

RMG II does not own any real estate or other physical properties materially important to its operation. RMG II’s currently maintains its executive offices at 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, Florida 33140. RMG II considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for its current operations. Upon consummation of the Business Combination, the principal executive offices of ReNew Global will be located at ReNew Global will be located at ReNew Power, Commercial Block-1, Zone 6, Golf Course Road, DLF City Phase-V, Gurugram-122009, Haryana, India , and its telephone number will be (+91) 124 489 6670.

Employees

RMG II has four executive officers. Members of RMG II’s management team are not obligated to devote any specific number of hours to RMG II’s matters but they intend to devote as much of their time as they deem necessary to RMG II’s affairs until RMG II has completed RMG II’s initial business combination. The amount of time that any members of RMG II’s management team will devote in any time period will vary based on whether a target business has been selected for RMG II’s business combination and the current stage of the business combination process.

Immediately after the Closing, RMG II will continue to exist as a wholly-owned subsidiary of ReNew Global. ReNew Global’s board of directors may, however, in its judgment, determine to dissolve RMG II at any time.

RMG II’s Current Directors and Executive Officers

RMG II’s current directors and executive officers are as follows:

Name	Age	Title
D. James Carpenter	54	Chairman and Director
Robert S. Mancini	63	Chief Executive Officer and Director
Philip Kassin	63	President, Chief Operating Officer and Director
Wesley Sima	33	Chief Financial Officer
Craig Broderick	62	Director
W. Grant Gregory	80	Director
W. Thaddaeus Miller	70	Director
Catherine D. Rice	61	Director

D. James Carpenter has been RMG II’s Chairman since inception. Mr. Carpenter has also served as the Chairman of the Board of Directors of RMG I from October 2018 through its business combination with Romeo Power in December 2020. He has also served as the chairman and a director of RMG III since its inception in December 2020 and as the Executive Chairman of RMG IV, RMG V, RMG VI and RMG VII and a director of RMG IV since each company’s inception in February 2021. Mr. Carpenter is the Founder and has been Chief Executive Officer of Riverside Management Group, LLC (“Riverside”) for 24 years. From 2002 to 2004, Mr. Carpenter served as the Chief Executive Officer of Horsehead Industries (renamed American Zinc Recycling), the largest zinc recyclers and producers in the U.S. Mr. Carpenter was a founding investor and has served as a longtime advisor, and since 2016 has served as a board member of Allied Resource Corp, a clean water and clean energy company. He is a founder of Mohegan Energy where he led the capital formation for the acquisition of Met Resources. Mr. Carpenter earned his B.A. from Boston University in 1989. He also has FINRA Series 24, 63 and 79 licenses.

Robert S. Mancini has been RMG II’s Chief Executive Officer and a director since inception. He has also served as the Chief Executive Officer and a director of RMG I from October 2018 through its business combination with Romeo Power in December 2020, and serves as chairman of the board of directors of Romeo

Power. He has also served as the Chief Executive Officer and a director of RMG III since its inception in December 2020 and as the Chief Executive Officer of RMG IV, RMG V, RMG VI and RMG VII and a director of RMG V since each company’s inception in February 2021. From June 2018 to December 2018, Mr. Mancini served as a Senior Advisor to Carlyle Power Partners and was a Partner and a Managing Director with The Carlyle Group and head or co-head of Carlyle’s power investment business from December 2012 until June 2018. Prior to joining Carlyle, from June 1993 to December 2012, Mr. Mancini was an employee of Goldman Sachs & Co., and from November 1999 through December 2012 was a Managing Director at Goldman Sachs & Co. From December 2003 to December 2012, Mr. Mancini led or co-led Goldman Sach’s on-balance sheet power asset investment business. During that period Goldman Sachs conducted most of its power asset investment business through its wholly owned subsidiary, Cogentrix Energy LLC, where Mr. Mancini served in various capacities, including as the President, co-President and Chief Executive Officer and serving as a member of the Board. Mr. Mancini was instrumental in the formation of and Goldman’s entry into the power asset investment business in 2003 and he was also responsible for the creation of Goldman’s proprietary Commodities Principal Investment business in 2006, where he led investments on Goldman’s behalf in companies involved in the processing, production and logistics for a broad range of commodities including base, precious and specialty metals, oil, gas, coal and other energy related raw materials, as well as CO2 offsets and mitigation. Prior to 2003, Mr. Mancini was a member of the legal department where he eventually became the Deputy General Counsel of the Securities Division. During his tenure at Goldman, Mr. Mancini sat on several committees including the firm wide Risk Committee, Operational Risk Committee, and Divisional Risk Committee, as well as several portfolio company boards. Prior to joining Goldman, Mr. Mancini spent nine years in private practice as a lawyer with Debevoise and Plimpton, where he established that firm’s derivatives practice. Mr. Mancini received his J.D. from New York University School of Law in 1984, where he was a member of Law Review, and received his B.A. degree from Binghamton University in 1980.

Philip Kassin has been RMG II’s President and Chief Operating Officer and a director since inception. He has also served as the president, chief operating officer and a director of RMG I from October 2018 through its business combination with Romeo Power in December 2020, and will serve as a director of Romeo Power. He has also served as the President, Chief Operating Officer and a director of RMG III since its inception in December 2020 and as the President and Chief Operating officer of RMG IV, RMG V, RMG VI and RMG VII since each company’s inception in February 2021. From August 2016 to October 2016, Mr. Kassin was a Managing Director and Head of M&A and Financing at M-III Partners and has over 35 years of experience as both an advisor and investor in public and private equity. At M-III Partners, he completed a $345 million SPAC transaction for M-III Acquisition Corp., successfully acquiring Infrastructure and Energy Alternatives (NASDAQ: IEA) from Oaktree Capital Management, and serving on its Board from March 2018 to September 2018. Prior to joining M-III Partners, Mr. Kassin was a Senior Managing Director at Evercore from July 2010 to April 2016, specializing in chemicals and energy. Prior to Evercore, from September 2005 to July 2010, Mr. Kassin was the Head of M&A and Financing for Access Industries, a privately held industrial group which focused on natural resources and chemicals, media and telecommunications, technology and e-commerce and real estate. Mr. Kassin also served as a Supervisory Board Member of Basell Polyolefins from 2005 to 2007 and as a Supervisory Board Member of LyondellBasell Industries from 2007 to 2010, where he also served as Chairman of the Finance and Investment Committee and Chairman of the Audit Committee. Earlier in his career, Mr. Kassin held senior investment banking roles at Morgan Stanley, Goldman Sachs, Merrill Lynch and AIG. He was also a Partner at PwC where he was responsible for its energy M&A consulting practice. Mr. Kassin started his career as a utilities analyst at Standard & Poor’s. Mr. Kassin earned an M.P.A. from the Maxwell School at Syracuse University and a B.A, in Policy Studies from Syracuse University. He also has FINRA Series 24, 63 and 79 Qualifications.

Wesley Sima is currently the Chief Financial Officer of RMG Acquisition Corporation II. Mr. Sima is currently the Chief Financial Officer of RMG III, RMG IV, RMG V, RMG VI and RMG VII. In February 2019, Mr. Sima joined RMG I as a consultant, functioning as Treasurer and Controller as well as being a member of RMG I’s deal execution team through its business combination with Romeo Power in December 2020. From August 2016 to January 2019, Mr. Sima served as a Vice President of M-III Partners, completing a $345 million

SPAC transaction for M-III Acquisition Corp., the special purpose acquisition vehicle of M-III Partners, acquiring Infrastructure and Energy Alternatives (NASDAQ: IEA) from Oaktree Capital Management and executing three successful follow-on acquisitions, while also advising M-III Partners’ largest financial advisory client, Sears Holdings Corp. (formerly NASDAQ: SHLD), for two years on its capital restructuring and bankruptcy process. From 2014 to 2016, Mr. Sima was a member of ING Capital LLC’s Natural Resources Project Finance, Corporate Finance, and Advisory deal teams in New York City. Mr. Sima began his professional career in 2012 as a member of both the finance and corporate development teams at Entegra Power Group, formerly an independent power producer and owner/operator of multiple natural gas related assets, based in Tampa, FL. Mr. Sima earned his Master of Business Administration and dual B.S. in Finance and Marketing from the Florida State University, graduating in 2012 and 2010 respectively.

Craig Broderick has been a director of RMG II since December 2020. Mr. Broderick has served as a director of RMG I from February 2019 through its business combination with Romeo Power in October 2020 and RMG III since February 2020 and has also been named as a director in connection with the initial public offerings of RMG V, RMG VI and RMG VII. Mr. Broderick is a Senior Director of Goldman, Sachs & Co., from which he retired as an active employee in January 2018 after a 32-year career. He was most recently the firm’s Chief Risk Officer, a member of its Management Committee, and chair or co-chair of key risk committees. Mr. Broderick reported to the firm’s CEO and was responsible for managing the firm’s Risk Division, which oversees control of the firm’s credit, market, liquidity, operational, model and insurance risks. Prior to his tenure at Goldman, Mr. Broderick was a lending officer at the Chase Manhattan Bank. Mr. Broderick also currently serves as a Director of the Bank of Montreal and of McDermott International. He is also a Senior Advisor to Stone Point Capital, a private equity firm primarily investing in the global financial services industry. Mr. Broderick previously served for nine years as a Trustee of the William and Mary Foundation and was chair of its Investment Committee. Mr. Broderick graduated with a BA in Economics from the College of William and Mary.

W. Grant Gregory has been a director of RMG II since December 2020. Mr. Gregory has served as a director of RMG I from February 2019 through its business combination with Romeo Power in October 2020 and RMG III since February 2020 and has also been named as a director in connection with the initial public offerings of RMG IV, RMG V and RMG VII. He is also the founder, and since December 1987 has served as the Chairman, of Gregory & Hoenemeyer, Inc., a financial advisory firm providing mergers and acquisitions and strategic services to firms, including private equity firms. Mr. Gregory’s expertise includes corporate governance and ethical business practices, mergers and acquisitions and tax policy. Mr. Gregory has served successfully in numerous leadership roles as chairman of the board, chief executive officer, investment banker, merchant banker and director of public, private and nonprofit corporations. Mr. Gregory previously served as a corporate director of NYSE member companies, including Chrysler Corporation until 2007, MCI until 2006 and Renaissance Hotels Inc. until 1997, and he has served as the chairman of the audit, governance and compensation committees for a number of NYSE member companies. Mr. Gregory has also served as chairman of Special Independent Directors Committees for numerous NYSE member companies. He was Vice Chairman of Cerberus Capital Management, L.P. from 2005 until 2011. Mr. Gregory is also a founder of DoubleClick Inc. Mr. Gregory was previously Chairman of the Board of Touche Ross & Co. (Deloitte Touche Tohmatsu), where he worked for 24 years until 1987. Mr. Gregory has served as Executive Co-Chairman of the United States Privatization Council and the U.S. Trade Representative’s Advisory Committee on International Trade in Services. He currently serves as Chairman Emeritus of the National Forest Foundation, Director Emeritus of the Wyoming Wildlife Foundation, Director Emeritus of The National Board of Directors of Junior Achievement, and Director of the Neely Center for Ethical Leadership and Decision Making at the University of Southern California. Mr. Gregory graduated with distinction from the University of Nebraska in 1964, where he was later awarded an Honorary Doctorate of Humane Letters, as well as The Builder Award, the University’s highest non-academic recognition. Mr. Gregory is well qualified to serve on our Board due to his extensive mergers and acquisitions experience and his publicly listed company director experience.

W. Thaddeus Miller has been a director of RMG II since December 2020. Mr. Miller has served as a director of RMG I from February 2019 through its business combination with Romeo Power in October 2020 and RMG III since February 2020 and has also been named as a director in connection with the initial public offerings of RMG IV, RMG V and RMG VI. He has decades of legal and energy industry experience, including substantial experience over the last two decades in power sector mergers and acquisitions, operations and regulatory oversight. In 2006-7, as Executive Vice President and Chief Legal Officer of Texas Genco Inc., he helped lead the merger sale of a large privately held IPP to a public company, having also helped lead the acquisition of Texas Genco a year earlier by five major private equity firms, the largest private equity “club” transaction at the time. From 2002 to 2005, Mr. Miller was a consultant to Texas Pacific Group (now TPG), a private equity firm. From 1998 to 2002, he served as Executive Vice President and Chief Legal Officer of Orion Power, an IPP majority owned by Goldman Sachs, that acquired over 90 power plants in various transactions which he helped lead, as well the company’s IPO and subsequent merger sale. From 1994 to 1998, Mr. Miller was Vice President of Goldman Sachs & Co., where he focused on wholesale electric and other energy commodity trading. Before joining Goldman Sachs & Co., Mr. Miller was a partner with a New York law firm. Mr. Miller earned his Bachelor of Science degree from the United States Merchant Marine Academy, where he has served on the board of directors of the alumni association and foundation, and his Juris Doctor from St. John’s School of Law. In addition, he was an officer in the United States Coast Guard. Mr. Miller is well qualified to serve as a member of the Board due to his extensive experience in mergers and acquisitions and public company management experience.

Catherine D. Rice has been a director of RMG II since December 2020. Ms. Rice has also served as a director of RMG III since February 2020 and has also been named as a director in connection with the initial public offerings of RMG IV, RMG VI and RMG VII. She currently serves as an independent director on the boards of Colony Credit Real Estate (NYSE: CLNC), a commercial real estate credit REIT, and Store Capital Corporation (NYSE: STOR), a net-lease REIT. From 2013 to 2016, she served as a Managing director and Chief Financial Officer and then Senior Managing Director of W.P. Carey Inc. (NYSE: WPC), one of the largest public global net-lease REITs, where she was responsible for financial strategy, public capital-raising initiatives and a company-wide strategic evaluation, and was also a member of the operating and investment committees. Before joining W.P. Carey, Ms. Rice was a partner and a Managing Director at Parmenter Realty Partners, a private real estate investment firm focused on distressed and value-add properties in the southern regions of the U.S. Prior to that, she was the Chief Financial Officer of iStar Inc. (NYSE: STAR), a publicly traded finance company focused on the commercial real estate industry, where she was responsible for financial strategy and capital-raising initiatives, financial reporting and investor relations. Ms. Rice spent the first 16 years of her career as a professional in the real estate investment banking groups of Merrill Lynch, Lehman Brothers and Banc of America Securities. Ms. Rice received a Bachelor of Arts degree from the University of Colorado and a Master of Business Administration from Columbia University.

Number and Terms of Office of RMG II’s Officers and Directors

RMG II’s board of directors consists of seven members and is divided into three classes, Class I, Class II and Class III. Prior to its initial business combination, holders of RMG II’s RMG II Founder Shares have the right to appoint all of its directors and remove members of the board of directors for any reason, and holders of RMG II’s public shares do not have the right to vote on the appointment of directors during such time. Each of RMG II’s directors hold office for a three-year term. Subject to any other special rights applicable to the shareholders, any vacancies on RMG II’s board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of RMG II’s board of directors or by a majority of the holders of RMG II’s ordinary shares (or, prior to RMG II’s initial business combination, holders of RMG II’s RMG II Founder Shares).

RMG II’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. RMG II’s board of directors is authorized to appoint persons to the offices set forth in the Cayman Constitutional Documents, as it deems appropriate. The Cayman

Constitutional Documents provide that RMG II’s officers may consist of a Chairman, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the RMG II board of directors.

Director Independence

Nasdaq listing standards require that a majority of RMG II’s board of directors be independent. An “independent director” is defined generally as a person who is not an executive officer or employee of the company and who, in the board’s opinion, has no relationship which would “interfere with the exercise of independent judgment” in carrying out director responsibilities.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and the listing standards of Nasdaq. In addition, members of RMG II’s compensation committee and nominating and corporate governance committee must also satisfy the independence criteria set forth under the listing standards of Nasdaq.

RMG II’s board has determined that each of Craig Broderick, W. Grant Gregory, W. Thaddeus Miller and Catherine D. Rice is an “independent director” under applicable SEC and Nasdaq rules.

RMG II’s independent directors have regularly scheduled meetings at which only independent directors are present.

Committees of the RMG II Board of Directors

RMG II’s board of directors has three standing committees: an audit committee, a compensation committee and a nominating committee. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee and nominating committee of a listed company each be comprised solely of independent directors.

Audit Committee

RMG II has established an audit committee of the board of directors. Messrs. Gregory and Broderick and Ms. Rice serve as members of RMG II’s audit committee, and Mr. Gregory chairs the audit committee. Under the Nasdaq listing standards and applicable SEC rules, RMG II is required to have at least three members of the audit committee, all of whom must be independent. Each of Messrs. Gregory and Broderick and Ms. Rice meet the independent director standard under Nasdaq listing standards and under Rule 10A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and its Board has determined that Mr. Gregory qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

RMG II has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•

assisting board oversight of (1) the integrity of its financial statements, (2) its compliance with legal and regulatory requirements, (3) its independent auditor’s qualifications and independence, and (4) the performance of its internal audit function and independent auditors;

•	the appointment, compensation, retention, replacement and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•

pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with RMG II in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•

meeting to review and discuss its annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing its specific disclosures under “RMG II’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to RMG II entering into such transaction; and

•

reviewing with management, the independent auditors, and its legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding its financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

RMG II has established a compensation committee of the board of directors. Messrs. Broderick and Miller serve as members of RMG II’s compensation committee. Under the Nasdaq listing standards and applicable SEC rules, RMG II is required to have at least two members of the compensation committee, all of whom must be independent. Messrs. Broderick and Miller are independent and Mr. Broderick chairs the compensation committee.

RMG II has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to its Chief Executive Officer’s compensation, evaluating its Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of its Chief Executive Officer based on such evaluation;

•

reviewing and making recommendations to its Board with respect to the compensation, and any incentive-compensation and equity-based plans that are subject to board approval, of all of its other officers;

•	reviewing its executive compensation policies and plans;

•	implementing and administering its incentive compensation equity-based remuneration plans;

•	assisting management in complying with its proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for RMG II’s officers and employees;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for its officers and employees;

•	producing a report on executive compensation to be included in its annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating Committee

RMG II has established a nominating committee. The members of RMG II’s nominating committee are Messrs. Miller, Broderick and Gregory. Mr. Miller serves as chair of the nominating committee.

RMG II has adopted a nominating committee charter compensation committee charter, which details the principal functions of the nominating committee, including:

•

identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the Board, and recommending to the Board candidates for nomination for appointment at the annual general meeting or to fill vacancies on the Board;

•	developing and recommending to the Board and overseeing implementation of its corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the Board, its committees, individual directors and management in the governance of the company; and

•	reviewing on a regular basis its overall corporate governance and recommending improvements as and when necessary.

The nominating committee charter also provides that the nominating committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

RMG II’s board of directors has adopted corporate governance guidelines in accordance with the corporate governance rules of the Nasdaq that serve as a flexible framework within which Nasdaq’s board of directors and its committees operate. These guidelines cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chairman of the board, chief executive officer and presiding director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of RMG II’s corporate governance guidelines is posted on RMG II’s website.

Director Nominations

RMG II’s nominating and corporate governance committee will recommend to the board of directors candidates for nomination for appointment at the annual general meeting. RMG II has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the RMG II Board considers educational background, diversity of professional experience, knowledge of it business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of its shareholders. Prior to RMG II’s initial business combination, holders of its public shares will not have the right to recommend director candidates for nomination to RMG II’s Board.

Compensation Committee Interlocks and Insider Participation

None of RMG II’s officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on RMG II’s compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on RMG II’s board of directors.

Code of Ethics

RMG II has adopted a Code of Ethics applicable to its directors, officers and employees. RMG II has made copies of its Code of Ethics and its Audit Committee Charter available on its website, www.rmgacquisition.com/rmgii. You can review RMG II’s public filings at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Ethics is available will be provided without charge upon request from RMG II. RMG II intends to disclose any amendments to or waivers of certain provisions of its Code of Ethics in a Current Report on Form 8-K.

Legal Proceedings

There is no material litigation currently pending or contemplated against RMG II, any of its officers or directors in their capacity as such or against any of its property, although we understand that certain law firms have made public statements about carrying out “investigations” in connection with the transaction and four such firms have circulated a letter requesting enhanced disclosure regarding the transaction.

Periodic Reporting and Audited Financial Statements

RMG II has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, RMG II’s annual reports contain financial statements audited and reported on by RMG II’s independent registered public accounting firm. RMG II has filed with the SEC its Quarterly Report on Form 10-Q covering the quarter ended September 30, 2020 and its Annual Report on Form 10-K covering the year ended December 31, 2020.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RMG II’S FINANCIAL CONDITION

AND RESULTS OF OPERATIONS.

References in this section to the “Company,” “our,” “us” or “we” refer to RMG Acquisition Corporation II. The following discussion and analysis of the RMG II’s financial condition and results of operations should be read in conjunction with the audited financial statements and the notes related thereto which are included elsewhere in this proxy statement/prospectus. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We are a blank check company incorporated as a Cayman Islands exempted company on July 28, 2020 (date of inception) for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (the “Business Combination”). We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies. Our sponsor is RMG Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”).

Our registration statement for our initial public offering (the “Initial Public Offering”) was declared effective on December 9, 2020. On December 14, 2020, we consummated our Initial Public Offering of 34,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including 4,500,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.7 million, inclusive of approximately $12.1 million in deferred underwriting commissions and $400,000 in deferred legal fees.

Simultaneously with the closing of our Initial Public Offering, we consummated the private placement (“Private Placement”) of 7,026,807 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to our Sponsor, generating proceeds of approximately $10.5 million.

Upon the closing of our Initial Public Offering and the Private Placement, $345.0 million ($10.00 per Unit) of the net proceeds of our Initial Public Offering and certain of the proceeds of the Private Placement was held in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act 1940, as amended, or the Investment Company Act, as determined by us, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

If we are unable to complete a Business Combination within 24 months from the closing of our Initial Public Offering, or December 14, 2022 (the “Combination Period”), we will (i) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable, expenses relating to the administration of the trust account and limited withdrawals for working capital), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Results of Operations

Our only activities from inception through March 31, 2021 were those related to our formation, the preparation for our Initial Public Offering and activities in connection with the acquisition of ReNew. We incurred expenses as a result of being a public company (including for legal, financial reporting, accounting and auditing compliance), as well as for due diligence and other merger and acquisition expenses in connection with searching for, and completing, a Business Combination.

For the three months ended March 31, 2021, we had a net income loss of approximately $4.4 million, which consists of changes in the derivative warrant liabilities of approximately $5.2 million, financing costs for our warrant liabilities of approximately $5.2 million and unrealized gain on investments held in the Trust Account of approximately $5,000, partially offset by approximately $773,000 in general and administrative costs.

Liquidity and Capital Resources

As of March 31, 2021, we had approximately $1.7 million in our operating bank account and working capital of approximately $2.3 million. We used these funds primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a Business Combination.

Our liquidity needs prior to the consummation of our Initial Public Offering were satisfied through the payment of $25,000 by our Sponsor to cover certain expenses on behalf of us in exchange for issuance of Founders Shares, and loan proceeds from our Sponsor of approximately $151,000 under the Note (as defined below). We repaid the Note in full on December 15, 2020. Subsequent to the consummation of our Initial Public Offering, our liquidity needs have been satisfied through the net proceeds from the consummation of our Initial Public Offering and our Private Placement held outside of the Trust Account.

Based on the foregoing, management believes that we will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, we will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

In addition, in order to finance transaction costs in connection with a Business Combination, our Sponsor, members of our founding team or any of their affiliates may, but are not obligated to, loan us funds as may be required (“Working Capital Loans”). As of March 31, 2021, there were no amounts outstanding under any Working Capital Loan.

We continue to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the balance sheet. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Related Party Transactions

Founder Shares

In July 2020, our Sponsor paid an aggregate of $25,000 to cover for certain expenses on our behalf in exchange for issuance of 10,062,500 Class B ordinary shares (the “Founder Shares”). On December 2, 2020, our Sponsor effected a surrender of 2,875,000 Class B ordinary shares to us for no consideration. On December 9, 2020, we effected a share split with respect to the Class B ordinary shares, resulting in an aggregate of 8,625,000 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share surrender and the share split. The holders of the Founder Shares agreed to forfeit up to an aggregate of 1,125,000 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units was not exercised in full by the underwriters, so that the Founder Shares would represent 20% of our issued and outstanding shares after our Initial Public Offering. The underwriters exercised their over-allotment option in full on December 14, 2020; thus, the 1,125,000 Founder Shares are no longer subject to forfeiture.

Our Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (i) one year after the completion of our Business Combination; and (ii) subsequent to our Business Combination (x) if the last reported sale price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our Business Combination or (y) the date on which we complete a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Related Party Reimbursements and Loans

Our Sponsor agreed to loan us up to $300,000 to be used for the payment of costs related to our Initial Public Offering pursuant to a promissory note (the “Note”). The Note is non-interest bearing, unsecured and due upon the closing of our Initial Public Offering. As of September 30, 2020, we borrowed approximately $151,000 under the Note. The Note was repaid in full on December 15, 2020.

In addition, in order to finance transaction costs in connection with a Business Combination, our Sponsor, members of our founding team or any of our affiliates may, but are not obligated to, loan us funds as may be required (“Working Capital Loans”). If we complete a Business Combination, we would repay the Working Capital Loans out of the proceeds of the Trust Account released to us. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lenders’ discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, we have no borrowings under the Working Capital Loans.

Administrative Services Agreement

We agreed to pay an affiliate of the Sponsor a total of $40,000 per month for office space, administrative and support services (including salaries). Upon completion of the Business Combination or the our liquidation, we will cease paying these monthly fees. We incurred $120,000 in expenses in connection with such services during the three months ended March 31, 2021 as reflected in the accompanying statement of operations. As of March 31, 2021, we had nil in accrued expenses—related-party in connection with such services.

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations; Quarterly Results

As of March 31, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations other than obligations disclosed herein.

Contractual Obligations

Underwriting Agreement

We granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 4,500,000 additional Units at our Initial Public Offering price less the underwriting discounts and commissions. The underwriters exercised their over-allotment option in full on December 14, 2020.

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $6.9 million in the aggregate, paid upon the closing of our Initial Public Offering. In addition, $0.35 per unit, or approximately $12.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement.

Administrative Services Agreement

Commencing on the effective date of our Initial Public Offering, we agreed to pay an affiliate of our Sponsor a total of $40,000 per month for office space, administrative and support services (including salaries). Upon completion of our Business Combination or our liquidation, we will cease paying these monthly fees.

Critical Accounting Policies and Estimates

This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The company has identified the following as its critical accounting policies:

Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

We issued an aggregate of 11,500,000 common stock warrants associated with Units issued to investors in our Initial Public Offering and the underwriters’ exercise of their overallotment option and we issued 7,026,807 Private Placement Warrants. All of our outstanding warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued in connection with the Initial Public Offering and Private Placement were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Warrants issued in connection with our Initial Public Offering have subsequently been measured based on the listed market price of such warrants.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain on investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information, other than for investments in open-ended money market funds with published daily net asset values (“NAV”), in which case the Company uses NAV as a practical expedient to fair value. The NAV on these investments is typically held constant at $1.00 per unit.

Fair Value of Financial Instruments

Fair value measurements are based on the premise that fair value is an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the following three-tier fair value hierarchy has been used in determining the inputs used in measuring fair value:

Level 1	–	Quoted prices in active markets for identical assets or liabilities on the reporting date.

Level 2	–	Pricing inputs are based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	–	Pricing inputs are generally unobservable and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require management’s judgment or estimation of assumptions that market participants would use in pricing the assets or liabilities. The fair values are therefore determined using factors that involve considerable judgment and interpretations, including, but not limited to, private and public comparables, third-party appraisals, discounted cash flow models, and fund manager estimates.

As of March 31, 2021, the recorded values of cash and cash held in the Trust Account, prepaid expenses, accounts payable, accrued expenses and accrued expenses – related party approximate the fair values due to the short-term nature of the instruments.

Class A ordinary shares Subject to Possible Redemption

Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. Our Class A ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2021 and December 31, 2020, 30,316,882 and 29,874,959, respectively Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Net Earnings (Loss) Per Ordinary Share

Net income (loss) per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period. We have not considered the effect of the warrants sold in the

Public Offering and Private Placement to purchase an aggregate of 18,526,807 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

Our statement of operations includes a presentation of earnings (loss) per share for Redeemable Class A ordinary shares in a manner similar to the two-class method of earnings (loss) per share. Net income per common share, basic and diluted, for Redeemable Class A ordinary shares is calculated by dividing the proportionate share of earnings or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of ordinary shares subject to possible redemption outstanding since original issuance.

Net income or loss per share, basic and diluted, for Non-Redeemable Class A and Class B ordinary shares is calculated by dividing the net income or loss, adjusted for income or loss on marketable securities attributable to Redeemable Class A ordinary shares, by the weighted average number of non-redeemable ordinary shares outstanding for the period.

Non-Redeemable Class A and Class B ordinary shares includes Founder Shares and non-redeemable ordinary shares as these shares do not have any redemption features. Non-Redeemable Class A and Class B ordinary shares participates in the income or loss on marketable securities based on non-redeemable ordinary shares shares’ proportionate interest.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected to irrevocably opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time public companies adopt the new or revised standard. This may make comparison of our financial statements with another emerging growth company that has not opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company”, we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

RENEW INDIA’S BUSINESS

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refers to ReNew India and its subsidiaries.

Overview

We are the largest utility-scale renewable energy solutions provider in India in terms of total commissioned capacity, according to IHS Markit. We operate wind and solar energy projects in India and as of March 31, 2021 we had a total commissioned capacity of 5.60 GW and an additional 4.26 GW of committed capacity which is expected to be commissioned by the year ended March 31, 2023. We were founded in 2011 and are committed to drive a change in India’s energy portfolio by delivering cleaner and smarter energy solutions. We commenced operations in 2012 and our portfolio has grown from a 25.20 MW wind energy project in the state of Gujarat in India to more than 100 wind and solar energy projects with a commissioned and committed capacity of 9.86 GW across nine states in India. We develop, build, own and operate utility-scale wind energy projects, utility-scale solar energy projects, utility-scale firm power projects and distributed solar energy projects, and we are in the process of providing intelligent energy solutions such as peak power supply, round-the-clock supply, storage services, as demonstrated in our recently awarded projects. Further, we also provide energy management services for public utilities, commercial and industrial customers. Our projects are based on proven wind, solar and storage technologies, covered under long-term PPAs with creditworthy offtakers including central government agencies, public utilities (specifically state electricity utilities) and private industrial and commercial consumers in India. We are supported by high quality long-term global investors such as GSW, CPP Investments, Platinum Cactus, JERA and SACEF and we are led by an experienced management team under the leadership of our founder, Chairman and CEO, Sumant Sinha, who has extensive experience across our operational and strategic focus areas.

Our strong track record of organic and inorganic growth is demonstrated by an increase in our operational capacity which has grown 2.8 times in the years ended March 31, 2017 to March 31, 2021. We have achieved our market leading position in the Indian renewable energy industry by delivering grid parity wind and solar energy projects, against the backdrop of Government of India’s policies to promote the growth of renewable energy in India. We have a robust financial position and demonstrated access to diversified pool of capital from Indian and international investors, lenders and other capital providers. Our total income has grown from Rs. 47,902 million in the year ended March 31, 2019 to Rs. 54,491 million in the year ended March 31, 2021. We have been able to sustain our EBITDA margin at over 83% consistently since the year ended March 31, 2019. For a reconciliation EBITDA margin to a IFRS measure, see “ReNew India’s Selected Historical Financial Information – Non-IFRS Financial Measures.”

Our market opportunity

India is the third largest electricity producer and consumer globally and is the fourth largest renewable market globally only behind China, United States, Germany based on installed capacity as of end-2020, according to IHS Markit. The Government of India has set an ambitious target of achieving installed capacity of 450 GW by 2030 and IHS Markit estimates that India’s renewable energy capacity will increase at a CAGR of 12% from 91 GW in 2020 to 287 GW by 2030. IHS Markit also expects India to achieve the fastest annual energy consumption growth of 3.2% between 2020 and 2030, among all major economies on the back of socioeconomic development and sustainable energy policies. Renewable energy as a percentage of total installed capacity is expected to increase from approximately 24% in 2020 to 42% by 2030, according to IHS Markit. India has a healthy pipeline of about 50 GW renewable projects including about 10 GW of onshore wind projects, and about 32 GW of solar PV renewable projects and remaining from hybrid projects, with scheduled commissioning by end of 2022, according to IHS Markit.

Key drivers of growth in renewable energy in India include structural policy reforms in India’s power sector, overall growth in power demand, economically viable tariffs compared to other fuel sources, “must-run”

status to renewable power plants (which means that renewable power that is generated must always be accepted by the grid), fixed price over long-term contracts allowing risk diversification and greater mix of central offtakers in recently awarded projects.

We believe that through our disciplined bidding approach and vast project execution expertise, we are well positioned to tap this potential and grow our capacity through a combination of (i) our committed projects of 4.26 GW which are expected to be commissioned between 2021 to 2023; and (ii) uncontracted pipeline capacity, which will continue to be auctioned by central and state government agencies as part of the Government of India’s objective to achieve India’s renewable energy targets.

Our competitive strengths

Market leadership in India’s high growth renewable energy sector

We are India’s largest and the world’s 13th largest utility-scale renewable energy solutions provider (excluding majority government owned companies except EDF and Orsted) in terms of total commissioned capacity, according to IHS Markit. We have won approximately 6.45 GW of 54.9 GW of wind, solar and firm power capacity awarded by the central and state governments of India since April 2017 corresponding to approximately 12% market share of the capacity awarded, excluding the solar PV manufacturing linked capacity. Approximately 66.9 GW of wind and solar capacity was awarded between April 2017 and December 2020, of which 12.0 GW was linked to solar PV manufacturing, as per IHS Markit. Our operational capacity has grown at a CAGR of 29.1% from 2.01 GW in March 2017 to 5.60 GW in March 2021, and our market share in India has grown from 3.5% to 5.9% of the total renewable installed generating capacity. Total renewable installed generating capacity in India was approximately 57.24 GW and 94.43 GW as of March 31, 2017 and March 31, 2021, respectively, as per Central Electricity Authority.

Project portfolio diversification across resources, geography, offtakers and vendors

Our portfolio of projects is well diversified between wind and solar energy projects across nine states in India. We also enjoy a diversified base of offtakers and vendors. This diversification mitigates the operational volatility due to seasonal weather conditions, reduces concentration risk and places us at an advantage in bidding and winning bids for projects. Our offtakers include central government agencies and public utilities including state electricity utilities, and private industrial and commercial consumers. We focus particularly on the credit profile of our offtakers. As of March 31, 2021, approximately 70% of our total offtakers base comprised of distribution utilities with a credit rating of A+ or A issued by the Ministry of Power, India, and approximately 49% of our offtakers included central agencies such as Solar Energy Corporation of India Ltd., or “SECI” and National Thermal Power Corporation Limited, or “NTPC.” We also work with a broad range of OEM suppliers for sourcing wind and solar equipment. We largely undertake O&M services for our solar energy projects in-house and have also started building in-house O&M capabilities for wind energy projects, thereby reducing our dependence on third parties and managing our costs.

Presence across value chain through extensive in-house end-to-end project execution capabilities

We have a track record of developing, operating and maintaining our projects at high standards. Our board of directors closely monitor project performance and actively guide our senior management in addressing operational issues. Our key competitive advantage is having in-house, end-to-end project execution capabilities with a focus on execution and operational excellence. We believe that our range of wind and solar capabilities across project selection, resource assessment, project funding, land acquisition, project execution and project O&M positions us well for bidding for larger projects. For example,

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Access to reliable data: Our project development team has access to multiple sources of data, including data from 116 active met mast across 84 sites in eight states in India, performance data from our commissioned capacity, data from our OEM vendors, and other reliable public data from multiple agencies, which helps us efficiently bid for projects, navigate the development process of each project and also improve the reliability of our pipeline.

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Land acquisition and site selection: We have acquired through ownership or leasehold rights over 22,000 acres of land as of March 31, 2021, and are able to navigate through the complex land acquisition process in India. We are also in the process of engaging with state governments to acquire approximately 40,000 acres of land across various states in India.

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EPC capabilities: We are able to execute all solar projects in-house and are ramping up our wind execution team. As of March 31, 2021, of 1.89 GW of commissioned utility-scale solar capacity, approximately 1.47 GW was developed in-house through self-EPC. We have an in-house design team with access to cutting-edge technology and strong long-term relationships with our solar module suppliers. We employ large teams of over 440 personnel for wind and solar EPC, across project design & engineering, procurement and project execution.

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Evacuation: We have a team dedicated for managing power evacuation generated at our projects. They manage connectivity, evacuation infrastructure and coordinate with central and state transmission companies.

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Operation and maintenance: We have developed in-house O&M capabilities with a team of over 340 employees and manage more than 90% of our solar and approximately 660 MW of our wind energy projects in-house, which we believe provides us significant cost benefits.

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Predictive analytics and centralized monitoring: We rigorously monitor the performance of our wind and solar energy projects from our central and state monitoring centers, ReNew Power Diagnostics Centre and ReNew Power Command and Control Centers. Our performance monitoring team is equipped with various digital tools to continuously track real-time data on energy generation at each site and identify anomalies, if any, prompting us to address any issues with minimal loss in generation. Our performance monitoring team also analyses each project for systemic problems as well as anticipate potential faults. These processes in-turn help enhance our operational efficiency, ability to monitor asset health and optimize OEM processes maintenance. We also have a full-fledged comprehensive team working under our program ReD Analytics Lab, “ReD Lab” to bring together cross-functional teams to develop advanced analytics solutions

Strong and stable financial position with access to diverse sources of funding

We benefit from a strong financial position which we leverage prudently to support our growth. We have raised a mix of equity and debt to finance our projects. Our equity investors include a diversified pool of well known international private equity, sovereign wealth and pension funds as well as renewables and infrastructure focused investors. We also have access to a range of project finance and debt instruments from multiple Indian and international investors. Our broad base of long-standing, equity investors include GSW, JERA, Platinum Cactus, CPP Investments and SACEF. Since our incorporation in 2011, our equity investors have invested a total of $1.4 billion in ReNew India in various tranches, helping us retain an efficient capital structure with no mezzanine capital instruments. We have long-standing relationships with our project finance, corporate debt lenders and other capital providers including public and private commercial banks, non-banking financial companies, institutional investors, mutual funds and pension funds as well as specialized infrastructure lenders.

We routinely refinance our projects once they are operational. We have benefitted from refinancing as it gives us the opportunity to create additional liquidity through top-up as well as release of existing cash, enhanced accrual of internal cash flows due to bullet repayment structures in bonds and easier restricted payment conditions. The additional liquidity can be utilized for various distributions, including to fund additional capital expenditure and optimize capital structure across the broader portfolio. We repeatedly access the on-shore bonds and non-convertible debentures market, allowing us to raise from reputable investors. We also deploy innovative structures to raise finance for our projects. For example, we have raised debentures partially guaranteed by India Infrastructure Finance Company Limited and were among the first few Indian renewable energy provider to raise $475 million of Rupee-denominated “masala” bonds. In February 2021, we successfully refinanced the “masala” bonds with a new $460 million U.S. dollar denominated senior secured notes with lower interest rate of 4.00% per annum and extended maturity of an additional 4.5 years. Our bonds are currently rated BB- by S&P, BB-/ BB by Fitch and Ba3 by Moody’s, and we have a corporate rating of Ba2 by Moody’s.

Expertise in intelligent energy solutions and services

We believe that we are transforming renewable energy from real-time energy to dispatchable and controllable energy through digitization and use of storage solutions to support the economy-wide shift to a carbon-neutral electricity mix in India. Over the past two years, we have transitioned from a mainstream utility scale renewable energy company to an intelligent energy utility platform to solve digital integration of energy sources requirement. Our ability to provide fixed power and on-demand schedulable peak power, enables us to solve for key issues that our offtakers face on scheduling and peak power, thereby giving us a competitive advantage.

We are working with global battery OEMs and system integrators to build a pipeline of utility-scale battery energy storage systems in India. The growth areas for this segment include battery pack assembly and building battery asset management capabilities. We actively look out for and partner with developers of renewable technology to remain competitive and enhance our capabilities. For example, we recently acquired Regent Climate Connect Knowledge Solutions Private Limited, a digital analytics, software development, artificial intelligence and machine learning company specializing in power markets in India to enter the energy management services market

Recurring and long-term cash flows supported by stable and long-term offtaker contracts

Our projects benefit from long-term PPAs, thereby enhancing the offtake security and long-term visibility of our cash flows. The term of our PPAs with central government agencies and state electricity distribution companies is generally 25 years from the commercial operation date of the project. The term of our PPAs with commercial and industrial customers, that constitute 3.3% of our utility-scale portfolio, ranges from eight to 12 years. These PPAs provide for fixed tariff rates with limited escalation provisions, thus providing stream of visible, predictable and long-term cash flows.

Experienced professional management team.

We are led by a professional and extensively experienced management team, which has a deep understanding of managing renewable energy projects and a proven track record of performance. We draw on the knowledge of our board of directors, who bring us expertise in the areas of corporate governance, business strategy, and operational and financial capabilities, among others. Our shareholders and investors also have extensive experience of investing in the renewable energy industry, which we believe is key to a number of our growth strategies, including our measured approach to project selection, our expansion into solar energy projects and our development of internal capabilities across several operational areas.

Our strategies

Maintain market leadership as India’s leading clean energy solutions provider

Under the backdrop of supportive regulatory and industry trends in India’s renewable energy sector, we intend to continue to strengthen our market leading position in our core utility-scale wind and solar energy businesses, maintain our diversified portfolio between wind and solar energy projects and focus on new geographical clusters to increase our economies of scale. We also aim to continue to be the leader in developing and deploying new technologies in the renewable energy sector. We intend to leverage our experience in executing large wind and solar energy projects to further win bids for firm power energy solutions, which places us in a unique position to provide our offtakers innovative energy solutions. We will also look at growth opportunities through B2B partnerships where overall capacity as well as average capacity per site has grown significantly. We believe that our capabilities in distributed solar energy projects, group captive and open access projects will enable us to capture a greater share of this fast growing market which we consider will be a key renewable energy business in the future.

We will continue to evaluate accretive acquisition opportunities based on our targeted returns, available synergies and offtaker criteria. We are actively seeking to acquire projects in the year ending March 31, 2022 to deliver on our stated commissioned growth objectives. We believe that our experienced operational and management teams will lead us to identify, structure, execute and integrate acquisitions effectively based on our demonstrated ability to successfully acquire renewable energy projects.

Continue to employ prudent bidding approach, financial discipline and efficient capital management to drive value for our shareholders.

Our prudent bidding approach and financial discipline is aimed at achieving pre-determined internal rate of returns from our projects. We have won over 1.93 GW, 1.25 GW and 1.90 GW of new bids in the years ended March 31, 2019, 2020 and 2021, respectively. We have also enhanced our capacity in innovative, market defining bids such as round-the-clock and peak power along with regular wind and solar energy projects. We have a systematic bid evaluation framework based on various parameters to optimize for execution capacity and cash flows. In order to maintain this growth rate and to achieve our internal rate of returns, we intend to continue deploying a prudent approach which is backed by thorough diligence and data analysis. We also intend to add to our pipeline of projects. As of December 31, 2020, there were about 27 GW of renewable tenders open and in different stages of the bidding process including 21 GW of solar PV, 1.2 GW of onshore wind, and the remaining 5.0 GW from hybrid tenders with or without storage, according to IHS Markit. We believe that we are well positioned to enhance our committed capacity at attractive internal rate of returns and be competitive in our bids.

Deepening value chain presence in wind and solar energy projects

We plan to deepen our presence across the core renewable value chain, including the manufacturing of solar cells, wind turbine generator assembly, EPC and O&M. We manage solar EPC and O&M in-house and are building our capabilities for wind O&M and EPC to improve margins and execution efficiency. We intend to continue to build our in-house transmission capabilities for solar energy projects, relying on our own EPC teams for the development of transmission lines in addition to external EPC providers to further control costs. We intend to invest in the development of a solar cell and modules manufacturing facility of up to 2 GW. The manufacturing plant, to be located in the state of Gujarat in India, is expected to be vertically integrated in terms of processes and infrastructure for the manufacturing of solar components and is anticipated to commence operations from the year ending March 31, 2023. We also intend to selectively participate in tenders for privatization of DISCOMs distribution and have submitted a bid for privatizing the Chandigarh DISCOM in the state of Punjab, India.

Focus on innovation in hybrid and storage capabilities and invest in future solutions such as green hydrogen

We are investing in our capabilities in new energy storage solutions and associated technologies to provide stability of our wind and solar energy projects and increase our competitiveness and profitability. Our approach to integrate storage solutions aligns well with our broader strategy of incorporating reliable technologies into our projects and Government of India’s innovative tenders for wind, solar and energy storage. We intend to invest in future energy solutions such as, green hydrogen which is a focus of the Government of India. Our strategy is to leverage our renewable capabilities and develop green hydrogen products, and establish partnerships across the supply chain to sell it to our end-consumers.

Continue to drive cost reductions and yield improvements through digitization to improve efficiency

We seek to further enhance our project execution efforts in order to control our costs and optimize the output of our projects. At the project execution stage, we intend to focus on reducing our dependence on external EPC providers for our wind energy projects and continue to build these capabilities internally. Similarly, we intend to continue developing in-house O&M capabilities at the operational stage to improve project efficiency. We intend to implement new technologies, including new turbine and solar module technologies, which are capable of higher generation levels. We also plan to incorporate robotic cleaning, auxiliary power consumption, forecast and scheduling and e-surveillance of our plants in the future, as well as utilize drones and new maintenance technologies as part of enhanced project monitoring and O&M efforts. Our in-house team of technical designers intend to continue refining and enhancing our solar plant design and execution capabilities, and we intend to work with leading wind OEMs to deploy new turbine technologies.

We intend to strengthen our diagnostics and performance monitoring capabilities across our wind and solar energy projects. In addition, we intend to invest in advanced monitoring and tracking and predictive analytics technologies with specific applications in operational areas including monitoring equipment condition, advanced failure detection and forecasting and scheduling energy generation. Our project management team also intends to continue to focus on maximizing the operating efficiency of our projects.

We intend to continue building our in-house transmission capabilities in respect of our solar energy projects, relying on our own EPC teams for the development of transmission lines in addition to external EPC providers to further control costs on such projects. We will evaluate new energy storage solutions and associated technologies to further increase project operational efficiencies.

Continue to be at the forefront of ESG standards for sustainability practices

As India’s largest renewable energy company according to IHS Markit, sustainability is an integral part of our company’s vision. We intend to constantly focus on attaining and maintaining highest standards of quality in the selection, designing, procurement, construction, and maintenance of projects across their life cycle. To strengthen our governance efforts around sustainability, we formed the Sustainability Committee in October 2018 which is chaired by Mrs. Vaishali N Sinha, our Chief Sustainability Officer and Chair of the ReNew Foundation to address the gaps in meeting the United Nations Sustainable Development Goals, define energy projects, social and governance strategy and key performance indicators, review sustainability performance on a semi-annual basis, adopt sustainable supply chain guidelines, enhance data quality management, prepare greenhouse gas inventory to map our carbon footprint and roll-out awareness and training on sustainability for our employees. We strive to integrate sustainability practices into every aspect of our corporate strategy to improve efficiency and productivity, meeting ESG expectations of our shareholders, prospective investors, customers and vendors, foster innovation and attract and retain talent.

We continue to take steps to support global climate action by formulating plans to undertake climate vulnerability of our sites. We have committed to become water neutral by 2025, and have adopted a “No Plastic Policy” at our offices, aligned with the Government of India’s Swachh Bharat (Clean India) campaign. We aim to create social value continuously, evidenced by us being a signatory to United Nations Women Empowerment. Pursuant to our commitment to Target Gender Equality of United Nations Global Compact, we have set clear targets to improve the ratio of number of women to number of men in our operations. See “—Corporate Social Responsibility” for more details on our sustainability policies and initiatives.

Our Projects

We have strategically focused on developing a pan-India portfolio of utility-scale wind energy projects, utility-scale solar energy projects, utility-scale firm power projects and distributed solar energy projects. Utility scale projects refer to power generation facilities that generate power and feed that power into the grid, supplying a utility or offtaker with energy. Every utility-scale facility has a PPA with a utility or offtaker, guaranteeing a market for its energy for a fixed period of time. Distributed solar energy projects are small-scale energy generation units that operate locally and are indirectly connected to larger power grids at the distribution level. For open access projects, the units of power generated are directly connected to the grid.

As of March 31, 2021, our portfolio consisted of 9.86 GW of wind and solar energy projects, firm power projects and distributed solar energy projects, of which 5.60 GW projects are commissioned and 4.26 GW are committed. “Commissioned projects” are projects for which a commissioning certificate has been issued and which have already started commercial operations and/or supply power to offtakers. “Committed projects” are projects for which a PPA has been signed for project development, or projects for which the bid has been won and a letter of award, or “LOA” has been received.

The following table provides a breakdown of our portfolio of our utility-scale wind energy projects, utility scale solar energy projects, utility-scale firm power projects and distributed solar energy projects by commission status (commissioned and committed) as of March 31, 2021. On October 31, 2020, we entered into a definitive agreement with Ayana Renewable Power Private Limited to sell our subsidiary, Adyah Solar Energy Limited that housed a 300 MW solar power project in the State of Karnataka and in February 2021, we completed the sale of the subsidiary and the project. The table below therefore does not include this project.

Particulars	Commissioned capacity	Committed capacity
Utility-scale wind energy projects	3,590 MW	351 MW
Utility-scale solar energy projects	1,891 MW	2,205 MW
Utility-scale firm power projects	—	1,703 MW
Distributed solar energy projects	116 MW	6 MW
Total	5,597 MW	4,265 MW

The following table represents amounts of wind and solar power generated and sold, our weighted average commissioned capacity, along with our plant load factor for the years/periods indicated:

	As of and for the year ended March 31,
	2019			2020			2021
	Wind	Solar(7)	Total(8)	Wind	Solar(7)	Total(8)	Wind	Solar(7)	Total(8)
Commissioned capacity(1) (GW)	2.95	1.61	4.56	3.24	2.18	5.43	3.59	2.01	5.60
Weighted average operational capacity(2) (GW)	2.80	1.30	4.10	3.11	1.88	4.99	3.31	2.16	5.47
Plant load factor(3) (%)	26.5%	22.5%	25.3%	26.4%	22.3%	24.9%	23.6%	22.8%	23.3%
Electricity generated(4)(5) (kWh millions)	6,515	2,577	9,092	7,226	3,679	10,905	6,854	4,320	11,175
Revenue from contract with customers(6) (Rs. million)	29,480	13,637	43,144	31,800	16,598	48,412	29,411	18,737	48,187

(1)

Commissioned capacity refers to capacity of projects for which a commissioning certificate has been issued and which have already started commercial operations and/or we supply power to offtakers (at the end of the reporting period).

(2)	Weighted average operational capacity is calculated as electricity generated divided by the plant load factor and weighted by number of days for the reporting period.
(3)

PLF is the ratio of the actual output of all our wind and solar power projects over the reporting period to their potential output if it were possible for them to operate indefinitely at full rated capacity. The plant load factor is not the same as the availability factor. The variability in our plant load factor is a result of seasonality, cloud covers, fluctuations in wind currents, climate conditions, equipment efficiency losses, breakdown of our transmission system and grid availability. It indicates effective utilization of resources. Higher plant load factor at a project site indicates increased electricity generation.

(4)

Electricity generated represents the actual amount of power generated by our wind and solar energy projects over the reporting period and is the product of PLF during the reporting period and the average megawatts.

(5)	Electricity sold is approximately 4% lower than the electricity generated as a result of electricity lost in transmission or due to power curtailments.
(6)	Revenue from the sale of power constitutes 100%, 99% and 99% of our revenue from contract with customers for the years ended March 31, 2019, 2020 and 2021, respectively.
(7)	Includes distributed solar energy projects.
(8)

Includes an unallocable amount which refers to income allocable to management shared services that we provide under our joint venture agreements with our joint venture partners. For more details see “Management’s discussion and analysis of ReNew India’s financial condition and results of operations – Segment information”.

The following tables provide a breakdown of our utility-scale wind energy projects, utility-scale solar energy projects and utility-scale firm power projects by commission status (commissioned and committed) and location (state of India). The tables also highlight the capacity, commission date, tariff model, tariff, offtaker and tenor of the PPA for each project.

Utility-Scale Wind Energy Projects

The following tables provide a breakdown of our utility-scale wind energy projects by commission status (commissioned and committed) and by offtaker as of March 31, 2021.

Commissioned projects

S.No.	Renew Subsidiary	Project Name	Location (Indian State)	Capacity (MW)	Capacity Commission date, or “COD”(1)	Tariff Model(2)	Tariff (Indian Rupees/kWh)	Offtaker	PPA tenor (from COD)
PTC India Limited, “PTC” and Solar Energy Corporation of India Ltd., “SECI”
1.	Ostro Kutch Wind Private Limited	Ostro –Kutch (SECI 1)	Gujarat	250	October 2018	Centre PPA(3)	3.46	PTC	25 years
2.	ReNew Power Private Limited	SECI II	Gujarat	230.1	October 2019	Centre PPA	2.64	SECI	25 years
3.	Renew Wind Energy (AP 2) Private Limited	SECI III	Gujarat	300	December 2020	Centre PPA	2.44	SECI	25 years
The Gujarat Urja Vikas Nigam Limited, “GUVNL”
4.	ReNew Wind Energy (Rajkot) Private Limited	Jasdan	Gujarat	25.2	March 2012	APPC(8) + REC(9), third party	For 23.1 MW –APPC(8) Rate escalating in line with state APPC tariff; For 2.1 MW – Rs. 3.25 per unit	For 23.1 MW – GUVNL, For 2.1 MW – Third party(10)	For 23.1 MW – 25 years For 2.1 MW – 10 years commencing from September 2020
5.	Shruti Power Projects Private Limited	Vinjalpur	Gujarat	12	September 2015	State PPA(4)	4.15	GUVNL	25 years
6.	ReNew Power Private Limited	Sadla	Gujarat	38	March 2017	State PPA	3.86	GUVNL	25 years
7.	Narmada Wind Energy Private Limited	Patan	Gujarat	50	March 2017	State PPA	4.19	GUVNL	25 years
8.	ReNew Power Private Limited	Sadla	Gujarat	10	May 2017	State PPA	3.86	GUVNL	25 years
9.	ReNew Wind Energy (Varekarwadi) Private Limited	GUVNL	Gujarat	35	October 2019	State PPA	2.45	GUVNL	25 years
Andhra Pradesh Southern Power Distribution Company Limited, “APSPDCL”
10.	ReNew Vayu Urja Private Limited	KCT Gamesa 24 Kalyandurg	Andhra Pradesh	24	August 2015	State PPA	4.83 and Tax Pass-through to offtaker(5)	APSPDCL	25 years
11.	ReNew Vayu Urja Private Limited	KCTGE 39.1 Molagavalli	Andhra Pradesh	39.1	August 2016	State PPA	4.83 and Tax Pass-through to offtaker(5)	APSPDCL	25 years
12.	Ostro Anantapur Private Limited	Ostro – Nimbagallu	Andhra Pradesh	100	September 2016	State PPA	4.84 and Tax Pass-through to offtaker(5)	APSPDCL	25 years

S.No.	Renew Subsidiary	Project Name	Location (Indian State)	Capacity (MW)	Capacity Commission date, or “COD”(1)	Tariff Model(2)	Tariff (Indian Rupees/ kWh)	Offtaker	PPA tenor (from COD)
13.	ReNew Wind Energy (Shivpur) Private Limited	Ellutala	Andhra Pradesh	119.7	November 2016	State PPA	4.84 and Tax Pass-through to offtaker(5)	APSPDCL	25 years
14.	ReNew Vayu Urja Private Limited	KCT Gamesa 40 Molagavalli	Andhra Pradesh	40	February 2017	State PPA	4.84 and Tax Pass-through to offtaker(5)	APSPDCL	25 years
15.	Helios Infratech Private Limited	Veerabhadra	Andhra Pradesh	100.8	March 2017	State PPA	4.84 and Tax Pass-through to offtaker(5)	APSPDCL	25 years
16.	Molgavalli Renewable Private Limited	Molagavalli	Andhra Pradesh	46	March 2017	State PPA	4.84 and Tax Pass-through to offtaker(5)	APSPDCL	25 years
17.	Ostro Andhra Wind Private Limited	Ostro – Ralla Andhra	Andhra Pradesh	98.7	March 2017	State PPA	4.84 and Tax Pass-through to offtaker(5)	APSPDCL	25 years
18.	Ostro AP Wind Private Limited	Ostro – Ralla AP	Andhra Pradesh	98.7	March 2017	State PPA	4.84 and Tax Pass-through to offtaker(5)	APSPDCL	25 years
19.	Zemira Renewable Energy Limited	Borampalli	Andhra Pradesh	50.4	March 2018	State PPA	4.84 and Tax Pass-through to offtaker(5)	APSPDCL	25 years
Maharashtra State Electricity Distribution Company Limited, “MSEDCL”
20.	ReNew Wind Energy (Rajkot) Private Limited	Vaspet-I	Maharashtra	25.5	November 2012	State PPA	5.73	MSEDCL	13 years
21.	ReNew Wind Energy (Jath) Limited	Jath	Maharashtra	34.5	November 2012	State PPA	5.75	MSEDCL	13 years
22.	ReNew Wind Energy Delhi Private Limited	Jamb	Maharashtra	28.0	May 2013	State PPA	5.81	MSEDCL	13 years
23.	ReNew Wind Energy (Jath) Limited	Jath	Maharashtra	50.15	June 2013	State PPA	5.75	MSEDCL	13 years
24.	ReNew Wind Energy (Shivpur) Private Limited	Vaspet-II & III	Maharashtra	49.5	June 2013	State PPA	5.81	MSEDCL	13 years
25.	ReNew Wind Energy (Varekarwadi) Private Limited	Welturi-I	Maharashtra	50.4	September 2013	State PPA	5.81	MSEDCL	13 years
26.	ReNew Wind Energy (Rajkot) Private Limited	Vaspet-I	Maharashtra	19.5	January 2014	State PPA	5.73	MSEDCL	13 years
27.	ReNew Wind Energy (Rajasthan) Private Limited	Budh-I	Maharashtra	30.0	February 2014	State PPA	5.81	MSEDCL	13 years
28.	ReNew Wind Energy (Welturi) Private Limited	Welturi-II	Maharashtra	23.1	March 2014	State PPA	5.81	MSEDCL	13 years
29.	ReNew Wind Energy (Devgarh) Private Limited	Vaspet-IV	Maharashtra	49.5	November 2014	State PPA	5.79	MSEDCL	13 years
30.	ReNew Vayu Urja Private Limited	MSEDCL	Maharashtra	76.0	December 2019	State PPA	2.85	MSEDCL	25 years

S.No.	Renew Subsidiary	Project Name	Location (Indian State)	Capacity (MW)	Capacity Commission date, or “COD”(1)	Tariff Model(2)	Tariff (Indian Rupees/kWh)	Offtaker	PPA tenor (from COD)
Jaipur Vidyut Vitran Nigam Limited, “JVVNL,” Jodhpur Vidyut Vitran Nigam Limited, “JdVVNL” and Ajmer Vidyut Vitran Nigam Ltd, “AVVNL”
31.	Kanak Renewables Limited	SREI	Rajasthan	60	May 2012	State PPA	4.74(6)	JVVNL, AVVNL	20 years to 25 years
32.	ReNew Wind Energy (Jadeswar) Private Limited	Bakhrani	Rajasthan	14.4	March 2013	State PPA	5.39(6)	JVVNL	25 years
33.	ReNew Wind Energy (Rajasthan One) Private Limited	Dangri	Rajasthan	30	October 2014	State PPA	5.78(7)	AVVNL	25 years
34.	ReNew Power Private Limited	Pratapgarh	Rajasthan	46.5	March 2015	State PPA	6.08(7)	JVVNL, AVVNL	25 years
35.	ReNew Power Private Limited	Pratapgarh	Rajasthan	4.5	July 2015	State PPA	6.08(7)	JVVNL, AVVNL	25 years
36.	Ostro Jaisalmer Private Limited	Ostro – Tejuva	Rajasthan	50.4	July 2015	State PPA	5.88(7)	JdVVNL	25 years
37.	Ostro Renewables Private Limited	Ostro – Rajgarh	Rajasthan	25.6	October 2015	State PPA	5.88(7)	AVVNL	25 years
38.	Renew Wind Energy (AP 3) Private Limited	Rajgarh	Rajasthan	25.6	October 2015	State PPA	5.88(7)	AVVNL	25 years
39.	ReNew Wind Energy (Rajasthan 3) Private Limited	Bhesada	Rajasthan	100.8	December 2015	State PPA	5.88(7)	JdVVNL	25 years
Hubli Electricity Supply Company Limited, “HESCOM”, Gulbarga Electricity Supply Company Limited, “GESCOM” and Bangalore Electricity Supply Company Limited, “BESCOM”
40.	ReNew Wind Energy (Sipla) Private Limited	Batkurki	Karnataka	60	January 2017	State PPA	4.50 and Tax Pass-through to offtaker(5)	HESCOM	25 years
41.	ReNew Wind Energy (Sipla) Private Limited	Bableshwar	Karnataka	50	March 2017	State PPA	4.50 and Tax Pass-through to offtaker(5)	HESCOM	25 years
42.	Ostro Mahawind Power Private Limited	Ostro –Sattegiri	Karnataka	60	March 2017	State PPA	4.50 and Tax Pass-through to offtaker(5)	HESCOM	25 years
43.	Ostro Dakshin Power Private Limited	Ostro –Taralkatti	Karnataka	100	February 2018	State PPA	4.50 and Tax Pass-through to offtaker(5)	GESCOM	25 years
44.	Bidwal Renewable Private Limited	Bapuram	Karnataka	50	March 2018	State PPA	3.74 and Tax Pass-through to offtaker(5)	GESCOM	25 years
45.	Pugalur Renewables Private Limited	Nirlooti	Karnataka	60	March 2018	State PPA	3.74 and Tax Pass-through to offtaker(5)	GESCOM	25 years
46.	ReNew Wind Energy (Varekarwadi) Private Limited	Bableshwar 2	Karnataka	40	March 2018	State PPA	3.74 and Tax Pass-through to offtaker(5)	BESCOM	25 years
47.	Rajat Renewables Limited and Kanak Renewables Limited	Kushtagi –1 &2	Karnataka	71.4	March 2018	State PPA	3.72 and Tax Pass-through to offtaker(5)	HESCOM, GESCOM	25 years
Madhya Pradesh Power Management Company Limited, “MPPMCL”
48.	Renew Wind Energy (MP Two) Private Limited	Mandsaur	Madhya Pradesh	28.8	October 2015	State PPA	5.69	MPPMCL	25 years
49.	ReNew Wind Energy (Rajasthan One) Private Limited	Nipaniya	Madhya Pradesh	40	February 2016	State PPA	5.92	MPPMCL	25 years
50.	ReNew Power Private Limited	Kod and Limbwas	Madhya Pradesh	90.3	March 2016	State PPA	5.92	MPPMCL	25 years
51.	Ostro Madhya Wind Private Limited	Ostro – Lahori	Madhya Pradesh	92	March 2016	State PPA	5.92	MPPMCL	25 years
52.	Ostro Urja Wind Private Limited	Ostro – Amba	Madhya Pradesh	66	March 2016	State PPA	5.92	MPPMCL	25 years
53.	ReNew Wind Energy (Rajasthan) Private Limited	Limbwas 2	Madhya Pradesh	18	October 2016	State PPA	4.78	MPPMCL	25 years
54.	Renew Wind Energy (MP Two) Private Limited	Mandsaur	Madhya Pradesh	7.2	March 2017	State PPA	5.69	MPPMCL	25 years
55.	ReNew Power Private Limited	Amba-1	Madhya Pradesh	44	March 2017	State PPA	4.78	MPPMCL	25 years

S.No.	Renew Subsidiary	Project Name	Location (Indian State)	Capacity (MW)	Capacity Commission date, or “COD”(1)	Tariff Model(2)	Tariff (Indian Rupees/kWh)	Offtaker	PPA tenor (from COD)
56.	Narmada Wind Energy Private Limited	Amba-2	Madhya Pradesh	8	March 2017	State PPA	4.78	MPPMCL	25 years
57.	Renew Wind Energy (AP 3) Private Limited	Lahori	Madhya Pradesh	26	March 2017	State PPA	4.78	MPPMCL	25 years
58.	AVP Powerinfra Private Limited	Ostro –AVP Dewas	Madhya Pradesh	27.3	March 2017	State PPA	4.78	MPPMCL	25 years
59.	Badoni Power Private Limited	Ostro – Badoni Dewas	Madhya Pradesh	29.4	March 2017	State PPA	4.78	MPPMCL	25 years
Third-Party(10) offtakers
60.	ReNew Wind Energy (Karnataka) Private Limited	Tadas	Karnataka	34.4	February 2013	Group Captive(11)	7.67 + escalation linked to HT tariff(12)	Third party	10 years
61.	ReNew Wind Energy (Karnataka) Private Limited	Tadas	Karnataka	16	April 2013	Group Captive	7.67 + escalation linked to HT tariff(12)	Third party	10 years
62.	ReNew Wind Energy (AP) Private Limited	Chikodi	Karnataka	18	June 2013	Group Captive	6.09 + escalation linked to HT tariff(12)	Third party	10 years
63.	ReNew Wind Energy (AP) Private Limited	Lingasugur	Karnataka	40	December 2015	Group Captive	6.07 + escalation linked to HT tariff(12)	Third party	10 years
64.	ReNew Wind Energy (Karnataka) Private Limited	Ron	Karnataka	40	August 2016	Group Captive	6.07 + escalation linked to HT tariff or predefined escalation(12)	Third party	10 years
65.	ReNew Wind Energy (Karnataka) Private Limited	Jogihalli	Karnataka	4.8	December 2016	Group Captive	7.24	Third party	10 years
66.	ReNew Wind Energy (Karnataka) Private Limited	Jogihalli	Karnataka	7.2	June 2017	Group Captive	7.24	Third party	10 years

	Total			3,590

Notes:

(1)	Commission date for commissioned projects refers to the date on which the project is ready for commercial operation.
(2)	See “ – Offtakers – Tariff.”
(3)	Central PPA refers to the PPAs entered into with SECI, PTC and NTPC.
(4)	State PPA refers to the PPAs entered into with distribution companies of various states.
(5)	Any income tax paid by us is “passed-through” to our offtakers in addition to the tariff.
(6)	Tariff grossed up by 4% to include transmission loss reimbursement as per the relevant PPA.
(7)	Tariff grossed up by 2.5% to include transmission loss reimbursement as per the relevant PPA.
(8)	Refers to average pooled power purchase cost.
(9)	See “ – Offtakers – Tariff” for more details.
(10)	Third party refers to private commercial and industrial customers.
(11)

Group captive refers to the arrangement in which a developer sets up a power project for the collective use of multiple industrial or commercial offtakers who have more than 26% of equity in the project and the offtakers has committed to contract at least 51% of the power generated at the power plant.

(12)

HT tariff refers to high tension tariff, which is the tariff charged by the electricity distribution companies for power supplied at high voltage. The electricity distribution company typically publishes a tariff chart which categorizes tariffs at different voltage levels. The rate varies from state to state and from year-to-year.

Committed projects

S.No.	Renew Subsidiary	Project Name	Location (Indian State)	Capacity (MW)	Commission date (1)	Tariff Model(2)	Tariff (Indian Rupees/kWh)	Offtaker	PPA tenor (from commercial operation date)	PPA or LOA(4)
1.	Ostro Kannada Power Private Limited	SECI VI	Karnataka	300.00	In the third quarter of the year ending March 31, 2022	Centre PPA	2.82	SECI	25 years	PPA signed
2.	Ostro Energy Private Limited	SECI VII	Gujarat	50.60	In the third quarter of the year ending March 31, 2022	Centre PPA	2.81	SECI	25 years	PPA signed

	Total			350.6

Notes:

(1)	Commission date for committed projects refers to the management’s estimated commercial operation dates.
(2)	For more details on the tariff model see “ – Offtakers – Tariff.”
(3)	Centre PPAs refer to PPAs entered into with SECI.
(4)	LOA refers to written confirmation that a tenderer has been successful and will be awarded a contract.

Utility-Scale Solar Energy Projects

The following tables provide a breakdown of our utility-scale solar energy projects by commission status (commissioned and committed) and offtaker as of March 31, 2021. On October 31, 2020, we entered into a definitive agreement with Ayana Renewable Power Private Limited to sell our subsidiary, Adyah Solar Energy Limited that housed a 300 MW solar power project in the State of Karnataka and in February 2021, we completed the sale of the subsidiary and the project. The table below therefore does not include this project.

Commissioned projects

S.No.	Renew Subsidiary	Project Name	Location (Indian State)	Capacity (MW)	Commission date(1)	Tariff Model(2)	Tariff (Indian Rupees/kWh)	Offtaker	PPA tenor (from commercial operation date)
SECI
1.	ReNew Solar Energy (Karnataka Two) Private Limited	Charanka	Gujarat	40	March 2017	Centre PPA(4)	4.43	SECI	25 years
2.	ReNew Solar Power Private Limited	Bhadla	Rajasthan	50	April 2019	Centre PPA	2.49	SECI	25 years
3.	ReNew Solar Energy (Jharkhand Five) Pvt Ltd	SECI Raj	Rajasthan	110	February 2021	Centre PPA	2.49	SECI	25 years
National Thermal Power Corporation Limited, “NTPC”
4.	Lexicon Vanijya Private Limited	VS- Lexicon	Rajasthan	10	February 2013	Centre PPA	8.69	NTPC	25 years
5.	Symphony Vyapaar Private Limited	VS- Symphony	Rajasthan	10	February 2013	Centre PPA	8.48	NTPC	25 years
6.	Aalok, Abha, Shreyas (Solarfarms Limited) and Heramba Renewables Limited	Ostro- Rajasthan	Rajasthan	60	November 2017	Centre PPA	5.07	NTPC	25 years
7.	Renew Wind Energy (TN 2) Private Limited	Mahbubnagar 2	Telangana	100	November 2017	Centre PPA	4.66	NTPC	25 years
8.	Renew Wind Energy (TN 2) Private Limited	Pavagada	Karnataka	50	December 2017	Centre PPA	4.80	NTPC	25 years

S.No.	Renew Subsidiary	Project Name	Location (Indian State)	Capacity (MW)	Commission date(1)	Tariff Model(2)	Tariff (Indian Rupees/kWh)	Offtaker	PPA tenor (from commercial operation date)
MPPMCL
9.	Renew Solar Energy (TN) Private Limited	Sheopur	Madhya Pradesh	50	June 2015	State PPA(5)	6.97	MPPMCL	25 years
10.	ReNew Clean Energy Private Limited	MPSolar II	Madhya Pradesh	51	October 2017	State PPA	5.46	MPPMCL	25 years
APSPDCL
11.	Renew Solar Energy (Karnataka) Private Limited	Adoni	Andhra Pradesh	39	March 2016	State PPA(5)	Rs 5.98 for first year with escalation of 3% up to the 10th year. From 11th to 25th year, the 10th year tariff will apply	APSPDCL	25 years
12.	Renew Solar Energy (Karnataka) Private Limited	Cumbum	Andhra Pradesh	21	March 2016	State PPA(5)	Rs 5.98 for first year with escalation of 3% up to the 10th year. From 11th to 25th year, the 10th year tariff will apply	APSPDCL	25 years
Telangana State Southern Power Distribution Company Limited, “TSSPDL” and The Northern Power Distribution Company of Telangana Limited, “TSNPDCL”
13.	ReNew Akshay Urja Limited	Mehbubnagar -1	Telangana	100	May 2016	State PPA	6.73	TSSPDCL	25 years
14.	ReNew Akshay Urja Limited	Sadashivpet	Telangana	24	June 2016	State PPA	6.80	TSSPDCL	25 years
15.	ReNew Mega Solar Power Private Limited	Mandamarri	Telangana	48	February 2017	State PPA	5.59	TSNPDCL	25 years
16.	ReNew Saur Shakti Private Limited	Mulkanoor	Telangana	30	March 2017	State PPA	5.59	TSNPDCL	25 years
17.	ReNew Saur Shakti Private Limited	Minpur	Telangana	65	June 2017	State PPA	5.59	TSSPDCL	25 years
18.	ReNew Solar Energy (Telangana) Private Limited	Dichipally	Telangana	143	June 2017	State PPA	5.59	TSNPDCL	25 years
19.	Prathamesh Solarfarms Limited	Ostro – Wanaparthy	Telangana	50	September 2017	State PPA	5.59	TSSPDCL	25 years
HESCOM, MESCOM, GESCOM, BESCOM and CESCOM
20.	Tarun Kiran Bhoomi Private Limited	Alland	Karnataka	20	March 2017	State PPA	4.86	BESCOM	25 years
21.	Renew Wind Energy (Karnataka 3) Private Limited	Bhalki	Karnataka	20	March 2017	State PPA	4.85	BESCOM	25 years
22.	ReNew Agni Power Private Limited	Siruguppa	Karnataka	20	March 2017	State PPA	4.76	HESCOM	25 years
23.	Renew Wind Energy (Karnataka 4) Private Limited	Humnabad	Karnataka	20	March 2017	State PPA	4.86	HESCOM	25 years
24.	ReNew Wind Energy (MP Four) Private Limited	Chincoli	Karnataka	20	April 2017	State PPA	4.84	BESCOM	25 years
25.	Bhumi Prakash Private Limited	Devdurga	Karnataka	20	September 2017	State PPA	4.76	MESCOM	25 years
26.	Renew Wind Energy (Maharashtra) Private Limited	Yadgir	Karnataka	20	October 2017	State PPA	4.85	BESCOM	25 years
27.	ReNew Wind Energy (MP Three) Private Limited	Honnali	Karnataka	20	November 2017	State PPA	5.05	BESCOM	25 years
28.	ReNew Wind Energy (Rajasthan Four) Private Limited	Turuvekere	Karnataka	20	November 2017	State PPA	4.84	BESCOM	25 years

S.No.	Renew Subsidiary	Project Name	Location (Indian State)	Capacity (MW)	Commission date(1)	Tariff Model(2)	Tariff (Indian Rupees/kWh)	Offtaker	PPA tenor (from commercial operation date)
29.	Several SPVs (7 projects)	Kar 140bid	Karnataka	140	October 2019	State PPA	3.22	MESCOM, BESCOM, GESCOM, CESCOM	25 years
Rajasthan Renewable Energy Corporation Limited, “RREC”
30.	Star Solar Power Private Limited	VS-Star Solar	Rajasthan	5	July 2015	State PPA	6.45	RREC	25 years
31.	Sungold Energy Private Limited	VS-Sun Gold	Rajasthan	5	July 2015	State PPA	6.45	RREC	25 years
MSEDCL
32.	ReNew Solar Power Private Limited	Mah Ph I	Rajasthan	250	October 2019	State PPA	2.72	MSEDCL	25 years
Tamil Nadu Generation and Distribution Corporation, “TANGEDCO”
33.	Renew Solar Energy (Rajasthan) Private Limited	TN 100	Tamil Nadu	100	September 2019	State PPA	3.47	TANGEDCO	25
Third-Party(10) offtakers
34.	ReNew Saur Urja Private Limited	Ittigi	Karnataka	50	January 2017	Third party(3)	5.92 + escalation linked to HT tariff or predefined escalation(6)	Third party	8-10 years
35.	ReNew Saur Urja Private Limited	Raichur	Karnataka	50	May 2017	Third party	6.36 + escalation linked to HT tariff or predefined escalation or no escalation	Third party	8-12 years
36.	ReNew Wind Energy (Budh 3) Private Limited	Wadgare	Karnataka	20	December 2017	Third party	4.83 + escalation linked to HT tariff or predefined escalation or no escalation	Third party	10
37.	ReNew Wind Energy (Budh 3) Private Limited	Nirna	Karnataka	20	March 2018	Third party	4.83 + escalation linked to HT tariff or predefined escalation or no escalation	Third party	10
38.	ReNew Wind Energy (Budh 3) Private Limited	Ladha	Karnataka	20	March 2018	Third party	4.83 + escalation linked to HT tariff or predefined escalation or no escalation	Third party	10

	Total			1,891

Notes:

(1)	Commission date for commissioned projects refers to the date on which the project is ready for commercial operation.
(2)	For more details on the tariff model see “ – Offtakers – Tariff.”
(3)	Third party refers to private commercial and industrial customers.
(4)	Central PPA refers to the PPAs entered into with SECI and NTPC.
(5)	State PPA refers to the PPAs entered into with the distribution companies of various states.
(6)

HT tariff refers to high tension tariff, which is the tariff charged by the electricity distribution companies for power supplied at high voltage. The electricity distribution company typically publishes a tariff chart which categorizes tariffs at different voltage levels. The rate varies from state to state and from year-to-year.

•	Committed projects

S.No.	Renew Subsidiary	Project Name	Location (Indian State)	Capacity (MW)	Commission date(1)	Tariff Model(2)	Tariff (Indian Rupees/kWh)	Offtaker	PPA tenor (from commercial operation date)	PPA/LOA(5) status
1.	Renew Sun Energy Private Limited	GUVNL	Gujarat	105	In the first quarter of the year ending March 31, 2022	State PPA(4)	2.68	GUVNL	25 years	PPA signed
2.	Renew Sun Waves Private Limited	SECI III	Rajasthan	300	In the second quarter of the year ending March 31, 2022	Centre PPA(3)	2.55	SECI	25 years	PPA signed
3.	ReNew Solar Energy (Jharkhand Three) Pvt Ltd	SECI IV	Rajasthan	300	In the second quarter of the year ending March 31, 2022	Centre PPA	2.54	SECI	25 years	PPA signed
4.	ReNew Sun Bright Private Limited	Mah PhII	Rajasthan	300	In the third quarter of the year ending March 31, 2022	State PPA	2.75	MSEDCL	25 years	PPA signed
5.	ReNew Solar Urja Private Limited	SECI VI	Rajasthan	300	In the third quarter of the year ending March 31, 2022	Centre PPA	2.71	SECI	25 years	PPA signed
6.	Auxo Sunlight Private Limited & Renew Sun Power Private Limited	SECI – Rihand	Uttar Pradesh	100	In the first quarter of the year ending March 31, 2023	Centre PPA	3.29	SECI	25 years	PPA signed
7.	Renew Surya Vihaan Private Limited	SECI VIII	Rajasthan	200	In the first quarter of the year ending March 31, 2023	Centre PPA	2.51	SECI	25 years	LOA received
8.	ReNew Surya Aayan Private Limited and ReNew Surya Vihaan Private Limited	SECI IX	Rajasthan	400	In the second quarter of the year ending March 31, 2023	Centre PPA	2.38	SECI	25 years	LOA received
9.	ReNew Solar Vidhi Private Limited	GUVNL IX (Dholera)(6)	Gujarat	200	In the second quarter of the year ending March 31, 2023	State PPA	2.79	GUVNL	25 years	LOA received

	Total			2,205

Notes:

(1)	Commission date for committed projects refers to the management’s estimated commercial operation dates.
(2)	For more details on the tariff model see “ – Offtakers – Tariff.”
(3)	Central PPA refers to the PPAs entered into with SECI.
(4)	State PPA refers to the PPAs entered into with the distribution companies of various states.
(5)	LOA refers to written confirmation that a tenderer has been successful and will be awarded a contract.
(6)	See “Risk Factors – ReNew India’s revenues are exposed to fixed tariffs and changes in tariff regulation and structuring” for risks associated with this bid.

Utility-Scale Firm Power Projects

The following tables provide a breakdown of our utility-scale firm power energy projects by commission status (committed) and offtaker as of March 31, 2021.

Committed projects

S.No.	Renew Subsidiary	Project Name	Location (Indian State)	Capacity (MW)	Commission date(1)	Tariff Model(2)	Tariff (Indian Rupees/kWh)	Offtaker	Type	Indicative storage capacity	PPA tenor (from commercial operation date)	PPA/LOA(5) status
1.	Renew Surya Ojas Private Limited	PP-I	Karnataka	81	In the first quarter of the year ending March 31, 2023	Centre PPA(3)	Off-peak(4) –2.88 Peak(4) – 6.85	SECI	Solar	Solar 180-200 MWhr Battery Energy Storage System, or “BESS” (150 MWhr minimum condition of the tender)	25 years	LOA received
			Karnataka	322					Wind		25 years	LOA received
2.	Renew Surya Roshni Private Limited	RTC-I	Karnataka	600	In the third quarter of the year ending March 31, 2023	Centre PPA

Rs. 2.90 for the first year with escalation of 3% up to the 15th year. From the 16th year to the 25th year, the tariff of the 15th year will apply.

“Excess energy,” including green credits can be sold outside the PPA

								SECI	Wind	100-120MWhr	25 years	LOA received
			Rajasthan	400					Solar		25 years	LOA received
			Maharashtra	300					Wind		25 years	LOA received

	Total			1,703

Notes:

(1)	Commission date for committed projects refers to the management’s estimated commercial operation dates.
(2)	For more details on the tariff model see “ – Offtakers – Tariff.”
(3)	Central PPA refers to the PPAs entered into with SECI.
(4)	Assured peak power supply for six hours split across two slots during the day (three hour morning slot, six hour evening slot).
(5)	LOA refers to written confirmation that a tenderer has been successful and will be awarded a contract.

Distributed Solar Energy Projects

Distributed solar is our fastest growing business vertical with high growth potential in terms of our ability to scale operations and expand our commercial and industrial customer base. Distributed solar also gives us access to additional market verticals, including residential consumers. The large untapped potential, relatively lower competition and less complex regulatory framework, as well as shorter overall receivable periods and good credit profile of our offtakers in this vertical, make this an attractive business for us. As of March 31, 2021, our commissioned distributed solar energy projects are 115.90 MW which is spread across various commercial and industrial, institutional, government and railway offtakers. We have 5.90 MW of committed distributed solar capacity that are under various stages of development.

Offtakers

We define offtakers as parties with whom we have signed a PPA or from whom we have received a letter of award. We define customers as parties to whom we supply power from our commissioned projects under our PPAs with them and are eligible to receive tariffs from them.

We sell electricity to central and state government agencies and public utilities, and private industrial and commercial offtakers (which include consumers under the group captive scheme in India). Under the group captive scheme, a group of offtakers collectively own 26% equity interest in the power plant and have collectively committed to purchase at least 51% of the power generated at the power plant.

Of our total offtaker base as of March 31, 2021, government agencies and public utilities constituted 95.5% and private industrial and commercial offtakers constituted 4.5%. For the year ended March 31, 2021, four customers, which are state distribution companies each accounted for more than 10% of our revenue from contracts with customers. See “ – power purchase agreements” below for more details on the terms of our PPAs with our offtakers, including these customers.

The following table sets forth our offtaker profile by location as a percentage of our total capacity as of March 31, 2021.

Total Capacity (commissioned and committed)	(%)
Central Agency (SECI/PTC/NTPC)	49.32%
State
Andhra Pradesh(1)	7.88%
Gujarat(2)	4.80%
Karnataka(3)	8.23%
Maharashtra(4)	10.00%
Madhya Pradesh(5)	5.86%
Rajasthan(6)	3.73%
Telangana(7)	4.66%
Tamil Nadu(8)	1.01%
Third party	4.51%

Total	100.00%

Notes:

(1)	Andhra Pradesh includes APSPDCL.
(2)	Gujarat includes GUVNL.
(3)	Karnataka includes BESCOM, MESCOM, HESCOM and GESCOM.
(4)	Maharashtra includes MSEDCL.
(5)	Madhya Pradesh includes MPPMCL.
(6)	Rajasthan includes JDVVNL, JVVNL, AVVNL and RREC.

(7)	Telengana includes TSSPDCL and TSNPDCL.
(8)	Tamil Nadu includes TANGEDCO.

Power purchase agreements

We have signed long-term PPAs with central and state-run utilities, government-backed corporations and private commercial and industrial users. The long-term PPAs for our projects enhance the offtake security and long-term visibility of our revenues. As of March 31, 2021, our PPAs for our utility-scale projects had an average term of more than 24 years.

For our utility-scale wind and solar energy projects and our utility-scale firm power projects, our PPAs with central government and state electricity distribution companies typically have a term of 25 years with few PPAs having a term ranging from eight to 20 years. As of March 31, 2021, approximately 96% of our PPAs with central government agencies and state electricity distribution companies had a term of over 20 years, while the remaining PPAs had an average term of 13 years. Similarly, our PPAs with private commercial and industrial users (including under the group captive scheme) typically have a term of eight to 12 years.

For our distributed solar energy projects, our PPAs typically have a term of 10 to 25 years. Under some of our PPAs for distributed solar energy projects offtakers have an option to purchase the solar power generating equipment at the end of the term of the PPA.

Our PPAs for utility-scale and distributed energy projects include, among other things, restrictions on contracted capacity and changes in management and ownership of our project subsidiary undertaking the relevant project (including changes in the specified minimum equity shareholding of the relevant holding company or selected bidder in such project subsidiary).

Events of default under our PPAs typically include failure or delay in commissioning, failure to supply power post the commercial operation date, failure to supply the minimum contracted power as defined in the relevant PPA, inability to meet our performance guarantees, assignment or transfer of assets or rights under the PPAs in contravention of the terms thereof, liquidation, our project subsidiary’s insolvency or similar events, and failure to operate and maintain our projects in accordance with the terms of the PPAs. Upon the occurrence of an event of default, we may face adverse consequences such as specific performance of the PPAs, termination of the PPAs, payment of liquidated damages, imposition of penalties, and exercise of step-in rights by our lenders or rights to replace the relevant holding company/selected bidder or our project subsidiary as operator of the project. Most of our PPAs also provide for relief to the party affected in the event of a change in law or a force majeure.

Tariff

Tariff rates for our PPAs for utility-scale wind energy projects, utility-scale solar energy projects and our utility-scale firm power projects are determined under a feed-in tariffs mechanism, or “FiT,” or a bidding regime or are bilaterally agreed with third-party offtakers. The majority of our PPAs provide for fixed tariff rates. Under a few PPAs, the tariff is subject to escalation provisions. Our PPAs for distributed solar energy projects provide for both fixed and differential tariffs.

FiT

While the renewable energy landscape in India shifted away from a FiT structure to an auction bidding structure, we maintain internal protocols which help guide our FiT assessment for many of our utility-scale wind energy projects.

For projects on a turnkey model, we analyze the asset proposal from the relevant OEM supplier, which generally includes an energy yield estimation report, site suitability reports, on-site wind mast data, evacuation details and indicative project cost. A preliminary assessment of OEM assumptions is carried out based on our experience and market intelligence in the relevant region. We then evaluate power evacuation feasibility and the available wind resource data in-house based. We also assess the impact of the current regulatory and policy framework.

The proposal prepared by the business team is analyzed and tested against relevant technical, legal and financial considerations by a subgroup reporting to an investment committee. With the investment committee’s approval, we sign the term sheet and engage with external parties to conduct wind and evacuation infrastructure studies. Aspects covered include land profile, land access, evacuation feasibility, expected site plant load factor (the ratio of average power generated by the power plant to the maximum power that could have been generated within a period of time), grid availability and potential execution, regulatory and other risks.

After negotiating the preliminary commercial terms with the OEM and accounting for information related to wind resource, evacuation and execution as well as off-taker credit profile, if the proposed FiT based project is deemed viable based on the above factors, our investment committee may grant its final approval for the project.

Bidding

The bidding process for capacity allocations by government agencies is typically conducted in two stages. In the first stage, eligible and prospective bidders are shortlisted. In the second stage, the shortlisted bidders take part in a live online reverse auction to bid for capacity by submitting tariff bids. The bidder quoting the lowest bid is selected.

The objective of the first stage is to identify credible bidders who have the requisite technical and financial capacity to undertake the project. The bid documents, include a draft of the PPA and other information on the project which is provided to every bidder on payment of a processing fee. In addition to the processing fee, a bidder is typically required to deposit a bid security amount in the form of a demand draft or a bank guarantee.

The information sought from the bidders in the first stage is generally restricted to technical and financial capabilities that are relevant to the project. For a bidding consortium, the financial eligibility criteria are typically fulfilled by the lead member or parent company of the lead member, while the technical eligibility criteria are fulfilled by consortium members. Only those applicants that are shortlisted after the first stage are invited to participate in the second stage of the bidding process. The number and nature of the bidders shortlisted for the second stage are based on, among other things, initial bid tariffs and quantity of bidders.

Bidders are typically required to conduct their own surveys, investigations and other detailed examination of the project before submitting their bids, including ascertaining the site conditions, evacuation feasibility, location, surroundings, climate, availability of power, water and other utilities for construction, site access, handling and storage of materials and weather data.

Bid assessment

We utilize a multi-pronged process to effectively track all bid policies and bid updates in the public domain. Once a tender is identified, the relevant information about the bid is discussed with our finance, regulatory and technical teams. Before we submit the bid, it is approved by the investment committee and the board of directors. Our bid approval process begins with the proposal being prepared by our business development team. The proposal typically would lists the key assumptions that we take into account for projections which are based on historical performance. The proposal is reviewed by our finance, execution and O&M teams. In addition, the bid proposal will then be reviewed by our investment team which is led by the CFO. Once the assumptions have been vetted, a 10-member senior management committee further reviews the proposal. The bid proposal is then approved by our board of directors as the final stage.

A number of factors are considered in our assessment of potential bids, including the credit rating of the state distribution utilities, ease of doing business in the relevant state, availability and ownership of land, wind and soil conditions and variability and solar irradiation levels (as appropriate) at the location of the project, land and capital costs, payment cycles, ease of construction, required wind turbine size, climate, topography and other location coordinates. We also evaluate the opportunity on the basis of the capacity being offered, grid connectivity and evacuation infrastructure, including assessing distance to the nearest substations and the capacity of the substations to evacuate the power produced.

As part of all stages of project and bid assessment, we conduct financial evaluations to determine asset and equity rates of return, expected project cost, sensitivity analysis based on realizable tariffs, financing costs and O&M costs. We only bid for projects that we consider will meet internally determined rate of return thresholds commensurate with the risk profile of the bids. If a bid is won, a LOA is issued and then the PPA is signed.

Investments

We use the same approach in assessing potential bids to assess proposed investments in existing projects. Financial, tax, land, technical and legal due diligence is conducted on the relevant asset. Each project under consideration is further evaluated by our internal development and O&M teams, as well as by external consultants. Assessments of project design performance are evaluated against the project’s historical performance. Current and future performance risks are also assessed. A detailed review is conducted to assess additional capital expenditure and operating expenditures required for the residual lifespan of the specific project. The proposal is then sent to the investment committee and, subsequently, to the board of directors for their approval. Once approved, investments are continuously monitored.

Renewable energy certificates

Renewable energy developers, such as us, also have the option to sell the power to state utilities at preferential tariff as set by the state regulator or at the average power purchase cost, or “APPC,” and sell the green component separately in the form of RECs. The Central Electricity Regulatory Commission, or “CERC” in India has issued terms and conditions for recognition and issuance of RECs. In the REC mechanism, the electricity and the green component are accounted for separately. The project developer can sell the power to an off-taker or to a third-party/captive consumer at a mutually negotiated price, while selling the REC component separately in the market. RECs are available for entities to procure based on APPC which is the weighted average cost of procurement of a distribution utility from all sources except short-term power and renewable power. One REC is issued to renewable energy generators for every MWh of electricity fed to the grid and metered at the bus-bar of the generator for projects set up under the REC scheme, and the two products, one being the attributes embodied in the REC and the other being the electricity itself, may be sold or traded separately. REC trading occurs on a monthly basis, while the pricing range for RECs is regulated through a floor and a ceiling price set by the Indian regulator from time to time. Since July 2020, the REC trading has been halted and the matter is sub judice as a result of the announcement by the CERC to do away with the floor price for the RECs and bring down the ceiling price to about $ 14/MWh to reflect falling renewable energy costs. When a REC is purchased, the owner is considered to have purchased renewable energy. Distribution utilities and customers can therefore fulfil their renewable energy purchase obligations by purchasing RECs. As per the REC Regulations, RECs are valid for a period of 1,095 days after issuance.

Equipment Suppliers

We acquire key equipment such as turbines and solar modules from a diverse group of leading suppliers as highlighted in the tables below. We have rigorous vendor evaluation and quality control processes for equipment procurement to high standards. We analyze the wind data (for wind energy projects) or irradiation data (for solar energy projects) from each project site in order to determine the specifications of the equipment we require and engage with equipment suppliers accordingly. We typically assess an equipment contract based on price, warranty and insurance programs, equipment degradation rate, technical support and the reputation of the supplier, among other factors.

We typically enter into master contractual arrangements with our major suppliers that define the general terms and conditions of our purchases, including warranties, product specifications, indemnities, delivery and other customary terms. We normally purchase solar module panels and the balance of plant components on an as-needed basis from our suppliers at the then prevailing prices pursuant to purchase orders issued under our master contractual arrangements. We generally do not have any supplier arrangements that contain long-term pricing or volume commitments, although at times in the past we have made limited purchase commitments to ensure sufficient supply of components.

Suppliers for utility-scale wind energy projects

Operating equipment for utility-scale wind energy projects primarily consists of turbines, inverters, transformers. Costs for turbine typically represent majority of our utility-scale wind energy project investment costs. Our turbine supply strategy is largely based on developing strong relationships and establishing framework agreements with leading turbine suppliers. The following table sets forth our OEM suppliers for wind turbines based on contracted capacity as of March 31, 2021:

Utility-Scale Wind Energy Projects — Contracted Capacity(1)	(%)(2)
Envision Energy Limited	0.89%
Siemens Gamesa Renewable Power Private Limited	35.69%
GE India Industrial Pvt. Ltd	8.60%
Inox Wind Limited	6.44%
KGEPL Engineering Services Private Limited (formerly known as Kenersys India Private Limited and now part of Senvion)	0.71%
ReGen Powertech Private Limited	6.17%
Senvion GMBH	1.58%
Suzlon Energy Limited	24.07%
Vestas Wind Technology India Pvt. Ltd	10.16%
Wind World (India) Limited	5.68%

Total	100.00%

Notes:

(1)	Contracted capacity includes all of the capacity for which a contract has been entered into regardless of the project status.
(2)	Based on 3,941 MW of contracted capacity of utility-scale wind energy projects for which suppliers have been engaged as of March 31, 2021.

Suppliers for utility-scale solar energy projects

Operating equipment for solar energy projects primarily consists of solar module panels, inverters, cables, solar mounting structures, trackers, transformers and evacuation systems. We purchase major components such as solar module panels and inverters directly from multiple manufacturers. There are several suppliers in the market and we select our suppliers based on expected cost of equipment purchased, reliability, warranty coverage, ease of installation and other ancillary costs. The following table sets forth our OEM suppliers for solar panels based on contracted capacity as of March 31, 2021:

Utility-Scale Solar Energy Projects — Contracted Capacity(1)	(%)(2)
Canadian Solar International Limited	6.53%
Risen Energy Co. Ltd	1.85%
First Solar FE Holdings Pte. Ltd	2.98%
Hanwha Q Cells (QIDONG) Co. Ltd	4.14%
Hareon International Co., Limited	7.09%
Hefei JA Solar Technology Co. Ltd	20.77%
Jinergy Solar	2.99%
Renesola Singapore Pte Ltd	1.57%
Talesun Solar	6.46%
RenewSys	1.07%
Trina Solar Energy Development Pte Ltd	3.04%
Vikram Solar Limited	2.73%
ZNShine PV-Tech Co. Ltd	7.47%
JinkoSolar	7.37%
Longi Solar Technology Co. Ltd	23.95%

Total	100.00%

Notes:

(1)	Contracted capacity includes all of the capacity for which a contract has been entered into regardless of the project status.
(2)	Based on 3,196 MW of contracted capacity of utility-scale solar energy projects for which suppliers have been engaged as of March 31, 2021.

Project Value Chain

There are several key activities that occur sequentially or concurrently before and throughout a project development cycle. The following chart provides a snapshot of our project development cycle.

Review of data and resource assessment

We conduct wind or solar resource assessments of a proposed project site to estimate the annual energy production of a project using a variety of wind and solar resource assessment tools, including both in-house and third-party resources. An initial assessment of favorable wind and solar resource potential is conducted for each potential site by reviewing publicly available wind and solar maps. Our in-house assessment teams use wind and solar flow modelling tools to estimate potential wind speeds, irradiation levels and other indicators of energy levels. We also engage with wind resource assessment firms to conduct and validate our own wind resource assessments and use independent solar resource assessment software including from 3TIER R&D India Private Limited. Generally, solar resource is significantly more uniform and predictable than wind resource. The databases and software publicly available for assessing solar resource are substantially comprehensive, reflecting a higher degree of accuracy than analogous sources typically provide for wind resource. Accordingly, we find available databases and software to be substantially adequate for all of our solar resource assessment purposes.

Land procurement

The land acquisition process is generally administered and managed by our in-house land team, working with third-party aggregators or developers and EPC contractors, once a project site is identified and assessments and studies are completed. Most of our new projects are in private land and in cases of allotment of land by government, we closely work with the government to mitigate any delay in land allotment. For turnkey utility scale wind energy projects, the land acquisition process is undertaken by the OEMs, in close consultation with our land team, and also by us for some of our projects that are currently under development. Generally, the land procurement process begins with land assessment and feasibility studies even before development of a given project commences. Upon successfully winning a bid, we commence the process to secure land titles or attain the relevant land rights for land needed to construct and operate our projects, including those associated with turbines or solar plants.

We generally enter into conveyance deeds with landowners to secure the necessary title to build on the site, including meteorological masts, roads, electric lines and substations, turbines or solar plant and O&M and other associated facilities. Ownership of each project site (apart from government revenue land or forest land under Indian law wherein we enter into long-term leases) allows us to facilitate our efforts to ensure wind energy project optimization to maximize power generation. Further, we obtain necessary approvals such as, conversion certificates from the relevant government departments using land for non-agricultural purposes, forest clearances and environmental approvals, as applicable. Occasionally, such as in case of solar parks, the developer is solely responsible for land acquisition and various approvals. See also “—Facilities” for more details.

Approvals

Upon identifying and acquiring or leasing the land needed for our projects, we begin the approvals process with relevant local and state agencies. For certain types of approvals, the process continues throughout the various stages of project development. The approvals process includes identifying required permits, holding preliminary meetings with relevant state and central agencies and stakeholder groups, determining and conducting relevant project studies, preparing permits and disclosure reports, participating in public meetings, and responding to information requests and seeking project approvals from the state or central government bodies.

Financing

Funding for our projects is typically obtained during both the development and operational phases. In the development phase, we typically fund projects through external long-term project construction financing and financing through group capital resources, either debt or equity. Before we commence the construction of a project, we typically arrange for funds for the project which significantly de-risks the project. Once the project is commissioned, we typically refinance the debt at lower interest rates, and/or with longer tenure and increased borrowing limits similar to stable projects. Such refinancing of projects allows us to recycle liquidity for our committed projects.

We obtain debt for our projects from multiple sources such as commercial banks (both state owned and private sector banks in India), non-banking financial companies, infrastructure debt funds, domestic and international capital markets, and development finance institutions that have the expertise to evaluate the risks associated with the construction and operation of a renewable energy project, including evaluation of the equipment technology, construction, operation and wind and/or solar resources. Few of our projects also include equity investments from third parties.

Transmission and interconnection

Since the availability of transmission infrastructure and access to a power grid or network is critical to a project’s feasibility, we evaluate the power evacuation capacity available at the nearby sub-stations, using our in-house expertise and from publicly available sources. Once we determine that the necessary transmission infrastructure is available or will be available once a project is commissioned, we undertake the necessary steps to establish a connection with the grid network. This process typically involves submitting various application with relevant public utilities, independent system operator and local electric utility. Power from our wind and solar energy projects is typically evacuated to the relevant grids through high voltage 33/66/110/132/220/400 kV transmission lines from dedicated pooling stations, which results in stable energy transmission and minimizes grid instability and losses.

Equipment procurement

We have a rigorous quality assurance and vendor empanelment process, with a limited number of approved module suppliers, and in-line supervision and third-party testing of modules. We have master contractual arrangements with our top suppliers. For further details, see—“Equipment Suppliers” above.

Construction and commissioning

For our utility-scale wind energy projects, construction consists of turbine installations and the rest of the facility (referred to as the “balance of plant”) which includes transmission lines and the substation. For solar energy projects, there has been a gradual shift from our current turnkey EPC contracts model to the in-house EPC model and have not engaged third-party EPCs for O&M services for the last two years. Under our turnkey EPC model, we generally enter into turnkey EPC contracts with OEMs for manufacturing, installing and commissioning wind turbines and the balance of plant. Under the self-EPC model, we have developed utility scale wind energy projects on our own or jointly with the OEM. We undertake the development risk and we have the option to purchase wind turbine generators from multiple OEMs to reduce time and cost overrun. The construction of the balance of plant is carried out concurrently with the erection of wind turbines.

For our solar energy projects, construction consists of design engineering, structure, module and inverter installations, sub-station construction, interconnection work, and construction of the balance of plant. We have an in-house EPC team that is responsible for overseeing and undertaking the construction of solar energy projects from installation to commissioning. For some projects, we outsource certain construction activities to third-party vendors. The contractors typically provide management, supervision, labor, certain materials, tools, engineering, mobilization, testing and other services required to construct the project.

Construction (including land acquisition) typically takes approximately six to 18 months for utility-scale wind energy projects, and four to 12 months for utility-scale solar energy projects. Our projects team supervises and oversees all aspects of construction. Once a utility-scale wind energy project is functional, we commission the project which involves testing each turbine and integrating it within the project and with the transmission system. For utility-scale solar energy projects, commissioning involves testing the inverters and power transformers and integrating them within the project and with the transmission system. Once our wind or solar energy projects begin transmitting electricity to the relevant grid, we apply for and procure the commissioning certificates from state and central government authorities.

Operations and Maintenance

Wind

O&M services for our wind energy projects are provided in-house and through third-party O&M service providers. We are increasing the portion of capacity of projects managed internally as compared to using O&M service providers to allow more flexibility to directly operate and maintain the turbines, extend the existing agreements with suppliers or enter into new service agreements with other suppliers.

We enter into contracts with O&M contractors for our utility-scale wind energy projects that typically have a term of five to 20 years with an option to renew the contracts. These contracts typically have fixed annual fees which may be subject to escalation at pre-determined rates. Typically, for the first two years services are provided for no charge.

Under our O&M contracts, O&M service providers typically provide performance guarantees for wind turbines and compensate us for any shortfalls in machine availability, subject to an annual monetary limit which is typically a percentage of the annual fees. The services provided by the O&M service providers include coordination with relevant state electricity boards and other government authorities, management and maintenance services of the equipment and the evacuation infrastructure, and technical services including reporting, testing and inspection. These contracts may be terminated by either party upon the occurrence of an event of default which includes bankruptcy or insolvency of the other party, failure by parties to discharge obligations, unauthorized assignment by the O&M services and material breach of contractual terms. The performance of obligations under such contracts are subject to changes in applicable laws.

We are currently developing in-house capabilities to operate and maintain our wind turbines. As of March 31, 2021, we provided O&M services in-house for wind energy projects aggregating to 659 MW. We believe that in-house O&M capabilities provide us the flexibility to directly operate and maintain the turbines, extend the existing agreements with suppliers or enter into new service agreements with other suppliers. While the turbine manufacturer provides on-site O&M of the turbines and the balance of plant including pooling stations, we are required to ensure compliance with regulations and obtain and maintain insurance.

The average life expectancy of wind energy projects is approximately 30 years.

Solar

O&M services for our solar energy projects is typically provided in-house. Over 90% of our utility-scale solar projects are self-operated and we provide O&M services of 24 × 7 plant preventive maintenance, round the clock security services, maintenance of switchyard and transmission line, supply of spares and consumables, plant monitoring and logging, insurance and warranty claims, module cleaning, vegetation control, seasonal tilt, photovoltaic module thermography, IV testing of photovoltaic modules, electroluminescence mass testing on a case to case basis, plant availability warranty and forecasting and scheduling.

Occasionally, we also enter into O&M contracts with third-party contractors. Such O&M contracts typically have a term of two to five years and cover services such as, module cleaning, clearing ground cover (to ensure that solar resource is adequately captured by the solar array and efficiently converted into energy), solar array performance monitoring and maintenance of the balance of plant. These contracts typically have fixed annual fees, which in most cases, subject to annual escalations at pre-determined rates.

Under our O&M contracts with third-party service providers, we generally set performance targets which are evaluated annually with pre-agreed performance guarantee rates. If the performance guarantee rate is not met, the service provider is liable to pay compensation as per the contract terms. Further, these contracts may be terminated by either party upon the occurrence of an event of default which includes bankruptcy or insolvency of the other party, failure by the other party to discharge obligations, assignment of the contract by the other party in contravention of the terms thereof, and material breach of the terms of the contract or misrepresentation by the other party. The liability of the parties under the contracts is typically limited to the annual operating fee payable under such contracts. The performance under such contracts is subject to any changes in applicable laws.

For distributed solar energy projects, we typically engage third-party O&M service providers. These contracts typically have a term of one year, after which it is automatically renewed unless otherwise terminated, and the contracts govern the scope of services to be provided by the service provider.

The average life expectancy of a solar energy project is up to 35 years.

Competition

We face competition in the development and acquisition of new projects as well as in the sale of electricity.

Our primary competitors in respect of the development and acquisition of new power projects include both domestic and foreign renewable energy project developers, independent power producers and utilities. We compete with renewable energy project developers on the basis of a number of differentiating factors in the industry, including site selection, access to vendors, access to project land, efficiency and reliability in project development and operation, and auction bid terms.

We also compete with both conventional and renewable energy companies for the financing needed to develop and construct projects. In addition, we compete with other conventional and renewable energy companies for a limited pool of personnel with requisite industry knowledge and experience, as well as equipment supplies, permits and land to develop new projects.

Environmental, Health and Safety Management

We are committed to the environment and safe work practices to prevent occupational health and safety risks. To effectively manage these goals through the lifecycle of our projects, we are implementing an

Environmental and Social Management System or, “ESMS” at both the corporate and project level. ESMS reflects our view on our environmental, health, safety and social responsibilities, and serves as the framework through which we carry out our comprehensive and organization-wide environmental and social commitments, and assess our environmental and social performance against established international guidelines. We have a health and safety manual for all our projects.

Through the ESMS we seek to guide project level decision making to take into account overall health and safety risks and address environmental and social impacts. Key matters addressed by the ESMS include people development and training, materials and site monitoring and quality control, and stakeholder transparency. The ESMS factors in country level regulatory requirements as well as transnational standards and benchmarks, such as the International Finance Corporation, “IFC,” Performance Standards for financing and the IFC Environmental, Health and Safety Guidelines—Wind Energy, and the Asian Development Bank Safeguard Policy Statement (2009), for environment, health, safety and social standards.

We are committed to environmentally friendly energy generation, and all of our facilities comply with pollution, emission and noise norms applicable to us in India. We are certified under the occupational health and safety assessment series (OHSAS 18001:2007) and ISO 14001:2015 in India for health and safety management and environment management systems, as well as under ISO 9001:2015, ISO 45001:2018 at the organization level for among other things, project management and design. In addition to being audited regularly by internal and third-party auditors, we engage with third parties to prepare environmental and social impact assessments for all of the projects that are under development.

Employees

As of March 31, 2019, 2020 and 2021, we had 753, 864, and 1,215 employees, respectively. The following table provides a breakdown of our employee base by function as of the dates indicated:

	As of March 31,
	2019	2020	2021
Function:
Business support (includes finance, legal, company secretarial, human resources, execution support, IT, offtaker, billing and management teams)	304	286	350
Business development (includes business development and bidding teams)	28	31	37
Design and engineering (includes design, technical and power evacuation teams)	62	106	191
Procurement and commercial	22	28	27
Project execution	140	155	224
Operations and maintenance (includes project asset management and performance monitoring teams)	171	229	341
Quality health safety and environment	26	29	45

Total	753	864	1,215

None of our employees is represented by a labor union with respect to his or her employment with us. We have not experienced any material work stoppages or labor disruptions in the past and we consider our relations with our employees to be amicable.

Technology and R&D

We employ state-of-the-art technology and digital tools to operate and manage our projects.

To monitor our wind energy projects at the project level, we work with the original equipment manufacturers to procure the proprietary supervisory control and data acquisition, or “SCADA,” data and systems that are compatible with our turbine programmable logic controllers. To monitor our wind energy projects at the centralized level, a popular cloud monitoring platform has been implemented, which obtains data from the OEMs’ data centers at the site level for constant monitoring.

To monitor our solar energy projects at the project level, we use industrial grade hardware and software solutions. Our OEMs provide their data that is compatible with standard communication protocols. OEMs use database management software. Net framework, visual basic java scripting and scripting query language. To monitor our solar energy projects at the centralized level we use a popular cloud monitoring platform.

We have built good working relationships with top tier global battery OEMs and system integrators and have a dedicated team working on ramping up capability development in self-integration and energy management services to build a pipeline of utility-scale battery energy storage system in India. The growth areas for this segment include battery pack assembly and building battery asset management capabilities.

We have a full-fledged “ReD. Lab” to bring together cross-functional teams to develop advanced analytics solutions.

We intend to continue building our in-house transmission capabilities for solar energy projects, relying on our own EPC teams for the development of transmission lines in addition to external EPC providers to further control costs on such projects. We will also evaluate new energy storage solutions and associated technologies to further increase project operational efficiencies.

We acquired Regent Climate Connect Knowledge Solutions Private Ltd, a digital analytics, software development, artificial intelligence, and machine learning company, specializing in the power markets in India in June 2020. This deal is expected to bolster our internal digital capabilities and give us access to promising external markets and customers. Through the acquisition we also intend to access the energy management services market.

Information Technology

Information technology has emerged as a key business enabler for us and plays an important role in improving our overall productivity, customer service and risk management. Our IT strategy is aimed at integrating our business, organizational capability, customer service, risk management and corporate governance. We have stable, secure and robust IT infrastructure and applications supporting our business and strategic initiatives. Our business-critical applications are hosted on cloud data centers that are certified to international and industry specific compliance standards. We have enterprise resource planning systems for financial management and several business applications for our financing business. We continue to implement automation initiatives on the top of our core applications to streamline our credit approval, collections, administration and monitoring processes to efficiently meet our business process requirements.

In March 2021, we were named to the World Economic Forum’s (WEF) Global Lighthouse Network, which recognizes companies using new technologies to achieve environmentally sustainable, community supportive, profitable growth. This makes us one of the two Indian companies to be recognized by the Global Lighthouse Network this year.

Intellectual Property

Our success depends in part on our ability to protect our technology and intellectual property. In the course of our business, we use various financial, business, scientific, technical, economic and engineering information, formulas, designs, methods, techniques, processes and procedures, all of which is protected confidential and proprietary information. We rely on a combination of patent, trade secret, trademark and other intellectual property laws, confidentiality agreements and license agreements to establish and protect our intellectual property rights. We also share some of our technology and know-how with our vendors in connection with the supply of equipment for the development of our projects, and therefore ensure that we obtain adequate safeguards against any potential intellectual property infringement by our vendors.

Facilities

We operate our business through a number of subsidiaries and branch offices, which are located in India. Our principal operational office is located at Commercial Block-1, Zone 6, Golf Course Road, DLF City Phase-V, Gurugram 122 009, Haryana, India; and our registered office is located at 138, Ansal Chambers II, Bhikaji Cama Place, Delhi 110 066, India.

We also manage our operations through six regional offices in the Indian cities of Bangalore, Hyderabad, Pune, Jaipur, Ahmedabad and Bhopal and 86 site offices in India.

Our utility-scale wind energy projects are located on land we purchase from landowners or arranged by the OEMs, and on government revenue and forest land leased to OEMs or its developers from state governments and sub-leased to us. Our OEMs acquire land for our turnkey projects either directly from landowners or by entering into long-term leases (with respect to government revenue or forest land) with state governments. The terms of our leases with state governments typically range from 20 to 30 years. To the extent we sub-lease such land from OEMs, the term of such sub-leases will be for the remaining duration of the lease period under the relevant master lease agreement. Our solar energy projects are generally located on land purchased directly from landowners, except some of our projects which are located on government revenue land or solar parks and for which we have entered into land use agreements with the state governments.

The table below provides an aggregate of our principal owned and leased properties as of March 31, 2021:

Type	Total Area	Owned Area	Leased Area	Others (solar parks2)
	(in acres1)
Utility-scale wind energy projects	5,488	3,872	1,616	—
Utility-scale solar energy projects	18,723	10,317	6,357	2,049

Total	24,211	14,189	7,974	2,049

Notes:

(1)	One acre is 43,560 square feet.
(2)	Refers to land that has been subleased by the lessor, mostly the government of India, to us for the construction of solar energy projects.

Corporate Social Responsibility

We are committed to promoting inclusive growth and empowering communities through education and the provision of employment opportunities. To this end, we have implemented the ReNew India Initiative. The ReNew India Initiative is focused on three broad areas of community development: human, social and environmental capital. Our flagship programs under the ReNew India Initiative includes the following:

•

Lighting Lives: an initiative focusing on last mile electrification of schools with less than three hours of electricity through solar energy, thereby changing the education delivery and creating a force of young green ambassadors through clean energy advocacy.

•

ReNew Women India Initiative, or “ReWIN”: A socio-economic empowerment program to encourage rural women to become entrepreneurs through a self-help group model which creates additional employment opportunities for them.

•	ReNew Scholarship for Exceptional Talent, or “ReSET”: A program to identify talent from under privileged sections and provide a platform to develop their academic and extracurricular talent.

•

Community-based water management: A community-corporate based partnership to address the need for ensuring access to quality drinking water by the establishment of water filtration units in communities and schools.

•

Thought leadership: To scale up our interventions and create deeper impact, we launched our philanthropic arm the “ReNew Foundation” in the year 2018 to drive policy advocacy through various partnerships and programs.

During the COVID-19 pandemic, we participated in the various initiatives launched by the Government of India and contributed to the various public funds for COVID-19 relief. We also distributed packets of dry ration to the poor and health kits to frontline workers. We also established a community kitchen to offer food to the poor during the lockdown period. We have pledged to combat the COVID-19 pandemic in India and have contributed towards the PM-CARES Fund and the chief minister’s relief fund in various states of India. We have also committed to directly help communities impacted by the lockdown and to bolster the health infrastructure in India.

In recognition of our various corporate social responsibility efforts, we were awarded the S&P Global Platts Corporate Social Responsibility Award in 2020 and the Stevie Award for CSR Program (silver category) of the year in 2020. We also received awards for the initiatives we took for COVID-19, such as the Stevie Award 2020–COVID-19 Relief Initiative (silver category) and the IHW Council Health Impact Award 2020 for COVID-19 Relief Project. In March 2021, we were named to the World Economic Forum’s Global Lighthouse Network, which recognizes companies using technologies to achieve environmentally sustainable, community supportive and profitable growth.

Environmental, Social and Governance

Grounded in our history as owners and operators of renewable energy projects, Environment, Social and Governance, or “ESG,” management has always been an integral part of our asset management approach. We believe that we have a well-defined ESG policy, and that having a robust ESG strategy is crucial for us to create long-term value for our shareholders. We understand that well-run businesses are those that have a solid moral authority from all stakeholders to execute their business plans.

We are working towards mapping our emissions from Scope 1 emissions (direct greenhouse gas emissions), Scope 2 emissions (indirect greenhouse gas emission through generation of electricity) and Scope 3 emissions (other indirect greenhouse gas emissions not directly resulting from generation of electricity by the Company) and support global climate action. We intend to conduct climate vulnerability assessments of our sites and maintain a robust ESG Policy that attempts to mitigate any environmental damage. For the years ended March 31, 2019, 2020 and 2021, we did not incur any environmental related fines and penalties. We are also committed to the “Race to Zero” campaign of United Nations Climate Change Conference 2021, achieving “NetZero” by 2050 and we have a “No Plastic Policy” at our offices. We also partner with institutions such as The Climate Group, World Economic Forum, India Climate Collaborative and United Nations Environment Program and actively participate in policy advocacy conversations on renewable energy and access to energy. In India, we engage with organizations such as YourStory, Indian Women Network, and the United Nations Global Compact to the diversity and inclusion agenda. At the international level, we support the Paris Agreement, and plan to meet the targets set out in the United Nations Sustainable Development Goals and contribute towards the achievement of some of the sustainable development goals. We believe that we have a strong culture to support innovation in the areas of environment, energy storage and climate change, evidenced by our long-term strategic research and development partnerships with the Indian Institute of Technology, New Delhi and Stanford University. We are committed to work towards improving our organizational efficiency and preparing the roadmap for the forecasted low carbon economy and to increasing our own efficiency and market profitability.

We also aim to generate social value and support communities around our projects and had no community related conflicts in the years ended March 31, 2019, 2020 and 2021. We are signatory to the Global Reporting Initiative’s South Asia Charter for Sustainability Imperatives and the United Nations Global Company’s Business Ambition for 1.5°C Commitment to drive our commitment to develop and submit emissions reduction targets aligned with the science based targets initiative criteria. We are also signatory to Terra Carta, an initiative by the Prince of Wales to involve the private sector in creating a sustainable future, the United Nations Women Empowerment as our effort to create an inclusive workplace and the Ten Principles of the United Nations Global Compact. We are also committed to abide by the United Nation’s Target Gender Equality and we have set targets to improve the male-to-female ratio. We also have measures to monitor and improve the satisfaction, happiness and wellbeing of our employees regularly. We have also adopted the Du-Point guidelines to create a safe working environment and have set clear targets for continuous improvement of our safety records. We also promote employee volunteerism. See “–Corporate Social Responsibility” for more details on our CSR activities.

On the governance side, we have undertaken several initiatives in key areas. In recent years, data privacy and cyber-security have become key ESG priorities for global companies. We believe that we have a strong governance and review mechanism for sustainability and we focus on strong governance, transparent and ethical operations. We aim to conduct a true value assessment of our operations in 2021. We have adopted the Global Reporting Initiative standards to disclose the impact of its sustainability performance and we have set up a vigilance mechanism and whistle-blower policy to enforce transparency in operations. We also intend to adopt the Taskforce for Climate-related Financial Disclosures framework between 2021 and 2022. We also integrate our suppliers and vendors into our sustainability framework and consider opportunities to reduce environmental footprint and increase resource efficiency across our entire value chain.

Organizational Structure

The following chart sets forth our organizational structure for each of our significant subsidiaries as of March 31, 2021:

All ownership is 100% unless otherwise indicated.

Government Regulations

Due to the industry and geographic diversity of our projects, our operations are subject to a variety of rules and regulations. If we are not in compliance with applicable legal requirements, we may be subject to civil or criminal penalties and other remedial measures. Set forth below is a brief summary of some of the principle legislations governing our business.

Industry specific legislations

Electricity Act, 2003

The Electricity Act, 2003, or “Electricity Act,” is the central legislation which covers, amongst others, generation, transmission, distribution, trading and use of electricity. It governs the establishment, operation and maintenance of any electricity generating company and prescribes technical standards in relation to the connectivity of generating companies with the grid. As per provisions of the Electricity Act, generating companies are required to establish, operate and maintain generating stations, sub-stations and dedicated transmission lines. Further, the generating companies may supply electricity to any licensee or even directly to consumers, subject to availing open access to the transmission and distribution systems and payment of transmission charges, including wheeling charges and any other open access charges, as may be determined by the concerned electricity regulatory commission. In terms of the Electricity Act, open access means the non-discriminatory provision for the use of transmission lines or distribution system or associated facilities with such lines or system, by any licensee or consumer or a person engaged in generation in accordance with the regulations specified by the relevant electricity regulatory commission.

In accordance with Section 7 of the Electricity Act, a generating company may establish, operate and maintain a generating station without obtaining a license under the Electricity Act if it complies with the technical standards relating to connectivity with the grid prescribed under clause (b) of Section 73 of the Electricity Act.

Under the Electricity Act, the State Electricity Regulatory Commissions, or “SERCs,” are required to promote co-generation and generation of electricity from renewable sources of energy and sale of electricity to any person from sources other than the incumbent distribution licensee under the provisions of open access. The Electricity Act further requires the SERCs to specify, for the purchase of electricity from renewable sources, a percentage of the total consumption of electricity within the area of a distribution licensee, which has been implemented in the form of renewable purchase obligations, or “RPOs.”

Additionally, the Electricity Rules, 2005, or the “Electricity Rules,” also prescribe a regulatory framework for developing captive generating plants. Pursuant to the Electricity Rules, a power plant shall qualify as a captive power plant only if not less than 26% of ownership is held by captive users and not less than 51% of the aggregate electricity generated in such plant, determined on an annual basis, is consumed for captive use. In case of a generating station owned by a company formed as a special purpose vehicle, the electricity required to be consumed by captive users is to be determined with reference to such unit or units identified for captive use and not with reference to the generating station as a whole, and equity shares to be held by the captive users must not be less than 26% of the proportionate equity interest of the company related to the generating unit or units identified as the captive generating plant.

The Ministry of Power introduced the Electricity Act (Amendment) Bill, 2020, or “Amendment Bill,” to amend the Electricity Act to promote the generation of electricity from renewable sources of energy. The Ministry of Power also introduced Electricity (Rights to Consumers) Rules, 2020, or the “2020 Electricity Rules,” to empower consumers of electricity and confer rights upon the consumers to be entitled to reliable services and quality electricity. The 2020 Electricity Rules proposes to introduce, inter alia, installation of smart or pre-payment meter. Further, the Rules intend to ensure the availability of 24x7 power to all the consumers with some exceptions for lower hours that the relevant State Electricity Regulatory Commission may specify for certain categories of consumers and introduces robust grievance redressal mechanism to be introduced by the distribution licensees.

Tariff Determination

Under the Electricity Act, the appropriate commission is empowered to determine the tariff for the supply of electricity by a generating company to a distribution licensee. The appropriate electricity regulatory commission is guided by certain principles while determining the tariff applicable to power generating companies which include, among other things, principles and methodologies specified by the Central Electricity Regulatory Commission, or the “CERC,” for tariff determination, safeguarding consumer interest and other multiyear tariff principles laid down by the implementation of the National Electricity Policy, or the “NEP,” the Tariff Policy and the National Tariff Policy, 2016, or the “NTP 2016”; and, tariff may also be determined through the transparent process of bidding in accordance with the guidelines issued by the Government of India.

National Tariff Policy, 2016

The Government of India notified the Tariff Policy on January 6, 2006, or the “Tariff Policy 2006,” under Section 3 of the Electricity Act, to ensure availability of electricity to consumers at reasonable and competitive rates, financial viability of the sector and to attract investment, promote transparency, consistency and predictability in regulatory approaches across jurisdictions and minimize perceptions of regulatory risks and promote competition and to guide CERC and the SERCs in discharging their functions. The Tariff Policy 2006 has now been replaced with the NTP 2016.

In exercise of the powers conferred under Section 3 of the Electricity Act, 2003, Government of India has notified the revised tariff policy to be applicable from January 28, 2016. The objectives of NTP 2016, inter alia, include:

(i)	ensuring financial viability of the power sector and attract investments;

(ii)	ensuring availability of electricity to consumers at reasonable and competitive rates;

(iii)	promoting generation of electricity from renewable power sources; and

(iv)	promoting hydroelectric power generation.

The NTP 2016 has removed the ambiguity on applicability of the RPOs on co-generation as it has been clarified that co-generation from sources other than renewable sources shall not be excluded from the applicability of the RPO. NTP 2016 specifies that an existing coal or lignite based generating station may choose to add additional renewable energy capacity and generation from such renewable energy capacity may be bundled with its thermal generation for the purpose of sale. In case an obligated entity procures such bundled power, then the SERCs will consider the obligated entity to have met the RPO to the extent of power bought from such renewable energy generating stations.

Further, to encourage the renewable power sector, the Ministry of Power, vide order dated August 5, 2020, has waived the inter-state transmission charges and losses on transmission of electricity generated from the power plants for a period of 25 years from the date of commissioning of such power plants, which meet the following criteria: (a) Power plants using solar and wind sources of energy, including solar-wind hybrid power plants with or without storage commissioned till June 30, 2023 for sale to entities having a RPO, irrespective of whether this power is within RPO or not, provided that in case of distribution licensees, the power has been procured competitively under the guidelines issued by the Central Government; (b) Solar PV power plants commissioned under “MNRE’s Central Public Sector Undertaking (CPSU) Scheme Phase-II (Government Producer Scheme) dated March 5, 2019”; and (c) Solar PV power plants commissioned under SECI Tender for manufacturing linked capacity scheme (RFS No. SECI/C&P/RfS/2GW Manufacturing/P-3/R1/062019 dated June 25, 2019) for sale to entities having RPO, irrespective of whether this power is within RPO or not.

NTP 2016 takes into account, among others, the certain factors such as return on investment, cost of debt and equity norms (for financing of future capital costs of projects, a debt to equity ratio of 70:30 to be adopted) in determining the tariff.

Guidelines for Tariff Based Competitive Bidding Process for Procurement of Wind and Solar Power

The Ministry of Power has issued guidelines on August 3, 2017 and December 8, 2017 for procurement of solar and wind power, respectively, through tariff based competitive bidding process, or the “Competitive Bidding Guidelines.” The Competitive Bidding Guidelines aim to enable the distribution licensees to procure solar and wind power at competitive rates in a cost-effective manner.

Guidelines for Tariff Based Competitive Bidding Process for Procurement of Round-The Clock Power from Grid Connected Renewable Energy Power Projects, complemented with Power from any other source or storage.

The Ministry of Power has issued guidelines on July 22, 2020 as amended on November 3, 2020 and February 5, 2021 to enable procurement of round-the-clock power by distribution companies from grid-connected renewable energy power projects, complemented with power from any source or storage, through tariff based competitive bidding process, and to facilitate addition to renewable energy capacity and fulfilment of renewable power obligation requirements of distribution companies. Pursuant to these guidelines, the renewable energy component generated under this program is eligible for renewable purchase obligation compliance. Further, the amendment dated February 5, 2021 has made it mandatory to include force majeure clauses in the PPAs as per the industry standards

Central Electricity Regulatory Commission (Terms and Conditions for Tariff Determination from Renewable Energy Sources) Regulations, 2017

CERC has announced the Central Electricity Regulatory Commission (Terms and Conditions for Tariff Determination from Renewable Energy Sources) Regulations, 2017, or the “Tariff Regulations 2017.” The tariff period under the Tariff Regulations 2017 is required to be considered from the date of commercial operations of the renewable energy stations. The Tariff Regulations 2017 further lay down the criteria which should be taken into consideration by CERC while determining the tariff for the sale of electricity generated from renewable sources.

Central Electricity Regulatory Commission (Terms and Conditions of Tariff Determination from Renewable Energy Sources) Regulations, 2020

CERC notified the Central Electricity Regulatory Commission (Terms and Conditions of Tariff Determination from Renewable Energy Sources) Regulations, 2020, or the “Tariff Regulations 2020,” on June 23, 2020. These regulations came into force from July 1, 2020 and shall remain effective till March 31, 2023, unless reviewed earlier or extended by CERC. Under the Tariff Regulations 2020, CERC has specified certain parameters for determination of tariff for new sources of renewable energy such as floating solar project, renewable hybrid energy project and renewable energy project with storage in addition to those covered in past tariff regulations. In case of renewable energy projects for which generic tariff has to be determined as per these regulations, it will be done through a tariff order at least one month before the commencement of the year for each year of the control period, which is from July 2020 to March 2023. The other tariff which is project specific, shall be determined by the CERC on a case to case basis for, amongst others, solar PV power projects, floating solar projects, solar thermal power projects, wind power projects, renewable hybrid energy projects and renewable energy with storage projects.

National Electricity Policy, 2005

The Indian Government notified the National Electricity Policy, or “NEP” on February 12, 2005, under Section 3 of the Electricity Act. The key objectives of the NEP, amongst other things are, stipulating guidelines for accelerated development of the power sector, providing supply of electricity to all areas and protecting interests of consumers and other stakeholders, keeping in view availability of energy resources, technology available to exploit these resources, economics of generation using different resources and energy security issues.

Further, NEP emphasizes the need to promote generation of electricity based on non-conventional sources of energy. The NEP provides that SERCs should specify appropriate tariffs to promote renewable energy (until renewable energy power projects relying on non-conventional technologies can compete within the competitive bidding system). SERCs are required to specify percentages of the total consumption of electricity in the area of a distribution licensee that progressively increase the share of electricity generated from renewable sources. Furthermore, the NEP provides that such purchase of electricity by distribution companies should be through competitive bidding.

The Government of India has released draft of National Electricity Policy, 2021 and sought comments from the stakeholders. Once implemented, the draft National Electricity Policy aims at achieving the following objectives, among others: (a) promotion of clean and sustainable generation of electricity; (b) development of adequate and efficient transmission systems; (c) revitalization of DISCOMs; (d) development of efficient markets for electricity; (e) supply of reliable and quality power in line with specified standards in an efficient manner; (f) move towards light-touch regulation; and (g) promotion of manufacturing goods and services in India in the generation, transmission and distribution segments of the power sector under the Make in India initiative and Atmanirbhar Bharat Abhiyan (self-reliance scheme).

Central Electricity Regulatory Commission (Indian Electricity Grid Code) Regulations, 2010, or “Grid Code”

The CERC in these regulations, as amended from time to time, has laid down the rules, guidelines, and standards to be followed for planning, developing, maintaining and operating the power systems, in the most secure, reliable, economic and efficient manner. These regulations have been amended to require the wind and solar power generators to forecast and schedule their power generation on a day ahead basis. Further, the Grid Code provides a “must-run” status to all solar and wind power plants and exempts such power plants from “merit order dispatch” principles.

Guidelines for Development of Onshore Wind Power Projects, 2016, or “MNRE Guidelines”

The Ministry of New and Renewable Energy, or “MNRE,” initially issued guidelines for orderly growth of the wind power sector, which were subsequently revised from time to time. These guidelines aim to facilitate the development of wind power projects in an efficient and cost-effective manner.

Revised Guidelines for Wind Power Projects, or “Wind Power Guidelines”

To ensure quality of wind farm projects and equipment, MNRE introduced the Wind Power Guidelines which were revised and addressed to the erstwhile State Electricity Boards, state nodal agencies and financial institutions such as Indian Renewable Energy Development Agency Limited, or “IREDA.” The Wind Power Guidelines provide for, inter alia, proper planning, selection of quality equipment and implementation, performance and monitoring of wind power projects.

Renewable Purchase Obligations

The Electricity Act promotes the development of renewable sources of energy by requiring the SERCs to ensure grid connectivity and the sale of electricity generated from renewable sources. In addition, the Electricity Act and the Tariff Policy require the SERCs to specify, for the purchase of electricity from renewable sources, a percentage of the total consumption of electricity within the area of a distribution licensee, which are known as RPOs. RPOs are required to be met by obligated entities (distribution licensees, captive power plants and open access consumers) by purchasing renewable energy, either by renewable energy power producers such as the Group, or by purchasing renewable energy certificates, or “RECs.” In the event of default by an obligated entity in any financial year, the SERC may direct the obligated entity to pay a penalty or to deposit an amount determined by the relevant SERC, into a fund to be utilized for, among others, the purchase of RECs.

Generation Based Incentive Scheme, or “GBI Scheme”

To encourage generation from wind energy projects, MNRE notified the GBI Scheme for grid connected wind power projects on December 17, 2009 which is currently applicable to the wind power projects which were commissioned and registered under the GBI Scheme during period commencing from the date of the aforementioned notification and up to March 2017. GBIs under the GBI Scheme are available for the wind power projects selling electricity to the grid and captive wind power projects but exclude wind power projects that undertake third-party sales. Only those wind power projects which sell electricity at the tariff announced by SERCs and/or state governments are eligible for availing benefits under the GBI Scheme. The objective of the GBI Scheme is to (i) broaden the investor base; (ii) incentivize actual generation with the help of generation/outcome based incentives; and (iii) facilitating entry of large independent power producers and foreign direct investment in the Indian wind power sector. Under the GBI Scheme, generation-based incentives are available for a minimum period of four years and maximum period of 10 years.

Ujwal Discom Assurance Yojana, or “UDAY”

UDAY is a scheme formulated by the Ministry of Power, Government of India, vide Office Memorandum dated November 20, 2015. It provides for the financial turnaround and revival of Power Distribution companies, or “DISCOMs.” The scheme is applicable only to state-owned DISCOMs including combined generation, transmission, and distribution undertakings.

The various state governments, their respective DISCOMs and the Government of India have entered into agreements which stipulate responsibilities of the entities towards achieving the operational and financial milestones under the scheme. One of the features of this scheme is that the States have agreed to take over 75% of the debt of the DISCOMs as of September 30, 2015 over a period of two years–50% of the DISCOM debt in 2015-16 and 25% in 2016-17 as per the mechanism provided for in the scheme.

National Solar Mission, or “NSM”

NSM was approved by the Government of India on November 19, 2009 and launched on January 11, 2010. The target for solar deployment was enhanced to 100 GW of solar power in India by 2022. The target principally comprises 40 GW rooftop solar power projects and 60 GW large and medium scale grid connected solar power projects. In addition, the Government of India on March 22, 2017 sanctioned the implementation of a scheme to enhance the capacity of solar parks from 20,000 MW to 40,000 MW for setting up at least 50 solar parks each with a capacity of 500 MW and above by 2019-2020, which was further extended to 2021-2022.

Central Electricity Regulatory Commission (Open Access in Inter-State Transmission) Regulations, 2008, or the “CERC Open Access Regulations”

The CERC Open Access Regulations, as amended from time to time, for inter-state transmission provide for a framework which not only facilitates traditional bilateral transactions (negotiated directly or through electricity traders), but also caters to collective transactions discovered in a power exchange through anonymous, simultaneous competitive bidding by sellers and buyers. Applicable to short term open access transactions up to one month at a time, the emphasis of the CERC Open Access Regulations is on scheduling rather than reservation to ensure that the request of an open access customer is included in the dispatch schedules released by RLDCs. Further, certain types of transmission services by payment of transmission charges (to be levied in Rupees per MWh) shall be available to open access customers based on the type of transactions, i.e., bilateral or collective. In addition to transmission charges, certain operating charges shall also be levied. The CERC Open Access Regulations enable entities connected to inter-state transmission as well as intra-state transmission and distribution systems to purchase power from a source other than the incumbent distribution licensee situated outside the relevant State.

Central Electricity Regulatory Commission (Grant of Connectivity, Long-term Access and Medium-term Open Access in inter-State Transmission and related matters) Regulations, 2009, or “CERC Connectivity & Access Regulations”

The CERC Connectivity & Access Regulations, as amended from time to time, provide a framework for granting connectivity, medium and long-term access to the inter-state transmission system, or “ISTS.” Any power generating station, including a captive generating plant or a bulk consumer, is authorized to seek connectivity, medium and long-term access to the ISTS in accordance with the provisions made under these Regulations. CERC Connectivity & Access Regulations identifies Central Transmission Utility, or “CTU” as the nodal agency for grant of connectivity. With respect to medium and long-term access to ISTS, CTU is mandated to frame procedures concurrent to the CERC Connectivity & Access Regulations covering all the aspects as envisaged in the CERC Connectivity & Access Regulations in detail. For grant of connectivity, wind and solar based projects are treated differently by CERC Connectivity & Access Regulations, as a separate set of procedures is framed for wind and solar projects safeguarding the interests of renewable energy projects and the transmission system owner.

Central Electricity Regulatory Commission (Sharing of Inter-State Transmission Charges and Losses) Regulations, 2020, or “CERC Transmission Charges Regulations 2020”

The CERC, pursuant to the notification dated May 4, 2020, has announced the CERC Transmission Charges Regulations 2020. As per the CERC Transmission Charges Regulations 2020, transmission charges and losses for the use of ISTS are not payable for solar power-based projects whose useful life has been commissioned during the period from July 1, 2011 to June 30, 2017. The CERC Transmission Charges Regulations 2020 has come into force from November 1, 2020 and has superseded the CERC Transmission Charges Regulations 2010. Pursuant to its orders dated September 30, 2016, June 14, 2017, February 13, 2018 and November 6, 2019, the Ministry of Power exempted wind and solar based generating projects commissioned until December 31, 2022, which were selling power to all entities including distribution companies for fulfilment of their RPO, from the applicability of ISTS transmission charges and losses for a period of 25 years from the date of commercial operation of such generation projects if such capacity has been awarded as per the competitive bidding guidelines notified by the Central Government. On August 5, 2020, the Ministry of Power, inter alia, extended applicability of such exemptions until June 30, 2023.

Central Electricity Regulatory Commission (Deviation settlement Mechanism and related matters) Regulations, 2014, or “F&S Regulations”

The CERC in these regulations has laid down rules guidelines and standards for maintaining grid discipline and grid security as envisaged under the Grid Code through the commercial mechanism for Deviation Settlement through withdrawal and injection of electricity by the users of the grid including wind and solar based plants connected to an interstate transmission network. The wind and solar generators connected to interstate transmission networks are required to provide a daily 15 minutes time block wise generation schedule. The schedule may be revised by giving advance notice to the relevant Regional Load Despatch Centre. Any deviations between actual generation with respect to the schedule generation in the 15-minute time block is liable to attract commercial charges as per the formula prescribed in the F&S Regulations.

Renewable Energy Certificates, or “REC”

The CERC notified the Central Electricity Regulatory Commission (Terms and Conditions for Recognition and Issuance of Renewable Energy Certificate for Renewable Energy Generation) Regulations, 2010, or the “REC Regulations,” on January 14, 2010 and the same was amended on March 28, 2016. The REC Regulations aim at the development of markets for power from non-conventional energy sources by issuance of transferable and saleable credit certificates. The REC Regulations facilitate fungibility and inter-state transaction of renewable energy with least cost and technicality involved. The CERC has nominated the National Load Despatch Centre as the central agency to perform the functions, including, inter alia, registration of eligible entities, issuance of certificates, maintaining and settling accounts in respect of certificates, acting as repository of transactions in certificates and such other functions incidental to the implementation of REC mechanism as may be assigned by the CERC. The REC mechanism provides a market-based instrument which can be traded freely and provides means for fulfilment of RPOs by the distribution utilities/consumers.

National Wind-Solar Hybrid Policy, or “Hybrid Policy”

MNRE announced the Hybrid Policy on May 14, 2018, with an aim to encourage renewable power generation and promote new projects as well as hybridization of the existing wind and solar projects. The policy was amended on August 13, 2018. The main objective of the Hybrid Policy is to provide a framework for promotion of large grid connected wind-solar photovoltaic hybrid systems for optimal and efficient utilization of transmission infrastructure and land, reducing the variability in renewable power generation and achieving better grid stability.

The implementation of wind solar hybrid systems will be/was on the basis of different configurations and use of technology. The Hybrid Policy mandates the Central Electricity Authority and the CERC to formulate necessary standards and regulations for wind-solar hybrid systems.

Guidelines for Tariff Based Competitive Bidding Process for procurement of power from Grid Connected Wind Solar Hybrid Projects, 2020, or “Hybrid Projects Guidelines”

Pursuant to the Hybrid Policy, a scheme was introduced on May 25, 2018 for setting up of 2500 MW of wind-solar hybrid power projects at a tariff discovered through competitive bidding. The Hybrid Projects Guidelines dated October 14, 2020 issued by MNRE provides a framework for procurement of electricity from ISTS grid connected wind-solar hybrid power projects and facilitates transparency and fairness in procurement processes. Further, power purchase agreements, or “PPAs,” entered into pursuant to these guidelines shall not have a term lesser than 25 years from the COD.

Integrated Day Ahead Market

Pursuant to a notification dated March 24, 2021, the Ministry of Power, India, an integrated day-ahead market, or “Integrated DAM”, is expected to be launched at the power exchanges with separate price formation for power generated from renewable energy and conventional power. According to this notification, the proposed market structure should allow the buyer to meet the RPO target by dire power from the exchange. The notification is proposed to be implemented by June 30, 2021.

State Level Policies, Guidelines for Promotion and Establishment of Renewable Energy Projects

In addition, projects developed by the SPVs in various states are subject to state level policies. Various states in India have from time to time announced administrative policies and regulations in relation to solar and wind power projects and related matters. Typically, these state policies are framed by nodal agencies responsible for development of renewable energy and energy conservation in the respective states. These policies provide for, among others, the incentives of setting up of wind and/or solar power projects in the relevant states, procedures and approvals required for setting up of wind and solar power projects within the state, regulation of grid integration, connectivity and security, and tariff determination. These state-specific policies and regulations have material effects on our business as PPAs between project developers and state offtakers are entered into in accordance with the applicable state policies and regulations. Accordingly, these PPAs are standard form contracts and the project developers have no flexibility in negotiating the terms of the PPAs. The majority of our solar power plant generation occurs in States of Karnataka, Madhya Pradesh, Andhra Pradesh, Gujarat and Maharashtra. Some key regulations applicable in these states are described below.

Rajasthan

The Rajasthan Renewable Energy Corporation Limited is the nodal agency responsible for promoting and developing renewable energy in the state of Rajasthan.

The Government of Rajasthan notified the Rajasthan Wind and Hybrid Energy Policy, 2019 which came into effect from December 18, 2019 and will remain in force until superseded by another policy. The Rajasthan Wind and Hybrid Energy Policy, 2019 is aimed at achieving 2,000 MW of wind power capacity and 3,500 MW of wind-solar hybrid power projects in Rajasthan by 2024-25. In addition, this policy also aims to promote development of wind and wind-solar hybrid power projects aimed at captive consumption and sale to third parties within and outside Rajasthan, and further enable fulfilment of the RPO of the distribution companies (as determined by the Rajasthan Electricity Regulatory Commission).

The Government of Rajasthan has formulated the Rajasthan Solar Energy Policy, 2019 which has come into effect on December 18, 2019 and will remain in force until superseded or modified by another policy. The Rajasthan Solar Energy Policy, 2019 aims for the state of Rajasthan to be a major contributor for achieving the national target of 100 GW capacity of solar energy as a part of the global commitment. All such power projects have been considered to be eligible industries under schemes administered by the Industries Department of Government of Rajasthan.

The Rajasthan Electricity Regulatory Commission (Forecasting, Scheduling, Deviation Settlement and Related Matters of Solar and Wind Generation Sources) 2017, or “RERC Forecasting Regulations,” were notified with an aim to facilitate large scale grid integration of wind and solar projects while maintaining grid security, reliability and security as envisaged under the grid code through forecasting, scheduling and commercial mechanisms for settlement of deviations for wind and solar projects.

Karnataka

The Karnataka Renewable Energy Development Limited is the agency responsible for promoting and developing renewable energy in the state of Karnataka. The state government of Karnataka has formulated the Karnataka Solar Policy 2014-2021, or “Karnataka Solar Policy,” which will remain in effect until 2021 or until modified. The Karnataka Solar Policy, as amended, aims to harness a minimum of 6,000 MW by 2021 in multiple phases. The Karnataka Solar Policy provides incentives such as tax concessions under the Karnataka Industrial Policy 2014-2019 and central excise duty and customs duty exemptions. Solar projects are further exempt from obtaining consent from the Karnataka Pollution Control Board, which is otherwise required under the pollution control laws of the state of Karnataka.

The Karnataka Electricity Regulatory Commission (Forecasting, Scheduling, Deviation settlement and related matters for Wind and Solar Generation sources) 2015, or “KERC DSM Regulations,” were notified with an aim to facilitate large scale grid integration of wind and solar projects while maintaining grid security, reliability and security as envisaged under the grid code through forecasting, scheduling and commercial mechanisms for settlement of deviations for wind and solar projects. All wind and solar generating stations with installed capacity of 10 MW and above and 5 MW and above, respectively, fall under the purview of KERC DSM Regulations. Wind and solar power generators connected to the state grid forecast and schedule their power generation on a week ahead, day ahead and intra-day basis. The schedule by wind and solar generators may be revised by giving advance notice to the relevant State Load Despatch Centre. Depending upon the degree of variation from the schedule provided and actual generation in 15 minutes time block basis, wind and solar generators are liable to pay/receive the charges for deviations as per the formula prescribed under the KERC DSM Regulations.

Madhya Pradesh

The New and Renewable Energy Department of the Government of Madhya Pradesh is the nodal agency responsible for implementing various programs and policies of the Government of India and the Government of Madhya Pradesh for the renewable energy sector.

The Government of Madhya Pradesh implemented the Wind Power Project Policy, 2012, as amended, or the “MP Wind Policy.” The MP Wind Policy aims to promote wind energy as an additional and alternative source of energy and to encourage participation of the private sector to set up wind power based projects in Madhya Pradesh in order to efficiently tap the wind energy potential of around 5,500 MW available in Madhya Pradesh. Under this policy, certain incentives have been proposed to be granted including providing subsidies to distribution companies towards concessional wheeling charges of 4% of the energy injected as against the normal rate of prevailing energy wheeling charges, providing an exemption for 10 years from payment of electricity duty, and by providing an exemption from the payment of VAT and entry tax.

The Madhya Pradesh Electricity Regulatory Commission (Forecasting, Scheduling, Deviation Settlement Mechanism and Related Matters of Solar and Wind Generating stations) Regulations, 2018, or the “MPERC Forecasting Regulations,” were notified with an aim to facilitate grid integration of wind and solar energy generated in Madhya Pradesh while maintaining grid stability and security as envisaged under the State Grid Code and the Electricity Act, through forecasting, scheduling and a mechanism for the settlement of deviations by wind and solar based generators.

Andhra Pradesh

The New and Renewable Energy Development Corporation of Andhra Pradesh Limited is the agency responsible for promoting and developing renewable energy in the state of Andhra Pradesh. The Government of Andhra Pradesh has issued the Andhra Pradesh Wind Power Policy, 2018, or “AP Wind Policy 2018.” The AP Wind Policy 2018 seeks to achieve capacity addition through wind power in the next five years in Andhra Pradesh. The main objectives of the AP Wind Policy 2018 are to encourage and develop wind power energy generation in Andhra Pradesh in order to garner investments for setting up manufacturing facilities and attracting private investment for establishment of large wind power projects. The AP Wind Policy 2018 will remain applicable until 2023, and wind power projects commissioned under the AP Wind Policy 2018 will be eligible for incentives for a period of 10 years from the date of commissioning.

The Government of Andhra Pradesh has issued Andhra Pradesh Solar Power Policy, 2018, or “AP Solar Policy 2018,” on January 3, 2019 superseding the Andhra Pradesh Solar Power Policy, 2015 due to the current trend of falling solar prices. Pursuant to AP Solar Policy 2018, the state government aims to achieve an addition to solar power capacity of minimum 5,000 MW in the next five years. The AP Solar Policy 2018 will remain applicable until 2023. The key incentives under this policy include deemed industry status for power generators under this policy and exemption from obtaining pollution control no-objection certificates; projects set up under state government solar parks are exempted from obtaining registration from the nodal agency.

The Andhra Pradesh Electricity Regulatory Commission Forecasting, Scheduling and Deviation Settlement of Solar and Wind Generation Regulations, 2017, or the “AP Forecasting Regulations,” apply to every wind and solar energy generator in Andhra Pradesh connected to the transmission network of the Transmission Corporation of Andhra Pradesh and/or the distribution network of the DISCOMs (including those connected through pooling stations) and supplying power to DISCOMs or to third parties through open access or for captive consumption through open access, and selling power within or outside the state.

Gujarat

The Gujarat Wind Power Policy 2016, or the “Gujarat Wind Policy,” was notified on August 2, 2016 and will remain in force until June 30, 2021. The aim of the Gujarat Wind Policy has been to promote generation of power from clean and green sources of energy and to entail a more conducive investment framework in order to encourage more private sector participation for development of wind power projects. The Gujarat Energy Development Agency is the nodal agency for implementation of the Gujarat Wind Power Policy. Under the Gujarat Wind Policy, wind projects installed and commissioned during the operative period shall become eligible for the benefits and incentives declared under the policy for a period of 25 years from their date of commissioning or for the lifespan of the projects, whichever is earlier. The Gujarat Wind Power Policy imposes an obligation on every distribution licensee to purchase electricity from renewable sources in accordance with the relevant Gujarat Electricity Regulatory Commission orders.

The Gujarat Electricity Regulatory Commission (Forecasting, Scheduling, Deviation Settlement and Related Matters for Solar and Wind Generation Sources) Regulations, 2019 apply to every wind and solar power generator having combined installed capacity of 1 MW and above and connected to the state grid, whether independently or through pooling substations, and generating power whether for self-consumption or for sale within or outside the state.

The state government has also announced Gujarat Solar Power Policy, 2021 on December 29, 2020 to align the solar power policy generation in the state with expansion of India’s solar power generation goals. This policy shall remain effective until December 31, 2025 and all the solar power systems installed and commissioned during the period of this policy are entitled to the incentives offered under this policy for a period of 25 years from the date of commissioning. The key incentives offered under this policy include removal of restrictions on installed capacity, offering of power at pre-fixed prices by the self-owned systems, no transmission and wheeling charges exemption from cross subsidy and additional surcharges.

Telangana

The Telangana State Renewable Energy Development Corporation Limited is the nodal agency responsible for promoting and developing renewable energy in the state of Telangana. The state government has issued Telangana Solar Power Policy 2015 to realize and harness the potential of solar power of the state and contributing long-term energy security to the state. This policy was effective for five years. The policy aims to incentivize usage of solar energy to generate electricity in the form of exempting electricity duty, 100% refund of VAT/SGST for all the solar power project inputs for a period of 5 years, and 100% refund of stamp duty for land purchased for development of solar power project.

The state government has also issued a Draft Wind Power Policy 2016 in order to harness the potential to generate wind power of the state by promoting public as well as private investment in wind power generation in the state, further contributing to long-term energy of the state by combining renewable with thermal power generation. Through this policy, the state government aims to generate power through wind energy through, inter alia, forming a wind policy cell for a single window clearance of applications, exempting the ceiling limit of Telangana Land Reforms (Ceiling on Agricultural Holdings) Act, 1973, exempting wheeling and transmission charges for captive use of power within the state, exempting electricity duty, refunding of VAT/SGST for a period of five (5) years and refund of stamp duty for the land purchased for wind power projects.

The Telangana State Electricity Regulatory Commission (Forecasting, Scheduling, Deviation Settlement and Related Matters of Solar and Wind Generation sources) 2018 apply to all wind and solar generators in Telangana connected to the intra state transmission system. These Regulations aim to facilitate integration of solar and wind generating stations while maintaining the stability of the grid.

Maharashtra

The Maharashtra Energy Development Agency is the nodal agency for promoting and developing the renewable energy in the state of Maharashtra. The state government has issued a Comprehensive Policy for Grid connected Power Projects based on New and Renewable (Non-conventional) Energy Sources on July 20, 2015 to generate and promote electricity from projects based on renewable energy sources including solar, wind, bagasse or biomass co-generation, small and hydro and from agriculture, mineral, bio-medical, industrial waste. The state government has also issued Unconventional Energy Generation policy in December 2020 to promote non-conventional source-based energy in the state. Pursuant to this policy, the state government intends to address power outage issues and pollution in the state due to rapid industrialization and urbanization.

In terms of this policy, a target for wind power projects of 5,000 MW was set, out of which 1,500 MW out of that would be developed for meeting renewable purchase obligation of distribution licensees. Such wind projects developed under this policy would be eligible to be registered as ‘industrial units’ with the industrial department of state government. Pursuant to this policy, solar power projects are provided with various incentives including (a) private land owners could give their own land on a lease or rental basis for developing solar power projects; (b) exemption from obtaining approval from the State Pollution Control Board; (c) granting of open access by distribution licensees to the project developers opting for captive use or for third-party sale and; (d) exemption from levy of electricity duty for the first ten (10) years for solar power projects established for captive use.

The Maharashtra Electricity Regulatory Commission (Forecasting, Scheduling and Deviation Settlement for Solar and Wind Generation) Regulations, 2018, or the “MERC F&S Regulations,” apply to wind and solar energy generators in the state of Maharashtra connected to the intra-state transmission system and using the power generated for self-consumption or sale within or outside the State. In accordance with the MERC F&S Regulations, the power generators are required to pay a charge as specified in the MERC F&S Regulations for deviating from the generation specified in the schedule by State Load Despatch Centre from time to time. However, the Maharashtra Electricity Regulatory Commission, in its order dated August 12, 2020, has directed a working group to undertake a detailed scrutiny of computation of state periphery charges in the deviation settlement mechanism bills and has stated that it shall decide further course of action with respect to the collection of such charges.

Environmental Laws

The Central Pollution Control Board of India, or “CPCB,” a statutory organization established in 1974 under the Ministry of Environment, Forest and Climate Change, or “MoEF&CC,” is responsible for setting the standards for maintenance of clean air and water and providing technical services to the MoEF&CC.

CPCB has classified industrial sectors under the red, orange, green and white categories. The newly introduced white category pertains to those industrial sectors which are practically non-polluting, including solar power generation through photovoltaic cells, wind power projects of all capacities and mini hydroelectric power. In relation to the white category of industries, only intimation to the relevant State Pollution Control Board is required, and there is no requirement to obtain a consent to operate for this category. However, the pollution control laws in India are required to be adhered to subject to its applicability on the entities prescribed under the relevant legislations.

National Action Plan on Climate Change

The National Action Plan on Climate Change, or the “NAPCC,” issued by the Government of India in 2008 has recommended that the national renewable energy generation standard be set at 5% of total grid purchase and that it be increased by 1% each year for ten (10) years, with the option for the SERCs to set higher minimum percentages than 5%, to ensure that by 2020, 15% of the total power capacity is generated from renewable energy sources. NAPCC also recommends imposition of penalty under the Electricity Act in case of utilities falling short to meet their RPOs.

National Wind Mission

In order to boost electricity generation from on-shore and off-shore wind sources, ensure certainty for stakeholders and capacity building, the MNRE has formulated the National Wind Mission, which provides for, inter alia, single window clearance for wind energy projects, land allocation mechanisms, tariff and financing mechanisms.

Legal Proceedings

We are occasionally party to various claims and legal proceedings which arise during the normal course of our business, including but not limited to, civil proceedings, labor matters, income tax, local and municipal tax, state entry tax, goods and services tax, value added tax, safeguard duty and other contractual disputes.

Except as disclosed below, our Company and its subsidiaries are not currently subject to any material regulatory, legal, tax or arbitration proceedings which may have or have had a significant material impact on its financial position or profitability nor are they aware of any such proceedings that are pending or threatened.

Other than the outstanding material litigations, proceedings and potential liabilities disclosed below, we are also party to other regular course litigations, proceedings and potential liabilities with OEMs, customers, contractors and suppliers, including matters relating to payment disputes, right of way issues and disputes over land that arise in the ordinary course of our business in India. We do not consider any of these matters individually to have a significant material impact on us.

(i)	A writ petition in the form of a public interest litigation, or “PIL” has been filed by one Mr. Zaru Madeva Lakhu and others, against the Company and others before the High Court of Gujarat. In the

PIL, the petitioners prayed to stop the Vaghura Gram Panchayat and the Company from installing transmission lines/ poles of electricity over certain parcels of land alleging that such land is reserved for public purpose in Gujarat, and to remove the existing lines or to set aside the permission granted for such installation for construction of a wind power plant. Through an interim order dated November 21, 2019, the High Court of Gujarat directed status quo to be maintained as on date of the order, with respect to the construction and possession of such land. The project was already commissioned and such land is in possession of the Company as on the date of the order. The PIL is currently pending.

(ii)

Abha Sunlight Private Limited and Izra Solar Energy Private Limited, our subsidiaries, entered into separate power purchase agreement, or “PPA” with Chamundeshwari Electricity Supply Corporation Limited, or “CESCOM”, to develop two 20 MW solar power projects in Taluk Kalaghatagi, District Dharwad in the State of Karnataka and Taluk Gokak, District Belgaum in the State of Karnataka, respectively. Both PPAs provide for downward revision of tariff and liquidated damages for any delays in commissioning other than on account of force majeure events specified in the PPAs. Commissioning of both projects was delayed due to heavy rainfall at both project locations. Consequently, Abha Sunlight Private Limited and Izra Solar Energy Private Limited claimed force majeure under the relevant PPA and asked to extend the scheduled date of commissioning. Subsequently, Abha Sunlight Private Limited and Izra Solar Energy Private Limited commissioned the projects with a delay of eight days and five days, respectively. Under the PPAs, if delay in commissioning the project is due to force majeure, the petitioner is first required to commission and then seek approval for condonation of delay before the Karnataka Electricity Regulatory Commission, or “KERC.” Accordingly, Abha Sunlight Private Limited and Izra Solar Energy Private Limited have filed separate petitions before the KERC against CESCOM and Karnataka Renewable Energy Development Limited, seeking condonation of delay and extension of the scheduled date of commissioning on account of aforementioned force majeure event. CESCOM has filed separate statements of objections seeking dismissal of both petitions. The matters are currently pending.

(iii)

ReNew Wind Energy (TN) Private Limited, our subsidiary, has filed a petition against Solar Energy Corporation of India, or “SECI”, and others, before the Central Electricity Regulatory Commission, or “CERC.” The petitioner had entered into a PPA with SECI to develop a 265 MW wind power project situated at Bhuj, in the State of Gujarat. The petitioner stated that due to force majeure events and events beyond its control, it has become impossible to commission the project within the timelines specified in the PPA. Accordingly, the petitioner has sought, inter alia, a declaration from CERC that the petitioner is entitled to terminate the PPA on account of force majeure and impossibility of performance, and an injunction restraining SECI from taking any adverse or coercive steps. In its letter dated July 26, 2020 to SECI, the petitioner notified SECI of its intention to terminate the PPA due to impossibility of performance and frustration on account of force majeure events and requested SECI to return the performance bank guarantee submitted by the petitioner. In its order dated August 6, 2020, CERC directed SECI not to invoke the performance bank guarantee until the next date of hearing. This petition is currently pending.

Subsequently, by way of a letter dated July 29, 2020, the petitioner surrendered to Power Grid Corporation of India Limited, or “PGCIL”, the connectivity and relinquishment of the long term access to the Project and sought return of the bank guarantee submitted in favor of PGCIL. Thereafter, the petitioner filed a petition before the CERC against PGCIL seeking, inter alia: (i) a declaration that the transmission agreements for connectivity, transmission service agreement and the agreement for long term access for its project, entered into between the petitioner and PGCIL stand frustrated on account of force majeure and impossibility; (ii) return of the bank guarantee by PGCIL, which was submitted by the petitioner in terms of the transmission agreement for connectivity and the long term access agreement for such project; and (iii) a declaration that no relinquishment charges or any other charges or penalties are payable by the petitioner. Along with this petition, the petitioner also filed an interlocutory application before the CERC seeking, inter alia, an ex parte stay against the invocation of the bank guarantees for connectivity and long term access submitted by the petitioner. The CERC has admitted the petition and ordered, inter alia, status quo on invocation of the bank guarantee until further hearing. This petition and the interlocutory application are currently pending.

(iv)

The petitioners, ReNew Wind Energy (MP Three) Private Limited and ReNew Wind Energy (Rajasthan Four) Private Limited, our subsidiaries, entered into PPAs with the BESCOM to develop 20MW solar power projects at Taluks Honnali and Turvukere, in the State of Karnataka, respectively. Due to delay in commissioning of the power projects within the timelines under the PPAs, BESCOM issued letters to petitioners in relation to reduction of tariff and levy of liquidated damages on account of delay in commissioning, of the Honnali and Turvekere projects. ReNew Wind Energy (MP Three) Private Limited approached the High Court of Karnataka challenging these letters, which disposed of the writ petition with a direction to the petitioners to approach the KERC for appropriate relief. The petitioners then filed petitions, or “KERC Petitions”, before the KERC for quashing these letters, arguing that the delay in commissioning was on account of force majeure events including, due to inordinate delay in granting evacuation approval by the Karnataka Power Transmission Corporation Limited and delays on account of implementation of the Goods and Services Tax Act, 2017. Through its replies, BESCOM has opposed the KERC Petitions and relief sought therein. The KERC Petitions are currently pending.

(v)

The KERC, through its order dated July 4, 2014, or “Wind Order”, specified, among others, the wheeling and banking charges at 5% and 2% respectively, of injected energy for wind energy projects that were commissioned on or before March 31, 2018, for a period of 10 years from the date of commissioning. Subsequently, through its order dated August 18, 2014 or “Solar Order”, the KERC exempted the wheeling and banking charges and cross subsidy charges for solar power plants. However, pursuant to an order dated May 14, 2018 or “Impugned May 14 Order”, KERC levied transmission charges, line losses and other charges including banking charges in respect of solar and wind power plants which were commissioned between March 31, 2017 and March 31, 2018. All renewable energy projects availing Renewable Energy Certificate which had not completed 10 years from date of commercial operation as on March 31, 2018 were liable to pay 25% of the normal transmission charges and/or wheeling charges in cash as determined by the Commission from time to time. The Company, and certain of our subsidiaries (including ReNew Wind Energy (AP) Private Limited) and others filed a writ petition against BESCOM and other distribution licensees, or “ESCOMs” before the High Court of Karnataka or “Karnataka HC”, seeking issuance of a direction for setting aside the Impugned May 14 Order. The Karnataka HC has allowed this petition and set aside the Impugned May 14 Order which has now been challenged by an appeal by ESCOMs and KERC. The matter is pending.

(vi)

Southern Power Distribution Company of Andhra Pradesh Limited and the Eastern Power Distribution Company of Andhra Pradesh Limited, have filed a petition against National Thermal Power Corporation Limited, SECI, ReNew Solar Energy (Karnataka) Private Limited and other solar power developers before the Andhra Pradesh Electricity Regulatory Commission, or “APERC” for certain reliefs, including: (i) revision of tariff in respect of the solar power projects of ReNew Solar Energy (Karnataka) Private Limited and other solar power developers to Rs. 2.44 per unit from July 2019 onwards with respect to PPAs/power sale agreements entered into during 2012 to 2016 from Rs. 6.49 per unit; or (ii) reduction of the duration of the PPA/ power sale agreements to a period of five years from the date of commercial operation with respect to PPAs/ power sale agreements entered into during 2012 to 2016. The AP HC by an order dated November 28, 2019 in a separate writ appeal issued a stay on all proceedings in this petition until the disposal such separate writ appeal. This petition and the separate writ appeal are currently pending.

(vii)

The petitioner, ReNew Solar Energy (Karnataka) Private Limited, our subsidiary, received a show cause notice dated March 12, 2020 from the Assistant Commissioner, (CT), LTU, Commercial Taxes Department at Kurnool, Andhra Pradesh, or “AC Kurnool”, demanding an amount of approximately Rs. 70.80 million as entry tax on the import of goods from its suppliers for the 39 MW solar power plant at Adoni, Andhra Pradesh. Subsequently, the AC Kurnool issued an ex-parte order dated September 5, 2020, or “Impugned September 5 Order” demanding entry tax of approximately

Rs. 36.61 million. Consequently, the petitioner filed a petition before the AP HC against AC Kurnool and the State of Andhra Pradesh for, inter alia, quashing the notice and the Impugned September 5 Order and declaring Section 3 of the Andhra Pradesh Tax on Entry of Goods into Local Areas Act, 2001 as unconstitutional, and also sought a stay on all proceedings and consequential actions (including recovery of entry tax) in the matter pending final disposal of this petition. The AP HC directed the respondents to grant a personal hearing to the petitioner to present supporting documentation. Subsequently, the AC Kurnool levied a revised demand of Rs. 27.21 million through an order dated December 10, 2020, or “December 2020 Order.”

Subsequently, the Company filed a writ petition before the AP HC challenging the December 2020 Order. By order dated January 27, 2020, the AP HC stayed the recovery of entry tax by the AC Kurnool pursuant to the December 2020 Order and the recovery notice dated January 19, 2021. Both petitions are currently pending.

(viii)

ReNew Vayu Urja Private Limited (formerly known as KCT Renewable Energy Private Limited), or “RVUPL”, filed writ petitions against, inter alia, the Commercial Tax Officer, Government of Andhra Pradesh, or “CTO”, before the AP HC challenging the entry tax levied on the goods imported by RVUPL in the State of Andhra Pradesh in 2015-16 and 2016-17. By way of assessment orders each dated February 26, 2021, or “AO Orders”, the CTO levied an entry tax of ₹ 3.93 million and ₹ 21.42 million for the relevant period of 2015-16 and 2016-17, respectively, under section 3 of Andhra Pradesh Tax on Entry of Goods into Local Areas Act, 2001, or “APET Act”, on goods imported by RVUPL such as transformers, machine heads and vacuum circuit breakers. By way of these writ petition, RVUPL has challenged the AO Order on the grounds that, inter alia, such orders are premature since the decision on validity of section 3 of APET Act is pending before the AP HC and certain imported goods do not come under the description of goods on which entry tax is leviable. Further, RVUPL has also sought a direction for declaring section 3 of the APET Act as unconstitutional and ultra vires as it violates the fundamental rights guaranteed under the Constitution of India. By way of its order dated March 26, 2021, AP HC has stayed the recovery of entry tax under the AO Orders. This matter is currently pending.

(ix)

BESCOM and ESCOMs filed petitions before the KERC, seeking, among other reliefs, higher surcharge per unit on the open access consumers drawing power from the renewable energy sources. KERC, through an order dated May 14, 2018, or “Impugned May 14 Order”, levied additional surcharge, which the Company, and certain of our subsidiaries challenged by an appeal before the APTEL on several grounds, including that imposition of charges was in violation of the relevant open access regulations and the Electricity Act and that the ESCOMs did not resort to proper forecasting before submitting request for higher surcharges. Subsequently, APTEL granted an interim stay on the Impugned May 14 Order. The appeal is pending.

(x)

ReNew Wind Energy (Karnataka) Private Limited and ReNew Wind Energy (AP) Private Limited, our subsidiaries, set up projects to supply electricity for captive use by its owners and shareholders. The KERC though a circular dated September 18, 2018, or “Impugned Circular”, directed the ESCOMs and Karnataka Power Transmission Corporation Limited to monitor the status of group captive generators/ consumers to ensure that they have acquired the status of group captive generators/ consumers and to verify their compliance of consumption of electricity in accordance the Electricity Rules, 2005, and to levy cross subsidy surcharge and electricity tax differential on captive users drawing power from captive generating plants in case of any violation. Pursuant to and basis the Impugned Circular, ESCOMs issued demand letters to the captive users of our subsidiaries specified above, seeking recovery of cross subsidy surcharge and differential of applicable electricity tax due to failure of compliance with the Electricity Rules, 2005.

Subsequently, such subsidiaries have filed separate petitions, “Petition 1” and “Petition 2” respectively, before the KERC against the ESCOMs. In both petitions, we have sought a declaration that the actions of the ESCOMs in issuing such demand letters are illegal. The KERC, through its orders dated

March 7, 2019 (in Petition 1) and April 25, 2019 (in Petition 2), together, “Interim Orders”, granted an interim stay, on the disconnection of power supply to the premises of the captive users of such subsidiaries.

Subsequently, such captive users received fresh demand letters from some ESCOMs. Accordingly, our subsidiaries filed separate writ petitions, before the Karnataka HC against the State of Karnataka, the KERC and the ESCOMs seeking a declaration that the Impugned Circular and the demand letters issued by the ESCOMs in pursuance of the Impugned Circular are illegal. The Karnataka HC by its interim orders dated July 18, 2019 and September 18, 2020 in respect of the two writ petitions, ordered the ESCOMs to not take any precipitative action against captive users. The petitions and writ petitions are pending, and the interim orders in the writs have been extended until the next date of hearing.

(xi)

Southern Power Distribution Company of Andhra Pradesh Limited and the Eastern Power Distribution Company of Andhra Pradesh Limited, have filed a petition, or “Tariff Petition”, before APERC against 82 power producers including eight subsidiaries of ReNew India, seeking amendment of Regulation 1 of 2015 issued by the APERC and consequent redetermination/reduction of tariff determined by the APERC for the years ended March 31, 2016 and 2017. Some power producers filed petitions before the AP HC challenging the jurisdiction of APERC to entertain the Tariff Petition. The AP HC, by order dated September 24, 2019, disposed of these petitions by directing APERC to dispose of the Tariff Petition while determining its own jurisdiction to decide the same. The Company has filed an appeal against order dated September 24, 2019 before the Division Bench of the AP HC. The appeal is pending.

The Government of Andhra Pradesh had, through its order dated July 1, 2019, or “HLNC Order”, directed the constitution of a High Level Negotiation Committee, or “HLNC” to review, negotiate and reduce the high wind and solar energy purchase prices, among other things. Subsequently, the Southern Power Distribution Company of Andhra Pradesh Limited, or “APSPDCL” issued letters dated July 11, 2019, or “Letter 1” and July 12, 2019, or “Letter 2” to the Company and nine of our subsidiaries, or “petitioners” requesting that we and other power producers attend a meeting for negotiations on tariffs under the respective PPAs for wind and solar power projects and that the tariff orders with respect to wind and solar power projects were contrary to law and cast an unjustified burden on the distribution companies in the State. Accordingly, APSPDCL sought revision to tariff of the PPAs entered into by us and other power producers, and stated that in the absence of such renegotiation, the relevant PPAs would be terminated.

Subsequently, the petitioners filed petitions against the State of Andhra Pradesh, APSPDCL and others, or “AP Respondents” before the AP HC that the aforementioned action and the Letter 2 are violative of our fundamental rights and sought an injunction against the AP Respondents from, among others, terminating the PPAs. The AP HC, through its common order dated July 25, 2019, or “Order”, found that the HLNC Order was contrary to the provisions of the Electricity Act, 2003 and the terms of the respective PPAs.

Further, APSLDC had, since July 25, 2019, been curtailing generation from our wind power plants in Andhra Pradesh. The petitioners also filed an interim application, or “First Interim Application” challenging such curtailment before the AP HC, and the AP HC, in its order directed the APSLDC and the Transmission Corporation of Andhra Pradesh Limited, or “APTRANSCO” to refrain from arbitrary curtailment of power generated by power projects, and further directed the APTRANSCO to inform the justification for curtailment of power in writing on its website on a weekly basis as required under the applicable grid code.

The petitioners filed another interim application on September 16, 2019, before the AP HC for declaration that the disconnection of three wind power projects owned by Helios Infratech Private Limited (100.80 MW), Ostro Andhra Wind Private Limited (98.70 MW) and Ostro AP Wind Private Limited (98.70 MW) from grid connectivity was illegal, and for immediate reconnection and to allow the petitioners to continue to supply power to APSPDCL. By way of its order dated September 24,

2019, or “Reconnection Order”, the AP HC held that the disconnection was contrary to law, and directed APTRANSCO to immediately reconnect the three wind power projects. Thereafter, due to non-compliance with the Reconnection Order, the petitioners filed a contempt petition, or “Contempt Petition”, against the concerned officer of APTRANSCO before the AP HC on October 21, 2019, whereas the Andhra Pradesh Power Coordination Committee, APSPDCL and the Government of Andhra Pradesh filed an appeal before the Division Bench of the AP HC against the Reconnection Order. Thereafter, APTRANSCO reconnected the projects on November 6, 2019 and the appeal against the Reconnection Order was withdrawn. The Contempt Petition is currently pending.

Further, by way of its order dated September 24, 2019, or “Final Order”, the AP HC decided in favor of the petitioners by setting aside the HLNC Order and Letter 2. In the Final Order, the AP HC ordered the respondents to pay tariffs at an interim rate of Rs. 2.43/kWh and Rs. 2.44/kWh for wind power and solar power, respectively, for the period where bills were raised by power generating companies but unpaid, and for future bills to be raised by power generating companies until the final determination of a matter pertaining to revision of tariffs pending before APERC. Thereafter, a contempt petition has been filed by the petitioners before the AP HC against Andhra Pradesh Power Coordination Committee for non-compliance with the Final Order, which is pending adjudication. The Andhra Pradesh Power Coordination Committee, APSPDCL and the Government of Andhra Pradesh filed appeals, or “AP Government Appeals” before the Division Bench of the AP HC, against the Final Order which was subsequently withdrawn by way of letter dated November 12, 2019 and accordingly, the AP Government Appeals were disposed of. Thereafter, the petitioners have received payment of arrears amounting to Rs. 4,500 million, subject to reconciliation. The Company and its subsidiaries have also filed appeals, or “Writ Appeals” before the AP HC, challenging the Final Order in relation to interim tariff rates payable by the DISCOMs till the final determination of a matter pertaining to revision of tariffs. Along with one of the Writ Appeals, we have also filed interim applications for: (i) directions to APSPDCL to make payment; (ii) directions to the Andhra Pradesh State Load Dispatch Centre, or “APSLDC” to refrain from arbitrarily curtailing the generation of the wind power projects; and (iii) condoning the delay in filing the Writ Appeal. In its order dated January 27, 2020, the AP HC directed the Power System Operation Corporation Limited, or “POSOCO” to ascertain the reason of curtailment undertaken by APSLDC. Against this order, APSLDC filed a review petition, or “APSLDC Review Petition.” Subsequently, upon outstanding dues not being cleared, the Writ Appeal Appellants filed an interim application in the Writ Appeal before the AP HC in the Writ Appeals seeking directions for immediate repayment of the outstanding amounts from APSPDCL. Separately, APSLDC has also filed an appeal, “APSLDC Curtailment Appeal”, against the petitioners before the AP HC challenging Final Order passed by the AP HC dated September 24, 2019, which is also currently pending. The matter is currently pending. In the Writ Appeals, in Order dated April 22, 2021, APSPDCL and APTRANSCO have undertaken to make the payments for the first quarter of calendar year 2021 by May 31, 2021, and to file an affidavit indicating the manner and purpose of deductions regarding payments made until December 31, 2020. The Writ Appeals, the interim applications thereunder and the APSLDC Review Petition are pending.

APSPDCL has also filed an appeal, “APSPDCL SC Appeal”, before the Supreme Court against the AP HC’s order dated December 19, 2019, wherein the Company has filed an impleadment application apprehending that any order or observation of the Supreme Court may have an adverse impact on the Final Order dated September 24, 2019 and the Writ Appeal and other writ appeals pending before Division Bench of the AP HC. The APSPDCL SC Appeal and impleadment application are currently pending.

In addition, RVUPL (formerly known as KCT Renewable Energy Private Limited) and Ostro Anantapur Private Limited, our subsidiaries, are parties to matters pertaining to opening of letters of credit issued by DISCOMs in the Indian state of Andhra Pradesh.

(xii)	On September 30, 2019, Maharashtra Electricity Regulatory Commission, or “MERC”, issued an order, or “September 2019 Order”, in relation to the MERC (Forecasting, Scheduling and Deviation

Settlement for Solar and Wind Generation) Regulations, 2018, or “F&S Regulations”, directing the Maharashtra State Load Dispatch Centre, or “MSLDC” to take steps including, providing one month for ensuring compliance with appointment of Qualified Coordinating Agencies, or “QCAs”, to issue monthly bills in the initial phase of implementation of the F&S Regulations, amending the F&S Regulations regarding sharing of Supervisory Control and Data Acquisition data, amending the F&S Regulations to include a payment security arrangement whereby QCAs can deposit the corpus amount or issue letter of credits in favor of MSLDC where energy generators are state-owned entities or energy generators involved in a litigation before NCLT, and granting an additional six-month trial period for adhering to the procedure stipulated in the F&S Regulations, and ordered for commercial implementation of the F&S Regulations to commence from January 1, 2020.

On December 19, 2019, the amended F&S Regulations was approved by the MERC and was uploaded on its website by MSLDC. Subsequently, our subsidiaries, ReNew Wind Energy (Rajkot) Private Limited, Renew Wind Energy (Shivpur) Private Limited, ReNew Energy (Welturi) Private Limited, ReNew Wind Energy (Jath) Private Limited, ReNew Wind Energy (Delhi) Private Limited, Renew Wind Energy (Rajasthan) Private Limited, ReNew Wind Energy (Devgarh) Private Limited, ReNew Wind Energy (Varekarwadi) Private Limited and RVUPL, filed an appeal against the September 2019 Order and the amended F&S Regulations on certain grounds, including that the deviation charges linked to grid frequency on the energy generators for deviation at state peripheries are not in accordance with the F&S Regulations and Electricity Act and that they should not be made liable to pay the deviation charges. Subsequently, MERC and MSLDC have filed replies seeking directions that, inter alia, the appeal is not maintainable and shall be dismissed on the grounds mentioned therein. The petition is currently pending.

(xiii)

The Company and our subsidiaries, ReNew Vayu Urja Private Limited (formerly known as KCT Renewable Energy Private Limited), or “KCT” and Ostro Anantapur Private Limited, or “OAPL”, entered into PPAs with the APSPDCL for wind based generation projects, based on the tariff set out in the AP Wind Regulations.

APSPDCL and Eastern Power Distribution Company of Andhra Pradesh Limited, collectively, “AP DISCOMs”, filed a petition against the Company, KCT, OAPL and other wind developers before the APERC, requesting it to pass on the generation based incentive, or “GBI” benefits received by the developers to AP DISCOMs. Ostro Andhra Wind Private Limited, or “OAWPL” and Ostro AP Wind Private Limited, or “OAPWPL” our subsidiaries, became parties to this matter subsequently. The APERC in its order dated July 28, 2018, or “APERC Order”, allowed this petition and permitted the AP DISCOMs to deduct the GBI benefits and only pay the balance tariff payable to the wind power generators from February 14, 2017 till such GBI benefits were given credit to in the tariff payable. Subsequently, the Company filed a writ petition, or “Writ”, before the AP HC, challenging the APERC Order. The AP HC, by its interim order dated August 24, 2018, suspended the operation of the APERC Order. Subsequently, Green Infra Wind Solutions Limited filed an appeal, or “APTEL Appeal” before the APTEL against the AP DISCOMs challenging the APERC Order and impleaded the Company, KCT, OAPL and other wind developers. APTEL, in its order dated October 5, 2018 in the APTEL Appeal granted an interim stay on the APERC Order, which is continuing. Thereafter, the Company filed an interim application on November 4, 2019 in the Writ before the AP HC for directions to the AP DISCOMs to comply with order dated August 24, 2018 of the AP HC and release payment of GBI benefits to the tune of Rs. 1,018 million deducted by the AP DISCOMs. Both the Writ and the APTEL Appeal are pending.

(xiv)

Our Company filed its income tax returns for the assessment year 2017-18. Pursuant to the assessment proceedings, the Income Tax department of India, or “IT Department” issued an assessment order dated December 2019, or “AO Order” wherein the IT Department, inter alia, disallowed Rs. 429 million to be considered as an expense claimed by the Company for granting of options to its employees; and added such expenses back to the income of our Company for the relevant assessment year. However, pursuant to the demand notice issued by the IT Department in pursuance of the AO

Order, no additional tax was levied on our Company on account of such disallowance for the relevant assessment year. Our Company has filed an appeal dated January 27, 2020 against the AO Order. This appeal is currently pending.

(xv)

The Anti-Corruption Bureau, Government of Telangana, or “ACB”, by a letter dated June 14, 2019 to the Company alleged that the Company paid bribe to a land revenue officer in relation to the mutation of land records purchased by the Company in Village Ananthasagar, Kondapur Mandal for setting up a power project. The Company, in its letter dated June 24, 2019, or “Response,” responded to the ACB stating that the Notice was mistakenly addressed to the Company instead of ReNew Akshay Urja Private Limited, our subsidiary, which was operating the power project. In its Response, the Company, among others, also stated that it did not approach the concerned land revenue officer to get the project land mutated and reiterated that ReNew Akshay Urja Private Limited was in compliance with all applicable anticorruption laws and regulations. There has been no further correspondence in the matter.

(xvi)

Pursuant to a competitive bidding process conducted by the GUVNL for setting up of solar power projects of cumulative capacity of 700MW at Dholera Solar Park in the State of Gujarat, ReNew Solar Power Private Limited, or “RSPPL”, our subsidiary, was declared a successful bidder and issued a letter of award dated October 9, 2020, or “LoA”, by the SECI for development of 200MW solar power project. Subsequently, GUVNL filed a petition before the Gujarat Electricity Regulatory Commission, or “GERC”, seeking adoption of the tariff discovered in the bidding process. Thereafter, GUVNL filed an affidavit before the GERC expressing its intention to invite fresh bids for entire 700MW capacity in light of subsequent discovery of lower tariffs for solar power in the region. By its order dated January 29, 2021, or “Withdrawal Order”, GERC permitted GUVNL to withdraw its petition. Thereafter, GUVNL, by its letter dated February 8, 2021, requested RSPPL to extend the validity of its bid till July 31, 2021 or participate in the fresh bidding process. RSPPL replied to the GUVNL by a letter dated February 17, 2021 stating that LoA was a binding contract, and conducting a fresh auction by GUVNL would be illegal. Subsequently, RSPPL filed an appeal before the APTEL challenging the Withdrawal Order, seeking enforcement of the LoA and execution of the PPA envisaged therein. By its order dated March 1, 2021, APTEL extended the time period prescribed by GUVNL for extension of the bid, by a period of six weeks from February 11, 2021, and directed that the quantum of the project awarded to RSPPL shall not be issued in favor of any other party pending final adjudication of the appeal. Similar orders have been passed in relation to the other power generators for the entire 700 MW capacity as well. This appeal is currently pending.

Subsequently, on March 15, 2021, GUVNL proceeded with retendering of the entire 700 MW capacity of the solar plant with a condition that the auction shall be subject to outcome of the aforementioned appeals. Thereafter, RSPPL has filed applications before APTEL against such retendering for the grounds mentioned therein and sought directions to restrain GUVNL from undertaking the retendering process. In relation to these applications, APTEL, on March 24, 2021, has passed an order directing all the parties to the proceedings to maintain status quo till further orders. This appeal is currently pending.

(xvii)

ReNew Surya Roshni Private Limited, or “RSRPL”, an indirect subsidiary of our Company, was awarded a 400 MW wind power project by SECI. In pursuance thereof, RSRPL requested the Karnataka Renewable Energy Development Corporation Limited, or “KREDCL”, to transfer in its name the existing project boundaries awarded by a government order dated November 13, 2020 in favor of Coastal Consolidated Structures Pvt. Ltd. for two projects having a capacity of 3.4 MW each, and for enhancement of the project capacities awarded to RSRPL to 70 MW and 180.4 MW, respectively. KREDCL, by its letter dated December 9, 2020, recommended the transfer and enhancement sought by RSRPL. Meanwhile, another developer, or “Respondent Developer” had applied for certain project boundaries overlapping with project boundaries applied for by RSRPL, which was granted by KREDCL in its orders dated January 6, 2021 and January 28, 2021, or “Respondent Orders”. By order dated February 11, 2021, the transfer and enhancement sought by RSRPL was approved subject to conditions that certain parcels of land which were acquired by the Respondent Developer, shall be excluded by RSRPL while developing its projects. Basis this order, agreements were entered into between RSRPL and

State of Karnataka through KREDCL. However, subsequently, the State of Karnataka issued orders dated April 20, 2021, or “Project Boundary Orders”, reducing the project boundaries allotted to RSRPL and increasing project boundaries for the Respondent Developer’s project. RSPPL has filed a writ petition before the High Court of Karnataka against the State of Karnataka, KREDCL and the Respondent Developer, seeking a direction to grant a stay on the allotment of land to the Respondent Developer and reduction of land allotted to RSRPL, and quashing the Respondent Orders and Project Boundary Orders. In its order dated May 5, 2021, the High Court of Karnataka directed parties to maintain status quo with respect to the Project Boundary Orders. The writ petition is currently pending.

(xviii)

The Company entered into various PPAs with Maharashtra State Electricity Distribution Company Limited, or MSEDCL, on the basis of generic tariff applicable to renewable energy projects for 13 years as determined by Maharashtra Electricity Regulatory Commission, or MERC, in terms of applicable laws. In 2014, MSEDCL filed a petition before MERC for redetermining the tariffs under PPAs basis the actual generation of projects of the generators in the state of Maharashtra, instead of the generic tariff, alleging that the generators were generating energy at a capacity utilization factor higher than prescribed for the relevant wind zone within which the project was situated and basis which such generic tariff was determined. The said petition was dismissed by MERC. In 2019, MSEDCL filed another petition on the same grounds and a public notice was issued by MSEDCL inviting comments and objections to the petition. The petitioner and various other wind power generators have filed applications before the MERC objecting to the maintainability of this petition as well as jurisdiction of the MERC to entertain the petition and the reliefs sought therein. The matter is currently pending. Further, an association of wind power generators has filed an appeal before Appellate Tribunal of Electricity challenging the jurisdiction of MERC in entertaining the petition. In an interim application filed in this appeal, APTEL by its order dated July 19, 2021 (a copy of which is awaited), inter alia directed the MERC to decide on the issue of jurisdiction and maintainability as a preliminary issue in the proceedings pending before it. The appeal is also pending.

(xix)	Contractual disputes

(a)

ReNew Wind Energy (AP 2) Private Limited, or “ReNew AP2”, our subsidiary, entered into certain agreements, or “Project Agreements”, with GE India Industrial Private Limited, or “GE” (in various capacities) for development of a 300 MW wind power project by GE, on a turnkey basis, in and around village Gadhsisa, Gujarat. Pursuant to the Project Agreements, the project was to be completed and commissioned in phases, with the last phase to be completed on or before November 5, 2019, or “SCOD.” Due to failure of GE in commissioning the project by the SCOD, the Project Agreements provide for liquidated damages payable by GE to ReNew AP2. However, GE had denied its liability to pay liquidated damages and sought condonation of delay and extension of time for completion of the project on account of force majeure events, including (i) change in the allotment policy for revenue land by the Government of Gujarat and consequent delay in acquisition of land; (ii) heavy rainfall and; (iii) delay on account of COVID-19. Further, GE has sought additional compensation under the Project Agreements, due to ‘change in law’ for additional restrictions and requirements in relation to COVID-19 imposed by the State and Central Government. ReNew AP 2 has rejected the claims made by GE. Thereafter, ReNew AP 2 and GE have entered into a conciliation agreement dated March 3, 2021, appointing a conciliator for resolution of the claims. The proceedings before the conciliator have been terminated without any result and a formal confirmation from the conciliator thereof is currently pending.

(b)

The Company entered into a PPA with the SECI for development of a 250 MW wind power project in district Kutch in the state of Gujarat, and for sale of the electricity to SECI at a tariff of Rs. 2.64/kWh. For onward sale of the electricity, SECI executed back-to-back power sale agreements with the distribution licensees in the states of Uttar Pradesh, Punjab and Haryana, Goa. As per the terms of the PPA, in the event of delay in commissioning the entire 250 MW within the prescribed timelines, the Company would become liable for (i) encashment of the performance bank guarantee for the capacity not commissioned, if delay is up to 6 months and

(ii) reduction of tariff at the rate of 0.50p/kWh per day of delay for the un-commissioned capacity, for delay beyond a period of 6 months. The Company was unable to commission 65.5 MW out of 250 MW within the timelines prescribed under the PPA and thereafter, by way of a letter dated July 29, 2020 to SECI, sought for extension of timelines to commission the project, on account of force majeure events, including (i) delay in adoption of tariff by the distribution licensee in the state of Uttar Pradesh and; (ii) delay on account of restrictions imposed due to COVID-19 pandemic by the Centre and States in India. SECI rejected the Company’s request for extension of the timelines. Consequently, the Company filed a representation before the Dispute Resolution Committee, or “DRC,” constituted by the MNRE against the rejection of the request by SECI. Subsequently, the DRC rejected the representation of the Company and upheld the rejection of the request by SECI. SECI accordingly notified the Company regarding payment of liquidated damages for encashment of performance bank guarantee amounting to Rs. 109.84 million, and revision of tariff for the wind power project from Rs. 2.64/kWh to Rs. 2.61/kWh. The Company has duly paid the liquidated damages amounting to Rs. 109.84 million along with the applicable penalty due to delay thereon. The Company filed a petition before CERC for extension of time and condonation of delay, and for termination of the un-commissioned capacity of 19.9 MW on account of force majeure. This petition is currently pending.

(c)

Eight subsidiaries of the Company, among others, filed a petition against MSEDCL before the Maharashtra Electricity Regulatory Commission for recovery of dues and late payment surcharge on such dues in terms of the PPAs entered into between the petitioners and MSEDCL. The petitioners sought for certain reliefs including immediate payment of the dues and late payment surcharges and framing of guidelines for timely payment of dues to the renewable energy generators including the petitioners. This petition is currently pending.

(d)

The Company, the petitioner, filed a petition against Madhya Pradesh Power Management Company Limited, the MPPMCL, for recovery of amounts due from Power Purchase Agreements with MPPMCL for supply of power from its 60.9 MW Wind Power Projects located at District Dhar in the State of Madhya Pradesh. The petitioner has been raising bills in terms of the PPA on a monthly basis, however, since June 2020, no payments have been made by MPPMCL. The petitioner has also claimed that the petitioner is entitled for recovery of dues towards late payment surcharge in terms of the PPAs. By way of the petition, the petitioner sought for certain reliefs including a direction to MPPMCL to pay the outstanding amounts forthwith and to pay future bills in timely manner in accordance with the PPAs. This petition is currently pending.

(xx)	Matters pertaining to levy of safeguard duty in India:

(a)

Adyah Solar Energy Private Limited, our indirect subsidiary, the petitioner, entered into six PPAs (four with BESCOM and one each with HESCOM and GESCOM), in relation to the development of six solar power projects of 50 MW each in the Pavagada Solar Park, Karnataka. Subsequently, by notification dated July 30, 2018, or “2018 Notification”, the Government of India levied safeguard duty at specified rates on the import of solar cells and modules. Consequently, the petitioner has filed six petitions (in respect of each of the projects) before the KERC seeking a declaration that implementation of the 2018 Notification constitutes an event of ‘change in law’ under the PPAs entitling the petitioner to compensation for increase in the expenditure on account of such change in law. By orders dated June 15, 2021, the petitions were partly allowed and certain directions were passed including payment of certain incremental tariff to the petitioners on the quantum of energy equivalent to the minimum capacity utilization factor under the PPAs, supplied from the date of commissioning of the project till the expiry of the PPA. The Company is in process of filing an appeal against the order to the extent it rejected the reliefs as sought in the petitions.

(b)

RSPPL, our subsidiary, filed a petition before the CERC against SECI and others seeking compensation from SECI, arguing that implementation of the 2018 Notification issued by the Government of India, constitutes a ‘change of law’ under the PPA with SECI, and has resulted in an increase in expenditure for RSPPL, thereby adversely impacting its business. In its order dated October 4, 2019, or “October 4 Order”, the CERC partially allowed this petition stating that implementation of the 2018 Notification is covered under the ‘change in law’ provision of the contract with the respondents and directed RSPPL to make available to the respondents all relevant documents exhibiting clear correlation between the projects and the supply of imported goods till the scheduled date of commissioning, and directed the respondents to make payments of the claim within 60 days of the date of the order or from the date of submission of claims by RSPPL, whichever is later. Subsequently, a review petition, or “CERC Review Petition”, has been filed by RSPPL before the CERC against the Judgment in so far as it restricts the claim of safeguard duty only to invoices issued up to the scheduled date of commissioning and seeking modification of the October 4 Order to allow for compensation on account of imposition of safeguard duty for import of solar cells and modules even beyond the scheduled date of commissioning of the project. Subsequently, SECI has filed a common petition, or “SECI Annuity Petition”, arraying various solar power producers (including RSPPL) and buying utilities/ distribution companies before the CERC seeking inter alia, payment of compensation on account of imposition of safeguard duty on an ‘annuity’ basis in accordance with the October 4 Order. The CERC Review Petition is currently pending and the SECI Annuity Petition is reserved for orders subject to submission of replies by the parties, including RSPPL.

(c)

RSPPL, our subsidiary, filed a petition before the MERC against Maharashtra State Electricity Distribution Company Limited, or “MSEDCL”, seeking adjustment/compensation to offset the financial impact suffered by RSPPL on account of ‘change of law’ provision under the PPA entered into between RSPPL and MSEDCL for a 250 MW solar power project in District Bikaner, in the State of Rajasthan. In this petition, RSPPL had sought compensation from MSEDCL, arguing that implementation of the 2018 Notification constitutes a ‘change of law’ under the contract with MSEDCL, and has resulted in an increase in expenditure for RSPPL, thereby adversely impacting its business. In its order dated June 22, 2020, or “June 22 Order”, MERC partially allowed this petition and directed RSPPL to provide an undertaking to MSEDCL that all modules in relation to its project have been imported from countries which are subject to the safeguard duty, pursuant to which MSEDCL shall process the same and compute the compensation amount, and pay the same to RSPPL. RSPPL has submitted the requisite undertaking and subsequently, filed an appeal against the June 22 Order seeking directions from APTEL to set aside the same to the extent of allowing RSPPL to claim carrying cost equivalent to the rate of late payment surcharge under the PPA and instead, allow the same to be claimed on the basis of actual financing costs incurred by RSPPL, as sought for in the Petition before the MERC. This appeal is currently pending.

(d)

The petitioners, Abha Sunlight Private Limited, Akhilagya Solar Energy Private Limited, Izra Solar Energy Private Limited, Nokor Solar Energy Private Limited, Nokor Bhoomi Private Limited, ReNew Solar Power Private Limited and Vivasvat Solar Energy Private Limited, our subsidiaries, each entered into PPAs with CESCOM (3 PPAs), MESCOM (1 PPA), Bangalore Electricity Supply Company Limited or “BESCOM” (2 PPAs) and Gulbarga Electricity Supply Company Limited or “GESCOM” (1 PPA) in relation to the development of seven solar power projects of 20 MW each in the state of Karnataka. The petitioners filed seven separate petitions against the relevant PPA counterparty in respect of each of the projects before the KERC contending that the 2018 Notification constitutes ‘change in law’ under the PPAs and, has resulted in an increase in recurring and non-recurring expenditure, which has adversely impacted the projects. In these petitions, the petitioners have sought that KERC declares the 2018 Notification as a ‘change in law’ under the PPAs, and accordingly evolve a suitable mechanism to compensate the petitioners for increase in the non-recurring expenditure on account of such change in law. These petitions are currently pending.

(e)

ReNew Sun Energy Private Limited, the petitioner, our indirect subsidiary, has filed a petition against Gujarat Urja Vikas Nigam Limited, or “GUVNL”, before the GERC, seeking additional compensation on the ground that the notification dated July 29, 2020, or “2020 Notification”, issued by the Government of India extending the levy of safeguard duty on imports of solar cells and modules at the rate of 14.90% and 14.50% till January 29, 2021 and July 29, 2021, respectively, have resulted in an increase in the recurring and non-recurring expenditure under the PPA entered into between the petitioner and GUVNL, and thus amounts to change in law as per the PPA. Further, the petitioner has also claimed reimbursement of carrying costs from the date of actual payment of safeguard duty till the order from the GERC as there has been a resultant increase in capital expenditure due to change in law. This petition is currently pending.

(f)

ReNew Solar Energy (Jharkhand Five) Private Limited, our indirect subsidiary, has filed a petition against SECI before CERC, seeking additional compensation on the ground that implementation of the 2020 Notification has resulted in an increase in the recurring and non-recurring expenditure under the PPA entered into between the petitioner and SECI, and thus amounts to change in law as per the PPA. Further, the petitioner has also claimed reimbursement of carrying costs from the date of actual payment of safeguard duty till the order from the CERC as there has been a resultant increase in capital expenditure due to change in law. This petition is currently pending.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RENEW INDIA’S FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the information under “ReNew India’s Selected Consolidated Financial and Other Data” and our audited consolidated financial statements and reviewed interim condensed consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the “Risk Factors” section and elsewhere in this proxy statement/prospectus.

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to ReNew India and its subsidiaries.

Overview

We are the largest utility-scale renewable energy solutions provider in India in terms of total commissioned capacity, according to IHS Markit. We operate wind and solar energy projects in India and as of March 31, 2021 we had a total commissioned capacity of 5.60 GW and an additional 4.26 GW of committed capacity which is expected to be commissioned by the year ended March 31, 2023. We were founded in 2011 and are committed to drive a change in India’s energy portfolio by delivering cleaner and smarter energy solutions. We commenced operations in 2012 and our portfolio has grown from a 25.20 MW wind energy project in the state of Gujarat in India to more than 100 wind and solar energy projects with a commissioned and committed capacity of 9.86 GW across nine states in India. We develop, build, own and operate utility-scale wind energy projects, utility-scale solar energy projects, utility-scale firm power projects and distributed solar energy projects, and we are in the process of providing intelligent energy solutions such as peak power supply, round-the-clock supply, storage services, as demonstrated in our recently awarded projects. Further, we also provide energy management services for public utilities, commercial and industrial customers. Our projects are based on proven wind, solar and storage technologies, covered under long-term PPAs with creditworthy offtakers including central government agencies, public utilities (specifically state electricity utilities) and private industrial and commercial consumers in India. We are supported by high quality long-term global investors such as GSW, CPP Investments, Platinum Cactus, JERA and SACEF and we are led by an experienced management team under the leadership of our founder, Chairman and CEO, Sumant Sinha, who has extensive experience across our operational and strategic focus areas.

Our strong track record of organic and inorganic growth is demonstrated by an increase in our operational capacity which has grown 2.8 times in the years ended March 31, 2017 to March 31, 2021. We have achieved our market leading position in the Indian renewable energy industry by delivering grid parity wind and solar energy projects, against the backdrop of the Government of India’s policies to promote the growth of renewable energy in India. We have a robust financial position and demonstrated access to a diversified pool of capital from Indian and international investors, lenders and other capital providers. Our total income has grown from Rs. 47,902 million in the year ended March 31, 2019 to Rs. 54,491 million in the year ended March 31, 2021. We have been able to sustain our EBITDA margin at over 83% consistently since the year ended March 31, 2019. For a reconciliation EBITDA margin to a IFRS measure, see “—Non-IFRS Financial Measures.”

Significant Factors Affecting our Results of Operations

Significant growth

We commenced operations in 2012 and our portfolio has grown from a 25.20 MW wind energy project in the state of Gujarat in India to more than 100 wind and solar energy projects with a total combined capacity of 9.86 GW as of March 31, 2021 across nine states in India.

The table below sets forth additions to our commissioned capacity during the years indicated:

	Additions in commissioned capacity (MW)(1)
	As of March 31,
	2019		2020		2021
	Organic Growth	Acquisitions(1)	Organic Growth	Acquisitions(1)	Organic Growth		Acquisitions(1)
Utility-scale wind	2.10	310.00	295.50	—	345.60		—
Utility-scale solar	309.20	—	540.00	—	110	(2)	—
Distributed solar	40.28	—	29.49	—	17.59		—

Total commissioned capacity	4,561		5,426		5,597

(1)	Acquisitions are included under the commissioned capacity in the year of acquisition.
(2)

On October 31, 2020, we entered into a definitive agreement with Ayana Renewable Power Private Limited to sell our subsidiary, Adyah Solar Energy Limited that housed a 300 MW solar power project in the State of Karnataka and in February 2021, we completed the sale of the subsidiary and the project.

The increased scale and production of our project portfolio enables us to benefit from economies of scale and reduce the impact of project-specific risks. We expect to further increase our total commissioned capacity both organically and through acquisitions, and accordingly our results of operations in future periods will be affected substantially.

Power purchase agreements and tariffs

The majority of our revenue is attributable to units of power that we sell, and therefore our results of operations are affected by the tariffs we charge for the units of power that we sell. Almost all power generated from our projects is sold under long-term PPAs to central and state government agencies and public utilities, and private industrial and commercial off-takers. Our PPAs are generally structured in the following ways:

•

FiT. PPAs with FiT generally have an initial term of 25 years and in some instances a term of 13 to 20 years. The tariffs under these PPAs are fixed for the duration of the PPA by the relevant state electricity board in India. A customer typically purchases electricity generated at the capacity contracted at a fixed tariff under the PPA. As of March 31, 2021, projects with PPAs structured on the basis of FiT accounted for 25.5% of our total capacity.

•

Bidding-based tariffs. The renewable energy landscape in India has moved away from FiT structure to an auction bidding structure for determining tariff. This uses a price discovery mechanism through which various power companies, like us, bid for a tariff rate and the lowest bidder wins the contract. As a result of this competitive bidding process, offtakers are able to procure electricity at lower tariffs. PPAs with bidding-based tariffs have an initial term of 25 years with tariffs generally fixed for the entire duration of the PPA. As of March 31, 2021, projects with PPAs structured on the basis of bidding-based tariffs accounted for 69.9% of our total capacity.

•

Bilaterally agreed tariffs. Bilaterally agreed tariffs are provided for in PPAs with commercial and industrial customers, including group captive, open access and other third-party consumers, and for distributed solar energy projects. These PPAs have an initial term ranging from eight to 25 years. As of March 31, 2021, projects with PPAs structured on the basis of bilaterally agreed tariffs accounted for 4.5% of our total capacity.

For further details on our PPAs, see “ReNew India’s Business—Power Purchase Agreements.”

In line with government policies, most Indian states have moved towards the competitive bidding model for determining tariffs, which has led to a decrease in tariff rates as the lowest bidder wins the project. Although tariff rates vary from state to state, tariffs have declined significantly for both wind and solar energy power over the years, and our ability to estimate costs and competitively bid for projects will affect our results of operations.

Our results of operations are also impacted by the ability and willingness of our customers to fulfil their contractual obligations under the relevant PPA. In the past, we have experienced delays in receiving payments from state distribution companies. Non-payments or delays in payment under the PPAs could negatively impact our results. See “Risk Factors—Risks related to ReNew India—Counterparties to ReNew India’s PPAs may not fulfil their obligations, which could result in a material adverse impact on ReNew India’s business, financial condition, results of operations and cash flows.”

Utilization of power generation assets

We regularly review a number of specific metrics, including the following key operating metrics, to evaluate our business performance, identify trends affecting our business and make strategic decisions. The following table represents amounts of wind and solar power generated and sold, our weighted average commissioned capacity, along with our plant load factor for the years/periods indicated:

	As of and for the year ended March 31,
	2019			2020			2021
	Wind	Solar(7)	Total(8)	Wind	Solar(7)	Total(8)	Wind	Solar(7)	Total(8)
Commissioned capacity(1) (GW)	2.95	1.61	4.56	3.24	2.18	5.43	3.59	2.01	5.60
Weighted average operational capacity(2) (GW)	2.80	1.30	4.10	3.11	1.88	4.99	3.31	2.16	5.47
Plant load factor(3) (%)	26.5%	22.5%	25.3%	26.4%	22.3%	24.9%	23.6%	22.8%	23.3%
Electricity generated(4)(5) (kWh millions)	6,515	2,577	9,092	7,226	3,679	10,905	6,854	4,320	11,175
Revenue from contract with customers(6) (Rs. million)	29,480	13,637	43,144	31,800	16,598	48,412	29,411	18,737	48,187

(1)

Commissioned capacity refers to capacity of projects for which a commissioning certificate has been issued and which have already started commercial operations and/or we supply power to offtakers (at the end of the reporting period).

(2)	Weighted average operational capacity is calculated as electricity generated divided by the plant load factor and weighted by number of days for the reporting period.
(3)

PLF is the ratio of the actual output of all our wind and solar power projects over the reporting period to their potential output if it were possible for them to operate indefinitely at full rated capacity. The plant load factor is not the same as the availability factor. The variability in our plant load factor is a result of seasonality, cloud covers, fluctuations in wind currents, climate conditions, equipment efficiency losses, breakdown of our transmission system and grid availability. It indicates effective utilization of resources. Higher plant load factor at a project site indicates increased electricity generation.

(4)

Electricity generated represents the actual amount of power generated by our wind and solar energy projects over the reporting period and is the product of PLF during the reporting period and the average megawatts.

(5)	Electricity sold is approximately 3% to 4% lower than the electricity generated as a result of electricity lost in transmission or due to power curtailments.
(6)	Revenue from the sale of power constitutes 100%, 99% and 99% of our revenue from contract with customers for the years ended March 31, 2019, 2020 and 2021, respectively.
(7)	Includes distributed solar energy projects.
(8)

Includes an unallocable amount which refers to income allocable to management shared services that we provide under our joint venture agreements with our joint venture partners. For more details see “—Segment information”.

Our results of operations also depend on the utilization of our power generation assets, which largely depends on wind and solar resource availability, grid availability and equipment availability.

•

Wind and solar resource availability. Weather conditions can have a significant effect on our power generation activities. The profitability of our wind and solar energy projects is directly correlated to wind and solar conditions at our project sites. Variations in wind conditions occur as a result of fluctuations in wind currents on a daily, monthly and seasonal basis and, over the long-term, as a result of more general changes in the climate. In particular, wind conditions are generally tied to the monsoon season in India. The monsoon season in India runs from May to September (high wind months) and we generate a majority of our annual wind energy production during this period. Unfavorable wind conditions during the monsoon season could adversely affect production levels and our revenues. Unlike wind resources which are concentrated in specific regions and sensitive to the monsoon season, solar power generation, which also subject to factors such as monsoon conditions, is generally viable across India throughout the year as India ranks among the highest irradiation receiving countries in the world, according to IHS Markit.

The profitability of our energy projects also depends on the accuracy of the observed wind and solar conditions at our project sites based on long-term averages of available resource data during the project development phase. Actual wind conditions may not conform to the measured data in resource assessment studies. In addition, climate conditions may be adversely affected by nearby objects, such as buildings, other large-scale structures or wind turbine generator systems, developed later by third parties. Furthermore, components of our systems, such as solar module panels and inverters, could be damaged by severe weather conditions, such as hailstorms, tornadoes or lightning strikes or levels of pollution, dust and humidity.

•

Grid availability. While we carefully evaluate evacuation infrastructure and grid availability as part of our project evaluation process, the dispatch and transmission of the full output of our renewable energy assets may be reduced due to transmission limitations or interruptions. These are caused by, among other things, the non-availability of the external grid, curtailment due to evacuation constraints, fluctuating voltages, stoppages ordered by government and local authorities and force majeure events including natural disasters. We may have to stop producing electricity, or reduce production, during the periods when electricity transmission is curtailed due to grid congestion or other grid constraints.

•

Equipment availability. The number and length of planned outages undertaken in order to perform necessary inspections and testing to comply with industry regulations and to permit us to carry out any maintenance activities can also affect our operating results. When possible, we try to schedule the timing of planned outages during the months with relatively low wind velocity. Unplanned outages caused by equipment malfunction, mechanical failure or damage to evacuation infrastructure could negatively affect our operating results. To manage malfunctions and to enable our projects to perform at desired levels, we undertake regular maintenance of our equipment. We seek to mitigate the risks of equipment failure by monitoring the performance of our wind and solar energy projects from a central and state monitoring centers on a continuous basis, reviewing real time data on actual energy generation at each site and addressing any anomalies.

Project costs and capital expenditure

The price of wind turbines, solar module panels and other equipment for our projects have a direct impact on our results of operations through finance costs and depreciation expenses. Due to the rapid expansion of wind turbine and solar panel technology, increasing competition and a significant decrease in input costs resulting from increased economies of scale and decreasing raw material costs, the market prices of wind turbines and solar module panels have generally declined in recent years. However, other factors may cause the price of such equipment to increase. For example, the Government of India in February 2021 announced that it would impose higher import duties (including anti-dumping and safeguard duties) on solar module panels imported from certain countries outside India, causing our expenses to increase. We plan to manage equipment costs by having a diversified base of OEM vendors to protect us from over-reliance on any one vendor, and by utilizing its scale of operations to negotiate favorable terms with our OEM vendors. We may also engage in manufacturing our equipment that are subject to higher import duties to manage costs.

Our capital expenditure requirements comprise the development costs of our projects, including turbine purchase and installation costs, purchase of solar module panels and balance of plant components, labor costs, consultation and professional fees, interest accrued during construction and other project development costs, which include resource assessments, the cost to obtain permits and licenses and legal costs. Costs associated with repairs and maintenance of our projects which add to their useful lives are also included in our capital expenditure, while other operation and maintenance expenses are recorded in our statement of profit and loss as other expenses. Projects under construction typically are shown as capital work-in-progress and are capitalized into the carrying amount of property, plant and equipment when the projects are ready for use.

For more details on our capital expenditure requirements, see “ – Liquidity and capital resources – capital expenditure.”

Operation and maintenance expenses

We contract with wind turbine suppliers for the provision of comprehensive O&M services for our utility scale wind energy projects. The O&M services for our utility-scale solar energy projects are generally performed by our in-house O&M team and the services for our distributed solar energy projects are performed by third parties. We are increasing the portion of wind energy projects managed internally to allow more flexibility to directly operate and maintain the turbines, extend the existing agreements with suppliers or enter into new service agreements with other suppliers. Where we have outsourced O&M services, we proactively monitor vendor performance to ensure that projects are performing at expected generation levels.

For the years ended March 31, 2019, 2020 and 2021, our operation and maintenance expenses were Rs. 2,667 million, Rs. 3,488 million and Rs. 3,935 million, respectively, which represented 6%, 7% and 8% of our revenue from contracts with customers for the respective periods. O&M expenses in typical solar and wind energy projects range from Rs. 0.25 million to Rs. 08 million per MW and Rs. 0.7 million to Rs. 1.2 million per MW, respectively, and typically escalate at a rate of 5% per annum. Our large project portfolio in India creates a homogeneous spread of operations allowing us to be more efficient with our O&M coverage. This also enables us to negotiate more favorable terms from a diversified basis of O&M service providers.

Financing Requirements

We operate in a capital-intensive industry. As a result, our ability to access cost-effective financing is crucial to our business. We access diversified pools capital, including equity, project finance and corporate debt, from a broad cross-section of investors, lenders and other capital providers. Our ability to access diversified pools of capital has enabled us to raise finance and refinance our projects regularly and on competitive terms to maximize our capital efficiency. While we expect to fund the construction and development of our projects with a combination of cash flows from operations, debt financings and equity financings, our ability to arrange for such financing remains subject to various factors, including those affecting the macro-economic environment.

We seek to maintain a careful balance between our exposure to fixed and floating interest rate instruments. The level of our borrowings and our ability to obtain additional borrowings on the existing terms as well as any interest rate fluctuations and other borrowing costs, have had and will continue to have a material effect on our finance costs and consequently, our results of operations and financial condition. Our finance costs for the years ended March 31, 2019, 2020 and 2021 were Rs. 27,538 million, Rs. 35,487 million and Rs. 38,281 million, respectively. Our financing costs typically include interest expense on the loans and other debt we incur for financing our projects and for working capital requirements. As of March 31, 2021, we had Rs. 376,233 million of total borrowings (including CCPS of Rs. 26,697 million and CCDs of Rs. 809 million), comprising long-term interest-bearing loans and borrowings, short-term interest-bearing loans and borrowings and current maturities of long-term interest-bearing loans and borrowings. Our weighted average interest cost of borrowings (excluding letters of credit and buyer’s credit) for the years ended March 31, 2019, 2020 and 2021 was 10.4%, 9.94% and 9.69%, respectively. Rising interest rates could adversely affect our ability to secure financing on favorable terms and our cost of borrowings could, as a result, increase. We have and we intend to continue to regularly refinance our operational projects to extend repayment tenors, enhance borrowing limits and reduce our overall debt service requirements.

See “Risk Factors—Risks related to ReNew India—Implementing ReNew India’s growth strategy requires significant capital expenditure and will depend on its ability to maintain access to multiple funding sources on acceptable terms.”

Government Policies and Initiatives

The principal market in which we operate is India. In order to boost wind-based capacity additions, the central government of India is in the process of formulating certain policies and initiatives. However, we believe that the impact of each of these steps is expected to have an influence on the market only over the medium-term, and the effect of these policies could impact our financial condition and results of operations. For example, the Government of India introduced the Electricity Act (Amendment) Bill, 2020, which contemplates a national renewable energy policy to promote the generation of electricity from renewable energy sources. The Ministry of Power also introduced the Electricity (Rights to Consumers) Rules, 2020, or “2020 Electricity Rules” which provides consumers a right to reliable services and electricity and also requires the installation of smart pre-payment meters or pre-payment meters. The 2020 Electricity Rules intend to ensure the availability of power to all consumers on a 24/7 basis with some exceptions which may be specified by the state electricity regulatory commissions. Robust grievance redressal mechanism may also be introduced by the distribution licensees.

Similarly, the Ministry of New and Renewable Energy, or “MNRE” issued the National Wind-Solar Hybrid Policy in May 2018. The policy provides a framework for promotion of large grid connected wind-solar PV hybrid system for efficient utilization of transmission infrastructure and land. The policy also focuses at reducing the variability in renewable power generation and achieving better grid stability. Moreover, it aims to encourage new technologies, methods and way outs involving combined operation of wind and solar PV plants. The policy provides for procurement of power from a hybrid project on tariff based transparent bidding process. It stipulates that all fiscal and financial incentives available to wind and solar power projects would also be made available to such projects. Further, the policy allows addition of battery storage in hybrid projects so as to reduce variability of output power and provide higher energy output. See “ReNew India’s Business—Government Regulations.”

Impact of COVID-19

The recent outbreak of COVID-19 was recognized as a pandemic by the WHO on March 11, 2020. In response to the COVID-19 outbreak, the governments of many countries, including India, have taken preventative or protective actions, such as imposing country-wide lockdowns and restrictions on travel, goods, movement, transportation and business operations. For example, India declared a country-wide lockdown for approximately three months from March 2020 to May 2020 to contain the spread of COVID-19. Resurgence of the virus or a variant of the virus that causes a rapid increase in cases and deaths and if measures taken by governments fail or if vaccinations are not administered as planned, may cause significant economic disruption in India and in the rest of the world. Global restrictions to contain the spread of COVID-19 have had an adverse impact on global economic conditions, resulted in turmoil in the global markets which affect us and introduced new risks to our operations, some of which have yet to become evident to us.

In response to the COVID-19 outbreak, we have taken precautionary measures intended to minimize the risk of infection by requiring some employees to temporarily work from home and we have implemented social distancing protocols at our project sites and offices. We have suspended non-essential travel for some of our employees and are discouraging employee attendance at other social gatherings. Some of our group companies also availed moratoriums from lenders to defer payments of interest and other payments under their loan agreements up to September 30, 2020, to manage their payment schedules. See “Risk Factors—Risks Relating to India—A substantial portion of ReNew India’s business and operations are located in India and it is subject to regulatory, economic, social and political uncertainties in India.”

As our operations fall under essential services and are accorded a “must-run” status by the Government of India, we did not have to shut-down any of our operational projects or face any major disruption in our business operations due to the restrictions imposed for COVID-19. However, our projects that were under-construction were impacted. Consequently, the commercial operation dates for some of our projects that are under construction have been delayed. While the Government of India has extended the timeline for completing the construction of renewable energy projects as a result of the COVID-19 pandemic, such extensions could increase costs and impact our capital expenditure forecasts for those projects. If we or any of our offtakers are not able to meet the obligations under the PPAs due to the impact of COVID-19, there could be an adverse effect on our business, results of operations and cash flows.

Due to the resurgence of the COVID-19 infections in India in April 2021, we expect delays in the commissioning of our committed projects on account of (a) the imposition of lockdowns by the various state governments in India to curb the spread of the virus; (b) delays in obtaining the required government and regulatory approvals for the projects; and (c) delays in the supply of raw materials to the project sites. Even though the Government of India has extended the timeline for commissioning projects that were scheduled to be commissioned after April 1, 2021 as a result of the COVID-19 pandemic, we considered the effects of these developments on our business, particularly with regard to the commissioning of new capacity at our committed projects, and have concluded that it would be prudent to reduce the original forecast installed capacity for our committed projects for the year ending March 31, 2022 to 7.3 GW. Given the potential delays in the commissioning of committed projects due to the COVID-19 pandemic, consistent with the stated overall growth strategy, ReNew India is accelerating the evaluation of potential acquisition opportunities. ReNew India is currently conducting due diligence on several operational projects and, subject to satisfactory due diligence and commercial terms, may acquire projects that could result in up to approximately 0.9 GW of installed capacity. As a result, ReNew India has revised its forecast installed capacity for new bids and acquisitions for the year ending March 31, 2022 from nil to 0.9 GW. However, due diligence and acquisition processes are inherently uncertain and there is no assurance that ReNew India will in fact be able to acquire the forecast amount of installed capacity. See “Prospective Operational and Financial Information of ReNew India”.

Before lockdown were imposed in India in March 2020 and in 2021, we had carried out scheduled and preventive maintenance activities and machine audits, as well as stocked up on spare inventory, as part of our asset management standard operating procedures, which we believe helped operationally during the lockdown period as we did not face material disruptions in operations. Similarily, we expect to benefit from these pre planned maintenance activites during the second wave of the COVID-19 pandemic in India. We also continued to achieve financial closures and disbursements from our lenders during the pandemic and lockdown period. See “Risk Factors—Risks related to ReNew India—The COVID-19 pandemic’s adverse impacts on ReNew India’s business, financial position, results of operations, and prospects could be significant” for risks associated with the COVID-19 pandemic.

However, as a result of the COVID-19 outbreak, we received notices from customers invoking force majeure provisions under PPAs and claiming, among other things, additional time for making payments. They have also asked to curtail the demand of power as the restrictions imposed in response to the COVID-19 outbreak have impacted their liquidity position and of their contractual counterparties (who have also faced difficulties in recovering payments from customers). Recognizing this issue, the Government of India introduced a stimulus package to facilitate liquidity flow in the power sector and enable state distribution companies to meet their obligations under PPAs. We believe that we will benefit from this stimulus package and continue to receive our outstanding receivables from our customers. See “Risk Factors—Risks related to ReNew India—Counterparties to ReNew India’s PPAs may not fulfill their obligations, which could result in a material adverse impact on ReNew India’s business, financial condition, results of operations and cash flows.”

Business Combination

The Business Combination is made up of the series of transactions within the Business Combination Agreement as described elsewhere within this proxy statement/prospectus. For accounting and financial reporting purposes, the Merger will be accounted for as predecessor accounting, while the Exchange will be accounted for as reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with IFRS. Under reverse recapitalization, Renew Global will be treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the transactions will be treated as the equivalent of ReNew India issuing ordinary shares for the net assets of ReNew Global and RMG II, accompanied by a recapitalization.

Principal Components of Our Profit and Loss Statement

Income

Revenue from contracts with customers

Our revenue from contracts with customers primarily comprise (i) sale of power, (ii) income from EPC services, (iii) sale of O&M services and (iv) income from sale of RECs.

We generate substantially all of our revenue from the sale of electricity generated from our wind and solar energy projects. Revenue from the sale of power is dependent on the amount of power generated by each of our projects and is recognized on the basis of the number of units of power supplied multiplied by the tariff per kWh in the PPA, feed-in tariff policy or market rates, as applicable.

We also earn a small portion of our revenue from providing EPC services, operation and maintenance services, and the sale of RECs. Sale of operation and maintenance services represents revenue from operation and maintenance services provided to third-party customers. Sale from EPC services represents revenue from EPC services provided to third-party customers. Income from sale of RECs presents revenue from sale of RECs to state distribution companies and other private customers to fulfil their renewable energy purchase obligations.

For a description of each of these services see “ReNew India’s Business.”

Other operating income

Our other operating income refers to income from our operations other than those related to generation of power, and it primarily includes income from leases to third parties for using our project sites and equipment. We earn lease income primarily because of an arrangement with a counterparty from whom we are acquiring a project. In 2018, while we acquired the assets, the transfer of the rights under the PPA was to happen after we receive regulatory approvals. In 2020, we leased transmission lines to a third-party. As a result, we earn lease income from these counterparty for using our assets to generate power and our transmission lines.

Finance income

Our finance income primarily includes interest income earned from cash deposits made at banks. We use these deposits for our working capital requirements.

Other income

Our other income primarily includes income earned from generation based incentives. Generation based incentives are incentives earned from the Government of India for every unit of power supplied from our wind power projects to state offtakers. For a description of each of generation based incentives, see “ReNew India’s Business—Government Regulations—Generation Based Incentives.”

Expenses

Our expenses primarily include finance costs and depreciation and amortization. We also incur employee benefit expenses and expenses for raw materials and consumables used. Certain common group expenses, such as employee benefits expenses, are incurred centrally. These expenses are allocated to our project subsidiaries as shared management service costs. Expenses allocated to projects under construction are capitalized and form part of project costs. Expenses reported in the statement of profit or loss are net of amounts capitalized for projects under construction.

Raw materials and consumables used

Raw materials and consumables used represents expenses incurred towards procurement of items for EPC services provided to third-party customers. These materials typically include generator, gear box, photo-voltaic modules, inverters, transformers and rafters. We typically recover these expenses from our EPC customers as we complete certain milestones under our EPC contracts with them.

Employee benefits expenses

Our employee benefits expenses include (i) salaries, wages and bonuses, (ii) contribution to provident and other funds, (iii) share-based payments, (iv) gratuity expenses and (v) staff welfare expenses, paid to our employees.

Depreciation and amortization

Depreciation and amortization is recognized using the straight-line method over the estimated useful life of our solar and wind power projects. Leasehold improvements related to our power projects are amortized over the shorter of the lease term or the underlying period of the PPA for that particular power project. Freehold land is not depreciated. Construction in progress is not depreciated until such projects are commissioned.

Other expenses

Our other expenses primarily comprises of O&M expenses. O&M services for wind energy projects and distributed solar energy projects are generally provided by third parties and for solar energy projects, the services are carried out in-house. Our contracts with third-party O&M providers are generally for a period ranging from five to 20 years, of which generally the first two or three years are provided free of charge for wind energy projects. We typically amortize O&M costs over the full contract period. In order to reduce our dependence on third-party O&M service providers and to reduce costs, we are increasingly moving towards providing services for our wind power projects in-house.

Finance costs

Our finance costs primarily comprise interest expense on the loans and other debt we incur for financing our projects and for working capital requirements. See “—Indebtedness” below for more details on our financing arrangements. Particularly, in the year ended March 31, 2020, our finance costs also included an interest expense on the CCPS allotted to some of our shareholders.

Finance costs are capitalized during the construction phase of a project and are recorded in the statement of profit or loss once the project commences operations. We also incur unamortized ancillary borrowing costs that are written off during the financial year when the relevant loan is refinanced and if the terms of the new loans are substantially different from the refinanced loan.

Income tax expense

Our income tax expense consists of current and deferred income tax as applicable under Indian tax laws. Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. Current tax is computed based on taxable income as per Income tax law applicable in India. Deferred tax is provided using the asset-liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purpose at the reporting date.

Until the new tax regime was introduced in India in 2019, companies were required to pay higher of normal corporate tax of approximately 31.2% computed on taxable income or MAT of approximately 18.5% on book profits. In many instances we were paying MAT as some of our subsidiaries falling under higher normal tax were opting for tax holidays that are applicable for 10 consecutive years out of a 15-year period. The excess of MAT over normal tax was accounted as MAT credit which could be utilized in case of normal tax is more than MAT.

Under the new tax regime that was announced in 2019, companies were given the option to pay only a lower normal corporate tax of 25.168% and are no longer required to pay MAT on profits. Some of our subsidiaries have opted for the new tax regime during the year ended March 31, 2020 and as a result we had to write off the MAT credit accumulated before the transition in the year ended March 31, 2020.

Results of Operations

The following table sets out selected financial data from our audited consolidated financial statements for the years indicated:

Consolidated Summary Statement of Profit or Loss

	For the years ended March 31,
	2019	2020	2021	2021
	(Rs. in millions)			($ in millions) (2)
Income
Revenue from contracts with customers	43,144	48,412	48,187	656
Other operating income	176	78	80	1
Finance income	1,471	2,179	3,354	46
Other income	3,111	2,634	2,870	39

Total income	47,902	53,303	54,491	741

Expenses
Raw materials and consumables used	81	530	426	6
Employee benefits expense	1,008	951	1,259	17
Depreciation and amortization	9,496	11,240	12,026	164
Other expense	4,804	5,665	7,582	103
Finance costs	27,538	35,487	38,281	521

Total expenses	42,927	53,873	59,574	810

Profit/(loss) before share of profit of jointly controlled entities and tax	4,975	(570)	(5,083)	(69)
Share in loss of jointly controlled entities	(40)	(53)	(45)	(1)
Profit/(loss) before tax	4,935	(623)	(5,128)	(70)
Income tax expense
Current tax	1,186	486	785	11
Deferred tax	634	1,714	2,091	28
Adjustment of current tax relating to earlier years	(19)	(42)	28	0

Profit/(loss) for the year/period	3,134	(2,781)	(8,032)	(109)

(1)

Translations of Indian Rupee amounts to U.S. Dollars are provided solely for the convenience of the reader and are not part of our financial statements. Translations were made at the exchange rate of Rs. 73.5047 per $1.00, being the closing exchange rate published by the Reserve Bank of India as of March 31, 2021.

Segment information

We have two reportable segments: (i) wind power and (ii) solar power.

Our wind power segment reflects the revenue earned from our utility-scale wind energy projects in India and solar power segment reflects the revenue earned from our utility-scale and distributed solar energy projects in India. See Note 43 to our audited consolidated financial statements included elsewhere in this prospectus for more information on our segments.

The following table presents selected segment financial information for the years presented:

	For the years ended March 31,
	2019				2020				2021				2021
	Wind Power	Solar Power	Unallo cable(2)	Total	Wind Power	Solar Power	Unallo cable(2)	Total	Wind Power	Solar Power	Unallo cable(2)	Total	Wind Power	Solar Power	Unallo cable(2)	Total
	(Rs. in millions)												($ in millions)(1)
Revenue from contracts with customers	29,480	13,637	27	43,144	31,800	16,598	14	48,412	29,411	18,737	39	48,187	400	255	1	656

(1)

Translations of Indian Rupee amounts to U.S. Dollars are provided solely for the convenience of the reader and are not part of our financial statements. Translations were made at the exchange rate of Rs. 73.5047 per $1.00, being the closing exchange rate published by the Reserve Bank of India as of March 31, 2021.

(2)	Unallocable refers to income allocable to management shared services that we provide under our joint venture agreements with our joint venture partners.

Year Ended March 31, 2021 Compared To Year Ended March 31, 2020

Total Income

While our total income increased by 2% to Rs. 54,491 million in the year ended March 31, 2021 from Rs. 53,303 million in the year ended March 31, 2020, such increase was partially offset by a decrease in the revenue from the sale of power which marginally decreased from Rs. 48,412 million in the year ended March 31, 2020 to Rs. 48,187 million in the year ended March 31, 2021. This decrease was primarily due to a decrease in the plant load factor at some of our wind power projects resulting in a decrease in the power generated at these power projects in the year ended March 31, 2021. Specifically,

•

revenue from our wind power segment decreased by 8% to Rs. 29,411 million in the year ended March 31, 2021, from Rs. 31,800 million in the year ended March 31, 2020. The principal reason for the decrease was a decline in the plant load factor at our wind power projects from 26.4% in the year ended March 31, 2020 to 23.6% in the year ended March 31, 2021 as we experienced lower wind speeds in certain regions of India during the period due to cliamatic conditions in certain parts of India. As a result electricity generated from our wind power plants decreased by 5% from our wind power projects from 7,226 kWh in the year ended March 31, 2020 to 6,854 kWh in the year ended March 31, 2020, especially from projects that we typically earn a higher tariff per unit of electricity sold; and

•

revenue from our solar power segment increased by 13% to Rs. 18,737 million in the year ended March 31, 2021 from Rs. 16,598 million in the year ended March 31, 2020, as the solar power generated from our solar power projects increased from 3,679 kWh million in the year ended March 31, 2020 to 4,320 kWh million in the year ended March 31, 2021, while the plant load factor remained largely constant at 22.3% and 22.8% in the said periods. The principal reason for the increase was the commissioning of a 569 MW solar power plant in the year ended March 31, 2020 which was operational for the entirety of the year ended March 31, 2021, and the commissioning of new solar power projects aggregating to 110 MW during the year ended March 31, 2021. Our total solar power capacity decreased from 2.18 GW in the year ended March 31, 2020 to 2.01 GW in the year ended March 31, 2021 primarily due to the sale of a 300 MW solar power project in February 2021. We however recognized revenue from the power sold from this solar power project in the year ended March 31, 2021 as the sale was completed towards the end of the financial year in February 2021.

Our income also increased with an increase in revenue from the sale of EPC services in the year ended March 31, 2021. This increase was primarily driven by an increase in EPC services provided to third-party customers during the year.

Other operating income

Our other operating income marginally increased by 3% to Rs. 80 million in the year ended March 31, 2021 from Rs. 78 million in the year ended March 31, 2020, primarily due to an increase in lease income as we leased our transmission lines to third-parties.

Finance income

Our finance income increased by 54% to Rs. 3,354 million in the year ended March 31, 2021 from Rs. 2,179 million in the year ended March 31, 2020. In the year ended March 31, 2021 we redeemed and cancelled the 2022 Masala Bonds (defined below) at a premium rate lower than we had provisioned for.

Other income

Our other income increased by 9% to Rs. 2,870 million in the year ended March 31, 2021 from Rs. 2,634 million in the year ended March 31, 2020, primarily because of an increase in compensation for loss of revenue, increase in miscellaneous income and write back of deferred purchase consideration payable offset by a decrease in generation based incentives on account of power plant load factor.

Expenses

Raw materials and consumables used

The cost of raw materials consumables used decreased by 19.62% to Rs. 426 million in the year ended March 31, 2021 from Rs. 530 million in the year ended March 31, 2020, primarily due to decrease in EPC services provided to third-party customers for the year ended March 31, 2020.

Employee benefit expenses

Our employee benefits expense increased by 32% to Rs. 1,259 million in the year ended March 31, 2021 from Rs. 951 million in the year ended March 31, 2020, primarily due to increase in salaries, wages and bonus paid to our employees as our employee headcount increased during the financial year and increase in expenses related to share based expenses incurred for the buyback of vested options.

Depreciation and amortization

Our depreciation and amortization increased by 7% to Rs. 12,026 million in the year ended March 31, 2021 from Rs. 11,240 million in the year ended March 31, 2020, primarily due to an increase in our asset base resulting from an increase in wind and solar energy projects commissioned during the year and as some of the projects that were commissioned in the year ended March 31, 2020 were operational for the entirety of the year ended March 31, 2021.

Other expenses

Our other expenses increased by 34% to Rs. 7,582 million in the year ended March 31, 2021 from Rs. 5,665 million in the year ended March 31, 2020, primarily due to an increase in O&M expenses and insurance expense resulting from an increase in the number and capacity of projects commissioned and operational during the year and an increase in the number of projects we provide O&M services in-house. During the year we also disposed one of our subsidiaries which resulted in an impairment expense Rs. 408 million for the first time in the year ended March 31, 2021.

Finance costs

Our finance costs increased by 8% to Rs. 38,281 million in the year ended March 31, 2021 from Rs. 35,487 million in the year ended March 31, 2020, primarily due to an increase in interest expenses paid on term loans, senior secured notes and other loans to finance our new wind and solar energy projects and for working capital requirements. In addition, during the year ended March 31, 2020, we issued CCPS of Rs. 20,903 millions to GSW, Platinum Cactus and CPP Investments through which we allotted an aggregate of 49,184,611 CCPS at a face value of Rs. 425 per share. Interest on CCPS interest was also accrued for the entirety of the year ended March 31, 2021 as the CCPS were issued during the year ended March 31, 2020 causing an increase in interest on CCPS by Rs. 1,131 million in the year ended March 31, 2021. Amortization of option premium paid for hedging the U.S. Dollar exposure also increased to Rs. 1,773 million in the year ended March 31, 2021 from Rs. 1,119 million in the year ended March 31, 2020, as we started paying a premium for hedging our exposure to foreign exchange fluctuations under our senior secured notes in the year ended March 31, 2020.

Income tax expense

Our income tax expense (comprising of current tax, deferred tax and adjustment of current tax relating to earlier years) increased by 35% to Rs. 2,904 million in the year ended March 31, 2021 from Rs. 2,158 million in the year ended March 31, 2020, primarily because of an increase in our deferred tax expense of Rs. 377 million as we had to write-off deferred taxes of Rs. 306 million which related to a subsidiary that we closed during the year. Our current tax also increased by Rs. 369 million with an increase in taxable profits of few of our subsidiaries.

Loss for the year

As a result of the foregoing, we incurred a loss of Rs. 8,032 million in the year ended March 31, 2021 from a loss of Rs. 2,781 million in the year ended March 31, 2020.

Year ended March 31, 2020 compared to year ended March 31, 2019

Total Income

Our total income increased by 11% to Rs. 53,303 million in the year ended March 31, 2020 from Rs. 47,902 million in the year ended March 31, 2019. This increase was primarily driven by a 11% increase in the revenue from the sale of power to Rs. 47,759 million in the year ended March 31, 2020 from Rs. 42,969 million in the year ended March 31, 2019, primarily due to an increase in the power generated at our power projects as we commissioned new wind and solar energy projects of 865 MW in the year ended March 31, 2020. Specifically,

•

revenue from our wind power segment increased by 8% to Rs. 31,800 million in the year ended March 31, 2020, from Rs. 29,480 million in the year ended March 31, 2019, as the wind power generated from our power projects increased by 10.9% from 6,515 kWh million in the year ended March 31, 2019 to 7,226 kWh million in the year ended March 31, 2020, while the plant load factor remained largely constant at 26.5% and 26.4% during the said periods. The principal reason for the increase was the operation of wind power projects that were commissioned during the year ended March 31, 2019 and were operational for an entire fiscal year for the first time in the year ended March 31, 2020. Our revenue also increased as we commissioned new wind energy projects of 295 MW in the year ended March 31, 2020. During the year ended March 31, 2020, we increased the commissioned capacity of our wind energy projects to 3,245 MW from 2,949 MW in the year ended March 31, 2019; and

•

revenue from our solar power segment increased by 22% to Rs. 16,598 million in the year ended March 31, 2020 from Rs. 13,637 million in the year ended March 31, 2019, as the solar power generated from our solar power projects increased from 2,577 kWh million in the year ended March 31, 2019 to 3,679 kWh million in the year ended March 31, 2020, while the plant load factor remained largely constant at 22.5% and 22.3% in the said periods. The principal reason for the increase was due to the operation of a 300 MW solar power plant that was commissioned in the year ended March 31, 2019 and the commissioning of new solar power projects of 569 MW during the year ended March 31, 2020. While our capacity increased in the year ended March 31, 2020, we earned lower tariffs from our newly commissioned projects as they were awarded under the competitive bidding regime that resulted in comparatively lower tariffs in the industry.

Our income also increased with an increase in revenue from the sale of EPC services in the year ended March 31, 2020. This increase was primarily driven by an increase in EPC services provided to third-party customers.

Other operating income

Our other operating Income decreased by 56% to Rs. 78 million in the year ended March 31, 2020 from Rs. 176 million in the year ended March 31, 2019, primarily due to a decrease in income from leases to third parties for using our project sites and equipment. We earned lease income primarily because of an arrangement with a counterparty from whom we are in the process of acquiring a project. In 2018, while we acquired the assets from the seller, the transfer of the rights under the PPA was to happen after we received certain regulatory approvals. In the year ended March 31, 2020, we received these approvals and as a result there was a decrease in lease income from the counterparty.

Finance income

Our finance income increased by 48% to Rs. 2,179 million in the year ended March 31, 2020 from Rs. 1,471 million in the year ended March 31, 2019, primarily due to an increase in interest income from deposits made with banks during the year. This increase was primarily driven by an increase in deposits made with banks to fund our working capital requirements.

Other income

Our other income decreased by 15% to Rs. 2,634 million in the year ended March 31, 2020 from Rs. 3,111 million in the year ended March 31, 2019, primarily because of a decrease in income from the sale of generation based incentives as there was a marginal decrease in the supply of power from our wind power projects to state offtakers in the year ended March 31, 2020. Our other income also decreased as we started investing in mutual funds in the year ended March 31, 2020 instead of fixed deposits causing a decrease in interest income.

Expenses

Raw materials and consumables used

The cost of raw materials consumables used increased to Rs. 530 million in the year ended March 31, 2020 from Rs. 81 million in the year ended March 31, 2019, primarily due to an increase in EPC services provided to third-party customers in the year ended March 31, 2020.

Employee benefit expenses

Our employee benefits expense decreased by 6% to Rs. 951 million in the year ended March 31, 2020 from Rs. 1,008 million in the year ended March 31, 2019, primarily due to a decrease in expenses related to ESOPs granted our incentive plans in the year ended March 31, 2020. We typically recognize higher expenses in the year the ESOPs grants are first made and these expenses decrease in subsequent years due to graded vesting. This decrease was partially offset by an increase in salaries, wages and bonus paid to our employees as our employee headcount increased in the year ended March 31, 2020.

Depreciation and amortization

Our depreciation and amortization increased by 18% to Rs. 11,240 million in the year ended March 31, 2020 from Rs. 9,496 million in the year ended March 31, 2019, primarily due to an increase in our asset base resulting from an increase in wind and solar energy projects commissioned and acquired in the year ended March 31, 2020.

Other expenses

Our other expenses increased by 18% to Rs. 5,665 million in the year ended March 31, 2020 from Rs. 4,804 million in the year ended March 31, 2019, primarily due to an increase in O&M expenses resulting from an increase in the number of projects commissioned and an increase in the number of projects we provide O&M services in-house.

Finance costs

Our finance costs increased by 29% to Rs. 35,487 million in the year ended March 31, 2020 from Rs. 27,538 million in the year ended March 31, 2019, primarily due to an increase in interest expenses paid on term loans, senior secured notes and other loans to finance our new wind and solar energy projects and for working capital requirements. In addition, in the year ended March 31, 2020, we issued CCPS of Rs. 20,903 millions to GSW, Platinum Cactus and CPP Investments through which we allotted an aggregate of 49,184,611 CCPS at a face value of Rs. 425 per share. Under the terms of the CCPS agreements the CCPS would convert into our equity shares upon the happening of certain events but no later than three years from the date of allotment. Until these events occur, the conversion price cannot be determined and CCPS is recorded as a financial liability in our statement of financial position and we therefore incurred a costs which we booked as finance costs. Amortization of option premium paid for hedging the U.S. Dollar exposure increased to Rs. 1,119 million in the year ended March 31, 2020 from Rs. 69 million in the year ended March 31, 2019, primarily because we started paying a premium for hedging our exposure to foreign exchange fluctuations under our senior secured notes in the year ended March 31, 2020.

Income tax expense

Our income tax expense (comprising of current tax, deferred tax and adjustment of current tax relating to earlier years) increased by 20% to Rs. 2,158 million in the year ended March 31, 2020 from Rs. 1,801 million in the year ended March 31, 2019, primarily because of an increase in our deferred tax expense of Rs. 1,080 million as we had to write-off certain tax expenses as we moved to the new tax regime of being exempt from MAT. Under the new tax regime that was announced in 2019, some of our subsidiaries opted to be MAT exempt. As we transitioned to the new tax regime during the year ended March 31, 2020, we had to write off the MAT credit that was accumulated for the period before the transition.

Loss for the year

As a result of the foregoing, we incurred a loss of Rs. 2,781 million in the year ended March 31, 2020 from a profit of Rs. 3,134 million in the year ended March 31, 2019.

Non-IFRS Financial Measures

In addition to our results are determined in accordance with IFRS issued by the IASB, we believe that EBITDA and EBITDA margin are useful to investors in evaluating our operating performance. We use this non IFRS financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-IFRS financial information, when taken collectively with financial measures prepared in accordance with IFRS, may be helpful to investors because it provides an additional tool for investors to use in evaluating our ongoing operating results and trends and in comparing our financial results with other renewable companies because it provides consistency and comparability with past financial performance. However, we do not consider non-IFRS measures in isolation or as an alternative to financial measures determined in accordance with IFRS.

Non-IFRS financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with IFRS. Non-IFRS financial information may be different from similarly-titled non IFRS measures used by other companies. The principal limitation of these non-IFRS financial measures is that they exclude significant expenses and income that are required by IFRS to be recorded in our financial statements, as further detailed below. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses and income are excluded or included in determining these non-IFRS financial measures.

“EBITDA” is defined as loss/(profit) for the year before (a) income tax expense; (b) share in (profit)/loss of jointly controlled entities; (c) finance costs; and (d) depreciation and amortization.

We calculate “EBITDA margin” as EBITDA divided by its total income.

A reconciliation is provided below for EBITDA to the most directly comparable financial measure prepared in accordance with IFRS. Investors are encouraged to review the related IFRS financial measures and the reconciliation of non-IFRS financial measures to their most directly comparable IFRS financial measures included below and to not rely on any single financial measure to evaluate our business. The following tables present our (loss)/profit for the year margin and a reconciliation of EBITDA to profit/ loss for the year, its most directly comparable financial measure calculated and presented in accordance with IFRS for the years indicated:

	For the years ended March 31,
	2019	2020	2021	2021
	(Rs. in millions)			($ in millions)(1)
Total
(Loss)/profit for the year	3,134	(2,781)	(8,032)	(109)
Add: income tax expense	1,801	2,158	2,904	40
Add: Share in loss of jointly controlled entities	40	53	45	1
Add: depreciation and amortization	9,496	11,240	12,026	164
Add: finance costs	27,538	35,487	38,281	521
EBITDA	42,009	46,157	45,224	615
Total income	47,902	53,303	54,491	741
EBITDA margin	87.7%	86.6%	83.0%	83.0%

(1)

Translations of Indian rupee amounts to U.S. dollars are provided solely for the convenience of the reader and are not part of our financial statements. Translations were made at the exchange rate of Rs. 73.5047 per $1.00, being the closing exchange rate published by the Reserve Bank of India as of March 31, 2021.

Liquidity and Capital Resources

Overview

Our primary sources of liquidity have historically been equity investment by our shareholders, cash generated from operations, capital markets funding and a range of borrowing from banks and other financial institutions. Our ordinary course liquidity requirements relate to investments in existing and new projects and related capital expenditure, acquisitions, operation and maintenance of its assets, servicing of our debt, funding our working capital needs, and general corporate purposes.

We expect that cash generated from operations, funds raised in the capital markets and continued borrowings from banks and other financial institutions will continue to be our primary sources of liquidity. We evaluate our funding requirements periodically in light of our net cash flow from operating activities, the progress of its various projects, acquisition opportunities and market conditions. Changes in our operating plans, lower than anticipated electricity sales, increased expenses or other events may cause us to seek additional debt or financing in future periods. There can be no guarantee that financing will be available on acceptable terms or at all. Debt financing, if available, could impose additional cash payment obligations, additional covenants and operating restrictions. Future financings could result in the dilution of our existing shareholding. In addition, any of the items discussed in detail under “Risk Factors” elsewhere in this prospectus may also significantly impact our liquidity.

We believe that the expected cash to be generated from our business operations, our credit facilities and our project finance lines, will be sufficient to finance our working capital requirements for the next 12 months.

Cash Flows Analysis

Our summarized statement of consolidated cash flows is set forth below:

	For the years ended March 31,
	2019	2020	2021	2021
	(Rs. in millions)			($ in millions)(1)
Net cash generated from operating activities	30,000	35,088	32,081	436
Net cash used in investing activities	(53,408)	(53,724)	(17,412)	(237)
Net cash generated from/(used in) financing activities	19,609	21,610	(7,079)	(96)
Net (decrease)/increase in cash and cash equivalents	(3,799)	2,974	7,590	103
Cash and cash equivalents at the beginning of the year	13,914	10,115	13,089	178
Cash and cash equivalents at the end of the year	10,115	13,089	20,679	281

(1)

Translations of Indian Rupee amounts to U.S. dollars are provided solely for the convenience of the reader and are not part of our financial statements. Translations were made at the exchange rate of Rs. 73.5047 per $1.00, being the closing exchange rate published by the Reserve Bank of India as of March 31, 2021.

Net cash generated from operating activities

Our net cash generated from operating activities was Rs. 32,081 million in the year ended March 31, 2021. Our operating profit before working capital changes was Rs. 42,398 million in the year ended March 31, 2021. The changes in our working capital primarily consisted of (i) an increase in prepayments of Rs. 213 million, (ii) increase in other current liabilities of Rs. 168 million, (iii) a decrease in trade payables of Rs. 555 million, (iv) an increase in trade receivables of Rs. 10,991 million due to increase in business, (vi) increase in contract liabilities of Rs. 1,538 million (vii) an decrease in other current financial liabilities of Rs. 258 million, (viii) an decrease in other current financial assets of Rs. 476 million, (ix) increase in other current assets of Rs. 674 million, (x) increase in inventories of Rs. 221 million and (xi) income tax refund of Rs. 254 million.

Our net cash generated from operating activities was Rs. 35,088 million in the year ended March 31, 2020. Our operating profit before working capital changes was Rs. 43,593 million in the year ended March 31, 2020. The changes in our working capital primarily consisted of (i) an increase in prepayments of Rs. 995 million on account of option premium paid for hedging of foreign exchange exposure, (ii) increase in other current liabilities of Rs. 274 million, (iii) an increase in trade payables of Rs. 697 million, (iv) an increase in trade receivables of Rs. 6,820 million due to increase in business, (v) an increase in other current financial liabilities of Rs. 31 million, (vii) an increase in other current financial assets of Rs. 407 million, (viii) decrease in other current assets of Rs. 253 million, (ix) decrease in other non-current assets of Rs. 206 million and (x) income tax paid of Rs. 1,854 million.

Our net cash generated from operating activities was Rs. 30,000 million in the year ended March 31, 2019. Our operating profit before working capital changes was Rs. 41,229 million in the year ended March 31, 2019. The changes in our working capital primarily consisted of (i) an increase in prepayments of Rs. 288 million primarily related to advance rent paid for new solar parks for projects during the year as well as increased business, (ii) an increase in inventories of Rs. 565 million, (iii) an increase in other current liabilities of Rs. 295 million, (iv) an increase in trade payables of Rs. 221 million, (v) an increase in trade receivables of Rs. 5,798 million due to increase in business, (vi) a decrease in other current financial liabilities of Rs. 187 million (vii) an increase in other current financial assets of Rs. 2,953 million and (viii) income tax paid of Rs. 1,905 million.

Net cash used in investing activities

Our net cash used in investing activities was Rs. 17,412 million in the year ended March 31, 2021. This was primarily due to purchases of property, plant and equipment, intangible assets and right of use assets of Rs. 24,482 million in connection with our increased operational capacity, partially offset by interest received of Rs. 1,987 million, disposal of subsidiary, net of cash disposed of Rs. 3,597 million, investments in deposits having residual maturity more than 3 months (net) of Rs. 1,448 million and government grant received of Rs. 26 million.

Our net cash used in investing activities was Rs. 53,724 million in the year ended March 31, 2020. This was primarily due to purchases of property, plant and equipment, intangible assets and right of use assets of Rs. 39,299 million in connection with our increased operational capacity, purchase consideration paid (net of cash acquired) of Rs. 762 million for business combinations and investments in deposits having a residual maturity of more than three months of Rs. 15,868 million, partially offset by interest received of Rs. 1,932 million and sale of intangible assets by Rs. 219 million.

Our net cash used in investing activities was Rs. 53,408 million in the year ended March 31, 2019. This was primarily due to purchases of property, plant and equipment, intangible assets and right of use assets of Rs. 61,199 million in connection with our increased operational capacity, purchase consideration paid (net of cash acquired) of Rs. 941 million and investments in deposits having a residual maturity of more than three months of Rs. 2,622 million, investment in mutual funds redeemed of Rs. 9,540 million, interest received of Rs. 1,318 million and government grant received of Rs. 496 million.

Net cash generated from/(used in) financing activities

Our net cash used in financing activities was Rs. 7,079 million in the year ended March 31, 2021. This was primarily due to repayment of long-term interest-bearing loans and borrowings of Rs. 95,700 million, repayment of short-term interest-bearing loans and borrowings of Rs. 20,002 million, interest paid of Rs. 33,528 million, payment for acquisition of subsidiary’s interest from non-controlling interest of Rs. 1,516 million, payment made for repurchase of vested stock options of Rs. 681 million, payment of lease liabilities (including payment of interest expense) of Rs. 248 million offset by proceeds from long-term interest-bearing loans and borrowings of Rs. 125,204 million, proceeds from short-term borrowings of Rs. 18,779 million.

Our net cash generated from financing activities was Rs. 21,610 million in the year ended March 31, 2020. This was primarily due to proceeds from long-term interest-bearing loans and borrowings of Rs. 98,660 million, proceeds from short-term interest-bearing loans and borrowings of Rs. 34,808 million, proceeds from issue of CCPS of Rs. 20,903 million and proceeds from sale of subsidiary’s interest to non-controlling interest of Rs. 846 million, partially offset by repayment of long-term interest-bearing loans and borrowings of Rs. 55,429 million, repayment of short-term borrowings of Rs. 44,790 million, interest paid of Rs. 32,305 million and payment of lease liabilities (including payment of interest expense on lease liabilities) of Rs. 347 million and payment for acquisition of subsidiary’s interest from non-controlling interest of Rs. 736 million.

Our net cash generated from financing activities was Rs. 19,609 million in the year ended March 31, 2019. This was primarily due to proceeds from long-term interest-bearing loans and borrowings of Rs. 109,087 million, proceeds from short-term interest-bearing loans and borrowings of Rs. 33,010 million and proceeds from issue of equity shares (including premium and net of share issue expenses) of Rs. 560 million, partially offset by repayment of long-term interest-bearing loans and borrowings of Rs. 62,134 million, repayment of short-term interest-bearing loans and borrowings of Rs. 32,685 million, payment of lease liabilities (including payment of interest expense on lease liabilities) of Rs. 1,666 million and interest paid of Rs. 26,563 million.

Indebtedness

Our borrowings at the project level are typically secured by a lien on the assets of the project to which they relate and a pledge of shares of the related project subsidiary. Our loan agreements generally contain covenants, including limitations on the use of proceeds and restrictions on indebtedness, liens, asset sales, investments, transfer or ownership interests and certain changes in business. These covenants may limit our subsidiaries’ ability to pay dividends or make loans or advances to us, subject to the lender’s waiver or consent. For further details, see “Description of ReNew India’s Material Indebtedness.”

The table below summarizes certain terms of our long-term interest-bearing loans and borrowings financing arrangements as of March 31, 2021:

	Amount outstanding	Nominal interest rate	Maturity
	(Rs. in millions)
Non-convertible debentures(1)	100,584	6.03% -12.50%	September 2034
Compulsorily convertible debentures(2)	809	8% - 11.00%	September 2036
Term loans from banks(3)	51,157	8.21% -11.75%	December 2038
Term loans from financial institutions(4)	93,419	8.67% -12.10%	March 2041
Senior secured notes(5)	92,924	6.06% -10.74%	February 2027
Compulsorily convertible preference shares(6)	26,697	15.02%	June 2022

(1)

These debentures are secured by way of pari passu charge over the respective subsidiary’s immovable properties, movable assets, current assets, cash accruals including but not limited to current assets, receivables, book debts, cash and bank balances and loans and advances, present and future. Repayment terms are in the form of bullet payments, quarterly payments and half-yearly payments.

(2)

These debentures are issued to our joint venture partners, ReNew Mega Solar Private Limited and ReNew Solar Energy (Telangana) Private Limited. These debentures are compulsorily convertible into equity shares of ReNew India at a pre-determined conversion ratio of 1:1. These debentures do not carry any voting rights.

(3)

These loans are secured by a charge over all present and future immovable properties, movable assets, book debt, operating cash flows, receivables, commissions, revenue, all bank accounts and assignment of all rights, title, interests, benefits, claims etc. of project documents and insurance contracts of the respective subsidiary.

(4)

These loans are secured by a charge on immovable properties, tangible moveable assets, current assets and accounts. Further secured by way of assignment of all the rights, title, interest, benefit, claims and demands under all the project agreements, letter of credit, insurance contracts and proceeds, guarantees, performance bond of the respective subsidiary.

(5)

We issue senior secured notes from time-to-time to fund finance our projects. Notes are secured by way of exclusive mortgage over immovable properties and exclusive charge by way of hypothecation of tangible and intangible movable assets. Further secured by way of hypothecation over rights and benefit, claims and demands under all the project agreements, letter of credit, insurance contracts and proceeds, guarantees, performance bond of the respective subsidiary. See “Description of ReNew India’s Material Indebtedness” for more details on our senior secured notes.

(6)

We issued CCPS of Rs. 20,903 million to GSW, Platinum Cactus and CPP Investments through which we allotted an aggregate of 49,184,611 CCPS at a face value of Rs. 425 per share. Each CCPS holder is entitled to a preferred rate of dividend of 0.0001% and are mandatorily convertible into our equity shares upon the occurrence of certain events. For the Business Combination, parties to the Business Combination Agreement have agreed to amend the terms of CCPS agreement which will be effective on Closing. For more details on the amended terms of the CCPS agreement, see “Business Combination Proposal—Amendment to the CCPS Agreement.”

Capital Expenditure

Our principal capital requirements primarily include capital expenditures, towards expansion of capacities in existing businesses including bidding for and acquiring new wind and solar power projects and other ancillary business activities. We finance our capital expenditure requirements through external borrowings and internal cash flows.

We spent Rs. 61,199 million, Rs. 39,299 million and Rs. 24,482 million to purchase property, plant and equipment, intangible assets and right of use assets, including capital work-in-progress, intangibles including intangible assets under development, capital creditors and capital advances, as per the cash flow statement of the respective periods, in the years ended March 31, 2019, 2020 and 2021, respectively. Our capital expenditures include expenditures on property, plant and equipment, capital work-in-progress and intangible assets. Our property, plant and equipment primarily include freehold land, building temporary structure, plant and equipment, office equipment, computers and furniture and fixtures. Projects under construction as of the balance sheet date are shown as capital work-in-progress. Our intangible assets primarily include computer software and customer contracts.

Due to the rapid expansion of wind turbine and solar panel technology, increasing competition and a significant decrease in input costs resulting from increased economies of scale and decreasing raw material costs, the market prices of wind turbines and solar module panels have generally declined in recent years. We currently import equipment, mainly solar module panels, from China. To promote domestic growth and cut dependence on foreign supplies, the Government of India has imposed safeguard duties and also recently announced in March 2021, a basic customs duty of 40% on solar modules and 25% on solar cells imported from April 1, 2022. For our committed and commissioned projects, these costs are usually passed through to our customers under “change in law” provisions under our PPAs. We also plan to continue to manage equipment costs by having a diversified base of OEM vendors to protect us from over-reliance on any one vendor, and by utilizing its scale of operations to negotiate favorable terms with our OEM vendors. We also intend to engage in manufacturing solar cells and modules that are subject to higher import duties to manage costs. Through a manufacturing facility of up to 2 GW, we plan to primarily cater to our internal demand of utility-scale solar projects. The manufacturing plant, to be located in the state of Gujarat in India, is expected to be vertically integrated in terms of processes and infrastructure for the manufacturing of solar components and is anticipated to commence operations from the year ending March 31, 2023.

Contractual Obligations and Contingent Liabilities

In addition to payment obligations under borrowings, we also have continuing obligations to make certain payments. As of March 31, 2021, capital commitment (net of advances) pertaining to commissioning of wind and solar energy projects aggregated to Rs. 55,483 million. We have made, and expect to continue making, substantial capital expenditures in connection with the construction and development of our projects.

As of March 31, 2021, we had the following contractual obligations:

As at March 31, 2021	On demand	Less than 3 months	3 to 12 months	1 to 5 years	> 5 years	Total
Borrowings (other than CCPS)#
Non convertible debentures (secured)*	—	—	—	71,507	48,560	120,067
Compulsorily convertible debentures*	—	—	—	349	700	1,049
Term loan from banks*	—	—	—	26,929	45,804	72,733
Loans from financial institutions*	—	—	—	46,968	106,625	153,593
Senior secured notes*	—	—	—	85,989	21,242	107,231
Short term interest-bearing loans and borrowings
Acceptances (secured)	—	1,788	381	—	—	2,169
Buyer’s / supplier’s credit (secured)	—	—	2,962	—	—	2,962
Working capital term loan (secured)	—	175	5,350	—	—	5,525
Other financial liabilities
Lease liabilities	—	90	240	878	5,332	6,540
Current maturities of long term interest-bearing loans and borrowings*	11,088	9,065	36,422	—	—	54,470
Interest accrued but not due on borrowings	—	1,116	612	—	—	1,728
Interest accrued but not due on debentures	—	894	275	—	132	1,301
Capital creditors	—	9,001	—	—	—	9,001
Purchase consideration payable	—	191	—	—	—	191
Financial guarantee contracts@	4,900	—	—	—	—	4,900
Trade payables
Trade payables	—	3,245	—	—	—	3,245

*	Including future interest payments.
#	We have issued CCPS, which are mandatorily convertible into equity shares. These CCPS are excluded from maturity profile of financial liabilities since there is no cash outflow involved.

We are subject to legal proceedings and claims which arise in the ordinary course of business. See “ReNew India’s Business—Legal Proceedings.” Although occasional adverse decisions or settlements may occur, the potential loss, if any, cannot be reasonably estimated. However, we believe that the final disposition of current matters will not have a material adverse effect on our financial position, results of operations or cash flow. We maintain various liability insurance coverage to protect our assets from losses arising out of or involving activities associated with ongoing and normal business operations. We believe that we have adequately provided for contingencies which are likely to become payable. None of these contingencies are material to our financial condition, results of operations or cash flows.

Off-Balance Sheet Arrangements

We are not a party to any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Financial Risks

General

Our activities expose it to a variety of financial risks, including market risk, credit risk and liquidity risk. Our overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on our financial performance. The financial instruments of our Company, other than derivatives, comprise loans from banks and financial institutions, non-convertible bonds, demand deposits, short term bank deposits, trade and other receivables, available for sale investments, trade and other payables.

Market Risk

Market risk is the risk that the fair values of future cash flows of a financial instrument will fluctuate because of volatility of prices in the financial markets. Market risk can be further segregated as interest rate risk and foreign exchange risk.

Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. We are exposed to interest rate risk primarily from the external borrowings that are used to finance our operations. In case of external commercial borrowings and buyers credit we believe that our exposure to changes in market interest rates is insignificant as the respective companies manage the risk by hedging the changes in the market interest rates through cross currency interest rate swaps. We also monitor the changes in interest rates and actively re finances its debt obligations to achieve an optimal interest rate exposure.

The following table demonstrates the sensitivity to a reasonable possible change in interest rates on financial liabilities, i.e., floating interest rate borrowings in Indian Rupees and U.S. Dollars. Interest rate sensitivity has been calculated for borrowings with floating rate of interest. For borrowings with fixed rate of interest sensitivity disclosure has not been made. With all other variables held constant, our profit before tax is affected through the impact on financial liabilities, as follows:

For the year ended March 31,
	2019		2020		2021
	Increase /decrease in basis points	Effect on profit before tax	Increase /decrease in basis points	Effect on profit before tax	Increase /decrease in basis points	Effect on profit before tax
(Rs. in millions)
Indian Rupee	+/(-) 50	(-)/+ 499	+/(-) 50	(-)/+ 615	+/(-) 50	(-)/+ 646
US Dollar	+/(-) 60	(-)/+ 3	—	—	—	—

We use certain types of derivative financial instruments (foreign currency forwards and cross-currency interest rate swap) to manage our exposure to foreign exchange and interest risk. We designate such derivative financial instruments (or its components) as hedging instruments for hedging exchange rate fluctuation and interest risk attributable to either a recognized item or a highly probable forecast transaction (cash flow hedge).

Foreign exchange risk

Foreign currency risk is the risk that the fair value or future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. We are exposed to foreign currency risk arising from imports of goods in U.S. Dollars. We hedge our exposure to fluctuations on the translation to Indian Rupees of our buyer’s/supplier’s credit by using foreign currency swaps and forward contracts. We follow a conservative approach for hedging the foreign currency risk so as to not use complex forex derivatives and foreign currency loan. We also monitor that the hedges do not exceed the underlying foreign currency exposure. We do not undertake any speculative transaction.

Credit Risk

Credit risk is the risk that our offtakers may not meet their obligations under a financial instrument or customer contracts leading to a financial loss. We are exposed to credit risk from our operating activities (primarily trade receivables) and from our financing activities but this credit risk exposure is insignificant given the fact that substantially all of our revenues are from state utilities/government entities. Further we aim to reduce counterparty credit risk under long-term contracts in part by entering into power sales contracts with utilities or other customers of strong credit quality and we monitor their credit quality on an ongoing basis.

Liquidity Risk

Liquidity risk is the risk we encounter in meeting the obligations associated with our financial liabilities that are settled by delivering cash or another financial asset. Our approach is to ensure, as far as possible, that we have sufficient liquidity to meet our liabilities when due.

Critical Accounting Policies for the Most Recent Reported Financial Period

Revenue recognition

Revenue from contracts with customers

Revenue from contracts with customers is recognized when control of the goods or services are transferred to the customer at an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. We have generally concluded that we are the principal in our revenue arrangements, because we typically control the goods or services before transferring them to the customer.

•

Sale of power: income from supply of power is recognized over time on the supply of units generated from power plants to the grid as per terms of the PPA entered into with the customers. We also consider whether there are other promises in the contract that are separate performance obligations to which a portion of the transaction price needs to be allocated. In determining the transaction price for the sale of power, we consider the effects of variable consideration and existence of a significant financing component. There is only one performance obligation in the arrangement and therefore allocation of transaction price is not required.

•

Income from services (management consultancy): we recognize revenue from project management/ technical consultancy over time because the customer simultaneously receives and consumes the benefits provided to them, as per the terms of the agreements with them.

•

Sale of equipment: revenue from sale of equipment is recognized at the point in time when control of the asset is transferred to the customer, generally on delivery of the equipment. We consider whether there are other promises in the contract that are separate performance obligations to which a portion of the transaction price needs to be allocated. In determining the transaction price for the sale of equipment, we consider the effects of variable consideration, the existence of significant financing components, non-cash consideration and consideration payable to the customer. There is only one performance obligation in the arrangement and therefore allocation of transaction price is not required.

•	Income from O&M services: revenue from O&M services are recognized over time as per the terms of agreement.

•

Revenue from EPC Contracts: revenue from provision of service is recognized over a period of time on the percentage of completion method. Percentage of completion is determined as a proportion of cost incurred to date to the total estimated contract cost. Profit on contracts is recognized on percentage of completion method and losses are accounted as soon as these are anticipated. In case the total cost of a contract based on technical and other estimates is expected to exceed the corresponding contract value such expected loss is provided for. The revenue on account of extra claims on construction contracts are accounted for at the time of acceptance in principle by the customers due to uncertainties attached. Contract revenue earned in excess of billing has been reflected under other current assets and billing in excess of contract revenue has been reflected under current liabilities in the statement of financial position.

•	Sale of RECs: income from sale of RECs is recognized on sale of these certificates.

Variable consideration

If the consideration in a contract includes a variable amount, we estimate the amount of consideration to which we will be entitled in exchange for transferring the goods or service to the customer. The variable consideration is estimated at contract inception and constrained until it is highly probable that a significant revenue reversal in the amount of cumulative revenue recognized will not occur when the associated uncertainty with the variable consideration is subsequently resolved. To estimate the variable consideration, we apply the most likely method applies the method that we expect best predicts the amount of consideration to which the entity will be entitled based on the terms of the contract.

•	Rebates: under some PPAs, we provide rebates in invoice if payment is made before the due date. These are adjusted against revenue and are offset against amounts payable by the customers.

•

Significant financing component: significant financing component for customer contracts is considered for the length of time between the customers’ payment and the transfer of the performance obligation, as well as the prevailing interest rate in the market. The transaction price for these contracts is discounted, using the interest rate implicit in the contract. This rate is commensurate with the rate that would be reflected in a separate financing transaction between us and the customer at contract inception.

Contract balances

•

Contract assets: a contract asset is the right to consideration in exchange for goods or services transferred to the customer. If we perform by transferring goods or services to a customer before the customer pays consideration or before payment is due, a contract asset is recognized for the earned consideration that is conditional. Contract assets are subject to impairment assessment.

•

Contract liabilities: a contract liability is the obligation to transfer goods or services to a customer for which we have received consideration (or an amount of consideration is due) from the customer. If a customer pays consideration before we transfer goods or services to the customer, a contract liability is recognized when the payment is made or the payment is due (whichever is earlier). Contract liabilities are recognized as revenue when we perform under the contract (i.e., transfers control of the related goods or services to the customer).

•	Trade receivables: a receivable represents our right to an amount of consideration that is unconditional (i.e., only the passage of time is required before payment of the consideration is due).

Others

•	Income from compensation for loss of revenue: income from compensation for loss of revenue is recognized after certainty of receipt of the same is established.

•	Dividend: we recognize a liability to pay a dividend when the distribution is authorized and the distribution is no longer at our discretion.

Taxes

Current income tax

Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted, at the reporting date in India. Current income tax relating to items recognized outside profit or loss is recognized outside profit or loss (either in other comprehensive income, or “OCI” or in equity). Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate. Current income tax assets and liabilities are offset if a legally enforceable right exists to set off these.

Deferred tax

Deferred tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date.

Deferred tax liabilities are recognized for all taxable temporary differences, except:

•

When the deferred tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•

In respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognized for all deductible temporary differences, the carry forward of unused tax credits and any unused tax losses. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized except:

•

When the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•

in respect of deductible temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, deferred tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are re-assessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

In situations where we are entitled to a tax holiday under the ITA, enacted in India, no deferred tax (asset or liability) is recognized in respect of temporary differences which reverse during the tax holiday period. Deferred taxes in respect of temporary differences which reverse after the tax holiday period are recognized in the period in which the temporary differences originate. However, we restrict the recognition of deferred tax assets to the extent that it has become reasonably certain that sufficient future taxable income will be available against which such deferred tax assets can be realized.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax relating to items recognized outside profit or loss is recognized outside profit or loss (either in OCI or equity). Deferred tax items are recognized in correlation to the underlying transaction either in OCI or directly in equity.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

MAT

MAT paid in a year is charged to the statement of profit and loss as current tax for the year. The deferred tax asset is recognized for MAT credit available only to the extent that it is probable that the concerned company will pay normal income tax during the specified period, i.e., the period for which MAT credit is allowed to be carried forward. In the year in which the company recognizes MAT credit as an asset, it is created by way of credit to the statement of profit and loss and shown as part of deferred tax asset. The company reviews the “MAT credit entitlement” asset at each reporting date and writes down the asset to the extent that it is no longer probable that it will pay normal tax during the specified period.

Business combinations and goodwill

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred measured at acquisition date fair value and the amount of any non-controlling interests in the acquiree. For each business combination, we elect whether to measure the non-controlling interests in the acquiree at fair value or at the proportionate share of the acquiree’s identifiable net assets. Acquisition-related costs are expensed as incurred and included in other expenses.

At the acquisition date, the identifiable assets acquired and the liabilities assumed are recognized at their acquisition date fair values. For this purpose, the liabilities assumed include contingent liabilities representing present obligation and they are measured at their acquisition fair values irrespective of the fact that outflow of resources embodying economic benefits is not probable. However, the following assets and liabilities acquired in a business combination are measured at the basis indicated below:

•

Deferred tax assets or liabilities and the assets or liabilities related to employee benefit arrangements are recognized and measured in accordance with IAS 12—Income Taxes and IAS 19—Employee Benefits respectively.

•

Liabilities or equity instruments related to share based payment arrangements of the acquiree or share—based payments arrangements we entered into to replace share-based payment arrangements of the acquiree are measured in accordance with IFRS 2 Share-based Payment at the acquisition date.

•	Assets (or disposal groups) that are classified as held for sale in accordance with IFRS 5—Non-current Assets Held for Sale and Discontinued Operations are measured in accordance with that standard.

•	Reacquired rights are measured at a value determined on the basis of the remaining contractual term of the related contract. Such valuation does not consider potential renewal of the reacquired right.

•	Potential tax effects of temporary differences and carry forwards of an acquiree that exist at the acquisition date or arise as a result of the acquisition are accounted in accordance with IAS 12.

When we acquire a business, we assess the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date. This includes the separation of embedded derivatives in host contracts by the acquiree. If the business combination is achieved in stages, any previously held equity interest is re-measured at its acquisition date fair value and any resulting gain or loss is recognized in the statement of profit or loss or OCI, as appropriate.

Any contingent consideration to be transferred by the acquirer is recognized at fair value at the acquisition date. Contingent consideration classified as an asset or liability that is a financial instrument and within the scope of IFRS 9 Financial Instruments, is measured at fair value with changes in fair value recognized in the statement of profit or loss in accordance with IFRS 9. Other contingent consideration that is not within the scope of IFRS 9 is measured at fair value at each reporting date with changes in fair value recognized in profit or loss. Contingent consideration classified as equity is not remeasured and its subsequent settlement is accounted for within equity.

Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred and the amount recognized for non-controlling interests, and any previous interest held, over the net identifiable assets acquired and liabilities assumed. If the fair value of the net assets acquired is in excess of the aggregate consideration transferred, we re-assess whether it has correctly identified all of the assets acquired and all of the liabilities assumed and reviews the procedures used to measure the amounts to be recognized at the acquisition date. If the reassessment still results in an excess of the fair value of net assets acquired over the aggregate consideration transferred, then the gain is recognized in statement of profit or loss.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of our cash-generating units that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

A cash generating unit to which goodwill has been allocated is tested for impairment annually on March 31, or more frequently when there is an indication that the unit may be impaired. If the recoverable amount of the cash generating unit is less than its carrying amount, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro rata based on the carrying amount of each asset in the unit. Any impairment loss for goodwill is recognized in the statement of profit or loss. An impairment loss recognized for goodwill is not reversed in subsequent periods.

Where goodwill has been allocated to a cash-generating unit and part of the operation within that unit is disposed of, the goodwill associated with the disposed operation is included in the carrying amount of the operation when determining the gain or loss on disposal. Goodwill disposed in these circumstances is measured based on the relative values of the disposed operation and the portion of the cash-generating unit retained.

Critical Accounting Estimates

The discussion and analysis of our financial condition and results of operations are based on our audited consolidated financial statements, which have been prepared in accordance with IFRS as issued by the IASB. In the course of preparing these financial statements, we have made judgments, estimates and assumptions, that affect the application of accounting policies and the reported amounts of assets, liabilities, income, expenses and disclosures of contingent assets and liabilities at the date of these audited consolidated financial statements and the reported amounts of revenues and expenses for the years presented. Actual results may differ from these estimates under different assumptions and conditions. For a discussion of our significant accounting policies, see Note 53 to the audited consolidated financial statements included in this proxy statement/prospectus. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and future periods affected.

We believe the critical accounting estimates are those that are both important to reflect our financial condition and results and require difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Recent Accounting Pronouncements

See Note 54 to our audited consolidated financial statements “Standards Issued But Not Yet Effective” included elsewhere in this proxy statement/prospectus for more information.

PROSPECTIVE OPERATIONAL AND UNAUDITED FINANCIAL INFORMATION OF RENEW INDIA

ReNew India does not as a matter of course make public projections as to future sales, earnings or other results. However, ReNew India’s management prepared and provided to ReNew India’s board of directors, financial advisors, RMG II and potential PIPE Investors certain internal operational and unaudited prospective financial information in connection with the evaluation of the Business Combination. ReNew India’s management prepared such information based on their judgment and assumptions regarding the future financial performance of ReNew India.

The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.

ReNew India believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information ReNew India had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective operational and financial information not to be achieved include, among other things, risks and uncertainties relating to ReNew India’s business, industry performance, the regulatory environment, and general business and economic conditions as well as the other factors described in the paragraph above. The prospective operational and financial information also reflects assumptions as to certain business decisions that are subject to change.

In its preparation of the prospective financial and operational information, including formulating the numerous assumptions for the purposes of its preparation of such prospective financial and operational information, ReNew India has reviewed, analyzed and considered its signed PPAs and LOAs for committed projects including the estimated COD of these projects, third party industry reports, recent industry trends, its experience in bidding and developing projects, weather patterns, contracts with equipment vendors and suppliers, O&M agreements and debt agreements along with ensuring mathematical accuracy and application of relevant accounting concepts. The projections were prepared by ReNew India’s management who are experienced in preparing such forecasts for project bids and debt financing. Further details on the assumptions relied upon to prepare the prospective financial information can be found below.

The assumptions utilized in preparation of the prospective financial and operational information include assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, including the impact of the ongoing COVID-19 pandemic, continued growing capacity for wind and solar power projects in India and ReNew India’s ability to successfully bid for those projects, commissioning of committed projects and availability of external debt at attractive financing terms, all of which are difficult to predict and many of which are beyond the ReNew India’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.”

Due to the resurgence of the COVID-19 infections in India in April 2021, ReNew India expects delays in the commissioning of its committed projects on account of (a) the imposition of lockdowns by the various state governments in India to curb the spread of the virus; (b) delays in obtaining the required government and regulatory approvals for the projects; and (c) delays in the supply of raw materials to the project sites. ReNew India’s management has considered the effects of these developments on its business, particularly with regard to the commissioning of new capacity at its committed projects, and has concluded that it would be prudent to reduce the original forecast installed capacity for ReNew India’s committed projects for the year ending March 31, 2022, which was disclosed in the Form 8-K filed by RMG II with the SEC on February 24, 2021, from 8.0 GW to 7.3 GW. Given the rate of spread of the resurgent COVID-19 infections in India, it is possible that the commissioning of new projects could be further delayed, resulting in a further reduction in forecast installed capacity.

However, as disclosed in the Form 8-K filed by RMG II with the SEC on February 24, 2021, ReNew India’s growth plan is intended to be a combination of growth from commissioning of committed projects as well as new bids and acquisitions. Given the potential delays in the commissioning of committed projects due to the COVID-19 pandemic, consistent with the stated overall growth strategy, ReNew India is accelerating the evaluation of potential acquisition opportunities. ReNew India is currently conducting due diligence on several operational projects and, subject to satisfactory due diligence and commercial terms, may acquire projects that could result in up to approximately 0.9 GW of installed capacity. As a result, ReNew India has revised its forecast installed capacity for new bids and acquisitions for the year ending March 31, 2022 from nil to 0.9 GW. However, due diligence and acquisition processes are inherently uncertain and there is no assurance that ReNew India will in fact be able to acquire the forecast amount of installed capacity.

Accordingly, ReNew India has updated its prospective operational and financial information for the years ending March 31, 2022, 2023, 2024 and 2025 set forth below. See “Risk Factors - The COVID-19 pandemic’s adverse impacts on ReNew India’s business, financial position, results of operations, and prospects could be significant”. The previous guidance set forth in the Form 8-K filed by RMG II with the SEC on February 24, 2021 was based on information available to ReNew India as of the date of the Business Combination Agreement in February 2021.

The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of ReNew India’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of ReNew India. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/consent solicitation statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither ReNew India’s independent auditors, nor any other independent accountants, have complied, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement/consent solicitation statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROSPECTIVE OPERATIONAL AND UNAUDITED FINANCIAL INFORMATION SET FORTH BELOW. NONE OF RENEW INDIA, RENEW GLOBAL, RMG II NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER, RMG II’S STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE OPERATIONAL AND FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED. RENEW INDIA WILL UPDATE OR REVISE THE PROSPECTIVE OPERATIONAL OR FINANCIAL INFORMATION IF, BEFORE THE DATE OF COMPLETION OF THE BUSINESS COMBINATION, IT BECOMES AWARE OR HAS REASON TO BE AWARE THAT THERE IS NO LONGER A REASONABLE BASIS FOR THE PROSPECTIVE OPERATIONAL OR FINANCIAL INFORMATION, INCLUDING PROJECTED AMOUNTS OR UNDERLYING ASSUMPTIONS. HOWEVER, RENEW INDIA OR RENEW GLOBAL DO NOT INTEND TO OR OTHERWISE UPDATE OR REVISE THE PROSPECTIVE OPERATIONAL OR FINANCIAL INFORMATION EXCEPT AS REQUIRED IN CONNECTION WITH RENEW GLOBAL’S REPORTING OBLIGATIONS OR OTHERWISE UNDER APPLICABLE LAW. THE MANAGEMENT AND BOARD OF EACH OF RENEW INDIA, RENEW GLOBAL AND RMG II HAVE CONSIDERED THE UNCERTAINTIES AND RISKS DESCRIBED AND REFERENCED IN THIS SECTION. THESE PARTIES ARE OF THE VIEW, HAVING MADE DUE CONSIDERATION OF THE FOREGOING, THAT THE ASSUMPTIONS IN THE

PROSPECTIVE OPERATIONAL AND FINANCIAL INFORMATION ARE PROBABLE AND CONSISTENT WITH RENEW INDIA’S BUSINESS PLAN AND EXPECTATIONS, AND ARE REASONABLE.

Certain of the measures included in the prospective financial information may be considered non-IFRS financial measures. Non-IFRS financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS, and non-IFRS financial measures as used by ReNew India may not be comparable to similarly titled amounts used by other companies. ReNew India does not provide certain IFRS financial measures on a forward-looking basis as it is unable to predict with reasonable certainty factors such as costs, future changes in interest rates, import duties, tax related expenses, acquisition costs and share based compensation due to the timing of future awards, without unreasonable effort. These items are uncertain, and depend on various factors and so reconciliations for non-IFRS financial measures have not been provided. These items and factors could be material to the ReNew India’s results computed in accordance with IFRS.

The following table sets forth certain prospective operational and financial information of ReNew India by committed capacity and new bids and acquisitions.

	For the year ending March 31,
Committed capacity*	2022E	2023E	2024E	2025E
Installed capacity (in GW)	7.3	9.9	9.9	9.9
Revenue (in $ million(5))	905	1,108	1,304	1,300
EBITDA(1) (in $ million(5))	773	953	1,128	1,122
Operating Free Cash Flow(2)(4) (in $ million(5))	478	382	508	517
New bids and acquisitions*
Installed capacity (in GW)	0.9	2.1	4.7	8.2
Revenue (in $ million(5))	45	217	349	654
EBITDA(1) (in $ million(5))	37	182	297	563
Operating Cash Flow(2)(4) (in $ million(5))	6	75	141	271
Total Capital Expenditure (in $ million(5))	(1,597)	(2,310)	(1,837)	(2,290)
Total Levered Free Cash Flow(3)(4) (in $ million(5))	24	(153)	(18)	204
Leverage(6)	5.5	5.6	5.3	5.3

*

“Committed capacity” refers to capacity relating to projects for which a PPA has been signed for project development or projects for which the bid has been won and a LOA has been received. “New bids and acquisitions” refers to capacity relating to projects for which ReNew India expects to win bids for in future auctions or capacity relating to operational projects for which ReNew India expects to acquire from third parties.

(1)

EBITDA is defined as loss/(profit) for the year before (a) income tax expense; (b) share in (profit)/loss of jointly controlled entities; (c) finance costs net of finance income; and (d) depreciation and amortization. As it is difficult to forecast finance income and non-cash expenses, ReNew India excluded finance income and non-cash expenses from the computation of EBITDA included in the table above. Consistent with past practice, ReNew India will not exclude these from the calculation of EBITDA derived from its historical financial information. Amounts presented in accordance with ReNew India’s definition of EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers calculate EBITDA in the same manner. EBITDA should not be considered as an alternative to net loss or any other performance measures derived in accordance with IFRS or as an alternative to cash flows from operating activities as a measure of our liquidity. For a reconciliation of ReNew India’s historical EBITDA, see “ReNew India’s Selected Historical Financial Information - Non-IFRS Measures”.

(2)	Operating cash flow is defined as EBITDA less finance cost, tax expenses and (increase)/decrease in working capital.
(3)	Total levered free cash flow is defined as EBITDA less finance cost, tax expenses, capital expenditure, debt repayment and plus new debt additions and(increase)/decrease in working capital.

(4)

Operating free cash flow and total levered free cash flow are non-IFRS financial measures and should not be considered as alternatives to net loss or any other performance measure derived in accordance with IFRS or as an alternative to cash flows from operating activities as a measure of ReNew India’s liquidity.

(5)

Translations of Indian rupee amounts to U.S. dollars are provided solely for the convenience of the reader and are not part of ReNew India’s financial statements. Translations were made at the exchange rate of Rs. 75 per $1.00.

(6)	Leverage is defined as a ratio of net debt to EBITDA.

ReNew India’s prospective operational and financial information was prepared using several assumptions, including the following assumptions that ReNew India’s management believed to be material:

Committed capacity

•

Installed capacity refers to existing operational projects’ capacity plus capacity of committed projects based on ReNew India’s management’s current estimate of achieving Commercial Operation Date, or “CoD.” Management’s estimates of CoD are arrived at after consideration of the scheduled commercial operation date provided for in the relevant PPAs and/or LOAs.

•

Electricity generated represents the actual amount of power generated by our wind and solar energy projects and is the product of the plant load factor during the relevant period and the average megawatts of capacity installed at our plants. Electricity sold is estimated to be approximately 3%-4% lower than the electricity generated as a result of electricity lost in transmission or due to power curtailments, which is in line with ReNew India’s historical experience.

•

ReNew India has factored in a variety of assumptions in arriving at its estimates of plant load factor, including weather variability, turbine and grid availability as well as curtailment, as further detailed below:

•

Weather patterns: ReNew India relied, in part, on publically available long-term weather resource data published by government agencies and third-parties, and data generated from its own wind masts in order to estimate the long term weather resource component of plant load factor. As weather patterns are inherently variable, actual future weather patterns may deviate from the assumptions made.

•

Availability: ReNew India considered its own historical experience as well as guarantees provided by its contractors in estimating the turbine and grid availability, as well as curtailment components of plant load factor.

In addition, for operational projects with more than 12 months of operating data, ReNew India’s estimates of the plant load factor also takes into account the actual operating performance including availability and curtailment data. For its committed projects, ReNew India assumed the plant load factor for its utility-scale wind projects to range between 38% to 42%, and for its utility-scale solar energy projects to range between 27% to 30%. These estimates are based on ReNew India’s assessment of weather resource data, its experience, location of the projects and the equipment that is expected to be installed at project sites.

•

In making these PLF estimates, ReNew India has also used a probability of P75 for wind energy projects and P50 for solar energy projects, which it believes are market standard probability ratios used by other industry players in India. “P” denotes probability of long term energy yield assessment. Accordingly, P75 and P50 Plant load factor estimates mean that there is 75% and 50% probability that the long term actual mean energy yield will be atleast the predicted long term energy yield.

•

ReNew India expects the plant load factor for its wind energy projects to improve as it installs newer and more efficient wind turbines and equipment at its project sites. This is evidenced by the plant load factor at its recently commissioned wind energy projects like SECI I and SECI II remaining constant and consistent with their prior estimates. For its solar energy projects, ReNew India expects its plant load factor to marginally improve as it installs more efficient modules, higher oversizing, makes improvements in technology deployed at the relevant power plants and also due to better irradiance based on the location of the power plants.

•	Tariff rates are based on the PPAs signed with and/or LOAs received from offtakers under the Feed-in Tariff mechanism or competitive bidding regime.

•

O&M expenses are based on existing, or to be executed, agreements with O&M service providers and represent the expected cost to be incurred by third-party service providers or ReNew India in house O&M service providers. Typically, O&M expenses for solar and wind energy projects range from $9,000 to $16,000 per MW and $3,000 to $9,000 per MW, respectively (with the O&M cost for new projects being at the lower end of the range). These costs typically escalate by 3% to 5% per annum based on escalation provisions, which primarily reflects inflation, under contracts with O&M service providers. On a consolidated basis, O&M costs are expected to constitute 7% to 9% of our prospective revenue for the relevant periods, broadly in line with historical trends. Our other expenses, includes employee benefit expenses, insurance costs, inverter costs and lease charges, among others, resulting in an EBITDA margin of approximately 85% to 87%.

•

Capital expenditure is based on the anticipated expenditure to be incurred to achieve CoD for ReNew India’s committed projects. These estimates are also based on existing contractual terms with vendors, where applicable. ReNew India’s capital expenditure estimates are expected to range between $0.8 million to $0.9 million per MW for committed wind projects and between $0.5 million to 0.6 million per MW for committed solar projects.

•	ReNew India expects to fund 75% to 80% of its capital expenditure requirements each year through debt issuances in line with historical trends

•

The safeguard duty and basic customs duty that ReNew India expects to incur is not included in these projections as these costs are usually passed through to customers under the “change in law” provisions of the PPAs. Since the quantum of increase in tariff is not known with certainty, therefore the same is not included in the projections.

•	The Government of India has extended the timeline for commissioning projects that were scheduled to be commissioned after April 1, 2021 as a result of the COVID-19 pandemic.

New bids and acquisitions

•

Installed capacity is based on ReNew India’s current estimates of wind and solar capacity that will be available for auction. According to IHS Markit, ReNew India has approximately 12% market share of the capacity awarded between April 2017 and December 2020, excluding the solar PV manufacturing linked capacity.. ReNew India expects its market share to continue to remain between 10% to 12% based on its historical track record of winning project bids. This assumption is also based on the 2030 renewable energy target of 450 GW announced by the Government of India and has been diligenced and further substantiated by ReNew India’s review of relevant industry reports.

•

Installed capacity also includes potential acquisitions of operating power projects based on the expected terms at which these projects will be available for acquisition, trends in recent auctions and management’s visibility on upcoming auctions and available projects based on reviewing possible auctions by offtakers.

•

In line with the assumptions for committed projects, ReNew India has assumed a probability of exceedance of P75 for wind energy projects and P50 for solar energy projects. Similar to its estimates for committed projects, ReNew India expects the plant load factor for its wind projects to range between 38% and 40% and between 28% and 30% for its solar projects.

•

Capital expenditure estimates are based on costs expected to be incurred for achieving the CoD for the new bids won. Similar to its estimates for its committed projects, ReNew India expects its capital expenditure costs to range between $0.8 million to $0.85 million per MW for new wind bids and $0.55 million per MW for new solar bids.

•	ReNew India expects to continue to fund 75% to 80% of its total capital expenditure each year through debt issuances in line with historical trends.

Other Key Assumptions:

•

ReNew India assumes an average interest rate of 9.0% to 9.5% (including hedging cost/rupee depreciation where applicable) on debt incurred for developing new projects. It expects the average interest rates to decline by approximately 0.5% to 1.0% over time as older projects with higher interest rates become a smaller part of ReNew India’s project portfolio, and projects with the central government increase in the overall project mix.

•

The US dollar green bonds typically mature in five to seven years, and ReNew India expects to refinance these bonds prior to maturity with contracted cash flows left over the remaining term of the PPA of that particular project. ReNew India also expects to amortize its other project loans over the course of the project’s life by relying on the contracted cash flows of that project

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction:

The following unaudited pro forma condensed combined financial information is being provided to aid you in your analysis of the financial aspects of the Business Combination. The following has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined statement of financial position as of March 31, 2021 gives pro forma effect to the Business Combination as if it had been consummated as of that date. The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2021 present pro forma effect to the Transactions as if they had been completed on April 1, 2020.

The unaudited pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. The unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only. The financial results may have been different had the companies always been combined for the historical periods presented here. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of future financial position and results that ReNew Global will experience. ReNew India and RMG II have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies. This information should be read in conjunction with RMG II’s and ReNew India’s respective audited and reviewd financial statements and related notes, “Management’s Discussion and Analysis of RMG II’s Financial Condition and Results of Operation,” “Management’s Discussion and Analysis of ReNew India’s Financial Condition and Results of Operation,” “Selected Historical Financial Information,” “The Business Combination Proposal,” and other financial information included elsewhere in this proxy statement/prospectus.

Under both the no redemption and maximum redemption scenarios, the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with IFRS. The unaudited pro forma condensed combined financial information has been prepared using the assumptions below:

•	Assuming No Redemptions: This presentation assumes that no RMG II public shareholder exercises redemption rights with respect to its RMG II Class A Shares.

•

Assuming Maximum Redemptions: This presentation assumes that RMG II public shareholders holding RMG II’s public shares exercise their redemption rights and that such shares are redeemed for their pro rata share ($10 per share as of March 31, 2021) of the funds in the Trust Account for aggregate redemption proceeds of $303 million. Furthermore, RMG II will only proceed with the Business Combination if it will have net tangible assets of at least $5.0 million either immediately prior to or upon consummation of the Business Combination.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Description of transaction

Parties to the Business Combination

RMG II, the RMG II Representative, ReNew India, ReNew Global, Merger Sub and the Major Shareholders are parties to the Business Combination Agreement.

Abbreviated forms:

ReNew Power Private Limited	ReNew India
RMG Acquisition Corp. II	RMG II
Private investment in public equity	PIPE subscriptions
Compulsorily convertible preference shares	CCPS
Renew Energy Global Limited	ReNew Global
Renew Energy Global Merger Sub	Merger Sub

The Business Combination

Prior to the completion of the transactions contemplated by the Business Combination Agreement, (i) Merger Sub shall be a wholly-owned subsidiary of ReNew Global and (ii) ReNew Global shall be an independent entity wholly-owned by a third party. At Closing, pursuant to the terms of the Business Combination Agreement, (i) Merger Sub will merge with and into RMG II, with RMG II surviving, or the “Merger,” and (ii) immediately after the Merger, the Major Shareholders will transfer, and ReNew Global will acquire, ReNew India Ordinary Shares in exchange for the issuance of ReNew Global Shares and/or the payment of cash to the Major Shareholders, or the “Exchange. The series of transactions contemplated by the Business Combination Agreement, including the Merger and the Exchange are defined as “Transactions”.

The Merger

As a result of the Merger, at the Merger Effective Time (i) all the assets and liabilities of RMG II and Merger Sub shall vest in and become the assets and liabilities of RMG II as the surviving company, and RMG II shall thereafter exist as a wholly-owned subsidiary of ReNew Global, (ii) each share of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and shall cease to exist, (iii) the board of directors and executive officers of Merger Sub shall resign, and the board of directors and executive officers of RMG II shall be as determined among RMG II, ReNew India and ReNew Global, (iv) RMG II’s memorandum and articles of association shall be amended and restated to read in their entirety in the form attached to this proxy statement/prospectus as Annex B and (v) each issued and outstanding RMG II Security immediately prior to the Merger Effective Time shall be cancelled in exchange for the issuance of certain ReNew Global Shares as set out below. In consideration for the Merger, (i) each RMG II Unit issued and outstanding immediately prior to the Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one RMG II Class A Share and one-third of an RMG II Warrant, subject to certain conditions and (ii) immediately following the separation of each RMG II Unit each (a) RMG II Class A Share issued and outstanding immediately prior to the Merger Effective Time shall be cancelled in exchange for the issuance of one ReNew Global Class A Share and (b) RMG II Class B Share issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one ReNew Global Class A Share pursuant to RMG II’s organizational documents and cancelled in exchange for the issuance of one ReNew Global Class A Share and, in each case, the allotment by ReNew Global of ReNew Global Class A Shares and ReNew Global Class C Shares to holders of ReNew India Ordinary Shares, and (c) immediately following such cancellation, RMG II shall issue 43,125,000 RMG II Class A Shares to ReNew Global in consideration for the ReNew Global Class A Shares issued by ReNew Global; and (d) each RMG II Warrant shall remain outstanding, but shall be automatically adjusted to become a warrant to purchase 1.0917589 whole ReNew Global Class A Shares, each, a “RMG II Adjusted Warrant,” which shall be subject to the terms and conditions set forth in the Amended and Warrant Agreement to be executed in connection with the Business Combination (including any repurchase rights and cashless exercise provisions), which shall provide that each RMG II Adjusted Warrant will be exercisable (or will become exercisable in accordance with its terms) for 1.0917589 ReNew Global Class A Shares.

The Exchange

Following the Merger, subject to the terms and conditions set forth in the Business Combination Agreement, including ReNew Global having obtained a report in relation to the issuance of any ReNew Global Shares pursuant to the Exchange if required to comply with section 593 of the U.K. Companies Act, each Major Shareholder shall transfer their ReNew India Ordinary Shares to ReNew Global as consideration and in exchange for (i) the issuance of a certain number and class of ReNew Global Shares and (ii) the payment by ReNew Global to certain Major Shareholders of the ReNew Global Cash Consideration, as set out below.

Investor	Number of ReNew India Ordinary Shares Transferred		ReNew Global Class A Shares	ReNew Global Class B Shares	ReNew Global Class C Shares	ReNew Global Class D Shares	Cash Consideration ($)	Implied Exchange Ratio (x)
GSW	184,709,600		21,766,529	—	105,441,472	—	242,000,000	0.8297x
CPP Investment	61,608,099		41,867,691	—	—	1	92,000,000	0.8289x
ADIA	75,244,318	(1)	53,370,916	—	—	—	90,000,000	0.8289x
JERA	34,411,682		28,524,255	—	—	—	—	0.8289x
Founder Investors	7,479,685		—	1	—	—	62,000,000	0.8289x

RMG	N/A		8,625,000	—	—	—	—	0.8289x

SACEF	12,375,767		8,858,421	0	0	0	14,000,000	0.8289x
Total			163,012,812	1	105,441,472	1	500,000,000

(1)	Includes 14,756,514 ReNew India Ordinary Shares from the conversion of 16,318,729 CCPS.

Basis of preparation

ReNew Global, Merger Sub and RMG II do not meet the definition of business as per IFRS 3. In order to account for an acquisition under IFRS 3, an entity shall determine whether a transaction or other event is a business combination by applying the definition in this IFRS, which requires that the assets acquired and liabilities assumed constitute a business. If the assets acquired are not a business, the reporting entity shall account for the transaction or other event as an asset acquisition. Basis above definition, the Merger and Exchange does not constitute business combination and therefore is outside the scope of IFRS 3.

The Merger will be accounted for as acquisition of Class A and Class B shares of RMG II by ReNew Global. The Class A shares of RMG II are subject to a possible redemption prior to closing of the Transactions.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative scenario of redemptions of Class A Shares of RMG II:

•	Assuming No Redemptions: This scenario assumes that no Class A Shares are redeemed subsequent to March 31, 2021 or in connection with the Transactions; and

•

Assuming Maximum Redemptions: This scenario assumes that the maximum amount of redemptions permitted under RMG II’s organizational documents and the Business Combination Agreement, or aggregate redemption payments of approximately US$ 303 million (30,316,882 Class A Shares at $10 per share), with an amount of net assets immediately available shall be no less than US$5,000,001.

The Exchange will be accounted for as a “reverse recapitalization” since, immediately following completion of the transaction, the stockholders of ReNew India immediately prior to the transaction will have effective control of ReNew Global., the post-combination company, through its approximately 71% ownership interest assuming no redemption scenario (76% assuming maximum redemption scenario) in the combined entity, its selection of a majority of the board of directors and its designation of all of the senior executive positions. For accounting purposes, ReNew India will be deemed to be the accounting acquirer and, consequently, the Exchange will be treated as a recapitalization of ReNew India (i.e., a capital transaction involving the issuance of equity shares of ReNew India). Accordingly, the consolidated assets, liabilities and results of operations of ReNew India will become the historical financial statements of ReNew Global. No intangible assets or goodwill will be recorded in this transaction and difference in ownership interest and net assets will be recognized as a listing expense under the head other expense in statement of operations.

Unless otherwise specified, translation of amounts for the convenience of the reader has been made in proforma financial statements from Indian Rupees to US dollars at the rate of ₹73.5047 per $1.

The unaudited pro forma condensed combined statement of financial position as of March 31, 2021 was derived from following:

•	ReNew India audited consolidated statement of financial position as of March 31, 2021

•	RMG II’s unaudited condensed balance sheet as of March 31, 2021

The unaudited proforma condensed combined statement of operations information for year ended March 31, 2021 was derived from following:

•	ReNew India’s audited consolidated proforma statement of profit or loss for the year ended March 31, 2021.

•

RMG II’s audited restated statement of operations for the period from July 28, 2020 (Inception) through December 31, 2021 and unaudited condensed statement of operations for the three months period ended March 31, 2021.

Renew Energy Global Limited

Unaudited pro forma condensed combined statement of financial position as at March 31, 2021

(Amounts in INR millions, unless otherwise stated)

					Assuming no redemption					Assuming maximum redemption
					Pro forma Adjustments					Pro forma Adjustments
	ReNew India	ReNew Global (a)	RMG II (USD millions)	RMG II (b)	Adjustments for US GAAP to IFRS for RMG II	Transaction accounting adjustments	Notes	Total (INR)	Total (USD)	Adjustments for US GAAP to IFRS for RMG II	Transaction accounting adjustments	Notes	Total (INR)	Total (USD)
Assets
Non-current assets
Property, plant and equipment	342,036	—	—	—	—	—		342,036	4,653	—	—		342,036	4,653
Intangible assets	36,410	—	—	—	—	—		36,410	495	—	—		36,410	495
Right of use assets	4,264	—	—	—	—	—		4,264	58	—	—		4,264	58
Financial assets
Investments	—	—	—	—	—	190,987	10	—	—	—	213,271	11	—	—
					—	31,699	6			—	9,415	7
					—	36,752	12			—	14,468	13
					—	(36,752)	12			—	(14,468)	13
					—	(222,686)	14			—	(222,686)	14
Trade receivables	1,178	—	—	—	—	—		1,178	16	—	—		1,178	16
Loans	140	—	—	—	—	—		140	2	—	—		140	2
Others	2,999	—	—	—	—	—		2,999	41	—	—		2,999	41
Deferred tax assets (net)	1,611	—	—	—	—	—		1,611	22	—	—		1,611	22
Prepayments	679	—	—	—	—	—		679	9	—	—		679	9
Non-current tax assets (net)	2,702	—	—	—	—	—		2,702	37	—	—		2,702	37
Other non-current assets	7,715	—	—	—	—	—		7,715	105	—	—		7,715	105

Total non-current assets	399,734	—		—	—	—		399,734	5,438	—	—		399,734	5,438

Current assets
Inventories	833	—	—	—	—	—		833	11	—	—		833	11
Financial assets
Derivative instruments	2,691	—	—	—	—	—		2,691	37	—	—		2,691	37
Trade receivables	34,802	—	—	—	—	—		34,802	473	—	—		34,802	473
Cash and cash equivalents	20,679	—	2	124	—	62,847	5	66,172	900	—	62,847	5	66,173	900
					—	(5,167)	8			—	(5,167)	8
					—	25,360	2			—	25,360	2
					—	—				—	(22,284)	4
					—	(917)	16			—	(917)	16
					—	(36,752)	12			—	(14,468)	13
Bank balances other than cash and cash equivalents	26,506	—	—	—	—	—		26,506	361	—	—		26,506	361
Loans	56	—	—	—	—	—		56	1	—	—		56	1
Others	3,697	5	—	—	—	—		3,702	50	—	—		3,702	50
Prepayments	592	—	1	64	—	—		656	9	—	—		656	9
Other current assets	2,464	—	—	—	—	—		2,464	34	—	—		2,464	34

Total current assets	92,320	5	3	188	—	45,369		137,883	1,876	—	45,369		137,883	1,876
Cash held in trust account	—	—	345	25,360	—	(25,360)	2	—	—	—	(25,360)	2	—	—

Total assets	492,054	5	348	25,549	—	20,009		537,617	7,314	—	20,009		537,617	7,314

Renew Energy Global Limited

Unaudited pro forma condensed combined statement of financial position as at March 31, 2021

(Amounts in INR millions, unless otherwise stated)

					Assuming no redemption					Assuming maximum redemption
					Pro forma Adjustments					Pro forma Adjustments
	ReNew India	ReNew Global(a)	RMG II (USD millions)	RMG II(b)	Adjustments for US GAAP to IFRS for RMG II	Transaction accounting adjustments	Notes	Total (INR)	Total (USD)	Adjustments for US GAAP to IFRS for RMG II	Transaction accounting adjustments	Notes	Total (INR)	Total (USD)
Commitments and contingencies	—	—	303	22,284	(22,284)	—	1	—	—	(22,284)	—	1	—	—
Equity and liabilities
Equity
Issued capital	3,799	0	0	0	—	63	5	3,855	52	—	63	5	3,833	52
283,012,813 Class A Share Capital of $.01
1 Class B Share Capital of $.01					—	(63)	10			—	(63)	11
105,441,472 Class C Share Capital of $.01					—	191	10			—	213	11
					—	22	3			—	—
					—	445	9			—	445	9
					—	32	6			—	9	7
					—	(486)	15			—	(486)	15
					—	(223)	14			—	(223)	14
					—	(22)	10			—	—
					—	97	10			—	74	11
Instruments entirely in the nature of Equity	—	5	—	—	—	—		5	0		—		5	0
Additional paid up capital	—	—	12	851	—	(851)	10	—	—	—	(851)	11	—	—
Share premium	67,165	—	—	—	—	31,667	6	178,860	2,433	—	9,405	7	156,007	2,122
					—	190,796	10			—	213,058	11
					—	(222,463)	14			—	(222,463)	14
					—	62,784	5			—	62,784	5
					—	(62,784)	10			—	(62,784)	11
					—	25,330	9			—	25,330	9
					—	(10,586)	15			—	(10,586)	15
					—	22,262	3			—	—
					—	(22,262)	10			—	—
					—	96,950	10			—	74,099	11
Hedge reserve	(5,224)	—	—	—	—	598	15	(4,626)	(63)	—	598	15	(4,626)	(63)
Share based payment reserve	1,165	—	—	—	—	(1,165)	15	—	—	—	(1,165)	15	—	—
Retained earnings	(6,489)	—	(7)	(484)	—	484	10	(59,215)	(806)	—	484	11	(36,341)	(494)
					—	743	15			—	743	15
					—	(16,715)	10			—	(16,126)	11
					—	(36,752)	12			—	(14,468)	13
					—	(5,167)	8			—	(5,167)	8
					—	5,167	10			—	5,167	11
Other components of equity	1,661	—	—	—	—	(190)	15	(6,149)	(84)	—	(190)	15	(6,148)	(84)
					—	(7,620)	17			—	(7,620)	17

Equity attributable to equity holders of the parent	62,077	5	308	22,652	(22,284)	50,279		112,729	1,535	(22,284)	50,279		112,730	1,535
Non-controlling interests	2,668	—	—	—	—	11,086	15	9,912	135	—	11,086	15	9,912	135
					—	(3,842)	17			—	(3,842)	17

Total equity	64,745	5	308	22,652	(22,284)	57,523		122,641	1,670	(22,284)	57,523		122,642	1,670

Renew Energy Global Limited

Unaudited pro forma condensed combined statement of financial position as at March 31, 2021

(Amounts in INR millions, unless otherwise stated)

					Assuming no redemption					Assuming maximum redemption
					Pro forma Adjustments					Pro forma Adjustments
	ReNew India	ReNew Global(a)	RMG II (USD millions)	RMG II(b)	Adjustments for US GAAP to IFRS for RMG II	Transaction accounting adjustments	Notes	Total (INR)	Total (USD)	Adjustments for US GAAP to IFRS for RMG II	Transaction accounting adjustments	Notes	Total (INR)	Total (USD)
Non-current liabilities
Financial liabilities
Interest-bearing loans and borrowings	335,136	—	—	—	—	(25,775)	9	320,823	4,365	—	(25,775)	9	320,823	4,365
					—	11,462	17			—	11,462	17
Lease liabilities	1,782	—	—	—	—	—		1,782	24	—	—		1,782	24
Others	132	—	—	—	—	—		132	2	—	—		132	2
Deferred government grant	719	—	—	—	—	—		719	10	—	—		719	10
Employee benefit liabilities	143	—	—	—	—	—		143	2	—	—		143	2
Contract liability	1,364	—	—	—	—	—		1,364	19	—	—		1,364	19
Provisions	13,686	—	—	—	—	—		13,686	186	—	—		13,686	186
Deferred tax liabilities (net)	10,808	—	—	—	—	—		10,808	147	—	—		10,808	147
Other non-current liabilities	2,747	—	—	—	—	—		2,747	37	—	—		2,747	37

Total non-current liabilities	366,517	—	—	—	—	(14,313)		352,204	4,792	—	(14,313)		352,203	4,792

Current liabilities
Financial liabilities
Interest-bearing loans and borrowings	10,643	—	—	—	—	—		10,643	145	—	—		10,643	145
Lease liabilities	330	—	—	—	—	—		330	4	—	—		330	4
Trade payables	3,245	—	0	1	—	—		3,247	44	—	—		3,247	44
Derivative instruments	1,070	—	—	—	—	—		1,070	15	—	—		1,070	15
Other current financial liabilities	42,622	—	39	2,896	—	(917)	16	44,601	607	—	(917)	16	44,601	607
					22,284	—	1			22,284	—	1
					—	(22,284)	3			—	(22,284)	4
Deferred government grant	39	—	—	—	—	—		39	1	—	—		39	1
Employee benefit liabilities	252	—	—	—	—	—		252	3	—	—		252	3
Contract liabilities	61	—	—	—	—	—		61	1	—	—		61	1
Other current liabilities	2,266	—	—	—	—	—		2,266	31	—	—		2,266	31
Current tax liabilities (net)	264	—	—	—	—	—		264	4	—	—		264	4

Total current liabilities	60,792	—	39	2,897	22,284	(23,201)		62,772	854	22,284	(23,201)		62,772	854

Total liabilities	427,309	—	39	2,897	22,284	(37,515)		414,976	5,646	22,284	(37,515)		414,975	5,646

Total equity and liabilities	492,054	5	348	25,549	—	20,009		537,617	7,314	—	20,009		537,617	7,314

(a)	The balances represent amounts of consolidated financial statement of ReNew Global including Merger Sub (wholly owned subsidiary)
(b)	Amounts in USD were translated to INR using exchange rate of INR 73.5047 for USD 1

Adjustments to Unaudited Pro Forma Condensed Combined statement of financial position as of March 31, 2021

The unaudited pro forma condensed combined statement of financial position as of March 31, 2021 gives effect to the Transaction as if it was completed on March 31, 2021.

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:

1

This adjustment represents reclassification of USD 303 million (INR 22,284) Class A shares with possible redemption rights and included in contingencies and commitments under US GAAP. Under IFRS, such redemption right available to the holders require the same to be disclosed as short term financial liability.

2	Reflects the reclassification of USD 345 million (INR 25,360) of cash held in trust account of RMG II to cash and cash equivalents that will become available upon closing of the Transaction.

3

Represents the transfer of USD 303 million (INR 22,284) of class A shares included in short-term financial liability (as per adjustment 1 above) to permanent equity (under the head issued capital and share premium)

under the “Assuming no redemptions” scenario on non-exercise of redemption rights by public shareholders upon closing of the Transaction. (Impact of “assuming maximum redemption” is explained in adjustment 4).

4

Represents the cash of USD 303 million (INR 22,284) used to fund the “assuming maximum redemption” under the requirement that there will need to be a minimum USD 5 million of net assets in RMG II available. (Impact of “assuming no redemption” explained in adjustment 3). Refer section “Information Related To RMG II” contained elsewhere in this proxy statement/prospectus for further details.

5

Reflects the proceeds of USD 855 million (INR 62,847) from the issuance of 85.50 million shares of Class A shares with a par value of $0.01 from the PIPE Investment based on estimated commitments received. Refer section “The Business Combination Proposal” contained elsewhere in this proxy statement/prospectus for further details.

6

Represents issue of 43.125 million Class A shares by Renew Global to shareholders of RMG II of par value of $0.01 in lieu of Renew Global acquiring 100% shareholding in RMG II under the “assuming no redemptions”.

7

Represents issue of 12.808 million Class A shares by Renew Global to shareholders of RMG II of par value of $0.01 in lieu of Renew Global acquiring 100% shareholding in RMG II under the “assuming maximum redemption”.

8	To reflect cash outflow on account of offering costs adjusted to retained earnings amounting to USD 70 million (INR 5,167).

9

To reflect conversion of CCPS into 44.48 million equity shares of par value INR 10 by ReNew India to its CCPS shareholders upon closing of the Transaction. Refer section “The Business Combination Proposal” contained elsewhere in this proxy statement/prospectus for further details.

10

Represents issuance Class A shares, Class B shares, Class C shares and Class D shares of par value USD 0.01 each and payment of cash by ReNew Global for exchange of 375.83 million equity shares of ReNew India from Majority Shareholders as explained in Table 1 below under the “Assuming no redemptions” scenario. This adjustment has accounted for as a reverse recapitalization as per IFRS 2 and the equity represents the continuing equity of ReNew India. Renew Global’s net assets of INR 80,332 as explained in Table 2 below were combined with ReNew India and the deemed issuance 156.024 million of ReNew India’s equity share was recorded at the fair value INR 622 per share amounting to INR 97,047 as explained in Table 3 below with the resulting difference amounting to INR 16,715 as explained in Table 4 below, representing the listing expense reflected in the Unaudited Pro Forma Condensed Combined Statement of Financial Position.

Table 1

Investor (i)	Number of ReNew India shares transferred (ii)	Class A shares (iii)	Class B shares (iv)	Class C shares (v)	Class D shares (vi)	Cash Consideration (USD millions) (vii)
GSW	184,709,600	21,766,529	—	105,441,472	—	242
CPP Investments	61,608,099	41,867,691	—	—	1	92
ADIA	75,244,318	53,370,916	—	—	—	90
JERA	34,411,682	28,524,255	—	—	—	—
Founder investors	7,479,685	—	1	—	—	62
GEF	12,375,767	8,858,421	—	—	—	14

Total	375,829,151	154,387,812	1	105,441,472	1	500

Table 2

Particulars	Amount (INR million)
PIPE investment of USD 855 million	62,847
Less: Offering costs of USD 70 million	(5,167)
Add: Net assets of RMG II i.e. sum of shareholder’s equity and Commitments and Contingencies (as per unaudited financial statements as at March 31, 2021) “Assuming no redemptions” scenario amounting USD 308 million	22,652

Total	80,332

Table 3

Computation deemed issuance shares by ReNew India

Shares held by Shareholders of ReNew Global before Exchange	A	128,625,001
Shares issued to Issued by ReNew Global Majority Shareholders on Exchange	B	259,829,284
Equivalent shares on cash consideration to Majority shareholders	C	50,000,000
Transfer of RPPL shares by of Majority Shareholders	D	375,829,151
Deemed shares to be issued by ReNew India	E= D/A*(B+C)	156,024,712
Fair value of ReNew India share (INR/share)	F	622

Total consideration INR	G= E*F	97,047

Table 4

Fair value of deemed shares issued by ReNew India (Table 3 above)	97,047
Less: Renew Global’s net assets (Table 2 above)	(80,332)

Total	16,715

11

Represents issuance Class A shares, Class B shares, Class C shares and Class D shares of par value USD 0.01 each and payment of cash by ReNew Global for exchange of 375.83 million equity shares of ReNew India from Majority Shareholders as explained in Table 5 below under the Assuming maximum redemption”. This adjustment has accounted for as a reverse recapitalization as per IFRS 2 and the equity represents the continuing equity of ReNew India. Renew Global’s net assets of INR 58,047 as explained in Table 6 below were combined with ReNew India and the deemed issuance 119.249 million of ReNew India’s equity share was recorded at the fair value INR 622 per share amounting to INR 74,173 as explained in Table 7 below with the resulting difference amounting to INR 16,126 as explained in Table 8 below, representing the listing expense reflected in the Unaudited Pro Forma Condensed Combined Statement of Financial Position.

Table 5

Investor (i)	Number of ReNew India shares transferred (ii)	Class A shares (iii)	Class B shares (iv)	Class C shares (v)	Class D shares (vi)	Cash Consideration (USD millions) (vii)
GSW	184,709,600	38,516,953	—	105,441,472	—	74
CPP Investments	61,608,099	48,235,621	—	—	1	28
ADIA	75,244,318	59,600,412	—	—	—	28
JERA	34,411,682	28,524,255	—	—	—	—
Founder investors	7,479,685	—	1	—	—	62
GEF	12,375,767	9,827,454	—	—	—	4

Total	375,829,151	184,704,694	1	105,441,472	1	197

Table 6

Particulars	Amount (INR million)
PIPE investment of USD 855 million	62,847
Less: Offering costs of USD 70 million	(5,167)
Add: Net assets of RMG II i.e. shareholder’s equity (as per unaudited financial statements as at March 31, 2021) “Assuming maximum redemptions” scenario amounting USD 5 million	367

Total	58,047

Table 7

Computation deemed issuance shares by ReNew India

Shares held by Shareholders of ReNew Global before Exchange	A	98,308,119
Shares to be issued by ReNew Global to Majority Shareholders on Exchange	B	290,146,166
Shares on equivalent to cash consideration paid to Majority shareholders	C	19,683,118
Transfer of ReNew India shares by Majority Shareholders	D	375,829,151
Deemed issuance shares by ReNew India	E= D*A/(B+C)	119,249,725
Fair value of ReNew India share (INR/share)	F	622

Total consideration INR	G= E*F	74,173

Table 8

Particulars	Amount (INR million)
Fair value of deemed shares issued by ReNew India (Table 7 above)	74,173
Less: Renew Global’s net assets (Table 6 above)	(58,047)

Total	16,126

12

To reflect payment of USD 500 million (INR 36,752), considered as cash distribution to Majority Shareholders and recorded as an adjustment to retained earnings under the “Assuming no redemptions” scenario.

13	To reflect payment of USD 197 million (INR 14,468), considered as cash distribution to Majority Shareholders and recorded as an adjustment to retained earnings under the “Assuming maximum redemptions” scenario. Reduction in payment to majority shareholders is equivalent to the redemption of RMG II public shareholders as explained in adjustment 4. Further the reduction in payment to majority shareholder is pro rata to the Cash Consideration payable as between such other Major Shareholders excluding founder investors. Refer Section “The Business Combination Proposal” of the proxy statement/prospectus.

14

To reflect elimination of investment made by Renew Global in ReNew India (259,829,284 shares as explained in adjustment 10) and RMG II (43,125,000 shares as explained in adjustment 6) under the “Assuming no redemption scenario” and elimination of investment made by Renew Global in ReNew India (290,146,166 shares as explained in adjustment 7) and RMG II (12,808,118 shares as explained in adjustment 11) under the “Assuming maximum redemption scenario”.

15

To reflect the non-controlling interest of approximately 11% in ReNew India established as part of the Transaction. Non-controlling interest shareholders majorly include GSW, CPP Investments and Founder investors.

16

To reflect payment of the estimated USD 12.48 million (INR 917) of deferred underwriters commission’ and deferred legal fess related RMG II’s payable initial public offering at the consummation of the Transaction.

17

To reflect transfer puttable non-controlling interests held founder investors for de-minimus put option as a financial liability recognized at fair value through equity. Refer section “Certain Relationships and Related Party Transactions” contained elsewhere in this proxy statement/prospectus for further details.

Renew Energy Global Limited

Unaudited pro forma condensed combined statement of operations for the year ended March 31, 2021

(Amounts in INR millions, unless otherwise stated)

					Assuming no redemption					Assuming maximum redemption
					Pro forma Adjustments					Pro forma Adjustments
	ReNew India	ReNew Global(c)	RMG II (USD millions)#	RMG II (INR millions)#(d)	Adjustments to IFRS for RMG II	Transaction accounting adjustments	Notes	Total (INR)	Total (USD)	Adjustments to IFRS for RMG II	Transaction accounting adjustments	Notes	Total (INR)	Total (USD)
Income
Revenue from contracts with customers	48,187	—	—	—	—	—		48,187	656	—	—		48,187	656
Other operating income	80	—	—	—	—	—		80	1	—	—		80	1
Finance income	3,354	—	0	0	—	—		3,355	46	—	—		3,355	46
Other income	2,870	—	—	—	—	—		2,870	39	—	—		2,870	39

Total income	54,491	—	0	0	—	—		54,492	742	—	—		54,492	742

Expenses
Raw materials and consumables used	426	—	—	—	—	—		426	6		—		426	6
Employee benefits expense	1,259	—	—	—	—	—		1,259	17		—		1,259	17
Depreciation and amortisation	12,026	—	—	—	—	—		12,026	164	—	—		12,026	164
Other expenses	7,582	—	6	426	—	16,715	19	24,723	336	—	16,126	20	24,134	328
Finance costs	38,281	—	1	58	—	(3,438)	18	34,901	475	—	(3,438)	18	34,901	475

Total expenses	59,574	—	7	484	—	13,277		73,335	998	—	12,688		72,746	990

(Loss) / profit before share of profit of jointly controlled entities and tax	(5,083)	—	(7)	(484)	—	(13,277)		(18,843)	(256)	—	(12,688)		(18,254)	(248)
Share in loss of jointly controlled entities	(45)	—	—	—	—	—		(45)	(1)	—	—		(45)	(1)

(Loss) / profit before tax	(5,128)	—	(7)	(484)	—	(13,277)		(18,888)	(257)	—	(12,688)		(18,299)	(249)

Income tax expense											—
Current tax	785	—	—	—	—	—		785	11	—	—		785	11
Deferred tax	2,091	—	—	—	—	—		2,091	28	—	—		2,091	28
Adjustment of tax relating to earlier years	28	—	—	—	—	—		28	0	—	—		28	0

(Loss) / profit for the years	(8,032)	—	(7)	(484)	—	(13,277)		(21,792)	(296)	—	(12,688)		(21,203)	(288)

(Loss) / profit attributable to:
Equity holders of the parent	(7,818)	—	—	—	—	(11,356)	21	(19,164)	(261)	—	(10,826)	21	(18,643)	(253)
Non-controlling interests	(214)	—	—	—	—	(2,414)	21	(2,628)	(35)	—	(2,347)	21	(2,560)	(35)

	(8,032)	—	—	—	—	(13,760)		(21,792)	(296)	—	(13,173)		(21,203)	(288)

Earnings/(loss) per share:
Class A Basic, profit/(loss) attributable to ordinary equity holders of the parent								(46.02)	(0.63)				(44.77)	(0.61)
Class B Basic, profit/(loss) attributable to ordinary equity holders of the parent								(717,591,377.35)	(9,762,523.72)				(698,111,385.59)	(9,497,506.77)
Class C Basic, profit/(loss) attributable to ordinary equity holders of the parent								(46.02)	(0.63)				(44.77)	(0.61)
Class D Basic, profit/(loss) attributable to ordinary equity holders of the parent								(568,188,219.41)	(7,729,957.67)				(552,763,979.13)	(7,520,117.48)
Class A Diluted, profit/(loss) attributable to ordinary equity holders of the parent (e)								(46.02)	(0.63)				(44.77)	(0.61)
Class B Diluted, profit/(loss) attributable to ordinary equity holders of the parent (e)								(717,591,377.35)	(9,762,523.72)				(698,111,385.59)	(9,497,506.77)
Class C Diluted, profit/(loss) attributable to ordinary equity holders of the parent (e)								(46.02)	(0.63)				(44.77)	(0.61)
Class D Diluted, profit/(loss) attributable to ordinary equity holders of the parent (e)								(568,188,219.41)	(7,729,957.67)				(552,763,979.13)	(7,520,117.48)

(c)	The balances represent amounts of consolidated financial statement of ReNew Global including Merger Sub (wholly owned subsidiary)
(d)	Amounts in USD were translated to INR using exchange rate of INR 73.5047 for USD 1
(e)	Since the effect of conversion of warrants was anti-dilutive, it has not been considered for the purpose of computing diluted EPS.

#Refer table below for computation of balances for the year ended March 31, 2021.

Statement of operations	for the period from July 28, 2020 (Inception) through December 31, 2021	for the three months period ended March 31, 2021	Total*	Total*
	(Amounts in USD millions)	(Amounts in USD millions)	(Amounts in USD millions)	(Amounts in INR millions)
Income
Finance income	0	0	0	0
Total income	0	0	0	0

Expenses
Other expenses	10	(4)	6	426
Finance costs	1	—	1	58
Total expenses	11	(4)	7	484

(Loss) / profit before tax	(11)	4	(7)	(484)

Income tax expense	—	—	—	—

(Loss) / profit for the years	(11)	4	(7)	(484)

*

Since RMG II was incorporated after April 1, 2020, no adjustments have been made to the total of the balances for the period from July 28, 2020 (Inception) through December 31, 2021 and for the three months period ended March 31, 2021

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended March 31, 2021

The unaudited pro forma condensed combined statements of operations for the year ended March 31, 2021 gives effect to the Transaction as if it has completed on April 1, 2020. with adjustments for subsequent events.

The adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended March 31, 2021 are as follows:

18	To reflect impact of reversal of CCPS interest assuming CCPS converted on 1st April 2020

19	Represents listing expenditure of INR 16,715 assuming no redemption scenario on reverse capitalisation by ReNew India of ReNew Global as computed in note 11.

20	Represents listing expenditure of INR 16,126 assuming maximum redemption scenario on reverse capitalisation by ReNew India of ReNew Global as computed in note 12.

21

To reflect the non-controlling interest of approximately 11% in ReNew India established as part of the Transaction. Non-controlling interest shareholders majorly include GSW, CPP Investments and Founder investors.

DESCRIPTION OF RENEW INDIA’S MATERIAL INDEBTEDNESS

The following is a summary of certain material provisions of the agreements and instruments governing and evidencing ReNew India’s material indebtedness. Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to ReNew India.

2022 Masala Bonds

On February 17, 2017, certain of our subsidiaries, ReNew Solar Energy (Karnataka) Private Limited, ReNew Solar Energy (TN) Private Limited, ReNew Wind Energy (Karnataka) Private Limited, ReNew Wind Energy (MP Two) Private Limited, ReNew Wind Energy (Rajkot) Private Limited, ReNew Wind Energy (Shivpur) Private Limited and ReNew Wind Energy (Welturi) Private Limited, issued 1,800,000,000 aggregate principal amount of the 10.629% Senior Secured Bonds due February 8, 2022, or the 2022 Masala Bonds. The 2022 Masala Bonds accrue interest at a rate of 10.629% per annum, payable semi-annually. The 2022 Masala Bonds issued by each issuer are guaranteed by each other issuer. The 2022 Masala Bonds are secured by a first priority charge on immovable and movable properties, project documents and securities of the issuers.

The proceeds of the 2022 Masala Bonds were used to repay existing indebtedness, to pay accrued construction related expenses and to extend loans to entities within the ReNew India group.

The 2022 Masala Bonds were offered and sold in transactions exempt from registration to qualified institutional buyers in the United States under Rule 144A under the Securities Act and institutional investors outside the United States under Regulation S under the Securities Act.

The indentures governing the 2022 Masala Bonds contain covenants that limit the ability of the issuers to incur or guarantee additional indebtedness, issue disqualified stock, declare dividends on capital stock or purchase or redeem capital stock, make investments or other specified restricted payments, issue or sale of capital stock of restricted subsidiaries, sell assets, create liens, enter into transactions with shareholders or affiliates and effect a consolidation or merger, in each case subject to exceptions and qualifications.

The indentures also contain customary events of default (subject in certain cases to customary grace and cure periods). Generally, if an event of default occurs and is not cured within the time periods specified, the trustee or the holders of at least 25% in principal amount of the applicable series of 2022 Masala Bonds may declare all of the 2022 Masala Bonds of that series to be due and payable immediately.

As of the date hereof, all of the 2022 Masala Bonds have been redeemed and none of the 2022 Masala Bonds remains outstanding.

2024 Notes

On March 12, 2019, March 26, 2019 and October 3, 2019, certain of our subsidiaries, Kanak Renewables Limited, Rajat Renewables Limited, ReNew Clean Energy Private Limited, ReNew Saur Urja Private Limited, ReNew Solar Energy (Telangana) Private Limited, ReNew Wind Energy (Budh 3) Private Limited, ReNew Wind Energy (Devgarh) Private Limited and ReNew Wind Energy (Rajasthan 3) Private Limited, issued $525,000,000 aggregate principal amount of 6.67% Senior Secured Notes due March 12, 2024, or the 2024 Notes. The 2024 Notes accrue interest at a rate of 6.67% per annum, payable semi-annually. The 2024 Notes are guaranteed by each issuer and by us, as the parent guarantor. The 2024 Notes are secured by a first priority charge on immovable and movable properties, project documents and securities of the issuers.

The proceeds of the 2024 Notes were used to repay existing indebtedness and capital expenditures.

The 2024 Notes were offered and sold in transactions exempt from registration to qualified institutional buyers in the United States under Rule 144A under the Securities Act and institutional investors outside the United States under Regulation S under the Securities Act.

At any time on or after March 12, 2021, the issuers may redeem the 2024 Notes, in whole or in part, at the redemption prices set forth in the indenture governing the 2024 Notes, plus accrued and unpaid interest, if any.

The indenture contains covenants that limit the ability of the issuers to incur or guarantee additional indebtedness, issue disqualified or preferred stock, declare dividends on capital stock or purchase or redeem capital stock, make investments or other specified restricted payments, have subsidiaries, sell assets, create liens, enter into sale and leaseback transactions, enter into transactions with shareholders or affiliates and effect a consolidation or merger, in each case subject to exceptions and qualifications.

The indenture also contains customary events of default (subject in certain cases to customary grace and cure periods). Generally, if an event of default occurs and is not cured within the time periods specified, the trustee or the holders of at least 25% in principal amount of the 2024 Notes may declare all of the 2024 Notes to be due and payable immediately.

As of March 31, 2021, all of the 2024 Notes remain outstanding.

2022 Notes

On September 12, 2019, we issued $300,000,000 aggregate principal amount of 6.45% Senior Secured Notes due September 27, 2022, or the 2022 Notes. The 2022 Notes accrue interest at a rate of 6.45% per annum, payable semi-annually. The 2022 Notes are secured by a first ranking pari passu mortgage over all our immovable and movable property in relation to the Kod-Limbwas project and the Pratapgarh Project; a first ranking pari passu charge over all our immovable assets, current assets, receivables, book-debts, cash flows and related accounts in relation to the same projects; a first ranking pari passu charge over the rights and benefits under the project documents and a first ranking pledge over certain equity shares and redeemable preference shares of ReNew Power Services Private Limited held by us.

The proceeds of the 2022 Notes were used for capital expenditure.

The 2022 Notes were offered and sold in transactions exempt from registration to qualified institutional buyers in the United States under Rule 144A under the Securities Act and institutional investors outside the United States under Regulation S under the Securities Act.

At any time, we may redeem the 2022 Notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus an applicable premium and accrued and unpaid interest, if any. At any time, we may redeem up to 40% of the aggregate principal amount of the 2022 Notes with the net cash proceeds from one or more sales of certain of our capital stock or offerings of the units of an infrastructure investment trust, at a redemption price equal to 106.45% of their principal amount, plus accrued and unpaid interest, if any.

The indenture governing the 2022 Notes contains covenants that limit our ability to incur or guarantee additional indebtedness, issue disqualified stock, declare dividends on capital stock or purchase or redeem capital stock, make certain investments or other specified restricted payments, sell assets, create liens, enter into transactions with shareholders or affiliates and effect a merger or consolidation, subject in each case to exceptions and qualifications.

The indenture also contains customary events of default (subject in certain cases to customary grace and cure periods). Generally, if an event of default occurs and is not cured within the time periods specified, the trustee or the holders of at least 25% in principal amount of the 2022 Notes then outstanding may declare all of the 2022 Notes to be due and payable immediately.

As of March 31, 2021, all of the 2022 Notes remain outstanding.

2027 Notes

On January 29, 2020, we issued $450,000,000 aggregate principal amount of 5.875% Senior Secured Notes due March 5, 2027, or the 2027 Notes. Between July 29, 2022 and March 5, 2023, we must redeem 40% of the 2027 Notes then outstanding at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest. The 2027 Notes accrue interest at a rate of 5.875% per annum, payable semi-annually. The 2027 Notes are secured by a first ranking pari passu mortgage over all our immovable and movable property in relation to our 250 MW wind power project located in Kutch, Gujarat; a first ranking pari passu charge over all our immovable assets, current assets, receivables, book-debts, cash flows and related accounts in relation to that project; a first ranking pari passu charge over the rights and benefits under the project documents and a first ranking pledge over certain equity shares and redeemable preference shares of ReNew Power Services Private Limited held by us.

The proceeds of the 2027 Notes were used to repay existing indebtedness and capital expenditure.

The 2027 Notes were offered and sold in transactions exempt from registration to qualified institutional buyers in the United States under Rule 144A under the Securities Act and institutional investors outside the United States under Regulation S under the Securities Act.

At any time prior to July 29, 2022, we may redeem the 2027 Notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus an applicable premium and accrued and unpaid interest, if any. At any time prior to July 29, 2022, we may redeem up to 40% of the aggregate principal amount of the 2027 Notes with the net cash proceeds from one or more sales of certain of our capital stock or offerings of the units of an infrastructure investment trust, at a redemption price equal to 105.875% of their principal amount, plus accrued and unpaid interest, if any. At any time on or after July 29, 2022, we may on any one or more occasions redeem the 2027 Notes, in whole or in part, at the redemption prices set forth in the indenture governing the 2027 Notes, plus accrued and unpaid interest, if any.

The indenture contains covenants that limit our ability to incur or guarantee additional indebtedness, issued disqualified stock, declare dividends on capital stock or purchase or redeem capital stock, make certain investments or other specified restricted payments, sell assets, create liens, enter into transactions with shareholders or affiliates and effect a merger or consolidation, in each case subject to exceptions and qualifications.

The indenture also contains customary events of default (subject in certain cases to customary grace and cure periods). Generally, if an event of default occurs and is not cured within the time periods specified, the trustee or the holders of at least 25% in principal amount of the 2027 Notes then outstanding may declare all of the 2027 Notes to be due and payable immediately.

As of March 31, 2021, all of the 2027 Notes remain outstanding.

2027 NCDs

On November 2, 2020, certain of our subsidiaries, Bhumi Prakash Private Limited, Bidwal Renewable Private Limited, Pugalur Renewable Private Limited, ReNew Wind Energy (AP) Private Limited, ReNew Wind Energy (AP 3) Private Limited, ReNew Wind Energy (Maharashtra) Private Limited, ReNew Wind Energy (MP Three) Private Limited, ReNew Wind Energy (Rajasthan Four) Private Limited, Shruti Power Projects Private Limited, Tarun Kiran Bhoomi Private Limited and Zemira Renewable Energy Limited, issued 3,910,550,000 aggregate principal amount of 8.458% Senior Secured Non-Convertible Debentures due October 29, 2027, or the 2027 NCDs. The 2027 NCDs accrue interest at a rate of 8.458% per annum, payable semi-annually. The 2027 NCDs issued by each issuer are guaranteed by each of the other issuers and ReNew India. The 2027 NCDs are secured by a first ranking charge on movable and immovable properties of the issuers, all accounts opened in accordance with the terms of the 2027 NCDs, project documents and pledges over 51% of the equity shares of the issuers.

The proceeds of the 2027 NCDs were used to extend loans within the ReNew India group and to repay existing indebtedness.

The 2027 NCDs were offered and sold in transactions exempt from registration to an institutional investor, India Green Energy Holdings, outside the United States under Regulation S under the Securities Act.

On one business day prior to April 29, 2024, India Green Energy Holdings has the right to require the issuers to redeem all of the 2027 NCDs then held by it at a redemption price to be determined in accordance with the debenture trust deeds governing the 2027 NCDs, plus accrued and unpaid interest, if any.

At any time, any of the issuers may redeem the 2027 NCDs, in whole or in part, at a redemption price determined in accordance with the debenture trust deeds, plus accrued and unpaid interest, if any. At any time, the issuers may redeem up to 40% of the aggregate principal amount of the 2027 NCDs with the net cash proceeds from one or more sales of certain of our capital stock, at a redemption price determined in accordance with the debenture trust deeds, plus accrued and unpaid interest, if any.

The debenture trust deeds contain covenants that limit the ability of the issuers to incur or guarantee additional indebtedness, declare dividends on capital stock or purchase or redeem capital stock, make investments or other specified restricted payments, issue or sell capital stock, sell assets, enter into transactions with shareholders or affiliates and effect a consolidation or merger, in each case subject to exceptions and qualifications.

The debenture trust deeds also contain customary events of default (subject in certain cases to customary grace and cure periods). Generally, if an event of default occurs and is not cured within the time periods specified, the trustee or the holders of at least 25% in aggregate principal amount of the applicable series of 2027 NCDs then outstanding may declare all of the 2027 NCDs to be due and payable immediately.

As of March 31, 2021, all of the 2027 NCDs remain outstanding.

2028 Notes

On April 14, 2021, certain of our subsidiaries, ReNew Wind Energy (AP 2) Private Limited, Ostro Jaisalmer Private Limited, Ostro Urja Wind Private Limited, Ostro Madhya Wind Private Limited, Badoni Power Private Limited, AVP Powerinfra Private Limited, Prathamesh Solarfarms Limited, Ostro Anantapur Private Limited, Ostro Mahawind Power Private Limited and ReNew Wind Energy Delhi Private Limited, issued $585,000,000 in aggregate principal amount of 4.50% Senior Secured Notes due July 14, 2028, or the 2028 Notes. The 2028 Notes accrue interest at a rate of 4.50% per annum, payable semi-annually, except that the first payment of interest, to be made on January 14, 2022, being the first interest payment date for the 2028 Notes, will be in respect of the period from and including April 14, 2021 to but excluding the first interest payment date. The 2028 Notes are guaranteed by each issuer from May 7, 2021 and by the parent guarantor from April 14, 2021. The 2028 Notes will be secured by a first priority pari passu mortgage/charge on immovable and movable properties of the issuers, a first priority pari passu charge on the project documents of the issuers, and a first priority pari passu pledge over 51.0% of the equity shares of the issuers.

The proceeds of the 2028 Notes, along with cash and cash equivalents will be used, among others, to repay outstanding indebtedness of the issuer group, and for capital expenditure in eligible green projects.

The 2028 Notes were offered and sold in transactions exempt from registration to qualified institutional buyers in the United States under Rule 144A under the Securities Act and institutional investors outside the United States under Regulation S under the Securities Act.

At any time prior to October 14, 2023, the issuers may redeem the 2028 Notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus an applicable premium and accrued and unpaid interest, if any, to (but not including) the applicable redemption date. At any time prior to October 14, 2023, the issuers may redeem up to 40% of the aggregate principal amount of the 2028 Notes with the net cash proceeds from one or more equity offerings, at a redemption price equal to 104.50% of their principal amount, plus accrued and unpaid interest, if any, to (but not including) the applicable redemption date, subject to certain conditions. At any time on or after October 14, 2023, the issuers may redeem the 2028 Notes, in whole or in part, at the redemption prices, plus accrued and unpaid interest, if any.

The indenture for the 2028 Notes contains covenants that limit the ability of the issuers to incur or guarantee additional indebtedness, issue disqualified or preferred stock, declare dividends on capital stock or purchase or redeem capital stock, make investments or other specified restricted payments, have subsidiaries, sell assets, enter into sale and leaseback transactions, enter into transactions with shareholders or affiliates and effect a consolidation or merger, in each case subject to limitations and exceptions.

The indenture for the 2028 Notes also contains customary events of default (subject in certain cases to customary grace and cure periods). Generally, if an event of default occurs and is not cured within the time periods specified, the trustee or the holders of at least 25% in principal amount of the 2028 Notes then outstanding may declare all of the 2028 Notes to be due and payable immediately.

As of March 31, 2021, all of the 2028 Notes remain outstanding.

2030 NCDs

On March 25, 2021, certain of our subsidiaries, ReNew Solar Energy (Karnataka) Private Limited, ReNew Solar Energy (TN) Private Limited, ReNew Wind Energy (Karnataka) Private Limited, ReNew Wind Energy (MP Two) Private Limited, ReNew Wind Energy (Rajkot) Private Limited, ReNew Wind Energy (Shivpur) Private Limited and ReNew Wind Energy (Welturi) Private Limited, issued 3,700,500,000 aggregate principal amount of 6.028% Senior Secured Non-Convertible Debentures due March 26, 2030, or the 2030 NCDs. The 2030 NCDs accrue interest at a rate of 6.028% per annum, payable semi-annually. The 2030 NCDs issued by each issuer are guaranteed by each other issuer and ReNew India. The 2030 NCDs are secured by a first priority charge on movable and immovable properties of the issuers, project documents and pledges over 51% of equity shares of the issuers. The proceeds of the 2030 NCDs were used to repay existing indebtedness of the issuers.

The 2030 NCDs were offered and sold in transactions exempt from registration to an institutional investor, India Green Power Holdings, outside the United States under Regulation S under the Securities Act.

On one business day before each of February 22, 2024, February 22, 2025 and February 22, 2026, the issuers must redeem 6.67%, 6.67% and 6.66%, respectively, of the original aggregate principal amount of the 2030 NCDs, subject to certain adjustments, at redemption prices determined in accordance with the debenture trust deeds governing the 2030 NCDs, plus accrued and unpaid interest, if any.

At any time on or after August 22, 2026, India Green Power Holdings will have the right to require the issuers to redeem some or all of the 2030 NCDs then held by it at a redemption price to be determined in accordance with the debenture trust deeds, plus accrued and unpaid interest, if any.

At any time, the issuers may redeem the 2030 NCDs, in whole or in part, at a redemption price determined in accordance with the debenture trust deeds, plus accrued and unpaid interest, if any. At any time, the issuers may redeem up to 40% of the aggregate principal amount of the 2030 NCDs with the net cash proceeds from one or more sales of certain of our capital stock, at a redemption price determined in accordance with the debenture trust deeds, plus accrued and unpaid interest, if any.

The debenture trust deeds contain covenants that limit the ability of the issuers to incur or guarantee additional indebtedness, issue disqualified or preferred stock, declare dividends on capital stock or purchase or redeem capital stock, make investments or other specified restricted payments, sell assets, create liens, enter into transactions with shareholders or affiliates and effect a consolidation or merger, in each case subject to exceptions and qualifications.

The debenture trust deeds also contain customary events of default (subject in certain cases to customary grace and cure periods). Generally, if an event of default occurs and is not cured within the time periods specified, the trustee or the holders of at least 25% in aggregate principal amount of the applicable series of 2030 NCDs may declare all of the 2030 NCDs to be due and payable immediately.

MANAGEMENT OF RENEW GLOBAL FOLLOWING THE BUSINESS COMBINATION

At Closing of the Business Combination, the number of directors of ReNew Global will be increased to 10 persons. The following sets forth certain information concerning the persons who are expected to serve as ReNew Global’s directors and executive officers following the consummation of the Business Combination:

Name	Age	Position/Title
Directors:
Sumant Sinha	56	Director and Chief Executive Officer
Vanitha Narayanan	62	Independent director
Anuj Girotra	46	Director
Michelle Robyn Grew	52	Independent director
Michael Bruun	40	Director
Sumantra Chakrabarti	62	Independent director
Ram Charan	81	Independent director
Projesh Banerjea	34	Director
Robert S. Mancini	63	Independent director
Manoj Singh	68	Independent director
Executive Officers:
D. Muthukumaran	48	Chief Financial Officer
Balram Mehta	50	Chief Operating Officer
Sanjay Varghese	51	President of solar utility-scale
Mayank Bansal	43	Chief Commercial Officer

Unless otherwise indicated, the business address of each director and executive officer is ReNew Power, Commercial Block-1, Zone 6, Golf Course Road, DLF City Phase-V, Gurugram-122009, Haryana, India.

A description of the business experience and present position of each director and executive officer is provided below:

Directors

Sumant Sinha is the founder of ReNew India and has been ReNew India’s Chairman and CEO since 2011. Prior to founding ReNew India, Mr. Sinha served as President Finance at Aditya Birla Group and founder CEO of Aditya Birla Retail. He also held the post of Chief Operating Officer of Suzlon Energy Ltd from 2008 to 2010. Currently, Mr. Sinha serves on the advisory board of Columbia University’s School of International and Public Affairs and is a member of the Board of Governors of the Indian Institute of Technology Delhi, Indian Institute of Management, Calcutta. Mr. Sinha has also held various roles in investment banking at globally reputed organizations such as Citicorp Securities and ING Barings Services Limited in the United States and the United Kingdom. Sumant chairs The Climate Group’s India Advisory Board and a member of the Advisory Council of India Climate Collective. He is a Board member of the US India Strategic Partnership Forum and the Senior Vice President of the Associated Chambers of Commerce & Industries of India. He has also authored a book — “Fossil Free: Reimagining Clean Energy in a Carbon-Constrained World”. In 2021, Mr. Sinha was recognized as a SDG Pioneer by the United Nations Global Compact. Mr. Sinha holds a bachelor’s degree in engineering from the Indian Institute of Technology, Delhi, India, a post graduate diploma in business management from the Indian Institute of Management, Calcutta, India and a Master’s degree in International Affairs from Columbia University, United States. Mr. Sinha is also a CFA charter holder.

Vanitha Narayanan is a senior global executive and Board leader with a successful track record spanning three decades in technology and telecommunications. In 2020, Vanitha retired after a career spanning three decades at IBM where she held multiple key roles leading large businesses in the United States, Asia-Pacific and India geographies. These roles included serving as Managing Director & Chairman of IBM India, Vice President

for the Communications Sector across Asia Pacific, Vice President for Global Telecommunications Solutions and finally Managing Director for a strategic Telecom client before her retirement. Vanitha has a reputation for her deep industry expertise in telecom, transforming businesses, unwavering client focus and passion for continuous learning. Ms. Narayanan played a significant role as leader and influencer across industry bodies during her decade in India. She was the first woman chairperson of AMCHAM India in 2016 and served as a member on the National Executive Board from 2014 to 2018. She was on the executive council of National Association of Software and Services Companies (NASSCOM) from 2016 to 2018 and on the Catalyst India Advisory Board. She also served as Chairperson of the Board of Governors for National Institutes of Technology, Suratkal and was a member of the National Council of Confederation of Indian Industry and served as Co-Chair of National Committee for MNCs. Ms. Narayanan was named one of the ‘Most Powerful Women’ in Business in India by both Fortune India in 2017 and Business India (2014-2017), one of the 12 Global Indian Super Women of 2016 by CXOToday and conferred with the Degree of Doctor of Letters by the LNM Institute of Information Technology. Ms. Narayanan is a graduate of Public Relations & Communication from Stella Maris College and holds an MBA degree in Marketing and Advertising from University of Madras. She also holds an MBA degree in MIS & Accounting from the University of Houston

Anuj Girotra oversees the Active Fundamental Equities and Relationship Investments programs for India at CPP Investments. The two programs perform fundamental research and invest in public equities, soon-to-be public equities and private investments in public equities in India. The two programs incorporate both a fundamental long/short strategy and significant direct minority ownership investments for growth capital. Prior to joining CPP Investments in 2020, Anuj spent 12 years at Capital Group as a Global Partner and Head of the Private Markets business for India. Anuj has also spent nine years as co-head of Asia Special Situations Group with ABN Amro Bank. Anuj holds a Bachelor in Engineering from Delhi Institute of Technology, University of Delhi and an MBA in Finance from XLRI Business School.

Michelle Robyn Grew is the group chief operations officer, General Counsel and the Head of CSR and Responsible Investing for Man Group. She is a member of the Man Group Senior Executive Committee. She joined GLG in January 2009 which was later acquired by Man Group. Her chief operations officer role encompasses responsibility for the firm’s infrastructure which covers operations, compliance, legal, human resources, talent, business operational risk & resilience, financial crime, corporate real estate and communications. Before joining GLG and Man Group, Robyn held senior positions at Barclays Capital and prior to that at Lehman Brothers, London International Financial Futures and Options Exchange and Fidelity Brokerage Services and has worked in the investment industry since 1994. She serves on the Council and Remuneration Committee of Alternative Investment Management Association and services as a non-executive director or as a member of the advisory committee of several start-ups. Ms. Grew holds a bachelor’s degree in law from Coventry University, United Kingdom and was called to the Bar of England & Wales in 1991.

Michael Bruun is the Europe, Middle East and Africa head of corporate equity and head of India corporate and growth investing. He is a member of the MBD Corporate Investment Committee, MBD Growth Investment Committee, Sustainable Investing Group Investment Committee, and the Asset Management Inclusion and Diversity Committee. Mr. Bruun joined the Merchant Banking Division in 2010 and has worked in London and New York. Before that, he was a member of the Nordic Mergers & Acquisitions team in the Investment Banking Division . Mr. Bruun joined Goldman Sachs as an analyst in the Fixed Income, Currency and Commodities Division in 2004 and transferred to IBD in 2005. He became a vice president in 2010 and was named managing director in 2013 and partner in 2016. Mr. Bruun serves on the boards of Advania, EcoOnline, HRA Pharma, Navico, Northvolt AB, Noveltech and ReNew Power. He is a board member of the Human Practice Foundation. Mr. Bruun earned a BA in Economics from the University of Copenhagen and an MSc in Economics from the University of Copenhagen, Denmark with studies at Cornell University, United States.

Sumantra Chakrabarti is adviser to the Presidents of Kazakstan and Uzbekistan on economic development, effective governance and international cooperation. He is also Deputy Chair of the Kazakhstan Supreme Council on Reforms, and of the Management Council of the Astana International Financial Centre. Sir Sumantra is the Chair of the Board of Trustees of Overseas Development Institute, and works as a Global

Commissioner of the New Climate Economy network, as a member of the Clean Growth Leadership Network, the Advisory Board of ECube Climate Finance, the WHO Commission examining post-COVID19 health systems in Europe, the Board of the Project for Modern Democracy think tank, the Commission for Smart Government, of the International Advisory Council of the Oxford India Centre for Sustainable Development, and of the WEF Eurasia Policy Group, and as adviser to the Karta Initiative. Sir Sumantra was until July 2020 the sixth President of the European Bank for Reconstruction and Development. Sir Sumantra served two full four year terms, having won competitive elections in 2012 and in 2016, during his tenure at the European Bank for Reconstruction and Development. Before becoming President of the European Bank for Reconstruction and Development, Sir Sumantra was a civil service in the United Kingdom and was the Permanent Secretary successively at the Department for International Developmenand the Ministry of Justice. Sir Sumantra has a degree in Politics, Philosophy and Economics from the University of Oxford, United Kingdom and a Masters degree in Development Economics from the University of Sussex, United Kingdom. He is a honorary Fellow of New College, Oxford University, a honorary bencher at the Middle Temple, and also holds honorary doctorates from the Universities of Sussex, East Anglia, and the Bucharest University of Economic Sciences, as well as prestigious honours from Kosovo, Kazakhstan and Uzbekistan.

Ram Charan advises or has advised various global companies and in some cases their boards such as Bank of America, Toyota, ICICI Bank, the Aditya Birla Group, Adani group, Max Group, 3G, Yidliz Holdings, Muyuan in China, among others for more than 40 years. He currently serves as a board member on seven boards across the globe. He is actively involved in coaching, founders and family businesses, senior executives, boards and directors, and other senior business leaders across many industries. A global Young Presidents’ Organization resource and an award winning teacher, he was among Business Week’s top ten resources for in-house executive development programs. Mr. Charan has authored and co-authored 32 books, including six on corporate boards. Four of his books were Wall Street Journal bestsellers, including Execution (co-authored with former Honeywell CEO Larry Bossidy). He also has written articles for publications including for the Harvard Business Review, Fortune, Chief Executive Magazine, and Economic Times. Mr. Charan holds Doctorate in corporate governance and a masters in business administration with high distinction (Baker Scholar) from Harvard Business School.

Projesh Banerjea is a Portfolio Manager in the Infrastructure Division at ADIA, where he is responsible for sourcing, executing and managing investments across the transport, utilities, energy, and digital infrastructure sectors with a primary focus on Asia. He has over 10 years of infrastructure investing experience across Asia, Australia, North America, and Europe. In addition to his responsibilities at ADIA, Projesh is a Director of the Anglian Water Group and Cube Highways. Prior to joining ADIA in 2012, Mr. Banerjea worked at Macquarie Capital and J.P. Morgan in the UK and USA respectively. He has a BA in Mathematics and Economics from DePauw University, United States, a Msc in Economic History from the London School of Economics, United Kingdom, where he attended as a Jack Kent Cooke Graduate Scholar, and a Master’s in Business Administration from the University of Oxford, United Kingdom.

Robert S. Mancini has been RMG II’s Chief Executive Officer and a director since inception. He has also served as the Chief Executive Officer and a director of RMG I from October 2018 through its business combination with Romeo Power in December 2020, and serves as chairman of the board of directors of Romeo Power. He has also served as the Chief Executive Officer and a director of RMG III since its inception in December 2020 and as the Chief Executive Officer of RMG IV, RMG V, RMG VI and RMG VII and a director of RMG V since each company’s inception in February 2021. From June 2018 to December 2018, Mr. Mancini served as a Senior Advisor to Carlyle Power Partners and was a Partner and a Managing Director with The Carlyle Group and head or co-head of Carlyle’s power investment business from December 2012 until June 2018. Prior to joining Carlyle, from June 1993 to December 2012, Mr. Mancini was an employee of Goldman Sachs & Co., and from November 1999 through December 2012 was a Managing Director at Goldman Sachs & Co. From December 2003 to December 2012, Mr. Mancini led or co-led Goldman Sach’s on-balance sheet power asset investment business. During that period Goldman Sachs conducted most of its power asset investment business through its wholly owned subsidiary, Cogentrix Energy LLC, where Mr. Mancini served in various capacities, including as the President, co-President and Chief Executive Officer and serving as a member of the Board. Mr. Mancini was instrumental in the formation of and Goldman’s entry into the power asset investment business in 2003 and he was also responsible for the creation of Goldman’s proprietary Commodities Principal Investment business in 2006, where he led investments on Goldman’s behalf in companies involved in the processing, production and logistics for a broad range of commodities including base, precious and specialty metals, oil, gas, coal and other energy related raw materials, as well as CO2 offsets and mitigation. Prior to 2003, Mr. Mancini was a member of the legal department where he eventually became the Deputy General Counsel of the Securities Division. During his tenure at Goldman, Mr. Mancini sat on several committees including the firm wide Risk Committee, Operational Risk Committee, and Divisional Risk Committee, as well as several portfolio company boards. Prior to joining Goldman, Mr. Mancini spent nine years in private practice as a lawyer with Debevoise and Plimpton, where he established that firm’s derivatives practice. Mr. Mancini received his J.D. from New York University School of Law in 1984, where he was a member of Law Review, and received his B.A. degree from Binghamton University in 1980.

Manoj Singh served as a as the Chief Operating Officer at Deloitte Touche Tohmatsu Ltd (Deloitte Global) in a professional career spanning thirty six years with the firm. Prior to his mandatory retirement in June 2015, Manoj was based in Cleveland, Hong Kong and New York with Deloitte where he held various leadership positions. A consultant by background, Manoj led Deloitte Consulting in the Americas, was the Asia Pacific Regional Managing Director and the COO in the final eight years with the firm. He also served on the Board of Directors of Deloitte firms in the US, China and Mexico. Manoj has advised national and multinational companies on mergers and acquisitions, enterprise cost management and shareholder value growth with a specific focus on technology, manufacturing and the energy industry. He also has extensive business development experience in emerging and developed markets such as Germany, China, India, sub Sahara Africa, and South East Asia. He is a member on several public and private company boards including DXC Technology, The Putnam Funds, and Abt Associates. Manoj is also a Trustee at Carnegie Mellon University and a board member at Pratham USA a non-profit engaged in enhancing child literacy and education in India. He also serves in an advisory capacity to a technology start up Altimetrik focused on delivering outcomes to clients using state of the art agile technology. He is a frequent speaker on college campuses and also appeared on Bloomberg, BBC, CNBC, regional World Economic Forum and print media interviews and panels. Mr. Singh holds a B.tech degree from the Indian Institute of Technology, Kanpur, India and Master of Science in Industrial Administration degree from the Carnegie Mellon University, United States, and is a recipient of the Distinguished Alumnus Award from both institutions.

Executive Officers

D. Muthukumaran is ReNew India’s Chief Financial Officer since August 2019. As Chief Financial Officer, he is responsible for executing ReNew India’s inorganic and organic growth, working closely with business and functional leaders. Mr. Muthukumaran spearheads ReNew India’s finance, audit, tax, legal, risk compliance, mergers and acquisitions integration, business support and corporate governance operations. Prior to joining ReNew India, he worked at Aditya Birla Group for 17 years where he held various leadership positions, including the Head of Corporate Finance and Corporate Strategy for Aditya Birla Group, and the Chief Executive Officer of Aditya Birla PE Advisors Private Limited. Mr. Muthukumaran also held various positions in the investment banking sector investment banking and an accounting firm where he headed debt and equity transactions. Throughout his career he focused in corporate finance as well as accounting and reporting including mergers, acquisitions, fund raising, structured finance, leverage buyouts, regulatory and tax structuring. He is a Chartered Accountant, Cost & Works Accountant and also holds a bachelor’s degree in commerce from the University of Madras, Chennai India.

Balram Mehta is ReNew India’s Chief Operating Officer since May 2020 and joined ReNew India in 2011. Mr. Mehta’s responsibilities include implementing strategies for the wind energy projects and overseeing the entire asset management function and the digital transformation program at ReNew India. Mr. Mehta has over 25 years of experience across sectors including the renewable energy industry. Prior to joining ReNew India, Mr. Mehta worked with CLP Wind Farms (India) Private Limited, Enercon India Limited and DCM Limited.

Mr. Mehta holds a bachelor’s degree in technology from the Himachal Pradesh University and a master’s degree in business administration in operations management from the Indira Gandhi National Open University, New Delhi, India.

Sanjay Varghese ReNew India’s President, solar utility-scale. Mr. Varghese has been with ReNew India since October 2017 and his responsibilities include overseeing development and execution of ReNew India’s solar power projects. Mr. Varghese has over 12 years of experience in the solar energy sector. Prior to joining ReNew India, Mr. Varghese worked with Lanco Group for over nine years where he held various leadership positions, including as their Chief Operating Officer. Prior to joining Lanco Group, Mr. Varghese worked in the field of investment banking. Mr. Varghese holds a bachelor’s degree in technology in the field of Metallurgy from the Indian Institute of Technology, Kanpur, India and a post graduate diploma in management from the Indian Institute of Management, Ahmedabad India.

Mayank Bansal is ReNew India’s Chief Commercial Officer since 2018. Mr. Bansal’s responsibilities include strategy, business development, incubation and growth of new businesses, overseeing business performance and operations, as well as leading government relations and policy advocacy efforts. Mr. Bansal has over 20 years of consulting experience, and before joining ReNew India, he worked at Hindustan Lever, McKinsey and A T Kearney. Mr. Bansal holds a bachelor’s degree in technology from Indian Institute of Technology, Mumbai, India and master’s degree in business administration from the Indian School of Business, Hyderabad, India.

Composition of ReNew Global’s Board

Upon Closing of the Business Combination and until the date that is at least two years following Closing, pursuant to the ReNew Global Shareholders Agreement and the ReNew Global A&R Articles, ReNew Global’s board will consist of up to 11 directors, being (A) six independent directors, of which at least two will be female directors, satisfying the independence requirements of Nasdaq and (B) five directors appointed and maintained in office by each of the Shareholders Agreement Investors in accordance with the below.

Pursuant to the Shareholders Agreement and the ReNew Global A&R Articles, for at least two years after Closing of the Business Combination, the Founder Investors (acting together), GSW, Platinum Cactus, CPP Investments and RMG Sponsor II will be entitled to appoint one director, and following the date that is two years after Closing of the Business Combination, each of the Founder Investors (acting together), GSW, Platinum Cactus and CPP Investments will continue to have the right to appoint one director for so long as they hold ReNew Global Shares and ReNew India Ordinary shares that represent a certain threshold Effective Interest, or, with respect to the Founder Investors, for so long as the Founder is the Chief Executive Officer or Chairman of “ReNew group”, which is defined to include ReNew Global and its subsidiaries immediately following the Closing of the Business Combination. Pursuant to the Shareholders Agreement and the ReNew Global A&R Articles, so long as the Founder is the Chief Executive Officer or Chairman of ReNew group, the Founder Investors’ appointed director will be the founder director. Each of JERA (during the period commencing on the Closing Date until the second anniversary of the Closing Date), RMG II (for so long as RMG II, together with its affiliates, holds at least 40% of the Effective Interest held by RMG II as of the Closing Date (disregarding dilution resulting from certain share issuances by ReNew Global)) and the Founder (for so long as the Founder Investors, together with their affiliates, hold at least 40% of the Effective Interest held by the Founder Investors as of the Closing Date (disregarding dilution resulting from certain share issuances by ReNew Global)) will have the right to appoint one individual as an observer on the Board and to remove such individual so appointed and to appoint another individual in that individual’s place. See “Certain relationships with related party transactions—ReNew India’s related party transactions—Shareholders Agreement” for more details.

The authorized number of directors on the ReNew Global Board may be changed from time to time by resolution of the ReNew Global Board, except that, pursuant to the ReNew Global Shareholders Agreement and the ReNew Global A&R Articles, for so long as the ReNew Global Shareholders Agreement remains in effect, the maximum number of directors will remain at 11, and any action of the ReNew Global Board to increase or decrease such size will require the prior written consent of each Shareholders Agreement Investor that has the right, at such time, to appoint a director.

Term of Office for Directors

Each director will hold office until his or her retirement, resignation or removal in accordance with ReNew Global’s articles, as the case may be., except that, pursuant to the ReNew Global Shareholders Agreement and the ReNew Global A&R Articles, each director appointed by a Shareholders Agreement Investor with a director appointment right may only be removed, and such vacancy created by the retirement, resignation, removal or death of such director may only be filled, by the Shareholders Agreement Investor that appointed such director for so long as such Shareholders Agreement Investor has such director appointment right pursuant to the ReNew Global Shareholders Agreement.

Family Relationships

There are no family relationships between any of ReNew Global’s executive officers and directors or director nominees.

Duties of Directors

Under English law, ReNew Global’s directors owe certain duties towards ReNew Global, including duties to act in a way they consider, in good faith, would be most likely to promote the success of ReNew Global for the benefit of its members as a whole, to exercise reasonable care, skill and diligence, to exercise independent judgment, to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of ReNew Global, to act in accordance with ReNew Global’s constitution and only exercise his or her powers for the purposes for which they are conferred, to exercise independent judgment, to exercise reasonable care, skill and diligence, not to accept benefits from a third party conferred by reason of his or her being a director or doing, or not doing, anything as a director and a duty to declare any interest that he or she has, whether directly or indirectly, in a proposed or existing transaction or arrangement with ReNew Global. Without prejudice to the foregoing, pursuant to the ReNew Global Shareholders Agreement and the ReNew Global A&R Articles, ReNew Global has expressly agreed that no director appointed by a Shareholders Agreement Investor will have the duty to provide or offer to ReNew Global any information or opportunity which arises in any other capacity.

Committees of the ReNew Global Board

Pursuant to the ReNew Global Shareholders Agreement and the ReNew Global A&R Articles, the ReNew Global Board will have four committees: an audit committee, a remuneration committee, a nominations committee and a finance and operations committee. ReNew Global intends to adopt revised charters for each committee prior to the completion of this offering. Each committee’s members and functions will be as described below.

As permitted by the listing requirements of Nasdaq, ReNew Global has also opted out of the requirements of Nasdaq Listing Rule 5605(d), which requires, among other things, an issuer to have a compensation committee that consists entirely of independent directors and Nasdaq Listing Rule 5605(e), which requires independent director oversight of director nominations.

Audit Committee

Pursuant to the ReNew Global Shareholders Agreement and the ReNew Global A&R Articles, ReNew Global’s audit committee will consist of three (3) independent directors. At the time of Closing of the Business Combination, the initial members of ReNew Global’s audit committee will be Manoj Singh, Vanitha Narayanan, and Michelle Robyn Grew. Mr. Singh will be the chairperson of the committee. Each committee member will satisfy the independence requirements of Nasdaq and the independence requirements of Rule 10A-3 under the Exchange Act. The ReNew Global Board has determined that Mr. Singh qualifies as an audit committee financial expert within the meaning of the SEC rules. ReNew Global’s audit committee will consist solely of independent directors following ReNew Global’s initial public offering. ReNew Global’s audit committee will be responsible for, among other things:

•	overseeing the work of ReNew Global’s independent auditors;

•	regularly reviewing the independence of ReNew Global’s independent auditors.

•	reviewing and approving all related party transactions on an ongoing basis;

•	reviewing and discussing ReNew Global’s financial statements with management and ReNew Global’s independent auditors;

•	periodically reviewing and reassessing the adequacy of ReNew Global’s audit committee charter;

•	considering the adequacy of ReNew Global’s internal accounting controls;

•	reviewing the scope and design, implementation and evaluation of ReNew Global’s internal audit function and the performance of the internal audit function;

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establishing procedures for the receipt, retention and treatment of complaints received from ReNew Global’s personnel regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by ReNew Global’s personnel of concerns regarding questionable accounting or auditing matters;

•	meeting separately and periodically with management and ReNew Global’s internal and independent auditors;

•	reviewing ReNew Global’s code of ethics annually;

•	reporting regularly to ReNew Global’s full board of directors; and

•	carrying out such other matters that are specifically delegated to the audit committee by the ReNew Global Board from time-to-time.

Remuneration Committee

Pursuant to the ReNew Global Shareholders Agreement and the ReNew Global A&R Articles, ReNew Global’s remuneration committee will consist of three (3) directors: (i) one independent director (who will be the chairperson of the remuneration committee), (ii) one director appointed by a Shareholders Agreement Investor that has a director appointment right pursuant to the ReNew Global Shareholders Agreement and (iii) the director appointed by the Founder Investors, in the case of (ii) and (iii) above, for so long as the Shareholders Agreement Investors and the Founder Investors, as applicable, have a director appointment right pursuant to the ReNew Global Shareholders Agreement. At the time of completion of this offering, the initial members of ReNew Global’s remuneration committee will be Mr. Manoj Singh, Mr. Michael Bruun and Mr. Sumant Sinha, and Mr. Singh will be the chairperson. ReNew Global’s remuneration committee will be responsible for, among other things:

•	overseeing ReNew Global’s overall compensation structure, philosophy, policies and programs;

•	reviewing and approving the compensation for ReNew Global’s executive officers;

•	reviewing and approving ReNew Global’s executive officers’ employment agreements;

•	administering ReNew Global’s executive compensation programs and employee stock option plans in accordance with the terms thereof; and

•	carrying out such other matters that are specifically delegated to the remuneration committee by the ReNew Global Board from time-to-time.

Nomination Committee

Pursuant to the ReNew Global Shareholders Agreement and the ReNew Global A&R Articles, ReNew Global’s nomination committee will consist of three (3) directors: (i) one independent director (who will be the chairperson of the nomination committee), (ii) one director appointed by a Shareholders Agreement Investors that has a director appointment right pursuant to the ReNew Global Shareholders Agreement and (iii) the director appointed by the Founder Investors, in the case of (ii) and (iii) above, for so long as the Shareholders Agreement Investor and the Founder Investors, as applicable, have a director appointment right pursuant to the ReNew Global Shareholders Agreement. At the time of Closing of the Business Combination, the initial members of ReNew Global’s nomination committee will be, Sir Sumantra Chakrabarti, Mr. Anuj Girotra and Mr. Sumant Sinha and Mr. Chakrabarti will be the chairperson. ReNew Global’s nomination committee will be responsible for, among other things:

•	developing the criteria and qualifications for membership on the ReNew Global Board;

•	recruiting, reviewing, nominating and recommending candidates for election to, or to fill vacancies on, the ReNew Global Board;

•	periodically reviewing management development and succession plans for ReNew Global’s executive officers, and such other officers and employees;

•	overseeing the periodic self-evaluations of the ReNew Global Board; and

•	carrying out such other matters that are specifically delegated to the nomination committee by the ReNew Global Board from time-to-time.

Finance and Operations Committee

Pursuant to the ReNew Global Shareholders Agreement and the ReNew Global A&R Articles, ReNew Global’s finance and operations committee will consist of five (5) members: (i) one independent director, (ii) one director appointed by each Shareholders Agreement Investor that holds an Effective Interest equal to or greater than 10% and that has a director appointment right pursuant to the ReNew Global Shareholders Agreement and (iii) the director appointed by the Founder Investors, in the case of (ii) and (iii) above, for so long as the Shareholders Agreement Investors and the Founder Investor, as applicable, have a director appointment right pursuant to the ReNew Global Shareholders Agreement. At the time of completion of this offering, the initial members of ReNew Global’s finance and operations committee will be, Mr. Sumant Sinha, Mr. Robert S. Mancini, Mr. Michael Bruun, Mr. Anuj Girotra, and Mr. Projesh Banerjea, and Mr. Sinha will be the chairperson of the committee. ReNew Global’s finance and operations committee will be responsible for, among other things, approving all types of borrowings of ReNew Global; creation of any type of security in favor of financial institutions and the incorporation of subsidiaries and special purpose vehicles for the purposes of investments.

Code of Ethics

ReNew Global will adopt a Code of Ethics that applies to all of its employees, officers, and directors. The full text of ReNew Global’s Code of Ethics will be posted on its website at https://renewpower.in/. ReNew Global intends to disclose on its website any future amendments of the Code of Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or ReNew Global’s directors from provisions in the Code of Ethics.

ReNew Global’s Executive Officer and Director Compensation Following the Business Combination

Following the Business Combination, ReNew Global’s remuneration committee will be charged with recommending compensation packages for its executive officers to the ReNew Global Board.

The primary objective of ReNew Global’s executive compensation program is to attract, motivate, reward and retain the talent needed to achieve its business objectives and also enable these individuals to have greater involvement with, and share in, ReNew Global’s future growth. Compensation arrangements for ReNew Global’s executive officers have been designed to align a portion of their compensation with the achievement of business objectives and growth strategy. Bonus payments for certain of ReNew Global’s executive officers are determined with respect to a given fiscal year based on quantitative and qualitative goals set for ReNew Global as a whole, as well as on the basis of individual performance. Bonus payments are determined on certain parameters determined by the board which are subject to change.

Compensation of Senior Management and Directors

For the year ended March 31, 2021, the aggregate compensation paid to members of ReNew India’s board of directors and its executive officers for service in all capacities was Rs. 310.36 million. This amount includes approximately Rs. 16.69 million set aside or accrued to provide pension, severance, retirement and similar benefits to ReNew India’s executive officers and directors.

As of March 31, 2021, options to purchase an aggregate of 1,06,28,580 shares granted to ReNew India’s directors and executive officers were outstanding under its equity incentive plans with a weighted average exercise price of Rs. 342.33 per share, and such options expire 10 years after the date of grant.

Following the Closing of the Business Combination, ReNew Global intends to pay each of ReNew Global’s non-employee directors an annual cash retainer of up to $100,000, which may be an equity award with equivalent value in lieu of cash as opted by the non-employee directors, as well as an annual award in the form of restricted share units, or “RSUs,” with a grant date value of $150,000, to be issued under the 2021 Plan (described below). ReNew Global also intends to reimburse its directors for expenses arising from their board membership.

Sumant Sinha Employment Agreement

Sumant Sinha’s employment with ReNew Global will be governed by an employment agreement, which will become effective on the date of the Closing of the Business Combination. Pursuant to the employment agreement, Mr. Sinha will serve as the Chairman and Chief Executive Officer of ReNew group. The employment agreement entitles Mr. Sinha to receive an annual base salary equal to $781,000 and a target bonus equal to $616,000 and a maximum target bonus of $781,000, payable based on the achievement of certain EBITDA performance goals. Under the employment agreement, if ReNew Global terminates Mr. Sinha without “cause” or Mr. Sinha resigns for “good reason” (as each such term is defined in the employment agreement) other than in connection with a change in control of the company, subject to Mr. Sinha’s execution of a release of claims in favor of the company, Mr. Sinha will be entitled to receive (i) 12 months’ base salary, (ii) a prorated portion of his annual bonus for the year of termination, (iii) continued medical coverage paid by the company for 12 months following such qualifying termination and (iv) accelerated granting and vesting of options in accordance with the 2021 Plan and Mr. Sinha’s option grants, described below. If such qualifying termination occurs within 12 months following a change in control of the company, subject to Mr. Sinha’s execution of a release of claims in favor of the company, Mr. Sinha will be entitled to receive (i) 18 months’ base salary and target bonus, (ii) continued medical coverage paid by the company for 18 months’ following his termination and (iii) accelerated granting and vesting of options in accordance with the 2021 Plan and Mr. Sinha’s option grants, described below. The employment agreement also subjects Mr. Sinha to restrictive covenants, including non-competition, non-solicitation of customers and employees, non-dealing and non-hire, in each case, lasting for 12 months following Mr. Sinha’s qualifying termination of employment.

Employment Agreement of Executive Officers other than Sumant Sinha

The employment agreements of ReNew Global’s executive officers is governed by Indian law. The agreements may be termined by either party with a prior written notice of 90 days. ReNew India also reserves the right to terminate the employment with immediate effect without any compensation or notice, on account of any act which may constitute ‘misconduct’ under ReNew Global’s policies or applicable laws. Executive officers are entitled to a monthy compensation and stock options. For more details on their compensation, see “Compensation for Senior Management and Directors” above and “Equity Compensation” below.

In addition these executive officers, will be subject to a lock up under the terms of the Registration Rights, Coordination and Put Option Agreement for a period of one (1) year following the Closing Date, which ReNew Global, in its discretion, may reduce to nine (9) months.

Equity Compensation

2021 Incentive Award Plan

Effective the day prior to the first public trading date of the ReNew Global Class A Shares, ReNew Global intends to adopt and its shareholders will have approved the 2021 Incentive Award Plan, or the 2021 Plan, under which ReNew Global may grant cash and equity-based incentive awards to eligible employees in order to attract, retain and motivate the persons who make important contributions to it. The material terms of the 2021 Plan are summarized below.

Eligibility and administration

ReNew Global’s and its subsidiaries’ employees and will be eligible to receive awards under the 2021 Plan. The 2021 Plan will be administered by the ReNew Global Board, which may delegate its duties and responsibilities to one or more committees of its directors and/or officers (referred to collectively as the plan administrator below), subject to the limitations imposed under the 2021 Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. The plan administrator will have the authority to take all actions and make all determinations under the 2021 Plan, to interpret the 2021 Plan and award agreements and to adopt, amend and repeal rules for the administration of the 2021 Plan as it deems advisable. The plan administrator will also have the authority to grant awards, determine which eligible employees receive awards and set the terms and conditions of all awards under the 2021 Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the 2021 Plan.

Shares available for awards

An aggregate of 65,031,660 ordinary shares will initially be available for issuance under the 2021 Plan. Shares issued under the 2021 Plan may be authorized but unissued shares, shares purchased on the open market or treasury shares.

If an award under the 2021 Plan expires, terminates, is settled for cash, is canceled without having been fully exercised or is forfeited, any unused shares subject to the award will, as applicable, become or again be available for new grants under the 2021 Plan. Awards granted under the 2021 Plan in substitution for any options or other share or share-based awards granted by an entity before the entity’s merger or consolidation with ReNew Global or acquisition of the entity’s property or share will not reduce the shares available for grant under the 2021 Plan, but may count against the maximum number of shares that may be issued upon the exercise of incentive share options.

Awards

The 2021 Plan provides for the grant of share options, including incentive share options, or “ISOs,” and nonqualified share options, or “NSOs,” share appreciation rights, or “SARs,” restricted share, RSUs, and other share or cash based awards. All awards under the 2021 Plan will be set forth in award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. A brief description of each award type follows.

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Share Options and SARs. Share options provide for the purchase of shares of ReNew Global’s shares in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from ReNew Global an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The plan administrator will determine the number of shares covered by each option and SAR, the exercise price of each option and SAR and the conditions and limitations applicable to the exercise of each option and SAR. The exercise price of an option or SAR will not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant shareholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of an option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant shareholders).

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Restricted Share and RSUs. Restricted share is an award of nontransferable ordinary shares that remain forfeitable unless and until specified conditions are met and which may be subject to a purchase price. RSUs are contractual promises to deliver ReNew Global’s shares in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on ReNew Global’s shares prior to the delivery of the underlying shares. The plan administrator may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to restricted share and RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the 2021 Plan.

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Other Share or Cash Based Awards. Other share or cash-based awards are awards of cash, fully vested ordinary shares and other awards valued wholly or partially by referring to, or otherwise based on, ordinary shares or other property. Other share or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled. The plan administrator will determine the terms and conditions of other share or cash-based awards, which may include any purchase price, performance goal, transfer restrictions and vesting conditions.

Performance criteria

The plan administrator may select performance criteria for an award to establish performance goals for a performance period.

Certain transactions

In connection with certain corporate transactions and events affecting ReNew Global’s shares, including a change in control, or change in any applicable laws or accounting principles, the plan administrator has broad discretion to take action under the 2021 Plan in relation to employees other than the CEO to prevent the dilution or enlargement of intended benefits, facilitate the transaction or event or give effect to the change in applicable laws or accounting principles. This includes canceling awards for cash or property, accelerating the vesting of awards, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares subject to outstanding awards and/or with respect to which awards may be granted under the 2021 Plan and replacing or terminating awards under the 2021 Plan. In the case of the CEO, the consequences of change in control would be as set out in his employment agreement. In addition, in the event of certain non-reciprocal transactions with ReNew Global’s shareholders, the plan administrator will make equitable adjustments to awards outstanding under the 2021 Plan as it deems appropriate to reflect the transaction.

If, upon a change in control, any options held by officers of the Company are not assumed by the successor entity, such options will accelerate and vest immediately upon the closing of the transaction constituting a change in control.

Plan amendment and termination

The ReNew Global Board may amend or terminate the 2021 Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the 2021 Plan, may materially and adversely affect an award outstanding under the 2021 Plan without the consent of the affected participant and shareholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. Further, the plan administrator may not and shall not have the right to, without the approval of ReNew Global’s shareholders, amend any outstanding share option or SAR to reduce its price per share. The 2021 Plan will remain in effect until the tenth anniversary of its effective date, unless earlier terminated by the ReNew Global Board. No awards may be granted under the 2021 Plan after its termination.

Claw-back provisions, transferability and participant payments

All awards will be subject to any company claw-back policy as may be set forth in such claw-back policy or the applicable award agreement. Except as the plan administrator may determine or provide in an award agreement, awards under the 2021 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the 2021 Plan and exercise price obligations arising in connection with the exercise of share options under the 2021 Plan, the plan administrator may, in its discretion, accept cash, wire transfer or check, ordinary shares that meet specified conditions, a promissory note, a “market sell order,” such other consideration as the plan administrator deems suitable or any combination of the foregoing.

Sumant Sinha Option Grants

Immediately following the Closing of the Business Combination, Mr. Sinha will be granted an option to purchase Class A Shares of the Company representing 5% of the fully diluted outstanding beneficial shares, which we refer to as the Sinha Option. The Sinha Option will have an exercise price per Class A Share equal to $10.00 and will vest with respect to 6.25% of the Sinha Option in the first quarter immediately following the Closing of the Business Combination and with respect to an additional 6.25% of the Sinha Option each quarter thereafter until the Sinha Option is fully vested. The Sinha Option will accelerate and vest in the event of Mr. Sinha’s termination of employment other than by the Company for cause or by Mr. Sinha without good reason (as such terms are defined in Mr. Sinha’s employment agreement) or in the event of a change in control (as defined in the 2021 Plan) to which Mr. Sinha objects in writing. Additionally, Mr. Sinha will be eligible for options to purchase ReNew Global Class A Shares representing up to 1% of the fully diluted outstanding beneficial shares as of the date immediately following the closing of the Business Combination on each of the 1st, 2nd, 3rd and 4th anniversary of the closing of the Business Combination, subject to certain time-based and performance-based vesting conditions.

Management Option Grants

Immediately following the Closing of the Business Combination, certain members of management will be granted an option to purchase Class A Shares of the Company representing an aggregate of 2.5% of the fully diluted outstanding beneficial shares, which we refer to as the Management Options. The Management Options will have an exercise price per Class A Share equal to $10.00 and will vest with respect to 12.5% of the Class A Shares subject to each grant in the first quarter immediately following the Closing of the Business Combination and with respect to an additional 12.5% of the Class A Shares subject to each grant each quarter thereafter until the applicable Management Option is fully vested, subject to the employee’s continuous employment through each such vesting date. Each Management Option will accelerate and vest in the event of the employee’s termination of employment other than by the Company for cause or by the employee without good reason (with such terms having the same meaning as provided in Mr. Sinha’s employment agreement).

Non-Employee 2021 Incentive Award Plan

Effective the day prior to the first public trading date of the ReNew Global Class A Shares, ReNew Global intends to adopt and its shareholders will have approved the Non-Employee 2021 Incentive Award Plan, or the "Non-Employee 2021 Plan", under which ReNew Global may grant cash and equity based incentive awards to eligible non-employee directors and eligible non-employee service providers in order to attract, retain and motivate the persons who make important contributions to it. The material terms of the Non-Employee 2021 Plan are summarized below.

Eligibility and administration

ReNew Global’s and its subsidiaries’ non-employee directors and eligible non-employee service providers will be eligible to receive awards under the Non-Employee 2021 Plan. The Non-Employee 2021 Plan will be administered by the ReNew Global Board, which may delegate its duties and responsibilities to one or more committees of its directors and/or officers (referred to collectively as the plan administrator below), subject to the limitations imposed under the Non-Employee 2021 Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. The plan administrator will have the authority to take all actions and make all determinations under the Non-Employee 2021 Plan, to interpret the Non-Employee 2021 Plan and award agreements and to adopt, amend and repeal rules for the administration of the Non-Employee 2021 Plan as it deems advisable. The plan administrator will also have the authority to grant awards, determine which eligible non-employee directors or non-employee service providers receive awards and set the terms and conditions of all awards under the Non-Employee 2021 Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the Non-Employee 2021 Plan.

Shares available for awards

An aggregate of 300,000 ordinary shares will initially be available for issuance under the Non-Employee 2021 Plan; provided that in no event shall the aggregate number of ordinary shares issued under the Non-Employee 2021 Plan exceed a number equal to (i) the number of ordinary shares available for issuance under the 2021 Incentive Award minus (ii) the number of ordinary share issued under the Non-Employee 2021 Plan. Shares issued under the Non-Employee 2021 Plan may be authorized but unissued shares, shares purchased on the open market or treasury shares.

If an award under the Non-Employee 2021 Plan expires, terminates, is settled for cash, is canceled without having been fully exercised or is forfeited, any unused shares subject to the award will, as applicable, become or again be available for new grants under the Non-Employee 2021 Plan. Awards granted under the Non-Employee 2021 Plan in substitution for any options or other share or share based awards granted by an entity before the entity’s merger or consolidation with ReNew Global or acquisition of the entity’s property or shares will not reduce the shares available for grant under the Non-Employee 2021 Plan.

Awards

The Non-Employee 2021 Plan provides for the grant of share options, share appreciation rights, restricted shares, RSUs and other share or cash based awards. All awards under the Non-Employee 2021 Plan will be set forth in award agreements, which will detail the terms and conditions of awards, including any applicable vesting terms. A brief description of each award type is as follows:

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Share Options and SARs. Share options provide for the purchase of shares of ReNew Global’s shares in the future at an exercise price set on the grant date. SARs entitle their holder, upon exercise, to receive from ReNew Global an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The plan administrator will determine the number of shares covered by each option and SAR, the exercise price of each option and SAR and the conditions and limitations applicable to the exercise of each option and SAR. The term of a share option or SAR may not be longer than ten years.

•

Restricted Shares and RSUs. Restricted shares are an award of nontransferable ordinary shares that remain forfeitable unless and until specified conditions are met and which may be subject to a purchase price. RSUs are contractual promises to deliver ReNew Global’s shares in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on ReNew Global’s shares prior to the delivery of the underlying shares. The plan administrator may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to restricted shares and RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the Non-Employee 2021 Plan.

•

Other Share or Cash Based Awards. Other share or cash based awards are awards of cash, fully vested ordinary shares and other awards valued wholly or partially by referring to, or otherwise based on, ordinary shares or other property. Other share or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled. The plan administrator will determine the terms and conditions of other share or cash based awards, which may include any purchase price, performance goal, transfer restrictions and vesting conditions.

Certain transactions

In connection with certain corporate transactions and events affecting ReNew Global’s shares, including a change in control, or change in any applicable laws or accounting principles, the plan administrator has broad discretion to take action under the Non-Employee 2021 Plan in relation to non-employee directors to prevent the dilution or enlargement of intended benefits, facilitate the transaction or event or give effect to the change in applicable laws or accounting principles. This includes canceling awards for cash or property, accelerating the vesting of awards, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares subject to outstanding awards and/or with respect to which awards may be granted under the Non-Employee 2021 Plan and replacing or terminating awards under the Non-Employee 2021 Plan. In addition, in the event of certain non-reciprocal transactions with ReNew Global’s shareholders, the plan administrator will make equitable adjustments to awards outstanding under the Non-Employee 2021 Plan as it deems appropriate to reflect the transaction.

If, upon a change in control, any awards issued under the Non-Employee 2021 Plan are not assumed by the successor entity, such awards will accelerate and vest immediately upon the closing of the transaction constituting a change in control.

Plan amendment and termination

The ReNew Global Board may amend or terminate the Non-Employee 2021 Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the Non-Employee 2021 Plan, may materially and adversely affect an award outstanding under the Non-Employee 2021 Plan without the consent of the affected participant and shareholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. The Non-Employee 2021 Plan will remain in effect until the tenth anniversary of its effective date, unless earlier terminated by the ReNew Global Board. No awards may be granted under the Non-Employee 2021 Plan after its termination.

Claw back provisions, transferability and participant payments

All awards will be subject to any company claw back policy as may be set forth in such claw back policy or the applicable award agreement. Except as the plan administrator may determine or provide in an award agreement, awards under the Non-Employee 2021 Plan are generally non transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the Non-Employee 2021 Plan, the plan administrator may, in its discretion, accept cash, wire transfer or check, ordinary shares that meet specified conditions, a "market sell order," or any combination of the foregoing.

Outstanding Options at ReNew India immediately Prior to the Business Combination

Effective as of the Closing of the Business Combination, the ReNew 2018 Employee Stock Option Plan and all options issued thereunder shall be terminated. During the period commencing on the signing of the Business Combination Agreement until the Closing of the Business Combination, holders of vested options issued under the ReNew 2018 Employee Stock Option Plan are entitled to exercise any portion of such vested options and immediately following such exercise, sell to ReNew Global at a price per share equal to $8.29.

As of the Closing, the Company Benefit Plan shall terminate and the Company Stock Options issued thereunder shall, to the extent then outstanding and unexercised as of the Closing Date shall automatically, be deemed forfeited. The Business Combination Agreement provides for a mechanism under which Ex-Employees holding vested Company Stock Options may exercise, during the Minority Option Period, all (and not some only) of the vested Company Stock Options held by such person and receive ReNew India Ordinary Shares pursuant to such exercise after, but by no later than five (5) Business Days of, the Closing Date and, immediately following the exercise of such option, sell to ReNew Global all such ReNew India Ordinary Shares held by such person at a certain price and subject to certain conditions, such sale to be completed after, but by no later than two Business Days of, the date of such exercise. Additionally, during the Minority Option Period, each Ex-Employee may sell to ReNew Global all such ReNew India Ordinary Shares held by such holder at a certain price, and ReNew Global shall, at the option of the Ex-Employee either (i) purchase, all such ReNew Ordinary Shares held by such holder at a certain price, subject to applicable law, and such sale shall complete on the Closing Date or (ii) issue to such Ex-Employee 0.8289 of ReNew Global Class A Shares or 0.8289 ReNew Global Class C Shares (as elected by the Ex-Employee) for each ReNew India Ordinary Share held by such Ex-Employee. Further, during the Minority Option Period, each employee of ReNew India or its Subsidiaries (other than the Founder and his Affiliates) may sell to ReNew Global all such ReNew India Ordinary Shares held by such holder, and ReNew Global shall, at the option of the employee, either (i) issue to such employee 0.8289 ReNew Global Class A Shares or 0.8289 ReNew Global Class C Shares (as elected by such employee) for each ReNew India Ordinary Share held by such employee, or (ii) (A) purchase all such ReNew India Ordinary Shares held by such employee at a certain price per ReNew India Ordinary Share, subject to applicable law, and such sale shall complete on the Closing Date and (B) if such employee has sold its ReNew India Ordinary Shares to ReNew Global, issue to such holder the number of ReNew Global Share Entitlements in accordance with the terms of the Business Combination Agreement.

From (and including) the Closing Date, ReNew Global shall issue such number ReNew Global Share Entitlements to employees of ReNew Global, ReNew India or their respective Subsidiaries, and on such terms and conditions as may be determined in accordance with the principles set out in the Business Combination Agreement, subject to certain conditions.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of RMG II’s voting shares prior to the consummation of the Business Combination and PIPE Investment and (ii) the expected beneficial ownership of ReNew Global’s voting shares immediately following the consummation of the Business Combination and the PIPE Investment, assuming a “no redemption” scenario and assuming a “maximum redemption” scenario as described below, by:

•

each person who is known to be, or is expected to be following the consummation of the Business Combination and the PIPE Investment, the beneficial owner of more than 5% of ReNew Global’s voting shares;

•	each of RMG II’s current officers and directors;

•	each person who will become a named executive officer or director of ReNew Global following the consummation of the Business Combination and the PIPE Investment; and

•

all current officers and directors of RMG II, as a group, and all executive officers and directors of ReNew Global following the consummation of the Business Combination and the PIPE Investment, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, provided that any person who acquires any such right with the purpose or effect of changing or influencing the control of the issuer, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition shall be deemed to be the beneficial owner of the securities which may be acquired through the exercise of such right. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

RMG II’s authorized and issued share capital currently consists of RMG II Class A shares and RMG II Class B shares. The beneficial ownership of RMG II’s voting shares prior to the consummation of the Business Combination and the PIPE Investment is based on 34,500,000 RMG II Class A shares and 8,625,000 RMG II Class B shares issued and outstanding in the aggregate. The RMG II Class A Shares were issued as part of the RMG II Units, which consist of one RMG II Class A Share and one-third of one RMG II Warrant. The total number of RMG II Warrants outstanding, comprised of RMG II Warrants issued as part of the RMG II Units and RMG II Warrants issued as part of RMG II’s Private Placement, is 15,651,807 RMG II Warrants.

Following the Closing, ReNew Global’s authorized share capital will consist of ReNew Global Class A Shares, ReNew Global Class B Shares, ReNew Global Class C shares and ReNew Global Class D Shares. The ReNew Global Class C Shares will not be entitled to any voting rights on matters submitted to shareholders for a vote. See “Description of ReNew Global’s Securities.”

The expected beneficial ownership of ReNew Global’s voting shares set out below following the closing of the Business Combination and the PIPE Investment reflects the following assumptions:

•	at Closing, ReNew Global issues and allots one ReNew Global Class A Share for each RMG II Class A Share and each RMG II Class B Share;

•	at Closing, each RMG II Warrant is adjusted to become a warrant to purchase 1.0917589 ReNew Global Class A shares;

•	at Closing, the PIPE Investors purchase ReNew Global Class A Shares pursuant to the Subscription Agreement in connection with the PIPE Investment;

•

at Closing, ReNew Global issues and allots ReNew Global Class A shares to CPP Investments, Platinum Cactus, JERA and SACEF in exchange for the transfer to ReNew Global of certain ReNew India Ordinary Shares they hold;

•

at Closing, ReNew Global issues and allots ReNew Global Class A and ReNew Global Class C Shares to GSW in exchange for the transfer to ReNew Global of certain ReNew India Ordinary Shares they hold. Under the Business Combination Agreement, GSW has the right to elect the class of ReNew Global shares it will receive by providing a notice of up to two business days prior to Closing;

•

at Closing, ReNew Global issues and allots ReNew Global Class A Shares to Platinum Cactus in exchange for the transfer to ReNew Global by Platinum Cactus of ReNew India Ordinary Shares received by Platinum Cactus upon the conversion of its CCPS;

•

ReNew Global issues and allots to CPP Investments (or its nominee) ReNew Global Class A Shares in exchange for the transfer to ReNew Global by CPP Investments of ReNew India Ordinary Shares received by CPP Investments upon the conversion of its CCPS (which issuance may occur on such date after the Closing as determined by CPP Investments). The ReNew Global Class D Share held by CPP Investments shall cease to have any voting rights or rights to dividends and other distributions immediately upon the transfer and contribution to ReNew Global of all of the ReNew India Ordinary Shares held by CPP Investments in exchange for ReNew Global Class A Shares. ReNew Global may redeem and cancel the ReNew Global Class D Share for nominal value as soon as reasonably practicable after such transfer and contribution;

•	ReNew Global issues and allots ReNew Global Class C Shares to GSW in exchange for ReNew India Ordinary Shares received by GSW upon the conversion of its CCPS;

•

ReNew Global issues and allots one ReNew Global Class B Share to the Founder Investor and grants the Founder Investor the Put Option to sell to ReNew Global the ReNew India Ordinary Shares the Founder Investor owns. For further details on the Put Option see “Certain Relationships and Related Person Transactions—Renew India related party transactions—Registration Rights, Coordination and Put Option Agreement”;

•	grants made by ReNew Global under its equity incentive plan to any of its directors or executive officers are exercisable within 60 days; and

•	RMG II Adjusted Warrants are not exercisable within 60 days,

and further assumes two scenarios:

•	a “no redemption” scenario where no shareholders of RMG II exercise their redemption rights with respect to their RMG II Class A shares upon consummation of the Business Combination; and

•

a “maximum redemption” scenario where the maximum number of RMG II Class A Shares (based on RMG II’s estimate of the number of public RMG II Class A shares that could be redeemed in connection with the Business Combination in order to meet the Minimum Cash Condition under the Business Combination Agreement at approximately $10.00 per share (based on RMG II’s Trust Account figures as of July 20, 2021) and the requirement that RMG II will only proceed with the Business Combination if it will have net tangible assets of at least $5.0 million either immediately prior to or upon consummation of the Business Combination) are redeemed in connection with the Business Combination.

Based on the foregoing assumptions, there would be the following voting shares of ReNew Global in issuance immediately following the consummation of the Business Combination and PIPE Investment: 283,012,813 ReNew Global Class A Shares, one ReNew Global Class B Share, 105,441,472 ReNew Global Class C Shares and one ReNew Global Class D Share in the “no redemption” scenario; and 283,012,813 ReNew Global Class A Shares, one ReNew Global Class B Share, 105,441,472 ReNew Global Class C Shares and one ReNew Global Class D Share in the “maximum redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures reflected in the table that follows on a post-Business Combination and post-PIPE Investment basis, will be different.

Unless otherwise indicated, RMG II and ReNew Global believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting shares beneficially owned by them.

Unless otherwise indicated, the business address of each of the individuals from ReNew Global is Commercial Block-1, Zone 6, Golf Course Road, DLF City Phase-V, Gurugram-122009, Haryana, India. Unless otherwise indicated, the business address of each of the individuals from RMG II is 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, Florida.

	Beneficial Ownership of RMG II			Beneficial Ownership of ReNew Global
	RMG II Class A Shares	RMG II Class B shares	% of RMG II shares	ReNew Global Class A Shares				ReNew Global Class B Shares
Beneficial Owner	Number	Number	%	Owned Following Business Combination, and PIPE Investment (assuming no redemptions)		Owned Following Business Combination and PIPE Investment (assuming maximum redemptions)		Owned Following Business Combination and PIPE Investment (assuming no redemptions)		Owned Following Business Combination and PIPE Investment (assuming maximum redemptions)
				Number	%	Number	%	Number	%	Number	%
Five Percent Holders of ReNew Global:
GSW(1)	—	—	—	21,766,529	7.7%	38,516,953	13.6%	—	—	—	—
CPP Investments(2)	—	—	—	54,213,369	18.4%	60,581,299	20.5%	—	—	—	—
Platinum Cactus(3)	—	—	—	53,370,916	18.9%	59,600,412	21.1%	—	—	—	—
JERA(4)	—	—	—	28,524,255	10.1%	28,524,255	10.1%	—	—	—	—
PIPE Investors	—	—	—	85,500,000	30.2%	85,500,000	30.2%	—	—	—	—

Directors and Executive Officers of ReNew Global post Business Combination
Vanitha Narayanan	—	—	—	—	—	—	—	—	—	—	—
Anuj Girotra	—	—	—	—	—	—	—	—	—	—	—
Manoj Singh	—	—	—	—	—	—	—	—	—	—	—
Michelle Robyn Grew	—	—	—	—	—	—	—	—	—	—	—
Michael Bruun	—	—	—	—	—	—	—	—	—	—	—
Sumantra Chakrabarti	—	—	—	—	—	—	—	—	—	—	—
Projesh Banerjea	—	—	—	—	—	—	—	—	—	—	—
Robert S. Mancini	—	8,625,000	20.0%	8,625,000	3.0%	8,625,000	3.0%	—	—	—	—
Sumant Sinha(5)(6)	—	—	—	*	*	*	*	1	100%	1	100%
D. Muthukumaran(6)	—	—	—	*	*	*	*	—	—	—	—
Mayank Bansal(6)	—	—	—	*	*	*	*	—	—	—	—
Sanjay Varghese(6)	—	—	—	*	*	*	*	—	—	—	—
Balram Mehta(6)	—	—	—	*	*	*	*	—	—	—	—

Five Percent Holders of RMG II:
RMG II Public Shareholders	34,500,000	—	40.0%	34,500,000	12.2%	4,625,041	1.6%	—
RMG Sponsor II(7)	—	8,625,000	20.0%	8,625,000	3.0%	8,625,000	3.0%	—	—	—	—

Directors and Executive Officers of RMG II prior to the Business Combination
D. James Carpenter(8)	—	8,625,000	20.0%	8,625,000	3.0%	8,625,000	3.0%	—	—	—	—
Robert S. Mancini(8)	—	8,625,000	20.0%	8,625,000	3.0%	8,625,000	3.0%	—	—	—	—
Philip Kassin(8)	—	8,625,000	20.0%	8,625,000	3.0%	8,625,000	3.0%	—	—	—	—
Wesley Sima	—	—	—	—	—	—	—	—	—	—	—
Craig Broderick	—	—	—	—	—	—	—	—	—	—	—
W. Grant Gregory	—	—	—	—	—	—	—	—	—	—	—
W. Thaddaeus Miller	—	—	—	—	—	—	—	—	—	—	—

*	Less than 1%.

(1)

GSW is owned by GS Capital Partners VI Fund, L.P., GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI Parallel, L.P., GS Capital Partners VI GmbH & Co. KG, MBD 2011 Holdings, L.P., Bridge Street 2011, L.P., Bridge Street 2011 Offshore, L.P., West Street Energy Partners, L.P., West Street Energy Partners Offshore Holding-B, L.P., West Street Energy Partners Offshore, L.P., MBD 2013, L.P. and MBD 2013 Offshore, L.P., or collectively, the “GSW Investors”. Affiliates of The Goldman Sachs Group, Inc. are the general partner, managing partner, managing member or investment manager of each of the GSW Investors. Michael Bruun is a Managing Director of an affiliate of The Goldman Sachs Group, Inc. and may be deemed to have beneficial ownership of the shares held by GSW, for the limited purpose of this disclosure in accordance with the SEC rules and regulations. Each of the GSW Investors and Michael Bruun disclaims beneficial ownership of all such shares, except to the extent of their pecuniary interest therein, if any. The Goldman Sachs Group, Inc. may be deemed to have beneficial ownership of the shares held by GSW, for the limited purpose of this disclosure in accordance with the SEC rules and regulations. The Goldman Sachs Group, Inc. disclaims beneficial ownership of all such shares, except to the extent of its pecuniary interest therein, if any. The address of GSW is Intercontinental Trust Ltd., Level 3, Alexander House, 35 Cybercity, Ebene, Mauritius. The address of the GSW Investors and The Goldman Sachs Group, Inc. is 200 West Street, New York, NY 10282. At Closing, ReNew Global issues and allots 21,766,529 ReNew Global Class A Shares and 105,441,472 ReNew Global Class C Shares to GSW in exchange for the transfer to ReNew Global of certain ReNew India Ordinary Shares they hold. Under the Business Combination Agreement, GSW has the right to elect the class of ReNew Global shares it will receive by providing a notice up to two business days prior to Closing. Any time after Closing until the later of August 1, 2021 and such time as certain other conditions under the Business Combination Agreement are satisfied, GSW shall transfer 14,825,749 ReNew India Ordinary Shares received by it upon the conversion of its CCPS to ReNew Global, in exchange for 12,289,241 ReNew Global Class C Shares.

(2)

Investment and voting power with regard to shares beneficially owned by CPP Investments rests with Canada Pension Plan Investment Board. John Graham is the President and Chief Executive Officer of Canada Pension Plan Investment Board and, in such capacity, may be deemed to have voting and dispositive power with respect to the shares of common stock beneficially owned by Canada Pension Plan Investment Board. Mr. Graham disclaims beneficial ownership over any such shares. The address for CPP Investments is One Queen Street East, Suite 2500, P.O. Box 101, Toronto, Ontario, M5C 2W5, Canada. At Closing, ReNew Global issues and allots one ReNew Global Class D Share for $100 and 41,867,691 ReNew Global Class A Shares. The ReNew Global Class D Share will represent a number of votes from time to time equal to the number of ReNew Global Class A Shares that would have been issued to CPP Investments and its affiliates if CPP Investments and its affiliates had exchanged the ReNew India Ordinary Shares that they hold at such time for ReNew Global Class A Shares at the exchange ratio under the Business Combination Agreement. Any time after Closing, CPP Investments may transfer 14,893,835 ReNew India Ordinary Shares received by CPP Investments upon the conversion of its CCPS to ReNew Global, in exchange for 12,345,678 ReNew Global Class A Shares. The ReNew Global Class D Share held by CPP Investments, shall cease to have any voting rights or rights to dividends and other distributions immediately upon the transfer and contribution to ReNew India of all of the ReNew India Ordinary Shares held by CPP Investments in exchange for ReNew Global Class A Shares. Accordingly, the table above reflects CPP Investments beneficial ownership of ReNew Global Class A Shares assuming CPP Investments has transferred all its ReNew India Ordinary Shares received by it upon the conversion of its CCPS in exchange for ReNew Global Class A Shares.

(3)

Platinum Cactus is a trust established under the laws of the Abu Dhabi Global Market by deed of settlement dated March 28, 2019 between Platinum Cactus and Platinum Hawk C 2019 RSC Limited. Platinum Hawk C 2019 RSC Limited is the trustee of Platinum Cactus A 2019 Trust. Platinum Hawk C 2019 RSC Limited is a wholly owned subsidiary of ADIA. ADIA is considered to be the beneficial owner of the common shared. The principal business address of ADIA is 211 Corniche Street, P.O. Box 3600, Abu Dhabi, United Arab Emirates 3600. The address of Platinum Hawk C 2019 RSC Limited is Level 26, Al Khatem Tower, Abu Dhabi Global Market Square, Al Maryah Island, Abu Dhabi, United Arab Emirates. ADIA is a public institution wholly owned by the Government of the Emirate of Abu Dhabi and subject to its supervision.

(4)

JERA Power RN B.V., a company organized under the laws of the Netherlands, and wholly owned subsidiary of JERA Co., Inc., having its registered office at De entrée 250, 1101EE Amsterdam, The Netherlands. Under SEC rules, JERA Co., Inc. may be deemed to have beneficial ownership of the shares held by JERA Power RN B.V. JERA Co., Inc., a company organized under the laws of Japan. JERA Co., Inc. is managed by a board of directors and because the board of directors acts by consensus/majority approval, none of the members of the JERA Co., Inc. board of directors has sole voting or dispositive power with respect to the securities of ReNew held by JERA. JERA Co., Inc, has its registered office at Nihonbashi Takashimaya Mitsui Building 25th Floor 2-5-1 Nihonbashi, Chuo-ku, Tokyo, 103-6125, Japan.

(5)

Represents 82 ReNew India Ordinary Shares held by Mr. Sinha directly in ReNew India and 15,591,850 ReNew India Ordinary Shares held by Mr. Sinha in ReNew India at Closing through Cognisa and Wisemore, which are owned and controlled by Mr. Sinha. At Closing Mr. Sinha, through the Founder Investors, will receive one ReNew Global Class B Share which will represent a number of votes from time to time equal to the number of ReNew Global Class A Shares that would have been issued to the Founder Investors and their affiliates if the Founder Investors and their affiliates had exchanged the ReNew India Ordinary Shares that they hold at such time for ReNew Global Class A Shares at the exchange ratio under the Business Combination Agreement. Immediately following Closing, Mr. Sinha will be granted an option to purchase ReNew Global Class A Shares representing 5% of the fully diluted outstanding beneficial shares, which we refer to as the Sinha Option. The Sinha Option will have an exercise price per ReNew Global Class A Share equal to $10.00 and will vest with respect to 6.25% of the Sinha Option in the first quarter immediately following the closing of the Business Combination and with respect to an additional 6.25% of the Sinha Option each quarter thereafter until the Sinha Option is fully vested. Accordingly, the table above reflects Mr. Sinha’s beneficial ownership assuming he has exercised the Sinha Option that is exercisable within 60 days of the date hereof.

(6)	Represents ReNew Global Class A Shares issued and issuable upon the exercise of options awarded to Messrs. Sinha, Muthukumaran, Bansal, Varghese and Mehta.

(7)

RMG Sponsor II, LLC is a limited liability company incorporated under the laws of Delaware. The registered address for RMG Sponsor II is 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, Florida 33140. The directors and officers of RMG II, D. James Carpenter, Philip Kassin, Robert S. Mancini, Wesley Sima, Craig Broderick, W. Grant Gregory, W. Thaddeus Miller and Catherine Rice are members of RMG Sponsor II. Each of the directors and officers of RMG II disclaims beneficial ownership of all such shares held by RMG Sponsor II, except to the extent of their pecuniary interest therein.

(8)

Each of D. James Carpenter, Philip Kassin and Robert S. Mancini may be deemed to have beneficial ownership of the shares held by RMG Sponsor II by virtue of their shared ownership of MKC Investments LLC, which is the controlling member of RMG Sponsor II. Messrs. Carpenter, Kassin and Mancini each disclaim beneficial ownership of all such shares held by RMG Sponsor II, except to the extent of their pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

ReNew India’s related party transactions

Shareholders Agreement

Board Composition

The Business Combination Agreement contemplates that, at Closing, ReNew Global will enter into the Shareholders Agreement with the Shareholders Agreement Investors, pursuant to which, among other things, ReNew Global and the Shareholders Agreement Investors will agree that (i) the majority of the directors on the ReNew Global Board will not be resident in the United Kingdom, the Channel Islands or the Isle of Man and (ii) during the period commencing on the Closing Date until at least the second anniversary of the Closing Date, ReNew Global will cause the Board to be comprised of up to eleven (11) directors, six (6) of whom must qualify as “independent” directors as determined in accordance with the rules and regulations of Nasdaq and the SEC (including at least two female independent directors) who will initially be Ms. Vanitha Narayanan, Mr. Sumant Sinha, Mr. Anuj Girotra, Mr. Manoj Singh, Ms. Michelle Robyn Grew, Mr. Michael Bruun, Sir Sumantra Chakrabarti, Mr. Ram Charan, Mr. Robert S. Mancini and Mr. Projesh Banerjea.

Pursuant to the Shareholders Agreement, certain Shareholders Agreement Investors will have the right to appoint or reappoint certain directors to the ReNew Global Board as follows:

•

(i) until the second anniversary of the Closing Date or (ii) for so long as GSW, together with its affiliates, holds ReNew Global Shares, together with ReNew India Ordinary Shares, that represent an Effective Interest of at least 10% (disregarding dilution resulting from certain share issuances by ReNew Global), whichever is longer, GSW will have the right to appoint one (1) director to the ReNew Global Board, who will initially be Mr. Michael Bruun;

•

(i) until the second anniversary of the Closing Date or (ii) for so long as Platinum Cactus, together with its affiliates, holds ReNew Global Shares that represent an Effective Interest of at least 10% (disregarding dilution resulting from certain share issuances by ReNew Global), whichever is longer, Platinum Cactus will have the right to appoint one (1) director to the ReNew Global Board, who will initially be Mr. Projesh Banerjea;

•

(i) until the second anniversary of the Closing Date or (ii) for so long as CPP Investments, together with its affiliates, holds ReNew Global Shares, together with ReNew India Ordinary Shares, that represent an Effective Interest of at least 10% (disregarding dilution resulting from certain share issuances by ReNew Global), whichever is longer, CPP Investments will have the right to appoint one (1) director to the ReNew Global Board, who will initially be Anuj Girotra; and

•

(i) until the second anniversary of the Closing Date, (ii) for so long as the Founder Investors, together with their affiliates, hold at least 40% of the Effective Interest held by the Founder Investors and their affiliates as of the Closing Date (disregarding dilution resulting from certain share issuances by ReNew Global) or (iii) for so long as the Founder is the Chief Executive Officer or Chairman of the ReNew group, whichever is longer, the Founder will have the right to appoint (1) director to the ReNew Global Board, who will be himself for so long as he is the Chief Executive Officer or Chairman of the ReNew group and thereafter shall be any Person appointed by the Founder.

In addition, pursuant to the Shareholders Agreement, from the Closing until the second anniversary of the Closing Date, one (1) director will be Robert S. Mancini, or if Robert S. Mancini resigns or is otherwise unable to serve as a director prior to the second anniversary, his successor appointed by RMG Sponsor II to the ReNew Global Board.

ReNew Global and the Shareholders Agreement Investors will agree to take all necessary actions to give effect to the director appointment rights of the applicable Shareholders Agreement Investors (including, with respect to the Shareholders Agreement Investors, voting their ReNew Global Shares in favor of the appointment, reappointment or removal, as applicable, of such Shareholders Agreement Investors’ respective appointed directors).

Each of JERA (during the period commencing on the Closing Date until the second anniversary of the Closing Date), RMG Sponsor II (for so long as RMG Sponsor II, together with its affiliates, holds at least 40% of the Effective Interest held by RMG Sponsor II as of the Closing Date (disregarding dilution resulting from certain share issuances by ReNew Global)) and the Founder (for so long as the Founder Investors, together with their affiliates, hold at least 40% of the Effective Interest held by the Founder Investors as of the Closing Date (disregarding dilution resulting from certain share issuances by ReNew Global)) will have the right to appoint one individual as an observer on the ReNew Global Board and to remove such individual so appointed and to appoint another individual in that individual’s place. ReNew Global and the Shareholders Agreement Investors will agree to take all necessary actions to cause the appointment of such observers, who will be entitled to (a) receive a copy of all notices, documents and other materials which are provided to directors of ReNew Global, or which directors of ReNew Global are entitled to, at the same time such notices, documents and other materials are provided to the directors, in connection with any meetings of the board or any committee of the board or any other matters to be resolved upon by the board and (b) attend all meetings of the board and any committee of the board, but such observers will not to be a director of ReNew Global and, accordingly, will not be entitled to vote in any meetings of the board or any committee of the board or be counted for purposes of deciding whether there is a quorum at a meeting.

Pursuant to the Shareholders Agreement, ReNew Global and the Shareholders Agreement Investors will agree that, for so long as the Shareholders Agreement is in effect, (i) the maximum number of directors on the ReNew Global Board will remain at eleven (11) and (ii) any action by the ReNew Global Board to increase or decrease the maximum size of the ReNew Global Board will require the prior written consent of each Shareholders Agreement Investor that has the right to appoint a director at such time pursuant to the terms of the Shareholders Agreement, except that if a Shareholders Agreement Investor with a director appointment right ceases to have such appointment right, the size of the ReNew Global Board may be decreased by the director such Shareholders Agreement Investor ceases to have such right to appoint, without the consent of such Shareholders Agreement Investor.

Removal; Resignation; Vacancies

Each Shareholders Agreement Investor that has the right to appoint a director to the ReNew Global Board will have the right to remove its appointed director on the ReNew Global Board and the exclusive right to appoint a replacement director to fill any vacancy that is created at any time by the death, disqualification, disability, retirement, removal, failure of being elected or resignation of such Shareholders Agreement Investor’s appointed director on the ReNew Global Board, and ReNew Global will be obligated to cause such vacancy to be filled, as soon as possible, by such replacement director. ReNew Global will further agree that, subject to applicable law, it will not propose any resolution to its shareholders which would, if passed, remove, reduce, restrict, impair or otherwise prejudice the rights and powers of any Shareholders Agreement Investor (or any director appointed by such Shareholders Agreement Investor on the ReNew Global Board) under the Shareholders Agreement, including its director appointment rights, if any, other than any such resolution requested by such Shareholders Agreement Investor or that is required by applicable law.

If a Shareholders Agreement Investor with a director appointment right ceases to have such right pursuant to the terms of the Shareholders Agreement such that there are any seats on the ReNew Global Board for which no Shareholders Agreement Investor has the right to appoint a director, the selection of such director shall be conducted in accordance with applicable law and the organizational documents of ReNew Global then in effect.

ReNew Global Board Committees; Other Governance Principles

In accordance with the Shareholders Agreement, ReNew Global will agree to cause the ReNew Global Board to establish and maintain, from and following the Closing Date, an audit committee, a remuneration committee, a nomination committee and a finance and operations committee, comprised as follows:

•	the audit committee will consist of three (3) directors who must qualify as “independent” directors as determined in accordance with the rules and regulations of Nasdaq and the SEC;

•

the remuneration committee will consist of (i) one (1) director who must qualify as an “independent” director as determined in accordance with the rules and regulations of Nasdaq and the SEC (who will be the chairman of the remuneration committee), (ii) one (1) director appointed by a Shareholders Agreement Investor that has a director appointment right and (iii) the director appointed by the Founder (for so long as the Founder has a director appointment right pursuant to the terms of the Shareholders Agreement);

•

the nomination committee will consist of (i) one (1) director who must qualify as an “independent” director as determined in accordance with the rules and regulations of Nasdaq and the SEC (who will be the chairman of the nomination committee), (ii) one (1) director appointed by a Shareholders Agreement Investor that has a director appointment right and (iii) the director appointed by the Founder (for so long as the Founder has a director appointment right pursuant to the terms of the Shareholders Agreement); and

•

the finance and operations committee will consist of (i) one (1) director who must qualify as an “independent” director as determined in accordance with the rules and regulations of Nasdaq and the SEC (who will be the chairman of the remuneration committee), (ii) one (1) director appointed by each Shareholders Agreement Investor that, together with its affiliates, holds an Effective Interest equal to or greater than 10% and that has a director appointment right and (iii) the director appointed by the Founder (for so long as the Founder has a director appointment right pursuant to the terms of the Shareholders Agreement).

Unless already serving as a member of the applicable committee, upon the request of a Shareholders Agreement Investor that, together with its affiliates, holds an Effective Interest equal to or greater than 10% and that has a director appointment right, ReNew Global will be obligated to cause the director appointed by such Shareholders Agreement Investor to be appointed as an observer on each of the audit committee, the remuneration committee, the nomination committee and the finance and operations committee, who will be entitled to all rights and privileges of a member of such committee except for the right to vote in meetings of such committee and to be considered for purposes of the calculation of a quorum.

Notwithstanding the contemplated composition of the committees discussed above, ReNew Global and the Shareholders Agreement Investors will agree to take all necessary actions within their control (including, with respect to the Shareholders Agreement Investors, voting their ReNew Global Shares in favor of any resolutions) to implement and effect the following governance principles within the applicable time period:

•

by the date that is two (2) years following the Closing Date, all committees of the ReNew Global Board will have a majority of directors that qualify as “independent” as determined in accordance with the rules and regulations of Nasdaq and the SEC;

•

by the date that is five (5) years following the Closing Date, all committees of the ReNew Global Board will consist only of directors that qualify as “independent” as determined in accordance with the rules and regulations of Nasdaq and the SEC, except for one (1) representative of the ReNew group where necessary and permitted by applicable law; and

•	by the date that is two (2) years following the Closing Date, a lead independent director will be appointed to the ReNew Global Board.

Founder Consultation Rights

Pursuant to the Shareholders Agreement, for so long as the Founder (together with his affiliates) holds any ReNew Global Shares or ReNew India Ordinary Shares, ReNew Global must first consult with the Founder in good faith before appointing or removing the Chief Executive Officer of the ReNew group or the Chairman of the ReNew Global Board.

Founder Investor Exchange Rights

At any time prior to the date that is five (5) years following the adoption of the shareholder resolution, prior to Closing, approving such issuance of ReNew Global Class A Shares to the Founder Investors, each Founder Investor will have a right under the Shareholders Agreement to deliver a notice to ReNew Global requiring ReNew Global, at any time, subject to applicable law, as such Founder Investor may determine (including after such five-year period), to issue ReNew Global Class A Shares to such Founder Investor in exchange for the transfer to ReNew Global of ReNew India Ordinary Shares held by such Founder Investor, at the same exchange ratio under the Business Combination Agreement (as proportionally adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganization or recapitalization effected with respect to ReNew Global Shares or ReNew India Ordinary Shares after the Closing). ReNew Global and the Shareholders Agreement Investors will agree to take all necessary actions within their control (including, with respect to the Shareholders Agreement Investors, voting their ReNew Global Shares in favor of any resolution) to increase ReNew Global’s share capital to effect and facilitate such issuance and to register such ReNew Global Class A Shares pursuant to and in accordance with the Registration Rights, Coordination and Put Option Agreement.

Restrictions Relating to ReNew

For so long as CPP Investments, GSW or a Founder Investor continues to hold ReNew India Ordinary Shares following the Closing, ReNew Global will agree under the Shareholders Agreement not to permit ReNew to, without CPP Investments’, GSW’s, such Founder Investor’s and, in the case of the matters contemplated by clauses (i) through (iii), Platinum Cactus’s prior written consent, as applicable: (i) issue shares, other than issuances to ReNew Global or to a wholly owned subsidiary of ReNew Global; (ii) alter or change the rights, preferences or privileges of the ReNew India Ordinary Shares; (iii) repurchase, buy-back or otherwise extinguish any ReNew India Ordinary Shares, other than in connection with the Founder Investors’ put rights under the Registration Rights, Coordination and Put Option Agreement; or (iv) amend or waive any provision of the constitutional documents of ReNew, in each case, in a manner that is materially adverse and disproportionate to CPP Investments, GSW or such Founder Investor, as applicable, in relation to its ReNew India Ordinary Shares as compared to any other shareholder of ReNew Global in relation to such shareholder’s ReNew India Ordinary Shares.

ReNew India Ordinary Shares Transfer Restrictions

In addition, ReNew Global and the Shareholders Agreement Investors will agree, pursuant to the Shareholders Agreement, that the articles of association of ReNew India adopted with effect from the Closing will provide that CPP Investments, GSW and the Founder Investors will not be permitted to transfer any ReNew India Ordinary Shares other than to their respective affiliates or to ReNew Global, except for certain transfers by the Founder Investors relating to indebtedness incurred by the Founder Investors and their affiliates.

ReNew Global Amended and Restated Articles

The Shareholders Agreement contemplates that ReNew Global will adopt the ReNew Global Amended and Restated Articles with effect as of the Closing which will, among other things, incorporate and give effect to the applicable provisions of the Shareholders Agreement and the terms of the ReNew Global Shares set forth in the Shareholders Agreement as discussed below and provide that the provisions of the ReNew Global Amended and Restated Articles that incorporate and give effect to such provisions and terms may not be amended or waived without the prior written consent of the Shareholders Agreement Investors that hold an Effective Interest. Pursuant to the Shareholders Agreement, ReNew Global and the Shareholders Agreement Investors will agree that in the event of any conflict or inconsistency between the Shareholders Agreement and the ReNew Global Amended and Restated Articles, it is their intent that the provisions of the Shareholders Agreement will prevail and ReNew Global and the Shareholders Agreement Investors will take all necessary actions within their control (including, with respect to the Shareholders Agreement Investors, voting their ReNew Global Shares in favor of any resolution) to amend the ReNew Global Amended and Restated Articles accordingly.

Terms of ReNew Global Shares—Voting Rights

The Shareholders Agreement contemplates that the ReNew Global Amended and Restated Articles will reflect the following voting rights attached to the ReNew Global Shares:

•	each ReNew Global Class A Share will be entitled to one vote;

•

the ReNew Global Class B Share will represent a number of votes from time to time equal to the number of ReNew Global Class A Shares that would have been issued to the Founder Investors and their affiliates if the Founder Investors and their affiliates had exchanged the ReNew India Ordinary Shares that they hold at such time for ReNew Global Class A Shares at the exchange ratio under the Business Combination Agreement (as proportionally adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganization or recapitalization effected with respect to ReNew Global Shares or ReNew India Ordinary Shares after the Closing). Immediately following the consummation of the Business Combination and the PIPE Investment, the ReNew Global Class B shareholder will have voting rights of 5.0%;

•	the ReNew Global Class C Shares will not be entitled to any voting rights; and

•

the ReNew Global Class D Share will represent a number of votes from time to time equal to the number of ReNew Global Class A Shares that would have been issued to CPP Investments and its affiliates if CPP Investments and its affiliates had exchanged the ReNew India Ordinary Shares that they hold at such time for ReNew Global Class A Shares at the exchange ratio under the Business Combination Agreement (as proportionally adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganization or recapitalization effected with respect to ReNew Global Shares or ReNew India Ordinary Shares after the Closing). Immediately following the consummation of the Business Combination and the PIPE Investment, the ReNew Global Class D shareholder will have voting rights of 19.5%.

Terms of ReNew Global Shares—Redemption and Cancellation; Conversion and Re-designation

The Shareholders Agreement contemplates that the ReNew Global Amended and Restated Articles will provide that (i) subject to applicable law, ReNew Global may in its sole discretion redeem and cancel the ReNew Global Class B Share for nominal value at any time after the Founder Investors and their respective affiliates cease to hold any ReNew India Ordinary Shares and (ii) ReNew Global will redeem and cancel the ReNew Global Class D Share for nominal value as soon as reasonably practicable following the transfer and contribution to ReNew Global of all of the ReNew India Ordinary Shares that continue to be held by CPP Investments and its affiliates following the Closing in exchange for ReNew Global Class A Shares pursuant to the terms of the Business Combination Agreement.

In addition, the Shareholders Agreement contemplates that the ReNew Global Amended and Restated Articles will provide that each ReNew Global Class C Share will be automatically re-designated as one ReNew Global Class A Share in the hands of a transferee (other than where the holder thereof transfers such ReNew Global Class C Share to any of its affiliates) upon a transfer of such ReNew Global Class C Share: (i) pursuant to a widespread public distribution; (ii) to ReNew Global; (iii) in transfers in which no transferee (or group of associated transferees within the meaning of the U.S. Bank Holding Company Act of 1956, as amended, of the transferring holder) receives equal to or more than 2% of the issued and outstanding ReNew Global Class A Shares or a class of voting shares of ReNew Global representing 2% of the voting power attached to such class of voting shares; or (iv) to a transferee that controls more than 50% of the issued and outstanding ReNew Global Class A Shares and more than 50% of the issued and outstanding shares of each other class of voting shares of ReNew Global, without counting any ReNew Global Class C Shares transferred to such transferee.

Terms of ReNew Global Shares—Transferability

The Shareholders Agreement contemplates that the ReNew Global Amended and Restated Articles will provide that each of the ReNew Global Class B Share and the ReNew Global Class D Share shall not be transferable by the holder thereof, except to any of its affiliates.

Terms of ReNew Global Shares—Rights to Dividends and Other Distributions

The Shareholders Agreement contemplates that the ReNew Global Amended and Restated Articles will contain provisions reflecting that (i) the holders of ReNew Global Class A Shares and ReNew Global Class C Shares will be entitled to dividends and other distributions pro rata with all other shares in the capital of ReNew Global which are entitled to dividends and other distributions and (ii) for a period commencing on the Closing Date and ending on the date that is three (3) years following the Closing Date, the holder of the ReNew Global Class B Share and the holder of the ReNew Global Class D Share will be entitled to participate in dividends and other distributions by ReNew Global to the holders of ReNew Global Class A Shares and ReNew Global Class C Shares, which will be made pro rata to the number of ReNew Global Class A Shares and ReNew Global Class C Shares held by each such person and on the basis that each of the holders of the ReNew Global Class B Share and the ReNew Global Class D Share will be deemed to hold, at the time of such dividend or other distribution, such number of ReNew Global Class A Shares as would have been issued to such holder and its affiliates if such holder and its affiliates had exchanged the ReNew India Ordinary Shares that they continue to hold at the time of such dividend or other distribution for ReNew Global Class A Shares at the exchange ratio under the Business Combination Agreement (as proportionally adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganization or recapitalization effected with respect to ReNew Global Shares or ReNew India Ordinary Shares after the Closing), without duplication of, and reduced by, the amount of any dividends or other distributions made by ReNew to its shareholders in which the holder of the ReNew Global Class B Share or any of its affiliates or the holder of the ReNew Global Class D Share or any of its affiliates participates in its or their capacity as a holder of ReNew India Ordinary Shares.

Termination

Following the Closing, the Shareholders Agreement will terminate (i) as to a particular Shareholders Agreement Investor, at such time as such Shareholders Agreement Investor and its affiliates cease to hold any ReNew Global Shares or ReNew India Ordinary Shares and (ii) as to all Shareholders Agreement Investors and ReNew Global, at such time as all Shareholders Agreement Investors and their respective affiliates cease to hold any ReNew Global Shares or ReNew India Ordinary Shares or upon the written consent of all parties to the Shareholders Agreement.

Registration Rights, Coordination and Put Option Agreement

The Business Combination Agreement contemplates that, at the Closing, ReNew Global, the Significant Shareholders, the Founder Investors and ReNew India will enter into a registration rights, coordination and put option agreement, or the “Registration Rights, Coordination and Put Option Agreement,” pursuant to which, among other things, (i) the Significant Shareholders will be entitled to certain registration rights in respect of the resale, pursuant to Rule 415 under the Securities Act, of the ReNew Global Class A Shares and the ReNew Global Class C Shares to be received by or issued or issuable to such parties in connection with the Business Combination pursuant to the terms of the Business Combination Agreement, or the “Significant Shareholder Registrable Securities,” (ii) the Significant Shareholders (other than SACEF and RMG Sponsor II (for so long as it is not an affiliate of ReNew Global)) will agree to certain obligations to coordinate transfers and sales of Significant Shareholder Registrable Securities, (iii) the Founder Investors will be entitled to require ReNew Global to purchase certain ReNew India Ordinary Shares held by the Founder Investors and ReNew Global will agree to register for issuance of ReNew Global Class A Shares, or the “Founder Registrable Securities” and,

together with the Significant Shareholder Registrable Securities, the “Registrable Securities,” to the extent required to be issued for purposes of financing and facilitating such purchase of ReNew India Ordinary Shares pursuant to a Founder Investor Ordinary Put Option (as described below), or a “Founder Investor Put Financing Issuance,” and (iv) the Significant Shareholders (other than SACEF) and the Founder Investors will agree to certain post-Closing transfer restrictions during a lock-up period in respect of ReNew Global Shares held by them.

Registration Rights

Under the Registration Rights, Coordination and Put Option Agreement, ReNew Global will agree to file a registration statement on Form F-1 within thirty (30) days of the Closing for the resale of Registrable Securities pursuant to Rule 415 under the Securities Act, and use its commercially reasonable efforts to cause such registration statement to become effective as soon as practicable and to maintain such effectiveness until such time that all Registrable Securities covered by such registration statement until such time as there are no longer any Registrable Securities. ReNew Global will also agree to convert such registration statement to a shelf registration statement on Form F-3 as soon as practicable after ReNew Global becomes eligible to use such form and to similarly maintain the effectiveness of such registration statement. Additionally, for so long as the Founder Investors have the right to require ReNew Global to purchase ReNew India Ordinary Shares held by them (as described below), ReNew Global will agree to file and maintain a registration statement to cover issuances of ReNew Global Class A Shares by ReNew Global for purposes of a Founder Investor Put Financing Issuance.

The Significant Shareholders will be entitled from time to time to deliver to ReNew Global a request to sell all or a portion of their Registrable Securities under an effective shelf registration statement in an underwritten offering; provided, that (a) each Significant Shareholder shall be entitled to make no more than two (2) such requests in the 12-month period immediately following Closing and no more than one (1) such request in each calendar quarter thereafter, and (b) ReNew Global shall not be required to effect an offering if (i) during the 12-month period immediately following Closing, ReNew Global has effected one (1) offering pursuant to a Significant Shareholder’s request in the immediately preceding three (3) month period, and (ii) after such 12-month period, ReNew Global has effected two (2) offerings pursuant to a Significant Shareholder’s request in the calendar quarter in which a request for an offering is received.

Each other Significant Shareholder holding Registrable Securities will be entitled to join the requesting Significant Shareholder in underwritten offerings under the shelf registration statement by requesting for such number of such joining Significant Shareholder’s ReNew Global Shares equal to not more than its Effective Interest be included in such offering, subject to customary underwriter cut-backs. If the managing underwriter(s) appointed by ReNew Global in respect of such offering advice that marketing factors require a cut-back in the number of Registrable Securities requested to be sold under the offering, the number of Registrable Securities to be sold by each requesting Significant Shareholder will be reduced on a pro rata basis based on the number of Registrable Securities requested to be sold by all of the selling Significant Shareholders; provided that: (a) if such right is exercised by GSW, the number of Registrable Securities to be sold by GSW in respect of such offering will not be reduced and will take priority (i) if GSW is the Significant Shareholder initially requesting such offering, in respect of an amount of Registrable Securities equal to the greater of (A) such number of Registrable Securities, when taken together with the amount of all Registrable Securities sold by GSW in all prior offerings requested by GSW, equal to 5% of the then issued and outstanding ReNew Global Shares and (B) such number of Registrable Securities as may be necessary to enable GSW to reduce (x) the GSW Total Equity Interest to 33% and/or (y) the aggregate number of ReNew Global Class A Shares then held by GSW or any of its affiliates does not exceed 4.9% of the aggregate number of issued and outstanding ReNew Global Class A Shares, ReNew Global Class B Shares and ReNew Global Class D Shares; or (ii) if GSW is not the Significant Shareholder initially requesting such offering, in respect of an amount of Registrable Securities as may be necessary to enable GSW to reduce (A) the GSW Total Equity Interest to 33% and/or (B) the aggregate number of ReNew Global Class A Shares then held by GSW or any of its affiliates does not exceed 4.9% of the aggregate number of issued and outstanding ReNew Global Class A Shares, ReNew Global Class B Shares and ReNew Global Class D Shares, or the “GSW Priority Offering Right,” and any offering of Registrable Securities in respect of which GSW exercises the GSW Priority Offering Right, a “GSW Priority Offering”; and (b) subject to the GSW Priority Offering Right, the number of Registrable Securities to be sold by SACEF in respect of such offering will not be reduced and will take priority. If GSW exercises its GSW Priority Offering Right, in each subsequent offering that is not a GSW Priority Offering, each of the Significant Shareholders other than GSW will be entitled to have their Registrable Securities sold (pro rata to the number of Registrable Securities requested to be sold by each such Significant Shareholder in aggregate in each GSW Priority Offering) in priority to any Registrable Securities requested to be sold by GSW in such offering, until each such Significant Shareholder (other than GSW) has sold such number of Registrable Securities it had requested to sell and would have been entitled to sell in prior GSW Priority Offerings but for the exercise of the GSW Priority Offering Right, or the “Catch-Up Right”; provided that if a Significant Shareholder elects not to participate in a subsequent offering requested by GSW where such Significant Shareholder would have been entitled to exercise its Catch-Up Right, such Significant Shareholder shall cease to be entitled to such Catch-Up Right in respect of such number of Registrable Securities it would have been entitled to sell under its Catch-Up Right had such Significant Shareholder participated in such offering.

If ReNew Global proposes to file a registration statement to register securities or effect an offering of securities for its own account or the account of any other shareholder who is not a Significant Shareholder or a Founder Investor, ReNew Global will be required to notify all Significant Shareholders and the Founder Investors prior to filing such registration statement, and each of the Significant Shareholders and Founder Investors will be entitled to piggyback registration rights to request that Registrable Securities held by them equal to not more than such Significant Shareholder’s or such Founder Investor’s Effective Interest be included in such registration statement. If the managing underwriter(s) appointed in respect of a piggyback registration that is an underwritten offering advice that marketing factors require a cut-back in the number of Registrable Securities that can be sold under the offering, the number of Registrable Securities to be sold by each Significant Shareholder and each Founder Investor requesting to include its Registrable Securities in such offering will be reduced on a pro rata basis based on the number of Registrable Securities requested to be sold by all of the requesting Significant Shareholders and Founder Investors; provided, that (a) GSW shall be entitled to exercise the GSW Priority Offering Right in respect of such offering and (b) subject to the GSW Priority Offering Right, (i) the number of Registrable Securities to be sold by SACEF in respect of such offering will not be reduced and will take priority and (ii) the number of Registrable Securities proposed to be offered in respect of the Founder Investors (through a Founder Investor Put Financing Issuance) will not be reduced and will take priority.

Each Significant Shareholder’s and Founder Investor’s registration rights pursuant to the Registration Rights, Coordination and Put Option Agreement will not be transferrable to any third party, except (a) that GSW’s registration rights in respect of its ReNew Global Class C Shares will transfer to a third party which acquires ReNew Global Class C Shares from GSW provided such third party agrees to comply with the obligations applicable to GSW under the Registration Rights, Coordination and Put Option Agreement as if such third party were a party thereto, and provided further that such third party will only be subject to the coordination obligations thereunder if such third party acquires ReNew Global Class C Shares representing an Effective Interest of at least 5%. GSW’s registration rights are also transferable to third-parties that acquire ReNew Global Class A Shares from GSW pursuant to its lock-up transfer right, (b) that the Founder Investors’ registration rights may be transferred to certain third parties in connection with the exercise of the Founder Investors’ put option and swap rights under the Registration Rights, Coordination and Put Option Agreement and (c) to their affiliates.

Coordination

Other than (a) SACEF, (b) for so long as it is not an affiliate of ReNew Global, RMG II, and (c) GSW, but only to the extent a transfer of ReNew Global Shares by GSW is (i) necessary to enable GSW to reduce (x) the GSW Total Equity Interest to 33% and/or (y) the aggregate number of ReNew Global Class A Shares then held by GSW or any of its affiliates does not exceed 4.9% of the aggregate number of issued and outstanding ReNew Global Class A Shares, ReNew Global Class B Shares and ReNew Global Class D Shares or (ii) pursuant to an exception to its post-Closing lock-up, each Significant Shareholder will agree to use its commercially reasonable efforts to coordinate all sales and/or transfers of ReNew Global Shares pursuant to (A) registered underwritten offerings of Registrable Securities, except for underwritten block trades conducted during the two (2) year period following Closing, and (B) any registered non-underwritten offering and sales pursuant to Rule 144 under the Securities Act until the earlier of (x) the date falling two (2) years after the Closing or (y) in respect of any particular Significant Shareholder, the date on which it holds an Effective Interest less than or equal to 25% of the Effective Interest it held immediately following the Closing.

No later than ten (10) days prior to the commencement of each calendar quarter following the date that is 180 days following the Closing, each Significant Shareholder (other than SACEF) shall provide the other Significant Shareholders with a written notice of its intention to sell any ReNew Global Shares during such calendar quarter (provided that the first notice shall be provided no later than ten (10) days after the date that is 180 days following the Closing and shall apply for that calendar quarter). Such notice shall facilitate all Significant Shareholders (other than SACEF) electing to transfer ReNew Global Shares to coordinate the timing and process for such transfers in an orderly manner. Each Significant Shareholder receiving such notice shall be entitled to effect a transfer of such number of its ReNew Global Shares during the relevant calendar quarter on a pro rata basis to the aggregate number of ReNew Global Shares proposed to be transferred by the other Significant Shareholders during that calendar quarter. Furthermore, any transfer of ReNew Global Shares by a Significant Shareholder (other than SACEF) or any issuance of ReNew Global Shares by ReNew Global which would result in change of control of ReNew Global will not be consummated unless ReNew Global has purchased in full all ReNew India Ordinary Shares that the Founder Investors have elected to sell to ReNew Global in connection with such change of control pursuant to the Founder Investors’ put rights described below.

Founder Investors’ Put Options

Under the Registration Rights, Coordination and Put Option Agreement, the Founder Investors will be entitled to require or request (as applicable) that ReNew Global purchase from such Founder Investor its ReNew India Ordinary Shares held by the Founder Investors or their affiliates, or the “Put Shares,” in the following manner, or the “Founder Investor Put Options,”:

(a)

Founder Investor De-Minimis Put Option. The Founder Investors will, from time to time, be entitled, by issuing a written notice at least twelve (12) months in advance and no more than once during each calendar year, to require ReNew Global to purchase Put Shares, at a price per Put Share equal to the value per Put Share implied by the volume weighted average price of ReNew Global Class A Shares over the 30 trading days immediately preceding the completion of such purchase, for an aggregate amount not exceeding $12 million per calendar year. Additionally, the Founder Investors may elect to exercise during a calendar year such put option in respect of up to the next two (2) subsequent calendar years in advance, and such put options exercised in advance will be deemed to have been exercised on the first day of the respective subsequent calendar years. The closing of any such purchase during a calendar year shall occur on the date immediately after the announcement by ReNew Global of its financial results following the date falling 12 months after the exercise of such put option.

(b)

Founder Investor Ordinary Put Option. In addition, the Founder Investors will be entitled to request, from time to time (subject to customary blackout periods), that ReNew Global purchase such number of Put Shares as the Founder Investors may desire to sell to ReNew Global, or the “Founder Investors Ordinary Put Option”; provided that ReNew Global will be under no obligation to agree to such purchase unless (i) (x) acting reasonably, ReNew Global determines that market conditions are appropriate to undertake a successful Founder Investor Put Financing Issuance to finance such purchase and (y) following such determination, ReNew Global, making reasonable efforts, successfully consummates such Founder Investor Put Financing Issuance or (ii) the board of ReNew Global determines, in its sole and absolute discretion, to finance such purchase with cash on hand and without consummating a Founder Investor Put Financing Issuance. The price per Put Share payable by ReNew Global in respect of any such purchase will be the value per Put Share implied by the price per ReNew

Global Share received by ReNew Global pursuant to the Founder Investor Put Financing Issuance or, if such sale is financed with ReNew Global’ cash on hand, the volume-weighted average price per ReNew Global Class A Share reported on the Nasdaq Stock Market during the thirty (30) trading days-period ending on the trading day immediately prior to the closing date of such purchase.

During the one (1) year period following the Closing Date, subject to paragraph (c) below the Founder Investors may only exercise the Founder Investors Ordinary Put Option if the proceeds of the sale are used by the Founder to repay, prepay or otherwise discharge outstanding indebtedness incurred by the Founder and secured by his ReNew India Ordinary Shares as at the Closing.

(c)

Founder Investor Change of Control and Termination Put Option. In the event of (i) any transfer of ReNew Global Shares by Significant Shareholders or any issuance of ReNew Global Shares by ReNew Global which would result in a change of control of ReNew Global or (ii) the termination or non-renewal of the employment of the Founder (other than as a result of his willful default or fraud), the Founder Investors shall be entitled to require ReNew Global to purchase all or any number of Put Shares at the following price per Put Share: (A) if such change of control would result from a transfer of ReNew Global Shares by Significant Shareholders or an issuance of ReNew Global Shares by ReNew Global, the value per Put Share implied by the consideration per ReNew Global Share to be payable to such Significant Shareholders in connection with such transfer or the price per ReNew Global Share received by ReNew Global pursuant to such issuance, as the case may be; or (B) in any other case, (x) if a Founder Investor Put Financing Issuance is not undertaken in connection with such purchase, the value per Put Share implied by the volume weighted average price of ReNew Global Class A Shares over the two (2) trading days immediately preceding the completion of such purchase from the Founder Investors or (y) if a Founder Investor Put Financing Issuance is undertaken, the value per Put Share implied by the price per ReNew Global Share received by ReNew Global pursuant to such Founder Investor Put Financing Issuance.

In addition, under the Registration Rights, Coordination and Put Option Agreement, to the extent the Founder Investors identify a third party, or an affiliate, willing to acquire any of the ReNew India Ordinary Shares held by them, ReNew Global will agree to use its commercially reasonable efforts to facilitate an issuance of ReNew Global Class A Shares to such third party, or affiliate, in exchange for the transfer of ReNew India Ordinary Shares by the Founder Investors to ReNew Global.

Lock-up

Subject to certain limited exceptions, (a) the Founder Investors will agree not to transfer any ReNew Global Shares during the period commencing on the Closing Date and ending on the date that is one (1) year following the Closing Date, and (b) each Significant Shareholder (other than SACEF, which will not be subject to any lock-up) will agree not to transfer any ReNew Global Shares during the period commencing on the Closing Date and ending on the date that is 180 days following the Closing Date, except that, during such lock-up period, GSW will be permitted to sell ReNew Global Shares held by it equal to the greater of (i) 5% of the total issued and outstanding ReNew Global Shares as of immediately following the Closing; and (ii) such number of ReNew Global Shares as may be necessary to enable GSW to reduce (A) the GSW Total Equity Interest to 33% and/or (B) the aggregate number of ReNew Global Class A Shares then held by GSW or any of its affiliates does not exceed 4.9% of the aggregate number of issued and outstanding ReNew Global Class A Shares, ReNew Global Class B Shares and ReNew Global Class D Shares; provided that any third party transferee of such ReNew Global Shares from GSW shall also have agreed to be subject to the lock-up restrictions under the Registration Rights, Coordination and Put Option Agreement for the remainder of the lock-up period. Following the expiration of the lock-up period, ReNew Global will agree to assist in removing any restricted legends from any share certificates in respect of ReNew Global Shares, as applicable.

In addition, certain executive officers of ReNew Global will be subject to a one (1) year lock-up period following the Closing Date, which ReNew Global, in its discretion, may reduce to nine (9) months.

Voting agreement

The Business Combination Agreement contemplates that, at the Closing, ReNew Global, ReNew India, GSW, CPP Investments and the Founder Investors will enter into a voting agreement, or the “Voting Agreement,” pursuant to which, among other things, GSW, CPP Investments and the Founder Investors will grant to ReNew Global (or its representative or nominee) irrevocable proxies to exercise all voting rights in respect of their respective ReNew India Ordinary Shares that they continue to hold following the Closing at all general meetings of the shareholders of ReNew Global, subject to certain conditions, including that (i) ReNew Global will vote such ReNew India Ordinary Shares in the same manner it votes the ReNew India Ordinary Shares that it owns, and (ii) ReNew Global will not vote in favor of certain matters that would materially and adversely affect certain rights of GSW relating to its ReNew India Ordinary Shares without its consent; and (iii) ReNew Global will not vote in favor of matters that would materially adversely and disproportionately affect the Economic Interests of the Founder Investors, as compared to the Economic Interests of other shareholders of ReNew Global, or certain rights of the Founder Investors relating to their ReNew India Ordinary Shares, as compared to the other shareholders of ReNew, in each case, without the prior written consent of the Founder Investors.

Corporate Guarantee for Non-Convertible Debentures Issued by Wisemore Advisory Private Limited

In January 2021, Wisemore Advisory Private Limited, a company owned and controlled by the Founder issued secured, redeemable, listed, zero coupon non-convertible debentures aggregating up to Rs. 4,900,000,000 to certain lenders. These non-convertible debentures are guaranteed by ReNew India. Prior to Closing, ReNew India will discharge the guarantee over these non-convertible debentures.

Employment Agreements

See “Management of ReNew Global Following the Business Combination—Sumant Sinha Employment Agreement” for a description of the employment agreements with ReNew Global’s executive officers.

Equity-Based Compensation Plans

See “Management of ReNew Global Following the Business Combination—ReNew Global’s Executive Officer and Director Compensation Following the Business Combination” for a description of the incentive plans.

ReNew Foundation

ReNew India set up the ReNew Foundation, which is a non-profit organization under Indian laws, to further its corporate social responsibility initiatives. Sumant Sinha and Vaishali Sinha are the directors of ReNew Foundation. ReNew Foundation is a philanthropic arm of ReNew India working towards creating sustainable communities through its initiatives around energy access in rural and semi-urban rural areas. Further, ReNew Foundation is involved in conducting a wide mix of thought-leadership events in the form of expert lecture sessions and roundtables for discussing various challenges and opportunities under the broad spectrum of sustainability, environment and social responsibility, as well as feeding those discussions into recommendations for various stakeholders.

RMG Acquisition Corporation II

RMG II Founder Shares

In July 2020, RMG Sponsor II subscribed for an aggregate of 10,062,500 Class B ordinary shares, par value $0.0001 per share, or “RMG II Founder Shares,” for an aggregate purchase price of $25,000, or approximately $0.002 per share. On December 2, 2020, RMG Sponsor II effected a surrender of 2,875,000 RMG II Founder

Shares to the Company for no consideration. On December 9, 2020, the Company effected a share split with respect to the RMG II Founder Shares, resulting in an aggregate increase in the total number of Class B ordinary shares outstanding to 8,625,000 shares. The RMG II Founder Shares included an aggregate of up to 1,125,000 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of RMG II Founder Shares would equal 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering.

These RMG II Founder Shares are identical to the RMG II Class A ordinary shares included in the units sold in RMG II’s IPO, except that (i) the RMG II Founder Shares are subject to certain transfer restrictions, (ii) the holders of the RMG II Founder Shares have agreed pursuant to a letter agreement to waive (x) their redemption rights with respect to the RMG II Founder Shares and public shares held by them in connection with the completion of a business combination, (y) their redemption rights with respect to any RMG II Founder Shares and public shares held by them in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of its obligation to allow redemption in connection with its initial business combination or to redeem 100% of its public shares if RMG II does not complete its initial business combination by December 14, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity and (z) their rights to liquidating distributions from the trust account with respect to the RMG II Founder Shares if RMG II fails to complete a business combination by December 14, 2022 (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if RMG II fails to complete its initial business combination within the prescribed time frame), (iii) the RMG II Founder Shares are automatically convertible into RMG II Class A ordinary shares at the time of the initial business combination on a one-for-one basis and (iv) the RMG II Founder Shares are entitled to registration rights.

Private Placement Warrants

Simultaneously with the consummation of the IPO of RMG II, RMG Sponsor II purchased 7,026,807 warrants to purchase one RMG II Class A ordinary share at an exercise price of $11.50, or the “Private Placement Warrants,” at a price of $1.50 per warrant, or $10,540,211 in the aggregate, in a private placement. Each Private Placement Warrant entitles the holder to purchase one RMG II Class A ordinary share for $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants was placed in the trust account of RMG II. The Private Placement Warrants may not be redeemed by RMG II so long as they are held by RMG Sponsor II or its permitted transferees. If the Private Placement Warrants are held by holders other than RMG Sponsor II or its permitted transferees, the private placement warrants will be redeemable by ReNew Global and exercisable by the holders on the same basis as the warrants included in the units that were sold as part of the IPO of RMG II. RMG Sponsor II, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis.

The Private Placement Warrants are identical to the warrants included in the units sold in the IPO of RMG II except that the Private Placement Warrants: (i) are not redeemable by RMG II, (ii) may be exercised for cash or on a cashless basis so long as they are held by RMG Sponsor II or any of its permitted transferees and (iii) are entitled to registration rights (including the ordinary shares issuable upon exercise of the Private Placement Warrants). Additionally, the purchasers have agreed not to transfer, assign or sell any of the Private Placement Warrants, including the RMG Class A ordinary shares issuable upon exercise of the Private Placement Warrants (except to certain permitted transferees), until 30 days after the completion of RMG II’s initial business combination.

In connection with the Business Combination, each of the 7,026,807 Private Placement Warrants will convert automatically into a warrant to acquire 1.0917589 shares of ReNew Global Class A Shares pursuant to the Amended and Restated Warrant Agreement.

Registration Rights

The holders of the RMG II Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of working capital loans, if any (and any RMG II Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the working capital loans and upon conversion of the RMG II Founder Shares) are entitled to registration rights pursuant to a registration rights agreement signed December 9, 2020 requiring RMG II to register such securities for resale (in the case of the RMG II Founder Shares, only after conversion to RMG II Class A ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that RMG II register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of RMG II’s initial business combination and rights to require RMG II to register for resale such securities pursuant to Rule 415 under the Securities Act. RMG II will bear the expenses incurred in connection with the filing of any such registration statements.

In connection with the Business Combination, at the Closing, the parties to the Business Combination Agreement will enter into a Registration Rights, Coordination and Put Options Agreement, or the “Registration Rights Agreement,” pursuant to which ReNew Global will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of ReNew Global and other equity securities of ReNew Global that are held by the parties thereto from time to time. For additional information, see “The Business Combination Proposal—Related Agreements—Registration Rights, Coordination and Put Option Agreement.”

Subscription Agreements

Concurrently with the execution of the Business Combination Agreement, RMG II and ReNew Global entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors have subscribed for ReNew Global Class A Shares in connection with the PIPE Subscription. The PIPE Investors are expected to invest $855,000,000 in the PIPE Subscription, for which they will receive 85,500,000 ReNew Global Class A Shares.

The PIPE Subscription will be consummated substantially concurrently with the closing of the Merger in connection with the Business Combination. For additional information, see “The Business Combination Proposal—Related Agreements—Subscription Agreements.”

Related Party Note and Advances

On July 29, 2020, RMG II issued an unsecured promissory note to RMG Sponsor II, pursuant to which RMG II borrowed an aggregate principal amount of $151,000. The note was non-interest bearing and payable on the earlier of (i) December 31, 2020 and (ii) the completion of the IPO. The borrowings outstanding under the note in the amount of $151,000 were repaid upon the consummation of the IPO on December 14, 2020.

Prior to RMG II’s initial business combination RMG II’s audit committee will review on a quarterly basis all payments that were made to RMG Sponsor II, officers, directors or its or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on RMG II’s behalf, although no such reimbursements will be made from the proceeds of RMG II’s IPO held in the trust account prior to the completion of RMG II’s initial business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, RMG Sponsor II or an affiliate of RMG Sponsor II or certain of RMG II’s officers and directors may, but are not obligated to, loan RMG II funds as may be required. In the event that RMG II’s initial business combination does not close, RMG II may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. Up to

$1.5 million of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to RMG Sponsor II. RMG II does not expect to seek loans from parties other than RMG Sponsor II or an affiliate of RMG Sponsor II as RMG II does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the trust account.

RMG II is not prohibited from pursuing a business combination with a company that is affiliated with RMG Sponsor II, or RMG II’s officers or directors or making the acquisition through a joint venture or other form of shared ownership with RMG Sponsor II, or RMG II’s officers or directors. In the event RMG II seeks to complete a business combination with a target that is affiliated with RMG Sponsor II, or RMG II’s officers or directors, RMG II, or a committee of independent and disinterested directors, would obtain an opinion from an independent investment banking firm that is a member of FINRA or from an independent accounting firm, that such an initial business combination is fair to RMG II from a financial point of view. RMG II is not required to obtain such an opinion in any other context.

Administrative Services Agreement

RMG II entered into an agreement whereby, commencing on December 14, 2020 through the earlier of the consummation of a business combination or RMG II’s liquidation, RMG II has paid and will pay RMG Sponsor II a monthly fee of $40,000 for office space and administrative and support services.

DESCRIPTION OF RENEW GLOBAL SECURITIES

The following description of the material terms of the securities of ReNew Global following the Business Combination includes a summary of specified provisions of the ReNew Global A&R Articles that will be in effect upon or shortly prior to completion of the Business Combination. This description is qualified by reference to the ReNew Global A&R Articles as will be in effect upon or shortly prior to consummation of the Business Combination, a copy of which is attached to this proxy statement/prospectus as Annex D and is incorporated in this proxy statement/prospectus by reference.

ReNew Global is a public limited company incorporated under the laws of England and Wales (company number 13220321) and its affairs will be governed by the ReNew Global A&R Articles, the U.K. Companies Act 2006 and English law. ReNew Global was incorporated as a private limited company in the United Kingdom on February 23, 2021 and re-registered as a public limited company in the United Kingdom on May 12, 2021.

Share Capital

As of the date of this proxy statement/prospectus, ReNew Global’s issued share capital was one ordinary share of $0.01 and 50,000 redeemable preference shares of £1 each.

In accordance with the ReNew Global A&R Articles, the ReNew Global Board are authorized to issue ordinary shares comprised of any of the following:

•	ReNew Global Class A Shares, nominal value $0.0001 per share. Each ReNew Global Class A Share will have the rights and entitlements as described in the ReNew Global A&R Articles;

•	One (1) ReNew Global Class B Share, nominal value $0.0001 per share. The ReNew Global Class B Share will have the rights and entitlements as described in the ReNew Global A&R Articles;

•	ReNew Global Class C Shares, nominal value $0.0001 per share. Each ReNew Global Class C Share will have the rights and entitlements as described in the ReNew Global A&R Articles; and

•	One (1) ReNew Global Class D Share, nominal value $0.0001 per share. The ReNew Global Class D Share will have the rights and entitlements as described in the ReNew Global A&R Articles.

Upon the closing of the Business Combination, the ReNew Global Board will be authorized to issue and allot, and to grant rights to subscribe for or to convert any security into Class A ordinary shares of ReNew Global, up to (i) 283,012,813 ReNew Global Class A Shares with a nominal value of $0.0001 each; (ii) one (1) ReNew Global Class B Share with a nominal value of $0.0001; (iii) 105,441,472 ReNew Global Class C Shares with a nominal value of $0.0001 each; and (iv) one (1) ReNew Global Class D Share with a nominal value of $0.0001.

Preemption rights

English law generally provides shareholders with preemption rights when new shares are issued for cash; however, it is possible for the articles of association, or shareholders in a general meeting, to exclude preemptive rights. Such an exclusion of preemptive rights may be for a maximum period of five years from the date of adoption of the ReNew Global A&R Articles, or the “Date of Adoption”, if the exclusion is contained in the articles of association, or from the date of the shareholder resolution, if the exclusion is by shareholder resolution. In either case, this exclusion would need to be renewed by ReNew Global’s shareholders upon its expiration (i.e., at least every five years). The ReNew Global A&R Articles contain an exclusion of preemptive rights for a period of five years from the Date of Adoption in respect of the allotment of up to a maximum amount of ReNew Global Class A Ordinary shares of $                nominal value, in aggregate, which exclusion will need to be renewed by ReNew Global’s shareholders upon expiration (i.e., at least every five years) to remain effective, but may be sought more frequently for additional five-year terms (or any shorter period).

Voting Rights and Restrictions on Voting

Pursuant to the ReNew Global A&R Articles, holders of ReNew Global Class A Shares will vote together as a single class with the holders of the other voting shares in the capital of the Company on all matters submitted to the shareholders of ReNew Global for their vote or approval, other than with respect to matters that require a class vote. ReNew Global Class A Shares shall be issued with voting rights attached to them and each ReNew Global Class A Share shall have one vote on a poll.

The holder of the ReNew Global Class B Share will vote as a single class with the holders of the other voting shares in the capital of the Company on all matters submitted to the shareholders of ReNew Global for their vote or approval, other than with respect to matters that require a class vote. The ReNew Global Class B Share shall be issued with voting rights attached to it and the ReNew Global Class B Share shall entitle the holder of such share to a number of voting rights from time to time equal to the number of ReNew India Ordinary Shares, if any, held as of such time by such holder and its affiliates on an As-Converted Basis, multiplied by (ii) the exchange ratio under the Business Combination Agreement (as proportionally adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganization or recapitalization effected with respect to the Shares or the ReNew India Ordinary Shares after the Date of Adoption), plus (b) the number of ReNew Global Class A Shares, if any, held by the Founder Investors and their affiliates as of such time, plus (c) the number of ReNew Global Class C Shares, if any, held by such holder and its affiliates as of such time.

The ReNew Global Class C Shares will be non-voting and will not be entitled to any votes on any matter that is submitted to the shareholders of ReNew Global for their vote or approval.

The holder of the ReNew Global Class D Share will vote together as a single class with the holders of the other voting shares in the capital of the Company on all matters submitted to the shareholders of ReNew Global for their vote or approval, other than with respect to matters that require a class vote. The ReNew Global Class D Share shall be issued with voting rights attached to it and the ReNew Global Class D Share shall entitle the holder of such share to a number of voting rights from time to time equal to the number of ReNew India Ordinary Shares, if any, held as of such time by the holder and its affiliates on an As-Converted Basis, multiplied by (ii) the exchange ratio under the Business Combination Agreement (as proportionally adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganization or recapitalization effected with respect to the Shares or the ReNew India Ordinary Shares after the Date of Adoption), plus (b) the number of ReNew Global Class A Shares, if any, held by CPP Investments and their affiliates as of such time, plus (c) the number of ReNew Global Class C Shares, if any, held by such holder and its affiliates as of such time.

Dividends and Other Distributions

ReNew Global may by ordinary resolution of the shareholders declare dividends out of profits available for distribution in accordance with the respective rights of shareholders but no such dividend shall exceed the amount recommended by the directors. The ReNew Global board may from time to time pay shareholders such interim dividends as appear to the board to be justified by ReNew Global financial position.

Subject to any rights attaching to or the terms of issue of any share, all dividends shall be declared and paid according to the amounts paid up on the ordinary shares; but no amount paid on a share in advance of the date on which a call is payable shall be treated for the purpose of this Article as paid on the share. All dividends shall be apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid; but, if any share is allotted or issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly.

No dividend or other moneys payable by ReNew Global on or in respect of any share shall bear interest against it unless otherwise provided by the rights attached to the share or the provisions of another agreement between the shareholder and ReNew Global. Any dividend unclaimed after a period of 12 years from the date such dividend became due for payment shall be forfeited and cease to remain owing.

Dividends may be declared or paid in any currency and the board may decide the rate of exchange for any currency conversions that may be required, and how any costs involved are to be met, in relation to the currency of any dividend.

Any general meeting declaring a dividend may by ordinary resolution of shareholders, upon the recommendation of the board, direct payment or satisfaction of such dividend wholly or in part by the distribution of non-cash assets of equivalent value, including without limitation paid up shares or debentures of another body corporate.

The directors may, if authorized by an ordinary resolution of shareholders, offer any holders of ordinary shares the right to elect to receive in lieu of a dividend, or part of a dividend, an allotment of ordinary shares credited as fully paid up.

Each holder of ReNew Global Class A Shares shall be entitled to receive distributions, whether in the form of dividends, return of capital on a winding up or any other means (the “Distributions”) in proportion to the number of ReNew Global Class A Shares held by them and pro rata with all other ReNew Global Shares in the capital of ReNew Global which are entitled to Distributions (so that all such ReNew Global Shares which are entitled to receive such Distributions receive the same amount per ReNew Global Share, subject to any differences in such amount as a result of rights to receive Distributions attaching to the ReNew Global Class B Share and the ReNew Global Class D Share).

Each holder of ReNew Global Class C Shares shall be entitled to receive Distributions in proportion to the number of ReNew Global Class C Shares held by them and pro rata with all other ReNew Global Shares in the capital of ReNew Global which are entitled to Distributions (so that all such ReNew Global Shares which are entitled to receive such Distributions receive the same amount per ReNew Global Share, subject to any differences in such amount as a result of rights to receive Distributions attaching to the ReNew Global Class B Share and the ReNew Global Class D Share).

The holder of the ReNew Global Class B Share shall be entitled to participate in dividends of the Company only during the period from the Date of Adoption until the date that is three (3) years following the Date of Adoption on the basis that such holder is deemed to hold for the purposes of only, at the time of any Distribution, such number of ReNew Global Class A Shares as is equal to the number of ReNew India Ordinary Shares held by such holder and its affiliates at the time of such Distribution multiplied by 0.8289 (as proportionately adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganization or recapitalization effected with respect to the Shares or the ReNew India Ordinary Shares after the Date of Adoption) and shall receive the relevant amount of such Distribution. If the holder of the ReNew Global Class B Share or any of its affiliates participate in any Distribution made by ReNew India in its or their capacity as a holder of ReNew India Ordinary Shares, or “ReNew India Distributions”, the amount of future Distributions made by ReNew Global to the holder of the ReNew Global Class B Share shall be reduced, in aggregate, by such amount as equals the amount of any ReNew India Distributions made to such holder.

The holder of the ReNew Global Class D Share shall be entitled to participate in dividends of the Company only during the period from the Date of Adoption until the date that is three (3) years following the Date of Adoption on the basis that such holder is deemed to hold for the purposes of only, at the time of any Distribution, such number of ReNew Global Class A Shares as is equal to the number of ReNew India Ordinary Shares held by such holder and its affiliates at the time of such Distribution multiplied by 0.8289 (as proportionately adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganization or recapitalization effected with respect to the Shares or the ReNew India Ordinary Shares after the Date of Adoption) and shall receive the relevant amount of such Distribution. If the holder of the ReNew Global Class D Share or any of its affiliates participate in any ReNew India Distributions, the amount of future Distributions made by ReNew Global to the holder of the ReNew Global Class D Share shall be reduced, in aggregate, by such amount as equals the amount of any ReNew India Distributions made to such holder. For the avoidance of doubt, over such three (3) year period no more and no less in Distributions and ReNew India Distributions shall be received in the aggregate by the holder of the Class D Ordinary Share than the amount of the Distributions that would have been made to such holder by the Company had such holder held, at the time of each Distribution, the number of Class A Ordinary Shares as is equal to the number of ReNew India Common Shares held by such holder and its Affiliates at the time of such Distribution multiplied by 0.8289 (as proportionately adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganisation or recapitalisation effected with respect to the Shares or the ReNew India Common Shares after the Date of Adoption), and any differences shall be adjusted on an annual basis to the extent possible (and if not, the required adjustments shall be made to Distributions following the three (3) year period)

Transferability

Subject to the terms of the ReNew Global A&R Articles, any shareholder holding shares in certificated form may transfer all or any of their shares by an instrument of transfer in any usual form or any other form approved by the board. Any written instrument of transfer shall be signed by or on behalf of the transferor and (in the case of a partly paid share) the transferee.

In the case of uncertificated shares, the directors may take such action as they consider appropriate to achieve a transfer. The Uncertificated Securities Regulations 2001 permit shares to be issued and held in uncertificated form and transferred by means of a computer-based system.

The board may decline to register any transfer of any share:

•	which is not a fully paid share;

•	where the transfer is not lodged at the registered office or such other place as the directors have appointed;

•

where the transfer is not accompanied by the share certificate to which it relates, or such other evidence as the board may reasonably require to show the transferor’s right to make the transfer, or evidence of the right of someone other than the transferor to make the transfer on the transferor’s behalf;

•	where the transfer is in respect of more than one class of share; and

•	where the number of joint holders to whom the share is to be transferred exceeds four.

If the board declines to register a transfer, it must return to the transferor the instrument of transfer together with notice of the refusal, unless the board suspects that the proposed transfer may be fraudulent.

Pursuant to the ReNew Global A&R Articles, the ReNew Global Class B Share will not be transferable by the holder thereof to any person other than the Founder’s affiliates and the ReNew Global Class D Share will not be transferable by the holder thereof to any person other than CPP Investments’ affiliates.

Redemption and Cancellation; Conversion and Re-designation

Pursuant to the ReNew Global A&R Articles, subject to applicable law, ReNew Global may, in its sole discretion, redeem and cancel the ReNew Global Class B Share for nominal value at any time after the Founder Investors and their respective affiliates cease to hold any ReNew India Ordinary Shares. The ReNew Global Class D Share may be issued as a redeemable share at the option of the board and will be so issued, and will be redeemed and cancelled by ReNew Global for nominal value as soon as reasonably practicable following the transfer and contribution to ReNew Global of all of the ReNew India Ordinary Shares that continue to be held by CPP Investments and its affiliates following the Closing in exchange for ReNew Global Class A Shares pursuant to the terms of the Business Combination Agreement.

Pursuant to the ReNew Global A&R Articles, each ReNew Global Class C Share will be automatically re-designated as one ReNew Global Class A Share in the hands of a transferee (other than where such transferee is an affiliate within the meaning of the U.S. Bank Holding Company Act of 1956, as amended, of the transferring holder) upon the transfer of such ReNew Global Class C Share (including a transfer of depositary receipts or Identified Rights (as defined in the ReNew Global A&R Articles) in respect of such ReNew Global Class C Shares) to such transferee, if such transfer is made: (i) pursuant to a widespread public distribution, within the meaning of the U.S. Bank Holding Company Act of 1956, as amended; (ii) to ReNew Global; (iii) in transfers in which no transferee (or group of associated transferees within the meaning of the U.S. Bank Holding Company Act of 1956, as amended, of the transferring holder) receives equal to or more than 2% of the issued and outstanding ReNew Global Class A Shares (including depositary receipts or Identified Rights (as defined in the ReNew Global A&R Articles) in respect of such ReNew Global Class A Shares) or a class of voting shares of ReNew Global (including depositary receipts or Identified Rights (as defined in the ReNew Global A&R Articles) in respect of such voting shares) representing 2% of the voting power attached to such class of voting shares; or (iv) to a transferee that controls more than 50% of the issued and outstanding ReNew Global Class A Shares (including depositary receipts or Identified Rights (as defined in the ReNew Global A&R Articles) in respect of such ReNew Global Class A Shares) and more than 50% of the issued and outstanding shares (including depositary receipts or Identified Rights (as defined in the ReNew Global A&R Articles) in respect of such shares) of each other class of voting shares of ReNew Global (without including any ReNew Global Class C Shares or depositary receipts or Identified Rights (as defined in the ReNew Global A&R Articles) in respect of such ReNew Global Class C Shares transferred to such transferee).

Liquidation

If ReNew Global is in liquidation, the liquidator may, if authorized by a special resolution of shareholders and any other authority required at law, divide among shareholders (excluding holders of treasury shares) in specie or in kind the whole or any part of its assets (whether or not the assets consist of property of one kind or consist of properties of different kinds and the liquidator may for such purpose set such value as the liquidator deems fair upon any one or more class or classes of property and may determine how such division shall be carried out as between the shareholders or different classes of shareholders), or vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator determines (and the liquidation of the Company may be closed and the Company dissolved), but no shareholder shall be compelled to accept any shares or other assets upon which there is any liability or potential liability.

Variation of rights

All or any of the rights and privileges attached to any class of shares issued may be varied or abrogated only with the consent in writing of the holders of not less than three-fourths in nominal value of the issued shares of that class (excluding any shares held as treasury shares) or by special resolution passed at a separate general meeting of the holders of such shares, subject to the other provisions of the U.K. Companies Act 2006 and the terms of such shares’ issue. The U.K. Companies Act 2006 also provides a right to object to the variation of the share capital by the shareholders who did not vote in favor of the variation. Should 15% or more of the shareholders of the issued shares in question apply to the court to have the variation cancelled, the variation shall have no effect unless and until it is confirmed by the court.

Alteration to share capital

ReNew Global may, by ordinary resolution of shareholders, consolidate all or any of its share capital into shares of larger amount per share than its existing shares, or sub-divide its shares or any of them into shares of a smaller amount. ReNew Global may, by special resolution of shareholders, confirmed by the court, reduce its share capital or any capital redemption reserve or any share premium account in any manner authorized by the U.K. Companies Act 2006. ReNew Global may redeem or purchase all or any of its shares, subject to the requirements as set out in the U.K. Companies Act 2006.

Other U.K. law considerations

Mandatory purchases and acquisitions

Pursuant to Sections 979 to 991 of the U.K. Companies Act 2006, where a takeover offer has been made for ReNew Global and the offeror has acquired or unconditionally contracted to acquire not less than 90% in value of the shares to which the offer relates and not less than 90% of the voting rights carried by those shares, the offeror may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or unconditionally contracted to acquire that such offeror wishes to acquire, and is entitled to so acquire, those shares on the same terms as the general offer. The offeror would do so by sending a notice to the outstanding minority shareholders telling them that it will compulsorily acquire their shares. Such notice must be sent within three months of the last day on which the offer can be accepted in the prescribed manner. The squeeze-out of the minority shareholders can be completed at the end of six weeks from the date the notice has been given, subject to the minority shareholders failing to successfully lodge an application to the court to prevent such squeeze-out any time prior to the end of those six weeks, following which the offeror can execute a transfer of the outstanding shares in its favor and pay the consideration to ReNew Global, which it would hold the consideration in trust for the outstanding minority shareholders. The consideration offered to the outstanding minority shareholders whose shares are compulsorily acquired under the U.K. Companies Act 2006 must, in general, be the same as the consideration that was available under the takeover offer.

Sell out

The U.K. Companies Act 2006 also gives ReNew Global’s minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer for all of its shares. A holder of shares to which the offer relates, and who has not otherwise accepted the offer, may require the offeror to acquire his shares if, prior to the expiry of the acceptance period for such offer, the offeror has acquired or unconditionally agreed to acquire (i) not less than 90% in value of the voting shares, and (ii) not less than 90% of the voting rights carried by those shares. The offeror may impose a time limit on the rights of minority shareholders to be bought out that is not less than three months after the end of the acceptance period. If a shareholder exercises their rights to be bought out, the offeror is required to acquire such shareholder’s shares on the terms of the general takeover offer or on such other terms as may be agreed.

Disclosure of interest in shares

Pursuant to Part 22 of the U.K. Companies Act 2006, ReNew Global is empowered to give notice in writing to any person whom it knows or have reasonable cause to believe to be interested in its shares, or to have been so interested at any time during the three years immediately preceding the date on which the notice is issued, requiring such person, within a reasonable time, to disclose to ReNew Global particulars of that person’s interest and (so far as is within its knowledge) particulars of any other interest that subsists or subsisted in those shares.

Under ReNew Global’s articles of association, if a person defaults in supplying ReNew Global with the required particulars in relation to the ordinary shares in question, or default shares, within the prescribed period, the directors may by notice direct that:

•

in respect of the default shares, the relevant shareholder shall not be entitled to attend or vote (either in person or by proxy) at a general meeting or at a separate meeting of the holders of that class of shares or on a poll; and

•	in respect of the default shares:

•	no payment shall be made by way of dividend and no share shall be allotted pursuant to any scrip dividend;

•	no transfer of any default share shall be registered unless:

•

the shareholder is not itself in default in regard to supplying the information requested and the transfer when presented for registration is accompanied by a certificate by the shareholder in such form as the board may in its absolute discretion require to the effect that after due and careful inquiry the shareholder is satisfied that no person in default as regards supplying such information is interested in any of the shares which are the subject of the transfer; or

•	the transfer is an approved transfer.

Purchase of own shares

Under English law, a limited company may only purchase its own shares out of the distributable profits of the company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, provided that they are not restricted from doing so by their articles. A limited company may not purchase its own shares if, as a result of the purchase, there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased.

ReNew Global may purchase its own fully paid shares otherwise than on a recognized investment exchange pursuant to a purchase contract authorized by resolution of shareholders before the purchase takes place. Any authority will not be effective if any shareholder from whom ReNew Global propose to purchase shares votes on the resolution and the resolution would not have been passed if he had not done so. The resolution authorizing the purchase must specify a date, such date not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

Distributions and dividends

Under the U.K. Companies Act 2006, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves (on a non-consolidated basis). The basic rule is that a company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to ReNew Global and to each of its subsidiaries that has been incorporated under English law.

It is not sufficient that we, as a public limited company, have made a distributable profit for the purpose of making a distribution. An additional capital maintenance requirement is imposed on ReNew Global to ensure that the net worth of the company is at least equal to the amount of its capital. A public limited company can only make a distribution:

•

if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called up share capital and distributable reserves; and

•	if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of the net assets to less than that total.

Following the offering, it is expected that the issued share capital of ReNew Global shall be subsequently reduced by cancelling and extinguishing all of the share premium/merger reserves, subject to the approval of the court. It is then expected that the Company will implement a further court-approved reduction of its share premium account in order to create distributable profits. There can be no assurance that court approval will be obtained in respect of the Company reducing its capital in order to create distributable profits. The reduction of capital described above will not impact shareholders’ relative interests in the capital of the Company.

Compromises and arrangements

Where ReNew Global and its creditors or shareholders or a class of either of them propose a compromise or arrangement between ReNew Global and its creditors or its shareholders or a class of either of them (as applicable), the High Court of Justice in England and Wales may order a meeting of the creditors or class of creditors or of its shareholders or class of shareholders (as applicable) to be called in such a manner as the court directs. Any compromise or arrangement approved by a majority in number present and voting at the meeting representing 75% or more in value of the creditors or 75% or more of the voting rights of shareholders or class of either of them (as applicable) if sanctioned by the court, is binding upon ReNew Global and all the creditors, shareholders or members of the specific class of either of them (as applicable).

Whether the capital of the Company is to be treated as being divided into a single or multiple class(es) of shares is a matter to be determined by the court. The court may in its discretion treat a single class of shares as multiple classes, or multiple classes of shares as a single class, for the purposes of the shareholder approval referred to above taking into account all relevant circumstances, which may include circumstances other than the rights attaching to the shares themselves.

City code on takeovers and mergers

The U.K. City Code on Takeovers and Mergers, or the “Takeover Code,” applies, among other things, to an offer for a public limited company the registered office of which is in the United Kingdom and which is considered by the Panel on Takeovers and Mergers, or the “Takeover Panel,” to have its place of central management and control in the United Kingdom, the Channel Islands or the Isle of Man, in each case, a “Code Company.” This is known as the “residency test.” Under the Takeover Code, the Takeover Panel will determine whether ReNew Global has its place of central management and control in the United Kingdom, the Channel Islands or the Isle of Man by looking at, in the first instance, whether a majority of the directors on ReNew Global’s Board is resident in the United Kingdom, the Channel Islands and the Isle of Man. If a majority of the directors are so resident, then the “residency test” will normally be satisfied.

If at the time of a takeover offer, the Takeover Panel determines that the residency test is satisfied, ReNew Global would be subject to several rules and restrictions, including but not limited to the following: (i) its ability to enter into deal protection arrangements with a bidder would be extremely limited; (ii) ReNew Global might not, without the approval of its shareholders, be able to perform certain actions that could have the effect of frustrating an offer, such as issuing shares or carrying out acquisitions or disposals; and (iii) ReNew Global would be obliged to provide equality of information to all bona fide competing bidders. The Takeover Code also contains certain rules in respect of mandatory offers for Code Companies. Under Rule 9 of the Takeover Code, if a person:

•

acquires an interest in shares of a Code Company that, when taken together with shares in which persons acting in concert with such person are interested, carry 30% or more of the voting rights of the Code Company; or

•

who, together with persons acting in concert with such person, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in the Code Company, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer, and, depending on the circumstances, its concert parties, would be required (except with the consent of the Takeover Panel) to make a cash offer (or provide a cash alternative) for the Code Company’s outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

Upon the closing of the Business Combination, ReNew Global expects a majority of its Board to be resident outside of the United Kingdom, the Channel Islands and the Isle of Man. Based upon its current and intended plans for its directors and management, for the purposes of the Takeover Code, ReNew Global anticipates that the residency test will not be met. Therefore, the Takeover Code should not apply to us. It is possible that in the future changes in the Board’s composition, changes in the Takeover Panel’s interpretation of the Takeover Code, or other events may cause the Takeover Code to apply to us.

Exchange controls

There are no governmental laws, decrees, regulations or other legislation in the United Kingdom that may affect the import or export of capital, including the availability of cash and cash equivalents for use by ReNew Global, or that may affect the remittance of dividends, interest, or other payments by ReNew Global to non-resident holders of its ordinary shares, other than withholding tax requirements. There is no limitation imposed by English law or in ReNew Global’s articles of association on the right of non-residents to hold or vote shares.

Warrants

Upon the Closing, each outstanding Warrant will automatically become an RMG II Adjusted Warrant, and represent the right to purchase 1.0917589 ReNew Global Class A Shares in lieu of one share of RMG II Class A Common Stock at a price of $11.50 per share, subject to adjustment as described below. The RMG II Adjusted Warrants will be governed by the Amended and Restated Warrant Agreement, to be entered into by ReNew Global and Computershare, as warrant agent, in connection with the Closing. You should review a copy of the form of the Amended and Restated Warrant Agreement and the form of the Warrant Assignment and Assumption Agreement, to be entered into by and among RMG II, ReNew Global, the Trustee and Computershare, which will both be filed as exhibits to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the RMG II Adjusted Warrants.

Public Shareholders’ Warrants

The following description applies to public shareholders’ warrants that become RMG II Adjusted Warrants as a result of the Business Combination.

The Amended and Restated Warrant Agreement requires ReNew Global, as soon as practicable, but in no event later than 15 business days after the Closing Date, to use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the ReNew Global Class A Shares issuable upon exercise of the RMG II Adjusted Warrants, and to use its best efforts to cause the same to become effective, and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the RMG II Adjusted Warrants in accordance with the provisions of the Amended and Restated Warrant Agreement. Notwithstanding the foregoing, if a registration statement covering the shares issuable upon exercise of such warrants is not effective within 60 business days following the Closing, holders of RMG II Adjusted Warrants may, until such time as there is an effective registration statement and during any period when ReNew Global has failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In such event, each holder would pay the exercise price by surrendering the RMG II Adjusted Warrants for that number of ReNew Global Class A Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of ReNew Global Class A Shares underlying the RMG II Adjusted Warrants held by the holder, multiplied by the excess of the “fair market value” (defined below) less the exercise price of such warrants by (y) the fair market value and (B) 0.394, and, in either case, by paying (or giving an undertaking to pay) the nominal value (being $0.0001 per ReNew Global Ordinary Share). The “fair market value” for this purpose will mean the volume weighted average price of ReNew Global Class A Shares as reported during the ten (10) trading day period ending on the trading day prior to the date notice of exercise is received.

ReNew Global will not be obligated to deliver any ReNew Global Class A Shares pursuant to the exercise of an RMG II Adjusted Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the ReNew Global Class A Shares underlying the RMG II

Adjusted Warrants is then effective and a prospectus relating thereto is current, subject to ReNew Global satisfying its obligations described below with respect to registration. No RMG II Adjusted Warrant will be exercisable and ReNew Global will not be obligated to issue ReNew Global Class A Shares as a result of the exercise of an RMG II Adjusted Warrant unless the ReNew Global Class A Shares issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the such warrants.

Notwithstanding the above, if ReNew Global Class A Shares are at the time of any exercise of an RMG II Adjusted Warrant not listed on a U.S. national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, ReNew Global may, at its option, require holders of RMG II Adjusted Warrants who exercise such warrants to do so on a “cashless basis” and, in the event ReNew Global so elects, it will not be required to file or maintain in effect a registration statement, but it will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The exercise price and number of ReNew Global Class A Shares issuable on exercise of the RMG II Adjusted Warrants will be adjusted in certain circumstances and subject to certain exceptions described in the Amended and Restated Warrant Agreement, including in the event of a share dividend, extraordinary dividend or ReNew Global’s recapitalization, reorganization, merger or consolidation.

No fractional shares will be issued upon exercise of the RMG II Adjusted Warrants. If, upon exercise of the RMG II Adjusted Warrants, a holder would be entitled to receive a fractional interest in a share, ReNew Global will, upon exercise, round down to the nearest whole number of ReNew Global Class A Shares to be issued to the holder.

Once the RMG II Adjusted Warrants become exercisable, ReNew Global may call such warrants for redemption if, and only if, the reported last sale price of the ReNew Global Class A Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before ReNew Global sends the notice of redemption to the holders of RMG II Adjusted Warrants. In addition, ReNew Global may only call such RMG II Adjusted Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant; and

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder.

If and when the RMG II Adjusted Warrants become redeemable, ReNew Global may not exercise its redemption right if the issuance of ReNew Global Class A Shares upon exercise of the RMG II Adjusted Warrants is not exempt from registration or qualification under applicable state blue sky laws or ReNew Global is unable to effect such registration or qualification.

If ReNew Global calls the RMG II Adjusted Warrants for redemption as described above, it will have the option to require any holder that wishes to exercise its RMG II Adjusted Warrant prior to such redemption to do so on a “cashless basis.” If ReNew Global takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of ReNew Global Class A Shares to be received upon exercise of the RMG II Adjusted Warrants, including the “fair market value” in such case.

A holder of an RMG II Adjusted Warrant may notify ReNew Global in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such RMG II Adjusted Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the ReNew Global Class A Shares outstanding immediately after giving effect to such exercise.

The Amended and Restated Warrant Agreement provides that the terms of the RMG II Adjusted Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding RMG II Adjusted Warrants in respect of Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The RMG II Adjusted Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to ReNew Global, for the number of RMG II Adjusted Warrants being exercised. The warrant holders do not have the rights or privileges of holders of ReNew Global Class A Shares or any voting rights until they exercise their RMG II Adjusted Warrants and receive ReNew Global Class A Shares.

The Amended and Restated Warrant Agreement provides that, subject to applicable law, any action, proceeding or claim against ReNew Global arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and ReNew Global irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors – The Amended and Restated Warrant Agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of RMG II Adjusted Warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with ReNew Global.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The following description applies to Private Placement Warrants that become RMG II Adjusted Warrants as a result of the Business Combination.

For so long as the RMG II Adjusted Private Placement Warrants are held by RMG Sponsor II or its permitted transferees, (i) such warrants (and any new ReNew Global Class A Shares issuable upon exercise thereof) will not be transferable, assignable or salable until 30 days after the Closing except in limited circumstances, (ii) such warrants will not be redeemable, and (iii) such warrants may be exercised on a cashless basis. Otherwise, the RMG II Adjusted Private Placement Warrants have terms and provisions that are identical to those of the warrants held by public warrant holders that become RMG II Adjusted Warrants described above, including as to exercise price, exercisability and exercise period, and adjustment. The transferability of such warrants (and any new ReNew Global Class A Shares issuable upon exercise thereof) will be further restricted under the Registration Rights, Coordination and Put Options Agreement. See “The Business Combination Proposal—Related Agreements.”

COMPARISON OF SHAREHOLDERS’ RIGHTS

ReNew Global is a public limited company incorporated under the laws of England and Wales. English law and the ReNew Global A&R Articles, which will be effective at Closing of the Buisness Combination, will govern the rights of its shareholders. English law differs in some material respects from the Cayman Islands Companies Act (As Revised). In addition, the ReNew Global A&R Articles will differ in certain material respects from the RMG II A&R Articles. As a result, when you become a shareholder of ReNew Global, your rights will differ in some regards as compared to when you were a shareholder of RMG II.

Below is a summary chart outlining important similarities and differences in the shareholder rights associated with each of RMG II and ReNew Global according to applicable law and/or the organizational documents of RMG II and ReNew Global. You should also review the form of articles of association of ReNew Global (as they will be effective on the Closing of the Business Combination in substantially such form) attached as Annex D to this proxy statement/prospectus, as well as the Cayman Islands Companies Act (As Revised) and U.K. Companies Act 2006, to understand how these laws apply to RMG II and ReNew Global.

RMG II’s stockholders will not have an opportunity to vote on the adoption of ReNew Global’s Articles of Association on or before the Closing of the Business Combination.

Provision	Rights of RMG II Shareholders	Rights of ReNew Global Shareholders

Applicable corporate law legislation	Cayman Islands Companies Act (As Revised)	U.K. Companies Act 2006

Special Vote Required for Combinations with Interested Stockholders/Shareholders	No special vote required.

As outlined below, in a statutory scheme of arrangement, shares held by or on behalf of an acquiring shareholder would typically be treated as a separate class for the purposes of shareholder approval of the scheme of arrangement. This does not apply to a takeover offer conducted other than by way of a scheme of arrangement, such as a contractual takeover offer.

Appraisal/Dissenters’ Rights	Under certain circumstances, shareholders may dissent to a merger of a Cayman Islands company by following the procedure set out in the Cayman Islands Companies Law. Where dissenter rights apply, dissenters to a merger are entitled to receive fair market value for their shares.

English law does not provide for “appraisal rights.” However, English law does permit a minority shareholder to object to a court where its shares are proposed to be compulsorily acquired.

English law permits shareholders (including minority shareholders) to bring certain claims in relation to a company’s affairs, and actual or proposed acts or omissions. It also permits certain actions to be brought in the name of, or for and on behalf of, a company, by shareholders (including minority shareholders).

Provision	Rights of RMG II Shareholders	Rights of ReNew Global Shareholders
Mergers and Asset Sales

Mergers require approval of two-thirds of the shares present and voting at a shareholder meeting, and any other authorization as may be specified in the relevant articles of association.

Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval—there is no exception for smaller mergers.

If holders of not less than 90% of each class or series (generally excluding shares already owned by the acquiror) approve of a tender offer, then the remaining shareholders are generally compelled, subject to court approval, to transfer their shares on the same terms as the accepting shareholders.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Asset sales require must be approved by the RMG II Board. Under the RMG II A&R Articles and the Cayman Islands Companies Act (As Revised), directors may approve matters by a majority during a meeting or unanimously in writing. Under the RMG II A&R Articles, shareholder approval is not required for asset sales.

A shareholder vote is not generally required, under English law, to approve the sale, lease or exchange of all or substantially all of a company’s assets.

Under English law, where ReNew Global proposes to acquire another company, approval of ReNew Global’s shareholders is not required.

Under English law, where another company proposes to acquire ReNew Global, the requirement for the approval of the shareholders of ReNew Global depends on the method of acquisition.

Under the ReNew Global A&R Articles, if the Company effects the separation of any material portion of its business into one or more entities (each, a “NewCo”), whether existing or newly formed and the applicable Shareholders Agreement Investors will receive equity interests in any such NewCo as part of such separation, the Company is required to procure that any such NewCo enters into a shareholders agreement with the Shareholders Agreement Investors that provides the Shareholders Agreement Investors with rights vis-á-vis such NewCo that are substantially identical to those available to the Shareholders Agreement Investors in the Company in their capacity as shareholders.

A takeover (i.e., the acquisition of one company by another) of an English public limited company may be carried out by a statutory scheme of arrangement (under Part 26 of the U.K. Companies Act 2006) between the target company and its shareholders. Part 26 schemes of arrangement are

Provision	Rights of RMG II Shareholders	Rights of ReNew Global Shareholders
also used in certain types of compromises with creditors, amalgamations and capital reorganizations. In the context of an acquisition or takeover, such arrangements require the approval of: (i) a majority in number of shareholders, representing 75 per cent. in value, of the share capital held by, the shareholders or each applicable class of shareholders present and voting either in person or by proxy at a special meeting convened by order of the court; and (ii) the English court. Typically, shares held by or on behalf of the acquirer would be treated as a separate class to shares held by or on behalf of the bidder. Once approved, sanctioned and effective, all shareholders and creditors of the relevant class are bound by the terms of a scheme, and a dissenting shareholder would not have appraisal rights. Specific requirements apply to schemes of reconstruction or amalgamation that are treated as mergers or divisions for the purposes of the U.K. Companies Act 2006. English law also provides that where: (i) a takeover offer is made for shares (other than by way of a scheme of arrangement), and (ii) following the offer, the offeror has acquired or contracted to acquire not less than 90 per cent. in value of the shares to which the takeover offer relates, and not less than 90 per cent. of the voting rights carried by the shares to which the offer relates, the offeror may require the other shareholders who did not accept the offer to transfer their shares on the same terms as the offer. A dissenting shareholder may object to the transfer on the basis that the acquisition would be unfair prejudice (typically on the grounds that the bidder is not

Provision	Rights of RMG II Shareholders	Rights of ReNew Global Shareholders

entitled to acquire shares or that the terms of acquisition should be different to those offered) by applying to the court within six weeks of the date on which notice of the transfer was given. In the absence of fraud or oppression, the court is unlikely to order that the acquisition shall not take effect, but it may specify terms of the transfer that it finds appropriate. A minority shareholder is also entitled in similar circumstances to require the offeror to acquire his or her shares on the same terms as the offer.

ReNew Global is not subject to the U.K. Takeover Code. Consequently, the ReNew Global Board will be permitted to adopt certain anti-takeover measures provided that such measures are consistent with their general duties. As discussed in “Risk Factors—Risks Related to ReNew Global,” it is possible that the Takeover Code could apply to ReNew Global in the future. If ReNew Global becomes subject to the Takeover Code, the ability of the directors of ReNew Global to engage in defensive measures to seek to frustrate bids may be further restricted.

Amendments to Governing Documents	The amendment of any provision of the RMG II A&R Articles requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting. RMG Sponsor II and RMG II’s executive officers and directors have agreed that they will not propose any amendment to the RMG II A&R Articles that would affect the substance or

Under English law, a special resolution of the shareholders is required to amend any provision of the ReNew Global A&R Articles that is not “entrenched” or is not a right attached to a particular class of shares.

If a provision is “entrenched” that provision may only be amended or repealed if the stated conditions are met, or procedures are complied with, that are more restrictive than those applicable in the case of a special resolution.

Provision	Rights of RMG II Shareholders	Rights of ReNew Global Shareholders
	timing of RMG II’s obligation to redeem 100% of its public shares if RMG II does not complete a business combination by December 14, 2022 (24 months after the closing of the RMG II IPO), unless RMG II provides public shareholders with the opportunity to redeem their shares upon approval of any such amendment.	In addition, the ReNew Global A&R Articles and the ReNew Global Shareholders Agreement will provide that certain articles in the ReNew Global A&R Articles incorporating provisions of the ReNew Global Shareholders Agreement, including, without limitation, the rights and privileges of the ReNew Global Shares and ReNew Global’s obligations to exercise all rights and powers of control available to it to not permit ReNew India to take certain actions in relation to the ReNew India Ordinary Shares, in each case, may not be amended without the prior written consent of certain Shareholders Agreement Investors.

Election of Directors

The RMG II A&R Articles provide that:

Prior to the Business Combination, an ordinary resolution of the holders of the RMG II Class B Shares under Cayman Islands law, being the affirmative vote of the holders of a majority of the RMG II Class B Shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting will be required to appoint any person as director of RMG II.

After the Business Combination, an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting will be required to appoint any person as director of RMG II.

The directors of RMG II may appoint any person to be an additional director provided that the appointment does not cause the number of directors to exceed

Except as set forth in the following paragraph, the shareholders of ReNew Global have the right in the ReNew Global A&R Articles to elect directors by ordinary resolution, and the ReNew Global Board also has the right in the ReNew Global A&R Articles to appoint directors, provided that the appointment does not result in the maximum number of directors being exceeded.

The ReNew Global A&R Articles and the ReNew Global Shareholders Agreement will provide that, during the period commencing on the Closing Date until at least the Second Anniversary Date, the board of directors of ReNew Global will be comprised of up to 11 directors, six of whom shall be independent directors (including at least two female independent directors) and five of whom shall be appointed and maintained in office by each of the Shareholders Agreement Investors. On or following the Closing Date until at least the

Provision	Rights of RMG II Shareholders	Rights of ReNew Global Shareholders
	any number fixed as the maximum number of directors.	Second Anniversary Date, each of the Founder, GSW, Platinum Cactus, CPP Investments and RMG II shall be entitled to appoint one director, and the ReNew Global Board will be obligated to formally appoint such director, to the ReNew Global Board. Following the Second Anniversary Date, each of the Founder, GSW, Platinum Cactus and CPP Investments will continue to have the right to appoint one director to the ReNew Global Board so long as such Shareholders Agreement Investor (or, in the case of the Founder, the Founder Investors) and its affiliates holds ReNew Global Shares and/or ReNew India Ordinary Shares representing a certain threshold effective interest or, with respect to the Founder Investors, so long as the Founder is the Chief Executive Officer or Chairman of ReNew Global and/or its subsidiaries.

Number of Directors

Subject to the amended and restated memorandum and articles of association, there shall be at least one director and the shareholders or the board of directors may increase the size of the board and fill any vacancies.

The ReNew Global A&R Articles and the ReNew Global Shareholders Agreement will provide that (i) during the period commencing on the Closing Date until at least the Second Anniversary Date, the board of directors of ReNew Global will be comprised of up to 11 directors, six of whom shall be independent directors (including at least two female independent directors) and five of whom shall be appointed and maintained in office by each of the Shareholders Agreement Investors and (ii) for so long as the ReNew Global Shareholders Agreement remains in effect, subject to certain limited exceptions, the maximum number of directors on the ReNew Global Board will remain at 11 and ReNew Global may not increase

Provision	Rights of RMG II Shareholders	Rights of ReNew Global Shareholders
or decrease the maximum size of the ReNew Global Board without the prior written consent of each Shareholders Agreement Investor that has a director appointment right at such time.

Removal of Directors

The RMG II A&R Articles provide that:

Prior to the Business Combination, an ordinary resolution of the holders of the RMG II Class B Shares under Cayman Islands law, being the affirmative vote of the holders of a majority of the RMG II Class B Shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting will be required to remove any person as director of RMG II.

After the Business Combination, an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting will be required to remove any person as director of RMG II.

Under English law, shareholders in ReNew Global may remove a director of ReNew Global without cause by ordinary resolution at a meeting, irrespective of any provisions in the ReNew Global A&R Articles, provided that notice of such proposal is given to ReNew Global by the shareholder making such proposal at least 28 days’ prior to the general meeting at which such proposal is to be put to shareholders. A director subject to any such procedure has a right to: (i) make certain written representations (which the company must circulate to shareholders) as to why he or she should not be removed, and (ii) be heard orally at the general meeting.

The ReNew Global A&R Articles will also provide that the shareholders in ReNew Global may remove a director of ReNew Global, without cause by ordinary resolution at a meeting, without the provision of 28 days’ notice.

The ReNew Global Board acting by board resolution may also remove a director, other than a director appointed by a Shareholders Agreement Investor with a director appointment right, where such director is absent (without permission) for more than six consecutive months from board meetings. A director’s office, other than a director appointed by a Shareholders Agreement Investor with a director appointment right, will also be vacated if he or she is

Provision	Rights of RMG II Shareholders	Rights of ReNew Global Shareholders

requested to resign in writing by not less than three quarters of the directors of ReNew Global.

The ReNew Global A&R Articles and the ReNew Global Shareholders Agreement will provide that each Shareholders Agreement Investor that has a director appointment right will have the right to remove its director, and the exclusive right to appoint a replacement director to fill any vacancy created by such removal.

Filling of Board Vacancies	The RMG II A&R Articles provides that the RMG II Board may appoint any person as director of RMG II to fill a vacancy.

The ReNew Global A&R Articles will provide that vacancies on the board of directors may be filled by the ReNew Global Board or, other than any vacancy in respect of a director appointed by a Shareholders Agreement Investor with a director appointment right, may be filled by an ordinary resolution of the shareholders.

The ReNew Global A&R Articles and the ReNew Global Shareholders Agreement will provide that any vacancy created at any time by the death, disqualification, disability, retirement, removal, failure of being elected or resignation of any director appointed by a Shareholders Agreement Investor with a director appointment right may only be filled, and ReNew Global is obligated to cause such vacancy to be filled as soon as possible, by a new director appointed by such Shareholders Agreement Investor with such director appointment right.

Fiduciary Duties of Directors

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

English law imposes certain specific obligations on the directors of ReNew Global. In addition to certain common law and equitable principles, there are statutory director duties, including seven codified duties as follows:

Provision	Rights of RMG II Shareholders	Rights of ReNew Global Shareholders
Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

(1) to act in a way he or she considers, in good faith, would be most likely to promote the success of the company for the benefit of the company’s members as a whole;

(2) to act in accordance with the company’s constitution and exercise powers only for the purposes for which they are conferred;

(3) to exercise independent judgment;

(4) to exercise reasonable care, skill and diligence – this test is both subjective (i.e., was the director’s conduct that of a reasonably diligent person who has the knowledge and experience of the director) and objective (i.e., was the director’s conduct that of a reasonably diligence person having the knowledge and experience that a director holding that position should have);

(5) to act bona fide in what he or she considers is in the interests of the company as a whole, bearing in mind a number of different matters;

(6) not to accept benefits from third parties that are conferred by reason of him or her being, or doing or not doing anything, as a director; and

(7) to declare an interest in a proposed transaction with the company.

Conflict of Interest Transactions

The RMG II A&R Articles provide that:

No person shall be disqualified from the office of director or prevented by such office from contracting with RMG II, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into

Under English law, certain transactions between a director (or a person connected with a director) and a related company are prohibited unless approved by the shareholders, such as loans, quasi-loans, credit transactions and substantial property transactions.

Provision	Rights of RMG II Shareholders	Rights of ReNew Global Shareholders

by or on behalf of RMG II in which any director shall be in any way interested be or be liable to be avoided, nor shall any director so contracting or being so interested be liable to account to RMG II for any profit realized by or arising in connection with any such contract or transaction by reason of such director holding office or of the fiduciary relationship thereby established. A director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

A general notice that a director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

In addition to the requirement for shareholder approval in respect of certain transactions, directors who have an interest in a proposed transaction or arrangement with ReNew Global are required to declare the nature and extent of their interest at a meeting of the ReNew Global Board or by notice. Pursuant to the ReNew Global A&R Articles (and subject to certain specified exceptions) a director is not permitted to vote on any matter in which he or she has an interest that can reasonably be regarded as giving rise to a conflict of interests with ReNew Global. This restriction may be suspended or relaxed, either generally or in respect of a particular matter, by an ordinary resolution of the shareholders or, in respect of a particular matter, by a resolution of the ReNew Global Board.

Quorum and Actions	The RMG II A&R Articles provides that business may only be transacted at a general meeting if a quorum is present, such quorum being holders of a majority of the RMG II Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum.

At least two qualifying persons entitled to vote at the general meeting, or one such qualifying person if there is only one member of ReNew Global at the relevant time, shall be present in person or represented by proxy in order to constitute a quorum for the transaction of any business at a general meeting.

For the purposes of ReNew Global’s quorum, a “qualifying person” means (a) an individual who is a member of ReNew Global, (b) a person authorised to

Provision	Rights of RMG II Shareholders	Rights of ReNew Global Shareholders

act as the representative of a corporation in relation to the meeting, or (c) a person appointed as a proxy of a member in relation to the meeting, or if such person is a corporation, the authorised representative of such corporation in relation to the meeting.

The necessary quorum for any general meeting specifically for the holders of any class of shares in the capital of ReNew Global (or adjournment thereof) shall be at least two members of that class (or one member, if there is only one member of such class), present in person or by proxy, who together represent at least one-third in nominal value of the issued shares of that class, provided that in the case of a general meeting of the holders of ReNew Global Class A Shares, the necessary quorum at such meeting (or adjournment thereof) shall be members who together represent at least one-third in nominal value of ReNew Global’s voting shares.

Annual Shareholders’ Meetings

The RMG II A&R Articles provides that:

RMG II may, but shall not (unless required by the Cayman Islands Companies Act (As Revised)) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the directors shall appoint. At these meetings the report of the directors (if any) shall be presented.

Shareholders seeking to bring business before the annual general meeting or to nominate candidates for appointment as directors at the annual general meeting must deliver notice to the principal

The ReNew Global A&R Articles provide that annual shareholders’ meetings, which are referred to in this proxy statement/prospectus as annual general meetings, are held. Meetings will take place at such date, time and place, as may be specified by the ReNew Global Board in the notice of meeting. English law requires that each annual general meeting must take place within the six-month period beginning with the day following the end of the company’s fiscal year, but does not specify what business must be transacted at the annual general meeting, nor are there any restrictions on business (however, the annual general meeting is usually the meeting that is used for matters which must be dealt with each financial

Provision	Rights of RMG II Shareholders	Rights of ReNew Global Shareholders
	executive offices of RMG II not less than 120 calendar days before the date of RMG II’s proxy statement released to shareholders in connection with the previous year’s annual general meeting or, if RMG II did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the RMG II Board with such deadline being a reasonable time before RMG II begins to print and send its related proxy materials.	year, such as the re-election of directors, fixing the remuneration of auditors and consideration of the annual accounts, directors’ report and auditors’ report)

Special Shareholders’ Meetings	The RMG II A&R Articles provides that the RMG II Board, the chief executive officer or the chairman of the RMG II Board may call general meetings, and, for the avoidance of doubt, shareholders shall not have the ability to call general meetings.

The ReNew Global Board can call general meetings at such date, time and place, as they may specify in the notice of meeting.

Under English law, one or more shareholders holding voting shares representing at least five per cent. of the paid-up capital of ReNew Global can require (or requisition) ReNew Global to call and hold a general meeting.

The directors may propose other business at the meeting but the business that may be conducted at a general meeting is the business that is referred to in the relevant notice of such general meeting.

Shareholder Action Without Meeting	The RMG II A&R Articles provides that action of the shareholders may be taken by unanimous written consent in lieu of a meeting.	English law does not permit a public limited company, such as ReNew Global, to pass a resolution without a shareholder meeting.

Indemnification of Directors and Officers

The RMG II A&R Articles provides that each current and former director and officer of RMG II (excluding auditors of RMG II) shall be indemnified against:

i.   all actions, proceedings, costs, charges, expenses,

Subject to certain exceptions, English law does not permit ReNew Global to indemnify a director against liability in connection with any negligence, default, breach of duty or breach of trust by him or her in relation to ReNew Global. The exceptions allow ReNew Global to:

Provision	Rights of RMG II Shareholders	Rights of ReNew Global Shareholders

losses, damages or liabilities incurred or sustained by the existing or former secretary or officer in or about the conduct of RMG II’s business or affairs or in the execution or discharge of the existing or former secretary’s or officer’s duties, powers, authorities or discretions; and

ii.  without limitation to paragraph (i), all costs, expenses, losses or liabilities incurred by the existing or former secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning RMG II or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former secretary or officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, willful default or willful neglect.

(1) purchase and maintain director and officer insurance against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company. Director and officer insurance generally covers costs incurred in defending allegations and compensatory damages that are awarded. However, director and officer insurance will generally not cover damages awarded in relation to criminal acts, intentional malfeasance or other forms of dishonesty, regulatory offenses or excluded matters such as environmental liabilities. In relation to these matters, director and officer insurance generally only covers defense costs, subject to the obligation of the director or officer to repay the costs if an allegation of criminality, dishonesty or intentional malfeasance is subsequently admitted or found to be true;

(2) provide a qualifying third party indemnity provision, which it refers to in this proxy statement/prospectus as a QTPIP. This permits ReNew Global to indemnify its directors (and directors of an “associated company” (i.e., a company that is a parent, subsidiary or sister company of ReNew Global)) in respect of proceedings brought by third parties (covering both legal costs and the amount of any adverse judgment), except for: (i) the legal costs of an unsuccessful defense of criminal proceedings, or civil proceedings brought by the company itself; (ii) fines imposed in criminal proceedings; and (iii) penalties imposed by regulatory bodies. ReNew Global can therefore indemnify directors against such third-party actions as class actions

Provision	Rights of RMG II Shareholders	Rights of ReNew Global Shareholders

or actions following mergers and acquisitions or share issues;

(3) indemnify a director in respect of defense costs in relation to criminal and civil proceedings against him or her (even if the action is brought by the company itself). This is subject to the requirement for the director or officer to reimburse the company if the defense is unsuccessful. However, if the company has a QTPIP in place whereby the director or officer is indemnified in respect of legal costs in civil proceedings brought by third parties, then the director or officer will not be required to reimburse the company in such cases; and

(4) provide a qualifying pension scheme indemnity provision, which are referred to in this proxy statement/prospectus as a QPSIP. This permits ReNew Global to indemnify a director of a company (whether ReNew Global or an associated company) that is a trustee of an occupational pension scheme against liability incurred in connection with such company’s activities as a trustee of the scheme, except for: (i) the legal costs of an unsuccessful defense of criminal proceedings; (ii) fines imposed in criminal proceedings; and (iii) penalties imposed by regulatory bodies.

The ReNew Global A&R Articles include a provision that allows ReNew Global to exercise all powers to indemnify, subject to the provisions of English law, any person who is or was a director of ReNew Global or an associated company against any loss or liability, whether: (i) in connection with any negligence, default, breach of duty or breach of trust by him or her or

Provision	Rights of RMG II Shareholders	Rights of ReNew Global Shareholders

otherwise, in relation to ReNew Global or any associated company; or (ii) in connection with that company’s activities as a trustee of an occupational pension scheme. The ReNew Global A&R Articles also include a provision that allows the company to exercise all powers to purchase and maintain insurance for the benefit of any person who is or was a director, officer or employee of the company or any related company or for the trustee of any pension fund in which the employees of the company or any related company are or have been interested.

Further, the ReNew Global A&R Articles provides that all directors or other officers of ReNew Global (except a person engaged by the Company as auditor) be indemnified out of the assets of ReNew Global against any liability incurred by them for negligence, default, breach of duty or breach of trust in relation to the affairs of ReNew Global, provided that such provision shall be deemed not to provide for, or entitle any such person to, indemnification to the extent that it would cause the provision, or any element of it, to be treated as void under the Companies Act, 2006.

In addition to the provisions of the articles of association, it is common to set out the terms of the QTPIP and any QPSIP in the form of a deed of indemnity between the company and the relevant director or executive officer which indemnifies the director or executive officer against claims brought by third parties to the fullest extent permitted under English law. ReNew Global expects to enter into new deeds of

Provision	Rights of RMG II Shareholders	Rights of ReNew Global Shareholders
indemnity with directors, executive officers and certain other officers and employees (including directors, officers and employees of subsidiaries and other affiliates) in due course. Shareholders have a right under English law to request and inspect copies of qualifying indemnity provisions.

Limitation on Liability of Directors	Liability of directors may be limited, except with regard to their own fraud or willful default.

As described above, English law does not permit ReNew Global to exempt any director from any liability arising from negligence, default, breach of duty or breach of trust in relation to ReNew Global but is permitted to purchase and maintain limited insurance for a director of the company.

Shareholders can ratify a director’s conduct amounting to negligence, default, breach of duty or breach of trust in relation to ReNew Global. In general, such ratification must be authorized by an ordinary resolution of shareholders.

Inspection of Books and Records; Information Requests	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Under English law, the register and index of names of shareholders, register of directors, register of secretaries and other statutory registers of ReNew Global may be inspected at any time (1) for free, by its shareholders, and (2) for a fee by any other person. A company may apply to the English courts for an order not to permit inspection if the person seeking inspection does not have a proper purpose in inspecting the register. Documents may be copied for a fee.

The ReNew Global A&R Articles contain provisions stating that a complete list of the shareholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each

Provision	Rights of RMG II Shareholders	Rights of ReNew Global Shareholders

shareholder and the number of shares registered in the name of each shareholder shall be open to the examination of any shareholder, for any purpose germane to a shareholder meeting, during ordinary business hours, for a period of at least ten days prior to the meeting. The list shall also be produced and kept at the meeting and may be inspected by any shareholder who is present.

The service contracts of ReNew Global’s directors can be inspected without charge and during business hours. In this and certain other contexts under applicable English law, a “director” includes certain executive officers and a “service contract” includes any contract under which such a director or executive officer undertakes personally to provide services to ReNew Global or a subsidiary company, whether in that person’s capacity as a director, an executive officer or otherwise. Where service contracts are not in writing, a written memorandum setting out the terms must be provided by ReNew Global. The shareh olders of ReNew Global may also inspect, without charge and during business hours, the minutes of meetings of the shareholders for the previous ten years and obtain copies of the minutes for a fee.

In addition, the annual accounts of ReNew Global are required by English law to be made available to shareholders at a general meeting and a shareholder is entitled to a copy of such accounts. The accounts must also be made available on ReNew Global’s website and remain available until the accounts for the next financial year are placed on the website.

Provision	Rights of RMG II Shareholders	Rights of ReNew Global Shareholders
Under English law, the shareholders of ReNew Global do not have the right to inspect the corporate books of a subsidiary of ReNew Global.

Stockholder/Shareholder Lawsuits for violation of directors’ duties

RMG II’s Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, the company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) RMG II’s officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

a company is acting, or proposing to act, illegally or beyond the scope of its authority;

the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against RMG II where the individual rights of that shareholder have been infringed or are about to be infringed.

While English law only permits a shareholder to initiate a lawsuit on behalf of the company in limited circumstances, it does permit a shareholder to bring a claim against ReNew Global:

(1) when ReNew Global’s affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim; or

(2) when any act or omission of ReNew Global is or would be so prejudicial.

ReNew Global’s Articles of Association will provide that the courts of England and Wales will be the exclusive forum for resolving all shareholder complaints other than shareholder complaints asserting a cause of action arising under the Securities Act or the Exchange Act, and that the United States District Court for the Southern District of New York will be the exclusive forum for resolving any shareholder complaint asserting a cause of action arising under the Securities Act and the Exchange Act, and suits can be brought against ReNew Global or its directors accordingly.

Classified or Staggered Boards	The RMG II A&R Articles provide that, the directors shall be	English law permits a company to provide for terms of different

Provision	Rights of RMG II Shareholders	Rights of ReNew Global Shareholders
	divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. The existing directors shall by resolution classify themselves as Class I, Class II or Class III directors. The Class I directors shall stand appointed for a term expiring at RMG II’s first annual general meeting, the Class II directors shall stand appointed for a term expiring at RMG II’s second annual general meeting and the Class III directors shall stand appointed for a term expiring at RMG II’s third annual general meeting. Commencing at RMG II’s first annual general meeting, and at each annual general meeting thereafter, directors appointed to succeed those directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their election. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified.	lengths for its directors. However, it also requires that, in the case of officers who are considered directors under English law, employment agreements with a guaranteed term of more than two years be subject to the prior approval of shareholders by way of ordinary resolution at a general meeting.

PRICE RANGE OF SECURITIES AND DIVIDENDS

RMG II

RMG II’s units, Class A ordinary shares and warrants are currently listed on Nasdaq under the symbols RMGBU, RMGB and RMGBW, respectively. Each unit consists of one Class A Share and one-third of one redeemable warrant, each whole warrant entitling its holder to purchase one Class A Share at an exercise price of $11.50 per share. RMG II’s units commenced trading on Nasdaq on December 14, 2020. RMG II’s Class A ordinary shares and warrants commenced trading on Nasdaq on February 1, 2021.

Holders

As of March 31, 2021, there was one holder of record of units, one holder of record of RMG II Class A ordinary shares and two holders of record of warrants. Management believes RMG II has in excess of 300 beneficial holders of its securities.

Dividends

RMG II has not paid any dividends to its shareholders.

ReNew India

Market Price of Ordinary Shares

Historical market price information regarding ReNew India is not provided because there is no public market for their securities.

Holders

As of the date of this proxy statement/prospectus, ReNew India had 11 holders of record.

Dividends

ReNew India has not paid any dividends to its shareholders.

ReNew Global

Market Price of Ordinary Shares

Historical market price information regarding ReNew Global is not provided because there is no public market for its securities. ReNew Global is applying to list its ordinary shares on Nasdaq upon the Closing under the ticker symbols “RNW” and “RNWW.”

Holders

As of March 31, 2021, ReNew Global had two holders of record.

Dividend Policy

Following the completion of the Business Combination, ReNew Global’s board of directors will consider whether or not to institute a dividend policy.

APPRAISAL RIGHTS

Statutory appraisal, or “dissenter,” rights may be available to holders of RMG II Ordinary Shares who comply with the applicable requirements of Section 238 of the Companies Act. These statutory appraisal rights are described in the section titled “Extraordinary General Meeting of RMG II Shareholders—Statutory Appraisal Rights under the Companies Act of the Cayman Islands.” Such statutory appraisal rights under Section 238 of the Companies Act are distinct from the right of holders of RMG II to elect to have their shares redeemed for cash at the applicable Redemption Price in accordance with the RMG II Articles as described herein.

None of the holders of RMG II Units or RMG II Warrants have appraisal rights in connection with the Business Combination under Section 238 of the Companies Act in respect of their RMG II Units and RMG II Warrants.

ANNUAL MEETING SHAREHOLDER PROPOSALS

If the Business Combination is consummated, you will be entitled to attend and participate in ReNew Global’s annual meetings of shareholders. If ReNew Global holds a 2022 annual meeting of shareholders, it will provide notice of or otherwise publicly disclose the date on which the 2022 annual meeting will be held. As a foreign private issuer, ReNew Global will not be subject to the SEC’s proxy rules.

OTHER SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with RMG II’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of RMG II, c/o 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, Florida 33140. Following the Business Combination, such communications should be sent in care of ReNew Energy Global plc, C/O Vistra (UK) Ltd, 3rd Floor, 11-12 St James’s Square, London SW1Y 4LB, United Kingdom. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

The validity of the ReNew Global Class A Shares offered by this proxy statement/prospectus and certain other U.K. legal matters will be passed upon by Latham & Watkins (London) LLP.

The validity of the RMG II Adjusted Warrants offered by this proxy statement/prospectus under New York law will be passed upon by Skadden, Arps, Slate, Meagher & Flom (UK) LLP.

Certain U.S. federal income tax consequences relating to the Business Combination will be passed upon for RMG II by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

The consolidated financial statements of ReNew Power Private Limited as of March 31, 2021 and March 31, 2020, and for each of the three years in the period ended March 31, 2021, included in this proxy statement of RMG Acquisition Corporation II, which is referred to and made a part of the prospectus and registration statement, have been audited by S.R. Batliboi & Co. LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

The financial statements of RMG Acquisition Corporation II as of December 31, 2020 and for the period from July 28, 2020 (inception) through December 31, 2020 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as experts in accounting and auditing. The address of Marcum LLP is 750 3rd Avenue, New York, NY 10017.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, RMG II and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of RMG II’s annual report to shareholders and RMG II’s proxy statement. Upon written or oral request, RMG II will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may request that RMG II deliver single copies of such documents in the future. Shareholders may notify RMG II of their requests by calling or writing RMG II at its principal executive offices at RMG Acquisition Corporation II, 57 Ocean, Suite 403, 5775 Collins Avenue, Miami Beach, Florida 33140. Following the Business Combination, such requests should be made by calling or writing ReNew Global at C/O Vistra (UK) Ltd, 3rd Floor, 11-12 St James’s Square, London SW1Y 4LB, United Kingdom.

ENFORCEMENT OF JUDGMENTS

United Kingdom

ReNew Global is a public limited company organized under the laws of England and Wales. As a result, the rights of holders of ReNew Global Class A Shares will be governed by English law and ReNew Global’s articles of association. The rights of shareholders under English law may differ from the rights of shareholders of companies incorporated in other jurisdictions. A substantial amount of ReNew Global’s assets will be located outside the United States. As a result, it may be difficult for investors to enforce in the United States judgments obtained in U.S. courts against ReNew Global based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in England and Wales will enforce judgments obtained in other jurisdictions, including the United States, against ReNew Global or its directors or officers under the securities laws of those jurisdictions or entertain actions in England and Wales against ReNew Global or its directors or officers under the securities laws of other jurisdictions.

ReNew Global’s registered address in the United Kingdom is C/O Vistra (UK) Ltd, 3rd Floor, 11-12 St James’s Square, London SW1Y 4LB, United Kingdom.

Cayman Islands

RMG II is a Cayman Islands exempted company. The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the federal courts of the United States. RMG II been advised by Maples and Calder, RMG II’s Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (1) to recognize or enforce against RMG II judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state and (2), in original actions brought in the Cayman Islands, to impose liabilities against RMG II predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given, provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for ReNew Global’s securities is Computershare Trust Company, N.A..

WHERE YOU CAN FIND MORE INFORMATION

RMG II currently files reports, proxy statements and other information with the SEC as required by the Exchange Act. ReNew Global will file reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on RMG II and ReNew Global at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to RMG II has been supplied by RMG II, all information relating to ReNew India has been supplied by ReNew India, and all such information relating to ReNew Global has been supplied by ReNew Global. Information provided by one entity does not constitute any representation, estimate or projection of any other entity.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

RMG Acquisition Corporation II

57 Ocean, Suite 403

5775 Collins Avenue

Miami Beach, Florida 33140

Telephone: (212) 785-2579

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the RMG II General Meeting, or no later than, August 11, 2021.

All information contained in this proxy statement/prospectus relating to RMG II has been supplied by RMG II, and all such information relating to ReNew India has been supplied by ReNew India. Information provided by one another does not constitute any representation, estimate or projection of the other.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

RMG Acquisition Corporation II

Opinion on the Financial Statements

We have audited the accompanying balance sheet of RMG Acquisition Corporation II (the “Company”), as of December 31, 2020, and the related statements of operations, changes in shareholders’ equity and cash flows for the period from July 28, 2020 (inception) through December 31, 2020 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from July 28, 2020 (inception) through December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Restatement of Previously Issued Financial Statements

As disclosed in Note 2, the accompanying financial statements as of December 31, 2020 and for the period from July 28, 2020 (inception) through December 31, 2020, have been restated to correct an error.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

We have served as the Company’s auditor since 2020.

Melville, NY

March 23, 2021 except for the effects of the restatement disclosed in Note 2, as to which the date is May 11, 2021

RMG Acquisition Corporation II

BALANCE SHEET

December 31, 2020

(As Restated)

Assets:
Current assets:
Cash	$3,334,227
Prepaid expenses	1,220,558

Total current assets	4,554,785
Investments held in Trust Account	345,000,963

Total Assets	$349,555,748

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$1,301,044
Accrued expenses	146,000
Accrued expenses - related party	18,000
Note payable - related party	—

Total current liabilities	1,465,044
Deferred legal fees	400,000
Deferred underwriting commissions	12,075,000
Derivative warrant liabilities	31,866,110

Total liabilities	45,806,154
Commitments and Contingencies (Note 6)
Class A ordinary shares; 29,874,959 shares subject to possible redemption at $10.00 per share	298,749,590
Shareholders’ Equity:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 4,625,041 shares issued and outstanding (excluding 29,874,959 shares subject to possible redemption)	463
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 8,625,000 shares issued and outstanding	863
Additional paid-in capital	15,999,145
Accumulated deficit	(11,000,467)

Total shareholders’ equity	5,000,004
Total Liabilities and Shareholders’ Equity	$349,555,748

The accompanying notes are an integral part of these financial statements.

RMG Acquisition Corporation II

STATEMENT OF OPERATIONS

For The Period From July 28, 2020 (inception) through December 31, 2020

(As Restated)

Operating expenses
General and administrative expenses	$203,818

Loss from operations	(203,818)
Other income (expense)
Change in fair value of derivative liabilities	(10,004,480)
Financing costs – derivative warrant liabilities	(793,180)
Interest income	48
Unrealized gain on investments held in Trust Account	963

Total other income (expense)	(10,796,649)
Net loss	$(11,000,467)

Basic and diluted weighted average shares outstanding, Redeemable Class A ordinary shares	30,510,382

Basic and diluted net earnings per share, Redeemable Class A ordinary shares	$—

Basic and diluted weighted average shares outstanding, Non-Redeemable Class A and Class B Ordinary Shares	8,056,384

Basic and diluted net loss per share, Non-Redeemable Class A and Class B ordinary shares	$(1.37)

The accompanying notes are an integral part of these financial statements.

RMG Acquisition Corporation II

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

For The Period From July 28, 2020 (inception) through December 31, 2020

(As Restated)

	Ordinary Shares
	Class A		Class B
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
Balance - July 28, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	8,625,000	863	24,137	—	25,000
Sale of units in initial public offering, gross	34,500,000	3,450	—	—	331,426,550	—	331,430,000
Offering costs	—	—	—	—	(18,953,520)	—	(18,953,520)
Sale of private placement warrants to Sponsor	—	—	—	—	2,248,581	—	2,248,581
Shares subject to possible redemption	(29,874,959)	(2,987)	—	—	(298,746,603)	—	(298,749,590)
Net loss	—	—	—	—	—	(11,000,467)	(11,000,467)

Balance - December 31, 2020	4,625,041	$463	8,625,000	$863	$15,999,145	$(11,000,467)	$5,000,004

The accompanying notes are an integral part of these financial statements.

RMG Acquisition Corporation II

STATEMENT OF CASH FLOWS

For The Period From July 28, 2020 (inception) through December 31, 2020

(As Restated)

Cash Flows from Operating Activities:
Net loss	$(11,000,467)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by Sponsor in exchange for issuance of Class B ordinary shares	25,000
Unrealized gain on investments held in Trust Account	(963)
Change in fair value of derivative warrant liabilities	10,004,480
Financing costs – derivative warrant liabilities	793,180
Changes in operating assets and liabilities:
Prepaid expenses	76,442
Accounts payable	4,044
Accrued expenses	46,900
Accrued expenses - related party	18,000

Net cash used in operating activities	(33,384)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(345,000,000)

Net cash used in investing activities	(345,000,000)

Cash Flows from Financing Activities:
Proceeds from note payable to related party	151,116
Repayment of amounts due to related parties	(151,116)
Proceeds received from initial public offering, gross	345,000,000
Proceeds received from private placement	10,540,211
Offering costs paid	(7,172,600)

Net cash provided by financing activities	348,367,611

Net increase in cash	3,334,227
Cash - beginning of the period	—

Cash - ending of the period	$3,334,227

Supplemental disclosure of noncash investing and financing activities:
Offering costs included in accrued expenses	$99,100
Deferred legal fees	$400,000
Deferred underwriting commissions	$12,075,000
Value of Class A ordinary shares subject to possible redemption	$308,903,250
Change in value of Class A ordinary shares subject to possible redemption	$(10,153,660)

The accompanying notes are an integral part of these financial statements.

Note 1—Description of Organization, Business Operations and Basis of Presentation

The Company is a blank check company incorporated as a Cayman Islands exempted company on July 28, 2020. The Company was incorporated for the purpose of effecting a Business Combination.

As of December 31, 2020, the Company had not yet commenced operations. All activity for the period from July 28, 2020 (inception) through December 14, 2020 relates to the Company’s formation and the Initial Public Offering, which is described below. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is RMG Sponsor II, LLC. The registration statement for the Company’s Initial Public Offering was declared effective on December 9, 2020. On December 14, 2020, the Company consummated its Initial Public Offering of 34,500,000 Units, including 4,500,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.7 million, inclusive of approximately $6.9 million in underwriting commissions paid upon closing of the Initial Public Offering, $12.1 million in deferred underwriting commissions and $400,000 in deferred legal fees (Note 7).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 7,026,807 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $10.5 million (Note 5).

Upon the closing of the Initial Public Offering and the Private Placement, $345.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was held in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act 1940, as amended, or the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the Public Shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations, expenses relating to the administration of the trust account and limited withdrawals for working capital). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which will be adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to this Initial Public Offering (the “Initial Shareholders”) agreed to vote their Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, executive officers, directors and director nominees agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable, expenses relating to the administration of the trust account and limited withdrawals for working capital), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, expenses relating to the administration of the trust account and limited withdrawals for working capital; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

On February 24, 2021, as disclosed on Form 8-K/A, as amended on February 24, 2021, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Philip Kassin, in his capacity as the representative for the shareholders of the Company, ReNew Power Private Limited, a company with limited liability incorporated under the laws of India (“ReNew India”), ReNew Energy Global plc (formerly known as ReNew Energy Global plc), a public limited company incorporated under the laws of England and Wales (“ReNew Global”), ReNew Power Global Merger Sub, a Cayman Islands exempted company (“Merger Sub”) and certain shareholders of ReNew India named in the Business Combination Agreement (the “Major Shareholders”), pursuant to which the Company will effect a Business Combination with ReNew India (the “ReNew India Business Combination”).

Liquidity and Capital Resources

As of December 31, 2020, the Company had approximately $3.3 million in cash, and working capital of approximately $3.1 million.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 by the Sponsor to cover for certain expenses on behalf of the Company in exchange for issuance of the Founders Shares (as defined in Note 6), and loan proceeds from the Sponsor of approximately $151,000 under the Note (as defined in Note 6). The Company repaid the Note in full on December 15, 2020. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business

Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Note 2. Restatement of Previously Issued Financial Statements

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement, dated as of December 9, 2020, between the Company and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agreement”). As a result of the SEC Statement, the Company reevaluated the accounting treatment of (i) the 11,500,000 redeemable warrants (the “Public Warrants”) that were included in the units issued by the Company in its initial public offering (the “IPO”) and (ii) the 7,026,807 redeemable warrants that were issued to the Company’s sponsor in a private placement that closed concurrently with the closing of the IPO (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”, which are discussed in Note 4, Note 5 and Note 9). The Company previously accounted for the Warrants as components of equity.

In further consideration of the guidance in Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity, the Company concluded that a provision in the Warrant Agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants should be recorded as derivative liabilities on the Consolidated Balance Sheet and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the Consolidated Statement of Operations in the period of change.

After consultation with the Company’s independent registered public accounting firm, the Company’s management and the audit committee of the Company’s Board of Directors concluded that it is appropriate to restate the Company’s previously issued audited financial statements as of December 31, 2020 and for the period from July 28, 2020 (inception) through December 31, 2020, as previously reported in its Form 10-K and Form 10-K/A. The restated classification and reported values of the Warrants as accounted for under ASC 815-40 are included in the financial statements herein.

Additionally, the Company revised the Consolidated Statement of Changes in Stockholders’ Equity to present temporary equity separate from permanent equity, which allows for better alignment to the Consolidated Balance Sheet presentation. Accordingly, the Company revised the financial statement name to Consolidated Statement of Changes in Temporary Equity and Permanent Equity to reflect this presentation change.

Impact of the Restatement

The impact of the restatement on the balance sheets, statements of operations and statements of cash flows for the Affected Periods is presented below. The restatement had no impact on net cash flows from operating, investing or financing activities.

The tables below present the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported financial statements as of and for the period from July 21, 2020 (inception) through December 31, 2020:

	As of December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$349,555,748	$—	$349,555,748

Liabilities and shareholders’ equity
Total current liabilities	$1,465,044	$—	$1,465,044
Deferred legal fees	400,000		400,000
Deferred underwriting commissions	12,075,000		12,075,000
Derivative warrant liabilities	—	31,866,110	31,866,110

Total liabilities	13,940,044	31,866,110	45,806,154
Class A ordinary share, $0.0001 par value; shares subject to possible redemption	330,615,700	(31,866,110)	298,749,590
Shareholders’ equity
Preference shares - $0.0001 par value	—	—	—
Class A ordinary shares - $0.0001 par value	144	319	563
Class B ordinary shares - $0.0001 par value	863	—	863
Additional paid-in-capital	5,201,804	10,797,341	15,999,145
Accumulated deficit	(202,807)	(10,797,660)	(11,000,467)

Total shareholders’ equity	5,000,004	—	5,000,004

Total liabilities and shareholders’ equity	$349,555,748	$—	$349,555,748

	Period From July 28, 2020 (Inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations
Loss from operations	$(203,818)	$—	$(203,818)
Other (expense) income:
Change in fair value of derivative warrant liabilities	—	(10,004,480)	(10,004,480)
Financing costs - derivative warrant liabilities	—	(793,180)	(793,180)
Interest income	48		48
Unrealized gain on investments held in Trust Account	963	—	963

Total other (expense) income	1,011	(10,797,660)	(10,796,649)

Net loss	$(202,807)	$(10,797,660)	$(11,000,467)

Basic and Diluted weighted-average Class A ordinary share outstanding	33,070,906		30,510,382

Basic and Diluted net income per Class A ordinary shares	$0.00		$—

Basic and Diluted weighted-average Class B ordinary share outstanding	7,796,052		8,056,384

Basic and Diluted net loss per Class B ordinary shares	$(0.03)		$(1.37)

	Period From July 28, 2020 (Inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Cash Flows
Net loss	$(202,807)	$(10,797,660)	$(11,000,467)
Adjustments to reconcile net loss to net cash used in operating activities	24,037	10,797,660	10,821,697
Net cash used in operating activities	(33,384)	—	(33,384)
Net cash used in investing activities	(345,000,000)	—	(345,000,000)
Net cash provided by financing activities	348,367,611	—	348,367,611

Net change in cash	$3,334,227	$—	$3,334,227

In addition, the impact to the balance sheet dated December 14, 2020, filed on Form 8-K on December 18, 2020 related to the impact of accounting for the public and private warrants as liabilities at fair value resulted in a $22.8 million increase to the derivative warrant liabilities line item at December 14, 2020 and offsetting decrease to the Class A common stock subject to possible redemption mezzanine equity line item. There is no change to total stockholders’ equity at the reported balance sheet date. The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported balance sheet at December 14, 2020:

	As of December 14, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Balance Sheet
Total assets	$349,888,195	$—	$349,888,195

Liabilities and shareholders’ equity
Total current liabilities	$1,648,308	$—	$1,648,308
Deferred legal fees	400,000		400,000
Deferred underwriting commissions	12,075,000	—	12,075,000
Derivative warrant liabilities	—	21,861,630	21,861,630

Total liabilities	14,123,308	21,861,630	35,984,938
Class A ordinary share, $0.0001 par value; shares subject to possible redemption	330,764,880	(21,861,630)	308,903,250
Shareholders’ equity
Preference shares - $0.0001 par value	—	—	—
Class A ordinary shares - $0.0001 par value	142	219	361
Class B ordinary shares - $0.0001 par value	863	—	863
Additional paid-in-capital	5,052,626	792,961	5,845,587
Accumulated deficit	(53,624)	(793,180)	(846,804)

Total shareholders’ equity	5,000,007	—	5,000,007

Total liabilities and shareholders’ equity	$349,888,195	$—	$349,888,195

Note 3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”)and pursuant to the rules and regulations of the SEC.

As described in Note 2—Restatement of Previously Issued Financial Statements, the Company’s consolidated financial statements for the period from July 21, 2020 (inception) through December 31, 2020 and for the period from July 21, 2020 (inception) through September 30, 2020 (the “Affected Periods”), are restated to correct the misapplication of accounting guidance related to the Company’s warrants in the Company’s previously issued audited and unaudited condensed financial statements for such periods. The restated financial statements are indicated as “Restated” in the audited and unaudited condensed financial statements and accompanying notes, as applicable. See Note 2—Restatement of Previously Issued Financial Statements for further discussion.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2020, the Company had $345.0 million in cash equivalents.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain on investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information, other than for investments in open-ended money market funds with published daily net asset values (“NAV”), in which case the Company uses NAV as a practical expedient to fair value. The NAV on these investments is typically held constant at $1.00 per unit.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. At December 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Fair Value of Financial Instruments

Fair value measurements are based on the premise that fair value is an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the following three-tier fair value hierarchy has been used in determining the inputs used in measuring fair value (see Note 8):

Level 1	–	Quoted prices in active markets for identical assets or liabilities on the reporting date.

Level 2	–	Pricing inputs are based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	–	Pricing inputs are generally unobservable and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require management’s judgment or estimation of assumptions that market participants would use in pricing the assets or liabilities. The fair values are therefore determined using factors that involve considerable judgment and interpretations, including, but not limited to, private and public comparables, third-party appraisals, discounted cash flow models, and fund manager estimates.

As of December 31, 2020, the recorded values of cash and cash held in the Trust Account, prepaid expenses, accounts payable, accrued expenses and accrued expenses – related party approximate the fair values due to the short-term nature of the instruments. The Company’s portfolio of investments held in the Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in money market funds that invest in U.S. government securities, or a combination thereof. The fair value for trading securities is determined using quoted market prices in active market, other than for investments in open-ended money market funds with published daily NAV, in which case the Company uses NAV as a practical expedient to fair value.

Offering Costs Associated With the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Class A ordinary shares were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company issued an aggregate of 11,500,000 common stock warrants associated with Units issued to investors in our Initial Public Offering and the underwriters’ exercise of their overallotment option and we issued 7,026,807 Private Placement Warrants. All of our outstanding warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued in connection with the Initial Public Offering and Private Placement were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Warrants issued in connection with our Initial Public Offering have subsequently been measured based on the listed market price of such warrants.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares is classified as stockholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2020, 29,874,959 shares of Class A ordinary shares subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Components of Equity

Upon the IPO, the Company issued Class A Ordinary shares and Warrants. The Company allocated the proceeds received from the issuance using the with-and-without method. Under that method, the Company first allocated the proceeds to the Warrants based on their initial fair value measurement of $13,570,000 and then allocated the remaining proceeds, net of underwriting discounts and offering costs of $19,746,700, to the Class A Ordinary shares. A portion of the 34,500,000 Class A Ordinary shares are presented within temporary equity, as certain shares are subject to redemption upon the occurrence of events not solely within the Company’s control.

Net Earnings (Loss) Per Share

Net earnings (loss) per share is computed by dividing net earnings by the weighted-average number of shares of ordinary shares outstanding during the period. The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase an aggregate of 18,536,807 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of earnings (loss) per share for Redeemable Class A ordinary share in a manner similar to the two-class method of income (loss) per share. Net income per common share, basic and diluted, for Redeemable Class A ordinary shares is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of ordinary shares subject to possible redemption outstanding since original issuance.

Net loss per share, basic and diluted, for Non-Redeemable Class A and Class B ordinary shares is calculated by dividing the net loss, adjusted for income or loss on marketable securities attributable to Redeemable Class A ordinary shares, by the weighted average number of non-redeemable ordinary shares outstanding for the period.

Non-Redeemable Class A and Class B ordinary shares includes Founder Shares and non-redeemable shares of ordinary shares as these shares do not have any redemption features. Non-Redeemable Class A and Class B ordinary shares participates in the income or loss on marketable securities based on non-redeemable ordinary shares shares’ proportionate interest.

The basic and diluted loss per common share is calculated as follows:

Reconciliation of Net Income (Loss) per Share:

For The Period From July 28, 2020 (inception) through December 31, 2020
Redeemable Class A ordinary shares subject to possible redemption
Numerator: Earnings allocable to Redeemable Class A ordinary shares
Income from investments held in Trust Account	$833
Less: Company’s portion available to be withdrawn to pay taxes	—

Net earnings	$833

Denominator: Weighted average Redeemable Class A ordinary shares
Basic and diluted weighted average shares outstanding, Redeemable Class A ordinary shares	30,510,382

Basic and diluted net earnings per share, Redeemable Class A ordinary shares	$0.00

Non-Redeemable Class A and Class B ordinary shares
Numerator: Net Loss minus Net Earnings
Net loss	$(11,000,467)
Net earnings	833

Non-redeemable net loss	$(10,999,633)

Denominator: Weighted average Non-Redeemable Class A and Class B ordinary shares
Basic and diluted weighted average shares outstanding, Non-Redeemable Class A and Class B ordinary shares	8,056,384

Basic and diluted net loss per share, Non-Redeemable Class A and Class B ordinary shares	$(1.37)

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman Islands federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Standards

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying financial statements.

Note 4—Initial Public Offering

On December 14, 2020, the Company consummated its Initial Public Offering of 34,500,000 Units, including 4,500,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.7 million, inclusive of approximately $6.9 million in underwriting commissions paid upon closing of the Initial Public Offering, $12.1 million in deferred underwriting commissions and $400,000 in deferred legal fees.

Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

Note 5—Private Placement

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 7,026,807 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $10.5 million.

Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Note 6—Related Party Transactions

Founder Shares

In July 2020, the Sponsor paid an aggregate of $25,000 to cover for certain expenses on behalf of the Company in exchange for issuance of 10,062,500 Class B ordinary shares (the “Founder Shares”). On

December 2, 2020, the Sponsor effected a surrender of 2,875,000 Class B ordinary shares to the Company for no consideration. On December 9, 2020, the Company effected a share split with respect to the Class B ordinary shares, resulting in an aggregate of 8,625,000 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share surrender and the share split. The holders of the Founder Shares agreed to forfeit up to an aggregate of 1,125,000 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units was not exercised in full by the underwriters, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters exercised their over-allotment option in full on December 14, 2020; thus, the 1,125,000 Founder Shares were no longer subject to forfeiture.

The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (1) one year after the completion of the initial Business Combination; and (2) subsequent to the initial Business Combination (x) if the last reported sale price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Related Party Loans

On December 14, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note is non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. On December 14, 2020, the Company borrowed approximately $151,000 under the Note. The Company repaid the Note balance in full on December 15, 2020.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lenders’ discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

Administrative Support Agreement

The Company agreed to pay an affiliate of the Sponsor a total of $40,000 per month for office space, administrative and support services (including salaries) which commenced on the date the Company’s securities were first listed on the New York Stock Exchange. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred $18,000 in expenses in connection with such services during the period from December 14, 2020 through December 31, 2020 as reflected in the accompanying statement of operations. As of December 31, 2020, the Company had $18,000 in accrued expenses—related party in connection with such services as reflected in the accompanying balance sheet.

Note 7—Commitments and Contingencies

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration and shareholder rights agreement signed upon the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 4,500,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters exercised their over-allotment option in full on December 14, 2020.

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $6.9 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $12.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Deferred Legal Fees

The Company entered into an engagement letter to obtain legal advisory services, pursuant to which the Company’s legal counsel agreed to defer half of their fees until the closing of the initial Business Combination. As of December 31, 2020, the Company recorded an aggregate of $400,000 in connection with such arrangement as deferred legal fees in the accompanying balance sheet.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 8—Shareholders’ Equity

Class A ordinary shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 34,500,000 shares of Class A ordinary shares issued or outstanding, including 29,874,959 shares of Class A ordinary shares subject to possible redemption, respectively.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On December 14, 2020, the Company issued 8,625,000 Class B ordinary shares to the Sponsor, after giving retroactive effect to the share surrender and share split described in Note 5. Of the 8,625,000 Class B ordinary shares outstanding, up to 1,125,000 Class B ordinary shares are subject to forfeiture, to the Company by the Initial Shareholders for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Initial Shareholders would collectively own 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. The underwriters exercised their over-allotment option in full on December 14, 2020; thus, the 1,125,000 Class B ordinary shares were no longer subject to forfeiture.

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders, except as required by law. Each ordinary share will have one vote on all such matters.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of all ordinary shares issued and outstanding upon the completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share. At December 31, 2020, there were no preference shares issued or outstanding.

Note 9—Derivative Warrant Liabilities

As of December 31, 2020, the Company has 11,500,000 and 7,026,807 Public Warrants and Private Placement Warrants, respectively, outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described under “Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under the caption “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like).

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

•

if, and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•

if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares shall mean the average reported last sale price of Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 10. Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$345,000,963	$—	$—
Liabilities:
Derivative warrant liabilities – Public Warrants	$—	$—	$19,780,000
Derivative warrant liabilities - Private Warrants	$—	$—	$12,086,110

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the period from July 28, 2020 (inception) through December 31, 2020.

The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date.

The Company recognized a charge to the statement of operations resulting from an increase in the fair value of liabilities of approximately $10.0 million presented as change in fair value of derivative warrant liabilities on the accompanying statement of operations.

The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	As of December 14, 2020	As of December 31, 2020
Stock price	$9.61	$0.58
Volatility	21.00%	22.00%
Expected life of the options to convert	5.0	5.0
Risk-free rate	0.48%	0.47%
Dividend yield	0.0%	0.0%

The change in the fair value of the derivative warrant liabilities for the period from July 22, 2020 (inception) through December 31, 2020 is summarized as follows:

Derivative warrant liabilities at July 3, 2020 (inception)	$—
Issuance of Public and Private Warrants	21,861,630
Change in fair value of derivative warrant liabilities	10,004,480
Derivative warrant liabilities at December 31, 2020	$31,866,110

Note 11. Subsequent Events

Management has evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than disclosed below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On February 24, 2021, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Philip Kassin, in his capacity as the representative for the shareholders of the Company, ReNew Power Private Limited, a company with limited liability incorporated under the laws of India (“ReNew India”), ReNew Energy Global plc (formerly known as ReNew Energy Global Limited), a public limited company incorporated under the laws of England and Wales (“ReNew Global”), ReNew Power Global Merger Sub, a Cayman Islands exempted company (“Merger Sub”) and certain shareholders of ReNew India named in the Business Combination Agreement (the “Major Shareholders”), pursuant to which the Company will effect a Business Combination with ReNew India (the “ReNew India Business Combination”).

Prior to the completion of the transactions contemplated by the Business Combination Agreement, (i) Merger Sub shall be a wholly-owned subsidiary of ReNew Global and (ii) ReNew Global shall be an independent entity wholly-owned by a third party. Pursuant to the terms of the Business Combination Agreement, (i) Merger Sub will merge with and into the Company, with the Company surviving (the “Merger”) and (ii) following the Merger, the Major Shareholders will transfer, and ReNew Global will acquire, shares of ReNew India in exchange for the issuance of ReNew Global shares and the payment of cash. As a result of the Merger, at the closing of the Merger (i) all the assets and liabilities of the Company and Merger Sub shall vest in and become the assets and liabilities of the Company as the surviving company, and the Company shall thereafter exist as a wholly-owned subsidiary of ReNew Global, (ii) each share of Merger Sub issued and outstanding immediately prior to the Merger Effective Time (as defined in the Business Combination Agreement) shall automatically be cancelled and shall cease to exist, (iii) the board of directors and executive officers of Merger Sub shall resign, and the board of directors and executive officers of the Company shall be as determined among the Company, ReNew India and ReNew Global, and (iv) each issued and outstanding security of the Company immediately prior to the closing shall be cancelled in exchange for the issuance of certain shares of ReNew Global.

The Business Combination will be consummated in accordance with the terms and subject to the conditions as further described in the Business Combination Agreement.

RMG ACQUISITION CORPORATION II

CONDENSED BALANCE SHEET

	March 31, 2021	December 31, 2020
	(unaudited)
Assets:
Current assets:
Cash	$1,691,425	$3,334,227
Prepaid expenses	884,231	1,220,558

Total current assets	2,575,656	4,554,785
Cash held in Trust Account	345,006,059	345,000,963

Total Assets	$347,581,715	$349,555,748

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$15,036	$1,301,044
Accrued expenses	226,256	146,000
Accrued expenses - related party	18,000	18,000

Total current liabilities	259,292	1,465,044
Deferred legal fees	400,000	400,000
Deferred underwriting commissions	12,075,000	12,075,000
Derivative warrant liabilities	26,678,600	31,866,110

Total liabilities	39,412,892	45,806,154
Commitments and Contingencies
Class A ordinary shares; 30,316,882 and 29,874,959 shares subject to possible redemption at $10.00 per share at March 31, 2021 and December 31, 2020, respectively	303,168,820	298,749,590
Shareholders’ Equity:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 4,183,118 and 4,625,041 shares issued and outstanding (excluding 30,316,882 and 29,874,959 shares subject to possible redemption) at March 31, 2021 and December 31, 2020	418	463
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 8,625,000 shares issued and outstanding at March 31, 2021 and December 31, 2020	863	863
Additional paid-in capital	11,579,960	15,999,145
Accumulated deficit	(6,581,238)	(11,000,467)

Total shareholders’ equity	5,000,003	5,000,004

Total Liabilities and Shareholders’ Equity	$347,581,715	$349,555,748

The accompanying notes are an integral part of these unaudited condensed financial statements.

RMG ACQUISITION CORPORATION II

UNAUDITED CONDENSED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

Operating expenses
General and administrative expenses	$773,426

Loss from operations	(773,426)
Other income (expense)
Change in fair value of derivative warrant liabilities	5,187,510
Interest income	48
Unrealized gain on investments held in Trust Account	5,097

Total other income (expense)	5,192,655

Net income	$4,419,229

Weighted average shares outstanding of common stock subject to redemption, basic and diluted	30,049,323

Basic and diluted net income per share, common stock subject to redemption	$—

Weighted average shares outstanding of common stock, basic and diluted	13,245,131

Basic and diluted net income per share, common stock	$0.33

The accompanying notes are an integral part of these unaudited condensed financial statements.

RMG ACQUISITION CORPORATION II

UNAUDITED CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2021

	Ordinary Shares
	Class A		Class B
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
Balance - December 31, 2020	4,625,041	$463	8,625,000	$863	$15,999,145	$(11,000,467)	$5,000,004
Shares subject to possible redemption	(441,923)	(45)	—	—	(4,419,185)	—	(4,419,230)
Net income	—	—	—	—	—	4,419,229	4,419,229

Balance - March 31, 2021 (unaudited)	4,183,118	$418	8,625,000	$863	$11,579,960	$(6,581,238)	$5,000,003

The accompanying notes are an integral part of these unaudited condensed financial statements.

RMG ACQUISITION CORPORATION II

UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

Cash Flows from Operating Activities:
Net income	$4,419,229
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	(5,187,510)
Unrealized gain on investments held in Trust Account	(5,096)
Changes in operating assets and liabilities:
Prepaid expenses	336,327
Accounts payable	(1,286,008)
Accrued expenses	80,256

Net cash used in operating activities	(1,642,802)

Net decrease in cash	(1,642,802)
Cash - beginning of the period	3,334,227

Cash - ending of the period	$1,691,425

Supplemental disclosure of noncash investing and financing activities:
Value of Class A ordinary shares subject to possible redemption	$4,419,230

The accompanying notes are an integral part of these unaudited condensed financial statements.

RMG ACQUISITION CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Note 1 — Description of Organization, Business Operations and Basis of Presentation

RMG Acquisition Corporation II (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 28, 2020 (date of inception). The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of March 31, 2021, the Company had not commenced any operations. All activity for the period from July 28, 2020 (date of inception) through March 31, 2021 relates to the Company’s formation and the preparation for the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is RMG Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on December 9, 2020. On December 14, 2020, the Company consummated its Initial Public Offering of 34,500,000 units (the “Units” and, with respect to the Class A ordinary share included in the Units being offered, the “Public Shares”), including 4,500,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.7 million, inclusive of approximately $12.1 million in deferred underwriting commissions and $400,000 in deferred legal fees (Note 6).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 7,026,807 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $10.5 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $345.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was held in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act 1940, as amended, or the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in

RMG ACQUISITION CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations, expenses relating to the administration of the trust account and limited withdrawals for working capital). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which will be adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to the Initial Public Offering (the “Initial Shareholders”) agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, executive officers, directors and director nominees agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or December 14, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on

RMG ACQUISITION CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable, expenses relating to the administration of the trust account and limited withdrawals for working capital), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, expenses relating to the administration of the trust account and limited withdrawals for working capital, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of March 31, 2021, the Company had approximately $1.7 million in cash, and working capital of approximately $2.3 million.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 by the Sponsor to cover for certain expenses on behalf of the Company in exchange for issuance of the Founders Shares (as defined in Note 5), and loan proceeds from the Sponsor of approximately $151,000 under the Note (as defined in Note 5). The Company repaid the Note in full on December 15, 2020. Subsequent from the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account.

RMG ACQUISITION CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed interim financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, the unaudited condensed interim financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected for the year ended December 31, 2021, or any future period. These unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in Amendment No. 2 to in the Form 10-K/A filed by the Company with the SEC on May 11, 2021.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

RMG ACQUISITION CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of the expenses during the period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash equivalents of approximately $345.0 million as of March 31, 2021.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain on investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information, other than for investments in open-ended money market funds with published daily net asset values (“NAV”), in which case the Company uses NAV as a practical expedient to fair value. The NAV on these investments is typically held constant at $1.00 per unit.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. At March 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Fair Value of Financial Instruments

Fair value measurements are based on the premise that fair value is an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market

RMG ACQUISITION CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the following three-tier fair value hierarchy has been used in determining the inputs used in measuring fair value (see Note 8):

Level 1	–	Quoted prices in active markets for identical assets or liabilities on the reporting date.

Level 2	–	Pricing inputs are based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	–	Pricing inputs are generally unobservable and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require management’s judgment or estimation of assumptions that market participants would use in pricing the assets or liabilities. The fair values are therefore determined using factors that involve considerable judgment and interpretations, including but not limited to private and public comparables, third-party appraisals, discounted cash flow models, and fund manager estimates.

As of March 31, 2021, the recorded values of cash and cash held in the Trust Account, prepaid expenses, accounts payable, accrued expenses and accrued expenses – related party approximate the fair values due to the short-term nature of the instruments. The Company’s portfolio of investments held in the Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in money market funds that invest in U.S. government securities, or a combination thereof. The fair value for trading securities is determined using quoted market prices in active market, other than for investments in open-ended money market funds with published daily NAV, in which case the Company uses NAV as a practical expedient to fair value.

Derivative warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company issued an aggregate of 11,500,000 common stock warrants associated with Units issued to investors in our Initial Public Offering and the underwriters’ exercise of their overallotment option and we issued 7,026,807 Private Placement Warrants. All of our outstanding warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued in connection with the Initial Public Offering and Private Placement were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement warrants have been public market quoted prices. The fair value of Warrants issued in connection with our Initial Public Offering have subsequently been measured based on the listed market price of such warrants.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial

RMG ACQUISITION CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Class A ordinary shares were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2021 and December 31, 2020, 30,316,882 and 29,874,959, respectively, shares of Class A common stock subject to possible redemption is presented at redemption value as temporary equity outside of the stockholders’ equity section of the Company’s balance sheet.

Components of Equity

Upon the IPO, the Company issued Class A Ordinary shares and Warrants. The Company allocated the proceeds received from the issuance using the with-and-without method. Under that method, the Company first allocated the proceeds to the Warrants based on their initial fair value measurement of $13,570,000 and then allocated the remaining proceeds, net of underwriting discounts and offering costs of $19,746,700, to the Class A Ordinary shares. A portion of the 34,500,000 Class A Ordinary shares are presented within temporary equity, as certain shares are subject to redemption upon the occurrence of events not solely within the Company’s control.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

RMG ACQUISITION CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Net Earnings (Loss) Per Share

Net earnings (loss) per share is computed by dividing net earnings (loss) by the weighted-average number of ordinary shares outstanding during the period. The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase an aggregate of 18,526,807 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of earnings (loss) per share for Redeemable Class A ordinary share in a manner similar to the two-class method of income (loss) per share. Net income per common share, basic and diluted, for Redeemable Class A ordinary shares is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of ordinary shares subject to possible redemption outstanding since original issuance.

Net income (loss) per share, basic and diluted, for Non-Redeemable Class A and Class B ordinary shares is calculated by dividing the net income (loss), adjusted for income or loss on marketable securities attributable to Redeemable Class A ordinary shares, by the weighted average number of non-redeemable ordinary shares outstanding for the period.

Non-Redeemable Class A and Class B ordinary shares includes Founder Shares and non-redeemable ordinary shares as these shares do not have any redemption features. Non-Redeemable Class A and Class B ordinary shares participates in the income or loss on marketable securities based on non-redeemable ordinary shares’ proportionate interest.

RMG ACQUISITION CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

The basic and diluted income per common share is calculated as follows:

Reconciliation of Net Income (Loss) per Share:

For The Three Months Ended March 31, 2021
Redeemable Class A ordinary shares subject to possible redemption
Numerator: Earnings allocable to Redeemable Class A ordinary shares
Income from investments held in Trust Account	4,479
Less: Company’s portion available to be withdrawn to pay taxes	—

Net earnings	4,479

Denominator: Weighted average Redeemable Class A ordinary shares
Basic and diluted weighted average shares outstanding, Redeemable Class A ordinary shares	30,049,323

Basic and diluted net earnings per share, Redeemable Class A ordinary shares	$—

Non-Redeemable Class A and Class B ordinary shares
Numerator: Net Income plus Net Earnings
Net income	4,419,229
Net income allocable to Class A common stock subject to possible redemption	4,479

Non-redeemable net income	$4,423,708

Denominator: Weighted average Non-Redeemable Class A and Class B ordinary shares
Basic and diluted weighted average shares outstanding, Non-Redeemable Class A and Class B ordinary shares	13,245,131

Basic and diluted net income per share, Non-Redeemable Class A and Class B ordinary shares	$0.33

Recently Adopted Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The Company early adopted the ASU on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

RMG ACQUISITION CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying financial statements.

Note 3 — Initial Public Offering

On December 14, 2020, the Company consummated its Initial Public Offering of 34,500,000 Units, including 4,500,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.7 million, inclusive of approximately $12.1 million in deferred underwriting commissions and $400,000 in deferred legal fees.

Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

Note 4 — Private Placement

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 7,026,807 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $10.5 million.

Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Note 5 — Related Party Transactions

Founder Shares

In July 2020, the Sponsor paid an aggregate of $25,000 to cover for certain expenses on behalf of the Company in exchange for issuance of 10,062,500 Class B ordinary shares (the “Founder Shares”). On December 2, 2020, the Sponsor effected a surrender of 2,875,000 Class B ordinary shares to the Company for no consideration. On December 9, 2020, the Company effected a share split with respect to the Class B ordinary shares, resulting in an aggregate of 8,625,000 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share surrender and the share split. The holders of the Founder Shares agreed to forfeit up to an aggregate of 1,125,000 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units was not exercised in full by the underwriters, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriter exercised its over-allotment option in full on December 14, 2020; thus, the 1,125,000 Founder Shares were no longer subject to forfeiture.

RMG ACQUISITION CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (1) one year after the completion of the initial Business Combination; and (2) subsequent to the initial Business Combination (x) if the last reported sale price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Related Party Loans

On July 30, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note is non-interest bearing, unsecured and due on the earlier of December 31, 2020 or the closing of the Initial Public Offering. As of March 31, 2021, the Company borrowed approximately $151,000 under the Note. The Company repaid the Note balance in full on December 15, 2020.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lenders’ discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

The Company agreed to pay an affiliate of the Sponsor a total of $40,000 per month for office space, administrative and support services (including salaries). Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred $120,000 in expenses in connection with such services during the three months ended March 31, 2021 as reflected in the accompanying statement of operations. As of March 31, 2021, the Company had nil in accrued expenses—related-party in connection with such services.

Note 6 — Commitments & Contingencies

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration and shareholder rights agreement signed upon the effective date of the Initial Public Offering. The holders of these securities are entitled to make

RMG ACQUISITION CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of this prospectus to purchase up to 4,500,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. The underwriter exercised its over-allotment option in full on December 14, 2020.

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $6.9 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $12.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Deferred Legal Fees

The Company entered into an engagement letter to obtain legal advisory services, pursuant to which the Company’s legal counsel agreed to defer half of their fees until the closing of the initial Business Combination. As of March 31, 2021, the Company recorded an aggregate of $400,000 in connection with such arrangement as deferred legal fees in the accompanying balance sheet.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 7 — Shareholders’ Equity

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At March 31, 2021, and December 31, 2020, the Company had 34,500,000 Class A ordinary shares issued or outstanding, including 30,316,882 and 29,874,959, respectively, Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On July 30, 2020, the Company issued 8,625,000 Class B ordinary shares to the Sponsor, after giving retroactive effect to the share surrender and share split described in Note 5. Of the 8,625,000 Class B ordinary shares outstanding, up to 1,125,000 Class B ordinary shares are subject to forfeiture, to the Company by the Initial Shareholders for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Initial Shareholders would collectively own 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. The underwriter exercised its over-allotment option in full on December 14, 2020; thus, the 1,125,000 Class B ordinary shares were no longer subject to forfeiture.

RMG ACQUISITION CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders, except as required by law. Each ordinary share will have one vote on all such matters.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of all ordinary shares issued and outstanding upon the completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share. At March 31, 2021 and December 31, 2020, there were no preference shares issued or outstanding.

Note 8 — Derivative Warrant Liabilities

As of March 31, 2021 and December 31, 2020, the Company has 11,500,000 Public Warrants and 7,026,807 Private Placement Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, requires holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement.

RMG ACQUISITION CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues issue additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described under “Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under the caption “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like).

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

RMG ACQUISITION CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

•

if, and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•

if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares shall mean the average reported last sale price of Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 9 — Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

March 31, 2021:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$345,006,059	$—	$—
Liabilities:
Derivative warrant liabilities - Public Warrants	$16,560,000	$—	$—
Derivative warrant liabilities - Private Placement Warrants	$—	$10,118,600	$—

RMG ACQUISITION CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

December 31, 2020:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$345,000,963	$—	$—
Liabilities:
Derivative warrant liabilities - Public Warrants	$—	$—	$19,780,000
Derivative warrant liabilities - Private Placement Warrants	$—	$—	$12,086,110

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in February 2021, when the Public Warrants were separately listed and traded. The Private Placement Warrants were transferred from a Level 3 measurement to a Level 2 measurement in February 2021, when the Public Warrants were separately listed as the Public and Private Placement Warrants are viewed as economically equivalent.

The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Public and Private Placement Warrants has been based on public market quoted prices which was $1.44 at March 31, 2021. The Company recognized a benefit to the statement of operations resulting from the decrease in the fair value of the derivative warrant liabilities of approximately $5.2 million, which is presented as change in fair value of derivative warrant liabilities on the accompanying statement of operations.

The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The change in the fair value of the level 3 derivative warrant liabilities for the three months ended March 31, 2021 is summarized as follows:

Level 3 derivative warrant liabilities at December 31, 2020	$31,866,110
Transfer of Public Warrants to Level 1	(16,560,000)
Transfer of Private Placement Warrants to Level 2	(10,118,600)
Change in fair value of derivative warrant liabilities	(5,187,510)

Level 3 derivative warrant liabilities at March 31, 2021	$—

RMG ACQUISITION CORPORATION II

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Note 10 — Subsequent Events

Management has evaluated subsequent events to determine if events or transactions occurring through May 25, 2021, the date the financial statements are available for issuance, require potential adjustment to or disclosure in the financial statements and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Renew Power Private Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Renew Power Private Limited (the “Company”) as of March 31, 2021 and 2020 the related consolidated statements of profit and loss and other comprehensive income, cash flows and changes in equity for each of the three years in the period ended March 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at March 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2021, in conformity with International Financial Reporting Standards as issued by the International Accounting Standard Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of Goodwill

Description of the Matter

As described in notes 4.1 and 6 to the consolidated financial statements, the amount of goodwill recognised by the Company as at March 31, 2021, was INR 11,596 million. This amount is allocated to the Company’s cash generating units (CGUs) or group of CGUs, which are tested at least annually for impairment by comparing the CGUs carrying amount to their recoverable amount, which is determined to be the higher of its fair value less costs of disposal and its value in use (VIU). When the carrying amount of CGUs exceeds the recoverable amount, the carrying amount is written down to the recoverable amount.

Auditing the Company’s annual impairment assessment of goodwill is complex and highly judgmental due to significant estimation and judgement required to determine the VIU of each CGU, using discounted cash-flow models. In particular, the Company’s determination of the VIU of each CGU was sensitive to significant assumptions, such as the Plant Load Factor (PLF) used in determining revenue projections, future operating and maintenance expenses and discount rates. These assumptions are forward-looking and are affected by future economic and market conditions, as well as Company specific qualitative factors, including future performance of wind and solar plants.

How We Addressed the Matter in Our Audit	To test the assumptions used for determining the VIU, our audit procedures included, among others, evaluating the CGUs identified, assessing the impairment methodology applied and obtaining an understanding of the analysis performed by the Company for the purposes of the impairment assessment. We further assessed the significant assumptions involved in the impairment models for determining the VIU of each CGU, including discount rates, along with an assessment of the Company’s ability to forecast by comparing prior years’ estimated PLF to actual PLF which is used in determining revenue projections. We also evaluated the scope, competency, and objectivity of the Company’s experts who supported the estimates used in the valuations. In addition, we involved our valuation specialists who assisted us in assessing key assumptions such as discount rates and external market data, and performing sensitivity analyses on key inputs, including future revenue, operating and maintenance expenses and discount rates. We also evaluated the adequacy of the Company’s disclosures in relation to these matters.

Recoverability of deferred tax assets and reversal of deferred tax liabilities

Description of the Matter	The Company recognised deferred tax assets (net) of INR 1,611 million and deferred tax liabilities (net) of INR 10,808 million as at March 31, 2021. The Company recognizes deferred tax assets to the extent that it is probable that future taxable profit will be available against which such deferred tax assets can be utilised. The carrying amount is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised. The Company recognizes deferred tax liabilities to the extent that such amounts are expected to be reversed after availment of deduction under tax holiday in future years. Disclosures in relation to deferred income taxes are included in notes 4.1 and 55 to the consolidated financial statements.

Auditing the Company’s assessment of the recoverability of deferred tax assets and the reversal of deferred tax liabilities is complex and dependent on the Company’s ability to generate future taxable profit against which all such assets and liabilities can be utilized. Significant judgment and estimation are exercised by management to assess the sufficiency of future taxable income and likelihood of the realization of these assets and reversal of liabilities. Predicting future taxable income is dependent on assumptions and judgments regarding future revenue, projected operating and maintenance costs, projected finance costs, future proposed availment of deduction under tax holiday and the period over which such deduction shall be availed, expected usage of brought forward losses and minimum alternate tax credit. These assumptions are forward-looking and could be affected by future economic and market conditions.

How We Addressed the Matter in Our Audit	To evaluate the future projections of taxable income estimated by the Company to support the recognition of the deferred tax assets and deferred tax liabilities, our procedures included, among others, assessing the future taxable income including the Company’s assumptions. We performed a sensitivity analysis in relation to the likelihood of generating sufficient future taxable income, taking into account local tax regulations and evaluated the historical accuracy of the Company’s forecast of taxable income by comparison to actual results, and the consistency of those projections with the projections used in other areas of estimation, such as those used for the impairment assessment of goodwill. We obtained the Company’s sensitivity analysis over the PLF which is a key assumption to assess its impact on the forecast of the future taxable income. In addition, we involved our tax professionals who assisted us in assessing temporary differences determined by management on which deferred tax assets or deferred tax liabilities need to be recognised. We tested the completeness and accuracy of the data used to calculate the deferred tax assets and deferred tax liabilities and evaluated the adequacy of the disclosures made by the Company on the expected recoverability of the deferred tax assets and reversal of deferred tax liabilities.

/s/ S. R. Batliboi & Co. LLP

We have served as the Company’s auditor since 2011.

Gurugram, India

June 21, 2021

ReNew Power Private Limited

Consolidated statement of financial position

(Amounts in INR millions, unless otherwise stated)

	Notes	As at 31 March 2021	As at 31 March 2020
Assets
Non-current assets
Property, plant and equipment	5	342,036	340,645
Intangible assets	6	36,410	35,970
Right of use assets	7	4,264	4,655
Investment in jointly controlled entities	8	—	524
Financial assets
Investments	9	—	624
Trade receivables	10	1,178	—
Loans	9	140	126
Others	9	2,999	142
Deferred tax assets (net)	11A	1,611	1,465
Prepayments	12	679	1,205
Non-current tax assets (net)		2,702	3,620
Other non-current assets	13	7,715	5,662

Total non-current assets		399,734	394,638
Current assets
Inventories	14	833	609
Financial assets
Derivative instruments	15	2,691	8,718
Trade receivables	10	34,802	25,914
Cash and cash equivalents	16	20,679	13,089
Bank balances other than cash and cash equivalents	16	26,506	31,203
Loans	9	56	10
Others	9	3,697	2,718
Prepayments	12	592	849
Other current assets	13	2,464	1,808

Total current assets		92,320	84,918

Total assets		492,054	479,556

Equity and liabilities
Equity
Issued capital	17A	3,799	3,799
Share premium	18A	67,165	67,165
Hedge reserve	18B	(5,224)	(1,086)
Share based payment reserve	18C	1,165	1,161
Retained earnings / (losses)	18D	(6,489)	1,207
Other components of equity	18E	1,661	2,279

Equity attributable to equity holders of the parent		62,077	74,525
Non-controlling interests		2,668	4,323

Total equity		64,745	78,848

ReNew Power Private Limited

Consolidated statement of financial position

(Amounts in INR millions, unless otherwise stated)

	Notes	As at 31 March 2021	As at 31 March 2020
Non-current liabilities
Financial liabilities
Interest-bearing loans and borrowings	19	335,136	320,610
Lease liabilities	20	1,782	1,387
Others	21	132	—
Deferred government grant	22	719	810
Employee benefit liabilities	23	143	103
Contract liabilities	24	1,364	—
Provisions	25	13,686	11,950
Deferred tax liabilities (net)	11B	10,808	10,166
Other non-current liabilities	26	2,747	2,952

Total non-current liabilities		366,517	347,978
Current liabilities
Financial liabilities
Interest-bearing loans and borrowings	27	10,643	12,148
Lease liabilities	20	330	259
Trade payables	28	3,245	3,733
Derivative instruments	29	1,070	—
Others	21	42,622	34,296
Deferred government grant	22	39	38
Employee benefit liabilities	23	252	89
Contract liabilities	24	61	1
Provisions	25	—	4
Other current liabilities	26	2,266	2,054
Current tax liabilities (net)		264	108

Total current liabilities		60,792	52,730

Total liabilities		427,309	400,708

Total equity and liabilities		492,054	479,556

The accompanying notes are an integral part of the consolidated financial statements

ReNew Power Private Limited

Consolidated statement of profit or loss and other comprehensive income

(Amounts in INR millions, unless otherwise stated)

		For the year ended
	Notes	31 March 2021	31 March 2020	31 March 2019
Income
Revenue from contracts with customers	30	48,187	48,412	43,144
Other operating income	31	80	78	176
Finance income	32	3,354	2,179	1,471
Other income	33	2,870	2,634	3,111

Total income		54,491	53,303	47,902
Expenses
Raw materials and consumables used		426	530	81
Employee benefits expense	34	1,259	951	1,008
Depreciation and amortisation	35	12,026	11,240	9,496
Other expenses	36	7,582	5,665	4,804
Finance costs	37	38,281	35,487	27,538

Total expenses		59,574	53,873	42,927

(Loss) / profit before share of profit of jointly controlled entities and tax		(5,083)	(570)	4,975
Share in loss of jointly controlled entities	53	(45)	(53)	(40)

(Loss) / profit before tax		(5,128)	(623)	4,935

Income tax expense	11C
Current tax		785	486	1,186
Deferred tax		2,091	1,714	634
Adjustment of current tax relating to earlier years		28	(42)	(19)

(Loss) / profit for the year (a)		(8,032)	(2,781)	3,134

Other comprehensive income
Other comprehensive income that may be reclassified to profit or loss in subsequent periods (net of tax):
Net gain / (loss) on cash flow hedge reserve		(5,065)	2,220	(240)
Net gain / (loss) on cost of hedge reserve		(539)	(1,000)	(110)
Total gain / (loss) on cash flow hedges		(5,604)	1,220	(350)
Income tax effect		1,532	(1,856)	92

		(4,072)	(636)	(258)
Exchange differences on translation of foreign operations		(2)	14	(2)
Income tax effect		—	—	—

		(2)	14	(2)

Net other comprehensive loss that may be reclassified to profit or loss in subsequent periods (b)		(4,074)	(622)	(260)
Other comprehensive income that will not be reclassified to profit or loss in subsequent periods (net of tax):
Re-measurement (loss) / gain of defined benefit plan		(8)	(13)	14
Income tax effect		1	4	(4)

Net other comprehensive (loss) / income that will not be reclassified to profit or loss in subsequent periods (c)		(7)	(9)	10

Other comprehensive loss for the year, net of tax (d) = (b) + (c)		(4,081)	(631)	(250)

Total comprehensive (loss) / income for the year, net of tax (a) + (d)		(12,113)	(3,412)	2,884

ReNew Power Private Limited

Consolidated statement of profit or loss and other comprehensive income

(Amounts in INR millions, unless otherwise stated)

		For the year ended
	Notes	31 March 2021	31 March 2020	31 March 2019
(Loss) / profit attributable to:
Equity holders of the parent		(7,818)	(2,696)	2,646
Non-controlling interests		(214)	(85)	488

		(8,032)	(2,781)	3,134

Total comprehensive (loss) / income attributable to:
Equity holders of the parent		(11,965)	(3,265)	2,413
Non-controlling interests		(148)	(147)	471

		(12,113)	(3,412)	2,884

Earnings per share (face value per share: INR 10)	38
Basic (loss) / profit attributable to ordinary equity holders of the Parent (in INR)		(16.16)	(5.87)	6.97
Diluted (loss) / profit attributable to ordinary equity holders of the Parent (in INR)		(16.16)	(5.87)	6.86

The accompanying notes are an integral part of the consolidated financial statements

ReNew Power Private Limited

Consolidated statement of changes in equity

(Amounts in INR millions, unless otherwise stated)

	Attributable to the equity holders of the parent

Particulars	Issued capital	Share application money pending allotment	Share premium	Hedge reserve#	Share based payment reserve	Retained earnings / (losses)	Capital reserve	Debenture redemption reserve	Foreign currency translation reserve	Total	Non- controlling interests	Total equity

	(refer note 17A)	(refer note 18A)	—	(refer note 18B)	(refer note 18C)	(refer note 18D)	(refer note 18E (i))	(refer note 18E (ii))	(refer note 18E (iii))

As at 1 April 2018	3,772	—	66,376	(271)	1,027	993	114	2,422	—	74,433	3,651	78,084
Profit for the year	—	—	—	—	—	2,646	—	—	—	2,646	488	3,134
Other comprehensive income / (loss)	—	—	—	(241)	—	10	—	—	(2)	(233)	(17)	(250)

Total comprehensive income	—	—	—	(241)	—	2,656	—	—	(2)	2,413	471	2,884
Share-based payment expense	—	—	—	—	316	—	—	—	—	316	—	316
Share application money received	—	566	—	—	—	—	—	—	—	566	—	566
Amount utilised on exercise of stock options	—	—	257	—	(257)	—	—	—	—	—	—	—
Issue of equity shares	27	(566)	539	—	—	—	—	—	—	—	1	1
Share issue expenses	—	—	(7)	—	—	—	—	—	—	(7)	—	(7)
Transfer to debenture redemption reserve (net)	—	—	—	—	—	(1,755)	—	1,755	—	—	—	—

As at 31 March 2019	3,799	—	67,165	(512)	1,086	1,894	114	4,177	(2)	77,721	4,123	81,844
Loss for the year	—	—	—	—	—	(2,696)	—	—	—	(2,696)	(85)	(2,781)
Other comprehensive income / (loss)	—	—	—	(574)	—	(9)	—	—	14	(569)	(62)	(631)

Total comprehensive loss	—	—	—	(574)	—	(2,705)	—	—	14	(3,265)	(147)	(3,412)
Share-based payment expense	—	—	—	—	207	—	—	—	—	207	—	207
Forfeiture of vested options	—	—	—	—	(132)	132	—	—	—	—	—	—
Acquisition of non-controlling interest (refer note 54)	—	—	—	—	—	—	(143)	—	—	(143)	(500)	(643)
Acquisition of interest by non-controlling interest in subsidiaries (refer note 54)	—	—	—	—	—	5	—	—	—	5	847	852
Transfer from debenture redemption reserve (net)	—	—	—	—	—	1,881	—	(1,881)	—	—	—	—

As at 31 March 2020	3,799	—	67,165	(1,086)	1,161	1,207	(29)	2,296	12	74,525	4,323	78,848
Loss for the year	—	—	—	—	—	(7,818)	—	—	—	(7,818)	(214)	(8,032)
Other comprehensive income / (loss)	—	—	—	(4,138)	—	(7)	—	—	(2)	(4,147)	66	(4,081)

Total comprehensive loss	—	—	—	(4,138)	—	(7,825)	—	—	(2)	(11,965)	(148)	(12,113)
Share-based payment expense	—	—	—	—	177	—	—	—	—	177	—	177
Forfeiture of vested options	—	—	—	—	3	(3)	—	—	—	—	—	—
Repurchase of vested stock options (refer note 42)	—	—	—	—	(176)	(470)	—	—	—	(646)	—	(646)
Acquisition of interest by non-controlling interest in subsidiaries (refer note 54)	—	—	—	—	—	29	—	—	—	29	8	37
Acquisition of non-controlling interest (refer note 54)	—	—	—	—	—	—	78	—	—	78	(1,622)	(1,544)
Acquisition of subsidiaries (refer note 54)	—	—	—	—	—	—	—	—	—	—	107	107
Transfer from debenture redemption reserve (net)	—	—	—	—	—	694	—	(694)	—	—	—	—
Others	—	—	—	—	—	(121)	—	—	—	(121)	—	(121)

As at 31 March 2021	3,799	—	67,165	(5,224)	1,165	(6,489)	49	1,602	10	62,077	2,668	64,745

#	includes cash flow hedge reserve and cost of hedge reserve (refer note 52)

The accompanying notes are an integral part of the consolidated financial statements

ReNew Power Private Limited

Consolidated statement of cash flows

(Amounts in INR millions, unless otherwise stated)

		For the year ended
		31 March 2021	31 March 2020	31 March 2019
Cash flows from operating activities
(Loss) / profit before tax		(5,128)	(623)	4,935
Adjustments to reconcile profit before tax to net cash flows:
Depreciation and amortisation expense		12,026	11,240	9,496
Loss on disposal of property plant and equipment and capital work in progress		205	104	197
Capital work in progress written off		39	—	—
Share in loss of jointly controlled entities		45	53	40
Deferred revenue		(114)	(35)	(7)
Government grant—viability gap funding		(32)	(37)	(39)
Gain on settlement of derivative instruments designated as cash flow hedge (net)		(16)	—	—
Loss on settlement of derivative instruments designated as cash flow hedge (net)		76	302	304
Gratuity expense		15	13	13
Provision for operation and maintenance equalisation		(147)	11	923
Share based payments		203	72	183
Amortisation of option premium		1,773	1,119	69
Impairment allowances for financial assets		416	82	61
Unamortised ancillary borrowing cost written off		347	520	523
Gain on sale of intangible assets		(0)	(219)	—
Interest income		(1,774)	(2,144)	(1,465)
Interest expenses		34,913	32,611	25,939
Fair value gain on mutual fund		—	—	(272)
Impairment loss on assets of disposal group held for sale		408	—	—
Gain on settlement of financial liabilities		(1,465)	—	—
Unwinding of discount on provisions		745	524	329
Others		(137)	—	—
Working capital adjustments:
(Increase) / decrease in trade receivables		(9,813)	(6,820)	(5,798)
(Increase) / decrease in non-current trade receivables		(1,178)	—	—
(Increase) / decrease in inventories		(221)	110	(565)
(Increase) / decrease in other current financial assets		476	(407)	(2,953)
(Increase) / decrease in other non-current financial assets		7	(49)	4
(Increase) / decrease in other current assets		(674)	253	(52)
(Increase) / decrease in other non-current assets		7	206	(29)
(Increase) / decrease in prepayments		(213)	(995)	(288)
Increase / (decrease) in other current financial liabilities		(258)	31	(187)
Increase / (decrease) in other current liabilities		168	274	295
Increase / (decrease) in other non-current liabilities		(9)	35	16
Increase / (decrease) in contract liabilities		1,538	—	—
Increase / (decrease) in trade payables		(555)	697	221
Increase / (decrease) in employee benefit liabilities		158	10	12
Increase / (decrease) in provisions		(4)	4	—

Cash generated from operations		31,827	36,942	31,905
Income tax (paid)/refund		254	(1,854)	(1,905)

Net cash generated from operating activities	(a)	32,081	35,088	30,000
Cash flows from investing activities
Purchase of property, plant and equipment, intangible assets and right of use assets		(24,482)	(39,299)	(61,199)
Sale of intangible assets		—	219	—
Investments in deposits having residual maturity more than 3 months (net)		1,448	(15,868)	(2,622)
Investment in mutual funds redeemed		—	—	9,540
Disposal of subsidiary, net of cash disposed (refer note 39)		3,597	—	—
Acquisition of subsidiary, net of cash acquired (refer note 54)		(34)	(762)	(941)
Cash acquired on acquisition of control in jointly controlled entities (refer note 54)		46	—	—
Government grant received		26	54	496
Proceeds from interest received		1,987	1,932	1,318

Net cash used in investing activities	(b)	(17,412)	(53,724)	(53,408)

ReNew Power Private Limited

Consolidated statement of cash flows

(Amounts in INR millions, unless otherwise stated)

		For the year ended
		31 March 2021	31 March 2020	31 March 2019
Cash flows from financing activities
Proceeds from issue of equity shares (including premium and net of share issue expenses)		—	—	560
Payment for acquisition of subsidiary’s interest from non-controlling interest		(1,516)	(736)	—
Proceeds from disposal of subsidiary’s interest to non-controlling interest		8	846	—
Payment of lease liabilities (including payment of interest expense) (refer note 41)		(248)	(347)	(1,666)
Proceeds from compulsory convertible preference shares		—	20,903	—
Payment made for repurchase of vested stock options		(681)	—	—
Proceeds from long term interest-bearing loans and borrowings		125,204	98,660	109,087
Repayment of long term interest-bearing loans and borrowings		(95,700)	(55,429)	(62,134)
Loan from related parties		605	—	—
Proceeds from short term interest-bearing loans and borrowings		18,779	34,808	33,010
Repayment of short term interest-bearing loans and borrowings		(20,002)	(44,790)	(32,685)
Interest paid		(33,528)	(32,305)	(26,563)

Net cash generated from financing activities	(c)	(7,079)	21,610	19,609
Net increase / (decrease) in cash and cash equivalents	(a) + (b) + (c)	7,590	2,974	(3,799)
Cash and cash equivalents at the beginning of the year		13,089	10,115	13,914

Cash and cash equivalents at the end of the year		20,679	13,089	10,115

Components of cash and cash equivalents
Cash and cheque on hand		0	0	0
Balances with banks:
- On current accounts		19,474	11,699	4,781
- Deposits with original maturity of less than 3 months		1,205	1,390	5,334

Total cash and cash equivalents (note 16)		20,679	13,089	10,115

Changes in liabilities arising from financing activities

Particulars	Opening balance as at 1 April 2020	Cash flows (net)	Other changes*	Closing balance as at 31 March 2021
Long term interest-bearing loans and borrowings (including current maturities and net of ancillary borrowings cost incurred)	343,536	29,504	(7,450)	365,590
Short term interest-bearing loans and borrowings	12,148	(1,222)	(283)	10,643

Total liabilities from financing activities	355,684	28,282	(7,733)	376,233

Particulars	Opening balance as at 1 April 2019	Cash flows (net)	Other changes*	Closing balance as at 31 March 2020
Long term interest-bearing loans and borrowings (including current maturities and net of ancillary borrowings cost incurred)	269,327	64,134	10,075	343,536
Short term interest-bearing loans and borrowings	20,616	(9,982)	1,514	12,148

Total liabilities from financing activities	289,943	54,152	11,589	355,684

*	Includes adjustment for ancillary borrowing cost, unrealised / realised foreign exchange gain / loss.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

1	Corporate information

ReNew Power Private Limited (the Company or Parent) is a private limited company domiciled and incorporated in India. The registered office of the Company is located at 138, Ansal Chamber—II Bhikaji Cama Place, New Delhi—110066. The consolidated financial statements comprise financial statements of Renew Power Private Limited and its subsidiaries (collectively, the Group) were authorised for issue by the Company’s Board of Directors on 21 June 2021.

The Group is carrying out business activities relating to generation of power through non-conventional and renewable energy sources. Information on the Group’s structure is provided in note 43 and information on other related party relationships of the Group is provided in note 44.

2	Basis of preparation

The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). The Group has prepared the financial statements on the basis that it will continue to operate as a going concern. The Directors consider that there are no material uncertainties that may cast doubt significant doubt over this assumption. There is a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future, and not less than 12 months from the end of the reporting period.

These consolidated financial statements have been prepared in accordance with the accounting policies, set out below and were consistently applied to all periods presented unless otherwise stated. Refer note 4.2.1 for new and amended standards and interpretations adopted by the Group.

The consolidated financial statements have been prepared on a historical cost basis, except for the following assets and liabilities which have been measured at fair value:

•	Financial assets and liabilities measured at fair value (refer accounting policy regarding financial instruments)

•	Share based payments

•	Assets held for sale

The consolidated financial statements are presented in Indian Rupees (INR) and all values are rounded to the nearest million, except when otherwise indicated. Absolute amounts less than INR 500,000 are appearing in financial statements as “0” due to presentation in millions.

3	Basis of consolidation

The consolidated financial statements comprise the financial statements of the Company and its subsidiaries as at 31 March 2021. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Group controls an investee if and only if the Group has:

•	Power over the investee (i.e. existing rights that give it the current ability to direct the relevant activities of the investee)

•	Exposure, or rights, to variable returns from its involvement with the investee; and

•	The ability to use its power over the investee to affect its returns

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

Generally, there is a presumption that a majority of voting rights result in control. To support this presumption and when the Group has less than a majority of the voting or similar rights of an investee, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

•	The contractual arrangement(s) with the other vote holders of the investee

•	Rights arising from other contractual arrangements

•	The Group’s voting rights and potential voting rights

The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the Consolidated Financial Statements from the date the Group gains control until the date the Group ceases to control the subsidiary.

Profit or loss and each component of OCI are attributed to the equity holders of the parent of the Group and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance.

The consolidated financial statements are prepared using uniform accounting policies for like transactions and other events in similar circumstances. If a member of the Group uses accounting policies other than those adopted in the Consolidated Financial Statements for like transactions and events in similar circumstances, appropriate adjustments are made to that Group member’s financial statements in preparing the consolidated financial statements to ensure conformity with the Group’s accounting policies.

The financial statements of all entities used for the purpose of consolidation are drawn up to same reporting date as that of the Company i.e., year ended on 31 March. When the end of the reporting period of the parent is different from that of a subsidiary, the subsidiary prepares, for consolidation purposes, additional financial information as of the same date as the financial statements of the parent to enable the parent to consolidate the financial information of the subsidiary, unless it is impracticable to do so.

Consolidation procedure

•

Combine like items of assets, liabilities, equity, income, expenses and cash flows of the parent on line by line basis with those of its subsidiaries. For this purpose, income and expenses of the subsidiary are based on the amounts of the assets and liabilities recognised in the Consolidated Financial Statements at the acquisition date.

•

Offset (eliminate) the carrying amount of the parent’s investment in each subsidiary and the parent’s portion of equity of each subsidiary. Business combinations policy explains how to account for any related goodwill.

•

Eliminate in full intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between entities of the Group (profits or losses resulting from intragroup transactions that are recognised in assets, such as inventory and property, plant and equipment, are eliminated in full). Intragroup losses may indicate an impairment that requires recognition in the Consolidated Financial Statements. IAS 12—‘Income Taxes’ applies to temporary differences that arise from the elimination of profits and losses resulting from intragroup transactions.

Profit or loss and each component of other comprehensive income (OCI) are attributed to the equity holders of the parent of the Group and to the non-controlling interests, even if this results in the non-controlling

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

interests having a deficit balance. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with the Group’s accounting policies. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

Changes in the Company’s interests in subsidiaries that do not result in a loss of control are accounted for as equity transactions. The carrying amount of the Group’s interests and the non-controlling interests are adjusted to reflect the changes in their relative interests in the subsidiaries. Any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received is recognised directly in equity and attributed to the owners of the Company.

If the Group loses control over a subsidiary, it:

•	Derecognises the assets (including goodwill) and liabilities of the subsidiary at their carrying amounts at the date when control is lost

•	Derecognises the carrying amount of any non-controlling interests

•	Derecognises the cumulative translation differences recorded in equity

•	Recognises the fair value of the consideration received and deferred consideration receivable

•	Recognises the fair value of any investment retained

•	Recognises any surplus or deficit in profit or loss

•	Recognise that distribution of shares of subsidiary to group in Group’s capacity as owners

•

Reclassifies the parent’s share of components previously recognised in OCI to profit or loss or retained earnings, as appropriate, as would be required if the group had directly disposed of the related assets or liabilities.

4.1	Summary of significant accounting policies

The following are the significant accounting policies applied by the Group in preparing its consolidated financial statements:

a)	Business combinations and goodwill

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred measured at acquisition date fair value and the amount of any non-controlling interests in the acquiree. For each business combination, the Group elects whether to measure the non-controlling interests in the acquiree at fair value or at the proportionate share of the acquiree’s identifiable net assets. Acquisition-related costs are expensed as incurred and included in other expenses.

The Group determines that it has acquired a business when the acquired set of activities and assets include an input and a substantive process that together significantly contribute to the ability to create outputs. The acquired process is considered substantive if it is critical to the ability to continue producing outputs, and the inputs acquired include an organised workforce with the necessary skills, knowledge, or experience to perform that process or it significantly contributes to the ability to continue producing outputs and is considered unique or scarce or cannot be replaced without significant cost, effort, or delay in the ability to continue producing outputs.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

At the acquisition date, the identifiable assets acquired and the liabilities assumed are recognised at their acquisition date fair values. For this purpose, the liabilities assumed include contingent liabilities representing present obligation and they are measured at their acquisition fair values irrespective of the fact that outflow of resources embodying economic benefits is not probable. However, the following assets and liabilities acquired in a business combination are measured at the basis indicated below:

•

Deferred tax assets or liabilities and the assets or liabilities related to employee benefit arrangements are recognised and measured in accordance with IAS 12—Income Taxes and IAS 19—Employee Benefits respectively.

•

Liabilities or equity instruments related to share based payment arrangements of the acquiree or share —based payments arrangements of the Group entered into to replace share-based payment arrangements of the acquiree are measured in accordance with IFRS 2 Share-based Payment at the acquisition date.

•	Assets (or disposal groups) that are classified as held for sale in accordance with IFRS 5—Non-current Assets Held for Sale and Discontinued Operations are measured in accordance with that standard.

•	Reacquired rights are measured at a value determined on the basis of the remaining contractual term of the related contract. Such valuation does not consider potential renewal of the reacquired right.

•	Potential tax effects of temporary differences and carry forwards of an acquiree that exist at the acquisition date or arise as a result of the acquisition are accounted in accordance with IAS 12.

When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date. This includes the separation of embedded derivatives in host contracts by the acquiree.

If the business combination is achieved in stages, any previously held equity interest is re-measured at its acquisition date fair value and any resulting gain or loss is recognised in the statement of profit or loss or OCI, as appropriate.

Any contingent consideration to be transferred by the acquirer is recognised at fair value at the acquisition date. Contingent consideration classified as an asset or liability that is a financial instrument and within the scope of IFRS 9 Financial Instruments, is measured at fair value with changes in fair value recognised in the statement of profit or loss in accordance with IFRS 9. Other contingent consideration that is not within the scope of IFRS 9 is measured at fair value at each reporting date with changes in fair value recognised in profit or loss. Contingent consideration classified as equity is not remeasured and its subsequent settlement is accounted for within equity.

Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred and the amount recognised for non-controlling interests, and any previous interest held, over the net identifiable assets acquired and liabilities assumed. If the fair value of the net assets acquired is in excess of the aggregate consideration transferred, the Group re-assesses whether it has correctly identified all of the assets acquired and all of the liabilities assumed and reviews the procedures used to measure the amounts to be recognised at the acquisition date. If the reassessment still results in an excess of the fair value of net assets acquired over the aggregate consideration transferred, then the gain is recognised in statement of profit or loss.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

A cash generating unit to which goodwill has been allocated is tested for impairment annually on 31 March, or more frequently when there is an indication that the unit may be impaired. If the recoverable amount of the cash generating unit is less than its carrying amount, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro rata based on the carrying amount of each asset in the unit. Any impairment loss for goodwill is recognised in the statement of profit or loss. An impairment loss recognised for goodwill is not reversed in subsequent periods.

Where goodwill has been allocated to a cash-generating unit and part of the operation within that unit is disposed of, the goodwill associated with the disposed operation is included in the carrying amount of the operation when determining the gain or loss on disposal. Goodwill disposed in these circumstances is measured based on the relative values of the disposed operation and the portion of the cash-generating unit retained.

b)	Investment in associates and jointly controlled entities (joint ventures)

An associate is an entity over which the Group has significant influence. Significant influence is the power to participate in the financial and operating policy decisions of the investee, but is not control or joint control over those policies.

A joint venture is a type of joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the joint venture. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require the unanimous consent of the parties sharing control.

The considerations made in determining significant influence or joint control are similar to those necessary to determine control over subsidiaries. The Group’s investment in its associate and joint venture are accounted for using the equity method.

Under the equity method, the investment in an associate or a joint venture is initially recognised at cost. The carrying amount of the investment is adjusted to recognise changes in the Group’s share of net assets of the associate or joint venture since the acquisition date. Goodwill relating to the associate or joint venture is included in the carrying amount of the investment and is not tested for impairment separately.

The statement of profit or loss reflects the Group’s share of the results of operations of the associate or joint venture. Any change in OCI of those investees is presented as part of the Group’s OCI. In addition, when there has been a change recognised directly in the equity of the associate or joint venture, the Group recognises its share of any changes, when applicable, in the statement of changes in equity. Unrealised gains and losses resulting from transactions between the Group and the associate or joint venture are eliminated to the extent of the interest in the associate or joint venture.

The aggregate of the Group’s share of profit or loss of an associate and a joint venture is shown on the face of the statement of profit or loss outside operating profit and represents profit or loss after tax and non-controlling interests in the subsidiaries of the associate or joint venture.

The financial statements of the associate or joint venture are prepared for the same reporting period as the Group. When necessary, adjustments are made to bring the accounting policies in line with those of the Group.

After application of the equity method, the Group determines whether it is necessary to recognise an impairment loss on its investment in its associate or joint venture. At each reporting date, the Group determines whether there is objective evidence that the investment in the associate or joint venture is

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

impaired. If there is such evidence, the Group calculates the amount of impairment as the difference between the recoverable amount of the associate or joint venture and its carrying value, and then recognises the loss within ‘Share of profit of an associate and a joint venture’ in the statement of profit or loss.

Upon loss of significant influence over the associate or joint control over the joint venture, the Group measures and recognises any retained investment at its fair value. Any difference between the carrying amount of the associate or joint venture upon loss of significant influence or joint control and the fair value of the retained investment and proceeds from disposal is recognised in profit or loss.

Interests in joint operations

A joint operation is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the assets, and obligations for the liabilities, relating to the arrangement. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require unanimous consent of the parties sharing control.

When a Group entity undertakes its activities under joint operations, the Group as a joint operator recognises in relation to its interest in a joint operation:

•	its assets, including its share of any assets held jointly;

•	its liabilities, including its share of any liabilities incurred jointly;

•	its revenue from the sale of its share of the output arising from the joint operation;

•	its share of the revenue from the sale of the output by the joint operation; and

•	its expenses, including its share of any expenses incurred jointly.

The Group accounts for the assets, liabilities, revenue and expenses relating to its interest in a joint operation in accordance with the IFRS Standards applicable to the particular assets, liabilities, revenue and expenses.

When a Group entity transacts with a joint operation in which a Group entity is a joint operator (such as a sale or contribution of assets), the Group is considered to be conducting the transaction with the other parties to the joint operation, and gains and losses resulting from the transactions are recognised in the Group’s consolidated financial statements only to the extent of other parties’ interests in the joint operation.

When a Group entity transacts with a joint operation in which a Group entity is a joint operator (such as a purchase of assets), the Group does not recognise its share of the gains and losses until it resells those assets to a third party.

c)	Current versus non-current classification

The Group presents assets and liabilities in the statement of financial position based on current / non-current classification.

An asset is treated as current when it is:

•	Expected to be realised or intended to sold or consumed in normal operating cycle

•	Held primarily for the purpose of trading

•	Expected to be realised within twelve months after the reporting period, or

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

•	Cash or cash equivalents unless restricted from being exchanged or used to settle a liability for at least twelve months after the reporting period

All other assets are classified as non-current.

A liability is treated as current when it is:

•	Expected to be settled in normal operating cycle

•	Held primarily for the purpose of trading

•	Due to be settled within twelve months after the reporting period, or

•	There is no unconditional right to defer the settlement of the liability for at least twelve months after the reporting period

All other liabilities are classified as non-current.

Deferred tax assets / liabilities are classified as non-current assets / liabilities.

The terms of the liability that could, at the option of the counterparty, result in its settlement by the issue of equity instruments do not affect its classification.

The operating cycle is the time between the acquisition of assets for processing and their realisation / settlement in cash and cash equivalents. The Group has identified twelve months as their operating cycle for classification of their current assets and liabilities.

d)	Fair value measurement

The Group measures financial instruments, such as, derivatives at fair value at each reporting date.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

•	In the principal market for the asset or liability, or

•	In the absence of a principal market, in the most advantageous market for the asset or liability

The principal or the most advantageous market must be accessible by the Group.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest. The fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use. The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximising the use of relevant observable inputs and minimising the use of unobservable inputs.

All assets and liabilities for which fair value is measured or disclosed in the consolidated financial statements are categorised within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

•	Level 1—Quoted (unadjusted) market prices in active markets for identical assets or liabilities

•	Level 2—Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

•	Level 3—Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

For assets and liabilities that are recognised in the financial statements at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorisation (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

The management of the Group determines the policies and procedures for both recurring fair value measurement, such as unquoted financial assets, and for non-recurring measurement, such as assets held for sale.

External valuers are involved for valuation of significant assets, and significant liabilities. Involvement of external valuers is determined annually by the management after discussion with and approval by the Company’s Audit Committee. Selection criteria include market knowledge, reputation, independence and whether professional standards are maintained. The management decides, after discussions with the Group’s external valuers, which valuation techniques and inputs to use for each case.

At each reporting date, the management of the Group analyses the movements in the values of assets and liabilities which are required to be remeasured or re-assessed as per the accounting policies of the Group. The management also compares the change in the fair value of each asset and liability with relevant external sources to determine whether the change is reasonable.

On an interim basis, the management presents the valuation results to the Audit Committee and the Group’s independent auditors. This includes a discussion of the major assumptions used in the valuations. For the purpose of fair value disclosures, the Group has determined classes of assets and liabilities on the basis of the nature, characteristics and risks of the asset or liability and the level of the fair value hierarchy, as explained above.

This note summarises the accounting policy for determination of fair value. Other fair value related disclosures are given in the relevant notes as following:

•	Disclosures for significant estimates and assumptions (refer note 55)

•	Quantitative disclosures of fair value measurement hierarchy (refer note 47)

•	Financial instruments (including those carried at amortised cost) (refer note 46 and 47)

e)	Revenue recognition

(i) Revenue from contracts with customers

Revenue from contracts with customers is recognised when control of the goods or services are transferred to the customer at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those goods or services. The Group has generally concluded that it is the principal in its revenue arrangements, because it typically controls the goods or services before transferring them to the customer.

a) Sale of power

Income from supply of power is recognised over time on the supply of units generated from plant to the grid as per terms of the Power Purchase Agreement (PPA) entered into with the customers.

The Group considers whether there are other promises in the contract that are separate performance obligations to which a portion of the transaction price needs to be allocated. In determining the transaction

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

price for the sale of power, the Group considers the effects of variable consideration and existence of a significant financing component. There is only one performance obligation in the arrangement and therefore, allocation of transaction price is not required.

b) Income from services (management consultancy)

The Group recognises revenue from projects management / technical consultancy over time because the customer simultaneously receives and consumes the benefits provided to them, as per the terms of the agreement entered with the customer.

c) Sale of equipment

Revenue from sale of equipment is recognised at the point in time when control of the asset is transferred to the customer, generally on delivery of the equipment. The Group considers whether there are other promises in the contract that are separate performance obligations to which a portion of the transaction price needs to be allocated. In determining the transaction price for the sale of equipment, the Group considers the effects of variable consideration, the existence of significant financing components, non-cash consideration, and consideration payable to the customer. There is only one performance obligation in the arrangement and therefore, allocation of transaction price is not required.

d) Income from operation and maintenance services

Revenue from operation and maintenance services are recognised over time as per the terms of agreement.

e) Revenue from Engineering Procurement and Construction (EPC) Contracts

Revenue from provision of service is recognised over a period of time on the percentage of completion method. Percentage of completion is determined as a proportion of cost incurred to date to the total estimated contract cost. Profit on contracts is recognised on percentage of completion method and losses are accounted as soon as these are anticipated. In case the total cost of a contract based on technical and other estimates is expected to exceed the corresponding contract value such expected loss is provided for. The revenue on account of extra claims on construction contracts are accounted for at the time of acceptance in principle by the customers due to uncertainties attached.

Contract revenue earned in excess of billing has been reflected under other current assets and billing in excess of contract revenue has been reflected under current liabilities in the statement of financial position.

f) Sale of Reduction Emission Certificates (RECs)

Income from sale of RECs is recognised on sale of these certificates.

Variable consideration

If the consideration in a contract includes a variable amount, the Group estimates the amount of consideration to which it will be entitled in exchange for transferring the goods or service to the customer. The variable consideration is estimated at contract inception and constrained until it is highly probable that a significant revenue reversal in the amount of cumulative revenue recognised will not occur when the associated uncertainty with the variable consideration is subsequently resolved. To estimate the variable consideration, the Group applies the method that it expects best predicts the amount of consideration to which the entity will be entitled based on the terms of the contract.

• Rebates

In some PPAs, the Group provide rebates in invoice if payment is made before the due date. These are adjusted against revenue and are offset against amounts payable by the customers.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

• Significant financing component

Significant financing component for customer contracts is considered for the length of time between the customers’ payment and the transfer of the performance obligation, as well as the prevailing interest rate in the market. The transaction price for these contracts is discounted, using the interest rate implicit in the contract. This rate is commensurate with the rate that would be reflected in a separate financing transaction between the Group and the customer at contract inception.

(ii) Contract balances

a) Contract assets

A contract asset is the right to consideration in exchange for goods or services transferred to the customer. If the Group performs by transferring goods or services to a customer before the customer pays consideration or before payment is due, a contract asset is recognised for the earned consideration that is conditional. Contract assets are subject to impairment assessment. Refer to accounting policies in section (o) Impairment of non-financial assets.

b) Contract liabilities

A contract liability is the obligation to transfer goods or services to a customer for which the Group has received consideration (or an amount of consideration is due) from the customer. If a customer pays consideration before the Group transfers goods or services to the customer, a contract liability is recognised when the payment is made or the payment is due (whichever is earlier). Contract liabilities are recognised as revenue when the Group performs under the contract (i.e., transfers control of the related goods or services to the customer).

c) Trade receivables

A receivable represents the Group’s right to an amount of consideration that is unconditional (i.e., only the passage of time is required before payment of the consideration is due). Refer to accounting policies of financial assets in section s) Financial instruments – initial recognition and subsequent measurement.

(iii) Others

a) Income from compensation for loss of revenue

Income from compensation for loss of revenue is recognised after certainty of receipt of the same is established.

b) Dividend

The Company recognises a liability to pay a dividend when the distribution is authorised and the distribution is no longer at the discretion of the Company.

f)	Foreign currencies

The Group’s consolidated financial statements are presented in INR, which is also the Company’s functional currency. For each entity, the Group determines the functional currency and items included in the financial statements of each entity are measured using that functional currency.

Foreign currency translation

Transactions in foreign currencies are initially recorded by the Group’s entities at their respective functional currency spot rates at the date the transaction first qualifies for recognition. Monetary assets and liabilities

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

denominated in foreign currencies are translated at the functional currency spot rates of exchange at the reporting date. Differences arising on settlement or translation of monetary items are recognised in profit or loss with the exception of monetary items that are designated as part of the hedge of the Group’s net investment in a foreign operation. These are recognised in OCI until the net investment is disposed of, at which time, the cumulative amount is reclassified to profit or loss. Tax charges and credits attributable to exchange differences on those monetary items are also recognised in OCI.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined.

The gain or loss arising on translation of non-monetary items measured at fair value is treated in line with the recognition of the gain or loss on the change in fair value of the item (i.e., translation differences on items whose fair value gain or loss is recognised in OCI or profit or loss are also recognised in OCI or profit or loss, respectively).

Group companies

On consolidation, the assets and liabilities of foreign operations are translated into INR at the rate of exchange prevailing at the reporting date and their statements of profit or loss are translated at exchange rates prevailing at the dates of the transactions. The exchange differences arising on translation for consolidation are recognised in OCI. On disposal of a foreign operation, the component of OCI relating to that particular foreign operation is reclassified to profit or loss.

g)	Taxes

Current income tax

Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted, at the reporting date in India. Current income tax relating to items recognised outside profit or loss is recognised outside profit or loss (either in OCI or equity). Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and considers whether it is probable that a taxation authority will accept an uncertain tax treatment. The Group reflects the effect of uncertainty for each uncertain tax treatment by using either most likely method or expected value method, depending on which method predicts better resolution of the treatment. Current income tax assets and liabilities are offset if a legally enforceable right exists to set off these and intends either to settle on a net basis, or to realise the asset and settle the liability simultaneously.

Deferred tax

Deferred tax is provided using the asset-liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date.

Deferred tax liabilities are recognised for all taxable temporary differences, except:

•

When the deferred tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

•

In respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognised for all deductible temporary differences, the carry forward of unused tax credits and any unused tax losses. Deferred tax assets are recognised to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilised except:

•

When the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss

•

in respect of deductible temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, deferred tax assets are recognised only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilised.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised. Unrecognised deferred tax assets are re-assessed at each reporting date and are recognised to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

In situations where Group is entitled to a tax holiday under the Income-tax Act, 1961, enacted in India, no deferred tax (asset or liability) is recognised in respect of temporary differences which reverse during the tax holiday period. Deferred taxes in respect of temporary differences which reverse after the tax holiday period are recognised in the period in which the temporary differences originate. However, the Group restrict the recognition of deferred tax assets to the extent that it has become reasonably certain that sufficient future taxable income will be available against which such deferred tax assets can be realised.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax relating to items recognised outside profit or loss is recognised outside profit or loss (either in OCI or equity). Deferred tax items are recognised in correlation to the underlying transaction either in OCI or directly in equity.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

Minimum Alternate Tax

Minimum alternate tax (MAT) paid in a year is charged to the statement of profit or loss as current tax for the year. The deferred tax asset is recognised for MAT credit available only to the extent that it is probable that the concerned company will pay normal income tax during the specified period, i.e., the period for which MAT credit is allowed to be carried forward. In the year in which the company recognises MAT credit as an asset, it is created by way of credit to the statement of profit or loss and shown as part of deferred tax asset. The company reviews the “MAT credit entitlement” asset at each reporting date and writes down the asset to the extent that it is no longer probable that it will pay normal tax during the specified period.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

h)	Government grants

Government grants are recognised where there is reasonable assurance that the grant will be received and all attached conditions will be compiled with. When the grant related to an expense item, it is recognised as income on a systematic basis over the periods that related costs, for which it is intended to compensate, are expensed. When grant is related to an asset, it is recognised as income in equal amounts over the expected useful life of related asset.

When the Group receive grants of non-monetary assets, the asset and the grant are recorded at fair value amounts and released to profit or loss over the expected useful life in a pattern of consumption of the benefit of the underlying asset i.e. by equal annual instalments.

The Group presents grants related to an expense item as other income in the statement of profit or loss. Thus, generation based incentive and Sale of emission reduction certificates have been recognised as other income.

Generation based incentive

Generation based incentive is recognised on the basis of supply of units generated by the Group to the state electricity board from the eligible project in accordance with the scheme of the “Generation Based Incentive (GBI) for Grid Interactive Wind Power Projects”.

Subsidy (Viability Gap Funding)

The Group receives Viability Gap Funding (VGF) for setting up of certain solar power projects. The Group records the VGF proceeds on fulfilment of the underlying conditions as deferred government grant. Such deferred grant is recognised over the period of useful life of underlying asset.

i)	Property, plant and equipment

Capital work in progress is stated at cost, net of accumulated impairment loss, if any. Property, plant and equipment except freehold land is stated at cost, net of accumulated depreciation and accumulated impairment losses, if any. Such cost includes the cost of replacing part of the plant and equipment and borrowing costs for long-term construction projects if the recognition criteria are met. When significant parts of plant and equipment are required to be replaced at intervals, the Group depreciates them separately based on their specific useful lives. Likewise, when a major inspection is performed, its cost is recognised in the carrying amount of the plant and equipment as a replacement if the recognition criteria are satisfied. All other repair and maintenance costs are recognised in the statement of profit or loss as incurred. Freehold land is stated at cost net of accumulated impairment losses and is not depreciated.

The present value of the expected cost for the decommissioning of an asset after its use is included in the cost of the respective asset if the recognition criteria for a provision are met. Refer to significant accounting judgements, estimates and assumptions (note 55) and provisions (note 25) for further information about the recognised decommissioning provision.

Subsequent costs

The cost of replacing a part of an item of property, plant and equipment is recognised in the carrying amount of the item of property, plant and equipment, if it is probable that the future economic benefits embodied within the part will flow to the Group and its cost can be measured reliably with the carrying amount of the replaced part getting derecognised. The cost for day-to-day servicing of property, plant and equipment are recognised in statement of profit or loss as and when incurred.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

Derecognition

An item of property, plant and equipment and any significant part initially recognised is derecognised upon disposal (i.e., at the date the recipient obtains control) or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of profit or loss when the asset is derecognised. Gains or losses arising from de-recognition of fixed assets are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognised in the statement of profit or loss when the asset is derecognised.

j)	Intangible assets

Intangible assets acquired separately are measured in initial recognition at cost. The cost of intangible assets and intangible assets under development acquired in a business combination is their fair value at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortisation and accumulated impairment losses and intangible assets under development are carried at cost less any accumulated impairment losses. The useful lives of intangible assets are assessed as either finite or indefinite.

Intangible assets with finite lives are amortised over the useful life and assessed for impairment whenever there is an indication that the intangible asset may be impaired.

An intangible asset is derecognised upon disposal (i.e., at the date the recipient obtains control) or when no future economic benefits are expected from its use or disposal. Any gain or loss arising upon derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of profit or loss.

Customer related intangibles are capitalised if they meet the definitions of an intangible asset and the recognition criteria are satisfied. Customer-related intangibles acquired as part of a business combination are valued at fair value and those acquired separately are measured at cost. Such intangibles are amortised over the remaining useful life of the customer relationships or the period of the contractual arrangements.

Intangible assets with indefinite useful lives are not amortised, but are tested for impairment annually, either individually or at the cash-generating unit level. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis.

Development costs

Development expenditures on an individual project are recognised as an intangible asset when the Group can demonstrate:

•	The technical feasibility of completing the intangible asset so that the asset will be available for use or sale

•	Its intention to complete and its ability and intention to use or sell the asset

•	How the asset will generate future economic benefits

•	The availability of resources to complete the asset

•	The ability to measure reliably the expenditure during development

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

Following initial recognition of the development expenditure as an asset, the asset is carried at cost less any accumulated amortisation and accumulated impairment losses. Amortisation of the asset begins when development is complete and the asset is available for use. It is amortised over the period of expected future benefit.

k)	Depreciation / amortisation of property, plant and equipment and intangible assets

Depreciation and amortisation are calculated on a straight-line basis over the estimated useful lives of the assets as follows:

Category	Life (in years)
Plant and equipment (solar rooftop projects)*	25 or terms of PPA, whichever is less (15-25)
Plant and equipment (wind and solar power projects)*	30-35
Plant and equipment (others)	5-18
Office equipment	5
Furniture and fixture	10
Computers	3
Computer servers	6
Computer software	3-6
Customer contracts	25
Development rights	25
Leasehold improvements	Useful life or lease term (5 years), whichever is lower
Building (Temporary structure)	3

*

Based on an external technical assessment, the management believes that the useful lives as given above and residual value of 0%-5%, best represents the period over which management expects to use its assets and its residual value.

The residual values, useful lives and methods of depreciation and amortisation of property, plant and equipment and intangible assets are reviewed at each financial period end and adjusted prospectively, if appropriate.

l)	Inventories

Inventories are valued at the lower of cost and net realisable value. Cost includes cost of purchase and other costs incurred in bringing the inventories to their present location and condition. Cost is determined on first in, first out basis.

Net realisable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale. Unserviceable / damaged inventories are identified and written down based on technical evaluation.

m)	Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use or sale. Borrowing costs consist of interest, discount on issue, premium payable on redemption and other costs that an entity incurs in

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

connection with the borrowing of funds (this cost also includes exchange differences to the extent regarded as an adjustment to the borrowing costs). The borrowing costs are amortised basis the Effective Interest Rate (EIR) method over the term of the loan. The EIR amortisation is recognised under finance costs in the statement of profit or loss. The amount amortised for the period from disbursement of borrowed funds upto the date of capitalisation of the qualifying assets is added to cost of the qualifying assets.

To the extent, group borrows funds for general purpose and uses them for the purpose of obtaining a qualifying asset, the group determines the amount of borrowing costs eligible for capitalisation by applying a capitalisation rate to the expenditures on that asset. The capitalisation rate used is weighted average of the borrowing costs applicable to the borrowings of the group that are outstanding during the period, other than borrowings made specifically for the purpose of obtaining a qualifying asset. In case any specific borrowing remains outstanding after the related asset is ready for its intended use or sale, that borrowing becomes part of the funds that an entity borrows generally when calculating the capitalisation rate on general borrowings. The Group treats as part of general borrowings any borrowing originally made to develop a qualifying asset when substantially all of the activities necessary to prepare that asset for its intended use or sale are complete.

n)	Leases

The Group assesses at contract inception whether a contract is, or contains, a lease. That is, if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

As a lessee

The Group applies a single recognition and measurement approach for all leases, except for short-term leases and leases of low-value assets. The Group recognises lease liabilities to make lease payments and right-of-use assets representing the right to use the underlying assets.

i) Right-of-use assets

The Group recognises right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and accumulated impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognised, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term and the estimated useful lives of the assets, as follows:

•	Leasehold land: 13 to 30 years

•	Building: 3 to 5 years

If ownership of the leased asset transfers to the Group at the end of the lease term or the cost reflects the exercise of a purchase option, depreciation is calculated using the estimated useful life of the asset.

The right-of-use assets are also subject to impairment. Refer to the accounting policies in section (o) Impairment of non-financial assets.

ii) Lease liabilities

At the commencement date of the lease, the Group recognises lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

in-substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Group and payments of penalties for terminating the lease, if the lease term reflects the Group exercising the option to terminate. Variable lease payments that do not depend on an index or a rate are recognised as expenses (unless they are incurred to produce inventories) in the period in which the event or condition that triggers the payment occurs.

In calculating the present value of lease payments, the Group uses its incremental borrowing rate at the lease commencement date because the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the lease payments (example: changes to future payments resulting from a change in an index or rate used to determine such lease payments) or a change in the assessment of an option to purchase the underlying asset.

iii) Short-term leases and leases of low-value assets

The Group applies the short-term lease recognition exemption to its short-term leases (i.e., those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option). It also applies the lease of low-value assets recognition exemption to leases of office equipment that are considered to be low value. Lease payments on short-term leases and leases of low value assets are recognised as expense on a straight-line basis over the lease term.

As a lessor

Leases in which the Group does not transfer substantially all the risks and rewards of ownership of an asset are classified as operating leases. Rental income from operating lease is recognised on a straight-line basis over the term of the relevant lease. Initial direct costs incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset and recognised over the lease term on the same basis as rental income. Contingent rents are recognised as revenue in the period in which they are earned.

o)	Impairment of non-financial assets

The Group assess, at each reporting date, whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Group estimate the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or cash-generating units (CGU) fair value less costs of disposal and its value in use. Recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or group of assets. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre -tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs of disposal, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded companies or other available fair value indicators.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

The Group bases its impairment calculation on detailed budgets and forecast calculations, which are prepared separately for each of the Group’s CGUs to which the individual assets are allocated. These budgets and forecast calculations generally cover a remaining life of the power purchase agreements of the project considering the long term fixed rate firm agreements available.

Impairment losses of continuing operations, including impairment on inventories, are recognised in the statement of profit or loss.

For assets excluding goodwill, an assessment is made at each reporting date to determine whether there is an indication that previously recognised impairment losses no longer exist or have decreased. If such indication exists, the Group estimates the asset’s or CGU’s recoverable amount. A previously recognised impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognised. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised for the asset in prior years. Such reversal is recognised in the statement of profit or loss unless the asset is carried at a revalued amount, in which case, reversal is treated as an increase in revaluation.

Intangible assets under development are tested for impairment annually on 31 March, or more frequently when there is an indication that these assets may be impaired, either individually or at the cash-generating unit level.

p)	Share based payments

Company provides additional benefits to certain members of senior management and employees of the Group in the form of share-based payments, whereby employees render services as consideration for equity instruments (equity-settled transactions).

Equity-settled transactions

The cost of equity-settled transactions is determined by the fair value at the date when the grant is made using an appropriate valuation model.

The cost is recognised, together with a corresponding increase in share-based payment reserve in equity, over the period in which the performance and / or service conditions are fulfilled in employee benefit expenses. The cumulative expense recognised for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the numbers of equity instruments that will ultimately vest. The statement of profit or loss expense or credit for a period represents the movement in cumulative expense recognised as at the beginning and end of that period and is recognised in employee benefit expense.

Service and non-market performance conditions are not taken into account when determining the grant date fair value of awards, but the likelihood of the conditions being met is assessed as part of the Group’s best estimate of the number of equity instruments that will ultimately vest. Market performance conditions are reflected within the grant date fair value. Any other condition attached to an award, but without associated service requirement, are considered to be non-vesting conditions. Non-vesting conditions are reflected in the fair value of an award and lead to an immediate expensing of an award unless there are also service and / or performance conditions.

No expense is recognised for awards that do not ultimately vest because of non-market performance and / or service conditions have not been met. Where awards include a market or non-market condition, the

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

transaction are treated as vested irrespective of whether the market or non-vesting condition is satisfied, provided that all other performance and/or service condition are satisfied.

When the terms of an equity-settled award are modified, the minimum expense recognised is the grant date fair value of the unmodified award, provided the original vesting terms of the award are met. An additional expense, measured as at the date of modification, is recognised for any modification that increases the total fair value of the share-based payment transaction, or is otherwise beneficial to the employee. Where an award is cancelled by the entity or by the counterparty, any remaining element of the fair value of the award is expensed immediately through the statement of profit or loss.

The dilutive effect of outstanding options is reflected as additional share dilution in the computation of diluted earnings per share.

On repurchase of vested equity instruments by the Group, the payment made to the employee shall be accounted for as a deduction from equity, except to the extent that the payment exceeds the fair value of the equity instruments repurchased, measured at the repurchase date. Any such excess shall be recognised as an expense in the statement of profit or loss.

Cash-settled transactions

A liability is recognised for the fair value of cash-settled transactions. The fair value is measured initially and at each reporting date up to and including the settlement date, with changes in fair value recognised in employee benefits expense (refer note 34). The fair value is expensed over the period until the vesting date with recognition of a corresponding liability. The fair value is determined using a Black-Scholes model, further details of which are given in Note 42. The approach used to account for vesting conditions when measuring equity-settled transactions also applies to cash-settled transactions.

q)	Retirement and other employee benefits

Retirement benefit in the form of provident fund is a defined contribution scheme. The Group has no obligation, other than the contribution payable to the provident fund. The Group recognise contribution payable to provident fund scheme as an expense, when an employee renders the related service.

Remeasurements comprising of actuarial gain and losses, the effect of the asset ceiling, excluding amount recognised in the net interest on the defined benefit liability and the return on plan assets (excluding amounts included in net interest on the net defined benefit liability), are recognised in the statement of financial position with a corresponding debit or credit to retained earnings through OCI in the period in which they occur. Remeasurements are not reclassified to the statement of profit or loss in subsequent periods.

The Group operates a defined benefit plan in India, viz., gratuity. The cost of providing benefit under this plan is determined on the basis of actuarial valuation at each period-end carried out using the projected unit cost method.

Past service costs are recognised in statement of profit or loss on the earlier of:

•	The date of the plan amendment or curtailment; and

•	The date that the Group recognises related restructuring costs

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

Net interest is calculated by applying the discount rate to the net defined benefit liability or asset. The Group recognises the following changes in the net defined benefit obligation as an expense in the statement of profit or loss:

•	Service costs comprising current service costs, past-service costs, gains and losses on curtailments and non-routine settlements; and

•	Net interest expense or income

Accumulated leave, which is expected to be utilised within the next twelve months, is treated as short term employee benefit. The Group measures the expected cost of such absences as an additional amount that it expects to pay as a result of the unused entitlement that has accumulated at reporting date.

The Group treats the accumulated leave expected to be carried forward beyond twelve months, as long term employee benefit for measurement purposes. Such long term compensated absences are determined on the basis of actuarial valuation at each period-end carried out using the projected unit cost method. Remeasurements comprising of actuarial gain and losses are recognised in the statement of financial position with a corresponding debit or credit to profit or loss in the period in which they occur. The Group presents the leave as current liability in the balance sheet, to the extent is does not have an unconditional right to defer its settlement for 12 months after the reporting date. Where Group has unconditional legal and contractual right to defer the settlement for a period beyond 12 months, the same is presented as non-current liability.

r)	Provisions

Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. When the Group expects some or all of a provision to be reimbursed, for example, under an insurance contract, the reimbursement is recognised as a separate asset, but only when the reimbursement is virtually certain. The expense relating to a provision is presented in the statement of profit or loss net of any reimbursement.

If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, when appropriate, the risks specific to the liability. When discounting is used, the increase in the provision due to the passage of time is recognised as a finance cost.

Decommissioning liability

The Group considers constructive obligations and records a provision for decommissioning costs of the wind and solar power plants. Decommissioning costs are provided for at the present value of expected costs to settle the obligation using estimated cash flows and are recognised as part of the cost of the relevant asset. The cash flows are discounted at a current pre-tax rate that reflects the risks specific to the decommissioning liability. The unwinding of the discount is expensed as incurred and recognised in the statement of profit or loss as a finance cost. The estimated future costs of decommissioning are reviewed annually and adjusted as appropriate. Changes in the estimated future costs, or in the discount rate applied, are added to or deducted from the cost of the asset.

s)	Financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

Financial assets

Initial recognition and measurement

Financial assets are classified, at initial recognition, as subsequently measured at amortised cost, fair value through other comprehensive income (FVTOCI), and fair value through profit or loss (FVTPL).

The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Group’s business model for managing them. With the exception of trade receivables that do not contain a significant financing component or for which the Group has applied the practical expedient, the Group initially measures a financial asset at its fair value plus, in the case of a financial asset not at FVTPL, transaction costs. Trade receivables that do not contain a significant financing component or for which the Group has applied the practical expedient are measured at the transaction price as disclosed in section (e) Revenue from contracts with customers.

Purchases or sales of financial assets that require delivery of assets within a time frame established by regulation or convention in the market place (regular way trades) are recognised on the trade date, i.e., the date that the Group commits to purchase or sell the asset.

Subsequent measurement

For purposes of subsequent measurement, financial assets are classified in four categories:

Debt instruments at amortised cost

A ‘debt instrument’ is measured at the amortised cost if both the following conditions are met:

a) The asset is held within a business model whose objective is to hold assets for collecting contractual cash flows; and

b) Contractual terms of the asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

After initial measurement, such financial assets are subsequently measured at amortised cost using the EIR method. Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortisation is included in other income in the statement of profit or loss. The losses arising from impairment are recognised in the statement of profit or loss.

Debt instruments at FVTOCI

A ‘debt instrument’ is classified as at the FVTOCI if both of the following criteria are met: a) The objective of the business model is achieved both by collecting contractual cash flows and selling the financial assets; and b) The asset’s contractual cash flows represent solely payments of principal and interest.

Debt instruments included within FVTOCI category are measured initially as well as at each reporting date at fair value. Fair value movements are recognised in OCI. However, the Group recognises interest income, impairment losses and reversals and foreign exchange gain or loss in the statement of profit or loss. On derecognition of the asset, cumulative gain or loss previously recognised in OCI is reclassified from the equity to statement of profit or loss. Interest earned whilst holding FVTOCI debt instrument is reported as interest income using the EIR method.

Debt instruments at FVTPL

FVTPL is a residual category for debt instruments. Any debt instrument, which does not meet the criteria for categorisation as at amortised cost or as FVTOCI, is classified as at FVTPL.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

In addition, the Group may elect to designate a debt instrument, which otherwise meets amortised cost or FVTOCI criteria, as at FVTPL. However, such election is allowed only if doing so reduces or eliminates a measurement or recognition inconsistency (referred to as ‘accounting mismatch’). The Group has not designated any debt instrument as at FVTPL.

Debt instruments included within FVTPL category are measured at fair value with all changes recognised in the statement of profit or loss.

Equity investments

All other equity investments in scope of IFRS 9 are measured at fair value. Equity instruments which are held for trading and contingent consideration recognised by an acquirer in a business combination to which IFRS 3 applies are classified at FVTPL. For all other equity instruments, the Group may make an irrevocable election to present in other comprehensive income subsequent changes in the fair value. The Group makes such election on an instrument-by-instrument basis. The classification is made on initial recognition and is irrevocable.

If the Group decides to classify an equity instrument as at FVTOCI, then all fair value changes on the instrument, excluding dividends, are recognised in the OCI. There is no recycling of the amounts from OCI to statement of profit or loss, even on sale of investment. However, the Group may transfer the cumulative gain or loss within equity.

Equity instruments included within FVTPL category are measured at fair value with all changes recognised in the statement of profit or loss.

Embedded derivatives

A derivative embedded in a hybrid contract, with a financial liability or non-financial host, is separated from the host and accounted for as a separate derivative if: the economic characteristics and risks are not closely related to the host; a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative; and the hybrid contract is not measured at FVTPL. Embedded derivatives are measured at fair value with changes in fair value recognised in profit or loss. Reassessment only occurs if there is either a change in the terms of the contract that significantly modifies the cash flows that would otherwise be required or a reclassification of a financial asset out of the FVTPL category.

Derecognition

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognised when:

•	The rights to receive cash flows from the asset have expired, or

•

The respective Group has transferred their rights to receive cash flows from the asset or have assumed the obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and

•

Either the Group has transferred substantially all the risks and rewards of the asset, or has neither transferred nor retained substantially all the risks and rewards of the asset, but have transferred control of the asset.

When the Group has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if and to what extent it has retained the risks and rewards of ownership.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, the Group continues to recognise the transferred asset to the extent of the continuing involvement of Group. In that case, the Group also recognises an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Group has retained.

Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

Impairment of financial assets

In accordance with IFRS 9, the Group applies expected credit loss (ECL) model for measurement and recognition of impairment loss for all debt instruments not held at FVTPL. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original effective interest rate.

The Group follows ‘simplified approach’ for recognition of impairment loss allowance on trade receivables or contract revenue receivables. The Group has established a provision matrix that is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment.

The assessment of the correlation between historical observed default rates, forecast economic conditions and ECLs is a significant estimate. The amount of ECLs is sensitive to changes in circumstances and of forecast economic conditions. The Group’s historical credit loss experience and forecast of economic conditions may also not be representative of customer’s actual default in the future.

The application of simplified approach does not require the Group to track changes in credit risk. Rather it recognises impairment loss allowance based on lifetime ECLs at each reporting date, right from initial recognition.

For recognition of impairment loss on other financial assets and risk exposure, the group determines that whether there has been a significant increase in the credit risk since initial recognition. If credit risk has not increased significantly, 12-month ECL is used to provide for impairment loss. However, if credit risk has increased significantly, lifetime ECL is used. If, in a subsequent period, credit quality of the instrument improves such that there is no longer a significant increase in credit risk since initial recognition, then the entity reverts to recognising impairment loss allowance based on 12-month ECL. The Group considers that there has been a significant increase in credit risk when contractual payments are more than 30 days past due.

Lifetime ECL are the expected credit losses resulting from all possible default events over the expected life of a financial instrument. The 12-month ECL is a portion of the lifetime ECL which results from default events that are possible within 12 months after the reporting date.

The Group considers a financial asset in default when contractual payments are 90 days past due. However, in certain cases, the Group may also consider a financial asset to be in default when internal or external information indicates that the Group is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Group. A financial asset is written off when there is no reasonable expectation of recovering the contractual cash flows.

For financial guarantee contracts, the date that the Group becomes a party to the irrevocable commitment is considered to be the date of initial recognition for the purposes of assessing the financial instrument for

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

impairment. In assessing whether there has been a significant increase in the credit risk since initial recognition of a financial guarantee contracts, the Group considers the changes in the risk that the specified debtor will default on the contract.

For a financial guarantee contract, as the Group is required to make payments only in the event of a default by the debtor in accordance with the terms of the instrument that is guaranteed, the expected loss allowance is the expected payments to reimburse the holder for a credit loss that it incurs less any amounts that the Group expects to receive from the holder, the debtor or any other party.

The Group regularly monitors the effectiveness of the criteria used to identify whether there has been a significant increase in credit risk and revises them as appropriate to ensure that the criteria are capable of identifying significant increase in credit risk before the amount becomes past due.

ECL impairment loss allowance (or reversal) during the period is recognised as income / expense in the statement of profit or loss.

Financial liabilities

Initial recognition and measurement

Financial liabilities are classified, at initial recognition, as financial liabilities at FVTPL, loans and borrowings, payables, or as derivatives designated as hedging instruments in an effective hedge, as appropriate. All financial liabilities are recognised initially at fair value and in the case of loans and borrowings and payables, net of directly attributable transaction costs. The financial liabilities of the Group include trade and other payables, derivative financial instruments, loans and borrowings including bank overdraft.

Subsequent measurement

The measurement of financial liabilities depends on their classification as discussed below:

Loans and borrowings

After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortised cost using the EIR method. Gains and losses are recognised in profit or loss when the liabilities are derecognised as well as through the EIR amortisation process.

Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortisation is included as finance costs in the statement of profit or loss. This category generally applies to borrowings.

Compulsorily convertible preference shares

Compulsorily Convertible Preference Shares (CCPS) are separated into liability and equity components based on the terms of the contract.

On issuance of the CCPS, the fair value of the liability component is determined using a market rate for an equivalent non-convertible instrument. This amount is classified as a financial liability measured at amortised cost (net of transaction costs) until it is extinguished on conversion or redemption. The remainder of the proceeds is allocated to the conversion option that is recognised and included in equity since conversion option meets IAS 32 criteria for fixed to fixed classification. Transaction costs are deducted from equity and liability on pro-rata basis, net of associated income tax. The carrying amount of the conversion option is not remeasured in subsequent years.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

Transaction costs are apportioned between the liability and equity components of the CCPS based on the allocation of proceeds to the liability and equity components when the instruments are initially recognised.

Compound instruments—Compulsorily Convertible Debentures

Compulsorily Convertible Debentures (CCDs) are separated into liability and equity components based on the terms of the contract

The Group recognises interest, dividends, losses and gains relating to such financial instrument or a component that is a financial liability as income or expense in the statement of profit or loss.

The present value of the liability part of the compulsorily convertible debentures classified under financial liabilities and the equity component is calculated by subtracting the liability from the total proceeds of CCDs.

Transaction costs that relate to the issue of a compound financial instrument are allocated to the liability and equity components of the instrument in proportion to the allocation of proceeds. Transaction costs that relate jointly to more than one transaction (for example, cost of issue of debentures, listing fees) are allocated to those transactions using a basis of allocation that is rational and consistent with similar transactions.

Financial guarantees

Financial guarantee contracts issued by the group are those contracts that require a payment to be made to reimburse the holder for a loss it incurs because the specified debtor fails to make a payment when due in accordance with the terms of a debt instrument. Financial guarantee contracts are recognised initially as a liability at fair value, adjusted for transaction costs that are directly attributable to the issuance of the guarantee. Subsequently, the liability is measured at the higher of the amount of loss allowance determined as per impairment requirements of IFRS 9 and the amount recognised less, when appropriate, the cumulative amount of income recognised in accordance with the principles of IFRS 15.

Derecognition

A financial liability is derecognised when the obligation under the liability is discharged / cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognised in the statement of profit or loss.

Reclassification of financial assets and liabilities

The Group determines classification of financial assets and liabilities on initial recognition. After initial recognition, no reclassification is made for financial assets which are equity instruments and financial liabilities. For financial assets which are debt instruments, a reclassification is made only if there is a change in the business model for managing those assets. Changes to the business model are expected to be infrequent.

The Group’s senior management determines change in the business model as a result of external or internal changes which are significant to the Group’s operations. Such changes are evident to external parties. A change in the business model occurs when the Group either begins or ceases to perform an activity that is significant to its operations. If the Group reclassifies financial assets, it applies the reclassification

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

prospectively from the reclassification date which is the first day of the immediately next reporting period following the change in business model. The Group does not restate any previously recognised gains, losses (including impairment gains or losses) or interest.

Offsetting of financial instruments

Financial assets and financial liabilities are offset and the net amount is reported in the statement of financial position if there is a currently enforceable legal right to offset the recognised amounts and there is an intention to settle on a net basis, to realise the assets and settle the liabilities simultaneously.

t)	Derivative financial instruments and hedge accounting

Initial recognition and subsequent measurement

The Group uses derivative financial instruments, such as foreign currency forward contracts, cross currency swaps (CCS), call spreads, foreign currency option contracts and interest rate swaps (IRS), to hedge its interest rate risks and foreign currency risks. Such derivative financial instruments are initially recognised at fair value on the date on which a derivative contract is entered into and are subsequently re-measured at fair value. Derivatives are carried as financial assets when the fair value is positive and as financial liabilities when the fair value is negative.

Any gains or losses arising from changes in the fair value of derivatives are taken directly to profit or loss, except for the effective portion of cash flow hedges, which is recognised in OCI and later reclassified to profit or loss when the hedge item affects profit or loss or treated as basis adjustment if a hedged forecast transaction subsequently results in the recognition of a non-financial asset or non-financial liability.

For the purpose of hedge accounting, hedges are classified as:

•	Fair value hedges when hedging the exposure to changes in the fair value of a recognised asset or liability or an unrecognised firm commitment

•

Cash flow hedges when hedging the exposure to variability in cash flows that is either attributable to a particular risk associated with a recognised asset or liability or a highly probable forecast transaction or the foreign currency risk in an unrecognised firm commitment

•	Hedges of a net investment in a foreign operation

At the inception of a hedge relationship, the Group formally designates and documents the hedge relationship to which the Group wishes to apply hedge accounting and the risk management objective and strategy for undertaking the hedge.

The documentation includes identification of the hedging instrument, the hedged item, the nature of the risk being hedged and how the Group will assess whether the hedging relationship meets the hedge effectiveness requirements (including the analysis of sources of hedge ineffectiveness and how the hedge ratio is determined). A hedging relationship qualifies for hedge accounting if it meets all of the following effectiveness requirements:

•	There is ‘an economic relationship’ between the hedged item and the hedging instrument.

•	The effect of credit risk does not ‘dominate the value changes’ that result from that economic relationship.

•

The hedge ratio of the hedging relationship is the same as that resulting from the quantity of the hedged item that the Group actually hedges and the quantity of the hedging instrument that the Group actually uses to hedge that quantity of hedged item.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

Hedges that meet the strict criteria for hedge accounting are accounted for, as described below:

Cash flow hedges

The effective portion of the gain or loss on the hedging instrument is recognised in OCI in the cash flow hedge reserve, while any ineffective portion is recognised immediately in the statement of profit or loss. The cash flow hedge reserve is adjusted to the lower of the cumulative gain or loss on the hedging instrument and the cumulative change in fair value of the hedged item.

The Group uses forward currency contracts as hedges of its exposure to foreign currency risk in forecast transactions and firm commitments, as well as forward commodity contracts for its exposure to volatility in the commodity prices. The ineffective portion relating to foreign currency contracts is recognised as other expense and the ineffective portion relating to commodity contracts is recognised in other operating income or expenses.

The Group designates only the forward element of forward contracts as a hedging instrument. The amounts accumulated in OCI are accounted for, depending on the nature of the underlying hedged transaction. If the hedged transaction subsequently results in the recognition of a non-financial item, the amount accumulated in equity is removed from the separate component of equity and included in the initial cost or other carrying amount of the hedged asset or liability. This is not a reclassification adjustment and will not be recognised in OCI for the period. This also applies where the hedged forecast transaction of a non-financial asset or non-financial liability subsequently becomes a firm commitment for which fair value hedge accounting is applied.

When option contracts are used, the Group uses only intrinsic value of the option as the hedging instrument. Gains or losses relating to the effective portion of the changes in intrinsic value of the option are recognised in the cash flow hedging reserve which equity. The changes in the time value of money that relate to the hedged item are recognised within other comprehensive income in the cost of hedging reserve within equity.

For any other cash flow hedges, the amount accumulated in OCI is reclassified to profit or loss as a reclassification adjustment in the same period or periods during which the hedged cash flows affect profit or loss.

If cash flow hedge accounting is discontinued, the amount that has been accumulated in OCI must remain in accumulated OCI if the hedged future cash flows are still expected to occur. Otherwise, the amount will be immediately reclassified to profit or loss as a reclassification adjustment. After discontinuation, once the hedged cash flow occurs, any amount remaining in accumulated OCI must be accounted for depending on the nature of the underlying transaction as described above.

u)	Cash and bank balances

(i) Cash and cash-equivalents

Cash and short-term deposits in the statement of financial position comprise cash at banks and cash in hand and short-term deposits with an original maturity of three months or less, that are readily convertible to a known amount of cash and subject to an insignificant risk of changes in value. For the purpose of the statement of cash flows, cash and cash equivalents consist of cash and short term deposits, as defined above, net of bank overdrafts as they are considered an integral part of the Group’s cash management.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

(ii) Bank balances other than cash and cash equivalents

Bank balances other than cash and cash equivalents consists of deposits with an original maturity of more than three months. These balances are classified into current and non-current portions based on the remaining term of the deposit.

v)	Contingent liabilities

Contingent liabilities are disclosed when there is a possible obligation arising from past events, the existence of which will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Group or a present obligation that arises from past events where it is either not probable that an outflow of resources will be required to settle or a reliable estimate of the amount cannot be made.

w)	Earnings per equity share (EPS)

Basic earnings per equity share is computed by dividing the net profit attributable to the equity holders of the Parent by the weighted average number of equity shares and instruments mandatorily convertible into equity shares outstanding during the period. Diluted earnings per equity share is computed by dividing the net profit attributable to the equity holders of the Group by the weighted average number of equity shares considered for deriving basic earnings per equity share and also the weighted average number of equity shares that could have been issued upon conversion of all dilutive potential equity shares. The dilutive potential equity shares are adjusted for the proceeds receivable had the equity shares been actually issued at fair value (i.e. the average market value of the outstanding equity shares). Dilutive potential equity shares are deemed converted as of the beginning of the period, unless issued at a later date. Dilutive potential equity shares are determined independently for each period presented.

The number of equity shares and potentially dilutive equity shares are adjusted retrospectively for all periods presented for any share splits and bonus shares issues including for changes effected prior to the approval of the consolidated financial statements by the Board of Directors. The dilutive effect of outstanding options is reflected as additional share dilution in the computation of diluted earnings per share.

x)	Non-current assets (and disposal groups) classified as held for sale

The Group classifies non-current assets and disposal groups as held for sale if their carrying amounts will be recovered principally through a sale transaction rather than through continuing use. Non-current assets and disposal groups classified as held for sale are measured at the lower of their carrying amount and fair value less costs to sell. Costs to sell are the incremental costs directly attributable to the disposal of an asset (disposal group), excluding finance costs and income tax expense.

The criteria for held for sale classification is regarded as met only when the sale is highly probable, and the asset or disposal group is available for immediate sale in its present condition. Actions required to complete the sale should indicate that it is unlikely that significant changes to the sale will be made or that the decision to sell will be withdrawn. Management must be committed to the plan to sell the asset and the sale expected to be completed within one year from the date of the classification.

Property, plant and equipment, intangible assets and right of use assets are not depreciated or amortised once classified as held for sale.

Assets and liabilities classified as held for sale are presented separately as current items in the statement of financial position.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

Immediately prior to classification as held for sale, the assets or groups of assets were remeasured in accordance with the Group’s accounting policies. Subsequently, assets and disposal groups classified as held for sale were valued at the lower of book value or fair value less disposal costs. A gain or loss not previously recognised by the date of sale of non-current assets (or disposal group) is recognised at the date of de-recognition.

4.2	New standards, interpretations and amendments

4.2.1. New and amended standards and interpretations adopted by the Group

The Group applied for the first-time certain standards and amendments, which are effective for annual periods beginning on or after 1 April 2020. The Group has not early adopted any other standard, interpretation or amendment that has been issued but is not yet effective.

Amendments to IAS 1 and IAS 8 Definition of Material

The amendments provide a new definition of material that states, “information is material if omitting, misstating or obscuring it could reasonably be expected to influence decisions that the primary users of general purpose financial statements make on the basis of those financial statements, which provide financial information about a specific reporting entity.” The amendments clarify that materiality will depend on the nature or magnitude of information, either individually or in combination with other information, in the context of the financial statements. A misstatement of information is material if it could reasonably be expected to influence decisions made by the primary users. These amendments had no impact on the consolidated financial statements of, nor is there expected to be any future impact to the Group.

Amendments to IFRS 3: Definition of a Business

The amendment to IFRS 3—Business Combinations clarifies that to be considered a business, an integrated set of activities and assets must include, at a minimum, an input and a substantive process that, together, significantly contribute to the ability to create output. Furthermore, it clarifies that a business can exist without including all of the inputs and processes needed to create outputs. These amendments had no impact on the consolidated financial statements of the Group, but may impact future periods should the Group enter into any business combinations.

Several other amendments and interpretations apply for the first time in the year ended 31 March 2021, but do not have an impact on the consolidated financial statements of the Group.

4.2.2. Standards issued but not yet effective

The new and amended standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Group’s financial statements are disclosed below. The Group intends to adopt these new and amended standards and interpretations, if applicable, when they become effective.

COVID-19 related rent concessions—amendment to IFRS 16

On 28 May 2020, the IASB issued COVID-19 Related Rent Concessions—amendment to IFRS 16 Leases The amendments provide relief to lessees from applying IFRS 16 guidance on lease modification accounting for rent concessions arising as a direct consequence of the Covid-19 pandemic. As a practical expedient, a lessee may elect not to assess whether a Covid-19 related rent concession from a lessor is a lease

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

modification. A lessee that makes this election accounts for any change in lease payments resulting from the Covid-19 related rent concession the same way it would account for the change under IFRS 16, if the change were not a lease modification. The amendment applies to annual reporting periods beginning on or after 1 June 2020. Earlier application is permitted. This amendment had no impact on the consolidated financial statements of the Group.

Further the following new and amended standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Group’s financial statements which are not expected to have any material impact on the financial statements of the Group are disclosed below:

•	Amendments to IFRS 9—Financial Instruments—Fees in the ‘10 percent’ test for derecognition of financial liabilities (effective from 1 January 2022*)

•	Amendments to IAS 12—Deferred Tax related to Assets and Liabilities arising from a Single Transaction (effective from 1 January 2023*)

•	Amendments to IAS 1 and IFRS Practice Statement 2—Disclosure of Accounting Policies (effective from 1 January 2023*)

•	Amendments to IAS 16—Property, Plant and Equipment: Proceeds before Intended Use (effective from 1 January 2022*)

•	Amendment to IFRS 16—Covid-19-Related Rent Concessions beyond 30 June 2021 (effective from 1 April 2021*)

•	Amendments to IFRS 3—Reference to the Conceptual Framework (effective from 1 January 2022*)

•	Amendments to IAS 37—Onerous Contracts—Costs of Fulfilling a Contract (effective from 1 January 2022*)

•	Amendments to IAS 1—Classification of Liabilities as Current or Non-current (effective from 1 January 2023*)

•	Amendments to IAS 8—Definition of Accounting Estimates (effective from 1 January 2023*)

*	Effective for annual periods beginning on or after this date.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

5	Property, plant and equipment

	Freehold Land #	Plant and equipment	Buildings	Leasehold improvements	Office equipment	Furniture and fixtures	Computers	Capital work in progress	Total property, plant and equipment
Cost
As at 1 April 2019	8,705	295,406	65	124	56	49	64	16,269	320,738
Additions during the year^	1,258	48,419	—	6	12	8	26	49,218	98,947
Adjustments during the year*	(73)	(51)	—	—	—	—	—	(188)	(312)
Disposals during the year**	—	(95)	—	—	(1)	—	(4)	(27)	(127)
Capitalised during the year	—	—	—	—	—	—	—	(47,373)	(47,373)

As at 31 March 2020	9,890	343,679	65	130	67	57	86	17,899	371,873
Additions during the year^	603	31,179	12	5	9	7	33	22,725	54,573
Acquisition of subsidiaries (refer note 54)	57	2,500	—	—	1	1	1	—	2,560
Disposal of subsidiary (refer note 39)	—	(14,998)	—	—	(1)	—	(0)	—	(14,999)
Adjustments during the year*	(19)	(265)	—	—	(1)	—	(1)	(4)	(290)
Disposals during the year**	—	(242)	—	—	(1)		(4)	(39)	(286)
Capitalised during the year	—	—	—	—	—	—	—	(30,176)	(30,176)

As at 31 March 2021	10,531	361,853	77	135	74	65	115	10,405	383,255

Accumulated depreciation
As at 1 April 2019	—	21,237	15	25	20	9	30	—	21,336
Charge for the year (refer note 35)	—	9,827	3	11	7	6	11	—	9,865
Depreciation capitalised during the year	—	2	—	15	6	2	7	—	32
Adjustments during the year*	—	0	—	—	—	—	—	—	0
Disposals during the year	—	(0)	—	—	(1)	—	(4)	—	(5)

As at 31 March 2020	—	31,066	18	51	32	17	44	—	31,228
Charge for the year (refer note 35)	—	10,568	3	14	9	9	12	—	10,615
Depreciation capitalised during the year	—	4	—	13	6	2	7	—	32
Disposal of a subsidiary (refer note 39)	—	(615)	—	—	(1)	—	(0)	—	(616)
Disposals during the year	—	(35)	—	—	(1)	—	(4)	—	(40)

As at 31 March 2021	—	40,988	21	78	45	28	59	—	41,219

Net book value
As at 1 April 2019	8,705	274,169	50	99	36	40	34	16,269	299,402

As at 31 March 2020	9,890	312,613	47	79	35	40	42	17,899	340,645

As at 31 March 2021	10,531	320,865	56	57	29	37	56	10,405	342,036

#

The title represented by sale deeds in respect of land amounting to INR 379 (31 March 2020: INR 395) is not yet in the name of the Group. Further, the title of land amounting to INR 429 (31 March 2020: INR 510) is held by way of General Power of Attorney (GPA) and the Group is in the process of getting title transferred in its name.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

Mortgage and hypothecation on property, plant and equipment:

Property, plant and equipment are subject to a pari passu first charge to respective lenders for project term loans, buyer’s/supplier’s credit, senior secured notes, working capital loan, debentures and acceptances as disclosed in note 19 and 27.

^ Capitalised borrowing costs	The amount of borrowing costs capitalised in property, plant and equipment and capital work in progress during the year ended 31 March 2021 was INR 2,072 (31 March 2020 INR 1,928). The rate ranging of 6.03% to 15.02% used to determine borrowing costs eligible for capitalisation was the effective interest rate of specific borrowings and capitalisation rate of general borrowings.

*	Adjustments to property, plant and equipment are as follows:

Freehold land	Adjustment of INR 19 (31 March 2020: INR 73) pertains to actualisation of provisional capitalisation.
Plant and equipments	Adjustment of INR 265 (31 March 2020: INR 51) pertains to actualisation of provisional capitalisation of supply of goods and services and early closure of letter of credits.
Capital work in progress	Adjustment of INR 4 (31 March 2020: INR 188) pertains to actualisation of provision against capital expenditure.

**	Disposals in capital work in progress includes INR 39 (31 March 2020: INR 27) that has been written off to the extent of non-viability of recovery of cost in future.

6	Intangible assets

	Computer software	Customer contracts#	Development rights	Other intangible assets	Goodwill	Intangible asset under development*	Total intangible assets
Cost
As at 1 April 2019	160	26,744	36	—	11,381	6	38,327
Additions during the year	19	—	—	—	—	60	79
Capitalised during the year	—	—	—	—	—	(13)	(13)

As at 31 March 2020	179	26,744	36	—	11,381	53	38,393
Additions during the year	86	—	—	—	215	49	350
Acquisition of subsidiaries (refer note 54)	7	1,304	—	7	—	20	1,338
Capitalised during the year	—	—	—	—	—	(67)	(67)

As at 31 March 2021	272	28,048	36	7	11,596	55	40,014

Amortisation
As at 1 April 2019	64	1,197	2	—	—	—	1,263
Charge for the year (refer note 35)	30	1,114	1	—	—	—	1,145
Amortisation capitalised during the year	—	15	—	—	—	—	15

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

	Computer software	Customer contracts#	Development rights	Other intangible assets	Goodwill	Intangible asset under development*	Total intangible assets
As at 31 March 2020	94	2,326	3	—	—	—	2,423
Charge for the year (refer note 35)	23	1,142	1	—	—	—	1,166
Amortisation capitalised during the year	15	—	—	—	—	—	15

As at 31 March 2021	132	3,468	4	—	—	—	3,604

Net book value
At 1 April 2019	96	25,547	34	—	11,381	6	37,064

At 31 March 2020	85	24,418	33	—	11,381	53	35,970

At 31 March 2021	140	24,580	32	7	11,596	55	36,410

#	Remaining life of customer contracts ranges from 17 to 23 years as on 31 March 2021 (31 March 2020: 18 to 24 years)

Mortgage and hypothecation on intangible assets:

Intangible assets are subject to a pari passu first charge to respective lenders for senior secured bonds, project term loans, buyer’s/supplier’s credit, working capital loan, debentures, senior secured notes and acceptances as disclosed in note 19 and note 27.

Impairment of goodwill and intangible assets under development:

Below is the break-up for goodwill and intangible assets under development for each group of cash generating units and individual cash generating units (CGU):

Group of CGU / individual CGU	31 March 2021	31 March 2020
Ostro Energy Group (wind power segment)
Goodwill	9,903	9,903

ReNew Vayu Urja (KCT) (wind power segment)
Goodwill	756	756

Prathamesh Solarfarms (solar power segment)
Goodwill	428	428

Others
Goodwill	510	294
Intangible asset under development	59	53

*

Intangible assets under development amounting to INR 20 as on 31 March 2021 (31 March 2020: INR Nil) out of the total intangible assets under development pertain to fair value of customer contracts for projects under development acquired as part of business combination. Goodwill and intangible assets under development pertain to various group of CGUs and individual CGUs and a combined test of impairment have been performed.

The Group undertook the impairment testing of Goodwill assigned to each Group of CGU and Individual CGU as at 31 March 2021 and 2020 applying value in use approach across all the Group CGUs and individual CGUs i.e. using cash flow projections based on financial budgets covering contracted power sale

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

agreements with procurers (25 years) using a discount rate range of 10.90% (pre-tax) per annum for the impairment test as on 31 March 2021 (31 March 2020: 11.40%). The Group has used financial projections over the remaining life of the PPAs as the tariff rates are fixed as per PPA.

Based on the results of the Goodwill impairment test, the estimated value in use of each Group of CGU and individual CGU after adjusting the carrying values of property, plant and equipment’s and intangible assets was more than carrying value of Goodwill by INR 7,592 (31 March 2020: INR 6,515) and accordingly no impairment loss provision has been recognised in the statement of profit or loss.

Group of CGU / individual CGU	31 March 2021	31 March 2020
Ostro Energy Group (wind power segment)	3,090	4,106
ReNew Vayu Urja (KCT) (wind power segment)	2,727	1,628
Prathamesh Solarfarms (solar power segment)	1,775	586

The Management believes that any reasonably possible change in the key assumptions on which value in use is based would not cause the aggregate carrying amount of Goodwill to exceed the aggregate value in use of each Group of CGU and individual CGU.

The key assumptions used in the value in use calculations for each group of CGU and individual CGU unit are as follows:

(i) Discount rate: [Pre-tax Weighted Average Cost of Capital (WACC)]	10.90% per annum as on 31 March 2021 (31 March 2020: 11.40%) discount rate has been derived based on current cost of borrowing and equity rate of return based on the current market expectations.

(ii) Plant load factor (PLF)	Plant load factor for future periods are estimated for each group of CGU and individual CGU based on report from expert.

(iii) Collection of revenue as per PPA rate and GBI benefit in acquired projects located in Andhra Pradesh state will be realised as per the projections and would not be impacted by the ongoing legal proceedings because management believes that matter will be concluded in favour of Group as mentioned in note 51(a).

The assumptions explained above are consistent for each group of CGU and individual CGU to which Goodwill is allocated.

Breakeven sensitivity:	31 March 2021	31 March 2020
Plant load factor (PLF)	If reduced by 7.41%	If reduced by 4.87%
Discount rate: (Pre-tax WACC)	11.89%	12.27%

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ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

7	Right of use assets

	Leasehold land	Building	Total
Cost
As at 1 April 2019	4,270	450	4,720
Additions during the year	460	50	510
Deletions during the year	(4)	(3)	(7)

As at 31 March 2020	4,726	497	5,223
Acquisition of subsidiaries during the year	36	—	36
Additions during the year	1,443	25	1,468
Modifications during the year	—	(26)	(26)
Disposal of subsidiary during the year	(1,745)	—	(1,745)

As at 31 March 2021	4,460	496	4,956

Depreciation
As at 1 April 2019	177	96	273
Charge for the year	192	38	230
Depreciation capitalised during the year	—	65	65

As at 31 March 2020	369	199	568
Charge for the year	191	54	245
Depreciation capitalised during the year	—	54	54
Disposal of subsidiary during the year	(175)	—	(175)

As at 31 March 2021	385	307	692

Net book value

At 1 April 2019	4,093	354	4,447

As at 31 March 2020	4,357	298	4,655

As at 31 March 2021	4,075	189	4,264

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ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

8	Investment in jointly controlled entities

	As at 31 March 2021	As at 31 March 2020
Investment in unquoted equity shares of entities under joint control at equity method (refer note 53)
Nil (31 March 2020: 3,498,744) equity shares of INR 10 each fully paid-up Aalok Solarfarms Limited	—	91
Nil (31 March 2020: 6,996,900) equity shares of INR10 each fully paid-up in Heramba Renewables Limited	—	170
Nil (31 March 2020: 3,498,744) equity shares of INR10 each fully paid-up in Abha Solarfarms Limited	—	89
Nil (31 March 2020: 6,997,494) equity shares of INR10 each fully paid-up in Shreyas Solarfarms Limited	—	174

Total	—	524

These entities have been acquired during the current year. Refer note 54 for details on business combination.

9	Financial assets

	As at 31 March 2021	As at 31 March 2020
Non current

Financial assets at FVTPL
Investment in unquoted compulsorily convertible debentures of entities under joint control
Nil (31 March 2020: 1,040,625) 10.7% unsecured compulsorily convertible debentures of INR 100 each fully paid of Abha Solarfarms Limited	—	104
Nil (31 March 2020: 2,081,250) 10.7% unsecured compulsorily convertible debentures of INR 100 each fully paid of Heramba Renewables Limited	—	208
Nil (31 March 2020: 1,040,625) 10.7% unsecured compulsorily convertible debentures of INR 100 each fully paid of Aalok Solarfarms Limited	—	104
Nil (31 March 2020: 2,081,070) 10.7% unsecured compulsorily convertible debentures of INR 100 each fully paid of Shreyas Solarfarms Limited	—	208

Total	—	624

These entities have been acquired during the current year. Refer note 54 for details on business combination

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

	As at 31 March 2021	As at 31 March 2020
Financial assets at amortised cost
Loans
Security deposits	140	126

Total	140	126

Others
Bank deposits with remaining maturity for more than twelve months (refer note 16)	2,999	142

Total	2,999	142

	As at 31 March 2021	As at 31 March 2020
Current
Financial assets at amortised cost
Loans
Security deposits	45	5
Loans to related parties (refer note 44)	11	5

Total	56	10

	As at 31 March 2021	As at 31 March 2020
Others
Recoverable from related parties (refer note 44)	—	15
Deferred consideration receivable (refer note 39)	1,936	—
Advances recoverable	154	233
Government grant receivable
- viability gap funding	302	387
- generation based incentive receivable	859	1,362
Interest accrued on fixed deposits	394	607
Others	52	114

Total	3,697	2,718

Loans and receivables are non-derivative financial assets which generate fixed interest income for the Group. The carrying value may be affected by changes in the credit risk of the counterparties.

10	Trade receivables

	As at 31 March 2021	As at 31 March 2020
Non-current
Trade receivables	1,178	—

	1,178	—
Less: impairment allowances for bad and doubtful debts	—	—

	1,178	—

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

Non-current trade receivables represent amounts receivable that is unconditional, recognised pursuant to approval of cost over-run by the customer (refer note 30(c)) and are expected to be received over a period of 13—25 years. These trade receivables carry an interest rate in the range of 8.25%—10.41% per annum. As these amounts are not due within next twelve months from the end of the reporting date, they are disclosed as non-current. Trade receivable of INR 236 expected to be realised within twelve months from the end of the reporting date are included in current trade receivables.

	As at 31 March 2021	As at 31 March 2020
Current
Trade receivables (refer notes 44 and 51)	35,364	26,090

	35,364	26,090
Less: impairment allowances for bad and doubtful debts	(562)	(176)

Total	34,802	25,914

Trade receivables other than the current portion of non-current trade receivable explained above are non-interest bearing and are generally on terms of 7-60 days.

Set out below is the movement in the allowance for expected credit losses of trade receivables:

Impairment allowance
As at 1 April 2019	106
Provision for expected credit losses for the year	70

As at 31 March 2020	176
Provision for expected credit losses for the year	386

As at 31 March 2021	562

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ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

11	Deferred tax assets (DTA) / deferred tax liabilities (DTL) (net)

11A	Deferred tax assets (net)

	As at 31 March 2021	As at 31 March 2020
Deferred tax assets (gross)
Compound financial instruments	31	140
Loss on mark to market of derivative instruments	222	7
Difference in written down value as per books of account and tax laws	1	1
Provision for decommissioning cost	1,246	1,030
Expected credit loss	54	18
Losses available for offsetting against future taxable income	15,173	12,430
Unused tax credit (MAT)	106	563
Provision for operation and maintenance equalisation	284	224
Lease liabilities	149	284
Financial guarantee contracts	24	—
Government grant (viability gap funding)	28	33
Others	97	66

Deferred tax assets (gross) - total (a)	17,415	14,796
Deferred tax liabilities (gross)
Compound financial instruments	6	5
Gain on mark to market of derivative instruments	81	1,074
Difference in written down value as per books of account and tax laws	15,407	11,773
Unamortised ancillary borrowing cost	169	226
Right of use asset	129	253
Government grant (viability gap funding)	11	—
Others	1	—

Deferred tax liabilities (gross) - total (b)	15,804	13,331

Deferred tax assets (net) (a) - (b)	1,611	1,465

11B	Deferred tax liabilities (net)

	As at 31 March 2021	As at 31 March 2020
Deferred tax liabilities (gross)
Gain on mark to market of derivative instruments	54	765
Difference in written down value as per books of account and tax laws	33,930	28,498
Unamortised ancillary borrowing cost	162	119
Right of use asset	52	68
Fair value gain on financial instruments	0	10
Others	24	24

Deferred tax liabilities (gross) - total (c)	34,222	29,484

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

	As at 31 March 2021	As at 31 March 2020
Deferred tax assets (gross)
Compound financial instruments	107	0
Loss on mark to market of derivative instruments	143	158
Unamortised ancillary borrowing cost	5	6
Provision for decommissioning cost	2,330	2,085
Expected credit loss	96	27
Losses available for offsetting against future taxable income	18,843	15,668
Unused tax credit (MAT)	1,248	695
Provision for operation and maintenance equalisation	411	410
Lease liabilities	61	57
Government grant (viability gap funding)	164	211
Others	6	1

Deferred tax assets (gross) - total (d)	23,414	19,318

Deferred tax liabilities (net) (c) - (d)	10,808	10,166

11C	Reconciliation of tax expense and the accounting profit multiplied by tax rate

	For the year ended
	31 March 2021	31 March 2020	31 March 2019
Accounting profit before income tax	(5,128)	(623)	4,935
Tax at the India’s tax rate of 31.2% applicable to the Parent (31 March 2020: 31.2%, 31 March 2019: 31.2%)	(1,600)	(194)	1,540
Disallowance under section 94B of the Income Tax Act	1,333	1,328	1,131
Compensation for loss of revenue	—	—	(65)
Interest on compound financial instrument	1,091	634	30
Tax rate differences	15	(96)	(308)
Changes in estimates on reasonable certainty for recoverability of tax losses	2,305	(1,426)	330
Change in estimates for recoverability of unused tax credits (MAT)	82	316	—
Adjustment of tax relating to earlier periods	174	291	(64)
On account of adoption of new tax ordinance
- Mat credit written off	48	938	—
- Recognition / reversal of deferred tax asset / deferred tax liability	(7)	83	—
Effect of tax holidays and other tax exemptions	(879)	271	(662)
Deferred tax asset written off on sale of subsidiary (refer note 39)	306	—	—
Reinstatement loss on loan having income taxable under income from other sources	—	74	—
Other non-deductible expenses	36	(61)	(131)

At the effective income tax rate	2,904	2,158	1,801

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

	For the year ended
	31 March 2021	31 March 2020	31 March 2019
Current tax expense reported in the statement of profit or loss	785	486	1,186
Deferred tax expense reported in the statement of profit or loss	2,091	1,714	634
Adjustment of current tax relating to earlier years	28	(42)	(19)

	2,904	2,158	1,801

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ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

11D Reconciliation of deferred tax assets and deferred tax liabilities (net):

a) For the year ended 31 March 2021

Particulars	Opening balance DTA / (DTL) as at 1 April 2020	Income / (expense) recognised in profit or loss	Income / (expense) recognised in OCI	Income / (expense) recognised in equity	Income / (expense) recognised in profit or loss on sale of subsidiary	Addition through business combination	Closing balance DTA / (DTL) as at 31 March 2021
Compound financial instruments	138	(84)	—	—	80	—	134
Gain / (loss) on mark to market of derivative instruments	(1,671)	(7)	1,905	—	—	—	227
Difference in written down value as per books of account and tax laws	(40,272)	(8,782)	—	—	366	(649)	(49,337)
Unamortised ancillary borrowing cost	(339)	19	—	—	—	(5)	(325)
Provision for decommissioning cost	3,115	482	—	—	(26)	4	3,575
Expected credit loss	44	105	—	—	(1)	—	148
Fair value gain on financial instruments	(9)	(8)	—	—	17	—	0
Losses available for offsetting against future taxable income	28,098	6,304	(339)	—	(719)	675	34,019
Unused tax credit (MAT)	1,258	95	—	—	—	—	1,353
Provision for operation and maintenance equalisation	633	60	—	—	—	2	695
Lease liabilities	342	21	—	—	(157)	4	210
Financial guarantee contracts	—	24	—	—	—	—	24
Government grant (viability gap funding)	244	(63)	—	—	—	—	181
Right of use asset	(321)	11	—	—	133	(4)	(181)
Others	39	39	1	—	—	1	80

	(8,701)	(1,784)	1,567	—	(307)	28	(9,197)

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

b) For the year ended 31 March 2020

Particulars	Opening balance DTA / (DTL) as at 1 April 2020	Income / (expense) recognised in profit or loss	Income / (expense) recognised in OCI	Income / (expense) recognised in equity	Income / (expense) recognised in profit or loss on sale of subsidiary	Addition through business combination	Closing balance DTA / (DTL) as at 31 March 2021
Compound financial instruments	172	(2)	—	(32)	—	—	138
Gain / (loss) on mark to market of derivative instruments	185	0	(1,856)	—	—	—	(1,671)
Difference in written down value as per books of account and tax laws	(34,254)	(6,018)	—	—	—	—	(40,272)
Unamortised ancillary borrowing cost	(225)	(114)	—	—	—	—	(339)
Provision for decommissioning cost	2,738	377	—	—	—	—	3,115
Expected credit loss	27	17	—	—	—	—	44
Fair value gain on financial instruments	0	(9)	—	—	—	—	(9)
Losses available for offsetting against future taxable income	23,038	5,060	—	—	—	—	28,098
Unused tax credit (MAT)	2,465	(1,207)	—	—	—	—	1,258
Provision for operation and maintenance equalisation	454	179	—	—	—	—	633
Lease liabilities	352	(10)	—	—	—	—	342
Government grant (viability gap funding)	255	(11)	—	—	—	—	244
Right of use asset	(322)	1	—	—	—	—	(321)
Option premium	(31)	31	—	—	—	—	—
Others	43	(8)	4	—	—	—	39

	(5,103)	(1,714)	(1,852)	(32)	—	—	(8,701)

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

c) For the year ended 31 March 2019

Particulars	Opening balance DTA / (DTL) as at 1 April 2018	Income / (expense) recognised in profit or loss	Income / (expense) recognised in OCI	Income / (expense) recognised in equity	Income / (expense) recognised in profit or loss on sale of subsidiary	Addition through business combination	Closing balance DTA / (DTL) as at 31 March 2019
Compound financial instruments	158	14	—	—	—	—	172
Gain / (loss) on mark to market of derivative instruments	93	—	92	—	—	—	185
Difference in written down value as per books of account and tax laws	(21,644)	(12,721)	—	—	—	111	(34,254)
Unamortised ancillary borrowing cost	(218)	(7)	—	—	—	—	(225)
Security deposit	41	(41)	—	—	—	—	—
Provision for decommissioning cost	1,819	919	—	—	—	—	2,738
Expected credit loss	11	16	—	—	—	—	27
Fair value gain on financial instruments	(188)	188	—	—	—	—	0
Losses available for offsetting against future taxable income	13,549	9,489	—	—	—	—	23,038
Unused tax credit (MAT)	1,244	1,221	—	—	—	—	2,465
Provision for operation and maintenance equalisation	432	22	—	—	—	—	454
Lease liabilities	150	202	—	—	—	—	352
Government grant (viability gap funding)	—	255	—	—	—	—	255
Right of use asset	(138)	(184)	—	—	—	—	(322)
Option premium	—	(31)	—	—	—	—	(31)
Others	23	24	(4)	—	—	—	43

	(4,668)	(634)	88	—	—	111	(5,103)

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

The Group has unabsorbed depreciation and tax losses which arose in India of INR 140,086 (31 March 2020: INR 110,796). The unabsorbed depreciation and tax losses will be available for offsetting against future taxable profits of the Group.

Out of this, the tax losses that are available for offsetting from five to eight years against future taxable profits of the companies in which the losses arose are INR 10,854 (31 March 2020: INR 3,606). The unabsorbed depreciation that will be available for offsetting for against future taxable profits of the companies in which the losses arose are of INR 129,232 (31 March 2020: INR 107,074). Unabsorbed depreciation is available for utilisation indefinitely.

The Group has recognised deferred tax asset of INR 34,016 (31 March 2020: INR 28,096) utilisation of which is dependent on future taxable profits. The future taxable profits are based on projections made by the management considering the PPA with power procurer.

The expiry year of MAT credit is 8 to 15 years from the date of entitlement and deferred tax has been recognised on MAT credit which are expected to be utilised before the expiry year.

The Group has tax losses amounting to INR 7,586 (31 March 2020: INR 2,092) having an expiry period of 5 to 8 years, capital losses amounting to INR 828 (31 March 2020: INR Nil) having an expiry period of 4 years, unabsorbed depreciation amounting to INR 1,535 (31 March 2020: INR 1,970) which are available for utilisation indefinitely and MAT credit amounting to INR 82 (31 March 2020: INR 323) having an expiry period of 15 years on which deferred tax assets have not been recognised as there may not be sufficient taxable profits to offset these losses. Further, disallowance under section 94B of the Income Tax Act, 1961 is considered as a permanent difference and accordingly, deferred tax asset has not been recognised on such disallowance.

Certain subsidiaries of the Group have undistributed earnings INR 15,783 as at 31 March 2021 (31 March 2020: INR 7,746) which, if paid out as dividends, would be subject to tax in the hands of recipient. An assessable temporary difference exists, but no deferred tax liability has been recognised as the Parent is able to control timing of distributions from these subsidiaries. These subsidiaries are not expected to distribute these profits in the foreseeable future.

12	Prepayments

	As at 31 March 2021	As at 31 March 2020
Non-current
Prepaid expenses	679	1,205

Total	679	1,205

Current
Prepaid expenses	592	849

	592	849

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

13	Other assets

	As at 31 March 2021	As at 31 March 2020
Non-current
Capital advance	7,497	5,460
Advances recoverable	142	95
Security deposits	8	8
Balances with government authorities	68	99

Total	7,715	5,662

Current
Advances recoverable (refer note 51)	1,553	1,061
Balances with government authorities	825	722
Contract asset (refer note 30(e))	86	25

Total	2,464	1,808

14	Inventories

	As at 31 March 2021	As at 31 March 2020
Consumables and spares	833	609

Total	833	609

15	Derivative instruments

	As at 31 March 2021	As at 31 March 2020
Financial assets at FVTOCI - cash flow hedges
Derivative instruments	2,691	8,718

Total	2,691	8,718

The decrease during the current year in derivative instruments on cash flow hedges is due to fluctuations in foreign currencies and floating interest rates.

16	Cash and bank balances

	As at 31 March 2021	As at 31 March 2020
Cash and cash equivalents
Cash and cheque on hand	0	0

Balance with banks
- On current accounts	19,474	11,699
- Deposits with original maturity of less than 3 months #	1,205	1,390

	20,679	13,089

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

	As at 31 March 2021	As at 31 March 2020
Bank balances other than cash and cash equivalents
Deposits with
- Remaining maturity of less than twelve months #	26,506	31,203
- Remaining maturity of more than twelve months #	2,999	142

	29,505	31,345
Less: amount disclosed under financial assets (others) (refer note 9)	(2,999)	(142)

Total	26,506	31,203

Fixed deposits of INR 14,037 (31 March 2020: INR 8,282) are under lien with various banks for the purpose of Debt Service Reserve Account and as margin money for the purpose of letter of credit / bank guarantee.

# The bank deposits have an original maturity period of 7 days to 3,652 days and carry an interest rate of 2% - 8.66% which is receivable on maturity.

17	Share capital

Authorised share capital	Number of shares	Amount
Equity shares of INR 10 each
As at 1 April 2019	500,000,000	5,000
Increase during the year	—	—

As at 31 March 2020	500,000,000	5,000
Increase during the year	—	—

As at 31 March 2021	500,000,000	5,000

Compulsory convertible preference shares of INR 425 each (refer note 19)	Number of shares	Amount
As at 1 April 2019	—	—
Increase during the year	60,000,000	25,500

As at 31 March 2020	60,000,000	25,500
Increase during the year	—	—

As at 31 March 2021	60,000,000	25,500

Issued share capital	Number of shares	Amount

17A	Equity shares of INR 10 each issued, subscribed and fully paid up

As at 1 April 2019	379,924,556	3,799
Shares issued during the year	—	—

As at 31 March 2020	379,924,556	3,799
Shares issued during the year	—	—

As at 31 March 2021	379,924,454	3,799

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

Terms / rights attached to equity shares

The Group has only one class of equity shares having par value of INR 10 per share. Each holder of equity shares is entitled to one vote per share. If declared, the Group will declare and pay dividends in Indian rupees. In the event of liquidation of a Group, the holders of equity shares of such Group will be entitled to receive remaining assets of the Group, after distribution of all preferential amounts. The distribution will be in proportion to the number of equity shares held by the shareholders of the Group.

The equity shares are redeemable at the option of the holders and, therefore, are considered a puttable instrument in accordance with IAS 32. Puttable instruments are required to be accounted for as financial liabilities, except where certain conditions are met in accordance with IAS 32, in which case, the puttable instruments may be presented as equity. The equity shares meet the conditions of IAS 32 and are, therefore, classified and accounted for as equity. The terms of the equity shares shall be amended pursuant to the completion of the Business Combination event as disclosed in note 58.

18	Other equity

18A	Share premium

As at 1 April 2019	67,165

As at 31 March 2020	67,165

As at 31 March 2021	67,165

Nature and purpose

Securities premium reserve is used to record the premium on issue of shares. The reserve can be utilised only for limited purposes such as issuance of bonus shares in accordance with the provisions of the Companies Act, 2013.

18B	Hedge reserve

As at 1 April 2019	(512)
OCI for the year (refer note 52)	(636)
Attributable to non-controlling interests (refer note 52)	62

As at 31 March 2020	(1,086)
OCI for the year (refer note 52)	(4,072)
Attributable to non-controlling interests (refer note 52)	(66)

As at 31 March 2021	(5,224)

Nature and purpose

The Group uses hedging instruments as part of its management of foreign currency risk and interest rate risk associated on borrowings. For hedging foreign currency and interest rate risk, the Group uses foreign currency forward contracts, cross currency swaps (CCS), call spreads, foreign currency option contracts and interest rate swaps (IRS). To the extent these hedges are effective, the change in fair value of the hedging

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

instrument is recognised in the cash flow hedging reserve. Amounts recognised in the cash flow hedging reserve is reclassified to the statement of profit or loss when the hedged item affects profit or loss (example: interest payments).

18C	Share based payment reserve

As at 1 April 2019	1,086
Expense for the year	207
Forfeiture of vested options	(132)

As at 31 March 2020	1,161
Expense for the year	177
Repurchase of vested stock options	(176)
Forfeiture of vested options	3

As at 31 March 2021	1,165

Nature and purpose

The share options based payment reserve is used to recognise the grant date fair value of options issued to employees under employee stock option plan.

18D	Retained earnings / (losses)

As at 1 April 2019	1,894
Loss for the year	(2,696)
Re-measurement loss on defined benefit plans (net of tax)	(9)
Adjustment due to forfeiture of vested options	132
Acquisition of interest by NCI in subsidiaries	5
Debenture redemption reserve created during the year	(33)
Debenture redemption reserve released on account of repayment of debentures	1,914

As at 31 March 2020	1,207
Loss for the year	(7,818)
Re-measurement loss on defined benefit plans (net of tax)	(7)
Forfeiture of vested options	(3)
Acquisition of interest by NCI in subsidiaries	29
Repurchase of vested stock options	(470)
Debenture redemption reserve created during the year	(117)
Debenture redemption reserve released on account of repayment of debentures	811
Others*	(121)

As at 31 March 2021	(6,489)

*	represents distribution to owner recognised for financial guarantees (refer note 44)

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

Nature and purpose

Retained earnings are the profits/(loss) that the Group has earned/incurred till date, less any transfers to general reserve, dividends or other distributions paid to shareholders. It is a free reserve available to the Group and eligible for distribution to shareholders, in case where it is having positive balance representing net earnings till date.

18E	Other components of equity

At 31 March 2019*	4,289
At 31 March 2020*	2,279
At 31 March 2021*	1,661

*	Represents capital reserve, debenture redemption reserve and foreign currency translation reserve as explained below.

(i)	Capital reserve

As at 1 April 2019	114
Amount utilised on acquisition of non-controlling interest	(143)

As at 31 March 2020	(29)
Gain on acquisition of non-controlling interest	78

As at 31 March 2021	49

Nature and purpose

Capital reserve represents bargain purchase gain on business combinations recognised under Local GAAP prior to date of transition to IFRS. It also includes adjustments pertaining to acquisition of NCI interests by the Group.

(ii)	Debenture redemption reserve

As at 1 April 2019	4,177
Debenture redemption reserve created during the year*	33
Amount transferred to retained earnings during the year	(1,914)

As at 31 March 2020	2,296
Debenture redemption reserve created during the year*	117
Debenture redemption reserve transferred to retained earnings during the year	(811)

As at 31 March 2021	1,602

Nature and purpose

As per the Companies Act, Debenture Redemption Reserve (DRR) is a reserve required to be maintained by the Companies that have issued debentures. The purpose of this reserve is to minimise the risk of default on repayment of debentures as this reserve ensures availability of funds for meeting obligations towards

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

debenture-holders. As per amendments in Companies (Share capital and Debentures) Rules, 2014 the requirement of listed Companies to create Debenture redemption reserve has been removed.

*Due to insufficient profit during the year, Debenture redemption reserve in respect of un-listed entities has been created only to the extent of available profit. Resultantly, there is an overall shortfall as at 31 March 2021: INR 663 (31 March 2020: INR 216).

(iii)	Foreign currency translation reserve

As at 1 April 2019	(2)
Exchange differences on translation of foreign operations	14

As at 31 March 2020	12
Exchange differences on translation of foreign operations	(2)

At 31 March 2021	10

Nature and purpose

Exchange differences arising on translation of the foreign operations are recognised in other comprehensive income as described in accounting policy and accumulated in a separate reserve within equity. The cumulative amount is reclassified to profit or loss when the foreign operation is disposed-off.

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ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

19	Interest-bearing loans and borrowings

	Non-current					Current
	Notes	Nominal interest rate %	Maturity	As at 31 March 2021	As at 31 March 2020	As at 31 March 2021	As at 31 March 2020
Debentures
- Non convertible debentures (secured)	(i)	6.03% - 12.50%	March 2022 - September 2034	90,137	38,835	10,447	6,376
- Compulsorily convertible debentures (unsecured)	(ii)	8% - 10.70%	June 2026 - September 2036	809	553	—	—
Term loan from bank (secured)	(iii)	8.21% - 11.75%	December 2021 - December 2038	44,269	40,258	6,888	13,666
Term loan from financial institutions (secured)	(iv)	8.67% - 12.10%	September 2030 - March 2041	80,300	89,604	13,119	2,884
Senior secured notes	(v)	6.06% - 10.74%	September 2022 - February 2027	92,924	128,160	—	—
Compulsorily convertible preference shares	(vi)	15.02%	June 2022	26,697	23,200	—	—

Interest-bearing loans and borrowings - total #				335,136	320,610	30,454	22,926

Amount disclosed under the head ‘other current financial liabilities’ (refer note 21)				—	—	(30,454)	(22,926)

Interest-bearing loans and borrowings - net				335,136	320,610	—	—

#

Certain borrowings included above are guaranteed by the Parent on behalf of the group entities. Further, certain securities held in subsidiary companies are pledged with banks and financial institutions as security for financial facilities obtained by subsidiary companies.

Notes:

(a) Details of terms and security

(i) Non convertible debentures (secured)

The debentures are secured by way of first pari passu charge on the respective Company’s immovable properties, movable assets, current assets, cash accruals including but not limited to current assets, receivables, book debts, cash and bank balances, loans and advances etc. present and future.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

(ii) Compulsorily convertible debentures (unsecured) Terms of conversion of CCDs

Entity	Tenure (years)	Total proceeds	Maturity date	Interest coupon rate	Moratorium period
ReNew Mega Solar Private Limited*	25	193	22 August 2036 and 20 September 2036	8%	18 months from the date of issue
ReNew Solar Energy (Telangana) Private Limited*	20	620	20 September 2036	8%	18 months from the date of issue
Abha Solarfarms Limited	10	35	6 June 2026, 26 January 2027 and 24 May 2027	10.70%	24 months from the date of issue
Aalok Solarfarms Limited	10	35	6 June 2026, 26 January 2027 and 24 May 2027	10.70%	24 months from the date of issue
Shreyas Solarfarms Limited	10	69	8 June 2026 and 26 January 2027	10.70%	24 months from the date of issue
Heramba Renewables Limited	10	69	26 January 2027 and 24 May 2027	10.70%	24 months from the date of issue

Total		1,021

*

Compulsorily convertible debentures are compulsorily convertible into equity shares in accordance with the terms of the Joint Venture Agreement at conversion ratio of 1:1. CCD do not carry any voting rights. Liability component of Compulsorily convertible debentures represent the present value of interest coupon.

(iii) Term loan from banks (secured)

Secured by pari passu first charge by way of mortgage of all the present and future immovable properties, hypothecation of movable assets, book debt, operating cash flows, receivables, commissions, revenue of whatsoever nature, all bank accounts and assignment of all rights, title, interests, benefits, claims etc. of project documents and insurance contracts of the respective Company. These loans usually have repayment cycle of monthly / quarterly payments.

For all long-term loan arrangements from banks, the Group has complied with the debt covenants except for a long-term loan arrangement amounting to INR 3,895 as at 31 March 2021 (31 March 2020: INR 2,916), where the Group could not meet covenants with the effect that the liability became payable on demand. The Group has classified these liabilities as current. Further, for such borrowings outstanding as at 31 March 2021, the Group has applied for waiver amounting to INR 3,664 (31 March 2020: the Group had subsequently received waiver for INR 2,916 from the lenders and the balances were fully repaid in November 2020).

(iv) Term loan from financial institutions (secured)

Secured by a first pari passu charge by way of mortgage on immovable properties, first pari passu charge by way of hypothecation of tangible moveable assets, first charge on all the current assets and accounts. Further secured by way of assignment of all the rights, title, interest, benefit, claims and demands under all the project agreements, letter of credit, insurance contracts and proceeds, guarantees, performance bond etc. of the respective company. These loans usually have repayment cycle of monthly / quarterly payments.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

For all long-term loan arrangements from financial institutions, the Group has complied with the debt covenants except for a long-term loan arrangement amounting to INR 6,446 as at 31 March 2021 (31 March 2020: INR Nil), where the Group could not meet covenants with the effect that the liability became payable on demand. The Group has classified these liabilities as current. Further, for the such borrowings outstanding as at 31 March 2021, the Group has subsequently received waiver from the lenders in April 2021.

Non creation of charge on securities against outstanding loans

Entities forming part of the Group have not created charge on security against outstanding loan balances as on 31 March 2021 mainly on account of pending approvals from government agencies with respect to land mortgages. The charge will be created as and when the respective entities get the necessary approvals from these agencies. In any of the entities stated below, non-creation of charge does not result in any breach of material provisions (event of default). Further, none of the following entities listed below have received any approval till date.

Entity name	Lender name	Amount
ReNew Solar Energy (Rajasthan) Private Limited	Power Finance Corporation Limited	3,025
Prathamesh Solarfarms Limited	Yes Bank *	1,522
Prathamesh Solarfarms Limited	Rural Electrification Corporation *	1,724
ReNew Solar Power Private Limited	Indian Renewable Energy Development	5,513
Ostro Jaisalmer Private Limited	Rural Electrification Corporation *	778
Ostro Urja Wind Private Limited	Rural Electrification Corporation *	2,165
Ostro Dakshin Power Private Limited	Ptc Financial Services Pvt. Ltd.	1,236
Ostro Dakshin Power Private Limited	Rural Electrification Corporation	3,803
Ostro Andhra Wind Private Limited	India Infrastructure Finance Co. Ltd	1,373
Ostro AP Wind Private Limited	India Infrastructure Finance Co. Ltd	1,404
Ostro Madhya Wind Private Limited	Rural Electrification Corporation *	2,143
Badoni Power Private Limited	Rural Electrification Corporation *	852
AVP Powerinfra Private Limited	Rural Electrification Corporation *	795
Ostro Anantapur Private Limited	Rural Electrification Corporation *	3,344
ReNew Wind Energy (Varekarwadi) Private Limited	Rural Electrification Corporation *	2,172

*	The corresponding loan balances have been fully repaid subsequent to the reporting date.

(v) Listed senior secured notes

Notes are secured by way of exclusive mortgage over immovable properties and exclusive charge by way of hypothecation of tangible and intangible movable assets. Further secured by way of hypothecation over rights and benefit, claims and demands under all the project agreements, letter of credit, insurance contracts and proceeds, guarantees, performance bond etc. of the company. Secondary charge over the account receivables, book debts and cash flows. The senior secured notes shall be repaid through bullet payments starting from September 2022 to February 2027.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

(vi) Compulsorily convertible preference shares

The Company has issued INR 20,903 Compulsory Convertible Preference Shares (‘CCPS’) - Series A to certain existing shareholders:

Name of allottee	Number of shares allotted	Face value	Amount received	Balance as at 31 March 2021
GS Wyvern Holding Limited	16,395,294	425	6,968	8,899
Green Rock B 2014 Limited (acting in its capacity as	16,318,729	425	6,935	8,858
trustee of Green Stone A 2014 Trust)
Canada Pension Plan Investment Board	16,470,588	425	7,000	8,940

Total	49,184,611		20,903	26,697

Each Series A CCPS are non-cumulative and shall be entitled to a preferred rate of dividend of 0.0001% over the equity shares of the Company. These are mandatorily convertible upon the occurrence of the earliest of certain events as enumerated in terms specified in board resolution passed for issuance of CCPS but no later than 3 years from the date of allotment. Conversion shall occur at conversion price which will be computed in the manner as terms specified in board resolution passed for issuance of CCPS on the date of conversion. Series A CCPS do not meet the criteria of conversion into fixed number of equity shares given conversion price is not currently ascertainable, accordingly these CCPS have been recorded as financial liability and carried at amortised cost. These CCPS carry a yield of 15.02%.

The terms of conversion of CCPS include cap and floor prices for the computation of conversion ratio of the CCPS. These are considered as embedded derivatives and are accounted a FVTPL. The fair value of these embedded derivatives were Nil as on 31 March 2021 (31 March 2020: Nil).

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ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

(b) Loan moratorium

(i) Entities forming part of the group have also applied for moratorium from financial institutions under “Reserve Bank of India’s COVID 19 – Regulatory Package dated 27 March 2020”. The details are as follows:

		Moratorium availed for
Company Name	Lender	Principal	Interest	Original due date	Extended due date	Settlement terms
Ostro Andhra Wind Private Limited	Indian Renewable Energy Development Agency Limited	12	18	30 June 2020	30 September 2020	As per the intimation received from the Lender dated 17 November 2020, Principle instalment outstanding for the quarter ended 30 June 2020 and interest outstanding for the month of June 2020 shall be deferred to 30 September 2033.

Ostro Andhra Wind Private Limited	India Infrastructure Finance Corporation	9	13	30 June 2020	30 September 2020	As per the intimation received from the Lender dated 24 December 2020, Principle instalment outstanding for the quarter ended 30 June 2020 and interest outstanding for the month of June 2020 shall be deferred to last instalment in 1 July 2035.

Ostro Andhra Wind Private Limited	Tata Cleantech Capital Limited	2	3	30 June 2020	30 September 2020	As per the intimation received from the Lender dated 11 January 2021, Principle instalment along with interest outstanding for the quarter ended 30 June 2020 shall be deferred and the original repayment schedule shall be extended by 3 months resulting in extending last payment date as per repayment schedule from 30 June 2033 to 30 September 2033.

Ostro AP Wind Private Limited	Indian Renewable Energy Development Agency Limited	12	21	30 June 2020	30 September 2020	As per the intimation received from the Lender dated 17 November 2020, Principle instalment outstanding for the quarter ended 30 June 2020 and interest outstanding for the month of June 2020 shall be deferred to 30 September 2033.

Ostro AP Wind Private Limited	India Infrastructure Finance Corporation	9	14	30 June 2020	30 September 2020	As per the intimation received from the Lender dated 24 December 2020, Principle instalment outstanding for the quarter ended 30 June 2020 and interest outstanding for the month of June 2020 shall be deferred to last instalment in 1 July 2035.

Ostro AP Wind Private Limited	Tata Cleantech Capital Limited	3	5	30 June 2020	30 September 2020	As per the intimation received from the Lender dated 11 January 2021, Principle instalment along with interest outstanding for the quarter ended 30 June 2020 shall be deferred and the original repayment schedule shall be extended by 3 months resulting in extending last payment date as per repayment schedule from 30 June 2033 to 30 September 2033.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

		Moratorium availed for
Company Name	Lender	Principal	Interest	Original due date	Extended due date	Settlement terms
ReNew Solar Energy (Rajasthan) Private Limited	Power Finance Corporation Limited	—	30	15 April 2020	—	As intimated by the Lender vide letter dated 25 February 2021, the repayment date has been revised resulting in extending last payment date as per repayment schedule. Previously, the repayment date was 15 December 2038 which has now been revised to 15 February 2039 to 15 June 2039 and the deferred amount has been converted to additional loan.
ReNew Solar Energy (Rajasthan) Private Limited	Power Finance Corporation Limited	—	28	15 May 2020	—
ReNew Solar Energy (Rajasthan) Private Limited	Power Finance Corporation Limited	—	29	15 June 2020	—
ReNew Solar Energy (Rajasthan) Private Limited	Power Finance Corporation Limited	—	28	15 July 2020	—
ReNew Solar Energy (Rajasthan) Private Limited	Power Finance Corporation Limited	—	30	15 August 2020	—

(ii) Zemira Renewables Private Limited (referred to as “Zemira”) had an outstanding term loan balance of INR 3,047 from Piramal Capital & Housing Finance Limited (INR 2,149) and PHL FINVEST Private Limited (INR 898) (collectively referred to as “Piramal”) as at 31 March 2020. As per terms of agreement with Piramal, principal instalment of INR 29 and interest of INR 33 was due on 30 June 2020 against which Zemira has availed moratorium from the Piramal till 30 September 2020 through approval letters dated 28 July 2020 under “Reserve Bank of India’s COVID 19—Regulatory Package dated 27 March 2020”. On 23 September 2020, Zemira issued 14.45% redeemable non-convertible debentures amounting to INR 3,075 to India Investment Opportunities Fund. On 24 September 2020, the outstanding balance for existing term loan increased to INR 3,178 (with accrual of interest till such date) and the proceeds from non-convertible debentures have been utilised to partially repay the term loan balance to an extent of INR 3,075. On 2 November 2020, the remaining amount of INR 103.37 (including accrual of interest till such date) has been repaid.

(iii) During the year ended 31 March 2021, the Group has availed moratorium on the following loans for a period of 90 days, which have been repaid:

Company Name	Lender	Moratorium availed on		Original due date
		Principal	Interest
Ostro Mahawind Power Private Limited	Barclays Bank Plc.	4,165	—	31 May 2020
Vivasvat Solar Energy Private Limited	Indian Renewable Energy Development Association	—	5	30 April 2020
		—	5	31 May 2020
		—	5	30 June 2020
ReNew Solar Power Private Limited		—	5	30 June 2020
		—	5	31 July 2020
		—	5	30 April 2020
		—	5	31 May 2020
ReNew Wind Energy (Varekarwadi) Private Limited	PTC Financial Services	—	5	1 July 2020
		—	5	1 August 2020

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

(c) The Group during the year has prepaid borrowings arrangements including loan from banks, loans from financial institutions and non convertible debentures amounting to INR 41,362. These arrangements have been subsequently refinanced in May 2021.

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ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

(c) The details of non convertible debentures (secured) are as below:

Listing status	Debenture Series	Face value per NCD (INR)	Numbers of NCDs outstanding		Outstanding amount		Nominal interest	Earliest redemption date	Last date of repayment	Terms of repayment
			As at 31 March 2021	As at 31 March 2020	As at 31 March 2021	As at 31 March 2020
Non listed	Not applicable	1,000,000	1,026	1,133	1,026	1,133	9.41%	30-Jun-20	30-Sep-30	Quarterly
Non listed	Not applicable	1,000,000	4,966	5,222	4,966	5,222	9.60%	30-Jun-20	31-Mar-23	Quarterly
Non listed	Series 1	1,000,000	1,778	1,850	1,778	1,850	9.60%-9.95%	30-Jun-20	31-Mar-23	Quarterly
Non listed	Series 2	1,000,000	3,071	3,236	3,071	3,236	9.60%-9.95%	30-Jun-20	31-Mar-23	Quarterly
Non listed	Not applicable	1,000,000	2,844	2,955	2,844	2,955	9.95%	30-Jun-20	31-Mar-23	Quarterly
Listed	Not applicable	1,000,000	3,370	3,660	3,370	3,660	9.75%	30-Sep-20	31-Mar-33	Half yearly
Listed	Series-1	1,000,000	474	500	474	500	8.55%	30-Sep-20	30-Sep-34	Half yearly
Listed	Series-2	1,000,000	2,161	2,278	2,161	2,278	8.65%	30-Sep-20	30-Sep-34	Half yearly
Listed	Series-3	1,000,000	3,867	4,075	3,867	4,075	8.75%	30-Sep-20	30-Sep-34	Half yearly
Non listed	Not applicable	1,000,000	—	5,040	—	5,040	14.85%	31-May-21	15-Nov-25	Quarterly
Non listed	Not applicable	1,000,000	2,000	2,000	2,000	2,000	12.50%	27-Oct-22	27-Oct-22	Bullet
Listed	Not applicable	1,000,000	—	5,060	—	5,060	12.68%	26-Feb-21	26-Feb-21	Bullet
Non listed	Not applicable	1,000,000	2,000	2,000	2,000	2,000	11.96%	28-Sep-22	28-Sep-22	Bullet
Non listed	Not applicable	1,000,000	—	2,000	—	2,000	12.41%	31-Oct-22	31-Oct-22	Bullet
Non listed	Not applicable	1,000,000	—	1,210	—	1,210	9.18%	30-Nov-22	30-Nov-22	Bullet
Non listed	Not applicable	1,000,000	3,210	3,210	3,210	3,210	9.45%	30-Jul-25	30-Jul-25	Bullet
Non listed	Not applicable	1,000,000	3,738	—	3,738	—	8.55%	31-Aug-22	31-Aug-22	Bullet
Non listed	Not applicable	1,000,000	9,000	—	9,000	—	9.25%	30-Mar-22	30-Mar-22	Bullet
Non listed	Not applicable	1,000,000	5,159	—	5,159	—	8.46%	28-Apr-24	28-Apr-24	Bullet
Non listed	Not applicable	1,000,000	1,747	—	1,747	—	8.46%	28-Apr-24	28-Apr-24	Bullet
Non listed	Not applicable	1,000,000	1,674	—	1,674	—	8.46%	28-Apr-24	28-Apr-24	Bullet
Non listed	Not applicable	1,000,000	440	—	440	—	8.46%	28-Apr-24	28-Apr-24	Bullet
Non listed	Not applicable	1,000,000	5,948	—	5,948	—	8.46%	28-Apr-24	28-Apr-24	Bullet
Non listed	Not applicable	1,000,000	2,972	—	2,972	—	8.46%	28-Apr-24	28-Apr-24	Bullet
Non listed	Not applicable	1,000,000	1,197	—	1,197	—	8.46%	28-Apr-24	28-Apr-24	Bullet
Non listed	Not applicable	1,000,000	1,189	—	1,189	—	8.46%	28-Apr-24	28-Apr-24	Bullet
Non listed	Not applicable	1,000,000	1,188	—	1,188	—	8.46%	28-Apr-24	28-Apr-24	Bullet
Non listed	Not applicable	1,000,000	1,199	—	1,199	—	8.46%	28-Apr-24	28-Apr-24	Bullet
Non listed	Not applicable	1,000,000	1,196	—	1,196	—	8.46%	28-Apr-24	28-Apr-24	Bullet
Non listed	Not applicable	1,000,000	1,548	—	1,548	—	6.03%	22-Aug-26	22-Aug-26	Bullet
Non listed	Not applicable	1,000,000	6,765	—	6,765	—	6.03%	22-Aug-26	22-Aug-26	Bullet
Non listed	Not applicable	1,000,000	3,835	—	3,835	—	6.03%	22-Aug-26	22-Aug-26	Bullet
Non listed	Not applicable	1,000,000	11,721	—	11,721	—	6.03%	22-Aug-26	22-Aug-26	Bullet
Non listed	Not applicable	1,000,000	1,736	—	1,736	—	6.03%	22-Aug-26	22-Aug-26	Bullet
Non listed	Not applicable	1,000,000	3,663	—	3,663	—	6.03%	22-Aug-26	22-Aug-26	Bullet
Non listed	Not applicable	1,000,000	4,432	—	4,432	—	6.03%	22-Aug-26	22-Aug-26	Bullet

Total (gross)					101,114	45,429
Transaction cost					(530)	(218)

Total					100,584	45,211

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

20	Lease liabilities

	As at 31 March 2021	As at 31 March 2020
Non-current
Lease liabilities (refer note 41)	1,782	1,387

	1,782	1,387

Current
Lease liabilities (refer note 41)	330	259

Total	330	259

21	Other financial liabilities

	As at 31 March 2021	As at 31 March 2020
Non-current
Interest accrued but not due on debentures	132	—

	132	—

Current
Financial guarantee contracts	78	—

Financial liabilities at amortised cost
Current maturities of long term interest-bearing loans and borrowings (refer note 19)*	30,454	22,926

Others
Interest accrued but not due on borrowings	1,686	1,692
Interest accrued but not due on debentures	1,211	371
Capital creditors	9,001	8,926
Purchase consideration payable	191	272
Other payables	1	109

Total	42,622	34,296

*‘ For all long-term loan arrangements the Group has complied with the debt covenants except for long-term loan arrangements amounting to INR 10,341 as at 31 March 2021 (31 March 2020: INR 2,916), where the Group could not meet covenants with the effect that the liability became payable on demand. The Group has classified the liability as current. Further, for such borrowings outstanding as at 31 March 2021, the Group has received waiver for borrowings amounting to INR 6,446 and applied for waiver amounting to INR 3,664 (31 March 2020: the Group had subsequently received waiver from the lenders and the loan was fully repaid in November 2020).

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

22	Deferred government grant

	As at 31 March 2021	As at 31 March 2020
Opening balance	848	891
Adjustment during the year	(58)	(6)
Released to the statement of profit or loss	(32)	(37)

Total	758	848

Current	39	38
Non-current	719	810

	758	848

23	Employee benefit liabilities

	As at 31 March 2021	As at 31 March 2020
Non-current
Provision for gratuity (refer note 40)	143	103

Total	143	103

Current
Provision for gratuity (refer note 40)	7	5
Provision for leave encashment	143	84
Share based payment liability (refer note 42(c))	102	—

Total	252	89

24	Contract liabilities

	As at 31 March 2021	As at 31 March 2020
Non-current
Deferred revenue	1,364	—

Total	1,364	—

Current
Deferred revenue	61	1

Total	61	1

The Group has certain power purchase agreements entered with customers which contains provision for claiming cost over-runs due to change in law clause, subject to approval by appropriate authority. The significant increase in contract liabilities in the year ended 31 March 2021 is due to receipt of approval of cost over-run which the Group has included as part of transaction price. The contract liabilities have been recognised at the present value of estimated cash flows and it will be recognised as revenue when the Group satisfies its performance obligations under the contract, which are expected to be recognised on straight-line basis over a period of 23 years (refer note 30(c)).

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

25	Provisions

	As at 31 March 2021	As at 31 March 2020
Non-current
Provision for decommissioning costs	13,686	11,950

Total	13,686	11,950

Current
Others	—	4

Total	—	4

Provision for decommissioning costs
As at 1 April 2019	10,377
Arised during the year	1,049
Unwinding of discount and changes in discount rate	524

As at 31 March 2020	11,950
Arised during the year	1,071
Unwinding of discount and changes in discount rate	744
Acquisition of subsidiary	21
Disposal of subsidiary	(100)

As at 31 March 2021	13,686

Decommissioning costs

Provision has been recognised for decommissioning costs associated with premises taken on leases wherein the Group is committed to decommission the site as a result of construction of wind and solar power projects.

26	Other liabilities

	As at 31 March 2021	As at 31 March 2020
Non-current
Provision for operation and maintenance equalisation	2,736	2,938
Security deposit received	—	2
Others	11	12

Total	2,747	2,952

Current
Provision for operation and maintenance equalisation	490	435
Other payables
TDS payable	1,389	1,272
GST payable	367	331
Labour welfare fund payable	1	1
Provident fund payable	19	15

Total	2,266	2,054

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

27	Interest-bearing loans and borrowings

	As at 31 March 2021	As at 31 March 2020
Working capital term loan (secured)	5,525	5,630
Loan from bank (secured)	—	1,229
Acceptances (secured)	2,169	603
Buyer’s / supplier’s credit (secured)	2,949	4,496
Loan from related party (unsecured) (refer note 44)	—	190

Total #	10,643	12,148

Working capital term loan (secured)

The term loan from bank carries interest at 8% to 9.75% per annum. The same is repayable with a bullet payment at the end of the tenure i.e. 30-365 days. It is secured by first charge by way of hypothecation entire movable properties of the borrower, including movable plant and machinery, machinery spares, tools and accessories, furniture, fixture and all other movable properties, book debts, operating cash flows, receivables, commission and revenues, all other current assets, intangible assets, goodwill, uncalled up capital except project assets.

Loan from bank (secured)

The loan carries interest at 10.35% per annum The same is repayable with a bullet payment at the end of one year from the date of disbursement. It is secured by first pari-passu charge over all present and future movable property, plant and equipment and current assets of the project, hypothecation on escrow/trust and retention account in relation to the project, first pari-passu charge on all project contracts and pledge of 51% of the equity and preference share capital of the respective borrower.

Acceptances (secured)

Acceptances are secured by pari-passu charge over all present and future current assets and movable fixed assets of the Company of respective projects for which such acceptances are taken. Discount rate of acceptances ranges from 2.23% to 5.90%. The maturity period ranges from 3-12 months.

Buyer’s / supplier’s credit (secured)

Buyer’s / supplier credit carries an interest rate of 12 month Libor plus 40 bps is secured by first pari-passu first charge by way of mortgage of all the present and future immovable properties, hypothecation of movable assets, book debt, operating cash flows, receivables, commissions, revenue of whatsoever nature, all bank accounts and all intangibles assets, assignment of all rights, title, interests, benefits, claims etc. of project documents, PPA, and insurance contracts of the Group. Creation of charge by way of mortgage and assignment is under process. These are repayable in bullet payments. The maturity period ranges from 3-12 months.

Loan from related party (unsecured)

Unsecured loan from related party is repayable on demand and carries interest at 8% per annum.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

# Certain borrowings included above are guaranteed by the Parent on behalf of the Group entities. Further, certain securities held in subsidiary companies are pledged with banks and financial institutions as security for financial facilities obtained by subsidiary companies.

28	Trade payables

	As at 31 March 2021	As at 31 March 2020
Trade payables	3,245	3,733

Total	3,245	3,733

Trade payables are non-interest bearing in nature. For explanations on the Group’s liquidity risk management processes, refer to note 48.

29	Derivative instruments

	As at 31 March 2021	As at 31 March 2020
Financial liabilities at FVTOCI - cash flow hedges
Derivative instruments	1,070	—

Total	1,070	—

30	Revenue from contracts with customers

	For the year ended
	31 March 2021	31 March 2020	31 March 2019
Sale of power	47,673	47,759	42,969
Sale of services - management shared services (refer note 44)	14	15	27
Income from engineering, procurement and construction service	434	543	82
Sale of services - operation and maintenance services (refer note 44)	37	16	—
Sale of services - consultancy service	26	—	—
Income from sale of renewable energy certificates	3	79	66

Total	48,187	48,412	43,144

The Group during the year ended 31 March 2021 recognised impairment losses on receivables arising from contracts with customers, included under other expenses in the consolidated statement of profit or loss, amounting to INR 386 (31 March 2020: INR 82, 31 March 2019: INR 61).

a)	The location for all of the revenue from contracts with customers is India.

b)	The timing for all of the revenue from contracts with customers is over time.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

c)

The Group has certain power purchase agreements entered with customers which contains provision for claiming cost over-runs due to change in law clause, subject to approval by appropriate authority. During the year ended 31 March 2021, on receipt of approval of cost over-run of INR 1,472 (31 March 2020: INR Nil), the Group has included the same as part of transaction price. Pending approval of cost over-runs of INR 1,266 (31 March 2020: INR 4,236) till the reporting period end, the Group has not included these over-runs as part of transaction price applying guidance on constraining estimates of variable consideration. Out of cost over-runs approved, the Group during the year ended 31 March 2021 has recognised revenue of INR 48 (31 March 2020: INR Nil).

d)	Transaction price - remaining performance obligation

The remaining performance obligation disclosure provides the aggregate amount of the transaction price yet to be recognised as at the end of the reporting period and an explanation as to when the Group expects to recognise these amounts in revenue. Applying the practical expedient as given in IFRS 15, the Group has not disclosed the remaining performance obligation related disclosures for contracts as the revenue recognised corresponds directly with the value to the customer of the entity’s performance completed to date. The cost over-runs which are pending approval of customers has been excluded for this disclosure because it was not included in the transaction price. These cost over-runs were excluded from the transaction price in accordance with the guidance on constraining estimates of variable consideration.

The transaction price allocated to the remaining performance obligations (unsatisfied or partially unsatisfied), other than those where Group has elected the practical expedient available under IFRS 15 as mentioned above is approximately INR 39,801 as at 31 March 2021. Out of this, the group expects to recognise revenue of approximately 4% within the next one year and the remaining thereafter. The remaining performance obligations expected to be recognised relate to the supply of power under power purchase agreements that is to be satisfied as the Group performs for the remaining term of contract. The above disclosure excludes amount recognised as contract liabilities as per note 24.

e)	Contract balances

	As at 31 March 2021	As at 31 March 2020	As at 1 April 2019
Trade receivables (refer note 10)	35,980	25,914	19,176
Contract assets (refer note 13)	86	25	1
Contract liabilities (refer note 24)	1,425	1	4

31	Other operating income

	For the year ended
	31 March 2021	31 March 2020	31 March 2019
Income from leases	80	63	176
Income from sale of emission reduction certificates	—	15	—

Total	80	78	176

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

32	Finance income

	For the year ended
	31 March 2021	31 March 2020	31 March 2019
Interest income accounted at amortised cost
- on fixed deposit with banks	1,563	2,044	1,393
- on trade receivables	114	—	—
- others	212	135	78
Gain on settlement of financial liabilities*	1,465	—	—

Total	3,354	2,179	1,471

* Represents gain on derecognition of long term interest-bearing loans and borrowings accounted for using amortised cost method on account of reduction in premium on redemption due to early repayment.

33	Other income

	For the year ended
	31 March 2021	31 March 2020	31 March 2019
Government grant
- generation based incentive	1,846	2,098	2,288
- viability gap funding	32	37	39
Compensation for loss of revenue	431	89	379
Gain on sale of intangibles	0	219	—
Insurance claim	63	34	41
Fair value change of mutual fund (including realised gain)	—	—	272
Fair value gain on investment (refer note 54)	27	—	77
Income tax refund	160	—	—
Gain on derivative instruments designated as cash flow hedge (net)	16	—	—
Miscellaneous income	295	157	15

Total	2,870	2,634	3,111

34	Employee benefits expense

	For the year ended
	31 March 2021	31 March 2020	31 March 2019
Salaries, wages and bonus	949	785	728
Contribution to provident and other funds	50	37	41
Share based payments (refer note 42)	203	72	183
Gratuity expense (refer note 40)	15	13	13
Staff welfare expenses	42	44	43

Total	1,259	951	1,008

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

35	Depreciation and amortisation

	For the year ended
	31 March 2021	31 March 2020	31 March 2019
Depreciation of property, plant and equipment (refer note 5)	10,615	9,865	8,187
Amortisation of intangible assets (refer note 6)	1,166	1,145	1,118
Depreciation of right of use assets (refer note 7)	245	230	191

Total	12,026	11,240	9,496

36	Other expenses

	For the year ended
	31 March 2021	31 March 2020	31 March 2019
Legal and professional fees	790	686	898
Corporate social responsibility	82	73	53
Travelling and conveyance	148	163	151
Lease rent relating to short term leases	22	24	23
Director’s commission	15	9	15
Printing and stationery	3	2	2
Rates and taxes	235	191	158
Payment to auditors	63	51	72
Insurance	527	201	148
Operation and maintenance	3,935	3,488	2,667
Repair and maintenance	104	65	23
Loss on sale/damage of property plant and equipment	205	104	197
Bidding expenses	12	26	22
Advertising and sales promotion	30	22	8
Impairment of capital work in progress	39	—	—
Security charges	241	195	176
Communication costs	36	31	26
Impairment loss on assets of disposal group held for sale (refer note 39)	408	—	—
Impairment allowances for financial assets	416	82	61
Miscellaneous expenses	271	252	103

Total	7,582	5,665	4,804

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

37	Finance costs

	For the year ended
	31 March 2021	31 March 2020	31 March 2019
Interest expense on (accounted at amortised cost)
- term loans	14,916	14,575	12,402
- loan from related party (refer note 44)	19	15	12
- acceptance	49	499	667
- buyer’s/supplier’s credit	68	420	1,159
- on working capital demand loan	252	602	331
- non convertible debentures	5,274	6,140	6,485
- compulsorily convertible debentures (unsecured)	60	59	78
- commercial papers	—	11	405
- senior secured notes	10,791	7,938	4,357
- lease liabilities	113	105	26
- compulsory convertible preference shares	3,361	2,230	—
- others	9	17	16
Bank charges	428	411	376
Option premium amortisation*	1,773	1,119	69
Loss on settlement of derivative instruments designated as cash flow hedge (net)*	76	302	304
Unwinding of discount on provisions	745	524	329
Unamortised ancillary borrowing cost written off#	347	520	523

Total	38,281	35,487	27,538

* Reclassification of option premium amortisation on derivative instruments and loss on settlement of derivative instruments designated as cash flow hedge from other expenses to finance costs within the statement of profit or loss

The Group re-assessed classification of option premium amortisation on derivative instruments and loss on settlement of derivative instruments designated as cash flow hedge. The Group had previously classified these items under the head other expenses (note 36) in the statement of profit or loss. During the current financial year, the Group elected to change the classification of these items under the head finance costs in the statement of profit or loss, as the Group believes that such a reclassification provides more relevant information to the users of its financial statements given that it is aligned to practices adopted by its competitors. In addition, the derivative instruments are obtained to mitigate the currency risk on foreign currency interest-bearing loans and borrowings and accordingly classifying the same under head finance cost would be a more reliable presentation.

The Group applied this reclassification retrospectively and has an effect on the current and previous years presented. This reclassification has resulted in an increase in finance costs by INR 1,849 for the year ended 31 March 2021 (31 March 2020: INR 1,421, 31 March 2019: INR 373) with corresponding decrease in other expenses for the respective years. The reclassification has no impact on the profit/(loss) and basic and diluted earnings per share of the Group for the years ended 31 March 2021, 2020 and 2019.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

This reclassification has resulted in increase in cash outflows from financing activities by INR 1,293 (31 March 2020: INR 1,119, 31 March 2019: INR 69) with a corresponding increase of cash inflows from operating activities for the year ended 31 March 2021, 2020 and 2019.

#Represents transaction cost on long term interest-bearing loans and borrowings charged to the statement of profit or loss on account of derecognition due to substantial modification.

38	Earnings / (loss) per share

The following reflects the profit and share data used for the basic and diluted EPS computations:

	For the year ended
	31 March 2021	31 March 2020	31 March 2019
(Loss) / profit attributable to equity holders for basic earnings	(7,818)	(2,696)	2,646

	(7,818)	(2,696)	2,646

(Loss) / profit attributable to equity holders of parent for basic EPS	(7,818)	(2,696)	2,646
Weighted average number of equity shares for calculating basic EPS	483,921,868	459,201,195	379,797,836
Basic (loss) / earnings per share (in INR)	(16.16)	(5.87)	6.97

	For the year ended
	31 March 2021	31 March 2020	31 March 2019
Loss / profit attributable to equity holders of parent for diluted EPS	(7,818)	(2,696)	2,646
Weighted average number of equity shares for calculating diluted EPS	483,921,868	459,201,195	385,804,858

Diluted loss / earnings per share* (in INR)	(16.16)	(5.87)	6.86
Weighted average number of equity shares in calculating basic EPS	379,924,556	379,924,556	379,797,836

Effect of dilution in calculating basic EPS and diluted EPS
Compulsory convertible preference shares	103,997,312	79,276,639	—

Weighted average number of equity shares in calculating basic EPS	483,921,868	459,201,195	379,797,836

Effect of dilution in calculating diluted EPS
Convertible equity for employee stock option plan	7,476,734	4,866,286	6,007,022

Weighted average number of equity shares in calculating diluted EPS	491,398,602	464,067,481	385,804,858

* Since the effect of conversion of employee stock option plan was anti-dilutive in the years ended 31 March 2021 and 2020, it has not been considered for the purpose of computing diluted EPS.

The Group has elected to provide EPS figures for the puttable instruments as referred to in Note 17A.

------------------------------------This space has been left blank intentionally------------------------------------

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

39	Disposal of subsidiary

On 28 September 2020, the board of directors approved the plan to sell 300 MW Pavagada solar project housed in Adyah Solar Energy Private Limited (Adyah Solar), a wholly owned subsidiary which falls under Solar power reportable segment. The Group has entered into a sale and purchase agreement dated 31 October 2020 for sale of 100% shareholding in Adyah Solar to Ayana Renewable Power Private Limited. At 28 September 2020, the loss of control over Adyah Solar within the next twelve months became highly probable and met the criteria to be classified as a disposal group held for sale and accordingly, assets and liabilities related to the entity were classified as held for sale. The transaction was completed on 15 February 2021.

The total consideration for sale was as INR 5,549 and the net assets of the entity were INR 5,957 excluding deferred tax assets of INR 306. Since total consideration for sale is lower than net assets of the entity disposed, the Group had derecognised deferred tax assets of INR 306, with the corresponding amount recognised under deferred tax in the consolidated statement of profit or loss.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

a)	Assets and liabilities of Adyah Solar at the date of disposal

Particulars		As at 15 February 2021
Assets
Property, plant and equipment		14,383
Right of use assets		1,571
Trade receivables		621
Bank balances other than cash and cash equivalents		392
Cash and cash equivalents		16
Other non-current assets		10
Prepayments (non-current)		37
Other current financial assets		2
Other current assets		25

Total assets	(a)	17,057
Liabilities
Interest-bearing loans and borrowings		10,336
Others non-current financial liabilities		596
Long term provisions		100
Others current financial liabilities		48
Other current liabilities		20

Total liabilities	(b)	11,100

Net assets sold	(c) = (a) - (b)	5,957

Total consideration	(d)	5,549
Total impairment loss on assets of disposal group held for sale (presented under other expenses in statement of profit or loss)	(d) = (c) - (d)	408
Consideration satisfied by:
Cash and cash equivalents		3,613
Deferred consideration receivable		1,936

		5,549

The deferred consideration represents the fair value of consideration receivable and the same is contractually recoverable on the receipt of safeguard duty claims under change in law clause by Adyah Solar from its customers. This consideration is expected to be settled in cash by the purchaser by 31 March 2022. Considering the period involved, impact of time value of money is minimal.

There is no reclassification of amounts from OCI relating to Adyah Solar.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

c)	The results of Adyah Solar included in statement of profit or loss were as follows:

	For the year ended
	31 March 2021	31 March 2020
Income	2,372	1,998
Expenses	(2,718)	(2,563)

Loss before tax	(346)	(565)
Income tax expense	229	113

Loss for the year	(117)	(452)

In accordance with the IFRS 5, depreciation and amortisation on the assets of Adyah Solar Energy Private Limited ceased as at 28 September 2020.

d)	Impact on cash flow statement

During the year ended 31 March 2021, Adyah Solar contributed INR 1,120 (31 March 2020: INR 1,061) to the Group’s net operating cash flows, INR 206 (31 March 2020: paid INR 2,770) in respect of investing activities and paid INR 1,354 (31 March 2020: contributed INR 1,727) in respect of financing activities.

Net cash inflow arising on disposal:
Consideration received in cash and cash equivalents	3,613
Less: cash and cash equivalents disposed	(16)

3,597

40	Gratuity and other post-employment benefit plans

Retirement benefit in the form of provident fund is a defined contribution scheme. The contributions to the provident fund are charged to the statement of profit or loss for the year when the contributions are due. The Group has no obligation, other than the contribution payable to the provident fund.

The Group has a defined benefit gratuity plan. Gratuity is computed as 15 days’ salary, for every completed year of service or part thereof in excess of 6 months and is payable on retirement/termination/resignation. The benefit vests on the employees after completion of 5 years of service. The Gratuity liability has not been externally funded. Group makes provision of such gratuity liability in the books of accounts on the basis of actuarial valuation as per the projected unit credit method.

The following tables summarise the components of net benefit expense recognised in the statement of profit or loss and the unfunded status and amounts recognised in the statement of financial position for gratuity.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

a) Statement of profit or loss and OCI

	For the year ended
	31 March 2021	31 March 2020	31 March 2019
Net employees benefit expense recognised in employee cost
Current service cost	31	25	25
Interest cost on benefit obligation	7	6	5

Net benefit expense*	38	31	30

* This amount is inclusive of amount capitalised in different projects.

Net (expense) / income recognised in OCI	(8)	(13)	14

b) Statement of financial position

	As at 31 March 2021	As at 31 March 2020
Defined benefit liability
Present value of unfunded obligation	150	108

Net liability	150	108

	For the year ended
	31 March 2021	31 March 2020	31 March 2019
Changes in the present value of the defined benefit obligation
Opening defined benefit obligation	108	75	53
Current service cost	31	25	25
Interest cost	7	6	5
Benefits paid	(6)	(10)	(0)
Liabilities assumed / (settled)	—	(1)	—
Remeasurements during the year due to:
- Experience adjustments	7	2	(14)
- Change in financial assumptions	—	11	—
- Change in demographic assumptions	—	0	(0)
Liabilities net of planned assets assumed under business combination	3	—	—
Assets extinguished on curtailments/settlements	—	—	6

Closing defined benefit obligation	150	108	75

Since the entire amount of plan obligation is unfunded therefore changes in fair value of plan assets, categories of plan assets as a percentage of the fair value of total plan assets and Group’s expected contribution to the plan assets for the next year is not given.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

c) Principal assumptions used in determining gratuity obligations

	For the year ended
	31 March 2021	31 March 2020	31 March 2019
Discount rate	6.85%	6.85%	7.75%
Salary escalation	10.00%	10.00%	10.00%

The estimates of future salary increases considered in actuarial valuation take account of inflation, total amount of inflation, seniority, promotion and other relevant factors, such as supply and demand in the employment market.

The Group regularly assesses these assumptions with the projected long-term plans and prevalent industry standards. The impact of sensitivity due to changes in the significant actuarial assumptions on the defined benefit obligations is given in the table below:

Particulars	Change in assumptions	For the year ended
		31 March 2021	31 March 2020	31 March 2019
Discount rate	+ 0.5%	141	110	66
	- 0.5%	159	97	76
Salary escalation	+ 0.5%	156	110	74
	- 0.5%	144	97	67

The sensitivity analysis above has been determined based on a method that extrapolates the impact on defined benefit obligation as a result of reasonable changes in key assumptions occurring at the end of the year.

d) Projected plan cash flow

The table below shows the expected cash flow profile of the benefits to be paid to the current membership of the plan based on past service of the employees as at the valuation date:

Maturity profile	As at 31 March 2021	As at 31 March 2020
Within next 12 months	7	5
From 2 to 5 years	37	27
From 6 to 9 years	40	36
10 years and beyond	330	226

The weighted average duration to the payment of these cash flows is 13 years (31 March 2020: 13.32 years).

e) Risk analysis

The Group is exposed to a number of risks in the defined benefit plans. Most significant risks pertaining to defined benefits plans and management estimation of the impact of these risks are as follows:

i) Inflation risk: Currently the Group has not funded the defined benefit plans. Therefore, the Group will have to bear the entire increase in liability on account of inflation.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

ii) Longevity risk / life expectancy: The present value of the defined benefit plan liability is calculated by reference to the best estimate of the mortality of plan participants both during and at the end of the employment. An increase in the life expectancy of the plan participants will increase the plan liability.

iii) Salary growth risk: The present value of the defined benefit plan liability is calculated by reference to the future salaries of plan participants. An increase in the salary of the plan participants will increase the plan liability.

Defined contribution plan

	For the year ended
	31 March 2021	31 March 2020	31 March 2019
Contribution to provident fund and other fund charged to statement of profit or loss (inclusive of amount capitalised in different projects)	108	89	70

41	Leases

The Group has entered into leases for its offices and leasehold lands. These leases generally have lease terms of 5 to 30 years. The Group also has certain leases of regional offices and office equipment with lease terms of 12 months or less and lease of office equipments with low value. The Group applies the ‘short-term lease’ and ‘lease of low-value assets’ recognition exemptions for these leases. Set out below are the carrying amounts of lease liabilities carried at amortised cost and the movements during the year:

	For the year ended
Particulars	31 March 2021	31 March 2020	31 March 2019
Opening balance	1,646	1,436	1,034
Additions	1,101	410	1,943
Acquisition of subsidiary	17	—	—
Capitalised during the year	105
Accretion of interest	113	147	125
Lease modification during the year	(26)	—	—
Disposal of subsidiary	(596)	—	—
Payments	(248)	(347)	(1,666)

Closing balance	2,112	1,646	1,436

Current	330	259	347
Non-current	1,782	1,387	1,089

Notes:

a)	There are no restrictions or covenants imposed by leases.
b)	Refer note 36 for rental expense recorded for short-term leases and low value leases.
c)	There are no amounts payable toward variable lease expense recognised for the years ended 31 March 2021, 2020 and 2019.
d)	The maturity analysis of lease liabilities are disclosed in note 48.
e)	There are no leases which have not yet commenced to which the lessee is committed.
f)	The effective interest rate for lease liabilities is 10.40%

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

42	Share based payment

a) Equity settled share-based payment transactions

The Group has five share-based payment schemes for its employees:

2018 Stock Option Plan, 2017 Stock Option Plan, 2016 Stock Option Plan, 2014 Stock Option Plan and 2011 Stock Option Plan (‘Group Stock Option Plans’) approved by the board. According to the ESOP schemes, the employee selected by the compensation committee from time to time will be entitled to options as per grant letter issued by the committee, subject to satisfaction of prescribed vesting conditions.

The relevant terms of the ESOP schemes are as below:

Plans	2018 Stock Option Plan Modified (new plan)	2018 Stock Option Plan	2017 Stock Option Plan	2016 Stock Option Plan	2014 Stock Option Plan	2011 Stock Option Plan
Grant date	16 August 2019	Multiple	Multiple	Multiple	Multiple	Multiple
Vesting period	Time linked vesting: Grants will vest in 5 years on quarterly basis which shall commence one year after the date of grant of options

Time linked vesting: 50 % of grants will vest in 5 years as follows:

i) One year from the date of grant, the Options for the first four quarters shall vest immediately.

ii) Thereafter, vesting will continue on a quarterly basis for the unvested Options.

Remaining 50% will vest at the end of 5 years from the date of grant.

Time linked vesting: 50 % of grants will vest in 5 years as follows:

i) One year from the date of grant, the Options for the first four quarters shall vest immediately.

ii) Thereafter, vesting will continue on a quarterly basis for the unvested Options.

Remaining 50% will vest at the end of 5 years from the date of grant.

Time linked vesting: 5 years on quarterly basis effective from 1 December 2015 on completion of one year from the date of grant, the Options for the first seven quarters shall vest immediately. Thereafter, vesting will continue on quarterly basis for the unvested Options commencing from 1 December 2017.

Performance linked vesting:

The Options shall vest annually and shall be prorated over a period of 3 years from the date of grant and shall be subject to the EBITDA achieved by the Company for the last completed financial year. The vesting of the Options shall take place at the end of the first anniversary of the date of grant (Vesting date) and thereafter on 31 March 2018 and 31 March 2019 or at a later date when the audited financial statements of the Company are available.

					Time linked vesting: 5 years on quarterly basis which shall commence one year after the date of grant of option	Time linked vesting: 5 years from the grant date

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

Plans	2018 Stock Option Plan Modified (new plan)	2018 Stock Option Plan	2017 Stock Option Plan	2016 Stock Option Plan	2014 Stock Option Plan	2011 Stock Option Plan
Exercise period	Within 10 years from date of grant upon vesting	Within 10 years from date of grant upon vesting	Within 10 years from date of grant upon vesting	Within 10 years from date of grant upon vesting	Within 10 years from date of grant upon vesting	Within 10 years from date of grant upon vesting
Exercise price	INR 400	INR 400, INR 415 and INR 420	INR 340	INR 205	INR 100 and 131	INR 100
Expiry date	16 August 2029	24 April 2028 to 31 December 2030	10 April 2027 to 25 February 2028	30 September 2026	31 December 2022 to 01 January 2025	30 September 2021 to 31 December 2022
Settlement type	Equity settled	Equity settled	Equity settled	Equity settled	Equity settled	Equity settled
Number of options outstanding as at (in million):

31 March 2020	1	1	10	2	3	1
31 March 2021	1	1	9	1	2	1

The movement of options outstanding under the share-based payment schemes are summarised below:

	Number of options (in million)
Particulars	31 March 2021	31 March 2020	31 March 2019
Outstanding at the beginning of the year	18	19	21
Granted during the year	1	1	1
Forfeited during the year	(0)	(2)	(0)
Repurchase during the year	(3)	—	—
Exercised during the year	—	—	(3)

Outstanding at the end of the year	16	18	19

Exercisable at the end of the year	8	9	9

•	The weighted average exercise price of these options outstanding was INR 303 for the year ended 31 March 2021 (31 March 2020: INR 280, 31 March 2019: INR 258).

•	The weighted average exercise price of these options granted during the year was INR 404 for the year ended 31 March 2021 (31 March 2020: INR 400, 31 March 2019: INR 415).

•	There were no options exercised during the years ended 31 March 2021 and 2020. The weighted average exercise price of options exercised during 31 March 2019: INR 205.

•	The weighted average exercise price of these options forfeited during the year was INR 395 for the year ended 31 March 2021 (31 March 2020: INR 189, 31 March 2019: INR 290).

•

The weighted average exercise price of these options repurchased during the year was INR 157 for the year ended 31 March 2021 (No options were repurchased during the years ended 31 March 2020 and 2019)

•	The weighted average exercise price of exercisable options was INR 250 for the year ended 31 March 2021 (31 March 2020: INR 206, 31 March 2019: INR 178).

•	The weighted average remaining contractual life of options outstanding as at 31 March 2021 was 5.75 years (31 March 2020: 6.30 years).

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

The following tables list the inputs to the models used for the years ended 31 March 2021, 2020 and 2019, respectively:

	For the year ended
Particulars	31 March 2021	31 March 2020	31 March 2019
Dividend yield (%)	3.4%	2.9%	1.5%
Expected volatility (%)	22%	23%	15%
Risk–free interest rate (%)	4.16% - 5.92%	6.53%	7.70% - 8.12%
Weighted average remaining contractual life of options granted during current period	9.44 years	9.37 years	9.47 years
Weighted average share price (in INR)	471	415	415
Weighted average fair value (in INR)	133.01	110.43	121.84

•	The fair value of share options granted is estimated at the date of grant using Black-Scholes valuation model, taking into account the terms and conditions upon which the share options were granted.

•

The expected volatility reflects the assumption that the historical volatility over a period similar to the life of the options is indicative of future trends, which may not necessarily be the actual outcome.

b) Repurchase of vested stock options

During the year ended 31 March 2021, the Group undertook a one-time partial liquidity scheme for outstanding ESOPs, wherein, maximum 40% options vested as on 31 July 2020 out of options granted up to 31 March 2018 were eligible for surrender for INR 420 per option. The total number of options opted by employees for surrender were 2,592,557 options. Settlement has been done by the Group in the form of ex-gratia payment equal to value accreted against the surrendered options subject to and net of applicable tax deduction at source. All applicable taxes are to be borne by the employee. Surrendered options are subject to value adjustment in case Group or any of its holding company issues primary securities or on signing of any definitive agreements before 31 July 2021 at higher / lower than INR 420 per share (adjusted for capital restructurings, consolidations, split etc.). Actual adjustments for upside or downside will be settled post completion of the deal. Upsides shall accrue to an employee only if they continue in employment as of 31 July 2021. Employee shall be liable for downside value adjustment even if he or she ceased employment If no deal is completed by 31 October 2021, the deal will be disregarded for adjustments.

The details of repurchase of vested stock options are as follows:

Particulars	Amount
Total consideration paid for repurchase of vested stock options (a)	681
Fair value of the vested stock options repurchased, measured at the repurchase date, recognised in equity* (b)	650
Excess consideration paid recognised in statement of profit or loss (a) - (b)	31

*

The fair value of vested stock options was estimated at the date of repurchase using Black-Scholes valuation model, taking into account the terms and conditions upon which the share options were granted using following inputs as at 31 July 2021.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

Particulars	31 March 2021
Share price per share at measurement date	420
Expected volatility	22%
Dividend yield	3.40%
Risk-free interest rate	4.16% - 5.92%

c) Cash settled share based payments arising out of a one-time partial liquidity scheme (refer note b above)

The carrying amount of the liability (included in employee benefit liabilities) relating to the cash settled share based payments at 31 March 2021 was INR 102 (31 March 2020: INR Nil). No cash settled share based payments had vested or forfeited at 31 March 2021 and 2020, respectively. Outstanding cash settled options as at 31 March 2021 are 2,592,557. None of the cash settled options are exercisable as at 31 March 2021.

The fair value of the cash settled share based payments was determined using the Black-Scholes model using the following inputs as at 31 March 2021:

Particulars	31 March 2021
Share price per share at measurement date	420
Expected volatility	22%
Dividend yield	3.40%
Risk-free interest rate	4.16% - 5.92%

•

The expected volatility reflects the assumption that the historical volatility over a period similar to the life of the options is indicative of future trends, which may not necessarily be the actual outcome.

d) Expenses arising from share-based payment transactions

The expense recognised for employee services received during the year is shown in the following table:

	For the year ended
Particulars	31 March 2021	31 March 2020	31 March 2019
Expense arising from equity-settled share-based payment transactions	189	206	316
Expense arising from repurchases vested stock options	31	—	—
Expense arising from cash settled share based payments transactions	102	—	—

Total expense arising from share-based payment transactions*	322	206	316

*	This amount is inclusive of amount capitalised in different projects.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

43	Group information

(a) Subsidiaries

The group’s subsidiaries are set out below. Unless otherwise stated, they have equity share capital that are held directly held by the group, and the proportion of ownership interests held equals to the voting rights held by the group. The country of incorporation is also their principal place of business.

S.No	Name of companies	Holding company	Country of incorporation	As at 31 March 2021	As at 31 March 2020
1	ReNew Wind Energy (AP 3) Private Limited	ReNew Power Private Limited	India	100%	100%
2	ReNew Solar Power Private Limited^	ReNew Power Private Limited	India	100%	100%
3	ReNew Wind Energy (MP) Private Limited	ReNew Power Private Limited	India	100%	100%
4	ReNew Wind Energy (Varekarwadi) Private Limited	ReNew Power Private Limited	India	100%	100%
5	ReNew Wind Energy Delhi Private Limited	ReNew Power Private Limited	India	100%	100%
6	ReNew Wind Energy (Jamb) Private Limited	ReNew Power Private Limited	India	100%	100%
7	ReNew Wind Energy (Devgarh) Private Limited	ReNew Power Private Limited	India	100%	100%
8	ReNew Wind Energy (AP) Private Limited*	ReNew Power Private Limited	India	70%	66%
9	Narmada Wind Energy Private Limited	ReNew Power Private Limited	India	100%	100%
10	ReNew Wind Energy (Sipla) Private Limited	ReNew Power Private Limited	India	100%	100%
11	ReNew Solar Energy (Jharkhand One) Private Limited^	ReNew Solar Power Private Limited	India	100%	100%
12	ReNew Solar Energy (Jharkhand Three) Private Limited*	ReNew Solar Power Private Limited	India	51%	51%
13	ReNew Solar Energy (Jharkhand Four) Private Limited	ReNew Solar Power Private Limited	India	100%	100%
14	ReNew Solar Energy (Jharkhand Five) Private Limited	ReNew Solar Power Private Limited	India	100%	100%
15	ReNew Wind Energy (Karnataka Two) Private Limited	ReNew Power Private Limited	India	100%	100%
16	Abaha Wind Energy Developers Private Limited	ReNew Power Private Limited	India	100%	100%
17	ReNew Solar Energy Private Limited^	ReNew Power Private Limited	India	100%	100%
18	ReNew Wind Energy (TN) Private Limited	ReNew Power Private Limited	India	100%	100%
19	ReNew Wind Energy (Budh 3) Private Limited	ReNew Solar Power Private Limited	India	100%	100%
20	ReNew Wind Energy (MP One) Private Limited	ReNew Power Private Limited	India	100%	100%
21	ReNew Solar Energy (Telangana) Private Limited*	ReNew Solar Power Private Limited	India	51%	51%
22	ReNew Power Services Private Limited^$	ReNew Power Private Limited	India	100%	100%
23	ReNew Solar Energy (Karnataka Two) Private Limited	ReNew Solar Power Private Limited	India	100%	100%
24	ReNew Wind Energy (Shivpur) Private Limited	ReNew Power Private Limited	India	100%	100%
25	ReNew Wind Energy (Karnataka) Private Limited*	ReNew Power Private Limited	India	71%	64%

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

S.No	Name of companies	Holding company	Country of incorporation	As at 31 March 2021	As at 31 March 2020
26	ReNew Wind Energy (Karnataka 3) Private Limited	ReNew Solar Power Private Limited	India	100%	100%
27	ReNew Wind Energy (AP Five) Private Limited	ReNew Solar Power Private Limited	India	100%	100%
28	ReNew Saur Urja Private Limited	ReNew Solar Power Private Limited	India	100%	100%
29	Bhumi Prakash Private Limited	ReNew Solar Power Private Limited	India	100%	100%
30	Tarun Kiran Bhoomi Private Limited	ReNew Solar Power Private Limited	India	100%	100%
31	ReNew Saur Shakti Private Limited (Formerly known as Surya Prakash Urja Bhoomi Private Limited)	ReNew Solar Power Private Limited	India	100%	100%
32	ReNew Agni Power Private Limited (Formerly known as Bhanu Dhara Kiran Private Limited)	ReNew Solar Power Private Limited	India	100%	100%
33	ReNew Mega Solar Power Private Limited (Formerly known as Sun Season Private Limited)*	ReNew Solar Power Private Limited	India	51%	51%
34	ReNew Wind Energy (Rajasthan 2) Private Limited	ReNew Power Private Limited	India	100%	100%
35	ReNew Wind Energy (MP Two) Private Limited	ReNew Power Private Limited	India	100%	100%
36	ReNew Wind Energy (Jath Three) Private Limited	ReNew Power Private Limited	India	100%	100%
37	ReNew Wind Energy (Karnataka 4) Private Limited	ReNew Solar Power Private Limited	India	100%	100%
38	ReNew Wind Energy (Maharashtra) Private Limited	ReNew Solar Power Private Limited	India	100%	100%
39	ReNew Wind Energy (MP Four) Private Limited	ReNew Solar Power Private Limited	India	100%	100%
40	ReNew Wind Energy (AP2) Private Limited	ReNew Power Private Limited	India	100%	100%
41	ReNew Wind Energy (Orissa) Private Limited	ReNew Power Private Limited	India	100%	100%
42	ReNew Wind Energy (AP 4) Private Limited	ReNew Power Private Limited	India	100%	100%
43	ReNew Wind Energy (Jadeswar) Private Limited	ReNew Power Private Limited	India	100%	100%
44	ReNew Wind Energy (Welturi) Private Limited	ReNew Power Private Limited	India	100%	100%
45	ReNew Solar Services Private Limited^$ (Formerly known as ReNew Wind Energy (Vaspet 4) Private Limited)	ReNew Solar Energy Private Limited	India	100%	100%
46	ReNew Solar Energy (Rajasthan) Private Limited	ReNew Solar Power Private Limited	India	100%	100%
47	ReNew Wind Energy (Vaspet 5) Private Limited	ReNew Power Private Limited	India	100%	100%
48	ReNew Solar Energy (Karnataka) Private Limited*	ReNew Solar Power Private Limited	India	100%	100%
49	ReNew Wind Energy (TN 2) Private Limited	ReNew Solar Power Private Limited	India	100%	100%
50	ReNew Wind Energy (Rajkot) Private Limited	ReNew Power Private Limited	India	100%	100%
51	ReNew Wind Energy (Rajasthan) Private Limited	ReNew Power Private Limited	India	100%	100%
52	ReNew Akshay Urja Limited (Formerly known as ReNew Akshay Urja Private Limited)*	ReNew Solar Power Private Limited	India	100%	56%

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

S.No	Name of companies	Holding company	Country of incorporation	As at 31 March 2021	As at 31 March 2020
53	ReNew Wind Energy (Jath) Limited (Formerly known as ReNew Wind Energy (Jath) Private Limited)	ReNew Power Private Limited	India	100%	100%
54	ReNew Wind Energy (Rajasthan One) Private Limited	ReNew Power Private Limited	India	100%	100%
55	ReNew Wind Energy (Rajasthan 3) Private Limited	ReNew Power Private Limited	India	100%	100%
56	ReNew Solar Energy (TN) Private Limited	ReNew Solar Power Private Limited	India	100%	100%
57	ReNew Wind Energy (Karnataka Five) Private Limited	ReNew Power Private Limited	India	100%	100%
58	ReNew Wind Energy (MP Three) Private Limited	ReNew Solar Power Private Limited	India	100%	100%
59	ReNew Wind Energy (Rajasthan Four) Private Limited	ReNew Solar Power Private Limited	India	100%	100%
60	ReNew Clean Energy Private Limited	ReNew Solar Power Private Limited	India	100%	100%
61	ReNew Distributed Solar Energy Private Limited^	ReNew Solar Energy Private Limited	India	100%	100%
62	ReNew Distributed Solar Services Private Limited	ReNew Solar Energy Private Limited	India	100%	100%
63	ReNew Distributed Solar Power Private Limited^	ReNew Solar Energy Private Limited	India	100%	100%
64	ReNew Surya Mitra Private Limited*^	ReNew Solar Energy Private Limited	India	68%	1%
65	ReNew Surya Prakash Private Limited^	ReNew Solar Energy Private Limited	India	100%	100%
66	ReNew Saur Vidyut Private Limited^	ReNew Solar Energy Private Limited	India	100%	100%
67	ReNew Solar Daylight Energy Private Limited	ReNew Solar Energy Private Limited	India	100%	100%
68	ReNew Solar Sun Flame Private Limited	ReNew Solar Energy Private Limited	India	100%	100%
69	ReNew Power Singapore Pte. Ltd.	ReNew Power Private Limited	Singapore	100%	100%
70	Abha Sunlight Private Limited	ReNew Solar Power Private Limited	India	100%	100%
71	Nokor Solar Energy Private Limited	ReNew Solar Power Private Limited	India	100%	100%
72	Izra Solar Energy Private Limited	ReNew Solar Power Private Limited	India	100%	100%
73	Zorya Solar Energy Private Limited	ReNew Solar Power Private Limited	India	100%	100%
74	Vivasvat Solar Energy Private Limited	ReNew Solar Power Private Limited	India	100%	100%
75	Nokor Bhoomi Private Limited	ReNew Solar Power Private Limited	India	100%	100%
76	Akhilagya Solar Energy Private Limited	ReNew Solar Power Private Limited	India	100%	100%
77	Adyah Solar Energy Private Limited@	ReNew Solar Power Private Limited	India	—	100%
78	ReNew Transmission Ventures Private Limited	ReNew Power Private Limited	India	100%	100%
79	Helios Infratech Private Limited	ReNew Power Private Limited	India	100%	100%
80	Shruti Power Projects Private Limited	ReNew Power Private Limited	India	100%	100%
81	Lexicon Vanijya Private Limited	ReNew Solar Power Private Limited	India	100%	100%
82	Symphony Vyapaar Private Limited	ReNew Solar Power Private Limited	India	100%	100%
83	Star Solar Power Private Limited	ReNew Solar Power Private Limited	India	100%	100%
84	Sungold Energy Private Limited	ReNew Solar Power Private Limited	India	100%	100%
85	ReNew Energy Services Private Limited (formerly known as Sunsource Energy Services Private Limited)	ReNew Solar Energy Private Limited	India	100%	100%
86	Molagavalli Renewable Private Limited	ReNew Power Private Limited	India	100%	100%
87	ReNew Vayu Urja Private Limited (Formerly known as KCT Renewable Energy Private Limited)	ReNew Power Private Limited	India	100%	100%
88	Rajat Renewables Limited	ReNew Power Private Limited	India	100%	100%
89	Kanak Renewables Limited	ReNew Power Private Limited	India	100%	100%
90	Bidwal Renewable Private Limited	ReNew Power Private Limited	India	100%	100%

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

S.No	Name of companies	Holding company	Country of incorporation	As at 31 March 2021	As at 31 March 2020
91	Pugalur Renewable Private Limited	ReNew Power Private Limited	India	100%	100%
92	AVP Powerinfra Private Limited	Ostro Energy Private Limited	India	100%	100%
93	Badoni Power Private Limited	Ostro Energy Private Limited	India	100%	100%
94	Ostro Alpha Wind Private Limited	Ostro Energy Private Limited	India	100%	100%
95	Ostro Anantapur Private Limited	Ostro Energy Private Limited	India	100%	100%
96	Ostro Andhra Wind Private Limited	Ostro Energy Private Limited	India	100%	100%
97	Ostro AP Wind Private Limited	Ostro Energy Private Limited	India	100%	100%
98	Ostro Bhesada Wind Private Limited	Ostro Energy Private Limited	India	100%	100%
99	Ostro Dakshin Power Private Limited	Ostro Energy Private Limited	India	100%	100%
100	Ostro Dhar Wind Private Limited	Ostro Energy Private Limited	India	100%	100%
101	Ostro Jaisalmer Private Limited	Ostro Energy Private Limited	India	100%	100%
102	Ostro Kannada Power Private Limited	Ostro Energy Private Limited	India	100%	100%
103	Ostro Kutch Wind Private Limited	Ostro Energy Private Limited	India	100%	100%
104	Ostro Madhya Wind Private Limited	Ostro Energy Private Limited	India	100%	100%
105	Ostro Mahawind Power Private Limited	Ostro Energy Private Limited	India	100%	100%
106	Ostro Raj Wind Private Limited	Ostro Energy Private Limited	India	100%	100%
107	Ostro Rann Wind Private Limited	Ostro Energy Private Limited	India	100%	100%
108	Ostro Renewables Private Limited	Ostro Energy Private Limited	India	100%	100%
109	Ostro Urja Wind Private Limited	Ostro Energy Private Limited	India	100%	100%
110	Prathmesh Solarfarms Limited (refer note 54)	Ostro Energy Private Limited	India	100%	100%
111	Ostro Energy Private Limited	ReNew Power Services Private Limited	India	100%	100%
112	Zemira Renewable Energy Limited	ReNew Power Private Limited	India	100%	100%
113	ReNew Americas Inc.Δ	ReNew Power Private Limited	United States of America	—	100%
114	Auxo Solar Energy Private Limited	Renew Wind Energy (TN) Private Limited	India	100%	100%
115	ReNew Power International Limited	ReNew Power Private Limited	United Kingdom	100%	100%
116	Zorya Distributed Power Services Private Limited	ReNew Solar Energy Private Limited	India	100%	100%
117	ReNew Cleantech Private Limited	ReNew Solar Energy Private Limited	India	100%	100%
118	ReNew Sun Ability Private Limited	ReNew Solar Energy Private Limited	India	100%	100%
119	ReNew Mega Light Private Limited	ReNew Solar Energy Private Limited	India	100%	100%
120	ReNew Sun Waves Private Limited	ReNew Solar Energy (Jharkhand Four) Private Limited	India	100%	100%
121	ReNew Sun Flash Private Limited	ReNew Solar Energy Private Limited	India	100%	100%
122	ReNew Sun Bright Private Limited	ReNew Solar Energy (Jharkhand Four) Private Limited	India	100%	100%
123	ReNew Sun Energy Private Limited	ReNew Solar Power Private Limited	India	100%	100%
124	Auxo Sunlight Private Limited^	ReNew Solar Power Private Limited	India	100%	100%
125	ReNew Services Private Limited	ReNew Power Private Limited	India	100%	100%
126	ReNew Sun Power Private Limited	ReNew Solar Power Private Limited	India	100%	100%
127	ReNew Mega Urja Private Limited	ReNew Solar Energy Private Limited	India	100%	100%

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

S.No	Name of companies	Holding company	Country of incorporation	As at 31 March 2021	As at 31 March 2020
128	ReNew Mega Spark Private Limited	ReNew Solar Energy Private Limited	India	100%	100%
129	ReNew Mega Green Private Limited	ReNew Solar Energy Private Limited	India	100%	100%
130	ReNew Green Energy Private Limited	ReNew Solar Energy Private Limited	India	100%	100%
131	ReNew Green Power Private Limited	ReNew Solar Energy Private Limited	India	100%	100%
132	Greenyana Sunstream Private Limited	ReNew Solar Energy Private Limited	India	100%	100%
133	Renew Vyoman Power Private Limited	ReNew Power Private Limited	India	100%	100%
134	Renew Vyoman Energy Private Limited	ReNew Power Private Limited	India	100%	100%
135	Renew Vyan Shakti Private Limited	ReNew Power Private Limited	India	100%	100%
136	Shekhawati Solar Park Private Limited	ReNew Solar Energy Private Limited	India	100%	100%
137	Renew Green Solutions Private Limited	ReNew Solar Energy Private Limited	India	100%	100%
138	Renew Surya Roshni Private Limited	ReNew Solar Energy Private Limited	India	100%	100%
139	Renew Solar Urja Private Limited	ReNew Solar Power Private Limited	India	100%	100%
140	Renew Surya Ojas Private Limited	ReNew Solar Power Private Limited	India	100%	100%
141	Renew Surya Vihaan Private Limited	ReNew Solar Power Private Limited	India	100%	100%
142	ReNew Surya Jyoti Private Limited	ReNew Solar Energy Private Limited	India	100%	—
143	ReNew Surya Aayan Private Limited	ReNew Solar Power Private Limited	India	100%	—
144	ReNew Solar Vidhi Private Limited	ReNew Solar Power Private Limited	India	100%	—
145	ReNew Surya Pratap Private Limited	ReNew Solar Energy Private Limited	India	100%	—
146	ReNew Surya Alok Private Limited	ReNew Green Energy Solutions Private Limited	India	69%	—
147	Renew Surya Kiran Private Limited	ReNew Green Energy Solutions Private Limited	India	100%	—
148	ReNew Surya Tejas Private Limited	ReNew Green Energy Solutions Private Limited	India	100%	—
149	ReNew Surya Uday Private Limited	ReNew Green Energy Solutions Private Limited	India	100%	—
150	ReNew Solar Piyush Private Limited	ReNew Solar Power Private Limited	India	100%	—
151	ReNew Solar Stellar Private Limited	ReNew Solar Power Private Limited	India	100%	—
152	Regent Climate Connect Knowledge Solutions Private Limited	ReNew Power Private Limited	India	100%	—
153	ReNew Vayu Energy Private Limited	ReNew Power Private Limited	India	100%	—
154	ReNew Vayu Power Private Limited	ReNew Power Private Limited	India	100%	—
155	ReNew Photovolitics Private Limited (Formerly Known As ReNew Saksham Urja Private Limited)	ReNew Power Private Limited	India	100%	—
156	ReNew Pawan Shakti Private Limited	ReNew Power Private Limited	India	100%	—
157	ReNew Pawan Urja Private Limited	ReNew Power Private Limited	India	100%	—

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

S.No	Name of companies	Holding company	Country of incorporation	As at 31 March 2021	As at 31 March 2020
158	ReNew Sunlight Energy Private Limited	ReNew Green Energy Solutions Private Limited	India	100%	—
159	ReNew Sun Renewables Private Limited	ReNew Green Energy Solutions Private Limited	India	100%	—
160	ReNew Sun Shakti Private Limited	ReNew Green Energy Solutions Private Limited	India	100%	—
161	ReNew Ravi Tejas Private Limited	ReNew Green Energy Solutions Private Limited	India	100%	—
162	Aalok Solarfarms Limited#	Ostro Energy Private Limited	India	75%	—
163	Abha Solarfarms Limited#	Ostro Energy Private Limited	India	75%	—
164	Heramba Renewables Limited#	Ostro Energy Private Limited	India	75%	—
165	Shreyas Solarfarms Limited#	Ostro Energy Private Limited	India	75%	—

^	These companies are also engaged in providing EPC services apart from generation of power through non-conventional and renewable energy sources.
$	These companies are engaged in providing services for operation and management
*

The remaining stakeholders in the respective entities have protective rights only. The Group has evaluated that it has ability to use its power over the entities which entitle the Group to exposure / rights to variable returns, hence these have been accounted as subsidiaries in these consolidated financial statements of the Group.

#

These entities were under joint control till 31 December 2020 and were accounted for as equity method till this date. With effect from 1 January 2021, control was established over these entities and have been consolidated in the Group’s financial statements as at 31 March 2021.

@	Adyah Solar Energy Private Limited, a wholly owned subsidiary was disposed on 15 February 2021.
Δ	ReNew Americas Inc. was dissolved in November 2020.

All Group companies listed above are engaged in generation of power through non-conventional and renewable energy sources except for following entities:

i)	ReNew Wind Energy (Jamb) Private Limited which is purely engaged in providing EPC services.

ii)	ReNew Services Private Limited which is purely engaged in providing operation and maintenance services.

(b) Interests in entities under joint control accounted for under equity method

S.No	Name of companies	Investor entity	Country of incorporation	As at 31 March 2021	As at 31 March 2020
1	Aalok Solarfarms Limited	Ostro Energy Private Limited	India	—	75%
2	Abha Solarfarms Limited	Ostro Energy Private Limited	India	—	75%
3	Heramba Renewables Limited	Ostro Energy Private Limited	India	—	75%
4	Shreyas Solarfarms Limited	Ostro Energy Private Limited	India	—	75%

These companies ceased to exist as entities under joint control with effect from 1 January 2021 as control was established from this date. These four entities have been consolidated in the Group’s financial statements with effect from 1 January 2021.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

(c)	Interests in joint operations*

S.No	Name of companies	Investor entity	Country of incorporation	As at 31 March 2021	As at 31 March 2020
1	VG DTL Transmissions Projects Private Limited	ReNew Wind Energy (AP2) Private Limited	India	50%	—

*	Also refer note 53(b)

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44	Related party disclosure

Names of related parties and related party relationship

The names of related parties where control exists and / or with whom transactions have taken place during the year and description of relationship as identified by the management are:

I.	Entities with significant influence on the Company

GS Wyvern Holdings Limited

II.	Key management personnel or relatives of key management personnel

Mr. Sumant Sinha, Chairman and Managing Director

Mr. Ravi Seth, Chief Financial Officer (till 2 September 2019)

Mr. D Muthukumaran, Chief Financial Officer (from 3 September 2019)

Mr. Ashish Jain, Company Secretary and Compliance Officer

Mr. Parag Sharma, Chief Operating Officer and head of solar business (from 26 April 2018 till 1 November 2019)

Mr. Balram Mehta, President of wind business (till 8 November 2019)

Mr. Ravi Parmeshwar, Chief Human Resource Officer (till 8 November 2019)

Mrs. Vaishali Nigam Sinha, CSR and Communication Officer

III.	Entities owned or significantly influenced by key management personnel or their relatives:

Wisemore Advisory Private Limited

ReNew Foundation

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

IV.	Entities under joint control:

Prathamesh Solarfarms Limited (till 30 January 2019)

Heramba Renewables Limited (till 31 December 2020)*

Aalok Solarfarms Limited (till 31 December 2020)*

Shreyas Solarfarms Limited (till 31 December 2020)*

Abha Solarfarms Limited (till 31 December 2020)*

VG DTL Transmissions Private Limited

*

These companies ceased to exist as entities under joint control with effect from 1 January 2021 as control was established from this date. These four entities have been consolidated in the Group’s financial statements with effect from 1 January 2021.

V.	Remuneration to key managerial personnel (KMP):

	For the year ended
	31 March 2021	31 March 2020	31 March 2019
Mr. Sumant Sinha	191	215	302
Mr. Ravi Seth	—	21	42
Mr. D Muthukumaran	100	88	—
Mr. Ashish Jain	7	7	6
Mr. Parag Sharma	—	17	37
Mr. Balram Mehta	—	30	37
Mr. Ravi Parmeshwar	—	17	19
Mrs. Vaishali Nigam Sinha	20	18	13

	318	413	456

Above remuneration includes short term employment benefits of INR 153 (31 March 2020: INR 219, 31 March 2019: INR 198), share based payment of INR 152 (31 March 2020: INR 179, 31 March 2019: INR 241) and gratuity and leave encashment expense of INR 13 (31 March 2020: INR 15, 31 March 2019: INR 17).

VI.	Details of transactions and balances with entities having significant influence on the Company

	GS Wyvern Holdings Limited
Transactions during the year end	31 March 2021	31 March 2020	31 March 2019
Compulsorily convertible preference shares issued	—	7,734	—
Interest expense on compulsorily convertible preference shares outstanding	1,165	—	—

	GS Wyvern Holdings Limited
Balances as at year end	31 March 2021	31 March 2020
Compulsorily convertible preference shares outstanding	8,899	7,734

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

VII.	Transactions and balances with entities under joint control:

	Heramba Renewables Limited			Aalok Solarfarms Limited
Transactions during the year end	31 March 2021	31 March 2020	31 March 2019	31 March 2021	31 March 2020	31 March 2019
Unsecured loan received	221	—	84	114	—	42
Unsecured loan repaid	4	11	15		7	5
Interest expense on unsecured loan received	6	5	1		—	—
Expenses incurred on behalf of the related party	23	0	—	11	—	0
Expenses incurred on behalf by the related party	—	—	—	0	—
Interest income on unsecured loan given	—	—	—	—	—	0
Income from management shared services	5	5	5	2	3	2
Income from operation and maintenance services	8	5	—	4	3	—
Interest income on compulsorily convertible debentures	17	21	—	8	12	—
Interest expense on unsecured loan received	—	—	—	3	2	0

Transactions during the year end	Shreyas Solarfarms Limited			Abha Solarfarms Limited
	31 March 2021	31 March 2020	31 March 2019	31 March 2021	31 March 2020	31 March 2019
Unsecured loan given	—	—	5	—	—	—
Unsecured loan received back	5	—	—	—	—	—
Unsecured loan received	222	—	84	105	43	—
Unsecured loan repaid	11	12	13	—	—	—
Expenses incurred on behalf of the related party	23	0	—	12	0	3
Expenses incurred on behalf by the related party	0	—	0	—	—	0
Interest income on unsecured loan given	0	0	—	—	—	—
Income from operation and maintenance services	8	5	—	4	3	—
Interest expense on unsecured loan received	6	5	1	4	3	—
Interest income on compulsorily convertible debentures	17	23	—	8	11	—
Income from management shared services	4	5	5	2	3	2

Transactions during the year end	Prathamesh Solarfarms Limited
	31 March 2021	31 March 2020	31 March 2019
Unsecured loan received	—	—	729
Unsecured loan repaid	—	—	156
Interest expense on unsecured loan received	—	—	10
Expenses incurred on behalf of the related party	—	—	3
Expenses incurred on behalf by the related party	—	—	0
Income from management shared services	—	—	13
Bank guarantee released from project lender(s)	—	—	193

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

Balances as at year end	Heramba Renewables Limited		Aalok Solarfarms Limited
	31 March 2021	31 March 2020	31 March 2021	31 March 2020
Trade receivable	—	11	—	6
Recoverable from related party	—	3	—	—
Unsecured loan payable	—	58	—	30
Interest expense accrued on unsecured loan payable	—	5	—	—
Unbilled operation and maintenance revenue	—	6	—	3
Interest expense accrued on unsecured loan payable	—	—	—	3
Interest accrued on compulsorily convertible debentures	—	19	—	11
Corporate guarantee outstanding to project lender(s)	—	148	—	—
Recoverable from related party	—	—	—	3
Corporate guarantee outstanding to project lender(s)	—	—	—	74

Balances as at year end	Shreyas Solarfarms Limited		Abha Solarfarms Limited
	31 March 2021	31 March 2020	31 March 2021	31 March 2020
Trade receivable	—	12	—	6
Trade payable	—	—	—	0
Unsecured loan payable	—	59	—	—
Unsecured loan receivable	—	5	—	—
Unbilled operation and maintenance revenue	—	6	—	3
Interest expense accrued on unsecured loan payable	—	5	—	3
Unsecured loan payable	—	—	—	43
Interest income accrued on unsecured loan receivable	—	0	—	—
Interest accrued on compulsorily convertible debentures	—	21	—	10
Recoverable from related party	—	3	—	6
Corporate guarantee outstanding to project lender(s)	—	148	—	74

VIII.	Transactions and balances with other related parties:

Transactions during the year end	ReNew Foundation
	31 March 2021	31 March 2020
Contribution for CSR activities	0	3

Transactions during the year end	Mr. D Muthukumaran
	31 March 2021	31 March 2020
Salary advance	11	—

Balances as at year end	Mr. D Muthukumaran
	31 March 2021	31 March 2020
Salary advance	11	—

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

Financial guarantees

During the year ended 31 March 2021, the Group has provided financial guarantee on the loans obtained by the shareholder, Wisemore Advisory Private Limited amounting to INR 4,900, being the maximum Group exposure, towards non-convertible debentures for a 7-month period. In the event of default, the Group will have to repay the non-convertible debentures. The Group has not received any consideration for guarantee given. The Group has initially measured financial guarantee at fair value amounting INR 121 with corresponding amount recognised in equity as distributions to equity shareholder. According to Group’s policy amortisation is calculated on straight-line basis until maturity of the contract. Amortisation of INR 43 has been recognised under other income in the statement of profit or loss. The carrying amounts of the related financial guarantee contracts recognised in the consolidated financial statements is INR 78 as at 31 March 2021. The amount of loss allowance is lower than the fair value of financial guarantee initially recognised less cumulative amortisation, therefore no loss allowance was recognised in profit or loss for the financial guarantee contract. There were no financial guarantees given by Group in the previous year.

45	Segment information

The Chairman and Managing Director of the Company takes decisions in respect of allocation of resources and assesses the performance basis the reports/ information provided by functional heads and is thus considered to be the Chief Operating Decision Maker (CODM).

The Group discloses segment information in a manner consistent with internal reporting to Chairman and Managing Director. The Group entities have segments based on type of business operations. The reportable segments of Group under IFRS 8 are Wind Power and Solar Power which predominantly relate to generation and sale of electricity and construction activities. The Group entities does not operate in more than one geographical segment. The Group discloses in the segment information Earnings before interest, tax, depreciation and amortisation (EBITDA), where EBITDA is measured on the basis of profit/(loss) from continuing operations. The Group measures EBITDA as loss / (profit) after tax plus (a) income tax expense, (b) share in loss of jointly controlled entities, (c) finance costs and (d) depreciation and amortisation.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

No operating segment has been aggregated to form the above reportable operating segments. Further, total assets and liabilities balance for each reportable segment is not reviewed by or provided to the CODM.

	For the year ended 31 March 2021				For the year ended 31 March 2020				For the year ended 31 March 2019
Particulars	Wind power	Solar power	Unallocable	Total	Wind power	Solar power	Unallocable	Total	Wind power	Solar power	Unallocable	Total
Revenue from contracts with customers	29,411	18,737	39	48,187	31,800	16,598	14	48,412	29,480	13,637	27	43,144

Revenue from contracts with customers	29,411	18,737	39	48,187	31,800	16,598	14	48,412	29,480	13,637	27	43,144
Other income	4,198	1,030	1,076	6,304	3,066	594	1,231	4,891	3,701	636	421	4,758

Total income	33,609	19,767	1,115	54,491	34,866	17,192	1,245	53,303	33,181	14,273	448	47,902
Less: Employee benefit and other expenses	4,843	2,726	1,698	9,267	3,706	2,098	1,342	7,146	3,086	1,080	1,727	5,893

Total expenses	4,843	2,726	1,698	9,267	3,706	2,098	1,342	7,146	3,086	1,080	1,727	5,893

EBITDA	28,766	17,041	(583)	45,224	31,160	15,094	(97)	46,157	30,095	13,193	(1,279)	42,009

Depreciation and amortisation expense				12,026				11,240				9,496
Finance costs				38,281				35,487				27,538

(Loss) / profit before share of profit of jointly controlled entities and tax				(5,083)				(570)				4,975

Share in loss of jointly controlled entities				(45)				(53)				(40)
Income tax expense				(2,904)				(2,158)				(1,801)

(Loss) / profit after tax				(8,032)				(2,781)				3,134

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

The revenues from four major customers for the year ended 31 March 2021 amounts to INR 23,175 (31 March 2020: four customers amounting to INR 23,312, 31 March 2019: four customers amounting to INR 19,970) each of which contributes more than 10% of the total revenue of the Group. Out of these, revenues from wind segment amounts to INR 14,676 (31 March 2020: INR 15,982, 31 March 2019: INR 13,770) and solar segment amounts to INR 8,499 (31 March 2020: INR 7,330, 31 March 2019: INR 6,200).

46	Fair values

Set out below, is a comparison by class of the carrying amounts and fair value of the financial instruments of the group:

	As at 31 March 2021		As at 31 March 2020
	Carrying value	Fair value	Carrying value	Fair value
Financial assets
Measured at amortised cost
Security deposits	185	185	131	131
Bank deposits with remaining maturity for more than twelve months	2,999	2,999	142	142
Trade receivables	35,980	35,980	25,914	25,914
Cash and cash equivalents	20,679	20,679	13,089	13,089
Bank balances other than cash and cash equivalents	26,506	26,506	31,203	31,203
Advances recoverable	154	154	233	233
Deferred consideration receivable	1,936	1,936	—	—
Interest accrued on fixed deposits	394	394	607	607
Government grant receivable	1,161	1,161	1,749	1,749
Loans to related parties	11	11	5	5
Interest accrued on loans to related parties	—	—	0	0
Recoverable from related parties	—	—	15	15
Other current financial assets	52	52	114	114

Measured at FVTPL
Investment in unquoted compulsorily convertible debentures of entities under joint control	—	—	624	624

Measured at FVTOCI
Derivative instruments	2,691	2,691	8,718	8,718

Financial liabilities
Financial guarantee contracts	78	78	—	—

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

	As at 31 March 2021		As at 31 March 2020
	Carrying value	Fair value	Carrying value	Fair value
Measured at amortised cost
Non convertible debentures	100,584	101,725	45,211	45,211
Term loan from bank	51,157	51,455	53,924	53,924
Term loan from financial institutions	93,419	99,394	92,488	92,488
Compulsorily convertible debentures	809	809	553	553
Senior secured notes	92,924	98,308	128,160	128,160
Compulsorily convertible preference shares	26,697	26,697	23,200	23,200
Interest accrued but not due on borrowings	1,686	1,686	1,692	1,692
Interest accrued but not due on debentures	1,344	1,344	371	371
Capital creditors	9,001	9,001	8,926	8,926
Purchase consideration payable	191	191	272	272
Other payables	1	1	109	109
Interest-bearing loans and borrowings - Short term	10,643	10,643	12,148	12,148
Trade payables	3,245	3,245	3,733	3,733
Lease liabilities	2,112	2,112	1,646	1,646

Measured at FVTOCI
Derivative instruments	1,070	1,070	—	—

The management of the Group assessed that cash and cash equivalents, trade receivables, bank balances other than cash and cash equivalents, short term loans, trade payables, short term interest-bearing loans and borrowings, other current financial liabilities and other current financial assets approximate their carrying amounts largely due to the short-term maturities of these instruments.

The following methods and assumptions were used to estimate the fair values:

i)

Fair values of the Group’s term loans from banks, term loans from financial institutions, non convertible debentures, acceptances and senior secured notes including current maturities are determined by using Discounted Cash Flow (DCF) method using discount rate that reflects the issuer’s borrowing rate as at the end of the reporting period. They are classified as level 3 fair values in the fair value hierarchy due to the inclusion of unobservable inputs including own credit risk. The own non-performance risk as at 31 March 2021 and 2020 was assessed to be insignificant.

ii)

Fair values of the liability component of compulsory convertible preference shares and compulsory convertible debentures determined by using DCF method using discount rate that reflects the borrowing rate as at the end of the reporting period. They are classified as level 3 fair values in the fair value hierarchy due to the inclusion of unobservable inputs including own credit risk. The own non-performance risk as at 31 March 2021 and 2020 was assessed to be insignificant.

iii)

Fair values of the non-current trade receivables, security deposits given are determined by using DCF method using discount rate that reflects the lending rate as at the end of the reporting period. They are classified as level 3 fair values in fair value hierarchy due to inclusion of unobservable inputs including counterparty credit risk.

iv)

The Group enter into derivative financial instruments with various counterparties, principally financial institutions with investment grade credit ratings. Cross currency interest rate swaps are valued using valuation techniques, which employs the use of market observable inputs. The models incorporate various inputs including the credit quality of counterparties, foreign exchange spot and forward rates, yield curves

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

of the currency, interest rate curves and forward rate curves of the underlying instrument. The changes in counterparty credit risk had no material effect on the hedge effectiveness assessment for derivatives designated in hedge relationships.

47 Fair value hierarchy

The Group categorises assets and liabilities measured at fair value into one of three levels depending on the ability to observe inputs employed in their measurement which are described as follows:

•	Level 1—Quoted (unadjusted) market prices in active markets for identical assets or liabilities

•	Level 2—Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

•	Level 3—Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

For assets and liabilities that are recognised at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorisation (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period. There were no changes in the Group’s valuation processes, valuation techniques, and types of inputs used in the fair value measurements during the period.

There were no transfers between Level 1 and Level 2 fair value measurements during the period, and no transfers into or out of Level 3 fair value measurements during the year ended 31 March 2021. There were no changes in the Group’s valuation processes, valuation techniques, and types of inputs used in the fair value measurements during the period.

The following table provides the fair value measurement hierarchy of the assets and liabilities of the Group:-

		As at 31 March 2021		As at 31 March 2020
Financial assets	Level	Carrying value	Fair value	Carrying value	Fair value
Measured at amortised cost*
Security deposits	Level 3	140	140	126	126
Trade receivables	Level 2	1,178	1,178	—	—
Bank deposits with remaining maturity for more than twelve months	Level 2	2,999	2,999	142	142
Measured at FVTPL
Investments, unquoted debt securities	Level 3	—	—	624	624
Measured at FVTOCI
Derivative instruments	Level 2	2,691	2,691	8,718	8,718

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

		31 March 2021		31 March 2020
Financial liabilities	Level	Carrying value	Fair value	Carrying value	Fair value
Financial guarantee contracts		78	78
Measured at amortised cost*
Non convertible debentures	Level 3	100,584	101,725	45,211	45,211
Compulsorily convertible debentures	Level 3	809	809	553	553
Term loan from bank	Level 3	51,157	51,455	53,924	53,924
Term loan from financial institutions	Level 3	93,419	99,394	92,488	92,488
Compulsorily convertible preference shares	Level 3	—	—	23,200	23,200
Senior secured notes	Level 3	92,924	92,924	128,160	128,160
Interest accrued but not due on debentures	Level 3	132	132	—	—
Measured at FVTOCI
Derivative instruments	Level 2	1,070	1,070	—	—

*	Assets / liabilities for which fair values are disclosed

Set out below are the fair value hierarchy, valuation techniques and inputs used as at 31 March 2021 and 2020:

Particulars	Level	Valuation technique	Inputs used
Financial assets measured at FVTPL

Investments, unquoted debt securities	Level 3	Discounted cash flow	Prevailing interest rates in market, future cash flows

Financial assets measured at FVTOCI

Derivative instruments	Level 2	Market value techniques	Forward foreign currency exchange rates, interest rates to discount future cash flows

Financial assets measured at amortised cost

Security deposits	Level 3	Discounted cash flow	Prevailing interest rates in market, future cash flows

Trade receivables	Level 2	Discounted cash flow	Prevailing interest rates in market, future cash flows

Bank deposits with remaining maturity for more than twelve months	Level 2	Market value techniques	Prevailing interest rates in market, future cash flows

Financial liabilities measured at FVTOCI

Derivative instruments	Level 2	Market value techniques	Forward foreign currency exchange rates, interest rates to discount future cash flows

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

Particulars	Level	Valuation technique	Inputs used

Financial liabilities measured at FVTPL

Financial guarantee contracts	Level 3	Discounted cash flow	Prevailing interest rates in market, future cash flows

Financial liabilities measured at amortised cost

Non convertible debentures	Level 3	Discounted cash flow	Prevailing interest rates in market, future cash flows

Compulsorily convertible debentures	Level 3	Discounted cash flow	Prevailing interest rates in market, future cash flows

Term loan from bank	Level 3	Discounted cash flow	Prevailing interest rates in market, future cash flows

Term loan from financial institutions	Level 3	Discounted cash flow	Prevailing interest rates in market, future cash flows

Senior secured notes	Level 3	Discounted cash flow	Prevailing interest rates in market, future cash flows

Compulsorily convertible preference shares	Level 3	Discounted cash flow	Prevailing interest rates in market, future cash flows

Interest accrued but not due on debentures	Level 3	Discounted cash flow	Prevailing interest rates in market, future cash flows

------------------------------------This space has been left blank intentionally------------------------------------

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

48	Financial risk management objectives and policies

The financial liabilities comprise loans and borrowings, derivative liabilities, trade payable and other financial liabilities.

The main purpose of these financial liabilities is to finance the Group’s operations. The Group’s principal financial assets include loans, derivative assets, trade receivables, cash and cash equivalents and other financial assets. The Group is exposed to market risk, credit risk and liquidity risk. The Group’s senior management oversees the management of these risks. The Group’s senior management is supported by various sub committees that advises on financial risks and the appropriate financial risk governance framework for the Group. These committees provide assurance to the Group’s senior management that the Group’s financial risk activities are governed by appropriate policies and procedure and that financial risks are identified, measured and managed in accordance with the Group’s policies and risk objectives. The Board of Directors reviews and agrees policies for managing each of these risks, which are summarised below:

Market risk

Market risk is the risk that the Group’s assets and liabilities will be exposed to due to a change in market prices that determine the valuation of these financial instruments. Market risk comprises three types of risk: interest rate risk, currency risk and other price risk. Financial instruments affected by market risk include loans and borrowings, deposits, investments and derivative financial instruments.

The sensitivity analysis in the following sections relate to the position as at 31 March 2021, 2020 and 2019. The sensitivity analyses have been prepared on the basis that the amount of net debt, the ratio of fixed to floating interest rates of the debt and derivatives and the proportion of financial instruments in foreign currencies are all constant and on the basis of hedge designations in place as at 31 March 2021.

(i) Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group is exposed to interest rate risk primarily from the external borrowings that are used to finance their operations. In case of external commercial borrowings (ECB) and buyers credit the Group believes that the exposure of Group to changes in market interest rates is insignificant as the respective companies manage the risk by hedging the changes in the market interest rates through cross currency interest rate swaps. The Group also monitors the changes in interest rates and actively re finances its debt obligations to achieve an optimal interest rate exposure.

Interest rate sensitivity

The following table demonstrates the sensitivity to a reasonable possible change in interest rates on financial liabilities, i.e. floating interest rate borrowings in INR and USD. Interest rate sensitivity has been calculated for borrowings with floating rate of Interest. For borrowings with fixed rate of interest sensitivity disclosure has not been made. With all other variables held constant, the Group’s profit before tax is affected through the impact on financial liabilities, as follows:

For the year ended
	31 March 2021		31 March 2020		31 March 2019
	Increase / decrease	Effect on profit	Increase / decrease	Effect on profit	Increase / decrease	Effect on profit
	in basis points	before tax	in basis points	before tax	in basis points	before tax
INR	+/(-) 50	(-)/+ 646	+/(-) 50	(-)/+ 615	+/(-) 50	(-)/+ 499
US dollar	—	—	—	—	+/(-) 60	(-)/+ 3

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

The assumed movement in basis points for the interest rate sensitivity analysis is based on the currently observable market environment. Though there is exposure on account of Interest rate movement as shown above but the Group minimises the foreign currency (US dollar) interest rate exposure through derivatives and INR interest rate exposure through re-financing.

(ii) Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. The Group is exposed to foreign currency risk arising from imports of goods in US dollars. The Group hedges its exposure to fluctuations on the translation into INR of its buyer’s/supplier’s credit by using foreign currency swaps and forward contracts. The Group has followed a conservative approach for hedging the foreign currency risk so as to not use complex forex derivatives and foreign currency loan. The Group also monitors that the hedges do not exceed the underlying foreign currency exposure. The Group does not undertake any speculative transaction.

Foreign currency sensitivity

The following tables demonstrate the sensitivity to a reasonably possible change in USD and INR exchange rates, with all other variables held constant. The impact on the group’s profit before tax is due to changes in the fair value of monetary liabilities comprising of buyer’s/supplier’s credit in US dollars. The impact on the group’s pre-tax equity is due to changes in the fair value of cross-currency interest-rate swaps (CCIRS) designated as cash flow hedges. The group’s exposure to foreign currency changes for all other currencies is not material.

	For the year ended
	31 March 2021		31 March 2020		31 March 2019
Change in USD rate	5%	-5%	5%	-5%	5%	-5%
Effect on profit before tax	—	—	—	—	-23	23

Credit risk

Credit risk is the risk that the power procurer will not meet their obligations under a financial instrument or customer contract, leading to a financial loss. The Group is exposed to credit risk from their operating activities (primarily trade receivables) and from its financing activities, including deposits with banks and financial institutions and other financial instruments. The credit risk exposure is insignificant given the fact that substantially whole of the revenues are from state utilities/government entities. The Group only deals with parties which has good credit rating / worthiness given by external rating agencies or based on the Group’s internal assessment.

Further the group sought to reduce counterparty credit risk under long-term contracts in part by entering into power sales contracts with utilities or other customers of strong credit quality and we monitor their credit quality on an ongoing basis.

The maximum credit exposure to credit risk for the components of the statement of financial position at 31 March 2021 and 2020 is the carrying amount of all the financial assets except for financial guarantees. The Group’s maximum exposure relating to financial guarantees is disclosed in Note 44 and the liquidity table below.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

(i) Trade receivables

Customer credit risk is managed basis established policies of Group, procedures and controls relating to customer credit risk management. Outstanding customer receivables are regularly monitored. The Group does not hold collateral as security. The group has majorly state utilities / government entities as its customers with high credit worthiness and therefore the group does not see any significant risk related to credit.

The trade receivable balances of the Group are evenly spread over customers.

The credit quality of the customers is evaluated based on their credit ratings and other publicly available data.

The Group has established a provision matrix that is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment and impairment analysis is performed at each reporting date to measure expected credit losses. The calculation reflects the probability-weighted outcome, the time value of money and reasonable and supportable information that is available at the reporting date about past events, current conditions and forecasts of future economic conditions.

Set out below is the information about the credit risk exposure on the Group’s trade receivables using a provision matrix:

As at 31 March 2021

	Trade receivables (days past due)
	0 -6 months*	6 -12 months	12 -18 months	> 18 months	Total
Gross carrying amount	18,621	9,308	1,425	7,188	36,542
Expected credit loss	233	177	51	101	562

As at 31 March 2020

	Trade receivables (days past due)
	0 -6 months*	6 -12 months	12 -18 months	> 18 months	Total
Gross carrying amount	16,635	7,383	1,572	500	26,090
Expected credit loss	78	72	16	10	176

*	included trade receivables which are not yet due.

(ii) Financial instruments and credit risk

Credit risk from balances with banks is managed by Group’s treasury department. Investments, in the form of fixed deposits, loans and other investments, of surplus funds are made only with banks and within credit limits assigned to each counterparty. Counterparty credit limits are reviewed on an annual basis by the Group, and may be updated throughout the year subject to approval of group’s finance committee. The limits are set to minimise the concentration of risks and therefore mitigate financial loss through counterparty’s potential failure to make payments.

(iii) Other financial assets

Credit risk from other financial assets including loans is managed basis established policies of Group, procedures and controls relating to customer credit risk management. Outstanding receivables are regularly monitored. The Group does not hold collateral as security.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

Liquidity risk

Liquidity risk is the risk that the Group will encounter in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The approach of the Group to manage liquidity is to ensure, as far as possible, that these will have sufficient liquidity to meet their respective liabilities when they are due, under both normal and stressed conditions, without incurring unacceptable losses or risk damage to their reputation. The Group assessed the concentration of risk with respect to refinancing its debt and concluded it to be low. The Group has access to a sufficient variety of sources of funding and debt maturing within 12 months can be rolled over with existing lenders.

The Group rely mainly on long-term debt obligations to fund their construction activities. To the extent available at acceptable terms, utilised non-recourse debt to fund a significant portion of the capital expenditures and investments required to construct and acquire our wind and solar power plants and related assets. The Group’s non-recourse financing is designed to limit default risk and is a combination of fixed and variable interest rate instruments. In addition, the debt is typically denominated in the currency that matches the currency of the revenue expected to be generated from the benefiting project, thereby reducing currency risk. The majority of non-recourse debt is funded by banks and financial institutions, with debt capacity supplemented by unsecured loan from related party.

The table below summarises the maturity profile of financial liabilities of group based on contractual undiscounted payments:

As at 31 March 2021	On demand	Less than 3 months	3 to 12 months	1 to 5 years	> 5 years	Total
Borrowings (other than CCPS)#
Non convertible debentures (secured)*	—	—	—	71,507	48,560	120,067
Compulsorily convertible debentures*	—	—	—	349	700	1,049
Term loan from banks*	—	—	—	26,929	45,804	72,733
Loans from financial institutions*	—	—	—	46,968	106,625	153,593
Senior secured notes*	—	—	—	85,989	21,242	107,231
Short term interest-bearing loans and borrowings
Acceptances (secured)	—	1,788	381	—	—	2,169
Buyer’s / supplier’s credit (secured)	—	—	2,962	—	—	2,962
Working capital term loan (secured)	—	175	5,350	—	—	5,525
Other financial liabilities
Lease liabilities	—	90	240	878	5,332	6,540
Current maturities of long term interest-bearing loans and borrowings*	11,088	9,960	36,422	—	—	57,470
Interest accrued but not due on borrowings	—	1,116	612	—	—	1,728
Interest accrued but not due on debentures	—	894	275	—	132	1,301
Capital creditors	—	9,001	—	—	—	9,001
Purchase consideration payable	—	191	—	—	—	191
Financial guarantee contracts@	4,900	—	—	—	—	4,900
Trade payables
Trade payables	—	3,245	—	—	—	3,245

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

As at 31 March 2020	On demand	Less than 3 months	3 to 12 months	1 to 5 years	> 5 years	Total
Borrowings (other than CCPS)#
Non convertible debentures (secured)*	—	—	—	35,647	18,903	54,550
Compulsorily convertible debentures*	—	—	65	261	745	1,071
Term loan from banks*	—	—	—	26,152	52,337	78,489
Loans from financial institutions*	—	—	—	53,874	117,070	170,944
Senior secured notes*	—	—	—	130,525	23,088	153,613
Short term interest-bearing loans and borrowings
Acceptances (secured)	—	293	310	—	—	603
Loan from related party (unsecured)	190	—	—	—	—	190
Buyer’s / supplier’s credit (secured)	—	583	3,927	—	—	4,510
Working capital term loan (secured)	—	5,630	—	—	—	5,630
Loan from bank (secured)	—	1,230	—	—	—	1,230
Other financial liabilities
Lease liabilities	—	113	148	768	3,310	4,339
Current maturities of long term interest-bearing loans and borrowings*	2,916	10,983	37,001	—	—	50,900
Interest accrued but not due on borrowings	—	537	1,156	—	—	1,693
Interest accrued but not due on debentures	—	242	129	—	—	371
Capital creditors	—	8,926	—	—	—	8,926
Purchase consideration payable	—	272	—	—	—	272
Trade payables
Trade payables	43	3,690	—	—	—	3,733

*	Including future interest payments.
#

The Company has issued Compulsorily convertible preference shares, which are mandatorily convertible into equity shares. These CCPS are excluded from maturity profile of financial liabilities since there is no cash outflow involved.

@	Based on the maximum amount that can be called for under the financial guarantee contracts.

The Group has undrawn loan facilities amounting to INR 22,111 as at 31 March 2021 (31 March 2020: INR 52,148).

49	Capital management

For the purpose of the capital management, capital includes issued equity capital, compulsorily convertible debentures, compulsorily convertible preference shares, Securities premium and all other equity reserves attributable to the equity holders of the parent. The primary objective of the Group’s management is to maximise the shareholder value.

The Group manages its capital structure and makes adjustments in light of changes in economic conditions and the requirements of the financial covenants.

To maintain or adjust the capital structure, the Group may adjust the dividend payment to shareholders, return capital to shareholders or issue new shares. The Group monitor capital using a gearing ratio, which is net debt divided by total capital plus net debt. The Group includes within net debt, interest bearing loans and borrowings and other payables, less cash and short-term deposits. Group systematically evaluates opportunities for managing its assets including that of buying new assets, partially or entirely sell existing

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

assets and potential new joint ventures. Crystallisation of any such opportunity shall help the Group in improving the overall portfolio of assets, cash flow management and shareholder returns.

The policy of the Group is to keep the gearing ratio of the power project to 3:1 during the construction phase and aim to enhance it to 4:1 post the construction phase. This is in line with the industry standard ratio. The current gearing ratios of the various projects in the Group is between 3:1 to 4:1. ‘In order to achieve this overall objective, the capital management of the Group, amongst other things, aims to ensure that they meet financial covenants attached to the interest-bearing loans and borrowings that define capital structure requirements.

For all long-term loan arrangements, the Group has complied with the debt covenants except for long-term loan arrangements amounting to INR 10,341 as at 31 March 2021 (31 March 2020: INR 2,916), where the Group could not meet covenants with the effect that the liability became payable on demand. The Group has classified the liability as current. Further, for the March 2021 arrangements, the Group has subsequently received waiver of INR 6,446 from the lender in April 2021 and has applied for waiver to lenders for INR 3,664. For the March 2020 arrangement, the Group had subsequently received waiver from the lender and this loan was fully repaid in November 2020 (refer note 21).

No changes were made in the objectives, policies or processes for managing capital during the years ended 31 March 2021, 2020 and 2019.

50	Commitments, liabilities and contingencies (to the extent not provided for)

(i)	Contingent liabilities

Description	As at 31 March 2021	As at 31 March 2020
Contingent liabilities on account of liquidated damages for delay in project commissioning. The management believes that any amount of liquidated damages to be levied by customer shall be entirely reimbursable from capital vendors of respective projects and from purchase consideration pending to be paid as per the contract clauses, accordingly no amount is provided in consolidated financial statements as at 31 March 2021 and 2020.	917	954
VAT, GST, service tax, entry tax matters #	91	5
Income tax disallowances / demands under litigation #@	40	23

#

The Group is contesting demands of direct and indirect taxes and the management, including its tax advisors, believe that its positions will likely be upheld in the appellate process. No tax expense has been accrued in the financial statements for the demands raised.

@

There is an additional disallowance/addition to returned income for INR 440 of the Parent under section 37 of the Income Tax Act, 1961 for share based payment expenses. The management believes that any unfavourable judgement will not have any impact as this will be eligible for set off against unabsorbed losses / depreciation. Accordingly, no amount has been provided in consolidated financial statements as at 31 March 2021 and 2020. Also, since no deferred tax asset has been created on unabsorbed losses and depreciation, therefore, there will be no impact on the consolidated statement of profit or loss in case of unfavourable outcome.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

(ii)	Commitments

Estimated amount of contracts remaining to be executed on capital account and not provided for

As at 31 March 2021, the Group has capital commitment (net of advances) pertaining to commissioning of wind and solar energy projects of INR 55,483 (31 March 2020: INR 11,955).

Guarantees

The Group has obtained guarantees from financial institutions as a part of the bidding process for establishing renewable projects. Further, the Group issues irrevocable performance bank guarantees in relation to its obligation towards construction and transmission infrastructure of renewable power projects plants as required by the PPA and such outstanding guarantees are INR 13,218 as at 31 March 2021 (31 March 2020: INR 15,046).

The terms of the PPAs provide for the delivery of a minimum quantum of electricity at fixed prices.

51	Legal matters

(a)	Dispute with Southern Power Distribution Company of Andhra Pradesh Limited

Certain subsidiaries companies (AP entities) have entered into long-term PPAs having a cumulative capacity of 777 MWs (wind and solar energy projects) with Southern Power Distribution Company of Andhra Pradesh Limited i.e. the distribution company of Andhra Pradesh (APDISCOM). These PPAs have a fixed rate per unit of electricity for the 25-year term. With regard to aforementioned PPAs, certain litigations as described below are currently underway:

a. In terms of the Generation Based Incentive (GBI) scheme of the Ministry of Renewable Energy (MNRE), the AP entities accrue income based on units of power supplied under the aforementioned PPAs. Andhra Pradesh Electricity Regulatory Commission (APERC) vide its order in July 2018 allowed APDISCOMS to interpret the Andhra Pradesh Electricity Regulatory Commission (Terms and Conditions for Tariff Determination for Wind Power Projects) Regulations, 2015 (Regulations) in a manner to treat GBI as a pass through in the tariff.

The AP entities filed writ petition before the Andhra Pradesh High Court (AP High Court) challenging the vires of the regulation and the order by APERC and were granted an interim stay order in August 2018. As at 31 December 2020, the cumulative amount recoverable from the APDISCOM pertaining to period from February 2017 till July 2018, included in trade receivables amounts to INR 1,004 million. The AP entities have filed an interim application in AP High Court seeking payment of amount wrongfully deducted by the APDISCOM.

The management basis legal opinion obtained by it, believes that the GBI benefit is over and above the applicable tariffs and the APERC does not have jurisdiction to interfere with the intent of GBI scheme and therefore the outstanding amount is recoverable and hence no adjustment has been made in the consolidated financial statements in this regard.

b. The Government of Andhra Pradesh (GoAP) issued an order (GO) dated 1 July 2019 constituting a High-Level Negotiation Committee (HLNC) for review and negotiation of tariff for wind and solar energy projects in the state of Andhra Pradesh. Pursuant to the GO, APDISCOM issued letters dated 11 July 2019 and 12 July 2019 to the AP entities, requesting for revision of tariffs entered into in PPAs. The AP entities filed a writ petition on 23 July 2019 before the AP High Court challenging the GO and the said letters issued by APDISCOM for renegotiation of tariffs. The AP High Court issued its order dated 24 September 2019 enumerating the following:

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

i. Writ petition is allowed, and both GO and the subsequent letters are set aside.

ii. Further, APDISCOM were instructed to honour pending and future bills and pay the same at the interim rate of INR 2.43 per unit till determination of O.P. No. 17 of 2018 pending before APERC

iii. APERC to dispose-off the case within a time frame of six months.

The AP Entities have filed a Writ Appeal before the division bench of the AP High Court challenging the jurisdiction of APERC in entertaining O.P. No. 17 of 2018. Parallelly, the AP Entities have filed another Writ Appeal before the division bench of the AP High Court challenging AP High Court’s direction to the APDISCOM to pay tariff at interim rate till determination of OP No. 17 of 2018 by APERC.

Thereafter, certain power generating companies other than ReNew Group have filed petitions under Article 139 of the Constitution of India before the Supreme Court seeking transfer of the proceedings pending before the Division Bench of the High Court, and for adjudication of the same by the Supreme Court.

APDISCOM has also filed a Special Leave Petition (SLP) in the Supreme Court in October 2020 against the Judgment and order dated 19 December 2019 in I.A. No. 9 of 2019 in W.P. No. 9876 of 2019 of another power generating company in the industry, which modified the Order dated 24 September 2019, passed by Single Judge of AP High Court and directed APDISCOM to make payments at the rate mentioned in PPAs. The AP Entities through its Holding Company, ReNew Power Private Limited, has filed an impleadment application in the SLP apprehending that any order or observation of the Supreme Court may have an adverse impact on the Order dated 24 September 2019 and W.A. No. 6 of 2020 and batch pending before Division Bench of the AP High Court.

The AP entities have a net block of INR 50,154 as at 31 March 2021 (31 March 2020: INR 49,617) and have recognised a revenue of INR 6,680 for the year ended 31 March 2021 (31 March 2020: INR 6,911, 31 March 2019: INR 8,765) and have a trade receivable balance of INR 14,167 as at 31 March 2021 (31 March 2020: INR 8,945, 31 March 2019: INR 4,420) from sale of electricity against such PPAs [including an amount of INR 1,004 for GBI receivable as explained in part (a) to the note].

The management basis legal opinion obtained by it, believes that it has strong merits in the case and the final order would be in its favour and hence no adjustment has been made in the consolidated financial statements for provision of impairment on non-financial assets.

(b)	Dispute with Karnataka Electricity Regulatory Commission

Distribution companies of the state of Karnataka issued demand notices to captive users (customers of certain Group’s subsidiaries) and to the respective captive plants (hereinafter refer to as the “SPVs”), alleging that captive users had not consumed energy in proportion to their respective shareholding in the SPVs, thereby failing to maintain their Captive Status in accordance with Rule 3 of the Electricity Rules, 2005, and consequently, were liable to pay cross subsidy surcharge and differential between rate of electricity tax applicable on the energy consumed in the entire year.

SPVs had deposited a sum of INR 114 (31 March 2020: INR 114) under protest against the demand raised by distribution companies amounting INR 298 (31 March 2020: INR 298) in relation to the demand notices up to financial year ended 31 March 2018. Thereafter, the SPVs had filed petitions before the Karnataka Electricity Regulatory Commission (KERC) contesting these demands.

KERC had granted interim relief and stayed the demand notice and disconnection by the distribution companies till final adjudication of the petitions. The amount paid under protest has been accounted for as recoverable and disclosed under head “Other current assets” in these financial statements.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

Apart from above, a sum of INR 180 has been demanded by distribution companies from some of the captive users of the SPVs towards energy supplied till 31 March 2021, alleging that the captive user had not consumed energy in proportion to its respective shareholding in the SPVs. The SPVs have filed a writ petitions in July, 2019 and August 2020 before the High Court of Karnataka challenging such demands and seeking their quashing. The High Court, vide Orders dated 18 July 2019, 18 December 2019, 18 September 2020 and 6 October 2020, has directed that no precipitative action shall be taken on these demand notices till final adjudication of the petitions.

The SPVs, based on legal advice obtained, believes that there are merits in its position and that the demand raised by distribution companies would be rescinded by relevant legal authorities and hence no adjustment has been made in the consolidated financial statements in this regard.

(c)	Order of the Supreme Court of India to underground high-tension power lines

In earlier years, a petition in public interest (the “Writ Petition”) was filed before the Supreme Court of India to seek directions to save two protected species of birds in the state of Rajasthan and Gujarat (the ‘Birds’) stating that these Birds collide with overhead transmission lines and suffer injuries or die. Subsequent to the year end, on 19 April 2021, the Supreme Court has ordered (the “Order”) for all existing and future powerlines to be undergrounded, subject to feasibility in case of high-tension power lines. As at 31 March 2021, the Group has a total of 3,436.4 MW of power projects, of which 978.8 MW are commissioned and projects with 2,448.6 MW are under development in the area impacted by the Order.

The Group along with other companies in the industry affected by the Order are in the process of evaluating its legality and are contemplating filing an application to challenge or seek appropriate directions, clarifications of the Order. Further, management, basis legal opinion obtained by it believes that the additional cost that will be incurred by the Group shall be recovered from customers under respective PPAs through provisions relating to change in law and force majeure and hence no financial implication is likely to devolve on the Group. Also, under the current circumstances, owing to COVID—19 related lockdowns, it is impracticable to assess the same on the ground or to get the feasibility studies carried out.

Pending the evaluation of future legal course of action, impracticability to assess the operational and financial impact under the current scenario and potential recovery of cost from customers, no effect has been given in these consolidated financial statements.

52	Hedging activities and derivatives

Derivatives designated as hedging instruments

The Group uses certain types of derivative financial instruments (viz. forwards contracts, swaps, call options and call spreads) to manage / mitigate its exposure to foreign exchange and interest risk. Further, the Group designates such derivative financial instruments (or its components) as hedging instruments for hedging the exchange rate fluctuation and interest risk attributable to either a recognised item or a highly probable forecast transaction (‘Cash flow hedge’).

The effective portion of changes in the fair value of derivative financial instruments (or its components) that are designated and qualify as cash flow hedges, are recognised in the other comprehensive income and held in hedge reserve—a component of equity. Any gains / (losses) relating to the ineffective portion, are recognised immediately in the statement of profit or loss within other income / other expenses. The amounts accumulated in equity for highly probable forecast transaction are added to carrying value of non financial asset or non financial liability as basis adjustment, other amounts accumulated in equity are re-classified to the statement of profit or loss in the years when the hedged item affects profit or loss.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

At any point of time, when a forecast transaction is no longer expected to occur, the cumulative gains / (losses) that were reported in equity is immediately transferred to the statement of profit or loss within other income / other expenses.

Cash flow hedges

Hedge has been taken against exposure to foreign currency risk and variable interest outflow on external commercial borrowings, buyer’s credit, foreign letter of credits and highly probable forecast transactions. Terms of the derivative contracts and their respective impact on OCI and statement of profit or loss is as below:-

- Buyers credit / suppliers credit (included in long term / short term interest-bearing loans and borrowings)

Pay fixed INR and receive USD and pay fixed interest at 2.27% to 2.51% per annum.

- Loan (included in long term interest-bearing loans and borrowings)

Pay fixed INR and receive USD and pay fixed interest at 3.44% to 10.19% per annum and receive a variable interest at 6 months LIBOR plus 2.41% per annum on the notional amount.

- Senior secured notes (included in long term interest-bearing loans and borrowings)

Pay fixed INR and receive USD and pay fixed interest in INR at 6.34% to 10.74% per annum and receive a fixed interest in USD at 5.88% to 6.67% per annum on the notional amount.

The cash flow hedges through CCS of USD 360 (31 March 2020: USD 301), COS of USD 1,206 (31 March 2020: USD 119), POS of USD 64 (31 March 2020: USD Nil) and Call Spread of USD 299 (31 March 2020: USD 299), foreign currency call options of USD 855 (31 March 2020: USD 952) and foreign currency forwards of USD 1,016 (31 March 2020: USD 574) and EUR 2 (31 March 2020: EUR Nil) outstanding at the year ended 31 March 2021 were assessed to be highly effective and a mark to market gain of INR 4,884 (31 March 2020: INR 516, 31 March 2019: INR 705) with a deferred tax liability of INR 144 (31 March 2020: INR 1,675, 31 March 2019: INR 181) is included in OCI.

-	All of the cash flow hedges were fully effective during the years ended 31 March 2021, 2020 and 2019.

-	All of the underlying foreign currency and floating interest rate exposure is fully hedged with cash flow hedges as at 31 March 2021 and 2020.

The expiry dates of cash flow hedge deals range between 15 April 2021 to 15 January 2027.

Foreign currency and interest rate risk

Forward contracts, swaps, call option and call spreads measured at FVTOCI are designated as hedging instruments in cash flow hedges of interest and principal payments in USD / CNH.

	31 March 2021		31 March 2020
	Assets	Liabilities	Assets	Liabilities
Derivative contracts designated as hedging instruments	2,691	1,070	8,718	—

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

	For the year ended
Hedge reserve movement	31 March 2021	31 March 2020	31 March 2019
a) Cash flow hedge reserve
Opening balance (after non-controlling interest)	(300)	(429)	(271)
Gain / (loss) recognised on cash flow hedges	(5,104)	1,373	(760.03)
(Gain) / loss reclassified to profit or loss (under head finance costs)	(58)	8	(5)
(Gain) / loss reclassified to non financial assets or liabilities as basis adjustment (under head property, plant and equipment)	(9)	559	230.18
(Gain) / loss reclassified to profit or loss as hedged future cash flows are no longer expected to occur	106	280	295.21
Income tax relating on cash flow hedges	1,365	(2,157)	61

Closing balance	(4,000)	(366)	(450)
Less: Non-controlling interest movement	(61)	66	21

Closing balance (after non-controlling interest)	(4,061)	(300)	(429)

b) Cost of hedge reserve on cash flow hedges
Opening balance (after non-controlling interest)	(785.25)	(82)	—
Effective portion of changes in fair value	(2,353.51)	(2,119)	(178)
Amount reclassified to profit or loss as option premium amortisation (under head finance costs)	1,772.73	1,119	69
Amount transferred to property, plant and equipment	42.00	—	—
Tax effect	166.79	301	31

Closing balance	(1,157)	(781)	(78)
Less: Non-controlling interest movement	(4)	(4)	(4)

Closing balance (after non-controlling interest)	(1,161)	(785)	(82)

Total Hedge reserve movement (a+b)
Opening balance (after non-controlling interest)	(1,085)	(511)	(271)
OCI for the year	(4,072)	(636)	(258)
Attributable to non-controlling interests	(65)	62	17

Closing balance (after non-controlling interest)	(5,222)	(1,085)	(511)

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

53	(a) Investments in entities under joint control

The Group also has investment in individually immaterial entities under joint control that are accounted using equity method.

Company name	Opening balance	Addition during the year	Share in loss of jointly controlled entity	Acquired during the year*	Closing balance
Abha Solarfarms Limited
For the year ended 31 March 2021	89	—	(7)	(82)	—
For the year ended 31 March 2020	84	15	(10)	—	89
For the year ended 31 March 2019	88	—	(4)	—	84
Heramba Renewables Limited
For the year ended 31 March 2021	170	—	(14)	(156)	—
For the year ended 31 March 2020	156	30	(16)	—	170
For the year ended 31 March 2019	161	—	(4)	—	157
Aalok Solarfarms Limited
For the year ended 31 March 2021	91	—	(7)	(84)	—
For the year ended 31 March 2020	86	14	(9)	—	91
For the year ended 31 March 2019	89	—	(4)	—	85
Shreyas Solarfarms Limited
For the year ended 31 March 2021	174	—	(17)	(157)	—
For the year ended 31 March 2020	163	29	(18)	—	174
For the year ended 31 March 2019	170	—	(7)	—	163
Prathamesh Solarfarms Limited
For the year ended 31 March 2019	492	—	(21)	(471)	—

*	Refer note 54

(b) Joint operations

On date 17 September 2020, the Group through a subsidiary company namely ReNew Wind Energy (AP2) Private Limited has acquired 50% interest in a joint arrangement called VG DTL Transmissions Private Limited which was set up together with KP Energy Limited to develop evacuation facility for the SECI III project in the state of Gujarat.

The country of incorporation and principal place of business of the joint operation is in India. The interest in joint operation is not significant to the Group.

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ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

54	Business combination

(a)

The Group have acquired unlisted companies based in India and carrying out business activities relating to generation of power through non-conventional and renewable energy sources, in exchange for cash consideration. The Group acquired these entities because management believes that the acquisition would enable the group to strengthen its position in renewable energy sector. Below are the details of the acquisitions:

i) Acquisition of entities which were earlier under joint control

The below listed entities were under joint control till 31 December 2020 and were accounted for under equity method. The Group held 75% stake in these entities till 31 December 2020. Due to amendments to the shareholder’s agreements, these companies ceased to be entities under joint control with effect from 1 January 2021 as control was established from this date. However, no additional stake has been acquired. These four entities have been consolidated in the Group’s financial statements with effect from 1 January 2021. These entities are involved in the business of generation of power through renewable energy sources considered as a single Group of CGU by the Group and are a part of Solar Power reporting segment.

-	Aalok Solarfarms Limited

-	Abha Solarfarms Limited

-	Heramba Renewables Limited

-	Shreyas Solarfarms Limited

The acquisition date fair value of the equity interest held by the Group immediately before the acquisition date was INR 507. The Group has recognised INR 27 gain as a result of remeasurement to fair value the equity interest in the entity. The fair value gain has been included in “other income” of the Group.

ii) Regent Climate Connect Knowledge Solutions Private Limited

The Group has acquired 100% stake in an unlisted company based in India on 28 August 2020, carrying out business activities relating to consultancy on environment for industries, business units, civil administration and public and local authorities in India and elsewhere.

iii) Prathamesh Solarfarms Limited

Prathamesh Solarfarms Limited was under joint control till 29 January 2019 and were accounted for under equity method. The Group held 49% stake in these entities till 29 January 2019. Group acquired balance 51% stake on 30 January 2019 and the entity is consolidated in the Group’s financial statements with effect from 30 January 2019. The entity is involved in the business of generation of power through renewable energy sources, considered as a separate CGU by the Group and are is a part of Solar Power reporting segment.

The acquisition date fair value of the equity interest held by the Group immediately before the acquisition date was INR 569. The Group has recognised INR 77 gain as a result of remeasurement to fair value the equity interest in the entity. The fair value gain has been included in “other income” of the Group.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

Assets acquired and liabilities assumed

The fair values of the identifiable assets and liabilities as at the date of acquisition were:

	For the year ended 31 March 2021		For the year ended 31 March 2019
Particulars	Acquisition of entities which were earlier under joint control	Regent Climate Connect Knowledge Solutions Private Limited	Prathamesh Solarfarms Limited
Acquisition date	1 January 2021	28 August 2020	30 January 2019
Assets
Property plant and equipment	2,559	1	3,199
Intangible assets	1,304	34	88
Right of use assets	38	—	—
Deferred tax assets (net)	—	9	51
Other non-current financial assets	—	0	573
Prepayments - non current	125	—	0
Loans - non current	11	—	—
Other non-current assets	24	—	102
Non current tax assets (net)	—	3	—
Trade receivables	107	6	339
Loans - current	837	—	—
Cash and cash equivalents	46	0	7
Bank balances other than cash and cash equivalent	1	—	—
Prepayments - current	17	—	1
Others current financial assets	36	1	11
Other current assets	4	2	10
Inventories	3	—	—

	5,112	56	4,381

Liabilities
Interest-bearing loans and borrowings - long term	4,072	8	3,255
Long term provisions	21	2	—
Other non-current liabilities	6	—	—
Other non-current financial liabilities	16	—	—
Deferred tax liabilities (net)	64	—	—
Interest-bearing loans and borrowings - short term	—	24	—
Trade payables	152	7	30
Other current financial liabilities	353	2	221
Other current liabilities	—	9	2
Short term provisions	—	0	—

	4,684	52	3,508

Total identifiable net assets at fair value	428	4	873

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

	For the year ended 31 March 2021		For the year ended 31 March 2019
Particulars	Acquisition of entities which were earlier under joint control	Regent Climate Connect Knowledge Solutions Private Limited	Prathamesh Solarfarms Limited
Non controlling interest in the acquired entity	107	—	—
Acquisition date fair value of previously held equity interest*	507	—	569
Purchase consideration transferred	—	34	732
Goodwill on acquisition	185	30	428

Goodwill recognised represents the future economic and synergy benefits arising from assets acquired to strengthen its position in renewable energy sector. None of the goodwill recognised is expected to be deductible for income tax purposes.

The Group recognises non-controlling interests in the acquired entity either at fair value or at non-controlling interest’s proportionate share of the acquired entity’s net identifiable assets. This decision is made on acquisition-by-acquisition basis. For the non-controlling interests in Acquisition of entities which were earlier under joint control, the group elected to recognise the non-controlling interests at its proportionate share of the acquired net identifiable assets.

From the date of acquisition till the financial year end date, the acquired entities have contributed in revenue and loss / profit before tax as follows:

Particulars	Acquisition of entities which were earlier under joint control	Regent Climate Connect Knowledge Solutions Private Limited	Prathamesh Solarfarms Limited
Revenue	168	26	168
(Loss) / profit before tax	36	(36)	27

If the combination had taken place at the beginning of the year, the Group’s revenue and loss before tax for the year would have been:

Particulars	For the year ended 31 March 2021	For the year ended 31 March 2019
Revenue	48,715	43,311
(Loss) / profit before tax	(5,180)	3,160

Purchase consideration—cash flows

Particulars	Acquisition of entities which were earlier under joint control	Regent Climate Connect Knowledge Solutions Private Limited	Prathamesh Solarfarms Limited
Cash consideration paid	—	34	732
Less: cash balances acquired	(46)	(0)	(7)

Acquisition of subsidiary, net of cash acquired	—	34	726

Cash acquired on acquisition of control in jointly controlled entities	46	—	—

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

There were no business combinations by the Group during the year ended 31 March 2020.

The Group recognises non-controlling interests in the acquired entity either at fair value or at non-controlling interest’s proportionate share of the acquired entity’s net identifiable assets. This decision is made on acquisition-by-acquisition basis. For the non- controlling interests in Acquisition of entities which were earlier under joint control, the group elected to recognise the non-controlling interests at its proportionate share of the acquired net identifiable assets.

(b)	Transaction with non-controlling interests

(i) Acquisition of additional interest

ReNew Akshay Urja Limited

On 25 September 2020, the Group acquired an additional 44% interest in the voting shares of Renew Akshay Urja Limited, increasing its ownership interest to 100%. Cash consideration of INR 1515 was paid to the non-controlling shareholders.

The carrying value of the net assets of Renew Akshay Urja Limited was INR 2,976. The carrying value of the additional interest acquired at the date of acquisition was INR 1,591.

ReNew Solar Energy (Karnataka) Private Limited

On 19 June 2019, the Group acquired an additional 49% interest in the voting shares of ReNew Solar Energy (Karnataka) Private Limited, increasing its ownership interest to 100%. Cash consideration of INR 561 was paid to the non-controlling shareholders. The carrying value of the net assets of ReNew Solar Energy (Karnataka) Private Limited (excluding goodwill on the original acquisition) was INR 687. The carrying value of the additional interest acquired at the date of acquisition was INR 418.

	For the year ended 31 March 2021	For the year ended 31 March 2020
Particulars	ReNew Akshay Urja Limited	ReNew Solar Energy (Karnataka) Private
Date of transaction with non-controlling interests	25 September 2020	19 June 2019
Segment	Solar power	Solar power
Change in interest (%)	44.00%	49.00%

Non-controlling interest acquired	1,593	418
Cash consideration paid to non-controlling shareholders	1,515	561

Difference recognised in capital reserve within equity	78	(143)

There are other insignificant acquisitions of non-controlling interest amounting to INR 29 for the year ended 31 March 2021 (31 March 2020: INR 82, 31 March 2019: INR Nil)

(ii) Change in interest without loss of control

On 28 March 2020, the Group entered into a transaction with GS Engineering & Construction Corp to issue equity equivalent to 49% interest in the voting shares of ReNew Solar Energy (Jharkhand Three) Private Limited, decreasing its ownership interest to 51%. Cash consideration of INR 832 was received from the non-controlling shareholders. The carrying value of the net assets of ReNew Solar Energy (Jharkhand Three) Private Limited was INR 601.

168

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

On 4 March 2020, the Group entered into a transaction with investors to issue 98.61% interest in the voting shares of ReNew Surya Mitra Private Limited, decreasing its ownership interest to 1.39%. Cash consideration of INR 14 was received from the non-controlling shareholders.

The carrying value of the net assets of ReNew Surya Mitra Private Limited was INR (0). Following is a schedule of change in interest without loss of control:

	For the year ended 31 March 2020
Particulars	ReNew Solar Energy (Jharkhand Three) Private Limited	ReNew Surya Mitra Private Limited
Date of transaction with non-controlling interests	28 March 2020	4 March 2020
Segment	Solar power	Solar power
Change in interest (%)	49.00%	98.61%
Recognised in non-controlling interests	827	14
Cash consideration received from non-controlling shareholders	832	14

Difference recognised in retained earnings within equity	5	—

There are other insignificant additions to non-controlling interest amounting to INR 8 for the year ended 31 March 2021 (31 March 2020: INR 6, 31 March 2019: INR Nil).

55	Significant accounting judgments, estimates and assumptions

The preparation of consolidated financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities and the accompanying disclosures. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods.

In the process of applying the accounting policies management has made certain judgments, estimates and assumptions. The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below. The Group based its assumptions and estimates on parameters available when the consolidated financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising that are beyond control of the Group. Such changes are reflected in assumptions when they occur.

A) Accounting judgements

Taxes

Deferred tax assets are recognised for unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilised. Significant management judgment is required to determine the amount of deferred tax assets that can be recognised, based upon the likely timing and the level of future taxable profits together with future tax planning strategies.

The Group makes various assumptions and estimates while computing deferred taxes which include production related data (PLFs), projected operations and maintenance costs, projected finance costs, proposed availment of deduction under section 80IA of the Income Tax Act, 1961 and the period over

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

which such deduction shall be availed, usage of brought forward losses etc. While these assumptions are based on best available facts in the knowledge of management as on the balance sheet date however, they are subject to change year on year depending on the actual tax laws and other variables in the respective year. Given that the actual assumptions which would be used to file the return of income shall depend upon the tax laws prevailing in respective year, management shall continue to reassess these assumptions while calculating the deferred taxes on each reporting date and the impact due to such change, if any, is considered in the respective year.

Identification of a lease

Management has assessed applicability of IFRS 16 - ‘Leases’, for certain PPAs of the Group. In assessing the applicability, the management has exercised significant judgement in relation to the underlying rights and risks related to operations of the plant, control over design of the plant etc., in concluding that the PPA do not meet the criteria for recognition as a lease.

B) Estimates and assumptions

Capitalisation of internal costs

The Group capitalises certain internal costs incurred in connection with development of its wind and solar power Projects as eligible cost of property, plant and equipment as per IAS 16. The capitalisation of these costs during the construction period (including internal Employee benefit costs and other common expenses) begins when development efforts commence and ends when the asset is ready for its intended use. These expenses are allocated to all the wind and solar power projects of the Group in the form of ‘Management Shared Services’. Allocation of cost to the entities involves various estimates including retention for costs of management of investments in subsidiaries, allocation of cost for projects under construction vis-a-vis operating projects, profit mark-up which are assessed through an external expert. The capitalisation of internal costs increases construction in progress recognized during development of the related project asset and depreciated over its estimated useful life.

The Group capitalised such internal costs amounting to INR 1,649 during the year ended 31 March 2021 (31 March 2020: INR 1,713, 31 March 2019: INR 1,517).

Fair value measurement of financial instruments

When the fair values of financial assets and financial liabilities recorded in the balance sheet cannot be measured based on quoted prices in active markets, their fair value is measured using valuation techniques including the DCF model. The inputs to these models are taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. Assumptions include considerations of inputs such as liquidity risk, credit risk and volatility. Changes in assumptions about these factors could affect the reported fair value of financial instruments. See note 46 and 47 for further disclosures.

Useful life of depreciable assets

The useful lives and residual values of Group’s assets are determined by management at the time asset is acquired and are reviewed periodically, including at each financial year end. The useful lives and residual values are based on technical assessments, historical experience with similar assets as well as anticipation of future events, which may impact their life. These judgements best represent the period over which management expects to use its assets and its residual value.

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

Provision for decommissioning costs

Upon the expiration of the life of the wind and solar power plants, the Group considers a constructive obligation to remove the wind and solar power plant and restore the land. The Group records the fair value of the liability for the obligation to retire the asset in the period in which the obligation is incurred, which is generally when the asset is constructed. In determining the fair value of the provision, assumptions and estimates are made in relation to discount rates, the expected cost to decommission the power projects from the site and the expected timing of those costs. Refer note 25 for further disclosures.

Impairment of goodwill

The key assumptions used to determine the recoverable amount for the different CGUs are disclosed and further explained in note 6.

Provision for expected credit losses of trade receivables

The Group uses a provision matrix to calculate ECLs for trade receivables. The provision rates are based on days past due for groupings of various customer segments that have similar loss patterns (i.e., by geography, product type, customer type and rating etc.).

The provision matrix is initially based on the Group’s historical observed default rates. The Group will calibrate the matrix to adjust the historical credit loss experience with forward-looking information. At every reporting date, the historical observed default rates are updated and changes in the forward-looking estimates are analysed. The assessment of the correlation between historical observed default rates, forecast economic conditions and ECLs is a significant estimate. The amount of ECLs is sensitive to changes in circumstances and of forecast economic conditions. The Group’s historical credit loss experience and forecast of economic conditions may also not be representative of customer’s actual default in the future. The information about the ECLs on the Group’s trade receivables is disclosed in note 10.

56	Code on Social Security, 2020

The Code on Social Security, 2020 (‘Code’) relating to employee benefits during employment and post-employment benefits received Presidential assent in September 2020. The Code has been published in the Gazette of India. However, the date on which the Code will come into effect has not been notified and the final rules / interpretation have not yet been issued. The Group will assess the impact of the Code when it comes into effect and will record any related impact in the period the Code becomes effective. Based on a preliminary assessment, the Group believes the impact of the change will not be significant.

57	Impact of COVID-19

Due to outbreak of COVID-19 in India and globally, the Group has continued its assessment of likely adverse impact on economic environment in general and financial risks on account of COVID-19. Considering that the Group is in the business of generation of electricity which is an essential service as emphasised by the Ministry of Home Affairs and Ministry of Power, Government of India and which is granted “Must Run” status by Ministry of New and Renewable Energy (MNRE), the management believes that the impact of outbreak on the business and financial position of the Group is not significant.

Further, MNRE directed that the payment to Renewable Energy power generator shall be done on regular basis as being done prior to lockdown and the Group has generally received regular collection from its

ReNew Power Private Limited

Notes to the consolidated financial statements

(Amounts in INR millions, unless otherwise stated)

customer(s). The management does not see any risks in the Group ability to continue as a going concern and has been able to service all debts obligations during the half year, however in certain cases has opted for moratorium for interest and principal instalments falling due to lenders under the “Reserve Bank of India’s COVID 19 – Regulatory Package dated 27 March 2020”. The Group is closely monitoring developments, its operations, liquidity and capital resources and is actively working to minimise the impact of the unprecedented situation.

58	Plan for initial public offering

The Company is in the process of listing on the NASDAQ through special purpose acquisition company route. On 24 February 2021, the Company entered into a Business Combination Agreement with (i) RMG Acquisition Corporation II, a Cayman Islands exempted company, (ii) Philip Kassin, solely in the capacity as the representative for the shareholders of RMG II, (iii) ReNew Energy Global Limited, a private limited company registered in England and Wales with registered number 13220321, (iv) ReNew Power Global Merger Sub, a Cayman Islands exempted company and (v) certain shareholders of the Company.

59	Subsequent events

The Group has evaluated subsequent events through 21 June 2021, which is the date when the consolidated financial statements were authorised for issuance.

Annex A

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

dated as of

FEBRUARY 24, 2021

by and among

RMG ACQUISITION CORPORATION II,

PHILIP KASSIN,

(in the capacity as the RMG II Representative)

RENEW ENERGY GLOBAL LIMITED,

RENEW POWER GLOBAL MERGER SUB,

THE MAJOR SHAREHOLDERS,

and

RENEW POWER PRIVATE LIMITED

A-i

A-ii

A-iii

A-iv

EXHIBITS

Exhibit A –Registration Rights, Coordination and Put Option Agreement Term Sheet

Exhibit B – Form of Plan of Merger

Exhibit C – Form of PubCo Shareholders Agreement

Exhibit D – Voting Agreement Term Sheet

Exhibit E – Amendments to Terms of CCPS

Exhibit F – Form of A&R Articles of RMG II

Exhibit G – PubCo Equity Plan Term Sheet

Exhibit H – Employment Agreement Term Sheet

A-v

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement,” dated as of February 24, 2021, is entered into by and among (i) RMG Acquisition Corporation II, a Cayman Islands exempted company (together with its successors, “RMG II,” (ii) Philip Kassin, solely in the capacity as the representative for the shareholders of RMG II, in accordance with the terms and conditions of this Agreement, or the “RMG II Representative,” (iii) ReNew Energy Global Limited, a private limited company registered in England and Wales with registered number 13220321, or “PubCo,” (iv) ReNew Power Global Merger Sub, a Cayman Islands exempted company, or “Merger Sub,” (v) Renew Power Private Limited, a company with limited liability incorporated under the laws of India, or the “Company,” and (vi) certain shareholders of the Company as set forth in Schedule 7.03, or the “Major Shareholders,” Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, RMG II is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, PubCo is a newly formed private limited company and was formed for the purpose of making acquisitions and investments, with the objective of acting as the publicly traded holding company for its investee entities;

WHEREAS, Merger Sub is a newly incorporated Cayman Islands exempted company, wholly-owned by PubCo, and was formed for the purpose of effectuating investments;

WHEREAS, the parties hereto desire and intend to effect a business combination transaction whereby (a) Merger Sub will merge with and into RMG II, with RMG II being the surviving entity, or the “Merger,” and (b) following the Merger, the Major Shareholders will transfer, and PubCo will acquire, shares of the Company Exchanged Stock and the Company Exchanged Conversion Stock, as applicable, as consideration and in exchange for the issuance of PubCo Exchanged Shares, PubCo Cash Consideration and the PubCo Shares, as applicable, or the “Exchange”;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, PubCo, RMG II and certain third-party investors, or the “PIPE Investors,” have entered into certain subscription agreements, dated on or around the date hereof, or the “PIPE Investment,” pursuant to which the PIPE Investors have committed, on the terms and subject to the conditions of the subscription agreements, to subscribe for and purchase an aggregate amount of 85,500,000 PubCo Class A Shares for consideration in an aggregate amount of $855,000,000, or the “PIPE Investment Amount,” immediately prior to Closing.

WHEREAS, the parties agree that the PIPE Investment shall complete immediately prior to the Merger, which in turn shall complete prior to the Exchange;

WHEREAS, the respective boards of directors of each of RMG II, PubCo, Merger Sub, the Company and those Major Shareholders which are not natural persons have each approved and declared advisable and in the best interests of such entity the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with applicable Law (as defined below);

WHEREAS, concurrently with the Closing, in connection with the Transactions, PubCo and certain persons who will be shareholders of PubCo upon Closing shall enter into a shareholders agreement, dated as of the Closing Date substantially in the form attached hereto as Exhibit C, or the “PubCo Shareholders Agreement”;

WHEREAS, for U.S. federal income tax purposes, the Merger, the Exchange, the PIPE Investment and the Delayed Exchanges, taken together, are intended to qualify as exchanges described in Section 351 of the Code and the U.S. Treasury Regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01 Definitions. As used herein, the following terms shall have the following meanings:

“A&R Articles of RMG II” has the meaning specified in Section 2.01(c).

“Acquisition Transaction” has the meaning specified in Section 10.03(a).

“Action” means any claim, action, suit, assessment, arbitration, proceeding or investigation, in each case, that is by or before any Governmental Authority or arbitrator.

“ADIA” means the Abu Dhabi Investment Authority.

“Affiliate” means, (a) with respect to any specified Person (other than CPPIB and Green Rock), any Person that, directly or indirectly, controls, is controlled by or is under common control with such specified Person, through one or more intermediaries or otherwise, provided that the direct and indirect shareholders of JERA Co., Inc. shall be deemed not to be an Affiliate of JERA; (b) with respect to CPPIB, the Restricted CPPIB Group and (c) with respect to Green Rock, any entity or entities controlled by ADIA and that has made or makes investments pursuant to a decision by the investment committee of ADIA acting on the basis of a proposal submitted by the Infrastructure Division of its Real Estate and Infrastructure Department. The term “control” (including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified in the preamble hereto.

“Amended Warrant Agreement” has the meaning specified in Section 9.11.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010, the (Indian) Prevention of Corruption Act 1988 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Laws” means any applicable antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including the (Indian) Competition Act 2002.

“Approved Stock Exchange” means the Nasdaq or such other national securities exchange that may be agreed upon in writing by the Company, RMG II and each of the Major Shareholders Representatives.

“Audited Financial Statements” has the meaning specified in Section 4.07(a).

“Benefit Plan” of any Person means any and all deferred compensation, compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance, retirement, death, disability or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, gratuity or retirement plan, provident fund, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Big Four Accounting Firm” means any of PricewaterhouseCoopers, KPMG, Deloitte or Ernst & Young and includes any of their network entities in India.

“Big Four Opinion” has the meaning specified in Section 8.15(a)(iii)(3)(B).

“Business Combination” has the meaning ascribed to such term in RMG II’s Organizational Documents.

“Business Combination Proposal” has the meaning specified in Section 10.03(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in London (United Kingdom), New York (New York), Cayman Islands, Delhi (India) and Gurugram (India) are authorized or required by Law to close.

“CA 2006” means the UK Companies Act 2006.

“Cayman Companies Act” means the Companies Act (As Revised), as amended, of the Cayman Islands.

“CCPS” means the Series A compulsorily and fully convertible preference shares of the Company having a par value of Rs. 425 per preference share of the Company, having such terms as set out in the articles of association of the Company, as amended pursuant to Section 8.12.

“Change in Recommendation” has the meaning specified in Section 10.02(d).

“Closing” has the meaning specified in Section 3.01.

“Closing Date” has the meaning specified in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

“Cognisa” means M/s. Cognisa Investment, a partnership firm established under the laws of India, having its principal place of business at 1st floor, Penkar House, Jaishuklal Mehta Road, Santacruz (West), Mumbai, 400 054.

“Communications Plan” has the meaning specified in Section 10.05(b).

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 4.14(a).

“Company Board” means the board of directors of the Company.

“Company Cure Period” has the meaning specified in Section 12.01(b).

“Company Disclosure Schedules” means the disclosure schedules of the Company and its Subsidiaries delivered to RMG II in connection with this Agreement.

“Company Exchanged Conversion Stock” means the Company Ordinary Stock to be issued upon conversion of the CCPS.

“Company Exchanged Stock” has the meaning specified in Section 2.02(a).

“Company Ordinary Stock” means the equity shares in the issued, subscribed and paid-up share capital of the Company having a par value of Rs. 10 each;

“Company Permits” has the meaning specified in Section 4.25.

“Company Specified Representations” has the meaning specified in Section 11.02(a)(i).

“Company Stock” means (i) the Company Ordinary Stock and (ii) the CCPS, including the Company Exchanged Conversion Stock as may be issued upon conversion of the CCPS.

“Company Stock Option” means the option to purchase Company Stock pursuant to the ReNew 2018 Employee Stock Option Plan.

“Company Stockholder” means a holder of Company Stock.

“Company Stockholder Approval” has the meaning specified in Section 4.03(a).

“Company Transaction Expenses” means all fees and expenses incurred by the Company in connection with or in relation to the preparation, negotiation and execution of this Agreement and the consummation of the Transactions, including, but not limited to, the (i) fees and disbursements of outside counsel to the Company and Company management incurred in connection with the Transactions and (ii) fees and expenses of any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed by the Company in connection with the Transactions.

“Confidential Information” means all confidential or proprietary documents and information concerning any party hereto or any of its Affiliates or Representatives; provided, however, that Confidential Information shall not include any information which, (i) at the time of disclosure by any other party hereto or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement, (ii) at the time of the disclosure by the party to which the information relates or its Representatives to any other party hereto or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving or disclosing such Confidential Information or (iii) is independently developed by a party or its Affiliates or Representatives without reference to the Confidential Information.

“Confidentiality Agreement” means that certain Non Disclosure and Confidentiality Agreement, dated as of November 23, 2020, by and between the Company and Riverside Management Group.

“Consent” means any consent, approval, notice of no objection, expiration of applicable waiting period, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases and purchase orders.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or similar Law, or directive, by any Governmental Authority in connection with or in response to the 2019 novel coronavirus.

“CPP Investments” means CPPIB and its wholly owned subsidiaries.

“CPPIB” means Canada Pension Plan Investment Board, a Canadian crown corporation organized and validly existing under the Canada Pension Plan Investment Board Act, 1997, c.40.

“CPPIB Withholding Amount” has the meaning specified in Section 2.08(c)(ii).

“Data Protection Laws” means all applicable Laws in any jurisdiction relating to privacy or the processing or protection of personal data, including (without limitation) the (Indian) Information Technology Act 2000 and the (Indian) Information Technology (Reasonable Security Practices and Procedures and Sensitive Personal Data or Information) Rules 2011.

“Default Rights” has the meaning specified in Section 13.07.

“Defend” has the meaning specified in Section 10.07(c).

“Defense Actions” has the meaning specified in Section 10.07(c).

“Defense Notice” has the meaning specified in Section 10.07(c).

“Delayed Exchanges” has the meaning specified in Section 10.04(b).

“DTC” means the Depository Trust Company.

“Effective Economic Interest” has the meaning specified in the PubCo Shareholders Agreement.

“Enforceability Exceptions” has the meaning specified in Section 4.03(a).

“Environmental Laws” means any and all applicable Laws relating to pollution or protection or preservation of the environment (including endangered or threatened species and other natural resources) or occupational health or safety, including those related to the use, storage, emission, generation, handling, transportation, treatment, distribution, labeling, discharge, control, cleanup, disposal, Release or threatened Release of, or exposure to, Hazardous Materials, including the (Indian) Environment (Protection) Act 1986, (Indian) Water (Prevention and Control of Pollution) Act 1974 and (Indian) Air (Prevention and Control of Pollution) Act 1981, and the rules made thereunder.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange” has the meaning specified in the recitals hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 2.04(a).

“Exchange Effective Time” has the meaning specified in Section 2.02(g).

“Ex-Employee” has the meaning specified in Section 8.09(b).

“Final PubCo Valuation Report” has the meaning specified in Section 8.15(e).

“Final Tax Gains Computation” has the meaning specified in Section 8.15(f).

“Final Tax Valuation Report” has the meaning specified in Section 8.15(d).

“Form F-4” means the registration statement on Form F-4 of PubCo with respect to registration of PubCo Class A Shares to be issued in connection with the Transactions.

“Fraud” means fraud in the making of a representation or warranty contained in Article IV, Article V, Article VI or Article VII of this Agreement or any “bringdown” or other confirmation with respect to any such representation or warranty, and requires that: (i) a party to this Agreement made a false representation of material fact in Article IV, Article V, Article VI or Article VII of this Agreement or in any “bringdown” or other confirmation with respect to any such representation or warranty; (ii) such party had actual knowledge that such representation was false when made and acted with scienter; (iii) the false representation caused the party to whom it was made, in justifiable reliance upon such false representation and with ignorance as to the falsity of such representation, to take or refrain from taking action; and (iv) the party to whom the false representation was made suffered damage by reason of such reliance. “Fraud” expressly excludes legal theories such as equitable fraud, promissory fraud, unfair dealings fraud, negligent or reckless misrepresentation, and other fraud-based claims.

“GAAP” means United States generally accepted accounting principles or Indian generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, notice, determination or award, in each case, entered by or with any Governmental Authority.

“Green Rock” means Green Rock B 2014 Limited, having its registered office at Level 1, IFC 1, Esplanade, St Helier, Jersey, JE2 3BX, in its capacity as trustee of Green Stone A 2014 Trust, a trust established under the laws of Jersey by deed of settlement dated February 19, 2014 between Abu Dhabi Investment Authority and Green Rock B 2014 Limited, provided that following the Green Rock Internal Restructuring, reference to Green Rock in this Agreement shall be deemed to include Platinum Cactus and references to the Green Stone A 2014 Trust shall be deemed to include the Platinum Cactus A 2019 Trust.

“Green Rock Internal Restructuring” means the proposed restructuring among ADIA, Green Rock and Platinum Cactus pursuant to which the ownership of the Company Stock and CCPS set forth opposite Green Rock’s name on Schedule 7.03 shall be distributed to ADIA and subsequently transferred by ADIA to Platinum Cactus.

“GSW” means GS Wyvern Holdings Limited, a company organized under the laws of Mauritius, having its principal office at c/o Intercontinental Trust Ltd., Level 3, Alexander House, 35 Cybercity, Ebene, Mauritius.

“GSW Withholding Amount” has the meaning specified in Section 2.08(b)(ii).

“Hazardous Material” means material, substance or waste that is listed, regulated or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning), under applicable Law, including petroleum, petroleum by- products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- or polyfluoroalkyl substances, flammable or explosive substances or pesticides.

“HMRC” means HM Revenue and Customs.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board and adopted by the European Union.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, including the outstanding principal amount of, accrued but unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) the principal component of all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any payment obligations of such Person evidenced by any promissory note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person in respect of the principal and interest components of leases that are classified as capital leases in accordance with IFRS (as applicable to such Person), (e) all obligations by which such Person assures a creditor against loss, including for reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (f) all obligations of such Person in respect of banker’s acceptances issued or created, (g) net obligations under interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (i) all obligations secured by a Lien on any property of such Person and (j) all obligations described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Indemnified Person” has the meaning specified in Section 10.07(a).

“Indemnifying Seller” has the meaning specified in Section 10.07(a).

“Indian Accounting Standards” means the Indian accounting standards as prescribed under the Companies (Indian Accounting Standards) Rules, 2015, as amended from time to time.

“Indian Tax Year” means the 12-month period commencing on April 1 of a particular calendar year and ending on March 31 of the following calendar year.

“Indian Taxation Authority” means the Income Tax Department, Department of Revenue, Ministry of Finance, Government of India or any Governmental Authority whatsoever, including without limitation, any court, tribunal or other authority, in each case that is competent to impose or adjudicate Tax in the Republic of India.

“INR” means the lawful currency in India.

“Intellectual Property” means all intellectual property rights created, arising, or protected under applicable Law, including all (a) patents and patent applications, (b) trademarks, service marks and trade names, (c) copyrights, (d) internet domain names and (e) trade secrets.

“Intended Tax Treatment” has the meaning specified in Section 10.04(b).

“Interim Period” has the meaning specified in Section 8.01.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IT Act” means the (Indian) Income Tax Act, 1961, together with any statutory modifications (including those having retrospective applicability) or re-enactment thereof and with all applicable bylaws, rules, regulations, orders, circulars, notifications, ordinances, instructions, directions and otherwise issued thereunder.

“IT Systems” means any information technology and information technology equipment, including any system, network, hardware, computer, software (including in source code and object code and including any system software, operational software, application software, interface or firmware), router, hub, server, database and website used by the Company and its Subsidiaries.

“JERA” means JERA Power RN B.V, a company organized under the laws of the Netherlands having its registered office at De entree 250, 1101EE Amsterdam.

“Latest Balance Sheet Date” has the meaning specified in Section 4.07(a).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” has the meaning specified in Section 4.19(b).

“Letter of Transmittal” has the meaning specified in Section 2.04(d)(i).

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, license or other lien of any kind.

“Major Shareholders” has the meaning specified in the preamble hereto.

“Major Shareholders Disclosure Schedules” means the disclosure schedules of the relevant Major Shareholders delivered to RMG II in connection with this Agreement.

“Major Shareholders Representatives” means each of GSW, CPPIB, Green Rock and Sumant.

“Material Adverse Effect” means, with respect to the Company, any fact, event, change, effect, circumstance or condition that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets, Liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the Transactions in accordance with the terms hereof; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” under the foregoing clause (i): (a) any change or effect resulting from the execution of this Agreement or the Transactions (including the announcements thereof) or the pendency or the consummation of the Transactions, including the impact of any of the foregoing on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, service providers and employees; (b) any proposal, enactment or change in interpretation of, or other change in, applicable Laws, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (c) changes in interest rates or the financial or securities markets or economic or political conditions generally; (d) any change generally affecting any of the industries or markets in which the Company and its Subsidiaries principally operate or the economy as a whole; (e) the taking of any action required or contemplated by this Agreement or taken with the prior written consent of RMG II; (f) any pandemic, epidemic, disease outbreak or other public health emergency (including the COVID-19 or any similar or related disease caused by the SARS-CoV-2 virus or any mutation or evolution thereof), any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God; or (g) any national or international political or social conditions in countries or the geographic region in which the Company and its Subsidiaries operate, including the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack therein; or (h) any failure of the Company and its Subsidiaries to meet any projections, forecasts or budgets (it being understood that the underlying facts giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect if such facts are not otherwise excluded under this definition), provided, further, that any event, occurrence, fact, condition, or change referred to in clauses (b), (c) (d), (f) and (g) above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industry and geographic locations in which the Company and its Subsidiaries primarily conduct business.

“Merger” has the meaning specified in the recitals hereto.

“Merger Effective Time” has the meaning specified in Section 2.01(a).

“Merger Filing Documents” means the Plan of Merger together with such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other applicable Law to make the Merger effective.

“Merger Sub” has the meaning specified in the preamble hereto.

“Merger Sub Share” means the ordinary share of Merger Sub.

“Merger Sub Shareholder Approval” has the meaning specified in Section 6.02.

“Minority Option Period” has the meaning specified in Section 8.09(b).

“MLI” means the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting.

“Nasdaq” means the Nasdaq Stock Market.

“Netherlands Tax Treaty” has the meaning specified in Section 7.10(h).

“OFAC” has the meaning specified in Section 4.24(d).

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Owned Real Property” has the meaning specified in Section 4.19(a).

“Permits” means all permits, licenses, certificates of authority, authorizations, qualifications, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen or construction contractors and other similar Liens that arise in the ordinary course of business and that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case, only to the extent reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020, (ii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, in each case, for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including easements, defects or imperfections of title, encroachments, conditions, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property or (C) do not materially interfere with the present uses of such real property, (v) with respect to any Leased Real Property (A) the interests and rights of the respective lessors under the terms of the Real Estate Lease Documents with respect thereto, including any statutory landlord liens and any Lien thereon and (B) any Liens encumbering the land of which the Leased Real Property is a part, (vi) with respect to any Leased Real Property, zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of, or materially impair the value of, such Leased Real Property, (vii) nonexclusive licenses of Intellectual Property entered into in the ordinary course of business, (viii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable and (ix) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“PIPE Investment” has the meaning specified in the recitals hereto.

“PIPE Investment Amount” has the meaning specified in the recitals hereto.

“PIPE Investors” has the meaning specified in the recitals hereto.

“Plan of Merger” means the plan of merger substantially in the form attached hereto as Exhibit B and any amendment or variation thereto made in accordance with the provisions of the Cayman Companies Act with the consent of the Company and each of the Major Shareholders Representatives.

“Platinum Cactus” means Platinum Hawk C 2019 RSC Limited, in its capacity as trustee of Platinum Cactus A 2019 Trust.

“Projects” means the material power projects being developed or operated by the Company and its Subsidiaries, details of which are set forth in Schedule 1.01(b).

“Proposals” has the meaning specified in Section 10.02(c).

“Proxy Statement/Prospectus” means the statement/proxy statement/prospectus included in the Form F-4, relating to the Transactions.

“PubCo” has the meaning specified in the preamble hereto.

“PubCo Cash Consideration” has the meaning specified in Section 2.02(a)(ii).

“PubCo Class A Shares” means the Class A ordinary shares, having the conditions and rights set out in Schedule 2 of the PubCo Shareholders Agreement.

“PubCo Class B Shares” means the Class B ordinary shares, having the conditions and rights set out in Schedule 3 of the PubCo Shareholders Agreement.

“PubCo Class C Shares” means the Class C ordinary shares, having the conditions and rights set out in Schedule 4 of the PubCo Shareholders Agreement.

“PubCo Class D Shares” means the Class D ordinary shares, having the conditions and rights set out in Schedule 5 of the PubCo Shareholders Agreement.

“PubCo Demat Account” means the dematerialized securities holding account of PubCo, the details of which shall have been notified in writing by PubCo to the Company and the Major Shareholders by no later than ten (10) Business Days prior to the Closing Date.

“PubCo Equity Plan” has the meaning specified in Section 9.04.

“PubCo Exchanged Shares” has the meaning specified in Section 2.02(a)(i).

“PubCo Share Capital Increase” has the meaning specified in Section 2.02(g).

“PubCo Share Entitlement” has the meaning specified in Section 9.12.

“PubCo Share Entitlement Program” has the meaning specified in Section 9.12.

“PubCo Shareholder Approval” has the meaning specified in Section 6.02.

“PubCo Shareholders” means a holder of PubCo Shares;

“PubCo Shareholders Agreement” has the meaning specified in the recitals hereto.

“PubCo Shares” means, collectively, PubCo Class A Shares, PubCo Class B Shares, PubCo Class C Shares and PubCo Class D Shares.

“PubCo Valuation Report” has the meaning specified in Section 8.15(e).

“R&W Insurance Policy” has the meaning specified in Section 10.09.

“Real Estate Lease Documents” has the meaning specified in Section 4.19(b).

“Real Property” means the Owned Real Property and the Leased Real Property.

“Redeeming Shareholder” means an RMG II Shareholder who validly demands that RMG II redeems its RMG II Shares for cash in connection with the Transactions and in accordance with RMG II’s Organizational Documents.

“Refunded Amount” has the meaning specified in Section 10.07(j).

“Registered Intellectual Property” has the meaning specified in Section 4.11(a).

“Registration Rights, Coordination and Put Option Agreement Term Sheet” means the Registration Rights, Coordination and Put Option Agreement Term Sheet attached hereto as Exhibit A.

“Regulatory Consent Authorities” means the Governmental Authorities with jurisdiction over (i) enforcement of any applicable Antitrust Law and (ii) any applicable Permits or waivers required for the Company and its Subsidiaries’ operations.

“Release” means, with respect to Hazardous Materials, any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration into or through the indoor or outdoor environment.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors and consultants of such Person.

“Restricted CPPIB Group” means the investment group within CPP Investments administratively referred to, as of the date of this Agreement, as the ‘Fundamental Equities Asia’ group of CPP Investments (but not including its direct or indirect portfolio companies, investee entities, investee funds or other investments). For the avoidance of doubt, the Restricted CPPIB Group shall not include any other investment group of CPP Investments (including the “Credit Investments” group or its credit investments).

“Re-Registration” has the meaning specified in Section 9.08.

“RMG II ” has the meaning specified in the preamble hereto.

“RMG II Adjusted Warrant” has the meaning specified in Section 2.01(e)(iii).

“RMG II Board” means the board of directors of RMG II.

“RMG II Class A Shares” means the Class A ordinary shares, par value $0.0001 per share.

“RMG II Class B Shares” means the Class B ordinary shares, par value $0.0001 per share.

“RMG II Cure Period” has the meaning specified in Section 12.01(c).

“RMG II Disclosure Schedules” means the disclosure schedules of RMG II delivered to the Company in connection with this Agreement.

“RMG II Financials” means the audited balance sheet of RMG II as of December 14, 2020 and the related notes thereto.

“RMG II Meeting” means the annual general meeting or extraordinary general meeting of RMG II, as applicable, to be held for the purpose of approving the Proposals and obtaining the RMG II Shareholder Approval.

“RMG II Private Warrant” means a warrant entitling the Sponsor to purchase one RMG II Class A Share per warrant, issued pursuant to the terms of the Sponsor Warrant Purchase Agreement.

“RMG II Public Warrant” means a warrant entitling the holder to purchase one RMG II Class A Share per warrant, issued pursuant to the terms of the Warrant Agreement.

“RMG II Representative” has the meaning specified in the preamble hereto.

“RMG II Securities” means, collectively, the RMG II Shares and RMG II Warrants.

“RMG II Shareholder” means a holder of RMG II Shares.

“RMG II Shareholder Approval” means (a) with respect to the Merger, a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds of the RMG II Shareholders who attend and vote at the RMG II Meeting and (b) with respect to any other Proposals proposed to the RMG II Shareholders, the requisite approval required under RMG II’s Organizational Documents, the Cayman Companies Act or other applicable Law.

“RMG II Shares” means, collectively, the RMG II Class A Shares and RMG II Class B Shares.

“RMG II Transaction Expenses” means all fees and expenses incurred by RMG II and the RMG II Representative in connection with or in relation to the preparation, negotiation and execution of this Agreement and the consummation of the Transactions and the PIPE Investment, including, but not limited to, the (i) fees and disbursements of outside counsel to RMG II, RMG II’s management and the RMG II Representative incurred in connection with the Transactions and the PIPE Investment and (ii) fees and expenses of any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed by RMG II and the RMG II Representative in connection with the Transactions and the PIPE Investment.

“RMG II Unit” means the units issued by RMG II, each consisting of one share of RMG II Class A Shares and one-third of one RMG II Public Warrant.

“RMG II Warrants” means, collectively, the RMG II Public Warrants and RMG II Private Warrants.

“s593 Report” means any report issued to PubCo in relation to the issuance of any PubCo Shares pursuant to Section 2.02 as required to comply with section 593 of CA 2006.

“SACEF” means GEF SACEF India, a private company limited by shares incorporated under the laws of Mauritius and having its registered office at c/o IQEQ, 33, Edith Cavell Street, 11324, Port-Louis, Mauritius.

“Schedules” means, collectively, the Company Disclosure Schedules, the RMG II Disclosure Schedules and the other Schedules to this Agreement referred to herein.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC has declared the Form F-4 effective and has confirmed that it has no further comments on the Proxy Statement/Prospectus.

“SEC Reports” has the meaning specified in Section 5.08(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Seller First Response Period” has the meaning specified in Section 10.07(c).

“Shareholders’ Agreement” means the shareholders’ agreement, dated April 17, 2020, by and among the Company, the SS Group, GS Wyvern Holdings Limited, CPPIB, GEF SACEF India, Green Rock B 2014 Limited and JERA Power RN, B.V.

“Short Sales” means, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

“Software” means any and all computer programs, including any and all software or firmware implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form and all databases associated therewith.

“Sponsor” means RMG Sponsor II, LLC, a Delaware limited liability company.

“Sponsor Warrant Purchase Agreement” means that certain Sponsor Warrants Purchase Agreement, dated as of December 9, 2020, among RMG II, Sponsor and the Trustee.

“SS Group” means Sumant, Wisemore and Cognisa, collectively.

“Subscription Agreements” means the subscription agreements between PubCo, RMG II and PIPE Investors, pursuant to which such PIPE Investors will collectively have committed to purchase a number of PubCo Class A Shares at Closing for an aggregate subscription consideration of at least $650,000,000.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Sumant” means Sumant Sinha, a natural person residing at AR 1017B, The Aralias, DLF Golf Links, Gurgaon, Haryana, India, 122009.

“Surviving Provisions” has the meaning specified in Section 12.03.

“Tax” means any U.S. federal, national, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, capital gains tax, minimum alternate tax, withholding tax, buy back tax, tax on dividend, tax on premium, tax on interest, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, national insurance contributions, apprenticeship levy, FICA or FUTA), any taxes imposed under the IT Act or the (Indian) Goods & Services Tax Act, 2017, ad valorem, transfer, franchise, license, excise, severance, stamp, stamp duty reserve tax, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax of any kind arising in any part of the world, together with any surcharge, excess, interest, penalty, fine, fee, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Valuation Report” has the meaning specified in Section 8.15(d).

“Tax Gains Computation” has the meaning specified in Section 8.15(a)(iii)(1) and includes any gains computation required to be provided by GSW and/or CPPIB pursuant to Section 2.08(b)(ii)(A) and 2.08(c)(ii)(A), respectively.

“Tax Indemnity Period” has the meaning specified in Section 10.07(l).

“Tax Notice” has the meaning specified in Section 10.07(b).

“Tax Notice Confirmation” has the meaning specified in Section 10.07(b).

“Tax Order” has the meaning specified in Section 10.07(g).

“Tax Proceeding” has the meaning specified in Section 10.07(a).

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Tax Warranties” means the representations and warranties provided by each relevant Major Shareholder, severally (and not jointly nor jointly and severally), as set forth in Section 7.10.

“Taxation Authority” means any taxing or other authority (in any jurisdiction) competent to impose any Tax liability or assess or collect any Tax.

“Terminating Company Breach” has the meaning specified in Section 12.01(b).

“Terminating RMG II Breach” has the meaning specified in Section 12.01(c).

“Termination Date” has the meaning specified in Section 12.02.

“Transaction Tax” means: (a) any Tax levied under the IT Act in respect of the transfer of Company Exchanged Stock or Company Exchanged Conversion Stock to the extent such Tax is levied upon or recoverable from PubCo in its capacity as a representative assessee or agent of a relevant transferor under Section 163 of the IT Act; and / or (b) any form of Tax, under the IT Act, imposed on PubCo as a result of a default by PubCo with respect to deduction of such Tax (whether non-deduction or inadequate deduction) from the relevant consideration paid to a relevant Major Shareholders for the transfer of the Company Exchanged Stock or Company Exchanged Conversion Stock by such Major Shareholder to PubCo, together with any interest or penalties levied in connection therewith.

“Transaction Tax Claim” has the meaning specified in Section 10.07(a).

“Transactions” means the transactions contemplated by this Agreement, including the Merger and the Exchange.

“Transfer Taxes” has the meaning specified in Section 10.04(a).

“Trust Account” has the meaning specified in Section 5.06(a).

“Trust Agreement” has the meaning specified in Section 5.06(a).

“Trustee” has the meaning specified in Section 5.06(a).

“U.S. Dollar” or “$” means the lawful currency of the United States of America.

“U.S. Special Resolution Regime” has the meaning specified in Section 13.07.

“Warrant Agreement” means that certain Warrant Agreement, dated as of December 9, 2020, between RMG II and the Trustee.

“Wisemore” means Wisemore Advisory Private Limited.

1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) Currency amounts referenced herein are in U.S. Dollars.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than two (2) days prior to the date hereof to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

(i) Notwithstanding any other provision of this Agreement or any other document entered into in connection with this Agreement, where any obligation, representation, warranty, undertaking, covenant or indemnity in this Agreement or any such other document is expressed to be made, undertaken or given by more than one Major Shareholder, each such Major Shareholder (other than Sumant, Wisemore and Cognisa, which shall be jointly and severally responsible) shall be severally (and neither jointly nor jointly and severally) responsible in respect of it, and no Major Shareholder shall have any liability whatsoever in connection with the acts or omissions of any other Major Shareholder.

(j) For the avoidance of doubt, each of the obligations, covenants, representations, warranties, undertakings and indemnities of the parties hereto shall only be deemed to be an obligation, covenant, representation, warranty, undertaking or indemnity, as the case may be, of that party, except that Sumant, Wisemore and Cognisa shall be deemed to be jointly and severally responsible for their respective obligations, covenants, representations, warranties, undertakings and indemnities.

1.03 Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge, after reasonable inquiry of direct reports, of, (a) in the case of the Company, Sumant Sinha, D Muthukumaran, Kailash Vaswani, Mayank Bansal, Balram Mehta, Ravi Parmeshwar, Pranav Singh and Sanjay Varghese, (b) in the case of RMG II, Philip Kassin, Robert Mancini, James Carpenter, Wesley Sima or Andrew Smith and (c) in the case of any other party hereto, (i) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (ii) if a natural person, the actual knowledge of such Person after reasonable inquiry.

1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding PubCo Shares, RMG II Shares or Company Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including U.S. Dollar value) or amount contained herein that is based upon the number of PubCo Shares, RMG II Shares or Company Stock will be appropriately adjusted to provide to the Company Stockholders, PubCo Shareholders and the RMG II Shareholders the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit RMG II, PubCo or the Company to take any action with respect to their respective securities that is prohibited by, or requires consent pursuant to, the terms and conditions of this Agreement.

ARTICLE II

THE MERGER; EXCHANGE

2.01 Merger. On the Business Day immediately prior to the Closing Date, in accordance with the applicable provisions of the Cayman Companies Act, PubCo, RMG II and Merger Sub shall take those steps in accordance with this Section 2.01, pursuant to which, at the Merger Effective Time, Merger Sub shall be merged with and into RMG II with RMG II being the surviving entity, following which the separate corporate existence of Merger Sub shall cease and RMG II shall continue as the surviving company (provided that references in this Agreement to Merger Sub for periods after the Merger Effective Time shall include RMG II).

(a) Merger Effective Time. On the Business Day immediately prior to the Closing Date, PubCo, RMG II and Merger Sub shall cause the executed Plan of Merger and other required Merger Filing Documents to be filed with the Registrar of Companies of the Cayman Islands. The parties agree that the effective time of the Merger shall be after the completion of the PIPE Investment but prior to the Closing Date, or “Merger Effective Time.”

(b) Effect of the Merger. At the Merger Effective Time, the Merger shall have the effects set forth in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of RMG II and Merger Sub shall vest in and become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of RMG II as the surviving company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by RMG II of any and all agreements, covenants, duties and obligations of RMG II and Merger Sub set forth in this Agreement to be performed after the Merger Effective Time, and RMG II shall thereafter exist as a wholly-owned Subsidiary of PubCo.

(c) Organizational Documents of RMG II. At the Merger Effective Time, RMG II’s Organizational Documents, as in effect immediately prior to the Merger Effective Time, shall be amended and restated to read in their entirety in the form of the amended and restated memorandum and articles of association of RMG II, substantially in the form attached hereto as Exhibit F, or the “A&R Articles of RMG II,” and, as so amended and restated, shall be the memorandum and articles of association of RMG II, until thereafter amended in accordance with the terms thereof and the Cayman Companies Act.

(d) Directors and Officers of RMG II. At the Merger Effective Time, the board of directors and executive officers of Merger Sub shall resign, and the RMG II Board and the executive officers of RMG II shall be as determined between the Company, PubCo and RMG II, each to hold office in accordance with the A&R Articles of RMG II until they are removed in accordance with the A&R Articles of RMG II or until their respective successors are duly elected or appointed and qualified.

(e) Effect of the Merger on Issued Securities of RMG II and Merger Sub. At the Merger Effective Time, by virtue of and as part of the agreed consideration for the Merger and without any action on the part of any party hereto or the holders of securities of RMG II or Merger Sub:

(i) RMG II Units. Each RMG II Unit outstanding immediately prior to the Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one RMG II Class A Share and one-third of an RMG II Warrant in accordance with the terms of the applicable RMG II Unit, which underlying RMG II Securities shall be adjusted in accordance with the applicable terms of this Section 2.01(e).

(ii) RMG II Shares. Immediately following the separation of each RMG II Security in accordance with Section 2.01(e)(i), each (A) RMG II Class A Share issued and outstanding immediately prior to the Merger Effective Time shall be cancelled in exchange for the issuance by PubCo of one PubCo Class A Share and (B) RMG II Class B Share issued and outstanding immediately prior to the Merger Effective Time shall be cancelled in exchange for the issuance by PubCo of one PubCo Class A Share. Immediately following such cancellation, RMG II shall issue 34,500,000 RMG II Class A Shares and 8,625,000 RMG II Class B Shares to PubCo in consideration for such issuance by PubCo of PubCo Class A Shares.

(iii) Adjustment of RMG II Public Warrants and RMG II Private Warrants. Each RMG II Warrant shall remain outstanding, but shall be automatically adjusted to become a warrant to purchase 1.0917589 whole PubCo Class A Shares (each, a “RMG II Adjusted Warrant.” Each such RMG II Adjusted Warrant will continue to have, and be subject to, the same terms and conditions set forth in the Warrant Agreement immediately prior to the Merger Effective Time (including any repurchase rights and cashless exercise provisions), except that each RMG II Adjusted Warrant will be exercisable (or will become exercisable in accordance with its terms) for 1.0917589 PubCo Class A Shares.

(iv) Cancellation of Merger Sub Share. The Merger Sub Share issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and shall cease to exist.

(f) No Liability. Notwithstanding anything to the contrary in this Section 2.01, neither RMG II nor PubCo, or any other party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) RMG II Upstream. Immediately following the occurrence of the Merger Effective Time but before the Closing Date, RMG II shall extend a loan to PubCo in an aggregate principal amount equal to the value of substantially all of RMG II’s assets on such terms to be agreed between PubCo and RMG II, with the prior written consent of the Company.

2.02 Exchange of Company Stock. Upon the terms and subject to the conditions set forth in this Agreement, including, for the avoidance of doubt, PubCo having obtained a s593 Report where applicable:

(a) on the Closing Date, each Major Shareholder shall transfer to PubCo, and PubCo shall acquire, free and clear of all Liens, all right, title and interest in and attaching to the shares of Company Ordinary Stock owned by such Major Shareholder (excluding any Company Exchanged Conversion Stock held by any Major Shareholder, if any) as set out in Schedule 2.02 (for all such Major Shareholders, the “Company Exchanged Stock,” as consideration and in exchange for:

(i) the issuance of such number and class of shares of PubCo Shares, or the “PubCo Exchanged Shares,” (if any) as set out opposite such Major Shareholder’s name in Schedule 2.02; and

(ii) the payment by PubCo to each Major Shareholder of the amount in cash, or the “PubCo Cash Consideration,” set out opposite to such Major Shareholder’s name in Schedule 2.02, in each case as may be amended in accordance with the following paragraph, provided that (X) the Company shall be entitled to amend, with the prior written consent of the affected Major Shareholder, the number of PubCo Exchanged Shares to be issued to a Major Shareholder and the PubCo Cash Consideration to be paid to a Major Shareholder, each as set out in Schedule 2.02 and (Y) GSW shall be entitled to elect the class of PubCo Exchanged Shares set out opposite its name in Schedule 2.02 it shall receive, each by giving notice in writing to PubCo no later than two (2) Business Days prior to the Closing Date, provided further that (A) such amendments shall not result in any increase in the aggregate number of PubCo Exchanged Shares and aggregate amount of PubCo Cash Consideration as set out on Schedule 2.02; (B) if there are any redemptions of RMG II Shares, the Major Shareholders agree that (I) the PubCo Cash Consideration payable to Sumant as set out in Schedule 2.02 shall not be decreased and (II) the PubCo Cash Consideration payable to the Major Shareholders other than Sumant as set out in Schedule 2.02 shall be decreased pro rata to the PubCo Cash Consideration payable as between such other Major Shareholders as set out in Schedule 2.02 and (C) the foregoing amendments and elections do not adversely affect or delay the consummation of the Transactions;

(b) on the Closing Date or, if the conversion of the CCPS held by Green Rock pursuant to Section 8.12(b) has not completed by two (2) Business Days prior to the Closing Date, such date after the Closing Date as may be notified in writing to PubCo by Green Rock, provided such date shall be as soon as practicable after the Closing Date, Green Rock shall transfer to PubCo, and PubCo shall acquire, free and clear of all Liens, all right, title and interest in and attaching to the Company Exchanged Conversion Stock held by Green Rock as consideration and in exchange for the issuance of the number of PubCo Class A Shares per Company Exchanged Conversion Stock set out opposite Green Rock’s name in Schedule 2.02;

(c) on such date after the Closing Date as may be notified in writing to PubCo by GSW, provided such date falls no later than the later of (A) August 1, 2021 and (B) the date on which (x) the aggregate voting rights represented by PubCo Shares then held by GSW and the PubCo Shares which would be issued to GSW pursuant to this Section 2.02(c) does not exceed 4.9% of the total voting rights represented by all of the issued and outstanding PubCo Shares (including the PubCo Shares which would be issued to GSW pursuant to this Section 2.02(c)) and (y) the aggregate Effective Economic Interest in PubCo represented by such PubCo Shares then held by GSW and the PubCo Shares which would be issued to GSW pursuant to this Section 2.02(c) does not exceed 33% of the total Effective Economic Interest represented by all of the issued and outstanding PubCo Shares (including the PubCo Shares which would be issued to GSW pursuant to this Section 2.02(c)), GSW shall transfer to PubCo, and PubCo shall acquire, free and clear of all Liens, all right, title and interest in and attaching to the Company Exchanged Conversion Stock held by GSW as consideration and in exchange for the issuance of the number of PubCo Class C Shares per Company Exchanged Conversion Stock set out opposite GSW’s name in Schedule 2.02;

(d) (A) on the Closing Date, concurrently with the issuance of the PubCo Class B Share pursuant to Section 2.02(e) but immediately prior to the issuance of any other PubCo Shares pursuant to this Section 2.02, PubCo shall issue to CPPIB (or its nominated issuer of depository receipts, or the nominee of such issuer) one (1) PubCo Class D Share for cash consideration in an amount equal to $100.00 and (B) on such date after the Closing Date as may be determined and notified in writing by CPPIB to PubCo, CPPIB shall transfer to PubCo, and PubCo shall acquire, free and clear of all Liens, all right, title and interest in and attaching to the Company Exchanged Conversion Stock held by CPPIB pursuant to such conversion and, in consideration for such acquisition, PubCo shall issue to CPPIB the number of PubCo Class A Shares set out opposite CPPIB’s name in Schedule 2.02;

(e) on the Closing Date, concurrently with the issuance of the PubCo Class D Share pursuant to Section 2.02(d) but immediately prior to the issuance of any other PubCo Shares pursuant to this Section 2.02, Sumant shall subscribe for, and PubCo shall issue to Sumant, one (1) PubCo Class B Share for cash consideration in an amount equal to $100.00;

(f) each Major Shareholder agrees to (i) deliver an executed delivery instruction slip to its respective depository participant regarding the transfer of its respective Company Exchanged Stock and Company Exchanged Conversion Stock, as applicable, and PubCo shall execute and deliver all such documents or instruments required to receive such Company Stock, in each case in accordance with Sections 2.02(a), (b), (c), (d) and (e); and (ii) undertake all such further steps as are necessary to effect the transfer of ownership of the Company Exchanged Stock and the Company Exchanged Conversion Stock to PubCo and the valid issuance of the PubCo Exchanged Shares and PubCo Shares, as applicable;

(g) PubCo and, for so long as they hold any PubCo Shares, the Major Shareholders shall undertake all corporate steps required to increase its share capital to reflect, and to otherwise authorize and implement, the issuance of PubCo Exchanged Shares and the share issuances contemplated under Sections 2.02(a), (b), (c), (d) and (e), or the “PubCo Share Capital Increase,” and to register the PubCo Share Capital Increase with Companies House (the time of such filing, being the “Exchange Effective Time.” On the Closing Date, PubCo shall issue and allot to each Major Shareholder such shares as set out in and in accordance with Sections 2.02(a), (b), (c), (d) and (e) and shall promptly submit all filings as required under applicable Law to the Companies House in respect of the PubCo Share Capital Increase pursuant to this Section 2.02; and

(h) at Closing, the board of directors of PubCo shall be re-constituted in accordance with the PubCo Shareholders Agreement.

2.03 CCPS Swap.

(a) GSW agrees that it shall deliver to PubCo, on the completion date of the transfer of the Company Exchanged Conversion Stock to PubCo pursuant to Section 2.02(c), a document containing representations and warranties in relation to the matters set out in, and on terms substantially similar to, Section 7.03 and Sections 7.10(a) to 7.10(e) and 7.10(f)(ii), subject to such disclosures as GSW may make in respect of such representations and warranties as of that date, provided any reference to Company Ordinary Stock therein shall be replaced with Company Exchanged Conversion Stock. For the avoidance of doubt, GSW shall not be deemed by this Section 2.03(a) to make any representation or warranty in respect accuracy of any of the statements set out in Article VII after the Closing Date.

(b) CPPIB agrees that it shall deliver to PubCo, on the completion date of the transfer of the Company Exchanged Conversion Stock to PubCo pursuant to Section 2.02(d), a document containing representations and warranties in relation to the matters set out in, and on terms substantially similar to, Section 7.03 and Sections 7.10(a) to 7.10(e) and 7.10(j), subject to such updates and disclosures as CPPIB may be required to make in respect of such representations and warranties as of that date, provided any reference to Company Ordinary Stock therein shall be replaced with Company Exchanged Conversion Stock. For the avoidance of doubt, CPPIB shall not be deemed by this Section 2.03(b) to make any representation or warranty in respect accuracy of any of the statements set out in Article VII after the Closing Date.

2.04 Exchange Procedures.

(a) Appointment of Exchange Agent. Prior to the Merger Effective Time, RMG II and PubCo shall appoint a Person authorized to act as exchange agent and registrar in connection with the Transactions, which Person shall be selected by PubCo and RMG II, or the “Exchange Agent,” and shall act on behalf of the holders of RMG II Securities and Company Stockholders entitled to receive PubCo Shares, and enter into an exchange agent agreement with the Exchange Agent reasonably acceptable to RMG II, PubCo and the Company for the purpose of (A) detaching the RMG II Units, (B) exchanging PubCo Exchanged Shares for Company Exchanged Stock and (C) exchanging PubCo Shares for Company Exchanged Conversion Stock. PubCo agrees to issue PubCo Shares as and to the extent required by this Agreement and any ancillary documents thereto to the holders of RMG II Shares and the Company Stockholders. The Exchange Agent shall effect the exchange of (x) the RMG II Shares for a number of PubCo Shares, each in accordance with the terms of this Agreement and the Plan of Merger and (y) Company Exchanged Stock and Company Exchanged Conversion Stock for a number of PubCo Exchanged Shares and PubCo Shares, each in accordance with the terms of this Agreement (including Schedule 2.02) (and, to the extent applicable, in each of (x) and (y), customary transfer agent procedures, applicable Law, relevant Organizational Documents and the rules and regulations of the DTC).

(b) Issuance to the DTC. Notwithstanding any other provision of this Agreement, any obligation on PubCo under this Agreement to issue PubCo Class A Shares or PubCo Class C Shares to (x) the RMG II Shareholders entitled to PubCo Class A Shares or (y) the Major Shareholders entitled to PubCo Class A Shares or PubCo Class C Shares, shall be satisfied by PubCo issuing PubCo Class A Shares or PubCo Class C Shares to the DTC or to such other clearing service or issuer of depositary receipts (or their nominees, in either case) as may be necessary or expedient, and each RMG II Shareholder and Major Shareholder shall hold such shares of PubCo Class A Shares and PubCo Class C Shares, as applicable, in book-entry form or through a holding of depositary receipts and the DTC or its nominee or the relevant clearing service or issuer of depositary receipts (or their nominees, as the case may be), will be the holder of record of such PubCo Class A Shares and PubCo Class C Shares, as applicable.

(c) PubCo Demat Account Instructions. Each Major Shareholder shall issue irrevocable written instructions to its depository participant in respect of the transfer of the Company Stock held by such Major Shareholder to the PubCo Demat Account and provide PubCo with a copy of such instructions together with due acknowledgment of receipt of such instructions by the depository participant of such Major Shareholder, and PubCo shall execute and deliver all such documents or instruments required to receive such Company Stock.

(d) Surrenders of RMG II Share Certificates.

(i) As soon as reasonably practicable after the Merger Effective Time, the Exchange Agent shall mail or otherwise deliver to each holder of record of RMG II Shares who has the right to receive PubCo Shares hereunder: (i) a letter of transmittal in customary form to be approved by PubCo and RMG II (such approval not to be unreasonably withheld, conditioned, or delayed) prior to the Closing, or the “Letter of Transmittal,” which shall specify that, in respect of any certificates representing RMG II Shares (if any), risk of loss and title shall pass only upon receipt thereof (or of an affidavit of loss in lieu thereof) by the

Exchange Agent or, in the case of uncertificated RMG II Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and shall be in such form and have such other customary provisions as PubCo and RMG II may reasonably specify and (ii) instructions for use in effecting the surrender of the certificates (if any) held by any holder of RMG II Shares. In the event a holder of RMG II Shares does not deliver to the Exchange Agent a duly executed and completed Letter of Transmittal or does not deliver the certificate(s) (or an affidavit of loss in lieu thereof), where applicable, such Person shall not be entitled to receive PubCo Shares unless and until such Person delivers a duly executed and completed Letter of Transmittal and certificate(s) (or an affidavit loss in lieu thereof), as applicable, to the Exchange Agent. Each certificate or uncertificated RMG II Share shall at any time after the Merger Effective Time represent only the right to receive, upon compliance with these requirements, the consideration provided in Section 2.01(e). The delivery of a duly completed and validly executed Letter of Transmittal is a condition to each holder of RMG II Shares receiving any share of PubCo Shares.

(ii) Upon receipt of a Letter of Transmittal (accompanied with all certificates representing RMG II Shares of the holder of such RMG II Shares, to the extent such RMG II Shares are certificated (or an affidavit of loss in lieu thereof)) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by PubCo, the holder of such RMG II Shares shall be entitled to receive in exchange therefore the PubCo Shares into which such RMG II Shares have been converted pursuant to Section 2.01(e) in book-entry form. Until surrendered as contemplated by this Section 2.04(d)(ii), each RMG II Share shall be deemed at any time from and after the Merger Effective Time to represent only the right to receive upon such surrender PubCo Shares which the holders of RMG II Shares were entitled to receive in respect of such shares pursuant to this Agreement.

(iii) All PubCo Shares delivered upon the exchange of RMG II Shares in accordance with the terms of this Article II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to such RMG II Shares and there shall be no further registration of transfers on the register of members of RMG II of the RMG II Shares that were issued and outstanding immediately prior to the Merger Effective Time. From and after the Merger Effective Time, holders of RMG II Shares shall cease to have any rights as shareholders of RMG II, except as provided in this Agreement or by applicable Law.

(e) Lost, Stolen or Destroyed Certificates. In the event any certificates shall have been lost, stolen or destroyed, PubCo, RMG II or Merger Sub (as applicable) shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required; provided, however, that PubCo, RMG II or Merger Sub (as applicable) may, in their discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to agree to indemnify PubCo and RMG II, or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against RMG II or PubCo with respect to the certificates alleged to have been lost, stolen or destroyed.

(f) Fractional PubCo Shares. Notwithstanding anything to the contrary contained herein, no fraction of a PubCo Share will be issued by PubCo by virtue of this Agreement or the Transactions, and each Person who would otherwise be entitled to a fraction of a PubCo Share (after aggregating all fractional PubCo Shares that would otherwise be received by such Person) shall instead have the number of PubCo Shares issued to such Person rounded down in the aggregate to the nearest whole PubCo Share.

2.05 Meeting of the Company Board(a) . Upon delivery of the Company Stock to the PubCo Demat Account, the Company shall, and the Major Shareholders shall procure that the Company shall, convene a meeting of the Company Board and the relevant committees of the Company Board (including the CSR Committee and Finance & Investment Committee) as required, at which the Company Board or such committee of the Company Board, as the case may be, shall:

(a) approve and record the transfer of the Company Stock from the Major Shareholders to PubCo;

(b) approve and record the letters of resignation received from the individuals as determined by the Company and RMG II and appoint individuals to be determined by the Company as directors of the Company with effect from the Closing Date; and

(c) approve the appointment of the re-constituted Company Board and the committees of the Company Board;

(d) approve the amendment to the articles of association of the Company to, among other things, remove references to the Shareholders’ Agreement, include transfer restrictions in relation to Company Stock, and make such other changes as may be required in connection with the Transactions (including relevant provisions from the PubCo Shareholders Agreement), provided that the amendment, variation or deletion of any provision in the Company’s articles of association relating to tax which would materially adversely affect the rights of GSW’s Company Stock will require the prior written consent of GSW; and

(e) convene a meeting of the Company Stockholders for approving the amendment to the articles of association of the Company, as set out in Section 2.05(d) above.

2.06 Meeting of the Company Stockholders(a) . Immediately following the meeting of the Company Board convened in accordance with Section 2.05, the Company shall, and the Major Shareholders (who continue to be Company Stockholders) shall procure that the Company shall, convene a meeting of the Company Stockholders, at which meeting the Company Stockholders shall approve the appointment of the re-constituted Company Board as set out in Section 2.05(c) above and the amendment to the articles of association of the Company, as set out in Section 2.05(d) above, and the consummation of the Transactions.

2.07 Termination of Certain Agreements. The Company and the Major Shareholders hereby agree that, effective at the Closing, (a) the Shareholders’ Agreement and any other shareholders, voting or similar agreement among the Company and any of the Major Shareholders with respect to the Company Stock (other than the agreements entered into or to be entered into on or about the Closing in connection with the Transactions, including any amendments to the Organizational Documents of the Company and PubCo contemplated hereunder), and (b) any registration rights agreement or other shareholder, voting or similar agreements between the Company and the Company Stockholders (other than the agreements entered into or to be entered into at the Closing in connection with the Transactions), in each case of clauses (a) and (b), shall automatically, and without any further action by any of the parties, terminate in full and become null and void and of no further force and effect, but without prejudice to any rights and obligations that have accrued prior to such termination, which shall continue to exist, in each case other than such agreements as are contemplated to be entered into by such parties under this Agreement. The Company and the Major Shareholders hereby waive any rights or obligations of the parties under the Company’s Organizational Documents or any agreement described in clause (a) above with respect to the Transactions, and any failure of the parties to comply with the terms thereof in connection with the Transactions.

2.08 Withholding Rights.

(a) Except as provided in Section 9.06, PubCo, RMG II, Merger Sub, the Company, the Exchange Agent, and their respective Affiliates or other Persons making payments on their behalf shall be entitled to deduct and withhold from any consideration payable in cash or otherwise to any Person pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under any Tax Law with respect to the making of such payment. To the extent that such amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom or to which such amounts would otherwise have been paid. To the extent amounts are withheld by any party, the same shall be duly paid to the relevant Governmental Authority no later than five (5) days from the date on which such amounts are withheld by PubCo.

(b) In connection with the transfer by GSW of the Company Exchanged Conversion Stock to PubCo in accordance with Section 2.02(c) above:

(i) to the extent required, or amended as needed, in accordance with the prevalent IT Act at the time of the transfer, the Company shall obtain from a Big Four Accounting Firm or other reputed valuer and provide to GSW and PubCo prior to the transfer, in a form and manner reasonably acceptable to PubCo and GSW and on which reliance can be placed by PubCo and GSW (A) a valuation report for the Company Exchanged Conversion Stock in accordance with Section 50CA of the IT Act to be updated as on the date of transfer, and (B) a valuation report determining fair value / market value of PubCo Class A Shares and/or PubCo Class C Shares to be updated as on the date of transfer;

(ii) GSW shall (A) obtain from a Big Four Accounting Firm and provide to PubCo prior to the transfer, in a form and manner reasonably acceptable to PubCo and on which reliance can be placed by PubCo, (x) a computation of gains earned by GSW pursuant to the transfer of the Company Exchanged Conversion Stock to PubCo under the IT Act (after considering the valuation reports obtained by the Company under Section 2.08(b)(i), as relevant) and Tax thereon and the amount of Tax required to be withheld, by PubCo under the IT Act from the consideration payable to GSW (without giving any relaxation / exemption under any double taxation avoidance agreement) and (y) the amount of Tax required to be withheld by PubCo under the IT Act from the consideration payable to GSW, or “GSW Withholding Amount,” and (B) provide to PubCo such information as may be required by PubCo for the filing of Form 15CA and 15CB under the IT Act;

(iii) with respect to the GSW Withholding Amount, GSW shall, at its discretion, either (A) transfer to PubCo, on a date that enables PubCo to make the payment of the GSW Withholding Amount to the relevant Taxation Authority within the time frame required under the IT Act, an amount equivalent to the GSW Withholding Amount, and PubCo shall, pay the GSW Withholding Amount to the relevant Taxation Authority no later than (five) 5 days from the date on which the GSW Withholding Amount is received by PubCo and the date on which such payment is required to be paid under the IT Act, whichever is earlier, and shall deliver to GSW, the payment receipt / challan evidencing the payment of such GSW Withholding Amount; or (B) pay to the relevant Taxation Authority, within the time frame required under the IT Act, an amount equal to the GSW Withholding Amount, on behalf of PubCo, and deliver to PubCo, the payment receipt / challan evidencing the payment of such GSW Withholding Amount, in each case such payment to discharge in full any and all obligations GSW may have to PubCo in respect of any amount so required to be withheld by PubCo in connection with the transfer by GSW of the Company Exchanged Conversion Stock to PubCo in accordance with Section 2.02(c) above; and

(iv) upon payment of GSW Withholding Amount to the relevant Taxation Authority, PubCo shall file the withholding tax return as applicable in accordance with the IT Act and provide a withholding tax certificate as applicable (in the form prescribed under the IT Act) to GSW promptly within the due date specified under the IT Act.

(c) In the event that PubCo is required (disregarding any relaxation / exemption under any double taxation avoidance agreement) to withhold, under the IT Act, any withholding tax in connection with the transfer by CPPIB of the Company Exchanged Conversion Stock to PubCo in accordance with Section 2.02(d) above:

(i) to the extent required, or amended as needed, in accordance with the prevalent IT Act at the time of the transfer, the Company shall obtain from a Big Four Accounting Firm or other reputed valuer and provide to CPPIB and PubCo prior to the transfer, in a form and manner reasonably acceptable to PubCo and CPPIB and on which reliance can be placed by PubCo and CPPIB (A) a valuation report for the Company Exchanged Conversion Stock in accordance with Section 50CA of the IT Act to be updated as on the date of transfer, and (B) a valuation report determining fair value / market value of PubCo Class A Shares to be updated as on the date of transfer;

(ii) CPPIB shall (A) obtain from a Big Four Accounting Firm and provide to PubCo prior to the transfer, in a form and manner reasonably acceptable to PubCo and on which reliance can be placed by PubCo, (x) a computation of gains earned by CPPIB pursuant to the transfer of the Company Exchanged Conversion Stock to PubCo under the IT Act (after considering the valuation report obtained by the Company under Section 2.08(c), as relevant), (y) the amount of Tax required to be withheld, by PubCo under the IT Act from the consideration payable to CPPIB (without giving any relaxation / exemption under any double taxation avoidance agreement) and (z) the amount of Tax required to be withheld by PubCo under the IT Act from the consideration payable to CPPIB, or “CPPIB Withholding Amount,” and (B) provide to PubCo such information as may be required by PubCo for the filing of Form 15CA and 15CB under the IT Act;

(iii) with respect to the CPPIB Withholding Amount (if any), CPPIB shall, at its discretion, either (A) transfer to PubCo, on a date that enables PubCo to make the payment of the CPPIB Withholding

Amount to the relevant Taxation Authority within the time frame required under the IT Act, an amount equivalent to the CPPIB Withholding Amount, and PubCo shall, pay the CPPIB Withholding Amount to the relevant Taxation Authority no later than (five) 5 days from the date on which the CPPIB Withholding Amount is received by PubCo and the date on which such payment is required to be paid under the IT Act, whichever is earlier, and shall deliver to CPPIB, the payment receipt / challan evidencing the payment of such CPPIB Withholding Amount; or (B) pay to the relevant Taxation Authority, within the time frame required under the IT Act, an amount equal to the CPPIB Withholding Amount, on behalf of PubCo, and deliver to PubCo, the payment receipt / challan evidencing the payment of such CPPIB Withholding Amount, in each case such payment to discharge in full any and all obligations CPPIB may have to PubCo in respect of any amount so required to be withheld by PubCo in connection with the transfer by CPPIB of the Company Exchanged Conversion Stock to PubCo in accordance with Section 2.02(d) above; and

(iv) upon payment of CPPIB Withholding Amount to the relevant Taxation Authority, PubCo shall file the withholding tax return as applicable in accordance with the IT Act and provide a withholding tax certificate as applicable (in the form prescribed under the IT Act) to CPPIB promptly within the due date specified under the IT Act.

ARTICLE III

CLOSING

3.01 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article XI, the consummation of the Transactions, or the “Closing,” shall take place virtually on the earlier of the (a) tenth (10th) Business Day after all the Closing conditions to this Agreement have been satisfied or waived (other than the Closing conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) and (b) the second (2nd) Business Day after the conversion of the CCPS in accordance with Section 8.12(b), or at such other date, time or place as RMG II, the Company and each of the Major Shareholders Representatives may agree in writing (the date and time at which the Closing is actually held being the “Closing Date.” Closing signatures may be transmitted by emailed PDF files or by facsimile.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to, qualification of or disclosure for the purposes of such representation, warranty or covenant is reasonably apparent on the face of the disclosure in such Schedule), the Company represents and warrants to RMG II, as of the date hereof and as of Closing (other than in the case of representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct as of such specified time), as follows:

4.01 Corporate Organization of the Company.

(a) The Company has been duly incorporated and is validly existing under the Laws of India and has all requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The copies of the Company’s certificate of incorporation, memorandum of association and articles of association previously made available by the Company to RMG II and its Representatives are true, correct and complete and are in effect as of the date of this Agreement. The Company is not in violation of any provision of its Organizational Documents in any material respect.

(b) The Company is duly licensed or qualified in the jurisdiction in which it is incorporated or registered and in each jurisdiction in which the ownership of its assets or property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.02 Subsidiaries.

(a) The Subsidiaries of the Company as of the date hereof are set forth on Schedule 4.02(a), including, as of such date, their jurisdiction of organization, a description of the capitalization of each such Subsidiary and the names of the holders of all equity securities in each such Subsidiary. Each Subsidiary of the Company has been duly formed and organized and is validly existing under the Laws of its jurisdiction of incorporation or organization. Each Subsidiary of the Company has all requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. Each Subsidiary of the Company is duly licensed or qualified in each jurisdiction in which it is incorporated or registered and in each jurisdiction in which the ownership of its assets or property or the character of its activities is such as to require such Subsidiary to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The copies of each of the Subsidiaries’ Organizational Documents previously made available by the Company to RMG II and its respective Representatives are true, correct and complete and are in effect as of the date of this Agreement.

(b) Except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor any of its Subsidiaries owns any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

4.03 Due Authorization; Board Approval; Vote Required.

(a) The Company, as at the date hereof, has all requisite corporate power and authority to execute and deliver this Agreement and each ancillary agreement to this Agreement and, as at the Closing Date, will have (subject to the approvals described in Section 4.05) all requisite corporate power and authority to execute, deliver and perform this Agreement and each ancillary agreement to this Agreement to which it is a party and to consummate the Transactions, subject to the receipt of consent from the holders of Company Stock set out in Schedule 4.03, or the “Company Stockholder Approval.” The performance of this Agreement and such ancillary agreements and the consummation of the Transactions will, as at the Closing Date, have been duly and validly authorized and approved by the Company Board, and with the exception of the Company Stockholder Approval, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or such ancillary agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such ancillary agreement will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Enforceability Exceptions.”

(b) The Company Board, at a meeting duly called and held on or prior to the date of this Agreement, duly adopted resolutions by which the Company Board: (i) approved and declared advisable this Agreement and the Transactions; (ii) determined that the Transactions are in the best interests of the Company and the stockholders of the Company; and (iii) authorized and approved the execution, delivery and performance of this Agreement and the Transactions on the terms and subject to the conditions set forth herein.

4.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05 or on Schedule 4.05, the execution, delivery and performance of the Company’s obligations under this Agreement and each ancillary agreement to this Agreement to which the Company is a party, and the consummation by the Company of the Transactions, do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Organizational Documents of the Company or any of its Subsidiaries, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any material benefit under, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, or result in the acceleration or trigger of any payment or compensation, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract set forth on Schedule 4.13(a), or any Contract that should have been set forth on Schedule 4.13(a) pursuant to Section 4.13(a), to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties, equity or debt interests or assets of the Company or any of its Subsidiaries, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect or materially adversely affect the ability of the Company or its Subsidiaries to perform or comply with on a timely basis any material obligation under this Agreement or any ancillary agreement hereto to which the Company is a party or to consummate the Transactions.

4.05 Governmental Authorities; Consents. Assuming the truth and accuracy of the representations of RMG II, PubCo and Merger Sub contained in this Agreement, no Consent of or with any Governmental Authority or any other notice, approval, consent, waiver or authorization from any Governmental Authority is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution, delivery or performance of this Agreement and any ancillary agreements thereto or the consummation of the Transactions, except for (a) such Consents as are expressly contemplated by this Agreement, (b) any Consents the absence of which would not, individually or in the aggregate, (i) have a Material Adverse Effect, or (ii) adversely affect the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or any ancillary agreement hereto to which the Company is a party or to consummate the Transactions, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” Securities Laws, and the rules and regulations thereunder and (e) as otherwise disclosed on Schedule 4.05.

4.06 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of 500,000,000 equity shares of par value of Rs. 10 per equity share and 60,000,000 Series A preference shares of par value of Rs. 425 per Series A preference share, of which 379,924,556 equity shares and 49,184,611 Series A preference shares are issued and outstanding as of the date hereof. Set forth on Schedule 4.06(a) is a true, correct and complete list of each holder of shares of Company Stock or other equity interests of the Company and the number of shares or other equity interests held by each such holder as of the date hereof. As of the date hereof, there are no other shares of common stock, preferred stock or other equity interests of the Company authorized, reserved, issued or outstanding. All such equity securities issued by the Company have been validly issued and allotted by the Company (upon payment of the applicable stamp duty) and have been fully paid up with due authorization and in compliance with applicable Law and the Company’s Organizational Documents in all material respects.

(b) Except as set forth on Schedule 4.06(b), there are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights or rights of first refusal or first offer) or other securities convertible into or exchangeable or exercisable for shares of Company Stock or other equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in (whether or not outstanding) or debt securities of, the Company and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company.

(c) There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Stockholders may vote.

(d) The Company is not party to any shareholder agreements, voting agreement or registration rights agreement with respect to the Company’s equity interests other than the Shareholders’ Agreement. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities.

(e) The outstanding shares of capital stock or other equity interests of the Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, there are (A) no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for the equity interests of any Subsidiary (including any convertible preferred equity certificates), or any other Contracts to which any Subsidiary is a party or by which any Subsidiary is bound obligating such Subsidiary to issue or sell any shares of capital stock of, other equity interests in or debt securities of, such Subsidiary, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in any Subsidiary. As of the date hereof, there are no outstanding contractual obligations of any Subsidiary to repurchase, redeem or otherwise acquire any securities or equity interests of any Subsidiary. There are no outstanding bonds, debentures, notes or other Indebtedness of any Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiary’s stockholders may vote. None of the Subsidiaries is party to any stockholders agreement, voting agreement or registration rights agreement relating to the equity interests of any such Subsidiaries.

(f) The Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares of capital stock or equity interests of its Subsidiaries, free and clear of all Liens, other than Permitted Liens. There are no options or warrants convertible into or exchangeable or exercisable for the equity interests of any Subsidiary.

4.07 Financial Statements.

(a) Attached as Schedule 4.07(a) are the audited consolidated balance sheets of the Company and its Subsidiaries as of March 31, 2018, as of March 31, 2019 and as of March 31, 2020, or the “Latest Balance Sheet Date,” and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows of the Company and its Subsidiaries for the years then ended, together with the auditor’s reports thereon (collectively, the “Audited Financial Statements.” The Audited Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in shareholders’ equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Audited Financial Statements in conformity with Indian Accounting Standards consistently applied and in accordance with past practice and were derived from, and accurately reflect, in all material respects, the books and records of the Company and its Subsidiaries.

(b) Neither the Company nor any Subsidiary has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company or any Subsidiary. Neither the Company nor any Subsidiary, nor, to the knowledge of the Company, any of its officers, directors or employees or other Representatives has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or its internal accounting controls, including any written complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in questionable accounting or auditing practices in any material respects.

(c) As of the date hereof, the Company and its Subsidiaries do not have any material Indebtedness for borrowed money other than the Indebtedness set forth on Schedule 4.07 and in such amounts (including principal and any accrued but unpaid interest as of the date hereof), as set forth on Schedule 4.07.

4.08 Undisclosed Liabilities. There is no liability, debt or obligation of or against the Company or any of its Subsidiaries (including Indebtedness) of a type required to be recorded or reflected on or reserved for or disclosed in a consolidated balance sheet of the Company and its Subsidiaries, including the notes thereto, under GAAP, except for Liabilities and obligations (a) reflected or reserved for on the Audited Financial Statements or disclosed in the notes thereto, (b) that have arisen since the Latest Balance Sheet Date in the ordinary course of the operation of business of the Company and its Subsidiaries, (c) disclosed in the Company Disclosure Schedules, (d) arising under this Agreement and/or the performance by the Company of its obligations hereunder, or (e) that, would not, individually or in the aggregate, have a Material Adverse Effect.

4.09 Litigation and Proceedings. There are no, and since April 1, 2017 there have been no, pending or, to the knowledge of the Company, threatened Actions against the Company or any of its Subsidiaries, or otherwise affecting the Company or any of its Subsidiaries or any of their respective assets, including any condemnation or similar proceedings, that, individually or in the aggregate, would have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries or any property, asset or business of the Company or any of its Subsidiaries is subject to any Governmental Order or, to the knowledge of the Company, any continuing investigation by any Governmental Authority, in each case that, individually or in the aggregate, would be expected to have a Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the Company or any of its Subsidiaries to enter into and perform its obligations under this Agreement or any ancillary document thereto.

4.10 Compliance with Laws.

(a) Except as has not had and would not have a Material Adverse Effect, the Company and its Subsidiaries are, and since April 1, 2017 have been, in compliance in all material respects with applicable Laws. Neither of the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority of any non-compliance with, or violation of, any applicable Law by the Company or any of its Subsidiaries, or by which any of the Company’s or its Subsidiaries’ properties, assets, employees, business or operations are or were bound or affected, at any time since April 1, 2017, which violation would have a Material Adverse Effect.

(b) Since April 1, 2017, (i) there has been no action taken by the Company, any of its Subsidiaries or any officer, director, manager, employee, or, to the knowledge of the Company, any agent, representative or sales intermediary of the Company or any of its Subsidiaries, in each case, acting on behalf of the Company or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither the Company nor any of its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither the Company nor any of its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

4.11 Intellectual Property.

(a) Schedule 4.11(a) sets forth, as of the date hereof, a true and complete list, including record (and, if different, beneficial) owner, jurisdiction and serial/application numbers and dates, of all issued patents, registered copyrights, registered trademarks, domain name registrations and all pending applications for any of the foregoing, in each case, that are owned or purported to be owned by the Company or any of its Subsidiaries (collectively, the “Registered Intellectual Property.” The Company and its Subsidiaries are the sole and exclusive owner, have valid and enforceable rights in, and have the unrestricted right to use, of all Registered Intellectual Property, free and clear of all Liens other than Permitted Liens.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, no Actions are pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries by any Person challenging the validity, enforceability, or ownership of, or the right to use, sell, license or sublicense any Intellectual Property currently owned, licensed, used or held for use by the Company or any of its Subsidiaries. As of the date hereof and since April 1, 2017, neither the Company nor any of its Subsidiaries has been a party to any pending Action or received any threat (including unsolicited offers to license patents) in writing claiming infringement, misappropriation, dilution or other violation of the Intellectual Property of any Person or challenging the scope, ownership, validity or enforceability of any Intellectual Property owned or purposed to be owned or licensed by the Company or its Subsidiaries, except in each case as would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries (including the development and operation of their assets and projects) has not infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any Person in any material respects. To the knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any material Intellectual Property owned by the Company or any of its Subsidiaries. The Company and/or its Subsidiaries, as the case may be, either own(s), has a valid license to use or otherwise has the lawful right to use all of the Intellectual Property and Software used in the conduct of its business as currently conducted, except for such Intellectual Property and Software with respect to which the lack of such ownership, license or right to use would not reasonably be expected to have a Material Adverse Effect. No current or former founder, officer, executive, director, shareholder or employee of the Company or any of its Subsidiaries owns any material Intellectual Property used in the conduct of the businesses of the Company and its Subsidiaries, except where such Intellectual Property is subject to a valid and enforceable written license. Except (i) for any Permitted Lien, (ii) as set forth on Schedule 4.11(a) or (iii) as provided for in any Contract set forth in Schedule 4.13(a), all material Intellectual Property owned by the Company or any of its Subsidiaries is fully transferable, alienable and licensable without restriction and without payment of any kind to any other Person and without approval of any other Person. No funding, facilities or personnel of any educational institution or Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any material Intellectual Property owned by the Company or any of its Subsidiaries.

(c) The Company and its Subsidiaries have undertaken commercially reasonable efforts to protect the confidentiality of any material trade secrets or material proprietary information acquired or developed by them in the course of conducting their businesses or which are the subject of confidentiality obligations owed to other Person. To the knowledge of the Company, no current or former employee of the Company or any of its Subsidiaries has misappropriated or improperly disclosed trade secrets or confidential information of any other Person in the course of the employment with the Company or any of its Subsidiaries.

4.12 Data Protection, Cybersecurity and Information Technology.

(a) To the knowledge of the Company, there have been no material unauthorized intrusions or breaches of the security of the IT Systems or instances of disclosure, acquisition, destruction, damage, loss, corruption, alteration, use or misuse of any data, including personal information or trade secrets stored on the IT Systems that, pursuant to any Law, would require the Company or any of its Subsidiaries to notify individuals of such breach or intrusion or that was or would reasonably be expected to be material to the Company or any of its Subsidiaries. The Company and its Subsidiaries have in place security, maintenance, backup, archiving, and virus and malicious device scanning and other protection measures with respect to the IT Systems that the Company reasonably considers to be adequate.

(b) The Company and its Subsidiaries comply in all material respects with Data Protection Laws. The Company and its Subsidiaries have policies and procedures in place regarding the collection, use, disclosure, storage and dissemination of personal information in connection with their businesses to comply with, (i) any of their published privacy policies or (ii) any applicable Laws concerning the privacy and/or security of personally identifiable information or any applicable mandatory standards to which the Company is required to comply in the industries in which the Company and/or its Subsidiaries operate that concern privacy, data protection, confidentiality or information security, other than any violation that, individually or in the aggregate, has not been and would not have a Material Adverse Effect.

(c) The IT Systems are in satisfactory working order in all material respects and have functioned materially in accordance with all applicable specifications and requirements of the business of the Company and its Subsidiaries, except, in each case as has not had and would not reasonably be expected to have a Material Adverse Effect. All use and distribution of software and open source materials by the Company or its Subsidiaries is in material compliance with all open source licenses applicable thereto, except for such non-compliance as has not had and would not reasonably be expected to have a Material Adverse Effect.

4.13 Contracts; No Defaults.

(a) Schedule 4.13(a) sets forth a true, correct and complete list of all Contracts described in clauses (i) through (xv) below to which, as of the date hereof, the Company or one or more of its Subsidiaries is a party or by which any of their respective assets or properties are bound. True, correct and complete copies of the Contracts listed on Schedule 4.13(a) have been provided to or made available to RMG II or its Representatives.

(i) any material Contract that contains covenants that materially limit the ability of or prohibit the Company or its Subsidiaries to compete in any line of business or in any geographic area that is material to the Company and its Subsidiaries, taken as a whole;

(ii) any material Contract involving any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or material Contract based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iii) any Contract entered into in connection with a completed or ongoing acquisition or disposition by the Company or any of its Subsidiaries of any Person or any business organization, division, business or asset of any Person since April 1, 2017 (including through merger, consolidation or other business combination, or the purchase of a controlling equity interest in or substantially all of the assets of such Person, division, business or asset or by any other manner) having a value in excess of $36,000,000;

(iv) any Contract under which the Company or any of its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness or (C) extended credit to any Person (other than intercompany loans and advances and customer payment terms in the ordinary course of business), in each case in the foregoing clauses (A) through (C), in an amount in excess of $36,000,000 of committed credit;

(v) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $36,000,000 other than sales of obsolete equipment;

(vi) any Contract (including, but not limited to, engineering, procurement and construction contracts, operation and maintenance agreements and power purchase agreements) that by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Company and its Subsidiaries under such Contract or Contracts of at least $50,000,000 per fiscal year;

(vii) any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.13(a) and expected to result in revenue or require expenditures in excess of $5,000,000 in any calendar year or which resulted in revenue or expenditures during the fiscal year ended March 31, 2020, in excess of $5,000,000;

(viii) any Contract that obligates the Company or its Subsidiaries to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $5,000,000 other than in the ordinary course of business;

(ix) any Contract that (A) relates to a settlement entered into within three (3) years prior to the date of this Agreement, or (B) under which the Company or any Subsidiary or counterparty thereto has outstanding obligations (other than customary confidentiality obligations), in each case other than in the ordinary course of business;

(x) any Contract, including non-competition, severance or indemnification agreements, with a current officer, manager, director, employee or worker of, or consultant to, the Company or any Subsidiary that provides annual base compensation (excluding bonus and other benefits) in excess of $500,000, or that provides for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the Transactions in excess of $500,000;

(xi) any Contract pursuant to which the Company or any of its Subsidiaries licenses material Intellectual Property owned by the Company or any of its Subsidiaries to any Person or licenses Intellectual Property from any Person in each case that is material to the business of the Company and its Subsidiaries, taken as a whole, and in each case, other than licenses for Software that is generally and commercially available to the public on reasonable terms;

(xii) any Contracts with a Governmental Authority other than in the ordinary course of business;

(xiii) other than any offer letter or employment agreement set forth on Schedule 4.13(a), any material Contract between the Company or any of its Subsidiaries, on the one hand, and any of the Company Stockholders, on the other hand, that will not be terminated at or prior to the Closing;

(xiv) any Contract that grants to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer, call option right, put option right, drag along right, tag along right or similar preferential right to purchase or acquire equity interests in, or assets owned or otherwise used by, the Company or any Subsidiary other than in the ordinary course of business; and

(xv) any Contract establishing any joint venture, profit-sharing, partnership, limited liability company, strategic alliance or other similar agreement (including any stockholders’ agreement), arrangement or collaboration, in each case, that is material to the business of the Company and its Subsidiaries, taken as a whole.

(b) Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract set forth on Schedule 4.13(a), or that should have been set forth on Schedule 4.13(a) pursuant to Section 4.13(a), (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the knowledge of the Company, each of the other parties thereto, and are, to the knowledge of the Company, enforceable by the Company or its Subsidiaries, to the extent a party thereto, in accordance with their terms, except as such enforcement may be limited by the Enforceability Exceptions, (ii) none of the Company, its Subsidiaries or, to the knowledge of the Company, any other party to such Contracts is in material breach or material default, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or material default by the Company or any Subsidiary, or permit termination or acceleration by the other party thereto, under any such Contract, (iii) neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any such Contract, (iv) neither the Company nor any of its Subsidiaries has received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract, or amend the terms thereof (other than modifications in the ordinary course of business), and (v) neither the Company nor any of its Subsidiaries have waived any material rights under any such Contract.

(c) Except as would not have a Material Adverse Effect, neither the Company nor its Subsidiaries have received any written notice of any Action challenging the award of any Projects to the Company or its Subsidiaries, as applicable.

(d) Neither the Company nor any of its Subsidiaries have, or have been required to, materially reduce the contracted capacity for any of the Projects.

(e) The Company or its Subsidiaries, as the case may be, maintain the captive generating status or captive project status as required under the Project’s power purchase agreements, and, to the knowledge of the Company, no circumstances exist whereby the Company or its Subsidiaries as the case may be, would be expected to lose such status.

4.14 Company Benefit Plans.

(a) Schedule 4.14(a) sets forth a true and complete list of each Company Benefit Plan. “Company Benefit Plan” means any plan, fund (including any superannuation fund, provident fund, gratuity fund or pension fund) or other similar program or arrangement established or maintained outside the United States by the

Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code. Neither the Company nor any of its Subsidiaries maintains or contributes to or has any material liability with respect to any Benefit Plan, whether or not subject to ERISA, which is not a Company Benefit Plan.

(b) With respect to each Company Benefit Plan on Schedule 4.14(a), the Company has delivered or made available to RMG II and its Representatives correct and complete copies of, if applicable (i) all plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of any Company Benefit Plans which are not in writing; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all material communications with any Governmental Authority concerning any matter that is still pending or for which the Company or any Subsidiary has any outstanding liability or obligation.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each Company Benefit Plan has been administered and enforced in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending or threatened; (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely made; (v) all benefits accrued under any unfunded Company Benefit Plan have been paid, accrued, or otherwise adequately reserved in accordance with GAAP and are reflected on the Audited Financial Statements; (vi) no Company Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto; and (vii) neither the Company nor any Subsidiary has incurred any obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the extent applicable, the present value of the accrued benefit Liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Company Benefit Plan allocable to such benefit Liabilities.

(e) The consummation of the Transactions will not, either alone or in combination with another event: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Company Benefit Plan; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, officer, employee or independent contractor of the Company or any Subsidiary under any Company Benefit Plan.

(f) Except to the extent required by applicable Law, neither the Company nor any Subsidiary provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(g) No Company Benefit Plan provides for the gross-up of any Taxes that may be imposed by any applicable Law.

4.15 Labor Matters.

(a) Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of the Company or any Subsidiary, nor is there a duty to consult with any such organization or body, nor are there any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or been threatened any strike, slow-down, lockout, picketing, work-stoppage, or other similar labor activity with respect to any such employees except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no unresolved labor controversies (including unresolved grievances and age, claims regarding any enhanced benefits or other discrimination claims) that are pending or threatened between the Company or any Subsidiary and Persons employed by or providing services as independent contractors to the Company or any Subsidiary except as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Company or any Subsidiary (i) is and has been since April 1, 2017 in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety, wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or oral notice that there is any pending Action involving unfair labor practices against the Company or any Subsidiary, (ii) is not liable for any material past due arrears of wages or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(c) To the knowledge of the Company, no current or former employee, worker or independent contractor of the Company or any Subsidiary is in violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any Subsidiary or (ii) any restrictive covenant or nondisclosure obligation to a former employee or engager of any such individual, in each case except as would not reasonably be expected to have a Material Adverse Effect.

(d) No officer-level employee of the Company has provided written or, to the knowledge of the Company, oral notice of his or her plan to terminate his or her employment.

4.16 Taxes.

(a) All material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been timely filed, and all such Tax Returns are true, accurate, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid.

(c) Each of the Company and its Subsidiaries has (i) withheld all material amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law or double taxation avoidance agreement in relation to Tax (as the case may be) with respect to Tax withholding.

(d) There are no audits, examinations, investigations or other proceedings pending against the Company or any of its Subsidiaries in respect of any material amount of Tax, and no material Tax claims or assessments have been proposed in writing by any Governmental Authority against any of them which have not been resolved.

(e) Since April 1, 2017, neither the Company nor any of its Subsidiaries has filed any Tax Returns or paid any Tax in a country other than India, Singapore, the United Kingdom and the United States. No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to material Taxes in that jurisdiction in respect of Taxes that would be the subject of such Tax Return that has not since been resolved.

(f) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or its Subsidiaries and no written request for any such waiver or extension is currently pending.

(g) Neither the Company nor any of its Subsidiaries has requested or entered into a closing agreement, private letter ruling technical advice memorandum, advance pricing agreement or similar agreement with any Governmental Authority that could reasonably be expected to materially affect the Taxes of the Company or any of its Subsidiaries after the Closing Date, nor is any such request outstanding.

(h) Neither the Company nor any Subsidiary is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or treated as a U.S. corporation under Section 7874(b) of the Code.

(i) There are no Liens with respect to material amounts of Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(j) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction,” as defined in U.S. Treasury Regulation Section 1.6011-4.

(k) Neither the Company nor any of its Subsidiaries has any material Liability for the Taxes of another Person (other than the Company and its Subsidiaries) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract (in each case, excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes). Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement (excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes) with respect to Taxes under which the Company or any of its Subsidiaries could be liable after the Closing Date for any material Tax liability of any Person other than one or more of the Company and its Subsidiaries.

(l) Neither the Company nor any of its Subsidiaries has, within the past two years, been a party to any transaction intended to qualify as tax-free pursuant to Section 355 of the Code.

(m) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action that could reasonably be expected to prevent the Merger, the Exchange, the PIPE Investment and the Delayed Exchanges from qualifying for the Intended Tax Treatment. Neither the Company nor any of its Subsidiaries has any knowledge of any facts or circumstances that could reasonably be expected to prevent the Merger, the Exchange, the PIPE Investment and the Delayed Exchanges from qualifying for the Intended Tax Treatment. To the knowledge of the Company or any of its Subsidiaries, no holder of securities of RMG II, none of the PIPE Investors and none of the Major Shareholders has entered into, or has any current plan or intention to enter into, any contract, agreement, commitment or arrangement to dispose of any PubCo Shares received, in the case of RMG II or the PIPE Investors, in the transactions contemplated by this Agreement, and, in the case of the Major Shareholders, pursuant to Section 2.02.

(n) The Company is treated as a corporation for U.S. federal income tax purposes, and has not taken or agreed to take any action, and has not taken or agreed to make any election, that could reasonably be expected to cause the Company to not be treated as a corporation for U.S. federal income tax purposes.

(o) The Company and its Subsidiaries are in full compliance with all terms and conditions of any material applicable Tax exemption or Tax holiday or Tax incentive. The consummation of the Transactions will not have any material adverse effect on the continued validity and effectiveness of any such material Tax exemption, Tax holiday or Tax incentive. Further, no relief in respect of any Taxes, claimed or provided to the Company and its Subsidiaries, could be effectively withdrawn, postponed, or restricted as a result of any act or omission by the Company or its Subsidiaries at or prior to the Closing Date.

(p) The Company and its Subsidiaries are in compliance with all applicable transfer pricing Laws and regulations in all material respects.

(q) All records which the Company and its Subsidiaries are required to keep in respect of Taxes under applicable Law or which would be needed to substantiate any claim made or position taken in relation to Taxes by the Company and its Subsidiaries, have been duly kept and maintained in all material respects.

(r) It is the intent of the Company and the Major Shareholders that the Company shall be treated as a corporation for U.S. federal, state and local income tax purposes. Without the prior written consent of CPPIB and GSW (each acting in its sole discretion), the Company shall not (and no Major Shareholder shall permit the Company to) make an election for the Company to not be treated as a corporation for U.S. federal income tax purposes.

4.17 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation.

4.18 Insurance.

(a) Schedule 4.18(a) lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy), including programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date hereof. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to RMG II or its Representatives. With respect to each such insurance policy required to be listed on Schedule 4.18(a), except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) all premiums due have been paid; (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (iii) neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and, to the knowledge of the Company, no such action has been threatened; and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

4.19 Real Property; Assets.

(a) Schedule 4.19(a) contains a true, correct and complete list of all material real property and interests in real property owned in fee by the Company or its Subsidiaries (collectively, the “Owned Real Property.” With respect to each parcel of Owned Real Property: (i) the Company and its Subsidiaries have good, valid and marketable fee title, free and clear of all Liens, (ii) neither the Company nor any of its Subsidiaries have leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof (iii) there are no options, rights of first refusal or rights of first offer to purchase such Owned Real Property or any portion thereof or interest therein and (iv) the sale or conveyance deeds have been adequately stamped and validly registered in accordance with applicable Law, in each case except as would not have a Material Adverse Effect.

(b) Schedule 4.19(b) contains a true, correct and complete list of all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries, or the “Leased Real Property” and together with the Owned Real Property, the “Real Properties.” The Company has made available to RMG II or its Representatives true, correct and complete copies of the leases, subleases and occupancy agreements (including all modifications, amendments, supplements, waivers and side letters thereto) for the material Leased Real Property to which the Company or any of its Subsidiaries is a party, or the “Real Estate Lease Documents,” and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property. The Real Estate Lease Documents have been adequately stamped and validly registered in accordance with applicable Law, in each case except as would not be expected to have a Material Adverse Effect.

(c) Each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries, as applicable, subject to Enforceability Exceptions, and each such lease is in full force and effect, (ii) has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to RMG II or its Representatives and (iii) subject to securing the consents or approvals, if any, required under the Real Estate Lease Documents to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the Transactions by the Company, upon the consummation of the Transactions, will entitle the Company to the use, occupancy and possession, in each case subject to the terms of the respective Real Estate Lease Documents in effect with respect to the Leased Real Property, of the premises specified in the Real Estate Lease Documents.

(d) No material default by (i) the Company or any of its Subsidiaries or (ii) to the knowledge of the Company, any landlord or sub-landlord, as applicable, presently exists under any Real Estate Lease Documents. Neither the Company nor any of its Subsidiaries has received written notice of material default under any Real Estate Lease Document which default has not been cured or waived prior to the date hereof. To the knowledge of the Company, no event has occurred that, and no condition exists that, with or without notice or lapse of time or both, would constitute a material default under any Real Estate Lease Document by the Company or any of its Subsidiaries (as tenant, subtenant or sub-subtenant, as applicable) or by the other parties thereto. Neither the Company nor any of its Subsidiaries has subleased or otherwise granted any Person other than another Subsidiary of the Company the right to use or occupy any Leased Real Property, which sublease or right is still in effect. Except for the Permitted Liens, neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in the Real Property or any interest therein which is still in effect. Except for the Permitted Liens, there exist no Liens affecting the Real Property created by, through or under the Company or any of its Subsidiaries.

(e) With respect to each Real Estate Lease Document:

(i) since April 1, 2017, to the knowledge of the Company, no security deposit or portion thereof deposited by the Company or any of its Subsidiaries under such Real Estate Lease Document has been applied in respect of a breach or default under such Real Estate Lease Document that has not (A) if and as required by the applicable landlord, been redeposited in full, or (B) been disclosed in writing to RMG II or its Representatives; and

(ii) neither the Company nor any of its Subsidiaries holds a contractual right or obligation to purchase or acquire any material real estate interest.

(f) Neither the Company nor any of its Subsidiaries has received any written notice that remains outstanding as of the date hereof that the current use and occupancy of the Real Property and the improvements thereon (i) are prohibited or otherwise limited by any Lien, Governmental Order or Law or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Real Property.

(g) All of the Real Properties and buildings, fixtures and improvements thereon (A) are in reasonable operating condition, and (B) to the knowledge of the Company, no condition exists requiring material repairs, alterations or corrections.

(h) Except for Permitted Liens, the Company and its Subsidiaries have good and valid title to the material assets of the Company and its Subsidiaries. All owned or leased material tangible assets of the Company and its Subsidiaries (other than the Owned Real Property and Leased Real Property) are in all material respects in good working order, repair and operating condition. The Company and its Subsidiaries have obtained right of way and peaceful possession required for usage and access to the Owned Real Property and Leased Real Property, and for the development and operation of the Projects, as applicable, in all material respects.

(i) The Company and its Subsidiaries which are developing Projects or part thereof have not received any written notice that the land acquisition process for such Projects or part thereof is delayed to the extent of a material delay in commissioning of such Projects or part thereof beyond the time period prescribed for the same under the Contracts.

4.20 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) the Company and its Subsidiaries are and, during the last three years, have been in compliance with all Environmental Laws;

(ii) there has been no Release or, to the knowledge of the Company, threatened Release of any Hazardous Materials (x) at, in, on or under or from any Real Property or, to the knowledge of the Company, any other property or location formerly owned, leased or operated by the Company or any of its Subsidiaries or (y) by or on behalf of the Company or any of its Subsidiaries at any other location, including any location where the Company or any of its Subsidiaries has transported Hazardous Materials or arranged for their disposal;

(iii) neither the Company nor any of its Subsidiaries is subject to any current Governmental Order relating to the Company’s or any of its Subsidiaries’ compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(iv) no Action is pending or, to the knowledge of the Company, threatened with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Law and, to the knowledge of the Company, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws or require material capital expenditures to achieve or maintain such continued compliance; and

(v) neither the Company nor any of its Subsidiaries has retained or assumed, by contract or operation of Law, any material Liabilities or material obligations of any other Person arising under Environmental Law.

(b) The Company has made available to RMG II or its Representatives copies of all written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession of or conducted by or commissioned by the Company or its Subsidiaries with respect to the Company’s or any of its Subsidiaries’ compliance with, or Liabilities arising under, Environmental Law.

4.21 Absence of Changes.

(a) Since the Latest Balance Sheet Date, there has not been a Material Adverse Effect.

(b) From the Latest Balance Sheet Date through the date of this Agreement, the Company and its Subsidiaries (i) have, in all material respects, conducted their businesses and operated their assets or properties in the ordinary course of business consistent with past practice, other than due to any COVID-19 Measures applicable to the Company and its Subsidiaries and (ii) have not taken any action that would require the consent of RMG II pursuant to Section 8.01 if such action had been taken on or after the date hereof.

4.22 Affiliate Agreements. Other than (i) any Company Benefit Plan (including any employment or option agreements entered into in the ordinary course of business by the Company or its Subsidiaries) or standard employment agreements or offer letters and (ii) any Contract or business arrangement solely among the Company and its Subsidiaries, none of the Affiliates, stockholders, directors or officers of the Company or any of its Subsidiaries is a party to any Contract or business arrangement with the Company or its Subsidiaries.

4.23 Internal Controls. The Company maintains a system of policies, procedures and internal controls designed and implemented to provide reasonable assurance that: (a) no assets or services of the Company and its Subsidiaries are used in a manner that violates applicable Law (including corruption, money laundering or fraud), (b) violations of applicable Law by the Company’s or its Subsidiaries’ directors, officers, employees or their respective agents, representatives or other Persons, acting on behalf of the Company or any Subsidiary, are detected, (c) transactions are executed in accordance with management’s general or specific authorizations, (d) transactions are recorded as necessary to permit preparation of financial statements in conformity with Indian Accounting Standards and to maintain asset accountability, (e) access to the Company’s or its Subsidiaries’ assets is permitted only in accordance with management’s general or specific authorization, and (f) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the knowledge of the Company, there are no deficiencies with such systems that would reasonably be expected to be material to RMG II and its Subsidiaries (including, after the Closing, the Company and its Subsidiaries), taken as a whole, after the Closing.

4.24 Certain Business Practices.

(a) Neither the Company nor any Subsidiary, nor, to the Company’s knowledge, any of their respective Representatives acting on their behalf, has in violation of applicable Anti-Corruption Law (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of any Anti-Corruption Laws or (iii) directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help, hinder or assist the Company or any Subsidiary in connection with any actual or proposed transaction.

(b) The operations of the Company and its Subsidiaries are and, since April 1, 2017, have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions (including the (Indian) Prevention of Money Laundering Act, 2002), the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Company or any Subsidiary with respect to any of the foregoing is pending or, to the knowledge of the Company, threatened.

(c) Neither the Company nor any of its Subsidiaries is or, since April 1, 2017, has been the subject of any investigation, inquiry or enforcement proceedings regarding any offence or alleged offence relating to the evasion of Tax or its facilitation, and no such investigation, inquiry or enforcement proceedings are pending or, to the knowledge of the Company, threatened and, to the knowledge of the Company, there are no circumstances reasonably likely to give rise to any such investigation, inquiry or proceedings.

(d) Neither the Company or any Subsidiary, nor any of their respective directors or officers or any other Representative acting on behalf of the Company or any Subsidiary, is currently identified on the specially designated nationals or other blocked person list or otherwise currently the subject of any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, or “OFAC,” and, since April 1, 2017, neither the Company nor any Subsidiary has directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country targeted under comprehensive sanctions by OFAC (such countries, as of the date hereof, being the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria) or for the purpose of financing the activities of any Person the subject of, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case in violation of applicable sanctions.

4.25 Permits. Each of the Company and its Subsidiaries has all material Permits, or the “Company Permits,” that are required to lawfully own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, have a Material Adverse Effect. The Company has made available to RMG II or its Representatives true, correct and complete copies of all Company Permits, all of which are listed on Schedule 4.25. Except as would not, individually or in the aggregate, have a Material Adverse Effect, all of the Company Permits are in full force and effect in accordance with their terms, and no outstanding written notice of default or non-compliance, revocation, cancellation or termination of any Company Permit has been received by the Company or any of its Subsidiaries. To the knowledge of the Company, none of the Company Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions. There are no Actions pending or, to the knowledge of the Company, threatened that would reasonably be expected to result in the revocation, cancellation, limitation, restriction or termination of, or the imposition of any material fine, material penalty or other material sanction for violation of any legal or regulatory requirements relating to, any Company Permit. Each of the Company and its Subsidiaries is in compliance with all Company Permits applicable to the Company or any of its Subsidiaries, except where the failure to comply with such Company Permits would not have a Material Adverse Effect.

4.26 Projects, Customers and Suppliers. Schedule 4.26 sets forth a complete and accurate list of (a) the Projects, including names of the relevant off-takers or power purchasers, and (b) the top ten (10) suppliers and/or service providers of the Company and its Subsidiaries based on the U.S. Dollar amount of expenditures for the twelve (12)-month period ending December 31, 2020. Other than in the ordinary course of business, none of the off-takers or power purchasers, suppliers or service providers listed on Schedule 4.26 has terminated, or given written notice that it intends to terminate, any of its business relationship with the Company or any of its Subsidiaries. There has been no material dispute or controversy or, to the knowledge of the Company, threatened material dispute or controversy, between the Company or any of its Subsidiaries, on the one hand, and any such power purchaser, supplier or service provider, on the other hand.

4.27 Proxy Statement/Prospectus. None of the information relating to the Company or any of its Subsidiaries supplied or to be supplied by the Company, or by any other Person acting on behalf of the Company in writing specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, as of the date of the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the RMG II Shareholders, at the time of the RMG II Meeting or at the Exchange Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, notwithstanding the foregoing provisions of this Section 4.27, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement/Prospectus that were not supplied by or on behalf of the Company for use therein.

4.28 No Additional Representations and Warranties. Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equity holders, partners, members or representatives, has made, or is making, any representation or warranty whatsoever to RMG II or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to RMG II or its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF RMG II

Except as set forth in the RMG II Disclosure Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein) and (b) such other representations, warranties or covenants where its relevance as an exception to, qualification of or disclosure for the purposes of such representation, warranty or covenant is reasonably apparent on the face of the disclosure in such Schedule) or in the SEC Reports filed or furnished by RMG II prior to the date hereof (excluding any disclosures in such SEC Reports under the headings “Risk Factors”, “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and any other disclosures that are predictive, cautionary or forward-looking in nature) (it being understood that nothing disclosed in such SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Sections 5.04 (Litigation and Proceedings), 5.06 (Financial Ability; Trust Account), 5.12 (Tax Matters), and 5.13 (Capitalization)), RMG II represents and warrants to the Company and the Major Shareholders, as of the date hereof and as of Closing, as follows:

5.01 Corporate Organization. RMG II is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. RMG II has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. RMG II is duly licensed or qualified and in good standing in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of RMG II to enter into this Agreement or consummate the Transactions. RMG II has made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. RMG II is not, and at all times has not been, in violation of any provision of its Organizational Documents in any material respect.

5.02 Due Authorization.

(a) RMG II has all requisite corporate power and authority to execute and deliver this Agreement and each ancillary agreement to this Agreement to which it is a party and, upon receipt of the RMG II Shareholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such ancillary agreements and the consummation of the Transactions have been duly, validly and unanimously authorized and approved by the boards of directors of RMG II and, except for the RMG II Shareholder Approval, no other corporate proceeding on the part of RMG II is necessary to authorize this Agreement or such ancillary agreements or RMG II’s performance hereunder or thereunder. This Agreement has been, and each ancillary agreement to which RMG II is a party will be when delivered, duly and validly executed and delivered by RMG II and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such ancillary agreement when delivered will constitute, a legal, valid and binding obligation of RMG II, enforceable against RMG II in accordance with its terms, subject to the Enforceability Exceptions.

(b) At a meeting duly called and held, the RMG II Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of RMG II and its shareholders; (ii) determined that the fair market value of the Company is equal to at least eighty percent (80%) of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) subject to the terms of this Agreement, resolved to recommend to RMG II Shareholders approval of the Transactions.

5.03 No Conflict. The execution, delivery and performance of this Agreement by RMG II and, upon receipt of the RMG II Shareholder Approval, the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of, RMG II’s Organizational Documents, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to RMG II or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which RMG II is a party or by which its assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties or assets of RMG II, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of RMG II to enter into and perform their respective obligations under this Agreement.

5.04 Litigation and Proceedings. There are no pending or, to the knowledge of RMG II, threatened Actions against RMG II, or, to the knowledge of RMG II, any of its directors, managers, officers or employees (in their capacity as such) or otherwise affecting RMG II or its assets, including any condemnation or similar proceedings, that, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of RMG II to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or open injunction binding upon RMG II that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of RMG II to enter into and perform its obligations under this Agreement.

5.05 Governmental Authorities; Consents. Subject to receipt of the RMG II Shareholder Approval, no Consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of RMG II with respect to RMG II’s execution or delivery of this Agreement or the consummation of the Transactions, other than (a) such filings as are contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” Securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to adversely affect the ability of RMG II to perform or comply with on a timely basis any material obligation under this Agreement or any ancillary agreement hereto to which it is a party or to consummate the Transactions.

5.06 Financial Ability; Trust Account.

(a) As of the date hereof, there is at least $345,000,000 invested in a U.S.-based trust account, or the “Trust Account,” maintained by Continental Stock Transfer & Trust Company, acting as trustee, or the “Trustee,” pursuant to the Investment Management Trust Agreement, dated December 9, 2020, by and between RMG II and the Trustee, or the “Trust Agreement.” Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, RMG II’s Organizational Documents and RMG II’s final prospectus dated December 9, 2020. Amounts in the Trust Account are invested in United States Government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. RMG II has performed all material obligations required to be performed by it to date under, and is not in material default or breach under or materially delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred that, with or without notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. As of the date hereof, RMG II has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Exchange Effective Time, the obligations of RMG II to dissolve or liquidate pursuant to RMG II’s Organizational Documents shall terminate, and as of the Exchange Effective Time, RMG II shall have no obligation whatsoever pursuant to RMG II’s Organizational Documents to dissolve and liquidate the assets of RMG II by reason of the consummation of the Transactions. To RMG II’s knowledge, as of the date hereof, following the Exchange Effective Time, no RMG II Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such RMG II Shareholder is a Redeeming Shareholder. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate or that would entitle any Person (other than a Redeeming Shareholder) to any portion of the proceeds in the Trust Account.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, RMG II has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to RMG II on the Closing Date (net of obligations with respect to redemptions and the payment of Taxes and other permitted payments or distributions).

(c) As of the date hereof, RMG II does not have any present intention, agreement, arrangement or understanding to enter into or incur any obligations with respect to or under any Indebtedness.

5.07 Brokers’ Fees. Except fees described on Schedule 5.07 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by RMG II or any of its Affiliates, including the Sponsor.

5.08 SEC Reports; Financial Statements.

(a) RMG II has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since December 9, 2020 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports.” None of the SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of RMG II as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended.

(b) RMG II maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to RMG II is made known to RMG II’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the knowledge of RMG II, such disclosure controls and procedures are effective in timely alerting RMG II’s principal executive officer and principal financial officer to material information required to be included in RMG II’s periodic reports required under the Exchange Act.

(c) RMG II maintains a system of internal controls that are designed and sufficient to provide reasonable assurance regarding the reliability of RMG II’s financial reporting and the preparation of the RMG II Financials for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by RMG II to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of RMG II. RMG II has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither RMG II (including any employee thereof) nor RMG II’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by RMG II, (ii) any fraud, whether or not material, that involves RMG II’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by RMG II or (iii) any claim or allegation regarding any of the foregoing.]

(f) As of the date hereof, to the knowledge of RMG II, there are no outstanding SEC comments from the SEC with respect to the SEC Reports and none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation.

5.09 Business Activities; Absence of Changes.

(a) Since its incorporation, RMG II has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in RMG II’s Organizational Documents, there is no agreement, commitment or Governmental Order binding upon RMG II or to which RMG II is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of RMG II or any acquisition of property by RMG II or the conduct of business by RMG II as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of RMG II to enter into and perform its obligations under this Agreement.

(b) RMG II does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement, the Contracts expressly contemplated hereby and the Transactions, RMG II has no interests, rights, obligations or liabilities with respect to, and is not party to or bound by, and does not have its assets or property subject to, in each case, whether directly or indirectly, any Contract or transaction that is, or could reasonably be interpreted as constituting, a Business Combination.

(c) As of the date hereof and except for this Agreement and the Contracts expressly contemplated hereby or as set forth on Schedule 5.09(c), RMG II is not party to any Contract with any other Person that would require payments by RMG II or any of its Subsidiaries after the date hereof in excess of $50,000 in the aggregate with respect to any individual Contract (other than this Agreement and the Contracts expressly contemplated hereby, Contracts set forth on Schedule 5.09(c) and any such payments to be made as RMG II Transaction Expenses).

(d) As of the date hereof, there is no liability, debt or obligation of RMG II that would be required to be set forth or reserved for on a consolidated balance sheet of RMG II prepared in accordance with GAAP consistently applied and in accordance with past practice, except for Liabilities, debts or obligations (i) reflected or reserved for on RMG II’s consolidated balance sheet as of December 14, 2020 as reported on Form 8-K or disclosed in the notes thereto (other than any such Liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to RMG II), (ii) that have arisen since the date of RMG II’s consolidated balance sheet as of December 14, 2020 as reported on Form 8-K in the ordinary course of the operation of business of RMG II, (iii) disclosed in the RMG II Disclosure Schedules, or (iv) for professional fees, including with respect to legal and accounting advisors incurred by RMG II in connection with the Transactions.

(e) Except as provided for in the RMG II Financials, RMG II has no material Indebtedness.

(f) Since the incorporation of RMG II, there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of RMG II to enter into and perform its obligations under this Agreement.

5.10 Form F-4 and Proxy Statement/Prospectus. None of the information relating to the RMG II supplied or to be supplied by RMG II, or by any other Person acting on behalf of RMG II in writing specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, as of the date of the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the RMG II Shareholders, at the time of the RMG II Meeting or at the Exchange Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, notwithstanding the foregoing provisions of this Section 5.10, no representation or warranty is made by RMG II with respect to information or statements made or incorporated by reference in the Proxy Statement/Prospectus that were not supplied by or on behalf of RMG II for use therein.

5.11 No Outside Reliance. Notwithstanding anything contained in this Section 5.11 or any other provision hereof, RMG II and its directors, officers, employees, stockholders, partners, members and representatives, acknowledges and agrees that RMG II has made its own investigation of the Company and the Major Shareholders and that neither the Company, the Major Shareholders nor any of their respective Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV and the Major Shareholders in Article VII, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries or the Major Shareholders. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by RMG II or its Representatives) or reviewed by RMG II pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to RMG II or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company or any of the Major Shareholders, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV and Article VII of this Agreement. Except as otherwise expressly set forth in this Agreement, RMG II understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and, except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

5.12 Tax Matters.

(a) All material Tax Returns required by Law to be filed by RMG II have been timely filed, and all such Tax Returns are true, accurate, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by RMG II have been paid.

(c) RMG II has (i) withheld all material amounts required to have been withheld by it in connection with material amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law or double taxation avoidance agreement in relation to Tax (as the case may be) with respect to Tax withholding.

(d) There are no audits, examinations, investigations or other proceedings pending against RMG II in respect of any material amount of Tax, and no material Tax claims or assessments have been proposed in writing by any Governmental Authority against any of them which have not been resolved.

(e) No written claim has been made by any Governmental Authority in a jurisdiction where RMG II does not file a Tax Return that such entity is or may be subject to material Taxes in that jurisdiction in respect of Taxes that would be the subject of such Tax Return that has not since been resolved.

(f) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of RMG II and no written request for any such waiver or extension is currently pending.

(g) RMG II is not a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or treated as a U.S. corporation under Section 7874(b) of the Code.

(h) There are no Liens with respect to material amounts of Taxes on any of the assets of RMG II, other than Permitted Liens.

(i) RMG II has not participated in any “listed transaction,” as defined in U.S. Treasury Regulation Section 1.6011-4.

(j) RMG II does not have any material Liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract (in each case, excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes). RMG II is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement (excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes) with respect to Taxes under which RMG II could be liable after the Closing Date for any material Tax liability of any Person.

(k) RMG II has not, within the past two years, been a party to any transaction intended to qualify as tax-free pursuant to Section 355 of the Code.

(l) RMG II has not taken or agreed to take any action that could reasonably be expected to prevent the Merger, the Exchange, the PIPE Investment and the Delayed Exchanges from qualifying for the Intended Tax Treatment. RMG II does not have any knowledge of any facts or circumstances that could reasonably be expected to prevent the Merger, the Exchange, the PIPE Investment and the Delayed Exchanges from qualifying for the Intended Tax Treatment. To the knowledge of RMG II, no holder of securities of RMG II has entered into, or has any current plan or intention to enter into, any contract, agreement, commitment or arrangement to dispose of any PubCo Shares received in the transactions contemplated by this Agreement. RMG II is treated as a corporation for U.S. federal income tax purposes, and has not taken or agreed to take any action (including an election), that could reasonably be expected to cause RMG II not to be treated as a corporation for U.S. federal income tax purposes.

5.13 Capitalization.

(a) As of the date hereof, RMG II has issued (i) 34,500,000 RMG II Units, each consisting of one RMG II Class A Share and one-third of one RMG II Warrant, (ii) 11,500,000 RMG II Warrants and (iii) 7,026,807 RMG II Private Warrants.

(b) RMG II is authorized to issue 500,000,000 RMG II Class A Shares and 50,000,000 RMG II Class B Shares, of which, as of the date hereof, 34,500,000 RMG II Class A Shares and 8,625,000 RMG II Class B

Shares are issued and outstanding. All issued and outstanding RMG II Shares have been duly authorized and validly issued, are fully paid and nonassessable under applicable Law and were not issued in violation of any preemptive rights.

(c) All of the issued and outstanding RMG II Shares and all of the issued and outstanding RMG II Warrants (including the RMG II Private Warrants) (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, except as disclosed in the SEC Reports and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83.

(d) Except for the RMG II Warrants (including the RMG II Private Warrants) issued pursuant to the Warrant Agreement, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for RMG II Shares or the equity interests of RMG II, or any other Contracts to which RMG II is a party or by which RMG II is bound obligating RMG II to issue or sell any share of, other equity interests in or debt securities of, RMG II, and (ii) no equity equivalents, stock or share appreciation rights, phantom stock or share ownership interests or similar rights in RMG II. Except as disclosed in the SEC Reports or in RMG II’s Organizational Documents, there are no outstanding contractual obligations of RMG II to repurchase, redeem or otherwise acquire any securities or equity interests of RMG II. There are no outstanding bonds, debentures, notes or other Indebtedness of RMG II having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the RMG II Shareholders may vote. Except as disclosed in the SEC Reports, RMG II is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to RMG II Shares or any other equity interests of RMG II.

5.14 Nasdaq Stock Market Quotation. The issued and outstanding RMG II Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “RMGBU”. The issued and outstanding shares of RMG II Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “RMGB”. The issued and outstanding RMG II Warrants (excluding the RMG II Private Warrants) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “RMGBW”. RMG II is in compliance with the rules of the Nasdaq and there is no action or proceeding pending or, to the knowledge of RMG II, threatened against RMG II by the Nasdaq or the SEC with respect to any intention by such entity to deregister the RMG II Shares, RMG II Warrants or RMG II Units or terminate the listing of RMG II Shares, RMG II Warrants or RMG II Units on the Nasdaq. None of RMG II or its Affiliates has taken any action in an attempt to terminate the registration of the RMG II Shares, RMG II Warrants or RMG II Units under the Exchange Act except as contemplated by this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PUBCO AND MERGER SUB

Each of PubCo and Merger Sub, as to itself, represents and warrants to the Company and the Major Shareholders, as of the date hereof and as of Closing, as follows:

6.01 Corporate Organization. PubCo and Merger Sub are companies duly incorporated, validly existing and in good standing (to the extent applicable) under the Laws of their respective jurisdictions of formation. Each of PubCo and Merger Sub has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Each of PubCo and Merger Sub is duly licensed or qualified and in good standing (to the extent applicable) in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of PubCo or Merger Sub to enter into this Agreement or consummate the Transactions. Each of PubCo and Merger Sub has made available to RMG II accurate and complete copies of its Organizational Documents, each as currently in effect. Each of PubCo and Merger Sub were validly and duly incorporated in accordance with applicable Law and neither PubCo nor Merger Sub is in violation of any provision of its Organizational Documents in any material respect. PubCo is not restricted under applicable Law from owning, holding or investing in any entities or subsidiaries in India.

6.02 Due Authorization. Each of PubCo and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each ancillary agreement to this Agreement to which it is a party and, upon receipt of the affirmative vote of (i) the holder of the PubCo Shares passing the required shareholders’ resolutions, or the “PubCo Shareholder Approval,” and (ii) the holders of a majority of the shares of Merger Sub that are voted at a meeting of the shareholders of Merger Sub, or the “Merger Sub Shareholder Approval,” to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such ancillary agreements and the consummation of the Transactions have been duly, validly and unanimously authorized and approved by the sole director of PubCo and the board of directors of Merger Sub and, except for the PubCo Shareholder Approval and the Merger Sub Shareholder Approval, no other corporate proceeding on the part of PubCo or Merger Sub is necessary to authorize this Agreement or such ancillary agreements, or PubCo’s or Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each ancillary agreement to which PubCo or Merger Sub is a party will be when delivered, duly and validly executed and delivered by PubCo or Merger Sub and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such ancillary agreement when delivered will constitute, a legal, valid and binding obligation of PubCo and Merger Sub, enforceable against PubCo and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

6.03 No Conflict. The execution, delivery and performance of this Agreement by PubCo and Merger Sub and, upon receipt of the PubCo Shareholder Approval and the Merger Sub Shareholder Approval, the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of, PubCo’s Organizational Documents and Merger Sub’s Organizational Documents, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to PubCo or Merger Sub or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which PubCo or Merger Sub is a party or by which its assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties or assets of PubCo or Merger Sub, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of PubCo and Merger Sub to enter into and perform their respective obligations under this Agreement.

6.04 Governmental Authorities; Consents. Assuming the truth and accuracy of the representations and warranties of the Company and the Major Shareholders as contained in this Agreement, subject to receipt of the PubCo Shareholder Approval and the Merger Sub Shareholder Approval, no Consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of PubCo or Merger Sub with respect to PubCo’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the Transactions, other than (a) such filings as are contemplated by this Agreement, (b) any filings required with any Approved Stock Exchange or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” Securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to adversely affect the ability of PubCo or Merger Sub to perform or comply with on a timely basis any material obligation under this Agreement or any ancillary agreement hereto to which it is a party or to consummate the Transactions.

6.05 Brokers’ Fees. Except fees described on Schedule 5.07 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by PubCo or Merger Sub or any of its Affiliates.

6.06 Business Activities; Absence of Changes.

(a) Each of PubCo and Merger Sub was formed solely for the purpose of effecting the Transactions. Since its incorporation, neither PubCo nor Merger Sub have conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in PubCo’s Organizational Documents and Merger Sub’s Organizational Documents, there is no agreement, commitment or Governmental Order binding upon PubCo or Merger Sub, or to which PubCo or Merger Sub is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of PubCo or Merger Sub, or any acquisition of property by PubCo or Merger Sub or the conduct of business by PubCo or Merger Sub as currently conducted, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of PubCo or Merger Sub to enter into and perform its obligations under this Agreement.

(b) Neither PubCo nor Merger Sub own or have a right to acquire any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than PubCo’s holding of Merger Sub).

(c) As of the date hereof and except for this Agreement and the Contracts expressly contemplated hereby, neither PubCo nor Merger Sub is party to any Contract with any other Person that would require payments by PubCo or Merger Sub or any of its Subsidiaries after the date hereof in excess of $50,000 in the aggregate with respect to any individual Contract (excluding any such payments to be made as RMG II Transaction Expenses).

(d) As of the date hereof, there is no liability, debt or obligation (actual or contingent) of PubCo or Merger Sub that would be required to be set forth or reserved for on a consolidated balance sheet of PubCo or Merger Sub, except for Liabilities, debts or obligations in the ordinary course of the operation of business of PubCo or Merger Sub, or for professional fees, including with respect to legal and accounting advisors incurred by PubCo or Merger Sub in connection with the Transactions.

(e) Neither PubCo nor Merger Sub have material Indebtedness.

(f) Since the incorporation of PubCo or Merger Sub, there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of PubCo or Merger Sub to enter into and perform its obligations under this Agreement.

6.07 Capitalization. The validly issued share capital of PubCo consists of 1 ordinary share of $0.01 as of the date hereof. The authorized share capital of Merger Sub consists of 500,000,000 shares, of which 1 share is issued and outstanding as of the date hereof. All of the issued and outstanding PubCo Shares and Merger Sub Share, including for the avoidance of doubt, any PubCo Shares and Merger Sub Share that will be issued pursuant to the Transactions, (i) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly issued and are fully paid, (ii) were, or will be, issued, in compliance in all material respects with applicable Law, and (iii) were not, and will not be, issued in breach or violation of any preemptive rights or Contract.

6.08 Investment Company Act. Neither PubCo nor Merger Sub is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act.

6.09 Proxy Statement/Prospectus. None of the information relating to PubCo or Merger Sub supplied or to be supplied by PubCo or Merger Sub, or by any other Person acting on behalf of PubCo or Merger Sub, specifically for inclusion or incorporation by reference in (a) any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) or stock exchange (including Nasdaq) with respect to the Transactions; (b) the Form F-4 (including the Proxy Statement/Prospectus contained therein); (c) this Agreement or (d) the mailings or other distributions to holders of RMG II Shares, PubCo Shares or Company Stock and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (d), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.10 Independent Investigation. Each of PubCo and Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of RMG II and acknowledges that it has been provided adequate access to the personnel, assets, books and records, and other documents and data of RMG II for such purpose. Each of PubCo and Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of RMG II set forth in this Agreement (including the related portions of the RMG II Disclosure Schedules) and in any certificate delivered to PubCo or Merger Sub pursuant hereto; and (b) none of RMG II or its Representatives have made any representation or warranty as to RMG II or this Agreement, except as expressly set forth in this Agreement (including the related portions of the RMG II Disclosure Schedules) or in any certificate delivered to PubCo or Merger Sub pursuant hereto.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE MAJOR SHAREHOLDERS

Except as set forth in the Major Shareholders Disclosure Schedules to this Agreement (each of which qualifies (a) only in respect of the Major Shareholder making the relevant disclosure, (b) the correspondingly numbered representation, warranty or covenant if specified therein and (c) such other representations, warranties or covenants where its relevance as an exception to, qualification of or disclosure for the purposes of such representation, warranty or covenant is reasonably apparent on the face of the disclosure in such Schedule), each Major Shareholder (other than the SS Group) severally, and not jointly nor jointly and severally, and in the case of the SS Group (only in respect of Section 7.01 to Section 7.09, Section 7.10(b) and Section 7.10(k)), jointly and severally, represents and warrants to RMG II and to PubCo, in each case as of the date hereof and as of Closing, as follows:

7.01 Organization and Standing. Each Major Shareholder, if not a natural Person, is a duly incorporated company or corporation, validly existing under the Laws of the jurisdiction of its formation. Such Major Shareholder has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted in all material respects. Such Major Shareholder is duly licensed or qualified and, if applicable, in good standing in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Major Shareholder to enter into this Agreement or consummate the Transactions. Such Major Shareholder is not in violation of any provision of its Organizational Documents in any material respect.

7.02 Due Authorization. Each Major Shareholder has all requisite power and authority to execute and deliver this Agreement and each ancillary agreement to this Agreement to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such ancillary agreements and the consummation of the Transactions have been duly and validly authorized by all necessary corporate approvals of such Major Shareholder (if not a natural Person), and no other corporate proceeding on the part of such Major Shareholder is necessary to authorize this Agreement or such ancillary agreements, or such Major Shareholder’s performance hereunder or thereunder. This Agreement has been, and each ancillary agreement to which such Major Shareholder is a party will be when delivered, duly and validly executed and delivered by such Major Shareholder and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such ancillary agreement when delivered will constitute, a legal, valid and binding obligation of such Major Shareholder, enforceable against such Major Shareholder in accordance with its terms, subject to the Enforceability Exceptions.

7.03 Ownership(a) . Other than Green Rock, each Major Shareholder is the sole, legal and beneficial owner of and owns good and valid title to the Company Ordinary Stock set opposite such Major Shareholder’s name on Schedule 7.03 (free and clear of any and all Liens); and Green Rock is the legal owner (acting as trustee of Green Stone A 2014 Trust) of such number of Company Ordinary Stock set opposite its name on Schedule 7.03, with ADIA being the sole beneficiary of the Green Stone A Trust 2014 pursuant to the deed of settlement dated February 19, 2014 between ADIA and Green Rock. There are no proxies, voting rights, shareholders’ agreements or other agreements to which such Major Shareholder is a party or by which such Major Shareholder is bound, with respect to the voting or transfer of any of such Major Shareholder’s Company Ordinary Stock (other than this Agreement and any ancillary agreement thereto). No proceedings or demands are pending against such Major Shareholder under the IT Act that will result in, or would reasonably be expected to result in, the transfer to PubCo of the Company Exchanged Stock or, to the extent such Major Shareholder’s Company Exchanged Conversion Stock is transferred as at the Closing Date, Company Exchanged Conversion Stock by such Major Shareholders being declared void pursuant to Section 281 of the IT Act.

7.04 No Conflict. The execution, delivery and performance of this Agreement by such Major Shareholder and the consummation of the Transactions by such Major Shareholder do not and will not (a) conflict with or violate any provision of such Major Shareholder’s Organizational Documents (if not a natural Person) or (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to such Major Shareholder or any of its properties or assets or (c) result in the creation of any Lien upon any of the properties or assets of such Major Shareholder, except (in the case of clauses (b) or (c) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Major Shareholder to enter into and perform its obligations under this Agreement.

7.05 Governmental Authorities; Consents. No Consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of such Major Shareholder with respect to its execution or delivery of this Agreement or the consummation of the Transactions, other than (a) such Consents as are contemplated by this Agreement, including under Section 8.03, the Company Disclosure Schedules and the RMG II Disclosure Schedules, (b) any Consents required from or with Nasdaq or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” Securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on the ability of such Major Shareholder to consummate the Transactions.

7.06 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by any Major Shareholder or any of its Affiliates.

7.07 Litigation and Proceedings. There is no Action pending or, to the knowledge of such Major Shareholder, threatened, nor any Governmental Order is outstanding, against or involving such Major Shareholder, whether at law or in equity, before or by any Governmental Authority, including any Taxation Authority, which would reasonably be expected to have a material adverse effect on the ability of such Major Shareholder to consummate the Transactions and the transactions contemplated by the ancillary agreements to this Agreement that such Major Shareholder is a party to.

7.08 Proxy Statement/Prospectus. None of the information relating to such Major Shareholders supplied or to be supplied by such Major Shareholder, or by any other Person acting on behalf of such Major Shareholder, in writing specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, as of the date of the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the RMG II Shareholders at the time of the RMG II Meeting or at the Exchange Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, notwithstanding the foregoing provisions of this Section 7.08, no representation or warranty is made by the Major Shareholder with respect to information or statements made or incorporated by reference in the Proxy Statement/Prospectus that were not supplied by or on behalf of the Major Shareholder for use therein.

7.09 Independent Investigation. Each Major Shareholder acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon the express representations and warranties of RMG II set forth in this Agreement (including the related portions of the RMG II Disclosure Schedules) and in any certificate delivered to such Major Shareholder pursuant hereto; and (b) none of RMG II or its Representatives have made any representation or warranty as to RMG II or this Agreement, except as expressly set forth in this Agreement (including the related portions of the RMG II Disclosure Schedules) or in any certificate delivered to any Major Shareholder pursuant hereto.

7.10 Tax Matters.

(a) Each Major Shareholder is not, nor will be, a tax resident of India and does not have a place of effective management in India under Section 6 of the IT Act during the Indian Tax Year in which the Closing occurs.

(b) Each Major Shareholder’s Company Exchanged Stock and, to the extent such Major Shareholder’s Company Exchanged Conversion Stock is transferred as at the Closing Date, Company Exchanged Conversion Stock is treated as a “capital asset” for the purposes of the IT Act and not as “stock in trade”.

(c) No Major Shareholder has a permanent establishment in India, as defined under the applicable Tax treaty, nor has it received any written notice or other communication from any Indian Taxation Authority alleging that such Major Shareholder should be classified as having a permanent establishment in India under the applicable Tax treaty.

(d) All documents and information that have been or will be provided by each Major Shareholder for the purpose of the Big Four Opinion and other matters set forth in Section 8.15 are and shall be true and complete in all material respects and, to the best of the Major Shareholder’s knowledge, not misleading and do not omit any information which would make such information or documents misleading or inaccurate.

(e) Each Major Shareholder has been issued a permanent account number by an Indian Taxation Authority in accordance with the provisions of the IT Act which is validly subsisting as of the date of this Agreement.

(f) GSW (i) is a company incorporated in Mauritius; (ii) is a tax resident of Mauritius under the Mauritius Tax treaty and holds a valid tax residency certificate issued by such Mauritian authorities for the entire Indian Tax Year in which Closing takes place; (iii) is eligible to claim the benefits under Article 13(4) of the Mauritius Tax treaty with respect to the Company Exchanged Stock and is not aware of any circumstances which would disentitle GSW from such benefits under Article 13(4) of the Mauritius Tax treaty with respect to the Company Exchanged Stock held by it; and (iv) has acquired Company Exchanged Stock (including as a result of a conversion of any convertible instruments, rights issue, bonus etc) on or prior to March 31, 2017.

(g) Green Rock is a trustee of Green Stone A 2014 Trust, a trust established under the laws of Jersey by deed of settlement dated February 19, 2014 between ADIA and Green Rock with ADIA being its sole beneficiary. Green Rock shall transfer the Company Exchanged Stock and Company Exchanged Conversion Stock acting in its capacity as a trustee of Green Stone A 2014 Trust. ADIA, being the sole beneficiary under the Green Stone A 2014 Trust, shall be exempt from tax in India under the India-UAE Tax treaty in the hands of ADIA on a pass through basis in respect of income or gain from such transfer of Company Exchanged Stock and Company Exchanged Conversion Stock to PubCo.

(h) JERA is: (i) a company incorporated in Amsterdam, Netherlands; (ii) a tax resident of the Netherlands under the convention between the Republic of India and the Kingdom of the Netherlands for the

avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and on capital, or the “Netherlands Tax Treaty,” and holds a valid tax residency certificate issued by Netherlands authorities for the entire Indian Tax Year in which Closing takes place; and (iii) eligible to claim the benefits under Article 13 of the Netherlands Tax Treaty read with the provisions of the MLI and the same has never been challenged in the past and is not aware of any circumstances which would disentitle JERA from such benefits under Article 13 of the Netherlands Tax Treaty with respect to the Company Exchanged Stock held by it. The Company Exchanged Stock held by JERA does not form part of the business property of a permanent establishment which JERA may have in India.

(i) SACEF: (i) is a company incorporated in Mauritius; (ii) is a tax resident of Mauritius under the Mauritius Tax treaty and holds a valid tax residency certificate issued by such Mauritian authorities for the entire Indian Tax Year in which Closing takes place; (iii) is eligible to claim the benefits under Article 13(4) of the Mauritius Tax treaty and is not aware of any circumstances which would disentitle SACEF from such benefits under Article 13(4) of the Mauritius Tax treaty with respect to the Company Exchanged Stock held by it; and (iv) has acquired Company Exchanged Stock (including as a result of a conversion of any convertible instruments, rights issue, bonus etc) on or prior to March 31, 2017.

(j) CPPIB is a tax resident of Canada.

(k) Each of Sumant, Wisemore and Cognisa Investments is resident in India for the purposes of the IT Act.

7.11 Intended Tax Treatment. Each Major Shareholder has not entered into, nor does it have any current plan or intention to enter into, any contract, agreement, commitment or arrangement to dispose of any PubCo Shares received pursuant to Section 2.02.

ARTICLE VIII

COVENANTS OF THE COMPANY AND THE MAJOR SHAREHOLDERS

8.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, or the “Interim Period,” the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement, as required by applicable Law or pursuant to any COVID-19 Measures applicable to the Company and its Subsidiaries or as consented to by RMG II in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use commercially reasonable efforts to (i) conduct and operate its business in the ordinary course consistent with past practice, including to preserve the goodwill and present business relationships (contractual or otherwise) with its customers, suppliers, joint venture partners, distributors and creditors and others having material business relationships with it and retain its current officers and other key employees and (ii) comply in all material respects with all Laws applicable to it and its Subsidiaries and their respective businesses, assets and employees. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement (including the amendment of the terms of the CCPS substantially in the form set out in Exhibit E, the conversion of any CCPS in accordance with their terms, or entering into such documents and instruments and taking such actions as may be reasonably required by the Company to release or otherwise discharge any guarantee or other credit support granted by the Company or any Subsidiary in respect of any Indebtedness incurred by the SS Group or to comply with the obligations of the Company, its Subsidiaries or the SS Group in respect of such Indebtedness), as required by applicable Law or pursuant to any COVID-19 Measures applicable to the Company and its Subsidiaries or as consented to by RMG II in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a) change or amend the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries except (i) in the case of the Company, for any such change or amendment made in the ordinary course of business and which will not have an material adverse impact on the Company’s ability to perform its obligations under this Agreement or to consummate the Transactions, (ii) in the case of the Company’s Subsidiaries, for any such change or amendment made in the ordinary course of business or (iii) as expressly contemplated by this Agreement;

(b) except in the ordinary course of business in relation to the Company’s Subsidiaries (i) make, declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any capital stock or other equity interests in any of the Company or its Subsidiaries, (ii) effect any recapitalization, reclassification, split or other change in their capitalization, (iii) authorize for issuance, issue, sell, transfer (other than transfers of Company Stock held by former employees of the Company or its Subsidiaries to existing employees), pledge, encumber, dispose of or deliver any additional shares of their capital stock or securities convertible into or exchangeable for shares of their capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option or other commitment for the issuance of shares of their capital stock, or split, combine or reclassify any shares of their capital stock (except in each case in relation to the repayment, prepayment or refinancing of or the enforcement of any security in respect of any Indebtedness secured by Company Ordinary Stock held by the SS Group) or (iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of their capital stock or other equity interests;

(c) except as otherwise permitted or not restricted by this Section 8.01 enter into, assume, assign, partially or completely amend or modify any material term of or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 4.13(a);

(d) sell, transfer, lease, pledge or otherwise encumber, abandon, cancel or convey or dispose of any assets, properties or business of the Company or any of its Subsidiaries, including Real Property, except for sales, transfers, leases, pledges or other encumbrances or dispositions of assets, properties or business (i) not in excess of $5,000,000 in the aggregate, (ii) in respect of any power generating assets, with a capacity not in excess of 500 megawatts, (iii) as between the Company and its Subsidiaries, (iv) in relation to the Company’s Subsidiaries, in the ordinary course of business and consistent with past practice or (v) the creation of any pledge, encumbrance or other security interest over any land, property or assets of Subsidiaries or the Company to secure Indebtedness incurred by the Company or its Subsidiaries in the ordinary course of business;

(e) except as otherwise required by Law or existing Company Benefit Plans, policies or Contracts of the Company or its Subsidiaries, in effect on the date of this Agreement, (i) grant any material increase in compensation, benefits or severance to any key employee or manager of the Company or its Subsidiaries with annual base compensation of more than $150,000, except in the ordinary course of business consistent with past practice (ii) adopt, enter into or materially amend any Company Benefit Plan other than in the ordinary course of business with respect to annual renewals, (iii) grant or provide any material bonus, severance or termination payments or benefits to any employee or director of the Company or its Subsidiaries, except in connection with the promotion, hiring or firing of any employee (to the extent permitted by clause (iv) of this paragraph) in the ordinary course of business consistent with past practice, or (iv) hire any employee of the Company or any of its Subsidiaries, or any other individual who is providing or will provide services to the Company or any of its Subsidiaries, other than any employee with annual base compensation of less than $1,000,000 in the ordinary course of business consistent with past practice;

(f) (i) fail to maintain its existence, (ii) enter into a new material line of business (other than the electricity transmission and distribution and wind and solar manufacturing businesses), (iii) purchase or otherwise acquire (whether by merging or consolidating with or purchasing any equity interest in or a substantial portion of the assets of) any business or any corporation, partnership, association, joint venture or other business organization or division thereof (other than in the ordinary course of business in relation to the Company’s Subsidiaries), (iv) make any acquisition of any assets, business, equity interests or other properties or incur any liability or obligation in excess of $1,000,000 individually or $2,500,000 in the aggregate (other than in the ordinary course of business in relation to the Company’s Subsidiaries), (v) sell, transfer, license, assign, fail to maintain or otherwise dispose of or encumber any of the material assets or material Intellectual Property pertaining to the business of the Company or any of its Subsidiaries with a value in excess of $1,000,000 (other than in the ordinary course of business), or (vi) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(g) make any capital expenditures (or commitment to make any capital expenditures) in excess of $1,000,000 (individually for any project (or set of related projects) or $5,000,000 in the aggregate) other than any capital expenditure (or series of related capital expenditure) approved under the Shareholders’ Agreement or which is consistent in all material respects with the Company’s annual capital expenditure budget for the periods following the date hereof;

(h) make any loans, advances or capital contributions to, or investments in, any other Person, other than, in relation to the Company’s Subsidiaries, in the ordinary course of business consistent with past practice or between the Company and its Subsidiaries;

(i) amend in a manner materially detrimental to the Company or any of its Subsidiaries, terminate, cancel, surrender, permit to lapse or fail to renew or maintain any material authorization from a Governmental Authority or material Permit required for the conduct of the business of the Company or any of its Subsidiaries, or otherwise terminate its relationships with any Governmental Authority, customers, suppliers, contractors and other Persons with which it has material business relations;

(j) except, in relation to the Company’s Subsidiaries, in the ordinary course of business, or as required by applicable Law, make or change any material Tax election or adopt or change any material Tax accounting method, file any material amendment to any income Tax Return or other material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any claim or assessment in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of a material amount of Taxes, or enter into any Tax sharing or similar agreement, in each case if such election, change, amendment, agreement, settlement, consent or other action could, individually or in the aggregate, reasonably be expected to have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of PubCo and its Affiliates (including the Company and its Subsidiaries) after the Closing;

(k) enter into any agreement that restricts the ability of the Company or any of its Subsidiaries to engage or compete in any line of business, or enter into any agreement that restricts the ability of the Company or any of its Subsidiaries to enter into a new line of business;

(l) waive, release, compromise, settle or satisfy any pending or threatened Action or compromise or settle any liability or commence any Action, other than in the ordinary course of business or that otherwise do not exceed $10,000,000 in the aggregate;

(m) (i) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material Indebtedness, other than Indebtedness incurred in the ordinary course of business (which for the avoidance of doubt, includes any refinancing or issuance of debt securities) or (ii) except in the ordinary course of business, amend, restate or modify any terms of or any agreement with respect to any outstanding material Indebtedness;

(n) make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company or any of its Subsidiaries, except insofar as may have been required by a change in Law, IFRS or GAAP;

(o) fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage maintained with respect to the Company or any of its Subsidiaries or their assets or properties as of the date hereof;

(p) fail in a material manner to manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice; or

(q) authorize or commit or agree to do any action prohibited under this Section 8.01.

8.02 Inspection. Subject to confidentiality obligations and similar restrictions (including privileged information) that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, the Company shall, and shall cause its Subsidiaries to, afford to RMG II and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company or any of its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records projections, plans, systems and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request, in each case for the purpose of effecting the Transaction. The parties hereto shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the foregoing sentence apply. All information obtained by RMG II and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

8.03 Regulatory Approvals.

(a) The Company shall exercise its reasonable best efforts to (i) obtain any required consents or approvals pursuant to any applicable Antitrust Laws, including the approval set out in Section 11.01(a), (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order that would prohibit, make unlawful or delay the consummation of the Transactions and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(b) The Company shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Laws or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions.

(c) The Company shall promptly notify, to the extent permitted by Law, RMG II of any substantive communication with, and furnish to RMG II copies of any notices or written communications received by, the Company or any of its Affiliates and any third party or any Governmental Authority with respect to the Transactions, and the Company shall permit counsel to RMG II an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and/or their Affiliates to any Governmental Authority concerning the Transactions; provided, that the Company shall not extend any waiting period or comparable period under any Antitrust Law or enter into any agreement with any Governmental Authority without the written consent of RMG II and each of the Major Shareholders Representatives. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, RMG II and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, among the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions.

8.04 No RMG II Transactions.

(a) From and after the date hereof until the Closing Date, except as otherwise contemplated by this Agreement, neither the Major Shareholders (other than CPPIB and GSW), the Company, nor any of their respective Subsidiaries or controlling Affiliates shall, directly or indirectly, engage in any transactions involving the securities of RMG II without the prior consent of RMG II. The Major Shareholders (other than CPPIB and GSW) and the Company shall use reasonable best efforts to require each of their Subsidiaries and controlling Affiliates to comply with the foregoing sentence.

(b) From and after the date hereof until the Closing Date, except as otherwise contemplated by this Agreement:

(i) CPPIB shall use reasonable best efforts to procure that the Restricted CPPIB Group shall not engage in any transactions involving the securities of RMG II; and

(ii) GSW shall not, directly or indirectly, engage in any transactions involving the securities of RMG II and shall use reasonable best efforts to procure that the merchant banking area of the asset management division of Goldman Sachs shall not engage in any transactions involving the securities of RMG II, in each case without the prior consent of RMG II.

(c) Each Major Shareholder (other than CPPIB) hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with such Major Shareholder, shall, directly or indirectly, engage in any hedging activities or execute any Short Sales with respect to the securities of RMG II prior to the Closing or the earlier termination of this Agreement in accordance with its terms. CPPIB agrees that neither the Restricted CPPIB Group nor any person or entity acting on its behalf or pursuant to any understanding with such Restricted CPPIB Group shall, directly or indirectly, engage in any hedging activities or execute any Short Sales with respect to the securities of RMG II prior to the Closing or the earlier termination of this Agreement in accordance with its terms.

8.05 No Claim Against the Trust Account. Notwithstanding anything else in this Agreement, the Company and the Major Shareholders acknowledge that they have read RMG II’s final prospectus, dated December 9, 2020, and other SEC Reports, RMG II’s Organizational Documents and the Trust Agreement and understands that RMG II has established the Trust Account described therein for the benefit of RMG II’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company and the Major Shareholders further acknowledge that, if the Transactions or, in the event of termination of this Agreement, another Business Combination are not consummated by December 14, 2022, or such later date as approved by the shareholders of RMG II to complete a Business Combination, RMG II will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company and the Major Shareholders, each on behalf of itself and its Affiliates, hereby waive any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and RMG II to collect from the Trust Account any monies that may be owed to them by RMG II or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 8.05 shall survive the termination of this Agreement for any reason.

8.06 Proxy Solicitation; Other Actions.

(a) The Company agrees to use reasonable best efforts to provide RMG II and PubCo, as soon as reasonably practicable, audited financial statements (audited to the standards of the U.S. Public Company Accounting Oversight Board), including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of the Company and its Subsidiaries as of and for the years ended March 31, 2019, March 31, 2020 and March 31, 2021 (the latter period if and when required in accordance with the Form F-4), in each case, prepared in accordance with IFRS (and not materially different than IFRS) and the Company prepared unaudited financial statements, including unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020 as is required to be included in the Proxy Statement/Prospectus. The Company shall be available to, and the Company and their Subsidiaries and Affiliates shall use reasonable best efforts to make their officers and employees available to, in each case, upon reasonable advance notice, RMG II and its counsel in connection with the drafting of the Proxy Statement/Prospectus and responding in a timely manner to comments on the Proxy Statement/Prospectus from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with RMG II in connection with the preparation for inclusion in the Proxy Statement/Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b) From and after the date on which the Proxy Statement/Prospectus is mailed to the RMG II Shareholders, the Company will give RMG II prompt written notice of any action taken or not taken by the Company or any of its Subsidiaries or of any development regarding the Company or any of its Subsidiaries, in any such case that is known by the Company that would cause the Proxy Statement/Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that if any such action shall be taken or fail to be taken or such development shall otherwise occur, RMG II, the Company shall cooperate fully to cause to promptly be made an amendment or supplement to the Proxy Statement/Prospectus or, to the extent required by Securities Laws, a post-effective amendment to the Form F-4, such that the Form F-4 and the Proxy Statement/Prospectus no longer contain an untrue statement of a material fact or omit to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided further, however, that no information received by RMG II pursuant to this Section 8.06 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

8.07 PIPE Investment(a) . The Company shall reasonably cooperate and provide reasonable assistance and information as reasonably requested by RMG II in connection with the PIPE Investment and RMG II shall provide to the Company and the Major Shareholders a copy of any transaction documents in connection with the PIPE Investment. Notwithstanding the foregoing, none of PubCo or RMG II or their respective Affiliates or Subsidiaries shall enter into or consummate any transaction documents in connection with the PIPE Investment without the prior written consent of the Company and each of the Major Shareholders Representatives (such consent not to be unreasonably withheld, conditioned or delayed).

8.09 Minority Shareholders.

(a) Effective as of the Closing, the Company Benefit Plan shall stand terminated and Company Stock Options issued thereunder shall, to the extent then outstanding and unexercised as of the Closing Date shall automatically, without any action on the part of the holder thereof, be deemed forfeited and such Company Stock Options shall terminate (without any Tax liability on the holder for such forfeiture, which shall be solely borne by the Company).

(b) During the period commencing from the date of this Agreement and ending on the date on which the last of the Closing conditions to this Agreement set out in Article XI have been satisfied or waived (other than the Closing conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or the “Minority Option Period,” any Person who was formerly an employee but is not an employee of the Company or its Subsidiaries as of the beginning of the Minority Option Period (an “Ex-Employee,” and holding vested Company Stock Options shall be entitled, by delivering a written notice to the Company (i) to exercise all (and not some only) of the vested Company Stock Options held by such person, at the exercise price applicable to such Company Stock Option under its terms, and receive such number of Company Ordinary Stock per exercised Company Stock Option as set out under its terms at any time after the Closing Date and no later than five (5) Business Days from the Closing Date; and (ii) immediately following the exercise of such option, sell to PubCo, and PubCo shall purchase, all such Company Ordinary Stock held by such person at a price per Company Ordinary Stock equal to $8.29, subject to applicable Law, and such sale shall be completed no later than two (2) Business from the date of exercise.

(c) During the Minority Option Period, each Ex-Employee holding Company Ordinary Stock shall be entitled, by delivering to the Company and PubCo a notice in writing to such effect, to sell to PubCo, and PubCo shall purchase, all such Company Ordinary Stock held by such holder at a price per Company Ordinary Stock equal to $8.29, subject to applicable Law, and such sale shall complete on the Closing Date.

(d) During the Minority Option Period, each person who is an employee (except Sumant and his Affiliates) of the Company or its Subsidiaries as of the beginning of the Minority Option Period holding Company Ordinary Stock shall be entitled, by delivering to the Company and PubCo a notice in writing to such effect, to (i) sell to PubCo, and PubCo shall purchase, all such Company Ordinary Stock held by such holder at a price per Company Ordinary Stock equal to $8.29, subject to applicable Law, and such sale shall complete on the Closing Date; and (ii) if such holder has sold its Company Ordinary Stock to PubCo, PubCo shall issue to such holder such number of PubCo Share Entitlements which provides such holder with the equivalent economic value of 0.8289 PubCo Class A Share per Company Ordinary Stock sold.

8.10 Employment Agreement. Each of the Company, PubCo, RMG II and the Major Shareholders agree to negotiate in good faith and use their respective reasonable best efforts to cause Sumant to enter into a new employment agreement with PubCo and/or the Company on or prior to the Closing Date substantially reflecting the terms in the form attached hereto as Exhibit H.

8.11 Directors’ Resignations. The Company shall use reasonable best efforts to procure that, on the Closing Date, those directors of the Company, as determined by the Company and RMG II, shall have executed and delivered to RMG II letters of resignation resigning from their positions as directors of the Company.

8.12 Amendment and Conversion of CCPS and Company Organizational Documents.

(a) The Company and the Major Shareholders shall:

(i) prior to the Closing Date, amend the terms of the CCPS, as set out in the Company’s Organizational Documents, to reflect the amendments set forth in Exhibit E;

(ii) take such other steps as may be required, including convening a meeting of the Company Board and the Company Stockholders to amend the Company’s Organizational Documents to reflect the amended terms of the CCPS;

(iii) make such filings or notifications with, and use their respective reasonable best efforts to obtain any necessary Consents from, the relevant Governmental Authorities, as may be required in respect of such amendments to the terms of the CCPS; and

(iv) agree the form of the amendments to be made to the articles of association of the Company pursuant to Section 2.05(d).

(b) Following the satisfaction or waiver of conditions set forth in Article XI (other than the conditions that by their terms are to be satisfied at the Closing), each of the Company, Green Rock, GSW and CPPIB shall take such steps as may be required to convert all of the CCPS held by Green Rock, GSW and CPPIB into Company Exchanged Conversion Stock in accordance with the terms of the CCPS, and each of the Company, Green Rock, GSW and CPPIB shall use their respective reasonable best efforts to ensure that such CCPS shall be converted into Company Exchanged Conversion Stock by no later than the date falling eight (8) Business Days after the satisfaction or waiver of such conditions.

(c) Reinstatement of Economic Benefit. If this Agreement is terminated for any reason and the Transactions are abandoned, the Company and the Major Shareholders shall use their reasonable best efforts to put in place such arrangements as may be reasonably necessary to cause the Company to re-issue to Green Rock, GSW and CPPIB such number of CCPS (or equivalent securities) that were converted by such Major Shareholder as if the amendments and the conversion set forth in Section 8.12(a) and Section 8.12(b) above had not occurred.

8.13 Notifications, Waivers, Consents, Licenses and Trademarks. The Company will use its reasonable best efforts to procure the waivers, consents, licenses and trademark applications identified on Schedule 8.13 hereof prior to the Closing.

8.14 Support Agreements. Each of the Major Shareholders irrevocably and unconditionally agrees that, until the Closing Date has occurred, it shall vote or cause to be voted all of the shares of Company Stock owned by such Major Shareholder in favor of the Transactions at any meeting of the Company Stockholders convened in respect of the same, and each Major Shareholder hereby consents to the Transactions.

8.15 Tax Matters.

(a) Each Major Shareholder shall:

(i) file all necessary Tax Returns in relation to the transfer of the Company Stock under this Agreement in accordance with applicable Tax Laws and within such time periods as are prescribed thereunder, and shall not take any position contrary to (A) in the case of CPPIB, the representations and warranties it makes under this Agreement and the Final Tax Gains Computation (other than non-material adjustments to the Final Tax Gains Computation based on actual expenses and other similar amounts) and (B) in the case of each Major Shareholder other than CPPIB, the representations and warranties it makes under this Agreement, the Big Four Opinion and the Final Tax Gains Computation (other than non-material adjustments to the Final Tax Gains Computation based on actual expenses and other similar amounts), and shall confirm to PubCo such filings have been completed within five (5) Business Days of receiving acknowledgment thereof from the relevant Governmental Authority;

(ii) prior to the Closing Date, provide to PubCo such information as may be required for the purposes of completing and filing Form 15CA and Form 15CB in accordance with the IT Act; and

(iii) obtain from a Big Four Accounting Firm and provide to PubCo no later than ten (10) Business Days before Closing in a form and manner reasonably acceptable to PubCo:

(1) (x) a computation of gains, or “Tax Gains Computation,” earned by such Major Shareholder pursuant to the transfer of the Company Exchanged Stock and (in respect of Green Rock) Company Exchanged Conversion Stock (as applicable) to PubCo under the IT Act (after considering the provisions of Section 50CA of the IT Act and valuation requirements thereunder and taking account of the Tax Valuation Report and PubCo Valuation Report); (y) the amount of Tax required to be withheld by PubCo under the IT Act from the consideration payable to the Major Shareholder (without giving any relaxation / exemption under any double taxation avoidance agreement); and (z) the amount of Tax to be withheld by PubCo under the IT Act from the consideration payable to each such Major Shareholder under this Agreement;

(2) a reliance letter to be issued by such Big Four Accounting Firm to PubCo in respect of the Tax Gains Computation and the Big Four Opinion (subject to satisfaction by PubCo of all necessary requirements of such Big Four Accounting Firm for the issue of such reliance letter;

(3) a “should” level opinion from a Big Four Accounting Firm in a form and manner to the reasonable satisfaction of PubCo confirming the:

(A) in the case of Green Rock (a) that on the basis that Green Rock is transferring the Company Exchanged Stock and Company Exchanged Conversion Stock in its capacity as a trustee of Green Stone A 2014 Trust, the sole beneficiary of which is ADIA, ADIA should be exempt from tax in India under the India-UAE Tax treaty on a pass through basis in respect of income or gain from such transfer of Company Exchanged Stock and Company Exchanged Conversion Stock to the PubCo (b) PubCo should not be required to withhold any tax in relation to the purchase of the Company Exchanged Stock and Company Exchanged Conversion Stock from Green Rock pursuant to this Agreement (c) that no tax liability as a representative assessee or an agent under Section 163 of the IT Act should be imposed on PubCo in respect of its purchase of the Company Exchanged Stock and Company Exchanged Conversion Stock from Green Rock pursuant to this Agreement; and

(B) in the case of any Major Shareholder other than Green Rock and CPPIB (a) withholding tax obligation in relation to the purchase of the Company Exchanged Stock and the Company Exchanged Conversion Stock (as applicable), with respect to such Major Shareholder; (b) no tax liability as a representative assessee or an agent under Section 163 of the IT Act should be imposed on PubCo in respect of its purchase of the Company Exchanged Stock and Company Exchanged Conversion Stock from such Major Shareholder; and (c) GSW, JERA and SACEF should be eligible to claim tax exemption under the applicable double taxation avoidance agreement read with the MLI with respect to income arising on transfer of the Company Exchanged Stock to PubCo under this Agreement and accordingly, PubCo should not be required to withhold any Tax under the IT Act from consideration payable to GSW, JERA and SACEF under this Agreement,

(“Big Four Opinion”; provided GSW with respect to the transfer of Company Exchanged Conversion Stock shall not be required to provide the Big Four Opinion specified in this Section 8.15(a)(iii)(3);

(b) Each Major Shareholder (other than CPPIB, Green Rock and Wisemore) shall provide to PubCo no later than ten (10) Business Days before Closing a certified true copy of duly filled and signed Form 10F along with relevant documents under the (Indian) Income Tax Rules, 1962, including a certified copy of its tax residency certificate issued by the relevant Governmental Authority of such Major Shareholder’s country of residence which is valid for the Indian Tax Year in which the Closing Date falls.

(c) Each Major Shareholder shall no later than ten (10) Business Days before Closing provide to PubCo a copy of its respective permanent account number issued by the appropriate authority in accordance with the provisions of the IT Act, which is validly subsisting as of the date of this Agreement and which shall continue to remain validly existing on the Closing Date.

(d) The Company shall obtain a valuation report from a Big Four Accounting Firm, or any reputed merchant banker or reputed valuer, computing the fair market value of Company Exchanged Stock and (in respect of Green Rock) Company Exchanged Conversion Stock in accordance with Section 50CA/Section 56(2)(x) of the IT Act read with Rule 11UAA (read with Rule 11U and 11UA) of the Income Tax Rules, 1962, and provide to PubCo and the Major Shareholders no later than fifteen (15) Business Days before Closing a copy of such report, in a form and manner reasonably acceptable to PubCo and RMG II and on which reliance can be placed by PubCo and the Major Shareholders, or “Tax Valuation Report,” provided that Tax Valuation Report shall be updated with material changes, if any between the date of issuance of Tax Valuation Report and the Closing Date, or “Final Tax Valuation Report,” provided further that in the event no changes are required to be made to the Tax Valuation Report, such Tax Valuation Report shall be deemed as the Final Tax Valuation Report).

(e) The Company shall obtain a valuation report from a reputed valuer in a form and manner acceptable to PubCo and RMG II, and shall provide to PubCo no later than fifteen (15) Business Days before Closing and the Major Shareholders a copy of such valuation report on which reliance can be placed by PubCo and the Major Shareholders, determining the fair value/market value of PubCo Shares to ascertain the sale consideration for Company Exchanged Stock and (in respect of Green Rock) Company Exchanged Conversion Stock that forms part of the Tax Gains Computation, or “PubCo Valuation Report,” provided that PubCo Valuation Report shall be updated with material changes, if any between the date of issuance of PubCo Valuation Report and the Closing Date, or “Final PubCo Valuation Report,” provided further that in the event no changes are required to be made to the PubCo Valuation Report, such PubCo Valuation Report shall be deemed as the Final PubCo Valuation Report).

(f) Each Major Shareholder shall on the Closing Date provide to PubCo from a Big Four Accounting Firm, Tax Gains Computation updated with Final Tax Valuation Report, Final PubCo Valuation Report and applicable exchange rate for the conversion in Indian rupee in accordance with the Income Tax Rules, 1962, or “Final Tax Gains Computation,” in a form and manner reasonably acceptable to PubCo along with a reliance letter to be issued by such Big Four Accounting Firm to PubCo for such Final Tax Gains Computation.

(g) Except with the prior written consent of CPPIB and GSW, the Company shall not (and no Major Shareholder shall permit the Company to) make an election for the Company to not be treated as a corporation for U.S. federal income tax purposes.

8.16 PubCo Residence. The Company and the Major Shareholders intend that the central management and control and effective management of PubCo for tax purposes will be located solely in the United Kingdom, such that it shall remain solely a tax resident of the United Kingdom.

8.17 Loans and Guarantees. Each of the Company and the SS Group shall, and shall use reasonable best efforts to procure that the Subsidiaries shall, by no later than the Closing Date, release or otherwise discharge any and all loans, guarantees and other credit support provided by the Company or any of its Subsidiaries for any Indebtedness incurred by the SS Group (and each of the Company and the SS Group shall be permitted to enter into such documents or instruments and take such actions as may be required to effect the foregoing).

ARTICLE IX

COVENANTS OF RMG II, PUBCO AND THE MERGER SUB

9.01 Regulatory Approvals.

(a) RMG II, PubCo and Merger Sub shall exercise their reasonable best efforts to (i) obtain any required consents or approvals pursuant to any applicable Antitrust Laws, including the approvals set out in Section 11.01(a), (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order that would prohibit, make unlawful or delay the consummation of the Transactions and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(b) RMG II, PubCo and Merger Sub shall cooperate in good faith with the Regulatory Consent Authorities and exercise their reasonable best efforts to undertake promptly any and all action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Laws or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions.

(c) RMG II, PubCo and Merger Sub shall promptly notify, to the extent permitted by Law, the Company of any substantive communication with, and furnish to the Company copies of any notices or written communications received by RMG II, PubCo or Merger Sub and any third party or any Governmental Authority with respect to the Transactions, and RMG II, PubCo and Merger Sub shall permit counsel to the Company an opportunity to review in advance, and RMG II, PubCo and Merger Sub shall consider in good faith the views of such counsel in connection with, any proposed written communications by RMG II, PubCo or Merger Sub to any Governmental Authority concerning the Transactions; provided, that RMG II, PubCo and Merger Sub shall not extend any waiting period or comparable period under any Antitrust Law or enter into any agreement with any Governmental Authority without the written consent of the Company and each of the Major Shareholders Representatives. RMG II, PubCo and Merger Sub agree to provide, to the extent permitted by the applicable Governmental Authority, the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, among RMG II, PubCo, Merger Sub and/or any of their Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Any materials exchanged in connection with this Section 9.01(c) may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of RMG II, PubCo or Merger Sub or other competitively sensitive material; provided, that RMG II, PubCo and Merger Sub may, as each deems advisable and necessary, designate any materials provided to the Company under this Section 9.01(c) as “outside counsel only.”

9.02 Conduct of RMG II, PubCo and Merger Sub During the Interim Period.

(a) During the Interim Period, except as contemplated by this Agreement and the Transactions or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), RMG II, PubCo and Merger Sub shall not, and shall not permit any of their respective Subsidiaries to:

(i) change, modify or amend the Trust Agreement or their respective Organizational Documents (other than as required for the Re-Registration) except (A) for any such change or amendment made in the ordinary course of business and which will not have an material adverse impact on the their ability to perform their obligations under this Agreement or to consummate the Transactions (B) as required for the Re-Registration of PubCo;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in RMG II, PubCo and Merger Sub; (B) split, combine or reclassify any capital stock of, or other equity interests in, RMG II, PubCo and Merger Sub (other than as required for the Re-Registration); or (C) other than in connection with the Transactions or as otherwise required by their respective Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, RMG II, PubCo and Merger Sub (other than as required for the Re-Registration);

(iii) other than in connection with this Agreement, the Transactions or the PIPE Investment, enter into, renew or amend any transaction or Contract with an Affiliate of RMG II (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater);

(iv) except in the ordinary course of business consistent with past practices or as otherwise required by applicable Law: make or change any material Tax election or adopt or change any material Tax accounting method, file any material amendment to any income Tax Return or other material Tax Return, or enter into any agreement with a Governmental Authority with respect to Taxes, in each case if such election, change, amendment, agreement or other action could, individually or in the aggregate, reasonably be expected to have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of PubCo and its Affiliates (including the Company and its Subsidiaries) after the Closing and provided that PubCo may take any action that it determines, acting reasonably, is necessary to optimize its expected liability for Taxes following the Transactions;

(v) waive, release, compromise, settle or satisfy any pending or threatened material Action or compromise or settle any material liability other than in the ordinary course of business;

(vi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material Indebtedness other than in the ordinary course of business;

(vii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material liabilities, debts or obligations, other than such material liabilities, debts or obligations as are (A) expressly contemplated by this Agreement, including those set out in the RMG II Disclosure Schedules, (B) incurred for the purpose of consummating the Transactions, or (C) in the ordinary course of business; or

(viii) other than in connection with this Agreement, the Transactions and the PIPE Investment, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, RMG II, PubCo and Merger Sub or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests (other than as required for the Re-Registration).

(b) During the Interim Period, RMG II, PubCo and Merger Sub shall comply with and continuing performing under, as applicable, its Organizational Documents, the Trust Agreement and all other agreements or Contracts to which it is a party as of the date hereof and conduct and operate its business in the ordinary course of business consistent with past practice.

9.03 Stock Exchange Listing. PubCo shall apply for, and shall use reasonable best efforts to cause, the PubCo Class A Shares to be issued in connection with the Transactions to be approved for, listing on an Approved Stock Exchange and accepted for clearance by the DTC as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date.

9.04 Incentive Equity Plan. Prior to the Closing Date, PubCo shall approve and adopt, a management incentive equity plan (which shall reflect substantially the terms set out in Exhibit G) in such form as may be mutually agreed among PubCo, RMG II and the Company, or the “PubCo Equity Plan.”

9.05 Amendments to Organizational Documents. On or prior to the Closing Date, PubCo shall adopt new articles of association to incorporate the terms of the PubCo Shareholders Agreement, and otherwise on terms that are satisfactory to the Major Shareholders and the Company each acting reasonably, and each of the Major Shareholders, the RMG II Representative and PubCo shall execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to reflect in such articles of association the terms of, and any rights, benefits, obligations and liabilities set out in, the PubCo Shareholders Agreement.

9.06 PubCo Withholding. PubCo shall not withhold or deduct any Indian Tax from the consideration payable to (i) JERA, SACEF, Green Rock and GSW in relation to the sale of Company Exchanged Stock, and (ii) Green Rock in relation to sale of Company Exchanged Conversion Stock, provided that PubCo shall be entitled to deduct and withhold Indian tax from payment made to (a) CPPIB in relation to Company Exchanged Stock in accordance with the Final Tax Gain Computation and Company Exchanged Conversion Stock in accordance with the CPPIB Withholding Amount,, (if required under applicable law), (b) GSW in relation to Company Exchanged Conversion Stock in accordance with the GSW Withholding Amount,, sold to PubCo (if required under applicable law), (c) any Person other than JERA, SACEF, Green Rock, GSW and CPPIB (including shareholders set forth in Section 8.09) for acquisition of Company Stock and shall provide a withholding tax certificate issued by an Indian Taxation Authority to CPPIB and GSW, as the case may be, no later than five (5) days from the date on which withholding tax return for the amounts withheld by PubCo is filed by PubCo.

9.07 PubCo Residence. PubCo intends that the central management and control and effective management of PubCo for tax purposes will be located solely in the United Kingdom, such that it shall remain solely a tax resident of the United Kingdom.

9.08 PubCo Re-Registration. PubCo shall take all actions as required by the CA 2006 to re-register as a public limited company, or the “Re-Registration,” and shall complete any other necessary steps in connection with the Re-Registration by no later than two (2) Business Days before the Closing Date.

9.09 F-1 Registration Statement. PubCo shall use commercially reasonable efforts to file a registration statement on Form F-1 covering all Registrable Securities (as defined in the Registration Rights, Coordination and Put Option Agreement Term Sheet) within 30 days after the Closing Date.

9.10 s593 Report. PubCo shall use reasonable best efforts to obtain a s593 Report in respect of any issuances of PubCo Shares by it contemplated pursuant to Section 2.02 where such report is required under section 593 of CA 2006, in a form and manner reasonably acceptable to the Company as confirmed by the Company in writing (such consent not to be unreasonably withheld or delayed) and shall provide the Major Shareholders with a copy of such s593 Report. PubCo will allow the Major Shareholders access to the valuer and to make reasonable comments to the valuer on the relevant draft s593 Report.

9.11 Amendment to the Warrant Agreement. PubCo and RMG II shall, on terms to be approved in writing by the Company, (a) enter into an assignment and assumption agreement pursuant to which RMG II will assign to PubCo all of its rights, interests, and obligations in and under the Warrant Agreement and (b) amend the Warrant Agreement to change all references to RMG II Warrants (as such term is defined therein) to RMG II Adjusted Warrants (and all references of RMG II Class A Shares (as such term is defined therein) underlying such warrants to PubCo Class A Shares), which shall cause each outstanding RMG II Warrant to represent the right to receive, from Closing, 1.0917589 whole PubCo Class A Shares, or the “Amended Warrant Agreement.” Certificates representing the RMG II Warrants need not be surrendered and exchanged because of adjustments made pursuant to this Section 9.11; provided however, that any holder of RMG II Warrants may at any time surrender to PubCo certificate(s) representing such RMG II Warrants and request replacement certificates representing the RMG II Adjusted Warrants received in exchange therefor, which shall not affect the interest of any such warrant holders and shall only be adjusted as set forth in this Section 9.11. PubCo shall issue any such replacement certificates representing RMG II Adjusted Warrants within ten (10) Business Days of its receipt of a written request from the holder of an RMG II Warrant.

9.12 PubCo Share Entitlement. From (and including) the Closing Date, PubCo shall issue such number of options or other instruments (a “PubCo Share Entitlement,” to employees of PubCo, the Company or their respective Subsidiaries, in such number, and on such terms and conditions as may be determined in a manner consistent with the principles set out in Schedule 9.12, or the “PubCo Share Entitlement Program,” provided that the aggregate number of PubCo Share Entitlements issued at any time under the PubCo Share Entitlement Program shall not have an equivalent economic value exceeding 12,024,437 PubCo Class A Shares. For the avoidance of doubt, the PubCo Share Entitlement Program shall be separate and independent from the PubCo

Equity Plan, and any instruments issued or to be issued under the former shall be deemed to be separate and independent from the latter. The Company shall provide to PubCo the details and manner of distribution of the PubCo Share Entitlement to be issued to employees of PubCo, the Company or its Subsidiaries at least ten (10) Business Days prior to the Closing Date.

ARTICLE X

JOINT COVENANTS

10.01 Support of Transaction. Without limiting any covenant contained in Article VIII or Article IX, including the obligations of the Company, PubCo, Merger Sub, the Major Shareholders and RMG II with respect to the notifications, filings, reaffirmations and applications described in Section 8.03 and Section 9.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 10.01, PubCo, Merger Sub, the Company, the Major Shareholders and RMG II shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions; (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of PubCo, Merger Sub, RMG II, the Company, the Major Shareholders or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to material Contracts with the Company or its Subsidiaries; and (c) take such other action as may reasonably be necessary or as another party hereto may reasonably request to satisfy the conditions of Article XI or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall PubCo, Merger Sub, RMG II, the Major Shareholders, the Company or the Company’s Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions, other than filing and similar fees payable to Governmental Authorities, which shall be borne by the Company or its Subsidiaries.

10.02 Preparation of Form F-4 & Proxy Statement/Prospectus; RMG II Meeting.

(a) As promptly as practicable following the execution and delivery of this Agreement, PubCo, Merger Sub, RMG II and the Company shall use reasonable best efforts to prepare and mutually agree upon (such agreement not to be unreasonably withheld or delayed), and PubCo and RMG II shall use reasonable best efforts to file, or cause to be filed, with the SEC, the Form F-4 in connection with the registration under the Securities Act of the PubCo Class A Shares (it being understood that the Form F-4 shall include the Proxy Statement/Prospectus, which will be included therein as a prospectus and which will be used as a proxy statement for the RMG II Meeting with respect to the Proposals) in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in RMG II’s Organizational Documents and the rules and regulations of the SEC and Nasdaq. Each of PubCo, Merger Sub, RMG II and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Form F-4 and the Proxy Statement/Prospectus. Promptly after the Form F-4 is declared effective under the Securities Act, RMG II will cause the Proxy Statement/Prospectus to be mailed to the RMG II Shareholders.

(b) Each of PubCo, RMG II and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Form F-4 or Proxy Statement/Prospectus and any amendment to the Form F-4 or Proxy Statement/Prospectus filed in response thereto. If PubCo, Merger Sub, RMG II or the Company becomes aware that any information contained in the Form F-4 or Proxy Statement/Prospectus shall have become false or misleading in any material respect or that the Form F-4 or Proxy Statement/Prospectus is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other and (ii) PubCo, Merger Sub,

RMG II and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Form F-4 and Proxy Statement/Prospectus. PubCo, Merger Sub and RMG II shall use reasonable best efforts to cause the Proxy Statement/Prospectus, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of RMG II Shares, as applicable, in each case, pursuant to applicable Law and subject to the terms and conditions of this Agreement and RMG II’s Organizational Documents. Each of PubCo, Merger Sub, RMG II and the Company shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that PubCo, Merger Sub or RMG II receives from the SEC or its staff with respect to the Form F-4 or Proxy Statement/Prospectus promptly after the receipt of such comments and shall give the other parties, including the Company, a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. Each of PubCo, Merger Sub, RMG II and the Company shall use reasonable best efforts to cause the Form F-4 and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Form F-4 declared effective as promptly as practicable after it is filed with the SEC and to keep the Form F-4 effective through the Closing in order to permit the consummation of the Transactions.

(c) PubCo and RMG II agree to include provisions in the Proxy Statement/Prospectus, and to take reasonable action related thereto, with respect to (i) the adoption and approval of the Business Combination, this Agreement and the Transactions, (ii) the approval of the adoption of the A&R Articles of RMG II and (iii) the approval of any other proposals reasonably agreed by PubCo, RMG II and the Company to be necessary or appropriate in connection with the Transactions (collectively, the “Proposals.” Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) that PubCo and RMG II shall propose to be acted on by RMG II Shareholders at the RMG II Meeting.

(d) PubCo, Merger Sub and RMG II shall use reasonable best efforts to, as promptly as practicable (and in any event, within seven (7) Business Days after the SEC Clearance Date), (i) cause the Proxy Statement/Prospectus to be disseminated to RMG II Shareholders in compliance with applicable Law, (ii) establish the record date for, duly call, give notice of, convene and hold the RMG II Meeting in accordance with its Organizational Documents, the Cayman Companies Act, and the rules and regulations applicable to the SEC and Nasdaq for a date no later than thirty (30) days following the SEC Clearance Date and (iii) solicit proxies from the holders of RMG II Shares to vote in favor of each of the Proposals. RMG II shall, through the RMG II Board, recommend to RMG II Shareholders that they approve the Proposals and shall include such recommendation in the Proxy Statement/Prospectus; provided, however, that the RMG II Board may change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify its recommendation (a “Change in Recommendation,” if it determines in good faith, after consultation with its outside legal counsel and/or financial advisors, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by the RMG II Board of its fiduciary obligations to the RMG II Shareholders under applicable Law. Notwithstanding the foregoing provisions of this Section 10.02(d), if on a date for which the RMG II Meeting is scheduled, RMG II has not received proxies representing a sufficient number of RMG II Shares to obtain the RMG II Shareholder Approval, whether or not a quorum is present, RMG II shall have the right to make one or more successive postponements or adjournments of the RMG II Meeting, provided that the RMG II Meeting (x) is not postponed or adjourned to a date that is more than forty-five (45) days after the date for which the RMG II Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and (y) is held no later than three (3) Business Days prior to the Termination Date. RMG II acknowledges that its obligations hereunder to furnish the Proxy Statement/Prospectus to the RMG II Shareholders, convene the RMG II Meeting and solicit the RMG II Shareholders as provided hereunder shall apply notwithstanding any Change in Recommendation in accordance with the terms hereof.

10.03 Exclusivity.

(a) During the Interim Period, (i) the Company and the Major Shareholders (other than CPPIB) shall not take, nor shall they permit any of their Affiliates or Representatives to take, and (ii) CPPIB shall procure that the Restricted CPPIB Group shall not take, nor shall it permit any of the Representatives of the Restricted CPPIB Group to take, in each case, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than PubCo, Merger Sub, RMG II and/or any of their Affiliates and Representatives) concerning, relating to or which is intended or is reasonably likely to give rise to or result in any purchase of any of equity securities of, or membership interests in, or the issuance and sale of any equity securities of, or membership interests in, the Company or its Subsidiaries (other than (x) any purchases of equity securities by the Company from employees of the Company or its Subsidiaries and (y) in the case of the SS Group, entering into such documents and instruments and taking such actions as may be required to release or otherwise discharge any guarantee or other credit support granted by the Company or any Subsidiary in respect of, or to repay, prepay or refinance, any Indebtedness incurred by the SS Group) or any merger or sale of substantial assets involving the Company or its Subsidiaries, in each case, other than the Transactions, a transfer by any Major Shareholder to any of its Affiliates, or as provided in this Agreement (any such purchase, issuance, sale or merger, an “Acquisition Transaction.” If the Company, the Major Shareholders (other than CPPIB) or any of their Affiliates or CPPIB (or the Restricted CPPIB Group) or any of their respective Representatives receives any inquiry or proposal regarding an Acquisition Transaction at any time prior to the Closing, then the Company or the Major Shareholders, as applicable, shall promptly notify such Person indicating only that it is subject to an exclusivity agreement that prohibits providing any information related to or entertaining any proposals or offers or engaging in any negotiations or discussions concerning any Acquisition Transaction and, in such event, the Company or the Major Shareholders, as applicable, shall also promptly notify RMG II of such facts and circumstances. The Company and the Major Shareholders shall, and shall cause their Affiliates and Representatives to (and CPPIB shall cause the Restricted CPPIB Group and the Representatives of the Restricted CPPIB Group to), immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction. During the Interim Period, the Company shall procure that the Company Stockholders shall not, except as expressly contemplated by this Agreement, directly or indirectly transfer any interest (direct or indirect, record, beneficial, economic voting or otherwise) in the Company Stock, whether by sale or exchange, by gift, by operation of law, by pledge or encumbrance or otherwise, except that (a) the SS Group may transfer Company Ordinary Stock held by it pursuant to an enforcement of a pledge by any of the lenders under Indebtedness incurred by the SS Group; (b) the SS Group may sell and/or transfer Company Ordinary Stock to any third party solely for the purpose of utilizing the proceeds from such sale and/or transfer to repay, prepay or otherwise discharge the Indebtedness secured by the Company Ordinary Stock held by the SS Group that remains outstanding, to the extent such the repayment of such Indebtedness is demanded or required by the relevant creditor; and (c) the SS Group may transfer their Company Ordinary Stock to their respective Affiliates; provided that any such transfer by the SS Group in each of (a), (b) and (c) above to a third party or an Affiliate shall be conditional upon such third party or Affiliate having acceded to the terms of this Agreement and assumed the obligations of the SS Group hereunder as if such third party or Affiliate were a party to this Agreement. Notwithstanding anything to the contrary in this Section 10.03(a), GSW and its Affiliates and Representatives may at any time during the Interim Period, directly or indirectly, take any action or solicit, initiate or engage in any discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person solely for the purposes of a sale by GSW of such number of securities in PubCo and/or the Company as will result in GSW reducing its aggregate Effective Economic Interest in PubCo and/or the Company to no more than 33% and its aggregate voting interest in PubCo and/or the Company to no more than 4.9% following the Closing (and for the purposes of determining whether such thresholds are met, any Company Stock shall also be taken into consideration), provided that such sales do not delay or adversely affect the consummation of the Transactions or the ability to satisfy the conditions of Article XI. This Section 10.03 shall not apply to the Green Rock Internal Restructuring.

(b) During the Interim Period, RMG II shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company and/or any of its Affiliates and Representatives), concerning, relating to or which is intended or reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, whether written or oral, relating to any Business Combination other than with the Company, the Company Stockholders and their respective Affiliates and Representatives (a

“Business Combination Proposal.” If RMG II or any of its Affiliates or Representatives receives any inquiry or proposal regarding a Business Combination Proposal at any time prior to the Closing, then RMG II shall promptly notify such Person indicating only that it is subject to an exclusivity agreement that prohibits them from providing any information considering such inquiry or proposal and, in such event, RMG II shall also promptly notify the Company of such facts and circumstances. RMG II shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. Nothing contained in this Section 10.03(b) shall prohibit RMG II or the RMG II Board or any committee thereof from making any disclosure to the RMG II Shareholders if the RMG II Board determines in good faith, after consultation with its outside legal counsel and/or financial advisors, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law.

10.04 Tax Matters.

(a) Transfer Taxes. Notwithstanding anything to the contrary contained herein, all transfer, documentary, sales, use, stamp duty, stamp duty reserve tax, registration, value added or other similar Taxes incurred in connection with the Transactions and the admission of the PubCo Class A Shares for clearing through DTC, or “Transfer Taxes,” shall be borne by PubCo, except any Transfer Tax payable in India on the transfer of Company Exchanged Stock or Company Exchanged Conversion Stock, when transferred, by PubCo shall be borne by the relevant Major Shareholder. PubCo or the relevant Major Shareholder shall, at its own expense, file all necessary Tax Returns with respect to all such Transfer Taxes for which it is liable under this Section 10.04(a), and shall timely pay (or cause to be timely paid) to the applicable Governmental Authority such Transfer Taxes. The parties agree to reasonably cooperate to (i) sign and deliver such resale and other certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) any such Transfer Taxes and (ii) prepare and file (or cause to be prepared and filed) all Tax Returns in respect of any such Transfer Taxes. For the avoidance of doubt, Transfer Taxes referred to in this Section 10.04(a) shall exclude Taxes imposed on income, profit or gain, including Taxes under the IT Act.

(b) Intended Tax Treatment. The parties hereto hereby agree and acknowledge that, for U.S. federal income tax purposes, the Merger, the Exchange, the PIPE Investment and the exchange of Company Exchanged Conversion Stock for PubCo Shares by GSW and CPPIB pursuant to Sections 2.02(c) and (d), respectively, or the “Delayed Exchanges,” taken together, are intended to be treated as an integrated transaction that is described in Section 351 of the Code and the U.S. Treasury Regulations promulgated thereunder, or the “Intended Tax Treatment.” Each party hereto shall, to the extent such party is required under applicable Law, file all applicable U.S. federal income Tax Returns on a basis consistent with the Intended Tax Treatment, unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code. From and after the date of this Agreement, each party hereto (other than the Major Shareholders (other than GSW)) shall use its reasonable best efforts to cause the Merger, the Exchange, the PIPE Investment and the Delayed Exchanges to qualify, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken (in each case other than any action provided for or prohibited by this Agreement), which action or failure to act could reasonably be expected to prevent the Merger, the Exchange, the PIPE Investment and the Delayed Exchanges from qualifying for the Intended Tax Treatment. Following the Closing, each party hereto (other than the Major Shareholders (other than GSW)) shall use its reasonable best efforts to cause the Merger, the Exchange, the PIPE Investment and the Delayed Exchanges to qualify, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken (in each case other than any action provided for or prohibited by this Agreement), which action or failure to act could reasonably be expected to prevent the Merger, the Exchange, the PIPE Investment and the Delayed Exchanges from qualifying for the Intended Tax Treatment. The parties hereto hereby agree and acknowledge that they will not, prior to, at or immediately after Closing, enter into any contract, agreement, commitment or arrangement to dispose of any PubCo Shares received pursuant to Section 2.01 or Section 2.02.

(c) Each of the parties acknowledges and agrees that it has had the opportunity to obtain independent legal and Tax advice with respect to the transactions contemplated by this Agreement, and is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger, the Exchange, the PIPE Investment and the Delayed Exchanges fail to qualify for the Intended Tax Treatment.

(d) It is the intention of the parties hereto that, from and after the date of this Agreement RMG II shall be treated as a corporation for U.S. federal income tax purposes. RMG II shall not make an election or take any other action as a result of which RMG II will not be treated as a corporation for U.S. federal income tax purposes.

(e) Execution of Documents. Each party to this Agreement shall, and shall cause their respective Subsidiaries to, execute and retain each copy of this Agreement and any ancillary documents thereto outside of the United Kingdom. The parties hereto agree to use their reasonable best efforts to ensure that no United Kingdom stamp duty or stamp duty reserve tax is payable in connection with any of the transactions contemplated by this Agreement, including in relation to the admission of the PubCo Class A Shares and the PubCo Class C Shares for clearing through DTC and the sale of any PubCo Shares by any Major Shareholder.

10.05 Confidentiality; Publicity.

(a) Each party hereto agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article XII, for a period of two (2) years after such termination, it shall, and shall cause its respective Representatives to: (i) treat and hold in strict confidence any Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Confidential Information without the prior written consent of the party to which the Confidential Information relates, provided however that each party shall be permitted to disclose any Confidential Information to its Affiliates and its and their respective employees, officers and directors, current or prospective partners, co-investors, financing sources, transferees or bankers, lenders, accountants, legal counsels, business partners, representatives or advisors who need to know such information as such disclosing party deems appropriate, in each case only where such persons or entities are under appropriate nondisclosure obligations; and (ii) in the event that it or any of its respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Confidential Information, (A) provide to the extent legally permitted the party to which the Confidential Information relates with prompt written notice of such requirement so that such party to which the information relates or an Affiliate thereof may seek, at its cost, a protective order or other remedy or waive compliance with this Section 10.05(a), and (B) in the event that such protective order or other remedy is not obtained, or the party to which the Confidential Information relates waives compliance with this Section 10.05(a), furnish only that portion of such Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information; and (iii) in the event that it or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XII, for a period of two (2) years after such termination, is required or requested to disclose any Confidential Information to governmental authorities, furnish only that portion of such Confidential Information which it deems appropriate. In the event that this Agreement is terminated and the Transactions are not consummated each party hereto shall, and shall cause their respective Representatives to, to the extent reasonably practicable, promptly deliver to each party in respect of which it holds any Confidential Information or destroy (at such party’s election) any and all copies (in whatever form or medium) of Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the party holding the Confidential Information and its respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) PubCo, RMG II and the Company shall reasonably cooperate to (i) prepare and make a public announcement regarding the Transactions on the date hereof and (ii) create and implement a communications plan regarding the Transactions, or the “Communications Plan,” promptly following the date hereof. Notwithstanding the foregoing, none of the parties hereto or any of their respective Affiliates will make any public announcement or issue any public communication regarding any of the parties hereto or any of their respective Affiliates, this Agreement or the Transactions or any matter related to the foregoing, without the prior written consent of the Company and reasonable consultation with the Major Shareholders, in the case of a public announcement by RMG II, or RMG II, in the case of a public announcement by any of the other parties hereto (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except (i) if such announcement or other communication is required by applicable Law (including pursuant to Securities Laws or the rules of any national securities exchange), in which case the disclosing party shall, to the extent permitted by applicable Law, first allow such other parties to review such announcement or communication and the opportunity to comment thereon and the disclosing party shall consider such comments in good faith, (ii) to the extent provided for in the Communications Plan, (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication approved in accordance with this Section 10.05(b), and (iv) announcements and communications to Governmental Authorities in connection with filings or permits relating to the Transactions required to be made under this Agreement; provided that, any internal announcements to employees of the Company shall require the prior written consent of the Company. Notwithstanding anything contained in this Section 10.05(b), each Major Shareholder shall have the right to consult with the Company and RMG II in connection with any public announcements made in relation to the Transaction.

(c) Each of the Company and PubCo agrees that it will not, without the prior written consent of GSW, in each instance, (a) use in advertising or publicity the name of Goldman, Sachs & Co. LLC, or any of its Affiliates, or any partner or employee of such Affiliate, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by Goldman, Sachs & Co. LLC or its Affiliates, or (b) represent, directly or indirectly, that any product or any service provided by the Company or PubCo has been approved or endorsed by Goldman, Sachs & Co. LLC or any of its Affiliates.

(d) The Company and PubCo shall grant GSW and its Affiliates permission to use their respective name and logo in its or its Affiliate’s marketing materials and bid documentation in relation to potential transactions.

(e) Each of the Company and PubCo agrees that it will not, without the prior written consent of CPPIB, in each instance, (a) use in advertising, publicity or otherwise the name of CPPIB, CPP Investments, or any of their Affiliates, or any partner or employee of such Affiliate, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by CPPIB, CPP Investments or their Affiliates, or (b) represent, directly or indirectly, that any product or any service provided by the Company or PubCo has been approved or endorsed by CPPIB, CPP Investments or their Affiliates. Subject to Section 10.05(k), each of the Company and PubCo further agrees that it shall obtain the written consent of CPPIB prior to any issuance by it of any public statement detailing CPPIB’s acquisition of shares pursuant to this Agreement.

(f) The Company and PubCo shall grant CPPIB, CPP Investments and their Affiliates permission to use their respective name and logo in their or their Affiliate’s marketing materials and bid documentation in relation to potential transactions.

(g) Each of the Company and PubCo agrees that it will not, without the prior written consent of Green Rock, in each instance, (a) use in advertising or publicity the name of ADIA, Green Rock, or any of their Affiliates, or any partner or employee of such Affiliate, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by ADIA, Green Rock or their Affiliates, or (b) represent, directly or indirectly, that any product or any service provided by the Company or PubCo has been approved or endorsed by ADIA, Green Rock or their Affiliates. Subject to Section 10.05(k), each of the Company and PubCo further agrees that it shall obtain the written consent of Green Rock prior to any issuance by it of any public statement detailing Green Rock’s acquisition of shares pursuant to this Agreement.

(h) The Company and PubCo shall grant ADIA, Green Rock and their Affiliates permission to use their respective name and logo in their or their Affiliate’s marketing materials and bid documentation in relation to potential transactions.

(i) Except as required by applicable Law, including Securities Laws, and the rules and regulations of the SEC and any Approved Stock Exchange promulgated thereunder in connection with the Transactions, no information in respect of Green Rock and its Affiliates shall be provided by any party hereto to any Governmental Authority in respect of this Agreement without the prior written approval of Green Rock.

(j) Subject to the second and third sentences of this Section 10.05(j), neither Green Rock nor any of its Affiliates shall be required to disclose any information about themselves, their Affiliates or their shareholders to any Governmental Authority or any other person for any purpose under this Agreement to the extent such disclosure would violate its or its Affiliates’ bona fide and generally applicable internal policies. Green Rock agrees that it shall use reasonable endeavors to furnish information about it or its Affiliates that (a) is publicly available with respect to it or its Affiliates, or (b) has been previously approved for disclosure to a Governmental Authority or third party. In the event Green Rock is still not able to satisfy any such request for disclosure of information which is required in connection with this Agreement, Green Rock shall: (a) provide written notice to the other parties promptly (and no later than five (5) days) after becoming aware of such fact; and (b) enter into direct discussions with the relevant Governmental Authority with a view of exploring alternative options to satisfy the relevant information requirement.

(k) Notwithstanding any other part of this Section 10.05, any party hereto and its respective Representatives shall be permitted to disclose any and all Confidential Information to the extent required by U.S. federal Securities Laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder.

10.06 Indemnification and Insurance.

(a) From and after the Closing Date, PubCo agrees that it shall, to the fullest extent that the PubCo is permitted under applicable Law and its Organizational Documents, indemnify and hold harmless each present and former director and officer of the Company, Merger Sub, PubCo and RMG II and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing Date (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, PubCo shall to the extent permitted by applicable Law and its Organizational Documents (i) maintain for a period of not less than six (6) years from the Closing Date provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement and other organizational documents of the Company, PubCo, RMG II or their respective Subsidiaries, as applicable, in each case, as of the date hereof and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of three (3) years from the Closing Date, PubCo shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by RMG II’s or the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies, and shall use commercially reasonable efforts to ensure that the terms of such policies are not not less favorable than the terms of such current directors’ and officers’ liability insurance policies; provided, however, that (i) RMG II or the Company, as applicable, shall cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a customary “tail” policy on terms not less favorable than the terms of such current directors’ and officers’ liability insurance policies with respect to claims existing or occurring at or prior to the Closing and (ii) if any claim is asserted or made within such policy coverage period, such insurance shall be continued in respect of such claim until the final disposition thereof. All costs associated with such “tail policies” shall be borne by RMG II or the Company, as applicable.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 10.06 shall survive the Closing indefinitely and shall be binding, jointly and severally, on PubCo and all successors and assigns of PubCo. In the event that PubCo or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, PubCo shall ensure that proper provision shall be made so that the successors and assigns of PubCo shall succeed to the obligations set forth in this Section 10.06.

10.07 Tax Indemnification

(a) From and after the Closing Date, each Major Shareholder (other than the SS Group) (severally and neither jointly nor jointly and severally) agrees that it shall indemnify and hold harmless PubCo, its Affiliates, and each present and former director and officer of PubCo (each an “Indemnified Person,” against any costs or expenses (including reasonable attorneys’ fees), Taxes, judgments, fines, losses, claims, damages or liabilities incurred directly as a result of any order under the IT Act issued by the Taxation Authorities raising a demand in relation to Transaction Tax in respect of such Major Shareholder (a “Transaction Tax Claim” and any proceedings in relation to such Transaction Tax Claim herein referred to as a “Tax Proceeding.”

For the avoidance of doubt, it is clarified that a Transaction Tax Claim under this Clause in respect of a Major Shareholder, or the “Indemnifying Seller,” shall not make any other Major Shareholder liable in respect of such Transaction Tax Claim and PubCo shall have the right to claim only from the Indemnifying Seller in respect of such Transaction Tax Claim.

(b) If any Taxation Authority issues a written communication to the Indemnified Person in connection with any Transaction Tax Claim, (hereinafter, referred to as the “Tax Notice,” then PubCo shall give written notice of the same to the Indemnifying Seller (along with a copy thereof) promptly within three (3) Business Days and in any case at least ten (10) Business Days before the response to the Tax Notice is required or such shorter period within which a response to the Tax Notice is required after receipt of such Tax Notice, or the “Tax Notice Confirmation,” provided that a failure to provide, or delay in providing, such Tax Notice Confirmation shall not relieve the Indemnifying Seller of its indemnification obligations hereunder except to the extent that the Indemnifying Seller is actually prejudiced thereby.

(c) Within earlier of fifteen (15) days following the receipt of the Tax Notice Confirmation or such other shorter time period set out under the Tax Notice, or the “Seller First Response Period,” the Indemnifying Seller shall have the right, exercisable by giving written notice, or the “Defense Notice,” to PubCo, to conduct all matters in connection with the Tax Notice, defend any Tax Proceeding and/or Transaction Tax Claim, take charge of the conduct of any appeal, writ process, dispute, review or compromise, and take control of any communications with any Taxation Authority, in respect of such Tax Proceeding and/or Transaction Tax Claim (any such action to so conduct, defend, or take charge or control, “Defend” or “Defense Actions,” at the cost of the Indemnifying Seller. In the event that the Indemnifying Seller delivers a Defense Notice, the Indemnifying Seller shall be entitled to conduct all Defense Actions in connection with the Tax Notice, Tax Proceeding and/or Transaction Tax Claim, including filing any objections, proceedings, applications, or appeals in respect thereof, and all other actions that the Indemnifying Seller may deem reasonably necessary in this regard and PubCo shall afford reasonable cooperation in such Defense Actions undertaken by the Indemnifying Seller. In the event that the Indemnifying Seller exercises its right to Defend any such Tax Notice, Tax Proceeding and/or Transaction Tax Claim:

(i) the Indemnifying Seller shall keep PubCo reasonably informed of all material developments pertaining to such action,

(ii) the Indemnifying Seller shall not consent to entry of any judgment or enter into any settlement without the prior written approval of PubCo (such approval not to be unreasonably withheld, conditioned or delayed) in case of such Tax Proceeding and/or Transaction Tax Claim;

(iii) PubCo hereby consents to and appoints, and will procure that any other Indemnified Person consents to and appoints, the Indemnifying Seller and/or its advisors to represent it in connection with any Defense Actions (subject to the terms and conditions of this Section 10.07), and shall take any other actions required to enable such appointment provided that this shall not preclude PubCo from, at its own cost, appointing its own advisors in relation to such matter and to seek independent advice in relation to the Tax Proceeding and/or a Transaction Tax Claim;

(iv) the Indemnified Person shall not initiate any written communication with any Taxation Authority with respect to the Tax Proceeding and/or Transaction Tax Claim, without the prior written approval of the Indemnifying Seller (which consent shall not be unreasonably withheld, conditioned or delayed);

(v) PubCo shall not respond to the Tax Notice or any inquiry or correspondence received from any Taxation Authority with respect to the Tax Proceeding and/or Transaction Tax Claim, without the prior written approval of the Indemnifying Seller (which consent shall not be unreasonably withheld, conditioned or delayed);

(vi) PubCo may participate in, but shall not have any ability to control, such Tax Proceeding and/or Transaction Tax Claim at its own cost; and

(vii) without limiting the generality of sub-clause (vi), the Indemnified Person shall not admit or make any payment to the Taxation Authority, consent to entry of any judgment or consent to or enter into any settlement of such Tax Proceeding and/or Transaction Tax Claim, without the prior written approval of the Indemnifying Seller (which consent shall not be unreasonably withheld).

(d) If the Indemnifying Seller does not issue a Defense Notice in relation to any Transaction Tax Claim and/or Tax Proceeding within the Seller First Response Period, then the Indemnified Person shall defend such Transaction Tax Claim, provided that such defense shall not affect the obligation of the Indemnifying Seller to indemnify the Indemnified Person in respect of such Transaction Tax Claim or Tax Proceeding pursuant to this Section 10.07. If the Indemnified Person assumes the defense of any such Tax Proceeding and/or Transaction Tax Claim, then:

(i) the Indemnifying Seller shall reasonably co-operate with the Indemnified Person in the conduct of such a Tax Proceeding and/or defending such a Transaction Tax Claim;

(ii) the PubCo shall consult the Indemnifying Seller in good faith with respect to the conduct of such defense and shall consider any reasonable and timely requests and comments of the Indemnifying Seller (which requests and comments shall not be binding on the PubCo);

(iii) the Indemnifying Seller may participate in such Tax Proceeding and/or Transaction Tax Claim at its cost;

(iv) PubCo shall keep the Indemnifying Seller reasonably informed of material events pertaining to such defense, Tax Proceeding and/or Transaction Tax Claim and the Indemnifying Seller shall have the right to review the documents pertaining to such action, it being understood that the PubCo shall not be bound to consider the requests and the comments of the Indemnifying Seller in respect of such documents; and

(v) the Indemnified Person shall not be entitled to abandon such defense or control at any time without the prior approval of the Indemnifying Seller (such approval not to be unreasonably withheld, conditioned or delayed) but shall be entitled to make any settlement with the Taxation Authority in relation thereto as PubCo may deem fit, provided that any such settlement shall be initiated only after obtaining the prior approval of the Indemnifying Seller in writing (which shall not be unreasonably withheld, conditioned or delayed).

(e) The Indemnifying Seller undertakes, to pay to the Indemnified Person the amount equivalent to the demand or claim (but only to the extent such amount is actually required to be paid in order to defend the

Transaction Tax Claim) by any Taxation Authority for any payment, deposit, interest, penalty, advance payment or issuance of security/bank guarantee towards payment of any such Transaction Tax Claim in any Tax Proceeding, whether interim or otherwise, pending a final non-appealable decision if the PubCo or Indemnifying Seller elects to defend the Transaction Tax Claim in accordance with this Section 10.07. However, such payment shall not relieve the Indemnifying Seller from payment of any additional demand or claim raised by any Taxation Authority to PubCo.

(f) Any payment pursuant to sub-clause (a) or (e) shall, unless as otherwise mutually agreed upon by the parties at the time of payment, be: (a) made by the Indemnifying Seller to the Indemnified Person, at least 3 (three) Business Days prior to the due date (referred to in the order, whether interim or otherwise, from the relevant Taxation Authority, as the case may be) to enable the Indemnified Person to, in turn, make such payment to the said Taxation Authority before the said due date; or (b) made directly by the Indemnifying Seller on behalf of the Indemnified Person to the relevant Taxation Authority prior to the due date of payment and the Indemnifying Seller shall provide to the Indemnified Person with evidence (including Tax payment challan) of completion of such payment. However, if there is a delay in making the payment due to the default of the Indemnifying Seller and the payments are made by the Indemnified Person then the Indemnifying Seller shall reimburse to the Indemnified Person the amount of such payments made by the Indemnified Person to the Taxation Authority, along with interest (to the extent levied by the relevant Taxation Authority) calculated from the due date for payment to the Taxation Authority until the actual date of payment) on the payment having been made by the Indemnified Person. For the avoidance of doubt, any interest paid hereunder shall be included in the liability cap specified in Section 10.07(m).

(g) Without prejudice to the obligations under sub-clauses (e) to (f) above, upon the final resolution of such Transaction Tax Claim or Tax Proceeding (as determined through a settlement or a final judgment or order or ruling of a Taxation Authority or where such judgment, order or ruling is not appealed) (such order, the “Tax Order,” the Indemnifying Seller undertakes, subject to sub-section (l) and (m) below, to pay the entire amount due under such Tax Order (net of any amounts already paid to the Indemnified Person pursuant to sub-clause (e) to (f): (a) directly to PubCo at least three (3) Business Days prior to the due date mentioned in the Tax Order or, on such earlier date as directed by the Taxation Authority so as to enable the Indemnified Person to, in turn, make such payment to the Taxation Authority before the due date (referred to in the Tax Order), or (b) directly to the relevant Taxation Authority prior to the due date of payment on behalf of the Indemnified Person and provide proof of such payment to the Indemnified Person, including the Tax payment challan to the Indemnified Person. The Indemnifying Seller undertakes to keep and hold the Indemnified Person fully indemnified and harmless for any delay in payment pursuant to sub-clause (e) to (f). However, if there is a delay in making the payment due to the default of the Indemnifying Seller and the payments are made by PubCo, then the Indemnifying Seller shall reimburse the amounts paid by the Indemnified Person to the Taxation Authority, and such amount shall carry interest (to the extent levied by the relevant Taxation Authority) calculated from the due date for payment to the Taxation Authority up to and including the actual date of payment) on the payment having been made by the Indemnified Person. For the avoidance of doubt, any interest paid hereunder shall be included in the liability cap specified in Section 10.07(m).

(h) Upon receipt of any payment by the Indemnified Person from the Indemnifying Seller pursuant to sub-clause (f) to (g), the Indemnified Person shall promptly and in any event before the due date (referred to in the order, whether interim or otherwise, from the Taxation Authority or the Tax Order), pay to the relevant Taxation Authority, the amount of the Transaction Tax Claim. Following such payment, the Indemnified Person shall promptly notify the Indemnifying Seller in writing of the payment of such Transaction Tax Claim along with evidence of such payment. Subject to Indemnifying Seller’s compliance with sub-clause (f) to (g) as applicable, the Indemnified Person shall bear any liability attributable to any delay in payment of any Transaction Tax Claim by PubCo to the Taxation Authority under this sub-clause.

(i) Once the Transaction Tax Claim is paid by the Indemnified Person or Indemnifying Seller in accordance with sub-clauses (f) to (h) above to the Taxation Authority, the Indemnified Person shall file the withholding tax return as applicable in accordance with the IT Act, on payment of the Transaction Tax Claim to the Taxation Authority and provide a withholding tax certificate as applicable (in the form prescribed under the

IT Act) to the Indemnifying Seller promptly within the due date specified under the IT Act. Any costs or fines or penalty or fees for filing of such withholding tax return shall be borne by the Indemnifying Seller.

(j) In the event the Indemnifying Seller has made deposits or payments with the Taxation Authority or tribunal or court of competent jurisdiction, in accordance with sub-clause (e), and subsequently at any point in time, all or any proportion of such amounts (including interest thereon, if any) are actually refunded to the Indemnified Person or set off against any tax that would otherwise be payable by the Indemnified Person in respect of its own Tax liability, or the “Refunded Amount,” the Indemnified Person hereby undertakes and agrees to refund, within 5 (five) Business Days, an amount equivalent to the Refunded Amount (net of taxes on interest component) to the Indemnifying Seller, net of:

(i) any amounts paid (over and above the amounts received by the Indemnified Person from the Indemnifying Seller and amounts already directly paid by the Indemnifying Seller to the Taxation Authority)) by the Indemnified Person as deposits or payments to the Taxation Authority or tribunal or court of competent jurisdiction out of its own account (including any interest paid by the Taxation Authority thereon), and

(ii) all reasonable fees and expenses of the Indemnified Person in recovering such Refunded Amount, without interest. If any amount is determined to be refundable by the Taxation Authority, solely if elected by the Indemnifying Seller, the Indemnified Person and the Indemnifying Seller shall use reasonable efforts, at the Indemnifying Seller’s cost, to expedite the refund of such amounts from the Taxation Authority or tribunal or court of competent jurisdiction and the payment of the Refunded Amount to the Indemnifying Seller.

(k) To the extent the payment of any indemnification payment pursuant to the provisions of this Section 10.07 shall be subject to approval by any Governmental Authority, the relevant Indemnifying Seller shall at its cost, use commercially reasonable efforts to obtain all such approvals (with reasonable cooperation by PubCo) and shall make all applications and take all reasonable steps required to obtain the same.

(l) A Major Shareholder shall have no liability in respect of any Transaction Tax Claim including in relation to a Transaction Tax Claim relating to the exchange under Section 2.02(a) and Section 2.02(b), or Section 2.02(c) and Section 2.02(d) unless the Tax Proceeding has been initiated against any Indemnified Person (i) in the case of the exchange under Section 2.02(a) within the statutory limitation period under the IT Act, provided such period shall not exceed the seventh (7th) anniversary of the Closing Date, (ii) in the case of the exchange under Section 2.02(b) within the statutory limitation period under the IT Act, provided such period shall not exceed the seventh (7th) anniversary of the Closing Date or seventh (7th) anniversary of the date of completion of exchange if the exchange takes place after the Closing Date and (iii) in the case of the exchange under Section 2.02(c) and Section 2.02(d), within the statutory limitation period under the relevant IT Act, provided such period shall not exceed the seventh (7th) anniversary of the date of completion of exchange, or the “Tax Indemnity Period.” Where the Tax Proceeding in relation to Transaction Tax Claim has been initiated within the Tax Indemnity Period, the Indemnifying Seller shall continue to be liable to indemnify the Indemnified Person under this Section 10.07 until the same is finally settled.

(m) The aggregate amount of liability of a Major Shareholder under this Section 10.07 (including any payments of interest or penalties) (i) with respect to the exchange under Section 2.02(a) and Section 2.02(b) shall not exceed 1.84 times the capital gain Tax (without giving any relaxation / exemption under any double taxation avoidance agreement) as set out under the relevant Final Tax Gains Computation and (ii) with respect to the exchange under Section 2.02(c) and Section 2.02(d) shall not exceed 1.84 times the capital gain Tax under the then relevant IT Act (without giving any relaxation / exemption under any double taxation avoidance agreement), computed in accordance with Section 2.08(b)(ii) and Section 2.08(c)(ii).

(n) If any amount payable by an Indemnifying Seller pursuant to this Section 10.07 is subject to withholding or deduction of any Tax or if PubCo is required to pay any Tax on the amounts received by it, then the amount payable by the Indemnifying Seller shall be grossed up for such Tax such that (taking into account any available credit or other relief) PubCo is left in no better and no worse position than it would have been had no such withholding, deduction or Tax been required.

10.08 HMRC and DTC Cooperation. Without prejudice to the generality of Section 10.01 and 10.04, PubCo, Merger Sub, the Company, the Major Shareholders and RMG II shall each, and shall each cause their respective Subsidiaries to use reasonable best efforts to, cooperate in the assembly, preparation and filing of any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable: (a) confirmation from DTC that the PubCo Class A Shares and the PubCo Class C Shares are eligible for clearing through DTC and agreement from DTC to accept the PubCo Class A Shares and the PubCo Class C Shares for clearing through DTC in connection with the transactions contemplated by this Agreement and such future transactions as may be reasonably foreseeable; (b) customary clearances from HMRC required by DTC (including in relation to any depository service) in connection with the admission of the PubCo Class A Shares and the PubCo Class C Shares for clearing through DTC; and (c) such confirmation or agreement from any other depositary or clearance service as may reasonably be required to enable the PubCo Class A Shares and the PubCo Class C Shares to be accepted for clearing through DTC and the PubCo Class A Shares to be approved for listing on an Approved Stock Exchange.

10.09 R&W Insurance Policy. Prior to the Closing, RMG II may, in its sole discretion and at its sole cost and expense, obtain and bind a representation and warranty insurance policy, or the “R&W Insurance Policy,” with respect to the representations and warranties of the Company in Article IV. The Company shall, and shall cause its Affiliates and Representatives to, use commercially reasonable efforts to cooperate with, and provide assistance to, RMG II as it may reasonably request in its efforts to obtain the R&W Insurance Policy. During the policy period of the R&W Insurance Policy, if any, the Company shall not, and shall not permit any of its Affiliates to, amend, modify or waive the subrogation provisions of the R&W Insurance Policy in a manner that is adverse to RMG II or any of its Affiliates without the prior written consent of the RMG II Representative.

10.10 Post-Closing Cooperation; Further Assurances. Following the Closing, each party hereto shall, on the request of any other party hereto, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

10.11 Delisting and Deregistration. The parties hereto shall take all actions necessary or reasonably requested by another party hereto to cause the RMG II Units and RMG II Class A Shares to be delisted from Nasdaq (or be succeeded by the PubCo Shares) and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by PubCo) as of Closing Date.

10.12 PubCo Shareholders Agreement, Registration Rights, Coordination and Put Option Agreement and Voting Agreement. On or prior to the Closing Date:

(a) PubCo, the Company and the Company Stockholders listed hereto in Schedule 10.12(a) shall enter into a registration rights, coordination and put option agreement in a form substantially consistent with and reflecting the Registration Rights, Coordination and Put Option Agreement Term Sheet, provided that, notwithstanding anything to the contrary set forth herein or in the Registration Rights, Coordination and Put Option Agreement Term Sheet, if the parties fail to reach agreement on the terms of such registration rights, coordination and put option agreement on or prior to the Closing Date, the terms set forth in the Registration Rights, Coordination and Put Option Agreement Term Sheet shall be deemed to be binding on the parties with effect from Closing, and the parties agree and undertake to comply with and give effect to such terms from and after the Closing such that the parties have the respective rights and obligations set forth therein with effect from Closing;

(b) PubCo and the Company Stockholders listed hereto in Schedule 10.12(b) shall enter into the PubCo Shareholders Agreement; and

(c) PubCo, the Major Shareholders and the Company shall enter into a voting agreement substantially reflecting the terms set forth in Exhibit D, provided that, notwithstanding anything to the contrary set forth herein or in Exhibit D, if the parties fail to reach agreement on the terms of such voting agreement on or prior to the Closing Date, the terms set forth in Exhibit D shall be deemed to be binding on the parties with effect from Closing, and the parties agree and undertake to comply with and give effect to such terms from and after the Closing such that the parties have the respective rights and obligations set forth therein with effect from Closing.

10.13 Subscription Agreements. RMG II, the Company and PubCo shall each use its reasonable best efforts to satisfy the conditions of the PIPE Investors closing obligations contained in the Subscription Agreements, and consummate the transactions contemplated thereby. RMG II, the Company and PubCo shall not terminate, amend or waive in any manner adverse to the Company, RMG II or PubCo, the Subscription Agreements without RMG II’s, the Company’s and each of the Major Shareholders Representatives’ prior written consent (not to be unreasonably withheld, delayed or conditioned), and PubCo shall, except with RMG II’s, the Company’s and each of the Major Shareholders Representatives’ prior written consent (not to be unreasonably withheld, delayed or conditioned), use its best efforts to enforce each of the Subscription Agreements in accordance with its terms. In the event that there is an actual or threatened material breach or default by a PIPE Investor under a Subscription Agreement, or RMG II reasonably believes in good faith that such PIPE Investor otherwise is not willing or able to consummate the transactions contemplated thereby upon the satisfaction of the conditions of such PIPE Investor’s closing obligations thereunder, then notwithstanding anything to the contrary herein, except with RMG II’s, the Company’s and each of the Major Shareholders Representatives’ prior written consent, PubCo shall be required to use its reasonable best efforts to enter into and consummate replacement agreements for the PIPE Investment, which agreements shall become Subscription Agreements for purposes of this Agreement and included as part of the PIPE Investment, and RMG II, PubCo and the Company shall, and shall cause their respective Representatives to, reasonably cooperate with RMG II, PubCo and their respective Representatives in connection with such replacement PIPE Investment and use their respective commercially reasonable efforts to cause such replacement PIPE Investment to occur (including having the RMG II’s or the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by RMG II).

10.14 Trust Account and Other Closing Payments. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article XI), RMG II and PubCo shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and the net proceeds of the PIPE Investment, if any, to be applied, in each case, for the following: (a) the redemption of any RMG II Shares; (b) the payment of Company Transaction Expenses and RMG II Transaction Expenses pursuant to Section 13.08; and (c) the balance of the assets in the Trust Account and net proceeds of the PIPE Investment, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to PubCo for working capital and general corporate purposes.

ARTICLE XI

CONDITIONS TO OBLIGATIONS

11.01 Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) Regulatory Approvals. The applicable approvals from the Competition Commission of India in respect of the Transactions shall have been received.

(b) No Prohibition. There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(c) Form F-4. The Form F-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Form F-4 and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC that remains pending.

(d) RMG II Shareholder Approval. The RMG II Shareholder Approval shall have been obtained.

(e) Listing. The PubCo Class A Shares shall have been approved for clearing through the DTC and approved for listing on an Approved Stock Exchange, subject only to notice of issuance.

(f) Warrant Agreement. The Amended Warrant Agreement shall have been executed and delivered and shall be in full force and effect.

(g) s593 Reports. PubCo shall have obtained a valid s593 Report in accordance with Section 9.10 where such report is required under section 593 of CA 2006 in respect of the issuance of PubCo Shares pursuant to Sections 2.02(a), 2.02(b) (providing the conversion of CCPS held by Green Rock pursuant to Section 8.12(b) has been completed two (2) Business Days before the Closing Date), 2.02(c) and 2.02(d).

11.02 Conditions to Obligations of RMG II, PubCo and Merger Sub. The obligations of RMG II, PubCo and Merger Sub to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by RMG II:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company and the Major Shareholders contained in (A) Section 4.01(a) (Corporate Organization of the Company), (B) the first sentence of Section 7.01 (Organization and Standing), (C) the first sentence of Section 4.03(a) (Due Authorization; Board Approval; Vote Required), (D) the first sentence of Section 7.02 (Due Authorization), (F) the first sentence of Section 4.06(e) (Capitalization), and (G) Section 4.17 (Brokers’ Fees) (collectively, the “Company Specified Representations,” in each case, shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of Closing Date, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of the Company contained in Section 4.06(a) (Capitalization) shall be true and correct other than de minimis inaccuracies, as of Closing Date, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(iii) The representations and warranties of the Company and the Major Shareholders contained in (A) Section 4.01(b) (Corporate Organization of the Company) and Section 7.01 (Organization and Standing), and (B) Section 4.21(a) (Absence of Changes) shall be true and correct as of Closing Date, as if made anew at and as of that time.

(iv) Each of the representations and warranties of the Company and the Major Shareholders contained in this Agreement (other than the Company Specified Representations and the representations and warranties contained in Section 4.01(b) (Corporate Organization of the Company), Section 7.01 (Organization and Standing), Section 4.06 (Capitalization) and Section 4.21(a) (Absence of Changes)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of the Company and the Major Shareholders (other than such covenants specified in Section 8.11) to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Company Officer’s Certificate. The Company shall have delivered to RMG II a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.02(a) and Section 11.02(b) have been fulfilled.

11.03 Conditions to the Obligations of the Company and the Major Shareholders. The obligation of the Company and the Major Shareholders to consummate the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company and each of the Major Shareholders Representatives:

(a) Representations and Warranties.

(i) Each of the representations and warranties of RMG II contained in this Agreement (other than the representations and warranties of RMG II contained in Section 5.13 (Capitalization)) and the representations and warranties of PubCo and Merger Sub contained in (A) the first and second sentences of Section 6.01 (Corporate Organization), (B) the first sentence of Section 6.02 (Due Authorization) and (C) the first sentence of Section 6.07 (Capitalization), (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) shall be true and correct in all material respects as of Closing Date, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of RMG II contained in Sections 5.13(a) and (b) (Capitalization) shall be true and correct other than de minimis inaccuracies, as of Closing Date, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(iii) The representations and warranties of PubCo contained in Section 6.01 (Corporate Organization) shall be true and correct as of Closing Date, as if made anew at and as of that time .

(iv) Each of the representations and warranties of PubCo contained in this Agreement (other than the representations and warranties contained in (A) Section 6.01 (Corporate Organization), (B) the first sentence of Section 6.02 (Due Authorization) and (C) the first sentence of Section 6.07 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in material adverse effect on the ability of PubCo to enter into and perform its obligations under this Agreement.

(b) Agreements and Covenants. Each of the covenants of RMG II and the RMG II Representative to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) No Material Adverse Effect. No change, effect, circumstance or condition with respect to RMG II, PubCo or Merger Sub or their respective Subsidiaries which could reasonably be expected to have a material adverse effect on the ability of RMG II, PubCo or Merger Sub to enter into and perform their respective obligations under this Agreement shall have occurred since the date of this Agreement.

(d) Minimum Cash. PubCo and RMG II shall have at least $650,000,000 in cash available in aggregate from the Trust Account and the PIPE Investment Amount, prior to or as of the Closing.

(e) RMG II’s Officer Certificate. RMG II shall have delivered to the Company a certificate signed by an officer of RMG II, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.03(a) and Section 11.03(b) have been fulfilled.

11.04 Frustration of Closing Conditions. None of PubCo, RMG II, Merger Sub, the Major Shareholders or the Company may rely on the failure of any condition set forth in this Article XI to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 10.01.

ARTICLE XII

TERMINATION/EFFECTIVENESS

12.01 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by written consent of the Company, RMG II and each of the Major Shareholders Representatives;

(b) prior to the Closing, by written notice to the Company from RMG II if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company, PubCo, Merger Sub or the Major Shareholders set forth in this Agreement, such that the conditions specified in Section 11.02(a) or Section 11.02(b) would not be capable of being satisfied at the Closing (a “Terminating Company Breach,” except that, if such Terminating Company Breach is curable by the Company, PubCo, Merger Sub or the Major Shareholders, as the case may be, through the exercise of its reasonable best efforts, then, for a period of up to forty-five (45) days (or any shorter period of time that remains between the date RMG II provides written notice of such violation or breach and the Termination Date) after receipt by the Company, PubCo, Merger Sub or the Major Shareholders, as the case may be, of notice from RMG II of such breach, or the “Company Cure Period,” such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation, or (iii) the RMG II Board has effected a Change in Recommendation; provided, that the right to terminate this Agreement under subsection (ii) shall not be available if RMG II’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c) prior to the Closing, by written notice to RMG II from the Company and each of the Major Shareholders Representatives if (i) there is any breach of any representation, warranty, covenant or agreement on the part of RMG II set forth in this Agreement, such that the conditions specified in Section 11.03(a) or Section 11.03(b) would not be satisfied at the Closing (a “Terminating RMG II Breach,” except that, if any such Terminating RMG II Breach is curable by RMG II through the exercise of its reasonable best efforts, then, for a period of up to forty-five (45) days (or any shorter period of time that remains between the date the Company and the Major Shareholders Representatives provided written notice of such violation or breach and the Termination Date) after receipt by RMG II of notice from the Company and the Major Shareholders Representatives of such breach, or the “RMG II Cure Period,” such termination shall not be effective, and such termination shall become effective only if the Terminating RMG II Breach is not cured within the RMG II Cure Period or (ii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsections (i) and (ii) shall not be available if the Company’s or the Major Shareholders’ failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(d) by written notice from any party hereto to all of the other parties if this Agreement shall fail to receive the RMG II Shareholder Approval at the RMG II Meeting (subject to any adjournment or recess of the meeting).

Any party hereto terminating this Agreement pursuant to this Section 12.01 shall give written notice of such termination to each other party hereto in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected.

12.02 Automatic Termination. This Agreement shall automatically terminate and the Transactions shall be abandoned if the Closing has not occurred on or before August 31, 2021 (or such later date as agreed to in writing between RMG II and the holders of not less than 85% of the aggregate of Company Ordinary Stock and CCPS (prior to the amendment thereof pursuant to Section 8.12 and assuming a conversion ratio of 1:1) on a fully diluted basis as of the date of this Agreement) (in either case, the “Termination Date”).

12.03 Effect of Termination. Except as otherwise set forth in this Section 12.03 or Section 13.17, in the event of the termination of this Agreement pursuant to Section 12.01 or Section 12.02, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of any party hereto for any breach of this Agreement by such party occurring prior to such termination. The provisions of Section 8.05, this Section 12.03 and Sections 13.02, 13.03, 13.04, 13.08, 13.09, 13.16, 13.18 and 13.20 (collectively, the “Surviving Provisions,” and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XIII

MISCELLANEOUS

13.01 Waiver. Except as set forth in Section 12.02, no provision of this Agreement may be waived unless such waiver is in writing and signed by or on behalf of the party hereto or parties granting such waiver. No failure or delay of any party hereto in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

13.02 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to PubCo or Merger Sub, to:

N. Scott Fine

3322 Greenway Dr.

Jupiter, Florida 33458

Attention: N. Scott Fine

E-mail: n.scott.fine@cyclodex.com

with a required copy (which copy shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

40 Bank Street

Canary Wharf

London

E14 5DS

Attention: Scott V. Simpson; Lorenzo Corte

Email: scott.simpson@skadden.com; lorenzo.corte@skadden.com

(b)	If to RMG II or the RMG II Representative, to:

RMG Acquisition Corporation II

50 West Street, Suite 40 C

New York, New York 10006

Attention: Philip Kassin

E-mail: pkassin@rmginvestments.com

with a required copy (which copy shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

40 Bank Street

Canary Wharf

London

E14 5DS

Attention: Scott V. Simpson; Lorenzo Corte

Email: scott.simpson@skadden.com; lorenzo.corte@skadden.com

(c)	If to the Company, to:

ReNew Power Private Limited

138, Ansal Chamber - II

Bikaji Cama Place

New Delhi, Delhi – 110066

India

Attention: D. Muthukumaran

Email: D.MKumar@Renewpower.in

with a required copy (which copy shall not constitute notice) to:

Latham & Watkins LLP

9 Raffles Place

#42-02 Republic Plaza

Singapore 048619

Attention: Rajiv Gupta and Sharon Lau

Email: Rajiv.Gupta@lw.com and Sharon.Lau@lw.com

(d)	If to the Major Shareholders, to:

(i)

Green Rock

Level 1, IFC 1, Esplanade, St Helier, Jersey, JE2 3BX

Attention: The Directors

Email: stephanie.palmer@tmf-group.com and jonathan.clarke@tmf-group.com with a required copy (which copy shall not constitute notice) to:

Abu Dhabi Investment Authority

211 Corniche Street, PO Box 3600, Abu Dhabi, United Arab Emirates

Attention: The Infrastructure Division

Email: REID_Infra_Ops@adia.ae

Freshfields Bruckhaus Deringer LLP

10 Collyer Quay 42-01

Ocean Financial Centre,

Singapore 049315

Attention: Arun Balasubramanian, Esq.

Email: Arun.balasubramanian@freshfields.com

Freshfields Bruckhaus Deringer LLP

601 Lexington Avenue

31st Floor

New York, NY 10022

Attention: Sebastian Fain, Esq.

Email: Sebastian.fain@freshfields.com

(ii)

JERA

De entree 250, 1101EE Amsterdam, The Netherlands

Attention: Sachio Kosaka

Email: Sachio.Kosaka@jerapi.nl

with a required copy (which copy shall not constitute notice) to:

Allen & Overy Gaikokuho Kyodo Jigyo Horitsu Jimusho

Roppongi Hills Mori Tower 38F, 6-10-1 Roppongi, Minato-ku, Tokyo 106-6138, Japan

Attention: Nick Wall

Email: nick.wall@allenovery.com

(iii)

GSW

Intercontinental Trust Ltd., Level 3, Alexander House, 35 Cybercity, Ebene, Mauritius

Attention: Mr. Teddy Lo Seen Chong

Email: teddylo@intercontinentaltrust.com

with a required copy (which copy shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

2 London Wall Place, London, EC2Y 5AU, United Kingdom

Attention: Sam Bagot and Nallini Puri

Email: sbagot@cgsh.com; npuri@cgsh.com

(iv)

CPPIB

18/F York House, The Landmark, 15 Queen’s Road Central

Central, Hong Kong

Attention: Anuj Girotra

Email: agirotra@cppib.com

with a required copy (which copy shall not constitute notice) to:

Email: nlow@cppib.com

Email: legalnotice@cppib.com

Davis Polk & Wardwell London LLP

5 Aldermanbury Square

London EC2V 7HR

Attention: Leo Borchardt; Simon Witty

Email: leo.borchardt@davispolk.com; simon.witty@davispolk.com

AZB & Partners

AZB House, Peninsula Corporate Park, Ganpatrao Kadam Marg

Lower Parel, Mumbai, India 400 013

Attention: Roxanne Anderson

Email: roxanne.anderson@azbpartners.com

(v)

SACEF

India, c/o IQEQ, 33 Edith Cavell Street, 11324, Port Louis, Mauritius

Attention: Ms Katie Vasilescu / Mr Stuart Barkoff

Email: kvasilescu@globalenvironmentfund.com,

sbarkoff@gefcapital.com

with a required copy (which copy shall not constitute notice) to:

Touchstone Partners

The Mira, 2nd Floor, Block – E

Mathura Road

New Delhi – 110 065, India

Attention: Uday Walia

Email: uday.walia@touchstonepartners.com

(vi)

Cognisa

1st floor, Penkar House, Jaishuklal Mehta Road, Santacruz (West), Mumbai, 400 054

Attention: Mr. Sumant Sinha

Email: sumant@renewpower.in

(vii)

Wisemore

AR 1017B, The Aralias, DLF Golf Links, Gurgaon, Haryana, India, 122009

Attention: Mr. Sumant Sinha

Email: sumant@renewpower.in

(viii)

Sumant

AR 1017B, The Aralias, DLF Golf Links, Gurgaon, Haryana, India, 122009

Attention: Mr. Sumant Sinha

Email: sumant@renewpower.in

or to such other address or addresses as the parties hereto may from time to time designate in writing. Notwithstanding anything to the contrary, for purposes of obtaining RMG II’s prior written consent pursuant to Section 8.01, an email from Philip Kassin expressly consenting to the matter or action in question will suffice.

13.03 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto, save that Green Rock shall be permitted to assign or novate its rights and obligations under this Agreement pursuant to the Green Rock Internal Restructuring (upon prior written notice to the Company and RMG II), provided further that Green Rock shall remain fully responsible for the performance of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 13.03 shall be null and void, ab initio.

13.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (a) in the event the Closing occurs, the current and former officers and directors of the Company and RMG II (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 10.06, and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties hereto, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 13.18 and 13.19.

13.05 No Fiduciary Duty. The parties hereto acknowledge and agree that nothing in this Agreement shall create a fiduciary duty of Goldman, Sachs & Co. LLC or any party hereto to any other party hereto.

13.06 Investment Banking Services. Notwithstanding anything to the contrary herein or any actions or omissions by representatives of Goldman, Sachs & Co. LLC or any of its affiliates in whatever capacity, it is understood that neither Goldman, Sachs & Co. LLC nor any of its affiliates is acting as a financial advisor, agent or underwriter to any party hereto or any of their respective Affiliates or otherwise on behalf of any such party or any of its Affiliates unless retained to provide such services pursuant to a separate written agreement.

13.07 QFC. In the event that GSW becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of this Agreement (and any interest and obligation in or under, and any property securing, this Agreement) from GSW will be effective to the same extent as the transfer would be effective under the U.S.

Special Resolution Regime if this Agreement (and any such interest, obligation and property) were governed by the laws of the United States or a state of the United States. In the event GSW or any of its Affiliates becomes subject to a proceeding under a U.S. Special Resolution Regime, any Default Rights (as defined in 12 C.F.R. § 252.81, or “Default Rights”) under this Agreement that may be exercised against GSW are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States. “U.S. Special Resolution Regime” means each of the Federal Deposit Insurance Act (12 U.S.C. §§ 1811–1835a) and regulations promulgated thereunder and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (12 U.S.C. §§ 5381–5394) and the regulations promulgated thereunder.

13.08 Expenses. Except as otherwise provided herein (including Sections 10.01 and 10.04(a)), each party hereto shall bear its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisors and accountants; provided that if the Closing occurs, PubCo shall pay the RMG II Transaction Expenses (estimates of which are set out in Schedule 13.08(a)) and the Company Transaction Expenses (estimates of which are set out in Schedule 13.08(b)) at or promptly following the Closing.

13.09 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

13.10 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.11 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party hereto in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

13.12 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) and the Confidentiality Agreement, constitute the entire agreement among the parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the parties hereto except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

13.13 Amendments. Except as set forth in Section 12.02, this Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties hereto shall not restrict the ability of the board of directors of any of the parties hereto to terminate this Agreement in accordance with Section 12.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 13.13 or to waive any term or condition hereof pursuant to Section 13.01, and the parties hereto may amend or terminate this Agreement (or waive any term or condition hereof) in accordance with the terms of this Agreement whether before or after the approval of this Agreement by the stockholders of any party hereto.

13.14 Publicity. All press releases or other public communications of any nature whatsoever relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing, be subject to the prior approval of PubCo, RMG II and the Company, which approval shall not be unreasonably withheld by any such party.

13.15 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, the remaining provisions of this Agreement shall be reformed, construed and enforced to the fullest extent permitted by Law and to the extent necessary to give effect to the intent of the parties hereto.

13.16 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in federal and state courts located in the State of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 13.16. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.17 Enforcement.

(a) The parties hereto agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (a) each party hereto shall be entitled to an injunction, specific performance, or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 12.01 or Section 12.02, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the parties hereto would have entered into this Agreement. Each party hereto agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties hereto acknowledge and agree that any party hereto seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 13.17 shall not be required to provide any bond or other security in connection with any such injunction.

(b) Each party hereto further agrees that (i) by seeking the remedies provided for in this Section 13.17, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 13.17 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 13.17 shall require any party to institute any action or proceeding for (or limit any party’s right to institute any Action or proceeding for) specific performance under this Section 13.17 prior to or as a condition to exercising any termination right under Section 12.01, nor shall the commencement of any Action or proceeding pursuant to this Section 13.17 or anything set forth in this Section 13.17 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 12.01 or to pursue any other remedies under this Agreement that may be available then or thereafter.

13.18 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except that with respect to a party hereto (and then only to the extent of the specific obligations undertaken by such party), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any party hereto and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the parties under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

13.19 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and all such representations, warranties, covenants, obligations and other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing or termination of this Agreement, including Sections 2.08 (which survives following the Closing but will terminate immediately upon termination of this Agreement), 8.15, 10.04 to 10.06 (to the extent such provisions are expressed to apply after the Closing or termination of this Agreement) and then only with respect to any breaches occurring after the Closing, (b) Sections 9.06, 10.04(a) and 10.07 and (c) this Article XIII. Notwithstanding anything to the contrary herein, nothing herein shall restrict any Action or liability in the case of Fraud.

13.20 RMG II Representative.

(a) The RMG II Board has irrevocably constituted and appointed Philip Kassin as the RMG II Representative and as the true and lawful agent and attorney-in-fact of each of the RMG II Shareholders with full powers of substitution to act in the name, place and stead of RMG II and the RMG II Shareholders with respect to the performance on behalf of RMG II and the RMG II Shareholders under the terms and provisions hereof and to do or refrain from doing all such further acts and things, and to execute all such documents, as the RMG II Representative shall deem necessary or appropriate in connection with any transaction hereunder, which such appointment shall include the full power and authority to:

(i) amend or waive any provision hereof (including any condition to Closing) in any manner that does not differentiate among RMG II and the RMG II Shareholders; and

(ii) to enforce and protect the rights and interests of RMG II and the RMG II Shareholders arising out of or under or in any manner relating to this Agreement and, in connection therewith, to (a) resolve all questions, disputes, conflicts and controversies arising hereunder, (b) employ, obtain and rely upon the advice of legal counsel, accountants and other professional advisors as the RMG II Representative, in the sole discretion thereof, deems necessary or advisable, (c) assert or institute any claim, action, proceeding or investigation, (d) investigate, defend, contest, litigate and receive process in any claim, action, proceeding or investigation, and (e) settle or compromise any claims asserted under this Agreement.

(b) The appointment of the RMG II Representative shall be deemed coupled with an interest and shall be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the RMG II Representative as the act of each of RMG II and the RMG II Shareholders, as applicable, in all matters referred to herein. The RMG II Representative shall act for each of RMG II and the RMG II Shareholders on all matters set forth herein in the manner the RMG II Representative believes to be in the best interest of RMG II and the RMG II Shareholders, collectively, but the RMG II Representative shall not be responsible to any of RMG II or any of the RMG II Shareholders for any loss or damage any of RMG II or any of the RMG II

Shareholders may suffer by reason of the performance by the RMG II Representative of such RMG II Representative’s duties hereunder.

(c) RMG II, as authorized by the RMG II Board and on behalf of the RMG II Shareholders, hereby expressly acknowledges and agrees that the RMG II Representative is authorized to act on behalf of RMG II and the RMG II Shareholders notwithstanding any dispute or disagreement among RMG II and the RMG II Shareholders, and that any Person shall be entitled to rely on any and all action taken by the RMG II Representative hereunder without liability to, or obligation to inquire of, RMG II or the RMG II Shareholders. In the event the RMG II Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor of the RMG II Representative shall be the Person, if any, the RMG II Board unanimously approves and appoints.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

RENEW ENERGY GLOBAL LIMITED

By:	/s/ Sumant Sinha
	Name:	Sumant Sinha
	Title:	Director

RMG ACQUISITION CORPORATION II

By:	/s/ Philip Kassin
	Name:	Philip Kassin
	Title:	President

MR. PHILIP KASSIN

/s/ Philip Kassin
(in the capacity as the representative of the shareholders of RMG ACQUISITION CORPORATION II)

RENEW POWER GLOBAL MERGER SUB

By:	/s/ Nathan Scott Fine
	Name:	Nathan Scott Fine
	Title:	Director

RENEW POWER PRIVATE LIMITED

By:	/s/ Sumant Sinha
	Name:	Sumant Sinha
	Title:	Chairman & MD

CANADA PENSION PLAN INVESTMENT BOARD

By:	/s/ Mike Koen
	Name:	Mike Koen
	Title:	Authorized Signatory

CANADA PENSION PLAN INVESTMENT BOARD

By:	/s/ Sean Cheah
	Name:	Sean Cheah
	Title:	Authorized Signatory

GS WYVERN HOLDINGS LIMITED

By:	/s/ Teddy Lo Seen Chong
	Name:	Teddy Lo Seen Chong
	Title:	Director

JERA POWER RN, B.V.

By:	/s/ Sachio Kosaka
	Name:	Sachio Kosaka
	Title:	Authorized Representative

GEF SACEF INDIA

By:	/s/ Katie Vasilescu
	Name:	Katie Vasilescu
	Title:	Director

For and on behalf of GREEN ROCK B 2014 LIMITED in its capacity as trustee for the Green Stone A 2014 Trust

By:	/s/ Mamoun Jamal
	Name:	Mamoun Jamal
	Title:	Director

For and on behalf of GREEN ROCK B 2014 LIMITED in its capacity as trustee for the Green Stone A 2014 Trust

By:	/s/ Projesh Banerjea
	Name:	Projesh Banerjea
	Title:	Director

COGNISA INVESTMENT

By:	/s/ Sumant Sinha
	Name:	Sumant Sinha
	Title:	Partner

WISEMORE ADVISORY PRIVATE LIMITED

By:	/s/ Sumant Sinha
	Name:	Sumant Sinha
	Title:	Director

MR. SUMANT SINHA

By:	/s/ Sumant Sinha
(in personal capacity)

Exhibit A

REGISTRATION RIGHTS, COORDINATION AND FOUNDER SHAREHOLDER PUT OPTION TERM SHEET

Parties

1.  The Registration Rights, Coordination and Put Agreement will be entered into by the following significant shareholders (or the corporate entities controlled by them which own shares in the ReNew Group), ReNew India and UK HoldCo, or the “Company,”:

(a)   GS Wyvern Holdings Limited, or “GS”;

(b)   CPPIB;

(c)   ADIA (in which case Green Rock shall be a party);

(d)   JERA;

(e)   GEF;

(f)   RMG (together with the above shareholders, the “Significant Shareholders”; and

(g)   Sumant Sinha, Wisemore and Cognisa, or the “Founder Shareholders.”

2.  While GEF will be a party to the Registration Rights, Coordination and Put Agreement, GEF will not benefit from or be subject to the Coordination rights.

3.  While Founder Shareholders will be a party to the Registration Rights, Coordination and Put Agreement, Founder Shareholders will not, except to the extent specifically set out herein, benefit from or be subject to the coordination rights or the piggyback registration rights.

4.  Other shareholders, including employee shareholders and ESOP pool holders will not be party.

Registration Rights

1.  Shelf Registration Statement for resales

(a)   The Company shall file, as soon as reasonably practicable and in any event within 30 days of the Closing date, a registration statement on Form F-1 covering the resale of all Registrable Securities on a delayed or continuous basis.

(b)   Subject to customary blackout periods, the Company shall use its commercially reasonable efforts to cause such registration statement to become effective as soon as practicable and to maintain such effectiveness until such time that all Registrable Securities covered by such registration statement cease to be Registrable Securities.

(c)   The Company will convert such registration statement to a shelf registration statement on Form F-3 as soon as practicable after it is eligible to use Form F-3 (which is expected to occur twelve months following the consummation of the business combination) and shall similarly maintain the effectiveness of such shelf.

(d)   If during the first year following Closing, a registration statement on Form F-1 has not been filed by the Company or if at any time when the Company is eligible to use Form F-3 but the Company has not filed and maintained an effective Form F-3, each Significant Shareholder shall be permitted to request for the Company to file and maintain an effective registration statement on Form F-1 or F-3, as applicable. For the avoidance of doubt, the Significant Shareholders will have demand registration rights to the extent the registration statement on Form F-1 or F-3, as applicable, is not effective in relation to sales by the Significant Shareholders of the Registrable Securities held by them.

“Closing” means the closing of the business combination.

“Registrable Securities means (i) the Class C shares[1] (including any Class C shares issued in exchange for ReNew India securities) and (ii) the Class A shares (including (A) any Class A shares issued in exchange for Class C shares or Class D shares[2], but excluding the Class B shares[3], (B) any Class A shares required to be issued by the Company for honoring any Put-Option right of the Founding Shareholders as set out below), and (C) Class A Shares required to be issued by the Company upon conversion of any RMG II Warrant.

2.  Request for underwritten shelf takedowns

Subject to 2(b) below, at any time and from time to time when an effective shelf registration statement is on file, any one or more of the Significant Shareholders may request to sell all or any portion of their Registrable Securities in an underwritten offering, provided that all other Significant Shareholders shall also similarly have a pro rata right based on their percentage ownership in the total outstanding equity capital of the Company (on a consolidated look through basis, and including any shares held by them in any subsidiary of the Company) at that time to register their Registrable Securities for resale in the same underwritten offering. The selection of the managing underwriter(s) of any such underwritten offering shall be made by the Company. If the managing underwriters advise the Company and the selling shareholders that marketing factors require a limitation on the number of underwritten Registrable Securities that can be sold at an acceptable price, the number of Registrable Securities of each shareholder requesting registration shall be scaled back on a pro rata basis based on the aggregate number of Registrable Securities requested to be sold by the selling shareholders, provided that: (A) subject to (B), the Registrable Securities proposed to be offered by GEF in such offering shall take priority and not be scaled back; and (B) the Registrable Securities proposed to be offered by GS shall take priority and not be scaled back in respect of an amount equal to:

i.   if GS is the requesting shareholder for such offering, the greater of:

a.   5% of the total issued and outstanding equity in the Company at that time (which, for the avoidance of doubt, is only a right to sell an aggregate amount equal to 5% of the total issued and outstanding equity in the Company at that time in aggregate across one or more offerings requested by GS); and

[1]	No vote shares issued to GS
[2]	Voting shares issued to CPPIB, if any, prior to swap of the Renew India shares issued on conversion of the CCPS.
[3]	Shares issued to the Founder. For rights applicable to the Class B shares, please refer to the Governance Term Sheet.

b.  such number of shares held by GS in the Company as may be necessary in order to reduce (i) its total equity in the Company to 33% of the total issued and outstanding equity in the Company at that time; and/or (ii) the number of Class A shares held by it to 4.9% of the total issued and outstanding voting equity in the Company at that time (and for the purposes of determining whether the thresholds set out in (i) and (ii) have been met, any securities held by GS in ReNew India that, pursuant to their terms or to contractual rights in favour of GS, are convertible or exchangeable for securities in the Company, or “GS ReNew India Securities,” shall also be taken into consideration); or

ii.  if GS is not the requesting shareholder for such offering, such number of shares held by GS in the Company as may be necessary in order to reduce (i) its total equity in the Company to 33% of the total issued and outstanding equity in the Company at that time; and/or (ii) the number of Class A shares held by it to 4.9% of the total issued and outstanding voting equity in the Company at that time (and for the purposes of determining whether the thresholds set out in (i) and (ii) have been met, any GS ReNew India Securities shall also be taken into consideration),

(a)   , or “GS Priority Offerings.” If GS exercises such priority right, each of the other Significant Shareholders shall have a catch up right to have their Registrable Securities prioritized over GS (pro rata to the number of Registrable Securities requested to be sold by each Significant Shareholder in the GS Priority Offerings), in each subsequent offering that is not a GS Priority Offering until all of the Significant Shareholders are fully caught up in respect of their Registrable Securities that were disproportionately scaled back as a result of the GS Priority Offerings, provided that (i) if no Significant Shareholder participates in a GS Priority Offering, then, for the avoidance of doubt, there shall be no scale back of the Registrable Securities proposed to be offered by GS in any subsequent offering that is not a GS Priority Offering; (ii) if a Significant Shareholder elects not to participate in a GS Priority Offering then such Significant Shareholder shall not be entitled to a catch up right in respect of its Registrable Securities in connection with that GS Priority Offering; and (iii) if a Significant Shareholder that was disproportionately scaled back as a result of a GS Priority Offering elects not to participate in one or more subsequent offerings requested by GS where such Significant Shareholder is entitled to exercise its catch-up right, then such Significant Shareholder shall no longer be entitled to a catch-up right in any subsequent offerings in respect of the portion of its disproportionately scaled back Registrable Securities in respect of which it elected not to so participate.

(b)   Each Significant Shareholder (including GSW, in connection with the GS Priority Offering) shall be permitted no more than two requests for an underwritten shelf takedown in the first year following closing and not more than one such request per calendar quarter for an underwritten shelf takedown subsequently. The Company shall not be required to effect a registration request from a Significant Shareholders once it has effected one such request from such Significant Shareholder in the prior three month period in the first year following closing and two such requests from any Significant Shareholder(s) post that every quarter.

(c)   The Significant Shareholders (except for (i) GEF, (ii) RMG as long as they are not an affiliate of the company and (iii) except for GS only to the extent of (A) any transfer by GS to enable GS to reduce (x) its total equity in the Company to 33% of the total issued and outstanding equity in the Company at that time; and/or (y) its holding of Class A shares to 4.9% of the total issued and outstanding voting equity in the Company at that time (and for the purposes of determining whether the thresholds set out in (x) and (y) have been met, any GS ReNew India Securities shall also be taken into consideration); or (B) a GS Lock-Up Transfer Right (defined below)) shall use commercially reasonable efforts to coordinate all transfers/sales pursuant to registered underwritten offerings of Registerable Securities outstanding as set out in “Coordination and Cooperation.

3.  Piggyback registration

(a)   If the Company proposes to file a registration statement to register securities for its own account or the account of any other shareholder who is not a Significant Shareholder or a Founder Shareholder, it shall notify all Significant Shareholders and the Founder Shareholder prior to filing such registration statement. Each Significant Shareholder and the Founder Shareholder shall have customary pro rata rights based on their percentage ownership in the total outstanding equity capital of the Company (on a consolidated look through basis, and including any shares held by them in any subsidiary of the Company) at that time to piggyback registrations of their Registrable Securities for sale.

(b)   The selection of the managing underwriter(s) of an underwritten offering pursuant to a company-led registration shall be made by Company. If the managing underwriters advise the Company and the selling shareholders (including the Founder Shareholder) that marketing factors require a limitation on the number of underwritten Registrable Securities that can be sold at an acceptable price, the number of securities of such Significant Shareholder requesting piggyback registration that may be included in the registration shall be scaled back on a pro rata basis based on the aggregate number of Registrable Securities requested to be sold by the selling shareholders and proposed to be offered by the Company, provided that (A) subject to (B) the Registrable Securities proposed to be offered by GEF and the Founder Shareholders (through a Founder Shareholder Put Financing Issuance) in such offering shall take priority and not be scaled back and (B) the Registerable Securities proposed to be offered by GS shall take priority and not be scaled back only to the extent of any transfer by GS to enable GS to reduce (x) its total equity stake in the Company to 33% of the total issued and outstanding equity in the Company at that time; and/or (y) its holding of Class A shares to 4.9% of the total issued and outstanding voting equity in the Company at that time (and for the purposes of determining whether the thresholds set out in (x) and (y) have been met, any GS ReNew India Securities shall also be taken into consideration).

4.  Registration rights related to Founder Shareholder Put Option

(a)   For so long as the Founder Shareholder Put Option remains outstanding, the Company shall either file and maintain a registration statement or file and effect a new registration statement to cover the issuances of shares by Company in relation to a Founder Shareholder Put Financing Issuance to the extent required to facilitate the implementation of the Founder Shareholder Put Option in accordance with the provisions set out in “Founder Shareholder Put Option” below.

(b)   If a Founder Shareholder Put Financing Issuance is to be effected in accordance with the provisions set out in “Founder Shareholder Put Option” below, the Company shall file a registration statement to register new securities to facilitate such issuance.

5.  Transfers

(a)   If GS sells its Class C shares to a third-party in the following circumstances, the Class C shares will convert to Class A shares, with the conversion in such circumstances being set out in the Company’s articles.

•  in a widespread public distribution;

•  in transfers to the Company;

•  in transfers (could be smaller/private sales) in which no transferee (or group of associated transferees) would receive equal to or more than 2% of the outstanding securities of any class of voting securities of the Company; or

•  to a transferee that would control more than 50% of every class of voting securities of the Company without counting the shares sold to it by GS.

(b)   Each Significant Shareholder’s registration rights, including any underwritten offering and any piggyback rights, shall not be transferrable to any third party, provided that GS’ registration rights and piggyback rights shall be transferrable to any third party which acquires Class C shares from GS (provided such third party also agrees to the other obligations applicable to GS hereunder); provided, further, that, an acquiror of such Class C shares shall not be party to the coordination and cooperation terms unless such acquiror has acquired Class C shares constituting at least 5% of the total issued and outstanding equity in the Company.

Coordination and Cooperation

1.  The Significant Shareholders (except for (i) GEF, (ii) RMG as long as they are not an affiliate of the company and (iii) except for GS only to the extent of (A) any transfer by GS to enable GS to reduce (x) its total equity in the Company to 33% of the total issued and outstanding equity in the Company at that time; and/or (y) its holding of Class A shares to 4.9% of the total issued and outstanding voting equity in the Company at that time (and for the purposes of determining whether the thresholds set out in (x) and (y) have been met, any GS ReNew India Securities shall also be taken into consideration); or (B) a GS Lock-Up Transfer Right) shall use commercially reasonable efforts to coordinate all transfers and sales pursuant to:

(a)   any registered underwritten offerings of any Registrable Securities outstanding, except for underwritten block trades after two years from Closing and

(b)   any registered non-underwritten offerings and Rule 144 sales up to the earlier of:

i.   the date falling two years after Closing; or

ii.  in relation to any particular Significant Shareholder, the date when it owns less than or equal to 25% of its economic interest (excluding all vested and unvested but unexercised share options and other convertible securities, including CCPS) in the ReNew Group immediately following Closing.

2.  No later than 10 days prior to the commencement of each calendar quarter following the end of the lock-up period, each Significant Shareholder shall provide the other Significant Shareholders with written notice of its intention to sell securities during such calendar quarter (provided that the first notice shall be provided no later than 10 days post lock-up period and shall apply for that calendar quarter). The coordination notice is intended to permit all Significant Shareholders electing to transfer securities to coordinate timing and process for such sales in an orderly fashion. Each Significant Shareholder receiving the notice shall be entitled to effect the Coordination Transfer during the relevant calendar quarter in respect of its pro rata share of the aggregate number of securities proposed to be sold by the other selling shareholders.

3.  It is clarified that there shall be no obligation on the Founder Shareholders to coordinate any sale of securities of the Company held by them or to coordinate their registration rights with other shareholders of the Company. Provided that, in the event any issuance by the Company or sale of shares by any Significant Shareholder results in a Change of Control of the Company, then the original transaction that triggers such Change of Control shall not be effected if the Founder Shareholder has exercised the Founder Shareholder Change of Control Put Option and the same has not been given effect to as detailed below. For the purposes of this Agreement, a Change of Control shall have the meaning set out in the PubCo Shareholders’ Agreement.

Founder Shareholder Put Option[4]

1.  Founder Shareholders shall be entitled to require or request (as applicable) the Company to purchase the Founder Shareholders’ ReNew India shares (including shares issued to any of them in any group company in the future whether through the ESOP or otherwise), or the “Put Shares,” in the following manner:

a.   Pursuant to Founder Shareholder De-Minimis Put Option as per Clause 2 below

b.  Pursuant to Founder Shareholder Ordinary Put Option as per Clause 3 below

c.   Pursuant to a Founder Shareholder Change of Control Put Option as per Clause 4 below

(subject to customary blackout periods) (each such sale, a “Put Sale.”

2.  Founder Shareholder De-Minimis Put Option: The Founder Shareholders shall be entitled to, by issuing a written notice at least 12 months in advance and not more than once a year, require the Company to purchase the Put Shares for an amount in aggregate not exceeding USD 12 million on the date immediately after announcement by the Company of its financial results. The price payable by the Company per Put Share in respect of such Founder Shareholder De-Minimis Put, or the “De-Minimis Put Option Price,” shall be the “look through” price per Put Share based on the VWAP of the Company shares over the 30 trading days immediately preceding the closing of the Founder Shareholder De-Minimis Put Option.

3.  Founder Shareholder Ordinary Put Option: Notwithstanding the exercise of the rights under the Founder Shareholder De-Minimis Put Option, the Founder Shareholders shall be entitled to request the Company to, at any time (subject to customary blackout periods), purchase such number of Put Shares as they may desire. The Company shall be under no obligation to agree to purchase any such Put Shares following such a request from the Founder Shareholders unless (i) acting reasonably, the Company determines that market circumstances are appropriate to undertake a successful Founder Shareholder Put Financing Issuance; and (ii) following such determination, the Company is actually able to undertake a successful Founder Shareholder Put Financing Issuance, having made reasonable efforts to make the same. The price per Put Share following any such successful Founder Shareholder Put Financing Issuance shall be equal to:

the “look through” price per Put Share (with such “look through” price being defined and described in detail in the Registration Rights, Coordination and Put Agreement) based on the price per Company share received by the Company pursuant to the Founder Shareholder Put Financing Issuance.

4.  Founder Shareholder Change of Control Put Option: Notwithstanding any blackout periods, in the event of:

a.   any sale of securities by any Significant Shareholder or issuance of securities by the Company, in each case, that results in a Change of Control; or

b.  any termination or non-renewal of the employment of Mr. Sumant Sinha (other than for willful default or fraud),

[4]	Conversion ratio for Sumant’s shares is 0.8289x

the Founder Shareholders shall have the right to require the Company to purchase all or any of the Put Shares held by them and their Affiliates at the following price per Put Share:

(i) if the Change of Control is triggered by an issuance by the Company or a sale by any Significant Shareholder, the “look through” price per Put Share received by the relevant selling Significant Shareholder or the Company, as the case may be; and

(ii) in any other case:

(x) if a Founder Put Financing Issuance is not undertaken, the “look through” price per Put Share based on the VWAP of the Company shares over the 2 trading days immediately preceding the closing of the Put Sale; or

(y)if the Company elects to conduct a Founder Shareholder Put Financing Issuance, the “look through” price per Put Share based on the price per Company share received by the Company pursuant to the Founder Shareholder Put Financing Issuance.

5.  Post the expiry of the Lock-Up, the Founder Shareholders shall be permitted not more than one request for a Put Sale in connection with a Founder Shareholder Ordinary Put Option per calendar quarter. Provided that, subject to compliance with applicable laws, (i) a Founder Shareholder Ordinary Put Option may be exercised in accordance with the provisions above prior to the expiry of the Lock-Up if the proceeds of such issuance are to be used by the Founder to repay, prepay or otherwise discharge the loan secured by the Founder’s shares in ReNew India that remains outstanding as at the consummation of the business combination; and (ii) a Founder Shareholder Change of Control Put Option may be exercised in accordance with the provisions above prior to the expiry of the Lock-Up.

6.  The Parties agree that the Founder Shareholder Put Option is intended to provide the Founder Shareholder an exit right in respect of its shares in ReNew India or any group company as if the Founder Shareholder’s shares were held in the Company.

7.  Further, without prejudice to the rights set out above, the Company shall, subject to applicable law, use its commercially reasonable efforts to facilitate a swap of the Put Shares for the registered Class A shares of the Company. In this regard to the extent the Founder Shareholder has identified any third party or an affiliate to purchase their stake in the Company, the Company shall take all legally permissible actions as may be required to effect such sale to such third party through issue of shares of the Company to such third party in consideration of transfer of Put Shares to the Company by the Founder Shareholder.

8.  Expenses: For the avoidance of doubt, the Founder Shareholder shall be responsible for any and all taxes and tax-related costs and expenses in any transactions contemplated by this section “Founder Shareholder Put Option accruing to him in his capacity as the selling shareholder under applicable laws.”

Lock-Up5

1.  Each Significant Shareholder (other than GEF, which shall not be subject to the lock-up) shall be subject to a lock-up for a period of 180 days after Closing, or the “Lock-Up Period,” subject to GS’ rights as set out in the following paragraph.

2.  Except as otherwise provided above, the Founder Shareholder shall be subject to a lock-up for a period of 1 year from the date of Closing.

3.  Executive officers of the Company (Muthukumaran Doraiswami (CFO), Balram Mehta (COO), Sanjay Chacko Varghese (President) and Mayank Bansal (President)) shall be subject to a lock-up for a period of 1 year from the date of Closing with the option to an early release after 9 months from the date of Closing. Employees’ lock-up obligations will continue to apply to the employees when that employee leaves or is asked to leave the Company but the lock-up obligations will fall away if that employee dies or is incapacitated to work for a prolonged period before the lock-up period.

4.  During the Lock-Up Period, GS shall be permitted to sell the greater of:

(a)   5% of the total issued and outstanding equity in the Company on Closing; and

(b)   such number of shares held by it in the Company as may be necessary in order to reduce (i) its total equity in the Company to 33% of the total issued and outstanding equity in the Company at that time; and/or (ii) its holding of Class A shares to 4.9% of the total issued and outstanding voting equity in the Company at that time (and for the purposes of determining whether the thresholds set out in (i) and (ii) have been met, any GS ReNew India Securities shall also be taken into consideration), subject to a travelling lock-up (i.e., the third party purchaser for those shares agreeing to be subject to the same lock-up restrictions hereunder for the remainder of the Lock-Up Period) (such right of GS, the “GS Lock-Up Transfer Right.” For any third party that acquires restricted shares from GS, the Company shall, following the expiry of the Lock-Up Period, assist in removing the restricted legend from any share certificates in respect of such shares. For the avoidance of doubt, once GS has reduced its holdings to the levels stated above, no further GS Priority Offering rights shall apply; provided that if GS’ holding goes back or is reasonably and imminently expected to go back above those levels as a result of a buyback or another event undertaken by a person other than GS and not caused by an act or omission on GS’ part, it may undertake a further Priority Offering to reduce its holdings to the levels stated above, on the terms and subject to the restrictions contained herein.

[5]

GS will require the following boilerplate clause in the full form document: Notwithstanding anything herein to the contrary, none of the provisions of this Agreement shall in any way limit Goldman Sachs or any of its affiliates (each affiliate a “GS Affiliate” and collectively, the “GS Affiliates,” from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principalling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of their business. Notwithstanding anything to the contrary set forth in Section [•] of this Agreement, the restrictions contained in Section [•] shall not apply to Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock acquired by Goldman Sachs or any GS Affiliate following the effective date of the first registration statement of the Company covering Common Stock (or other securities) to be sold on behalf of the Company in an underwritten public offering.

Exhibit B

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger, or the “Plan of Merger,” is made on [insert date] between RMG Acquisition Corporation II, or the “Surviving Company,” and ReNew Power Global Merger Sub, or the “Merging Company.”

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised), or the “Statute,” and this Plan of Merger has been authorised by the sole shareholder of the Merging Company pursuant to section 233(6) of the Statute.

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute and this Plan of Merger has been authorised by the shareholders of the Surviving Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Surviving Company.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company, or the “Merger.”

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement dated as of [insert date] and made between, among others, the Surviving Company and the Merging Company, or the “Merger Agreement,” a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2	The surviving company (as defined in the Statute) is the Surviving Company.

3	The registered office of:

3.1	the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands; and

3.2	the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4	Immediately prior to the Effective Date (as defined below):

4.1

the share capital of the Surviving Company will be $55,500 divided into 500,000,000 Class A ordinary shares of a par value of $0.0001 each, 50,000,000 Class B ordinary shares of a par value of $0.0001 each and 5,000,000 preference shares of a par value of $0.0001 each

4.2	the share capital of the Merging Company will be US$50,000 divided into 500,000,000 shares of a par value of $0.0001 each.

5

The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute, or the “Effective Date.”

6

The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Merger Agreement in the form annexed at Annexure 1 hereto.

7

The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

8

The Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto on the Effective Date.

9	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.[1]

10	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger. [2]

11	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger. [3]

12	The names and addresses of each director of the surviving company (as defined in the Statute) are:

12.1	[Insert name of Director] of [Insert personal address of Director];

12.2	[Insert name of Director] of [Insert personal address of Director]; and

12.3	[repeat for all Directors of the surviving company (i.e. the merged entity)].

13	This Plan of Merger has been approved by:

13.1	the board of directors of the Surviving Company pursuant to section 233(3) of the Statute; and

13.2	the sole director of the Merging Company pursuant to section 233(3) of the Statute.

14	This Plan of Merger has been authorised by:

14.1	the shareholders of the Surviving Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Surviving Company; and

14.2	the sole shareholder of the Merging Company pursuant to section 233(6) of the Statute.

15	At any time prior to the Effective Date, this Plan of Merger may be:

15.1	terminated by the board of directors of either the Surviving Company or the Merging Company;

15.2	amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)

effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

16	This Plan of Merger may be executed in counterparts.

[1]	Maples and Calder assumes this to be to the case.
[2]	Maples and Calder assumes this to be to the case.
[3]	Maples and Calder assumes this to be to the case.

17	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

(The remainder of this page is intentionally left blank – signature page follows)

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)

RMG Acquisition Corporation II	)

By:	)	Name:

	)	Title: Director

SIGNED by	)

ReNew Power Global Merger Sub	)

By:	)	Name: Philip Kassin

	)	Title: Director

Exhibit B

Annexure 1

Business Combination Agreement

Exhibit B

Annexure 2

Amended and Restated Memorandum and Articles of Association of the Surviving Company

Exhibit C

SHAREHOLDERS AGREEMENT

DATED [•], 2021

Page
5.15	Aggregation of Shares	A-130
5.16	Articles	A-130
5.17	Agent for Service of Process	A-130
5.18	Other Capacities	A-130

SHAREHOLDERS AGREEMENT

This Shareholders Agreement is entered into as of [•]

By and Among:

(1)	RENEW ENERGY GLOBAL PLC, a public limited company incorporated in England and Wales with registered number 13220321 and having its registered office at [•], or the “Company”;

(2)	COGNISA INVESTMENT, a partnership firm, having its office at 1st Floor, Penkar House, Jaishuklal Mehta Road, Santacruz (West), Mumbai – 400 054, or “Cognisa,” being represented by Mr. Sumant Sinha;

(3)	MR. SUMANT SINHA, passport number [•] and presently residing at 1017 B, Aralias, DLF Golf Course Road, Gurgaon—122009, or the “Founder”;

(4)

WISEMORE ADVISORY PRIVATE LIMITED, a company incorporated under the provisions of the Companies Act, 2013 and having its registered office at 1017 B, Aralias, DLF Golf Course Road, Gurgaon—122009 (the “SS Entity” and, together with Cognisa and the Founder, each, a “Founder Investor” and, collectively, the “Founder Investors”;

(5)

GS WYVERN HOLDINGS LIMITED, a company organized under the laws of Mauritius, having its principal office at c/o Intercontinental Trust Ltd., Level 3, Alexander House, 35 Cybercity, Ebene, Mauritius, or “GSW”;

(6)	CANADA PENSION PLAN INVESTMENT BOARD, a Canadian crown corporation organised and validly existing under the Canada Pension Plan Investment Board Act, 1997, c.40, or “CPPIB”;

(7)

[PLATINUM HAWK C 2019 RSC LIMITED, having its registered office at Level 26, Al Khatem Tower, Abu Dhabi Global Market, Al Maryah Island, Abu Dhabi, United Arab Emirates, in its capacity as trustee of Platinum Cactus A 2019 Trust, a trust established under the laws of Abu Dhabi Global Market by deed of settlement dated March 28, 2019 between the Abu Dhabi Investment Authority and Platinum Hawk C 2019 RSC Limited, or “Platinum Cactus,”];

(8)	JERA POWER RN B.V., a company organized under the laws of the Netherlands having its registered office at De entree 250, 1101EE Amsterdam,, or “JERA”; and

(9)

RMG SPONSOR II, LLC, a Delaware limited liability company, or “RMG” and, together with the Founder Investors, GSW, CPPIB, [Platinum Cactus] and JERA, each an “Investor” and, collectively, the “Investors”;

the Company and the Investors are hereinafter referred to individually as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, RMG Acquisition Corp. II, a Cayman Islands exempted company, or “RMG II,” the Company, [•], an exempted company incorporated under the laws of the Cayman Islands, or “Merger Sub,” Renew Power Private Limited, a company with limited liability incorporated under the laws of India ( “ReNew India,” and certain shareholders of ReNew India, including the Investors, have entered into that certain Business Combination Agreement, dated as of February [•], 2021, or the “BCA”;

WHEREAS, pursuant to the terms of the BCA, subject to the terms and conditions thereof, upon the consummation of the transactions contemplated thereby, or the “Closing,” among other matters, (i) Merger Sub will be merged with and into RMG II with RMG II continuing as the surviving entity and a wholly-owned subsidiary of the Company, (ii) certain shareholders of ReNew India will transfer certain equity shares of ReNew India held by such shareholders (other than ReNew India Common Shares (as defined below) held by the Founder Investors as well as certain other individual employee and ex-employee shareholders and ReNew India Common Shares issued upon conversion of CCPSs (as defined below) to CPPIB and GSW), in exchange for the issuance by the Company to such shareholders of Class A Shares (as defined below) and, in the case of GSW, also Class C Shares (as defined below), (iii) the Founder will subscribe for and the Company will issue one (1) Class B Share (as defined below) to the Founder, (iv) CPPIB will subscribe for and the Company will issue one (1) Class D Share (as defined below) to CPPIB and (v) the Articles (as defined below) shall be restated in accordance with Section 5.16;

WHEREAS, pursuant to the terms of the BCA, prior to the Closing, the compulsorily and fully convertible preference shares, having a par value of Rs. 425 per preference share, of ReNew India, or “CCPSs,” held by GSW, [Platinum Cactus] and CPPIB were converted to ReNew India Common Shares, in accordance with the terms of such CCPSs, and, on or after the Closing, GSW, [Platinum Cactus] and CPPIB shall, or may, transfer such shares to the Company in accordance with the BCA in exchange for the issuance by the Company to such Investors of Class A Shares and, with respect to GSW, Class C Shares;

WHEREAS, as of the Closing, the Founder Investors, CPPIB and GSW will continue to hold ReNew India Common Shares;

WHEREAS, as of the Closing Date and immediately following the consummation of all of the transactions contemplated to occur on or prior to the Closing Date pursuant to the BCA, each Investor holds the number and class of Shares (as defined below) and ReNew India Common Shares set forth opposite the name of such Investor in Schedule 1 hereto; and

WHEREAS, in connection with the consummation of the transactions contemplated by the BCA, the Parties wish to set forth certain understandings between the Parties, including with respect to certain governance matters.

NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Capitalized terms used in this Agreement shall have the respective meanings set forth below:

“10 / 50 Company” has the meaning set forth in Section 4.9(e). “Act” means the United Kingdom Companies Act 2006.

“ADIA” means the Abu Dhabi Investment Authority

“Affiliate” means (a) with respect to any specified Person (other than [Platinum Cactus]), any Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such specified Person, through one or more intermediaries or otherwise, and (b) with respect to [Platinum Cactus], any other entity or entities Controlled by ADIA and that has made or makes investments pursuant to a decision by the investment committee of ADIA acting on the basis of a proposal submitted by the Infrastructure Division of its Real Estate and Infrastructure Department; provided that the Company and each of its Subsidiaries shall not be deemed to be Affiliates of any Investor.

“Agreement” means this Shareholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Articles” means the articles of association of the Company from time to time.

“As-Converted Basis” means that, to the extent that there are any CCPS in issue at the relevant time, the calculation of equity capital and voting rights is to be made assuming that all outstanding CCPSs have been converted into ReNew India Common Shares applying the ratio of [•] ReNew India Common Shares for each CCPS.

“Audit Committee” has the meaning set forth in Section 2.2(a)(i).

“BCA” has the meaning set forth in the Recitals.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act. “Beneficially Owned” and “Beneficial Ownership” shall have such correlative meaning as the context may require.

“Big Four Firm” means any of KPMG, PricewaterhouseCoopers, Deloitte Touche Tohmatsu or Ernst & Young or their respective affiliate firms in the United Kingdom.

“Board” means the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in London (UK), New York (New York), Cayman Islands, Delhi (India) and Gurugram (India) are authorized or required by Law to close.

“CCPSs” has the meaning set forth in the Recitals.

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code.

“Class A Shares” means Class A Ordinary Shares in the share capital of the Company having the terms set out in Schedule 2 attached hereto.

“Class B Share” means the Class B Ordinary Share in the share capital of the Company having the terms set out in Schedule 3 attached hereto.

“Class C Shares” means Class C Ordinary Shares in the share capital of the Company having the terms set out in Schedule 4 attached hereto.

“Class D Share” means the Class D Ordinary Share in the share capital of the Company having the terms set out in Schedule 5 attached hereto.

“Closing” has the meaning set forth in the Recitals.

“Closing Date” means the date of the closing of the Transactions.

“Code” means the Internal Revenue Code of 1986, as amended.

“Cognisa” has the meaning set forth in the Preamble.

“Company” has the meaning set forth in the Preamble.

“Company Affiliate” has the meaning set forth in Section 4.17.

“Confidential Information” means all confidential or proprietary documents and information concerning any Party or any of its Affiliates or Representatives; provided, however, that Confidential Information shall not include any information which, (i) at the time of disclosure by any other Party or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement, (ii) at the time of the disclosure by the Party to which the information relates or its Representatives to any other Party or any of their respective Representatives, was previously known by such receiving Party without violation of Law or any confidentiality obligation by the Person receiving or disclosing such Confidential Information or (iii) is independently developed by a Party or its Affiliates or Representatives without reference to the Confidential Information.

“Control” (including the terms “Controlled by” and “under common Control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“CPPIB” has the meaning set forth in the Preamble.

“CPP Investments” means CPPIB and its wholly owned subsidiaries.

“Director” means any director of the Company from time to time.

“Director Nomination Right” means, at any point in time, the right of an Investor, if any, to nominate a Nominee Director pursuant to Section 2.1(c) or Section 2.1(d), as applicable.

“Dispute” has the meaning set forth in Section 5.7(c).

“Distributions” has the meaning set forth in Schedule 3.

“Effective Economic Interest” means, with respect to an Investor at a particular time of determination, the percentage equal to (a) the number of such Investor’s Equivalent Economic Beneficial Shares as of such time, divided by (b) the number of Equivalent Outstanding Economic Beneficial Shares as of such time; provided that for purposes of determining whether such Investor has a Director Nomination Right as of such time pursuant to Section 2.1(c), any dilution resulting from any Share issuance by the Company after the Closing Date (other than any share issuance in connection with the exercise of the Founder Investors’ rights pursuant to Section [•] of the Registration Rights Agreement or Section 4.5) shall be disregarded for the purposes of calculating such Investor’s Effective Economic Interest. The Effective Economic Interest of each Investor as of the Closing Date is set forth opposite the name of such Investor on Schedule 1 hereto.

“Equivalent Economic Beneficial Shares” means, with respect to each Investor as of a particular time of determination, an amount (rounded down to the nearest whole number) equal to (a) (i) the number of ReNew India Common Shares, if any, held as of such time by such Investor and its Affiliates on an As-Converted Basis, multiplied by (ii) [•]1 (as proportionally adjusted for any share dividends, share combinations or consolidations,

[1]	To be the exchange ratio of a ReNew India Common Share for a Class A Share at the Closing.

share splits, bonus issues or merger, consolidation or other reorganization or recapitalization effected with respect to the Shares or the ReNew India Common Shares after the Closing), plus (b) the number of Class A Shares, if any, held by such Investor and its Affiliates as of such time, plus (c) the number of Class C Shares, if any, held by such Investor and its Affiliates as of such time. The Equivalent Economic Beneficial Shares of each Investor as of the Closing Date is set forth opposite the name of such Investor on Schedule 1 hereto.

“Equivalent Outstanding Economic Beneficial Shares” means, as of a particular time of determination, an amount equal to (a) the aggregate of each Investor’s Equivalent Economic Beneficial Shares as of such time, plus (b) the number of issued and outstanding Class A Shares as of such time that are held by Persons other than an Investor or any of its Affiliates, plus (c) the number of issued and outstanding Class C Shares as of such time, if any, that are held by Persons other than an Investor or any of its Affiliates.

“Equivalent Outstanding Voting Beneficial Shares” means, as of a particular time of determination, an amount equal to (a) the aggregate of the Equivalent Voting Beneficial Shares of the Founder Investors and CPPIB and their respective Affiliates as of such time, plus (b) the total number of issued and outstanding Class A Shares as of such time.

“Equivalent Voting Beneficial Shares” means, with respect to the Founder Investors or CPPIB, as applicable, as of a particular time of determination, an amount (rounded down to the nearest whole number) equal to (a) the number of ReNew India Common Shares held as of such time by such Investor and its Affiliates on an As-Converted Basis, multiplied by (b) [•]2 (as proportionally adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganization or recapitalization effected with respect to the Shares or the ReNew India Common Shares after the Closing). The Equivalent Voting Beneficial Shares of each of the Founder Investors and CPPIB as of the Closing Date is set forth opposite the name of such Investor on Schedule 1 hereto.

“Equivalent Voting Interest” means, with respect to the Founder Investors or CPPIB, as applicable, as of a particular time of determination, the percentage equal to (a) the number of Equivalent Voting Beneficial Shares held by such Investor and its Affiliates as of such time, divided by (b) the number of Equivalent Outstanding Voting Beneficial Shares as of such time. The Equivalent Voting Interest of each of the Founder Investors and CPPIB as of the Closing Date is set forth opposite the name of such Investor on Schedule 1 hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Finance and Operations Committee” has the meaning set forth in Section 2.2(a)(i).

“Founder” has the meaning set forth in the Preamble.

“Founder Director” has the meaning set forth in Section 2.1(c)(ii).

“Founder Investor” has the meaning set forth in the Preamble.

“Government Entity” has the meaning set forth in Section 4.17.

“Government Official” has the meaning set forth in Section 4.17.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

[2]	To be the exchange ratio of a ReNew India Common Share for a Class A Share at the Closing.

“Green Rock” means Green Rock B 2014 Limited, having its registered office at Level 1, IFC 1, Esplanade, St Helier, Jersey, JE2 3BX, in its capacity as trustee of Green Stone A 2014 Trust, a trust established under the laws of Jersey by deed of settlement dated February 19, 2014 between Abu Dhabi Investment Authority and Green Rock B 2014 Limited

[“Green Rock Internal Restructuring” means the proposed restructuring among ADIA, Green Rock and Platinum Cactus pursuant to which the ownership of Shares set forth opposite Green Rock’s name in Schedule 1 shall be distributed to ADIA and subsequently transferred by ADIA to Platinum Cactus.]

“Group” means the Group Companies, taken as a whole.

“Group Companies” means the Company and its Subsidiaries.

“GSW” has the meaning set forth in the Preamble.

“Indemnification Agreements” has the meaning set forth in Section 2.5.

“Indemnitee” has the meaning set forth in Section 2.5.

“Independent Director” means an individual serving on the board of directors of a company who is “independent” as determined in accordance with the rules and regulations of the Nasdaq Stock Market and the SEC.

“Investor” has the meaning set forth in the Preamble.

“Investor Nominee Director” has the meaning set forth in Section 2.1(c).

“JERA” has the meaning set forth in the Preamble.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, judgment, decree, writ, governmental approval, directive, requirement, other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, including the rules of any stock exchange.

“Merger Sub” has the meaning set forth in the Recitals.

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law or the Articles, within such Party’s control and do not directly conflict with any rights expressly granted to such Party in this Agreement) reasonably necessary and desirable within his, her or its control to cause such result, including (to the extent within such Party’s control) (i) calling special meetings of the Board, any committee of the Board and the shareholders of the Company, (ii) causing the Board or any committee of the Board to adopt relevant resolutions (subject to any applicable fiduciary duties), (iii) voting or providing a proxy with respect to Shares and other securities of the Company generally entitled to vote in the election of Directors of the Company Beneficially Owned by such Party, (iv) causing the adoption of shareholders’ resolutions and amendments to the Articles, including executing written consents in lieu of meetings, (v) executing agreements and instruments, (vi) causing members of the Board (to the extent such members were elected, nominated or designated by the Party obligated to undertake such action) to act (subject to any applicable fiduciary duties) in a certain manner or causing them to be removed in the event they do not act in such a manner and (vii) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such a result.

“NewCo” has the meaning set forth in Section 4.2.

“Non-Recourse Party” has the meaning set forth in Section 5.14.

“Nomination Committee” has the meaning set forth in Section 2.2(a)(iii).

“Nominee Director” means each of the Investor Nominee Directors and the RMG Nominee Director.

“Nominee Observer” has the meaning set forth in Section 2.1(f).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“PFIC” means a passive foreign investment company within the meaning of Section 1297 of the Code.

“Platinum Cactus” has the meaning set forth in the Preamble.

“Registration Rights Agreement” means that certain Registration Rights, Coordination and Put Option Agreement entered into on or prior to the Closing Date among the Company, ReNew India and the shareholders party thereto.

“Relevant Date” has the meaning set forth in Section 4.5(a).

“Remuneration Committee” has the meaning set forth in Section 2.2(a)(ii).

“ReNew India” has the meaning set forth in the Recitals.

“ReNew India Common Shares” means the equity shares in the issued, subscribed and paid-up share capital of ReNew India having a par value of Rs. 10 each.

“ReNew India Distributions” has the meaning set forth in Schedule 3.

“ReNew India Shares” means the CCPSs (if any) and the ReNew India Common Shares.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors and consultants of such Person.

“RMG” has the meaning set forth in the Preamble.

“RMG II” has the meaning set forth in Recitals.

“RMG Nominee Director” has the meaning set forth in Section 2.1(d).

“Sanctions” has the meaning set forth in Section 4.19.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Anniversary Date” means the date that is two (2) years following the Closing Date.

“Secondary Indemnitors” has the meaning set forth in Section 2.5.

“Shares” means the Class A Shares, the Class B Share, the Class C Shares and the Class D Share.

“Significant Investor” means an Investor that, together with its or his Affiliates, holds an Effective Economic Interest equal to or greater than ten percent (10%).

“SS Entity” has the meaning set forth in the Preamble.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or any combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or any combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall (a) be allocated a majority of limited liability company, partnership, association or other business entity gains or losses, or (b) Control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“Transactions” means the transactions contemplated by the BCA.

“Transfer” (including its correlative meaning, “Transferee,” means, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

“United States person” includes any citizen or resident (including Green Card holder) of the United States, any citizen or resident of another country that has been present in the United States for more than 183 days during the last three years (taking each day into account during the current year, 1/3 of the days in the preceding year, and 1/6 of the days during the 2nd preceding year), any partnership or corporation created or organized in the United States or under the law of the United States or of any US State, any trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, or (ii) one or more United States persons have authority to control all substantial decisions of the trust, and an estate subject to U.S. federal income tax on its worldwide income.

“US Investor means (i) GSW, (ii) any Investor that is a United States person, and (iii) any Investor that is an entity treated as a foreign entity for U.S. federal income tax purposes, one or more of the owners of which are United States persons, and identifies as such in written confirmation (which should be promptly updated in the event of any change) to the Company.

“U.S. Shareholder” means a “United States shareholder” within the meaning of Section 951(b) of the Code.

“Voting Shares” means the Class A Shares, the Class B Share and the Class D Share.

1.2 Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive; (b) words in the singular include the plural, and in the plural include the singular; (c) the words “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified; (d) the term “including” is not limiting and means “including without limitation”; (e) whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms; (f) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications or supplements thereto; and (g) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation. Where any Shares are held by the Depository Trust Company or any person who operates a clearing system or issues depositary receipts (or their nominees) and/or a nominee, custodian or trustee for any Person, that Person shall (unless the context requires otherwise) be treated for the purposes of this Agreement as the holder of those Shares and references to Shares being “held by” a Person, to a Person “holding” Shares or to a Person who “holds” any such Shares, or equivalent formulations, shall be construed accordingly.

ARTICLE II

CORPORATE GOVERNANCE MATTERS

2.1 Election of Directors.

(a) The majority of the Board of the Company shall not be resident in the United Kingdom, the Channel Islands or the Isle of Man. The Investors acknowledge and agree among themselves that the United Kingdom City Code on Takeovers and Mergers is not intended to apply to the Company.

(b) During the period commencing on the Closing Date until the Second Anniversary Date, the Board shall be comprised of up to eleven (11) Directors, six (6) of whom shall be Independent Directors (including at least two (2) female Independent Directors) who, as of the Closing Date, shall be [•], [•], [•], [•], [•] and [•].

(c) On and following the Closing Date, the Investors set forth below shall be entitled from time to time to nominate for appointment or reappointment certain directors of the Company in the manner set forth below and to remove from office any such person so appointed and appoint another person in that person’s place (each such person with respect to an applicable Investor, such Investor’s “Investor Nominee Director,” as follows:

(i) (A) until the Second Anniversary Date, (B) for so long as the Founder Investors, together with their respective Affiliates, hold at least forty percent (40%) of the Effective Economic Interest held by the Founder Investors as of the Closing Date (excluding, for the avoidance of doubt, any dilution resulting from any Share issuance by the Company after the Closing Date) or (C) for so long as the Founder is the Chief Executive Officer or Chairman of the Group, whichever is longer, the Founder Investors shall be entitled to nominate one (1) Director, who, as of the Closing Date and until the Founder ceases to serve as the Chief Executive Officer or Chairman of the Group, shall be himself, and thereafter shall be any Person nominated by the Founder in accordance with this Section 2.1 (hereinafter referred to in such capacity as the “Founder Director,”;

(ii) (A) until the Second Anniversary Date or (B) for so long as GSW, together with its Affiliates, holds an Effective Economic Interest equal to or greater than ten percent (10%), whichever is longer, GSW shall be entitled to nominate one (1) Director, who, as of the Closing Date, shall initially be [•];

(iii) (A) until the Second Anniversary Date or (B) for so long as [Platinum Cactus], together with its Affiliates, holds an Effective Economic Interest equal to or greater than ten percent (10%), whichever is longer [Platinum Cactus] shall be entitled to nominate one (1) Director, who, as of the Closing Date, shall initially be [•]; and

(iv) (A) until the Second Anniversary Date or (B) for so long as CPPIB, together with its Affiliates, holds an Effective Economic Interest equal to or greater than ten percent (10%), whichever is longer, CPPIB shall be entitled to nominate one (1) Director, who, as of the Closing Date, shall initially be [•].

For the avoidance of doubt, if at any time following the Second Anniversary Date an Investor, together with his or its Affiliates, ceases to hold the requisite Effective Economic Interest to be entitled to nominate for appointment or reappointment such Investor’s Investor Nominee Director as set forth in this Section 2.1(c), such Investor shall (i) immediately cease to have the right to nominate a director pursuant to this Section 2.1(c), (ii) as soon as reasonably practicable notify the Company of that fact and (iii) unless the Board requests otherwise, procure the resignation of its Investor Nominee Director from the Board and each committee of the Board on which such Investor Nominee Director serves as soon as reasonably possible (and in any event within 15 Business Days) or on such reasonable date as the Board notifies such Investor that the Investor’s Nominee Director should resign.

(d) As at the Closing Date until the Second Anniversary Date, one (1) Director shall be [•] (or, if [•] resigns or is otherwise unable to serve as a Director prior to the Second Anniversary Date, his successor), or the “RMG Nominee Director.”

(e) Notwithstanding any other provision of this Agreement, the Company shall cause the appointment of each Nominee Director to the Board in accordance with this Section 2.1. Each Investor with a Director Nomination Right agrees not to nominate as such Investor’s Nominee Director any individual (A) subject to any “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act of 1933, as amended, or (B) disqualified to act as a director under the Act or under the United Kingdom Company Directors Disqualification Act 1986.

(f) (i) During the period commencing on the Closing Date until the Second Anniversary Date, JERA shall be entitled from time to time to nominate for appointment one person as an observer on the Board and to remove any such person so appointed and appoint another person in that person’s place, (ii) for so long as RMG, together with its Affiliates, holds at least forty percent (40%) of the Effective Economic Interest held by RMG as of the Closing Date (excluding, for the avoidance of doubt, any dilution resulting from any Share issuance by the Company after the Closing Date), RMG shall be entitled from time to time to nominate for appointment one person as an observer on the Board and to remove any such person so appointed and appoint another person in that person’s place and (iii) for so long as the Founder, together with his Affiliates, including the other Founder Investors, holds at least forty percent (40%) of the Effective Economic Interest held by the Founder Investors as of the Closing Date (excluding, for the avoidance of doubt, any dilution resulting from any Share issuance by the Company after the Closing Date), the Founder shall be entitled from time to time to nominate for appointment one person as an observer on the Board and to remove any such person so appointed and appoint another person in that person’s place (each such person with respect to such Investor, a “Nominee Observer.” The Company and the Investors shall take all Necessary Actions to cause the appointment of the Nominee Observers, who shall be entitled to all rights and privileges of a director of the Company, except (A) the right to vote in meetings of the Board or meetings of any committee of the Board and (B) to be considered for purposes of the calculation of a quorum.

(g) In the event that a vacancy is created at any time by the death, disqualification, disability, retirement, removal, failure of being elected or resignation of any Nominee Director or for any other reason, notwithstanding any other provision of this Agreement, the Company shall cause such vacancy to be filled, as soon as possible, by a new Nominee Director of such Investor or RMG (as applicable). RMG and Each Investor that has a Director Nomination Right has the right to remove such Investor’s Nominee Director or RMG Nominee Director (as applicable), and the exclusive right to nominate a replacement nominee to fill any vacancy so created by such removal or resignation of such Nominee Director. Without prejudice to Section 2.1(l),the Company shall take all Necessary Actions to cause the removal of any Nominee Director that such Investor or RMG intends to remove.

(h) Subject to applicable Law and the Articles and without prejudice to any other provision of this Agreement, the Company shall take all Necessary Actions to (i) include each Nominee Director in the slate of nominees recommended by the Board at any general meeting of shareholders called for the purpose of electing directors (or consent in lieu of meeting), and (ii) include each Nominee Director in the proxy statement and shareholder resolution, if any, prepared by the Company with respect to the election of members of the Board and at every adjournment or postponement thereof. Subject to applicable Law and the Articles, the Company shall use reasonable endeavours consistent with its endeavours with respect to the other Board nominees to support the election of each Nominee Director as a director of the Company; provided that such endeavours are customary for a publicly traded company in the U.S. The Investors shall take all Necessary Actions to give effect to Section 2.1(g) and this Section 2.1(h), including by voting his or its Voting Shares in favor of any resolutions to give effect to such provisions.

(i) Any appointment, removal, or reappointment of a Nominee Director or a Nominee Observer by an Investor shall be made by prior written notice to the Company, and, in the case of an appointment or reappointment of a Nominee Director, such appointment or reappointment shall be on the terms of a letter of appointment, the terms of which shall, subject to changes necessary to comply with applicable Law, be substantially the same as those of the letters of appointment between the Company and the other non-executive directors of the Company.

(j) Notwithstanding anything herein to the contrary, if the appointment of any person so nominated is prohibited under the Nasdaq Stock Market listing rules, the Articles or by applicable Law, or not approved by any Governmental Authority having legitimate jurisdiction over such appointment, the Company and the applicable Investor shall consult with each other in good faith concerning such objection or prohibition and the Company and such Investor shall use reasonable endeavours to obtain such permissions, consents, authorizations and/or clearances as are necessary for the appointment of such Nominee Director. In the event that such permissions, consents, authorizations and/or clearances cannot be obtained, such Investor shall nominate an alternative Nominee Director in accordance with the terms of this Section 2.1.

(k) In addition to any vote or consent of the Board or the shareholders of the Company required by applicable Law or the Articles, and notwithstanding anything to the contrary in this Agreement, for so long as this Agreement is in effect, (i) the maximum number of Directors on the Board shall be established and remain at eleven (11), and (ii) any action by the Board to increase or decrease the maximum size of the Board shall require the prior written consent of each Investor that has a Director Nomination Right at such time; provided that, notwithstanding the foregoing, in the event that an Investor ceases to have a Director Nomination Right pursuant to Section 2.1(c), the size of the Board may be decreased by the one (1) Director such Investor ceases to have such right to nominate, without the consent of any Investor.

(l) If a Nominee Director is requested to resign in accordance with this Section 2.1, the applicable Investor that nominated such Nominee Director shall procure that such Nominee Director shall resign from the Board and each committee of the Board on which such Nominee Director serves without seeking compensation for loss of office and shall waive all claims such Nominee Director may have against the Company and its Subsidiaries in connection therewith. If such Nominee Director refuses to resign, the Parties shall take all Necessary Actions to ensure that such Nominee Director is removed pursuant to a special notice and ordinary resolution of the shareholders of the Company under section 168 of the Act as soon as practicable.

(m) The Company agrees, subject to the terms of the Articles and applicable Law, that it shall not propose any resolution to its shareholders which would, if passed, remove, reduce, restrict, impair or otherwise prejudice the rights and powers of any Investor and its Nominee Director set out in this Agreement, other than where any such resolution is requested by such Investor or required by applicable Law.

(n) The Company may by notice in writing to the applicable Investor immediately terminate the appointment of such Investor’s Nominee Director on the Board and each committee of the Board on which such

Nominee Director serves if such Nominee Director is disqualified by applicable Law from acting as a director of the Company for any reason under the terms of the Articles or otherwise.

2.2 Committees.

(a) From and after the Closing Date, the Company shall cause the Board to establish and maintain the following committees of the Board:

(i) an audit committee, or the “Audit Committee,” which shall review and approve the audited and unaudited financial statements and monthly management accounts of the Group, and have such other powers and authority as the Board may provide by resolution;

(ii) a remuneration committee, or the “Remuneration Committee,” which shall (i) review and approve the compensation of the executive officers of the Group and such other employees of the Group as are assigned thereto by the Board, (ii) administer any incentive compensation plans of the Group approved by the Board and (iii) have such other powers and authority as the Board may provide by resolution;

(iii) a nomination committee, or the “Nomination Committee,” which shall (i) develop the criteria and qualifications for membership on the Board, (ii) subject to the terms of this Agreement, recruit, review, nominate and recommend candidates for election to the Board or to fill vacancies on the Board, (iii) review candidates proposed by shareholders and conduct appropriate inquiries into the background and qualifications of any such candidates and (iv) have such other powers and authority as the Board may provide by resolution;

(iv) a finance and operations committee, or the “Finance and Operations Committee,” which shall have such other powers and authority as the Board may provide by resolution.

(b) The Company shall cause:

(i) the Audit Committee to consist of three (3) Independent Directors;

(ii) subject to Section 4.1, the Remuneration Committee to consist of (A) one (1) Independent Director (who shall be the chairman of the Remuneration Committee), (B) one (1) Nominee Director of an Investor that has a Director Nomination Right and (C) the Founder Director;

(iii) subject to Section 4.1, the Nomination Committee to consist of (A) one (1) Independent Director (who shall be the chairman of the Nomination Committee), (B) one (1) Nominee Director of an Investor that has a Director Nomination Right and (C) the Founder Director; and

(iv) subject to Section 4.1, the Finance and Operations Committee to consist of (A) one (1) Independent Director, (B) one (1) Nominee Director of each Significant Investor and (C) the Founder Director.

(c) Unless already serving as a member of the applicable committee, upon the request of a Significant Investor, the Company shall cause the Nominee Director of such Significant Investor to be appointed as an observer on each of the Audit Committee, the Remuneration Committee, the Nomination Committee and the Finance and Operations Committee, who shall be entitled to all rights and privileges of a member of such committee, except (i) the right to vote in meetings of such committee and (ii) to be considered for purposes of the calculation of a quorum.

2.3 Compensation. Each Nominee Director serving on the Board (other than CPPIB’s, GSW’s and [Platinum Cactus]’s respective Nominee Directors) that is not an employee of the Company or any of its Subsidiaries shall be entitled to compensation consistent with the compensation received by other non-executive

Directors, including any fees and equity awards, unless the Investor that has nominated such Nominee Director has waived such Nominee Director’s entitlement to such compensation.

2.4 Reimbursement of Expenses. The Company shall pay the reasonable and documented out-of-pocket expenses incurred by each Nominee Director serving on the Board in connection with such Nominee Director’s services provided to or on behalf of the Company, including attending meetings or events on behalf of the Company at the Company’s request.

2.5 Indemnification Priority. The Company hereby acknowledges that, in addition to the rights provided to each Nominee Director serving on the Board or other indemnified person covered by any such indemnity insurance policy (any such Person, an “Indemnitee,” or any indemnification agreement that such Indemnitee may enter into with the Company from time to time, or the “Indemnification Agreements,” the Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of their respective Affiliates (collectively, the “Secondary Indemnitors.” Notwithstanding anything to the contrary in any of the Indemnification Agreements, the Company hereby agrees that, to the fullest extent available under applicable Law and subject to section 232 of the Act, with respect to its indemnification and advancement obligations to the Indemnitees under the Indemnification Agreements, this Agreement or otherwise, the Company (i) is the indemnitor of first resort (i.e., its and its insurers’ obligations to advance expenses and to indemnify the Indemnitees are primary and any obligation of the Secondary Indemnitors or their insurers to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any of the Indemnitees is secondary and excess), and (ii) shall be required to advance the full amount of expenses incurred by each Indemnitee, without regard to any rights such Indemnitees may have against the Secondary Indemnitors or their insurers; provided that such Indemnitee shall have delivered to the Company an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses. The Company agrees that any Secondary Indemnitor or insurer thereof not a party hereto shall be an express third party beneficiary of this Section 2.5, able to enforce such clause according to its terms as if it were a party hereto. Nothing contained in the Indemnification Agreements is intended to limit the scope of this Section 2.5 or the other terms set forth in this Agreement or the rights of the Secondary Indemnitors or their insurers hereunder.

2.6 Other Rights of Designees. Except as provided in Sections 2.3, 2.4 and 2.5, each Nominee Director serving on the Board shall be entitled to the same rights and privileges applicable to all other members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, subject to the Articles and applicable Law, the Company shall indemnify, exculpate, and advance fees and expenses of the Nominee Directors serving on the Board (including by entering into an indemnification agreement in a form reasonably satisfactory to the Company and the Investors and substantially similar to the Company’s form director indemnification agreement) and provide the Nominee Directors with director and officer insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the Articles, applicable Law or otherwise.

ARTICLE III

SHARES

3.1 Share Capital.

(a) The share capital of the Company shall comprise Class A Shares, one (1) Class B Share, Class C Shares and one (1) Class D Share.

(b) Class C Shares shall only be issued to GSW in accordance with, and subject to the terms and conditions of, the BCA.

(c) The one (1) Class B Share shall be issued to the Founder in accordance with, and subject to the terms and conditions of, the BCA.

(d) The one (1) Class D Share shall be issued to CPPIB in accordance with, and subject to the terms and conditions of, the BCA.

(e) Only the Class A Shares shall at any time be admitted and listed for trading on the Nasdaq Stock Market or any other securities exchange in the U.S.

3.2 Issuance. Following the date of this Agreement, the Company shall issue to GSW, CPPIB, [Platinum Cactus] and JERA Class A Shares and/or Class C Shares, as applicable, in accordance with Section 2.02 of the BCA, and the Company has obtained the necessary approvals (if any) referred to in section 2.02 of the BCA.

ARTICLE IV

ADDITIONAL COVENANTS

4.1 Governance Principles. Notwithstanding anything to the contrary in this Agreement, the Company and the Investors shall take all Necessary Actions to, implement and effect the governance principles below within the time period referenced therein:

(a) by the date that is two (2) years following the Closing Date, all committees of the Board will have a majority of Independent Directors;

(b) by the date that is five (5) years following the Closing Date, all committees of the Board will consist only of Independent Directors, except for one (1) representative of the Group where necessary and permitted by applicable Law; and

(c) by the date that is two (2) years following the Closing Date, a lead Independent Director will be appointed.

4.2 Spin-Offs or Split Offs. In the event that the Company effects the separation of any material portion of its business into one or more entities (each, a “NewCo,” whether existing or newly formed, including by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, and the applicable Investors will receive equity interests in any such NewCo as part of such separation, the Company shall take all Necessary Actions to procure that any such NewCo enters into a shareholders agreement with the Investors that provides the Investors with rights vis-á -vis such NewCo that are substantially identical to those available to the Investors in the Company in their capacity as shareholders.

4.3 CEO and Chairman. Subject to the Articles and applicable Law, the Founder shall, and the Investors and the Company shall take all Necessary Action to cause the Founder to, be appointed as the Chief Executive Officer of the Group and the Chairman of the Board as of the date hereof.

4.4 Consultation Rights.

(a) For so long as the Founder (together with his Affiliates) holds an Effective Economic Interest, the Company shall not take any of the following actions without first consulting with the Founder in good faith:

(i) appointing or removing the Chief Executive Officer of the Group; or

(ii) appointing or removing the Chairman of the Board.

(b) The Investors and the Company shall take all Necessary Actions to give full effect to the provisions set forth in this Section 4.4.

4.5 Founder Investor Exchange Rights.

(a) The Parties agree that the Founder Shareholders have the right, exercisable in accordance with and subject to the provisions of the Registration Rights Agreement, to require the Company to issue and register up to such number of Class A Shares as may be necessary or required to effect or facilitate the Transactions or the exercise of the Founder’s rights pursuant to Section [•] of the Registration Rights Agreement.

(b) At any time prior to the date that is five (5) years following the date of the relevant shareholder resolution prior to the Closing approving the relevant issuance of Class A Shares to the Founder Investors, or the “Relevant Date,” each Founder Investor shall have the right to deliver a notice to the Company requiring the Company, at any time subject to applicable Law, as such Founder Investor may determine, to issue Class A Shares to such Founder Investor and/or its Affiliates or nominees in exchange for the transfer to the Company of all right, title and interest in Renew India Common Shares held by such Founder Investor or its Affiliates, free and clear of all liens, at the exchange ratio of [•]3 (as proportionally adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganization or recapitalization effected with respect to the Shares or the ReNew India Common Shares after the Closing). For the avoidance of doubt, the parties agree that any such notice delivered by a Founder Investor prior to the Relevant Date shall serve as effective notice to the Company requiring the subsequent issuance of Class A Shares as set forth above following such Relevant Date.

(c) The Company and the Investors shall undertake all Necessary Actions for the purposes of clauses (a) and (b) above to increase the Company’s share capital to effect and facilitate such issuance and shall register such Class A Shares pursuant to and in accordance with the Registration Rights Agreement.

4.6 Tax Matters.

(a) The Company shall at all times use commercially reasonable endeavours to ensure (i) that the central management and control and place of effective management of the Company are located solely in the United Kingdom for the purposes of tax residency (and subject at all times to Clause 2.1(a)), such that it shall be and remain at all times tax resident solely in the United Kingdom (including for the purposes of the India-UK double tax treaty) and (ii) that the Company shall be eligible to claim the full benefits of the India-UK double tax treaty.

(b) Unless (and then only to the extent) required as a result of a change in Law after the date of this Agreement, the Company agrees that it shall not withhold any amount of or on account of Indian tax from or in connection with any payment to be made to [Platinum Cactus] if and to the extent that the Abu Dhabi Investment Authority is the sole beneficiary under the Trust at the relevant time (on the basis that it is acknowledged that the Abu Dhabi Investment Authority shall be entitled to the benefits under the India-UAE Treaty on a pass through basis). [Platinum Cactus] shall upon reasonable written request provide to the Company such documents as may (including following a change in law) be prescribed under Indian law in order to evidence such entitlement to treaty benefits under the India-UAE Treaty.

(c) The Parties agree to use commercially reasonable endeavours to ensure that no United Kingdom stamp duty or stamp duty reserve tax is payable in connection with any of the transactions contemplated by this Agreement, including in relation to the admission of any Shares for clearing through the Depository Trust Company (DTC).

[3]	To be the exchange ratio of a ReNew India Common Share for a Class A Share at the Closing.

4.7 Partnership Election. The Company represents and warrants that it has not taken any action inconsistent with its or ReNew India’s treatment as a corporation for U.S. federal income tax purposes, including the filing of an election to be classified other than as a corporation. Neither the Company nor ReNew India shall take any action inconsistent with the treatment of the Company and ReNew India as a corporation for U.S. federal income tax purposes and neither shall elect to be treated as an entity other than a corporation for U.S. federal income tax purposes unless the Investors unanimously agree that such an election should be made.

4.8 PFIC Information and Compliance. The Company shall procure that:

(a) the Company will use commercially reasonable endeavours to avoid classification as PFIC for any year;

(b) The Company, in consultation with a Big Four Firm, will determine whether or not it is likely to become a PFIC, and shall notify each US Investor of this determination within 60 days after the end of each tax year;

(c) the Company will make available to the Investors, upon reasonable request, the books and records of the Group Companies and provide information that is reasonably pertinent to any Group Company’s status or potential status as a PFIC;

(d) upon a determination by the Company, the Investors or any tax authority that the Company has been or is likely to become a PFIC, the Company will provide the Investors, at the Company’s expense, with all information reasonably available to the Company to permit the Investors to (i) accurately prepare all tax returns and comply with any reporting requirements as a result of such determination and (ii) make any election (including, without limitation, a “qualified electing fund” election within the meaning of Section 1295 of the Code) with respect to any Group Company that is treated as a PFIC, and comply with any reporting or other requirements incidental to such election;

(e) if a determination is made that the Company is a PFIC for a particular year, then for such year and for each year thereafter, the Company and any other Group Company that is a PFIC, at the relevant Investor’s expense, will also provide the Investors with a completed “PFIC Annual Information Statement” substantially in the form as set out in Schedule 6 as required by Treasury Regulation Section 1.1295-1(g); and

(f) the Company will promptly notify the US Investors of any assertion by the U.S. Internal Revenue Service that it is or is likely to become a PFIC.

4.9 CFC Information and Compliance:

(a) As soon as reasonably practicable after the date of this Agreement, each Investor shall disclose to the Company (i) whether it is a United States person, (ii) whether it is owned, wholly or in part, directly or indirectly, by any U.S. Shareholder of the Company or ReNew India, (iii) whether it, directly or indirectly, owns any interest in a United States partnership, or is a beneficiary of a United States trust or estate, and (iv) whether it, directly or indirectly, owns an interest of 50% or more of the stock (by vote or value) of any United States corporation. Each Investor shall provide prompt written notice to the Company, and the Company shall in turn provide the information thus received to the US Investors, of the extent of any subsequent change. Upon the written request of a US Investor, the Company shall promptly provide in writing such information, to the extent such information is not confidential, in its possession concerning its and ReNew India’s shareholders and, to the Company’s actual knowledge, the direct and indirect interest holders in each shareholder, that is reasonably pertinent and sufficient for such US Investor to determine whether any of the Group Companies is a CFC. For the avoidance of doubt, the Company shall not have any obligation to disclose the identity of any shareholder or any direct and indirect interest holders in a shareholder.

(b) The Company shall furnish to any Investor upon its reasonable request, on a timely basis, and at the relevant Investor’s expense, all information necessary to satisfy the U.S. income tax compliance requirements of the Investor (and each of the Company’s or ReNew India’s U.S. Shareholders that owns a direct or indirect interest in the Investor) arising from its investment in the Company, ReNew India and relating to any Group Company’s classification as a CFC.

(c) The Company shall: (i) furnish to each US Investor within 45 days of the end of each taxable year, and at the relevant Investor’s expense, all information necessary to satisfy the U.S. income tax compliance requirements of such US Investor arising from its investment in the Company and relating to the classification of any Group Company as a non-U.S. corporation that has a beneficial owner that is a United States Person that owns at least 10% of the vote or value of the Company, or “10/50 Company”, and (ii) upon the written request of a US Investor, promptly provide in writing such information in its possession concerning its shareholders to the extent such information is not confidential and reasonably pertinent for such US Investor to determine whether any Group Company is a 10/50 Company.

4.10 ReNew India Shares. For so long as CPPIB, GSW or a Founder Investor holds ReNew India Common Shares, the Company agrees that it shall exercise all rights and powers of control available to it in relation to ReNew India to not permit ReNew India to, without CPPIB’s, GSW’s, such Founder Investor’s and, in the case of the following clauses (i), (ii) and (iii), ADIA’s prior written consent, as applicable, (i) issue shares, other than issuances to the Company or to a wholly-owned Subsidiary of the Company, (ii) alter or change the rights, preferences or privileges of the ReNew India Common Shares, (iii) repurchase, buy-back or otherwise extinguish any ReNew India Common Shares (including through a capital reduction or other process having a similar effect), other than in connection with the Founder Investors’ rights pursuant to Section [•] of the Registration Rights Agreement or (iv) amend or waive any provision of the constitutional documents of ReNew India, in each case, in a manner that is materially adverse and disproportionate to CPPIB, GSW or such Founder Investor, as applicable, in relation to its ReNew India Common Shares as compared to any other shareholder of the Company in relation to such shareholder’s ReNew India Common Shares. The articles of association of ReNew India adopted with effect from Closing shall provide that CPPIB, GSW and the Founder Investors cannot transfer any ReNew India Common Shares other than to an Affiliate or to the Company; provided that, with respect to the Founder Investors, (A) the Founder Investors and their respective Affiliates may undertake any transfer pursuant to an enforcement of a pledge by any of the lenders under indebtedness incurred by the Founder Investors or their Affiliates, (B) the Founder Investors and their respective Affiliates may sell and/or transfer ReNew India Common Shares to any third party solely for the purpose of utilizing the proceeds from such sale and/or transfer to repay, prepay or otherwise discharge the loan secured by the ReNew India Common Shares held by the Founder Investors or their Affiliates that remains outstanding, to the extent such repayment of such loan is demanded or required by the relevant creditor, and (C) the Founder Investors and their respective Affiliates may transfer their Renew India Common Shares to their respective Affiliates.

4.11 Confidentiality; Announcements.

(a) Each Party agrees that during the term of this Agreement and for a period of two (2) years after the termination of this Agreement, it shall, and shall cause its respective Representatives to: (i) treat and hold in strict confidence any Confidential Information, and will not use for any purpose (except in connection with the transactions contemplated by this Agreement, performing its obligations hereunder or enforcing its rights hereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Confidential Information without the prior written consent of the Party to which the Confidential Information relates, provided however that each Party shall be permitted to disclose any Confidential Information to its Affiliates and its and their respective employees, officers and directors, current or prospective partners, co-investors, financing sources, transferees or bankers, lenders, accountants, legal counsels, business partners, representatives or advisors who need to know such information as such disclosing Party deems appropriate, in each case only where such persons or entities are under appropriate nondisclosure obligations; (ii) in the event that it or any of its respective Representatives becomes legally compelled to disclose any

Confidential Information, (A) provide to the extent legally permitted the Party to which the Confidential Information relates with prompt written notice of such requirement so that such Party to which the information relates or an Affiliate thereof may seek, at its cost, a protective order or other remedy or waive compliance with this Section 4.11(a) and (B) in the event that such protective order or other remedy is not obtained, or the Party to which the Confidential Information relates waives compliance with this Section 4.11(a), furnish only that portion of such Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information; and (iii) in the event that it or any of their respective Representatives is required or requested to disclose any Confidential Information to governmental authorities, furnish only that portion of such Confidential Information which it deems appropriate in response to such requested based on the advice of its counsel. Notwithstanding anything in this Agreement to the contrary, any Party and its respective Representatives shall be permitted to disclose any and all Confidential Information to the extent required by U.S. federal securities Laws and the rules and regulations of the SEC and the Nasdaq Stock Market promulgated thereunder.

(b) None of the Parties or any of their respective Affiliates shall make any public announcement or issue any public communication regarding any of the Parties or any of their respective Affiliates or this Agreement or any matter related to the foregoing, without the prior written consent of the other Parties (such consents not to be unreasonably withheld, conditioned or delayed), except (i) if such announcement or other communication is required by applicable Law (including pursuant to securities Laws or the rules of any national securities exchange), in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow such other Parties to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, and (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication approved in accordance with this Section 4.11(b).

4.12 Publicity The Company agrees that, except as required by applicable Law, it will not and will cause ReNew India not to, without the prior written consent of GSW (a) use in advertising, publicity or otherwise the name of Goldman, Sachs & Co. LLC, or any of its Affiliates, or any partner or employee of such Affiliate, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by Goldman, Sachs & Co. LLC or its Affiliates, or (b) represent, directly or indirectly, that any product or any service provided by the Company has been approved or endorsed by Goldman, Sachs & Co. LLC or any of its Affiliates. The Company shall grant GSW and its Affiliates permission to use its respective name and logo in its or its Affiliate’s marketing materials and bid documentation in relation to potential transactions. The Company agrees that it will not and will cause ReNew India not to, without the prior written consent of CPPIB, in each instance, (i) use in advertising, publicity or otherwise the name of CPPIB, CPP Investments, or any of their Affiliates, or any partner or employee of such Affiliate, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by CPPIB, CPP Investments or their Affiliates, or (ii) represent, directly or indirectly, that any product or any service provided by the Company or ReNew India has been approved or endorsed by CPPIB, CPP Investments or their Affiliates. Each of the Company and ReNew India further agrees that it shall obtain the written consent from CPPIB prior to any issuance by it of any public statement detailing CPPIB’s investment in the Company or ReNew India.

4.13 Information relating to [Platinum Cactus] and its Affiliates.

(a) RMG and the Company agree that, except as required by applicable Law, that they will not and will cause ReNew India not to, without the prior written consent of [Platinum Cactus], in each instance, (i) use in advertising, publicity or otherwise the name of [Platinum Cactus], ADIA, or any of their Affiliates, or any partner or employee of such Affiliate, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by [Platinum Cactus], ADIA, or any of their Affiliates, or (ii) represent, directly or indirectly, that any product or any service provided by RMG, the Company or ReNew India has been approved or endorsed by [Platinum Cactus], ADIA, or any of their Affiliates. Each of RMG, the

Company and ReNew India further agrees that it shall obtain the written consent from [Platinum Cactus] prior to any issuance by it of any public statement detailing [Platinum Cactus]’s investment in the Company or ReNew India.

(b) Except as required by applicable Law, including U.S. federal securities Laws and the rules and regulations of the SEC and the Nasdaq Stock Market promulgated thereunder, no information in respect of [Platinum Cactus] and its Affiliates shall be provided by any Party to any Governmental Authority in respect of this Agreement without the prior written approval of [Platinum Cactus].

(c) Except as required by applicable Law, including U.S. federal securities Laws and the rules and regulations of the SEC and the Nasdaq Stock Market, neither [Platinum Cactus] nor any of its Affiliates shall be required to disclose any information about themselves, their Affiliates or their shareholders to any Governmental Authority or any other person for any purpose under this Agreement if such information is not already publicly available as at the date such information is requested by the relevant Governmental Authority or person or to the extent such disclosure would violate its or its Affiliates’ bona fide and generally applicable internal policies. [Platinum Cactus] agrees that it shall use reasonable endeavors to furnish information about it or its Affiliates that (i) is publicly available with respect to it or its Affiliates or (ii) has been previously approved for disclosure to a Governmental Authority. In the event [Platinum Cactus] is still not able to satisfy any such request for disclosure of information which is required in connection with this Agreement, [Platinum Cactus] shall: (A) provide written notice to the other Parties promptly (and no later than five days) after becoming aware of such fact; and (B) enter into direct discussions with the relevant Governmental Authority with a view of exploring alternative options to satisfy the relevant information requirement.

4.14 No Fiduciary Duty. The Parties acknowledge and agree that nothing in this Agreement shall create a fiduciary duty of Goldman, Sachs & Co. LLC or any Party to any other Party.

4.15 Investment Banking Services. Notwithstanding anything to the contrary herein or any actions or omissions by representatives of Goldman, Sachs & Co. LLC or any of its affiliates in whatever capacity, it is understood that neither Goldman, Sachs & Co. LLC nor any of its affiliates is acting as a financial advisor, agent or underwriter to any Party or any of their respective Affiliates or otherwise on behalf of any such Party or any of its Affiliates unless retained to provide such services pursuant to a separate written agreement.

4.16 Corporate Opportunities. Nothing in this Agreement shall restrict or prevent any Investor or its Affiliates from pursuing any business opportunity or imply or be deemed to imply an obligation of any Investor to present, or procure that any Affiliate of such Investor presents, such business opportunity to the Company. No Nominee Director of any Investor shall have any duty to provide or offer to the Company any information or opportunity which arises in any other capacity. Notwithstanding the foregoing, the parties agree that the obligations of the Founder in respect of business opportunities shall be set forth in his employment agreement with the Company.

4.17 Anti-Bribery. The Company and the Founder shall not and shall procure that none of the Company nor any of its Subsidiaries nor any director, officer, agent, employee, Affiliate or any other Person acting for or on behalf of the foregoing (individually and collectively, a “Company Affiliate,” shall take any action, directly or indirectly, that would result in a violation of or has violated the Indian Prevention of Corruption Act, 1988, as amended, the U.S. Foreign Corrupt Practices Act, as amended, the United Kingdom Bribery Act, as amended, or any other applicable anti-bribery or anti-corruption laws, including, without limitation, using any funds for any unlawful contribution, gift, entertainment or other unlawful payments to any foreign or domestic governmental official or employee from funds, nor permit any Company Affiliate to offer, pay, promise to pay, or authorize the payment of any money, or offer, give, promise to give, or authorize the giving of anything of value, to any officer, employee or any other Person acting in an official capacity for any Government Entity, as defined below, to any political party or official thereof or to any candidate for political office (individually and collectively, a

“Government Official,” or to any Person under circumstances where such Company Affiliate knows or is aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:

(a) influencing any act or decision of such Government Official in his official capacity;

(b) inducing such Government Official to do or omit to do any act in relation to his lawful duty;

(c) securing any improper advantage; or

(d) inducing such Government Official to influence or affect any act or decision of any Government Entity,

in order to assist the Company or any of its subsidiaries in obtaining or retaining business for or with, or directing business to the Company or any of its subsidiaries or in connection with receiving any approval of the transactions contemplated herein, nor shall any Company Affiliate accept anything of value for any of the purposes listed in clauses (a) through (d) of this Section. “Government Entity” as used in this Section means any government or any department, agency or instrumentality thereof, including any entity or enterprise owned or controlled by a government, or a public international organization.

4.18 Compliance Program. The Company agrees to implement and maintain an adequate anti-corruption compliance program. The anti-corruption program should include written anti-corruption and anti-bribery policies and procedures that are reasonably designed to ensure compliance with applicable laws, routine and periodic compliance trainings for the Company’s directors, executives, agents, employees, affiliates or representatives, the maintenance of internal controls sufficient to prevent, detect, and deter violations of applicable anti-corruption laws, and periodic internal audits to assess the compliance program’s effectiveness. The anti-corruption program should be applied as appropriate to all current and future operations of the Company and its subsidiaries. The Company agrees to provide [quarterly] updates to the Company’s Board regarding the operation and general status of its anti-corruption compliance program, as well as to promptly notify the Company’s Board upon the Company receiving knowledge or allegations of potential compliance violations by any of the Company or its subsidiaries, directors, executives, agents, employees, affiliates or representatives.

4.19 Sanctions. The Company covenants not to, and to procure that its Subsidiaries do not, engage, directly or indirectly, in any activities: (a) in any jurisdiction or with any Person (including any Person participating in the transactions contemplated by this BCA or under this Agreement) that is subject to or targeted by economic or financial sanctions from time to time administered by the Office of Foreign Assets Control of the U.S. Department of Treasury, the U.S. Department of State or any other agency of the U.S. government; or by Her Majesty’s Treasury; or by the European Union (including under Council Regulation (EC) No. 194/2008), or by the United Nations Security Council or any other relevant governmental entity, or “ Sanctions”; (b) that would result in a violation of Sanctions; or (c) that are sanctionable under the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, as amended or the Iran Sanctions Act, as amended.

4.20 Anti-Money Laundering. The Company and the Founder shall procure that the operations of the Company and its subsidiaries shall be conducted at all times in compliance with applicable anti-money laundering statutes of all jurisdictions and in a manner which does not fail to prevent the facilitation of tax evasion, including, without limitation, all Indian, United Kingdom and U.S. anti-money laundering laws, the rule and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory agency.

ARTICLE V

GENERAL PROVISIONS

5.1 Termination.

(a) Except for Section 2.5 hereof and this Article V, this Agreement shall terminate (i) as to a particular Investor, at such time as such Investor and its Affiliates cease to hold any Effective Economic Interest and (ii) as to all Parties (A) at such time as all Investors and their respective Affiliates cease to hold any Effective Economic Interest or (B) upon the mutual written consent of all Parties.

5.2 Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing in English and shall be either personally delivered, sent by electronic mail or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any Investor at the address with respect to such Investor set forth on Schedule 1, or at such other address of which such Party shall have given notice for this purpose to the other Parties pursuant to this Section 5.2. Notices and other such documents will be deemed to have been given or made hereunder when delivered personally or sent by electronic mail during normal business hours (and otherwise as of the immediately following Business Day) and one (1) Business Day after deposit with a reputable overnight courier service.

If to the Company, to:

[•]

Attention: [•]

E-mail: [•]

with a copy (which shall not constitute notice) to:

[•]

[•]

Attention: [•]

Email: [•]

5.3 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Parties. Neither the failure nor delay on the part of any Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

5.4 Further Assurances. The Parties will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.

5.5 Assignment. This Agreement may not be directly or indirectly assigned or Transferred (by operation of Law or otherwise) without the express prior written consent of the other Parties, and any attempted assignment, without such consents, will be null and void; provided, however, that any Investor may, without such prior written consent, assign its rights and novate its obligations hereunder to any of its Affiliates to which such Investor Transfers its Shares [(and in the case of [Green Rock,] including pursuant to the Green Rock Internal Restructuring)] upon prior written notice to the Company and subject to such Affiliate adhering to the terms of this Agreement and, following such assignment or novation, such assignee shall be deemed to be such Investor for all purposes of this Agreement. This Agreement will inure to the benefit of and be binding on the Parties and their respective successors and permitted assigns.

5.6 Third Parties. Except as otherwise set forth in Section 2.5, a Person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

5.7 Governing Law; Jurisdiction.

(a) This Agreement shall be governed exclusively by and construed exclusively in accordance with English law.

(b) The Parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

(c) For the purposes of this Section 5.7, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

5.8 Specific Performance. Each Party acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other Parties would be irreparably harmed and could not be made whole by monetary damages. Each Party accordingly agrees to waive the defense in any action for specific performance that a remedy at Law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at Law or in equity, shall be entitled to specific performance of this Agreement.

5.9 Entire Agreement. This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter. Nothing in this Section 5.9 shall limit any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

5.10 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by Law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by Law, and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

5.11 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

5.12 Grant of Consent. Any vote, consent or approval of, or designation by, or other action of, any Investor hereunder shall be effective if notice of such vote, consent, approval, designation or other action is provided in accordance with Section 5.2 hereof by such Investor as of the latest date any such notice is so provided to the Company.

5.13 Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, and may be delivered by means of electronic transmission in portable document format, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

5.14 No Recourse. This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against the Parties (for the avoidance of doubt, including any Affiliates of such Party that have adhered to the provisions of this Agreement) and no past, present or future Affiliate (for the avoidance of doubt, other than any Affiliate that has adhered to the provisions of this Agreement), director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any Party or its Affiliate (each, a “Non-Recourse Party,” shall have any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any Party against the other Parties, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

5.15 Aggregation of Shares. All Shares or ReNew India Shares held or acquired by an Investor and its Affiliates shall be aggregated together for the purpose of determining the availability of any rights or obligations under this Agreement and, for the avoidance of doubt, all references in this Agreement to the Shares or ReNew India Shares held by, the Effective Interest of, the Equivalent Voting Interest of, the Equivalent Economic Beneficial Shares of, and the Equivalent Voting Beneficial Shares of, as applicable, an Investor, shall be deemed to include any Shares or Renew India Shares held by, Effective Interest of, Equivalent Voting Interest of, Equivalent Economic Beneficial Shares of, and Equivalent Voting Beneficial Shares of, as applicable, Affiliates of such Investor.

5.16 Articles. The Company shall adopt restated Articles with effect as of the Closing Date that incorporate the provisions of Sections 2.1, 2.2, 3.1, 4.1 and 4.16, and Schedules 2 to 5 (inclusive), of this Agreement, give effect to the commercial agreement evidenced by Schedules 2 to 5 (inclusive) and are otherwise on terms that are satisfactory to the Investors and the Company, each acting reasonably, and consistent with the provisions of this Agreement. The Articles shall provide that no amendment, waiver or termination shall be made to the provisions of the Articles that incorporate Section 2.1, 2.2, 3.1, 4.1, 4.16 or any of the Schedules 2 through 5 without the prior written consent of the Investors that hold an Effective Economic Interest. The Parties agree that in the event of any conflict or inconsistency between the provisions of this Agreement and the Articles, it is the intention of the Parties that the provisions of this Agreement shall prevail and that the Articles shall be amended accordingly. The Company shall procure that ReNew India adopts restated articles of association with effect as of the Closing that incorporate Section 4.10 of this Agreement and that are otherwise on terms that are consistent with the provisions of this Agreement. The Articles shall provide that no amendment, waiver or termination shall be made to the provisions of the Articles that incorporate Section 4.10 of this Agreement without the prior written consent of each Investor referenced therein for so long as such Investor holds ReNew India Common Shares. The Parties agree that in the event of any conflict or inconsistency between the provisions of this Agreement and such articles, it is the intention of the Parties that the provisions of this Agreement shall prevail and that such articles shall be amended accordingly. Each Party will take all Necessary Actions in order to give full effect to this Section.

5.17 Agent for Service of Process. Each of Investor irrevocably appoints the Person set forth opposite its name on Schedule 1 to receive on its behalf service of any action, suit or other proceedings in connection with this Agreement. If any Person appointed by an Investor as process agent ceases to act for any reason, such Investor shall notify the other Parties, shall promptly appoint another entity incorporated within England and Wales to act as its process agent and shall notify the other Parties as soon as reasonably practicable of the name and address of such replacement process agent. This will not affect the Company’s or any Investor’s rights to serve process in any other manner.

5.18 Other Capacities. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prejudice or affect any rights that the Founder may have, in his capacity as a Director or the Chairman or Chief Executive Officer of the Group, under the Registration Rights Agreement, his employment agreement with the Company and any other agreement entered into by the Founder with the Company pursuant to the BCA.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

RENEW ENERGY GLOBAL PLC

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COGNISA INVESTMENT

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SUMANT SINHA

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WISEMORE ADVISORY PRIVATE LIMITED

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GS WYVERN HOLDINGS LIMITED

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CANADA PENSION PLAN INVESTMENT BOARD

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PLATINUM HAWK C 2019 RSC LIMITED

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

JERA POWER RN B.V.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

RMG SPONSOR II, LLC

By:
Name:
Title:

SCHEDULE 1

Investor Shareholding (as of the Closing Date)

Investor	Class A Shares	Class B Share	Class C Share	Class D Share	ReNew India Common Shares	Equivalent Economic Beneficial Shares	Equivalent Outstanding Economic Beneficial Shares	Effective Economic Interest	Equivalent Voting Beneficial Shares	Equivalent Voting Beneficial Shares	Equivalent Voting Interest	Total Voting Power	Agent for Service of Process
Founder Investors Notice: [•] Attention: [•] E-mail: [•] with a copy (which shall not constitute notice) to: [•] [•] Attention: [•] Email: [•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]%	[•]	[•]	[•]%	[•]%	[•] (FAO: [•])
GS Wyvern Holdings Limited Notice: [•] Attention: [•] E-mail: [•] with a copy (which shall not constitute notice) to: [•] [•] Attention: [•] Email: [•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]%	[•]	[•]	[•]%	[•]%	[•] (FAO: [•])

Canada Pension Plan Investment Board

Notice:

18/F York House, The Landmark,
15 Queen’s Road Central, Central, Hong Kong

Attention: Anuj Girotra, Senior
Portfolio Manager, Fundamental
Equities Asia

E-mail: agirotra@cppib.com;

legalnotice@cppib.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell London LLP

5 Aldermanbury Square

London EC2V 7HR

Attention: Simon Witty; Leo Borchardt

Email: simon.witty@davispolk.com;

leo.borchardt@davispolk.com

	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]%	[•]	[•]	[•]%	[•]%	[•] (FAO: [•])

Investor	Class A Shares	Class B Share	Class C Share	Class D Share	ReNew India Common Shares	Equivalent Economic Beneficial Shares	Equivalent Outstanding Economic Beneficial Shares	Effective Economic Interest	Equivalent Voting Beneficial Shares	Equivalent Voting Beneficial Shares	Equivalent Voting Interest	Total Voting Power	Agent for Service of Process

[Platinum Hawk C 2019 RSC Limited]

Notice:

Freshfields Bruckhaus Deringer LLP

10 Collyer Quay 42-01

Ocean Financial Centre,

Singapore 049315

Attention: Arun Balasubramanian, Esq.

E-mail: Arun.balasubramanian@freshfields.com

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer LLP

601 Lexington Avenue

31st Floor

New York, NY 10022

Attention: Sebastian Fain, Esq.

Email: Sebastian.fain@freshfields.com

	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]%	[•]	[•]	[•]%	[•]%	[•] (FAO: [•])
JERA Power RN B.V. Notice: [•] Attention: [•] E-mail: [•] with a copy (which shall not constitute notice) to: [•] [•] Attention: [•] Email: [•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]%	[•]	[•]	[•]%	[•]%	[•] (FAO: [•])
RMG Sponsor II, LLC Notice: [•] Attention: [•] E-mail: [•] with a copy (which shall not constitute notice) to: [•] [•] Attention: [•] Email: [•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]	[•]%	[•]	[•]	[•]%	[•]%	[•] (FAO: [•])

SCHEDULE 2

Terms of the Class A Shares

The Class A Shares are fully paid up equity shares of the Company, nominal value $[•] per Class A Share having the terms and conditions set out in this Schedule.

1.	Voting Rights

Each Class A Share shall be entitled to one vote.

2.	Rights to Dividends and Other Distributions

Each Class A Share shall be entitled to dividends and other distributions pro rata with all other shares in the capital of the Company which are entitled to dividends and other distributions.

SCHEDULE 3

Terms of the Class B Share

The Class B Share is a fully paid up equity share of the Company, nominal value $[•] per Class B Share, having the terms and conditions set out in this Schedule.

1.	Voting Rights

The one (1) authorized Class B Share shall be issued to the Founder in accordance with, and subject to the terms and conditions of, the BCA.

The Class B Share shall represent a number of votes from time to time equal to the Equivalent Voting Beneficial Shares of the Founder Investors (and their Affiliates) as of the relevant time.

2.	Redemption and Cancellation

Subject to applicable Law, the Company may in its sole discretion redeem and cancel the Class B Share for par value at any time after the Founder Investors and their respective Affiliates cease to hold any ReNew India Common Shares.

3.	Transferability

The Class B Share shall not be Transferable, except for Transfers by the holder thereof to any of its Affiliates.

4.	Rights to Dividends and Other Distributions

The Articles will contain provisions reflecting the following principles:

(a)

Any distributions, whether in the form of dividends, return of capital or any other means (collectively, “Distributions,” by the Company to the holders of Class A Shares, the holder of the Class B Share, the holders of Class C Shares and the holder of the Class D Share shall be made pro rata to the number of Class A Shares and Class C Shares held by each such person and on the basis that each of the holder of the Class B Share and the holder of the Class D Share is deemed to hold, at the time of such Distribution, such number of Class A Shares as is equal to the number of ReNew India Common Shares held by such holder and its Affiliates at the time of such Distribution multiplied by [•] (as proportionately adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganisation or recapitalisation effected with respect to the Shares or the ReNew India Common Shares after the Closing).

(b)

If ReNew India makes a Distribution to its shareholders in which the holder of the Class B Share or the holder of the Class D Share or any of their respective Affiliates participates in its or their capacity as a holder of ReNew India Common Shares, or “ ReNew India Distributions,” the amount of any Distribution made by the Company to the holder of the Class B Share or the holder of the Class D Share, each in its capacity as such, will thereafter be reduced by such amount as equals the amount of any ReNew India Distributions made to such holder.

For the avoidance of doubt: (i) the drafting of the Articles will take into account further tax and regulatory analysis; (ii) the above rights of the Class B Share and the Class D Share to participate in Distributions of the Company shall cease on the date that is three (3) years after the Closing Date; (iii) over such 3-year period no more and no less in Distributions and ReNew India Distributions shall be received in the aggregate by the holder of the Class B Share and the holder of the Class D Share than the amount of the Distributions that would have been made to them by the Company had each such holder held, at the time of each Distribution, the number of Class A Shares as is equal to the number of ReNew India Common Shares held by such holder and its Affiliates at the time of such Distribution multiplied by [•] (as proportionately adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganisation or recapitalisation effected with respect to the Shares or the ReNew India Common Shares after the Closing), and any differences shall be adjusted on an annual basis to the extent possible (and if not, the required adjustments shall be made to Distributions following the 3-year period); and (iv) nothing in this paragraph shall reduce or limit the amount of Distributions that the holder of the Class B Share or the holder of the Class D Share is entitled to in its capacity as a holder of Class A Shares.

SCHEDULE 4

Terms of the Class C Shares

The Class C Shares are fully paid up equity shares of the Company, nominal value $[•] per Class C Share, having the terms and conditions set out in this Schedule.

1.	Voting Rights

The Class C Shares shall not be entitled to any voting rights.

2.	Conversion and/or Re-designation as Class A Shares

Each Class C Share will be automatically converted to and/or redesignated as one Class A Share in the hands of a transferee (other than where the holder thereof transfers such Class C Share to an Affiliate of such holder) upon a Transfer of such Class Share:

(i)	pursuant to a widespread public distribution;

(ii)	to the Company;

(iii)

such that no transferee (or group of associated transferees) receives equal to or more than 2% of the issued and outstanding Class A Shares or a class of Voting Shares representing 2% of the voting power attached to such class of Voting Shares; or

(iv)

to a transferee that Controls more than 50% of the issued and outstanding Class A Shares and more than 50% of the issued and outstanding shares of each other class of Voting Shares of the Company, without counting any Class C Shares Transferred to it.

3.	Rights to Dividends and Other Distributions

The Class C Shares shall be entitled to dividends and other distributions pro rata with all other shares in the capital of the Company which are entitled to dividends and other distributions.

SCHEDULE 5

Terms of the Class D Share

The Class D Share is a fully paid up equity share of the Company, nominal value $[•] per Class D Share, having the terms and conditions set out in this Schedule.

1.	Voting Rights

The one (1) authorized Class D Share shall be issued to CPPIB in accordance with, and subject to the terms and conditions of, the BCA.

The Class D Share shall represent a number of votes from time to time equal to CPPIB’s Equivalent Voting Beneficial Shares as of the relevant time.

2.	Redemption and Cancellation

The Class D Share shall cease to have any voting rights or rights to dividends and other distributions immediately upon the transfer and contribution to the Company of all of the ReNew India Common Shares held by CPPIB in exchange for Class A Shares pursuant to the terms of the BCA. The Company shall redeem and cancel the Class D Share for nominal value as soon as reasonably practicable after such transfer and contribution.

3.	Transferability

The Class D Share shall not be Transferable, except for Transfers by the holder thereof to any of its Affiliates.

4.	Rights to Dividends and Other Distributions

The Articles will contain provisions reflecting the following principles:

(a)

Any Distributions by the Company to the holders of Class A Shares, the holder of the Class B Share, the holders of Class C Shares and the holder of the Class D Share shall be made pro rata to the number of Class A Shares and Class C Shares held by each such person and on the basis that each of the holder of the Class B Share and the holder of the Class D Share is deemed to hold, at the time of such Distribution, such number of Class A Shares as is equal to the number of ReNew India Common Shares held by such holder and its Affiliates at the time of such Distribution multiplied by [•] (as proportionately adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganisation or recapitalisation effected with respect to the Shares or the ReNew India Common Shares after the Closing).

(b)

If ReNew India makes a ReNew India Distribution to its shareholders in which the holder of the Class B Share or the holder of the Class D Share or any of their respective Affiliates participates in its or their capacity as a holder of ReNew India Common Shares, the amount of any Distribution made by the Company to the holder of the Class B Share or the holder of the Class D Share, each in its capacity as such, will thereafter be reduced by such amount as equals the amount of any ReNew India Distributions made to such holder.

For the avoidance of doubt: (i) the drafting of the Articles will take into account further tax and regulatory analysis; (ii) the above rights of the Class B Share and the Class D Share to participate in Distributions of the Company shall cease on the date that is three (3) years after the Closing Date; (iii) over such 3-year period no more and no less in Distributions and ReNew India Distributions shall be received in the aggregate by the holder of the Class B Share and the holder of the Class D Share than the amount of the Distributions that would have been made to them by the Company had each such holder held, at the time of each Distribution, the number of Class A Shares as is equal to the number of ReNew India Common Shares held by such holder and its Affiliates at the time of such Distribution multiplied by [•] (as proportionately adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganisation or recapitalisation effected with respect to the Shares or the ReNew India Common Shares after the Closing), and any differences shall be adjusted on an annual basis to the extent possible (and if not, the required adjustments shall be made to Distributions following the 3-year period); and (iv) nothing in this paragraph shall reduce or limit the amount of Distributions that the holder of the Class B Share or the holder of the Class D Share is entitled to in its capacity as a holder of Class A Shares.

SCHEDULE 6

PFIC Annual Information Statement

PFIC Annual Information Statement pursuant to U.S. Treasury Regulations § 1.1295-1(g)

[ ], or the “COMPANY,” HEREBY REPRESENTS THAT:

1.	This PFIC Annual Information Statement applies to the Company’s taxable year beginning on ______________________ and ending on ________________________.

2.

The pro rata shares of the Company’s ordinary earnings and net capital gain attributable to the U.S. shareholder (directly or indirectly through any other entity that holds the investment in the Company) for the taxable year specified in paragraph (1) are:

Ordinary Earnings: $________________

Net Capital Gain:    $________________

3.

The amount of cash and the Fair Market Value of other property distributed or deemed distributed by the Company to the U.S. shareholder during the taxable year specified in paragraph (1) are as follow:

Cash: $_______________

Fair Market Value of Property: $____________________

4.

The Company will permit the U.S. shareholder to inspect the Company’s permanent books of account, records, and such other documents as may be maintained by the Company that are necessary to establish that the Company’s ordinary earnings and net capital gain are computed in accordance with U.S. federal income tax principles, and to verify these amounts and the U.S. shareholders direct or indirect pro rata shares thereof; provided, that (i) a company representative shall, at the Company’s option, accompany the Investor on any such inspection, and (ii) the Company shall not be required to permit such inspection if such inspection would violate Laws, regulations or policies of the United Kingdom.

Company Name ______________________________

Date: _______________________
By: _________________________
Title: ________________________

The following additional information is supplied to enable you to complete a Shareholder Section 1295 Election Statement:

Name of Passive Investment Company: ______________________________________
Address: ___________________________________
___________________________________

Taxpayer Identification Number: ___________________________________

Country of Incorporation: ___________________________________

Year of Incorporation: ___________________________________

EXHIBIT D

VOTING AGREEMENT TERM SHEET

Parties

The Voting Agreement will be effective between the following entities and shall be incorporated in the articles of association of ReNew Power Private Limited, or “Company,” with effect from Closing:

1.  Company

2.  GS Wyvern Holdings Limited, or “ GSW,”

3.  Canada Pension Plan Investment Board, or “CPPIB,”

4.  Sumant Sinha, or “SS,”

5.  Cognisa Investment, or “Cognisa,”

6.  Wisemore Advisory Private Limited, or “Wisemore”, and along with SS and Cognisa, the “SS Group,”

7.  ReNew Energy Global Limited, or “PubCO,”

GSW and CPPIB shall be collectively referred to as “Investors”. Investors and the SS Group are collectively referred to as “Obligors”.

Effectiveness and Term	The Voting Agreement shall come into effect from the date of Closing and shall continue to be in effect for an Obligor until such Obligor ceases to hold Equity Shares of the Company.

Voting Agreement

a.   For so long as (i) an Obligor holds Equity Shares of the Company, or “Obligor Shares,” and (ii) to the extent that such Obligor was issued any Class B or Class D shares in PubCo at Closing and remains entitled to vote on any such Class B or Class D shares, such Obligor shall (A) provide proxies on the Obligor Shares held by such Obligor (and in case of GSW, CPPIB and Wisemore, corporate letters of authorizations which shall not be amended or revoked in any manner whatsoever unless otherwise requested by PubCo), to the authorised representative of PubCo, and do all other acts that may be required by PubCo to ensure that PubCo or its nominee exercises all voting rights on the Obligor Shares at all general meetings of the shareholders of the Company, subject to paragraph (c) below; and (B) in the event that the provisions of (A) above cannot be or have not been given effect to for any reason, if requested by PubCo, vote on all Obligor Shares in the general meetings of the shareholders of the Company solely on the basis of the instructions of PubCo. Any action taken in a general meeting of shareholders of the Company in contravention of these provisions shall be ineffective and deemed invalid.

b.  On and with effect from Closing, each Obligor shall fully and absolutely replace and remove all existing attorneys, nominees, representatives and agents authorised and nominated by such Obligor, if any, exercise the voting right on the Obligor Shares at any general meetings of the shareholders of the Company.

c.   PubCo hereby agrees

i.   to exercise its right to vote on the Obligor Shares as set out above in the same manner as it has voted on its own Equity Shares in the Company;

i.   for so long as GSW holds Equity Shares of the Company, not to, without the prior written consent of GSW, vote its own Equity Shares in the Company or to exercise its right to vote on the Obligor Shares in favour of any matter that would result in (A) the amendment, variation or deletion of any provision in the Company’s articles of association relating to tax which would materially adversely affect the rights of GSW’s Obligor Shares; or (B) any increase in GSW’s proportionate holding of Equity Shares of the Company that would materially adversely affect GSW; and

ii.  for so long as an Investor or the SS Group holds Equity Shares of the Company, not to, without the prior written consent of such Obligor, vote its own Equity Shares in the Company or to exercise its right to vote on the Obligor Shares in favour of any matter that would result in (a) an action being undertaken by the Company, or (b) an amendment to the rights attaching to the Obligor Shares that would, in each case, materially adversely and disproportionately affect the rights of the Obligor Shares held by such Obligor in the Company as compared to the shares of the other shareholders in the Company or materially adversely and disproportionately affect the effective economic interest of such Obligor in PubCo, as compared to the economic interest of the other shareholders in PubCo.

Other terms	In the event of any conflict between the terms of the Voting Agreement and anything contained in any other agreement or the articles of association of the Company, the terms of the Voting Agreement shall prevail. The parties shall take all necessary actions including exercising their voting rights in the Company to amend the articles of association of the Company to incorporate the terms of this Voting Agreement with effect from the Closing.

Definitions

“BCA” shall mean the business combination agreement dated [•] executed between inter alia the Company, PubCo, GSW, SS, CPPIB, Green Rock B 2014 Limited (in its capacity as trustee of the Green Stone A 2014 Trust), GEF SACEF India and JERA Power B.V. and RMG Acquisitions Corporation II.

“Closing” shall have the meaning ascribed to it under the BCA.

“Equity Shares” means equity shares in the issued, subscribed and paid-up share capital of the Company having a face value of Rs. 10 (Indian Rupees Ten) each.

Exhibit E

Terms of Series A CCPS

PART A

The Series A CCPS shall carry the following terms:

1.	Face Value

Each Series A CCPS shall be of a face value of Rs. 425 (Rupees Four Hundred and Twenty Five Only).

2.	Conversion

2.1	Timeline

The Series A CCPS shall be converted into Equity Shares:

•	In the case of a Conversion Event described in paragraph 2.2.1, paragraph 2.2.2 or paragraph 2.2.3 below, on the 3rd (third) Business Day from the occurrence of such Conversion Event; or

•

In the case of a Conversion Event described in paragraph 2.2.4: (a) the date which is 45 (forty five) days following the Third Anniversary, in the event that the fair market value of the Equity Shares is determined in accordance with paragraph 2 of Part B below; or (b) the date which is 90 (ninety) days following the Third Anniversary, in the event that the fair market value of the Equity Shares is determined in accordance with paragraph 3 of Part B below; or

•

In the case of a Conversion Event described in paragraph 2.2.5, on the date which is the Business Day immediately preceding the date on which the order of the National Company Law Tribunal approving the scheme of merger is filed by the Company with the relevant Registrar of Companies; or

•

In the case of a Conversion Event described in paragraph 2.2.6, subject to the satisfaction or waiver of all the conditions precedent to completion set forth in the agreement entered into in respect of the Qualifying Consolidation, or “Qualifying Consolidation Agreement,” other than any conditions precedent to completion under the Qualifying Consolidation Agreement that by their terms are to be satisfied at completion, on a date which is not earlier than 2 (two) Business Days prior to the date on which such Qualifying Consolidation is completed and given effect to, in accordance with the terms of the Qualifying Consolidation Agreement.

2.2	Conversion Event

Each Series A CCPS shall be mandatorily convertible upon the occurrence of the earliest of the following events (each a “Conversion Event,” unless an Insolvency Event has occurred prior to the date on which such Conversion Event occurs:

2.2.1.	the first date on which the Company issues Securities pursuant to a Qualifying Fund Raise;

2.2.2.	the date on which the IPO Price Range in connection with an initial public offering by the Company is determined;

2.2.3.	the date on which the transfer of Securities representing more than 10% (ten per cent) of the equity share capital of the Company, on a Fully Diluted Basis pursuant to a Secondary Trade is completed;

2.2.4.	in the event that no other Conversion Event has occurred prior to the third anniversary of the issuance of the Series A CCPS, or “Third Anniversary,” the Third Anniversary;

2.2.5.	in the event of a Qualifying Merger of the Company into another company (which other company shall then be the surviving entity) or vice-versa;

2.2.6.	In the event of a Qualifying Consolidation of the Company with another company (whether through a share-swap arrangement or otherwise).

In the event that an Insolvency Event occurs prior to the occurrence of a Conversion Event as set out in paragraph 2.2.1 to paragraph 2.2.6 above, the Series A CCPS shall be convertible into Equity Shares upon the earlier of: (a) the last date on which such Series A CCPS are mandatorily required to convert into Equity Shares in accordance with Applicable Law; or (b) the date on which any holder of such Series A CCPS elects to convert such Series A CCPS into Equity Shares, in accordance with Applicable Law. For the purposes of determining the Conversion Price for any conversion of the Series A CCPS following the occurrence of an Insolvency Event, the Trigger Price shall mean the fair market value of the Equity Shares as on the date immediately preceding the date on which the Insolvency Event is deemed to have occurred, as determined in accordance with PART B; provided however that in no event shall the Conversion Price be less than the Floor Price.

2.3	Conversion Ratio

2.3.1.

The Series A CCPS are compulsorily convertible into Equity Shares on the terms and conditions, and in the manner provided herein. The number of Equity Shares to be issued upon conversion of the Series A CCPS shall be arrived at in accordance with the conversion formula set out in paragraph 2.3.2 below, subject to adjustments on account of the occurrence of any corporate actions (in the form of stock or share splits, consolidations, stock dividends / distributions, issuance of any bonus shares, recapitalizations or other similar occurrences).

2.3.2.	Subject to paragraph 2.3.1 above, the number of Equity Shares to be issued upon conversion of each Series A CCPS shall be calculated in accordance with the following formula:

Number of Equity Shares = Amount paid towards subscription to Series A CCPS / Conversion Price

Where,

a.	Conversion Price = The lower of (i) Issue Price / Conversion Ratio; and (ii) the Ceiling Price (if applicable).

Provided however that in no event shall the conversion price be less than the Floor Price.

Provided however that, no Ceiling Price shall be applicable if (a) a Conversion Event results in a change of more than 50% (fifty per cent) of the equity share capital of the Company, on a Fully Diluted Basis; and (b) the valuation at which such Conversion Event has been undertaken has been determined in accordance with applicable law and the provisions set out under these terms.

b.	Conversion Ratio = (Issue Price) / (Trigger Price x (1 – Base Discount))

c.	Ceiling Price =

•	If the Conversion Ratio Trigger Event takes place in Quarter 1, 2, 3 or 4: Rs. 440;

•	If the Conversion Ratio Trigger Event takes place in Quarter 5, 6, 7 or 8: Rs. 493;

•	If the Conversion Ratio Trigger Event takes place in Quarter 9, 10, 11 or 12: Rs. 552;

For the avoidance of doubt, for purposes of calculating the Conversion Price and the Trigger Price, all fully diluted share price calculations (wherever required) shall be undertaken prior to conversion of the CCPS.

2.3.3.	For the purposes of this paragraph 2.3,

•	An “Insolvency Event” shall be deemed to have occurred with respect to the Company if:

a.	if a resolution is passed by the shareholders of the Company approving a voluntary winding up of the Company; or

b.	if any relevant adjudicating authority has passed an order admitting an insolvency petition or application against the Company.

•

“Floor Price” shall mean the valuation per Equity Share of the Company as of March 31, 2019, calculated as per the formula prescribed under Rule 11UA (2)(b) of the Income Tax Rules, 1962, being Rs. 201 (Rupees Two Hundred and One) per share.

•	“Issue Price” means Rs. 425 (Rupees Four Hundred and Twenty Five) i.e. the price at which each Series A CCPS is issued by the Company.

•	“Trigger Price” means:

a.

in relation to paragraph 2.2.1, the lowest per Security price at which the Company issues Securities to any person(s) aggregating to at least USD 100,000,000 (US Dollar One Hundred Million), or “Qualifying Fund Raise”; or

b.

in relation to paragraph 2.2.2, the average of the upper and lower limit of the final prospectus price band that is advised by the lead banker(s) (appointed by the Company for the purposes of undertaking the IPO) post filing of the draft red herring prospectus with SEBI but prior to filing of the red herring prospectus with SEBI, or “IPO Price Range”; or

c.	in relation to paragraph 2.2.3, the lowest per Security price at which Securities are transferred by a shareholder pursuant to a Secondary Trade;

d.	in relation to paragraph 2.2.4, the fair market value of the Equity Shares determined in accordance with PART B, below;

e.	in relation to paragraph 2.2.5, the price per Equity Share arrived at by the valuer(s) appointed in accordance with applicable law, to determine the swap ratio for the Qualifying Merger;

f.

in relation to paragraph 2.2.6, the price at which Equity Shares of the Company held by the holders of Series A CCPS are proposed to be transferred to a third party pursuant to the agreement to be entered into in respect of the Qualifying Consolidation.

•

“Qualifying Consolidation” means a share swap or stock for stock deal involving the acquisition of (i) another company by the Company, provided that such transaction results in the shareholders of the Company immediately prior to such transaction being completed holding, on a Fully Diluted Basis, less than 90% (ninety per cent) of the equity share capital of the Company following the completion of such transaction; or (ii) the Company by another company, provided that such transaction results in the shareholders of the other company immediately after the transaction being completed holding, on a Fully Diluted Basis, 10% (ten per cent) or more of the equity share capital of the Company, either directly or indirectly.

•

“Qualifying Merger” means a merger of the Company into another company (where such other company is the resultant / surviving company following the merger) or vice versa, provided that such merger results in the shareholders of the Company immediately prior to such merger holding, on a Fully Diluted Basis, less than 90% (ninety per cent) of the equity share capital of the combined, surviving entity following such merger coming into effect.

•

“Secondary Trade” means any secondary transfer of Securities of the Company by a shareholder of the Company to any person (other than to its Affiliates and other than pursuant to a Qualifying Merger or a Qualifying Consolidation) including any existing shareholder of the Company, or “Acquirer,” where the Acquirer acquires, through such transaction, Securities representing more than 10% (ten per cent) of the equity share capital of the Company, on a Fully Diluted Basis.

•	A “Quarter” means a period of 90 (ninety) calendar days. The first Quarter shall commence from the date of issuance of the Series A CCPS.

•	A “Conversion Ratio Trigger Event” means:

a.	in relation to paragraphs 2.2.1 to 2.2.5, the occurrence of the respective Conversion Event itself; and

b.	in relation to paragraph 2.2.6, the execution of the agreement to be entered into in respect of the Qualifying Consolidation.

•	“Base Discount” means:

a.

in relation to each Conversion Event other than the Conversion Event set out in paragraph 2.2.4, a discount which is calculated at the rates mentioned in TABLE A below (depending on: (i) in case of the Conversion Events set out in paragraph 2.2.1, 2.2.2, 2.2.3 and 2.2.5, the Quarter in which the Conversion Ratio Trigger Event takes place; and (ii) in case of the Conversion Event set out in paragraph 2.2.6, the Quarter following the one in which the Conversion Ratio Trigger Event occurs. The rates shall be applicable as of the first day of each relevant Quarter.

TABLE A

Quarter 1	Quarter 2	Quarter 3	Quarter 4
3.4%	6.7%	9.9%	13.0%
Quarter 5	Quarter 6	Quarter 7	Quarter 8
16.0%	18.9%	21.7%	24.4%
Quarter 9	Quarter 10	Quarter 11	Quarter 12
27.0%	29.5%	31.9%	34.3%

ILLUSTRATION 1: If the Conversion Ratio Trigger Event set out in any of paragraphs 2.2.1, 2.2.2, 2.2.3 and 2.2.5 takes place in the 8th Quarter, the applicable Base Discount shall be 24.4%.

ILLUSTRATION 2: If the Conversion Ratio Trigger Event set out in paragraph 2.2.6 takes place in the 8th Quarter, the applicable Base Discount shall be 27.0% (i.e. the Base Discount for the 9th Quarter).

b.	in relation to the Conversion Event set out in paragraph 2.2.4, a discount of 34.3%.

2.4.

The Company shall deliver, to each holder of a Series A CCPS, a prior written notice of an intended Conversion Event no later than 5 (five) Business Days prior to the date on which such Conversion Event is intended to occur. Provided however in the event holder of Series A CCPS is a party to the documents executed for the Conversion Event then the requirement for prior notice set out herein shall not apply. Upon the occurrence of a Conversion Event, if the Series A CCPS are held by its holder in physical form, the holder shall surrender the share certificates representing the Series A CCPS to the Company, at the registered office of the Company, on the date of such Conversion Event. Thereupon, as soon as reasonably practicable, but in no event later than the date on which the Series A CCPS are required to be converted in accordance with paragraph 2.1 and paragraph 2.2 above, the Company shall issue the Equity Shares in respect of the Series A CCPS so converted and shall take all actions as may be required to ensure the credit of the dematerialized Equity Shares to the depository accounts of the holders of such converted Series A CCPS. All certificates evidencing converted Series A CCPS shall thereupon be deemed to have been retired and cancelled. It is clarified that in the event the Series A CCPS are held by its holder in dematerialized form, the Company shall, upon the occurrence of a Conversion Event, follow the requirements under Applicable Law to issue the requisite number of Equity Shares to such holder.

2.5.

The Company shall take all actions required or permitted under the Applicable Law to implement such conversion of the Series A CCPS and issuance of the resultant Equity Shares, including without limitation making all applications necessary and obtaining all required consents to effect the aforesaid conversion.

3.	Voting Rights

Subject to applicable law, the shareholders of the Company agree that: (a) the holders of the Series A CCPS shall be entitled to exercise voting rights in relation to each Series A CCPS on an ‘as if converted basis’ such that each Series A CCPS is entitled to 1 vote; (b) the votes of all shareholders of the Company, on poll, shall be calculated in a manner that takes into consideration the entire shareholding of each shareholder of the Company on an ‘as if converted basis’; and (c) the terms of such voting agreement shall be binding on the Company and the shareholders of the Company and subsequently recorded in the Articles of Association of the Company.

4.	Shareholding Thresholds

All shareholder voting / consent thresholds under the shareholders’ agreement of the Company dated April 17, 2020 or under the Articles of Association of the Company shall be calculated on a Fully Diluted Basis (but excluding any entitlement on account of any stock options held), and for such purpose of calculating the equity share capital of the Company on a Fully Diluted Basis prior to the occurrence of a Conversion Event, the “Conversion Price” of each Series A CCPS shall be deemed to be the Issue Price.

5.	Dividend

Each Series A CCPS shall be non-cumulative and shall be entitled to a preferred rate of dividend over the Equity Shares of the Company. The preferred rate shall be 0.0001% over and above any dividend payable on the Equity Shares.

6.	Rank

Series A CCPS shall rank senior to the Equity Shares, including in the case of an Insolvency Event.

7.	Replacement of Share Certificates

If any share certificate pertaining to the series A CCPS is mutilated or defaced then, upon production thereof to the Company, or if any share certificate is destroyed or misplaced, then upon providing the Company with an undertaking to that effect by such holder of the Series A CCPS, the Company shall cancel the same and/or issue a new certificate in lieu thereof.

8.	Certificate Split

A holder of the Series A CCPS shall have the right to require the Company to split the share certificate and the Company shall execute all documents as may be required pursuant to the Companies (Share Capital and Debentures) Rules, 2014, as amended from time to time, the Articles of Association of the Company and other relevant provisions of the Companies Act, 2013 to effectuate the same.

9.	Other Terms

The Series A CCPS shall not be listed or traded on any stock exchange.

10.	Incorporation in Articles of Association

The Company shall, within 30 (Thirty) days of the approval of the amendment to the terms, ensure that these terms of the Series A CCPS are incorporated in the Articles of Association of the Company.

11.	Other Defined Terms

Capitalized terms used but not defined herein above, shall have the meaning set out as follows:

“Affiliates” has the meaning ascribed to the term in the Articles of Association of the Company.

“Business Day” means a day, not being a Saturday or a Sunday or a public holiday or a day, on which banks are open for business in Delhi (India), Gurugram (India), New York and Cayman Islands.

“Company” means Renew Power Limited a company incorporated under the provisions of the Companies Act, 1956 and having its registered office at 138, Ansal Chambers II, Bhikaji Cama Place, Delhi-110066 and includes its successors and assignees;

“Default Event” shall mean (a) the occurrence of a default or event of default pursuant to any financing facilities availed by the Company and/or its subsidiaries and/or any associate companies, which would entitle the lenders of the Company to initiate insolvency proceedings against the Company, or (b) if the Company is, in the opinion of the Board or its management, likely to become unable to service any of its financial indebtedness or pay any amounts, when due.

“Equity Shares” means equity shares in the issued, subscribed and paid up share capital of the Company having a face value of Rs. 10 (Rupees Ten) each.

“Fully Diluted Basis” means, in relation to any calculation of equity shares or equity share capital, that the calculation of the relevant number of equity shares or the relevant equity share capital and voting rights is to be made assuming that all outstanding convertible securities (whether or not by their terms then currently convertible, exercisable or exchangeable) and stock options, have been so converted, exercised or exchanged (or issued, as the case may be), in accordance with their terms, into or for equity shares.

“IPO” means the initial public offering of the Company, in accordance with the terms of the shareholders’ agreement of the Company dated April 17, 2020.

“SEBI” means the Securities and Exchange Board of India

“Security” means Equity Share, preference share, debenture, any other equity security in the share capital of the Company or any note or debt security having or containing equity or profit participation features, or any option, warrant or other security or right which is directly or indirectly convertible into or exercisable or exchangeable for Equity Shares or any other equity securities of the Company.

Part B

Following shall be the process for determining the fair market valuation:

1.

The Company shall appoint 1 (one) of the valuers enlisted below no later than 15 (fifteen) days prior to (a) the Third Anniversary, or (b) 5 (five) days from the date of occurrence of a Default Event, as the case may be, or “Valuer 1,” and the holders of the Series A CCPS (acting by majority consent of the holders of the Series A CCPS, by number) shall collectively appoint 1 (one) of the valuers enlisted below no later than (a) 15 (fifteen) days prior to the Third Anniversary, or (b) 5 (five) days from the date of occurrence of a Default Event, as the case may be, or “Valuer 2,” to determine the fair market valuation of the Equity Shares of the Company on a consolidated basis on the basis of the business plan of the Company (which is applicable at such relevant time and which has been approved in accordance with the provisions of Articles of Association of the Company). Each of Valuer 1 and Valuer 2 shall be required to deliver, to the Company, valuation reports setting out their determination of the fair market value of the Equity Shares no later than (a) 30 (thirty) days following the Third Anniversary, or (b) 50 (fifty) days from the date of occurrence of Default Event. It is hereby clarified that the Valuer 1 and Valuer 2 shall be different and shall not be part of the same group either in India or elsewhere.

2.

In the event the fair market value of the Equity Shares as determined by the Valuer 1 and Valuer 2 differs from each other by up to 5% (five per cent), the fair market value of the Equity Shares of the Company shall be the average of the fair market value as determined by Valuer 1 and the fair market value as determined by Valuer 2. The Company shall, within 5 (five) days from the date of receipt of valuation reports from both Valuer 1 and Valuer 2, deliver, to each holder of Series A CCPS, copies of the valuation reports received from Valuer 1 and Valuer 2. In the event that the difference between the fair market value calculated by Valuer 1 and the fair market value calculated by Valuer 2 is 5% (five per cent) or lower, the Company shall deliver to the Series A CCPS holders, along with copies of the valuation reports, a certificate confirming the average of the two values so calculated, and the “Trigger Price” for the purpose of the conversion of the CCPS.

3.	In the event the fair market value of the Equity Shares as determined by Valuer 1 and Valuer 2 differs from each other by more than 5% (five per cent):

a.

The Company shall, within 5 (five) days from the date of receipt of valuation reports from both Valuer 1 and Valuer 2, instruct Valuer 1 and Valuer 2 to jointly identify a third valuer from the list of valuers set out below, or “Valuer 3.” Valuer 3 shall be jointly identified by Valuer 1 and Valuer 2 no later than 5 (five) days from the date on which the later of the two valuation reports have been issued by Valuer 1 and Valuer 2.

b.

The Company shall, within 5 (five) days from the date on which Valuer 3 has been identified by Valuer 1 and Valuer 2, appoint Valuer 3 to determine the fair market valuation of the Equity Shares of the Company on a consolidated basis on the basis of the business plan of the Company (which is applicable at such relevant time and which has been approved in accordance with the provisions of Articles of Association of the Company). It is hereby clarified that the Valuer 1, Valuer 2 and Valuer 3 shall be different and shall not be part of the same group either in India or elsewhere.

c.

Valuer 3 shall determine the fair market valuation of the Company, based on the valuation report prepared by the Valuer 1 and Valuer 2, within 45 (forty five) days from the date of its appointment by the Company.

d.

The final fair market valuation of the Company on a consolidated basis shall be the average of the valuations of the Company recommended by (i) Valuer 3, and (ii) whichever of the valuations recommended by Valuer 1 and Valuer 2 is numerically closest to the valuation recommended by the Valuer 3. The consequent conversion of Series A CCPS into the Equity Shares shall be determined on the basis of such average, which shall be final and binding upon the Parties.

e.	The Company shall, within 2 (two) Business Days from the occurrence of a Default Event, provide written notice of the occurrence of such Default Event to each of the holders of the Series A CCPS. In the event that a Default Event has occurred but is cured and/or remedied by the Company and no longer subsists prior to the determination of the fair market valuation in accordance with these terms, then the Company shall be entitled to terminate such valuation process.

f.

In the event that an Insolvency Event does not occur within 3 (three) months from the date on which the fair market valuation is determined in accordance with the process set out above following the occurrence of a Default Event, the process set for determination of the fair market valuation shall be repeated, at the request of the holders of the Series A CCPS (acting by majority consent of the holders of the Series A CCPS, by number) at any time thereafter and at such frequency as may be determined by the holders of the Series A CCPS (acting by majority consent of the holders of the Series A CCPS, by number) to obtain an updated fair market valuation of the Company.

Names of Valuers

1.	Morgan Stanley
2.	Standard Chartered
3.	JP Morgan
4.	Citigroup
5.	Credit Suisse
6.	Goldman Sachs
7.	BoA-Merrill Lynch
8.	Rothschild
9.	UBS
10.	Nomura
11.	HSBC
12.	Barclays Capital
13.	Ernst and Young
14.	KPMG
15.	Deloitte Touche Tohmatsu Limited
16.	PricewaterhouseCoopers
17.	Kotak Mahindra Bank

Exhibit F

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

RMG ACQUISITION CORPORATION II

(ADOPTED BY SPECIAL RESOLUTION DATED [DATE] AND EFFECTIVE ON [DATE])

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

RMG ACQUISITION CORPORATION II

(ADOPTED BY SPECIAL RESOLUTION DATED [DATE] AND EFFECTIVE ON [DATE])

1	The name of the Company is RMG Acquisition Corporation II

2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5	The share capital of the Company is $50,000 divided into 500,000,000 shares of a par value of $0.0001 each.

6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalized terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

RMG ACQUISITION CORPORATION II

(ADOPTED BY SPECIAL RESOLUTION DATED [DATE] AND EFFECTIVE ON [DATE])

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these articles of association of the Company.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Company”	means the above named company.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Share”	means a share of a par value of US$0.0001 in the share capital of the Company and includes a fraction of a share in the Company.

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands.

“Subscriber”	means the subscriber to the Memorandum.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares and other Securities

3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights.

3.2

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7	Transfer of Shares

7.1

Subject to Article 3.1, Shares are transferable subject to the approval of the Directors by resolution who may, in their absolute discretion, decline to register any transfer of Shares without giving any reason. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

7.2

The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1

Subject to the provisions of the Statute the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

8.2

Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1

If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1

If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognized by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Amendments of Memorandum and Articles of Association and Alteration of Capital

17.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

17.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3	Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

18	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

19	General Meetings

19.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

19.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

19.3	The Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

19.4

A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than ten per cent. in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

19.5

The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

19.6

If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

19.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20	Notice of General Meetings

20.1

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety five per cent. in par value of the Shares giving that right.

20.2

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21	Proceedings at General Meetings

21.1

No business shall be transacted at any general meeting unless a quorum is present. Two Members being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by its duly authorised representative or proxy.

21.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

21.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

21.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

21.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

21.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

21.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

21.8

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

21.9

A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other Member or Members collectively present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) and holding at least ten per cent. in par value of the Shares giving a right to attend and vote at the meeting demand a poll.

21.10

Unless a poll is duly demanded and the demand is not withdrawn a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

21.11	The demand for a poll may be withdrawn.

21.12

Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

21.13

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

21.14	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a second or casting vote.

22	Votes of Members

22.1

Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or by proxy, shall have one vote and on a poll every Member present in any such manner shall have one vote for every Share of which he is the holder.

22.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

22.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

22.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

22.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

22.6

On a poll or on a show of hands votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

22.7

On a poll, a Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

23	Proxies

23.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

23.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

23.3

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

23.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

23.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

24	Corporate Members

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

26	Directors

There shall be a board of Directors consisting of not less than one person (exclusive of alternate Directors) provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors. The first Directors of the Company shall be determined in writing by, or appointed by a resolution of, the Subscriber.

27	Powers of Directors

27.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

27.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

27.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

28	Appointment and Removal of Directors

28.1	The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

28.2

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)

all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

30	Proceedings of Directors

30.1

The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director. A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum.

30.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

30.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

30.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of his appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of his appointer and in his capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

30.5

A Director or alternate Director may, or other officer of the Company on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

30.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

30.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

30.8

All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30.9

A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

31	Presumption of Assent

A Director or alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

32	Directors’ Interests

32.1

A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2

A Director or alternate Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

32.3

A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

32.4

No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realized by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

32.5

A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

33	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

34	Delegation of Directors’ Powers

34.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.3

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

34.4

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

34.5

The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

35	Alternate Directors

35.1

Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

35.2

An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of his appointor as a Director in his absence.

35.3	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

35.4	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

35.5

Subject to the provisions of the Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors

37.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal

38.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

38.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3

A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve

39.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realized or unrealized profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.

39.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation

The Directors may at any time capitalize any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account

41.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit

42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.3

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43	Notices

43.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail.

43.2

Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

43.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up

44.1

If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1

Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an “Indemnified Person,” shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on December 31 in each year and, following the year of incorporation, shall begin on January 1 in each year.

47	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

EXHIBIT G

RENEW ENERGY GLOBAL LIMITED

2021 INCENTIVE AWARD PLAN

The following is a summary of the terms of the ReNew Energy Global Limited ( the “Company,”’s 2021 Incentive Award Plan, or the “Plan.”

Capitalized terms used but not defined in this term sheet shall have the meanings ascribed to such terms in that certain Shareholders Agreement, or the “SHA,” by and among the Company, Cognisa Investment, Mr. Sumant Sinha, Wisemore Advisory Private Limited, GS Wyvern Holdings Limited, Canada Pension Plan Investment Board, Green Rock B 2014 Limited, JERA Power RN B.V. and RMG Sponsor II, LLC, to be entered into in connection with the closing, or the “Closing,” of the transactions, or the “Transactions,” contemplated by that certain Business Combination Agreement, dated as of [•], 2021, by and among RMG Acquisition Corp. II, the Company, Renew Power Global Merger Sub, Renew Power Private Limited, or “Renew India,” and certain shareholders of Renew India.

Effective Date	The Plan will become effective upon approval at a general meeting of the Company’s stockholders.

Eligibility	Employees and non-employee directors of the Company and its subsidiaries as well as those expected to become employees and non-employee directors of the Company and its subsidiaries shall be eligible for awards under the Plan. It is clarified that none of the directors appointed by GS, ADIA and CPPIB will be eligible for awards under the Plan.

Initial Grants

Chief Executive Officer

Initial Option Grant

•  Option to purchase Class A Shares representing 5% of the Fully Diluted Outstanding Beneficial Shares as of immediately following Closing, or the “Initial Option.”

•  Exercise price will equal $10.00 per Class A Share (as adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganization or recapitalization effected with respect to the Shares after the Closing), or the “Initial Exercise Price.”

•  6.25% of the Initial Option will vest in the first quarter immediately after Closing and then 6.25% of the Initial Option shall vest at the end of each quarter thereafter until the entire Initial Option has been so vested. The vested portion of the Initial Option will become exercisable to the extent vested and will remain exercisable for a maximum term of ten years from the date of grant. The Initial Option shall be subject to accelerated vesting upon termination / cessation of employment for any reason other than termination by the Company with Cause (as defined in the Chief Executive Officer’s employment agreement) or resignation without Good Reason (as defined in the Chief Executive Officer’s employment agreement).

•  In case of (i) Change of Control to which the Chief Executive Offer objects in writing, and (ii) cessation of employment for death or incapacitation, the entire Initial Option shall be vested on an accelerated basis.

•  The Board shall also have discretion to accelerate vesting of the Initial Options should the Board conclude that the Chief Executive Officer’s performance was sufficiently strong despite adverse market conditions.

Subsequent Option Grant

•  Each subsequent option grants will comprise of a maximum of 1% of the Fully Diluted Outstanding Beneficial Shares as of immediately following Closing, (each 1% option grant being a “Subsequent Option Grant,” subject to the Chief Executive Officer’s continued employment with the Company on the date of grant (except as provided below). The Subsequent Option Grants shall be granted in the following manner:

•  80% of each Subsequent Option Grant (being 0.80% of the Fully Diluted Outstanding Beneficial Shares as of immediately following Closing) (each a “Time Based Component,” shall be granted at the end of the first anniversary following Closing. Thereafter, 80% of each Subsequent Option Grant (being 0.80% of the Fully Diluted Outstanding Beneficial Shares as of immediately following Closing), shall be granted at each of the 2nd, 3rd and 4th anniversary of Closing.

•  In addition, to the extent 100% of the EBITDA targets of the Company, as set out in the Company’s business plan for any applicable financial year as presented to the PIPE Investors prior to Closing are realized, 20% of a Subsequent Option Grant (being, 0.20% of the Fully Diluted Outstanding Beneficial Shares as of immediately following Closing) (each a “Performance Based Component,” shall be granted within sixty (60) days following the end of such financial year

•  12.5% of each Time Based Component and each Performance Based Component will vest at the end of the first financial quarter immediately after the date of grant of the relevant Subsequent Option Grant and then 12.5% of such Subsequent Option Grant shall vest at the end of each financial quarter thereafter until the entire Subsequent Option Grant has been so vested. The vested portion of the Subsequent Option Grant will not expire on cessation of employment but will have a maximum term of ten years from the date of grant. Each granted Subsequent Option Grant shall be subject to accelerated vesting upon termination of employment for any reason other than termination by the Company with Cause or resignation without Good Reason.

•  It is clarified that the Time Based Component of a Subsequent Option Grant is separate and independent of the grant of the Performance Based Component of a Subsequent Option Grant. The Time Based Component shall be granted at each of the first, 2nd, 3rd and 4th anniversary of Closing, notwithstanding that the Chief Executive Officer may not be entitled to receive a grant of the Performance Based Component for that year.

•  Any ungranted Performance Based Component shall not expire or lapse. If the EBITDA target for any financial year is not met, then such grants shall accumulate and the CEO shall be entitled to receive a full catch up of all such previous ungranted Performance Based Components of the

Subsequent Option Grant in the first year when the EBITDA targets are met. Illustratively, if EBITDA targets for the years ending March 31, 2022 and 2023 are missed, but the EBITDA target for the year ending March 31, 2024 is achieved, then all previous EBITDA targets shall be presumed to have been met and all previously ungranted cumulative Performance Based Components shall be granted immediately at the end of the year ending March 31, 2024 and shall be subject to quarterly vesting over two years as provided above.

•  If none of the targets are met for the 5 financial years after Closing, then future grants of the Performance Based Component will be subject to meeting the EBITDA targets set by the Board.

•  In case of (i) Change of Control to which the Chief Executive Offer objects in writing, (ii) cessation of employment for death or incapacitation or (iii) termination by the Company without Cause, other than due to poor performance (which poor performance is documented with reasons and approved by the Board of Directors, acting reasonably), in each case, the entire Subsequent Options (Time Based Component and Performance Based Component) shall become granted and vested on an accelerated basis.

In case of termination for any other reason not specified above the Subsequent Options that have not yet been granted shall lapse, but the Chief Executive Officer shall be entitled to accelerated vesting of all granted options.

•  Exercise price will equal the Initial Exercise Price + 5% compounded interest per annum through the date of grant of the applicable option.

•  Without prejudice to the above, the Board shall have discretion to grant a Performance Based Component of any Subsequent Options should the Board conclude that the Chief Executive Officer’s performance was sufficiently strong despite adverse market conditions.

Other Management Team Members

•  Option to purchase Class A Shares representing 2.5% of the Fully Diluted Outstanding Beneficial Shares as of immediately following Closing, or the “Management Options,” granted immediately following the Transactions.

•  Exercise price will equal the Initial Exercise Price.

•  12.5% of the Management Options will vest in the first quarter immediately after Closing and then 12.5% of the Management Options shall vest at the end of each quarter thereafter until the entire Management Options has been so vested. The vested Management Options will not expire on cessation of employment but will have a maximum term of ten years from the date of grant. The Management Options shall be subject to accelerated vesting upon death or prolonged incapacitation, and termination of employment for any reason other than termination by the Company with Cause (as defined in the Chief Executive Officer’s employment agreement) or resignation without Good Reason (as defined in the Chief Executive Officer’s employment agreement).

•  In case of termination for any reason the Management Options that have not yet vested shall lapse, except to the extent the vesting is accelerated as provided herein. Any lapsed Management Options shall be available for grant under the Plan.

Fully Diluted Outstanding Beneficial Shares	For purposes of this term sheet, “Fully Diluted Outstanding Beneficial Shares” means, at a particular time of determination, (i) the total number of Equivalent Outstanding Economic Beneficial Shares as of Closing, plus (ii) the total number of Class A Shares issuable, as of Closing, upon exercise of (x) warrants issued as of the Closing date and exchangeable into Class A Shares and (y) options granted under incentive award plans adopted by the Company as of the Closing date (other than the Plan), whether vested or unvested that are in-the-money as of the relevant time.

Duration of Plan	The Plan will be effective for 10 years following the effective date unless terminated earlier by the Board of Directors of the Company, or the “Board.”

Shares Available	Class A Shares representing 11.5% (i.e., 5% in respect of the Initial Option, 4% in respect of the Subsequent Options and 2.5% in respect of the option for other management members) of the Fully Diluted Outstanding Beneficial Shares as of immediately following the Closing shall initially be available for grant under the Plan.

Types of Awards	The following types of awards will be available for grant under the Plan: Stock Options (which may be Incentive Stock Options or Nonqualified Stock Options); Stock Appreciation Rights, or “SARs”; Restricted Stock Awards; Restricted Stock Unit Awards; Other Stock Awards; and Performance Awards; provided that the Administrator will take into account the tax consequences to the Company and the relevant participant of the type of award to be granted to that participant in consultation with the Chief Executive Officer.

Administration of the Plan

The Board or the Remuneration Committee of the Board, or the “Administrator,” is expected to administer the Plan.

The Administrator may delegate some or all of its powers to a member of the Board, the Chief Executive Officer or other executive officer of the Company.

Share Recycling	The following Class A Shares will again be available for grant under the Plan: (i) Class A Shares subject to the expiration, termination, cancellation or forfeiture of an award; or (ii) Class A Shares not issued as a result of the settlement of an award in cash.

Repricing	The Administrator shall reduce the exercise price or base price of an option or SAR only with the approval from the Company’s Board and stockholders.

Termination of Employment	Terms relating to the exercise, vesting or cancellation of an award upon termination of employment or service will be determined at the time of grant and included in the award agreement and/or the applicable employment agreement, if any.

Plan Amendment	The Board or, subject to applicable law, the Committee may amend the Plan provided that for material amendments, prior shareholder approval is required and if the amendment is detrimental to the option holder, such amendment shall not be undertaken without the prior written approval of the relevant option holder.

Effect of a Change in Control

Except as otherwise provided above in the case of the CEO and unless otherwise provided in an applicable employment agreement, as a result of a Change in Control, the Board may provide that:

(1)   some or all outstanding options and SARs will become exercisable in full or in part, either immediately or upon a subsequent termination of employment;

(2)   the restriction period applicable to some or all outstanding Restricted Stock or Restricted Stock Unit Awards will lapse in full or in part, either immediately or upon a subsequent termination of employment;

(3)   the performance period applicable to some or all outstanding awards will lapse in full or in part or be deemed satisfied at the target, maximum or any other level;

(4)   outstanding awards will be vested to the extent determined appropriate by the Board and/or may be cashed out; and/or

(5)   outstanding awards will be assumed or substituted by the acquiring or successor entity.

The Plan will define “Change in Control” generally as:

(1)   Certain acquisitions by any person, entity or group of 50% or more of the total voting power of the Company;

(2)   A change in the composition of a majority of the Board during any 12-month period by directors whose appointment was not endorsed by the members of the incumbent Board; or

(3)   Certain sales of 50% or more of the Company’s assets.

If, upon a Change of Control, any options held by officers of the Company are not assumed by the relevant successor entity as part of the transaction, such options shall accelerate and vest immediately.

Governing Law	English law.

Schedule 2.02

Investor	# of Renew India Shares Transferred		Class A Shares	Class B Shares	Class C Shares	Class D Shares	Cash Considerati on (US$)	Implied Exchange Ratio (x)
GSW	184,709,600		21,766,529	—	105,441,472	—	242,000,000	0.8197x
CPPIB	61,608,099		41,867,691	—	—	1	92,000,000	0.8289x
ADIA	75,244,318	*	53,370,916	—	—	—	90,000,000	0.8289x
JERA	34,411,682		28,524,255	—	—	—	—	0.8289x
Founder Investors	7,479,685		—	1	—	—	62,000,000	0.8289x
RMG	not applicable		8,625,000	—	—	—	—	0.8289x
GEF	12,375,767		8,858,421	0	0	0	14,000,000	0.8289x

Total			163,012,812	1	105,441,472	1	500,000,000

*	Includes 14,756,514 Renew India equity shares from the conversion of 16,318,729 CCPS.

Schedule 7.03

List of Major Shareholders of Renew Power Private Limited (including Sumant

Sinha and his entities) (Ordinary Shares on Non-diluted basis)

Part A

Name of the shareholder	Company Ordinary Stock as of the date of this Agreement
GS Wyvern Holdings Limited	184,709,600
Canada Pension Plan Investment Board	61,608,099
JERA Power RN B.V.	34,411,682
Abu Dhabi Investment Authority	60,487,804
Wisemore Advisory Private Limited	17,407,651
GEF SACEF India	12,375,767
Cognisa Investments	8,882,053
Sumant Sinha	100

Total	379,882,756

Schedule 7.03

Part B

In accordance with the terms of a pledge agreement dated January 15, 2021, Wisemore and Cognisa Investment have created a Lien (by way of pledge) over 26,289,704 of the Company Ordinary Stock in order to secure the issue of 4,900 redeemable, listed, rated, zero coupon, non-convertible debentures of a nominal value of Rs. 1,000,000 each, aggregating to not more than Rs. 4,900,000,000, by Wisemore Advisory Private Limited pursuant to a debenture trust deed dated January 6, 2021 entered into between Wisemore Advisory Private Limited and Axis Trustee Services Limited as the debenture trustee. The said debenture trust deed and pledge agreement also relate to the voting and transfer of the Company Ordinary Stock held by Wisemore Advisory Private Limited and M/s. Cognisa Investment.

There are two pending proceedings under the Indian Income-tax Act, 1961 against Sumant Sinha for demand of Rs. 62,27,340 and Rs. 2,97,360..

Schedule 9.12

RENEW POWER GLOBAL LIMITED

2021 Stock Entitlement Program, or “Plan,”

Effective Date	The Plan will become effective upon approval at a general meeting of the Company’s stockholders.

Vesting Period and Strike Price

•  Vesting periods and the applicable strike price for the PubCo Stock Entitlement shall be determined in accordance with the table set out in Annexure A:

•  The Board shall also have discretion to accelerate vesting of the PubCo Stock Entitlement in case of termination of employment on account death or permanent disability.

Duration of Plan	The Plan will be effective for a period of upto 10 years following the effective date unless terminated earlier by the Board of Directors of the Company, or the “Board.”

Shares Available	12,024,437 Class A Shares.

Types of Awards	The following types of awards will be available for grant under the Plan: Stock Options (which may be Incentive Stock Options or Nonqualified Stock Options); Stock Appreciation Rights, or “SARs”; Restricted Stock Awards; Restricted Stock Unit Awards; Other Stock Awards; and Performance Awards.

Administration of the Plan

The Board or the Remuneration Committee of the Board, or the “Administrator,” is expected to administer the Plan.

The Administrator may delegate some or all of its powers to a member of the Board, the Chief Executive Officer or other executive officer of the Company.

Repricing	The Administrator shall reduce the exercise price or base price of PubCo Stock Entitlement only with the approval from the Company’s Board and stockholders.

Termination of Employment	Terms relating to the exercise, vesting or cancellation of an award upon termination of employment or service will be determined at the time of grant and included in the award agreement and/or the applicable employment agreement, if any.

Plan Amendment	The Board or, subject to applicable law, the Committee may amend the Plan provided that for material amendments, prior shareholder approval is required and if the amendment is detrimental to the option holder, such amendment shall not be undertaken without the prior written approval of the relevant option holder.

Effect of a Change in Control

As a result of a Change in Control, the Board may provide that:

(1)   some or all outstanding PubCo Stock Entitlement will become exercisable in full or in part, either immediately or upon a subsequent termination of employment;

(2)   the restriction period applicable to some or all outstanding PubCo Stock Entitlement will lapse in full or in part, either immediately or upon a subsequent termination of employment;

(3)   the performance period applicable to some or all outstanding awards will lapse in full or in part or be deemed satisfied at the target, maximum or any other level;

(4)   outstanding awards will be cashed out; and/or

(5)   outstanding awards will be assumed or substituted by the acquiring or successor entity.

The Plan will define “Change in Control” generally as:

(1)   Certain acquisitions by any person, entity or group of 50% or more of the total voting power of the Company;

(2)   A change in the composition of a majority of the Board during any 12-month period by directors whose appointment was not endorsed by the members of the incumbent Board; or

(3)   Certain sales of 50% or more of the Company’s assets.

If, upon a Change of Control, any PubCo Stock Entitlement held by officers of the Company are not assumed by the relevant successor entity as part of the transaction, such PubCo Stock Entitlement shall accelerate and vest immediately.

Governing Law	English law.

Annexure A1

Strike Price($)	No. of Company Stock Options	No. of Company Options with immediate Vesting	No of Unvested Company Stock Options	PubCo Entitlement (assuming a swap ratio of 0.8289)	Vesting Conditions
1.33	9,60,546	9,60,546	—	7,96,197	Immediate vesting
1.75	7,88,809	7,88,809	—	6,53,844	Immediate vesting
2.73	9,93,440	9,89,840	3,600	8,23,463	Quarterly vesting over time period that shall be set out
4.53	93,08,000	34,70,075	58,37,925	77,15,402	Cliff Vesting - Quarterly vesting of an identified number of options over identified time period with identified bullet at end of the time period
5.33	14,00,000	3,75,000	10,25,000	11,60,460	Quarterly vesting over time period
5.33	3,00,000	—	3,00,000	2,48,670	Cliff Vesting - Quarterly vesting of an identified number of options over identified time period with identified bullet at end of the time period
5.53	6,10,700	1,72,123	4,38,578	5,06,210	Cliff Vesting - Quarterly vesting of an identified number of options over identified time period with identified bullet at end of the time period
5.60	1,10,000	—	1,10,000	91,179	Cliff Vesting - Quarterly vesting of an identified number of options over identified time period with identified bullet at end of the time period
10.00[2]	35,000	35,000	—	29,012	Immediate vesting

Total	1,45,06,495	67,91,393	77,15,103	1,20,24,437

[1]

Note: The PubCo Stock Entitlement vested and unvested options have been set forth as if the transaction is consumated on the date of execution of the Agreement and shall be updated to reflect the PubCo Stock Entitlement that would immediately vest at Closing and the balance towards unvested

[2]	Note: The PubCo Stock Entitlement at strike price of $10 shall be issued as per the terms of Section 8.09(d) of the Agreement as adjusted for any additional shares held by such holders at Closing

Schedule 10.12(a)

List of Renew stockholders that shall have entered into the Registration Rights, Coordination and Put Option Agreement at Closing

•	GS Wyvern Holdings Limited

•	Canada Pension Plan Investment Board

•	Green Rock B 2014 Limited

•	JERA Power RN B.V.

•	GEF SACEF India

•	Sumant Sinha

•	Wisemore Advisory Private Limited

•	Cognisa Investment

Schedule 10.12(b)

List of Company Stockholders that shall have entered into the PubCo Shareholders Agreement

•	GS Wyvern Holdings Limited

•	Canada Pension Plan Investment Board

•	GEF SACEF India

•	Green Rock B 2014 Limited

•	JERA Power RN B.V.

•	Sumant Sinha

•	Wisemore Advisory Private Limited

•	Cognisa Investment

Annex B

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger, or the “Plan of Merger,” is made on [insert date] between RMG Acquisition Corporation II, or the “Surviving Company,” and ReNew Power Global Merger Sub, or the “Merging Company.”

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised), or the “Statute,” and this Plan of Merger has been authorised by the sole shareholder of the Merging Company pursuant to section 233(6) of the Statute.

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute and this Plan of Merger has been authorised by the shareholders of the Surviving Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Surviving Company.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company, or the “Merger.”

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement dated as of [insert date] and made between, among others, the Surviving Company and the Merging Company, or the “Merger Agreement,” a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2	The surviving company (as defined in the Statute) is the Surviving Company.

3	The registered office of:

3.1	the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands; and

3.2	the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4	Immediately prior to the Effective Date (as defined below):

4.1

the share capital of the Surviving Company will be $55,500 divided into 500,000,000 Class A ordinary shares of a par value of $0.0001 each, 50,000,000 Class B ordinary shares of a par value of $0.0001 each and 5,000,000 preference shares of a par value of $0.0001 each

4.2	the share capital of the Merging Company will be US$50,000 divided into 500,000,000 shares of a par value of $0.0001 each.

5

The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute, or the “Effective Date.”

6

The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Merger Agreement in the form annexed at Annexure 1 hereto.

7

The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

8

The Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto on the Effective Date.

9	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.[1]

10	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger. [2]

11	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger. [3]

12	The names and addresses of each director of the surviving company (as defined in the Statute) are:

12.1	[Insert name of Director] of [Insert personal address of Director];

12.2	[Insert name of Director] of [Insert personal address of Director]; and

12.3	[repeat for all Directors of the surviving company (i.e. the merged entity)].

13	This Plan of Merger has been approved by:

13.1	the board of directors of the Surviving Company pursuant to section 233(3) of the Statute; and

13.2	the sole director of the Merging Company pursuant to section 233(3) of the Statute.

14	This Plan of Merger has been authorised by:

14.1	the shareholders of the Surviving Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Surviving Company; and

14.2	the sole shareholder of the Merging Company pursuant to section 233(6) of the Statute.

15	At any time prior to the Effective Date, this Plan of Merger may be:

15.1	terminated by the board of directors of either the Surviving Company or the Merging Company;

15.2	amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)

effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

16	This Plan of Merger may be executed in counterparts.

[1]	Maples and Calder assumes this to be to the case.
[2]	Maples and Calder assumes this to be to the case.
[3]	Maples and Calder assumes this to be to the case.

17	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

(The remainder of this page is intentionally left blank – signature page follows)

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)

RMG Acquisition Corporation II	)

By:	)	Name:

	)	Title: Director

SIGNED by	)

ReNew Power Global Merger Sub	)

By:	)	Name: Philip Kassin

	)	Title: Director

Annexure 1

Business Combination Agreement

Annexure 2

Amended and Restated Memorandum and Articles of Association of the Surviving Company

Annex C

CONFIDENTIAL

EXECUTION VERSION

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement,” is entered into this        day of February, 2021, by and among ReNew Energy Global Limited, a private limited company by shares incorporated under the laws of England and Wales, or the “Issuer,” RMG Acquisition Corporation II, a Cayman Islands exempted company, or “RMG II,” and the undersigned, or “Subscriber” or “you.” Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Business Combination Agreement (as defined below and as in effect on the date hereof).

WHEREAS, this Subscription Agreement is being entered into in connection with the Business Combination Agreement, dated as of February        , 2021 (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement,” among the Issuer, RMG II, ReNew Power Private Limited, a company with limited liability incorporated under the laws of India, or the “Company,” and other parties named therein, on the terms and subject to the conditions set forth therein (the transactions contemplated by the Business Combination Agreement, the “Transactions”;

WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase                ordinary shares with a nominal value of $0.01 per share in the Issuer, or the “Issuer Shares,” set forth on the signature page hereto, or the “Shares,” for a purchase price of $        per share, for the aggregate purchase price set forth on Subscriber’s signature page hereto, or the “Purchase Price,” and the Issuer desires to issue and sell to Subscriber the Shares in consideration of the payment of the Purchase Price therefor by or on behalf of Subscriber to the Issuer, all on the terms and conditions set forth herein; and

WHEREAS, certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended, or the “Securities Act”) or institutional “accredited investors” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) (each, an “Other Subscriber,” have, severally and not jointly, entered into separate subscription agreements with the Issuer, or the “Other Subscription Agreements,” pursuant to which such Other Subscribers have agreed to purchase Issuer Shares on the Closing Date at the same per share purchase price as the Subscriber, and the aggregate amount of securities to be sold by the Issuer pursuant to this Subscription Agreement and the Other Subscription Agreements equals, as of the date hereof,                shares of Issuer Shares.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.

Subscription. Subject to the terms and conditions hereof, at the Closing, Subscriber hereby agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Shares (such subscription and issuance, the “Subscription.”

2.	Representations, Warranties and Agreements.

2.1

Subscriber’s Representations, Warranties and Agreements. To induce the Issuer to issue the Shares to Subscriber, Subscriber hereby represents and warrants to the Issuer, RMG II and the Placement Agents (as defined below) and acknowledges and agrees with the Issuer and RMG II as follows:

a)

Subscriber has been duly formed or incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

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b)

This Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber. Assuming that this Subscription Agreement constitutes the valid and binding agreement of the Issuer and RMG II, this Subscription Agreement is the valid and binding obligation of Subscriber and is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

c)

The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the Subscriber’s ability to enter into and timely perform its obligations under this Subscription Agreement (a “Subscriber Material Adverse Effect,” (ii) result in any violation of the provisions of the organizational documents of Subscriber or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Subscriber Material Adverse Effect.

d)

Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) satisfying the applicable requirements set forth on Schedule I, (ii) if resident in a member state of the European Economic Area, is a “qualified investor” within the meaning of Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, or the “EU Prospectus Regulation,” (iii) if resident in the United Kingdom, is a “qualified investor” within the meaning of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, or the “UK Prospectus Regulation,” (iv) is acquiring the Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” or an institutional “accredited investor” and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account and (v) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule I following the signature page hereto) and is not a party to or bound by a binding commitment to sell or otherwise dispose of the Shares. Subscriber acknowledges that the offering meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J).

e)

Subscriber understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, or any “offer of securities to the public” within the meaning of the EU Prospectus Regulation or the UK Prospectus Regulation, and that the Shares have not been registered under the Securities Act. Subscriber understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the

CONFIDENTIAL

registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book entries representing the Shares shall contain a legend to such effect. Subscriber acknowledges that the Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber understands and agrees that the Shares will be subject to the foregoing transfer restrictions and, as a result, Subscriber may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.

f)

Subscriber understands and agrees that Subscriber is purchasing the Shares directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants or agreements made to Subscriber by the Issuer, RMG II, the Company or any of their respective affiliates, officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in this Subscription Agreement, and Subscriber is not relying on any representations, warranties or covenants other than those expressly set forth in this Subscription Agreement.

g)

Subscriber represents and warrants that its acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” Section 4975 of the Internal Revenue Code of 1986, as amended, or the “Code,” or any applicable similar law.

h)

In making its decision to purchase the Shares, Subscriber represents that it has relied solely upon independent investigation made by Subscriber and each of the Issuer’s and RMG II’s representations, warranties and agreements in Section 2.2 hereof. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by anyone other than the Issuer and RMG II concerning the Issuer or RMG II or the Shares or the offer and sale of the Shares. Subscriber acknowledges and agrees that Subscriber has received access to and has had an adequate opportunity to review, such financial and other information as Subscriber deems necessary in order to make an investment decision with respect to the Shares, including with respect to the Issuer, RMG II, the Company and the Transactions and made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to the Subscriber’s investment in the Shares. Subscriber acknowledges that it has reviewed the documents made available to the Subscriber by RMG II and the Company. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. Subscriber acknowledges that each of BofA Securities, Inc., or “BofA,” and Morgan Stanley & Co. LLC, or “Morgan Stanley,” or the “Placement Agents”, each a “Placement Agent,” and each of their respective directors, officers, employees, representatives and controlling persons have not prepared any disclosure or offering document in connection with the offer and sale of the Shares and have made no independent investigation with respect to the Issuer, RMG II, the Company or the Shares or the accuracy, completeness or adequacy of any information supplied to the Subscriber by the Issuer, RMG II or the Company. The Subscriber acknowledges that it has not relied on any statements or other information provided by the Placement Agents, or any affiliate of a Placement Agent, with respect to its decision to invest in the Shares, including information related to the Issuer, RMG II, the Company, the Shares and the offer and sale of the Shares. Subscriber further acknowledges that the information provided to Subscriber is preliminary and subject to change.

i)

Subscriber became aware of this offering of the Shares solely by means of direct contact from either the Placement Agents, the Issuer or RMG II as a result of a pre-existing substantive relationship (as

CONFIDENTIAL

interpreted in guidance from the Securities and Exchange Commission, or the “Commission,” under the Securities Act) with the Issuer, RMG II or their representatives, and the Shares were offered to Subscriber solely by direct contact between Subscriber and the Placement Agents, the Issuer or RMG II. Subscriber did not become aware of this offering of the Shares, nor were the Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Placement Agents have not acted as its financial advisor or fiduciary. Subscriber acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

j)

Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares. Subscriber is able to fend for itself in the transactions contemplated herein. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber understands and acknowledges that (A) it (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Shares and (B) the purchase and sale of the Shares hereunder meets the institutional customer exemption under FINRA Rule 2111(b).

k)

Subscriber represents and acknowledges that Subscriber, alone, or together with any professional advisor(s), has analyzed and considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.

l)

Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of an investment in the Shares.

m)

Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, each of which is administered by the U.S. Treasury Department’s Office of Foreign Assets Control, or “OFAC,” or any other Executive Order issued by the President of the United States and administered by OFAC (collectively, “OFAC Lists,” (ii) owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law; provided, that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), or the “BSA,” as amended by the USA PATRIOT Act of 2001, or the “PATRIOT Act,” and its implementing regulations (collectively, the “BSA/PATRIOT Act,” that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance

CONFIDENTIAL

with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC Lists. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Shares were legally derived.

n)

If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan,” subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that neither Issuer, nor any of its respective affiliates, or the “Transaction Parties,” has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Shares.

o)

Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by such Subscriber with the Commission with respect to the beneficial ownership of RMG II’s ordinary shares prior to the date hereof, Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” or any successor provision) that beneficially owns more than five percent of RMG II’s Class A ordinary shares and that is acting for the purpose of acquiring, holding or disposing of equity securities of RMG II (within the meaning of Rule 13d-5(b)(1) under the Exchange Act); provided, that Subscriber shall not be considered to be acting as a member of a “group” with its affiliates for purposes of this provision.

p)

No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Issuer as a result of the purchase and sale of Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Issuer from and after the Closing as a result of the purchase and sale of Shares hereunder.

q)

On each date the Purchase Price would be required to be funded to the Issuer pursuant to Section 3.1, Subscriber will have sufficient immediately available funds to pay the Purchase Price pursuant to Section 3.1.

r)

Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, RMG II, the Company, the Placement Agents, any of their affiliates or any of its or their respective control persons, officers, directors or employees), other than the SEC Documents (as defined below) and the representations and warranties of the Issuer and RMG II expressly set forth in this Subscription Agreement, in making its investment or decision to invest in the Issuer. Subscriber agrees that none of (i) any Other Subscriber pursuant to this Subscription Agreement or any other agreement related to the private placement of shares of the Issuer’s capital stock (including the controlling persons, officers, directors, partners, agents or employees of any such Other Subscriber) or (ii) the Placement Agents, their affiliates or any of their or their respective affiliates’ control persons, officers, directors, partners, agents or employees shall be liable to any Other Subscriber pursuant to this Subscription Agreement or

CONFIDENTIAL

any other agreement related to the private placement of shares of the Issuer’s capital stock for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares hereunder.

s)

Subscriber acknowledges and is aware that BofA is acting as financial advisor to RMG II in connection with the Transactions. Subscriber further acknowledges and is aware that Morgan Stanley is acting as financial advisor to the Company in connection with the Transactions.

t)	Subscriber has no binding arrangement in place to sell, transfer or otherwise dispose of any of the Shares.

2.2

Issuer’s Representations, Warranties and Agreements. To induce Subscriber to purchase the Shares, the Issuer hereby represents and warrants to Subscriber and the Placement Agents and agrees with Subscriber as follows:

a)

The Issuer is a private limited company by shares duly incorporated, validly existing and in good standing under the laws of England and Wales. The Issuer has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

b)

At Closing, subject to the receipt of the Purchase Price in accordance with the terms of this Subscription Agreement and registration with the Issuer’s transfer agent, or the “Transfer Agent,” the Shares will be validly issued and allotted and fully paid, free and clear of any liens or other restrictions (other than those arising under applicable securities laws) and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s articles of association (as in effect at such time of issuance) or under the UK Companies Act 2006 (as amended).

c)

This Subscription Agreement has been duly authorized, executed and delivered by the Issuer and, assuming that this Subscription Agreement constitutes the valid and binding obligation of Subscriber and RMG II, is the valid and binding obligation of the Issuer and is enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

d)

The execution, delivery and performance of this Subscription Agreement (including compliance by the Issuer with all of the provisions hereof), issuance and sale of the Shares and the consummation of the certain other transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer or the Company pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer or the Company is a party or by which the Issuer or the Company is bound or to which any of the property or assets of the Issuer or the Company is subject, which would reasonably be expected to have a material adverse effect on the ability of the Issuer to enter into and timely perform its obligations under this Subscription Agreement (an “Issuer Material Adverse Effect,” (ii) result in any violation of the provisions of the organizational documents of the Issuer or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or the Company or any of their respective properties that would reasonably be expected to have an Issuer Material Adverse Effect.

e)

As of the date of this Subscription Agreement, the authorized capital stock of the Issuer consists of 1 fully paid ordinary share with nominal value of $0.01, and such share is duly authorized and validly issued, and is not subject to preemptive rights or encumbrances. As of the date of this Subscription Agreement, and immediately prior to Closing, except as set forth above and pursuant to the Other

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Subscription Agreements, the Business Combination Agreement and the transactions contemplated thereby, there are no outstanding (1) shares, equity interests or voting securities of the Issuer, (2) securities of the Issuer convertible into or exchangeable for shares or other equity interests or voting securities of the Issuer, or (3) options, warrants or other rights (including preemptive rights) or agreements, arrangements or commitments of any character, whether or not contingent, of the Issuer to acquire from any individual, entity or other person, and no obligation of the Issuer to issue, any shares or other equity interests or voting securities of the Issuer (collectively, the “Equity Interests,” or securities convertible into or exchangeable or exercisable for Equity Interests. As of the date of this Subscription Agreement, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Issuer is a party or by which it is bound relating to the voting of any securities of the Issuer, other than as contemplated by the Business Combination Agreement and the transactions contemplated thereby.

f)

Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 2.1 of this Subscription Agreement, in connection with the offer, sale and delivery of the Shares in the manner contemplated by this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by the Issuer to Subscriber. The Shares (i) were not offered by any form of general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

g)

The Issuer has provided Subscriber an opportunity to ask questions regarding the Issuer and made available to Subscriber all the information reasonably available to the Issuer that Subscriber has reasonably requested to make an investment decision with respect to the Shares.

h)

Neither the Issuer, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any Issuer security or solicited any offers to buy any security under circumstances that would adversely affect reliance by the Issuer on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance of the Shares under the Securities Act.

i)

Neither the Issuer, the Company nor RMG II has entered into any subscription agreement, side letter or similar agreement with any Other Subscriber or any other investor or potential investor in connection with such Other Subscriber’s or investor’s or potential investor’s direct or indirect investment in the Issuer, the Company or RMG II other than the Business Combination Agreement and the Other Subscription Agreements. The Other Subscription Agreements reflect the same Purchase Price as this Subscription Agreement and do not include terms or conditions that are more advantageous to any other investor compared to the Subscriber, other than with respect to certain settlement arrangements owing to regulatory constraints, and have not been amended in any material respect following the date of this Subscription Agreement.

j)

Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, an Issuer Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Issuer, threatened against the Issuer or the Company, or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Issuer or the Company.

k)

Neither the Issuer, nor to its knowledge, the Company, has received any written communication from a governmental authority that alleges that the Issuer or the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not be reasonably expected to have, individually or in the aggregate, an Issuer Material Adverse Effect.

l)	The Issuer is not required to obtain any material consent, waiver, authorization or order of, give any

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notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the issuance of the Shares pursuant to this Subscription Agreement, other than (i) filings with the Commission, (ii) filings required by applicable state or federal securities laws, (iii) the filings required in accordance with Section 6.20 of this Subscription Agreement; (iv) those required by the Nasdaq Stock Market LLC, or “Nasdaq,” and (v) those required to consummate the Transactions as provided under the Business Combination Agreement.

m)

Upon consummation of the Transactions, the Issuer Shares will be registered pursuant to Section 12(b) of the Exchange Act and will be listed for trading on the Nasdaq, and the Shares will be approved for listing on Nasdaq, subject to official notice of issuance.

n)

Upon consummation of the Transaction and except for the equity securities of the Company that will remain held by existing shareholders as set out in the Business Combination Agreement, the Issuer will own all of the remaining equity securities of the Company, which will represent the majority of the common shares of the Company.

o)

Neither the Issuer nor any person acting on its behalf is under any obligation to pay any broker’s fee or finder’s fee or commission in connection with the sale of the Shares other than to the Placement Agents (as defined below).

p)

Issuer acknowledges and agrees that, notwithstanding anything herein to the contrary, the Shares may be pledged by Subscriber in connection with a bona fide margin agreement, which shall not be deemed to be a transfer, sale or assignment of the Shares hereunder, and Subscriber effecting a pledge of Shares shall not be required to provide Issuer with any notice thereof or otherwise make any delivery to Issuer pursuant to this Subscription Agreement. Issuer hereby agrees to execute and deliver such documentation as a pledgee of the Shares may reasonably request in connection with a pledge of the Shares to such pledgee by Subscriber.

q)

The Issuer is not, and immediately after receipt of payment for the Shares of the Issuer will not be, subject to registration as an “investment company” under the Investment Company Act of 1940, as amended.

2.3

RMG II’s Representations, Warranties and Agreements. To induce Subscriber to purchase the Shares, RMG II hereby represents and warrants to Subscriber and the Placement Agents and agrees with Subscriber as follows:

a)

RMG II is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). RMG II has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

b)

This Subscription Agreement has been duly authorized, executed and delivered by RMG II and, assuming that this Subscription Agreement constitutes the valid and binding obligation of Subscriber, is the valid and binding obligation of RMG II and is enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

c)

The execution, delivery and performance of this Subscription Agreement (including compliance by RMG II with all of the provisions hereof), issuance and sale of the Shares and the consummation of the certain other transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of RMG II pursuant to the terms

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of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer is a party or by which RMG II is bound or to which any of the property or assets of RMG II is subject, which would reasonably be expected to have a material adverse effect on the ability of RMG II to enter into and timely perform its obligations under this Subscription Agreement (an “RMG II Material Adverse Effect,” (ii) result in any violation of the provisions of the organizational documents of RMG II or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over RMG II or any of its properties that would reasonably be expected to have an RMG II Material Adverse Effect.

d)

As of the date of this Subscription Agreement, the authorized capital shares of RMG II as of the date of this Subscription Agreement and as of immediately prior to the Closing consists of (i) 500,000,000 shares of Class A ordinary shares, par value $0.0001 per share, or “Class A Shares”; (ii) 50,000,000 shares of Class B ordinary shares, par value $0.0001 per share, or “Class B Shares”; and (iii) 5,000,000 shares of preferred stock, par value $0.0001 per share, or “Preferred Shares.” As of the date hereof: (i) no Preferred Shares are issued and outstanding; (ii) 34,500,000 Class A Shares are issued and outstanding; (iii) 8,625,000 Class B Shares are issued and outstanding; and (iv) 18,526,807 warrants, each exercisable to purchase one Existing Class A Share at $11.50 per share, or the “Warrants,” are outstanding. As of the date of this Subscription Agreement, and immediately prior to Closing, there are no outstanding (1) shares, equity interests or voting securities of RMG II, (2) securities of RMG II convertible into or exchangeable for shares or other equity interests or voting securities of RMG II, or (3) options, warrants or other rights (including preemptive rights) or agreements, arrangements or commitments of any character, whether or not contingent, of RMG II to acquire from any individual, entity or other person, and no obligation of RMG II to issue, any shares or other equity interests or voting securities of RMG II (collectively, the “RMG Equity Interests,” or securities convertible into or exchangeable or exercisable for RMG Equity Interests. As of the date of this Subscription Agreement, RMG II has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which RMG II a party or by which it is bound relating to the voting of any securities of RMG II, other than (A) as set forth in the SEC Documents and (B) as contemplated by the Business Combination Agreement.

e)

RMG II has made available to Subscriber (including via the Commission’s EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by RMG II with the Commission prior to the date of this Subscription Agreement, or the “SEC Documents,” which SEC Documents, as of their respective filing dates, complied in all material respects with the requirements of the Exchange Act applicable to the SEC Documents and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Documents. None of the SEC Documents filed under the Exchange Act, contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that RMG II makes no such representation or warranty with respect to the proxy statement of RMG II to be filed in connection with the approval of the Business Combination Agreement by the shareholders of RMG II, or the “Proxy Statement,” or any other information relating to the Company or any of its affiliates included in any SEC Document or filed as an exhibit thereto. RMG II has timely filed each SEC Document that RMG II was required to file with the Commission since its inception and through the date hereof. There are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents.

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f)

Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 2.1 of this Subscription Agreement, in connection with the offer, sale and delivery of the Shares in the manner contemplated by this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by the Issuer to Subscriber. RMG II (i) did not offer the Shares by any form of general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act and (ii) is not offering the Shares in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

g)

Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a RMG Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of RMG II, threatened against RMG II or the Company, or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against RMG II or the Company.

h)

Neither RMG II, nor to its knowledge, the Company, has received any written communication from a governmental authority that alleges that RMG II or the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not be reasonably expected to have, individually or in the aggregate, a RMG Material Adverse Effect.

i)

RMG II is not required to obtain any material consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Issuer of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) filings with the Commission, (ii) filings required by applicable state or federal securities laws, (iii) the filings required in accordance with Section 6.20 of this Subscription Agreement; (iv) those required by the Nasdaq, and (v) those required to consummate the Transactions as provided under the Business Combination Agreement.

j)

Neither RMG II nor any person acting on its behalf is under any obligation to pay any broker’s fee or finder’s fee or commission in connection with the sale of the Shares other than to the Placement Agents.

3.	Settlement Date and Delivery.

3.1

Closing. The closing of the Subscription contemplated hereby, or the “Closing,” shall occur on the date of, or the “Closing Date,” and immediately prior to, the consummation of the Merger. Upon written notice from (or on behalf of) the Issuer to Subscriber, or the “Closing Notice,” at least five (5) Business Days prior to the date, or the “Expected Date,” that the Issuer reasonably expects all conditions to the closing of the Transactions to be satisfied, Subscriber shall deliver to the Issuer, at least two (2) Business Days prior to the Closing Date, the Purchase Price for the Shares, by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice. At the Closing, upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 3, the Issuer shall deliver to Subscriber the Shares in book entry form, in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, and shall provide evidence of the issuance of the Shares as of the Closing Date from the Transfer Agent. In the event the Closing does not occur within three (3) Business Days of the Expected Date, the Issuer will return the Purchase Price to the Subscriber within one (1) Business Day thereafter in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled.

3.2

Conditions to Closing of the Issuer. The Issuer’s obligations to sell and issue the Shares at the Closing are subject to the fulfillment or (to the extent permitted by applicable law) written waiver, on or prior to the Closing Date, of each of the following conditions:

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a)

Representations and Warranties Correct. The representations and warranties made by Subscriber in Section 2.1 hereof shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects) and shall be true and correct in all material respects on and as of the Closing Date and, with respect to the representations and warranties set forth in Section 2.1(t), through the end of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects), with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Transactions.

b)	Closing of the Transactions. The Transactions set forth in the Business Combination Agreement shall have been or will be consummated substantially concurrently with the Closing.

c)

Legality. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, statute, rule or regulation enjoining or prohibiting the consummation of the Subscription.

d)

Regulatory. If required by applicable governmental authorities (including, but not limited to, financial services or banking authorities), rules, regulations, orders, policies or procedures, Subscriber shall have been found suitable by such authorities.

e)

Performance and Compliance under Subscription Agreement. Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Issuer to consummate the closing of the Transactions.

3.3

Conditions to Closing of Subscriber. Subscriber’s obligation to subscribe for and purchase the Shares at the Closing is subject to the fulfillment or (to the extent permitted by applicable law) written waiver, on or prior to the Closing Date, of each of the following conditions:

a)

Representations and Warranties Correct. The representations and warranties made by the Issuer in Section 2.2 hereof and RMG II in Section 2.3 hereof shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, Issuer Material Adverse Effect or RMG Material Adverse Effect, which representations and warranties shall be true and correct in all respects) on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Transactions.

b)

Closing of the Transactions. All conditions precedent to the Issuer’s, the Company’s and RMG II’s obligations to effect the Transactions set forth in the Business Combination Agreement shall have been satisfied or waived (other than those conditions that, by their nature, may only be satisfied at the consummation of the Transactions or will be satisfied by the Closing and the consummation of the transactions contemplated by the Other Subscription Agreements), and the Transactions set forth in the Business Combination Agreement shall have been or will be consummated substantially concurrently with the Closing.

c)

Legality. There shall not be in force, issued or entered any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, statute, rule or regulation enjoining or prohibiting the consummation of the Subscription.

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d)

Performance and Compliance under Subscription Agreement. The Issuer and RMG II shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Issuer and RMG II to consummate the closing of the Transactions.

e)

Listing. The Issuer Shares shall have been approved for listing on the Nasdaq Capital Market LLC, subject to notice of issuance thereof, and no suspension for the qualification of the Issuer Shares, or initiation or threatening of any proceedings for any such purpose, shall have occurred.

f)

No Business Combination Agreement Amendment. No amendment, modification or waiver of the Business Combination Agreement (as the same exists on the date of this Subscription Agreement) shall have occurred without the Subscriber’s written consent that would materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement.

g)

No Other Subscription Agreement Amendment. No amendment, modification or waiver to the Other Subscription Agreements shall have occurred that materially economically benefits the Other Subscribers unless the Subscriber has been offered substantially the same benefits.

4.	Registration Statement.

4.1

The Issuer agrees that, within thirty (30) calendar days after the consummation of the Transactions, or the “Filing Date,” the Issuer will file with the Commission (at the Issuer’s sole cost and expense) a registration statement registering the resale of the Shares and any other shares of Issuer Shares held by the Subscriber or any of its affiliates, or the “Registration Statement,” and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day (if the Commission notifies the Issuer that it will “review” the Registration Statement) following the filing thereof and (ii) the 10th Business Day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”; provided, however, that the Issuer’s obligations to include such shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Issuer such information regarding Subscriber and its affiliates, the securities of the Issuer held by Subscriber and its affiliates and the intended method of disposition of the Shares as shall be reasonably requested by the Issuer to effect the registration of the Shares, and Subscriber and such affiliates shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted pursuant to Section 4.4, provided however that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. Notwithstanding the foregoing, if the Commission prevents the Issuer from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the Commission. In such event, the number of Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission; provided, that if the Commission requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have an opportunity to withdraw from the Registration Statement. For purposes of

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clarification, any failure by the Issuer to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Issuer of its obligations to file or effect the Registration Statement as set forth above in this Section 4.

4.2

In the case of the registration effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration. At its expense the Issuer shall:

a)

except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to Subscriber, file all reports as required by the Exchange Act, provide all customary and reasonable cooperation necessary to enable Subscriber to resell the Shares pursuant to the Registration Statement, qualify the Shares for listing on the applicable stock exchange on which the Issuer Shares are then listed, to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions and update or amend the Registration Statement as necessary to include the Shares and provide customary notice to holders of the Shares, until the earlier of the following: (i) Subscriber ceases to hold any Shares, (ii) the date all Shares held by Subscriber who are not affiliates of the Issuer may be sold without restriction under Rule 144, including, without limitation, any volume and manner of sale restrictions and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (iii) three (3) years from the Effectiveness Date of the Registration Statement;

b)	advise Subscriber within three (3) Business Days:

i)	when a Registration Statement or any post-effective amendment thereto has become effective;

ii)	of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

iii)

of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

iv)

subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (i) through (iv) above may constitute material, nonpublic information regarding the Issuer;

c)	use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

d)

upon the occurrence of any event contemplated in Section 4.2(b)(iv), except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of

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the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

e)	use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the Issuer Shares are then listed;

f)	use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Shares contemplated hereby; and

g)

use its commercially reasonable efforts to file all reports and other materials required to be filed by the Exchange Act so long as the Issuer remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144 to enable the Subscriber to sell the Shares under Rule 144 for so long as the Subscriber holds Shares.

4.3

The Issuer shall use commercially reasonable efforts, if requested by the Subscriber, to (i) cause the removal of any restrictive legend set forth on the Shares and (ii) issue Shares without any such legend in certificated or book-entry form or by electronic delivery through The Depository Trust Company, at the Subscriber’s option, within three (3) Business Days of such request, provided that in each case (a) such Shares are registered for resale under the Securities Act and the Subscriber has sold or proposes to sell such Shares pursuant to such registration, (b) the Subscriber has sold or transferred, or proposes to sell or transfer, Shares pursuant to Rule 144 and (c) the Issuer, its counsel or the Transfer Agent have received customary representations and other documentation from the Subscriber that is reasonably necessary to establish that restrictive legends are no longer required as reasonably requested by the Issuer, its counsel or the Transfer Agent. With respect to clause (a), while the Registration Statement is effective, if restrictive legends are no longer required for such Shares, the Issuer shall, in accordance with the provisions of this Section 4.3 and within two (2) trading days of any request therefor from the Subscriber accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent instructions that the Transfer Agent shall make a new, unlegended entry for such book entry Shares.

4.4

Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Issuer or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Issuer’s board of directors reasonably believes, upon the advice of legal counsel (which may be in-house legal counsel), would require additional disclosure by the Issuer in the Registration Statement of material information that the Issuer has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Issuer’s board of directors, upon the advice of legal counsel (which may be in-house legal counsel), to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”; provided, however, that the Issuer may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that

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any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer unless (a) otherwise required by law or subpoena or (b) disclosed to Subscriber’s employees, agents and professional advisors who need to know such information and are obligated to keep it confidential. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

4.5

Subscriber may deliver written notice (an “Opt-Out Notice,” to the Issuer requesting that Subscriber not receive notices from the Issuer otherwise required by Section 4.4; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) the Issuer shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify the Issuer in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 4.5) and the related suspension period remains in effect, the Issuer will so notify Subscriber, within one (1) Business Day of Subscriber’s notification to the Issuer, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event promptly following its availability.

4.6

The Issuer shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless the Subscriber (to the extent a seller under, or named as a selling stockholder in, the Registration Statement), the officers, directors, partners, members, managers, employees, advisers and agents of each of them, and each person who controls the Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all out-of-pocket losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses,” based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Issuer of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 4, except to the extent, and only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding the Subscriber furnished in writing to the Issuer by the Subscriber expressly for use therein; provided, however, that the indemnification contained in this Section 4.6 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Issuer (which consent shall not be unreasonably withheld, conditioned or delayed). The Issuer shall notify the Subscriber of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 4.6 of which the Issuer is aware.

4.7

The Subscriber shall, severally and not jointly with any Other Subscriber, indemnify and hold harmless the Issuer, its directors, officers, agents and employees, and each person who controls the Issuer (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any

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untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding the Subscriber furnished in writing to the Issuer by the Subscriber expressly for use therein; provided, however, that the indemnification contained in this Section 4.7 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary herein, in no event shall the liability of the Subscriber be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Shares giving rise to such indemnification obligation. The Subscriber shall notify the Issuer promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 4.7 of which the Subscriber is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Shares by the Subscriber.

4.8

If the indemnification provided under Section 4.6 or Section 4.7 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be subject to the limitations set forth in Section 4.6 and Section 4.7 and deemed to include any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.8 from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this Section 4.8 shall be individual, not joint and several, and in no event shall the liability of Subscriber hereunder exceed the net proceeds received by Subscriber upon the sale of the shares giving rise to such indemnification obligation.

5.

Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (i) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (iii) the Issuer’s notification to Subscriber in writing that it has abandoned its plans to move forward with the Transactions, (iv) if any of the conditions to Closing set forth in Section 3.2 or Section 3.3 are not satisfied on or prior to the Closing Date and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing or (v) at the election of Subscriber, on or after the date that is 270 days after the date hereof if the Closing has not occurred on or prior to such date; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such

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breach. The Issuer shall promptly notify Subscriber of the termination of the Business Combination Agreement promptly after the termination of such agreement. Upon termination of this Subscription Agreement pursuant to this Section 5, after the delivery by the Subscriber of the Purchase Price for the Shares, the Issuer shall promptly (but not later than one (1) Business Day thereafter) return the Purchase Price to the Subscriber without any deduction for, or on account of, any tax, withholding, charges or set-off.

6.	Miscellaneous.

6.1

Further Assurances. At the Closing, the parties hereto shall make reasonable efforts to execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

a)

Subscriber acknowledges that (i) the Issuer and RMG II will rely on the acknowledgments, understandings, agreements, representations and warranties of the Subscriber contained in this Subscription Agreement and (ii) the Placement Agents will rely on the representations and warranties of the Subscriber contained in this Subscription Agreement (including, for the avoidance of doubt, the provisions of Section 2.1(r)). Prior to the Closing, Subscriber agrees to promptly notify the Issuer and RMG II if any of the acknowledgments, understandings, agreements, representations and warranties made by Subscriber set forth herein are no longer accurate in all material respects. Subscriber further acknowledges and agrees that each Placement Agent is a third-party beneficiary of the representations and warranties of the Subscriber contained in this Subscription Agreement (including, for the avoidance of doubt, the provisions of Section 2.1(r)). The Issuer acknowledges and agrees that each Placement Agent is a third-party beneficiary of the representations, warranties, acknowledgements and covenants of the Issuer contained in this Subscription Agreement.

b)

The Issuer acknowledges that the Subscriber will rely on the acknowledgements, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, each of the Issuer and RMG agrees to promptly notify the Subscriber if any of the acknowledgements, understandings, agreements, representations and warranties made by Issuer or RMG II, as applicable, set forth herein are no longer accurate in all material respects.

c)

Subscriber acknowledges and agrees that none of any other party to the Business Combination Agreement (other than the Issuer and RMG II) or any Non-Party Affiliate (as defined below), shall have any liability to Subscriber, or to any other investor, pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Issuer, RMG II, the Company, or any Non-Party Affiliate concerning the Issuer, RMG II, the Company, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of the Issuer, RMG II, the Company, or any of the Issuer’s, RMG II’s or the Company’s controlled affiliates or any family member of the foregoing.

d)	Each of the Issuer, RMG II, Subscriber and the Company is irrevocably authorized to produce this

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Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

e)

The Issuer and RMG II may request from Subscriber such additional information as the Issuer and RMG II may deem reasonably necessary to evaluate the eligibility of Subscriber to acquire the Shares, and Subscriber shall promptly provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided, that, Issuer and RMG II agrees to keep any such information provided by Subscriber confidential.

f)	Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

6.2

No Short Sales. Subscriber hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with the Subscriber, shall, directly or indirectly, engage in any hedging activities or execute any Short Sales (as defined below) with respect to the securities of RMG II prior to the Closing or the earlier termination of this Subscription Agreement in accordance with its terms. “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (a) nothing in this Section 6.2 shall prohibit other entities under common management with Subscriber, or that share an investment advisor with Subscriber, that have no knowledge of this Subscription Agreement or of Subscriber’s participation in the Subscription Agreement from entering into any Short Sales and (b) in the case of a Subscriber that is a multi-managed investment bank or vehicle whereby separate portfolio managers or desks manage separate portions of such Subscriber’s assets, this Section 6.2 shall apply only with respect to the portion of assets managed by the portfolio manager or desk that made the investment decision to purchase the Shares covered by this Subscription Agreement, or the “Investing Portfolio Manager,” and the portfolio managers or desks who have direct knowledge of the investment decisions made by the Investing Portfolio Manager.

6.3

Additional Information. RMG II and the Issuer may request from the Subscriber such additional information as is necessary for RMG II or the Issuer, as applicable, to comply with public disclosure requirements of applicable securities laws or any filing requirements pursuant to the rules of any stock exchange or the Financial Industry Regulatory Authority, and the Subscriber shall provide such information, subject to compliance with Section 6.20. The Subscriber acknowledges that RMG II or the Issuer may file a copy of the form of this Subscription Agreement with the Commission as an exhibit to a current or periodic report or a registration statement of RMG II or the Issuer, as applicable, provided that Subscriber will not be identified in such form.

6.4

Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder (a courtesy copy of any notice sent shall also be sent via email):

a)	if to Subscriber, to such address or addresses set forth on the signature page hereto;

b)	if to the Issuer, to:

ReNew Energy Global Limited

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c/o Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street

Canary Wharf

London

E14 5DS

Attention: Sumant Sinha

Email: sumant@renewpower.in

c)	if to RMG II, to:

RMG Acquisition Corp. II

50 West Street, Suite 40 C

New York, New York 10006

Attn: Philip Kassin

Email: pkassin@rmginvestments.com

with a required copy (which copy shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

40 Bank Street

Canary Wharf

London

E14 5DS

Attention: Scott V. Simpson; Lorenzo Corte

Email: scott.simpson@skadden.com; lorenzo.corte@skadden.com

d)	if to the Company, to:

ReNew Power Private Limited

138, Ansal Chamber—II

Bikaji Cama Place

New Delhi, Delhi – 110066

India

Attention: D. Muthukumaran

Email: D.MKumar@Renewpower.in

With a copy (which will not constitute notice) to:

Latham & Watkins LLP

9 Raffles Place

#42-02 Republic Plaza

Singapore 048619

Singapore

Attention: Rajiv Gupta

Email: rajiv.gupta@lw.com

6.5

Entire Agreement. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter entered into relating to the subject matter hereof.

6.6

Modifications and Amendments. This Subscription Agreement may not be amended, modified, supplemented or waived (i) except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought and (ii) without the prior written consent of the Issuer. In no instance shall any amendment, modification or waiver to the

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Subscription Agreement have occurred that materially economically benefits the Other Subscriber unless the Subscriber has been offered substantially the same benefits.

6.7

Assignment. Neither this Subscription Agreement nor any rights, interests or obligations that may accrue to the parties hereunder (including Subscriber’s rights to purchase the Shares) may be transferred or assigned without the prior written consent of each of the other parties hereto (other than the Shares acquired hereunder, if any, and then only in accordance with this Subscription Agreement), other than an assignment to any controlled affiliate of the Subscriber or any fund or account managed by the same investment manager as the Subscriber or a controlled affiliate thereof, subject to, if such transfer or assignment is prior to the Closing, such transferee or assignee, as applicable, executing a joinder to this Subscription Agreement or a separate subscription agreement in substantially the same form as this Subscription Agreement, including with respect to the Purchase Price and other terms and conditions; provided, however, that, in the case of any such transfer or assignment, the initial party to this Subscription Agreement shall remain bound by its obligations under this Subscription Agreement.

6.8	Benefit.

a)

Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. Except as provided for in 6.1(a), this Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and assigns.

b)

Each of the Issuer and Subscriber acknowledges and agrees that (a) this Subscription Agreement is being entered into in order to induce the Company to execute and deliver the Business Combination Agreement and without the ability to rely on the representations, warranties, covenants and agreements of the Issuer and Subscriber hereunder after Closing, the Company would not enter into the Business Combination Agreement and (b) each representation, warranty, covenant and agreement of the Issuer and Subscriber hereunder is being made also for the benefit of the Company after Closing.

6.9

Governing Law. This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

6.10

Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, provided, that if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the United States federal courts, such legal proceeding shall be heard in the United States District Court for the District of Delaware (together with the Court of Chancery of the State of Delaware, the “Chosen Courts,” in connection with any matter based upon or arising out of this Subscription Agreement. Each party hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum or (v) the venue of such legal proceeding is improper. Each party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.4 and waives and covenants not to assert or plead any objection which they

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might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 6.10, a party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

6.11

Severability. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

6.12

No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

6.13	Remedies.

a)

The parties agree that irreparable damage would occur if this Subscription Agreement was not performed or the Closing is not consummated in accordance with its specific terms or was otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 6.10, this being in addition to any other remedy to which any party is entitled at law, in equity, in contract, in tort or otherwise, including money damages. The right to specific enforcement shall include the right of the Issuer or RMG II to cause Subscriber and the right of RMG II or the Subscriber to cause the Issuer to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 6.13 is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

b)

The parties acknowledge and agree that this Section 6.13 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.

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6.14

Survival of Representations and Warranties. All representations and warranties made by the parties hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transactions and remain in full force and effect.

6.15

No Broker or Finder. Each of the Issuer, RMG II and Subscriber represents and warrants to the other parties hereto that no broker, finder or other financial consultant has acted on its behalf in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on any other party hereto.

6.16

Headings and Captions. The headings and captions of the various subdivisions of this Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

6.17

Counterparts. This Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

6.18

Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Subscription Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant. All references in this Subscription Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.

6.19

Mutual Drafting. Each provision of this Subscription Agreement has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto.

6.20	Cleansing Statement; Consent to Disclosure.

a)

RMG II shall, by no later than 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one (1) or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document,” disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements and the Transactions and any other material, nonpublic information that the Issuer or RMG II or their respective representatives has provided to the Subscriber at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, to the Issuer and RMG II’s knowledge, Subscriber shall not be in possession of any material, non-public information received from the Issuer, RMG II or any of their respective officers, directors, employees or agents relating to the transactions contemplated

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by this Subscription Agreement, and the Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with Issuer, the Company, RMG II or any of their affiliates, relating to the transactions contemplated by this Subscription Agreement.

b)

To the extent required by the federal securities laws or the Commission or any other securities authorities, any other documents or communications provided by the Issuer, RMG II or the Company to any governmental authority or to security holders of the Issuer, Subscriber hereby consents to the publication and disclosure in the Form 8-K filed by RMG II with the Commission in connection with the execution and delivery of the Business Combination Agreement and the Proxy Statement of Subscriber’s identity and beneficial ownership of the Shares and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Subscription Agreement, provided that the Issuer or RMG II shall provide Subscriber (to the extent legally permissible) with prior written notice of such disclosure permitted under this clause. Notwithstanding anything in this Subscription Agreement to the contrary, the Issuer, the Company and RMG II shall not, without the prior written consent of Subscriber, publicly disclose the name of Subscriber or any of its advisors or affiliates, or include the name of Subscriber or any of its affiliates (i) in any press release or (ii) in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except to the extent such disclosure is required by law, in which case the Issuer shall provide Subscriber with prior written notice of such disclosure permitted under this clause and shall reasonably consult with Subscriber regarding such disclosure.

6.21	[Reserved].

6.22

Trust Account Waiver. Notwithstanding anything to the contrary set forth herein, Subscriber acknowledges that it has read the Investment Management Trust Agreement, dated as of December 9, 2020, by and between RMG II and Continental Stock Transfer & Trust Company, a New York corporation, and understands that RMG II has established the trust account described therein, or the “Trust Account,” for the benefit of RMG II’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. Subscriber further acknowledges and agrees that RMG II’s sole assets consist of the cash proceeds of RMG II’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public stockholders. Accordingly, Subscriber (on behalf of itself and its affiliates) hereby waives any past, present or future claim of any kind arising out of this Subscription Agreement against, and any right to access, the Trust Account, any trustee of the Trust Account and RMG II to collect from the Trust Account any monies that may be owed to them by RMG II or any of its affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any claim of any kind arising out of this Subscription Agreement, including, without limitation, for any knowing and intentional material breach by any of the parties to this Subscription Agreement of any of its representations or warranties as set forth in this Subscription Agreement, or such party’s material breach of any of its covenants or other agreements set forth in this Subscription Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Subscription Agreement; provided, however, that nothing in this Section 6.22 shall (i) serve to limit or prohibit Subscriber’s right to pursue a claim against RMG II for legal relief against assets held outside the Trust Account (so long as such claim would not affect RMG II’s ability to fulfill its obligation to effectuate any redemption right with respect to any securities of RMG II), for specific performance or other equitable relief, (ii) serve to limit or prohibit any claims that the Subscriber may have in the future against RMG II’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) (so long as such claim would not affect RMG II’s ability to fulfill its obligation to effectuate any redemption right with respect to any securities of RMG II) or

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(iii) be deemed to limit Subscriber’s right, title, interest, or claim to the Trust Account by virtue of Subscriber’s record or beneficial ownership of securities of RMG II acquired by any means other than pursuant to this Subscription Agreement, including any redemption right with respect to any such securities of RMG II. This Section 6.22 shall survive the termination of this Subscription Agreement for any reason.

7.

Independent Obligations. The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute the Subscriber and other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscriber and other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for the Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of the Subscriber in connection with monitoring its investment in the Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

[Signature Page Follows]

CONFIDENTIAL

IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

ISSUER:

RENEW ENERGY GLOBAL LIMITED

By:
Name: Sumant Sinha
Title: Director

RMG II:

RMG ACQUISITION CORPORATION II

By:
Name: Philip Kassin
Title: President

CONFIDENTIAL

SUBSCRIBER:	Signature of Joint Subscriber, if applicable:
Signature of Subscriber:

By:	By: N/A

Name:	Name:
Title:	Title:
Date: February , 2021

Name of Subscriber:	Name of Joint Subscriber, if applicable:
N/A
(Please print. Please indicate name and capacity of person signing above)	(Please Print. Please indicate name and capacity of person signing above)

Name in which securities are to be registered(if different from the name of Subscriber listed directly above):
Email
Address:
If there are joint investors, please check one: N/A
☐ Joint Tenants with Rights of Survivorship
☐ Tenants-in-Common
☐ Community Property
Subscriber’s EIN:	Joint Subscriber’s EIN: N/A
Business Address-Street:	Mailing Address-Street (if different):
City, State,	City, State,
Zip:	Zip:
Attn:	Attn:
Telephone	Telephone
No.:	No.:
Facsimile No.:	Facsimile No.:

Aggregate Number of Shares subscribed for:

Aggregate Purchase Price: $

You must pay the Purchase Price by wire transfer of U.S. dollars in immediately available funds to the account specified by the Issuer in the Closing Notice.

CONFIDENTIAL

SCHEDULE I

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A. QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

1. ☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended, or the “Securities Act”) (a “QIB,” and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as a QIB.

2. ☐ We are subscribing for the Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B. INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

1. ☐ We are an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are institutional accredited investors) and have marked and initialed the appropriate box on the following pages indicating the provision under which we qualify as an institutional “accredited investor.”

2. ☐ We are not a natural person.

*** AND ***

C. AFFILIATE STATUS (Please check the applicable box)

SUBSCRIBER:

☐ is:

☐ is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.

This page should be completed by Subscriber

and constitutes a part of the Subscription Agreement.

CONFIDENTIAL

The Subscriber is a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act) if it is an entity that meets any one of the following categories at the time of the sale of securities to the Subscriber (Please check the applicable subparagraphs):

☐ The Subscriber is an entity that, acting for its own account or the accounts of other qualified institutional buyers, in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with the Subscriber and:

☐ is an insurance company as defined in section 2(a)(13) of the Securities Act;

☐ is an investment company registered under the Investment Company Act of 1940, as amended, or the “Investment Company Act,” or any business development company as defined in section 2(a)(48) of the Investment Company Act;

☐ is a Small Business Investment Company licensed by the US Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended, or “Small Business Investment Act”;

☐ is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees;

☐ is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended, or “ERISA”;

☐ is a trust fund whose trustee is a bank or trust company and whose participants are exclusively (a) plans established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, of (b) employee benefit plan within the meaning of Title I of the ERISA, except, in each case, trust funds that include as participants individual retirement accounts or H.R. 10 plans;

☐ is a business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended, or the “Investment Advisers Act”;

☐ is an organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the “Internal Revenue Code,” corporation (other than a bank as defined in section 3(a)(2) of the Act, a savings and loan association or other institution referenced in section 3(a)(5)(A) of the Act, or a foreign bank or savings and loan association or equivalent institution), partnership, or Massachusetts or similar business trust; or

☐ is an investment adviser registered under the Investment Advisers Act;

☐ The Subscriber is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $10 million of securities of issuers that are not affiliated with the Subscriber;

☐ The Subscriber is a dealer registered pursuant to Section 15 of the Exchange Act acting in a riskless principal transaction on behalf of a qualified institutional buyer;

CONFIDENTIAL

☐ The Subscriber is an investment company registered under the Investment Company Act, acting for its own account or for the accounts of other qualified institutional buyers, that is part of a family of investment companies1 which own in the aggregate at least $100 million in securities of issuers, other than issuers that are affiliated with Subscriber or are part of such family of investment companies;

☐ The Subscriber is an entity, all of the equity owners of which are qualified institutional buyers, acting for its own account or the accounts of other qualified institutional buyers; or

☐ The Subscriber is a bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act, or any foreign bank or savings and loan association or equivalent institution, acting for its own account or the accounts of other qualified institutional buyers, that in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with the Subscriber and that has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements, as of a date not more than 16 months preceding the date of sale of securities in the case of a US bank or savings and loan association, and not more than 18 months preceding the date of sale of securities for a foreign bank or savings and loan association or equivalent institution.

Rule 501(a) under the Securities Act, in relevant part, states that an institutional “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box(es) below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an institutional “accredited investor.”

☐ Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐ Any broker or dealer registered pursuant to section 15 of the Exchange Act;

☐ Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐ Any investment company registered under the Investment Company Act or a business development company as defined in section 2(a) (48) of the Investment Company Act;

☐ Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

[1]

“Family of investment companies” means any two or more investment companies registered under the Investment Company Act, except for a unit investment trust whose assets consist solely of shares of one or more registered investment companies, that have the same investment adviser (or, in the case of unit investment trusts, the same depositor); provided, that (a) each series of a series company (as defined in Rule 1 8f-2 under the Investment Company Act) shall be deemed to be a separate investment company and (b) investment companies shall be deemed to have the same adviser (or depositor) if their advisers (or depositors) are majority-owned subsidiaries of the same parent, or if one investment company’s adviser (or depositor) is a majority-owned subsidiary of the other investment company’s adviser (or depositor).

CONFIDENTIAL

☐ Any employee benefit plan within the meaning of Title I of the ERISA, if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐ Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act;

☐ Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000; or

☐ Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in section 230.506(b)(2)(ii) of Regulation D under the Securities Act.

Annex D

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

RMG ACQUISITION CORPORATION II

(ADOPTED BY SPECIAL RESOLUTION DATED [DATE] AND EFFECTIVE ON [DATE])

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

RMG ACQUISITION CORPORATION II

(ADOPTED BY SPECIAL RESOLUTION DATED [DATE] AND EFFECTIVE ON [DATE])

1	The name of the Company is RMG Acquisition Corporation II

2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5	The share capital of the Company is US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each.

6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

RMG ACQUISITION CORPORATION II

(ADOPTED BY SPECIAL RESOLUTION DATED [DATE] AND EFFECTIVE ON [DATE])

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these articles of association of the Company.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Company”	means the above named company.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Share”	means a share of a par value of US$0.0001 in the share capital of the Company and includes a fraction of a share in the Company.

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands.

“Subscriber”	means the subscriber to the Memorandum.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares and other Securities

3.1	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the

Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights.

3.2

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7	Transfer of Shares

7.1

Subject to Article 3.1, Shares are transferable subject to the approval of the Directors by resolution who may, in their absolute discretion, decline to register any transfer of Shares without giving any reason. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

7.2

The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1

Subject to the provisions of the Statute the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

8.2

Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1

If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1

If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Amendments of Memorandum and Articles of Association and Alteration of Capital

17.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

17.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3	Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

18	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

19	General Meetings

19.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

19.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

19.3	The Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

19.4

A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than ten per cent. in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

19.5

The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

19.6

If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

19.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20	Notice of General Meetings

20.1

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety five per cent. in par value of the Shares giving that right.

20.2

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21	Proceedings at General Meetings

21.1

No business shall be transacted at any general meeting unless a quorum is present. Two Members being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by its duly authorised representative or proxy.

21.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

21.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

21.4	If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’

requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

21.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

21.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

21.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

21.8

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

21.9

A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other Member or Members collectively present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) and holding at least ten per cent. in par value of the Shares giving a right to attend and vote at the meeting demand a poll.

21.10

Unless a poll is duly demanded and the demand is not withdrawn a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

21.11	The demand for a poll may be withdrawn.

21.12

Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

21.13

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

21.14	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a second or casting vote.

22	Votes of Members

22.1

Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or by proxy, shall have one vote and on a poll every Member present in any such manner shall have one vote for every Share of which he is the holder.

22.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

22.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

22.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

22.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

22.6

On a poll or on a show of hands votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

22.7

On a poll, a Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

23	Proxies

23.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

23.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

23.3

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

23.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

23.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

24	Corporate Members

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

26	Directors

There shall be a board of Directors consisting of not less than one person (exclusive of alternate Directors) provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors. The first Directors of the Company shall be determined in writing by, or appointed by a resolution of, the Subscriber.

27	Powers of Directors

27.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

27.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

27.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

28	Appointment and Removal of Directors

28.1	The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

28.2

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)

all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

30	Proceedings of Directors

30.1

The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director. A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum.

30.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

30.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

30.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of his appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of his appointer and in his capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

30.5

A Director or alternate Director may, or other officer of the Company on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

30.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

30.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

30.8

All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30.9

A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

31	Presumption of Assent

A Director or alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

32	Directors’ Interests

32.1

A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2

A Director or alternate Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

32.3

A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

32.4

No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realized by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

32.5

A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

33	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

34	Delegation of Directors’ Powers

34.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.3

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

34.4

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

34.5

The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

35	Alternate Directors

35.1

Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

35.2

An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of his appointor as a Director in his absence.

35.3	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

35.4	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

35.5

Subject to the provisions of the Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors

37.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal

38.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

38.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3

A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve

39.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realized or unrealized profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.

39.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account

41.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit

42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.3

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43	Notices

43.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail.

43.2

Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

43.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up

44.1

If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)	if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1

Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on December 31 in each year and, following the year of incorporation, shall begin on January 1 in each year.

47	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

Company number: 13220321

Annex E

                                          2021

COMPANIES ACT 2006

A PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

of

RENEW ENERGY GLOBAL PLC

99 Bishopsgate

London EC2M 3XF

United Kingdom

Tel: +44.20.7710.1000

www.lw.com

E-i

E-ii

1.	PRELIMINARY

1.1	Relevant model articles

The regulations in the relevant model articles shall not apply to the Company.

1.2	Definitions

In these Articles, except where the subject or context otherwise requires:

“Act” means the Companies Act 2006 including any modification or re-enactment of it for the time being in force;

“ADIA” means the Abu Dhabi Investment Authority;

“Affiliates” means, (a) in respect of the Investors (other than Platinum Cactus), any other Person that , directly or indirectly, Controls, is Controlled by or is under common Control with such Investor, through one or more intermediaries or otherwise, and (b) with respect to Platinum Cactus, any other entity or entities Controlled by ADIA and that has made or makes investments pursuant to a decision by the investment committee of ADIA acting on the basis of a proposal submitted by the Infrastructure Division of its Real Estate and Infrastructure Department; provided that the Company and each of its Subsidiaries shall not be deemed to be Affiliates of any Investor;

“Articles” means these articles of association as altered from time to time by special resolution;

“As-Converted Basis” means that, to the extent that there are any CCPS in issue at the relevant time, the calculation of equity capital and voting rights is to be made assuming that all outstanding CCPSs have been converted into ReNew India Common Shares applying the ratio of 0.90427 ReNew India Common Shares for each CCPS;

“Audit Committee” has the meaning set forth in Article 23.1(a);

“auditors” means the auditors of the Company;

“average quotation” has the meaning set forth in Article 35.7(b)(i);

“beneficial ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security;

“board” means the directors or any of them acting as the board of directors of the Company;

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in London (UK), New York (New York), Cayman Islands, Delhi (India) and Gurugram (India) are authorised or required by Law to close;

“CCPSs” means the compulsorily and fully convertible preference shares, having a par value of INR 425 per preference share, of ReNew India;

“certificated share” means a share in the capital of the Company which is held in physical certificated form and references in these Articles to a share being held in “certificated form” shall be construed accordingly;

“Class A Ordinary Shares” has the meaning set forth in Article 2.3(a);

“Class B Ordinary Share” has the meaning set forth in Article 2.3(b);

“Class C Ordinary Shares” has the meaning set forth in Article 2.3(c);

“Class D Ordinary Share” has the meaning set forth in Article 2.3(d);

“clear days” in relation to the sending of a notice means the period excluding the day on which a notice is given or deemed to be given and the day for which it is given or on which it is to take effect;

“Cognisa” means Cognisa Investment, a partnership firm, having its office at 1st Floor, Penkar House, Jaishuklal Mehta Road, Santacruz (West), Mumbai – 400 054;

“Control” with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), and “Controlling”, “Controlled by” and “under common Control” shall be construed accordingly;

“CPPIB” means Canada Pension Plan Investment Board, a Canadian crown corporation organised and validly existing under the Canada Pension Plan Investment Board Act, 1997, c.40;

“Date of Adoption” means the date on which these Articles were adopted;

“default shares” has the meaning set forth in Article 16.6;

“direction notice” has the meaning set forth in Article 16.6;

“Depositary” means any depositary, custodian or nominee that holds legal title to shares in the capital of the Company, including Cede & Co. for or on behalf of The Depository Trust Company;

“Director” means a director of the Company;

“Director Appointment Right” means, at any point in time, the right of an Investor, if any, to appoint a Nominee Director pursuant to Article 19.1 or Article 19.2, as applicable;

“Distributions” has the meaning set forth in Article 2.3(a);

“dividend” means dividend or bonus;

“Effective Economic Interest” means, with respect to an Investor at a particular time of determination, the percentage equal to (a) the number of such Investor’s Equivalent Economic Beneficial Shares as of such time, divided by (b) the number of Equivalent Outstanding Economic Beneficial Shares as of such time; provided that for purposes of determining whether such Investor has a Director Appointment Right as of such time pursuant to Article 19.1, any dilution resulting from any share issuance by the Company after the Date of Adoption (other than any share issuance in connection with the exercise of the Founder Investors’ rights pursuant to the terms of any Relevant Agreement) shall be disregarded for the purposes of calculating such Investor’s Effective Economic Interest. The Effective Economic Interest of each Investor as of the Date of Adoption is set forth opposite the name of such Investor on Schedule 1 hereto;

“elected shares” has the meaning set forth in Article 35.7(f);

“electronic general meeting” has the meaning set forth in Article 12.6;

“entitled by transmission” means, in relation to a share in the capital of the Company, entitled as a consequence of the death or bankruptcy of the holder or otherwise by operation of law;

“Equivalent Economic Beneficial Shares” means, with respect to each Investor as of a particular time of determination, an amount (rounded down to the nearest whole number) equal to (a) (i) the number of ReNew India Common Shares, if any, held as of such time by such Investor and its Affiliates on an As-Converted Basis, multiplied by (ii) 0.8289 (as proportionally adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganization or recapitalization effected with respect to the Shares or the ReNew India Common Shares after the Date of Adoption), plus (b) the number of Class A Ordinary Shares, if any, held by such Investor and its Affiliates as of such time, plus (c) the number of Class C Ordinary Shares, if any, held by such Investor and its Affiliates as of such time. The Equivalent Economic Beneficial Shares of each Investor as of the Date of Adoption is set forth opposite the name of such Investor on Schedule 1 hereto;

“Equivalent Outstanding Economic Beneficial Shares” means, as of a particular time of determination, an amount equal to (a) the aggregate of each Investor’s Equivalent Economic Beneficial Shares as of such time, plus (b) the number of issued and outstanding Class A Ordinary Shares as of such time that are held by Persons other than an Investor or any of its Affiliates, plus (c) the number of issued and outstanding Class C Ordinary Shares as of such time, if any, that are held by Persons other than an Investor or any of its Affiliates. The Equivalent Outstanding Economic Beneficial Shares of each Investor as of the Date of Adoption is set forth opposite the name of such Investor on Schedule 1 hereto;

“Equivalent Voting Beneficial Shares” means, with respect to the Founder Investors or CPPIB, as applicable, as of a particular time of determination, an amount (rounded down to the nearest whole number) equal to (a) the number of ReNew India Common Shares held as of such time by such Investor and its Affiliates on an As-Converted Basis, multiplied by (b) 0.8289 (as proportionally adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganization or recapitalization effected with respect to the Shares or the ReNew India Common Shares after the Date of Adoption). The Equivalent Voting Beneficial Shares of each of the Founder Investors and CPPIB as of the Date of Adoption is set forth opposite the name of such Investor on Schedule 1 hereto;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time;

“Finance and Operations Committee” has the meaning set forth in Article 23.1(d);

“Founder” means Mr. Sumant Sinha, a citizen of India;

“Founder Director” has the meaning set forth in Article 19.1(a).

“Founder Investors” mean the Founder, Wisemore and Cognisa;

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal;

“Group” means the Company and its Subsidiaries;

“GSW” means GS Wyvern Holdings Limited, a company organised under the laws of Mauritius, having its principal office at c/o Intercontinental Trust Ltd., Level 3, Alexander House, 35 Cybercity, Ebene, Mauritius and each of its respective Affiliates holding shares (or Identified Rights in respect of shares) in the Company and/or ReNew India;

“holder” in relation to a share in the capital of the Company means the member whose name is entered in the register as the holder of that share;

“Identified Member” has the meaning set forth in Article 1.3(h);

“Identified Rights” has the meaning set forth in Article 1.3(h);

“Independent Director” means an individual serving on the board of directors of a company who is “independent” as determined in accordance with the rules and regulations of the NASDAQ and the SEC;

“Investor Nominee Director” has the meaning set forth in Article 19.1;

“Investors” means the Founder Investors, RMG, GSW, CPPIB, Platinum Cactus and JERA;

“JERA” means JERA Power RN B.V., a company organized under the laws of the Netherlands having its registered office at De entree 250, 1101EE Amsterdam;

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, judgment, decree, writ, governmental approval, directive, requirement, other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, including the rules of any stock exchange;

“member” means a member of the Company;

“member default shares” has the meaning set forth in Article 15.1(c);

“NASDAQ” means the NASDAQ Stock Market of NASDAQ, Inc;

“Necessary Action” means, with respect to any person and a specified result, all actions (to the extent such actions are not prohibited by applicable Law or these Articles, within such person’s control and do not conflict with any rights expressly granted to such person in these Articles) reasonably necessary and desirable within its control to cause such result, including (to the extent within such person’s control) (i) calling special meetings of the board, any committee of the board and the shareholders of the Company, (ii) causing the board or any committee of the board to adopt relevant resolutions (subject to any applicable fiduciary duties), (iii) voting or providing a proxy with respect to Shares or other securities of the Company generally entitled to vote in the election of directors of the Company beneficially owned by such person, (iv) causing the adoption of shareholders’ resolutions and amendments to these Articles, including executing written consents in lieu of meetings, (v) executing agreements and instruments, (vi) causing members of the board (to the extent such members were elected, nominated or designated by the person obligated to undertake such action) to act (subject to any applicable fiduciary duties) in a certain manner or causing them to be removed in the event they do not act in such a manner and (vii) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result;

“Necessary Committees” has the meaning set forth in Article 23.1;

“new share” has the meaning set forth in Article 35.7(b);

“Nomination Committee” has the meaning set forth in Article 23.1(c);

“Nominee Director” means each of the Investor Nominee Directors and the RMG Nominee Director;

“Nominee Observer” has the meaning set forth in Article 19.3;

“Non-Founder Nominee Director” means each of the Nominee Directors other than the Founder Director;

“office” means the registered office of the Company;

“paid” means paid or credited as paid;

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organisation, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof;

“Platinum Cactus” means Platinum Hawk C 2019 RSC Limited, having its registered office at Level 26, Al Khatem Tower, Abu Dhabi Global Market, Al Maryah Island, Abu Dhabi, United Arab Emirates, in its capacity as trustee of Platinum Cactus A 2019 Trust, a trust established under the laws of Abu Dhabi Global Market by deed of settlement dated 28 March 2019 between ADIA and Platinum Hawk C 2019 RSC Limited;

“register” means the register of members of the Company;

“Relevant Agreement” means any registration rights agreement or other shareholder, voting or similar agreement(s) entered into on or about the Date of Adoption to which amongst others the Company, the Investors and certain holders of Shares, as applicable, are a party relating to the business and affairs of the Company;

“relevant period” has the meaning set forth in Article 41.1(a);

“Remuneration Committee” has the meaning set forth in Article 23.1(b);

“ReNew India” means Renew Power Private Limited, a private limited company incorporated under the laws of India;

“ReNew India Common Shares” means the equity shares in the issued, subscribed and paid-up share capital of ReNew India having a par value of INR 10 each;

“ReNew India Distributions” has the meaning set forth in Article 2.3(b);

“Resolution” has the meaning set forth in Article 35.6;

“RMG” means RMG Sponsor II, LLC, a limited liability company incorporated under the laws of Delaware;

“RMG Nominee Director” has the meaning set forth in Article 19.2;

“seal” means the common seal of the Company and includes any official seal kept by the Company by virtue of section 49 or 50 of the Act;

“SEC” means the U.S. Securities and Exchange Commission;

“Second Anniversary Date” means the date that is two (2) years following the Date of Adoption;

“secretary” means the secretary of the Company and includes a joint, assistant, deputy or temporary secretary and any other person appointed to perform the duties of the secretary;

“section 793 notice” has the meaning set forth in Article 16.6;

“Shares” means the Class A Ordinary Shares, the Class B Ordinary Share, the Class C Ordinary Shares and the Class D Ordinary Share;

“Significant Investor” means an Investor that, together with its or his Affiliates, holds an Effective Economic Interest equal to or greater than ten per cent. (10%);

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or any combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or any combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall (a) be allocated a majority of limited liability company, partnership, association or other business entity gains or losses, or (b) Control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity;

“Transfer” (including its correlative meaning, “Transferee”) means, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security;

“uncertificated share” means a share in the capital of the Company which is not held in physical certificated form and references in these Articles to a share being held in “uncertificated form” shall be construed accordingly;

“United Kingdom” or “UK” means Great Britain and Northern Ireland;

“U.S.” means United States of America;

“Voting Shares” means the Class A Ordinary Shares, the Class B Ordinary Share and the Class D Ordinary Share; and

“Wisemore” means Wisemore Advisory Private Limited, a company incorporated under the provisions of the Companies Act, 2013 and having its registered office at 1017 B, Aralias, DLF Golf Course Road, Gurgaon – 122009.

1.3	Construction

(a)

References to a document or information being “sent”, “supplied” or “given” to or by a person mean such document or information, or a copy of such document or information, being sent, supplied, given, delivered, issued or made available to or by, or served on or by, or deposited with or by that person by any method authorised by these Articles, and “sending”, “supplying” and “giving” shall be construed accordingly.

(b)

References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and “written” shall be construed accordingly.

(c)	Words denoting the singular number include the plural number and vice versa; words denoting the masculine gender include the feminine gender; and words denoting persons include corporations.

(d)

Words or expressions contained in these Articles which are not defined in Article 1.2 but are defined in the Act have the same meaning as in the Act (but excluding any modification of the Act not in force at the date these Articles took effect) unless inconsistent with the subject or context.

(e)

Subject to the preceding two paragraphs, references to any provision of any enactment or of any subordinate legislation (as defined by section 21(1) of the Interpretation Act 1978) include any modification or re-enactment of that provision for the time being in force.

(f)	Headings and marginal notes are inserted for convenience only and do not affect the construction of these Articles.

(g)	In these Articles a reference to a depository receipt shall include a reference to: (i) a custodial receipt; and (ii) similar rights, entitlements or certificates.

(h)

For the purposes of these Articles, where any Shares are held by the Depository Trust Company or any person who operates a clearing system or issues depositary receipts (or their nominees) and/or a nominee, custodian or trustee for any Person, that Person shall (unless the context requires otherwise) be treated as the holder of those Shares and references to Shares being “held by” a Person, to a Person “holding” Shares or to a Person who “holds” any such Shares, or equivalent formulations, shall be construed accordingly. Without limitation to the foregoing, in addition to shares held by an Investor or its Affiliates directly, a share or an Equivalent Economic Beneficial Share will be deemed to be held by (and the same applies where analogous expressions are used) an Investor or its Affiliates:

(i)	if such Investor or Affiliate holds depository receipts (or other securities, entitlements or certificates) in respect of or representing such share; or

(ii)	if:

(1)	such Investor or its Affiliate has or holds the Identified Rights in respect of such share; and

(2)	such share is registered in the name of or held by any Identified Member.

For these purposes:

(A)

an Investor or its Affiliate shall have or hold the “Identified Rights” in respect of any share if it directly or indirectly (including through one or more intermediaries): (x) controls or exercises, or is able to exercise or direct the exercise of, the voting rights in respect of such share; and/or (y) has the rights to, is otherwise entitled to, or receives, the economic benefits in respect of such share, in each case subject to customary exceptions (including Law, tax or similar and rights of intermediaries); and

(B)

an “Identified Member” shall mean: (x) Cede & Co. for or on behalf of The Depository Trust Company, a nominee or custodian for or on behalf of a securities depository or clearing or settlement system or, in each case, any successor of or replacement to any of them; or (y) any other direct or indirect nominee, custodian, depositary, financial services intermediary, broker dealer or similar, and for the purpose of these Articles, where ((i)) or ((ii)) above applies, rights under these Articles conferred on or exercisable by an Investor or its Affiliate or otherwise attached to shares in respect of which an Investor or its Affiliate holds depository receipts (or other securities, entitlements or certificates) or has the Identified Rights shall be exercisable, at the nomination of such Investor or Affiliate by: (x) such Investor or Affiliate; or (y) the registered holder of the shares in respect of which such Investor or Affiliate holds depository receipts (or other securities, entitlements or certificates) or has the Identified Rights (on the basis that references to such Investor or Affiliate shall be deemed to include such registered holder).

(i)

In these Articles, (a) powers of delegation shall not be restrictively construed but the widest interpretation shall be given to them; (b) the word “board” in the context of the exercise of any power contained in these Articles includes any committee consisting of one or more directors, any director, any other officer of the Company and any local or divisional board, manager or agent of the Company to which or, as the case may be, to whom the power in question has been delegated; (c) no power of delegation shall be limited by the existence or, except where expressly provided by the terms of delegation, the exercise of that or any other power of delegation; and (d) except where expressly provided by the terms of delegation, the delegation of a power shall not exclude the concurrent exercise of that power by any other body or person who is for the time being authorised to exercise it under these Articles or under another delegation of the power.

2.	SHARE CAPITAL AND LIMITED LIABILITY

2.1	Limited liability

The liability of the members is limited to the amount, if any, unpaid on the shares held by them.

2.2	Shares with special rights

Subject to the provisions of the Act and without prejudice to any rights attached to any existing shares or class of shares, any share may be issued with such rights or restrictions as the Company may by ordinary resolution determine or, if no such resolution is in effect or so far as the resolution does not make specific provision, as the board shall determine subject to the provisions of the Act and without prejudice to any rights attaching to any shares or class of shares (including as set out in Article 2.3).

2.3	Classes of shares

Subject to Article 2.2, the Company may issue the following shares in the capital of the Company with rights attaching to them and denominated, in each case, as follows:

(a)	Class A Ordinary Shares: Class A ordinary shares (the “Class A Ordinary Shares”) shall be denominated in US Dollars with a nominal value of US$0.0001 each. Class A

Ordinary Shares shall be issued with voting rights attached to them and each Class A Ordinary Share shall have one vote on a poll. The holders of Class A Ordinary Shares shall, in respect of the Class A Ordinary Shares held by them, be entitled to receive notice of, attend and speak at and vote at, general meetings of the Company. Each holder of Class A Ordinary Shares shall be entitled to receive distributions, whether in the form of dividends under Article 35, return of capital on a winding up or any other means (the “Distributions”) in proportion to the number of Class A Ordinary Shares held by them and pro rata with all other Shares in the capital of the Company which are entitled to Distributions (so that all such Shares which are entitled to receive such Distributions receive the same amount per Share, subject to any differences in such amount as a result of rights to receive Distributions attaching to the Class B Ordinary Share and the Class D Ordinary Share as set out in Articles 2.3(b) and (d) respectively). Class A Ordinary Shares may not be issued as redeemable shares. Class A Ordinary Shares may be admitted and listed for trading on the NASDAQ or any other securities exchange in the U.S. or elsewhere. For the avoidance of doubt, in this Article 2.3(a), all references to a holder of Class A Ordinary Shares are references to such person only in its capacity as the holder of such shares.

(b)

Class B Ordinary Share: the Class B ordinary share (the “Class B Ordinary Share”) shall be denominated in US Dollars with a nominal value of US$0.0001. The Class B Ordinary Share shall be issued with voting rights attached to it and the Class B Ordinary Share shall entitle the holder of such share to a number of voting rights from time to time equal to the Equivalent Voting Beneficial Shares held by the Founder Investors (and their Affiliates) as of the relevant time. The holder of the Class B Ordinary Share shall, in respect of the Class B Ordinary Share held by them, be entitled to receive notice of, attend and speak at and vote at, general meetings of the Company. Without prejudice to the rights of all other ordinary shares in the capital of the Company, the holder of the Class B Ordinary Share shall have no right to receive any Distributions except as set out in this Article 2.3(b). The holder of the Class B Ordinary Share shall be entitled to participate in Distributions of the Company only during the period from the Date of Adoption until the date that is three (3) years following the Date of Adoption on the basis that such holder is deemed to hold for the purposes of Distributions only, at the time of any Distribution, such number of Class A Ordinary Shares as is equal to the number of ReNew India Common Shares held by such holder and its Affiliates at the time of such Distribution multiplied by 0.8289 (as proportionately adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganisation or recapitalisation effected with respect to the Shares or the ReNew India Common Shares after the Date of Adoption) and shall receive the relevant amount of such Distribution. If the holder of the Class B Ordinary Share or any of its Affiliates participate in any Distribution made by ReNew India in its or their capacity as a holder of ReNew India Common Shares (“ReNew India Distributions”), the amount of future Distributions made by the Company to the holder of the Class B Ordinary Share shall be reduced, in aggregate, by such amount as equals the amount of any ReNew India Distributions made to such holder. For the avoidance of doubt, over such three (3) year period no more and no less in Distributions and ReNew India Distributions shall be received in the aggregate by the holder of the Class B Ordinary Share than the amount of the Distributions that would have been made to such holder by the Company had such holder held, at the time of each Distribution, the number of Class A Ordinary Shares as is equal to the number of ReNew India Common Shares held by such holder and its Affiliates at the time of such Distribution multiplied by 0.8289 (as proportionately adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganisation or recapitalisation effected with respect to the Shares or the ReNew

India Common Shares after the Date of Adoption), and any differences shall be adjusted on an annual basis to the extent possible (and if not, the required adjustments shall be made to Distributions following the three (3) year period). Nothing in this Article 2.3(b) shall reduce or limit the amount of Distributions that the holder of the Class B Ordinary Share is entitled to in its capacity as a holder of Class A Ordinary Shares. The Class B Ordinary Share may be issued as a redeemable share at the option of the board. The Company may in its sole discretion redeem and cancel the Class B Ordinary Share for par value at any time after the Founder Investors and their respective Affiliates cease to hold any ReNew India Common Shares. The Class B Ordinary Share may not be admitted and listed for trading on the NASDAQ or any other securities exchange in the U.S. or elsewhere. For the avoidance of doubt, in this Article 2.3(b), all references to the holder of the Class B Ordinary Share are references to such person only in its capacity as such.

(c)

Class C Ordinary Shares: Class C ordinary shares (the “Class C Ordinary Shares”) shall be denominated in US Dollars with a nominal value of US$0.0001 each. Class C Ordinary Shares shall not be issued with (and shall not otherwise carry) voting rights attached to them and may not be re-designated as Voting Shares except as provided in Article 8.3. The holders of Class C Ordinary Shares shall, in respect of the Class C Ordinary Shares held by them, be entitled to receive notice of, attend and speak at, general meetings of the Company, but shall not be entitled to vote at general meetings of the Company. Each holder of Class C Ordinary Shares shall be entitled to receive Distributions in proportion to the number of Class C Ordinary Shares held by them and pro rata with all other Shares in the capital of the Company which are entitled to Distributions (so that all such Shares which are entitled to receive such Distributions receive the same amount per Share, subject to any differences in such amount as a result of rights to receive Distributions attaching to the Class B Ordinary Share and the Class D Ordinary Share as set out in Articles 2.3(b) and (d) respectively). Class C Ordinary Shares may not be issued as redeemable shares. Class C Ordinary Shares may not be admitted and listed for trading on the NASDAQ or any other securities exchange in the U.S. or elsewhere. For the avoidance of doubt, in this Article 2.3(c), all references to a holder of Class C Ordinary Shares are references to such person only in its capacity as the holder of such shares.

(d)

Class D Ordinary Share: the Class D ordinary share (the “Class D Ordinary Share”) shall be denominated in US Dollars with a nominal value of US$0.0001. The Class D Ordinary Share shall be issued with voting rights attached to it and the Class D Ordinary Share shall entitle the holder of such share to a number of voting rights from time to time equal to the Equivalent Voting Beneficial Shares held by CPPIB (and its Affiliates) as of the relevant time. The holder of the Class D Ordinary Share shall, in respect of the Class D Ordinary Share held by them, be entitled to receive notice of, attend and speak at and vote at, general meetings of the Company. Without prejudice to the rights of all other ordinary shares in the capital of the Company, the holder of the Class D Ordinary Share shall have no right to receive any Distributions except as set out in this Article 2.3(d). The holder of the Class D Ordinary Share shall be entitled to participate in Distributions of the Company only during the period from the Date of Adoption until the date that is three (3) years following the Date of Adoption on the basis that such holder is deemed to hold for the purposes of Distributions only, at the time of any Distribution, such number of Class A Ordinary Shares as is equal to the number of ReNew India Common Shares held by such holder and its Affiliates at the time of such Distribution multiplied by 0.8289 (as proportionately adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganisation or recapitalisation effected with respect to the Shares or the ReNew India Common Shares after the Date of Adoption) and shall receive the relevant amount of such Distribution. If the holder of the Class D Ordinary Share or any of its Affiliates participate in any ReNew

India Distributions, the amount of future Distributions made by the Company to the holder of the Class D Ordinary Share shall be reduced, in aggregate, by such amount as equals the amount of any ReNew India Distributions made to such holder. For the avoidance of doubt, over such three (3) year period no more and no less in Distributions and ReNew India Distributions shall be received in the aggregate by the holder of the Class D Ordinary Share than the amount of the Distributions that would have been made to such holder by the Company had such holder held, at the time of each Distribution, the number of Class A Ordinary Shares as is equal to the number of ReNew India Common Shares held by such holder and its Affiliates at the time of such Distribution multiplied by 0.8289 (as proportionately adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganisation or recapitalisation effected with respect to the Shares or the ReNew India Common Shares after the Date of Adoption), and any differences shall be adjusted on an annual basis to the extent possible (and if not, the required adjustments shall be made to Distributions following the three (3) year period). Nothing in this Article 2.3(d) shall reduce or limit the amount of Distributions that the holder of the Class D Ordinary Share is entitled to in its capacity as a holder of Class A Ordinary Shares. The holder of the Class D Ordinary Share shall cease to have any voting rights or rights to Distributions immediately upon the transfer to the Company of all of the ReNew India Common Shares held by such holder in exchange for Class A Ordinary Shares, and following such transfer, the Company shall redeem and cancel the Class D Ordinary Share for nominal value. The Class D Ordinary Share may be issued as a redeemable share at the option of the board and will be so issued. The Class D Ordinary Share may not be admitted and listed for trading on the NASDAQ or any other securities exchange in the U.S.. For the avoidance of doubt, in this Article 2.3(d), all references to the holder of the Class D Ordinary Share are references to such person only in its capacity as such.

No amendment shall be made to the above rights attached to the Shares without express consent or sanction in accordance with Article 3.1 from the holder or holders of the class or classes of Shares the rights of which are proposed to be amended.

2.4	Uncertificated shares

The board may permit the holding of shares in any class of shares in uncertificated form.

2.5	Not separate class of shares

Shares in the capital of the Company that fall within a certain class shall not form a separate class of shares from other shares in that class because any share in that class is held in uncertificated form.

2.6	Exercise of Company’s entitlements in respect of uncertificated share

Where the Company is entitled under any provision of the Act or these Articles to sell, transfer or otherwise dispose of, forfeit, re-allot, accept the surrender of, or otherwise enforce a lien over, a share held in uncertificated form, the Company shall be entitled, subject to the provisions of the Act and these Articles:

(a)

to require the holder of that uncertificated share by notice to change that share into certificated form within the period specified in the notice and to hold that share in certificated form so long as required by the Company; and

(b)

to take any action that the board considers appropriate to achieve the sale, transfer, disposal, forfeiture, re-allotment or surrender of that share, or otherwise to enforce a lien in respect of that share.

2.7	Section 551 authority to allot shares

The board has general and unconditional authority to exercise all the powers of the Company to allot shares in the Company or to grant rights to subscribe for or to convert any security into shares in the Company up to an aggregate nominal amount equal to the section 551 amount, for each prescribed period.

2.8	Section 561 disapplication

The board is empowered for each prescribed period to allot equity securities for cash pursuant to the authority conferred by Article 2.7 as if section 561 of the Act did not apply to any such allotment, provided that its power shall be limited to the allotment of equity securities up to an aggregate nominal amount equal to the section 561 amount.

This Article 2.8 also applies to a sale of shares which is an allotment of equity securities by virtue of section 560(3) of the Act (i.e. a sale of shares held by the Company as treasury shares) as if in this Article 2.8 the words “pursuant to the authority conferred by Article 2.7” were omitted.

2.9	Allotment after expiry

Before expiry of the prescribed period, the Company may make an offer or agreement which would or might require shares to be allotted, or rights to subscribe for or convert any security into shares to be granted, after the prescribed period has expired. The board may allot shares, or grant rights to subscribe for or convert any security into shares, in pursuance of that offer or agreement as if the authority or power pursuant to which that offer or agreement was made had not expired.

2.10	Definitions

In this Article 2.10 and Articles 2.7, 2.8 and 2.9:

prescribed period means any period for which the authority conferred by Article 2.7 is given by ordinary or special resolution stating the section 551 amount and/or the power conferred by Article 2.8 is given by special resolution stating the section 561 amount;

section 551 amount means, for any prescribed period, the amount stated as such in the relevant ordinary or special resolution; and

section 561 amount means, for any prescribed period, the amount stated as such in the relevant special resolution.

2.11	Allotment powers – section 551 authority

The Directors shall be generally and unconditionally authorised pursuant to section 551 of the Act to:

(a)	allot shares in the Company, and to grant rights to subscribe for or to convert any security into shares in the Company, up to:

(i)

[ ● ] shares in respect of Class A Ordinary Shares for a period expiring (unless previously renewed, varied or revoked by the Company in general meeting) on the date which is five years from the Date of Adoption;

(ii)

one (1) share in respect of Class B Ordinary Shares for a period expiring (unless previously renewed, varied or revoked by the Company in general meeting) on the date which is five years from the Date of Adoption;

(iii)

[ ● ] shares in respect of Class C Ordinary Shares for a period expiring (unless previously renewed, varied or revoked by the Company in general meeting) on the date which is five years from the Date of Adoption; and

(iv)

one (1) share in respect of Class D Ordinary Shares for a period expiring (unless previously renewed, varied or revoked by the Company in general meeting) on the date which is five years from the Date of Adoption.

(b)

save that in each case, the Company may, before expiry of the authority described in this Article 2.11, make an offer or agreement which would or might require shares to be allotted, or rights to subscribe for or convert any security into shares to be granted, after expiry of the authority described in this Article 2.11 and the Directors may allot shares and grant rights in pursuance of that offer or agreement as if this authority had not expired.

2.12	Allotment Powers – section 561 authority[1]

The Directors shall be generally empowered pursuant to section 570 and section 573 of the Act to allot equity securities (as defined in the Act) for cash, pursuant to the authorities conferred by Article 2.11 of these Articles as if section 561(1) of the Act did not apply to the allotment. This power:

(a)

expires (unless previously renewed, varied or revoked by the Company in general meeting) on the date which is five years from the Date of Adoption, save that in each case, the Company may, before expiry of this power, make an offer or agreement which would or might require equity securities to be allotted after expiry of this power and the Directors may allot equity securities in pursuance of that offer or agreement as if this power had not expired; and

(b)	shall be limited to the allotment of equity securities up to:

(i)	[ ● ] shares in respect of Class A Ordinary Shares;

(ii)	one (1) share in respect of Class B Ordinary Shares;

(iii)	[ ● ] shares in respect of Class C Ordinary Shares; and

(iv)	one (1) share in respect of Class D Ordinary Shares.

This Article 2.12 also applies to a sale of shares which is an allotment of equity securities by virtue of section 560(3) of the Act (i.e. a sale of shares held by the Company as treasury shares) as if in the first paragraph of this Article 2.12 the words “pursuant to the authorities conferred by Article 2.11” were omitted.

2.13	Founder Investors’ exchange rights

The Founder Investors have the right, exercisable in accordance with and subject to the provisions of the Relevant Agreements, to require the Company to issue and register up to such number of Class A Ordinary Shares as may be necessary or required to effect or facilitate the transactions contemplated by or the exercise of the Founder’s rights pursuant to any Relevant Agreements.

At any time prior to the date that is five (5) years following the Date of Adoption, each Founder Investor shall have the right to deliver a notice (the “Relevant Notice”) to the Company requiring the Company, at any time subject to applicable Law, as such Founder Investor may determine, to issue Class A Ordinary Shares to such Founder Investor and/or its Affiliates or nominees in exchange for the transfer to the Company of all right, title and interest in ReNew India Common Shares held by such Founder Investor or its Affiliates, free and clear of all liens, at the exchange ratio of 0.8289 (as proportionally adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganization or recapitalization effected with respect to the Shares or the ReNew India Common Shares after the Date of Adoption) Class A Ordinary Shares per ReNew India Common Share.

Upon receipt of the Relevant Notice, the Company shall issue and register up to such number of Class A Ordinary Shares to the Founder Investors as may be necessary or required to effect or facilitate the

[1]	Note to Draft: number of shares to be allotted to be confirmed by the Banks.

Founder Investors’ rights under the Relevant Agreements. The Company and the Investors shall undertake all Necessary Actions for the purposes of this Article 2.13 to increase the Company’s share capital to effect and facilitate such issuance and shall register such Class A Ordinary Shares pursuant to and in accordance with the Relevant Agreements.

2.14	Residual allotment powers

Subject to the provisions of the Act relating to authority to allot shares and the disapplication of pre-emption rights or otherwise and of any resolution of the Company in a general meeting passed pursuant to those provisions, and, in the case of redeemable shares, the provisions of Article 2.15:

(a)	all shares for the time being in the capital of the Company shall be at the disposal of the board; and

(b)

the board may reclassify, allot (with or without conferring a right of renunciation), grant options over, or otherwise dispose of them to such persons on such terms and conditions and at such times as it thinks fit.

2.15	Redeemable shares

Subject to the provisions of the Act, and without prejudice to any rights attached to any existing shares or class of shares, shares may be issued which are to be redeemed or are to be liable to be redeemed at the option of the Company or the holder. The board may determine the terms, conditions and manner of redemption of shares provided that it does so before the shares are allotted.

2.16	Commissions

The Company may exercise all powers of paying commissions or brokerage conferred or permitted by the Act. Subject to the provisions of the Act, any such commission or brokerage may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one way and partly in the other.

2.17	Trusts not recognised

Except as required by law, the Company shall recognise no person as holding any share on any trust and (except as otherwise provided by these Articles or by law) the Company shall not be bound by or recognise any interest in any share (or in any fractional part of a share) except the holder’s absolute right to the entirety of the share (or fractional part of the share).

3.	VARIATION OF RIGHTS

3.1	Method of varying rights

Subject to the provisions of the Act, the rights attached to any class of shares may (unless otherwise provided by the terms of allotment of the shares of that class) be varied or abrogated, whether or not the Company is being wound up, either:

(a)

with the written consent of the holders of three-quarters in nominal value of the issued shares of the class, which consent shall be in hard copy form or in electronic form sent to such address (if any) for the time being specified by or on behalf of the Company for that purpose, or in default of such specification to the office, and may consist of several documents, each executed or authenticated in such manner as the board may approve by or on behalf of one or more holders, or a combination of both; or

(b)	with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of the class,

but not otherwise.

3.2	When rights deemed to be varied

For the purposes of Article 3.1, unless otherwise expressly provided by the rights attached to any share or class of shares, those rights shall be deemed to be varied by:

(a)	the reduction of the capital paid up on that share or class of shares otherwise than by a purchase or redemption by the Company of its own shares; and

(b)

the allotment of another share ranking in priority for payment of a dividend or in respect of capital or which confers on its holder voting rights more favourable than those conferred by that share or class of shares, but shall not be deemed to be varied by the creation or issue of another share ranking equally with, or subsequent to, that share or class of shares or by the purchase or redemption by the Company of its own shares.

4.	SHARE CERTIFICATES

4.1	Members’ rights to certificates

Every member, on becoming the holder of a share shall be entitled, without payment, to one certificate for all the shares of each class held by them (and, on transferring a part of their holding of shares of any class, to a certificate for the balance of their holding of shares). They may elect to receive one or more additional certificates for any of their shares if they pay a reasonable sum determined from time to time by the board for every certificate after the first. Every certificate shall:

(a)	be executed under the seal or otherwise in accordance with Article 33.1 or in such other manner as the board may approve; and

(b)	specify the number, class and distinguishing numbers (if any) of the shares to which it relates and the amount or respective amounts paid up on the shares.

The Company shall not be bound to issue more than one certificate for shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them. Shares of different classes may not be included in the same certificate.

4.2	Replacement certificates

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and payment of any exceptional out-of-pocket expenses reasonably incurred by the Company in investigating evidence and preparing the requisite form of indemnity as the board may determine but otherwise free of charge, and (in the case of defacement or wearing out) on delivery up of the old certificate.

5.	LIEN

5.1	Company to have lien on shares

The Company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys payable to the Company (whether presently or not) in respect of that share. The board may at any time (generally or in a particular case) waive any lien or declare any share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a share shall extend to any amount (including without limitation dividends) payable in respect of it.

5.2	Enforcement of lien by sale

The Company may sell, in such manner as the board determines, any share on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within 14 clear days after notice has been sent to the holder of the share, or to the person entitled to it by transmission, demanding payment and stating that if the notice is not complied with the share may be sold.

5.3	Giving effect to sale

To give effect to that sale, the board may authorise any person to execute an instrument of transfer in respect of the share sold to, or in accordance with the directions of, the buyer. If the share is an uncertificated share, the board may exercise any of the powers of the Company under Article 2.6 to effect the sale of the share. The buyer shall not be bound to see to the application of the purchase money and their title to the share shall not be affected by any irregularity in or invalidity of the proceedings in relation to the sale.

5.4	Application of proceeds

The net proceeds of the sale, after payment of the costs, shall be applied in or towards payment or satisfaction of so much of the sum in respect of which the lien exists as is presently payable. Any residue shall (if the share sold is a certificated share, on surrender to the Company for cancellation of the certificate in respect of the share sold and, whether the share sold is a certificated share or an uncertificated share, subject to a like lien for any moneys not presently payable as existed on the share before the sale) be paid to the person entitled to the share at the date of the sale.

6.	CALLS ON SHARES

6.1	Power to make calls

Subject to the terms of allotment, the board may from time to time make calls on the members in respect of any moneys unpaid on their shares (whether in respect of nominal value or premium). Each member shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made) pay to the Company the amount called on their shares as required by the notice. A call may be required to be paid by instalments. A call may be revoked in whole or part and the time fixed for payment of a call may be postponed in whole or part as the board may determine. A person on whom a call is made shall remain liable for calls made on them even if the shares in respect of which the call was made are subsequently transferred.

6.2	Time when call made

A call shall be deemed to have been made at the time when the resolution of the board authorising the call was passed.

6.3	Liability of joint holders

The joint holders of a share shall be jointly and severally liable to pay all calls in respect of it.

6.4	Interest payable

If a call or any instalment of a call remains unpaid in whole or in part after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid. Interest shall be paid at the rate fixed by the terms of allotment of the share or in the notice of the call or, if no rate is fixed, the rate determined by the board, not exceeding fifteen per cent. (15%) per annum, or, if higher, the appropriate rate (as defined in the Act), but the board may in respect of any individual member waive payment of such interest wholly or in part.

6.5	Deemed calls

An amount payable in respect of a share on allotment or at any fixed date, whether in respect of nominal value or premium or as an instalment of a call, shall be deemed to be a call duly made and notified and payable on the date so fixed or in accordance with the terms of the allotment. If it is not paid the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call duly made and notified.

6.6	Differentiation on calls

Subject to the terms of allotment, the board may make arrangements on the issue of shares for a difference between the allottees or holders in the amounts and times of payment of calls on their shares.

6.7	Payment of calls in advance

The board may, if it thinks fit, receive from any member all or any part of the moneys uncalled and unpaid on any share held by them. Such payment in advance of calls shall extinguish the liability on the share in respect of which it is made to the extent of the payment. The Company may pay on all or any of the moneys so advanced (until they would but for such advance become presently payable) interest at such rate agreed between the board and the member not exceeding (unless the Company by ordinary resolution otherwise directs) fifteen per cent. (15%) per annum or, if higher, the appropriate rate (as defined in the Act).

7.	FORFEITURE AND SURRENDER

7.1	Notice requiring payment of call

If a call or any instalment of a call remains unpaid in whole or in part after it has become due and payable, the board may give the person from whom it is due not less than 14 clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any costs, charges and expenses incurred by the Company by reason of such non-payment. The notice shall name the place where payment is to be made and shall state that if the notice is not complied with the shares in respect of which the call was made will be liable to be forfeited.

7.2	Forfeiture for non-compliance

If that notice is not complied with, any share in respect of which it was sent may, at any time before the payment required by the notice has been made, be forfeited by a resolution of the board. The forfeiture shall include all dividends or other moneys payable in respect of the forfeited share which have not been paid before the forfeiture. When a share has been forfeited, notice of the forfeiture shall be sent to the person who was the holder of the share before the forfeiture. An entry shall be made promptly in the register opposite the entry of the share showing that notice has been sent, that the share has been forfeited and the date of forfeiture. No forfeiture shall be invalidated by the omission or neglect to send that notice or to make those entries.

7.3	Sale of forfeited shares

Subject to the provisions of the Act, a forfeited share shall be deemed to belong to the Company and may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the board determines, either to the person who was the holder before the forfeiture or to any other person. At any time before sale, re-allotment or other disposal, the forfeiture may be cancelled on such terms as the board thinks fit. Where for the purposes of its disposal a forfeited share is to be transferred to any person, the board may authorise any person to execute an instrument of transfer of the share to that person. Where for the purposes of its disposal a forfeited share held in uncertificated form is to be transferred to any person, the board may exercise any of the powers of the Company under Article 2.6. The Company may receive the consideration given for the share on its disposal and may register the transferee as holder of the share.

7.4	Liability following forfeiture

A person shall cease to be a member in respect of any share which has been forfeited and shall, if the share is held in certificated form, surrender the certificate for any forfeited share to the Company for cancellation. The person shall remain liable to the Company for all moneys which at the date of forfeiture were presently payable by them to the Company in respect of that share with interest on that amount at the rate at which interest was payable on those moneys before the forfeiture or, if no interest was so payable, at the rate determined by the board, not exceeding fifteen per cent. (15%) per annum or, if higher, the appropriate rate (as defined in the Act), from the date of forfeiture until payment. The board may waive payment wholly or in part or enforce payment without any allowance for the value of the share at the time of forfeiture or for any consideration received on its disposal.

7.5	Surrender

The board may accept the surrender of any share which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

7.6	Extinction of rights

The forfeiture of a share shall involve the extinction at the time of forfeiture of all interest in and all claims and demands against the Company in respect of the share and all other rights and liabilities incidental to the share as between the person whose share is forfeited and the Company, except only those rights and liabilities expressly saved by these Articles, or as are given or imposed in the case of past members by the Act.

7.7	Evidence of forfeiture or surrender

A statutory declaration by a Director or the secretary that a share has been duly forfeited or surrendered on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share. The declaration shall (subject if necessary to the execution of an instrument of transfer) constitute a good title to the share. The person to whom the share is disposed of shall not be bound to see to the application of the purchase money, if any, and their title to the share shall not be affected by any irregularity in, or invalidity of, the proceedings in reference to the forfeiture, surrender, sale, re-allotment or disposal of the share.

8.	TRANSFER OF SHARES

8.1	Generally

All of the Shares are freely transferable except as otherwise provided in these Articles.

8.2	Transfers of Class B Ordinary Share

The Class B Ordinary Share may not be transferred by the holder thereof to any person other than the Founder’s Affiliates.

8.3	Transfers of Class C Ordinary Shares

Each Class C Ordinary Share shall automatically be re-designated as one (1) Class A Ordinary Share in the hands of a transferee (other than where such transferee is an affiliate, within the meaning of the U.S. Bank Holding Company Act of 1956, as amended, of the transferor) upon the transfer of such Class C Ordinary Share (including a transfer of depositary receipts or Identified Rights in respect of such Class C Ordinary Shares) to such transferee, if such transfer is made:

(a)	pursuant to a widespread public distribution, within the meaning of the U.S. Bank Holding Company Act of 1956, as amended;

(b)	to the Company;

(c)

in transfers in which no such transferee (or group of associated transferees within the meaning of the U.S. Bank Holding Company Act of 1956, as amended, of the transferring holder) receives equal to or more than two per cent. (2%) of the issued and outstanding Class A Ordinary Shares (including depositary receipts or Identified Rights in respect of such Class A Ordinary Shares) or a class of Voting Shares (including depositary receipts or Identified Rights in respect of such Voting Shares) representing two per cent. (2%) or more of the voting power attached to such class of Voting Shares; or

(d)

to a transferee that controls more than fifty per cent. (50%) of the issued and outstanding Class A Ordinary Shares (including depositary receipts or Identified Rights in respect of such Class A Ordinary Shares) and more than fifty per cent. (50%) of the issued and outstanding shares (including depositary receipts or Identified Rights in respect of such shares) of each other class of Voting Shares of the Company (without including any Class C Ordinary Shares or depositary receipts or Identified Rights in respect of such Class C Ordinary Shares transferred to such transferee).

Without limitation to the generality of the above:

(i)	if a holder of depositary receipts or Identified Rights in respect of Class C Ordinary Shares transfers such depositary receipts or Identified Rights, then:

(A)	such person shall be regarded as the transferor for the purposes of this Article 8.3;

(B)	the person who will receive depositary receipts or Identified Rights in respect of the shares at the conclusion of the transfer shall be regarded as the transferee for the purposes of the above; and

(C)	in the circumstances contemplated in 8.3 (a) to (d) above:
i.

each relevant Class C Ordinary Share shall automatically be re-designated as one Class A Ordinary Share by the time at which a depositary receipt or Identified Rights is or are received by the transferee;

ii.	as a result, the transferee shall receive depositary receipts or Identified Rights in respect of Class A Ordinary Shares.

(ii)

if Class C Ordinary Shares are held subject to a depositary receipt arrangement at the time of the initiation of a transfer and, in connection with the transfer, such Class C Ordinary Shares are transferred from the relevant depositary, or a custodian or nominee, to Cede & Co. (“Cede”), as nominee for The Depositary Trust Company (“DTC”):

(A)	the holder of the relevant depositary receipts (not the depositary, or the custodian or nominee) shall be regarded as the transferor for the purposes of this Article 8.3;

(B)

the person whose nominated DTC participant account will be credited in respect of the shares at the conclusion of the transfer (not Cede) shall be regarded as the transferee for the purposes of this Article 8.3; and

(C)	in the circumstances contemplated in Article 8.3 (a) to (d) above:
i.	each Class C Ordinary Share shall automatically be re-designated as one Class A Ordinary Share by the time the nominated DTC participant account of the transferee is credited; and
ii.	as a result, the transferee shall receive Identified Rights in respect of Class A Ordinary Shares.

The holder of the Class C Ordinary Share shall notify the Company of the transfer no later than two (2) days following the transfer in order to allow the Company to make any filings required in accordance with applicable Law.

8.4	Transfers of Class D Ordinary Share

The Class D Ordinary Share may not be transferred by the holder thereof to any person other than CPPIB’s Affiliates.

8.5	Void transfers

Any transfer in breach of the Articles and applicable Law shall be void and the Directors shall decline to register any transfer in breach of the Articles.

8.6	Form and execution of transfer of share

Without prejudice to any power of the Company to register as shareholder a person to whom the right to any share has been transmitted by operation of law, the instrument of transfer may be in any usual form or in any other form which the board may approve. An instrument of transfer shall be signed by or on behalf of the transferor and, unless the share is fully paid, by or on behalf of the transferee. An instrument of transfer need not be under seal.

8.7	Transfers of partly paid shares

The board may, in its absolute discretion, refuse to register the transfer of a share which is not fully paid, provided that the refusal does not prevent dealings in shares in the Company from taking place on an open and proper basis.

8.8	Invalid transfers of shares

The board may also refuse to register the transfer of a share:

(a)	unless the instrument of transfer:

(i)

is lodged, duly stamped (if stampable), at the office or at another place appointed by the board accompanied by the certificate for the share to which it relates and such other evidence as the board may reasonably require to show the right of the transferor to make the transfer;

(ii)	is in respect of only one class of shares; or

(iii)	is in favour of not more than four (4) transferees;

(b)

if it is with respect to a share on which the Company has a lien and a sum in respect of which the lien exists is presently payable and is not paid within fourteen (14) clear days after notice has been sent to the holder of the share in accordance with Article 5.2; or

(c)	if it is a certificated share and is not presented for registration together with the share certificate and such evidence of title as the Company reasonably requires.

8.9	Notice of refusal to register

If the board refuses to register a transfer of a share, it shall send the transferee notice of its refusal within two (2) months after the date on which the instrument of transfer was lodged with the Company, together with reasons for the refusal.

8.10	No fee payable on registration

No fee shall be charged for the registration of any instrument of transfer or other document relating to or affecting the title to a share.

8.11	Retention of transfers

The Company shall be entitled to retain an instrument of transfer which is registered, but an instrument of transfer which the board refuses to register shall be returned to the person lodging it when notice of the refusal is sent.

9.	TRANSMISSION OF SHARES

9.1	Transmission

If a member dies, the survivor or survivors where they were a joint holder, and their personal representatives where they were a sole holder or the only survivor of joint holders, shall be the only persons recognised by the Company as having any title to their interest. Nothing in these Articles shall release the estate of a deceased member (whether a sole or joint holder) from any liability in respect of any share held by them.

9.2	Elections permitted

A person becoming entitled by transmission to a share may, on production of any evidence as to their entitlement properly required by the board, elect either to become the holder of the share or to have another person nominated by them registered as the transferee. If they elect to become the holder they shall send notice to the Company to that effect. If they elect to have another person registered and the share is a certificated share, they shall execute an instrument of transfer of the share to that person. If they elect to have themselves or another person registered and the share is an uncertificated share, they shall take any action the board may require (including without limitation the execution of any document) to enable themselves or that person to be registered as the holder of the share. All the provisions of these Articles relating to the transfer of shares apply to that notice or instrument of transfer as if it were an instrument of transfer executed by the member and the death or bankruptcy of the member or other event giving rise to the transmission had not occurred.

9.3	Elections required

The board may at any time send a notice requiring any such person to elect either to be registered himself or to transfer the share. If the notice is not complied with within 60 days, the board may after the expiry of that period withhold payment of all dividends or other moneys payable in respect of the share until the requirements of the notice have been complied with.

9.4	Rights of persons entitled by transmission

A person becoming entitled by transmission to a share shall, on production of any evidence as to their entitlement properly required by the board and subject to the requirements of Article 9.2, have the same rights in relation to the share as they would have had if they were the holder of the share, subject to

Article 35.8. That person may give a discharge for all dividends and other moneys payable in respect of the share, but they shall not, before being registered as the holder of the share, be entitled in respect of it to receive notice of, or to attend or vote at, any meeting of the Company or to receive notice of, or to attend or vote at, any separate meeting of the holders of any class of shares in the capital of the Company.

10.	ALTERATION OF SHARE CAPITAL

10.1	New shares subject to these Articles

All shares created by increase of the Company’s share capital (unless otherwise provided by the terms of allotment of the shares of that class), by consolidation, division or sub-division of its share capital or the conversion of stock into paid-up shares shall be subject to all the provisions of these Articles, including without limitation provisions relating to payment of calls, lien, forfeiture, transfer and transmission.

10.2	Fractions arising

Whenever any fractions arise as a result of a consolidation or sub-division of shares, the board may on behalf of the members deal with the fractions as it thinks fit. In particular, without limitation, the board may sell shares representing fractions to which any members would otherwise become entitled to any person (including, subject to the provisions of the Act, the Company) and distribute the net proceeds of sale in due proportion among those members. Where the shares to be sold are held in certificated form the board may authorise some person to execute an instrument of transfer of the shares to, or in accordance with the directions of, the buyer. Where the shares to be sold are held in uncertificated form, the board may do all acts and things it considers necessary or expedient to effect the transfer of the shares to, or in accordance with the directions of, the buyer. The buyer shall not be bound to see to the application of the purchase moneys and their title to the shares shall not be affected by any irregularity in, or invalidity of, the proceedings in relation to the sale.

10.3	Power to reduce capital

Subject to the Act, any other applicable Laws and any rights conferred on the holders of any class of shares in the capital of the Company, the Company may by special resolution reduce its share capital, any capital redemption reserve and any share premium account in any way.

11.	GENERAL MEETINGS

11.1	Annual general meetings

The board shall convene and the Company shall hold general meetings as annual general meetings in accordance with the requirements of the Act.

11.2	Class meetings

All provisions of these Articles relating to general meetings of the Company (except Article 14.1) shall, mutatis mutandis, apply to every separate general meeting of the holders of any class of shares in the capital of the Company, except that:

(a)

the necessary quorum at any such meeting (or adjournment thereof) shall be at least two members of that class (or one member, if there is only one member of such class), present in person or by proxy, who together represent at least one-third in nominal value of the issued shares of that class, provided that in the case of a general meeting of the holders of Class A Ordinary Shares, the necessary quorum at such meeting (or adjournment thereof) shall be members who together represent at least one-third in nominal value of the issued Voting Shares;

(b)	all votes shall be taken on a poll; and

(c)	subject to the provisions of Article 2.3, each holder of shares of the class shall, on a poll, have one vote in respect of every share of the class held by them.

For the purposes of this Article 11.2, where a person is present by proxy or proxies, they are treated only as holding the shares in respect of which those proxies are authorised to exercise voting rights with respect to any matter proposed at the meeting.

11.3	Convening general meetings

The board may call general meetings whenever and at such times and places (including electronic platforms) as it shall determine. On the requisition of members pursuant to the provisions of the Act, the board shall promptly convene a general meeting in accordance with the requirements of the Act.

12.	NOTICE OF GENERAL MEETINGS

12.1	Period of notice

An annual general meeting shall be called by not less than 21 clear days’ notice and no more than 60 days’ notice. Subject to the provisions of the Act, all other general meetings may be called by not less than 14 clear days’ notice and no more than 60 days’ notice.

12.2	Recipients of notice

Subject to the provisions of the Act, to the provisions of these Articles and to any restrictions imposed on any shares, the notice shall be sent to every member who holds Voting Shares or Class C Ordinary Shares and every Director. The auditors are entitled to receive all notices of, and other communications relating to, any general meeting which any member is entitled to receive.

12.3	Contents of notice: general

Subject to the provisions of the Act, for physical general meetings, the notice shall specify the time, date and place of the meeting (including without limitation any satellite meeting place arranged for the purposes of Article 12.6, which shall be identified as such in the notice) and the general nature of the business to be dealt with and, where permitted by Law, for electronic meetings, the time, date and electronic platform for the meeting, which electronic platform may vary from time to time and from meeting to meeting as the board may, in its sole discretion, see fit, and the general nature of the business to be dealt with.

12.4	Contents of notice: additional requirements

In the case of an annual general meeting, the notice shall specify the meeting as such. In the case of a meeting to pass a special resolution, the notice shall specify the intention to propose the resolution as a special resolution.

12.5	Article 12.8 arrangements

The notice shall include details of any arrangements made for the purpose of Article 12.8 (making clear that participation in those arrangements will not amount to attendance at the meeting to which the notice relates).

12.6	General meetings at more than one place

The board may resolve to enable persons entitled to attend a general meeting to do so by simultaneous attendance and participation at a satellite meeting place anywhere in the world or, where permitted by Law, by means of electronic facility or facilities hosted on an electronic platform (such meeting being an “electronic general meeting”) with no member necessarily in physical attendance at the electronic general meeting. The members holding Voting Shares present in person or by proxy at a general meeting shall be counted in the quorum for, and entitled to vote at, the general meeting in question, and that meeting shall be duly constituted and its proceedings valid if the chair of the general meeting is satisfied that adequate facilities are available throughout the general meeting to ensure that members attending at all the meeting places are able to:

(a)	participate in the business for which the meeting has been convened;

(b)

hear and see all persons who speak (whether by the use of microphones, loudspeakers, audio-visual communications equipment or otherwise) in the principal meeting place and any satellite meeting place or electronic facility or facilities; and

(c)	be heard and seen by all other persons so present in the same way.

The chair of the general meeting shall be present at, and the meeting shall be deemed to take place at, the principal meeting place. The ability to hold meetings by means of electronic facility or facilities shall be allowed to the fullest extent permitted under applicable Law.

Nothing in these Articles prevents a general meeting being held both physically and electronically.

12.7	Interruption or adjournment where facilities inadequate

If it appears to the chair of the general meeting that the facilities at the principal meeting place or any satellite meeting place or the electronic platform, facilities or security at the electronic general meeting have become inadequate for the purposes referred to in Article 12.6, then the chair may, without the consent of the meeting, interrupt or adjourn the general meeting. All business conducted at that general meeting up to the time of that adjournment shall be valid. The provisions of Article 14.6 shall apply to that adjournment.

12.8	Other arrangements for viewing and hearing proceedings

The board may make arrangements for persons entitled to attend a general meeting or an adjourned general meeting to be able to view and hear the proceedings of the general meeting or adjourned general meeting and to speak at the meeting (whether by the use of microphones, loudspeakers, audio-visual communications equipment or otherwise) by attending at a venue anywhere in the world not being a satellite meeting place. If the general meeting is only held as a physical general meeting and not also as an electronic general meeting, those attending at any such venue shall not be regarded as present at the general meeting or adjourned general meeting and shall not be entitled to vote at the meeting at or from that venue. The inability for any reason of any member present in person or by proxy at such a venue to view or hear all or any of the proceedings of the meeting or to speak at the meeting shall not in any way affect the validity of the proceedings of the meeting.

12.9	Controlling level of attendance

The board may from time to time make any arrangements for controlling the level of attendance at any venue for which arrangements have been made pursuant to Article 12.8 (including without limitation the issue of tickets or the imposition of some other means of selection) it in its absolute discretion considers appropriate, and may from time to time change those arrangements. If a member, pursuant to those arrangements, is not entitled to attend in person or by proxy at a particular venue, they shall be entitled to attend in person or by proxy at any other venue for which arrangements have been made pursuant to

Article 12.8. The entitlement of any member to be present at such venue in person or by proxy shall be subject to any such arrangement then in force and stated by the notice of meeting or adjourned meeting to apply to the meeting.

12.10	Change in place and/or time of meeting

If, after the sending of notice of a general meeting but before the meeting is held, or after the adjournment of a general meeting but before the adjourned meeting is held (whether or not notice of the adjourned meeting is required), the board decides that it is impracticable or unreasonable, for a reason beyond its control, to hold the physical general meeting at the declared place (or any of the declared places, in the case of a meeting to which Article 12.6 applies) and/or time or the electronic general meeting on the electronic platform specified in the notice and/or the time, it may change the place (or any of the places, in the case of a meeting to which Article 12.6 applies) or the electronic platform and/or postpone the time at which the meeting is to be held. If such a decision is made, the board may then change the place (or any of the places, in the case of a meeting to which Article 12.6 applies) or the electronic platform and/or postpone the time again if it decides that it is reasonable to do so. In any such case:

(a)

no new notice of the meeting need be sent, but the board shall, if practicable, advertise the date, time and place, or the electronic platform, of the meeting by public announcement and in two newspapers with national circulation in the United Kingdom and shall make arrangements for notices of the change of place or the electronic platform and/or postponement to appear at the original place or the electronic platform and/or at the original time; and

(b)

a proxy appointment in relation to the meeting may, if by means of a document in hard copy form, be delivered to the office or to such other place within the United Kingdom as may be specified by or on behalf of the Company in accordance with Article 17.4(a) or, if in electronic form, be received at the address (if any) specified by or on behalf of the Company in accordance with Article 17.4(b).

For the purposes of this Article 12.10, “public announcement” shall mean disclosure in a press release reported by Reuters, the Dow Jones News Service, Associated Press or a comparable news service or other method of public announcement as the board may deem appropriate in the circumstances.

12.11	Meaning of participate

For the purposes of Articles 12.6, 12.7, 12.8, 12.9 and 12.10, the right of a member to participate in the business of any general meeting shall include without limitation the right to speak, vote on a poll, be represented by a proxy and have access (including electronic access) to all documents which are required by the Act or these Articles to be made available at the meeting.

12.12	Accidental omission to send notice etc.

The accidental omission to send a notice of a meeting or resolution, or to send any notification where required by the Act or these Articles in relation to the publication of a notice of meeting on a website, or to send a form of proxy where required by the Act or these Articles, to any person entitled to receive it, or the non-receipt for any reason of any such notice, resolution or notification or form of proxy by that person, whether or not the Company is aware of such omission or non-receipt, shall not invalidate the proceedings at that meeting.

12.13	Security

The board and, at any physical general meeting, the chair may make any arrangement and impose any requirement or restriction it or they consider appropriate to ensure the security of a general meeting including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of their personal property and the restriction of items that may be taken into the meeting place. The board and, at any general meeting, the chair are entitled to refuse entry to a person who refuses to comply with these arrangements, requirements or restrictions. The board and, at any electronic general meeting, the chair may make any arrangement and impose any requirement or restriction it or they consider necessary to ensure the identification of those taking part and the security of the electronic communication and proportionate to those objectives. In this respect, the Company is able to authorise any voting application, system or facility for electronic general meetings as it sees fit.

13.	LIST OF MEMBERS FOR VOTING AT GENERAL MEETINGS

13.1	Preparation of shareholder list

At least ten days before every general meeting, the secretary shall prepare a complete list of the members entitled to vote at the meeting. Such list shall be:

(a)	be arranged in alphabetical order;

(b)	show the address of each member entitled to vote at the meeting; and

(c)	show the number of Voting Shares registered in the name of each member.

13.2	Shareholder list to be available for inspection

The list of members prepared in accordance with Article 13 shall be available during ordinary business hours for a period of at least ten days before the meeting for inspection by any member for any purpose relevant to the meeting. The notice of the meeting may specify the place or electronic platform where the list of members may be inspected. If the notice of the meeting does not specify the place where members may inspect the list of members, the list of members shall be available for inspection (at the discretion of the board) at either the Company’s registered office or on a website. The list of members shall be available for inspection by any member who is present at the meeting, at the place or electronic platform and for the duration, of the meeting.

14.	PROCEEDINGS AT GENERAL MEETINGS

14.1	Quorum

No business shall be dealt with at any general meeting unless a quorum is present, but the absence of a quorum shall not preclude the choice or appointment of a chair, which shall not be treated as part of the business of the meeting. Save as otherwise provided by these Articles, two qualifying persons entitled to vote shall be a quorum or, if there is only one member of the Company entitled to vote at the relevant time, one qualifying person entitled to vote shall be a quorum.

For the purposes of this article, a “qualifying person” means (a) an individual who is a member of the Company, (b) a person authorised to act as the representative of a corporation in relation to the meeting, or (c) a person appointed as a proxy of a member in relation to the meeting, or if such person is a corporation, the authorised representative of such corporation in relation to the meeting.

14.2	If quorum not present

If such a quorum is not present within five minutes (or such longer time not exceeding 30 minutes as the chair of the meeting may decide to wait) from the time appointed for the meeting, or if during a meeting such a quorum ceases to be present, the meeting, if convened on the requisition of members, shall be dissolved, and in any other case shall stand adjourned to such time and place or electronic platform as the chair of the meeting may, subject to the provisions of the Act, determine. The adjourned meeting shall be dissolved if a quorum is not present within 15 minutes after the time appointed for holding the meeting.

14.3	Chair

The chair, if any, of the board or, in their absence, any deputy chair of the Company or, in their absence, some other Director nominated by the board, shall preside as chair of the meeting. If neither the chair, deputy chair nor such other Director (if any) is present within five minutes after the time appointed for holding the meeting or is not willing to act as chair, the Directors present shall elect one of their number to be chair. If there is only one Director present and willing to act, such Director shall be chair. If no Director is willing to act as chair, or if no Director is present within five minutes after the time appointed for holding the meeting, the members present in person or by proxy and entitled to vote shall choose a member present in person or a proxy of a member or a person authorised to act as a representative of a corporation in relation to the meeting to be chair.

14.4	Directors entitled to speak

A Director shall, notwithstanding that they are not a member, be entitled to attend and speak at any general meeting and at any separate meeting of the holders of any class of shares in the capital of the Company.

14.5	Adjournment: chair’s powers

The chair may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place (including any electronic platforms). No business shall be dealt with at an adjourned meeting other than business which might properly have been dealt with at the meeting had the adjournment not taken place. In addition (and without prejudice to the chair’s power to adjourn a meeting conferred by Article 12.7), the chair may adjourn the meeting to another time and place or electronic platform without such consent if it appears to them that:

(a)	it is likely to be impracticable to hold or continue that meeting because of the number of members wishing to attend who are not present; or

(b)	the unruly conduct of persons attending the meeting prevents or is likely to prevent the orderly continuation of the business of the meeting; or

(c)	an adjournment is otherwise necessary so that the business of the meeting may be properly conducted.

14.6	Adjournment: procedures

Any such adjournment may, subject to the provisions of the Act, be for such time and to such other place (or, in the case of a meeting held at a principal meeting place and a satellite meeting place, such other places) or electronic platform as the chair may, in their absolute discretion determine, notwithstanding that by reason of such adjournment some members may be unable to be present at the adjourned meeting. Any such member may nevertheless appoint a proxy for the adjourned meeting either in accordance with Article 17.4 or by means of a document in hard copy form which, if delivered (including by electronic means) at the meeting which is adjourned to the chair or the secretary or any Director, shall be valid even though it is given at less notice than would otherwise be required by Article 17.4(a). When a meeting is adjourned for 30 days or more or for an indefinite period, notice shall be sent at least seven clear days before the date of the adjourned meeting specifying the time and place (or places, in the case of a meeting to which Article 12.6 applies) or electronic platform of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to send any notice of an adjournment or of the business to be dealt with at an adjourned meeting.

14.7	Amendments to resolutions

If an amendment is proposed to any resolution under consideration but is in good faith ruled out of order by the chair, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling. With the consent of the chair, an amendment may be withdrawn by its proposer before it is voted on. No amendment to a resolution duly proposed as a special resolution may be considered or voted on (other than a mere clerical amendment to correct a patent error). No amendment to a resolution duly proposed as an ordinary resolution may be considered or voted on (other than a mere clerical amendment to correct a patent error) unless either:

(a)

at least 48 hours before the time appointed for holding the meeting or adjourned meeting at which the ordinary resolution is to be considered (which, if the board so specifies, shall be calculated taking no account of any part of a day that is not a working day), notice of the terms of the amendment and the intention to move it has been delivered in hard copy form to the office or to such other place as may be specified by or on behalf of the Company for that purpose, or received in electronic form at such address (if any) for the time being specified by or on behalf of the Company for that purpose; or

(b)	the chair in their absolute discretion decides that the amendment may be considered and voted on.

14.8	Methods of voting – Poll voting entrenched

A resolution put to the vote of a general meeting shall be decided on a poll. This requirement for poll voting on resolutions at a general meeting of the Company may only be removed, amended or varied by resolution of the members holding Voting Shares passed unanimously at a general meeting of the Company.

14.9	Conduct of poll

Subject to Article 14.10, a poll shall be taken as the chair directs and they may, and shall if required by the meeting, appoint scrutineers (who need not be members) and fix a time and place for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

14.10	When poll to be taken

A poll on the election of a chair or on a question of adjournment shall be taken immediately. A poll on any other question shall be taken at either the meeting or at such time and place or electronic platform as the chair directs not being more than 30 days after the meeting.

14.11	Effectiveness of special resolutions

Where for any purpose an ordinary resolution of the Company is required, a special resolution shall also be effective.

15.	PROPOSED SHAREHOLDER RESOLUTIONS

15.1	Content of member requests for requisitioned resolution and general meetings

(a)

Where a member or members, in accordance with the provisions of the Act, request the Company to: (i) call a general meeting for the purposes of bringing a resolution before the meeting; or (ii) give notice of a resolution to be proposed at an annual general meeting, such request must, in each case and in addition to the requirements of the Act contain the following:

(i)	to the extent that that request relates to the nomination of a Director, as to each person whom the member(s) propose(s) to nominate for election or re-election as a Director, all information relating to such person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and the regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected;

(ii)

to the extent that that request relates to any business other than the nomination of a Director that the member(s) propose(s) to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such member(s) (other than where the member is a Depositary) and any Member Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the member(s) (other than where the member is a Depositary) or the Member Associated Person therefrom; and

(iii)	as to the member(s) giving the notice and the Member Associated Person, if any, on whose behalf the nomination or proposal is made:

(A)	the name and address of such member(s), as they appear on the Company’s books, and of such Member Associated Persons, if any;

(B)	the class and number of shares of the Company which are owned beneficially and of record by such member(s) and such Member Associated Persons, if any;

(C)

whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of stock price changes for, or to increase or decrease the voting power of, such member(s) (other than where the member is a Depositary) or any such Member Associated Persons with respect to any shares of the Company (which information shall be updated by such member(s) as of the record date of the meeting not later than ten days after the record date for the meeting);

(D)

a description of all agreements, arrangements and understandings between such member (other than where the member is a Depositary) and such Member Associated Persons, if any, each proposed nominee and any other person or persons (including their names) in connection with the nomination of a Director or the proposal of any other business by such member(s) or such Member Associated Person, if any;

(E)

any other information relating to such member or such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

(F)

to the extent known by the member(s) giving the notice, the name and address of any other member supporting the nominee for election or re-election as a Director or the proposal of other business on the date of such request.

(b)

For purposes of this Article 15.1, a “Member Associated Person” of any member shall mean: (i) any person controlling, directly or indirectly, or acting in concert with, such member; (ii) any beneficial owner of shares of stock of the Company owned of record or beneficially by such member; and (iii) any person controlling, controlled by or under common control with such Member Associated Person.

(c)

If a request made in accordance with Article 15.1(a) does not include the information specified in that Article, or if a request made in accordance with Article 15.1(a) is not received in the time and manner indicated in Article 15.2, in respect of the shares which the relevant member(s) hold (the “member default shares”) the relevant member(s) shall not be entitled to vote, either personally or by proxy at a general meeting or at a separate meeting of the holders of that class of shares (or at an adjournment of any such meeting), the member default shares with respect to the matters detailed in the request made in accordance with Article 15.1(a).

15.2	Time for receiving requests

(a)

Without prejudice to the rights of any member under the Act, a member who makes a request to which Article 15.1(a) relates, must deliver any such request in writing to the secretary at the Company’s registered office not earlier than the close of business on the one hundred and twentieth (120th) calendar day nor later than the close of business on the ninetieth (90th) calendar day prior to the date of the first anniversary of the preceding year’s annual general meeting; provided, however, that in the event that the date of an annual meeting is more than thirty (30) calendar days before or more than sixty (60) calendar days after the date of the first anniversary of the preceding year’s annual general meeting, notice by the member must be so delivered in writing not earlier than the close of business on the one hundred and twentieth (120th) calendar day prior to such annual general meeting and not later than the close of business on the later of (i) the ninetieth (90th) calendar day prior to such annual general meeting and (ii) the 10th calendar day after the day on which public announcement of the date of such annual general meeting is first made by the Company. In no event shall any adjournment or postponement of an annual general meeting or the public announcement thereof commence a new time period for the giving of a member’s notice as described in this Article.

(b)

Notwithstanding anything in the foregoing provisions of this Article 15.2 to the contrary, in the event that the number of Directors to be elected to the board is increased and there is no public announcement by the Company naming all of the nominees for Director or specifying the size of the increased board of Directors made by the Company at least one hundred (100) calendar days prior to the date of the first anniversary of the preceding year’s annual general meeting, a member’s notice required by this Article 15.2 shall also be considered as validly delivered in accordance with Article 15.2, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the Company’s registered office not later than 5.00p.m., local time, on the tenth (10th) calendar day after the day on which such public announcement is first made by the Company.

(c)

For purposes of this Article 15.2, “public announcement” shall mean disclosure in a press release reported by Reuters, the Dow Jones News Service, Associated Press or a comparable news service or in a document publicly filed by the Company with the U.S. Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(d)

Notwithstanding the provisions of Article 15.1(a) or Article 15.1(c) or the foregoing provisions of this Article 15.2, a member shall also comply with all applicable requirements of the Act and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in Article 15.1(a) or Article 15.1(c) and this Article 15.2. Nothing in Article 15.1(a) or Article 15.1(c) or this Article 15.2 shall be deemed to affect any rights of members to request inclusion of proposals in, nor the right of the Company to omit proposals from, the Company’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act.

16.	VOTES OF MEMBERS

16.1	Voting by poll

For so long as any shares are held in a settlement system operated by a Depository, any resolution put to the vote of a general meeting must be decided on a poll. This Article 16.1 may only be removed, amended or varied by resolution of the members passed unanimously at a general meeting of the Company.

16.2	Right to vote on a poll

Subject to any rights or restrictions attached to any shares (including any rights attaching to the Voting Shares), on a vote on a resolution on a poll every member present in person or by proxy shall have such number of votes for every Voting Share of which they are the holder as set out in Article 2.3.

16.3	Votes of joint holders

In the case of joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. For this purpose seniority shall be determined by the order in which the names of the holders stand in the register.

16.4	Member under incapacity

A member in respect of whom an order has been made by a court or official having jurisdiction (whether in the United Kingdom or elsewhere) in matters concerning mental disorder may vote by their receiver, curator bonis or other person authorised for that purpose appointed by that court or official. That receiver, curator bonis or other person may vote by proxy. The right to vote shall be exercisable only if evidence satisfactory to the board of the authority of the person claiming to exercise the right to vote has been delivered to the office, or another place specified in accordance with these Articles for the delivery of proxy appointments, 48 hours (or such other time specified by the board that is less than 48 hours) before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised provided that the Company may specify, in any case, that in calculating the period of 48 hours (or such other time specified by the board that is less than 48 hours), no account shall be taken of any part of a day that is not a working day.

16.5	Calls in arrears

No member shall be entitled to vote at a general meeting or at a separate meeting of the holders of any class of shares in the capital of the Company, either in person or by proxy, in respect of any share held by them unless all moneys presently payable by them in respect of that share have been paid.

16.6	Members in default of section 793 of the Act

If at any time the board is satisfied that any member, or any other person appearing to be interested in shares held by such member, has been duly served with a notice under section 793 of the Act (a “section 793 notice”) and is in default for the prescribed period in supplying to the Company the information thereby required, or, in purported compliance with such a notice, has made a statement which is false or inadequate in a material particular, then the board may, in its absolute discretion at any time thereafter by notice (a “direction notice”) to such member direct that:

(a)

in respect of the shares in relation to which the default occurred (the “default shares”, which expression includes any shares issued after the date of the section 793 notice in respect of those shares) the member shall not be entitled to attend or vote either personally or by proxy at a general meeting or at a separate meeting of the holders of that class of shares or on a poll; and

(b)	in respect of the default shares:

(i)	no payment shall be made by way of dividend and no share shall be allotted pursuant to Article 35.6; and

(ii)	no transfer of any default share shall be registered unless:

(A)

the member is not himself in default as regards supplying the information requested and the transfer when presented for registration is accompanied by a certificate by the member in such form as the board may in its absolute discretion require to the effect that after due and careful enquiry the member is satisfied that no person in default as regards supplying such information is interested in any of the shares the subject of the transfer; or

(B)	the transfer is an approved transfer.

16.7	Copy of notice to interested persons

The Company shall send the direction notice to each other person appearing to be interested in the default shares, but the failure or omission by the Company to do so shall not invalidate such notice.

16.8	When restrictions cease to have effect

Any direction notice shall cease to have effect not more than seven days after the earlier of receipt by the Company of:

(a)	a notice of an approved transfer, but only in relation to the shares transferred; or

(b)	all the information required by the relevant section 793 notice, in a form satisfactory to the board.

16.9	Board may cancel restrictions

The board may at any time send a notice cancelling a direction notice.

16.10	Conversion of uncertificated shares

The Company may exercise any of its powers under Article 2.6 in respect of any default share that is held in uncertificated form.

16.11	Supplementary provisions

For the purposes of this Article and Articles 16.6, 16.7, 16.8, 16.9 and 16.10:

(a)

a person shall be treated as appearing to be interested in any shares if the member holding such shares has sent to the Company a notification under section 793 of the Act which either (i) names such person as being so interested or (ii) fails to establish the identities of all those interested in the shares, and (after taking into account the said notification and any other relevant section 793 notification) the Company knows or has reasonable cause to believe that the person in question is or may be interested in the shares;

(b)	the prescribed period is 14 days from the date of service of the section 793 notice; and

(c)	a transfer of shares is an approved transfer if:

(i)	it is a transfer of shares pursuant to an acceptance of a takeover offer (within the meaning of section 974 of the Act); or

(ii)

the board is satisfied that the transfer is made pursuant to a sale of the whole of the beneficial ownership of the shares the subject of the transfer to a party unconnected with the member and with any other person appearing to be interested in the shares; or

(iii)

the transfer results from a sale made through a recognised investment exchange as defined in the Financial Services and Markets Act 2000 or any other stock exchange outside the United Kingdom on which the Company’s shares are normally traded.

16.12	Section 794 of the Act

Nothing contained in Articles 16.6, 16.7, 16.8, 16.9, 16.10 or 16.11 limits the power of the Company under section 794 of the Act.

16.13	Errors in voting

If any votes are counted which ought not to have been counted, or might have been rejected, the error shall not vitiate the result of the voting unless it is pointed out at the same meeting, or at any adjournment of the meeting, and, in the opinion of the chair, it is of sufficient magnitude to vitiate the result of the voting.

16.14	Objection to voting

No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting or poll at which the vote objected to is tendered. Every vote not disallowed at such meeting shall be valid and every vote not counted which ought to have been counted shall be disregarded. Any objection made in due time shall be referred to the chair whose decision shall be final and conclusive.

16.15	Voting: additional provisions

On a poll, a member entitled to more than one vote need not, if they vote, use all their votes or cast all the votes they use in the same way.

16.16	Shares held by a Depositary

For the purpose of this Article 16:

(a)

where any person appearing to be interested in any shares has been served with a section 793 notice and such shares are held by a Depositary, the provisions of this Article 16 shall be deemed to apply only to those shares held by the Depositary in which such person appears to be interested and not (so far as that person’s apparent interest is concerned) to any other shares held by the Depositary in which such person does not have an interest and references to default shares shall be construed accordingly;

(b)

where the shareholder on whom a section 793 notice has been served is a Depositary, the obligations of the Depositary (acting solely in the Depositary’s capacity as such) shall be limited to disclosing to the Company such information relating to any person appearing to be interested in the shares held by it as has been recorded by the Depositary and the provision of such information shall be at the Company’s cost.

17.	PROXIES AND CORPORATE REPRESENTATIVES

17.1	Appointment of proxy: form

The appointment of a proxy shall be:

(a)

in the case of a proxy relating to shares in the capital of the Company held in the name of a Depositary, in a form or manner of communication approved by the board, which may include, without limitation, a voter instruction form to be provided to the Company by certain third parties on behalf of the Depositary. Subject thereto, the appointment of a proxy may be:

(i)	in hard copy form; or

(ii)	in electronic form, to the electronic address provided by the Company for this purpose; or

(b)	in the case of a proxy relating to shares to which Article 17.1(a) does not apply:

(i)	in any usual form or in any other form or manner of communication which the board may approve. Subject thereto, the appointment of a proxy may be:

(A)	in hard copy form; or

(B)	in electronic form, to the electronic address provided by the Company for this purpose.

17.2	Execution of proxy

The appointment of a proxy, whether made in hard copy form or in electronic form, shall be executed in such manner as may be approved by or on behalf of the Company from time to time. Subject thereto, the appointment of a proxy shall be executed by the appointer or any person duly authorised by the appointer or, if the appointer is a corporation, executed by a duly authorised person or under its common seal or in any other manner authorised by its constitution.

17.3	Proxies: other provisions

The board may, if it thinks fit, but subject to the provisions of the Act, at the Company’s expense send hard copy forms of proxy for use at the meeting and issue invitations in electronic form to appoint a proxy in relation to the meeting in such form as may be approved by the board. The appointment of a proxy shall not preclude a member from attending and voting in person at the meeting or poll concerned. A member may appoint more than one proxy to attend on the same occasion, provided that each such proxy is appointed to exercise the rights attached to a different share or shares held by that member.

17.4	Delivery/receipt of proxy appointment

Without prejudice to Article 12.10(b) or to the second sentence of Article 14.6, the appointment of a proxy shall:

(a)	if in hard copy form, be delivered by hand or by post to the office or such other place within the United Kingdom as may be specified by or on behalf of the Company for that purpose:

(i)	in the notice convening the meeting; or

(ii)	in any form of proxy sent by or on behalf of the Company in relation to the meeting,

by the time specified by the board (as the board may determine, in compliance with the provisions of the Act) in any such notice or form of proxy.

(b)

if in electronic form, be received at any address to which the appointment of a proxy may be sent by electronic means pursuant to a provision of the Act or to any other address specified by or on behalf of the Company for the purpose of receiving the appointment of a proxy in electronic form:

(i)	in the notice convening the meeting; or

(ii)	in any form of proxy sent by or on behalf of the Company in relation to the meeting; or

(iii)	in any invitation to appoint a proxy issued by the Company in relation to the meeting; or

(iv)	on a website that is maintained by or on behalf of the Company and identifies the Company,

by the time specified by the board (as the board may determine, in compliance with the provisions of the Act) in any such method of notification.

The board may specify, when determining the dates by which proxies are to be lodged, that no account need be taken of any part of a day that is not a working day.

17.5	Authentication of proxy appointment not made by holder

Subject to the provisions of the Act, where the appointment of a proxy is expressed to have been or purports to have been made, sent or supplied by a person on behalf of the holder of a share:

(a)	the Company may treat the appointment as sufficient evidence of the authority of that person to make, send or supply the appointment on behalf of that holder; and

(b)

that holder shall, if requested by or on behalf of the Company at any time, send or procure the sending of reasonable evidence of the authority under which the appointment has been made, sent or supplied (which may include, without limitation, a copy of such authority certified notarially or in some other way approved by the board), to such address and by such time as may be specified in the request and, if the request is not complied with in any respect, the appointment may be treated as invalid.

17.6	Validity of proxy appointment

Subject to Article 17.5 and the provisions of the Act, a proxy appointment which is not delivered or received in accordance with Article 17.4 shall be invalid. When two or more valid proxy appointments are delivered or received in respect of the same share for use at the same meeting, the one that was last delivered or received shall be treated as replacing or revoking the others as regards that share, provided that if the Company determines that it has insufficient evidence to decide whether or not a proxy appointment is in respect of the same share, it shall be entitled to determine which proxy appointment (if any) is to be treated as valid. Subject to the Act, the Company may determine at its discretion when a proxy appointment shall be treated as delivered or received for the purposes of these Articles.

17.7	Rights of proxy

A proxy appointment shall be deemed to entitle the proxy to exercise all or any of the appointing member’s rights to attend and to speak and vote at a meeting of the Company in respect of the shares to which the proxy appointment relates. The proxy appointment shall, unless it provides to the contrary, be valid for any adjournment of the meeting as well as for the meeting to which it relates.

17.8	Company not required to check proxy votes

The Company shall not be required to check that a proxy or corporate representative votes in accordance with any instructions given by the member by whom they are appointed. Any failure to vote as instructed shall not invalidate the proceedings on the resolution.

17.9	Corporate representatives

Any corporation which is a member of the Company (in this Article the “grantor”) may, by resolution of its Directors or other governing body, authorise such person or persons as it thinks fit to act as its representative or representatives at any meeting of the Company or at any separate meeting of the holders of any class of shares. A Director, the secretary or other person authorised for the purpose by the secretary may require all or any of such persons to produce a certified copy of the resolution of authorisation before permitting them to exercise their powers. Such person is entitled to exercise (on behalf of the grantor) the same powers as the grantor could exercise if it were an individual member of the Company. A grantor may authorise more than one person as its representative to attend on the same occasion, provided that each such person is authorised to exercise the rights attached to a different share or shares held by that member. Where more than one authorised person purports to exercise a power in respect of the same shares:

(i)	if they purport to exercise the power in the same way as each other, the power is treated as exercised in that way; and

(ii)	if they do not purport to exercise the power in the same way as each other, the power is treated as not exercised.

17.10	Revocation of authority

The termination of the authority of a person to act as a proxy or duly authorised representative of a corporation does not affect:

(a)	whether they count in deciding whether there is a quorum at a meeting;

(b)	the validity of anything they do as chair of a meeting;

(c)	the validity of a poll demanded by them at a meeting; or

(d)	the validity of a vote given by that person,

unless notice of the termination was either delivered or received as mentioned in the following sentence at least 48 hours (or such other time specified by the board that is less than 48 hours) before the start of the relevant meeting or adjourned meeting or (in the case of a poll taken otherwise than on the same day as the meeting or adjourned meeting) the time appointed for taking the poll. Such notice of termination shall be either by means of a document in hard copy form delivered to the office or to such other place within the United Kingdom as may be specified by or on behalf of the Company in accordance with Article 17.4(a) or in electronic form received at the address specified by or on behalf of the Company in accordance with Article 17.4(b), regardless of whether any relevant proxy appointment was effected in hard copy form or in electronic form.

17.11	Duration of general authority

A proxy given in the form of a power of attorney or similar authorisation granting power to a person to vote on behalf of a member at forthcoming meetings in general shall not be treated as valid for a period of more than three years, unless a contrary intention is stated in it.

18.	NUMBER OF DIRECTORS

18.1	Composition

From the Date of Adoption until the Second Anniversary Date and subject to the terms of any Relevant Agreement, the board of Directors shall comprise of up to eleven (11) Directors, being (A) six (6) Independent Directors (including at least two (2) female Independent Directors), (B) four (4) Investor Nominee Directors and (C) one (1) RMG Nominee Director.

18.2	Limits on number of Directors

The number of Directors shall be not less than two (2) and, subject to Article 18.1, up to eleven (11), provided that for so long as an Investor has the right to appoint an Investor Nominee Director under Article 19.1, or an RMG Nominee Director under Article 19.2 (as applicable), the prior written consent of each such Investor that has a Director Appointment Right at such time shall be required in order to increase the number of Directors to a number exceeding eleven (11), provided that, notwithstanding the foregoing, in the event that an Investor ceases to have a Director Appointment Right pursuant to Article 19.1 the size of the board may be decreased by one (1) Director when such Investor ceases to have such right to appoint, without the consent of any Investor.

18.3	Location of Directors

The majority of the board of the Company shall not be resident in India, the United Kingdom, the Channel Islands or the Isle of Man.

19.	APPOINTMENT OF DIRECTORS

19.1	Investor Nominee Directors

On and following the Date of Adoption, the Investors set forth below shall be entitled from time to time to appoint or reappoint certain Directors in the manner set forth below and to remove from office any such person so appointed and appoint another person in that person’s place (each such person with respect to an applicable Investor, such Investor’s “Investor Nominee Director”):

(a)

(i) until the Second Anniversary Date, (ii) for so long as the Founder Investors, together with their respective Affiliates, hold at least forty per cent. (40%) of the Effective Economic Interest held by the Founder Investors as of the Date of Adoption (excluding, for the avoidance of doubt, any dilution resulting from any Share issuance by the Company after the Date of Adoption) or (iii) for so long as the Founder is the Chief Executive Officer or chair of the Group, whichever is longer, the Founder Investors shall be entitled to appoint and maintain in office one (1) Director on the board. As of the Date of Adoption and until the Founder ceases to serve as the Chief Executive Officer or chair of the Group, the Founder Director shall be the Founder himself, and thereafter shall be any Person appointed by the Founder in accordance with this Article 19.1 (hereinafter referred to in such capacity as the “Founder Director”).

(b)

(i) until the Second Anniversary Date, or (ii) for so long as GSW, together with its Affiliates, holds an Effective Economic Interest equal to or greater than ten per cent. (10%), whichever is longer, GSW shall be entitled to appoint and maintain in office one (1) Director on the board;

(c)

(i) until the Second Anniversary Date or (ii) for so long as Platinum Cactus, together with its Affiliates, holds an Effective Economic Interest equal to or greater than ten per cent. (10%), whichever is longer Platinum Cactus shall be entitled to appoint and maintain in office one (1) Director on the board; and

(d)

(i) until the Second Anniversary Date or (ii) for so long as CPPIB, together with its Affiliates, holds an Effective Economic Interest equal to or greater than ten per cent. (10%), whichever is longer, CPPIB shall be entitled to appoint and maintain in office one (1) Director on the board.

Any appointment made by an Investor pursuant to this Article shall automatically take effect on the Investor notifying the Company in writing of such appointment.

If at any time following the Second Anniversary Date an Investor, together with his or its Affiliates, ceases to hold the requisite Effective Economic Interest to be entitled to appoint or reappoint such Investor’s Investor Nominee Director as set forth in this Article 19.1, such Investor shall (i) immediately cease to have the right to appoint a Director pursuant to this Article 19.1, (ii) as soon as reasonably practicable notify the Company of that fact, and (iii) unless the board requests otherwise, procure the resignation of its Investor Nominee Director from the board and each committee of the board on which such Investor Nominee Director serves as soon as reasonably possible (and in any event within fifteen (15) Business Days) or on such reasonable date as the board notifies such Investor that the Investor’s Nominee Director should resign.

19.2	RMG Nominee Director

As at the Date of Adoption until the Second Anniversary Date, RMG shall be entitled to appoint and maintain in office one (1) Director on the board (the “RMG Nominee Director”) and to remove any such person so appointed and appoint another person in that person’s place. Any appointment made by RMG pursuant to this Article 19.2 shall automatically take effect upon RMG notifying the Company in writing of such appointment.

19.3	Nominee Observers

On and following the Date of Adoption and notwithstanding any other Article, the Investors set forth below shall be entitled from time to time to appoint or reappoint certain observers of the Company in the manner set forth below and to remove any such person so appointed and appoint another person in that person’s place (each such person with respect to an applicable Investor, such Investor’s “Nominee Observer”):

(a)

from the Date of Adoption until the Second Anniversary Date, JERA shall be entitled from time to time to appoint one person as an observer on the board and to remove any such person so appointed and appoint another person in that person’s place;

(b)

for so long as RMG, together with its Affiliates, holds at least forty per cent. (40%) of the Effective Economic Interest held by RMG as of the Date of Adoption (excluding, for the avoidance of doubt, any dilution resulting from any share issuance by the Company after the Date of Adoption), RMG shall be entitled from time to time to appoint one person as an observer on the board and to remove any such person so appointed and appoint another person in that person’s place; and

(c)

for so long as the Founder, together with his Affiliates, including the other Founder Investors, holds at least forty per cent. (40%) of the Effective Economic Interest held by the Founder Investors as of the Date of Adoption (excluding, for the avoidance of doubt, any dilution resulting from any Share issuance by the Company after the Date of Adoption), the Founder shall be entitled from time to time appoint one person as an observer on the board and to remove any such person so appointed and appoint another person in that person’s place.

The Nominee Observers shall only be entitled to (A) receive a copy of all notices, documents and other materials which are provided to Directors, or which Directors are entitled to, at the same time such notices, documents and other materials are provided to the Directors, in connection with any meetings of the board or any committee of the board or any other matters to be resolved upon by the board and (B) attend all meetings of the board and any committee of the board. For the avoidance of doubt, a Nominee Observer is not to be a Director and, accordingly, shall not (I) be entitled to vote in any meetings of the board or any committee of the board, or (II) be counted for purposes of deciding whether there is a quorum at a meeting.

19.4	Eligibility for election or appointment

Each Director elected or appointed shall hold office until their successor is elected or appointed, or until their earlier resignation or removal in accordance with Articles 19.1, 19.2, 24.1 or 24.2.

Other than for Nominee Directors, no person shall be appointed a Director at any general meeting unless:

(a)	they are recommended by the board; or

(b)

notice in respect of that person is given by a member qualified to vote at the meeting has been received by the Company in accordance with Article 15.1(a) and Article 15.2 or section 338 of the Act of the intention to propose that person for appointment stating the particulars which would, if they were so appointed, be required to be included in the Company’s register of directors, together with notice by that person of their willingness to be appointed.

Each Investor with a Director Appointment Right shall not appoint as such Investor’s Nominee Director any individual who is or has been:

(a)	subject to any “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) promulgated under the U.S. Securities Act of 1933, as amended, or

(b)	disqualified to act as a director under the Act or under the United Kingdom Company Directors Disqualification Act 1986.

If the appointment of any Nominee Director or Nominee Observer is prohibited under the NASDAQ listing rules, by applicable Law or any other provision of these Articles, or not approved by any Governmental Authority having legitimate jurisdiction over such appointment, the Company and the applicable Investor shall consult with each other in good faith concerning such objection or prohibition and the Company and such Investor shall use reasonable endeavours to obtain such permissions, consents, authorisations and/or clearances as are necessary for the appointment of such Nominee Director. In the event that such permissions, consents, authorisations and/or clearances cannot be obtained, such Investor shall appoint an alternative Nominee Director in accordance with the terms of Article 19.1.

19.5	Separate resolutions on appointment

Except as otherwise authorised by the Act, a motion for the appointment of two or more persons as directors by a single resolution shall not be made unless a resolution that it should be so made has first been agreed to by the meeting without any vote being given against it.

19.6	Additional powers of the Company

Subject to Article 18.2, Article 19.1 and Article 19.2, for Directors other than the Nominee Directors, the Company may by ordinary resolution or the board may, at a meeting of the board by way of resolution of the board or by a written resolution of the Directors, appoint a person who is willing to act to be a Director either to fill a vacancy or as an additional Director. Any vacancy caused by a Nominee Director resigning or being removed from office shall only be filled by a Director appointed by the Investor in accordance with Article 19.1 or Article 19.2 (as applicable). The appointment of a person to fill a vacancy or as an additional Director shall take effect from the end of the meeting.

19.7	Appointment by board

The board may appoint a person who is willing to act to be a Director, either to fill a vacancy or as an additional Director and in either case whether or not for a fixed term, provided that any vacancy caused by the death, disqualification, disability, retirement, removal, failure of being elected or resignation of any Nominee Director or for any other reason, shall only be filled by a Director appointed by the Investor or RMG (as applicable) in accordance with Articles 19.1, 19.2 and 19.6. Each Investor that has a Director Appointment Right has the right to remove its Nominee Director, and the exclusive right to appoint a replacement nominee to fill any vacancy so created by such removal or resignation of such Nominee Director. Any Director so appointed shall hold office until their successor is elected or until their earlier resignation or removal in accordance with Article 24.1 or Article 24.2.

19.8	Administration of appointment of directors to the board

Any appointment, removal, or reappointment of a Nominee Director or a Nominee Observer by an Investor shall be made by notice in writing by the Investor and delivered to the Company or delivered to a meeting of the board. If requested by an Investor, without prejudice to any rights of the Investor hereunder, the Company shall as soon as practicable, after the date of the notice from the Investor, ensure that the relevant person is appointed or reappointed (as the case may be) as a Director or observer (as applicable). In the case of an appointment or reappointment of a Nominee Director, such appointment or reappointment shall be on the terms of a letter of appointment, the terms of which shall, subject to changes necessary to comply with applicable Law, be substantially the same as those of the letters of appointment between the Company and the other non-executive Directors.

19.9	Administration of removal of directors from the board

If a Nominee Director is requested to resign in accordance with this Article 19 or is disqualified in accordance with Article 24, the applicable Investor that appointed such Nominee Director shall procure that such Nominee Director shall resign from the board and each committee of the board on which such Nominee Director serves, without seeking compensation for loss of office and shall waive all claims such Nominee Director may have against the Group in connection therewith. If such Nominee Director refuses to resign, such Nominee Director shall be removed pursuant to a special notice and ordinary resolution of the shareholders of the Company under section 168 of the Act as soon as practicable.

The Company may by notice in writing to the applicable Investor immediately terminate the appointment of such Investor’s Nominee Director on the board and each committee of the board on which such Nominee Director serves if such Nominee Director is disqualified by applicable Law from acting as a Director for any reason set out in Article 19.4 or otherwise.

19.10	Company to take certain actions

If requested by an Investor, and without prejudice to any rights of the Investors hereunder, the Company shall take all Necessary Actions to: (i) include such Investor’s Nominee Director in the slate of nominees recommended by the board at any general meeting of shareholders called for the purpose of electing directors (or consent in lieu of meeting), and (ii) include such Investor’s Nominee Director in the proxy statement and shareholder resolution, if any, prepared by the Company with respect to the election of members of the board and at every adjournment or postponement thereof.

The Company agrees, subject to the terms of these Articles and to applicable Law, that it shall not propose any resolution to its shareholders which would, if passed, remove, reduce, restrict, impair or otherwise prejudice the rights and powers of any Investor and its Nominee Director set out in these Articles, other than where any such resolution is requested by such Investor or required by applicable Law.

19.11	No share qualification

A Director shall not be required to hold any shares in the capital of the Company by way of qualification.

20.	POWERS OF THE BOARD

20.1	Business to be managed by board

Subject to the provisions of the Act and these Articles and to any directions given by special resolution, the business of the Company shall be managed by the board which may pay all expenses incurred in forming and registering the Company and may exercise all the powers of the Company, including without limitation the power to dispose of all or any part of the undertaking of the Company. No alteration of the Articles and no such direction shall invalidate any prior act of the board which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Article shall not be limited by any special power given to the board by these Articles. A meeting of the board at which a quorum is present may exercise all powers exercisable by the board.

20.2	Exercise by Company of voting rights

The board may exercise the voting power conferred by the shares in any body corporate held or owned by the Company in such manner in all respects as it thinks fit (including without limitation the exercise of that power in favour of any resolution appointing its members or any of them directors of such body corporate, or voting or providing for the payment of remuneration to the directors of such body corporate).

21.	CHANGE OF THE COMPANY’S NAME

The Company’s name may be changed by resolution of the board.

22.	DELEGATION OF POWERS OF THE BOARD

22.1	Committees of the board

The board may delegate any of its powers to any committee consisting of one or more Directors. The board may also delegate to any Director holding any executive office such of its powers as the board considers desirable to be exercised by them. Any such delegation shall, in the absence of express provision to the contrary in the terms of delegation, be deemed to include authority to sub-delegate to one or more Directors (whether or not acting as a committee) or to any employee or agent of the Company all or any of the powers delegated and may be made subject to such conditions as the board may specify, and may be revoked or altered.

Subject to any conditions imposed by the board, the proceedings of a committee with two or more members shall be governed by these Articles regulating the proceedings of Directors so far as they are capable of applying.

22.2	Local boards etc.

The board may establish local or divisional boards or agencies for managing any of the affairs of the Company, either in the United Kingdom or elsewhere, and may appoint any persons to be members of the local or divisional boards, or any managers or agents, and may fix their remuneration. The board may delegate to any local or divisional board, manager or agent any of the powers, authorities and discretions vested in or exercisable by the board, with power to sub-delegate, and may authorise the members of any local or divisional board, or any of them, to fill any vacancies and to act notwithstanding vacancies. Any appointment or delegation made pursuant to this Article may be made on such terms and subject to such conditions as the board may decide. The board may remove any person so appointed and may revoke or vary the delegation but no person dealing in good faith and without notice of the revocation or variation shall be affected by it.

22.3	Agents

The board may, by power of attorney or otherwise, appoint any person to be the agent of the Company for such purposes, with such powers, authorities and discretions (not exceeding those vested in the board) and on such conditions as the board determines, including without limitation authority for the agent to delegate all or any of their powers, authorities and discretions, and may revoke or vary such delegation.

22.4	Offices including title “director”

The board may appoint any person to any office or employment having a designation or title including the word “director” or attach to any existing office or employment with the Company such a designation or title and may terminate any such appointment or the use of any such designation or title. The inclusion of the word “director” in the designation or title of any such office or employment shall not imply that the holder is a Director, and the holder shall not thereby be empowered in any respect to act as, or be deemed to be, a Director for any of the purposes of these Articles.

23.	NECESSARY COMMITTEES OF THE BOARD

23.1	Establishment of the Necessary Committees

From and after the Date of Adoption, the following committees of the board shall be established and maintained:

(a)

an audit committee (the “Audit Committee”), which shall review and approve the audited and unaudited financial statements and monthly management accounts of the Group, and have such other powers and authority as the board may provide by resolution;

(b)

a remuneration committee (the “Remuneration Committee”), which shall (i) review and approve the compensation of the executive officers of the Group and such other employees of the Group as are assigned thereto by the board, (ii) administer any incentive compensation plans of the Group approved by the board and (iii) have such other powers and authority as the board may provide by resolution;

(c)

a nomination committee (the “Nomination Committee”), which shall (i) develop the criteria and qualifications for membership on the board, (ii) subject to the terms of the Relevant Agreements, recruit, review, nominate and recommend candidates for election to the board or to fill vacancies on the board, (iii) review candidates proposed by shareholders and conduct appropriate inquiries into the background and qualifications of any such candidates and (iv) have such other powers and authority as the board may provide by resolution;

(d)	a finance and operations committee (the “Finance and Operations Committee”), which shall have such other powers and authority as the board may provide by resolution,

(together, the “Necessary Committees”).

23.2	Composition of the Necessary Committees

Subject to the terms of any Relevant Agreement, each of the Necessary Committees shall comprise the following numbers of Directors:

(a)	in relation to the Audit Committee, three (3) Independent Directors;

(b)

in relation to the Remuneration Committee, (A) one (1) Independent Director (who shall be the chair of the Remuneration Committee), (B) one (1) Nominee Director of an Investor that has a Director Appointment Right and (C) the Founder Director;

(c)

in relation to the Nomination Committee, (A) one (1) Independent Director (who shall be the chair of the Nomination Committee), (B) one (1) Nominee Director of an Investor that has a Director Appointment Right and (C) the Founder Director; and

(d)	in relation to the Finance and Operations Committee, (A) one (1) Independent Director, (B) one (1) Nominee Director of each Significant Investor and (C) the Founder Director,

provided that:

(i)	by the Second Anniversary Date, all Necessary Committees shall comprise a majority of Independent Directors;

(ii)

by the date that is five (5) years following the Date of Adoption, all Necessary Committees will consist only of Independent Directors, except for one (1) representative of the Group where necessary and permitted by applicable Law; and

(iii)	by the Second Anniversary Date, a lead Independent Director shall have been appointed.

23.3	Observers on Necessary Committees

Unless already serving as a member of the applicable Necessary Committee, a Significant Investor may request that its Nominee Director be appointed as an observer on each of the Audit Committee, the Remuneration Committee, the Nomination Committee and the Finance and Operations Committee. Such observer shall be entitled to all rights and privileges of a member of such Necessary Committee, except (i) the right to vote in meetings of such Necessary Committee and (ii) to be considered for purposes of the calculation of a quorum.

24.	DISQUALIFICATION AND REMOVAL OF DIRECTORS

24.1	Disqualification as a director

A person ceases to be a Director as soon as:

(a)	that person ceases to be a Director by virtue of any provision of the Act or is prohibited from being a director by law;

(b)	a bankruptcy order is made against that person;

(c)	a composition is made with that person’s creditors generally in satisfaction of that person’s debts;

(d)

a registered medical practitioner who is treating that person gives a written opinion to the Company stating that that person has become physically or mentally incapable of acting as a director and may remain so for more than three months;

(e)	by reason of that person’s mental health, a court makes an order which wholly or partly prevents that person from personally exercising any powers or rights which that person would otherwise have;

(f)	notification is received by the Company from the Director that the Director is resigning or retiring from office, and such resignation or retirement has taken effect in accordance with its terms; or

(g)	that person dies.

24.2	Power of Company to remove director

The Company may, without prejudice to the provisions of the Act, by ordinary resolution remove any Director from office (notwithstanding any provision of these Articles or of any agreement between the Company and such Director, but without prejudice to any claim they may have for damages for breach of any such agreement). No special notice need be given of any resolution to remove a Director in accordance with this Article and no Director proposed to be removed in accordance with this Article has any special right to protest against their removal. Subject to these Articles in respect of a Nominee Director, the Company may, by ordinary resolution, appoint another person in place of a Director removed from office in accordance with this Article 24.

24.3	Removal of the Investor Nominee Directors

If a Nominee Director is disqualified in accordance with Article 24.1 or removed in accordance with Article 24.2, the Investor that appointed such Investor Nominee Director shall appoint such replacement to serve as a Director as notified in writing by the relevant Investor (which for the avoidance of doubt, may be the same person who has been removed in accordance with Article 24.2, but not a person who has been disqualified in accordance with Article 24.1) and lodged at the registered office for the time being of the Company or delivered to a meeting of the board. If requested by the relevant Investor, without prejudice to any rights of the Investor hereunder, the Company shall as soon as practicable, and in any event within five (5) Business Days after the date of the notice from the Investor, ensure that the person so appointed or re-appointed by the relevant Investor is appointed or re-appointed (as the case may be) as a Director, at a meeting of the board by way of resolution of the board or by a written resolution of the Directors.

25.	NON-EXECUTIVE DIRECTORS

25.1	Arrangements with non-executive directors

Subject to the provisions of the Act, the board may enter into, vary and terminate an agreement or arrangement with any Director who does not hold executive office for the provision of their services to the Company. Any such agreement or arrangement may be made on such terms as the board determines.

25.2	Ordinary remuneration

Each non-executive Director shall be paid a fee for their services at such rate (less any taxes due pursuant to applicable Laws) as may from time to time be determined by the board (such fee to be paid in accordance with such Director’s directions or, in the case of a Nominee Director, at the relevant Investor’s direction).

25.3	Additional remuneration for special services

Any Director who does not hold executive office and who performs special services which in the opinion of the board are outside the scope of the ordinary duties of a Director, may be paid such extra remuneration by way of additional fee, salary, commission or otherwise as the board may determine (such extra remuneration to be paid in accordance with such Director’s directions or, in the case of a Nominee Director, at the relevant Investor’s direction).

26.	DIRECTORS’ EXPENSES

26.1	Directors may be paid expenses

The Directors may be paid reasonable travelling, hotel, and other expenses properly incurred by them in connection with their attendance at meetings of the board or committees of the board, general meetings or separate meetings of the holders of any class of shares or of debentures of the Company or otherwise in connection with the discharge of their duties at the Company’s request.

27.	EXECUTIVE DIRECTORS

27.1	Appointment to executive office

Subject to the provisions of the Act and these Articles, the board may appoint one or more of its body to be the holder of any executive office (including, without limitation, to hold office as president, chief executive officer and/or treasurer, but excluding that of auditor) in the Company and may enter into an agreement or arrangement with any such Director for their employment by the Company or for the provision by them of any services outside the scope of the ordinary duties of a director. Any such appointment, agreement or arrangement may be made on such terms, including without limitation terms as to remuneration, as the board determines. The board may revoke or vary any such appointment but without prejudice to any rights or claims which the person whose appointment is revoked or varied may have against the Company because of the revocation or variation.

Subject to applicable Law, the Company, the Founder and the Investors shall take all Necessary Action to cause the Founder to be appointed as the chief executive officer of the Company as of the Date of Adoption.

27.2	Termination of appointment to executive office

Any appointment of a Director to an executive office shall terminate if they cease to be a Director but without prejudice to any rights or claims which they may have against the Company by reason of such cessation. A Director appointed to an executive office shall not cease to be a Director merely because their appointment to such executive office terminates.

27.3	Emoluments to be determined by the board

The emoluments of any Director holding executive office for their services as such shall be determined by the board, and may be of any description, including without limitation admission to, or continuance of, membership of any scheme (including any share acquisition scheme) or fund instituted or established or financed or contributed to by the Company for the provision of pensions, life assurance or other benefits for employees or their dependants, or the payment of a pension or other benefits to them or their dependants on or after retirement or death, apart from membership of any such scheme or fund.

28.	DIRECTORS’ INTERESTS

28.1	Authorisation under section 175 of the Act

For the purposes of section 175 of the Act, the board may authorise any matter proposed to it in accordance with these Articles which would, if not so authorised, involve a breach of duty by a Director under that section, including, without limitation, any matter which relates to a situation in which a Director has, or can have, an interest which conflicts, or possibly may conflict, with the interests of the Company. Any such authorisation will be effective only if:

(a)	any requirement as to quorum at the meeting at which the matter is considered is met without counting the Director in question or any other interested Director; and

(b)	the matter was agreed to without their voting or would have been agreed to if their votes had not been counted.

The board may (whether at the time of the giving of the authorisation or subsequently) make any such authorisation subject to any limits or conditions it expressly imposes but such authorisation is otherwise given to the fullest extent permitted. The board may vary or terminate any such authorisation at any time.

For the purposes of the Articles, a conflict of interest includes a conflict of interest and duty and a conflict of duties, and interest includes both direct and indirect interests.

28.2	Director may contract with the Company and hold other offices etc

Provided that they have disclosed to the board the nature and extent of their interest (unless the circumstances referred to in section 177(5) or section 177(6) of the Act apply, in which case no such disclosure is required) a Director notwithstanding their office:

(a)	may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise (directly or indirectly) interested;

(b)

may act by themselves or their firm in a professional capacity for the Company (otherwise than as auditor) and they shall be entitled to remuneration for professional services as if they were not a Director; and

(c)	may be a director or other officer of, or employed by, or a party to a transaction or arrangement with, or otherwise interested in, any body corporate:

(i)	in which the Company is (directly or indirectly) interested as shareholder or otherwise; or

(ii)	with which they have such a relationship at the request or direction of the Company.

28.3	Remuneration, benefits etc.

A Director shall not, by reason of their office, be accountable to the Company for any remuneration or other benefit which they derive from any office or employment or from any transaction or arrangement or from any interest in any body corporate:

(a)	the acceptance, entry into or existence of which has been approved by the board pursuant to Article 28.1 (subject, in any such case, to any limits or conditions to which such approval was subject); or

(b)	which they are permitted to hold or enter into by virtue of paragraph (a), (b) or (c) of Article 28.2;

nor shall the receipt of any such remuneration or other benefit constitute a breach of their duty under section 176 of the Act.

28.4	Notification of interests

Any disclosure required by Article 28.2 may be made at a meeting of the board, by notice in writing or by general notice or otherwise in accordance with section 177 of the Act.

28.5	Waiver of corporate opportunity and duty of confidentiality to another person

A Director shall be under no duty to the Company with respect to any information or opportunity which they obtain or have obtained otherwise than solely in their capacity as a Director and, in case of each Director other than the Non-Founder Nominee Directors, for which they owe a duty of confidentiality to another person and, in case of the Non-Founder Nominee Directors, irrespective of whether they owe a duty of confidentiality to another person. However, to the extent that the relationship of a Director (other than a Non-Founder Nominee Director) with that other person gives rise to a conflict of interest or possible conflict of interest, this Article applies only if the existence of that relationship has been approved by the board pursuant to Article 28.1. In particular, such Director shall not be in breach of the general duties they owe to the Company by virtue of sections 171 to 177 of the Act because they fail:

(a)	to disclose any such information to the board or to any Director or other officer or employee of the Company; and/or

(b)	to use or apply any such information in performing their duties as a Director.

Notwithstanding anything to the contrary in these Articles, no Investor nor its Affiliates shall be restricted or prevented from pursuing any business opportunity or be obliged to present, or procure that any Affiliate of such Investor presents, such business opportunity to the Company.

28.6	Consequences of authorisation

Where (i) the existence of a Director’s relationship with another person has been approved by the board pursuant to Article 28.1 and their relationship with that person gives rise to a conflict of interest or possible conflict of interest, or (ii) if the Director is a Non-Founder Nominee Director, the Director shall not be in breach of the general duties they owe to the Company by virtue of sections 171 to 177 of the Act because they:

(a)

absent themselves from meetings of the board at which any matter relating to the conflict of interest or possible conflict of interest will or may be discussed or from the discussion of any such matter at a meeting or otherwise; and/or

(b)

make arrangements not to receive documents and information relating to any matter which gives rise to the conflict of interest or possible conflict of interest sent or supplied by the Company and/or for such documents and information to be received and read by a professional adviser, for so long as they reasonably believe such conflict of interest or possible conflict of interest subsists.

28.7	Without prejudice to equitable principles or rule of law

The provisions of Articles 28.5 and 28.6 are without prejudice to any equitable principle or rule of law which may excuse the Director from:

(a)	disclosing information, in circumstances where disclosure would otherwise be required under these Articles; or

(b)

attending meetings or discussions or receiving documents and information as referred to in Article 28.6, in circumstances where such attendance or receiving such documents and information would otherwise be required under these Articles.

28.8

Notwithstanding anything to the contrary in these Articles, a Non-Founder Nominee Director shall not be considered to have an interest which conflicts, or possibly may conflict, with the interests of the Company only on account of such Non-Founder Nominee Director being employed by an Investor.

29.	GRATUITIES, PENSIONS AND INSURANCE

29.1	Gratuities and pensions

The board may (by establishment of, or maintenance of, schemes or otherwise) provide benefits, whether by the payment of gratuities or pensions or by insurance or otherwise, for any past or present Director or employee of the Company or any of its subsidiary undertakings or any body corporate associated with, or any business acquired by, any of them, and for any member of their family (including a spouse, a civil partner, a former spouse and a former civil partner) or any person who is or was dependent on them, and may (as well before as after they cease to hold such office or employment) contribute to any fund and pay premiums for the purchase or provision of any such benefit.

29.2	Insurance

Without prejudice to the provisions of Article 43.1, the board may exercise all the powers of the Company to purchase and maintain insurance for or for the benefit of any person who is or was:

(a)

a Director, officer or employee of the Company, or any body which is or was the holding company or subsidiary undertaking of the Company, or in which the Company or such holding company or subsidiary undertaking has or had any interest (whether direct or indirect) or with which the Company or such holding company or subsidiary undertaking is or was in any way allied or associated; or

(b)	a trustee of any pension fund in which employees of the Company or any other body referred to in paragraph (a) of this Article are or have been interested,

including without limitation insurance against any liability incurred by such person in respect of any act or omission in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices in relation to the relevant body or fund.

29.3	Directors not liable to account

No Director or former Director shall be accountable to the Company or the members for any benefit provided pursuant to these Articles. The receipt of any such benefit shall not disqualify any person from being or becoming a Director.

29.4	Section 247 of the Act

The board may make provision for the benefit of any persons employed or formerly employed by the Company or any of its subsidiaries other than a Director or former Director or shadow Director in connection with the cessation or the transfer of the whole or part of the undertaking of the Company or any subsidiary. Any such provision shall be made by a resolution of the board in accordance with section 247 of the Act.

30.	PROCEEDINGS OF THE BOARD

30.1	Convening meetings

Subject to the provisions of these Articles, the board may regulate its proceedings as it thinks fit. Any two Directors may, and the secretary at the request of such Directors shall, call a meeting of the board by giving notice of the meeting to each Director. Notice of a board meeting shall be deemed to be given to a Director if it is given to them personally or sent in hard copy form to them at their last known address or such other address (if any) as may for the time being be specified by them or on their behalf to the Company for that purpose, or sent in electronic form to such address (if any) for the time being specified by them or on their behalf to the Company for that purpose. Questions arising at a meeting shall be decided by a majority of votes. Any Director may waive notice of a meeting and any such waiver may be retrospective. Any notice pursuant to this Article need not be in writing if the board so determines and any such determination may be retrospective.

30.2	Quorum

The quorum for the transaction of the business of the board may be fixed by the board and unless so fixed at any other number shall be any two Directors then in office. Any Director who ceases to be a Director at a board meeting may continue to be present and to act as a Director and be counted in the quorum until the termination of the board meeting if no Director objects.

30.3	Powers of directors if number falls below minimum

The continuing Directors or a sole continuing Director may act notwithstanding any vacancies in their number, but if the number of Directors is less than any number that may be fixed by the board as the quorum the continuing Directors or Director may act only for the purpose of filling vacancies or of calling a general meeting.

30.4	Chair and deputy chair

Subject to these Articles, the board may appoint one of their number to be the chair, and one of their number to be the deputy chair, of the board and may at any time remove either of them from such office. Unless they are unwilling to do so, the Director appointed as chair, or in their stead the Director appointed as deputy chair, shall preside at every meeting of the board at which they are present. If there is no Director holding either of those offices, or if neither the chair nor the deputy chair is willing to preside or neither of them is present within five minutes after the time appointed for the meeting, the Directors present may appoint one of their number to be chair of the meeting. As of the Date of Adoption, the chair of the board shall be the Founder.

30.5	Validity of acts of the board

All acts done by a meeting of the board, or of a committee of the board, or by a person acting as a Director, shall, notwithstanding that it be afterwards discovered that there was a defect in the appointment of any Director or any member of the committee or that any of them were disqualified from holding office, or had vacated office, or were not entitled to vote, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director and had been entitled to vote.

30.6	Resolutions in writing

A resolution in writing agreed to by all the Directors entitled to vote at a meeting of the board or of a committee of the board (not being less than the number of Directors required to form a quorum of the board) shall be as valid and effectual as if it had been passed at a meeting of the board or (as the case may be) a committee of the board duly convened and held. For this purpose:

(a)

a Director signifies their agreement to a proposed written resolution when the Company receives from them a document indicating their agreement to the resolution authenticated in the manner permitted by the Act for a document in the relevant form; and

(b)	the Director may send the document in hard copy form or in electronic form to such address (if any) for the time being specified by the Company for that purpose.

30.7	Meetings by telephone etc.

Without prejudice to the first sentence of Article 30.1, a person entitled to be present at a meeting of the board or of a committee of the board shall be deemed to be present for all purposes if they are able (directly or by electronic communication) to speak to and be heard by all those present or deemed to be present simultaneously. A Director so deemed to be present shall be entitled to vote and be counted in a quorum accordingly. The word “meeting” in these Articles shall be construed accordingly.

30.8	Directors’ power to vote on contracts in which they are interested

Except as otherwise provided by these Articles, a Director shall not vote at a meeting of the board or a committee of the board on any resolution of the board concerning a matter in which they have an interest (other than by virtue of their interests in shares or debentures or other securities of, or otherwise in or through, the Company) which can reasonably be regarded as likely to give rise to a conflict with the interests of the Company, unless their interest arises only because the resolution concerns one or more of the following matters:

(a)

the giving of a guarantee, security or indemnity in respect of money lent or obligations incurred by them or any other person at the request of or for the benefit of, the Company or any of its subsidiary undertakings;

(b)

the giving of a guarantee, security or indemnity in respect of a debt or obligation of the Company or any of its subsidiary undertakings for which the Director has assumed responsibility (in whole or part and whether alone or jointly with others) under a guarantee or indemnity or by the giving of security;

(c)

a contract, arrangement, transaction or proposal concerning an offer of shares, debentures or other securities of the Company or any of its subsidiary undertakings for subscription or purchase, in which offer they are or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which they are to participate;

(d)

a contract, arrangement, transaction or proposal concerning any other body corporate in which they or any person connected with them is interested, directly or indirectly, and whether as an officer, shareholder, creditor or otherwise, if they and any persons connected with them do not to their knowledge hold an interest (as that term is used in sections 820 to 825 of the Act)

representing one per cent. (1%) or more of either any class of the equity share capital of such body corporate (or any other body corporate through which their interest is derived) or of the voting rights available to members of the relevant body corporate (any such interest being deemed for the purpose of this Article to be likely to give rise to a conflict with the interests of the Company in all circumstances);

(e)

a contract, arrangement, transaction or proposal for the benefit of employees of the Company or of any of its subsidiary undertakings which does not award them any privilege or benefit not generally accorded to the employees to whom the arrangement relates; and

(f)

a contract, arrangement, transaction or proposal concerning any insurance which the Company is empowered to purchase or maintain for, or for the benefit of, any Directors or for persons who include Directors.

The Company may by ordinary resolution suspend or relax to any extent, either generally or in respect of any particular matter, any provision of these Articles prohibiting a Director from voting at a meeting of the board or of a committee of the board.

30.9	Division of proposals

Where proposals are under consideration concerning the appointment (including without limitation fixing or varying the terms of appointment) of two or more Directors to offices or employments with the Company or any body corporate in which the Company is interested, the proposals may be divided and considered in relation to each Director separately. In such cases each of the Directors concerned shall be entitled to vote in respect of each resolution except that concerning their own appointment.

30.10	Decision of chair final and conclusive

If a question arises at a meeting of the board or of a committee of the board as to the entitlement of a Director to vote, the question may, before the conclusion of the meeting, be referred to the chair of the meeting and their ruling in relation to any Director other than himself shall be final and conclusive except in a case where the nature or extent of the interests of the Director concerned have not been fairly disclosed. If any such question arises in respect of the chair of the meeting, it shall be decided by resolution of the board (on which the chair shall not vote) and such resolution will be final and conclusive except in a case where the nature and extent of the interests of the chair have not been fairly disclosed.

31.	SECRETARY

31.1	Appointment and removal of secretary

Subject to the provisions of the Act, the secretary shall be appointed by the board for such term, at such remuneration and on such conditions as it may think fit. Any secretary so appointed may be removed by the board, but without prejudice to any claim for damages for breach of any contract of service between them and the Company.

32.	MINUTES

32.1	Minutes required to be kept

The board shall cause minutes to be recorded for the purpose of:

(a)	all appointments of officers made by the board; and

(b)

all proceedings at meetings of the Company, the holders of any class of shares in the capital of the Company, the board and committees of the board, including the names of the Directors present at each such meeting.

32.2	Conclusiveness of minutes

Any such minutes, if purporting to be authenticated by the chair of the meeting to which they relate or of the next meeting, shall be sufficient evidence of the proceedings at the meeting without any further proof of the facts stated in them.

33.	THE SEAL

33.1	Authority required for execution of deed

The seal shall only be used by the authority of a resolution of the board. The board may determine who shall sign any document executed under the seal. If they do not, it shall be signed by at least one Director and the secretary or by at least two Directors. Any document may be executed under the seal by impressing the seal by mechanical means or by printing the seal or a facsimile of it on the document or by applying the seal or a facsimile of it by any other means to the document. A document executed, with the authority of a resolution of the board, in any manner permitted by section 44(2) of the Act and expressed (in whatever form of words) to be executed by the Company has the same effect as if executed under the seal.

33.2	Certificates for shares and debentures

The board may by resolution determine either generally or in any particular case that any certificate for shares or debentures or representing any other form of security may have any signature affixed to it by some mechanical or electronic means, or printed on it or, in the case of a certificate executed under the seal, need not bear any signature.

34.	REGISTERS

34.1	Overseas and local registers

Subject to the provisions of the Act, the Company may keep an overseas or local or other register in any place, and the board may make, amend and revoke any regulations it thinks fit about the keeping of that register.

34.2	Authentication and certification of copies and extracts

Any Director or the secretary or any other person appointed by the board for the purpose shall have power to authenticate and certify as true copies of and extracts from:

(a)	any document comprising or affecting the constitution of the Company, whether in hard copy form or electronic form;

(b)	any resolution passed by the Company, the holders of any class of shares in the capital of the Company, the board or any committee of the board, whether in hard copy form or electronic form; and

(c)	any book, record and document relating to the business of the Company, whether in hard copy form or electronic form (including without limitation the accounts).

If certified in this way, a document purporting to be a copy of a resolution, or the minutes or an extract from the minutes of a meeting of the Company, the holders of any class of shares in the capital of the Company, the board or a committee of the board, whether in hard copy form or electronic form, shall be conclusive evidence in favour of all persons dealing with the Company in reliance on it or them that the resolution was duly passed or that the minutes are, or the extract from the minutes is, a true and accurate record of proceedings at a duly constituted meeting.

35.	DIVIDENDS

35.1	Declaration of dividends

Subject to the provisions of the Act, the Company may by ordinary resolution declare dividends in accordance with the respective rights of the members, but no dividend shall exceed the amount recommended by the board.

35.2	Interim dividends

Subject to the provisions of the Act, the board may pay interim dividends if it appears to the board that they are justified by the profits of the Company available for distribution. If the share capital is divided into different classes, the board may:

(a)

pay interim dividends on shares which confer deferred or non-preferred rights with regard to dividends as well as on shares which confer preferential rights with regard to dividends, but no interim dividend shall be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears; and

(b)	pay at intervals settled by it any dividend payable at a fixed rate if it appears to the board that the profits available for distribution justify the payment.

If the board acts in good faith it shall not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on any shares having deferred or non-preferred rights.

35.3	Declaration and payment in different currencies

Dividends may be declared and paid in any currency or currencies that the board shall determine. The board may also determine the exchange rate and the relevant date for determining the value of the dividend in any currency.

35.4	Apportionment of dividends

Except as otherwise provided by the rights attached to shares, all dividends shall be declared and paid according to the amounts paid up on the shares (being the nominal value on the shares) on which the dividend is paid; but no amount paid on a share in advance of the date on which a call is payable shall be treated for the purpose of this Article as paid on the share. All dividends shall be apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid; but, if any share is allotted or issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly.

35.5	Dividends in specie

A general meeting declaring a dividend may, on the recommendation of the board, by ordinary resolution direct that it shall be satisfied wholly or partly by the distribution of assets, including without limitation paid up shares or debentures of another body corporate. The board may make any arrangements it thinks fit to settle any difficulty arising in connection with the distribution, including without limitation (a) the fixing of the value for distribution of any assets, (b) the payment of cash to any member on the basis of that value in order to adjust the rights of members, and (c) the vesting of any asset in a trustee.

35.6	Scrip dividends: authorising resolution

The board may, if authorised by an ordinary resolution of the Company (the “Resolution”), offer any holder of shares the right to elect to receive shares, credited as fully paid, instead of cash in respect of the whole (or some part, to be determined by the board) of all or any dividend specified by the Resolution. The offer shall be on the terms and conditions and be made in the manner specified in Article 35.7 or, subject to those provisions, specified in the Resolution.

35.7	Scrip dividends: procedures

The following provisions shall apply to the Resolution and any offer made pursuant to it and Article 35.6.

(a)	The Resolution may specify a particular dividend, or may specify all or any dividends declared within a specified period.

(b)

Each holder of shares shall be entitled to that number of new shares as are together as nearly as possible equal in value to (but not greater than) the cash amount (disregarding any tax credit) of the dividend that such holder elects to forgo (each a “new share”). For this purpose, the value of each new share shall be:

(i)

equal to the “average quotation” for the Company’s shares, that is, the average of the middle market quotations for those shares on NASDAQ or other exchange or quotation service on which the Company’s shares are listed or quoted as derived from such source as the board may deem appropriate, on the day on which such shares are first quoted ex the relevant dividend and the four subsequent Business Days; or

(ii)	calculated in any other manner specified by the Resolution,

but shall never be less than the par value of the new share.

A certificate or report by the auditors as to the value of a new share in respect of any dividend shall be conclusive evidence of that value.

(c)

On or as soon as practicable after announcing that any dividend is to be declared or recommended, the board, if it intends to offer an election in respect of that dividend, shall also announce that intention. If, after determining the basis of allotment, the board decides to proceed with the offer, it shall notify the holders of shares of the terms and conditions of the right of election offered to them, specifying the procedure to be followed and place at which, and the latest time by which, elections or notices amending or terminating existing elections must be delivered in order to be effective.

(d)

The board shall not proceed with any election unless the board has sufficient authority to allot shares and sufficient reserves or funds that may be appropriated to give effect to it after the basis of allotment is determined.

(e)

The board may exclude from any offer any holders of shares where the board believes the making of the offer to them would or might involve the contravention of the laws of any territory or that for any other reason the offer should not be made to them.

(f)

The dividend (or that part of the dividend in respect of which a right of election has been offered) shall not be payable in cash on shares in respect of which an election has been made (the “elected shares”) and instead such number of new shares shall be allotted to each holder of elected shares as is arrived at on the basis stated in paragraph (b) of this Article. For that purpose the board shall appropriate out of any amount for the time being standing to the credit of any reserve or fund (including without limitation the profit and loss account), whether or not it is available for distribution, a sum equal to the aggregate nominal amount of the new shares to be allotted and apply it in paying up in full the appropriate number of new shares for allotment and distribution to each holder of elected shares as is arrived at on the basis stated in paragraph (b) of this Article.

(g)

The new shares when allotted shall rank equally in all respects with the fully paid shares of the same class then in issue except that they shall not be entitled to participate in the relevant dividend.

(h)

No fraction of a share shall be allotted. The board may make such provision as it thinks fit for any fractional entitlements including without limitation payment in cash to holders in respect of their fractional entitlements, provision for the accrual, retention or accumulation of all or part of the benefit of fractional entitlements to or by the Company or to or by or on behalf of any holder or the application of any accrual, retention or accumulation to the allotment of fully paid shares to any holder.

(i)

The board may do all acts and things it considers necessary or expedient to give effect to the allotment and issue of any share pursuant to this Article or otherwise in connection with any offer made pursuant to this Article and may authorise any person, acting on behalf of the holders concerned, to enter into an agreement with the Company providing for such allotment or issue and incidental matters. Any agreement made under such authority shall be effective and binding on all concerned.

(j)	The board may, at its discretion, amend, suspend or terminate any offer pursuant to this Article.

35.8	Permitted deductions and retentions

The board may deduct from any dividend or other moneys payable to any member in respect of a share any moneys presently payable by them to the Company in respect of that share. Where a person is entitled by transmission to a share, the board may retain any dividend payable in respect of that share until that person (or that person’s transferee) becomes the holder of that share.

35.9	Procedure for payment to holders and others entitled

Any dividend or other moneys payable in respect of a share may be paid:

(a)	in cash; or

(b)	by cheque or warrant made payable to or to the order of the holder or person entitled to payment; or

(c)

by any direct debit, bank or other funds transfer system to the holder or person entitled to payment or, if practicable, to a person designated by notice to the Company by the holder or person entitled to payment; or

(d)	by any other method approved by the board and agreed (in such form as the Company thinks appropriate) by the holder or person entitled to payment.

35.10	Joint entitlement

If two or more persons are registered as joint holders of any share, or are entitled by transmission jointly to a share, the Company may:

(a)	pay any dividend or other moneys payable in respect of the share to any one of them and any one of them may give effectual receipt for that payment; and

(b)	for the purpose of Article 35.9, rely in relation to the share on the written direction, designation or agreement of, or notice to the Company by, any one of them.

35.11	Payment by post

A cheque or warrant may be sent by post:

(a)	where a share is held by a sole holder, to the registered address of the holder of the share; or

(b)	if two or more persons are the holders, to the registered address of the person who is first named in the register; or

(c)	if a person is entitled by transmission to the share, as if it were a notice to be sent under Article 39.7; or

(d)	in any case, to such person and to such address as the person entitled to payment may direct by notice to the Company.

35.12	Discharge to Company and risk

Payment of a cheque or warrant by the bank on which it was drawn or the transfer of funds by the bank instructed to make the transfer shall be a good discharge to the Company. Every cheque or warrant sent or transfer of funds made by the relevant bank or system in accordance with these Articles shall be at the risk of the holder or person entitled. The Company shall have no responsibility for any sums lost or delayed in the course of payment by any method used by the Company in accordance with Article 35.9.

35.13	Interest not payable

No dividend or other moneys payable in respect of a share shall bear interest against the Company unless otherwise provided by the rights attached to the share.

35.14	Forfeiture of unclaimed dividends

Any dividend which has remained unclaimed for 12 years from the date when it became due for payment shall, if the board so resolves, be forfeited and cease to remain owing by the Company. The payment of any unclaimed dividend or other moneys payable in respect of a share may (but need not) be paid by the Company into an account separate from the Company’s own account. Such payment shall not constitute the Company a trustee in respect of it. The Company shall be entitled to cease sending dividend warrants and cheques by post or otherwise to a member if those instruments have been returned undelivered, or left uncashed by that member, on at least two consecutive occasions, or, following one such occasion, reasonable enquiries have failed to establish the member’s new address. The entitlement conferred on the Company by this Article in respect of any member shall cease if the member claims a dividend or cashes a dividend warrant or cheque.

36.	CAPITALISATION OF PROFITS AND RESERVES

36.1	Power to capitalise

The board may with the authority of an ordinary resolution of the Company:

(a)

subject to the provisions of this Article, resolve to capitalise any undistributed profits of the Company not required for paying any preferential dividend (whether or not they are available for distribution) or any sum standing to the credit of any reserve or other fund, including without limitation the Company’s share premium account and capital redemption reserve, if any;

(b)

appropriate the sum resolved to be capitalised to the members or any class of members on the record date specified in the relevant resolution who would have been entitled to it if it were distributed by way of dividend and in the same proportions;

(c)

apply that sum on their behalf either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or in paying up in full shares, debentures or other obligations of the Company of a nominal amount equal to that sum but the share premium account, the capital redemption reserve, and any profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up shares to be allotted to members credited as fully paid;

(d)	allot the shares, debentures or other obligations credited as fully paid to those members, or as they may direct, in those proportions, or partly in one way and partly in the other;

(e)

where shares or debentures become, or would otherwise become, distributable under this Article in fractions, make such provision as they think fit for any fractional entitlements including without limitation authorising their sale and transfer to any person, resolving that the distribution be made as nearly as practicable in the correct proportion but not exactly so, ignoring fractions altogether or resolving that cash payments be made to any members in order to adjust the rights of all parties;

(f)	authorise any person to enter into an agreement with the Company on behalf of all the members concerned providing for either:

(i)	the allotment to the members respectively, credited as fully paid, of any shares, debentures or other obligations to which they are entitled on the capitalisation; or

(ii)

the payment up by the Company on behalf of the members of the amounts, or any part of the amounts, remaining unpaid on their existing shares by the application of their respective proportions of the sum resolved to be capitalised, and any agreement made under that authority shall be binding on all such members; and

(g)	generally do all acts and things required to give effect to the ordinary resolution.

37.	RECORD DATES

37.1	Record dates for dividends etc.

Notwithstanding any other provision of these Articles, and subject to the Act, the Company or the board may:

(a)

fix any date as the record date for any dividend, distribution, allotment or issue, which may be on or at any time before or after any date on which the dividend, distribution, allotment or issue is declared, paid or made;

(b)

for the purpose of determining which persons are entitled to attend and vote at a general meeting of the Company, or a separate general meeting of the holders of any class of shares in the capital of the Company, and how many votes such persons may cast, specify in the notice of meeting a time by which a person must be entered on the register in order to have the right to attend or vote at the meeting; changes to the register after the time specified by virtue of this Article 37.1 shall be disregarded in determining the rights of any person to attend or vote at the meeting; and

(c)

for the purpose of sending notices of general meetings of the Company, or separate general meetings of the holders of any class of shares in the capital of the Company, under these Articles, determine that persons entitled to receive such notices are those persons entered on the register at the close of business on a day determined by the Company or the board, which day may not be more than 21 days before the day that notices of the meeting are sent.

38.	ACCOUNTS

38.1	Rights to inspect records

No member shall (as such) have any right to inspect any accounting records or other book or document of the Company except as conferred by statute or authorised by the board or by ordinary resolution of the Company or order of a court of competent jurisdiction.

38.2	Sending of annual accounts

Subject to the Act, a copy of the Company’s annual accounts and reports for that financial year shall, at least 21 clear days before the date of the meeting at which copies of those documents are to be laid in accordance with the provisions of the Act, be sent to every member and to every holder of the Company’s debentures, and to every person who is entitled to receive notice of meetings from the Company under the provisions of the Act or of these Articles or, in the case of joint holders of any share or debenture, to one of the joint holders. A copy need not be sent to a person for whom the Company does not have a current address.

38.3	Summary financial statements

Subject to the Act, the requirements of Article 38.2 shall be deemed satisfied in relation to any person by sending to the person, instead of such copies, a summary financial statement derived from the Company’s annual accounts and the Directors’ report, which shall be in the form and containing the information prescribed by the Act and any regulations made under the Act.

39.	COMMUNICATIONS

39.1	When notice required to be in writing

Any notice to be sent to or by any person pursuant to these Articles (other than a notice calling a meeting of the board) shall be in writing.

39.2	Methods of Company sending notice

Subject to Article 39.1 and unless otherwise provided by these Articles, the Company shall send or supply a document or information that is required or authorised to be sent or supplied to a member or any other person by the Company by a provision of the Act or pursuant to these Articles or to any other rules or regulations to which the Company may be subject in such form and by such means as it may in its absolute discretion determine provided that the provisions of the Act which apply to sending or supplying a document or information required or authorised to be sent or supplied by the Act shall, the necessary changes having been made, also apply to sending or supplying any document or information required or authorised to be sent by these Articles or any other rules or regulations to which the Company may be subject.

39.3	Methods of member etc. sending document or information

Subject to Article 39.1 and unless otherwise provided by these Articles, a member or a person entitled by transmission to a share shall send a document or information pursuant to these Articles to the Company in such form and by such means as it may in its absolute discretion determine provided that:

(a)	the determined form and means are permitted by the Act for the purpose of sending or supplying a document or information of that type to a company pursuant to a provision of the Act; and

(b)

unless the board otherwise permits, any applicable condition or limitation specified in the Act, including without limitation as to the address to which the document or information may be sent, is satisfied.

Unless otherwise provided by these Articles or required by the board, such document or information shall be authenticated in the manner specified by the Act for authentication of a document or information sent in the relevant form.

39.4	Notice to joint holders

In the case of joint holders of a share any document or information shall be sent to the joint holder whose name stands first in the register in respect of the joint holding and any document or information so sent shall be deemed for all purposes sent to all the joint holders.

39.5	Deemed receipt of notice

A member present, either in person or by proxy, at any meeting of the Company or of the holders of any class of shares in the capital of the Company shall be deemed to have been sent notice of the meeting and, where requisite, of the purposes for which it was called.

39.6	Terms and conditions for electronic communications

The board may from time to time issue, endorse or adopt terms and conditions relating to the use of electronic means for the sending of notices, other documents and proxy appointments by the Company to members or persons entitled by transmission and by members or persons entitled by transmission to the Company.

39.7	Notice to persons entitled by transmission

A document or information may be sent or supplied by the Company to the person or persons entitled by transmission to a share by sending it in any manner the Company may choose authorised by these Articles for the sending of a document or information to a member, addressed to them by name, or by the title of representative of the deceased, or trustee of the bankrupt or by any similar description at the address (if any) as may be supplied for that purpose by or on behalf of the person or persons claiming to be so entitled. Until such an address has been supplied, a document or information may be sent in any manner in which it might have been sent if the death or bankruptcy or other event giving rise to the transmission had not occurred.

39.8	Transferees etc. bound by prior notice

Every person who becomes entitled to a share shall be bound by any notice in respect of that share which, before their name is entered in the register, has been sent to a person from whom they derive their title.

39.9	Proof of sending/when notices etc. deemed sent by post

Proof that a document or information was properly addressed, prepaid and posted shall be conclusive evidence that the document or information was sent or supplied. A document or information sent by the Company to a member by post shall be deemed to have been received:

(a)

if sent by first class post or special delivery post from an address in the United Kingdom to another address in the United Kingdom, or by a postal service similar to first class post or special delivery post from an address in another country to another address in that other country, on the day following that on which the document or information was posted; and

(b)	in any other case, on the second day following that on which the document or information was posted.

39.10	When notices etc. deemed sent by hand

A document or information sent by the Company to a member by hand shall be deemed to have been received by the member when it is handed to the member or left at their registered address.

39.11	Proof of sending/when notices etc. deemed sent by electronic means

Proof that a document or information sent or supplied by electronic means was properly addressed shall be conclusive evidence that the document or information was sent or supplied. A document or information sent or supplied by the Company to a member in electronic form shall be deemed to have been received by the member on the day following that on which the document or information was sent to the member. Such a document or information shall be deemed received by the member on that day notwithstanding that the Company becomes aware that the member has failed to receive the relevant document or information for any reason and notwithstanding that the Company subsequently sends a hard copy of such document or information by post to the member.

39.12	When notices etc. deemed sent by website

A document or information sent or supplied by the Company to a member by means of a website shall be deemed to have been received by the member:

(a)	when the document or information was first made available on the website; or

(b)

if later, when the member is deemed by Articles 39.9, 39.10 or 39.11 to have received notice of the fact that the document or information was available on the website. Such a document or information shall be deemed received by the member on that day notwithstanding that the Company becomes aware that the member has failed to receive the relevant document or information for any reason and notwithstanding that the Company subsequently sends a hard copy of such document or information by post to the member.

39.13	No entitlement to receive notice etc if Company has no current address

A member shall not be entitled to receive any document or information that is required or authorised to be sent or supplied to them by the Company by a provision of the Act or pursuant to these Articles or to any other rules or regulations to which the Company may be subject if documents or information sent or supplied to that member by post in accordance with the Articles have been returned undelivered to the Company:

(a)	on at least two consecutive occasions; or

(b)	on one occasion and reasonable enquiries have failed to establish the member’s address.

Without prejudice to the generality of the foregoing, any notice of a general meeting of the Company which is in fact sent or purports to be sent to such member shall be ignored for the purpose of determining the validity of the proceedings at such general meeting.

A member to whom this Article applies shall become entitled to receive such documents or information when they have given the Company an address to which they may be sent or supplied.

40.	DESTRUCTION OF DOCUMENTS

40.1	Power of Company to destroy documents

The Company shall be entitled to destroy:

(a)

all instruments of transfer of shares which have been registered, and all other documents on the basis of which any entry is made in the register, at any time after the expiration of six years from the date of registration;

(b)	all dividend mandates, variations or cancellations of dividend mandates, and notifications of change of address at any time after the expiration of two years from the date of recording;

(c)	all share certificates which have been cancelled at any time after the expiration of one year from the date of the cancellation;

(d)	all paid dividend warrants and cheques at any time after the expiration of one year from the date of actual payment;

(e)	all proxy appointments which have been used for the purpose of a poll at any time after the expiration of one year from the date of use; and

(f)

all proxy appointments which have not been used for the purpose of a poll at any time after one month from the end of the meeting to which the proxy appointment relates and at which no poll was demanded.

40.2	Presumption in relation to destroyed documents

It shall conclusively be presumed in favour of the Company that:

(a)	every entry in the register purporting to have been made on the basis of an instrument of transfer or other document destroyed in accordance with Article 40.1 was duly and properly made;

(b)	every instrument of transfer destroyed in accordance with Article 40.1 was a valid and effective instrument duly and properly registered;

(c)	every share certificate destroyed in accordance with Article 40.1 was a valid and effective certificate duly and properly cancelled; and

(d)	every other document destroyed in accordance with Article 40.1 was a valid and effective document in accordance with its recorded particulars in the books or records of the Company,

but:

(e)

the provisions of this Article and Article 40.1 apply only to the destruction of a document in good faith and without notice of any claim (regardless of the parties) to which the document might be relevant;

(f)

nothing in this Article or Article 40.1 shall be construed as imposing on the Company any liability in respect of the destruction of any document earlier than the time specified in Article 40.1 or in any other circumstances which would not attach to the Company in the absence of this Article or Article 40.1; and

(g)	any reference in this Article or Article 40.1 to the destruction of any document includes a reference to its disposal in any manner.

41.	UNTRACED MEMBERS

41.1	Power to dispose of shares of untraced members

The Company shall be entitled to sell, at the best price reasonably obtainable, the shares of a member or the shares to which a person is entitled by transmission if:

(a)

during the period of 12 years before the date of the publication of the advertisements referred to in paragraph (b) of this Article (or, if published on different dates, the first date) (the “relevant period”) at least three dividends in respect of the shares in question have been declared and all dividend warrants and cheques which have been sent in the manner authorised by these Articles in respect of the shares in question have remained uncashed;

(b)

the Company shall as soon as practicable after expiry of the relevant period have inserted advertisements both in a national daily newspaper and in a newspaper circulating in the area of the last known address of such member or other person giving notice of its intention to sell the shares; and

(c)

during the relevant period and the period of three months following the publication of the advertisements referred to in paragraph (b) of this Article (or, if published on different dates, the first date) the Company has received no indication either of the whereabouts or of the existence of such member or person.

41.2	Transfer on sale

To give effect to any sale pursuant to Article 41.1, the board may:

(a)	authorise any person to execute an instrument of transfer of the shares to, or in accordance with the directions of, the buyer; or

(b)

where the shares are held in uncertificated form, do all acts and things it considers necessary and expedient to effect the transfer of the shares to, or in accordance with the directions of, the buyer.

41.3	Effectiveness of transfer

An instrument of transfer executed by that person in accordance with Article 41.2 shall be as effective as if it had been executed by the holder of, or person entitled by transmission to, the shares. An exercise by the Company of its powers in accordance with Article 41.2(b) shall be as effective as if exercised by the registered holder of or person entitled by transmission to the shares. The transferee shall not be bound to see to the application of the purchase money, and their title to the shares shall not be affected by any irregularity in, or invalidity of, the proceedings in reference to the sale.

41.4	Proceeds of sale

The net proceeds of sale shall belong to the Company which shall be obliged to account to the former member or other person previously entitled for an amount equal to the proceeds. The Company shall enter the name of such former member or other person in the books of the Company as a creditor for that amount. In relation to the debt, no trust is created and no interest is payable. The Company shall not be required to account for any money earned on the net proceeds of sale, which may be used in the Company’s business or invested in such a way as the board from time to time thinks fit.

42.	WINDING UP

42.1	Liquidator may distribute in specie

If the Company is wound up, the liquidator may, with the sanction of a special resolution of the Company and any other sanction required by the Insolvency Act 1986:

(a)

divide among the members in specie the whole or any part of the assets of the Company and may, for that purpose, value any assets and determine how the division shall be carried out as between the members or different classes of members;

(b)	vest the whole or any part of the assets in trustees for the benefit of the members; and

(c)	determine the scope and terms of those trusts,

but no member shall be compelled to accept any asset on which there is a liability.

42.2	Disposal of assets by liquidator

The power of sale of a liquidator shall include a power to sell wholly or partially for shares or debentures or other obligations of another body corporate, either then already constituted or about to be constituted for the purpose of carrying out the sale.

43.	INDEMNITY

43.1	Indemnity to directors and officers

Subject to the provisions of the Act, but without prejudice to any indemnity to which the person concerned may otherwise be entitled, every Director or other officer of the Company (other than any person (whether an officer or not) engaged by the Company as auditor) shall be indemnified out of the assets of the Company against any liability incurred by them for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company, provided that this Article shall be deemed not to provide for, or entitle any such person to, indemnification to the extent that it would cause this Article, or any element of it, to be treated as void under the Act.

44.	SPIN-OFFS OR SPLIT-OFFS

If the Company effects the separation of any material portion of its business into one or more entities (each, a “NewCo”), whether existing or newly formed (including by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction) and the applicable Investors will receive equity interests in any such NewCo as part of such separation, the Company shall take all Necessary Actions to procure that any such NewCo enters into a shareholders agreement with the Investors that provides the Investors with rights vis-á-vis such NewCo that are substantially identical to those available to the Investors in the Company in their capacity as shareholders.

45.	RENEW INDIA SHARE CAPITAL

For so long as CPPIB, GSW or a Founder Investor holds ReNew India Common Shares, the Company shall exercise all rights and powers of control available to it in relation to ReNew India to not permit ReNew India to, without CPPIB’s, GSW’s, such Founder Investor’s and, in the case of the following clauses (i), (ii) and (iii), Platinum Cactus’ prior written consent (as applicable), (i) issue shares, other than issuances to the Company or to a wholly-owned Subsidiary of the Company, (ii) alter or change the rights, preferences or privileges of the ReNew India Common Shares, (iii) repurchase, buy-back or otherwise extinguish any ReNew India Common Shares (including through a capital reduction or other process having a similar effect), other than in connection with the Founder Investors’ rights pursuant to any Relevant Agreements or (iv) amend or waive any provision of the constitutional documents of ReNew India, in each case, in a manner that is materially adverse and disproportionate to CPPIB, GSW or such Founder Investor (as applicable) in relation to its ReNew India Common Shares as compared to any other shareholder of the Company in relation to such shareholder’s ReNew India Common Shares.

46.	AMENDMENT OF ARTICLES

Except as otherwise provided herein or by law, the Articles may be amended from time to time by a special resolution of the shareholders at a general meeting, provided that:

(a)

for so long as any Investor holds an Effective Economic Interest, any amendments to Articles 2.3, 8.2, 8.3, 8.4, 18, 19, 22.1, 23, 28.5 and this 46(a) shall be made only with the prior written consent of each such Investor; and

(b)	for so long as any Investor holds ReNew India Common Shares, any amendments to Article 45 and this Article 46(b) shall be made only with the prior written consent of each such Investor.

47.	DISPUTE RESOLUTION

47.1	Exclusive jurisdiction of English courts

(a)

Save in respect of any cause of action arising under the Securities Act or the Exchange Act, unless the Company by ordinary resolution consents to the selection of an alternative forum, the courts of England and Wales shall have exclusive jurisdiction to determine any and all disputes brought by a member in that member’s capacity as such against the Company and/or the board and/or any of the Directors or officers individually or collectively, arising out of or in connection with these Articles or otherwise or any non-contractual obligations arising out of or in connection with these Articles or otherwise.

(b)

Unless the Company by ordinary resolution consents to the selection of an alternative forum in the United States, the United States District Court for the Southern District of New York shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act.

(c)	Any person or entity purchasing or otherwise acquiring any interest in the Company’s shares shall be deemed to have notice of and to have consented to the provisions of this Article 47.1.

47.2	Governing law

The governing law of these Articles is the law of England and these Articles shall be interpreted in accordance with English law.

SCHEDULE 1

INVESTOR SHAREHOLDING (AS OF THE DATE OF ADOPTION)

Investor	Equivalent Economic Beneficial Shares	Equivalent Outstanding Economic Beneficial Shares	Effective Economic Interest	Equivalent Voting Beneficial Shares
Founder Investors
GSW
CPPIB
Platinum Cactus
JERA
RMG

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

In connection with the completion of this offering, ReNew Global expects to enter into deeds of indemnity with each of its directors that will indemnify such persons to the maximum extent permitted by applicable law against all losses suffered or incurred by them including, among other things, those that arise out of or in connection with his or her appointment as a director or officer, an act done, concurred in or omitted to be done by such person in connection with such person’s performance of his or her functions as a director or officer, or an official investigation, examination or other proceedings ordered or commissioned in connection with the affairs of the company of which he or she is serving as a director or officer at the request of the indemnifying company. ReNew Global expects that these deeds of indemnity will provide the directors and officers with contractual rights to indemnification and expense advancement.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Number	Description

2.1#	Business Combination Agreement (included as Annex A to the proxy statement/prospectus)

2.2#	Amendment No. 1 to the Business Combination Agreement

3.1#	Form of the Amended and Restated Memorandum and Articles of Association of RMG II (included as Annex D to the proxy statement/prospectus)

3.2#	Form of the Amended and Restated Articles of Association of ReNew Global (included as Annex E to the proxy statement/prospectus)

4.1#	Specimen ReNew Global Share Certificate

4.2	Specimen RMG II Adjusted Warrant Certificate

4.3#	Warrant Agreement, dated December 9, 2021, by and between Continental Stock Transfer & Trust Company and RMG II

4.4.1#	Form of Warrant Assignment and Assumption Agreement among RMG, ReNew Global and Continental Stock Transfer & Trust Company

4.4.2#	Form of Amended and Restated Warrant Agreement between ReNew Global and Computershare Trust Company N.A.

4.5#	Form of ReNew Global’s Shareholders Agreement

5.1	Opinion of Latham & Watkins (UK) LLP as to the validity of the Class A ordinary shares of ReNew Energy Global plc

5.2	Opinion of Skadden, Arps, Slate, Meagher & Flom (UK) LLP as to the validity of the warrants of ReNew Energy Global plc

8.1#	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. federal income tax matters

10.1#	Form of Registration Rights, Coordination and Put Option Agreement

10.2#	Form of Employment Agreement between ReNew Global and Sumant Sinha

10.3#	Form of Indemnification Agreement between ReNew Global and each director and executive officer of ReNew Global

Exhibit Number	Description

10.4#	Investment Management Trust Agreement, dated December 9, 2021, by and between RMG II and Continental Stock Transfer & Trust Company

10.5#	Form of the Subscription Agreement by and among ReNew Global, RMG II and certain subscribers (included as Annex C to the proxy statement/prospectus)

10.6#	2022 Masala Bonds: Indentures of ReNew Solar Energy (Karnataka) Private Limited dated February 17, 2017 for the Rs. 2,680,000,000 10.629% Senior Secured Bonds due 2022

10.7#	2022 Masala Bonds: Indenture of ReNew Solar Energy (Karnataka) Private Limited dated February 17, 2017 for the Rs. 1,450,000,000 10.629% Senior Secured Bonds due 2022

10.8#	2022 Masala Bonds: Indenture of ReNew Solar Energy (Karnataka) Private Limited dated February 17, 2017 for the Rs. 3,400,000,000 10.629% Senior Secured Bonds due 2022

10.9#	2022 Masala Bonds: Indenture of ReNew Solar Energy (Karnataka) Private Limited dated February 17, 2017 for the Rs. 1,670,000,000 10.629% Senior Secured Bonds due 2022

10.10#	2022 Masala Bonds: Indenture of ReNew Wind Energy (MP Two) Private Limited dated February 17, 2017 for the Rs. 3,690,000,000 10.629% Senior Secured Bonds due 2022

10.11#	2022 Masala Bonds: Indenture of ReNew Wind Energy (Rajkot) Private Limited dated February 17, 2017 for the Rs. 6,510,000,000 10.629% Senior Secured Bonds due 2022

10.12#	2022 Masala Bonds: Indenture of ReNew Wind Energy (Shivpur) Private Limited dated February 17, 2017 for the Rs. 10,910,000,000 10.629% Senior Secured Bonds due 2022

10.13#	2022 Masala Bonds: Indenture of ReNew Wind Energy (Welturi) Private Limited dated February 17, 2017 for the Rs. 1,490,000,000 10.629% Senior Secured Bonds due 2022

10.14#	2024 Notes: Indentures of Kanak Renewables Limited, Rajat Renewables Limited, ReNew Clean Energy Private Limited, ReNew Saur Urja Private Limited, ReNew Solar Energy (Telangana) Private Limited, ReNew Wind Energy (Budh 3) Private Limited, ReNew Wind Energy (Devgarh) Private Limited and ReNew Wind Energy (Rajasthan 3) Private Limited dated March 12, 2019, March 26, 2019 and October 3, 2019 for the $900,000,000 aggregate principal amount of 6.67% Senior Secured Notes due March 12, 2024

10.15#	2022 Notes: Indenture of ReNew India dated September 12, 2019 for the $300,000,000 6.45% Senior Secured Notes due September 27, 2022

10.16#	2027 Notes: Indenture of ReNew India dated January 29, 2020 for the $450,000,000 5.875% Senior Secured Notes due March 5, 2027.

10.17#	2027 NCDs: Debenture trust deeds of Bhumi Prakash Private Limited, Bidwal Renewable Private Limited, Pugalur Renewable Private Limited, ReNew Wind Energy (AP) Private Limited, ReNew Wind Energy (AP 3) Private Limited, ReNew Wind Energy (Maharashtra) Private Limited, ReNew Wind Energy (MP Three) Private Limited, ReNew Wind Energy (Rajasthan Four) Private Limited, Shruti Power Projects Private Limited, Tarun Kiran Bhoomi Private Limited and Zemira Renewable Energy Limited dated October 29, 2020 for the Rs. 23,910,550,000 aggregate principal amount of 8.458% Senior Secured Non-Convertible Debentures due October 29, 2027.

10.18#	2030 Notes: Debenture trust deeds of ReNew Solar Energy (Karnataka) Private Limited, ReNew Solar Energy (TN) Private Limited, ReNew Wind Energy (Karnataka) Private Limited, ReNew Wind Energy (MP Two) Private Limited, ReNew Wind Energy (Rajkot) Private Limited, ReNew Wind Energy (Shivpur) Private Limited and ReNew Wind Energy (Welturi) Private Limited dated March 25, 2021 for the Rs. 33,700,500,000 aggregate principal amount of 6.028% Senior Secured Non-Convertible Debentures due March 26, 2030.

Exhibit Number	Description

10.19#	2028 Notes: Indenture and supplemental indenture of ReNew Wind Energy (AP 2) Private Limited, Ostro Jaisalmer Private Limited, Ostro Urja Wind Private Limited, Ostro Madhya Wind Private Limited, Badoni Power Private Limited, AVP Powerinfra Private Limited, Prathamesh Solarfarms Limited, Ostro Anantapur Private Limited, Ostro Mahawind Power Private Limited and ReNew Wind Energy Delhi Private Limited dated April 14, 2021 and May 7, 2021 for the $585,000,000 4.50% Senior Secured Notes due July 14, 2028.

10.20#	Form of employment agreement with executive officers other than Sumant Sinha.

10.21#	Form of the Non-Employee Director 2021 Incentive Award Plan

10.22#	Form of the 2021 Incentive Award Plan

10.23#	Form of the grant letters under the 2021 Incentive Award Plan and Non-Employee 2021 Incentive Award Plan

21.1#	List of subsidiaries of ReNew Global

23.1	Consent of S.R. Batliboi & Co. LLP

23.2	Consent of Marcum LLP

23.3#	Consent of IHS Markit

23.4	Consent of Latham & Watkins (UK) LLP (included in Exhibit 5.1)

23.5	Consent of Skadden, Arps, Slate, Meagher & Flom (UK) LLP (included in Exhibit 5.2)

24.1	Powers of Attorney (included in signature pages of the registration statement)

99.1	Form of Proxy Card

99.2#	Consent of director nominee — Sumantra Chakrabarti

99.3#	Consent of director nominee — Michael Bruun

99.4#	Consent of director nominee — Robert S. Mancini

99.5#	Consent of director nominee — Ram Charan

99.6#	Consent of director nominee — Vanitha Narayanan

99.7#	Consent of director nominee — Sumant Sinha

99.8#	Consent of director nominee — Anuj Girotra

99.9#	Consent of director nominee — Manoj Singh

99.10#	Consent of director nominee — Michelle Robyn Grew

99.11#	Consent of director nominee — Projesh Banerjea

#	Previously filed

Item 22. Undertakings

The undersigned registrant hereby undertakes:

•	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

•

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

•	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

•

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the state of New Delhi, India on the twenty second day of July 2021.

RENEW ENERGY GLOBAL PLC

By:	/s/ Sumant Sinha

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Sumant Sinha, D. Muthukumaran, Samir Rambihari Rai and Sanjeev Bedi, each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form F-4, or other appropriate form, and all amendments thereto, including post-effective amendments, of ReNew Energy Global plc, and to file the same, with all exhibits thereto, and other document in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Sumant Sinha	Director and Chief Executive Officer	July 22, 2021

/s/ Samir Rambihari Rai	Director	July 22, 2021

/s/ Sanjeev Bedi	Director	July 22, 2021

/s/ D.Muthukumaran	Chief Financial Officer	July 22, 2021

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of ReNew Energy Global plc, has signed this registration statement in the City of New York, State of New York, on July 22, 2021.

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice-President on behalf of Cogency Global Inc.